Exhibit 10.1
EXECUTION VERSION
$800,000,000
CREDIT AGREEMENT
dated as of December 17, 2010,
among
NOVELIS INC.,
as Parent Borrower,
NOVELIS CORPORATION
as U.S. Borrower,
THE OTHER U.S. SUBSIDIARIES OF PARENT BORROWER
PARTY HERETO AS U.S. BORROWERS,
NOVELIS UK LTD,
as U.K. Borrower,
NOVELIS AG,
as Swiss Borrower,
AV METALS INC.,
THE OTHER GUARANTORS PARTY HERETO,
THE LENDERS PARTY HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral Agent, Issuing Bank, and U.S. Swingline Lender,
THE ROYAL BANK OF SCOTLAND PLC,
as European Swingline Lender,
and
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A.,
THE ROYAL BANK OF SCOTLAND PLC,
UBS SECURITIES LLC
as Co-Syndication Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Lead Arranger
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC
RBS SECURITIES INC.
UBS SECURITIES LLC
as Joint Bookmanagers

i

Page
SECTION 5.03 Existence; Businesses and Properties	166
SECTION 5.04 Insurance	166
SECTION 5.05 Taxes	168
SECTION 5.06 Employee Benefits	168
SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings; Field Examinations and Appraisals SECTION 5.08 Use of Proceeds	169 170
SECTION 5.09 Compliance with Environmental Laws; Environmental Reports	170
SECTION 5.10 Indenture Permitted Debt	170
SECTION 5.11 Additional Collateral; Additional Guarantors	170
SECTION 5.12 Security Interests; Further Assurances	173
SECTION 5.13 Information Regarding Collateral	174
SECTION 5.14 Affirmative Covenants with Respect to Leases	175
SECTION 5.15 Ten Non-Bank Regulations and Twenty Non-Bank Regulations	175
SECTION 5.16 Post-Closing Covenants	175
SECTION 5.17 Designation of Subsidiaries	175

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01 Indebtedness	176
SECTION 6.02 Liens	182
SECTION 6.03 Sale and Leaseback Transactions	186
SECTION 6.04 Investments, Loan and Advances	186
SECTION 6.05 Mergers, Amalgamations and Consolidations	189
SECTION 6.06 Asset Sales	191
SECTION 6.07 Cash Pooling Arrangements	194
SECTION 6.08 Dividends	194
SECTION 6.09 Transactions with Affiliates	196
SECTION 6.10 Minimum Consolidated Fixed Charge Coverage Ratio	197
SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries	197 198
SECTION 6.13 Issuance of Disqualified Capital Stock	199
SECTION 6.14 Parent Borrower	200
SECTION 6.15 Business	200
SECTION 6.16 Limitation on Accounting Changes	200
SECTION 6.17 Fiscal Year	200
SECTION 6.18 Margin Rules	200
SECTION 6.19 No Further Negative Pledge	201
SECTION 6.20 Anti-Terrorism Law; Anti-Money Laundering	201
SECTION 6.21 Embargoed Persons	202
SECTION 6.22 Forward Share Sale Agreement and Support Agreement	202

v

Page
SECTION 11.30 Credit Inquiries	255
SECTION 11.31 Relationship with Lenders	255
SECTION 11.32 No Advisory or Fiduciary Responsibility	255
SECTION 11.33 Marshaling; Payments Set Aside	256
SECTION 11.34 One Obligation	256

ANNEXES
Annex I	Revolving Commitments
Annex II	Applicable Margin
Annex III	Mandatory Cost Formula

SCHEDULES
Schedule 1.01(a)	Refinancing Indebtedness to Be Repaid
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 1.01(c)	Applicable Jurisdiction Requirements
Schedule 1.01(d)	Specified Account Debtors
Schedule 1.01(e)	Excluded Collateral Subsidiaries
Schedule 1.01(f)	Excluded Subsidiaries
Schedule 1.01(g)	Joint Venture Subsidiaries
Schedule 1.01(h)	Agent’s Account
Schedule 2.18(a)	Existing Letters of Credit
Schedule 2.18(b)	Existing Commerzbank Letters of Credit
Schedule 2.21	Lenders to Swiss Borrower
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.17	Pension Matters
Schedule 3.19	Insurance
Schedule 3.21	Material Documents
Schedule 3.24	Location of Material Inventory
Schedule 4.01(g)	Local and Foreign Counsel
Schedule 4.01(o)(iii)	Title Insurance Amounts
Schedule 5.11(b)	Certain Subsidiaries
Schedule 5.16	Post-Closing Covenants
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 9.01(b)	Cash Management

EXHIBITS
Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Landlord Access Agreement
Exhibit H	Form of LC Request
Exhibit I	Form of Borrowing Base Certificate
Exhibit J	Form of Mortgage
Exhibit K-1	Form of Revolving Note
Exhibit K-2	Form of European Swingline Note
Exhibit L-1	Form of Perfection Certificate

Exhibit L-2	Form of Perfection Certificate Supplement
Exhibit M-1	Form of U.S. Security Agreements
Exhibit M-2	Form of Canadian Security Agreements
Exhibit M-3	Form of U.K. Security Agreements
Exhibit M-4	Form of Swiss Security Agreements
Exhibit M-5	Form of German Security Agreements
Exhibit M-6	Form of Irish Security Agreements
Exhibit M-7	Form of Brazilian Security Agreements
Exhibit M-8	Form of Luxembourg Security Agreements
Exhibit M-9	Form of Madeira Security Agreements
Exhibit M-10	Form of French Security Agreements
Exhibit N	Form of Opinion of Company Counsel
Exhibit O	Form of Solvency Certificate
Exhibit P	Form of Intercompany Note

CREDIT AGREEMENT
     This CREDIT AGREEMENT (this “Agreement”), dated as of December 17, 2010, is among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower signatory hereto as borrowers (each, an “Initial U.S. Borrower” and, collectively, the “Initial U.S. Borrowers”), NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596 (the “U.K. Borrower”), and NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland (the “Swiss Borrower” and, together with the Parent Borrower, the U.S. Borrowers, and the U.K. Borrower, the “Borrowers”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in ARTICLE I), the Lenders, BANK OF AMERICA, N.A., as Issuing Bank, BANK OF AMERICA, N.A., as U.S. swingline lender (in such capacity, “U.S. Swingline Lender”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Secured Parties and each Issuing Bank, BANK OF AMERICA, N.A., as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and each Issuing Bank, and THE ROYAL BANK OF SCOTLAND PLC, as European swingline lender (in such capacity, “European Swingline Lender”).
WITNESSETH:
     Borrowers have requested that Lenders provide a credit facility to Borrowers to finance the mutual and collective business enterprise of the Loan Parties. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Defined Terms. As used in this Agreement (including the preamble), the following terms shall have the meanings specified below:
     “Accepting Lenders” shall have the meaning assigned to such term in Section 11.02(g).
     “Account Debtor” shall mean, “Account Debtor,” as such term is defined in the UCC.
     “Accounts” shall mean all “accounts,” as such term is defined in the UCC, in which such Person now or hereafter has rights.
     “Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property and assets or business of any Person, or of any business unit, line of business or division of any Person or assets constituting a business unit, line of business or division of any other Person (other than a Person that is a

Restricted Subsidiary on the Closing Date), (b) acquisition of in excess of 50% of the Equity Interests of any Person or otherwise causing a person to become a Restricted Subsidiary of the acquiring Person (other than in connection with the formation or creation of a Restricted Subsidiary of the Parent Borrower by any Company), or (c) merger, consolidation or amalgamation, whereby a person becomes a Restricted Subsidiary of the acquiring person, or any other consolidation with any Person, whereby a Person becomes a Restricted Subsidiary of the acquiring Person.
     “Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition, whether paid in cash, properties, any assumption of Indebtedness or otherwise (other than by the issuance of Qualified Capital Stock of Holdings permitted to be issued hereunder) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under U.S. GAAP at the time of such sale to be established in respect thereof by Holdings, the Parent Borrower or any of its Restricted Subsidiaries.
     “Act” shall have the meaning assigned to such term in Section 11.13.
     “Activation Notice” has the meaning assigned to such term in Section 9.01(c).
     “Additional Lender” shall have the meaning assigned to such term in Section 2.23(a).
     “Additional Senior Secured Indebtedness” shall mean any Indebtedness incurred in reliance of Section 6.01(u).
     “Additional Senior Secured Indebtedness Documents” shall mean all documents executed and delivered with respect to the Additional Senior Secured Indebtedness or delivered in connection therewith.
     “Adjusted EURIBOR Rate” shall mean, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the sum of (a) (i) the EURIBOR Rate for such EURIBOR Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such EURIBOR Borrowing for such Interest Period plus, (b) without duplication of any increase in interest rate attributable to Statutory Reserves pursuant to the foregoing clause (ii), the Mandatory Cost (if any).
     “Adjusted LIBOR Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the sum of (a) (i) the LIBOR Rate for such Eurocurrency Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Eurocurrency Borrowing for such Interest Period plus, (b) without duplication of any increase in interest rate attributable to Statutory Reserves pursuant to the foregoing clause (ii), the Mandatory Cost (if any).
     “Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to ARTICLE X.
     “Administrative Borrower” shall mean Novelis Inc., or any successor entity serving in that role pursuant to Section 2.03(b).
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.
     “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of the voting power of the total outstanding Voting Stock of the person specified or (ii) any person that is an executive officer or director of the person specified.
     “Agent Indemnitees” shall mean the Agents (and any sub-agent thereof) and their officers, directors, employees, Affiliates, agents and attorneys.
     “Agent Professionals” shall mean attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by any Agent.
     “Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean either of them.
     “Agent’s Account” shall have the meaning assigned to such term in Schedule 1.01(h).
     “Agreement” shall have the meaning assigned to such term in the preamble hereto.
     “Alternate Currency” shall mean each of euros and GBP and, with regard only to European Swingline Loans, Swiss francs.
     “Alternate Currency Equivalent” shall mean, as to any amount denominated in Dollars as of any date of determination, the amount of the applicable Alternate Currency that could be purchased with such amount of Dollars based upon the Spot Selling Rate.
     “Alternate Currency Letter of Credit” shall mean any Letter of Credit to the extent denominated in an Alternate Currency.
     “Alternate Currency Revolving Loan” shall mean each Revolving Loan denominated in an Alternate Currency.
     “Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

     “Applicable Administrative Borrower” shall mean the Administrative Borrower and/or the European Administrative Borrower, as the context may require.
     “Applicable Eligible Jurisdiction” shall mean (i) in the case of Eligible Accounts or Eligible Inventory of the U.S. Borrowers, the United States, Canada and, in the case of Eligible Accounts only, Puerto Rico, (ii) in the case of Eligible Accounts or Eligible Inventory of the Canadian Loan Parties, Canada and the United States, (iii) in the case of Eligible Accounts of an Eligible European Loan Party (other than Swiss Borrower), an Applicable European Jurisdiction, the United States and Canada, (iv) in the case of Eligible Accounts of the Swiss Borrower, Germany, the United States, Canada or such other Applicable European Jurisdiction as the Administrative Agent may approve in its Permitted Discretion and (v) in the case of Eligible Accounts of the U.S. Borrowers or of the Canadian Loan Parties with respect to which either (x) the Account Debtor’s senior unsecured debt rating is at least BBB- by S&P and Baa3 by Moody’s or (y) the Account Debtor’s credit quality is acceptable to the Administrative Agent, such Applicable European Jurisdictions, as may be approved by the Administrative Agent.
     “Applicable European Jurisdiction” shall mean Germany, United Kingdom, France, Netherlands, Italy, Ireland, Belgium, Spain, Sweden, Finland, Austria, Denmark, Greece, Portugal, Luxembourg, and Switzerland or any other country that from time to time is a Participating Member State that is approved by the Administrative Agent in its Permitted Discretion as an “Applicable European Jurisdiction”.
     “Applicable Fee” shall mean, (i) for any day during the period from the Closing Date through March 31, 2011, a rate equal to 0.625% per annum and (ii) thereafter, the Applicable Fee shall be adjusted on each Adjustment Date (as defined below) as follows: if the average daily aggregate utilized amount of the Revolving Commitments of the Lenders for the immediately preceding fiscal quarter was (A) greater than 67% of the average daily aggregate amount of the Lenders’ Revolving Commitments during such preceding fiscal quarter, a rate equal to 0.375% per annum, (B) greater than 33% and less than or equal to 67% of the average daily aggregate amount of the Lenders’ Revolving Commitments during such preceding fiscal quarter, a rate equal to 0.50% per annum, and (C) less than or equal to 33% of the average daily aggregate amount of the Lenders’ Revolving Commitments during such fiscal quarter, a rate equal to 0.625% per annum. Each change in the Applicable Fee shall be effective as of the first day of each fiscal quarter during the term hereof commencing April 1, 2011 (each such date, an “Adjustment Date”). For purposes of computing the Applicable Fee with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, Swingline Exposure and LC Exposure of such Lender.
     “Applicable Law” shall mean all laws, rules, regulations and legally binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
     “Applicable LC Applicant” shall mean the Administrative Borrower, Parent Borrower and/or the European Administrative Borrower, as the context may require.

     “Applicable Margin” shall mean, for any day, with respect to any Revolving Loan or Swingline Loan, as the case may be, the applicable percentage set forth in Annex II under the appropriate caption.
     “Approved Currency” shall mean each of Dollars and each Alternate Currency.
     “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Approved Member State” shall mean Belgium, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Spain, Sweden and the United Kingdom.
     “Arranger” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger.
     “Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property, excluding sales of Inventory and dispositions of cash and Cash Equivalents, in each such excluded case, which are in the ordinary course of business, by Holdings, the Parent Borrower or any of its Restricted Subsidiaries, or (b) any issuance of any Equity Interests of any Restricted Subsidiary of the Parent Borrower.
     “Asset Swap” shall mean the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between any Company and another person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 2.10(c).
     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at the rate implicit in the lease) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
     “Auditor’s Determination” shall have the meaning assigned to such term in Section 7.11(b).
     “Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.18(a)(v).
     “AV Metals” shall mean AV Metals Inc., a corporation formed under the Canada Business Corporations Act.

     “Availability Conditions” shall mean that, with respect to any Proposed Transaction, each of the following conditions are satisfied, as applicable:
     (a) both immediately prior to and after giving effect to such Proposed Transaction, no Default shall have occurred and be continuing; and
     (b) when used with regard to Section 6.08 (Dividends), immediately after giving effect to such Proposed Transaction, (i)(A) Excess Availability on the date such Proposed Transaction is consummated and (B) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $280,000,000 and 35% of the Total Revolving Commitment or (ii)(A)(1) Excess Availability on the date such Proposed Transaction is consummated and (2) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $200,000,000 and 25% of the Total Revolving Commitment and (B) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recent fiscal quarter (on a trailing four quarter basis, on a Pro Forma Basis after giving effect to each such Proposed Transaction as if such Proposed Transaction occurred on the first day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) and (b)) shall not be less than 1.1 to 1.0; or
     (c) when used with regard to Section 6.11 (Prepayments of other Indebtedness, etc.), immediately after giving effect to such Proposed Transaction, (i)(A) Excess Availability on the date such Proposed Transaction is consummated and (B) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $200,000,000 and 25% of the Total Revolving Commitment or (ii)(A)(1) Excess Availability on the date such Proposed Transaction is consummated and (2) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $160,000,000 and 20% of the Total Revolving Commitment and (B) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recent fiscal quarter (on a trailing four quarter basis, on a Pro Forma Basis after giving effect to each such Proposed Transaction as if such Proposed Transaction occurred on the first day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) and (b)) shall not be less than 1.1 to 1.0; or
     (d) for all other Proposed Transactions, immediately after giving effect to such Proposed Transaction, (i)(A) Excess Availability on the date such Proposed Transaction is consummated and (B) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $240,000,000 and 30% of the Total Revolving Commitment or (ii)(A)(1) Excess Availability on the date such Proposed Transaction is consummated and (2) average daily Excess Availability for the 30 day period immediately preceding such Proposed Transaction (assuming such Proposed Transaction occurred on the first day of such 30 day period), in each case is greater than or equal to the greater of $160,000,000 and 20% of the Total Revolving Commitment and (B) the Consolidated Fixed Charge Coverage Ratio as of the end of the most recent fiscal quarter (on a trailing four quarter basis, on a Pro Forma Basis after giving effect to each such Proposed Transaction as if such Proposed Transaction occurred on the first day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) and (b)) shall not be less than 1.1 to 1.0; and
     (e) in each case, prior to undertaking any Proposed Transaction involving (i) payment of a Dividend of $25,000,000 or more or (ii) any payment (or transfer of property having a fair market value) of $100,000,000 or more, the Loan Parties shall deliver to the Administrative Agent an Officer’s Certificate demonstrating in reasonable details the satisfaction of the conditions contained in clause (b), (c) or (d) above, as applicable.
     “Availability Reserve” shall mean reserves established from time to time by the Administrative Agent pursuant to Section 2.01(d) or otherwise in accordance with this Agreement, with respect to potential cash liabilities of the Borrowers and Borrowing Base Guarantors, costs, expenses or other amounts that may be charged against the Revolving Credit Priority Collateral prior to payment of the Obligations, and including reserves of the type described in clauses (i), (ii), (iii), (v) and (vi) of Section 2.01(d).
     “Available Amount” shall have the meaning assigned to such term in Section 7.12(a).
     “Average Quarterly Excess Availability” shall mean, as of any date of determination, the average daily Excess Availability for the three-fiscal month period immediately preceding such date (with the Borrowing Base for any day during such period calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day). Average Quarterly Excess Availability shall be calculated by the Administrative Agent and such calculations shall be presumed to be correct, absent manifest error.
     “Bailee Letter” shall mean an agreement in form substantially similar to Exhibit 7 to the U.S. Security Agreement or otherwise in form and substance reasonably satisfactory to the Collateral Agent.
     “Bank of America” shall mean Bank of America, N.A., a national banking association, and its successors.
     “Bank of America Indemnitees” shall mean Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.
     “Bank Product” shall mean any of the following products, services or facilities extended to any Company by a Lender or any of its Affiliates: (a) Cash Management Services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by any Company, other than Letters of Credit and Hedging Agreements.
     “Bank Product Agreement” shall mean any agreement related to Bank Products or Secured Bank Product Obligations.

     “Bank Product Debt” shall mean Indebtedness and other obligations of an Loan Party relating to Bank Products.
     “Bank Product Reserve” shall mean the aggregate amount of reserves established by Administrative Agent from time to time in respect of Secured Bank Product Obligations.
     “Bankruptcy Code” shall mean Title 11 of the United States Code.
     “Base Rate” shall mean, for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the Adjusted LIBOR Rate for a 30 day interest period as determined on such day, plus 1.0%.
     “Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Loans.
     “Base Rate Loan” shall mean any Base Rate Revolving Loan or U.S. Swingline Loan.
     “Base Rate Revolving Loan” shall mean any U.S. Revolving Loan bearing interest at a rate determined by reference to the Base Rate.
     “Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” shall each have the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act.
     “Blocked Account” shall mean shall have the meaning assigned to such term in Section 9.01.
     “Blocked Loan Party” shall have the meaning assigned to such term in Section 2.22.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
     “Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers (or the functional equivalent) of such person, (iii) in the case of any limited partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
     “Borrowers” shall have the meaning assigned to such term in the preamble hereto. Unless the context otherwise requires, each reference in this Agreement to “each Borrower” or “the applicable Borrower” shall be deemed to be a reference to (w) each U.S. Borrower on a joint and several basis, (x) the Parent Borrower, (y) the U.K. Borrower and/or (z) the Swiss Borrower, as the case may be.
     “Borrowing” shall mean (a) Revolving Loans to one of (w) the U.S. Borrowers, jointly and severally, (x) Parent Borrower, (y) U.K. Borrower or (z) Swiss Borrower, in each case of the same currency, Class, Sub-Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans and EURIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

     “Borrowing Base” shall mean the U.S. Borrowing Base, the Canadian Borrowing Base, the U.K. Borrowing Base, the Swiss Borrowing Base and/or the Total Borrowing Base, as the context may require.
     “Borrowing Base Certificate” shall mean an Officer’s Certificate from Administrative Borrower, substantially in the form of (or in such other form as may, from time to time, be mutually agreed upon by Administrative Borrower, Collateral Agent and Administrative Agent), and containing the information prescribed by Exhibit I, delivered to the Administrative Agent and the Collateral Agent setting forth the Administrative Borrower’s calculation of the Borrowing Base.
     “Borrowing Base Guarantor” shall mean (a) as of the Closing Date, each Canadian Guarantor and (b) in addition thereafter, any other Wholly Owned Subsidiary of Parent Borrower that (i) is organized in Canada or Switzerland or incorporated in England and Wales, (ii) is able to prepare all collateral reports in a comparable manner to the Parent Borrowers’ reporting procedures and (iii) has executed and delivered to Administrative Agent a joinder agreement hereto and such joinder agreements to guarantees, contribution and set-off agreements and other Loan Documents as Administrative Agent has reasonably requested (all of which shall be in form and substance acceptable to, and provide a level of security and guaranty acceptable to, Administrative Agent in its Permitted Discretion), so long as Administrative Agent has received and approved, in its Permitted Discretion, (A) a collateral audit conducted by an independent appraisal firm reasonably acceptable to Administrative Agent, (B) all UCC or other search results necessary to confirm Collateral Agent’s Lien on all of such Borrowing Base Guarantor’s personal property, subject to Permitted Liens, which Lien is a First Priority Lien with regard to the Revolving Credit Priority Collateral, and (C) such customary certificates (including a solvency certificate), resolutions, financial statements, legal opinions, and other documentation as the Administrative Agent may reasonably request (including as required by Sections 5.11 and 5.12).
     “Borrowing Base Loan Party” shall have the meaning assigned to such term in Section 9.01.
     “Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
     “Brazilian Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in Brazil party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Brazil that is required to become a Guarantor pursuant to the terms hereof.
     “Brazilian Security Agreements” shall mean, collectively, any Security Agreements substantially in the form of Exhibit M-7, including all subparts thereto, among the Brazilian Guarantor and the Collateral Agent for the benefit of the Secured Parties.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York and Chicago; provided, however, that when used in connection with notices and determinations in connection with, and payments of principal and interest on or with respect to, (a) a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) an Alternate Currency Revolving Loan denominated in euros, the term “Business Day” shall also exclude any day that is not a TARGET Day (as determined in good faith by the Administrative Agent), and (c) a European Swingline Loan, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in Zurich are authorized or required by law to close.
     “Calculation Date” shall have the meaning assigned to such term in the definition of “Senior Secured Net Leverage Ratio”.
     “Canadian Borrowing Base” shall mean at any time an amount equal to the sum of the Dollar Equivalent of, without duplication:
     (i) the book value of Eligible Canadian Accounts multiplied by the advance rate of 85%, plus
     (ii) the lesser of (i) the advance rate of 75% of the Cost of Eligible Canadian Inventory, or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Canadian Inventory, minus
     (iii) any Reserves established from time to time by the Administrative Agent with respect to the Canadian Borrowing Base in accordance with Section 2.01(d) and the other terms of this Agreement.
     The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent with such adjustments as Administrative Agent deems appropriate in its Permitted Discretion to assure that the Canadian Borrowing Base is calculated in accordance with the terms of this Agreement.
     “Canadian Dollar Denominated Letter of Credit” shall have the meaning assigned to such term in Section 2.18.
     “Canadian Dollars” or “Can$” shall mean the lawful money of Canada.
     “Canadian Guarantor” shall mean Holdings (unless Holdings is released as a Guarantor pursuant to Section 7.09 upon completion of a Qualified Parent Borrower IPO), Parent Borrower and each Restricted Subsidiary of Parent Borrower organized in Canada party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Canada that becomes or is required to become a Guarantor pursuant to the terms hereof.
     “Canadian Loan Party” shall mean each of the Parent Borrower and each Canadian Guarantor.
     “Canadian Security Agreement” shall mean the Security Agreements substantially in the form of Exhibit M-2, including all subparts thereto, among the Canadian Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

     “CapEx Equity Contributions” shall mean any cash contribution on account of Qualified Capital Stock of Parent Borrower that is used within 90 days of receipt to make Capital Expenditures, provided that (i) the Administrative Borrower by notice to the Administrative Agent at the time of such cash contribution designates such funds as CapEx Equity Contributions and specifies the Capital Assets to which they will be applied, and (ii) such funds are maintained at all times by the applicable Company in a segregated Cash Collateral Account.
     “Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with U.S. GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.
     “Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by the Parent Borrower and its Restricted Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), together with the Parent Borrower’s proportionate share of such amounts for Norf GmbH for such period, but in each case excluding (solely for purposes of determining Consolidated Fixed Charge Coverage Ratio) any portion of such expenditures (i) constituting the Acquisition Consideration for acquisitions of property, plant and equipment in Permitted Acquisitions, (ii) paid for with insurance proceeds or (iii) to the extent constituting proceeds of the sale of property, plant and equipment that are used to purchase other property, plant and equipment within ninety (90) days of the receipt of such cash proceeds.
     “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under U.S. GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with U.S. GAAP. It is understood that with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting on the definitions and covenants herein, U.S. GAAP as in effect on the Closing Date shall be applied.
     “Cash Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Collateral Agent for the benefit of the Secured Parties.
     “Cash Dominion Recovery Event” shall mean, with respect to any Cash Dominion Trigger Event at any time (a) no Default or Event of Default shall have been outstanding for a period of thirty (30) consecutive days then ended and (b) Excess Availability shall be at least the greater of (i) $110,000,000 and (ii) 15.0% of the lesser of (A) the Total Revolving Commitment and (B) the then-applicable Total Borrowing Base, for a period of thirty (30) consecutive days then ended.
     “Cash Dominion Trigger Event” shall mean at any time (a) an Event of Default shall have occurred and is continuing and/or (b) Excess Availability shall for a period of three (3) consecutive Business Days be less than the greater of (i) $110,000,000 and (ii) 15.0% of the lesser of (A) the Total Revolving Commitment and (B) the then-applicable Total Borrowing Base.

     “Cash Equivalents” shall mean, as to any person, (a) securities issued or fully guaranteed or insured by the federal government of the United States, Canada, Switzerland, any Approved Member State or any agency of the foregoing, (b) marketable direct obligations issued by Canada or any province thereof, any state of the United States or the District of Columbia or any political subdivision, government-sponsored entity or instrumentality thereof that, at the time of the acquisition, are rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited, (c) certificates of deposit, Eurocurrency time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank or trust company organized under the laws of Canada or any province thereof, the United States, any state thereof, the District of Columbia, any non-U.S. bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, is rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited, (d) commercial paper of an issuer rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited, and (e) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets, the Dollar Equivalent of which exceeds $500,000,000 and (iii) is rated at least “A-2” by S&P, “P-2” by Moody’s or in the “R-2” category by the Dominion Bond Rating Service Limited; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 365 days; provided, further, that, to the extent any cash is generated through operations in a jurisdiction outside of the United States, Canada, Switzerland or an Approved Member State, such cash may be retained and invested in obligations of the type described in clause (c) applicable to such jurisdiction to the extent that such obligations are customarily used in such other jurisdiction for short term cash management purposes.
     “Cash Management Services” shall mean any services provided from time to time by any Lender or any of its Affiliates to any Company in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
     “Cash Management System” shall have the meaning assigned to such term in Section 9.01.
     “Cash Pooling Arrangements” shall mean (i) the DB Cash Pooling Arrangement, the Novelis AG Cash Pooling Agreement and the Commerzbank Cash Pooling Agreement; provided that the Commerzbank Cash Pooling Agreement shall cease to be effective not later than 180 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent) and (ii) any other cash pooling arrangements (including all documentation pertaining thereto) entered into by any Company in accordance with Section 6.07.
     “Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any expropriation, condemnation or other taking (including by any Governmental Authority) of, any property of Holdings, the Parent Borrower or any of its Restricted Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by expropriation, condemnation or other eminent domain proceedings pursuant to any requirement of Applicable

Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.
          A “Change in Control” shall be deemed to have occurred if:
     (a) At any time prior to a Qualified IPO, Hindalco ceases to be the Beneficial Owner of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of Holdings;
     (b) At any time prior to a Qualified Parent Borrower IPO, Holdings at any time ceases to be the Beneficial Owner and the direct record owner of 100% of the Equity Interests of Parent Borrower; provided that a Permitted Holdings Amalgamation shall not constitute a Change in Control;
     (c) Parent Borrower at any time ceases to be the Beneficial Owner and the direct or indirect owner of 100% of the Equity Interests of any other Borrower;
     (d) at any time a change in control (or change of control or similar event) with respect to the Parent Borrower or Novelis Corporation occurs under (and as defined in) any Material Indebtedness of any Loan Party;
     (e) (i) at any time after a Qualified IPO (other than a Qualified Parent Borrower IPO), any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Specified Holders is or becomes the Beneficial Owner (provided that for purposes of this clause (except as set forth below) such person or group shall be deemed to have Beneficial Ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of Voting Stock of Holdings representing 35% or more of the voting power of the total outstanding Voting Stock of Holdings unless the Specified Holders at all times Beneficially Own Voting Stock of Holdings representing greater voting power of the total outstanding Voting Stock of Holdings than such voting power held by such person or group; or (ii) at any time after a Qualified Parent Borrower IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Specified Holders is or becomes the Beneficial Owner (provided that for purposes of this clause (except as set forth below) such person or group shall be deemed to have Beneficial Ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of Voting Stock of Parent Borrower representing 35% or more of the voting power of the total outstanding Voting Stock of Parent Borrower unless the Specified Holders at all times Beneficially Own Voting Stock of Parent Borrower representing greater voting power of the total outstanding Voting Stock of Parent Borrower than such voting power held by such person or group; or
     (f) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings or Parent Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by the Specified Holders or by a vote of at least a majority of the members of the Board of Directors of Holdings or Parent Borrower, as the case may be, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings or Parent Borrower.
For purposes of this definition, a person shall not be deemed to have Beneficial Ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
     “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC, in which any Person now or hereafter has rights.
     “Chief Executive Office” shall mean, with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.
     “Claim” shall mean all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Secured Obligations, resignation or replacement of any Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
     “Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or European Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or European Swingline Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.23, of which such Loan, Borrowing or Commitment shall be a part.

     “Closing Date” shall mean the date of the initial Credit Extension hereunder.
     “Closing Date Distribution” shall mean (i) the payment by the Parent Borrower no later than 45 days following the Closing Date with the proceeds of loans advanced under this Agreement, the Term Loan Agreement, the New Senior Notes and/or cash on hand of a return of capital or other distribution to Holdings not to exceed $1,700,000,000 in the aggregate, and (ii) the payment by Holdings within 45 days of the Closing Date of a return of capital or other distribution to its equity holder not to exceed the amount received as a return of capital or other distribution from the Parent Borrower pursuant to clause (i) above.
     “Code” shall mean the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder.
     “Collateral” shall mean, all of the “Collateral”, “Pledged Collateral” and “Mortgaged Property” referred to in the Security Documents and all of the other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to ARTICLE X.
     “Collection Account” has the meaning assigned to such term in Section 9.01(c).
     “Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Parent Borrower or any of its Subsidiaries in the ordinary course of their businesses.
     “Commerzbank” shall mean Commerzbank AG, New York and Grand Cayman Branches and its Affiliates and their respective successors, in each case which is a Swiss Qualifying Bank.
     “Commerzbank Cash Pooling Agreement” shall mean an Agreement regarding an Automatic Cash Management System entered into between Novelis AG, the “Companies” (as defined therein) and Commerzbank Aktiengesellschaft, Berlin dated 15 January 2007, together with all ancillary documentation thereto.
     “Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment and/or European Swingline Commitment, including any Commitment pursuant to Section 2.23.
     “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
     “Commitment Letter” shall mean that certain commitment letter among the Parent Borrower, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the other commitment parties party thereto, dated as of December 6, 2010.
     “Communications” shall have the meaning assigned to such term in Section 11.01(d).

     “Companies” shall mean Holdings (unless Holdings has been released as a Guarantor pursuant to Section 7.09(d)), the Parent Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.
     “Compensation Plan” shall mean any program, plan or similar arrangement (other than employment contracts for a single individual) relating generally to compensation, pension, employment or similar arrangements with respect to which any Company, any Affiliate of any Company or any ERISA Affiliate of any of them has any obligation or liability, contingent or otherwise, under any Applicable Law other than that of the United States.
     “Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.
     “Concentration Account” shall have the meaning assigned to such term in Section 9.01(c).
     “Concentration Account Bank” shall have the meaning assigned to such term in Section 9.01(c).
     “Confidential Information Memorandum” shall mean that certain confidential information memorandum of the Parent Borrower, dated November 2010.
     “Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Parent Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with U.S. GAAP.
     “Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of the Parent Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries in accordance with U.S. GAAP, but excluding (a) the current portion of any Funded Debt of the Parent Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein.
     “Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Parent Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with U.S. GAAP.
     “Consolidated EBITDA (Fixed Charge)” shall mean, for any period, the sum of (A) Consolidated Net Income (Fixed Charge) for such period, adjusted by (without duplication):
     (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:
          (a) Consolidated Interest Expense for such period,
          (b) Consolidated Amortization Expense for such period,

          (c) Consolidated Depreciation Expense for such period,
          (d) Consolidated Tax Expense for such period,
     (e) non-recurring cash expenses and charges relating to the Transactions (including, but not limited to, any premiums, fees, discounts, expenses and losses payable by the Parent Borrower in connection with any Debt Tender Offer) to the extent paid on or about the Closing Date,
     (f) restructuring charges in an amount not to exceed $15,000,000 in the aggregate during any four consecutive fiscal quarters;
     (h) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period; and
     (i) the amount of net income (loss) attributable to non-controlling interests deducted (and not added back) in computing Consolidated Net Income (Fixed Charge);
     (y) subtracting therefrom, the aggregate amount of all non-cash items increasing Consolidated Net Income (Fixed Charge) (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period; and
     (z) excluding therefrom,
     (a) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Parent Borrower or any of its Restricted Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by the Parent Borrower or any of its Restricted Subsidiaries,
     (b) remeasurement gains and losses due solely to fluctuations in currency values of non-current assets and liabilities, until such time as such gains or losses are realized,
     (c) earnings or losses resulting from any reappraisal, revaluation or write-up or write-down of assets (other than write-downs of Inventory),
     (d) any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP, and
     (e) unrealized gains and losses with respect to Hedging Obligations for such period.
     plus (B) the proportionate interest of the Parent Borrower and its consolidated Restricted Subsidiaries in non-consolidated Affiliate EBITDA for such period.

Consolidated EBITDA (Fixed Charge) shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business, dispositions where the value of the assets disposed of is less than $15,000,000 and Permitted Acquisitions where the amount of the Acquisition Consideration plus any Equity Interests constituting all or a portion of the purchase price is less than $15,000,000) consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.
Consolidated EBITDA (Fixed Charge) shall not include the Consolidated EBITDA (Fixed Charge) of any Non-consolidated Affiliate if such Non-consolidated Affiliate is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, to the extent of such prohibition.
     “Consolidated EBITDA (Leverage)” shall mean, for any period, the sum of (A) Consolidated Net Income (Leverage) for such period, adjusted by (without duplication):
     (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (Leverage) and without duplication:
(a) Consolidated Interest Expense for such period,
(b) Consolidated Amortization Expense for such period,
(c) Consolidated Depreciation Expense for such period,
(d) Consolidated Tax Expense for such period,
(e) (i) non-recurring items or unusual charges or expenses, severance, relocation costs or expenses, other business optimization expenses (including costs and expenses relating to business optimization programs), new systems design and implementation costs, project start-up costs, restructuring charges or reserves, costs related to the closure and/or consolidation of facilities and one-time costs associated with a Qualified IPO and (ii) the annualized amount of net cost savings, operating expense reductions and synergies reasonably projected by the Parent Borrower in good faith to be realized as a result of specified actions (x) taken since the beginning of the Test Period in respect of which Consolidated EBITDA (Leverage) is being determined or (y) initiated prior to or during the Test Period (in each case, which cost savings shall be added to Consolidated EBITDA (Leverage) until fully realized, but in no event for more than four fiscal quarters) (calculated on a pro forma basis as though such annualized cost savings, operating expense reductions and synergies had been realized on the first day of such Test Period, net of the amount of actual benefits realized during such Test Period from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Parent Borrower, and (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (e) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA (Leverage), whether through a pro forma adjustment or otherwise, for such Test Period; provided that the aggregate amount added to Consolidated EBITDA (Leverage) pursuant to this clause (e) shall not exceed in the aggregate 10% of Consolidated EBITDA (Leverage) for any one Test Period; provided, further that projected (and not yet realized) amounts may no longer be added in calculating Consolidated EBITDA (Leverage) pursuant to clause (ii) of this paragraph (e) to the extent occurring more than four full fiscal quarters after the specified action taken or initiated in order to realize such projected cost savings, operating expense reductions and synergies;
(f) [intentionally omitted]
(g) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (Leverage) (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period; and
(h) the amount of net income (loss) attributable to non-controlling interests deducted (and not added back) in computing Consolidated Net Income (Leverage); and
(i) Management Fees paid in compliance with Section 6.08(c);
     (y) subtracting therefrom, (a) the aggregate amount of all non-cash items increasing Consolidated Net Income (Leverage) (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period and (b) interest income; and
     (z) excluding therefrom,
     (a) gains and losses due solely to fluctuations in currency values of non-current assets and liabilities, realized gains and losses on currency derivatives related to such non-current assets and liabilities determined in accordance with U.S. GAAP for such period;
     (b) earnings or losses resulting from any reappraisal, revaluation or write-up or write-down of assets;
     (c) non-recurring or unusual gains; and
     (d) any gain or loss relating to cancellation or extinguishment of Indebtedness;
plus (B) the proportionate interest of the Parent Borrower and its consolidated Restricted Subsidiaries in Non-consolidated Affiliate EBITDA for such period.
Notwithstanding the foregoing clause (x), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income (Leverage) to compute Consolidated EBITDA (Leverage) only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income (Leverage).

Consolidated EBITDA (Leverage) shall not include the Consolidated EBITDA (Leverage) of any Non-consolidated Affiliate if such Non-consolidated Affiliate is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, to the extent of such prohibition.
     “Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) (i) Consolidated EBITDA (Fixed Charge) for such Test Period minus (ii) the aggregate amount of Capital Expenditures for such period that were not specifically funded by Indebtedness (other than a Revolving Loan or Swingline Loan) or CapEx Equity Contributions minus (iii) all cash payments in respect of income taxes (including all taxes imposed on or measured by overall net income (however denominated), and franchise taxes imposed in lieu of net income taxes) made during such period (net of any cash refund in respect of income taxes actually received during such period) to (b) Consolidated Fixed Charges for such Test Period.
     “Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of:
     (a) Consolidated Interest Expense payable in cash for such period;
     (b) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) and the principal amount of all mandatory prepayments of all Indebtedness of the Parent Borrower and its Restricted Subsidiaries based on excess cash flow of Parent Borrower and its Restricted Subsidiaries for such period;
     (c) Dividends paid in cash pursuant to Section 6.08(c) or (i); and
     (d) Management Fees (except to the extent such payments reduce Consolidated Net Income (Fixed Charge)).
     “Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Parent Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with U.S. GAAP plus, without duplication:
     (a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Parent Borrower and its Restricted Subsidiaries for such period;
     (b) commissions, discounts and other fees and charges owed by Parent Borrower or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
     (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Parent Borrower or any of its Restricted Subsidiaries for such period;
     (d) all interest paid or payable with respect to discontinued operations of Parent Borrower or any of its Restricted Subsidiaries for such period; and

     (e) the interest portion of any deferred payment obligations of Parent Borrower or any of its Restricted Subsidiaries for such period.
     “Consolidated Net Income (Fixed Charge)“ shall mean, for any period, the consolidated net income (or loss) of Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP; provided, however, that:
     (a) the net income (or loss) of any person in which any person other than the Parent Borrower and its Restricted Subsidiaries has an ownership interest (which interest does not cause the net income of such other person to be consolidated into the net income of the Parent Borrower and its Restricted Subsidiaries) shall be excluded, except to the extent actually received by the Parent Borrower or any of its Restricted Subsidiaries during such period; and
     (b) the net income (or loss) of any Restricted Subsidiary of the Parent Borrower other than a Loan Party that is subject to a prohibition on the payment of dividends or similar distributions by such Restricted Subsidiary shall be excluded to the extent of such prohibition, except the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary as a dividend or other distribution.
     For purposes of this definition of “Consolidated Net Income (Fixed Charge),” Consolidated Net Income shall be reduced (to the extent not already reduced thereby) by the amount of any payments to or on behalf of Holdings made pursuant to Section 6.08(c).
     “Consolidated Net Income (Leverage)” shall mean, for any period, the consolidated net income (or loss) of the Parent Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP; provided, however, that the following shall be excluded in the calculation of “Consolidated Net Income (Leverage)”:
     (a) any net income (loss) of any person (other than the Parent Borrower) if such person is not a Restricted Subsidiary of the Parent Borrower, except that:
     (i) subject to the exclusion contained in clause (c) below, equity of the Parent Borrower and its consolidated Restricted Subsidiaries in the net income of any such person for such period shall be included in such Consolidated Net Income (Leverage) up to the aggregate amount of cash distributed by such person during such period to the Parent Borrower or to a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b), below); and
     (ii) the equity of the Parent Borrower and its consolidated Restricted Subsidiaries in a net loss of any such person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income (Leverage);

     (b) any net income (loss) of any Restricted Subsidiary of the Parent Borrower if such Restricted Subsidiary is subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Parent Borrower, to the extent of such prohibition, except that:
     (i) subject to the exclusion contained in clause (c) below, equity of the Parent Borrower and its consolidated Restricted Subsidiaries in the net income of any such person for such period shall be included in such Consolidated Net Income (Leverage) up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in this clause (b)); and
     (ii) the equity of the Parent Borrower and its consolidated Restricted Subsidiaries in a net loss of any such person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income (Leverage);
     (c) any gain or loss realized upon the sale or other disposition of any property of the Parent Borrower or Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (provided that sales or other dispositions of assets in connection with any Qualified Securitization Transaction permitted hereunder shall be deemed to be in the ordinary course);
     (d) any extraordinary gain or loss;
     (e) the cumulative effect of a change in accounting principles;
     (f) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Parent Borrower or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holders only for Qualified Capital Stock of the Parent Borrower or Holdings;
     (g) any unrealized gain or loss resulting in such period from “Hedging Obligations” (as defined in the Term Loan Credit Agreement) or any similar term in any Term Loan Credit Agreement Refinancing Indebtedness;
     (h) any expenses or charges in such period related to the Transactions (including, but not limited to, any premiums, fees, discounts, expenses and losses payable by the Parent Borrower in connection with any “Debt Tender Offer” (as defined in the Term Loan Credit Agreement)) and any acquisition, disposition, recapitalization or the incurrence of any Indebtedness permitted hereunder, including such fees, expenses or charges related to the Transactions; and
     (i) the effects of adjustments in the property, plant and equipment, inventories, goodwill, intangible assets and debt line items in the Parent Borrower’s consolidated financial statements pursuant to U.S. GAAP resulting from the application of purchase accounting in relation to any acquisition or the amortization or write-off of any amounts thereof, net of taxes.
     “Consolidated Net Tangible Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Parent Borrower and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):
(a) the excess of cost over fair market value of assets or businesses acquired;
(b) any revaluation or other write-up in book value of assets subsequent to September 30, 2010, as a result of a change in the method of valuation in accordance with U.S. GAAP;
(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
(d) minority interests in consolidated Subsidiaries held by Persons other than the Parent Borrower or any Restricted Subsidiary of the Parent Borrower;
(e) treasury stock;
(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Equity Interests to the extent such obligation is not reflected in Consolidated Current Liabilities; and
(g) Investments in and assets of Unrestricted Subsidiaries.
     “Consolidated Tax Expense” shall mean, for any period, the tax expense of Parent Borrower and its Restricted Subsidiaries, for such period, determined on a consolidated basis in accordance with U.S. GAAP.
     “Consolidated Total Assets” shall mean at any date of determination, the total assets of Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with U.S. GAAP.
     “Consolidated Total Net Debt” shall mean, as of any date of determination and without duplication, the sum of (A) the aggregate principal amount of Indebtedness of the Parent Borrower and its Restricted Subsidiaries outstanding on such date of the type referenced in clauses (a), (b) and (f) of the definition of Indebtedness, and any Continent Obligations of the Parent Borrower and its Restricted Subsidiaries in respect of Indebtedness of any Person under clauses (a), (b) and (f) of the definition of Indebtedness, minus the aggregate amount of Unrestricted Cash on such date, plus (B) the proportionate interest of the Parent Borrower and its consolidated Restricted Subsidiaries in the Non-consolidated Affiliate Debt of each of the Non-consolidated Affiliates at any date of determination. The aggregate principal amount of such Indebtedness shall be determined according to the face or principal amount thereof, based on the amount owing under the applicable contractual obligation (without regard to any election by the Parent Borrower, Holdings or any other Person to measure an item of Indebtedness using fair value or any other discount that may be applicable under U.S. GAAP (including the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities) on a consolidated basis with respect to the Parent Borrower and its Restricted Subsidiaries in accordance with consolidation principles utilized in U.S. GAAP.
     “Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) under any guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (e) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (f) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
     “Contribution, Intercompany, Contracting and Offset Agreement” shall mean that certain Contribution, Intercompany, Contracting and Offset Agreement dated as of the date hereof by and among the Loan Parties (other than certain Foreign Subsidiaries), the Collateral Agent and the Administrative Agent.
     “Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under Section 38 or Section 47 of the Pensions Act 2004.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

     “Control Agreement” shall mean, with respect to a Deposit Account, Securities Account, or Commodity Account (each as defined in the UCC), (i) located in the United States, an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s “Control” (within the meaning of the UCC) in such account, or (ii) located in other jurisdictions, agreements with regard to such accounts establishing and perfecting the First Priority Lien of the Collateral Agent in such accounts, and effecting the arrangements set forth in Section 9.01 (to the extent required by such Section), and otherwise in form and substance reasonably satisfactory to the Collateral Agent.
     “Cost” shall mean, with respect to Inventory, the lower of (a) cost computed on a weighted average basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, (i) the Cost of the Inventory shall not include: the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Loan Party and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the historical accounting practices of the Parent Borrower and its Subsidiaries (it being understood that the Inventory Appraisal has been prepared, and each future Inventory Appraisal will be prepared, in a manner consistent with such practices).
     “Covenant Recovery Event” shall mean, with respect to any Covenant Trigger Event at any time (a) no Default or Event of Default shall have been outstanding for a period of thirty (30) consecutive days then ended and (b) Excess Availability shall be at least the greater of (i) $90,000,000 and (ii) 12.5% of the lesser of (A) the Total Revolving Commitment and (B) the then-applicable Total Borrowing Base, for a period of thirty (30) consecutive days then ended.
     “Covenant Trigger Event” shall mean as of any Business Day (a) an Event of Default shall have occurred and is continuing and/or (b) Excess Availability shall as of any date be less than the greater of (i) $90,000,000 and (ii) 12.5% of the lesser of (A) the Total Revolving Commitment and (B) the then-applicable Total Borrowing Base.
     “Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit (including assumption of Existing Letters of Credit), or the extension or renewal of any existing Letter of Credit, or an amendment of any existing Letter of Credit that increases the amount or changes the drawing conditions thereof, by any Issuing Bank.
     “Credit Protective Advance” shall have the meaning assigned to such term in Section 2.01(f).
     “DB Cash Pooling Arrangements” shall mean the cash pooling arrangements among the Parent Borrower, certain other Loan Parties and Deutsche Bank pursuant to the Transaction Banking Services Agreement among such parties and any documents ancillary thereto.
     “Debt Tender Offer” shall mean the tender offers and consent solicitations for each series of Existing Senior Notes pursuant to the Offer to Purchase and Consent Solicitation Statement of the Parent Borrower dated November 26, 2010, relating to each series of Existing Senior Notes, as in effect on the Closing Date.

     “Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, readjustment, composition, liquidation, receivership, insolvency, reorganization, examination, or similar debtor relief or debt adjustment laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” shall mean an Event of Default or an event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
     “Default Notice” shall have the meaning assigned to such term in Section 8.01(f).
     “Default Rate” shall have the meaning assigned to such term in Section 2.06(f).
     “Defaulting Lender” means, subject to Section 2.14(f), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder within three Business Days of the date required to be funded by it hereunder, absent a good faith dispute with respect to such obligation, (b) has notified the Parent Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, absent a good faith dispute with respect to such obligation, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, examiner, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     “Delegate” shall mean any delegate, agent, attorney, trustee or co-trustee appointed by the Collateral Agent or any Receiver.
     “Dilution Reserve” shall mean a reserve established by Administrative Agent in accordance with Section 2.01(d) with respect to Accounts in respect of dilution.
     “Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable other than solely for Qualified Capital Stock, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 180 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 180 days after the Maturity Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to 180 days after the Maturity Date; provided, however, that any

Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to 180 days after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the Full Payment of the Obligations.
     “Distribution” shall mean, collectively, with respect to each Loan Party, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Loan Party in respect of or in exchange for any or all of the Pledged Securities or Pledged Intercompany Notes.
     “Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes, except to the extent such payments reduce Consolidated Net Income (Fixed Charge) or Consolidated Net Income (Leverage), as applicable.
     “Dollar Denominated Loan” shall mean each Loan denominated in Dollars at the time of the incurrence thereof.
     “Dollar Equivalent” shall mean, as to any amount denominated in any currency other than Dollars as of any date of determination, the amount of Dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date; provided that (i) for purposes of (x) determining compliance with Sections 2.01, 2.02, 2.10(b), 2.17 and 2.18 and (y) calculating Fees pursuant to Section 2.05, the Dollar Equivalent of any amounts denominated in a currency other than Dollars shall be calculated on the Closing Date or the date when a subsequent Loan is made or a prepayment is required to be made, and at such other times as the Administrative Agent may elect (which may be on a daily basis), using the Spot Selling Rate therefor, (ii) for purposes of determining aggregate Revolving Exposure, the Dollar Equivalent of any Revolving Exposure denominated in a currency other than Dollars shall be calculated by the Administrative Agent on a daily basis using the Spot Selling Rate in effect for such day and (iii) the Spot Selling Rate used to make determination of any Borrowing Base as reported in any currency other than Dollars in any Borrowing Base Certificate shall be determined (x) initially by the Administrative Borrower, using the Spot Selling Rate that was in effect on the day immediately prior to the date on which such Borrowing Base Certificate is delivered to the Administrative Agent pursuant to Section 5.01(j) or Section 9.03(a), and (y) thereafter, by the Administrative Agent on a daily basis using the Spot Selling Rate as in effect from time to time, as determined by the Administrative Agent; provided, that as to amounts determined in Dollars, the Dollar Equivalent of such amount shall be such amount in Dollars.
     “Dollars” or “dollars” or “$” shall mean lawful money of the United States.
     “Eligible Accounts” shall mean, on any date of determination of the Borrowing Base, all of the Accounts owned by each Borrower and each Borrowing Base Guarantor, as applicable (including Purchased Receivables acquired by a Borrower or Borrowing Base Guarantor pursuant to a Receivables Purchase Agreement except as otherwise provided below), and reflected in the most recent Borrowing Base Certificate delivered by the Administrative Borrower to the Collateral Agent and the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies. Eligible Accounts shall not include any of the following Accounts:
          (i) any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a valid, perfected First Priority Lien;
          (ii) any Account that is not owned by a Borrower or a Borrowing Base Guarantor;
          (iii) Accounts with respect to which the Account Debtor (other than a Governmental Authority) either (A) does not maintain its Chief Executive Office in an Applicable Eligible Jurisdiction, or (B) is not organized under the laws of an Applicable Eligible Jurisdiction or any state, territory, province or subdivision thereof;
          (iv) any Account that is payable in any currency other than Dollars; provided, that (i) Eligible Canadian Accounts may also be payable in Canadian Dollars and (ii) Eligible European Accounts may also be payable in any Alternate Currency, Swiss Francs, Norwegian Kroner, Swedish Kronor, or Danish Kroner;
          (v) any Account that does not arise from the sale of goods or the performance of services by such Borrower or Borrowing Base Guarantor (or, with respect only to Accounts acquired by Swiss Borrower pursuant to a Receivables Purchase Agreement, each Receivables Seller) in the ordinary course of its business;
          (vi) any Account (a) upon which the right of a Borrower or Borrowing Base Guarantor, as applicable, to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which either a Borrower or Borrowing Base Guarantor, as applicable, is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Borrower’s or Borrowing Base Guarantor’s, as applicable, completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

          (vii) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the amount of any such defense, counterclaim, setoff or dispute shall be reflected in the applicable Borrowing Base Certificate and that the remaining balance of the Account shall be eligible;
          (viii) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered to the applicable Account Debtor;
          (ix) any Account with respect to which an invoice or electronic transmission constituting a request for payment has not been sent;
          (x) any Account that arises from a sale to any director, officer, other employee or Affiliate of any Company;
          (xi) to the extent any Company, including any Loan Party or Subsidiary, is liable for goods sold or services rendered by the applicable Account Debtor to any Company, including any Loan Party or Subsidiary, but only to the extent of the potential offset;
          (xii) any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
          (xiii) any Account that is subject to the occurrence of any of the following:
               (1) such Account has not been paid within one hundred twenty (120) days following its original invoice date or is more than sixty (60) days past due according to its original terms of sale; or
               (2) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or
               (3) a petition is filed by or against any Account Debtor obligated upon such Account under any Debtor Relief Law;
          (xiv) any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under clause (xiii) of this definition;
          (xv) any Account as to which any of the representations or warranties in, or pursuant to, the Loan Documents, or any Receivables Purchase Agreement are untrue in any material respect;
          (xvi) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

          (xvii) that portion of any Account in respect of which there has been, or should have been, established by any Borrower or Borrowing Base Guarantor or the Receivables Seller a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise;
          (xviii) any Account on which the Account Debtor is a Governmental Authority where Applicable Law imposes any requirement (including any requirement of notice, acceptance or acknowledgment by the Governmental Authority) to constitute a valid assignment as against such Governmental Authority, unless a Borrower or Borrowing Base Guarantor, as applicable, has assigned its rights to payment of such Account to the Administrative Agent (or in the case of Account acquired by a Borrower or Borrowing Base Guarantor pursuant to a Receivables Purchase Agreement, unless the Receivables Seller has assigned such rights to the purchaser, and the purchaser has further assigned such rights to Administrative Agent) pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a U.S. federal Governmental Authority or complied with such requirement pursuant to Applicable Law in the case of any other Governmental Authority (including, in the case of Canada, the Financial Administration Act);
          (xix) Accounts that are subject to (a) extended retention of title arrangements (for example, verlängerter Eigentumsvorbehalt, including a processing clause, Verarbeitungsklausel) with respect to any part of the Inventory or goods giving rise to such Account or similar arrangements under any Applicable Law to the extent of a claim that validly survives by law or contract that can effectively be enforced pursuant to such title retention arrangements or (b) that are subject to an enforceable restriction on assignment;
          (xx) with respect to Accounts of any Eligible U.K. Loan Party or any Swiss Borrowing Base Guarantor, Accounts with respect to which (i) the agreement evidencing such Accounts is not governed by the laws of Germany, Canada or any province thereof, England and Wales or any state in the United States, or the laws of such other jurisdictions acceptable to the Administrative Agent in its Permitted Discretion (each, an “Acceptable Governing Law”) or (ii) if governed by an Acceptable Governing Law, the requirements, if any, set forth on Schedule 1.01(c) hereto with respect to such Acceptable Governing Law (or the respective Accounts) are not satisfied;
          (xxi) with respect to Accounts of any Eligible U.K. Loan Party or any Swiss Borrowing Base Guarantor, Accounts where the Account Debtor either maintains its Chief Executive Office or is organized under the laws of an Applicable European Jurisdiction, the United States or Canada and the requirements, if any, set forth on Schedule 1.01(c) hereto with respect to such Account Debtor in such jurisdiction have not been satisfied;
          (xxii) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds 20% (or, with regard to Account Debtors listed on Schedule 1.01(d), such higher amount as is set forth on such Schedule) of the aggregate amount of Eligible Accounts of all Borrowers; provided that the amount excluded from Eligible Accounts because they exceed the foregoing percentage shall be determined by the Administrative Agent based upon all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

          (xxiii) any Account acquired by the Swiss Borrower pursuant to the German Receivables Purchase Agreement that is a Disqualified Receivable (as defined therein);
          (xxiv) any Account acquired by Swiss Borrower pursuant to a Receivables Purchase Agreement which is not in full force and effect or under which any party thereto has defaulted in its obligations thereunder or disaffirmed in writing its obligations thereunder;
          (xxv) any Account of the Swiss Borrower acquired pursuant to the German Receivables Purchase Agreement with respect to which notice is required to have been given pursuant to the Swiss Security Agreement, unless such notice has been given in accordance therewith; or
          (xxvi) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever (in which event the Administrative Agent shall provide notice and an opportunity to discuss in accordance with the procedures set forth in the last three sentences of Section 2.01(d), mutatis mutandis).
Notwithstanding the foregoing, no Account will be characterized as ineligible pursuant to any of the criteria set forth in paragraphs (iii), (iv), (xiii), (xiv), (xviii) through (xxv) above to the extent that the Account Debtor’s obligations thereunder are insured pursuant to a credit insurance arrangement in form and substance, and with a creditworthy insurer, all of which is satisfactory to the Administrative Agent in its sole and absolute discretion.
     “Eligible Assignee” shall mean a Person that is (a) a Lender, a U.S.-based Affiliate of a Lender or an Approved Fund; (b) any other financial institution approved by Administrative Agent and Administrative Borrower (which approval by Administrative Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5,000,000,000, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Administrative Agent in its discretion; provided that (x) no approval of Administrative Borrower shall be required prior to the earlier of (i) three months after the Closing Date and (ii) the completion of the primary syndication of the Commitments and Loans (as determined by the Arranger) (such period, the “Syndication Period”), (y) “Eligible Assignee” shall not include Holdings, any Loan Party or any of their respective Affiliates or Subsidiaries or any natural person and (z) each assignee Lender shall be subject to each other applicable requirement regarding Lenders hereunder, including Sections 2.21, 5.15 and Section 11.04 (including Section 11.04 (f)); provided, however, that during the Syndication Period and after giving effect to assignments made in connection with the primary syndication of the Commitments and Loans, there shall be no more than nine (9) non-bank lenders.
     “Eligible Canadian Accounts” shall mean the Eligible Accounts owned by the Canadian Loan Parties.

     “Eligible Canadian Inventory” shall mean the Eligible Inventory owned by the Canadian Loan Parties.
     “Eligible European Accounts” shall mean the Eligible Accounts owned by an Eligible European Loan Party.
     “Eligible European Loan Party” shall mean the U.K. Borrower, the Swiss Borrower, or any other Borrowing Base Guarantor incorporated in England and Wales.
     “Eligible German Accounts” shall mean the Eligible Accounts purchased by Swiss Borrower from a Receivables Seller pursuant to the German Receivables Purchase Agreement, including Eligible Large Customer German Accounts and Eligible Small Customer German Accounts.
     “Eligible Inventory” shall mean Inventory consisting of goods, including raw materials and work in process, held for sale by any U.S. Borrower, any Canadian Loan Party, or any Eligible U.K. Loan Party, in the ordinary course, but shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of any U.S. Borrower, Canadian Loan Party, or any Eligible U.K. Loan Party that:
          (i) the Collateral Agent, on behalf of Secured Parties, does not have a valid, perfected First Priority Lien on;
          (ii) (1) is stored at a leased location, unless either (x) a Landlord Access Agreement has been delivered to the Collateral Agent, or (y) a Rent Reserve has been established with respect thereto or (2) is stored with a bailee or warehouseman (including Inventory stored or located at the Logan Location, whether Logan has possession as a warehouseman, bailee, consignee or otherwise) unless either (x) an acknowledged Bailee Letter has been delivered to the Collateral Agent and (in the case of a bailee that is a merchant in goods of that kind) the applicable Loan Party has filed appropriate UCC (or comparable) filings to perfect its interest in such Inventory or (y) a Rent Reserve has been established with respect thereto; provided that this clause (ii) shall not apply to any Inventory (A) constituting Vendor Managed Inventory in the aggregate for all such locations of less than the greater of 10% of Eligible Inventory and $20,000,000, or (B) located in any jurisdiction outside of the United States or Canada where such agreements are not customary;
          (iii) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Collateral Agent is in place with respect to such Inventory;
          (iv) is covered by a negotiable document of title, unless such document has been delivered to the Collateral Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agent and the Lenders and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with;
          (v) is to be returned to suppliers;
          (vi) is obsolete (excluding items that can be recycled as scrap), unsalable, shopworn, seconds, damaged or unfit for sale;

          (vii) consists of display items, samples or packing or shipping materials, manufacturing supplies, work-in-process Inventory (other than work-in-process Inventory that is in saleable form as reflected in the most recent Inventory Appraisal) or replacement parts;
          (viii) is not of a type held for sale in the ordinary course of any U.S. Borrower’s, Eligible U.K. Loan Party’s, or Canadian Loan Party’s, as applicable, business;
          (ix) breaches in any material respect any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;
          (x) consists of Hazardous Material;
          (xi) is not covered by casualty insurance maintained as required by Section 5.04;
          (xii) is subject to any licensing arrangement the effect of which would be to limit the ability of Collateral Agent, or any person selling, leasing or otherwise disposing of, the Inventory on behalf of Collateral Agent, to complete or sell, lease or otherwise dispose of such Inventory in enforcement of the Collateral Agent’s Liens, without further consent or payment to the licensor or any other third party;
          (xiii) is subject to an asserted claim of infringement or other violation (whether as a result of an “invitation to license” or the like) of any third party’s Intellectual Property Rights, but only to the extent of such claim;
          (xiv) is not at a location within the United States, Canada, or England and Wales scheduled on Schedule 3.24 (as updated from time to time in accordance with Section 5.13), except in accordance with Section 5.13, unless in transit between locations permitted by Section 5.13 or as otherwise permitted by clause (xv);
          (xv) is in transit with a common carrier from vendors and suppliers, provided Inventory in transit from vendors and suppliers may be included as eligible pursuant to this clause (xv) so long as (i) the Administrative Agent shall have received evidence of satisfactory casualty insurance naming the Collateral Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, (ii) such Inventory is located in the United States, Canada or England and Wales, (iii) such Inventory is not “on-the-water”; and (iv) such Inventory is in transit for not more than 48 hours; provided that up to $15,000,000 of Inventory in transit by rail for longer periods may be included as “Eligible Inventory” and (v) the common carrier is not an Affiliate of the applicable vendor or supplier;
          (xvi) with respect to Inventory of any U.K. Borrower or any other Borrowing Base Guarantor incorporated in England and Wales, Inventory any part of which is subject to valid retention of title provisions to the extent of such claim; or
          (xvii) which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable for any reason whatsoever (in which event the Administrative Agent shall provide notice and an opportunity to discuss in accordance with the procedures set forth in the last three sentences of Section 2.01(d), mutatis mutandis).

     “Eligible Large Customer German Accounts” shall mean Eligible German Accounts for which a “Large Customer” (as defined in the German Receivables Purchase Agreement) is the Account Debtor.
     “Eligible Small Customer German Accounts” shall mean all Eligible German Accounts other than Eligible Large Customer German Accounts.
     “Eligible Swiss Accounts” shall mean Eligible German Accounts and Eligible Swiss Subsidiary Accounts.
     “Eligible Swiss Subsidiary Accounts” shall mean the Eligible Accounts purchased by Swiss Borrower from a Receivables Seller pursuant to a Swiss Receivables Purchase Agreement; provided that the eligibility of such accounts shall be subject to (i) execution and delivery of a Swiss Receivables Purchase Agreement and related documentation satisfactory, each in form and substance satisfactory to the Administrative Agent, (ii) completion of field examinations with regard to such Receivables Sellers, (iii) such other documentation as Administrative Agent may request, including legal opinions and certificates, and (iv) such other conditions precedent and eligibility criteria as may be established by the Administrative Agent in its sole discretion, which may include any item referred to in clauses (y) and (z) of Section 11.02(h).
     “Eligible U.K. Accounts” shall mean the Eligible Accounts owned by an Eligible U.K. Loan Party.
     “Eligible U.K. Inventory” shall mean the Eligible Inventory owned by an Eligible U.K. Loan Party.
     “Eligible U.K. Loan Party” shall mean the U.K. Borrower or any other Borrowing Base Guarantor incorporated in England and Wales.
     “Eligible U.S. Accounts” shall mean the Eligible Accounts owned by the U.S. Borrowers.
     “Eligible U.S. Inventory” shall mean the Eligible Inventory owned by the U.S. Borrowers.
     “Embargoed Person” shall have the meaning assigned to such term in Section 6.21.
     “Enforcement Action” shall mean any action to enforce any Secured Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in a Loan Party’s Insolvency Proceeding, or otherwise).
     “Engagement Letter” shall mean that certain engagement letter among the Parent Borrower, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, and the other financial institutions party thereto, dated as of November 30, 2010.
     “Environment” shall mean the natural environment, including air (indoor or outdoor), surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
     “Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other formal communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to the Environment or to human health or safety relating to or arising out of the use of, exposure to or Releases or threatened Releases of Hazardous Material.
     “Environmental Law” shall mean any and all treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other legally binding requirements, and the common law, relating to protection of human health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.
     “Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.
     “Equipment” shall mean “equipment,” as such term is defined in the UCC, in which such Person now or hereafter has rights.
     “Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30) day notice period is waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan whether or not waived; (c)

the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the occurrence of any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan subject to Section 4063 of ERISA or a cessation of operation that is treated as a withdrawal under Section 406(e) of ERISA; (i) a complete or partial withdrawal by any Company or any ERISA Affiliate from a Multiemployer Plan resulting in material Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in a Material Adverse Effect.
     “EURIBOR Borrowing” shall mean a Borrowing comprised of EURIBOR Loans.
     “EURIBOR Interest Period” shall mean, with respect to any EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months later (or 14 days if agreed to by all Lenders or, with regard only to a European Swingline Loan denominated in Euros, between 2 and 7 days), as Administrative Borrower may elect; provided that (a) if any EURIBOR Interest Period would end on a day other than a Business Day, such EURIBOR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such EURIBOR Interest Period shall end on the immediately preceding Business Day, (b) any EURIBOR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such EURIBOR Interest Period) shall end on the last Business Day of the last calendar month of such EURIBOR Interest Period, (c) Administrative Borrower shall not select a EURIBOR Interest Period that would extend beyond the Maturity Date of the applicable Loan, (d) Administrative Borrower shall not select EURIBOR Interest Periods so as to require a payment or prepayment of any EURIBOR Loan during a EURIBOR Interest Period for such Loan and (e) any EURIBOR Borrowings (other than Borrowings of European Swingline Loans) made or continued during the Syndication Period, shall have a EURIBOR Interest Period of one month. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     “EURIBOR Loan” shall mean any Revolving Loan or European Swingline Loan bearing interest at a rate determined by reference to the Adjusted EURIBOR Rate in accordance with the provisions of ARTICLE II.
     “EURIBOR Rate” shall mean, with respect to any EURIBOR Borrowing for any Interest Period, the interest rate per annum determined by the Banking Federation of the European Union for deposits in Euro (for delivery on the first day of such Interest Period) with a term comparable to such Interest Period, determined as of approximately 11:00 a.m., Brussels time, on the second full TARGET Day preceding the first day of such Interest Period (as set forth by Reuters or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the Banking Federation of the European Union as an authorized information vendor for the purpose of displaying such rates); provided, however, that (i) if no comparable term for an Interest Period is available, the EURIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if the rate referenced above is not available, “EURIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to EURIBOR Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent (or such other bank or banks as may be designated by the Administrative Agent in consultation with European Administrative Borrower) is offered deposits in Euros at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the first day of such Interest Period, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such EURIBOR Borrowing to be outstanding during such Interest Period (or such other amount as the Administrative Agent may reasonably determine).
     “euro” or “Euro” or “€” shall mean the single currency of the Participating Member States.
     “Euro Denominated Loan” shall mean each Loan denominated in euros at the time of the incurrence thereof.
     “Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.
     “Eurocurrency Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or 14 days if agreed to by all Lenders or, with regard only to a European Swingline Loan denominated in GBP or Swiss francs, between 2 and 7 days), as Administrative Borrower may elect; provided that (a) if any Eurocurrency Interest Period would end on a day other than a Business Day, such Eurocurrency Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Eurocurrency Interest Period shall end on the immediately preceding Business Day, (b) any Eurocurrency Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Eurocurrency Interest Period) shall end on the last Business Day of the last calendar month of such Eurocurrency Interest Period, (c) Administrative Borrower shall not select a Eurocurrency Interest Period that would extend beyond the Maturity Date of the applicable Loan, (d)

Administrative Borrower shall not select Eurocurrency Interest Periods so as to require a payment or prepayment of any Eurocurrency Loan during a Eurocurrency Interest Period for such Loans and (e) any Eurocurrency Borrowings (other than Borrowings of European Swingline Loans) made or continued during the Syndication Period, shall have a Eurocurrency Interest Period of one month. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Eurocurrency Loan” shall mean any Revolving Loan or European Swingline Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of ARTICLE II.
     “Eurofoil” shall mean Eurofoil Inc. (USA), a New York corporation.
     “European Administrative Borrower” shall mean Novelis AG, or any successor entity serving in that role pursuant to Section 2.03(c).
     “European Borrower” shall mean Swiss Borrower and U.K. Borrower.
     “European Borrowing Base” shall mean the lesser of (i) (A) the sum of the Swiss Borrowing Base plus (B) the U.K. Borrowing Base and (ii) the greater of (A) $350,000,000 and (B) 40% of the Total Gross Borrowing Base.
     “European Communities” shall mean the European Community created by the Treaty establishing the European Community (Treaty of Rome) of 1957.
     “European LC Exposure” shall mean at any time the Dollar Equivalent of the sum of the stated amount of all outstanding European Letters of Credit at such time. The European LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate European LC Exposure at such time.
     “European Letter of Credit” shall have the meaning assigned to such term in Section 2.18(a).
     “European Reimbursement Obligations” shall mean each applicable Borrower’s obligations under Section 2.18 to reimburse LC Disbursements in respect of European Letters of Credit.
     “European Swingline Commitment” shall mean the commitment of the European Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the European Swingline Commitment shall initially be $25,000,000, but shall in no event exceed the Revolving Commitment.
     “European Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding European Swingline Loans. The European Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate European Swingline Exposure at such time.

     “European Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.
     “European Swingline Loan” shall mean any loan made by the European Swingline Lender pursuant to Section 2.17. For the avoidance of doubt, European Swingline Loans shall include Overadvances made as European Swingline Loans.
     “Event of Default” shall have the meaning assigned to such term in Section 8.01.
     “Excess Amount” shall have the meaning assigned to such term in Section 2.10.
     “Excess Availability” shall mean, at any time, an amount, expressed in Dollars, equal to (a) the lesser of (i) the Revolving Commitments of all of the Lenders and (ii) the Total Borrowing Base on the date of determination less (b) all outstanding Loans and LC Exposure.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Collateral Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary designated as such in writing by Administrative Borrower to the Administrative Agent that:
(x) (i) contributed 2.5% or less of Consolidated EBITDA (Leverage) for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and (ii) had consolidated assets representing 2.5% or less of the Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries on the last day of the most recent fiscal quarter ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination;
(y) together with all other Restricted Subsidiaries constituting Excluded Collateral Subsidiaries (i) contributed 7.5% or less of Consolidated EBITDA (Leverage) for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and (ii) had consolidated assets representing 7.5% or less of the Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries on the last day of the most recent fiscal quarter ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and
(z) is not a Loan Party on the Closing Date; provided that no Loan Party shall constitute an Excluded Collateral Subsidiary except to the extent such Loan Party issues Equity Interests to Persons other than a Company pursuant to Section 6.06(l) and immediately prior to such issuance such Person would have otherwise qualified as an Excluded Collateral Subsidiary under clause (x) and (y) above.
     The Excluded Collateral Subsidiaries as of the Closing Date are listed on Schedule 1.01(e).

     “Excluded Contract” shall have the meaning assigned to such term in the definition of “Excluded Property”.
     “Excluded Equity Interests” shall mean (a) any Equity Interests of any Person with respect to which the cost or other consequences (including any adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Administrative Borrower, (b) any Equity Interests to the extent the pledge thereof would be prohibited by any applicable law or contractual obligation (only to the extent such prohibition is applicable and not rendered ineffective by any applicable law and, in the case of any such contractual obligation, permitted under Section 6.19 hereof) and (c) the Equity Interests of any Unrestricted Subsidiary.
     “Excluded Property” shall mean (a) any Excluded Equity Interests, (b) any property, including the rights under any contract or agreement (an “Excluded Contract”) to the extent that the grant of a Lien thereon (i) is prohibited by applicable law or contractual obligation, (ii) requires a consent not obtained of any governmental authority pursuant to such applicable law or any third party pursuant to any contract between the Parent Borrower or any Subsidiary and such third party or (iii) would trigger a termination event pursuant to any “change of control” or similar provision, in each case pursuant to this clause (a), except to the extent such anti-assignment or negative pledge is not enforceable under the UCC or other applicable requirements of Applicable Law, or such contractual obligation is prohibited under Section 6.19 hereof, (b) United States intent to use trademark applications to the extent that, and solely during the period in which, the grant of a Lien thereon would impair the validity or enforceability of such intent to use trademark applications under applicable United States federal law, (c) local petty cash deposit accounts maintained by the Parent Borrower and its Restricted Subsidiaries in proximity to their operations, (d) payroll accounts maintained by the Parent Borrower and its Subsidiaries, (e) Property that is, or is to become, subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred pursuant to this Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Property and such prohibition is permitted under Section 6.19 hereof, (f)(x) any leasehold real property and (y) any fee-owned real property having an individual fair market value not exceeding $10,000,000, (g) any Letter-of-Credit Rights that are not Supporting Obligations (each as defined in the UCC), and (h) any other property with respect to which the cost or other consequences (including any materially adverse tax consequences) of pledging such property shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent.
     “Excluded Subsidiaries” shall mean Restricted Subsidiaries of Holdings that are not organized in a Principal Jurisdiction.
     “Excluded Taxes” shall mean, with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Foreign Lender designates a new foreign lending office or is an assignee pursuant to a request by any Borrower under Section 2.15(l); provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), (c) withholding taxes imposed under FATCA and (d) for greater certainty, taxes imposed on amounts deemed to be interest pursuant to section 214(7) of the Income Tax Act (Canada).
     “Executive Order” shall have the meaning assigned to such term in Section 3.22.
     “Existing Commerzbank Letter of Credit” shall mean the letters of credit referred to on Schedule 2.18(b).
     “Existing Letter of Credit” shall mean the letters of credit referred to on Schedule 2.18(a), in each case that is issued by a Lender or an Affiliate of a Lender that is eligible to be an Issuing Bank.
     “Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).
     “Existing Senior Note Agreements” shall mean the collective reference to (i) the indenture dated as of February 3, 2005, pursuant to which the Existing 2005 Senior Notes were issued and (ii) the indenture dated as of August 11, 2009, pursuant to which the Existing 2009 Senior Notes were issued.
     “Existing Senior Note Documents” shall mean the Existing Senior Notes, the Existing Senior Note Agreements, the Existing Senior Note Guarantees and all other documents executed and delivered with respect to either Existing Senior Notes or the Existing Senior Note Agreements.
     “Existing Senior Note Guarantees” shall mean the guarantees pursuant to either Existing Senior Note Agreement.
     “Existing Senior Notes” shall mean the collective reference to the Existing 2005 Senior Notes and the Existing 2009 Senior Notes.
     “Existing 2005 Senior Notes” shall mean the Parent Borrower’s 7-1/4% Senior Notes due 2015 issued pursuant to the Existing Senior Note Agreements.
     “Existing 2009 Senior Notes” shall mean the Parent Borrower’s 11.5% Senior Notes due 2015 issued pursuant to the Existing Senior Note Agreements.

     “Extended Commitment” shall have the meaning assigned to such term in Section 11.02(g).
     “Extraordinary Expenses” shall mean all costs, expenses or advances that any Agent or Receiver may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against any Agent, any Lender, any Receiver, any Loan Party, any representative of creditors of any Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Liens on the Collateral for the benefit of the Secured Parties), Loan Documents, Letters of Credit or Secured Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of any Agent or Receiver in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Secured Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.
     “FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.
     “FATCA” means Sections 1471 through 1474 of the Code in effect as of the date hereof (or any amended or successor provisions that are substantively comparable) and any regulations thereunder and official interpretations thereof.
     “Federal Funds Rate” shall mean (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.
     “Fee Letter” shall mean that certain fee letter among the Parent Borrower, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the other commitment parties party thereto, dated as of December 6, 2010.
     “Fees” shall mean the fees payable hereunder or under the Fee Letter.
     “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

     “Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.
     “FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
     “First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject, other than Permitted Liens of the type described in Section 6.02(a), (b), (c), (d), (f), (g), (h), (i), (j), (k) (to the extent provided in the Intercreditor Agreement), (n), (o), (q), (r), (s), (t) and (y) which have priority over the Liens granted pursuant to the Security Documents (and in each case, subject to the proviso to Section 6.02).
     “Foreign Guarantee” shall have the meaning assigned to such term in Section 7.01.
     “Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that properly elected to be treated as a United States person.
     “Foreign Plan” shall mean any pension or other employee benefit or retirement plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees employed outside the United States.
     “Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
     “Forward Share Sale Agreement” shall mean that certain Forward Share Sale Agreement, dated as of December 17, 2010, between Novelis Inc. and Novelis Acquisitions LLC pursuant to which Novelis Inc. has agreed to sell shares of 9.50% preferred stock of Novelis Corporation owned by it to Novelis Acquisitions LLC.
     “French Collateral Agent” shall mean Bank of America, N.A., in its capacity as security agent (agent des sûretés), under the French Security Agreements and any of its successors or assigns. For the avoidance of doubt, the French Collateral Agent is hereby appointed by the Lenders to act on their behalf as security agent (agent des sûretés) to constitute, register, manage and execute the security interests contemplated by the French Security Agreements in order to fully secure and guarantee their respective rights in each amount payable by each French Guarantor to each of the Secured Parties under each of the Loan Documents, and in that capacity to accomplish all actions and formalities eventually necessary under article 2328-1 of the French code civil.
     “French Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in France party hereto as a Guarantor, and each other Restricted Subsidiary of Parent

Borrower organized in France that is required to become a Guarantor pursuant to the terms hereof.
     “French Security Agreements” shall mean, collectively, any Security Agreements substantially in the form of Exhibit M-10, including all subparts thereto, among the French Guarantor and the French Collateral Agent for the benefit of the Secured Parties.
     “Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).
     “Full Payment” shall mean, with respect to any Secured Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Secured Obligations are LC Obligations or inchoate or contingent in nature, cash collateralization thereof (or delivery of a standby letter of credit acceptable to Administrative Agent in its discretion, in the amount of required cash collateral) in an amount equal to (x) 105% of all LC Exposure and (y) with respect to any inchoate, contingent or other Secured Obligations (including Secured Bank Product Obligations), Administrative Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Secured Obligations; and (c) a release of any Claims of the Loan Parties against each Agent, Lenders and each Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
     “Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “Funded Debt” shall mean, as to any person, all Indebtedness of such person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Parent Borrower and its Subsidiaries, Indebtedness in respect of the Loans and the Term Loans.
     “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis; provided that if the Parent Borrower converts its financial reporting from generally accepted accounting principles in the United States to IFRS as permitted under Section 1.04, “GAAP” shall mean (subject to the provisions of Section 1.04 hereof) IFRS applied on a consistent basis.
     “GBP” or “£” shall mean lawful money of the United Kingdom.
     “GBP Denominated Loan” shall mean each Loan denominated in GBP at the time of the incurrence thereof.
     “German Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in Germany party hereto as a Guarantor, and each other Restricted Subsidiary of

Parent Borrower organized in Germany that is required to become a Guarantor pursuant to the terms hereof.
     “German Receivables Purchase Agreement” shall have the meaning assigned to such term in the definition of “Receivables Purchase Agreement”.
     “German Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibit M-5, including all subparts thereto, among the German Guarantors and the Collateral Agent and/or the Term Loan Collateral Agent, among others, for the benefit of the Secured Parties.
     “German Seller” shall mean Novelis Deutschland GmbH, a company organized under the laws of Germany (including in its roles as seller and collection agent under the German Receivables Purchase Agreement).
     “Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Governmental Real Property Disclosure Requirements” shall mean any requirement of Applicable Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
     “Guarantee Payment” shall have the meaning assigned to such term in Section 7.12(b).
     “Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
     “Guarantees” shall mean the guarantees issued pursuant to ARTICLE VII by the Guarantors.
     “Guarantors” shall mean each Borrower, Holdings and the Subsidiary Guarantors (including each U.S. Borrower, the Parent Borrower, the U.K. Borrower, the Swiss Borrower, Holdings and each other Canadian Guarantor, each Swiss Guarantor, each U.K. Guarantor, the German Guarantor, each Irish Guarantor, the Brazilian Guarantor, the Luxembourg Guarantor, the Madeira Guarantor, the French Guarantor, and each other Restricted Subsidiary of Parent Borrower that becomes or is required to become a Guarantor hereunder, and including in any case each Borrowing Base Guarantor).

     “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation under or which can give rise to liability (including, but not limited to, due to their ignitability, corrosivity, reactivity or toxicity) under any Environmental Laws.
     “Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies entered into for the purposes of hedging a Company’s exposure to interest or exchange rates, loan credit exchanges, security or currency valuations or commodity prices, in each case not for speculative purposes.
     “Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
     “Hindalco” shall mean Hindalco Industries Limited, a corporation organized under the laws of India.
     “HMRC DT Treaty Passport Scheme” shall mean the Double Taxation Treaty Passport Scheme as implemented by HM Revenue & Customs from September 1, 2010, in relation to corporate lenders.
     “Holdings” shall mean (i) prior to the consummation of the Permitted Holdings Amalgamation, AV Metals, and (ii) upon and after the consummation of the Permitted Holdings Amalgamation, Successor Holdings.
     “IFRS” shall mean International Financial Reporting Standards consistently applied.
     “Immaterial Subsidiary” shall mean, at any date of determination, any Subsidiary that, together with all other Subsidiaries then constituting Immaterial Subsidiaries (i) contributed 5.0% or less of Consolidated EBITDA for the period of four fiscal quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, (ii) had consolidated assets representing 5.0% or less of the Consolidated Total Assets on the last day of the most recent fiscal quarter ended for which financial statements have been or are required to have been delivered pursuant to Section 5.01(a) or 5.01(b) prior to the date of determination, and (iii) is not a Loan Party on the Closing Date.
     “Increase Effective Date” shall have the meaning assigned to such term in Section 2.23(a).
     “Increase Joinder” shall have the meaning assigned to such term in Section 2.23(c).
     “Incremental Revolving Commitment” shall have the meaning assigned to such term in Section 2.23(a).

     “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days (other than such overdue trade accounts payable being contested in good faith and by proper proceedings, for which appropriate reserves are being maintained with respect to such circumstances in accordance with U.S. GAAP or other applicable accounting standards)); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (j) all obligations of such person under any Qualified Securitization Transaction; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor.
     “Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.
     “Indemnitee” shall mean Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees, Bank of America Indemnitees and Receiver Indemnitees.
     “Indenture Permitted Debt” shall mean permitted debt of the type referred to in clause (b) of the definition of “Permitted Debt” contained in the New Senior Notes Agreements (or equivalent basket in any other Material Indebtedness).
     “Information” shall have the meaning assigned to such term in Section 11.12.
     “Initial Issuing Bank” shall mean Bank of America, N.A. as initial Issuing Bank, and its successors in such capacity pursuant to Section 2.18(d), in its capacity as issuer of U.S. Letters of Credit and European Letters of Credit issued by it.
     “Initial U.S. Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Initiating Company” shall have the meaning assigned to such term in the definition of “Series of Cash Neutral Transactions”.

     “Insolvency Proceeding” any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other Debtor Relief Law; (b) the appointment of a receiver, trustee, liquidator, administrator, examiner, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.
     “Instruments” shall mean all “instruments,” as such term is defined in the UCC, in which any Person now or hereafter has rights.
     “Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.
     “Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.
     “Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).
     “Interbank Rate” shall mean, for any period, (i) in respect of Loans denominated in Dollars, the Federal Funds Rate, and (ii) in respect of Loans denominated in any other currency, the Administrative Agent’s cost of funds for such period.
     “Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P, or such other form as may be agreed to by the Administrative Agent in its sole discretion.
     “Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among the Companies party thereto, Administrative Agent, Collateral Agent, the Term Loan Collateral Agent, the Term Loan Administrative Agent, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Interest Election Request” shall mean a request by Administrative Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.
     “Interest Payment Date” shall mean (a) with respect to any Base Rate Loan (including any Swingline Loan), the first Business Day of each month to occur during any period in which such Loan is outstanding, (b) with respect to any Eurocurrency Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Loan or EURIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any

Revolving Loan or Swingline Loan, the Maturity Date thereof or such earlier date on which the Revolving Commitments are terminated, as the case may be.
     “Interest Period” shall mean (a) in the case of any Eurocurrency Loan, the applicable Eurocurrency Interest Period and (b) in the case of any EURIBOR Loan, the applicable EURIBOR Interest Period.
     “Inventory” shall mean all “inventory,” as such term is defined in the UCC, wherever located, in which any Person now or hereafter has rights.
     “Inventory Appraisal” shall mean (a) on the Closing Date, the appraisal prepared by Sector 3 dated July 2010, and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 5.07(c) hereof.
     “Inventory Reserve” shall mean reserves established by Administrative Agent in its Permitted Discretion in accordance with Section 2.01(d) to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence (excluding items that can be recycled as scrap), seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.
     “Investments” shall have the meaning assigned to such term in Section 6.04.
     “Irish Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in Ireland party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Ireland that is required to become a Guarantor pursuant to the terms hereof.
     “Irish Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibit M-6, including all subparts thereto, among the Irish Guarantors and the Collateral Agent, among others, for the benefit of the Secured Parties.
     “Issuing Bank” shall mean, as the context may require, (a) the Initial Issuing Bank; (b) any other Lender that is a Swiss Qualifying Bank that may become an Issuing Bank pursuant to Section 2.18(d) or (e) in its capacity as issuer of U.S. Letters of Credit and European Letters of Credit issued by such Lender; (c) any other Lender that may become an Issuing Bank pursuant to Section 2.18(f), but solely in its capacity as issuer of Existing Letters of Credit; (e) Commerzbank, solely in its capacity as issuer of Existing Commerzbank Letters of Credit; or (e) collectively, all of the foregoing. Any Issuing Bank may, in its discretion, arrange for one or more U.S. Letters of Credit or European Letters of Credit to be issued by Affiliates of such Issuing Bank (so long as each such Affiliate is a Swiss Qualifying Bank), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Issuing Bank Indemnitees” shall mean each Issuing Bank and their officers, directors, employees, Affiliates, agents and attorneys.
     “Issuing Country” shall have the meaning assigned to such term in Section 11.19(a).

     “Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F, or such other form as may be agreed to by the Administrative Agent in its sole discretion.
     “Joint Venture” shall mean any person (a) that is not a direct or indirect Subsidiary of Holdings, and (b) in which Parent Borrower, in the aggregate, together with its Subsidiaries, is directly or indirectly, the beneficial owner of 5% or more of any class of Equity Interests of such person.
     “Joint Venture Subsidiary” shall mean each of (i) Aluminum Company of Malaysia Berhard, (ii) NKL and (iii) any other person that is a Subsidiary in which persons other than Holdings or its Affiliates own 10% or more of the Equity Interests of such person, excluding, to the extent they become Restricted Subsidiaries of the Parent Borrower after the Closing Date, Logan and Norf GmbH.
     “Judgment Currency” shall have the meaning assigned to such term in Section 11.18(a).
     “Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.18(a).
     “Junior Lien” means a Lien designated as a “Subordinated Lien” under the Intercreditor Agreement on all or any portion of the Collateral, but only to the extent (i) any such Lien constitutes “Subordinated Liens” under, and as defined in, the Intercreditor Agreement (it being understood that such Subordinated Lien will be a junior, “silent” lien with respect to the Liens securing the Secured Obligations, as provided in the Intercreditor Agreement) and (ii) the holders of such Indebtedness (or a trustee, agent or other representative of such holders) secured by such Lien have become a party to the Intercreditor Agreement through the execution and delivery of joinders thereto.
     “Junior Secured Indebtedness” shall mean Indebtedness of a Loan Party that is secured by a Junior Lien.
     “Junior Secured Indebtedness Documents” all documents executed and delivered with respect to the Junior Secured Indebtedness or delivered in connection therewith.
     “Land Registry” shall mean the Land Registry of England and Wales.
     “Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit G, or such other form as may reasonably be acceptable to the Administrative Agent.
     “LC Application” shall mean an application to an Issuing Bank for issuance of a Letter of Credit in accordance with the terms of Section 2.18, in form and substance satisfactory to such Issuing Bank.
     “LC Commitment” shall mean the commitment of the Initial Issuing Bank to issue U.S. Letters of Credit and European Letters of Credit pursuant to Section 2.18. The total amount of the LC Commitment shall initially be $125,000,000, but shall in no event exceed the Total Revolving Commitment.
     “LC Condition” shall mean the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 4.02 (and, in the case of the initial Credit Extension, Section 4.01); (b) after giving effect to such issuance, (i) the LC Exposure does not exceed the LC Commitment, the Total Revolving Exposure does not exceed the lesser of (A) the Total Borrowing Base and (B) the Total Revolving Commitments, (ii) the Total Adjusted Revolving Exposure does not exceed the Total Adjusted Borrowing Base and (iii) no Overadvance exists; (c) the expiration date of such Letter of Credit is no more than 365 days from issuance, provided that such Letters of Credit may contain automatic extension provisions in accordance with Section 2.18(a)(v); (d) the purpose and form of the proposed Letter of Credit is satisfactory to Administrative Agent and the applicable Issuing Bank in their discretion, (e) where the Letter of Credit is a Standby Letter of Credit, the beneficiary of such Letter of Credit is not resident in Ireland or, where the beneficiary is a legal person, its place of establishment to which the Letter of Credit relates is not in Ireland, and (f) the Applicable Administrative Borrower (or, with respect to Canadian Dollar Denominated Letters of Credit, Parent Borrower) shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of another Subsidiary of Holdings.
     “LC Disbursement” shall mean a payment or disbursement made by the applicable Issuing Bank pursuant to a drawing under a Letter of Credit.
     “LC Documents” shall mean all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to an Issuing Bank or an Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
     “LC Exposure” shall mean, at any time, the sum of the U.S. LC Exposure and European LC Exposure at such time.
     “LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.
     “LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
     “LC Request” shall mean a request in accordance with the terms of Section 2.18 and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.
     “Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

     “Lender Indemnitees” shall mean the Lenders and their officers, directors, employees, Affiliates, agents and attorneys.
     “Lenders” shall mean (a) each financial institution that is a party hereto on the date hereof or that becomes a party hereto pursuant to an Increase Joinder and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include each Swingline Lender.
     “Letter of Credit” shall mean any (i) Standby Letter of Credit, (ii) Commercial Letter of Credit, and (iii) any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support for the benefit of the any Borrower, in each case, issued (or deemed issued) or to be issued by an Issuing Bank for the account of any Borrower pursuant to Section 2.18, including any U.S. Letter of Credit and any European Letter of Credit.
     “Letter of Credit Expiration Date” shall mean the date which is ten (10) days prior to the Maturity Date.
     “LIBOR” shall mean, for any Interest Period with respect to a Eurocurrency Borrowing, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Administrative Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which deposits in the relevant Approved Currency in the approximate amount of the Eurocurrency Borrowing would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market.
     “Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, assignment, hypothecation, security interest or similar encumbrance of any kind or any arrangement to provide priority or preference in respect of such property or any filing of any financing statement or any financing change statement under the UCC, the PPSA or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority (other than any unauthorized notice or filing filed after the Closing Date for which there is not otherwise any underlying lien or obligation, so long as the Borrowers are (if aware of same) using commercially reasonable efforts to cause the removal of same), including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, the Intercreditor Agreement, the Contribution, Intercompany, Contracting and Offset Agreement, the Notes (if any), the Security Documents, each Foreign Guarantee, the Fee Letter, and all other pledges, powers of attorney, consents, assignments, certificates, agreements or documents, whether heretofore, now or hereafter executed by or on behalf of any Loan Party for the benefit of any Agent or any Lender in connection with this Agreement.
     “Loan Modification Agreement” shall have the meaning assigned to such term in Section 11.02(g).
     “Loan Modification Offer” shall have the meaning assigned to such term in Section 11.02(g).
     “Loan Parties” shall mean Holdings (unless Holdings has been released as a Guarantor pursuant to Section 7.09(d)), the Borrowers and the Subsidiary Guarantors.
     “Loans” shall mean, as the context may require, a Revolving Loan or a Swingline Loan.
     “Logan” shall mean Logan Aluminum Inc., a Delaware corporation.
     “Logan Location” shall mean the premises of Logan Aluminum Inc., Route 431, North Russellville, Kentucky 42276.
     “Luxembourg Company Act” shall have the meaning assigned to such term in Section 7.16(a).
     “Luxembourg Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in Luxembourg party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Luxembourg that is required to become a Guarantor pursuant to the terms hereof.
     “Luxembourg Security Agreements” shall mean, collectively, any Security Agreements substantially in the form of Exhibit M-8, including all subparts thereto, among the Luxembourg Guarantor and the Collateral Agent for the benefit of the Secured Parties.
     “Madeira Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in Madeira party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Madeira that is required to become a Guarantor pursuant to the terms hereof.
     “Madeira Security Agreements” shall mean, collectively, any Security Agreements substantially in the form of Exhibit M-9, including all subparts thereto, among the Madeira Guarantor, the Collateral Agent for the benefit of the Secured Parties, and the other parties referred to therein.
     “Management Fees” shall have the meaning assigned to such term in Section 6.08(c).
     “Mandatory Cost” shall mean the per annum percentage rate calculated by the Administrative Agent in accordance with Annex III.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.

     “Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, or financial condition of the Loan Parties and their Restricted Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their payment and other material obligations under the Loan Documents; (c) a material impairment of the rights of or benefits or remedies available to the Lenders, the Administrative Agent or the Collateral Agent under the Loan Documents, taken as a whole; or (d)(i) a material adverse effect on the Revolving Credit Priority Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on such Collateral or the priority of such Liens, in each case for this clause (d)(i) taken as a whole, or (ii) a material adverse effect on the Pari Passu Priority Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on such Collateral or the priority of such Liens, in each case for this clause (d)(ii) taken as a whole.
     “Material Indebtedness” shall mean (a) Indebtedness under the Term Loan Documents and any Permitted Term Loan Facility Refinancings thereof, (b) Indebtedness under the New Senior Notes, the Additional Senior Secured Indebtedness, the Junior Secured Indebtedness and any Permitted Refinancings of any thereof in each case in an aggregate outstanding principal amount exceeding $100,000,000 and (c) any other Indebtedness (other than the Loans and Letters of Credit, and other than intercompany Indebtedness of the Companies permitted hereunder) of the Loan Parties in an aggregate outstanding principal amount exceeding $100,000,000.
     “Material Subsidiary” shall mean any Subsidiary of Parent Borrower that is not an Immaterial Subsidiary.
     “Maturity Date” shall mean December 17, 2015.
     “Maximum Rate” shall have the meaning assigned to such term in Section 11.14.
     “Minimum Currency Threshold” shall mean (w) with regard to Dollar Denominated Loans, (i) an integral multiple of $1,000,000 and not less than $5,000,000 for Base Rate Loans and (ii) an integral multiple of $1,000,000 and not less than $5,000,000 for Eurocurrency Loans, (x) with regard to Euro Denominated Loans, an integral multiple of €1,000,000 and not less than €5,000,000 and (y) with regard to GBP Denominated Loans, not less than GBP2,000,000 and, if greater, an integral multiple of GBP1,000,000.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage” shall mean an agreement, including, but not limited to, a mortgage, charge, deed of trust, deed of hypothec or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in the form of Exhibit J or, subject to the terms of the Intercreditor Agreement, other form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
     “Mortgaged Property” shall mean (a) each Real Property identified as a Mortgaged Property on Schedule 8(a) to the Perfection Certificate dated the Closing Date, (b) each future

Real Property covered by the terms of any Mortgage, and (c) each Real Property, if any, which shall be subject to a Mortgage (or other Lien created by a Security Document) delivered after the Closing Date pursuant to Section 5.11(c).
     “Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding six plan years made contributions; or (c) with respect to which any Company could incur liability.
     “Net Cash Proceeds” shall mean:
     (a) with respect to any Asset Sale, the cash proceeds received by Holdings, the Parent Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings, the Parent Borrower or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (without duplication) (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Administrative Borrower’s good faith estimate of income taxes paid or payable in connection with such sale and repatriation Taxes that are or would be payable in connection with any sale by a Restricted Subsidiary); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings, the Parent Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Administrative Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within ninety (90) days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within ninety (90) days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than Pari Passu Secured Obligations) which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); and (v) so long as any Pari Passu Secured Obligations remain outstanding, amounts required to be prepaid under the Pari Passu Loan Documents from the proceeds of Pari Passu Priority Collateral (provided that, in the case of an Asset Sale consisting of a sale or other disposition of all or substantially all of the property or assets or business of a Loan Party or Restricted Subsidiary, or the Equity Interests of a Restricted Subsidiary, this clause (v) shall be limited to that portion of the cash proceeds in excess of the net book value of Revolving Credit Priority Collateral which is subject to such Asset Sale); and
     (b) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of (i) all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event; and (ii) so long as any Pari Passu Secured Obligations remain outstanding, amounts required to be prepaid under the Pari Passu Loan Documents in respect of cash insurance proceeds, condemnation awards and other compensation received in respect of Pari Passu Priority Collateral;
provided, however, that (i) Net Cash Proceeds arising from any Asset Sale or Casualty Event by or applicable to a non-Wholly Owned Subsidiary shall equal the amount of such Net Cash Proceeds calculated as provided above less the percentage thereof equal to the percentage of any Equity Interests of such non-Wholly Owned Subsidiary not owned by Holdings, Parent Borrower and its Restricted Subsidiaries and (ii) so long as the Pari Passu Secured Obligations remain outstanding (x) in the case of an Asset Sale consisting of a sale of Equity Interests of a Subsidiary, the Net Cash Proceeds of such sale shall be deemed to equal the book value of Revolving Credit Priority Collateral included in such sale as of the date of such sale and (y) in the case of an Asset Sale consisting of a sale or other disposition of all or substantially all of the property and assets or business of a Loan Party or Restricted Subsidiary, the net cash proceeds of any such sale shall be deemed to equal the book value of the Revolving Credit Priority Collateral included in such sale (and the expenses relating to such Asset Sale shall be allocated proportionately among the Pari Passu Priority Collateral and the Revolving Credit Priority Collateral).
     “Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by Collateral Agent in accordance with Section 9.02, net of liquidation expenses, commissions and other expenses reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory subject to appraisal.
     “New Senior Note Agreements” shall mean the indentures dated as of the date hereof pursuant to which the New Senior Notes were issued.
     “New Senior Note Documents” shall mean the New Senior Notes, the New Senior Note Agreements, the New Senior Note Guarantees and all other documents executed and delivered with respect to the New Senior Notes or the New Senior Note Agreements.
     “New Senior Note Guarantees” shall mean the guarantees of the Loan Parties (other than Holdings and the Parent Borrower) pursuant to the New Senior Note Agreement.
     “New Senior Notes” shall mean the Parent Borrower’s 8.375% Senior Notes due 2017 and 8.75% Senior Notes due 2020, each issued pursuant to the New Senior Note Agreements and any senior notes issued pursuant to a Permitted Refinancing of the New Senior Notes (including any Registered Equivalent Notes).
     “NKL” shall mean Novelis Korea Limited.

     “Non-consolidated Affiliate” shall mean each of Norf GmbH, MiniMRF LLC (Delaware), and Consorcio Candonga (unincorporated Brazil), in each case so long as they are not a Subsidiary of the Parent Borrower.
     “Non-consolidated Affiliate Debt” shall mean with respect to the Non-consolidated Affiliates, as of any date of determination and without duplication, the Consolidated Total Net Debt of the Non-consolidated Affiliates and their Subsidiaries (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of Consolidated Total Net Debt were references to Non-consolidated Affiliates and their Subsidiaries).
     “Non-consolidated Affiliate EBITDA” shall mean with respect to the Non-consolidated Affiliates for any period, the amount for such period of Consolidated EBITDA (Leverage) of such Non-consolidated Affiliates and their Subsidiaries (determined as if references to the Parent Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA (Leverage) were references to Non-consolidated Affiliates and their Subsidiaries); provided that Non-consolidated Affiliate EBITDA shall not include the Non-consolidated Affiliate EBITDA of Non-consolidated Affiliates if such Non-consolidated Affiliates are subject to a prohibition, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, to the extent of such prohibition.
     “Non-Dollar Denominated Loan” shall mean any Loan that is not a Dollar Denominated Loan.
     “Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.18(a)(v).
     “Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Guarantor.
     “Norf GmbH” shall mean Aluminium Norf GmbH, a limited liability company (GmbH) organized under the laws of Germany.
     “Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1 or K-2.
     “Novelis AG” shall mean Novelis AG, a stock corporation (AG) organized under the laws of Switzerland.
     “Novelis AG Cash Pooling Agreement” shall mean a Cash Management Agreement entered into among Novelis AG and certain “European Affiliates” (as identified therein) dated February 1, 2007, together with all ancillary documentation thereto.
     “Novelis Corporation” shall mean Novelis Corporation, a Texas corporation.
     “Novelis Inc.” shall mean Novelis Inc., a corporation amalgamated under the Canada Business Corporations Act.
     “Obligation Currency” shall have the meaning assigned to such term in Section 11.18(a).

     “Obligations” shall mean (a) obligations of the Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the other Loan Parties under this Agreement and the other Loan Documents or otherwise stated to constitute “Obligations” hereunder or thereunder, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.
     “OFAC” shall have the meaning assigned to such term in Section 3.22.
     “Officer’s Certificate” shall mean a certificate executed by a Responsible Officer in his or her official (and not individual) capacity.
     “Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or equivalent or comparable constitutional documents with respect to any non-U.S. jurisdiction) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
     “Other Taxes” shall mean all present or future stamp, recording, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Overadvance” shall have the meaning assigned to such term in Section 2.01(e).
     “Parent Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Parent Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender by the Parent Borrower.
     “Pari Passu Loan Documents” shall mean “Pari Passu Loan Documents” as defined in the Intercreditor Agreement.
     “Pari Passu Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.

     “Pari Passu Secured Obligations” shall mean “Pari Passu Secured Obligations” as defined in the Intercreditor Agreement.
     “Pari Passu Security Documents” shall mean “Pari Passu Security Documents” as defined in the Intercreditor Agreement.
     “Participant” shall have the meaning assigned to such term in Section 11.04(b).
     “Participating Member States” shall mean the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.
     “Perfection Certificate” shall mean, individually and collectively, as the context may require, each certificate of a Loan Party in the form of Exhibit L-1 or any other form approved by the Administrative Agent in its sole discretion, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
     “Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Administrative Agent.
     “Permitted Acquisition” shall mean any Acquisition, if each of the following conditions is met:
     (i) no Default is then continuing or would result therefrom;
     (ii) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except to the extent permitted under Section 6.01, and any other such Indebtedness not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;
     (iii) the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Loan Parties and the Subsidiaries are permitted to be engaged in under Section 6.15, and the person or business and any property acquired in connection with any such transaction shall be free and clear of any Liens, other than Permitted Liens;

     (iv) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
     (v) all transactions in connection therewith shall be consummated in all material respects in accordance with Applicable Law;
     (vi) with respect to any transaction involving Acquisition Consideration of more than $50,000,000, unless the Administrative Agent shall otherwise agree, the Administrative Borrower shall have provided the Administrative Agent written notice on or before the consummation of such transaction, which notice shall describe (A) in reasonable detail the terms and conditions of such transaction and the person or business to be acquired and (B) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent;
     (vii) the property acquired in connection with any such Acquisition shall, subject to any Permitted Liens, be made subject to the Lien of the Security Documents, and any person acquired in connection with any such transaction shall become a Guarantor (or a Borrower in the case of a person organized in the United States, or any state thereof or the District of Columbia), in each case, to the extent required under, and within the relevant time periods provided in, Section 5.11;
     (viii) with respect to any transaction involving Acquisition Consideration that, when added to the fair market value of Equity Interests, including Equity Interests of Holdings, constituting purchase consideration, exceeds $50,000,000, the Administrative Borrower shall have delivered to the Administrative Agent an Officer’s Certificate on or prior to the consummation of such transaction certifying that (A) such transaction complies with this definition and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and
     (ix) either (A) the Availability Conditions are satisfied or (B) the Acquisition Consideration for such acquisition shall not exceed $25,000,000, and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing Date made when the Availability Conditions are not satisfied shall not exceed $50,000,000.
     “Permitted Amendment” shall have the meaning assigned to such term in Section 11.02(g).
     “Permitted Discretion” shall mean Administrative Agent’s commercially reasonable credit judgment exercised in good faith in accordance with customary business practices for asset based lending facilities, based upon its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of the Liens on the Collateral for the benefit of the Secured Parties, or the amount that the Secured Parties could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving a Loan Party; or (d) creates or could result in a Default or Event of Default. In exercising such judgment, Administrative Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral.
     “Permitted Factoring Facility” shall mean a sale of Receivables on a discounted basis by any Company that is not organized under the laws of, and does not conduct business in, a Principal Jurisdiction, so long (i) no Loan Party has any obligation, contingent or otherwise in connection with such sale (other than to deliver the Receivables purported to be sold free and clear of any encumbrance), and (ii) such sale is for cash and fair market value.
     “Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Parent Borrower or Novelis Corporation in the form of one or more series of senior secured notes under one or more indentures or one or more Term Loans; provided that (i) such Indebtedness is secured by the Collateral (or a portion thereof) on a pari passu basis (but without regard to the control of remedies) with the Pari Passu Secured Obligations and is not secured by any property or assets other than the Collateral, and to the extent such Liens attach to Revolving Credit Priority Collateral, such Liens on Revolving Credit Priority Collateral shall be junior to the Liens securing the Secured Obligations, (ii) such Indebtedness constitutes Term Loan Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of classes of Term Loans, Other Term Loans or Incremental Term Loans), (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions, which asset sale provisions may require the application of proceeds of asset sales and casualty events co-extensive with those set forth in the Term Loan Credit Agreement, to make mandatory prepayments or prepayment offers out of such proceeds on a pari passu basis with the Secured Obligations, all other Permitted First Priority Refinancing Debt and all Additional Senior Secured Indebtedness), in each case prior to the date that is 181 days after the Maturity Date, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Persons other than the Loan Parties (including the Parent Borrower if Novelis Corporation is the issuer thereof), (vi) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for securities of such type (provided that such terms shall in no event include any financial maintenance covenants) and, in any event, when taken as a whole, are not materially more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the Maturity Date) (provided that a certificate of a Responsible Officer of the Administrative Borrower shall have delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (vi) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Administrative Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vii) no Default shall exist immediately prior to or after giving effect to such incurrence, and (viii) a Senior Representative acting on behalf of the holders of such Indebtedness shall be or have become party to the Intercreditor Agreement and the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
     “Permitted Holdings Amalgamation” shall mean the amalgamation of AV Metals and the Parent Borrower on a single occasion following the Closing Date; provided that (i) no Default exists or would result therefrom and the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of the amalgamation, with the same effect as though made on such date, except to the extent such representations and warranties expressly relate to an earlier date, (ii) the person resulting from such amalgamation shall be named Novelis Inc., and shall be a corporation amalgamated under the Canada Business Corporations Act (such resulting person, the “Successor Parent Borrower”), and the Successor Parent Borrower shall expressly confirm its obligations as the Parent Borrower under this Agreement and the other Loan Documents to which the Parent Borrower is a party pursuant to a confirmation in form and substance reasonably satisfactory to the Administrative Agent, (iii) immediately upon consummation of such amalgamation, a new holding company (“Successor Holdings”) with no material assets other than the Equity Interests in the Successor Parent Borrower shall become the parent guarantor, and Successor Holdings shall (A) be an entity organized or existing under the laws of Canada or a province thereof, (B) directly own 100% of the Equity Interests in the Successor Parent Borrower, (C) execute a supplement or joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent to become a Guarantor and execute Security Documents (or supplements or joinder agreements thereto) in form and substance reasonably satisfactory to the Administrative Agent, and take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Documents to be a duly perfected First Priority Lien in accordance with Applicable Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (D) subject to the terms of the Intercreditor Agreement, pledge and deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of the Successor Parent Borrower, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of Successor Holdings, (iv) be in compliance with all covenants and obligations of Holdings under this Agreement, (v) immediately after giving effect to any such amalgamation, the Consolidated Fixed Charge Coverage Ratio is not less than the Consolidated Fixed Charge Coverage Ratio immediately prior to such amalgamation, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) as though such amalgamation had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the chief financial officer of the Parent Borrower demonstrating such compliance calculation in reasonable detail, (vi) the Successor Parent Borrower shall have no Indebtedness after giving effect to the Permitted Holdings Amalgamation other than Indebtedness of the Parent Borrower in existence prior to the date of the Permitted Holdings Amalgamation, (vii) each other Guarantor, shall have by a confirmation in form and substance reasonably satisfactory to the Administrative Agent, confirmed that its guarantee of the Guaranteed Obligations (including its Guarantee) shall apply to the Successor Parent Borrower’s obligations under this Agreement, (viii) the Parent Borrower and each other Guarantor shall have by confirmations and any required supplements to the applicable Security Documents reasonably requested by the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent confirmed that its obligations thereunder shall apply to the Successor Parent Borrower’s obligations under this Agreement, and (ix) each Loan Party shall have delivered opinions of counsel and related officers’ certificates reasonably requested by the Administrative Agent with respect to the execution and delivery and enforceability of the documents referred to above and the compliance of such amalgamation with the provisions hereof, and all such opinions of counsel shall be satisfactory to the Administrative Agent; and provided, further, that (x) if the foregoing are satisfied, (1) Successor Holdings will be substituted for and assume all obligations of AV Metals under this Agreement and each of the other Loan Documents and (2) the Successor Parent Borrower shall be substituted for Novelis Inc. under this Agreement and each of the other Loan Documents and all references hereunder and under the other Loan Documents to the Parent Borrower shall be references to the Successor Parent Borrower and (y) notwithstanding any provision of Section 11.02, the Agents are hereby authorized by the Lenders to make any amendments to the Loan Documents that are necessary to reflect such changes in the parties to the applicable Loan Documents.
     “Permitted Holdings Indebtedness” shall mean unsecured Indebtedness of Holdings (i) with respect to which no Borrower or Subsidiary has any Contingent Obligation, (ii) that will not mature prior to the 180th day following the Maturity Date, (iii) that has no scheduled amortization of principal prior to the 180th day following the Maturity Date, (iv) that does not require any payments in cash of interest or other amounts in respect of the principal thereof (other than optional redemption provisions customary for senior discount or “pay-in-kind” notes) for a number of years from the date of issuance or incurrence thereof equal to at least one-half of the term to maturity thereof, (v) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount or “pay-in-kind” notes of an issuer that is the parent of a borrower under senior secured credit facilities, and (vi) that is issued to a person that is not an Affiliate of the Parent Borrower or any of its Subsidiaries in an arm’s-length transaction on fair market terms; provided that at least five Business Days prior to the incurrence of such Indebtedness, a Responsible Officer of Holdings shall have delivered a certificate to the Administrative Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirements.
     “Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
     “Permitted Prepayments” shall have the meaning assigned to such term in Section 6.11.
     “Permitted Refinancing” shall mean, with respect to any person, any refinancing or renewal of any Indebtedness of such person; provided that (a) the aggregate principal amount (or accreted value, if applicable) of the Indebtedness incurred pursuant to such refinancing or renewal does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced or renewed except by an amount equal to unpaid accrued interest and premium thereon and any make-whole payments applicable thereto plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing or renewal and by an amount equal to any existing commitments unutilized thereunder, (b) such refinancing or renewal has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced or renewed (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (c) no Default is then continuing or would result therefrom, (d) the persons that are (or are required to be) obligors under such refinancing or renewal do not include any person that is not an obligor under the Indebtedness being so refinanced or renewed (or, in the case of a Permitted Refinancing of the Senior Notes, such obligors are Loan Parties (other than Holdings)) and (e) the subordination provisions thereof (if any) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being so refinanced or renewed; provided that at least five Business Days prior to the incurrence of such refinancing or renewal, a Responsible Officer of the Administrative Borrower shall have delivered an Officer’s Certificate to the Administrative Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.
     “Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Parent Borrower or Novelis Corporation in the form of one or more series of junior lien secured notes under one or more indentures or junior lien secured loans under one or more other debt instruments or facilities; provided that (i) such Indebtedness is secured by a Junior Lien on the Pari Passu Priority Collateral (or a portion thereof) and is not secured by any property or assets other than the Pari Passu Priority Collateral, (ii) such Indebtedness constitutes Term Loan Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of classes of Term Loans, Other Term Loans or Incremental Term Loans), (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 181 days after the Maturity Date, (iv) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Persons other than the Guarantors, (vi) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions), when taken as a whole, are not materially more favorable to the investors or lenders providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the Maturity Date) (provided that a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (vi) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Administrative Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)), (vii) the security agreements relating to such Indebtedness (together with the Intercreditor Agreement) reflect the Junior Lien nature of the security interests and are otherwise substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (viii) no Default shall exist immediately prior to or after giving effect to such incurrence and (ix) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement and the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
     “Permitted Swiss Non-Qualifying Banks” shall have the meaning assigned to such term in Section 5.15(b).
     “Permitted Term Loan Facility Refinancing” shall mean any refinancing or renewal of the Indebtedness incurred under the Term Loan Documents; provided that (a) such refinancing or renewal has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being so refinanced or renewed (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (b) no Default is existing or would result therefrom, (c) the collateral securing such refinancing or renewal is not greater than the Collateral and (d) the persons that are (or are required to be) obligors under such refinancing or renewal do not include any person that is not an obligor under the Indebtedness being so refinanced or renewed (unless, in the case of a refinancing of Indebtedness of a Loan Party, such persons are or become obligors under the Loan Documents); provided that at least five Business Days prior to the incurrence of such refinancing or renewal, a Responsible Officer of the Administrative Borrower shall have delivered an Officer’s Certificate to the Administrative Agent (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.
     “Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Parent Borrower or Novelis Corporation in the form of one or more series of senior unsecured notes or loans under one or more instruments; provided that (i) such Indebtedness constitutes Term Loan Credit Agreement Refinancing Indebtedness in respect of Term Loans (including portions of classes of Term Loans, Other Term Loans or Incremental Term Loans), (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 181 days after the Maturity Date, (iii) such Indebtedness is not guaranteed by any Persons other than the Guarantors, (iv) the other terms and conditions of such Indebtedness (excluding pricing, premiums and optional prepayment or optional redemption provisions) are customary market terms for Indebtedness of such type and, when taken as a whole, are not materially more restrictive (provided that such terms shall in no event include any financial maintenance covenants) on the Parent Borrower and the Restricted Subsidiaries than the terms and conditions applicable to the Loans (provided that a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Administrative Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (v) such Indebtedness (including related guarantees) is not secured. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
     “person” or “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).
     “Platform” shall have the meaning assigned to such term in Section 11.01(d).
     “Pledged Intercompany Notes” shall mean, with respect to each Loan Party, all intercompany notes described in Schedule 11 to the Perfection Certificate as of the Closing Date and intercompany notes hereafter acquired by such Loan Party and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.
     “Pledged Securities” shall mean, collectively, with respect to each Loan Party, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 10 to the Perfection Certificate as of the Closing Date as being owned by such Loan Party and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Loan Party (including by issuance), together with all rights, privileges, authority and powers of such Loan Party relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Loan Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Loan Party or are owned by a Loan Party as of the date hereof (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Loan Party (including by issuance), together with all rights, privileges, authority and powers of such Loan Party relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Loan Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Loan Party in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests, other than to the extent any of the foregoing constitute Excluded Equity Interests.
     “Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.23(d).
     “PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations promulgated thereunder and other applicable personal property security legislation of the applicable Canadian province or provinces in respect of the Canadian Loan Parties (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.
     “Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.23(d).
     “Prime Rate” shall mean the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Principal Jurisdiction” shall mean (i) the United States, Canada, the United Kingdom, Switzerland and Germany, (ii) each other country in which a Restricted Subsidiary is organized in respect of which Accounts are included in the Borrowing Base in accordance with Section 11.02(h) and (iii) and any state, province or other political subdivision of the foregoing.
     “Principal Loan Party” shall have the meaning assigned to such term in Section 3.16.
     “Priority Payables” shall mean at any time, with respect to the Borrowers and the Borrowing Base Guarantors:
     (a) (i) the amount past due and owing by each Borrower or Borrowing Base Guarantor, or the accrued amount for which such Borrower or Borrowing Base Guarantor has an obligation to remit to a Governmental Authority or other Person pursuant to any Applicable Law in respect of (u) pension fund obligations; (v) unemployment insurance; (w) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; (x) workers’ compensation; (y) vacation pay; and (z) other like charges and demands and (ii) the amount of fees which an insolvency administrator in an insolvency proceeding is allowed to collect pursuant to German law, including, without limitation, determination fees and collection fees; in each case with respect to the preceding clauses (i) and (ii), to the extent any Governmental Authority or other Person may claim a security interest, Lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents; and

     (b) the aggregate amount of any other liabilities of each Borrower or Borrowing Base Guarantor (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, Lien, charge, right or claim on any Collateral; in each case, pursuant to any Applicable Law and which trust, security interest, pledge, Lien, charge, right or claim ranks or, in the Permitted Discretion of the Administrative Agent, is capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents (such as Liens, trusts, security interests, pledges, Liens, charges, rights or claims in favor of employees, landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens, trusts, security interests, pledges, Liens, charges, rights or claims for ad valorem, excise, sales, or other taxes where given priority under Applicable Law);
in each case net of the aggregate amount of all restricted cash held or set aside for the payment of such obligations.
     “Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.
     “Pro Forma Basis (Leverage)” shall mean, with respect to compliance with any test or covenant hereunder at any time of determination, that all Specified Transactions and the following transactions in connection therewith (if any) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale or other disposition of all or substantially all Equity Interests in or assets of any Restricted Subsidiary of the Parent Borrower or any division, business unit, line of business or facility used for operations of the Parent Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Parent Borrower or any of its Restricted Subsidiaries in connection therewith.
     “Pro Rata Percentage” of (i) any Lender at any time shall mean the percentage of the total Commitments of all Lenders represented by such Lender’s Commitment, and (ii) any Lender with respect to a Class or Sub-Class of Obligations or Commitments (or exposure with respect to Loans or Obligations of a Class or Sub-Class), as applicable, shall mean the percentage of the total Commitments of such Class or Sub-Class, as applicable, of all Lenders represented by such Lender’s Commitment of such Class or Sub-Class; provided that the Pro Rata Percentage of any Lender with respect to any Letter of Credit Commitment or exposure, shall be with respect to U.S. Letters of Credit or European Letters of Credit, or Letters of Credit, determined with respect to the Commitment of such Lender relative to all Lenders.
     “Process Agent” shall have the meaning assigned to such term in Section 11.09(d).
     “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

     “Property Material Adverse Effect” shall mean, with respect to any Mortgaged Property, as of any date of determination and whether individually or in the aggregate, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on (a) the business or operations of any Company as presently conducted at the Mortgaged Property; (b) the value or utility of the Mortgaged Property; or (c) the legality, priority or enforceability of the Lien created by the Mortgage or the rights and remedies of the Mortgagee thereunder.
     “Proposed Transaction” shall mean any Dividend, prepayment of Indebtedness, Investment, Acquisition, Asset Sale, or other transaction, payment or other action, in each case where the Loan Parties would be required to meet the Availability Conditions in order to be permitted to consummate such transaction, make such payment or take such other action.
     “Protective Advances” shall have the meaning assigned to such term in Section 2.01(f).
     “Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
     “Purchased Receivables” shall have the meaning assigned to such term in any Receivables Purchase Agreement.
     “Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
     “Qualified IPO” shall mean (i) the issuance by Holdings, or any direct or indirect parent of Holdings which owns no material assets other that its direct or indirect ownership interest in the Equity Interests of the Parent Borrower, of its common Equity Interests in an underwritten primary or secondary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act or (ii) a Qualified Parent Borrower IPO.
     “Qualified Parent Borrower IPO” shall mean the issuance by the Parent Borrower of its common Equity Interests in an underwritten primary or secondary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act.
     “Qualified Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by any Restricted Subsidiary (other than a Restricted Subsidiary organized under the laws of a Principal Jurisdiction) pursuant to which such Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Entity or may grant a security interest in any Receivables (whether now existing or arising or acquired in the future) of such Restricted Subsidiary or any Related Security or Securitization Assets; provided that no Receivables or other property of any Company organized in a Principal Jurisdiction shall be subject to a Qualified Securitization Transaction.
     “Real Property” shall mean, collectively, all right, title and interest (including any freehold, leasehold, minerals or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
     “Receivable” shall mean the indebtedness and other obligations owed to any Company (other than any Company organized under the laws of a Principal Jurisdiction) (at the time such indebtedness and other obligations arise, and before giving effect to any transfer or conveyance contemplated under any Qualified Securitization Transaction documentation) arising in connection with the sale of goods or the rendering of services by such person, including any indebtedness, obligation or interest constituting an Account, contract right, payment intangible, promissory note, chattel paper, instrument, document, investment property, financial asset or general intangible, in each case, arising in connection with the sale of goods or the rendering of services by such person, and further includes, the obligation to pay any finance charges with respect thereto.
     “Receivables Purchase Agreement” shall mean each of (a) the Non-Recourse Receivables Purchase Agreement dated July 6, 2007 (as amended and restated on or around the date hereof), and any related servicing agreements (collectively, the “German Receivables Purchase Agreement”) between the German Seller, on the one hand, and Novelis AG, on the other hand, in each case with such modifications or amendments as may be reasonably satisfactory to the Administrative Agent in each case providing, inter alia, for the sale and transfer of Accounts by the German Seller to Novelis AG, (b) each Swiss Receivables Purchase Agreement between one or more Swiss Sellers, as sellers, and Novelis AG, as purchaser, in such form as may be acceptable to the parties thereto and the Administrative Agent (individually and collectively, as the context may require, the “Swiss Receivables Purchase Agreement”) and (c) any other receivables purchase agreement and related servicing agreements entered into after the Closing Date pursuant to Section 11.02(h) between a Subsidiary Guarantor and a Borrower or a Borrowing Base Guarantor, in order that the receivables subject thereto may be included in the Borrowing Base.
     “Receivables Seller” shall mean German Seller, each Swiss Seller and any other Subsidiary Guarantor that is a seller of Receivables pursuant to a Receivables Purchase Agreement (including in its roles as seller and collection agent thereunder).
     “Receiver” shall mean a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Collateral, and that term will include any appointee under joint and/or several appointments.

     “Receiver Indemnitees” shall mean each Receiver and their officers, directors, employees, Affiliates, agents and attorneys.
     “Refinanced Debt” shall have the meaning assigned to such term in the definition of “Term Loan Credit Agreement Refinancing Indebtedness”.
     “Refinancing” shall mean the purchase and retirement of the Existing Senior Notes purchased under the Debt Tender Offers on the Closing Date and repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding Indebtedness listed on Schedule 1.01(a) of the Parent Borrower or any of its Restricted Subsidiaries.
     “Register” shall have the meaning assigned to such term in Section 11.04(d).
     “Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a Dollar-for-Dollar exchange therefor pursuant to an exchange offer registered with the SEC.
     “Regulation” shall have the meaning assigned to such term in Section 3.27.
     “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Date” shall have the meaning assigned to such term in Section 2.18(b).
     “Reimbursement Obligations” shall mean each applicable Borrower’s obligations under Section 2.18 to reimburse LC Disbursements and its obligations to pay fees and other amounts with regard to drawings on Letters of Credit.
     “Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by any Loan Party in exchange for assets transferred by a Loan Party shall not be deemed to be Related Business Assets if they consist of securities of a person, unless upon receipt of the securities of such person, such person would become a Loan Party.

     “Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such person and of such person’s Affiliates.
     “Related Security” shall mean, with respect to any Receivable, all of the applicable Restricted Subsidiary’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale of which by the applicable Company gave rise to such Receivable, and all insurance contracts with respect thereto, all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable, all guaranties, letters of credit, letter-of-credit rights, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise, all service contracts and other contracts and agreements associated with such Receivable, all records related to such Receivable, and all of the applicable Company’s right, title and interest in, to and under the applicable Qualified Securitization Transaction documentation.
     “Release” shall mean any spilling, leaking, seepage, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
     “Relevant Amount” shall have the meaning assigned to such term in Section 2.06(j).
     “Relevant Currency Equivalent” shall mean the Dollar Equivalent or each Alternate Currency Equivalent, as applicable.
     “Rent Reserve” shall mean a Reserve established by the Administrative Agent in an amount equal to the latest three months rent payments made by any Borrower or Borrowing Base Guarantor for each location at which Inventory of the Borrowers and Borrowing Base Guarantors is located that is not subject to a Landlord Access Agreement or Bailee Letter (as reported to the Administrative Agent by the Administrative Borrower from time to time as requested by the Administrative Agent), as such amount may be adjusted from time to time by the Administrative Agent in its Permitted Discretion taking into account any statutory provisions detailing the extent to which landlords, warehousement or other bailees may make claims against Inventory located thereon.
     “Report” shall have the meaning assigned to such term in Section 10.02(c).
     “Required Lenders” shall mean, as of any date of determination, Lenders holding more than 50% of the sum of all outstanding Commitments (or after the termination thereof, Total Revolving Exposure); provided that the Commitment of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Reserves” shall mean reserves established from time to time against the Borrowing Base (in the case of Availability Reserves or other reserves) or the Commitments (in the case of

Availability Reserves) by the Administrative Agent pursuant to Section 2.01(d) or otherwise in accordance with this Agreement.
     “Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.
     “Responsible Officer” shall mean, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Grantor” shall mean a Loan Party that has granted a Guarantee that is subject to limitations that impair in any material respect the benefit of such Guarantee (as determined by the Administrative Agent in its Permitted Discretion) (it being expressly understood and agreed that (i) no Loan Party that is a Parent Borrower, a Canadian Guarantor, a U.K. Borrower, a U.K. Guarantor, a Madeira Guarantor or a U.S. Borrower shall be a Restricted Grantor and (ii) except as may be otherwise determined by the Administrative Agent in its Permitted Discretion, each Loan Party that is a German Guarantor, an Irish Guarantor, a Swiss Borrower, a Swiss Guarantor, a French Guarantor, a Luxembourg Guarantor or a Brazilian Guarantor shall be a Restricted Grantor).
     “Restricted Subsidiary” shall mean, as the context requires, (i) any Subsidiary of Holdings other than an Unrestricted Subsidiary and (ii) any Subsidiary of any Borrower other than an Unrestricted Subsidiary.
     “Restricted Sub-Participation” shall mean a sub-participation of the rights and/or the obligations of a Lender under this Agreement which is not substantially in the form recommended from time to time by the London Loan Market Association (LMA) (including, in particular, a provision on status of participation substantially in the form set out in Clause 6.1 of the LMA Funded Participation (PAR) form as at the date of this Agreement and Clause 7.1 of the current LMA Risk Participation (PAR) form as at the date of this Agreement, except for changes that have been approved by the Administrative Agent.
     “Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Maturity Date and (ii) the date of termination of the Revolving Commitments.
     “Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and purchase participations in Letters of Credit hereunder up to the amount set forth on Annex I with respect to such Lender directly under the column entitled “Revolving Commitment” or in an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) increased pursuant to Section 2.23, (b) reduced from time to time pursuant to Section 2.07 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $800,000,000.
     “Revolving Credit Priority Collateral” shall mean all “Revolving Credit Priority Collateral” as defined in the Intercreditor Agreement.
     “Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of U.S. Revolving Exposure, Swiss Revolving Exposure and U.K. Revolving Exposure of such Lender.
     “Revolving Lender” shall mean each Lender which has a Revolving Commitment (without giving effect to any termination of the Total Revolving Commitment if any LC Exposure remains outstanding) or which has any outstanding Revolving Loans (or any then outstanding LC Exposure).
     “Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a). For the avoidance of doubt, Revolving Loans shall include U.S. Swingline Loans, and Revolving Loans of any Class or Type shall include Overadvances and Protective Advances made as Loans of such Class or Type (other than Overadvances made as European Swingline Loans).
     “Revolving Percentage” of any Revolving Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Revolving Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Commitment at such time, provided that if any such determination is to be made after the Total Revolving Commitment (and the related Revolving Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.
     “S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. and any successor thereto.
     “Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.
     “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.
     “Secured Bank Product Obligations” shall mean Bank Product Debt owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates) specified by such provider in writing to Administrative Agent, which amount may be established or increased (by further written notice to Administrative Agent from time to time) as long as no Default or Event of Default exists and establishment of a Bank Product Reserve for such amount and all other

Secured Bank Product Obligations would not result in (i) the Total Revolving Exposure exceeding the Total Borrowing Base then in effect, or (ii) the Total Adjusted Revolving Exposure exceeding the Total Adjusted Borrowing Base then in effect.
     “Secured Bank Product Provider” shall mean (a) Bank of America or any of its Affiliates; and (b) any Lender or Affiliate of a Lender that is providing a Bank Product, provided the provider delivers written notice to Administrative Agent, in form and substance satisfactory to Administrative Agent, by the later of the Closing Date (or, in the case of a person who becomes a Lender pursuant to an assignment under Section 11.04(c) or an Increase Joinder, 10 days after such person becomes a Lender) or 10 days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 10.12.
     “Secured Debt Agreement” shall mean (i) this Agreement, (ii) the other Loan Documents and (iii) any Bank Product Agreement entered into by a Company with any counterparty that is a Secured Bank Product Provider.
     “Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all Secured Bank Product Obligations.
     “Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent, any Receiver or Delegate, each other Agent, the Lenders, the Issuing Banks, each Secured Bank Product Provider.
     “Securities Act” shall mean the Securities Act of 1933.
     “Securities Collateral” shall mean, collectively, the Pledged Securities, the Pledged Intercompany Notes and the Distributions.
     “Securitization Assets” shall mean all existing or hereafter acquired or arising (i) Receivables that are sold, assigned or otherwise transferred pursuant to a Qualified Securitization Transaction, (ii) the Related Security with respect to the Receivables referred to in clause (i) above, (iii) the collections and proceeds of the Receivables and Related Security referred to in clauses (i) and (ii) above, (iv) all lockboxes, lockbox accounts, collection accounts or other deposit accounts into which such collections are deposited (and in any event excluding any lockboxes, lockbox accounts, collection accounts or deposit accounts that any Company organized under the laws of any Principal Jurisdiction has an interest in) and which have been specifically identified and consented to by the Administrative Agent, (v) all other rights and payments which relate solely to such Receivables and (vi) all cash reserves comprising credit enhancements for such Qualified Securitization Transaction.
     “Securitization Entity” shall mean any corporation, company (including any limited liability company), association, partnership, joint venture, trust, mutual fund or other business entity to which any Restricted Subsidiary (excluding any Restricted Subsidiary that is in a Principal Jurisdiction) or any other Securitization Entity transfers Receivables and Related Security) (a) which engages in no activities other than in connection with the financing of

Receivables or Related Security, (b) which is designated by the Board of Directors of the Parent Borrower as a Securitization Entity, (c) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent Borrower or any Restricted Subsidiary (excluding guarantees of such transferor Restricted Subsidiary of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings and guarantees by the Securitization Entity), (ii) is recourse to or obligates the Parent Borrower or any Restricted Subsidiary (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Parent Borrower or any Restricted Subsidiary (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the Receivables and Related Security being financed (whether in the form of any equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the transferor Restricted Subsidiary, (d) to which none of the Parent Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and (e) with which none of Holdings, the Parent Borrower nor any Restricted Subsidiary of the Parent Borrower has any material contract, agreement, arrangement or understanding other than those customary for a Qualified Securitization Transaction and, in any event, on terms no less favorable to the Parent Borrower or such Restricted Subsidiary that those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower or such Restricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by providing the Administrative Agent with a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.
     “Security Agreement” shall mean each U.S. Security Agreement, each Canadian Security Agreement, each U.K. Security Agreement, each Swiss Security Agreement, each German Security Agreement, each Irish Security Agreement, each Brazilian Security Agreement, each Luxembourg Security Agreement, each Madeira Security Agreement, each French Security Agreement, and each other Security Agreement entered into pursuant to Section 5.11(b), individually and collectively, as the context may require.
     “Security Agreement Collateral” shall mean all property pledged or granted as Collateral pursuant to any Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.
     “Security Documents” shall mean each Security Agreement, the Mortgages, any Security Trust Deed, and each other security document, deed of trust, charge or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as Collateral for the Secured Obligations, and all UCC or other financing statements or financing change statements, control agreements, bailee notification letters, or instruments of perfection required by this Agreement, any Security Agreement, any Mortgage or any other such security document, charge or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as Collateral for the Secured

Obligations or to perfect, obtain control over or otherwise protect the interest of the Collateral Agent therein.
     “Security Trust Deed” shall mean any security trust deed to be executed by, among others, the Collateral Agent, the Administrative Agent and any Loan Party granting security over U.K. or Irish assets of any Loan Party.
     “Senior Note Documents” shall mean the collective reference to the Existing Senior Note Documents and the New Senior Note Documents.
     “Senior Note Guarantees” shall mean shall mean the collective reference to the Existing Senior Note Guarantee and the New Senior Note Guarantees.
     “Senior Notes” shall mean shall mean the collective reference to the Existing Senior Notes and the New Senior Notes.
     “Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Additional Senior Secured Indebtedness or Junior Secured Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
     “Senior Secured Net Leverage Ratio” shall mean, with respect to any date of determination (the “Calculation Date”), the ratio of (a) Consolidated Total Net Debt as of the Calculation Date (other than any portion of Consolidated Total Net Debt that is unsecured or is secured solely by Liens that are subordinated to the Liens securing the Pari Passu Secured Obligations pursuant to the Intercreditor Agreement) (it being understood that Indebtedness under the Loan Documents which constitutes Consolidated Total Net Debt will be included in the Senior Secured Net Leverage Ratio) to (b) Consolidated EBITDA for the Test Period most recently ended prior to the Calculation Date for which financial information has been delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b).
     “Series of Cash Neutral Transactions” shall mean any series of Investments, incurrences of Indebtedness, Asset Sales in the form of transfers of intercompany promissory notes and preferred stock or similar instruments and/or Dividends solely among Companies; provided that (i) the amount of cash or Cash Equivalents transferred by any Company (each such Company, an “Initiating Company”) to another Company in such Series of Cash Neutral Transactions is not greater than the amount of cash or Cash Equivalents received by such Initiating Company in such Series of Cash Neutral Transactions less reasonable transaction expenses and taxes (which cash and Cash Equivalents must be received by such Initiating Company within three Business Days of the initiation of such Series of Cash Neutral Transactions), (ii) any Collateral (including cash or Cash Equivalents of any Loan Party involved in such Series of Cash Neutral Transactions) shall remain subject to a perfected security interest of the Collateral Agent, and the validly, perfection and priority of such security interest shall not be impaired by or in connection with such Series of Cash Neutral Transactions, (iii) no more than $50,000,000 in aggregate of cash or Cash Equivalents may be held by Companies that are not Loan Parties in connection with transfers from Loan Parties as part of such Series of Cash Neutral Transactions (and any such Company that is not a Loan Party may not retain any of such cash or Cash Equivalents after giving effect to the Cash Neutral Transactions) and (iv) the fair market value of the assets (other than cash or Cash Equivalents) that may be held by Companies that are not Loan Parties in connection with transfers from Loan Parties as part of such Series of Cash Neutral Transactions may not exceed $50,000,000 in the aggregate.
     “Settlement” has the meaning assigned to such term in Section 2.17(c).
     “Settlement Date” has the meaning assigned to such term in Section 2.17(c).
     “Significant Event of Default” shall mean any Event of Default under Section 8.01(a), (b), (g) or (h).
     “Similar Business” shall mean any business conducted by the Parent Borrower and the other Loan Parties on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors of the Parent Borrower, which is substantially related thereto or is a reasonable extension thereof).
     “SL Scheme” shall mean the Syndicated Loan relief scheme as described in the HM Revenue & Customs Guidelines dated September 2010 and administered by HM Revenue & Customs’ Centre for Non-Residents.
     “Specified Equity Contribution” shall mean any cash contribution to the common equity of Holdings and/or any purchase or investment in an Equity Interest of Holdings other than Disqualified Capital Stock constituting a “Specified Equity Contribution” pursuant to Section 8.04 of the Term Loan Credit Agreement (or any similar term in any Term Loan Credit Agreement Refinancing Indebtedness).
     “Specified Holders” shall mean Hindalco and its Affiliates.
     “Specified Transaction” shall mean, with respect to any period, any Permitted Acquisition (other than Permitted Acquisitions where the amount of the Acquisition Consideration plus the fair market value of any Equity Interests which constitutes all or a portion of the purchase price is less than $15,000,000), Asset Sales (other than any dispositions in the ordinary course of business and dispositions where the fair market value of the assets disposed of is less than $15,000,000), Dividend, designation or redesignation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, incurrence or prepayment of Indebtedness (including any transaction under Section 6.11), any Incremental Term Loan or Revolving Credit Commitment increase that by the terms of this Agreement requires compliance on a Pro Forma Basis with a test or covenant hereunder or requires such test or covenant (or a component of such test or covenant) to be calculated on a “Pro Forma Basis”.
     “Spot Selling Rate” shall mean, as determined by the Administrative Agent on any day, the rate offered in the foreign exchange market for the purchase of the applicable currency with Dollars at the end of the preceding day, as such rate is published by Bloomberg for such day or, if no such rate is published by Bloomberg, then as offered through the foreign exchange trading office of the Administrative Agent or another financial institution on such day.

     “Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by any Restricted Subsidiary (other than a Restricted Subsidiary organized under the laws of a Principal Jurisdiction) that are negotiated in good faith at arm’s length in a Receivables securitization transaction so long as none of the same constitute Indebtedness, a Contingent Obligation (other than in connection with an obligation to repurchase receivables that do not satisfy related representations and warranties) or otherwise require the provision of credit support in excess of customary credit enhancement established upon entering into such Receivables securitization transaction negotiated in good faith at arm’s length.
     “Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting obligations of Holdings or any of its Subsidiaries not prohibited by this Agreement.
     “Statutory Reserves” shall mean (a) for any Interest Period for any Eurocurrency Borrowing in Dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D), (b) for any Interest Period for any portion of a Borrowing in GBP, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in GBP maintained by commercial banks which lend in GBP, (c) for any Interest Period for any portion of a European Swingline Borrowing in Swiss francs, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in Swiss francs maintained by commercial banks which lend in Swiss francs or (d) for any Interest Period for any portion of a Borrowing in euros, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in euros maintained by commercial banks which lend in euros. Eurocurrency Borrowings and EURIBOR Borrowings shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
     “Sub-Class,” when used in reference to any Revolving Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, U.K. Revolving Loans or Swiss Revolving Loans.
     “Subordinated Indebtedness” shall mean Indebtedness of a Loan Party that is subordinated by its terms (including pursuant to the terms of any subordination agreement, intercreditor agreement, or otherwise) in right of payment to the Obligations of such Loan Party.
     “Subordinated Lien Secured Obligations” shall mean “Subordinated Lien Secured Obligations” as defined in the Intercreditor Agreement.
     “Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Holdings. Notwithstanding the foregoing, Logan shall not be treated as a Subsidiary hereunder or under the other Loan Documents unless it qualifies as a Subsidiary under clause (i) of this definition.
     “Subsidiary Guarantor” shall mean each Restricted Subsidiary listed on Schedule 1.01(b), and each other Restricted Subsidiary that is or becomes a party to this Agreement as a Subsidiary Guarantor pursuant to Section 5.11 or otherwise.
     “Successor Holdings” shall have the meaning assigned to such term in the definition of “Permitted Holdings Amalgamation”.
     “Successor Parent Borrower” shall have the meaning assigned to such term in the definition of “Permitted Holdings Amalgamation”.
     “Support Agreement” shall mean the Support Agreement, dated December 17, 2010, among Novelis North America Holdings Inc., Novelis Acquisitions LLC and the Parent Borrower.
     “Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) current as of a date which shows all exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, unless otherwise acceptable to the Collateral Agent, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association (or the local equivalent) as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise reasonably acceptable to the Collateral Agent.
     “Swingline Exposure” shall mean at any time the sum of (a) U.S. Swingline Exposure plus (b) European Swingline Exposure.
     “Swingline Lender” mean, individually and collectively, as the context may require, the U.S. Swingline Lender and the European Swingline Lender.
     “Swingline Loan” shall mean any loan made by a Swingline Lender pursuant to Section 2.17.

     “Swiss Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “Swiss Borrowing Base” shall mean at any time an amount equal to the sum of the Dollar Equivalent of, without duplication:
     (i) the book value of Eligible Large Customer German Accounts, multiplied by the advance rate of 85%, plus
     (ii) the book value of Eligible Small Customer German Accounts, multiplied by the “Applicable Percentage” (as defined in the German Receivables Purchase Agreement), multiplied by the advance rate of 85%, plus
     (iii) the book value of Eligible Swiss Subsidiary Accounts, multiplied by an advance rate of up to 85%, to be determined by the Administrative Agent in its sole discretion, minus
     (iv) any Reserves established from time to time by the Administrative Agent with respect to the Swiss Borrowing Base in accordance with Section 2.01(d) and the other terms of this Agreement.
     The Swiss Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent with such adjustments as Administrative Agent deems appropriate in its Permitted Discretion to assure that the Swiss Borrowing Base is calculated in accordance with the terms of this Agreement.
     “Swiss francs” or “CHF” shall mean lawful money of Switzerland.
     “Swiss Franc Denominated Loan” shall mean each European Swingline Loan denominated in Swiss Francs at the time of the incurrence thereof.
     “Swiss Guarantor” shall mean each Restricted Subsidiary of Parent Borrower organized in Switzerland (other than the Swiss Borrower) party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower organized in Switzerland that is required to become a Guarantor pursuant to the terms hereof.
     “Swiss Loan Party” shall mean the Swiss Borrower or a Swiss Guarantor.
     “Swiss Non-Qualifying Bank” shall mean a (Swiss or non-Swiss) Person that does not qualify as a Swiss Qualifying Bank.
     “Swiss Qualifying Bank” shall mean a (Swiss or non-Swiss) financial institution which (i) qualifies as a bank pursuant to the banking laws in force in its country of incorporation, (ii) carries on a true banking activity in such jurisdiction as its main purpose, and (iii) has personnel, premises, communication devices and decision-making authority of its own, all as per the guidelines of the Swiss Federal Tax Administration No. S-02.122.1(4.99), No. S-02.122.2(4.99), S-02-123(9.86), No. S-02.128(1.2000) and No. S-02.130(4.99) or legislation or guidelines addressing the same issues which are in force at such time.

     “Swiss Receivables Purchase Agreement” shall have the meaning assigned to such term in the definition of “Receivables Purchase Agreement”.
     “Swiss Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Swiss Revolving Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s European LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s European Swingline Exposure.
     “Swiss Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).
     “Swiss Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibit M-4, including all subparts thereto, among the Swiss Loan Parties and the Collateral Agent for the benefit of the Secured Parties.
     “Swiss Seller” shall mean each of Novelis Switzerland SA and Novelis Technology AG, each a company organized under the laws of Switzerland, and any other Subsidiary Guarantor that is a Restricted Grantor organized in Switzerland (including each in its roles as seller and collection agent under a Swiss Receivables Purchase Agreement).
     “Swiss Withholding Tax” shall mean any withholding tax in accordance with the Swiss Federal Statute on Anticipatory Tax of 13 October 1965 (Bundesgesetz uber die Verrechnungssteuer) and any successor provision, as appropriate.
     “Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.
     “Syndication Period” shall have the meaning assigned to such term in the definition of “Eligible Assignee”.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.
     “TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system that utilizes a single shared platform and which was launched on November 19, 2007 (or any successor payment system).
     “TARGET Day” shall mean any day on which TARGET2 is open for the settlement of payments in Euro.
     “Tax Deduction” has the meaning assigned to such term in Section 2.15(i).
     “Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
     “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, payroll, social security, employment and unemployment taxes, assessments, fees or other charges imposed by any Taxing Authority, including any interest, additions to tax or penalties applicable thereto. For greater certainty it shall further be specified that Taxes shall also include any federal, cantonal and municipal direct taxes levied at source in Switzerland as per Article 51 § 1 lit. d and Article 94 of the Swiss Federal Direct Tax Act of December 14, 1990 and as per Article 21 § 2 lit. a and Article 35 § lit. e of the Swiss Federal Harmonization Direct Tax Act of December 14, 1990.
     “Taxing Authority” shall mean any Governmental Authority of any jurisdiction or political subdivision thereof with the authority to impose, assess, and collect Taxes and engage in activities of a similar nature with respect to such Taxing Authority.
     “Ten Non-Bank Regulations” shall mean the regulations pursuant to the guidelines No. S-02.122.1(4.99), No. S-02.128(1.2000) and No. S-02.130.1(4.99) of the Swiss Federal Tax Administration (or legislation or guidelines addressing the same issues which are in force at such time) pursuant to which the aggregate number of Lenders of a Swiss Borrower under this Agreement which are not Swiss Qualifying Banks shall not at any time exceed ten.
     “Term Loan Administrative Agent” shall mean Bank of America, in its capacity as administrative agent under the Term Loan Credit Agreement, and its successors and assigns in such capacity.
     “Term Loan Collateral Agent” shall mean Bank of America, in its capacity as collateral agent under the Term Loan Credit Agreement, and its successors and assigns in such capacity.
     “Term Loan Credit Agreement” shall mean (i) that certain credit agreement dated as of the date hereof among the Loan Parties party thereto, the lenders party thereto, the Arranger, as lead arranger, and Bank of America, as administrative agent and as collateral agent for the Term Loan Secured Parties, as amended, restated, supplemented, increased or modified from time to time (including any increase permitted pursuant to Section 2.23 of the Term Loan Credit Agreement or any similar provision in any Term Loan Credit Agreement Refinancing Indebtedness) to the extent not prohibited by this Agreement or the Intercreditor Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under the (x) credit agreement referred to in clause (i) or (y) any subsequent Term Loan Credit Agreement, in each case which constitutes a Permitted Term Loan Facility Refinancing with respect to the Term Loans, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.
     “Term Loan Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a “Refinancing Amendment” (as defined in the Term Loan Credit Agreement), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans

(including any successive Term Loan Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt, (ii) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, and (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Term Loan Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.
     “Term Loan Documents” shall mean the Term Loan Credit Agreement and the other Loan Documents as defined in the Term Loan Credit Agreement and any corresponding term in any successor Term Loan Agreement permitted hereby, including the mortgages and other security documents, guaranties and the notes issued thereunder.
     “Term Loan Obligations” shall mean the Term Loans and the guarantees by the Loan Parties under the Term Loan Documents.
     “Term Loans” shall mean, collectively, the “Loans,” “Incremental Term Loans” and the “Other Term Loans”, each as defined in the Term Loan Credit Agreement (or any similar term in any Term Loan Credit Agreement Refinancing Indebtedness).
     “Test Period” shall mean, at any time, the four consecutive fiscal quarters of Parent Borrower then last ended (in each case taken as one accounting period).
     “Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.
     “Title Policy” shall have the meaning assigned to such term in Section 4.01(o)(iii).
     “Total Adjusted Borrowing Base” shall mean, at any time, the sum of (i) the U.S. Borrowing Base at such time, plus (ii) the Canadian Borrowing Base at such time, plus (iii) the lesser of (A) the U.K. Borrowing Base and (B) the greater of (I) $350,000,000 and (II) 40% of the Total Gross Borrowing Base, minus (without duplication) (iv) Reserves against the Total Borrowing Base or any component thereof (other than the Swiss Borrowing Base).
     “Total Adjusted Revolving Exposure” shall mean, at any time, the Total Revolving Exposure minus Swiss Revolving Exposure.
     “Total Borrowing Base” shall mean, at any time, the sum of (i) the U.S. Borrowing Base at such time, plus (ii) the Canadian Borrowing Base at such time, plus (iii) the European Borrowing Base at such time, minus (without duplication) (iv) Reserves against the Total Borrowing Base or any component thereof.
     “Total Gross Borrowing Base” shall mean, at any time, the sum of (i) the U.S. Borrowing Base at such time, plus (ii) the Canadian Borrowing Base at such time, plus (iii) the Swiss Borrowing Base at such time, plus (iv) the U.K. Borrowing Base at such time.

     “Total European Revolving Exposure” shall mean, at any time, the sum of the Total Swiss Revolving Exposure and Total U.K. Revolving Exposure at such time.
     “Total Net Leverage Ratio” shall mean, with respect to any Calculation Date, the ratio of (a) Consolidated Total Net Debt as of the Calculation Date to (b) Consolidated EBITDA (Leverage) for the Test Period most recently ended prior to the Calculation Date for which financial information has been delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or (b).
     “Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.
     “Total Revolving Exposure” shall mean, at any time, the sum of the Revolving Exposure of each of the Lenders at such time.
     “Total Swiss Revolving Exposure” shall mean, at any time, the sum of the Swiss Revolving Exposure of each of the Lenders at such time.
     “Total U.K. Revolving Exposure” shall mean, at any time, the sum of the U.K. Revolving Exposure of each of the Lenders at such time.
     “Total U.S. Revolving Exposure” shall mean, at any time, the sum of the U.S. Revolving Exposure of each of the Lenders at such time.
     “Transaction Documents” shall mean the Loan Documents, the New Senior Note Documents and the Term Loan Documents.
     “Transactions” shall mean, collectively, the transactions to occur pursuant to or in connection with the Transaction Documents, including (a) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (b) the Refinancing; (c) the execution and delivery of the Term Loan Documents and the borrowings thereunder; (d) the execution and delivery of the New Senior Note Documents on the Closing Date and the receipt by Parent Borrower of at least $2,500,000,000 in gross proceeds from the sale of the New Senior Notes, (e) the consummation of the Debt Tender Offer, (f) the payment of the Closing Date Distribution and (g) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
     “Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.
     “Treaty Lender” shall have the meaning assigned to such term in clause (C) of the definition of “U.K. Qualifying Lender”.
     “Twenty Non-Bank Regulations” shall mean the regulations pursuant to the guidelines No. S-02.122.1(4.99), No. S-02.122.2(4.99), No. S-02.128(1.2000) and No. S-02.130.1(4.99) of the Swiss Federal Tax Administration (or legislation or guidelines addressing the same issues which are in force at such time) pursuant to which the aggregate number of persons and legal entities, which are not Swiss Qualifying Banks and to which the Swiss Borrower directly or indirectly, including, without limitation, through a Restricted Sub-Participation or other sub-participations under any other agreement, owes interest-bearing borrowed money under all interest-bearing instruments including, inter alia, this Agreement, taken together (other than bond issues which are subject to Swiss Withholding Tax), shall not exceed twenty at any time in order to not trigger Swiss Withholding Tax.
     “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted EURIBOR Rate, the Adjusted LIBOR Rate, or the Base Rate (in each case with regard to a Loan of a given currency).
     “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
     “U.K. Borrower” shall have the meaning assigned to such term in the preamble hereto.
     “U.K. Borrowing Base” shall mean at any time an amount equal to the sum of the Dollar Equivalent of, without duplication:
     (i) the book value of Eligible U.K. Accounts multiplied by the advance rate of 85%, plus
     (ii) the lesser of (i) the advance rate of 75% of the Cost of Eligible U.K. Inventory, or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible U.K. Inventory, minus
     (iii) any Reserves established from time to time by the Administrative Agent with respect to the U.K. Borrowing Base in accordance with Section 2.01(d) and the other terms of this Agreement.
     The U.K. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent with such adjustments as Administrative Agent deems appropriate in its Permitted Discretion to assure that the U.K. Borrowing Base is calculated in accordance with the terms of this Agreement.
     “U.K. Guarantor” shall mean each Restricted Subsidiary of Parent Borrower incorporated in England and Wales (other than the U.K. Borrower) party hereto as a Guarantor, and each other Restricted Subsidiary of Parent Borrower incorporated in England and Wales that is required to become a Guarantor pursuant to the terms hereof.
     “U.K. Loan Party” shall mean each of the U.K. Borrower and each U.K. Guarantor.
     “U.K. Qualifying Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under this Agreement or any other Loan Document and is:

(A)	a lender:
(i)	which is a bank (as defined for the purpose of Section 879 of the United Kingdom Income Tax Act 2007) making an advance under this Agreement or any other Loan Document, or
(ii)	in respect of an advance made under this Agreement or any other Loan Document by a person that was a bank (as defined for the purpose of Section 879 of the United Kingdom Income Tax Act 2007) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(B)	a lender which is:
(i)	a company resident in the United Kingdom for United Kingdom tax purposes;
(ii)	a partnership each member of which is either:
(I)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(II)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of Section 19 of the United Kingdom Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the United Kingdom Corporation Tax Act 2009; or
(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account that interest payable in respect of that advance in computing the chargeable profits (for the purposes of Section 19 of the United Kingdom Corporation Tax Act 2009) of that company; or
(C)	a lender which:

(i)	is treated as a resident of a jurisdiction having a double taxation agreement with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest for the purposes of the treaty; and
(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which the Lender’s participation in the Loan is effectively connected (a “Treaty Lender”).
     “U.K. Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding U.K. Revolving Loans of such Lender.
     “U.K. Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).
     “U.K. Security Agreement” shall mean, collectively, any Security Agreement substantially in the form of Exhibit M-3, including all subparts thereto, among the U.K. Loan Parties and the Collateral Agent for the benefit of the Secured Parties, including the U.K. Share Charge.
     “U.K. Share Charge” shall mean shall mean a Security Agreement in substantially the form of Exhibit M-3-2, among the Parent Borrower and the Collateral Agent.
     “United States” shall mean the United States of America.
     “Unpaid Supplier Reserve” shall mean, at any time, with respect to the Canadian Loan Parties, the amount equal to the percentage applicable to Inventory in the calculation of the Canadian Borrowing Base multiplied by the aggregate value of the Eligible Inventory which the Administrative Agent, in its Permitted Discretion, considers is or may be subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other laws of Canada or any other applicable jurisdiction granting revendication or similar rights to unpaid suppliers, in each case, where such supplier’s right ranks or is capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents.
     “Unrestricted Cash” shall mean cash and Cash Equivalents of the Parent Borrower and its Restricted Subsidiaries (in each case, free and clear of all Liens, other than Liens permitted pursuant to Section 6.02(a), (j) and (k)), to the extent the use thereof for the application to payment of Indebtedness is not prohibited by law or any contract to which the Parent Borrower or any of the Restricted Subsidiaries is a party and excluding cash and Cash Equivalents (i) which are listed as “restricted” on the consolidated balance sheet of the Parent Borrower and its Subsidiaries as of such date or (ii) constituting proceeds of a Specified Equity Contribution.
     “Unrestricted Grantors” shall mean Loan Parties that are not Restricted Grantors.

     “Unrestricted Subsidiary” shall mean any Subsidiary of the Parent Borrower designated by the board of directors of the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the Closing Date.
     “U.S. Borrower” shall mean each Initial U.S. Borrower, and each other Subsidiary (which is organized under the laws of the United States or any state thereof or the District of Columbia) that is or becomes a party to this Agreement as a U.S. Borrower pursuant to Section 5.11.
     “U.S. Borrowing Base” shall mean at any time an amount equal to the sum of, without duplication:
     (i) the book value of Eligible U.S. Accounts multiplied by the advance rate of 85%, plus
     (ii) the lesser of (i) the advance rate of 75% of the Cost of Eligible U.S. Inventory, or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible U.S. Inventory, minus
     (iii) any Reserves established from time to time by the Administrative Agent with respect to the U.S. Borrowing Base in accordance with Section 2.01(d) and the other terms of this Agreement.
     The U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent with such adjustments as Administrative Agent deems appropriate in its Permitted Discretion to assure that the U.S. Borrowing Base is calculated in accordance with the terms of this Agreement.
     “U.S. GAAP” shall have the meaning assigned to such term in Section 1.04.
     “U.S. LC Exposure” shall mean at any time the Dollar Equivalent of the sum of the stated amount of all outstanding U.S. Letters of Credit at such time. The U.S. LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate U.S. LC Exposure at such time.
     “U.S. Letter of Credit” shall have the meaning assigned to such term in Section 2.18(a).
     “U.S. Reimbursement Obligations” shall mean each applicable Borrower’s obligations under Section 2.18 to reimburse LC Disbursements in respect of U.S. Letters of Credit.
     “U.S. Revolving Exposure” shall mean, with respect to any Revolving Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding U.S Revolving Loans of such Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s U.S. LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s U.S. Swingline Exposure.
     “U.S. Revolving Loan” shall have the meaning assigned to such term in Section 2.01(a).

     “U.S. Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit M-1 among the U.S. Borrowers and the Collateral Agent for the benefit of the Secured Parties.
     “U.S. Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding U.S. Swingline Loans. The U.S. Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate U.S. Swingline Exposure at such time.
     “U.S. Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.
     “U.S. Swingline Loan” shall have the meaning assigned to such term in Section 2.17(a).
     “Vendor Managed Inventory” shall mean Inventory of a U.S. Borrower, a Canadian Loan Party, or an Eligible U.K. Loan Party located in the ordinary course of business of such Loan Party at a customer location that has been disclosed to the Administrative Agent in Schedule 3.24 or in a Borrowing Base Certificate or updates to the Perfection Certificate.
     “Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.
     “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
     “Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
     “Wind-Up” shall have the meaning assigned to such term in Section 6.05(g), and “Winding-Up” shall have a meaning correlative thereto.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class or Sub-Class (e.g., a “U.S. Revolving Loan” or a “Swiss Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class (or Sub-Class) and Type (e.g., a “Eurocurrency U.S. Revolving Loan”). Borrowings also may be classified and referred to by Class or Sub-Class (e.g., a “U.K. Borrowing,”) or by Type (e.g., a “Base Rate Borrowing”) or by Class or Sub-Class and Type (e.g., a “Eurocurrency U.S. Borrowing”).
SECTION 1.03 Terms Generally; Alternate Currency Transaction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document (including any Organizational Document) as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) any reference to a Subsidiary of a Person shall include any direct or indirect Subsidiary of such Person, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference to any law or regulation herein shall include all statutory and regulatory provisions consolidating, amendment or interpreting such law or regulation and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (h) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.” For purposes of this Agreement and the other Loan Documents, (i) where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate in effect on the Business Day immediately preceding the date of such transaction or determination and the permissibility of actions taken under ARTICLE VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance other Indebtedness, and such refinancing would cause the applicable Dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate in effect on the Business Day immediately preceding the date of such refinancing, such Dollar denominated restriction shall be deemed not to have been exceeded so long as (x) such refinancing Indebtedness is denominated in the same currency as such Indebtedness being refinanced and (y) the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced except as permitted by the definition of Permitted Refinancing Indebtedness) and (ii) as of any date of determination, for purposes of the pro rata application of any amounts required to be applied hereunder to the payment of Loans or other Obligations which are denominated in more than a single Approved Currency, such pro rata application shall be determined by reference to the Dollar Equivalent of such Loans or other Obligations as of such date of determination. For purposes of this Agreement and the other Loan Documents, the word

“foreign” shall refer to jurisdictions other than the United States, the states thereof and the District of Columbia. For purposes of this Agreement and the other Loan Documents, the words “the applicable borrower” (or words of like import), when used with reference to obligations of any U.S. Borrower, shall refer to the U.S. Borrowers on a joint and several basis. From and after the effectiveness of the Permitted Holdings Amalgamation (x) all references to the Parent Borrower in any Loan Document shall refer to the Successor Parent Borrower and (y) all references to Holdings in any Loan Document shall refer to Successor Holdings. Each reference to the “Issuing Bank” shall refer to the applicable Issuing Bank or Issuing Banks, as the context may require.
SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis as in effect from time to time (“U.S. GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with U.S. GAAP, as in effect from time to time unless otherwise agreed to by Parent Borrower and the Required Lenders or as set forth below; provided that (i) the Parent Borrower may elect to convert from U.S. GAAP for the purposes of preparing its financial statements and keeping its books and records to IFRS and if the Parent Borrower makes such election it shall give prompt written notice to the Administrative Agent and the Lenders within five Business Days of such election, along with a reconciliation of the Parent Borrower’s financial statements covering the four most recent fiscal quarters for which financial statements are available (including a reconciliation of the Parent Borrower’s audited financial statements prepared during such period), (ii) upon election of any conversion to IFRS, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend the financial ratios and requirements and other terms of an accounting or a financial nature in the Loan Documents to preserve the original intent thereof in light of such conversion to IFRS (subject to the approval of the Required Lenders); provided that, until so amended (x) such ratios or requirements (and all terms of an accounting or a financial nature) shall continue to be computed in accordance with U.S. GAAP prior to such conversion to IFRS and (y) the Parent Borrower shall provide to the Administrative Agent and the Lenders any documents and calculations required under this Agreement or as reasonably requested hereunder by the Administrative Agent or any Lender setting forth a reconciliation between calculations of such ratios and requirements and other terms of an accounting or a financial nature made before and after giving effect to such conversion to IFRS and (iii) if at any time any change in U.S. GAAP or change in IFRS would affect the computation of any financial ratio or requirement or other terms of an accounting or a financial nature set forth in any Loan Document, and the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement or other terms of an accounting or a financial nature to preserve the original intent thereof in light of such change in U.S. GAAP or change in IFRS (subject to the approval of the Required Lenders); provided that, until so amended, (x) such ratio or requirement or other terms of an accounting or a financial nature shall continue to be computed in accordance with U.S. GAAP prior to such change therein or change in IFRS and (y) the Parent Borrower shall provide to the Administrative Agent and the Lenders any documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement or other terms of an accounting or a financial nature made before and after giving effect to such change in U.S. GAAP or change in IFRS. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdings, the Parent Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
SECTION 1.06 Pro Forma Calculations. Notwithstanding anything to the contrary herein, the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio shall be calculated on a Pro Forma Basis (Leverage) with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, or subsequent to the end of such four-quarter period but not later than the date of such calculation.
ARTICLE II
THE CREDITS
SECTION 2.01 Commitments.
     (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender with a Revolving Commitment agrees, severally and not jointly, at any time and from time to time on or after the Closing Date until the earlier of the Business Day prior to the Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, to make revolving loans (x) to the U.S. Borrowers, jointly and severally, or to the Parent Borrower, in any Approved Currency (each, a “U.S. Revolving Loan”), (y) to the Swiss Borrower, in euros or GBP (each, a “Swiss Revolving Loan”), and (z) to the U.K. Borrower, in euros or GBP (each, a “U.K. Revolving Loan” and, collectively with the Swiss Revolving Loans and the U.S. Revolving Loans, each a “Revolving Loan”), in an aggregate principal amount that does not result in:
               (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment less such Lender’s ratable portion of Availability Reserves;
               (ii) the Total Adjusted Revolving Exposure exceeding the Total Adjusted Borrowing Base (subject to the Administrative Agent’s authority in its sole discretion to make Overadvances pursuant to the terms of Section 2.01(e)); or
               (iii) the Total Revolving Exposure exceeding the lesser of (I) the Total Borrowing Base (subject to the Administrative Agent’s authority in its sole discretion to make Overadvances pursuant to the terms of Section 2.01(e)), and (II) the Total Revolving Commitment less Availability Reserves.
     (b) [intentionally omitted.]

     (c) Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans.
     (d) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall have the right to establish Availability Reserves against the Commitments, and/or Availability Reserves and other Reserves against the Borrowing Base, in each case in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary, including, without limitation (but without duplication), (i) sums that the respective Borrowers or Borrowing Base Guarantors are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid, (ii) amounts owing by the respective Borrowers or Borrowing Base Guarantors or, without duplication, their respective Subsidiaries to any Person in respect of any Lien of the type described in the definition of “First Priority” on any of the Collateral, which Lien, in the Permitted Discretion of the Administrative Agent, is reasonably likely to rank senior in priority to or pari passu with one or more of the Liens granted in the Security Documents in and to such item of the Collateral, (iii) an Unpaid Supplier Reserve and a Reserve against prior claims of Logan, in each case, against Eligible Inventory included in the Borrowing Base, (iv) an Inventory Reserve, in each case, against Eligible Inventory included in the Borrowing Base, (v) Rent Reserves and Reserves for Priority Payables, (vi) a Bank Product Reserve, and (vii) a Dilution Reserve; provided, however, that (y) the amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve, and (z) Reserves shall not duplicate eligibility criteria contained in the definitions of “Eligible Accounts” or “Eligible Inventory” or reserves or criteria deducted in computing the cost of Eligible Inventory or the Net Recovery Cost Percentage of Eligible Inventory. The Administrative Agent shall provide the Administrative Borrower with at least three (3) Business Days’ prior written notice of any such establishment. Upon delivery of written notice to Administrative Borrower, the Administrative Agent shall be available to discuss the proposed Reserve, and the applicable Borrower or Borrowing Base Guarantor may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve no longer exists or has otherwise been adequately addressed.
     (e) The Administrative Agent shall not, without the prior consent of the Required Lenders, make (and shall use its reasonable best efforts to prohibit the Issuing Banks and Swingline Lenders, as applicable, from making) any Revolving Loans or Swingline Loans, or provide any Letters of Credit, to the Borrowers on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would either (i) cause the Total Revolving Exposure to exceed the lesser of (a) the Total Borrowing Base, and (b) the Total Revolving Commitment less Availability Reserves, (ii) cause the Total Adjusted Revolving Exposure to exceed the Total Adjusted Borrowing Base, or (iii) be made when one or more of the other conditions precedent to the making of Loans hereunder cannot be satisfied, except that Administrative Agent may make (or cause to be made) such additional Revolving Loans (including U.S. Swingline Loans) or European Swingline Loans or provide such additional Letters of Credit on behalf of Lenders (each an “Overadvance” and collectively, the “Overadvances”), intentionally and with actual knowledge that such Loans or Letters of Credit will be made without the satisfaction of the foregoing conditions precedent, if the Administrative Agent deems it necessary or advisable in its discretion to do so; provided, that: (A) the total principal amount outstanding at any time of Overadvances to the Borrowers which Administrative Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the conditions precedent have not been satisfied, shall not (I) exceed the amount equal to 5% of the Total Borrowing Base, or, when aggregated with all Credit Protective Advances then outstanding, 7.5% of the Total Borrowing Base, and (II) shall not, without the consent of all Lenders, cause the Total Revolving Exposure to exceed the Total Revolving Commitment of all of the Lenders less Availability Reserves, or such Lender’s Pro Rata Percentage of the Total Revolving Exposure to exceed such Lender’s Revolving Commitment less such Lender’s Pro Rata Percentage of Availability Reserves, (B) without the consent of all Lenders, (I) no Overadvance shall be outstanding for more than sixty (60) days and (II) after all Overadvances have been repaid, Administrative Agent shall not make any additional Overadvance unless sixty (60) days or more have elapsed since the last date on which any Overadvance was outstanding and (C) Administrative Agent shall be entitled to recover such funds on demand from the applicable Borrower or Borrowers together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the interest rate otherwise applicable to Loans of such Class and Type (including interest at the Default Rate, if applicable). Each Lender of the applicable Class shall be obligated to pay Administrative Agent the amount of its Pro Rata Percentage of any such Overadvance, provided, that such Administrative Agent is acting in accordance with the terms of this Section 2.01(e). Overadvances shall constitute Revolving Loans (or European Swingline Loans), shall be payable on demand and shall constitute Obligations secured by the Collateral entitled to all the benefits of the Loan Documents. Any funding of an Overadvance or sufferance of an Overadvance shall not constitute a waiver by any Agent or any Lender of the Event of Default caused thereby. In no event shall any Borrower be deemed a beneficiary of this Section 2.01(e) nor authorized to enforce any of its terms.
     (f) The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 4.02 are not satisfied, to make Base Rate Loans (“Protective Advances”) (i) if the Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations (“Credit Protective Advances”), provided, that the total principal amount outstanding at any time of Credit Protective Advances shall not exceed the amount equal to 5% of the Total Borrowing Base, or, when aggregated with all Overadvances then outstanding, 7.5% of the Total Borrowing Base, or (ii) to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including costs, fees and expenses; provided further, that the total principal amount outstanding at any time of Protective Advances shall not, without the consent of all Lenders, cause the Total Revolving Exposure to exceed the Total Revolving Commitment of all of the Lenders less Availability Reserves, or such Lender’s Pro Rata Percentage of the Total Revolving Exposure to exceed such Lender’s Revolving Commitment less such Lender’s Pro Rata Percentage of Availability Reserves. Each Lender shall participate in each Protective Advance in accordance with its Pro Rata Percentage. Required Lenders may at any time revoke Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
SECTION 2.02 Loans.
     (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Swingline Loans, Protective Advances and Loans deemed made pursuant to Section 2.18, each Borrowing shall be in an aggregate principal amount that is not less than (and in integral amounts consistent with) the Minimum Currency Threshold or, if less, equal to the remaining available balance of the applicable Commitments.
     (b) Subject to Section 2.11 and Section 2.12, (i) each Borrowing of Dollar Denominated Loans shall be comprised entirely of Base Rate Loans or Eurocurrency Loans as Administrative Borrower may request pursuant to Section 2.03 (provided that Base Rate Loans shall be available only with respect to Dollar Denominated Loans borrowed by U.S. Borrowers or Parent Borrower), (ii) each Borrowing of GBP Denominated Loans or Swiss Franc Denominated Loans shall be comprised entirely of Eurocurrency Loans, and (iii) each Borrowing of Euro Denominated Loans shall be comprised entirely of EURIBOR Loans; provided that all Loans comprising the same Borrowing shall at all times be of the same Type. Each Lender may at its option make any Eurocurrency Loan or EURIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement; and provided, further, that with respect to any Loan (and so long as no Event of Default shall have occurred and is continuing), if such Lender is a Swiss Qualifying Bank, such branch or Affiliate must also qualify as a Swiss Qualifying Bank. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurocurrency Borrowings in Dollars, five Eurocurrency Borrowings in GBP, or eight EURIBOR Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
     (c) Except with respect to Loans deemed made pursuant to Section 2.18(b) and Swingline Loans, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in Chicago, or to such account in a European jurisdiction, as the Administrative Agent may designate, not later than 12:00 noon, New York time (11:00 a.m., London time in the case of Revolving Loans made in GBP or Euros), and the Administrative Agent shall promptly credit the amounts so received to an account of the applicable Borrower as directed by the

Administrative Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and such Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Interbank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the applicable Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.
     (e) Notwithstanding anything to the contrary contained herein, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03 Borrowing Procedure.
     (a) To request a Borrowing (subject to Section 2.17(e) with respect to European Swingline Loans), the Administrative Borrower, on behalf of the applicable Borrower, shall deliver, by hand delivery, telecopier or, to the extent separately agreed by the Administrative Agent, by an electronic communication in accordance with the second sentence of Section 11.01(b) and the second paragraph of Section 11.01(d), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurocurrency Borrowing (other than a Eurocurrency Borrowing made in GBP), not later than 12:00 noon, New York time, three (3) Business Days before the date of the proposed Borrowing, (ii) in the case of a EURIBOR Borrowing, or a Eurocurrency Borrowing made in GBP, not later than 11:00 a.m., London time, three (3) Business Days before the date of the proposed Borrowing, or (iii) in the case of a Base Rate Borrowing, not later than 12:00 a.m., New York time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
               (i) the aggregate amount of such Borrowing;

               (ii) the date of such Borrowing, which shall be a Business Day;
               (iii) whether such Borrowing shall constitute a Borrowing of U.S. Revolving Loans, U.K. Revolving Loans or Swiss Revolving Loans;
               (iv) in the case of Dollar Denominated Loans made to U.S. Borrowers or to Parent Borrower, whether such Borrowing is to be a Base Rate Borrowing or a Eurocurrency Borrowing;
               (v) in the case of U.S. Revolving Loans, whether such Borrowing is to be made to the U.S. Borrowers or the Parent Borrower;
               (vi) in the case of a Eurocurrency Borrowing or EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated, as applicable, by the definition of the term “Eurocurrency Interest Period” or “EURIBOR Interest Period”;
               (vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c);
               (viii) that the conditions set forth in Section 4.02(b) — (d) have been satisfied as of the date of the notice; and
               (ix) in the case of a Eurocurrency Borrowing in an Alternate Currency, the Approved Currency for such Borrowing.
     If no election as to the Type of Borrowing is specified with respect to a Borrowing of Dollar Denominated Loans made to U.S. Borrowers or to Parent Borrower, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested EURIBOR Borrowing or Eurocurrency Borrowing, then the Administrative Borrower on behalf of the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     (b) Appointment of Administrative Borrower. Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of such Borrower. The Administrative Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Each Loan Party hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements of account and all other notices from the Agents and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents, including the Intercreditor Agreement. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Loan Party by Administrative Borrower shall be deemed for all purposes to have been made by such Loan

Party, as the case may be, and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party. Administrative Borrower hereby accepts the appointment by Borrowers and the other Loan Parties to act as the agent of Borrowers and the other Loan Parties and agrees to ensure that the disbursement of any Loans to a Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower. No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Administrative Agent and appointment by the Borrowers of a replacement Administrative Borrower.
     (c) Appointment of European Administrative Borrower. Each U.K. Borrower and Swiss Borrower hereby irrevocably appoints and constitutes European Administrative Borrower as its agent to request Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of such Borrower. The Administrative Agent and Lenders may disburse the Loans to such bank account of European Administrative Borrower or a U.K. Borrower or Swiss Borrower or otherwise make such Loans to a U.K. Borrower or Swiss Borrower and provide such Letters of Credit to a U.K. Borrower or Swiss Borrower as European Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor. Each U.K. Borrower and Swiss Borrower hereby irrevocably appoints and constitutes European Administrative Borrower as its agent to receive statements of account and all other notices from the Agents and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by European Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower. European Administrative Borrower hereby accepts the appointment by the U.K. Borrowers and Swiss Borrowers to act as the agent of such Borrowers and agrees to ensure that the disbursement of any Loans to a U.K. Borrower or Swiss Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit for a U.K. Borrower or Swiss Borrower hereunder, shall be paid to or for the account of such Borrower. No purported termination of the appointment of European Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Administrative Agent and appointment by the U.K. Borrowers and Swiss Borrowers of a replacement European Administrative Borrower.
     (d) Unless payment is otherwise timely made by Borrowers within three (3) Business Days of the due date (after the lapse of any applicable grace periods) of any Secured Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, cash collateral and Secured Bank Product Obligations), Borrower shall be deemed to have requested Base Rate Revolving Loans on such third Business Day in the amount of such Secured Obligations. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Secured Obligation.

SECTION 2.04 Evidence of Debt.
     (a) Promise to Repay. Each U.S. Borrower, jointly and severally, hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent, for the account of each applicable Revolving Lender (or, in the case of U.S. Swingline Loans, the U.S. Swingline Lender in accordance with Section 2.17(a)), the then unpaid principal amount of each U.S. Revolving Loan of such Revolving Lender made to any U.S. Borrower. The Parent Borrower hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent, for the account of each applicable Revolving Lender, the then unpaid principal amount of each U.S. Revolving Loan of such Revolving Lender made to the Parent Borrower. The Swiss Borrower hereby unconditionally promises to pay (i) on the Maturity Date to the Administrative Agent, for the account of each applicable Revolving Lender, the then unpaid principal amount of each Swiss Revolving Loan of such Revolving Lender and (ii) on the earlier of the Maturity Date and the last day of the Interest Period for such Loan, to the European Swingline Lender, the then unpaid principal amount of each European Swingline Loan. The U.K. Borrower hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent, for the account of each applicable Revolving Lender, the then unpaid principal amount of each U.K. Revolving Loan of such Revolving Lender. All payments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in the Approved Currency in which such Loan is denominated.
     (b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount and Approved Currency of each Loan made hereunder, the Borrower or Borrowers to which such Loan is made, the Type, Class and Sub-Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded as well as the Borrower or Borrowers which received such Loans or Letters of Credit; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans in accordance with their terms.
     (c) Promissory Notes. Any Lender by written notice to the Administrative Borrower (with a copy to the Administrative Agent) may request that Loans of any Class and Sub-Class made by it be evidenced by a promissory note. In such event, the applicable Borrower or Borrowers shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender or its registered assigns in the form of Exhibit K-1 or K-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to such payee or its registered assigns. If, because of fluctuations in exchange rates after the date of issuance thereof, any such Note would not be at least as great as the Dollar Equivalent of the outstanding principal amount of the Loans made by such Lender evidenced thereby at any time outstanding, such Lender may request (and in such case the applicable Borrowers shall promptly execute and deliver) a new Note in an amount equal to the Dollar Equivalent of the aggregate principal amount of such Loans of such Lender outstanding on the date of the issuance of such new Note.
SECTION 2.05 Fees.
     (a) Commitment Fee. The Borrowers, jointly and severally, agree to pay to the Administrative Agent for the account of each Lender having a Revolving Commitment a commitment fee (a “Commitment Fee”) denominated in Dollars on the actual daily amount by which the Total Revolving Commitment exceeds the Total Revolving Exposure, from and including the date hereof to but excluding the date on which such Revolving Commitment terminates at a rate per annum equal to the Applicable Fee. Accrued Commitment Fees shall be payable in arrears (A) on the first Business Day of each month, commencing January 1, 2011, and (B) on the date on which such Revolving Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans, Swingline Exposure and LC Exposure of such Lender.
     (b) Fee Letter. Parent Borrower agrees to pay or to cause the applicable Borrower to pay all Fees payable pursuant to the Fee Letter, in the amounts and on the dates set forth therein.
     (c) LC and Fronting Fees. The applicable Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender having a Revolving Commitment a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on (A) with regard to Letters of Credit denominated in Dollars, Canadian Dollars or GBP, Eurocurrency Loans, and (B) with regard to Letters of Credit denominated in euros, EURIBOR Loans, in each case pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure of such Issuing Bank (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which such Issuing Bank ceases to have any LC Exposure, as well as such Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the first Business Day of each month, commencing on January 1, 2011, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). If at any time any principal of or interest on any Loan or any fee or other amount payable by the Loan Parties hereunder has not been paid when due, whether at stated maturity, upon acceleration or otherwise, the LC Participation Fee shall be increased to a per annum rate equal to 2% plus the otherwise applicable rate with respect thereto for so long as such overdue amounts have not been paid.
     (d) All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrowers shall pay the Fronting Fees directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
SECTION 2.06 Interest on Loans.
     (a) Base Rate Loans. Subject to the provisions of Section 2.06(f), the Loans comprising each Base Rate Borrowing, including each U.S. Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.
     (b) Eurocurrency Loans. Subject to the provisions of Section 2.06(f), the Loans comprising each Eurocurrency Borrowing, including each European Swingline Loan, shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     (c) [intentionally omitted].
     (d) [intentionally omitted].
     (e) EURIBOR Loans. Subject to the provisions of Section 2.06(f), the Loans comprising each EURIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     (f) Default Rate. Notwithstanding the foregoing, during an Event of Default of the type specified in Sections 8.01(a), (b), (g) or (h), or during any other Event of Default if the Required Lenders in their discretion so elect by notice to the Administrative Agent, all Obligations shall, to the extent permitted by Applicable Law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).
     (g) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(f) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan or a U.S. Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any EURIBOR Loan or Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (h) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest computed with regard to Eurocurrency Loans by way of GBP shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted EURIBOR Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
     (i) Currency for Payment of Interest. All interest paid or payable pursuant to this Section 2.06 shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.
     (j) Swiss Minimum Interests Rates and Payments. The various rates of interests provided for in this Agreement (including, without limitation, under this Section 2.06) are minimum interest rates.
               (i) When entering into this Agreement, each party hereto has assumed that the payments required under this Agreement are not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties hereto do not anticipate that any payment will be subject to Swiss Withholding Tax, they agree that, if (A) Swiss Withholding Tax should be imposed on interest or other payments (the “Relevant Amount”) by a Swiss Loan Party and (B) Section 2.15 should be held unenforceable, then the applicable interest rate in relation to that interest payment shall be: (x) the interest rate which would have been applied to that interest payment (as provided for in the absence of this Section 2.06(j); divided by (y) 1 minus the minimal permissible rate at which the relevant Tax Deduction is required to be made in view of domestic tax law and/or applicable treaties (where the rate at which the relevant Tax Deduction is required to be made is, for this purpose, expressed as a fraction of one (1)) and all references to a rate of interest under such Loan shall be construed accordingly. For this purpose, the Swiss Withholding Tax shall be calculated on the amount so recalculated.
               (ii) The Swiss Borrower shall not be required to make an increased payment to any specific Lender (but without prejudice to the rights of all other Lenders hereunder) under paragraph (i) above or under Section 2.15 in connection with a Swiss Withholding Tax if the Swiss Borrower has breached the Ten Non-Bank Regulations and/or Twenty Non-Bank Regulations as a direct result of (A) the incorrectness of the representation made by such Lender pursuant to Section 2.21 if such Lender specified that it was a Swiss Qualifying Bank or (B) such Lender, as assignee or participant, breaching the requirements and limitations for transfers, assignments or participations pursuant to Section 11.04 or (C) if Section 2.15 does not provide for an obligation to make increased payments.
               (iii) For the avoidance of doubt, the Swiss Borrower shall be required to make an increased payment to a specific Lender under paragraph (i) above in connection with the imposition of a Swiss Withholding Tax (A) if the Swiss Borrower has breached the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations as a result of its failure to comply with the provisions of Section 5.15 or, (B) if after an Event of Default, lack of compliance with the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations as a result of assignments or participation effected in accordance herewith, or (C) following a change of law or practice in relation with the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations Swiss Withholding Tax becomes due on interest payments made by Swiss Borrower and Section 2.15 is not enforceable.
               (iv) If requested by the Administrative Agent, a Swiss Loan Party shall provide to the Administrative Agent those documents which are required by law and applicable double taxation treaties to be provided by the payer of such tax for each relevant Lender to prepare a claim for refund of Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to the Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the Swiss Loan Party; provided, however, that (i) the relevant Swiss Loan Party has fully complied with its obligations under this Section 2.06(j); (ii) the relevant Lender may determine, in its sole discretion, consistent with the policies of such Lender, the amount of the refund attributable to Swiss Withholding Tax paid by the relevant Swiss Loan Party; (iii) nothing in this Agreement shall require the Lender to disclose any confidential information to the Swiss Loan Party (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 2.06(j)(iv) at any time during which a Default or Event of Default exists.
SECTION 2.07 Termination and Reduction of Commitments.
     (a) Termination of Commitments. The Revolving Commitments, the European Swingline Commitment and the LC Commitment shall automatically terminate on the Maturity Date.
     (b) Optional Terminations and Reductions. At its option, Administrative Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposure would exceed the aggregate amount of Revolving Commitments, or the Total Revolving Exposure would exceed the Total Revolving Commitment.
     (c) Borrower Notice. Administrative Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be (subject to payment of any amount pursuant to Section 2.13) revoked by Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
SECTION 2.08 Interest Elections.
     (a) Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a EURIBOR Borrowing or Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Administrative Borrower may elect to convert such Borrowing to a different Type (in the case of Dollar Denominated Loans made to U.S. Borrowers or to Parent Borrower, to a Base Rate Borrowing or a Eurocurrency Borrowing) or to rollover or continue such Borrowing and, in the case of a EURIBOR Borrowing or Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrowings consisting of Alternate Currency Revolving Loans may not be converted to a different Type. Administrative Borrower may elect different options with respect to different portions (not less than the Minimum Currency Threshold) of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrowers shall not be entitled to request any conversion, rollover or continuation that, if made, would result in more than eight Eurocurrency Borrowings in Dollars, five Eurocurrency Borrowings in GBP, or eight EURIBOR Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Loans, which may not be converted or continued.
     (b) Interest Election Notice. To make an election pursuant to this Section, Administrative Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Administrative Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:
               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (v) below shall be specified for each resulting Borrowing);

               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) in the case of Dollar Denominated Loans made to U.S. Borrowers or to Parent Borrower, whether such Borrowing is to be a Base Rate Borrowing or a Eurocurrency Borrowing;
               (iv) [intentionally omitted];
               (v) if the resulting Borrowing is a EURIBOR Borrowing or a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated, as applicable, by the definition of the term “EURIBOR Interest Period” or “Eurocurrency Interest Period”; and
               (vi) in the case of a Borrowing consisting of Alternate Currency Revolving Loans, the Alternate Currency of such Borrowing.
     If any such Interest Election Request requests a EURIBOR Borrowing or Eurocurrency Borrowing but does not specify an Interest Period, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (c) Automatic Conversion to Base Rate Borrowing. If an Interest Election Request with respect to a Eurocurrency Borrowing made to U.S. Borrowers or to Parent Borrower in Dollars is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. EURIBOR Borrowings and Eurocurrency Borrowings denominated in an Alternate Currency, and Eurocurrency Borrowings made to Swiss Borrower or U.K. Borrower and denominated in Dollars, shall not be converted to a Base Rate Borrowing, but shall be continued as Loans of the same Type with a one month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Administrative Borrower, that (i) no outstanding Borrowing may be converted to or continued as a EURIBOR Borrowing or Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing (other than a Borrowing of Alternate Currency Loans or a Eurocurrency Borrowing made to Swiss Borrower or U.K. Borrower and denominated in Dollars) shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09 [intentionally omitted].
SECTION 2.10 Optional and Mandatory Prepayments of Loans.
     (a) Optional Prepayments. Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this

Section 2.10 and subject to the provisions of Section 9.01(e); provided that each partial prepayment shall be in a principal amount that is not less than (and in integral amounts consistent with) the Minimum Currency Threshold or, if less, the outstanding principal amount of such Borrowing.
     (b) Certain Revolving Loan Prepayments.
               (i) In the event of the termination of all the Revolving Commitments, each Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and all its outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18.
               (ii) [intentionally omitted].
               (iii) [intentionally omitted].
               (iv) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Administrative Borrower and the applicable Revolving Lenders of the Total Revolving Exposure after giving effect thereto and (y) if the Total Revolving Exposure would exceed the Total Revolving Commitment less Availability Reserves after giving effect to such reduction, each applicable Borrower shall, on the date of such reduction, act in accordance with Section 2.10(b)(vi) below.
               (v) [intentionally omitted].
               (vi) In the event that the Total Revolving Exposure at any time exceeds the Total Revolving Commitment less Availability Reserves then in effect (including on any date on which Dollar Equivalents are determined pursuant to the definition thereof), each applicable Borrower shall, without notice or demand, immediately first, repay or prepay its Borrowings and second, replace its outstanding Letters of Credit or cash collateralize its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18, in an aggregate amount sufficient to eliminate such excess.
               (vii) [intentionally omitted].
               (viii) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect (including on any date on which Dollar Equivalents are determined pursuant to the definition thereof), each applicable Borrower shall, without notice or demand, immediately replace its outstanding Letters of Credit or cash collateralize its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18, in an aggregate amount sufficient to eliminate such excess.
               (ix) In the event that (A) the Total Revolving Exposure exceeds the Total Borrowing Base then in effect, or (B) the Total Adjusted Revolving Exposure exceeds the Total Adjusted Borrowing Base then in effect, each applicable Borrower shall, without notice or demand, immediately first, repay or prepay its Borrowings, and second, replace its outstanding

Letters of Credit or cash collateralize its outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18, in an aggregate amount sufficient to eliminate such excess; provided that to the extent such excess results solely by reason of a change in exchange rates, unless a Default or an Event of Default has occurred and is continuing, no Borrower shall be required to make such repayment, replacement or cash collateralization unless the amount of such excess is greater than 5% of the Total Borrowing Base or Total Adjusted Borrowing Base, as the case may be (in which event the applicable Borrowers shall make such replacements or cash collateralization so as to eliminate such excess in its entirety).
               (x) [intentionally omitted].
               (xi) In the event an Activation Notice has been given (as contemplated by Section 9.01), Borrowers shall pay all proceeds of Collateral (other than proceeds of Pari Passu Priority Collateral) into the Collection Account, for application in accordance with Section 9.01(e).
     (c) Asset Sales. Not later than three (3) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale of Revolving Credit Priority Collateral by any Loan Party (i) outside of the ordinary course of business, (ii) occurring during the existence of any Event of Default or (iii) at any time after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event, Borrowers shall make (in addition to any prepayments required by Section 2.10(b) (which shall be made regardless of whether any prepayment is required under this paragraph (c)), prepayments in accordance with Section 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required under this Section 2.10(c) with respect to (A) the disposition of property which constitutes a Casualty Event (in which event Section 2.10(f) shall apply), or (B) Asset Sales for fair market value resulting in less than $5,000,000 in Net Cash Proceeds in any fiscal year.
     (d) [intentionally omitted]
     (e) [intentionally omitted]
     (f) Casualty Events. Not later than three (3) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event in respect of Revolving Credit Priority Collateral by any Loan Party during the occurrence of an Event of Default or at any time after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event, Borrowers shall make (in addition to any prepayments required by Section 2.10(b) (which shall be made regardless of whether any prepayment is required under this paragraph (c)), prepayments in accordance with Section 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required under this Section 2.10(f) with respect to Casualty Events resulting in less than $5,000,000 in Net Cash Proceeds in any fiscal year.
     (g) [intentionally omitted]
     (h) Application of Prepayments. (i) Prior to any optional or mandatory prepayment hereunder, Administrative Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h), provided that after an Activation Notice has been delivered, Section 9.01(e) shall apply, provided, further, that notwithstanding the foregoing, after an Event of Default has occurred and is continuing or after the acceleration of the Obligations, Section 8.03 shall apply. Any mandatory prepayment shall be made without reduction to the Revolving Commitments.
               (ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Revolving Loans by a Borrower shall be applied, as applicable, first to reduce outstanding U.S. Swingline Loans, and then to reduce other outstanding Base Rate Loans of that Borrower. Any amounts remaining after each such application shall be applied to prepay EURIBOR Loans or Eurocurrency Loans, as applicable, of that Borrower. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the Base Rate Loans (including U.S. Swingline Loans) at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans (including U.S. Swingline Loans) shall be immediately prepaid and, at the election of Administrative Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Administrative Agent and applied to the prepayment of EURIBOR Loans or Eurocurrency Loans on the last day of the then next-expiring Interest Period for EURIBOR Loans or Eurocurrency Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.
     (i) Notice of Prepayment. Administrative Borrower or European Administrative Borrower, as applicable, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing (other than a Eurocurrency Borrowing made in GBP), not later than 12:00 noon, New York time, three (3) Business Days before the date of prepayment, (i) in the case of prepayment of a EURIBOR Borrowing, or a Eurocurrency Borrowing made in GBP (in each case other than a European Swingline Loan), not later than 11:00 a.m., London time, three (3) Business Days before the date of prepayment, (iii) in the case of prepayment of a Base Rate Borrowing, not later than 12:00 noon, New York time, one (1) Business Day before the date of prepayment, (iv) in the case of prepayment of a U.S. Swingline Loan, not later than 12:00 noon, New York time, on the date of prepayment, and (v) in the case of prepayment of a European Swingline Loan, not later than 11:00 a.m., Zurich time, on the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a EURIBOR Borrowing or Eurocurrency Borrowing:
     (a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted EURIBOR Rate or Adjusted LIBOR Rate for such Interest Period or that any Alternate Currency is not available to the Lenders in sufficient amounts to fund any Borrowing consisting of Alternate Currency Revolving Loans; or
     (b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted EURIBOR Rate or Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof to Administrative Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a EURIBOR Borrowing or Eurocurrency Borrowing, as applicable, shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as a Base Rate Borrowing, and Borrowing Requests for any affected Alternate Currency Revolving Loans or European Swingline Loans shall not be effective.
SECTION 2.12 Yield Protection; Change in Law Generally.
     (a) Increased Costs Generally. If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate or the Adjusted EURIBOR Rate, as applicable) or any Issuing Bank; or
               (ii) impose on any Lender or any Issuing Bank or the interbank market any other condition, cost or expense affecting this Agreement or EURIBOR Loans or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any EURIBOR Loan or any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or such Issuing Bank, Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or any Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Administrative Borrower shall be conclusive absent manifest error. Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Change in Legality Generally. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or any EURIBOR Loan, or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan or any EURIBOR Loan, then, upon written notice by such Lender to Administrative Borrower and the Administrative Agent:
               (i) the Commitments of such Lender (if any) to fund the affected Type of Loan shall immediately terminate;
               (ii) in the case of Dollar Denominated Loans, (x) such Lender may declare that Eurocurrency Loans will not thereafter (for the duration of such unlawfulness) be continued for additional Interest Periods and Base Rate Loans will not thereafter (for such duration) be converted into Eurocurrency Loans, whereupon any request to convert a Base Rate Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing for an additional Interest Period shall, as to such Lender only, be deemed a request to continue a Base Rate Loan as such, or to convert a Eurocurrency Loan into a Base Rate Loan, as the case may be, unless such declaration shall be subsequently withdrawn and (y) all such outstanding Eurocurrency Loans made by such Lender shall be automatically converted to Base Rate Loans on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notice (which date shall be no earlier than the last day of any applicable grace period permitted by Applicable Law); and
               (iii) in the case of Eurocurrency Loans that are GBP Denominated Loans or Swiss Franc Denominated Loans, or Dollar Denominated Loans of Swiss Borrower or U.K. Borrower, and in the case of EURIBOR Loans, the applicable Borrower shall repay all such outstanding Eurocurrency Loans or EURIBOR Loans, as the case may be, of such Lender on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notice (which date shall be no earlier than the last day of any applicable grace period permitted by Applicable Law).
     (f) Change in Legality in Relation to Issuing Bank. Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Issuing Bank to issue or allow to remain outstanding any Letter of Credit, then, by written notice to Administrative Borrower and the Administrative Agent:
               (i) such Issuing Bank shall no longer be obligated to issue any Letters of Credit; and
               (ii) each Borrower shall use its commercially reasonable best efforts to procure the release of each outstanding Letter of Credit issued by such Issuing Bank.
     (g) Increased Tax Costs. If any Change in Law shall subject any Lender or any Issuing Bank to any (i) Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof, or (ii) Tax imposed on it that is specially (but not necessarily exclusively) applicable to lenders such as such Lender as a result of the general extent and/or nature of their activities, assets, liabilities, leverage, other exposures to risk, or other similar factors, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith, the proposed United Kingdom Tax to be known as the “bank levy” (in respect of which draft legislation was last published on December 9, 2010) in such form as it may be imposed and as amended or reenacted, and similar legislation (except, in each case of the foregoing clauses (i) and (ii), for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender; provided, however, for purposes of this Section 2.12(g), a franchise tax in lieu of or in substitute of net income taxes shall be treated as an Excluded Tax only if such franchise tax in lieu of or in substitute of net income taxes is imposed by a state, city or political subdivision of a state, in each case in the United States, for the privilege of being organized or chartered in, or doing business in, such state, city or political subdivision of such state or city in the United States), and the result of any of the foregoing shall be to increase the cost to such Lender such Issuing Bank of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or such Issuing Bank, Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurocurrency Loan or EURIBOR Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or EURIBOR Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice was validly revoked pursuant to Section 2.07(c)) or (d) the assignment of any Eurocurrency Loan or EURIBOR Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Administrative Borrower pursuant to Section 2.16(c), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan or EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate or the Adjusted EURIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable currency, amount and period from other banks in the applicable interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Administrative Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
     (a) Payments Generally. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.22 or Section 11.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to (i) in the case of payments with respect to Revolving Loans made in GBP or Euros, 12:00 noon, London time, (ii) in the case of European Swingline Loans, 11:00 a.m. Zurich time), and (iii) with respect to all other payments, 3:00 p.m., New York time, on the date when due, in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All payments by any Loan Party shall be made to the Administrative Agent at Agent’s Account, for the account of the respective Lenders to which such payment is owed, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.22 and Section 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof in like funds as received by the Administrative Agent. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars, except as expressly specified otherwise.
     (b) Pro Rata Treatment.
               (i) Each payment by Borrowers of interest in respect of the Loans of any Class shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders having Commitments of such Class.
               (ii) Each payment by Borrowers on account of principal of the Borrowings of any Class shall be made pro rata according to the respective outstanding principal amounts of the Loans of such Class then held by the Lenders.
     (c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.
     (d) Sharing of Set-Off. Subject to the terms of the Intercreditor Agreement, if any Lender (and/or any Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
               (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
               (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Debtor Relief Laws any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.
     (e) Borrower Default. Unless the Administrative Agent shall have received notice from Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Interbank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Administrative Borrower with respect to any amount owing under this Section 2.14(e) shall be conclusive, absent manifest error.
     (f) Lender Default. If any Lender shall fail to make any payment required to be made by it hereunder, including pursuant to Section 2.02(c), Section 2.14(d), Section 2.14(e), Section 2.17(c), Section 2.17(g), Section 2.18, Section 10.05, or Section 10.09, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. Administrative Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by any Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of any LC Obligation or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and each Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents (other than those matters that would (i) increase or extend the Commitment of such Lender, (ii) reduce the amount of or extend the time for final payment of principal owing to such Lender, (iii) modify provisions affecting a Defaulting Lender’s voting rights or (iv) treat or affect a Defaulting Lender more adversely than the other Lenders) and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.
SECTION 2.15 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required by Applicable Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the applicable Loan Party shall increase the sum payable as necessary so that after all such required deductions and withholdings (including any such deductions and withholdings applicable to additional sums payable under this Section) each Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Loan Party shall make such deductions or withholdings and (iii) the applicable Loan Party shall timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with Applicable Law.
The U.K. Borrower is not required to make an increased payment to any Agent, Lender or Issuing Bank, under this Section for a deduction on account of an Indemnified Tax imposed by the United Kingdom with respect to a payment of interest on a Loan, if on the date on which the payment falls due:
               (i) the payment could have been made to that Agent, Lender or Issuing Bank without deduction if it was a U.K. Qualifying Lender, but on that date that Agent, Lender or Issuing Bank is not or has ceased to be a U.K. Qualifying Lender other than as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant Taxing Authority; or
               (ii) the relevant lender is a U.K. Qualifying Lender solely under part (B) of the definition of that term and it has not confirmed in writing to the U.K. Borrower that it falls within that part (this subclause shall not apply where the Lender has not so confirmed and a change after the date of this Agreement in (or in the interpretation, administration or application of) any law, or any published practice or concession of any relevant Taxing Authority either: (I) renders such confirmation unnecessary in determining whether the U.K. Borrower is required to make a withholding or deduction for, or on account of Tax, or (II) prevents the Lender from giving such confirmation); or
               (iii) a payment is due to a Treaty Lender and the U.K. Borrower is able to demonstrate that the payment could have been made to the Lender without deduction had the Lender complied with its obligations under Section 2.15(g).
     (b) Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Taxing Authority in accordance with Applicable Law.
     (c) Indemnification by Borrowers. Each Loan Party shall indemnify each Agent, Lender and Issuing Bank, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent, Lender or Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error. No Borrower shall be obliged to provide indemnity under this Section where the Indemnified Tax or Other Tax in question is (i) compensated for by an increased payment under Sections 2.15(a) or 2.12(g) or (ii) would have been compensated for by an increased payment under Section 2.15(a) but was not so compensated solely because of one of the exclusions in that Section.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Taxing Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Taxing Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Except with respect to U.K. withholding taxes, any Lender lending to a non-U.K. Borrower that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to Administrative Borrower (with a copy to the Administrative Agent) if reasonably requested by Administrative Borrower or the Administrative Agent (and from time to time thereafter, as requested by Administrative Borrower or Administrative Agent), such properly completed and executed documentation prescribed by Applicable Law or any subsequent replacement or substitute form that it may lawfully provide as will permit such payments to be made without withholding or at a reduced rate of withholding; provided, however, that no Lender shall be required to provide any such documentation or form if, in the relevant Lender’s reasonable judgment, doing so would subject such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect. In addition, any Lender, if requested by Administrative Borrower or the Administrative Agent, shall, to the extent it may lawfully do so, deliver such other documentation reasonably requested by Administrative Borrower or the Administrative Agent as will enable the applicable Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements; provided, however, that no Lender shall be required to provide any such documentation if, in the relevant Lender’s reasonable judgment, doing so would subject such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect; and provided, further, that the Administrative Borrower may treat any Agent, Lender or Issuing Bank as an “exempt recipient” based on the indicators described in Treasury Regulations Section 1.6049-4(c) and if it may be so treated, such Agent, Lender or Issuing Bank shall not be required to provide such documentation, except to the extent such documentation is required pursuant to the Treasury Regulations promulgated under the Code Section 1441.
          Each Lender which so delivers any document requested by Administrative Borrower or Administrative Agent in Section 2.15(e) herein further undertakes to deliver to Administrative Borrower (with a copy to Administrative Agent), upon request of Administrative Borrower or Administrative Agent, copies of such requested form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Administrative Borrower or Administrative Agent, in each case, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it. For avoidance of doubt, Borrowers shall not be required to pay additional amounts to any Lender or Administrative Agent pursuant to this Section 2.15 to the extent the obligation to pay such additional amount would not have arisen but for the failure of such Lender or Administrative Agent to comply with this paragraph.

          Each Lender and Issuing Bank shall promptly notify the Administrative Borrower and the Administrative Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and the Administrative Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Administrative Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes the Administrative Agent to set off any amounts due to the Administrative Agent or the Borrower under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.
     (f) Treatment of Certain Refunds. If an Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of, credit against, relief or remission for any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which any Loan Party has paid additional amounts pursuant to this Section, Section 2.12(g), or Section 2.06(j), it shall pay to such Loan Party an amount equal to such refund, credit, relief or remission (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or any additional amounts under Section 2.12(g), or Section 2.06(j)), net of all reasonable and customary out-of-pocket expenses of such Agent, Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Taxing Authority with respect to such refund or any additional amounts under Section 2.12(g), or Section 2.06(j)); provided that each Loan Party, upon the request of such Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) to such Agent, Lender or Issuing Bank in the event such Agent, Lender or Issuing Bank is required to repay such refund to such Taxing Authority. Nothing in this Agreement shall be construed to require any Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other person. Notwithstanding anything to the contrary, in no event will any Agent, Lender or Issuing Bank be required to pay any amount to any Loan Party the payment of which would place such Agent, Lender or Issuing Bank in a less favorable net after-tax position than such Agent, Lender or Issuing Bank would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
     (g) Cooperation. Notwithstanding anything to the contrary in Section 2.15(e), with respect to non-U.S. withholding taxes, the relevant Agent, the relevant Lender(s) (at the written request of the relevant Loan Party) and the relevant Loan Party, shall cooperate in completing any procedural formalities necessary (including delivering any documentation prescribed by Applicable Law and making any necessary reasonable approaches to the relevant Taxing Authorities) for the relevant Loan Party to obtain authorization to make a payment to which such Agent or such Lender(s) is entitled without any, or a reduced rate of, deduction or withholding for, or on account of, Taxes; provided, however, that no Agent nor any Lender shall be required to provide any documentation that it is not legally entitled to provide, or take any action that, in the relevant Agent’s or the relevant Lender’s reasonable judgment, would subject such Agent or such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect; and provided, however, that nothing in this Section 2.15(g) shall require a Treaty Lender to: (A) register under the HMRC DT Treaty Passport Scheme; (B) apply the HMRC DT Treaty Passport Scheme to any Borrowing if it has so registered; or (C) file Treaty forms if it is registered under the HMRC DT Treaty Passport Scheme and has indicated to the U.K. Borrower that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement.
     (h) Treaty Relief Time Limit Obligations. Subject to Section 2.15(g), a Treaty Lender in respect of an advance to the U.K. Borrower shall within 30 days of becoming a Lender in respect of that advance, (unless it is unable to do so as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant Taxing Authority), and except where it is registered under the HMRC DT Treaty Passport Scheme and has indicated to the U.K. Borrower that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement), file with the appropriate Taxing Authority for certification a duly completed U.K. double taxation relief application form for the U.K. Borrower to obtain authorization to pay interest to that Lender in respect of such advance without a deduction for Taxes in respect of Tax imposed by the United Kingdom on interest and provide the U.K. Borrower with reasonably satisfactory evidence that such form has been filed. If a Treaty Lender fails to comply with its obligations under this Section 2.15(h), the U.K. Borrower shall not be required to make an increased payment to that Lender under Section 2.15(a) until such time as such Lender has filed such relevant documentation. This Section 2.15(h) shall not apply to a Treaty Lender if a filing under the SL Scheme has been made in respect of that Treaty Lender in accordance with Section 2.15(j) and HM Revenue & Customs have confirmed that the SL Scheme is applicable in respect of that Treaty Lender. The Administrative Agent and/or the relevant Treaty Lender, as applicable, shall use reasonable efforts to promptly provide to HM Revenue & Customs any additional information or documentation requested by HM Revenue & Customs from the Administrative Agent or the relevant Treaty Lender (as the case may be) in connection with a treaty relief claim under this paragraph; provided, however that neither the Administrative Agent nor any Treaty Lender shall be required to provide any information or documentation that it is not legally entitled to provide, or take any action that, in the Administrative Agent’s or the relevant Lender’s reasonable judgment would subject the Administrative Agent or such Lender to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect;
     (i) Requirement to Seek Refund in Respect of an Increased Payment. If the U.K. Borrower makes a tax deduction (a “Tax Deduction”) in respect of tax imposed by the United Kingdom on interest from a payment of interest to a Treaty Lender, and Section 2.15(a) applies to increase the amount of the payment due to that Treaty Lender from the U.K. Borrower, the U.K. Borrower shall promptly provide the Treaty Lender with an executed original certificate, in the form required by HM Revenue & Customs, evidencing the Tax Deduction. The Treaty Lender shall, within a reasonable period following receipt of such certificate, apply to HM Revenue & Customs for a refund of the amount of the tax deduction and, upon receipt by the Treaty Lender of such amount from HM Revenue & Customs, Section 2.15(f) shall apply in relation thereto and for the avoidance of doubt, a refund obtained pursuant to this Section 2.15(i) shall be considered as received by the Treaty Lender for the purposes of Section 2.15(f) and no Agent, Lender or Issuing Bank shall have discretion to determine otherwise; provided, however, that this Section 2.15(i) shall not require a Treaty Lender to apply for a refund of the amount of the Tax Deduction if the procedural formalities required in relation to making such an application are materially more onerous or require the disclosure of materially more information than the procedural formalities required by HM Revenue & Customs as at the date of this Agreement in relation to such an application.
     (j) U.K. Syndicated Loan Scheme.
     For the avoidance of doubt, this Section 2.15(j) shall apply only if and to the extent that the SL Scheme is available to Treaty Lenders.
Each Treaty Lender:
               (i) irrevocably appoints the U.K. Borrower to act as syndicate manager under, and authorizes the U.K. Borrower to operate, and take any action necessary or desirable under, the SL Scheme in connection with the Loan Documents and Loans;
               (ii) shall cooperate with the U.K. Borrower in completing any procedural formalities necessary under the SL Scheme, and shall promptly supply to the U.K. Borrower such information as the U.K. Borrower may reasonably request in connection with the operation of the SL Scheme;
               (iii) without limiting the liability of any Loan Party under this Agreement, shall, within five (5) Business Days of demand, indemnify the U.K. Borrower for any liability or loss incurred by the U.K. Borrower as a result of the U.K. Borrower acting as syndicate manager under the SL Scheme in connection with the Treaty Lender’s participation in any Loan (except to the extent that the liability or loss arises directly from the U.K. Borrower’s gross negligence or willful misconduct); and
               (iv) shall, within five (5) Business Days of demand, indemnify the U.K. Borrower for any tax which the U.K. Borrower becomes liable to pay in respect of any payments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender under paragraph (ii) above which results in a provisional authority issued by the HM Revenue & Customs under the SL Scheme being withdrawn.
The U.K. Borrower acknowledges that it is fully aware of its contingent obligations under the SL Scheme and shall act in accordance with any provisional notice issued by the HM Revenue & Customs under the SL Scheme.
All parties acknowledge that the U.K. Borrower (acting as syndicate manager):
               (v) is entitled to rely completely upon information provided to it in connection with this Section 2.15(j);
               (vi) is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Treaty Lender providing such information; and

               (vii) shall have no liability to any person for the accuracy of any information it submits in connection with this Section 2.15(j).
     (k) Tax Returns. Except as otherwise provided in Section 2.15(h) or (j), if, as a result of executing a Loan Document, entering into the transactions contemplated thereby or with respect thereto, receiving a payment or enforcing its rights thereunder, an Agent, Lender or Issuing Bank is required to file a Tax Return in a jurisdiction in which it would not otherwise be required to file, the Loan Parties shall promptly provide such information necessary for the completion and filing of such Tax Return as the relevant Agent, Lender or Issuing Bank shall reasonably request with respect to the completion and filing of such Tax Return. For clarification, any expenses incurred in connection with such filing shall be subject to Section 11.03.
     (l) Value Added Tax. All amounts set out, or expressed to be payable under a Loan Document by any party to a Lender, Agent or Issuing Bank which (in whole or in part) constitute the consideration for value added tax purposes shall be deemed to be exclusive of any value added tax which is chargeable on such supply, and accordingly, if value added tax is chargeable on any supply made by any Lender, Agent or Issuing Bank to any party under a Loan Document, that party shall pay to the Lender, Agent or Issuing Bank (in addition to and at the same time as paying the consideration) an amount equal to the amount of the value added tax (and such Lender, Agent or Issuing Bank shall promptly provide an appropriate value added invoice to such party).
Where a Loan Document requires any party to reimburse a Lender, Agent or Issuing Bank for any costs or expenses, that party shall also at the same time pay and indemnify the Lender, Agent or Issuing Bank against all value added tax incurred by the Lender, Agent or Issuing Bank in respect of the costs or expenses to the extent that the party reasonably determines that neither it nor any other member of any group of which it is a member for value added tax purposes is entitled to credit or repayment from the relevant tax authority in respect of the value added tax.
If any Lender, Agent or Issuing Bank requires any Loan Party to pay any additional amount pursuant to Section 2.15(l), then such Lender, Agent or Issuing Bank and Loan Party shall use reasonable efforts to cooperate to minimize the amount such Loan Party is required to pay if, in the judgment of such Lender, Agent or Issuing Bank, such co-operation would not subject such Lender, Agent or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, Agent or Issuing Bank.
     (m) FATCA. If a payment made by Borrowers hereunder or under any other Loan Document would be subject to U.S. federal withholding tax imposed pursuant to FATCA if any Lender fails to comply with applicable reporting and other requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall use commercially reasonable efforts to deliver to Administrative Borrower and the Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by Administrative Borrower or the Administrative Agent, (A) two accurate, complete and signed certifications prescribed by applicable law and/or reasonably satisfactory to Administrative Borrower and the Administrative Agent that establish that such payment is exempt from United States federal withholding tax imposed pursuant to FATCA and (B) any other documentation reasonably requested by Administrative Borrower or the Administrative Agent sufficient for Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting and other requirements of FATCA.
SECTION 2.16 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made, and Letters of Credit participated in, by such Lender; provided that, to the extent such designation shall result, as of the time of such designation, in increased costs under Section 2.12 or Section 2.15 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation); and provided, further, that with respect to any Loan (and so long as no Event of Default shall have occurred and is continuing), if such Lender is a Swiss Qualifying Bank, such branch or Affiliate must also qualify as a Swiss Qualifying Bank. Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder). The first proviso to the first sentence of this Section 2.16(a) shall not apply to changes in a lending office pursuant to Section 2.16(b) if such change was made upon the written request of the Administrative Borrower.
     (b) Mitigation Obligations. If any Lender requests compensation under Section 2.12, or requires any Loan Party to pay any additional amount to any Lender or any Taxing Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Administrative Borrower shall be conclusive absent manifest error.
     (c) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if any Borrower is required to pay any additional amount to any Lender or any Taxing Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Administrative Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to

Eligible Assignee(s) specified by Administrative Agent, pursuant to appropriate Assignment and Assumption(s) and within 20 days after Agent’s notice. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
SECTION 2.17 Swingline Loans.
     (a) U.S. Swingline Loans. The Administrative Agent, the U.S. Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Administrative Borrower requests a Base Rate Revolving Loan, the U.S. Swingline Lender may elect to have the terms of this Section 2.17(a) apply to up to $50,000,000 of such Borrowing Request by crediting, on behalf of the Revolving Lenders and in the amount requested, same day funds to the U.S. Borrowers, in the case of U.S. Revolving Loans made to them, or the Parent Borrower, in the case of U.S. Revolving Loans made to it (or, in the case of a U.S. Swingline Loan made to finance the reimbursement of an LC Disbursement in respect of a U.S. Letter of Credit as provided in Section 2.18, by remittance to the applicable Issuing Bank), on the applicable Borrowing date as directed by the Administrative Borrower in the applicable Borrowing Request maintained with the Administrative Agent (each such Loan made solely by the U.S. Swingline Lender pursuant to this Section 2.17(a) is referred to in this Agreement as a “U.S. Swingline Loan”), with settlement among them as to the U.S. Swingline Loans to take place on a periodic basis as set forth in Section 2.17(c). Each U.S. Swingline Loan shall be subject to all the terms and conditions applicable to other Base Rate Revolving Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the U.S. Swingline Lender solely for its own account. U.S. Swingline Loans shall be made in minimum amounts of $1,000,000 and integral multiples of $500,000 above such amount.
     (b) U.S. Swingline Loan Participations. Upon the making of a U.S. Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such U.S. Swingline Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the U.S. Swingline Lender, without recourse or warranty, an undivided interest and participation in such U.S. Swingline Loan in proportion to its Pro Rata Percentage of the Revolving Commitment. The U.S. Swingline Lender may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any U.S. Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent that are payable to such Lender in respect of such Loan.
     (c) U.S. Swingline Loan Settlement. The Administrative Agent, on behalf of the U.S. Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the

Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon, New York time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the U.S. Swingline Lender, in the case of the U.S. Swingline Loans) shall transfer the amount of such Revolving Lender’s Pro Rata Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the U.S. Swingline Lender’s U.S. Swingline Loans and, together with U.S. Swingline Lender’s Pro Rata Percentage of such U.S. Swingline Loan, shall constitute U.S. Revolving Loans of such Revolving Lenders. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, each of such Lender and the U.S. Borrowers severally agrees to repay to the U.S. Swingline Lender forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrowers until the date such amount is repaid to the U.S. Swingline Lender at (i) in the case of such U.S. Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Interbank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the U.S. Swingline Bank such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the applicable Borrowers’ obligations to repay the Administrative Agent such corresponding amount pursuant to this Section 2.17(c) shall cease.
     (d) European Swingline Commitment. Subject to the terms and conditions set forth herein, the European Swingline Lender agrees to make European Swingline Loans to the European Administrative Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not (subject to the provisions of Section 2.01(e)) result in (i) the aggregate principal amount of outstanding European Swingline Loans exceeding the European Swingline Commitment, (ii) the Total Adjusted Revolving Exposure exceeding the Total Adjusted Borrowing Base, or (iii) the Total Revolving Exposure exceeding the lesser of (A) the Total Revolving Commitment and (B) the Total Borrowing Base then in effect; provided that the European Swingline Lender shall not be required to make a European Swingline Loan (i) to refinance an outstanding European Swingline Loan, or if another European Swingline Loan is then outstanding or (ii) if a European Swingline Loan has been outstanding within three (3) Business Days prior to the date of such requested European Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the European Administrative Borrower may borrow, repay and reborrow European Swingline Loans.
     (e) European Swingline Loans. To request a European Swingline Loan, the European Administrative Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent and the European Swingline Lender, not later than 11:00 a.m., Zurich time, on the day of a proposed European Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date

(which shall be a Business Day), currency, Interest Period, and the amount of the requested European Swingline Loan. Each European Swingline Loan shall be a Eurocurrency Loan with an Interest Period between two days and seven days and shall be made in Euros, GBP or Swiss francs. The European Swingline Lender shall make each European Swingline Loan available to the European Administrative Borrower to an account as directed by the European Administrative Borrower in the applicable Borrowing Request maintained with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18, by remittance to the applicable Issuing Bank) by 4:00 p.m., Zurich time, on the requested date of such European Swingline Loan. The European Administrative Borrower shall not request a European Swingline Loan if at the time of or immediately after giving effect to the extension of credit contemplated by such request a Default has occurred and is continuing or would result therefrom. European Swingline Loans shall be made in minimum amounts of €1,000,000 (for Loans denominated in Euros), GBP1,000,000 (for Loans denominated in GBP), or CHF1,000,000 (for Loans denominated in Swiss Francs) and integral multiples of €500,000, GBP500,000 or CHF500,000, respectively, above such amount.
     (f) Prepayment. The European Administrative Borrower shall have the right at any time and from time to time to repay any European Swingline Loan, in whole or in part, upon giving written notice to the European Swingline Lender and the Administrative Agent before 11:00 a.m., Zurich time, on the proposed date of repayment. All payments in respect of the European Swingline Loans shall be made to the European Swingline Lender at Agent’s Account.
     (g) Participations. The European Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the European Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., Zurich time, on the third succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the European Swingline Loans then outstanding; provided that European Swingline Lender shall not give such notice prior to the occurrence of an Event of Default; provided further, that if (x) such Event of Default is cured or waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Article 8 (or a rescission has occurred under Section 8.02) and (z) the European Swingline Lender has actual knowledge of such cure or waiver, all prior to the European Swingline Lender’s giving (or being deemed to give) such notice, then the European Swingline Lender shall not give any such notice based upon such cured or waived Event of Default. Such notice shall specify the aggregate amount of European Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such European Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the European Swingline Lender, such Lender’s Pro Rata Percentage of such European Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in European Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Pro Rata Percentage of the Total Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the European Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the European Administrative Borrower of any participations in any European Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such European Swingline Loan shall be made to the Administrative Agent and not to the European Swingline Lender. Any amounts received by the European Swingline Lender from the European Administrative Borrower (or other party on behalf of the European Administrative Borrower) in respect of a European Swingline Loan after receipt by the European Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a European Swingline Loan pursuant to this paragraph shall not relieve the European Administrative Borrower of any default in the payment thereof.
     (h) Notwithstanding any provisions of this Agreement to the contrary, no Person shall be or become European Swingline Lender hereunder unless such Person is a Swiss Qualifying Bank.
SECTION 2.18 Letters of Credit.
     (a) (i) The Initial Issuing Bank shall (and other Issuing Banks may, in accordance with the terms and conditions set forth in this Section 2.18) issue Letters of Credit from time to time at the request of the Administrative Borrower (or, as provided below with respect to Canadian Dollar Denominated Letters of Credit, Parent Borrower) (each, a “U.S. Letter of Credit”) denominated in any Approved Currency (Canadian Dollars in the case of a Canadian Dollar Denominated Letters of Credit) for the account of a Loan Party (with respect to Canadian Dollar Denominated Letters of Credit, a Canadian Loan Party) until 30 days prior to the Maturity Date applicable to Revolving Loans (provided that Administrative Borrower (or, with respect to Canadian Dollar Denominated Letters of Credit, Parent Borrower) shall be a co-applicant, and be jointly and severally liable, with respect to each U.S. Letter of Credit issued for the account of another Loan Party; and provided, further that U.S. Letters of Credit denominated in Canadian Dollars may be issued an Issuing Bank (in accordance with the terms and conditions set forth in this Section 2.18) for the account of a Canadian Loan Party (with Parent Borrower as applicant or co-applicant) (each, a “Canadian Dollar Denominated Letter of Credit”)) and (ii) the Initial Issuing Bank shall (and other Issuing Banks may, in accordance with the terms and conditions set forth in this Section 2.18) issue Letters of Credit from time to time at the request of the European Administrative Borrower (each, a “European Letter of Credit”) denominated in any Approved Currency for the account of a

Loan Party until 30 days prior to the Maturity Date applicable to Revolving Loans (provided that the European Administrative Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each European Letter of Credit issued for the account of another Loan Party), in each case on the terms set forth herein, including the following:
               (i) Each Borrower acknowledges that each Issuing Bank’s issuance of any Letter of Credit is conditioned upon such Issuing Bank’s receipt of an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as such Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. No Issuing Bank shall have any obligation to issue any Letter of Credit unless (i) such Issuing Bank receives an LC Request and LC Application at least two Business Days prior to the requested date of issuance (or such shorter period as may be acceptable to the such Issuing Bank); (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Administrative Agent and each applicable Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If an Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, such Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, no Issuing Bank shall be deemed to have knowledge of any failure of LC Conditions.
               (ii) Letters of Credit may be requested by Administrative Borrower, European Administrative Borrower or Parent Borrower only (i) to support obligations of such Borrower or another Loan Party (which shall be a Canadian Loan Party in the case of Canadian Dollar Denominated Letters of Credit). The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of the applicable Issuing Bank.
               (iii) The Loan Parties assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Administrative Agent, any other Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Loan Party; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of any Issuing Bank, any Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of each Issuing Bank under the Loan Documents and the LC Documents shall be cumulative. Each Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.
               (iv) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, each Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by such Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Each Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Each Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
               (v) If Borrower so requests in any applicable Letter of Credit application, the applicable Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”), provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Issuing Bank, the applicable Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date at least 20 Business Days prior to the Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
     (b) Reimbursement; Participations.
               (i) If an Issuing Bank honors any request for payment under a Letter of Credit, the Applicable LC Applicant shall pay to such Issuing Bank, (A) if the Administrative Agent provides notice of such payment to the Administrative Borrower before 11:00 a.m., New York time, on the same day, and (B) if the Administrative Agent provides such notice after such time, on the next Business Day (such applicable date, the “Reimbursement Date”), the amount paid by such Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolving Loans from the Reimbursement Date until payment by Borrowers; provided that, in the case of any payment on a Canadian Dollar Denominated Letter of Credit, such payment shall be the Dollar Equivalent of the amount paid by such Issuing Bank under such

Letter of Credit, together with interest in Dollars at the interest rate for Base Rate Revolving Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse the applicable Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not the Applicable Administrative Borrower submits a Notice of Borrowing, the Applicable Administrative Borrower shall be deemed to have requested Base Rate Revolving Loans in Dollars in the Dollar Equivalent amount of such LC Disbursement, or with respect to LC Disbursements in euros or GBP, European Swingline Loans in an equivalent amount of such currency, in an amount necessary to pay all amounts due to an Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 4 are satisfied.
               (ii) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from the applicable Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit; provided that, in the case of LC Obligations in respect of any Canadian Dollar Denominated Letter of Credit, such undivided Pro Rata interest and participation shall be in the Dollar Equivalent thereof. If an Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Administrative Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Administrative Agent, for the benefit of the applicable Issuing Bank, the Lender’s Pro Rata share of such payment; provided that, in the case of any payment by Lenders with respect to a Canadian Dollar Denominated Letter of Credit, such payment shall be the Dollar Equivalent of such unreimbursed payment. Upon request by a Lender, each Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
               (iii) The obligation of each Lender to make payments to Administrative Agent for the account of an Issuing Bank in connection with such Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. No Issuing Bank makes to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Loan Party. No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.

               (iv) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. No Issuing Bank shall have any liability to any Lender if such Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.
     (c) Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Excess Availability is less than zero, or (c) within 20 Business Days prior to the Maturity Date, then Borrowers shall, at Issuing Bank’s or Administrative Agent’s request, cash collateralize all outstanding Letters of Credit in an amount equal to 105% of all LC Exposure. Borrowers shall, on demand by at Issuing Bank’s or Administrative Agent from time to time, cash collateralize 105% of the LC Exposure of any Defaulting Lender. If Borrowers fail to provide any cash collateral as required hereunder, Lenders may (and shall upon direction of Administrative Agent) advance, as Loans, the amount of the cash collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 4 are satisfied).
     (d) Resignation of Initial Issuing Bank. Initial Issuing Bank may resign at any time upon notice to Administrative Agent and Administrative Borrower. On the effective date of such resignation, Initial Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have the benefits of Sections 2.18, 10.05 and 11.03 with respect to any Letters of Credit issued or other actions taken while Issuing Bank. Administrative Agent shall promptly appoint a replacement Initial Issuing Bank and, as long as no Default or Event of Default exists, such replacement shall be reasonably acceptable to Administrative Borrower.
     (e) Additional Issuing Banks. The Applicable Administrative Borrower may, at any time and from time to time, designate one or more additional Lenders to act as an Issuing Bank with respect to Letters of Credit under the terms of this Agreement, in each case with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender(s). Any Lender designated as an Issuing Bank pursuant to this paragraph (e) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require. Notwithstanding any provisions of this Agreement to the contrary, no Person shall be or become an Issuing Bank hereunder unless such Person is a Swiss Qualifying Bank.
     (f) Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into Letters of Credit issued pursuant to this Section 2.18 for the account of the Loan Parties set forth on Schedule 2.18(a) and subject to the provisions hereof, and for this purpose fees in respect thereof pursuant to Section 2.05(c) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Letters of Credit, except to the extent that such fees are also payable pursuant to Section 2.05(c)) as if such Existing Letters of Credit had been issued on the Closing Date, (ii) the Lenders set forth on Schedule 2.18(a), or their designated Affiliates who are eligible to be Issuing Banks, shall be deemed to be the Issuing Bank with respect to each such Existing Letter of Credit, (iii) such Letters of Credit shall each be included in the calculation of LC Exposure and U.S. LC Exposure or European LC Exposure, as applicable, and (iv) all liabilities of the Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations. Notwithstanding the foregoing, the Loan Parties shall not be required to pay any additional issuance fees with respect to the issuance of such Existing Letter of Credit solely as a result of such letter of credit being converted to a Letter of Credit hereunder, it being understood that the fronting, participation and other fees set forth in Section 2.05(c) shall otherwise apply to such Existing Letters of Credit. No Existing Letter of Credit converted in accordance with this clause (f) shall be amended, extended or renewed except in accordance with the terms hereof.
     (g) Existing Commerzbank Letters of Credit. On the Closing Date, (i) each Existing Commerzbank Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into Letters of Credit issued pursuant to this Section 2.18 for the account of the Loan Parties set forth on Schedule 2.18(b) and subject to the provisions hereof, and for this purpose fees in respect thereof pursuant to Section 2.05(c) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such Existing Commerzbank Letters of Credit, except to the extent that such fees are also payable pursuant to Section 2.05(c)) as if such Existing Commerzbank Letters of Credit had been issued on the Closing Date, (ii) the designated Affiliates of Commerzbank listed on Schedule 2.18(b) shall be deemed to be the Issuing Bank with respect to their respective Existing Commerzbank Letters of Credit, (iii) such Letters of Credit shall each be included in the calculation of LC Exposure, and either U.S. LC Exposure or European LC Exposure, as applicable, and (iv) all liabilities of the Loan Parties with respect to such Existing Commerzbank Letters of Credit shall constitute Obligations. Notwithstanding the foregoing, the Loan Parties shall not be required to pay any additional issuance fees with respect to the issuance of such Existing Commerzbank Letter of Credit solely as a result of such letter of credit being converted to a Letter of Credit hereunder, it being understood that the fronting, participation and other fees set forth in Section 2.05(c) shall otherwise apply to such Existing Commerzbank Letters of Credit. No Existing Commerzbank Letter of Credit converted in accordance with this clause (g) shall be amended, extended or renewed. In the event that Commerzbank or any of its Affiliates becomes a Lender hereunder, the Existing Commerzbank Letters of Credit shall be deemed to be converted on such day to Existing Letters of Credit pursuant to Section 2.18(f). Upon (i) the expiration of all Existing Commerzbank Letter of Credit, (ii) cash collateralization thereof (or delivery of a standby letter of credit reasonably acceptable to Commerzbank, in the amount of required cash collateral) in an amount equal to 105% of all LC Exposure in respect thereof or (iii) the full and indefeasible cash payment of all Obligations in respect thereof (including all reimbursement obligations, interest, fees and other amounts payable, other than indemnity obligations with respect to which no claim has been asserted), Commerzbank shall be discharged from its duties and obligations hereunder in its capacity as Issuing Bank (other than with respect to provisions stated pursuant to Section 11.05 to survive termination of this Agreement), but shall continue to have the benefits of the exculpatory provisions of this Section 2.18 and the indemnification set forth in Sections 10.05 and 11.03 with respect to matters originating during the time period from the Closing Date through such discharge.
     (h) Other. Notwithstanding any provisions of this Agreement to the contrary, no Person shall be or become an Issuing Bank hereunder unless such Person is a Swiss Qualifying Bank. No Issuing Bank shall be under any obligation to issue any Letter of Credit if:
               (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any requirement of Applicable Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;
               (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank; or
               (iii) where the Letter of Credit is a Standby Letter of Credit, if the beneficiary of such Letter of Credit is resident in Ireland or, where the beneficiary is a legal person, its place of establishment to which the Letter of Credit relates is in Ireland, unless such Issuing Bank is duly authorized to carry on the business of issuing contracts of suretyship in Ireland (or is otherwise exempted under the laws of Ireland from the requirement to have any such authorization).
SECTION 2.19 Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.
     (a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by any Canadian Loan Party in respect of the Obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of any province of Canada or the federal laws of Canada, in no event shall the aggregate interest (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time, “Section 347”)) payable by the Canadian Loan Parties to the Agents or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the Credit advances (as defined in Section 347) under this Agreement or such other Loan Document lawfully permitted under Section 347 and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of Interest (as defined in Section 347) is determined to be contrary to the provisions of Section 347, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Agents, the Lenders and the Canadian Loan Parties and the amount of such payment or collection shall be refunded by the relevant Agents and Lenders to the applicable Canadian Loan Parties. For the purposes of this Agreement and each other Loan Document to which the Canadian Loan Parties are a party, the effective annual rate of interest payable by the Canadian Loan Parties shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent for the account of the Canadian Loan Parties will be conclusive for the purpose of such determination in the absence of evidence to the contrary.
     (b) For the purposes of the Interest Act (Canada) and with respect to Canadian Loan Parties only:
               (i) whenever any interest or fee payable by the Canadian Loan Parties is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and
               (ii) all calculations of interest payable by the Canadian Loan Parties under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.
The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.
SECTION 2.20 [intentionally omitted].
SECTION 2.21 Representation to Swiss Borrower.
     (a) Each Lender on the Closing Date represents that it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank as further indicated on Schedule 2.21. Each Lender represents to Swiss Borrower on the date on which it becomes a party to this Agreement in its capacity as such whether it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank, as indicated on the applicable Assignment and Assumption.
     (b) Each Lender shall, if requested to do so by Swiss Borrower, within ten (10) Business Days of receiving such request confirm, as at the date on which it gives such confirmation whether it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank (or, if it requires a confirmation by the Swiss Federal Tax Administration in order to be able to give such confirmation, a request for such a confirmation shall be filed by the relevant Lender with the Swiss Federal Tax Administration within ten (10) Business Days of it receiving such request and, upon receipt of the required confirmation from the Swiss Federal Tax

Administration, the necessary confirmation by the relevant Lender shall be made within ten (10) Business Days of such confirmation being received by it).
     (c) Any Lender that ceases to be a Swiss Qualifying Bank shall provide written notice to Administrative Borrower and Administrative Agent at least twenty (20) Business Days’ prior to the time that it ceases to be a Swiss Qualifying Bank. If as a result of such event the number of Swiss Non-Qualifying Banks under this Agreement exceeds the number ten, then, so long as no Significant Event of Default is in existence, Administrative Borrower shall have the right to request that the relevant Lender assign or transfer by novation all of its rights and obligations under this Agreement to an Eligible Assignee qualifying as a Swiss Qualifying Bank or another Lender qualifying as a Swiss Qualifying Bank, all in accordance with Section 11.04. The Administrative Agent shall have no responsibility for determining whether or not an entity is a Swiss Qualified Bank, but shall track the number of Lenders from time to time that were unable to represent that they were Swiss Qualifying Banks in order to determine whether the number of Swiss Non-Qualifying Banks under this Agreement exceeds the number ten; provided that the Administrative Agent shall have no liability for any determinations made hereunder unless such liability arises from its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a non-appealable decision).
     (d) This Section 2.21, Section 2.06(j), Section 5.15 and Section 11.04(f) shall apply accordingly to any Borrower (other than Swiss Borrower), which is incorporated or established under the laws of, or for tax purposes resident in, Switzerland, or for tax purposes having a permanent establishment in Switzerland with which a Loan is effectively connected.
SECTION 2.22 Blocked Loan Parties. If a Loan Party would have been required to make any payment or perform any action under any provision of the Loan Documents but the relevant provision(s) (or any portion thereof) is (are) not enforceable against that Loan Party or for any other reason that Loan Party is unable to fulfill its obligations under the Loan Documents (a “Blocked Loan Party”), the Administrative Borrower may designate which Loan Party shall fulfill the Blocked Loan Party’s obligations, but only so long as the designated Loan Party is duly and promptly fulfilling such obligations, failing which all Loan Parties shall be jointly and severally liable for the performance thereof.
SECTION 2.23 Increase in Commitments.
     (a) Borrowers Request. The Borrowers may by written notice to the Administrative Agent and each Lender elect to request prior to the Maturity Date, one or more increases to the existing Revolving Commitments by an amount not in excess of $200,000,000 in the aggregate, each in a minimum amount of $25,000,000 (and increments of $1,000,000 above that minimum) (each such increase, an “Incremental Revolving Commitment”). Such notice shall specify the date on which the Borrowers propose that the Incremental Revolving Commitments shall be effective (each, an “Increase Effective Date”), and the time period within which each Lender is requested to respond, which in each case shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and the Lenders of the applicable Class. Each Lender of such Class (other than Lenders subject to replacement pursuant to Section 2.16 or a Defaulting Lender) in its sole and absolute discretion may notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Administrative Borrower and each Lender of such Class of the Lenders’ responses to each request made hereunder. If the existing Lenders do not agree to the full amount of a requested Incremental Revolving Commitment, the Administrative Borrower may then invite a Lender or any Lenders to increase their Commitments or invite additional financial institutions (each, an “Additional Lender”) (reasonably satisfactory to Administrative Agent and solely to the extent permitted by Section 11.04 (including Section 11.04(h)) and each other applicable requirement hereof, including Sections 2.21 and 5.15) to become Lenders and provide Incremental Revolving Commitments pursuant to an Increase Joinder.
     (b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:
               (i) each of the conditions set forth in Section 4.02 shall be satisfied;
               (ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;
               (iii) after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition or other Investment or application of funds made with the proceeds of such borrowings, the Borrowers shall, as of such date, be in compliance with the covenant set forth in Section 6.10, to the extent applicable;
               (iv) the Borrowers shall make any payments required pursuant to Section 2.12 in connection with any adjustment of Revolving Loans pursuant to Section 2.23(d); and
               (v) the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
     (c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to Incremental Revolving Commitments shall be identical to the Revolving Loans of the same Class (subject to the payment of any customary arrangement, underwriting or similar fees that are paid to the arranger of such Incremental Revolving Commitments in its capacity as such). The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Loan Parties, the Administrative Agent and each Lender and Additional Lender making such Incremental Revolving Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to

Incremental Revolving Commitments made pursuant to this Agreement, and all references in Loan Documents to Commitments of a Class shall be deemed, unless the context otherwise requires, to include references to Incremental Revolving Commitments of such Class made pursuant to this Agreement.
     (d) Adjustment of Revolving Loans. Each of the Revolving Lenders having a Revolving Commitment of an applicable Class prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment of such Class on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans of such Class and participation interests in LC Exposure and Swingline Loans of such Class outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders of such Class ratably in accordance with their Revolving Commitments of such Class after giving effect to such increased Revolving Commitments.
     (e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.23 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC, the PPSA or otherwise after giving effect to the establishment of any such new Commitments.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders that:
SECTION 3.01 Organization; Powers. Each Company (a) is duly organized or incorporated (as applicable) and validly existing under the laws of the jurisdiction of its organization or incorporation (as applicable), (b) has all requisite organizational or constitutional power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s organizational or constitutional powers and have been duly authorized by all necessary constitutional or organizational action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03 No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents (as reflected in the applicable Perfection Certificate) and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any material requirement of Applicable Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect and except for consents received pursuant to the Debt Tender Offer, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens. The execution, delivery and performance of the Loan Documents will not violate, or result in a default under, or require any consent or approval under, the Senior Notes, the Senior Note Documents, or the Term Loan Documents. The Total Revolving Commitment and Obligations constitute Indenture Permitted Debt.
SECTION 3.04 Financial Statements; Projections.
     (a) Historical Financial Statements. The Administrative Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent Borrower (i) as of and for the fiscal years ended March 31, 2009, and March 31, 2010, audited by and accompanied by the unqualified opinion of PricewaterhouseCoopers, independent public accountants, and (ii) as of and for the six-month period ended September 30, 2010, and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Parent Borrower. Such financial statements and all financial statements delivered pursuant to Section 5.01(a) and, Section 5.01(b) have been prepared in accordance with U.S. GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of Parent Borrower as of the dates and for the periods to which they relate.
     (b) No Liabilities. Except as set forth in the most recent financial statements referred to in Section 3.04(a), as of the Closing Date there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, other than liabilities under the Loan Documents, the Term Loan Documents and the Senior Notes. Since

March 31, 2010, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
     (c) Pro Forma Financial Statements. Borrowers have heretofore delivered to the Lenders in the Confidential Information Memorandum, the Parent Borrower’s unaudited pro forma consolidated capitalization table as of September 30, 2010, after giving effect to the Transactions as if they had occurred on such date. Such capitalization table has been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects the pro forma capitalization of Holdings as of such date assuming the Transactions had occurred at such date.
     (d) Forecasts. The forecasts of financial performance of the Parent Borrower and its subsidiaries furnished to the Lenders have been prepared in good faith by the Loan Parties and based on assumptions believed by the Loan Parties to be reasonable, it being understood that any such forecasts may vary from actual results and such variations may be material.
SECTION 3.05 Properties.
     (a) Generally. Each Company has good title to, valid leasehold interests in, or license of, all its property material to its business, free and clear of all Liens except for Permitted Liens. The property that is material to the business of the Companies, taken as a whole, (i) is in good operating order, condition and repair in all material respects (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.
     (b) Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Loan Party as of the date hereof having fair market value of $1,000,000 or more and describes the type of interest therein held by such Loan Party and whether such owned Real Property is leased to a third party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee, as of the date hereof having annual rental payments of $1,000,000 or more and describes the type of interest therein held by such Loan Party.
     (c) No Casualty Event. No Company has as of the date hereof received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property. No Mortgage encumbers improved Real Property located in the United States that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

     (d) Collateral. Each Company owns or has rights to use all of the Collateral used in, necessary for or material to each Company’s business as currently conducted, except where the failure to have such ownership or rights of use could not reasonably be expected to have a Material Adverse Effect. The use by each Company of such Collateral does not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06 Intellectual Property.
     (a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, trademarks, copyrights and other intellectual property (including intellectual property in software, mask works, inventions, designs, trade names, service marks, technology, trade secrets, proprietary information and data, domain names, know-how and processes) necessary for the conduct of such Loan Party’s business as currently conducted (“Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. As of the date hereof, no material claim has been asserted and is pending by any person, challenging or questioning the validity of any Loan Party’s Intellectual Property or the validity or enforceability of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of any Intellectual Property by each Loan Party, and the conduct of each Loan Party’s business as currently conducted, does not infringe or otherwise violate the rights of any third party in respect of Intellectual Property, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (b) Registrations. Except pursuant to non-exclusive licenses and other non-exclusive use agreements entered into by each Loan Party in the ordinary course of business, and except as set forth on Schedule 12(c) to the Perfection Certificate, on and as of the date hereof each Loan Party owns and possesses the right to use and has not authorized or enabled any other person to use, any Intellectual Property listed on any schedule to the relevant Perfection Certificate or any other Intellectual Property that is material to its business, except for such authorizations and enablements as could not reasonably be expected to result in a Material Adverse Effect. All registrations listed on Schedule 12(a) and 12(b) to the Perfection Certificate are valid and in full force and effect, in each case, except where the absence of such validity or full force and effect, individually or collectively, could not reasonably be expected to have a Material Adverse Effect.
     (c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the date hereof, (i) there is no material infringement or other violation by others of any right of such Loan Party with respect to any Intellectual Property listed on any schedule to the relevant Perfection Certificate, or any other Intellectual Property that is material to its business, except as may be set forth on Schedule 3.06(c), and (ii) no claims are pending or threatened to such effect except as set forth on Schedule 3.06(c).

SECTION 3.07 Equity Interests and Subsidiaries.
     (a) Equity Interests. Schedules 1(a) and 10 to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. As of the Closing Date, all Equity Interests of each Company held by Holdings or a Subsidiary thereof are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries except as indicated on Schedules 1(a) and 10 to the Perfection Certificate. At all times prior to a Qualified Parent Borrower IPO, the Equity Interests of the Parent Borrower will be owned directly by Holdings. As of the Closing Date, each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, rights or claims of other persons, except Permitted Liens, and as of the Closing Date there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests other than with respect to the Forward Share Sale Agreement.
     (b) No Consent of Third Parties Required. Except as have previously been obtained, no consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or First Priority (subject to the Intercreditor Agreement) status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Documents or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect thereof, other than any restrictions on transfer of the Equity Interests in NKL or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., imposed by any lock-up or listing agreement, rule or regulation in connection with any listing or offering of Equity Interests in NKL to the extent required by Applicable Law or listing or stock exchange requirements.
     (c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Holdings, Borrowers and each Subsidiary on the Closing Date is set forth on Schedule 10 to the Perfection Certificate dated the Closing Date.
SECTION 3.08 Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Applicable Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any requirement of Applicable Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.09 Agreements. No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder that could reasonably be expected to have a Material Adverse Effect. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.
SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Documents does not violate such regulations.
SECTION 3.11 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.12 Use of Proceeds. The Borrowers will use the proceeds of the Revolving Loans and Swingline Loans (a) on the Closing Date for the Refinancing, (b) to fund a portion of the Closing Date Distribution and (c) on and after the Closing Date for general corporate purposes (including to effect Permitted Acquisitions and Dividends permitted hereunder) and for payment of fees, premiums and expenses in connection with the Transactions.
SECTION 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all material Tax Returns required by Applicable Law to have been filed by it and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all material Taxes due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with U.S. GAAP or other applicable accounting rules and (ii) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company has made adequate provision in accordance with U.S. GAAP or other applicable accounting rules for all material Taxes not yet due and payable. No Company has received written notice of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section

6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.
SECTION 3.14 No Material Misstatements. The written information (including the Confidential Information Memorandum), reports, financial statements, certificates, exhibits or schedules furnished by or on behalf of any Company to any Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not and does not contain any material misstatement of fact and, taken as a whole, did not and does not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading in their presentation of Holdings, the Parent Borrower and their Subsidiaries taken as a whole as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Loan Party represents only that it was prepared in good faith and based on assumptions believed by the applicable Loan Parties to be reasonable.
SECTION 3.15 Labor Matters. As of the Closing Date, there are no material strikes, lockouts or labor slowdowns against any Company pending or, to the knowledge of any Company, threatened in writing. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, provincial, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound, except as could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.16 Solvency. (i) At the time of and immediately after the consummation of the Transactions to occur on the Closing Date and after giving effect to the application of the proceeds of each Loan made on such date, the Closing Date Distribution and the operation of the Contribution, Intercompany, Contracting and Offset Agreement, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent, prospective or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent, prospective or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent, prospective or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and (e)

each Loan Party is not “insolvent” as such term is defined under any Debtor Relief Laws of any jurisdiction in which any Loan Party is organized or incorporated (as applicable), or otherwise unable to pay its debts as they fall due.
               (ii) At the time of and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan and the operation of the Contribution, Intercompany, Contracting and Offset Agreement, (a) the fair value of the assets of each Borrower, Borrowing Base Guarantor and Receivables Seller (for purposes of this Section 3.16, a “Principal Loan Party”) (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent, prospective or otherwise; (b) the present fair saleable value of the property of each Principal Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent, prospective or otherwise, as such debts and other liabilities become absolute and matured; (c) each Principal Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent, prospective or otherwise, as such debts and liabilities become absolute and matured; (d) each Principal Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and (e) each Principal Loan Party is not “insolvent” as such term is defined under any Debtor Relief Laws of any jurisdiction in which such Principal Loan Party is organized or incorporated (as applicable), or otherwise unable to pay its debts as they fall due.
SECTION 3.17 Employee Benefit Plans. Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for such non-compliance that in the aggregate would not have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used in the most recent actuarial valuations used for the respective Plans) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the property of all such underfunded Plans in an amount which could reasonably be expected to have a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.
     To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of Applicable Law and has been maintained, where required, in good standing with applicable Governmental Authority and Taxing Authority, except for such non-compliance that in the aggregate would not have a Material Adverse Effect. No Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except to the extent of liabilities which could not reasonably be expected to have a

Material Adverse Effect. Each Foreign Plan that is required to be funded is funded in accordance with the requirements of Applicable Law, and with respect to each Foreign Plan that is not required to be funded, the obligations of such Foreign Plan are properly accrued in the financial statements of the Parent Borrower and its Subsidiaries, in each case in an amount that could not reasonably be expected to have a Material Adverse Effect.
     Except as specified on Schedule 3.17, (i) no Company is or has at any time been an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993), and (ii) no Company is or has at any time been “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the Pensions Act 2004) such an employer.
SECTION 3.18 Environmental Matters.
     (a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
               (i) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;
               (ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;
               (iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could reasonably be expected to result in liability of the Companies under any applicable Environmental Law;
               (iv) There is no Environmental Claim pending or, to the knowledge of any Company, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and, to the knowledge of any Company, there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim;
               (v) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;
               (vi) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

               (vii) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.
     (b) As of the Closing Date:
               (i) Except as could not reasonably be expected to have a Material Adverse Effect, no Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location; and
               (ii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA and is reasonably likely to result in any material liability to any Company, or (iii) included on any other publicly available list of contaminated sites maintained by any Governmental Authority analogous to CERCLA or the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., including any such list relating to the management or clean-up of petroleum and is reasonably likely to result in any material liability to a Company.
SECTION 3.19 Insurance. Schedule 3.19 sets forth a true and correct description of all insurance policies maintained by each Company as of the Closing Date. All insurance maintained by the Companies to the extent required by Section 5.04 is in full force and effect, and all premiums thereon have been duly paid. As of the Closing Date, no Company has received notice of violation or cancellation thereof, the Mortgaged Property, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
SECTION 3.20 Security Documents.
     (a) U.S. Security Agreement. The U.S. Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute valid, perfected

First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (b) Canadian Security Agreement. Each of the Canadian Security Agreements is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, when PPSA financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by such Canadian Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under the PPSA as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (c) U.K. Security Agreement. The U.K. Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registration specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the U.K. Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (d) Swiss Security Agreement. The Swiss Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the Swiss Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (e) German Security Agreement. The German Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, or in the case of accessory security, in favor of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the German Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (f) Irish Security Agreement. The Irish Security Agreement is effective to create in favor of the Collateral Agent for the benefit of and as trustee for the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by the Irish Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (g) Brazilian Security Agreement. Each Brazilian Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the Brazilian Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (h) Luxembourg Security Agreement. Each Luxembourg Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the Luxembourg Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (i) Madeira Security Agreement. Each Madeira Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the Madeira Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (j) French Security Agreement. Each French Security Agreement is effective to create in favor of the French Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral referred to therein and, upon the registrations, recordings and other actions specified on Schedule 7 to the relevant Perfection Certificate as in effect on the Closing Date, the Liens created by each of the French Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral referred to therein (other than such Security Agreement Collateral in which a security interest cannot be perfected under Applicable Law as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
     (k) Intellectual Property Filings. When the (i) financing statements and other filings in appropriate form referred to on Schedule 7 to the relevant Perfection Certificate have been made, and (ii) U.S. Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute valid, perfected First Priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in such Security Agreement) that are registered or applied for by any Loan Party with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for by any Loan Party with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.
     (l) Mortgages. Each Mortgage (other than a Mortgage granted by a U.K. Borrower or a U.K. Guarantor) is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid, perfected and enforceable First Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when such Mortgages are filed in the offices specified on Schedule 8(a) to the applicable Perfection Certificates dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 5.11 and Section 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 5.11 and Section 5.12), the Mortgages shall constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Liens.
          The Mortgages granted by the U.K. Borrower and each applicable U.K. Guarantor under the relevant U.K. Security Agreement are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, legal, valid and enforceable Liens on all of each such

Loan Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed with the Land Registry, the Mortgages shall constitute fully perfected First Priority Liens on, and security interest in, all right, title and interest of the U.K. Borrower and each applicable U.K. Guarantor in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens until terminated in accordance with the terms hereof.
     (m) Valid Liens. Each Security Document delivered pursuant to Section 5.11, Section 5.12 and Section 5.16 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings, registrations or recordings and other actions set forth in the relevant Perfection Certificate are made in the appropriate offices as may be required under Applicable Law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute First Priority fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.
     (n) Receivables Purchase Agreement. The German Receivables Purchase Agreement, and, upon execution and delivery thereof, each other Receivables Purchase Agreement, is in full force and effect. Each representation and warranty under any Receivables Purchase Agreement of each Loan Party party thereto is true and correct on and as of the date made thereunder. No “Termination Event” (as defined therein) has occurred under any Receivables Purchase Agreement.
SECTION 3.21 Material Indebtedness Documents. Schedule 3.21 lists, as of the Closing Date, (i) each material New Senior Note Document, (ii) each material Term Loan Document, and (iii) each material agreement, certificate, instrument, letter or other document evidencing any other Material Indebtedness, and the Lenders have been furnished true and complete copies of each of the foregoing.
SECTION 3.22 Anti-Terrorism Law. No Loan Party is in violation of any requirement of Applicable Law relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Act, Part II.1 of the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C.2000, C.17, regulations promulgated pursuant to the Special Economic Measures Act, S.C. 1992 c.17 and the United Nations Act, R.S.C. 1985, c U-2. (collectively, “Anti-Terrorism Laws”).
     No Loan Party and to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

               (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
               (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
     No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (w) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (i) through (v) above, (x) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or Anti-Terrorism Laws, (y) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (z) is in violation of any applicable Anti-Terrorism Laws.
SECTION 3.23 Joint Enterprise. Each Loan Party has requested that the Agents and Lenders make this credit facility available to the Loan Parties on a combined basis, in order to finance the Loan Parties’ business most efficiently and economically. The Loan Parties’ business is a mutual and collective enterprise, and the successful operation of each Loan Party is dependent upon the successful performance of the integrated group. The Loan Parties believe that consolidation of their credit facility will enhance the borrowing power of each Loan Party and ease administration of the facility, all to their mutual advantage. The Loan Parties acknowledge that Agents’ and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Loan Parties and at Loan Parties’ request.
SECTION 3.24 Location of Material Inventory and Equipment. Schedule 3.24 sets forth as of the Closing Date all locations where the aggregate value of Inventory and Equipment (other than mobile Equipment or Inventory in transit) owned by the Loan Parties at each such location exceeds $1,000,000.
SECTION 3.25 Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein to be an Eligible Account and an item of Eligible Inventory, respectively.

SECTION 3.26 Senior Notes; Material Indebtedness. The Obligations constitute “Senior Debt” or “Designated Senior Indebtedness” (or any other defined term having a similar purpose) within the meaning of the Senior Note Documents (and any Permitted Refinancings thereof permitted under Section 6.01 other than refinancings with additional Term Loans). The Commitments and the Loans and other extensions of credit under the Loan Documents constitute “Credit Facilities” (or any other defined term having a similar purpose) within the meaning of the Senior Note Documents (and any Permitted Refinancings thereof permitted under Section 6.01 other than refinancings with additional Term Loans). The consummation of each of (i) the Transactions, (ii) each incurrence of Indebtedness hereunder and (iii) the granting of the Liens provided for under the Security Documents to secure the Secured Obligations is permitted under, and, in each case, does not require any consent or approval under, the terms of (A) the Senior Note Documents (and any Permitted Refinancings thereof), the Term Loan Documents (and any Permitted Term Loan Facility Refinancings thereof) or any other Material Indebtedness or (B) any other material agreement or instrument binding upon any Company or any of its property except, in the case of this clause (B), as could not reasonably be expected to result in a Material Adverse Effect or as contemplated in the amendments to the Existing Senior Note Documents effectuated in connection with the Debt Tender Offer.
SECTION 3.27 Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), (i) the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each U.K. Loan Party is situated in England and Wales, (ii) the centre of main interest of the Irish Guarantor is situated in Ireland or Germany, and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdiction other than Ireland or Germany, (iii) the centre of main interest of each Swiss Loan Party is situated in Switzerland, and in each case each has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction, (iv) the centre of main interest of German Seller is situated in Germany, (v) the centre of main interest of each Luxembourg Guarantor is situated in Luxembourg, and in each case each has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction, (vi) the centre of main interest of each French Guarantor is situated in France, and in each case each has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction, and (vii) other than as provided in paragraph (ii) above, no Loan Party (to the extent such Loan Party is subject to the Regulation) shall have a centre of main interest other than as situated in its jurisdiction of incorporation.
SECTION 3.28 Holding and Dormant Companies. Except as may arise under the Loan Documents, the Term Loan Documents or any Permitted Holdings Indebtedness or (in the case of Novelis Europe Holdings Limited) the New Senior Notes and any Existing Senior Notes that are not purchased or cancelled pursuant to the Debt Tender Offer, neither Holdings nor Novelis Europe Holdings Limited, trades or has any liabilities or commitments (actual or contingent, present or future) other than liabilities attributable or incidental to acting as a holding company of shares in the Equity Interests of its Subsidiaries.
SECTION 3.29 Certain Subsidiaries. The Excluded Collateral Subsidiaries as of the Closing Date are listed on Schedule 1.01(e). The Excluded Subsidiaries as of the Closing Date are listed on Schedule 1.01(f). The Joint Venture Subsidiaries as of the Closing Date are listed on Schedule 1.01(g). There are no Unrestricted Subsidiaries as of the Closing Date.

ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS
SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.
     (a) Loan Documents. The Administrative Agent shall have received executed counterparts of each of the following, properly executed by a Responsible Officer of each applicable signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
               (i) this Agreement,
               (ii) each Foreign Guarantee;
               (iii) the initial Borrowing Base Certificate,
               (iv) the Intercreditor Agreement;
               (v) the Contribution, Intercompany, Contracting and Offset Agreement;
               (vi) the German Receivables Purchase Agreement;
               (vii) a Note executed by each applicable Borrower in favor of each Lender that has requested a Note prior to the Closing Date;
               (viii) the U.S. Security Agreement, each Canadian Security Agreement, each U.K. Security Agreement, each Swiss Security Agreement, each German Security Agreement, each Irish Security Agreement, each Brazilian Security Agreement, each Luxembourg Security Agreement, each Madeira Security Agreement, each French Security Agreement, and each other Security Document reasonably requested by the Administrative Agent prior to the Closing Date; and
               (ix) the Perfection Certificates.
     (b) Corporate Documents. The Administrative Agent shall have received:
               (i) a certificate of the secretary, assistant secretary or managing director (where applicable) of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document (or its equivalent including the constitutional documents) of such Loan Party certified (to the extent customary in the applicable jurisdiction) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors and/or shareholders, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrowers, the borrowings hereunder, and that such resolutions, or any other document attached thereto, have not been modified, rescinded, amended or superseded and are in full force and effect, (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary, assistant secretary or managing director executing the certificate in this clause (i), and other customary evidence of incumbency) and (D) that the borrowing, guarantee, or granting of Liens with respect to the Loans or any of the other Secured Obligations would not cause any borrowing, guarantee, security or similar limit binding on any Loan Party to be exceeded;
               (ii) a certificate as to the good standing (where applicable, or such other customary functionally equivalent certificates or abstracts) of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority);
               (iii) evidence that the records of the applicable Loan Parties at the United Kingdom Companies House and each other relevant registrar of companies (or equivalent Governmental Authority) in the respective jurisdictions of organization of the Loan Parties are accurate, complete and up to date and that the latest relevant accounts have been duly filed, where applicable;
               (iv) if relevant, evidence that each Irish Guarantor has done all that is necessary to follow the procedures set out in Sub-Sections (2) and (11) of section 60 of the Companies Act 1963 of Ireland in order to enable it to enter into the Loan Documents;
               (v) a copy of the constitutional documents of any Person incorporated in Ireland whose shares are subject to security under any Security Document, together with any resolutions of the shareholders of such Person adopting such changes to the constitutional documents of that Person to remove any restriction on any transfer of shares or partnership interests (or equivalent) in such Person pursuant to any enforcement of any such Security Document;
               (vi) evidence that each of the Loan Parties are members of the same group of companies consisting of a holding company and its subsidiaries for the purposes of Section 155 of the Companies Act 1963 of Ireland and Section 35 of the Companies Act 1990 of Ireland; and
               (vii) such other documents as the Lenders, the Initial Issuing Bank or the Administrative Agent may reasonably request.
     (c) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Parent Borrower, certifying (i) compliance with the conditions precedent set forth in this Section 4.01 and Section 4.02(b) and (c), (ii) that no Default has occurred and is continuing, and (iii) that each of the representations and warranties made by any Loan Party set forth in ARTICLE III hereof or in any other Loan Document were true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly related to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.
     (d) Financings and Other Transactions, etc.
               (i) The Transactions referred to in clauses (a) through (d) and clause (g) of the definition thereof shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arranger other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.
               (ii) The Parent Borrower shall contemporaneously receive an aggregate of $1,500,000,000 in gross proceeds from borrowings under the Term Loan Credit Agreement.
               (iii) The Refinancing shall be consummated contemporaneously with the transactions contemplated hereby in full to the satisfaction of the Lenders with all Liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property, or undertakings to provide registrable releases, and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.
     (e) Financial Statements; Pro Forma Balance Sheet; Projections. The Administrative Agent shall have received the financial statements described in Section 3.04(a) and the pro forma capitalization table described in Section 3.04(c), together with forecasts of the financial performance of the Companies.
     (f) Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or preferred stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Term Loans, (iii) the Existing Senior Notes, (iv) Indebtedness listed on Schedule 6.01(b), (v) Indebtedness owed to, and preferred stock held by, any Borrower or any Guarantor to the extent permitted hereunder and (vi) other Indebtedness permitted under Section 6.01.
     (g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Banks, (i) a favorable written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, special counsel for the Loan Parties, and (ii) a favorable written opinion of each local and foreign counsel of the Loan Parties listed on Schedule 4.01(g), in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Banks and the Lenders and (C) covering the matters set forth in Exhibit N and such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

     (h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O (or in such other form as is satisfactory to the Administrative Agent to reflect applicable legal requirements), dated the Closing Date and signed by a senior Financial Officer of each Loan Party or the Parent Borrower.
     (i) Applicable Law. The Administrative Agent shall be satisfied that Holdings, the Borrowers and their Subsidiaries and the Transactions shall be in full compliance with all material Applicable Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.
     (j) Consents. All approvals of Governmental Authorities and third parties necessary to consummate the Transactions shall been obtained and shall be in full force and effect.
     (k) Litigation. There shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions.
     (l) [intentionally omitted].
     (m) Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Agents, and the reasonable fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
     (n) Personal Property Requirements. The Collateral Agent shall have received:
               (i) except to the extent otherwise provided in the Intercreditor Agreement, all certificates, agreements or instruments, if any, representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;
               (ii) except to the extent otherwise provided in the Intercreditor Agreement, the Intercompany Note executed by and among the Parent Borrower and each of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank;
               (iii) except to the extent otherwise provided in the Intercreditor Agreement, all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all “Chattel Paper”, “Instruments” and “Investment Property” (as each such term is defined in the U.S. Security Agreement) of each Loan Party to the extent required hereby or under the relevant Security Documents;
               (iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office PPSA filings, and such other documents under Applicable Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;
               (v) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, PPSA, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches (in jurisdictions where such searches are available), each of a recent date listing all outstanding financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county (or other applicable) jurisdictions in which any property of any Loan Party (other than Inventory in transit) is located and the state and county (or other applicable) jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which are effective to encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens);
               (vi) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents;
               (vii) evidence that all Liens (other than Permitted Liens) affecting the assets of the Loan Parties have been or will be discharged on or before the Closing Date (or, in the case of financing statement filings or similar notice of lien filings that do not evidence security interests (other than security interests that are discharged on or before the Closing Date), that arrangements with respect to the release or termination thereof satisfactory to the Administrative Agent have been made);
               (viii) copies of all notices required to be sent and other documents required to be executed under the Security Documents;
               (ix) all share certificates, duly executed and stamped stock transfer forms and other documents of title required to be provided under the Security Documents; and
               (x) evidence that the records of the U.K. Borrower, Novelis Services Limited and Novelis Europe Holding Limited at the United Kingdom Companies House are accurate, complete and up to date and that the latest relevant accounts have been duly filed.
     (o) Real Property Requirements. The Collateral Agent shall have received:
               (i) a Mortgage encumbering each Mortgaged Property for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that holds any direct interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under Applicable Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

               (ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;
               (iii) with respect to each Mortgage of property located in the United States, Canada or, to the extent reasonably requested by the Administrative Agent, any other jurisdictions, (a) a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid, perfected mortgage Lien on the Mortgaged Property and fixtures described therein having the priority specified in the Intercreditor Agreement in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 4.01(o)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under Applicable Law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions acceptable to the Collateral Agent, it being acknowledged that Permitted Liens of the type described in Section 6.02(a), 6.02(b), 6.02(d), 6.02(f) (clause (x) only), 6.02(g), and 6.02(k) shall be acceptable or (b) in respect of Mortgaged Property situated outside the United States, a title opinion of the Parent Borrower’s local counsel in form and substance reasonably satisfactory to the Collateral Agent;
               (iv) with respect to each applicable Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;
               (v) evidence reasonably acceptable to the Collateral Agent of payment by the applicable Borrowers of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;
               (vi) with respect to each Mortgaged Property, copies of all Leases in which any Loan Party or any Restricted Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any, in each case providing for annual rental payments in excess of $500,000. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Collateral Agent;
               (vii) with respect to each Mortgaged Property, each Company shall have made all material notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;
               (viii) to the extent requested by the Administrative Agent, Surveys with respect to the Mortgaged Properties;
               (ix) with respect to each Mortgaged Property situated in the United States, a completed Federal Emergency Management Agency Standard Flood Hazard Determination acknowledged notice to the applicable Loan Party and flood insurance (if appropriate) for each such Mortgaged Property;
               (x) (a) title deeds to each real property situated in England and Wales secured in favor of the Collateral Agent; or (b) a letter (reasonably satisfactory to the Collateral Agent) from solicitors holding those title deeds undertaking to hold them to the order of the Collateral Agent; or (c) if any document is at the Land Registry, a certified copy of that document and a letter from the U.K. Borrower’s solicitors directing the registry to issue the document to the Collateral Agent or its solicitors; and
               (xi) in relation to property situated in England and Wales, if applicable, satisfactory priority searches at the Land Registry and Land Charges Searches, giving not less that 25 Business Days’ priority notice beyond the date of the debenture and evidence that no Lien is registered against the relevant property (other than Permitted Liens or any Liens that will be released on the date of first drawdown, such searches to be addressed to or capable of being relied upon by the Secured Parties).
     (p) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the property and liability insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.
     (q) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Act (including, without limitation, the information described in Section 11.13).
     (r) Minimum Liquidity. The sum of unrestricted cash of the Parent Borrower and its Restricted Subsidiaries (as of November 30, 2010) plus Excess Availability (determined based upon the Borrowing Base as of November 30, 2010, and Revolving Commitments,

Loans and L/C Exposure as of the Closing Date) shall be not less than $750,000,000, of which at least $500,000,000 must consist of Excess Availability, all calculated on a pro forma basis to give effect to the full $1,700,000,000 permitted amount of the Closing Date Distribution and the other Transactions (including the initial Borrowings and issuance of Letters of Credit and assumption of Existing Letters of Credit as of the Closing Date).
     (s) Initial Borrowing Base Certificate. The Collateral Agent and the Administrative Agent shall have received a Borrowing Base Certificate, dated the Closing Date and certifying the Borrowing Base as of November 30, 2010.
     (t) Debt Tender Offers; New Senior Notes.
               (i) All Existing Senior Notes tendered and not properly withdrawn prior to the Closing Date in accordance with the terms set forth in the applicable Debt Tender Offers have been, or concurrently with the Closing Date will be, consummated in accordance with the terms set forth in the applicable Offer to Purchase and Consent Solicitation Statement of the Parent Borrower dated November 26, 2010, in each case as in effect on the Closing Date and, concurrent with the effectiveness hereof on the Closing Date, shall have been accepted for payment and will be acquired and cancelled.
               (ii) Amendments to the terms of the Existing Senior Notes eliminating substantially all of the covenants and defaults thereunder shall have become operative as contemplated by the Debt Tender Offer.
               (iii) The Administrative Agent shall have received satisfactory evidence that not less than $2,500,000,000 in aggregate principal amount of New Senior Notes have been, or concurrently with the Closing Date will be, issued by the Parent Borrower.
     (u) Cash Management. The Collateral Agent and the Administrative Agent shall have reviewed and approved the Companies’ cash management system.
     (v) Process Agent. The Collateral Agent and the Administrative Agent shall have received evidence of the acceptance by the Process Agent of its appointment as such by the Loan Parties.
     (w) Capital Structure. The Lenders shall be satisfied with the capital structure and indebtedness of the Loan Parties.
     (x) Material Adverse Change. In the opinion of the Collateral Agent and the Administrative Agent, since March 31, 2010, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a material adverse effect on the business, property, results of operations or financial condition of the Loan Parties and their Subsidiaries, taken as a whole.
Notwithstanding the foregoing, to the extent that the execution and delivery of any document or the completion of any task or action is listed on Schedule 5.16, such item shall not be a condition precedent and shall instead be subject to Section 5.16.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
     (a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18 or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17.
     (b) No Default. No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
     (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in ARTICLE III hereof or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.
     (d) No Legal Bar. With respect to each Lender, no order, judgment or decree of any Governmental Authority shall purport to restrain such Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
          Each of the delivery of a Borrowing Request or an LC Request and the acceptance by any Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by each Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Section 4.02(b) through (d) have been satisfied (which representation and warranty shall be deemed limited to the knowledge of the Loan Parties in the case of the first sentence of Section 4.02(d)). Borrowers shall provide such information (including, if applicable, calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in Section 4.02(b) through (d) have been satisfied.
ARTICLE V
AFFIRMATIVE COVENANTS
          Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until Full Payment of the Obligations, unless the Required

Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:
SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent (and the Administrative Agent shall make available to the Lenders, on the Platform or otherwise, in accordance with its customary procedures):
     (a) Annual Reports. As soon as available and in any event within the earlier of (i) ninety (90) days and (ii) such shorter period as may be required by the Securities and Exchange Commission (including, if applicable, any extension permitted under Rule 12b-25 of the Exchange Act), after the end of each fiscal year, beginning with the first fiscal year ending after the Closing Date, (i) the consolidated balance sheet of Parent Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by an opinion of independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern qualification, paragraph of emphasis or explanatory statement), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent Borrower as of the dates and for the periods specified in accordance with U.S. GAAP, (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Parent Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that the information required by clauses (i) and (ii) of this Section 5.01(a) may be furnished in the form of a Form 10-K (so long as the financial statements, narrative report and management’s discussion therein comply with the requirements set forth above)) and (iii) consolidating balance sheets, statements of income and cash flows of the Parent Borrower and its Restricted Subsidiaries separating out the results by region;
     (b) Quarterly Reports. As soon as available and in any event within the earlier of (i) forty-five (45) days and (ii) such shorter period as may be required by the Securities and Exchange Commission (including, if applicable, any extension permitted under Rule 12b-25 of the Exchange Act), after the end of each of the first three fiscal quarters of each fiscal year, (i) the consolidated balance sheet of Parent Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent Borrower as of the date and for the periods specified in accordance with U.S. GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, except as otherwise disclosed therein and subject to the absence of footnote disclosures and to normal year-end audit adjustments, (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the

Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that the information required by clauses (i) and (ii) of this Section 5.01(b) may be furnished in the form of a Form 10-Q (so long as the financial statements, management report and management’s discussion therein comply with the requirements set forth above)) and (iii) consolidating balance sheets, statements of income and cash flows of the Parent Borrower and its Restricted Subsidiaries separating out the results by region;
     (c) Monthly Reports. At any time after the occurrence of a Covenant Trigger Event and prior to the subsequent occurrence of a Covenant Recovery Event, within thirty (30) days after the end of each of the first two months of each fiscal quarter, (i) the consolidated balance sheet of the Parent Borrower as of the end of such month and the related consolidated statements of income and cash flows of the Parent Borrower for each such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, cash flows of the Parent Borrower as of the date and for the periods specified, subject to normal quarterly adjustments and year end audit adjustments and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA (Fixed Charge) of the Parent Borrower for such month and for the then elapsed portion of the fiscal year, showing variance, by Dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year;
     (d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) and (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent (including a breakdown of such computations on a quarterly basis) demonstrating compliance with the covenant contained in Section 6.10 (including a calculation of Consolidated Fixed Charge Coverage Ratio, whether or not a Covenant Trigger Event has occurred) and (C) showing a reconciliation of Consolidated EBITDA (Fixed Charge) to the net income set forth on the statement of income, such reconciliation to be on a quarterly basis; and (ii) to the extent any Unrestricted Subsidiaries are in existence during the period covered by such financial statements, consolidating balance sheets, statements of income and cash flows separating out the results of the Parent Borrower and its Restricted Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other;
     (e) Officer’s Certificate Regarding Organizational Chart and Perfection of Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Responsible Officer of the Administrative Borrower attaching an accurate organizational chart (or confirming that there has been no change in organizational structure) and otherwise setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

     (f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, with any national U.S. or non-U.S. securities regulatory authority or securities exchange or with the National Association of Securities Dealers, Inc., or distributed to holders of its publicly held Indebtedness or securities pursuant to the terms of the documentation governing such Indebtedness or securities (or any trustee, agent or other representative therefor), as the case may be; provided that documents required to be delivered pursuant to this clause (f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent Borrower posts such documents, or provides a link thereto on Parent Borrower’s website (or other location specified by the Parent Borrower) on the Internet; or (ii) on which such documents are posted on Parent Borrower’s behalf on the Platform; provided that: (i) upon written request by the Administrative Agent, Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Parent Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that notwithstanding anything contained herein, in every instance Parent Borrower shall be required to provide paper copies or electronic copies through e-mail of the certificates required by clauses (d) and (e) of this Section 5.01 to the Administrative Agent;
     (g) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter”, exception report or other similar letter or report received by any such person from its certified public accountants and the management’s responses thereto;
     (h) Projections. Within sixty (60) days of the end of each fiscal year, a copy of the annual projections for Parent Borrower (including balance sheets, statements of income and sources and uses of cash, for each quarter of the then-current fiscal year prepared in detail on a consolidated basis, with appropriate presentation and discussion of the principal assumptions upon which such forecasts are based, accompanied by the statement of a Financial Officer of the Parent Borrower to the effect that such assumptions are believed to be reasonable;
     (i) Labor Relations. Promptly after becoming aware of the same, written notice of (a) any labor dispute to which any Loan Party or any of its Restricted Subsidiaries is or is expected to become a party, including any strikes, lockouts or other labor disputes relating to any of such person’s plants and other facilities, which could reasonably be expected to result in a Material Adverse Effect, (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such person and (c) any material liability under Applicable Law similar to the Worker Adjustment and Retraining Notification Act or otherwise arising out of plant closings;
     (j) [intentionally omitted.]

     (k) Asset Sales. Contemporaneous with or prior to (i) an Asset Sale not in the ordinary course of business, the Net Cash Proceeds of which (or the Dollar Equivalent thereof) are anticipated to exceed $100,000,000 or (ii) an Asset Sale, the Net Cash Proceeds of which (or the Dollar Equivalent thereof) are anticipated to exceed $20,000,000 with respect to any portion of such assets constituting Revolving Credit Priority Collateral, written notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by any Loan Party or any of its Restricted Subsidiaries;
     (l) Other Information. Promptly, from time to time, such other information regarding the operations, properties, business affairs and condition (financial or otherwise) of any Company, or compliance with the terms of any Loan Document, or matters regarding the Collateral (beyond the requirements contained in Section 9.03) as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.
SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within ten (10) Business Days after acquiring knowledge thereof):
     (a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Borrower or other Company that in the reasonable judgment of the Borrowers could reasonably be expected to result in a Material Adverse Effect if adversely determined or (ii) with respect to any Loan Document;
     (c) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;
     (d) the occurrence of a Casualty Event involving a Dollar Equivalent amount in excess of $50,000,000 (or in excess of $20,000,000 of Inventory);
     (e) any dispute or contest with regard to any Lien that could reasonably be expected to result in forfeiture of Revolving Credit Priority Collateral having a Dollar Equivalent fair market value in excess of $1,000,000;
     (f) the incurrence of any Lien on Revolving Credit Priority Collateral arising out of or in connection with any Priority Payable for amounts past due and owing by a Borrower or Borrowing Base Guarantor, or for an accrued amount for which a Borrower or Borrowing Base Guarantor then has an obligation to remit to a Governmental Authority or other Person pursuant to a requirement of Applicable Law and having a Dollar Equivalent value in excess of $1,000,000; and
     (g) (i) the incurrence of any Lien (other than Permitted Liens) on the Collateral or (ii) the occurrence of any other event which could reasonably be expected to be material with regard to (x) the Revolving Credit Priority Collateral, taken as a whole, or (y) the Pari Passu Priority Collateral, taken as a whole.
SECTION 5.03 Existence; Businesses and Properties.
     (a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence, rights and franchises necessary or desirable in the normal conduct of its business, except (i) other than with respect to a Borrower’s or Borrowing Base Guarantor’s legal existence, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.05 or Section 6.06.
     (b) Do or cause to be done all things reasonably necessary to obtain, maintain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, approvals, authorizations, and Intellectual Property used in or necessary to the conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; do or cause to be done all things reasonably necessary to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with each Loan Party or any of its Restricted Subsidiaries, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; comply with Applicable Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property), contractual obligations, and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all of its property and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto reasonably necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.04 Insurance.
     (a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis (subject to usual and customary exclusions), (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance and, with respect to Mortgaged Properties located in the United States or in any other jurisdiction requiring such insurance, flood insurance (to the extent such flood insurance is required under clause (c) below), and (v) worker’s compensation insurance and such other insurance as may be required by any requirement of Applicable Law; provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Company shall agree at any time after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event to the adjustment of any claim thereunder with regard to Inventory having a Dollar Equivalent value in excess of $20,000,000 without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during an Event of Default.
     (b) Requirements of Insurance. All such property and liability insurance maintained by the Loan Parties shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee or loss payee, as applicable (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance), and (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.
     (c) Flood Insurance. Except to the extent already obtained in accordance with clause (iv) of Section 5.04(a), with respect to each Mortgaged Property located in the United States or another jurisdiction which requires such type of insurance, obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and such insurance is required to be obtained pursuant to the requirements of the National Flood Insurance Act of 1968, as amended from time to time, or the Flood Disaster Protection Act of 1973, as amended from time to time.
     (d) Broker’s Report. As soon as practicable and in any event within ninety (90) days after the end of each fiscal year, deliver to the Administrative Agent and the Collateral Agent (i) a report of a reputable insurance broker with respect to the insurance maintained pursuant to clauses (i)-(iv) of Section 5.04(a) in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (together with such additional reports (provided such reports are readily ascertainable) as the Administrative Agent or the Collateral Agent may reasonably request), and (ii) such broker’s statement that all premiums then due and payable with respect to the coverage maintained pursuant to clauses (i)-(iv) of Section 5.04(a) have been paid and confirming, with respect to any property, physical hazard or liability insurance maintained by a Loan Party, that the Collateral Agent has been named as loss payee or additional insured, as applicable.
     (e) Mortgaged Properties. Each Loan Party shall comply in all material respects with all Insurance Requirements in respect of each Mortgaged Property; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.
SECTION 5.05 Taxes.
     (a) Payment of Taxes. Pay and discharge promptly when due all material Taxes and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, charge, levy or claim so long as (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with U.S. GAAP (or other applicable accounting rules), and (y) such contest operates to suspend collection of the contested obligation, Tax or charge and enforcement of a Lien other than a Permitted Lien.
     (b) Filing of Tax Returns. Timely file all material Tax Returns required by Applicable Law to be filed by it.
SECTION 5.06 Employee Benefits.
     (a) Comply with the applicable provisions of ERISA and the Code and any Applicable Law applicable to any Foreign Plan or Compensation Plan, except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.
     (b) Furnish to the Administrative Agent (x) as soon as possible after, and in any event within five (5) Business Days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows that, any ERISA Event has occurred, a statement of a Financial Officer of Administrative Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of such other documents or governmental reports or filings relating to any Plan (or Foreign Plan, or other employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.
     (c) (i) Ensure that the Novelis U.K. Pension Plan is funded in accordance with the agreed schedule of contributions dated May 16, 2007, and that no action or omission is taken by any Company in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect; (ii) except for any existing defined benefit pension schemes as specified on Schedule 3.17 ensure that no Company is or has been at any time an employer (for the purposes of Sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in Sections 39 or 43 of the Pensions Act 2004) such an employer; (iii) deliver to the Administrative Agent upon request as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes), actuarial reports in relation to all pension schemes mentioned in clause (i) above; (iv) promptly notify the Administrative Agent of any material change in the agreed rate of contributions to any pension schemes mentioned in clause (i) above; (v) promptly notify the Administrative Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any member of the Group; (vi) promptly notify the Administrative Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
     (d) Ensure that all Foreign Plans (except the Novelis U.K. Pension Plan) and Compensation Plans that are required to be funded are funded and contributed to in accordance with their terms to the extent of Applicable Law, except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings; Field Examinations and Appraisals.
     (a) Keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP (or other applicable accounting standards) and Applicable Law of all financial transactions and the assets and business of each Company and its Restricted Subsidiaries are made of all dealings and transactions in relation to its business and activities, including, without limitation, proper records of intercompany transactions) with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by or for the account of any Loan Party from deposit accounts of the other Companies). Each Company will permit any representatives designated by the Administrative Agent (who may be accompanied by any Agent or Lender) to visit and inspect the financial records and the property of such Company on no more than on two occasions per fiscal year so long as no Event of Default is continuing (at reasonable intervals, during normal business hours and within five Business Days after written notification of the same to Administrative Borrower, except that, during the continuance of an Event of Default, none of such restrictions shall be applicable) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent (who may be accompanied by any Agent or Lender) to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).
     (b) [intentionally omitted.]
     (c) The Loan Parties shall cooperate fully with the Collateral Agent and its agents during all Collateral field audits and Inventory Appraisals, which shall be at the expense of Borrowers and shall be conducted (x) annually, (y) for the one year period after the occurrence of a Cash Dominion Trigger Event, semi-annually, or (z) following the occurrence and during the continuation of an Event of Default, more frequently at Collateral Agent’s reasonable request.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.
SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.
     (a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all Environmental Permits applicable to its operations and Real Property; and conduct all Responses, including any emergency response, required by, and in accordance with, Environmental Laws, in each case, to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with U.S. GAAP or other applicable accounting standards.
     (b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than thirty (30) days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders as soon as reasonably practicable after such request, at the expense of Borrowers, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
SECTION 5.10 Indenture Permitted Debt. Reserve at all times a portion of the Indenture Permitted Debt equal to the Total Commitment then outstanding for usage for Indebtedness pursuant to the Loan Documents.
SECTION 5.11 Additional Collateral; Additional Guarantors.
     (a) Subject to the terms of the Intercreditor Agreement and this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof, provided that the Administrative Agent may agree to an extension thereof in its sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with Applicable Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Administrative Agent; provided that the actions required by clauses (i) and (ii) above need not be taken if the costs of doing so are excessive in relation to the benefits afforded thereby, as determined by the Administrative Agent in its reasonable discretion. The Borrowers shall otherwise take such actions and execute and/or deliver to Administrative Agent and the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.
     (b) With respect to any person that becomes a Restricted Subsidiary after the Closing Date (other than (y) an Excluded Collateral Subsidiary and (z) a Securitization Entity), or any Restricted Subsidiary that was an Excluded Collateral Subsidiary but, as of the end of the most recently ended fiscal quarter, has ceased to be an Excluded Collateral Subsidiary or is required to become a Loan Party by operation of the provisions of Section 5.11(d), promptly (and in any event within thirty (30) days after such person becomes a Restricted Subsidiary or ceases to be an Excluded Collateral Subsidiary or is required to become a Loan Party by operation of the provisions of Section 5.11(d), provided that the Administrative Agent may agree to an extension of such time period in its sole discretion) (i) pledge and deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Restricted Subsidiary owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Restricted Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause any such Restricted Subsidiary that is a Wholly Owned Subsidiary (other than (A) any Restricted Subsidiary prohibited from being a Guarantor under any requirement of Applicable Law relating to financial assistance, maintenance of capital and/or other corporate benefit restrictions and (B) any Restricted Subsidiaries where providing such guarantee would result in (1) materially adverse tax consequences, as determined by the Administrative Agent in its reasonable discretion (after consultation with its counsel) or (2) costs that are excessive in relation to the benefits afforded thereby, as determined by the Administrative Agent in its reasonable discretion), in each case to the extent not prohibited by Applicable Law, (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor (or, in the case of a Subsidiary organized under the laws of the United States or any state thereof or the District of Columbia, a U.S. Borrower) and joinder agreements to the applicable Security Documents (in each case, substantially in the form annexed thereto or in such other form as may be reasonably satisfactory to the Administrative Agent) or, in the case of a Foreign Subsidiary, execute such other Security Documents (or joinder agreements) to the extent possible under and compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all Applicable Law, including the filing of financing statements (or other applicable filings) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) clause (i) of this paragraph (b) shall not apply to the Equity Interests of (w) any Company listed on Schedule 5.11(b) to the extent any requirement of Applicable Law continues to prohibit the pledging of its Equity Interests to secure the Secured Obligations and any Company acquired or created after the Closing Date to the extent any requirement of Applicable Law prohibits the pledging of its Equity Interests to secure the Secured Obligations, (x) any non-Wholly Owned Subsidiary to the extent that the pledge or perfection of a Lien on such Equity Interests would violate any anti-assignment or negative pledge provisions of any contract to which such non-Wholly Owned Subsidiary is a party or the organizational documents or shareholders’ agreement of such non-Wholly Owned Subsidiary (but only to the extent such anti-assignment or negative pledge clause is enforceable under Applicable Law), (y) any Joint Venture Subsidiary, to the extent the terms of any contract to which such Joint Venture Subsidiary is a party or any applicable joint venture, stockholders’, partnership, limited liability company or similar agreement (other than any of the foregoing entered into with any Company or any Affiliate of any Company) prohibits or conditions the pledging of its Equity Interests to secure the Secured Obligations and (z) any Restricted Subsidiary to the extent such pledge would result in materially adverse tax consequences, as determined by the Administrative Agent in its reasonable discretion (after consultation with its counsel) and (2) clause (ii) of this paragraph (b) shall not apply to any Company listed on Schedule 5.11(b) to the extent any requirement of Applicable Law prohibits it from becoming a Loan Party.
     (c) Subject to the terms of the Intercreditor Agreement, promptly grant to the Collateral Agent, within sixty (60) days of the acquisition thereof, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value the Dollar Equivalent of which is at least $10,000,000 (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02 hereof or the costs of doing so are excessive in relation to the benefits afforded thereby, as determined by the Administrative Agent in its reasonable discretion), as additional security for the Secured Obligations. Subject to the terms of the Intercreditor Agreement, such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid, perfected and enforceable First Priority Liens subject only to Permitted Liens. Subject to the terms of the Intercreditor Agreement, the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the First Priority Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy (or title opinion reasonably satisfactory to the Collateral Agent), a Survey (if applicable in the respective jurisdiction), and a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage). For purposes of this Section 5.11(c) Real Property owned by a Company that becomes a Loan Party following the Closing Date in accordance with the terms of this Agreement shall be deemed to have been acquired on the later of (x) the date of acquisition of such Real Property and (y) the date such Company becomes a Loan Party.

     (d) If, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Loan Parties because they are Excluded Collateral Subsidiaries comprise in the aggregate more than 7.5% of the Consolidated Total Assets of Parent Borrower and its Subsidiaries as of the end of the most recently ended fiscal quarter or more than 7.5% of Consolidated EBITDA of Parent Borrower and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter, then the Loan Parties shall, not later than 45 days after the date by which financial statements for such fiscal quarter are required to be delivered pursuant to this Agreement, cause one or more of such Restricted Subsidiaries to become Loan Parties (notwithstanding that such Restricted Subsidiaries are, individually, Excluded Collateral Subsidiaries) such that the foregoing condition ceases to be true. The Administrative Borrower may designate a Subsidiary Guarantor that was not a Restricted Subsidiary of the Parent Borrower on the Closing Date as an Excluded Collateral Subsidiary subject to the terms of the definition thereof, in which event the Guarantee by such Restricted Subsidiary shall be released in accordance with Section 7.09 and the Collateral Agent shall release the Collateral pledged by such Person.
     (e) Any Foreign Subsidiary that is a Loan Party that has in the United States at any time (i) a deposit account that is part of the Cash Management System or the Cash Pooling Arrangements or (ii) property (other than Excluded Property) having an aggregate fair market value in excess of $5,000,000 for any such foreign Loan Party, shall execute a joinder agreement to the U.S. Security Agreement reasonably satisfactory to the Administrative Agent.
     (f) Notwithstanding any other provision of this Section 5.11 to the contrary, in no event shall this Section 5.11 obligate any Loan Party to grant a Lien to the Collateral Agent on any Excluded Property.
SECTION 5.12 Security Interests; Further Assurances. Subject to the terms of the Intercreditor Agreement, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or use commercially reasonable efforts to obtain any consents or waivers as may be reasonably required in connection therewith. Deliver or cause to be delivered (using commercially reasonable efforts with respect to delivery of items from Persons who are not in the control of any Loan Party) to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative

Agent, the Collateral Agent or such Lender may reasonably require in connection therewith. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a requirement of Applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA (or other applicable requirements) and are otherwise in form reasonably satisfactory to the Administrative Agent and the Collateral Agent.
SECTION 5.13 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Revolving Credit Priority Collateral or any other material Collateral owned by it or any office or facility at which such Collateral owned by it is located (including the establishment of any such new office or facility) other than changes in location to a property identified on Schedule 3.24, another property location previously identified on a Perfection Certificate Supplement or Borrowing Base Certificate or otherwise by notice to the Administrative Agent, as to which the steps required by clause (B) below have been completed or to a Mortgaged Property or a leased property subject to a Landlord Access Agreement (it being agreed that this clause (ii) shall not apply to the location of Inventory of any Loan Party that is not a Borrower or a Borrowing Base Guarantor, Inventory in transit from a supplier or vendor to a permitted location or between permitted locations or Inventory in transit to a customer, nor shall it prohibit the any Borrower or Borrowing Base Guarantor from maintaining Inventory having Dollar Equivalent fair market value not in excess of $10,000,000 located at locations not identified on Schedule 3.24 or a Perfection Certificate Supplement or a Borrowing Base Certificate), (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than ten (10) Business Days’ prior written notice (in the form of an Officer’s Certificate) of its intention to do so, or such lesser notice period agreed to by the Administrative Agent, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent, upon request therefor, with certified Organizational Documents reflecting any of the changes described in the preceding sentence. The Borrowers and Borrowing Base Guarantors shall not permit more than $10,000,000 in the aggregate of their Inventory to be located at any location not listed on Schedule 3.24 (other than Inventory in transit), as updated from time to time in any Perfection Certificate Supplement or Borrowing Base Certificate. For the purposes of the Regulation, (i) no U.K. Loan Party shall change its centre of main interest (as that term is used in Article 3(1) of the Regulation) from England and Wales, (ii) nor shall Irish Guarantor change its centre of main interest from Ireland or Germany, nor shall Irish Guarantor have an “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdiction other than Ireland or Germany, (iii) nor shall any Swiss Loan Party change its centre of main interest from Switzerland, nor shall any

Swiss Loan Party have an “establishment” in any other jurisdiction, (iv) nor shall German Seller change its centre of main interest from Germany, (v) nor shall any Luxembourg Guarantor change its centre of main interest from Luxembourg, nor shall any Luxembourg Guarantor have an “establishment” in any other jurisdiction, and (vi) nor shall any French Guarantor change its centre of main interest from France, nor shall any French Guarantor have an “establishment” in any other jurisdiction.
SECTION 5.14 Affirmative Covenants with Respect to Leases. With respect to each Lease to which a Loan Party is party as landlord or lessor, the respective Loan Party shall perform all the obligations imposed upon the landlord under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Property Material Adverse Effect.
SECTION 5.15 Ten Non-Bank Regulations and Twenty Non-Bank Regulations.
     (a) Swiss Borrower shall ensure that while it is a Borrower:
               (i) the aggregate number of Lenders of Swiss Borrower under this Agreement which are not Swiss Qualifying Banks must not exceed ten (10), (as per Ten Non-Bank Regulations); and
               (ii) the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, where applicable, of Swiss Borrower under all outstanding loans, facilities and/or private placements (including under this Agreement) must not at any time exceed twenty (20) (as per Twenty Non-Bank Regulations), in each case where failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect.
     (b) Swiss Borrower will for the purposes of determining the total number of creditors which are Swiss Non-Qualifying Banks for the purposes of the 20 Non-Bank Creditor Rule ensure that at all times at least 10 Lenders that are Swiss Non-Qualifying Banks are permitted as Lenders (the “Permitted Swiss Non-Qualifying Banks”) (irrespective of whether or not there are, at any time, any such Permitted Swiss Non-Qualifying Bank).
SECTION 5.16 Post-Closing Covenants. Execute and deliver the documents and complete the tasks and take the other actions set forth on Schedule 5.16, in each case within the time limits specified on such Schedule.
SECTION 5.17 Designation of Subsidiaries. The Parent Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Parent Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Consolidated Fixed Charge Coverage Ratio shall, on a Pro Forma Basis, be at least 1.1 to 1.0 (it being understood that, as a condition precedent to the effectiveness of any such designation, the Parent Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted

Subsidiary” for the purpose of any of the Senior Notes, the Term Loan Agreement, any Additional Senior Secured Indebtedness, any Junior Secured Indebtedness or any other Indebtedness, as applicable, constituting Material Indebtedness, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Subsidiary as of such date of designation (the “Designation Date”), plus (B) the aggregate fair market value of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 5.17 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed $500,000,000 in the aggregate as of such Designation Date pro forma for such designation, and (vi) no Restricted Subsidiary shall be a Subsidiary of an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Parent Borrower or its applicable Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value of the Parent Borrower’s or such Restricted Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Parent Borrower or any of its Restricted Subsidiaries in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the lesser of (x) the fair market value at the date of such designation of the Parent Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary and (y) the amount of Investments made by the Parent Borrower or its Restricted Subsidiaries in such Unrestricted Subsidiary from and after the date of such Subsidiary was designated as an Unrestricted Subsidiary. Notwithstanding the foregoing, in no case shall any of the Parent Borrower, any U.S. Borrower, the U.K. Borrower, the Swiss Borrower or any Receivables Seller be an Unrestricted Subsidiary.
ARTICLE VI
NEGATIVE COVENANTS
     Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until Full Payment of the Obligations, unless the Required Lenders (and such other Lenders whose consent may be required under Section 11.02) shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:
SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
     (a) Indebtedness incurred under this Agreement and the other Loan Documents (including obligations under Bank Product Agreements with Secured Bank Product Providers);
     (b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), and Permitted Refinancings thereof, (ii) Indebtedness of Loan Parties under the Term Loan Documents and Permitted Term Loan Facility Refinancings thereof, (iii) Indebtedness under the Existing Senior Note Documents that will be cancelled and cease to be outstanding on the Closing Date in connection with the Debt Tender Offer and (iv) Indebtedness consisting of Existing Senior Notes outstanding on the Closing Date and not acquired on the Closing Date pursuant to the Debt Tender Offer;
     (c) Indebtedness of any Company under Hedging Agreements (including Contingent Obligations of any Company with respect to Hedging Agreements of any other Company); provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Agreements relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreements relate;
     (d) Indebtedness permitted by Section 6.04(i) or (s);
     (e) Indebtedness of any Securitization Entity under any Qualified Securitization Transaction (i) that is without recourse to any Company (other than such Securitization Entity) or any of their respective assets (other than pursuant to Standard Securitization Undertakings, and (ii) that are negotiated in good faith at arm’s length; provided that the sum of (x) the aggregate outstanding principal amount of the Indebtedness of all Securitization Entities under all Qualified Securitization Transactions, plus (y) the aggregate amount of Indebtedness then outstanding under Section 6.01(m), plus (z) the aggregate book value at the time of determination of the then outstanding Receivables subject to a Permitted Factoring Facility at such time, at any time outstanding shall not exceed $400,000,000;
     (f) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and Permitted Refinancings thereof (other than refinancings funded with intercompany advances); provided that at the time such obligations are incurred, the outstanding amount of Indebtedness incurred under this clause (f) shall not exceed the greater of 7.5% of Consolidated Net Tangible Assets and $400,000,000;
     (g) Sale and Leaseback Transactions permitted under Section 6.03;
     (h) Indebtedness in respect of bid, performance or surety bonds or obligations, workers’ compensation claims, self-insurance obligations, financing of insurance premiums, and bankers acceptances issued for the account of the Parent Borrower or any Restricted Subsidiary, in each case, incurred in the ordinary course of business (including guarantees or obligations of the Parent Borrower or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety bonds or obligations, workers’ compensation claims, self-insurance obligations and bankers acceptances) (in each case other than Indebtedness for borrowed money);
     (i) Contingent Obligations (i) of any Loan Party in respect of Indebtedness otherwise permitted to be incurred by such Loan Party under this Section 6.01, (ii) of any Loan Party in respect of Indebtedness of Restricted Subsidiaries that are not Loan Parties or are Restricted Grantors in an aggregate amount not exceeding $75,000,000 at any one time outstanding less all amounts paid with regard to Contingent Obligations permitted pursuant to

Section 6.04(a), and (iii) of any Company that is not a Loan Party in respect of Indebtedness otherwise permitted to be incurred by such Company under this Section 6.01;
     (j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of incurrence;
     (k) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
     (l) unsecured Indebtedness and Junior Secured Indebtedness not otherwise permitted under this Section 6.01; provided, that (i) such Indebtedness has a final maturity date that is no earlier than 180 days after the Maturity Date, (ii) such Indebtedness has a Weighted Average Life to Maturity that is no earlier than 180 days after the Maturity Date, (iii) no Default is then continuing or would result therefrom, (iv) such Indebtedness is incurred by the Parent Borrower or Novelis Corporation, and the persons that are (or are required to be) obligors under such Indebtedness do not consist of any persons other than those persons that are (or are required to be) Loan Parties, (v) the terms of such Indebtedness do not require any amortization, mandatory prepayment or redemption or repurchase at the option of the holder thereof (other than customary offers to purchase upon a change of control or asset sale) earlier than 180 days after the Maturity Date, (vi) such Indebtedness has terms and conditions (excluding pricing, premiums and subordination terms) that, when taken as a whole, are not materially more restrictive or less favorable to the Companies, and are not materially less favorable to the Lenders, than the terms of the Term Loan Documents (or, if the Term Loan Documents are no longer in effect, than the Term Loan Documents as in effect immediately prior to their termination) (except with respect to terms and conditions that are applicable only after the Maturity Date), (vii) in the case of any such secured Indebtedness, the Liens securing such Indebtedness, if any, shall be subordinated to the Liens securing the Secured Obligations on a junior “silent” basis in a manner satisfactory to the Administrative Agent (provided that the terms of the Intercreditor Agreement as it relates to subordination are hereby acknowledged as satisfactory) (and the holders of such Indebtedness shall not have any rights with respect to exercising remedies pursuant to such Liens) and such Liens shall only be on assets that constitute Collateral, (viii) in the case of any such secured Indebtedness, the security agreements relating to such Indebtedness (together with the Intercreditor Agreement) reflect the Junior Lien nature of the security interests and are otherwise substantially the same as the applicable Pari Passu Loan Documents (with differences as are reasonably satisfactory to the Administrative Agent), (ix) in the case of any such secured Indebtedness, such Indebtedness and the holders thereof or the Senior Representative thereunder shall be subject to the Intercreditor Agreement and the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement and (x) after giving effect to the incurrence of such Indebtedness and to the consummation of any Permitted Acquisition or other Investment or application of funds made with the proceeds of such incurrence on a Pro Forma Basis (Leverage), the Total Net Leverage Ratio at such date shall not be greater than 4.0 to 1.0 (provided that in calculating the Total Net Leverage Ratio, the proceeds of such Indebtedness shall be excluded from Unrestricted Cash); provided, further that delivery to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness of an Officer’s Certificate of a Responsible Officer of the Administrative Borrower (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Administrative Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
     (m) Indebtedness consisting of working capital facilities, lines of credit or cash management arrangements for Excluded Subsidiaries and Contingent Obligations of Excluded Subsidiaries in respect thereof; provided that the sum of (x) the aggregate outstanding principal amount of the Indebtedness of all Securitization Entities under all Qualified Securitization Transactions incurred in compliance with Section 6.01(e), plus (y) the aggregate amount of Indebtedness then outstanding under this Section 6.01(m), plus (z) the aggregate book value at the time of determination of the then outstanding Receivables subject to a Permitted Factoring Facility at such time, shall not exceed $400,000,000 at any time outstanding;
     (n) Indebtedness in respect of indemnification obligations or obligations in respect of purchase price adjustments or similar obligations incurred or assumed by the Loan Parties and their Subsidiaries in connection with (i) an Asset Sale or sale of Equity Interests otherwise permitted under this Agreement and (ii) Permitted Acquisitions or other Investments permitted under Section 6.04;
     (o) unsecured guaranties in the ordinary course of business of any person of the obligations of suppliers, customers, lessors or licensees;
     (p) Indebtedness of NKL arising under letters of credit issued in the ordinary course of business;
     (q) (i) Indebtedness of any person existing at the time such person is acquired in connection with a Permitted Acquisition or any other Investment permitted under Section 6.04; provided that such Indebtedness is not incurred in connection with or in contemplation of such Permitted Acquisition or other Investment and is not secured by Accounts or Inventory of any Company organized in a Principal Jurisdiction or the proceeds thereof, and at the time of such Permitted Acquisition or other Investment, no Event of Default shall have occurred and be continuing, and (ii) Permitted Refinancings of such Indebtedness in an aggregate amount, for all such Indebtedness permitted under this clause (q), not to exceed $100,000,000 at any time outstanding;
     (r) Indebtedness in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds (including the Cash Pooling Arrangements and other pooled account arrangements and netting arrangements) in the ordinary course of business, in each case, arising under the terms of customary agreements with any bank (other than Bank Product Agreements with Secured Bank Product Providers) at which such

Restricted Subsidiary maintains an overdraft, pooled account or other similar facility or arrangement;
     (s) Permitted Holdings Indebtedness;
     (t) Indebtedness constituting the New Senior Notes in an aggregate principal amount not to exceed $2,500,000,000, and Permitted Refinancings thereof;
     (u) (u) Indebtedness of the Parent Borrower or Novelis Corporation under one or more series of senior secured notes under one or more indentures, provided that (i) such Indebtedness has a final maturity date that is no earlier than 180 days after the Maturity Date, (ii) such Indebtedness has a Weighted Average Life to Maturity that is no earlier than 180 days after the Maturity Date, (iii) no Default is then continuing or would result therefrom, (iv) such Indebtedness is incurred by the Parent Borrower or Novelis Corporation and the persons that are (or are required to be) obligors under such Indebtedness do not consist of any persons other than those persons that are (or are required to be) Loan Parties, (v) the terms of such Indebtedness do not require any amortization, mandatory prepayment or redemption or repurchase at the option of the holder thereof (other than customary asset sale or change of control provisions, which asset sale provisions may require the application of proceeds of asset sales and casualty events co-extensive with those set forth in Section 2.10(c) or (e), as applicable, to make mandatory prepayments or prepayment offers out of such proceeds on a pari passu basis with the Secured Obligations, all Permitted First Priority Refinancing Debt and all other Additional Senior Secured Indebtedness) earlier than the Maturity Date, (vi) such Indebtedness has terms and conditions (excluding pricing and premiums) that, when taken as a whole, are not materially more restrictive or less favorable to the Companies and the Lenders than the terms of the Term Loan Documents (or, if the Term Loan Documents are no longer in effect, than the Term Loan Documents as in effect immediately prior to their termination) (except with respect to terms and conditions that are applicable only after the Maturity Date), (vii) the Liens securing such Indebtedness shall be pari passu with the Liens securing the Pari Passu Secured Obligations (other than with respect to control of remedies), such Liens shall only be on assets that constitute Collateral and, to the extent such Liens attach to Revolving Credit Priority Collateral, such Liens on Revolving Credit Priority Collateral shall be junior to the Liens securing the Secured Obligations hereunder, (viii) the security agreements relating to such Indebtedness shall be substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (ix) such Indebtedness and the holders thereof or the Senior Representative thereunder shall be subject to the Intercreditor Agreement and the Liens securing such Indebtedness shall be subject to the Intercreditor Agreement, (x) after giving effect to the incurrence of such Indebtedness and to the consummation of any Permitted Acquisition or other Investment or application of funds made with the proceeds of such incurrence on a Pro Forma Basis, the Senior Secured Net Leverage Ratio at such date shall not be greater than 2.5 to 1.0 (provided that in calculating the Senior Secured Net Leverage Ratio, the proceeds of the incurrence of such Indebtedness shall be excluded from Unrestricted Cash) and (xi) immediately after giving effect to the incurrence of such Indebtedness, the Total Net Leverage Ratio, calculated on a Pro Forma Basis (Leverage), shall not be greater than 4.75 to 1.0 as of the last day of the most-recently ended Test Period for which financial statements have been delivered under Section 5.01(a) or (b) as though such Indebtedness had been outstanding as of the last day of such Test Period (provided that in calculating the Total Net Leverage Ratio, the proceeds of such Indebtedness shall be excluded from Unrestricted Cash); provided, further that delivery to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness of an Officer’s Certificate of a Responsible Officer of the Administrative Borrower (together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Administrative Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
     (v) Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof;
     (w) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and any Permitted Refinancings thereof;
     (x) obligations of the Parent Borrower or any of its Restricted Subsidiaries to reimburse or refund deposits posted by customers pursuant to forward sale agreements entered into by the Parent Borrower or such Restricted Subsidiary in the ordinary course of business;
     (y) unsecured Indebtedness not otherwise permitted under this Section 6.01 in an aggregate principal amount not to exceed $250,000,000 at any time outstanding;
     (z) (i) unsecured Indebtedness in respect of obligations of the Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements and (ii) unsecured indebtedness in respect of intercompany obligations of the Parent Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;
     (aa) Indebtedness representing deferred compensation or similar arrangements to employees, consultants or independent contractors of the Parent Borrower (or its direct or indirect parent) and its Restricted Subsidiaries incurred in the ordinary course of business or otherwise incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted under Section 6.04; and
     (bb) Indebtedness consisting of promissory notes issued to current or former officers, managers, consultants, directors and employees (or respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of capital stock of the Parent Borrower or any of its direct or indirect parent companies permitted by Section 6.08(i).
SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):
     (a) (i) inchoate Liens for Taxes not yet due and payable or delinquent and (ii) Liens for Taxes which are due and payable and are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with U.S. GAAP;
     (b) Liens in respect of property of any Company imposed by Applicable Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid for more than 30 days, are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with U.S. GAAP;
     (c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) that does not attach to the Accounts and Inventory of any Borrower or Borrowing Base Guarantor and any Lien granted as a replacement, renewal or substitution therefor; provided that any such replacement, renewal or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date (including undrawn commitments thereunder in effect on the Closing Date, accrued and unpaid interest thereon and fees and premiums payable in connection with a Permitted Refinancing of the Indebtedness secured by such Lien) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);
     (d) easements, rights-of-way, restrictions (including zoning restrictions), reservations (including pursuant to any original grant of any Real Property from the applicable Governmental Authority), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies or irregularities on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness for borrowed money or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;
     (e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided on the books of the appropriate Company in accordance with U.S. GAAP;

     (f) Liens (other than any Lien imposed by ERISA) (x) imposed by Applicable Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established on the books of the appropriate Company in accordance with U.S. GAAP, and (ii) to the extent such Liens are not imposed by Applicable Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents and, with respect to clause (y), property relating to the performance of obligations secured by such bonds or instruments;
     (g) (i) Leases, subleases or licenses of the properties of any Company (other than Accounts and Inventory) granted to other persons which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company and (ii) interests or title of a lessor, sublessor, licensor or sublicensor or Lien securing a lessor’s, sublessor’s, licensor’s or sublicensor’s interest in any lease or license not prohibited by this Agreement;
     (h) Liens arising out of conditional sale, hire purchase, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business and which do not attach to Accounts or Inventory that is included in the calculation of the Borrowing Base, except to the extent explicitly permitted by the definition of “Eligible Accounts” or “Eligible Inventory,” as applicable;
     (i) Liens securing Indebtedness incurred pursuant to Section 6.01(f) or Section 6.01(g); provided that any such Liens do not attach to Accounts or Inventory and attach only to the property being financed pursuant to such Indebtedness and any proceeds of such property and do not encumber any other property of any Company;
     (j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to treasury, depositary and cash management services or automated clearinghouse transfer of funds (including pooled account arrangements and netting arrangements or claims against any clearing agent or custodian with respect thereto); provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any other Indebtedness;

     (k) (i) Liens granted pursuant to the Loan Documents to secure the Secured Obligations, (ii) pursuant to the Pari Passu Loan Documents to secure the Pari Passu Secured Obligations and any Permitted Refinancings thereof, (iii) Liens securing Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, (iv) Liens securing Additional Senior Secured Indebtedness that are pari passu with the Liens securing the Pari Passu Secured Obligations and subject to the terms of the Intercreditor Agreement and, to the extent such Liens attach to Revolving Credit Priority Collateral, such Liens shall be junior to the Liens securing the Secured Obligations, and (v) Liens securing Junior Secured Indebtedness that are subordinated to the Liens granted under the Security Documents or otherwise securing the Secured Obligations and subject to the terms of the Intercreditor Agreement;
     (l) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;
     (m) the filing of UCC or PPSA financing statements (or the equivalent in other jurisdictions) solely as a precautionary measure in connection with operating leases or consignment of goods;
     (n) Liens on property of Excluded Subsidiaries securing Indebtedness of Excluded Subsidiaries permitted by Section 6.01(m) and (p);
     (o) Liens securing the refinancing of any Indebtedness secured by any Lien permitted by clauses (c), (i), (k) or (r) of this Section 6.02 or this clause (o) without any change in the assets subject to such Lien and to the extent such refinanced Indebtedness is permitted by Section 6.01;
     (p) to the extent constituting a Lien, the existence of the “equal and ratable” clause in the New Senior Note Documents (and any Permitted Refinancings thereof) (but not any security interests granted pursuant thereto);
     (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (r) Liens on assets acquired in a Permitted Acquisition or on property of a person (in each case, other than Accounts or Inventory owned by a Company organized or doing business in a Principal Jurisdiction) existing at the time such person is acquired or merged with or into or amalgamated or consolidated with any Company to the extent permitted hereunder or such assets are acquired (and not created in anticipation or contemplation thereof); provided that (i) such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon and proceeds thereof) and are no more favorable to the lienholders than such existing Lien and (ii) the aggregate principal amount of Indebtedness secured by such Liens does not exceed $100,000,000 at any time outstanding;
     (s) any encumbrance or restriction (including put and call agreements) solely in respect of the Equity Interests of any Joint Venture or Joint Venture Subsidiary that is not a

Loan Party, contained in such Joint Venture’s or Joint Venture Subsidiary’s Organizational Documents or the joint venture agreement or stockholders agreement in respect of such Joint Venture or Joint Venture Subsidiary;
     (t) Liens granted in connection with Indebtedness permitted under Section 6.01(e) that are limited in each case to the Securitization Assets transferred or assigned pursuant to the related Qualified Securitization Transaction;
     (u) Liens not otherwise permitted by this Section 6.02 (but excluding however any consensual Lien on any Revolving Credit Priority Collateral other than that of Excluded Subsidiaries) securing liabilities not in excess of $50,000,000 in the aggregate at any time outstanding;
     (v) to the extent constituting Liens, rights under purchase and sale agreements with respect to Equity Interests or other assets permitted to be sold in Asset Sales permitted under Section 6.06;
     (w) Liens securing obligations owing to the Loan Parties so long as such obligations and Liens, where owing by or on assets of Loan Parties, are subordinated to the Secured Obligations and to the Secured Parties’ Liens on the Collateral in a manner satisfactory to the Administrative Agent;
     (x) Liens created, arising or securing obligations under the Receivables Purchase Agreements;
     (y) Liens on deposits provided by customers in favor of such customers securing the obligations of the Parent Borrower or its Restricted Subsidiaries to refund deposits posted by customers pursuant to forward sale agreements entered into by the Parent Borrower or its Restricted Subsidiaries in the ordinary course of business;
     (z) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment;
     (aa) Liens pursuant to the Forward Share Sale Agreement; and
     (bb) Liens in favor of any underwriter, depositary or stock exchange on the Equity Interests in NKL or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., and any securities accounts in which such Equity Interests are held in connection with any listing or offering of Equity Interests in NKL, to the extent required by Applicable Law or stock exchange requirements (and not securing Indebtedness);
provided, however, that notwithstanding any of the foregoing, no consensual Liens (other than Liens permitted under clauses (s) and (v) above, in the case of Securities Collateral, and clause (h) above (to the extent permitted thereby), in the case of Accounts or Inventory) shall be permitted to exist, directly or indirectly, on any Securities Collateral or any Accounts or Inventory of any Borrower, Borrowing Base Guarantor or other Company organized or conducting business in, or having assets located in, a Principal Jurisdiction, other than Liens granted pursuant to the

Security Documents or the Pari Passu Security Documents or any agreement, document or instrument pursuant to which any Lien is granted securing any Additional Secured Indebtedness, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Junior Secured Indebtedness.
Any reference in this Agreement or any of the other Loan Documents to a Lien permitted by this Agreement is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as an agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Lien permitted hereunder.
SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06, (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02 and (iii) after giving effect to such Sale and Leaseback Transaction, the aggregate fair market value of all properties covered by Sale and Leaseback Transactions entered into would not exceed $250,000,000.
SECTION 6.04 Investments, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to, any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other ownership interest in, or make any capital contribution to, any other person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of any other person or assets constituting a business unit, line of business or division of any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”; it being understood that (x) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and when determining the amount of an Investment that remains outstanding, the last paragraph of this Section 6.04 shall apply, (y) in the event a Restricted Subsidiary ceases to be a Restricted Subsidiary as a result of being designated an Unrestricted Subsidiary, the Parent Borrower will be deemed to have made an Investment in such Unrestricted Subsidiary as of the date of such designation, as provided in Section 5.17 and (z) in the event a Restricted Subsidiary ceases to be a Restricted Subsidiary as a result of an Asset Sale or similar transaction, and the Parent Borrower and its Restricted Subsidiaries continue to own Equity Interests in such Restricted Subsidiary, the Parent Borrower will be deemed, at the time of such transaction and after giving effect thereto, to have made an Investment in such Person equal to the fair market value of the Parent Borrower’s and its Restricted Subsidiaries’ Investments in such Person at such time), except that the following shall be permitted:
     (a) Investments consisting of unsecured guaranties by Loan Parties of, or other unsecured Contingent Obligations with respect to, operating payments not constituting Indebtedness for borrowed money incurred by Restricted Subsidiaries that are not Loan Parties or that are Restricted Grantors, in the ordinary course of business, that, to the extent paid by such Loan Party, shall not exceed an aggregate amount equal to $75,000,000 less the amount of Contingent Obligations by Loan Parties in respect of Companies that are not Loan Parties or that are Restricted Grantors permitted pursuant to Section 6.01(i)(ii);
     (b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);
     (c) the Companies may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business or in connection with a Permitted Acquisition, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
     (d) Investments of Securitization Assets in Securitization Entities in connection with Qualified Securitization Transactions permitted by Section 6.01(e);
     (e) the Loan Parties and their Restricted Subsidiaries may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to their respective employees (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed (when aggregated with loans and advances outstanding pursuant to clause (h) below) $15,000,000;
     (f) any Company may enter into Hedging Agreements (including Contingent Obligations of any Company with respect to Hedging Obligations of any other Company) to the extent permitted by Section 6.01(c);
     (g) (g) Investments made by any Company as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;
     (h) loans and advances to directors, employees and officers of the Loan Parties and their Restricted Subsidiaries for bona fide business purposes, in aggregate amount not to exceed (when aggregated with loans and advances outstanding pursuant to clause (e) above) $15,000,000 at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;
     (i) Investments (i) by any Company in any other Company outstanding on the Closing Date, (ii) by any Company in any Unrestricted Grantor, (iii) by any Restricted Grantor in any other Restricted Grantor, (iv) by an Unrestricted Grantor in any Restricted Grantor up to an aggregate amount made after the Closing Date of $75,000,000 in the aggregate at any one time outstanding made in reliance on this clause (i)(iv), and (v) by any Company that is not a Loan Party in any other Company;
     (j) Investments in securities or other obligations received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers or in connection with the settlement of delinquent accounts in the ordinary course of business, and Investments received in good faith in settlement of disputes or litigation;
     (k) Investments in Joint Ventures in which the Loan Parties hold at least 50% of the outstanding Equity Interests or Joint Venture Subsidiaries made with the Net Cash Proceeds of Asset Sales made in accordance with Section 6.06(k);
     (l) Investments in Norf GmbH for purposes of making Capital Expenditures in an aggregate amount not to exceed $20,000,000 during any Fiscal Year;
     (m) Permitted Acquisitions;
     (n) so long as the Availability Conditions are satisfied at the time of consummation of the Investment and payment of the consideration therefor, Investments not otherwise permitted hereby, including other Investments in any Subsidiary of any Loan Party;
     (o) Mergers, amalgamations and consolidations in compliance with Section 6.05; provided that the Lien on and security interest in such Investment granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;
     (p) Investments in respect of Cash Pooling Arrangements, subject to the limitations set forth in Section 6.07;
     (q) Investments consisting of guarantees of Indebtedness referred to in clauses (i) (to the extent such guarantee is in effect on the Closing Date or permitted as part of a Permitted Refinancing), (ii), (iii) and (iv) of Section 6.01(b) and Contingent Obligations permitted by Section 6.01(c) or (i);
     (r) other Investments in an aggregate amount not to exceed $50,000,000 at any time outstanding;
     (s) Investments by any Company in any other Company; provided that such Investment is part of a Series of Cash Neutral Transactions and no Default has occurred and is continuing;
     (t) contribution of promissory notes with face amounts of €293,834,842 and €87,291,599 outstanding on the Closing Date by the Parent Borrower to a newly formed Loan Party under the laws of Luxembourg;
provided that any such Investment in the form of a loan or advance to any Loan Party (other than the Forward Share Sale Agreement) shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent and, in the case of a loan or advance by a Loan Party, evidenced by an Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents.
An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to any Company. The outstanding amount of an Investment shall, in the

(1) case of a Contingent Obligation that has been terminated, be reduced to the extent no payment is or was made with respect to such Contingent Obligation upon or prior to the termination of such Contingent Obligation; and the outstanding amount of other Investments shall be reduced by the amount of cash or Cash Equivalents received with respect to such Investment upon the sale or disposition thereof, or constituting a return of capital with respect thereto or, repayment of the principal amount thereof, in the case of a loan or advance. No property acquired by any Borrower or Borrowing Base Guarantor in connection with any Investment permitted under this Section 6.04 shall be permitted to be included in the Borrowing Base until the Collateral Agent has received and approved, in the Administrative Agent’s Permitted Discretion, (A) a collateral audit with respect to such property, conducted by an independent appraisal firm reasonably acceptable to Administrative Agent, (B) all UCC or other search results necessary to confirm the Collateral Agent’s Lien on all of such property of such Borrowing Base Guarantor, which Lien is a First Priority Lien with regard to any Revolving Credit Priority Collateral, and (C) such customary certificates (including a solvency certificate), resolutions, financial statements, legal opinions, and other documentation as the Administrative Agent may reasonably request (including as required by Sections 5.11 and 5.12).
SECTION 6.05 Mergers, Amalgamations and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
     (a) Asset Sales in compliance with Section 6.06;
     (b) Permitted Acquisitions in compliance with Section 6.04;
     (c) (i) any Company may merge, amalgamate or consolidate with or into any Unrestricted Grantor (provided that (A) in the case of any merger, amalgamation or consolidation involving a Borrower, a Borrower is the surviving or resulting person, and in any other case, an Unrestricted Grantor is the surviving or resulting person, (B) no Borrower (other than a U.S. Borrower, so long as there always exists at least one U.S. Borrower) shall merge, amalgamate or consolidate with or into any other Borrower, (C) in the case of any merger, amalgamation or consolidation involving Parent Borrower, the surviving or resulting Borrower is organized under the laws of Canada and (D) in the case of any merger or consolidation involving a U.S. Borrower, the surviving Borrower is organized under the laws of the United States (or any state thereof or the District of Columbia), (ii) any Restricted Grantor may merge, amalgamate or consolidate with or into any other Restricted Grantor (provided that (A) in the case of any merger, amalgamation or consolidation involving a Borrower, a Borrower is the surviving or resulting person, and in any other case, a Subsidiary Guarantor is the surviving or resulting person and (B) except as expressly provided in clause (i) above with respect to U.S. Borrowers, no Borrower shall merge, amalgamate or consolidate with or into any other Borrower), (iii) Novelis Aluminum Holding Company and Novelis Deutschland GmbH may merge, provided Novelis Deutschland GmbH is the surviving or resulting person, and (iv) any Company that is not a Loan Party may merge, amalgamate or consolidate with or into any Restricted Grantor (provided that a Borrower is the surviving or resulting person in the case of any merger, amalgamation or consolidation involving a Borrower, and in any other case, a Subsidiary Guarantor is the surviving or resulting person); provided that, in the case of each of the foregoing clauses (i) through (iv), the surviving or resulting person is a Wholly Owned Subsidiary of Holdings (provided that following a Qualified Parent Borrower IPO, the surviving or resulting person is the Parent Borrower or a Wholly Owned Subsidiary of Parent Borrower), (2) the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable and (3) no Default is then continuing or would result therefrom; provided that in the case of any amalgamation or consolidation involving a Loan Party, at the request of the Administrative Agent, such Loan Party and each other Loan Party shall confirm its respective Secured Obligations and Liens under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent;
     (d) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party;
     (e) Holdings and the Parent Borrower may consummate the Permitted Holdings Amalgamation;
     (f) any Restricted Subsidiary of the Parent Borrower (other than Novelis Corporation or a Receivables Seller) may dissolve, liquidate or wind up its affairs at any time (so long as, (i) in the case of a Borrower, all of its assets are distributed or otherwise transferred to a surviving Borrower organized in the same jurisdiction and (ii) in the case of a Borrowing Base Guarantor, all of its assets are distributed or otherwise transferred to a surviving Borrower or Borrowing Base Guarantor organized in the same jurisdiction); provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and
     (g) (i) any Unrestricted Grantor (other than Holdings, the Parent Borrower, Novelis Corporation or a Receivables Seller) may dissolve, liquidate or wind-up its affairs (collectively, “Wind-Up”), so long as all of its assets are distributed or otherwise transferred to any other Unrestricted Grantor (and so long as, (A) in the case of a Borrower, all of its assets are distributed or otherwise transferred to a surviving Borrower organized in the same jurisdiction and (B) in the case of a Borrowing Base Guarantor, all of its assets are distributed or otherwise transferred to a surviving Borrower or Borrowing Base Guarantor organized in the same jurisdiction); and (ii) any Restricted Grantor (other than a Receivables Seller) may Wind-Up so long as all of its assets are distributed or otherwise transferred to any other Restricted Grantor (so long as, (A) in the case of a Borrower, all of its assets are distributed or otherwise transferred to a surviving Borrower organized in the same jurisdiction and (B) in the case of a Borrowing Base Guarantor, all of its assets are distributed or otherwise transferred to a surviving Borrower or Borrowing Base Guarantor organized in the same jurisdiction); provided that, in each case, (1) the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable and (2) no Default is then continuing or would result therefrom;

provided that for purposes of clauses (f) and (g), the United States, any state thereof and the District of Columbia shall be treated as the same jurisdiction.
SECTION 6.06 Asset Sales. Effect any Asset Sale except that the following shall be permitted:
     (a) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;
     (b) so long as no Default is then continuing or would result therefrom, any other Asset Sale (other than the Equity Interests of (y) any Wholly Owned Subsidiary that is a Restricted Subsidiary unless, after giving effect to any such Asset Sale, such person either ceases to be a Restricted Subsidiary or, in the case of an Excluded Collateral Subsidiary, becomes a Joint Venture Subsidiary or (z) a Borrower) for fair market value, with at least 75% of the consideration received for all such Asset Sales or related Asset Sales in which the consideration received exceeds $10,000,000 payable in cash upon such sale (provided, however, that for the purposes of this clause (b), the following shall be deemed to be cash: (i) any liabilities (as shown on the applicable Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the applicable Borrower or applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which Holdings, such Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (ii) any securities received by the applicable Borrower or the applicable Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Sale, and (iii) aggregate non-cash consideration received by the applicable Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Asset Sale for which such non-cash consideration is received) not to exceed $50,000,000 at any time (net of any non-cash consideration converted into cash)); provided, however, that with respect to any such Asset Sale pursuant to this clause (b), the aggregate consideration received for all such Asset Sales shall not exceed $400,000,000 during any fiscal year or $800,000,000 in the aggregate after the Closing Date; provided further, however, that, in the case of a sale of Equity Interests of a Borrowing Base Guarantor or Receivables Seller, the Administrative Borrower shall deliver an updated Borrowing Base Certificate at the time of, and giving effect to, such sale, and shall make such mandatory prepayments as may be required (including pursuant to Section 2.10(b)(ix) and (xi), as applicable) in connection therewith;
     (c) leases, subleases or licenses of the properties of any Company in the ordinary course of business and which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;

     (d) mergers and consolidations, and liquidations and dissolutions in compliance with Section 6.05;
     (e) sales, transfers and other dispositions of Receivables for the fair market value thereof in connection with a Permitted Factoring Facility so long as at any time of determination the aggregate book value of the then outstanding Receivables subject to a Permitted Factoring Facility does not exceed an amount equal to $400,000,000 less the amount of Indebtedness under all outstanding Qualified Securitization Transactions at such time under Section 6.01(e) less the amount of Indebtedness outstanding under Section 6.01(m) at such time;
     (f) the sale or disposition of cash and Cash Equivalents in connection with a transaction otherwise permitted under the terms of this Agreement;
     (g) assignments and licenses of Intellectual Property of any Loan Party and its Subsidiaries in the ordinary course of business and which do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of any Company;
     (h) Asset Sales (other than the Equity Interests of a Borrower, a Borrowing Base Guarantor or a Receivables Seller) (i) by any Unrestricted Grantor to any other Unrestricted Grantor (other than Holdings), (ii) by any Restricted Grantor to any other Restricted Grantor, (iii) by any Restricted Grantor to any Unrestricted Grantor (other than Holdings) so long as the consideration paid by the Unrestricted Grantor in such Asset Sale does not exceed the fair market value of the property transferred, (iv) by (x) any Unrestricted Grantor to any Restricted Grantor for fair market value and (y) by any Loan Party to any Restricted Subsidiary that is not a Loan Party for fair market value provided that the fair market value of such Asset Sales under this clause (iv) does not exceed $100,000,000 in the aggregate for all such Asset Sales since the Closing Date, (v) by any Company that is not a Loan Party to any Loan Party so long as the consideration paid by the Loan Party in such Asset Sale does not exceed the fair market value of the property transferred, and (vi) by and among Companies that are not Loan Parties; provided that (A) in the case of any transfer from one Loan Party to another Loan Party, any security interests granted to the Collateral Agent for the benefit of any Secured Parties pursuant to the relevant Security Documents in the assets so transferred shall (1) remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or (2) be replaced by security interests granted to the Collateral Agent for the benefit of the relevant Secured Parties pursuant to the relevant Security Documents, which new security interests shall be in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) and (B) no Default is then continuing or would result therefrom;
     (i) the Companies may consummate Asset Swaps, so long as (i) each such sale is in an arm’s-length transaction and the applicable Company receives at least fair market value consideration (as determined in good faith by such Company), (ii) the Collateral Agent shall have a First Priority perfected Lien on the assets acquired pursuant to such Asset Swap at least to the same extent as the assets sold pursuant to such Asset Swap (immediately prior to giving effect thereto) and (iii) the aggregate fair market value of all assets sold pursuant to this clause (i) shall not exceed $50,000,000 in the aggregate since the Closing Date; provided that so long as (y) the assets acquired by any Company pursuant to the respective Asset Swap are located in the same country as the assets sold by such Company and (z) such Asset Swap does not involve a transfer of Revolving Credit Priority Collateral from a Loan Party to a Company that is not a Loan Party, such $50,000,000 aggregate cap will not apply to such Asset Swap;
     (j) sales, transfers and other dispositions of Receivables (whether now existing or arising or acquired in the future) and Related Security to a Securitization Entity in connection with a Qualified Securitization Transaction permitted under Section 6.01(e) and all sales, transfers or other dispositions of Securitization Assets by a Securitization Entity under, and pursuant to, a Qualified Securitization Transaction permitted under Section 6.01(e);
     (k) so long as no Default is then continuing or would result therefrom, the arm’s-length sale or disposition for cash of Equity Interests in a Joint Venture Subsidiary for fair market value or the issuance of Equity Interests in a Joint Venture Subsidiary; provided, however, that the aggregate fair market value of all such Equity Interests sold or otherwise disposed of pursuant to this clause (k) following the Closing Date shall not exceed $300,000,000;
     (l) issuances of Equity Interests by Joint Venture Subsidiaries and Excluded Collateral Subsidiaries;
     (m) Asset Sales among Companies of promissory notes or preferred stock or similar instruments issued by a Company; provided that such Asset Sales are part of a Series of Cash Neutral Transactions and no Default has occurred and is continuing;
     (n) the sale of Receivables made pursuant to a Receivables Purchase Agreement;
     (o) to the extent constituting an Asset Sale, Investments permitted by Section 6.04(i);
     (p) issuances of Qualified Capital Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Qualified Capital Stock (A) for stock splits, stock dividends and additional issuances of Qualified Capital Stock which do not decrease the percentage ownership of the Loan Parties in any class of the Equity Interests of such issuing Company and (B) by Subsidiaries of the Parent Borrower formed after the Closing Date to the Parent Borrower or the Subsidiary of the Parent Borrower which is to own such Qualified Capital Stock; provided that, subject to the Intercreditor Agreement, all Equity Interests issued in accordance with this Section 6.06(p) shall, to the extent required by Section 5.11 or any Security Document or if such Equity Interests are issued by any Loan Party (other than Holdings), be delivered to the Collateral Agent;
     (q) contribution of promissory notes with face amounts of €293,834,842 and €87,291,599 outstanding on the Closing Date by the Borrower to a newly formed Loan Party under the laws of Luxembourg; and

     (r) so long as the Availability Conditions are satisfied, any other Asset Sale (other than the Equity Interests of (y) any Wholly Owned Subsidiary that is a Restricted Subsidiary unless, after giving effect to any such Asset Sale, such person either ceases to be a Restricted Subsidiary or, in the case of an Excluded Collateral Subsidiary, becomes a Joint Venture Subsidiary or (z) a Borrower) for fair market value, with at least 75% of the consideration received for all such Asset Sales payable in cash upon such sale (provided, however, that for the purposes of this clause (r), the following shall be deemed to be cash: (i) any liabilities (as shown on the applicable Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the applicable Borrower or applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale and for which Holdings, such Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (ii) any securities received by the applicable Borrower or the applicable Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Sale, and (iii) aggregate non-cash consideration received by the applicable Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Asset Sale for which such non-cash consideration is received) not to exceed $50,000,000 at any time (net of any non-cash consideration converted into cash)); provided however, that, in the case of a sale of Equity Interests of a Borrowing Base Guarantor or Receivables Seller, the Administrative Borrower shall deliver an updated Borrowing Base Certificate at the time of, and giving effect to, such sale, and shall make such mandatory prepayments as may be required (including pursuant to Section 2.10(b)(ix) and (xi), as applicable) in connection therewith.
SECTION 6.07 Cash Pooling Arrangements.
     Amend, vary or waive any term of the Cash Pooling Arrangements without express written consent of the Administrative Agent, or enter into any new pooled account or netting agreement with any Affiliate without express written consent of the Administrative Agent. Permit the aggregate amount owed pursuant to the Cash Pooling Arrangements by all Companies who are not Loan Parties minus the aggregate amount on deposit pursuant to the Cash Pooling Arrangements from such Persons to exceed $50,000,000.
SECTION 6.08 Dividends. Declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:
     (a) (i) Dividends by any Company to any Loan Party that is a Wholly Owned Subsidiary of Holdings (or the Parent Borrower or a Wholly Owned Subsidiary of the Parent Borrower following a Qualified Parent Borrower IPO), (ii) Dividends by Holdings (or the Parent Borrower following a Qualified Parent Borrower IPO) payable solely in Qualified Capital Stock and (iii) Dividends by Holdings payable with the proceeds of Permitted Holdings Indebtedness;
     (b) (i) Dividends by any Company that is not a Loan Party to any other Company that is not a Loan Party but is a Wholly Owned Subsidiary of Holdings (or the Parent

Borrower or a Wholly Owned Subsidiary of the Parent Borrower following a Qualified Parent Borrower IPO) and (ii) cash Dividends by any Company that is not a Loan Party to the holders of its Equity Interests on a pro rata basis;
     (c) (A) to the extent actually used by Holdings to pay such franchise taxes, costs and expenses, fees, payments by the Parent Borrower to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees solely required to maintain the legal existence of Holdings, (B) payments by the Parent Borrower to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings, and (C) management, consulting, monitoring and advisory fees and related expenses and termination fees pursuant to a management agreement with one or more Specified Holders relating to the Parent Borrower (collectively, the “Management Fees”), in the case of clauses (A), (B) and (C) in an aggregate amount not to exceed in any calendar year the greater of (i) $20,000,000 and (ii) 1.5% of the Parent Borrower’s Consolidated EBITDA (Leverage) in the prior calendar year;
     (d) Parent Borrower may pay cash Dividends to the holders of its Equity Interests and, if Holdings is a holder of such Equity Interests, the proceeds thereof may be utilized by Holdings to pay cash Dividends to the holders of its Equity Interests; provided that the Dividends described in this clause (d) shall not be permitted if the Availability Conditions are not satisfied on the date of payment thereof;
     (e) the Closing Date Distribution;
     (f) to the extent constituting a Dividend, payments permitted by Section 6.09(d) that do not relate to Equity Interests;
     (g) Dividends by any Company to any other Company that are part of a Series of Cash Neutral Transactions; provided no Default has occurred and is continuing;
     (h) following a Qualified IPO, Dividends by the Parent Borrower paid to Holdings (which may pay the proceeds thereof to the holders of its Equity Interests) or, in the case of a Qualified Parent Borrower IPO, its other equity holders, of up to 6% of the net cash proceeds received by (or contributed to the capital of) the Parent Borrower in or from such Qualified IPO; and
     (i) Dividends to repurchase Equity Interests of Holdings or any direct or indirect parent entity (or following a Qualified Parent Borrower IPO, Equity Interests of the Parent Borrower) from current or former officers, directors or employees of the Parent Borrower or any of its Restricted Subsidiaries or any direct or indirect parent entity (or permitted transferees of such current or former officers, directors or employees); provided, however, that the aggregate amount of such repurchases shall not exceed (i) $10,000,000 in any calendar year prior to completion of a Qualified IPO, or (ii) $15,000,000 in any calendar year following completion of a Qualified IPO (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (A) $20,000,000 in the aggregate in any calendar year prior to completion of a Qualified IPO, or (B) $30,000,000 in the aggregate in any calendar year following completion of a Qualified IPO).
SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with or for the benefit of any Affiliate of any Company (other than between or among Loan Parties), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:
     (a) Dividends permitted by Section 6.08;
     (b) Investments permitted by Section 6.04(d), (e), (h), (i), (l), (p) or (s);
     (c) mergers, amalgamations and consolidations permitted by Section 6.05(c), (d), (e), (f) or (g), Asset Sales permitted by Section 6.06(h)(iv) and (v) or (m);
     (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Parent Borrower;
     (e) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Parent Borrower, as determined in good faith by the Parent Borrower, and otherwise not prohibited by the Loan Documents;
     (f) the existence of, and the performance by any Company of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed in writing to the Administrative Agent as in effect on the Closing Date, and similar agreements that it may enter into thereafter, to the extent not more adverse to the interests of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;
     (g) the Transactions as contemplated by the Transaction Documents;
     (h) Qualified Securitization Transactions permitted under Section 6.01(e) and transactions in connection therewith on a basis no less favorable to the applicable Company as would be obtained in a comparable arm’s length transaction with a person not an Affiliate thereof;
     (i) cash management netting and pooled account arrangements permitted under Section 6.01(r);
     (j) transactions between or among any Companies that are not Loan Parties;

     (k) transactions pursuant to a management agreement with the Specified Holders so long as the aggregate payment of Management Fees thereunder are permitted under Section 6.08(c);
     (l) transactions between Loan Parties and Companies that are not Loan Parties that are at least as favorable to each such Loan Party as would reasonably be obtained by such Loan Party in a comparable arm’s-length transaction with a person other than an Affiliate; and
     (m) transactions contemplated by a Receivables Purchase Agreement;
provided that notwithstanding any of the foregoing or any other provision of this Agreement, all intercompany loans, advances or other extensions of credit made to or by Companies organized in Switzerland shall be on fair market terms.
SECTION 6.10 Minimum Consolidated Fixed Charge Coverage Ratio. At any time after the occurrence of a Covenant Trigger Event and prior to the subsequent occurrence of a Covenant Recovery Event, permit the Consolidated Fixed Charge Coverage Ratio, for the most recent Test Period ending upon or immediately prior to such Covenant Trigger Event for which financial statements have been delivered under Section 5.01(a) or (b) (or if a Default has occurred under Section 5.01(a) or (b), are required to have been delivered under Section 5.01(a) or (b)), and any Test Period ending thereafter and prior to the subsequent occurrence of a Covenant Recovery Event, to be less than 1.1 to 1.0.
SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.. Directly or indirectly:
     (a) (i) make any voluntary or optional payment of principal on or prepayment on or redemption or acquisition for value of, or complete any mandatory prepayment, redemption or purchase offer in respect of, or otherwise voluntarily or optionally defease or segregate funds with respect to, any Indebtedness incurred under Section 6.01(l), Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt or any Indebtedness under the New Senior Note Documents or any Subordinated Indebtedness or any Permitted Refinancings of any of such Indebtedness, except any such Indebtedness may be prepaid or redeemed (y) with the proceeds of a Permitted Refinancing or (z) if the Availability Conditions are satisfied at the time thereof;
               (ii) make any payment on or with respect to any Subordinated Indebtedness wholly among Loan Parties in violation of the subordination provisions thereof; or
               (iii) make any payment (whether, voluntary, mandatory, scheduled or otherwise) on or with respect to any Subordinated Indebtedness (including payments of principal and interest thereon, but excluding the discharge by Novelis AG (as consideration for the purchase of Accounts under the Receivables Purchase Agreement) of loans or advances made by Novelis AG to German Seller or any Swiss Seller), if an Event of Default is continuing or would result therefrom;
     (b) with respect to any Term Loans under the Term Loan Documents (or any Permitted Term Loan Facility Refinancings of any of such Indebtedness), unless the

Availability Conditions are satisfied, make any voluntary or optional payment of principal on or voluntary prepayment on or voluntary acquisition for value of Indebtedness under the Term Loan Documents (except pursuant to a Permitted Term Loan Facility Refinancing);
     (c) amend or modify, or permit the amendment or modification of, any provision of any document governing any Material Indebtedness (other than Indebtedness under the Loan Documents or Term Loan Documents (or any Permitted Term Loan Facility Refinancings thereof)) in any manner that, taken as a whole, is adverse in any material respect to the interests of the Lenders;
     (d) amend or modify, or permit the amendment or modification of, any provision of any document governing any Indebtedness under the Term Loan Documents (or any Permitted Term Loan Facility Refinancings thereof) if such amendment or modification would (i) cause such Indebtedness to have a final maturity date earlier than the final maturity date of, or have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of, such Indebtedness immediately prior to such amendment or modification (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), or (ii) result in the persons that are (or are required to be) obligors under such Indebtedness to be different from the persons that are (or are required to be) obligors under such Indebtedness being so amended or modified (unless such persons required to be obligors under such Indebtedness are or are required to be or become obligors under the Loan Documents); and provided that prior to the effectiveness of such amendment or modification, a Responsible Officer of the Administrative Borrower shall have delivered an Officer’s Certificate to the Administrative Agent (together with a reasonably detailed description of the material terms and conditions of such amendment or modification or drafts of the documentation relating thereto) certifying that the Administrative Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements;
     (e) terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than (subject to the Intercreditor Agreement) concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; or
     (f) amend or modify, or grant any consents, waivers or approvals with respect to, or permit the amendment or modification of, or granting of any consents, waivers or approvals with respect to, a Receivables Purchase Agreement, without the consent of the Administrative Agent (not to be unreasonably withheld).
SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Parent Borrower to (a) pay dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower, or pay any Indebtedness owed to the Parent Borrower or a Restricted Subsidiary of the Parent Borrower, (b) make loans or advances to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower or (c) transfer any of its properties to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower, except for such encumbrances or restrictions existing under or by reason of (i) Applicable Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Note Documents and the Term Loan Documents or other Material Indebtedness; provided that in the case of such other Material Indebtedness, such encumbrances and restrictions are, taken as a whole, no more restrictive than such encumbrances and restrictions in the Term Loan Documents in existence on the Closing Date; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Company; (v) customary provisions restricting assignment of any agreement entered into by a Restricted Subsidiary of the Parent Borrower; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Restricted Subsidiary of the Parent Borrower becomes a Restricted Subsidiary of the Parent Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of the Parent Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, shareholders’ agreements, joint venture agreements, limited liability company organizational governance documents and other Organizational Documents, entered into in the ordinary course of business (or in connection with the formation of such partnership, joint venture, limited liability company or similar person) that (A) restrict the transfer of Equity Interests in such partnership, joint venture, limited liability company or similar person or (B) the case of any Joint Venture or Joint Venture Subsidiary that is not a Loan Party, provide for other restrictions of the type described in clauses (a), (b) and (c) above, solely with respect to the Equity Interests in, or property held in, such joint venture, and customary provisions in asset sale and stock sale agreements and other similar agreements permitted hereunder that provide for restrictions of the type described in clauses (a), (b) and (c) above, solely with respect to the assets or persons subject to such sale agreements; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise not prohibited by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii), (viii) or (xi) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing or (xiii) any restrictions on transfer of the Equity Interests in NKL or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., imposed by any lock-up or listing agreement, rule or regulation in connection with any listing or offering of Equity Interests in NKL to the extent required by Applicable Law or listing or stock exchange requirements.
SECTION 6.13 Issuance of Disqualified Capital Stock. Issue any Disqualified Capital Stock except (i) Joint Venture Subsidiaries and Excluded Collateral Subsidiaries may issue

Disqualified Capital Stock pursuant to Section 6.06(l) and (ii) issuances of Disqualified Capital Stock under Section 6.04(i) shall be permitted.
SECTION 6.14 Parent Borrower. Allow the Chief Executive Office of Parent Borrower to be located outside of the United States.
SECTION 6.15 Business.
     (a) Each of Holdings, Novelis Europe Holdings Limited and Eurofoil shall not engage in any business or activity other than (i) holding shares in the Equity Interests of its Subsidiaries (which, in the case of Holdings, shall be limited to the Parent Borrower), (ii) holding intercompany loans made to the Parent Borrower, (iii) other activities attributable to or ancillary to its role as a holding company for its Subsidiaries, and (iv) compliance with its obligations under the Loan Documents, the Term Loan Documents (and any Permitted Refinancings thereof), and the Senior Note Documents (and any Permitted Refinancings thereof), the Additional Senior Secured Indebtedness Documents and documents relating to Permitted First Priority Refinancing Indebtedness, Permitted Second Priority Refinancing Indebtedness, Permitted Unsecured Refinancing Indebtedness and Indebtedness under Section 6.01(l).
     (b) The Parent Borrower and its Restricted Subsidiaries will not engage (directly or indirectly) in any business other than those businesses in which Parent Borrower and its Restricted Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).
     (c) The Parent Borrower will not permit any Securitization Entity that it controls to engage in any business or activity other than performing its obligations under the related Qualified Securitization Transaction and will not permit any Securitization Entity that it controls to hold any assets other than the Securitization Assets.
     (d) No Loan Party (to the extent such Loan Party is subject to the Regulation) will have a centre of main interest for the purposes of the Regulation other than as situated in its jurisdiction of incorporation, except as set forth in clause (ii) of Section 3.27.
SECTION 6.16 Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices or tax reporting treatment, except changes that are permitted by GAAP or any requirement of Applicable Law and disclosed to the Administrative Agent and changes described in Section 1.04.
SECTION 6.17 Fiscal Year. Change its fiscal year-end to a date other than March 31.
SECTION 6.18 Margin Rules. Use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.19 No Further Negative Pledge. Enter into or suffer to exist any consensual agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired to secure the Secured Obligations, or which requires the grant of any security for an obligation if security is granted to secure the Secured Obligations, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Term Loan Documents, (4) the Additional Senior Secured Indebtedness Documents, and documents relating to any Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Junior Secured Indebtedness (so long as such documents permit Liens to secure the Secured Obligations); and (5) any prohibition or limitation that (a) exists pursuant to Applicable Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of a Loan Party or a Subsidiary, (d) is permitted under Section 6.02(s), (e) exists in any agreement or other instrument of a person acquired in an Investment permitted hereunder in existence at the time of such Investment (but not created in connection therewith or in contemplation thereof), which prohibition or limitation is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person so acquired; and provided that no such person shall be a Borrowing Base Guarantor, and no properties of any such person shall be included in the Borrowing Base, to the extent such prohibition or limitation is applicable to the Liens under the Security Documents or requires the grant or creation of a Lien on any of the Revolving Credit Priority Collateral, (f) is contained in any joint venture, shareholders agreement, limited liability operating agreement or other Organizational Document governing a Joint Venture or Joint Venture Subsidiary which limits the ability of an owner of an interest in a Joint Venture or Joint Venture Subsidiary from encumbering its ownership interest therein or (g) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3), (4) or (5)(e); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.
SECTION 6.20 Anti-Terrorism Law; Anti-Money Laundering.
     (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).

     (b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any requirement of Applicable Law.
SECTION 6.21 Embargoed Persons. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or requirement of Applicable Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a requirement of Applicable Law, or the Loans made by the Lenders would be in violation of a requirement of Applicable Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a requirement of Applicable Law or the Loans are in violation of a requirement of Applicable Law.
SECTION 6.22 Forward Share Sale Agreement and Support Agreement. With respect to the Parent Borrower, assign, transfer, convey, sell or otherwise dispose of any of its right, title or interest in any of the Forward Share Sale Agreement or the Support Agreement, except that such agreements may be cancelled or terminated.
ARTICLE VII
GUARANTEE
SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges accruing after the commencement of an Insolvency Proceeding, whether or not allowed (or which would have accrued, but for the commencement of such an Insolvency Proceeding)) on the Loans made by the Lenders to, and the Notes held by each Lender of, each Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Bank Product Agreement entered into with a counterparty that is a Secured Party, and the performance of all obligations under any of the foregoing, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). In addition to the guarantee contained herein, each Guarantor that is a Foreign Subsidiary, as well as Holdings, shall execute a Guarantee governed by the Applicable Law of such Person’s jurisdiction of organization (each such Guarantee, a “Foreign Guarantee”) and to the extent that the provisions of this ARTICLE VII shall duplicate or conflict with the provisions thereof, the terms of the Foreign Guarantees shall govern the obligations of such Guarantors. The Guarantors hereby jointly and severally agree that if Borrower(s) or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever as if it was the principal obligor, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Without prejudice to the generality of Section 7.01 and Section 7.02, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions or Dividends to be made (including the Closing Date Distribution); carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and not of collection and to the fullest extent permitted by Applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrowers or any other Loan Party under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
               (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived or the Maturity Date shall be extended with respect to all or a portion of the Guaranteed Obligations;
               (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
               (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

               (iv) any Lien or security interest granted to, or in favor of, any Issuing Bank, Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
               (v) the release of any other Guarantor pursuant to Section 7.09.
          The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower or any other Loan Party under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against any Borrower or any other Loan Party, or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders and the other Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
SECTION 7.03 Reinstatement. The obligations of the Guarantors under this ARTICLE VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any Insolvency Proceeding or otherwise. The Guarantors jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Secured Party.
SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible and irrevocable payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) (or any other loan or advance between Loan Parties other than the Forward Share Sale Agreement) shall be subordinated to such Loan Party’s Secured Obligations a manner reasonably satisfactory to the Administrative Agent.
SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.
SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this ARTICLE VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
SECTION 7.07 Continuing Guarantee. The guarantee in this ARTICLE VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any Debtor Relief Law, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount after giving effect to the rights of contribution established in the Contribution, Intercompany, Contracting and Offset Agreement that are valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (a) Equity Interests of any Subsidiary Guarantor are issued, sold or transferred such that it ceases to be a Restricted Subsidiary (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party or a Subsidiary, (b) a Guarantor is designated as an Unrestricted Subsidiary in accordance with the Loan Documents, (c) a Restricted Subsidiary that becomes a Loan Party after the Closing Date is subsequently designated as an Excluded Collateral Subsidiary in accordance with the definition thereof, or (d) a Qualified Parent Borrower IPO shall occur, then, such Transferred Guarantor (in the case of clause (a)), such Unrestricted Subsidiary (in the case of clause (b)), such Restricted Subsidiary (in the case of clause (c)), or Holdings (in the case of clause (d)), shall, upon the consummation of such issuance, sale or transfer or upon such designation as an Unrestricted Subsidiary or Excluded Collateral Subsidiary or upon the completion of the Qualified Parent Borrower IPO, be released from its obligations under this Agreement (including under Section 11.03 hereof) and any other Loan Documents to which it is a party and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the Collateral Agent shall take such actions as are within its powers to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents and the Intercreditor Agreement; provided that such Guarantor is also released from its obligations, if any, under the Term Loan Documents, the Senior Note Documents, the Additional Senior Secured Indebtedness Documents and other Material Indebtedness guaranteed by such Person on the same terms.
SECTION 7.10 Certain Tax Matters. Notwithstanding the provisions of Sections 2.06(j), 2.15, 2.21 or 2.22, if a Loan Party makes a payment hereunder that is subject to withholding tax in excess of the withholding tax that would have been imposed on payments made by the Borrower with respect to whose obligation it is making a payment, the Loan Parties shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes (including withholding taxes applicable to additional sums payable under this Section), the payee receives an amount equal to the amount it would have received if no such excess withholding tax had been imposed; provided, that the Agent or Lender provides, as reasonably requested by the relevant Loan Party and as required under Sections 2.15(e), 2.15(g), or 2.15(h), as the case may be, such forms, certificates and documentation that it is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Administrative Agent’s or the relevant Lender’s reasonable judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.

SECTION 7.11 German Guarantor.
     (a) Subject to Section 7.11(b) through Section 7.11(e) below, the Secured Parties shall not enforce the guarantee obligations of a German Guarantor existing in the form of a German limited liability company or limited partnership with a limited liability company as partner (GmbH or GmbH & Co. KG) under this Article VII to the extent (i) such German Guarantor guarantees obligations of one of its shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of that German Guarantor or the German Guarantor itself), and (ii) the enforcement of such guarantee for shareholder obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by such German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss gem. § 42 GmbH — Act, §§ 242, 264 HGB) of the German Guarantor (or in the case of a GmbH & Co. KG, its general partner) to an amount that is insufficient to maintain its (or in the case of a GmbH & Co. KG, its general partner’s) registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
               (i) The amount of any increase of registered share capital (Stammkapital) of such German Guarantor (or its general partner in the form of a GmbH) implemented after the date of this Agreement that is effected without the prior written consent of the Administrative Agent shall be deducted from the registered share capital of the German Guarantor (or its general partner in the form of a GmbH);
               (ii) any loans provided to the German Guarantor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of such German Guarantor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;
               (iii) any shareholder loans, other loans and contractual obligations and liabilities incurred by the German Guarantor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;
               (iv) any assets that are shown in the balance sheet with a book value that, in the opinion of the Administrative Agent, is significantly lower than their market value and that are not necessary for the business of the German Guarantor (nicht betriebsnotwendig) shall be accounted for with their market value; and
               (v) the assets of the German Guarantor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with paragraph (b) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.

          (b) The limitations set out in Section 7.11(a) only apply:
               (i) if and to the extent that the managing directors of the German Guarantor (or in the case of a GmbH Co. KG, its general partner) have confirmed in writing to the Administrative Agent within ten Business Days of a demand for payment under this Article VII the amount of the obligations under this Article VII which cannot be paid without causing the net assets of such German Guarantor (or in the case of a GmbH Co. KG, its general partner) to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Administrative Agent and neither the Administrative Agent nor any Lender raises any objections against that confirmation within five Business Days after its receipt; or
               (ii) if, within twenty Business Days after an objection under clause (i) has been raised by the Administrative Agent or a Lender, the Administrative Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the relevant German Guarantor by a firm of auditors of international standing and reputation that is appointed by the German Guarantor and reasonably acceptable to the Administrative Agent, to the extent such report identifies the amount by which the net assets of that German Guarantor (or in the case of a GmbH & Co. KG, its general partner in the form of a GmbH) are necessary to maintain its registered share capital as at the date of the demand under this Article VII (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the German Guarantor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
     (c) In any event, the Secured Parties shall be entitled to enforce the guarantee up to those amounts that are undisputed between them and the relevant German Guarantor or determined in accordance with Section 7.11(a) and Section 7.11(b). In respect of the exceeding amounts, the Secured Parties shall be entitled to further pursue their claims (if any) and the German Guarantor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of demand under this Article VII and taking into account the adjustments set out above). The Secured Parties are entitled to pursue those parts of the guarantee obligations of the German Guarantor that are not enforced by operation of Section 7.11(a) above at any subsequent point in time. This Section 7.11 shall apply again as of the time such additional demands are made.
     (d) Section 7.11(a) shall not apply as to the amount of Loans borrowed under this Agreement and passed on (whether by way of shareholder loan or equity contribution) to the respective German Guarantor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid.
     (e) Should it become legally permissible for managing directors of a German Guarantor to enter into guarantees in support of obligations of their shareholders without limitations, the limitations set forth in Section 7.11(a) shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Section 7.11(a) above, such less stringent limitations shall apply. Otherwise, Section 7.11(a) shall remain unaffected by changes in Applicable Law.
     (f) The limitations provided for in paragraph (a) above shall not apply where (i) the relevant German Guarantor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Ergebnisabführungsvertrag) is or will be in existence with the relevant German Guarantor (or the relevant general partner) and the relevant German Guarantor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).
SECTION 7.12 Swiss Guarantors. If and to the extent that (i) the obligations under this ARTICLE VII of any Swiss Guarantor are for the exclusive benefit of any of such Swiss Guarantor’s Affiliates (other than such Swiss Guarantor’s direct or indirect Subsidiaries) and (ii) complying with the obligations under this ARTICLE VII would constitute a repayment of capital (restitution des apports) or the payment of a (constructive) dividend (distribution de dividende), the following shall apply:
     (a) The aggregate obligations under this ARTICLE VII of any Swiss Guarantor shall be limited to the maximum amount of such Swiss Guarantor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671 para.1 to 3 and 675 para.2 of the Swiss Code of Obligations (the “Available Amount”) at the time any Swiss Guarantor makes a payment under this ARTICLE VII (provided such limitation is still a legal requirement under Swiss law at that time).
     (b) Immediately after having been requested to make a payment under this ARTICLE VII (the “Guarantee Payment”), each Swiss Guarantor shall (i) provide the Administrative Agent, within thirty (30) Business Days from being requested to make the Guarantee Payment, with (1) an interim audited balance sheet prepared by the statutory auditors of the applicable Swiss Guarantor, (2) the determination of the Available Amount based on such interim audited balance sheet as computed by the statutory auditors, and (3) a confirmation from the statutory auditors that the Available Amount is the maximum amount which can be paid by the Swiss Guarantor under this ARTICLE VII without breaching the provisions of Swiss corporate law, which are aimed at protecting the share capital and legal reserves, and (ii) upon receipt of the confirmation referred to in the preceding sentence under (3) and after having taken all actions required pursuant to paragraph (d) below, make such Guarantee Payment in full (less, if required, any Swiss Withholding Tax).
     (c) If so required under Swiss law (including double tax treaties to which Switzerland is a party) at the time it is required to make a payment under this ARTICLE VII or the Security Documents, the applicable Swiss Guarantor (1) may deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as may be in force at such time) from any payment under this ARTICLE VII or the Security Documents, (2) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration, and (3) shall notify and provide evidence to the Administrative Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration. To the extent the Guarantee Payment due is less than the

Available Amount, the applicable Swiss Guarantor shall be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss Withholding Tax, it being understood that at no time shall the Guarantee Payment (including any gross-up or indemnification payment pursuant to this paragraph (c) and including any Swiss Withholding Tax levied thereon) exceed the Available Amount. The applicable Swiss Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under this ARTICLE VII, entitled to a full or partial refund of the Swiss Withholding Tax, shall as soon as possible after the deduction of the Swiss Withholding Tax (i) request a refund of the Swiss Withholding Tax under any Applicable Law (including double tax treaties) and (ii) pay to the Administrative Agent for distribution to the Secured Parties upon receipt any amount so refunded. The Secured Obligations will only be considered as discharged to the extent of the effective payment received by the Secured Parties under this ARTICLE VII. This subsection (c) is without prejudice to the gross-up or indemnification obligations of any Guarantor other that the Swiss Guarantors.
     (d) The Swiss Guarantors shall use reasonable efforts to take and cause to be taken all and any other action, including the passing of any shareholders’ resolutions to approve any Guarantee Payment under this ARTICLE VII or the Security Documents, which may be required as a matter of Swiss mandatory law or standard business practice as existing at the time it is required to make a Guarantee Payment under this ARTICLE VII or the Security Documents in order to allow for a prompt payment of the Guarantee Payment or Available Amount, as applicable.
     (e) To the extent (i) the Swiss Borrower is jointly and severally liable towards the Lenders for obligations under this Agreement of the Swiss Borrower’s Affiliates (other than the Swiss Borrower’s direct or indirect Subsidiaries) which were incurred for the exclusive benefit of such Swiss Borrower’s Affiliates and (ii) complying with such joint and several obligations would constitute a repayment of capital (restitution des apports) or the payment of a (constructive) dividend (distribution de dividende), then paragraphs (a) to (d) of this Section 7.12 shall be applicable to such obligations. For the avoidance of doubt this paragraph is without prejudice to the joint and several liability of any Loan Party (other than the Swiss Borrower) for any obligations arising under this Agreement.
SECTION 7.13 Irish Guarantor. This Guarantee does not apply to any liability to the extent that it would result in this Guarantee constituting unlawful financial assistance within the meaning of, in respect of any Irish Guarantor, Section 60 of the Companies Act 1963 of Ireland.
SECTION 7.14 Brazilian Guarantor. The Brazilian Guarantor waives and shall not exercise any and all rights and privileges granted to guarantors which might otherwise be deemed applicable, including but not limited to the rights and privileges referred to in Articles 827, 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code and the provisions of Article 595 of the Brazilian Civil Procedure Code.
SECTION 7.15 French Guarantor.
     (a) The obligations and liabilities of a French Guarantor under the Loan Documents and in particular under Article VII (Guarantee) of this Agreement shall not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L. 225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Code de commerce or any other laws or regulations having the same effect, as interpreted by French courts.
     (b) The obligations and liabilities of a French Guarantor under Article VII (Guarantee) of this Agreement for the obligations under the Loan Documents of any other Guarantor which is not a French Subsidiary of such French Guarantor, shall be limited at any time to an amount equal to the aggregate of all amounts borrowed under this Agreement by such other Guarantor as Borrower to the extent directly or indirectly on-lent to the French Guarantor under inter-company loan agreements and outstanding at the date a payment is to be made by such French Guarantor under Article VII (Guarantee) of this Agreement, it being specified that any payment made by a French Guarantor under Article VII (Guarantee) of the Credit Agreement in respect of the obligations of such Guarantor as Borrower shall reduce pro tanto the outstanding amount of the inter-company loans due by the French Guarantor under the inter-company loan arrangements referred to above.
     (c) The obligations and liabilities of a French Guarantor under Article VII (Guarantee) of this Agreement for the obligations under the Loan Documents of any Guarantor which is its Subsidiary shall not be limited and shall therefore cover all amounts due by such Guarantor as Borrower and/or as Guarantor, as applicable. However, where such Subsidiary is not incorporated in France, the amounts payable by the French Guarantor under this paragraph (c) in respect of obligations of this Subsidiary as Borrower and/or Guarantor, shall be limited as set out in paragraph (b) above.
SECTION 7.16 Luxembourg Guarantor.
     (a) If and to the extent that the obligations of the Luxembourg Guarantor under this Guarantee are for the exclusive benefit of the Luxembourg Guarantor’s direct and indirect parent entities and Affiliates (except the Luxembourg Guarantor’s (direct or indirect) Subsidiaries), the following shall apply:
               (i) Notwithstanding any thing to the contrary, (A) the obligations and liabilities of the Luxembourg Guarantor under this Guarantee and (B) the obligations secured by the Collateral granted by such Luxembourg Guarantor pursuant to this Agreement and any other Loan Documents, shall at no time, in aggregate, exceed an amount equal to the maximum financial capacity of such Luxembourg Guarantor, such maximum financial capacity being limited to ninety-five per cent (95%) of the net Luxembourg Guarantor’ capitaux propres (as referred to in article 34 of the Luxembourg law of December 19, 2002, on the commercial register and annual accounts, where the capitaux propres mean the shareholders’ equity (including the share capital, share premium, legal and statutory reserves, other reserves, profit and losses carried forward, investment subsidies and regulated provisions) of such Luxembourg Guarantor as shown in the latest financial statements (comptes annuels) available at the date of the relevant payment hereunder and approved by the shareholders of such Luxembourg Guarantor and certified by the statutory auditor, as the case may be, or as applicable its external auditor (réviseur d’entreprises), if required by law.

               (ii) None of the above restrictions shall apply to the extent of: (A) the total payment obligations of such Luxembourg Guarantor’s Subsidiaries under this Agreement and any other Loan Documents; and (B) the payment obligations of any Loan Party where that Loan Party is not a subsidiary of the Luxembourg Guarantor, up to an amount equal to the amounts borrowed (directly or indirectly) by way of intra-group loans from such Loan Party by the Luxembourg Guarantor or such Luxembourg Guarantor’s Subsidiaries.
The obligations and liabilities of the Luxembourg Guarantor under this Guarantee shall not include any obligation which, if incurred, would constitute either (a) a misuse of corporate assets as defined under Article 171-1 of the Luxembourg Company Act of August 10, 1915, as amended from time to time, (the “Luxembourg Company Act”) or (b) financial assistance.
     (b) The Luxembourg Guarantor shall use reasonable efforts to take and cause to be taken all and any other action, including if required the passing of any shareholders’ resolutions to approve any payment under this Guarantee or otherwise under this Agreement and the other Loan Documents, which may be required as a matter of Luxembourg law or standard business practice as existing at the time it is required to make a payment under this Guarantee or otherwise under this Agreement and the other Loan Documents in order to allow for prompt payment of such payments under this Guarantee or otherwise under this Agreement and other Loan Documents, as applicable.
ARTICLE VIII
EVENTS OF DEFAULT
SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):
     (a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
     (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;
     (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or which is contained in any certificate furnished by or on behalf of a Loan Party pursuant to this Agreement or any other Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made;
     (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in (i) Section 5.02(a), Section 5.03(a), Section 5.08, Section 5.17, Section 9.01(e), Section 9.02(d), Section 9.02(e), Section 9.03, and ARTICLE VI or (ii) Section 5.04(a) or Section 5.04(b) (provided that in the case of defaults under Sections 5.04(a) or (b) which do not impair in any material respect the insurance coverage maintained on the Collateral or the Companies’ assets taken as a whole, then such default will not constitute an Event of Default unless such default has continued unremedied for a period of three (3) Business Days;
     (e) (i) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02 (other than Section 5.02(a)), or ARTICLE IX (other than Section 9.01(e), Section 9.02(d), Section 9.02(e), and Section 9.03), and such default shall continue unremedied or shall not be waived for a period of five (5) Business Days after written notice thereof from the Administrative Agent or any Lender to Administrative Borrower, or (ii) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b), (d) or (e)(i) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after written notice thereof from the Administrative Agent or any Lender to Administrative Borrower;
     (f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit (in the case of the Senior Notes only, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default with regard to the Senior Notes before notice of acceleration may be delivered, delivery of such Default Notice shall constitute a Default hereunder (but not an Event of Default) until such time as the Senior Notes may be accelerated, at which point an Event of Default shall occur hereunder) the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that, other than in the case of the Term Loans, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate Dollar Equivalent amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $100,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the net amount payable by all Companies if such Hedging Obligations were terminated at such time);
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or Material Subsidiary, or of a substantial part of the property of any Loan Party or Material Subsidiary, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state, provincial or foreign bankruptcy, insolvency, receivership, reorganization or other Debtor Relief Law, including any proceeding under applicable corporate law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for any Loan Party or Material Subsidiary or for a substantial part of the property of any Loan Party or Material Subsidiary; or (iii) the winding-up, liquidation or examination of any Loan Party or Material Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) any Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or other Debtor Relief Law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for any Loan Party or Material Subsidiary or for a substantial part of the property of any Loan Party or Material Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its insolvency or inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; (viii) wind up or liquidate (except in accordance with Section 6.05) or put into examination, or (ix) take any step with a view to a moratorium or a composition or similar arrangement with any creditors of any Loan Party or Material Subsidiary, or a moratorium is declared or instituted in respect of the indebtedness of any Loan Party or Material Subsidiary;
     (i) one or more judgments, orders or decrees for the payment of money in an aggregate Dollar Equivalent amount in excess of $100,000,000, to the extent not covered by insurance or supported by a letter of credit or appeal bonds posted in cash, shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;
     (j) one or more ERISA Events or noncompliance with respect to Foreign Plans or Compensation Plans shall have occurred that, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans or Compensation Plans that have occurred, could reasonably be expected to result in liability of any Company and its ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect;
     (k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent (or its co-agent or subagent), for the benefit of the Secured Parties, a valid, perfected First Priority (subject to the Intercreditor Agreement) security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document) in favor of the Collateral Agent (or its co-agent or subagent), or shall be asserted by any Borrower or any other Loan Party not to be a valid, perfected, First Priority (except as otherwise expressly provided in this Agreement, the Intercreditor Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;
     (l) any Loan Document or any material provision thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or by any Governmental Authority,

seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;
     (m) there shall have occurred a Change in Control;
     (n) the Intercreditor Agreement or any material provision thereof shall cease to be in full force or effect other than (i) as expressly permitted hereunder or thereunder, (ii) by a consensual termination or modification thereof agreed to by the Agents party thereto, the Term Loan Administrative Agent, the Term Loan Collateral Agent and all other creditors of the Parent Borrower and its Restricted Subsidiaries (or any trustee, agent or representative acting on their behalf) that are parties thereto, or (iii) as a result of satisfaction in full of the obligations under the Term Loan Documents, the Additional Senior Secured Indebtedness Documents (if any), the Junior Secured Indebtedness Documents (if any) and any other Material Indebtedness subject to the terms of the Intercreditor Agreement;
     (o) any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction; or
     (p) a “Termination Event” (as defined therein) has occurred under a Receivables Purchase Agreement;
then, and in every such event (other than an event with respect to any Loan Party described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Administrative Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to any Loan Party described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.
SECTION 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant Section 11.02, then upon the written consent of the Required Lenders and written notice to the Administrative Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit any Loan Party and do not give any Loan Party the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
SECTION 8.03 Application of Proceeds. Notwithstanding anything herein to the contrary (but subject to Section 2.14(f) and the terms of the Intercreditor Agreement), during an Event of Default, monies to be applied to the Secured Obligations, whether arising from payments by Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows (including any payments received with respect to adequate protection payments or other distributions relating to the Secured Obligations during the pendency of any reorganization or insolvency proceeding):
     (a) First, to all costs and expenses, including Extraordinary Expenses, owing to any Agent or Receiver;
     (b) Second, to all amounts owing to a Swingline Lender on Swingline Loans;
     (c) Third, to all amounts owing to Issuing Banks on LC Obligations;
     (d) Fourth, to all Secured Obligations constituting fees (other than Secured Bank Product Obligations);
     (e) Fifth, to all Secured Obligations constituting interest (other than Secured Bank Product Obligations);
     (f) Sixth, to cash collateralize all outstanding Letters of Credit in an amount equal to 105% of LC Exposure;
     (g) Seventh, to all Loans; and
     (h) Eighth, to all other Secured Obligations.
     Amounts shall be applied to each category of Secured Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Administrative Agent for determining the amount due. No Agent shall have any obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and Administrative Agent may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by Administrative Agent, Administrative Agent may assume the amount to be distributed is zero. The allocations set forth in this Section are solely to determine the rights and priorities of Administrative Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Loan Party. This Section is not for the benefit of or enforceable by any Loan Party.
ARTICLE IX
COLLATERAL ACCOUNT; COLLATERAL MONITORING; APPLICATION OF COLLATERAL PROCEEDS
     Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until Full Payment of the Obligations, unless Administrative Agent, or the Required Lenders, shall otherwise consent in writing:
SECTION 9.01 Accounts; Cash Management.
               The Loan Parties in the United States, Canada, England and Wales, Switzerland, and Germany (and any other jurisdiction in which a Borrower, Borrowing Base Guarantor or Receivables Seller is located) (the “Borrowing Base Loan Parties”) shall maintain a cash management system which is acceptable to the Administrative Agent (the “Cash Management System”), which shall operate as follows:
     (a) All funds held by any Borrowing Base Loan Party (other than funds being collected pursuant to the provisions stated below) shall be deposited in one or more bank accounts or securities investment accounts, in form and substance reasonably satisfactory to Administrative Agent subject to the terms of the Security Agreement and applicable Control Agreements.
     (b) Each Borrowing Base Loan Party shall establish and maintain, at its sole expense, blocked accounts, charged accounts, or lockboxes and related deposit accounts (in each case, “Blocked Accounts”), which, on the Closing Date, shall consist of the accounts listed as such on Schedule 9.01(b) and related lockboxes maintained by the financial institutions listed on such schedule (or another financial institution acceptable to Administrative Agent), with such banks as are acceptable to Administrative Agent into which each Loan Party shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral (other than proceeds of a Casualty Event or an Asset Sale that do not require a repayment under Loan Documents, and subject to the Intercreditor Agreement) in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Loan Parties (except, with regard to accounts located in Europe, to the extent permitted pursuant to the applicable U.K. Security Agreement, Swiss Security Agreement, or German Security Agreement, or Control Agreements, or with respect to accounts located in any other European country, the applicable

Control Agreement or other Security Documents applicable thereto). Each Borrowing Base Loan Party shall deliver, or cause to be delivered, to Collateral Agent a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of any Borrowing Base Loan Party is maintained, and, except as provided in Section 9.01(d), by each bank where any other deposit account of a Borrowing Base Loan Party is from time to time maintained. Each Borrowing Base Loan Party shall further execute and deliver such agreements and documents as Administrative Agent may reasonably require in connection with such Blocked Accounts and such Control Agreements. No Borrowing Base Loan Party shall establish any deposit accounts after the Closing Date, unless such Loan Party has given the Administrative Agent 30 days’ (or such shorter period as may be determined by the Administrative Agent in its sole discretion) prior written notice of its intention to establish such new account and has complied in full with the provisions of this Section 9.01(b) with respect to such deposit accounts. Each Borrowing Base Loan Party agrees that from and after the delivery of an Activation Notice (as defined below), all payments made to such Blocked Accounts or other funds received and collected by any Secured Party, whether in respect of the Accounts, as proceeds of Inventory or other Collateral (subject to the Intercreditor Agreement) or otherwise shall be treated as payments to the Secured Parties in respect of the Secured Obligations and therefore shall constitute the property of the Secured Parties to the extent of the then outstanding Secured Obligations and may be applied by the Administrative Agent in accordance with Section 9.01(e).
     (c) With respect to the Blocked Accounts of the U.S. Borrowers and such other Borrowing Base Loan Parties as the Administrative Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree to forward daily all amounts in each Blocked Account to one Blocked Account designated as a concentration account in the name listed on Schedule 9.01(b) (the “Concentration Account”) at a bank acceptable to the Administrative Agent that shall be designated as the Concentration Account bank for the Loan Parties (the “Concentration Account Bank”), which, on the Closing Date, shall consist of the accounts listed as such on Schedule 9.01(b) maintained by the financial institutions listed on such schedule (or other financial institution acceptable to the Administrative Agent). Each Bank providing a Blocked Account shall agree to follow the instructions of the Collateral Agent with regard to each such Blocked Account, including the Concentration Account, including, from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent (which Activation Notice may (or shall, upon the written instruction of the Required Lenders) be given by Collateral Agent at any time from and after the occurrence of a Cash Dominion Trigger Event and prior to a Cash Dominion Recovery Event) pursuant to the applicable Control Agreement, to follow only the instructions of the Collateral Agent (and not those of any Loan Party) with respect to the Blocked Accounts (including the Concentration Account), including (i) to forward daily all amounts in the Concentration Account to the account designated as the collection account (the “Collection Account”), which shall be under the exclusive dominion and control of the Collateral Agent (it being understood that, prior to the delivery of an Activation Notice, the respective Loan Parties shall also be authorized to issue instructions with regard to funds in the Concentration Account), and (ii) with respect to the Blocked Accounts to forward all amounts in each Blocked Account to the applicable Collection Account or as the Collateral Agent otherwise directs and to commence the process of daily sweeps from such Blocked Account into the

Collection Account or otherwise under Section 9.01 or as the Collateral Agent otherwise directs.
     (d) Notwithstanding any provision of this Section 9.01 to the contrary, (A) Borrowing Base Loan Parties may maintain zero balance disbursement accounts and accounts used solely to fund payroll, payroll taxes or employee benefits in the ordinary course of business that are not a part of the Cash Management Systems, provided that no Borrowing Base Loan Parties shall accumulate or maintain cash in such accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements or Applicable Law and (B) Borrowing Base Loan Parties may maintain local cash accounts that are not a part of the Cash Management Systems which individually do not at any time contain funds in excess of $100,000 and, together with all other such local cash accounts, do not exceed $2,000,000.
     (e) From and after the delivery of an Activation Notice, unless an Event of Default has occurred and is continuing (in which event Section 8.03 shall apply) and unless Administrative Agent determines to release such funds to the Borrowers in accordance with the following sentence, Administrative Agent shall apply all funds of a Borrower or Borrowing Base Guarantor organized under the laws of the same jurisdiction of such Borrower that are in or are received into a Collection Account or that are otherwise received under this Section 9.01 by the Administrative Agent or the Collateral Agent (except to the extent constituting Pari Passu Priority Collateral or otherwise not required to be paid pursuant to Section 2.10) on a daily basis to the repayment of (i) first, Fees and reimbursable expenses of the Administrative Agent and the Collateral Agent then due and payable by such Borrower and such Borrowing Base Guarantors; (ii) second, to interest then due and payable on all Loans to such Borrower, (iii) third, Overadvances to such Borrower, (iv) fourth, the Swingline Loans to such Borrower, (v) fifth, Base Rate Loans to such Borrower, pro rata, (vi) sixth, Eurocurrency Loans and EURIBOR Loans to such Borrower, pro rata, together with all accrued and unpaid interest thereon; provided, however, that payments on such Eurocurrency Loans and EURIBOR Loans with respect to which the application of such payment would result in the payment of the principal prior to the last day of the relevant Interest Period shall be transferred to the Cash Collateral Account to be applied to such Eurocurrency Loans or EURIBOR Loans on the last day of the relevant Interest Period of such Eurocurrency Loan or EURIBOR Loan or to the Obligations owing by such Borrower and Borrowing Base Guarantors as they come due (whether at stated maturity, by acceleration or otherwise). After payment in full has been made of the amounts required under subsections (i)-(vi) in the preceding sentence, all funds in a Collection Account or otherwise received under this Section 9.01 (except to the extent not required to be paid hereunder) shall be applied on a daily basis to all amounts described in subsections (i)-(vi) in the preceding sentence owing by any other Loan Parties, in the order set out therein. Notwithstanding the foregoing sentences, after payment in full has been made of the amounts required under subsections (i)-(vi) in the two preceding sentences, upon Administrative Borrower’s request and as long as no Default has occurred and is continuing and all other conditions precedent to a Borrowing have been satisfied, any additional funds deposited in a Collection Account or a Cash Collateral Account shall be released to the applicable Borrowing Base Loan Party. In addition, if consented to by the Administrative Agent or the Required Lenders, such funds in a Cash Collateral Account may be released to the applicable Borrowing Base Loan Party. Notwithstanding the above, if the Administrative Agent has declared the Loans and/or Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part pursuant to Section 8.01 or if an Event of Default has occurred and is continuing, the Administrative Agent shall apply all funds received in the Collection Account in accordance with Section 8.03. If this Section 9.01(e) applies, the Administrative Agent will use reasonable efforts to cooperate with the Administrative Borrower in structuring the payments under this Section 9.01(e) in a manner that would minimize withholding taxes imposed on such payments.
     (f) Each Loan Party following delivery of an Activation Notice shall, acting as trustee for Collateral Agent, receive, as the property of Collateral Agent for the benefit of the Secured Parties, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Collateral (subject to the Intercreditor Agreement) which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Collateral Agent. In no event shall the same be commingled with any Loan Party’s own funds (except, with regard to accounts located in Europe, to the extent permitted pursuant to the applicable U.K. Security Agreement, Swiss Security Agreement, or German Security Agreement, or Control Agreements, or with respect to accounts located in any other European country, the applicable Control Agreement or other Security Documents applicable thereto). Each Loan Party agrees to reimburse Collateral Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Collateral Agent’s payments to or indemnification of such bank or person.
     (g) With regard to accounts located in Europe, the Collateral Agent may, in its sole discretion, agree pursuant to the Security Documents to vary the cash management procedures set forth herein, including as documented in the applicable U.K. Security Agreement, Swiss Security Agreement, or German Security Agreement, or Control Agreements, or with respect to accounts located in any other European country, the applicable Control Agreement or other Security Documents applicable thereto) and including, subject to Section 6.07, with regard to the Cash Pooling Arrangements. To the extent that any Security Document sets forth cash management that varies from this Section 9.01, the applicable Loan Parties shall comply with such Security Documents, and shall comply with this Section 9.01 to the extent not inconsistent therewith.
SECTION 9.02 Administration of Inventory and Accounts.
     (a) Records and Reports of Inventory. Each Borrower and Borrowing Base Guarantor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions thereto, and shall submit to Administrative Agent inventory and reconciliation reports in form reasonably satisfactory to Administrative Agent, upon Administrative Agent’s reasonable request. Each Loan Party shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Administrative Agent during the continuation of an Event of Default) and periodic cycle counts consistent with historical practices, and shall provide to Administrative Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Administrative Agent may reasonably request. Administrative Agent may participate in and observe each physical count.
     (b) Returns of Inventory. No Borrower or Borrowing Base Guarantor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (i) such return is in the ordinary course of business, consistent with past practices and undertaken in good faith; (ii) no Default, Event of Default or Overadvance exists or would result therefrom; (iii) Administrative Agent is promptly notified if the aggregate value of all Inventory returned in any month exceeds $10,000,000; and (iv) during the existence of any Event of Default or at any time after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event, any payment received by a Loan Party for a return is promptly remitted to Administrative Agent for application to the Secured Obligations.
     (c) Acquisition, Sale and Maintenance of Inventory. The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.
     (d) Records and Schedules of Accounts. Each Loan Party shall keep accurate and complete records of its Accounts in all material respects, including all payments and collections thereon, and shall submit to Administrative Agent sales, collection, reconciliation and other reports in form satisfactory to Administrative Agent, on such periodic basis as Administrative Agent may reasonably request.
     (e) Taxes. If an Account of any Borrower or Borrowing Base Guarantor includes a charge for any Taxes, Administrative Agent is authorized, in its discretion, upon notice to the Administrative Borrower, to pay the amount thereof to the proper Taxing Authority for the account of such Borrower or Borrowing Base Guarantor and to charge Borrowers therefor; provided, however, that neither any Agent nor any Lender shall be liable for any Taxes that may be due from any Loan Party or with respect to any Collateral.
     (f) Account Verification. During a Default or Event of Default, at any time after the occurrence of a Cash Dominion Trigger Event and prior to the subsequent occurrence of a Cash Dominion Recovery Event and in connection with its field examinations, Administrative Agent shall have the right, in the name of Administrative Agent, any designee of Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of any Borrower or Borrowing Base Guarantor (including Accounts purchased pursuant to a Receivables Purchase Agreement) by mail, telephone or otherwise; provided that, in the absence of an Event of Default such verification shall be limited to telephone calls made by a representative of a Loan Party, upon reasonable prior notice from Administrative Agent, in the presence of a representative of Administrative Agent to an applicable Account Debtor or a Person otherwise obligated on such Accounts, as the case may be. Loan Parties shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

SECTION 9.03 Borrowing Base-Related Reports. The Borrowers shall deliver or cause to be delivered (at the expense of the Borrowers) to the Collateral Agent and the Administrative Agent the following (and the Administrative Agent shall make available to the Lenders, on the Platform or otherwise, in accordance with its customary procedures):
     (a) in no event less frequently than fifteen (15) days after the end of each month for the month most recently ended (or, if such day is not a Business Day, the next succeeding Business Day), a Borrowing Base Certificate from the Administrative Borrower accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent in its Permitted Discretion; provided that, if during the first month of any fiscal quarter the Total Revolving Exposure (excluding LC Exposure in respect of Letters of Credit outstanding as of the Closing Date) does not at any time exceed 25% of the aggregate amount of the Lenders’ Revolving Commitments and no Default is then continuing, the Administrative Borrower shall not be required to deliver a Borrowing Base Certificate with regard to such month; provided further, that after the occurrence of a Covenant Trigger Event and until the occurrence of a corresponding Covenant Recovery Event, Administrative Borrower shall deliver an additional weekly roll-forward of Accounts as referenced in paragraph (b)(i) below (both consolidated and segregated by Borrower (or Borrowing Base Guarantor) and region) within five (5) Business Days after the end of each calendar week, and, if requested by the Administrative Agent or the Required Lenders, a Borrowing Base Certificate reflecting such updated Account information (prepared weekly) within five (5) Business Days after the end of each calendar week, or, when a Default is continuing, more frequent Borrowing Base Certificates reflecting shorter periods as reasonably requested by the Administrative Agent or the Required Lenders. Each Borrowing Base Certificate shall reflect all information through the end of the appropriate period for Borrower and each Borrowing Base Guarantor, both in consolidated form and segregated by Borrower (or Borrowing Base Guarantor) and region. In addition, the Administrative Borrower shall promptly (and in any event within five (5) Business Days) provide to the Collateral Agent and the Administrative Agent an updated Borrowing Base Certificate after the occurrence of an event not in the ordinary course of business (including a casualty event, a sale or other disposition, or any other event resulting in the ineligibility of Accounts or Inventory that are included as Eligible Accounts or Eligible Inventory in the most recently delivered Borrowing Base Certificate) which causes such Accounts or Inventory in excess of $20,000,000 included in the Total Borrowing Base no longer to be Eligible Accounts or Eligible Inventory.
     (b) upon request by the Administrative Agent, and in no event less frequently than thirty (30) days after the end of (i) each month, a monthly trial balance showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be requested by the Administrative Agent in its Permitted Discretion and (ii) each month, a summary of Inventory by location and type (differentiating raw materials, work-in-process, and finished goods) accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its Permitted Discretion; provided that, if during the first month of any fiscal quarter the Total Revolving Exposure (excluding LC Exposure in respect of Letters of Credit outstanding as of the Closing Date) does not at any time exceed 25% of the aggregate amount of the Lenders’ Revolving Commitments and no Default is then continuing, the Administrative

Borrower shall not be required to deliver such monthly trial balance or summary of Inventory with regard to such month;
     (c) on or before March 31, 2011, updated field examinations and inventory appraisals, and in furtherance thereof, the Borrowers will cause such field examinations and inventory appraisals to be commenced on or before February 15, 2011; provided that if on any day prior to February 15, 2011, outstanding Loans and LC Exposure exceed $100,000,000 in the aggregate (excluding LC Exposure in respect of Letters of Credit outstanding as of the Closing Date), the Borrowers will cause field examinations and inventory appraisals to be commenced within ten (10) days thereafter; and
     (d) such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Administrative Agent shall from time to time request in its Permitted Discretion.
          The delivery of each certificate and report or any other information delivered pursuant to this Section 9.03 shall constitute a representation and warranty by the Borrowers that the statements and information contained therein are true and correct in all material respects on and as of the date referred to therein.
SECTION 9.04 Rescission of Activation Notice. Notwithstanding any of the provisions of Section 9.01 to the contrary, after Collateral Agent has delivered an Activation Notice and upon delivery of a certificate by a Financial Officer of the Administrative Borrower to the Administrative Agent certifying that a Cash Dominion Recovery Event has occurred with respect to the outstanding Cash Dominion Trigger Event, the Collateral Agent shall rescind the Activation Notice by written notice, as necessary, to the applicable Concentration Account Banks and any such other banks to which Collateral Agent had issued such Activation Notice and following such rescission the Cash Management System shall be operated as if no such Activation Notice had been given.
ARTICLE X
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
SECTION 10.01 Appointment, Authority and Duties of Agents.
     (a) Appointment and Authority. Each Secured Party appoints and designates Bank of America as Administrative Agent and as Collateral Agent under all Loan Documents. Each Agent may, and each Secured Party authorizes each Agent to, enter into all Loan Documents to which such Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by any Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by any Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent shall have the sole and exclusive authority to (a) in the case of the Administrative Agent, act as the disbursing and collecting agent for

Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Administrative Agent or as Collateral Agent, respectively, each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) in the case of the Collateral Agent, act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) in the case of the Collateral Agent, manage, supervise or otherwise deal with Collateral; (e) in the case of the Collateral Agent, take any Enforcement Action with respect to the Collateral or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise; and (f) take any other Enforcement Action. The duties of each Agent shall be ministerial and administrative in nature, and no Agent shall have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Administrative Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, and to exercise its Permitted Discretion in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from liability to any Lender or other Person for any error in judgment.
     (b) Duties. No Agent shall have any duties except those expressly set forth in the Loan Documents. The conferral upon any Agent of any right shall not imply a duty on such Agent’s part to exercise such right, unless instructed to do so (i) in the case of the Administrative Agent, by Required Lenders in accordance with this Agreement and (ii) in the case of the Collateral Agent, by Administrative Agent in accordance with this Agreement.
     (c) Agent Professionals. Each Agent may perform its duties through agents and employees. Each Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. No Agent shall be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
     (d) Instructions of Required Lenders. The rights and remedies conferred upon each Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Each Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by such Agent in connection with any act. Each Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and no Agent shall incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of Secured Parties shall be required in the circumstances described in Section 11.02. In no event shall any Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
SECTION 10.02 Agreements Regarding Collateral and Field Examination Reports.
     (a) Lien Releases; Care of Collateral. Secured Parties authorize Collateral Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Secured Obligations; (b) that is the subject of a sale, lease, license, consignment, transfer or other disposition which Administrative Borrower certifies in writing to Administrative Agent and Collateral Agent is permitted by Section 6.06 (provided that no Lien shall be released in any Series of Cash Neutral Transactions or in any Asset Sale to another Loan Party) (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; (d) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee pursuant to Section 7.09; or (e) with the written consent of the Required Lenders or such other number of Lenders whose consent is required under Section 11.02. Secured Parties authorize Collateral Agent to subordinate or release its Liens to any a Lien permitted hereunder that secures a Purchase Money Obligation or Capital Lease Obligation permitted hereunder. No Agent shall have any obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected or insured, nor to assure that Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
     (b) Possession of Collateral. Each Agent and Secured Party appoints each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Collateral Agent thereof and, promptly upon Collateral Agent’s request, deliver such Collateral to Collateral Agent or otherwise deal with it in accordance with Collateral Agent’s instructions.
     (c) Reports. Each Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for such Agent with respect to any Loan Party or Collateral (each, a “Report”). Each Lender agrees (a) that neither Bank of America nor any Agent makes any representation or warranty as to the accuracy or completeness of any Report, and neither Bank of America nor any Agent shall be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that any Agent or any other Person performing any audit or examination will inspect only specific information regarding Secured Obligations or the Collateral and will rely significantly upon the Loan Parties’ books and records as well as upon representations of the Loan Parties’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Secured Obligations. Each Lender shall indemnify and hold harmless each Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of any Agent furnishing a Report to such Lender.
     (d) Dealings with Collateral Agent. Each Secured Party (other than the Administrative Agent and the Collateral Agent and their respective co-agents and sub-agents) shall deal with the Collateral Agent exclusively through the Administrative Agent and shall not deal directly with the Collateral Agent. The Collateral Agent shall be entitled to act and rely upon the instructions of the Administrative Agent with regard to all matters relating to the Loan Documents and the Collateral.
SECTION 10.03 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.
SECTION 10.04 Action Upon Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Loan Party specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Secured Party (other than the Administrative Agent and the Collateral Agent) agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not (i) take any Enforcement Action, (ii) accelerate Secured Obligations (other than Secured Bank Product Obligations) or (iii) exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral. Notwithstanding the foregoing, however, a Secured Party may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Secured Obligations held by such Secured Party, including the filing of proofs of claim in an Insolvency Proceeding. No Lender shall set off against any account that is subject to a Control Agreement without the prior consent of Administrative Agent.
SECTION 10.05 Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY LOAN PARTIES, IN ACCORDANCE WITH ITS PRO RATA PERCENTAGE, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE OR ISSUING BANK INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AN AGENT (IN THE CAPACITY AS AN AGENT). In Administrative Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to any Agent making any distribution of Collateral proceeds to Secured Parties. If any Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by such Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to such Agent by each Lender to the extent of its Pro Rata Percentage.
SECTION 10.06 Limitation on Responsibilities of Agents. No Agent shall be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by such Agent’s gross negligence or willful misconduct. No Agent assumes any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Loan Documents. No Agent makes to Secured Parties any express or implied warranty, representation or guarantee with respect to any Secured Obligations, Collateral, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Secured Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents. Neither Administrative Agent nor Collateral Agent shall be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Secured Party or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Secured Party, such Secured Party hereby agrees to return it).
SECTION 10.07 Successor Agents and Co-Agents.
     (a) Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by giving at least 30 days written notice thereof to the other Agent, Lenders and Administrative Borrower. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Administrative Borrower. If no successor Agent is appointed prior to the effective date of the resignation of an Agent, then such Agent may appoint a successor agent from among Lenders or, if no Lender accepts such role, such Agent may appoint Required Lenders as successor agent. Upon acceptance by a successor Agent of an appointment to serve as an Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder in its capacity as such Agent, but shall continue to have the benefits of the indemnification set forth in Sections 10.05 and 11.03. Notwithstanding any Agent’s resignation, the provisions of this Section 10.07 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while

Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Administrative Agent and Collateral Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
     (b) Co-Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Collateral Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, or for any other reason in its sole discretion, Collateral Agent (or the Lenders) may appoint an additional Person as a co-collateral agent. If Collateral Agent (or the Lenders) so appoints a co-collateral agent, each right and remedy intended to be available to Collateral Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Collateral Agent. Secured Parties shall execute and deliver such documents as Collateral Agent deems appropriate to vest any rights or remedies in such agent. If any co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Collateral Agent until appointment of a new agent. For the avoidance of doubt, French Collateral Agent shall be a co-collateral agent hereunder.
SECTION 10.08 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon any Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Loan Parties. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, no Agent shall have any duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to such Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or properties of any Loan Party (or any of its Affiliates) which may come into possession of any Agent or its Affiliates.
SECTION 10.09 Remittance of Payments and Collections.
     (a) Remittances Generally. All payments by any Lender to any Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by an Agent and request for payment is made by such Agent by 11:00 a.m., New York time, on a Business Day, payment shall be made by Lender not later than 2:00 p.m., New York time, on such day, and if request is made after 11:00 a.m., New York time, then payment shall be made by 11:00 a.m.,

New York time, on the next Business Day. Payment by any Agent to any Secured Party shall be made by wire transfer, in the type of funds received by such Agent. Any such payment shall be subject to such Agent’s right of offset for any amounts due from such payee under the Loan Documents.
     (b) Failure to Pay. If any Secured Party fails to pay any amount when due by it to any Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by such Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to any Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by any Agent pursuant to Section 2.14(f).
     (c) Recovery of Payments. If any Agent pays any amount to a Secured Party in the expectation that a related payment will be received by such Agent from any Loan Party and such related payment is not received, then such Agent may recover such amount from each Secured Party that received it. If any Agent determines at any time that an amount received under any Loan Document must be returned to any Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, such Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by any Agent to any Secured Obligations are later required to be returned by such Agent pursuant to Applicable Law, each Lender shall pay to such Agent, on demand, such Lender’s share (in accordance with its Pro Rata Percentage, where applicable) of the amounts required to be returned.
SECTION 10.10 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Loan Parties and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity and not as an Agent hereunder.
SECTION 10.11 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
SECTION 10.12 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Administrative Agent of a Bank Product, agrees to be bound by Section

8.03, ARTICLES VII, X and XI, and the Intercreditor Agreement. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Loan Parties, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.
SECTION 10.13 No Third Party Beneficiaries. This ARTICLE X is an agreement solely among Secured Parties and Agents, and shall survive Full Payment of the Secured Obligations. This ARTICLE X does not confer any rights or benefits upon the Loan Parties or any other Person. As between the Loan Parties and Agents, any action that any Agent may take under any Loan Documents or with respect to any Secured Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.
SECTION 10.14 Release. Each Lender and each Issuer hereby releases each Agent acting on its behalf pursuant to the terms of this Agreement or any other Loan Document from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (restriction on self-dealing).
SECTION 10.15 Acknowledgment of Security Trust Deed. Each Secured Party acknowledges the terms of the Security Trust Deed and, in particular, the terms, basis and limitation on which the Collateral Agent holds the “Transaction Security” (as defined therein) and specifically agrees and accepts (i) such terms, basis and limitation; (ii) that the Collateral Agent shall, as trustee, have only those duties, obligations and responsibilities expressly specified in the Security Trust Deed; (iii) the limitation and exclusion of the Collateral Agent’s liability as set out therein; and (iv) all other provisions of the Security Trust Deed as if it were a party thereto.
ARTICLE XI
MISCELLANEOUS
SECTION 11.01 Notices.
     (a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
               (i) if to any Loan Party, to Administrative Borrower at:
Novelis Inc.
Two Alliance Center
3560 Lennox Road, Suite 2000
Atlanta, GA 30326
Attention: Randal P. Miller
Telecopier No.: 404-760-0124
Email: randy.miller@novelis.com

               with a copy to:
Novelis Inc.
Two Alliance Center
3560 Lennox Road, Suite 2000
Atlanta, GA 30326
Attention: Leslie J. Parrette, Jr.
Telecopier No.: 404-760-0137
Email: les.parrette@novelis.com
               and with a copy to:
Fried Frank Harris Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: F. William Reindel
Telecopier No.: 212-859-4000
Email: f.william.reindel@friedfrank.com
               (ii) if to the Administrative Agent or the Collateral Agent, to it at:
Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Peter Walther
Telecopier No.: 312-453-5555
               with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 3000
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
               (iii) if to the U.S. Swingline Lender, to it at:
Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Peter Walther
Telecopier No.: 312-453-5555
               with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 3000

Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
               (iv) if to the Initial Issuing Bank, to it at:
Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Peter Walther
Telecopier No.: 312-453-5555
               with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 3000
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
               (v) if to a Lender (or other Issuing Bank), to it at its address (or telecopier number) set forth in its Administrative Questionnaire;
               (vi) if to the European Swingline Lender, to it at:
The Royal Bank of Scotland plc
UK Middle Office, Banking Operations
01CF108
135 Bishopsgate
London
EC2M 3UR
Telecopier No.: +44 20 7085 7116
Email: jamie.miller2@rbs.com
               with a copy to:
The Royal Bank of Scotland plc
Credit Administration
10th-101-NS32
600 Washington Boulevard
Stamford, CT 06901
Attention: Shontella Leverston
Telecopier No.: +1 203 897 0883
Email: shontella.leverston@rbs.com
               and a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 3000
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: (312) 407-8511
Phone No.: (312) 407-0889
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may (subject to Section 11.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to ARTICLE II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 11.01(d)); provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
     (d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at peter.walther@baml.com or at such other e-mail address(es) provided to Administrative Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall reasonably require. Nothing in this Section 11.01(d) shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.
     To the extent consented to by the Administrative Agent from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Administrative Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate and an executed copy (which may be by pdf or similar electronic transmission) of each notice or request of the type described in clauses (i) through (iv) of paragraph (d) above required to be delivered hereunder.
     Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.
SECTION 11.02 Waivers; Amendment.

     (a) Generally. No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
     (b) Required Consents. Subject to the terms of the Intercreditor Agreement and to Section 11.02(c) through (h), no modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Administrative Agent (or Collateral Agent, in the case of any Security Document) with the consent of Required Lenders, and each Loan Party party to such Loan Document; provided, however, that
               (i) no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of any Agent, without the prior written consent of such Agent;
               (ii) without the prior written consent of such Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.18 or any other provision in a Loan Document that relates to any rights, duties or discretion of an Issuing Bank;
               (iii) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; or (iii) extend the Maturity Date;
               (iv) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 2.14(f)), no modification shall be effective that would (i) alter Section 8.03 or 11.02; (ii) except as provided in Section 11.02(h), amend the definition of Borrowing Base (or any defined term used in such definition), Pro Rata Percentage or Required Lenders; (iii) increase any advance rate; (iv) release all or substantially all of the Collateral, except as currently contemplated by the Loan Documents; or (v) except as expressly permitted by the Loan Documents, release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release;

               (v) without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 8.03; and
               (vi) without the written consent of each relevant Swingline Lender, no modification shall be effective that would change or waive any provision hereof relating to Swingline Loans (including the definition of “European Swingline Commitment”)
provided further, that, notwithstanding anything to the contrary contained herein, each Agent is hereby authorized by each Lender to enter into any amendment to or modification of the Intercreditor Agreement or the Security Documents in connection with the issuance or incurrence of Pari Passu Secured Obligations or Subordinated Lien Secured Obligations, solely to the extent necessary to effect such amendments as may be necessary or appropriate, in the reasonable opinion of such Agent, in connection with any such issuance or incurrence expressly permitted hereunder, so long as such amendment or modification does not adversely affect the rights of any Lender (it being understood that allowing Pari Passu Secured Obligations and Subordinated Lien Secured Obligations to be secured by Collateral on the terms set forth in the Intercreditor Agreement will not be deemed to adversely affect the rights of any Lender).
     (c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with Applicable Law.
     (d) Dissenting Lenders. If a Lender fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders have consented, then, in addition to any other rights and remedies that any Person may have, Administrative Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Administrative Agent, pursuant to appropriate Assignment and Assumption(s) and within 20 days after Administrative Agent’s notice. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (including any amount payable pursuant to Section 2.13).
     (e) Holdings Amalgamation and Increased Commitments. Notwithstanding the foregoing, the Administrative Agent and the Borrowers (without the consent of any Lenders) may amend or amend and restate this Agreement and the other Loan Documents if necessary or advisable in connection with or to effectuate (i) the Permitted Holdings Amalgamation and (ii) any increase in Commitments contemplated by Section 2.23.

     (f) Limitations. The agreement of any Loan Party shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of any Lender, any Agent and/or any Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agents or Lenders hereunder shall be effective only if in writing and only for the matter specified.
     (g) Loan Modification Offers.
               (i) The Administrative Borrower may, by written notice to the Administrative Agent, make one or more offers (a “Loan Modification Offer”) to all Lenders to make no more than one Permitted Amendment (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the applicable Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice) (or such shorter periods as are acceptable to the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans of Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”).
               (ii) The Borrowers, each Accepting Lender, each Issuing Lender and each Swingline Lender shall execute and deliver to the Administrative Agent a loan modification agreement in a form acceptable to the Administrative Agent (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendment and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender, each Issuing Lender and each Swingline Lender as to the effectiveness of such Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of the Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders (such Commitments, the “Extended Commitments”). Notwithstanding the foregoing, the Permitted Amendment shall not become effective under this Section 11.02 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received corporate documents, officers’ certificates or legal opinions consistent with those delivered on the Closing Date under Section 4.01.
               (iii) “Permitted Amendment” shall mean (A) an extension of the final maturity date of the applicable Commitments of the Accepting Lenders; provided that such extension may not result in having more than two different maturity dates under this Agreement; provided further, that subject to any amendments to Sections 2.17 and 2.18 or otherwise to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a maturity date when there exist Extended Commitments with a longer maturity date (which may, with the consent of the applicable Swingline Lender or Issuing Bank, provide that participations in Letters of Credit expiring on or after the Maturity Date then in effect shall be re-allocated on the Maturity Date from existing Lenders to Accepting Lenders), all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Pro Rata Percentage and all borrowings under the Commitments and repayments thereunder shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (2) repayments required upon the maturity date of the non-extending Commitments), and (B) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clause (A) of this Section 11.02(g). This Section 11.02(g) shall supersede any provisions in Section 2.14 or Section 11.02 to the contrary.
     (h) Certain Borrowing Base Additions. The Administrative Borrower may request that (i) Accounts of one or more Borrowers or Borrowing Base Guarantors that would otherwise not be Eligible Accounts solely because the Account Debtor either (A) maintains its Chief Executive Office in a specific jurisdiction that is not an Applicable Eligible Jurisdiction, or (B) is organized under the laws of a specific jurisdiction that is not an Applicable Eligible Jurisdiction or any state, territory, province or subdivision thereof, be treated as Eligible Accounts, or (ii) Accounts sold in a true sale by a Subsidiary Guarantor to a Borrower or Borrowing Base Guarantor (other than pursuant to the German Receivables Purchase Agreement or the Swiss Receivables Purchase Agreements) be able to be treated as Eligible Accounts of such Borrower or Borrowing Base Guarantor (subject to meeting applicable eligibility criteria), and in each case the Lenders hereby agree that the eligibility criteria may be adjusted to treat such Accounts as eligible accounts so long as (i) with regard to Accounts constituting in the aggregate less than 10% of the Total Borrowing Base, the Administrative Agent so agrees in its sole discretion, and (ii) with regard to Accounts constituting in the aggregate 10% or more (but less than 25%) of the Total Borrowing Base, the Majority Lenders so agree (provided that such an adjustment with regard to a greater portion of the Total Borrowing Base may be made only with the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 2.14(f)); provided, however, that prior to any such Account being treated as eligible, (y) the Administrative Borrower shall, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any security agreement, guaranty, or other agreement, document or instrument supplemental to or confirmatory of the Security Documents or other Loan Documents, together with such certificates, legal opinions, and other deliverables as may be requested by the Administrative Agent in its sole discretion, and (z) such Account shall meet such additional Eligibility Criteria as the Administrative Agent may establish in its sole discretion, including requiring legal opinions from both the jurisdiction in which the applicable account is originated and the jurisdiction of the account debtor, satisfaction of any requirements to notify account debtors in a manner deemed necessary and desirable, requiring periodic scheduling of accounts subject to pledge or other actions reasonably necessary to identify Accounts subject to a pledge and a field examination with respect to such Accounts. In addition, the Administrative Agent and the Collateral Agent may enter into the agreements and documents referred to in the definition of “Eligible Swiss Subsidiary Accounts” and otherwise effect the arrangements contemplated hereby with regard to such Accounts.

SECTION 11.03 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. Borrowers shall reimburse each Agent for all Extraordinary Expenses. Borrowers shall also reimburse each Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Collateral Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 5.07(c), each inspection, audit or appraisal with respect to any Loan Party or Collateral, whether prepared by an Agent’s personnel or a third party; provided that legal fees shall be limited to (together with allocated costs of internal counsel) the reasonable fees, charges and disbursements of one external counsel (plus local counsel in each applicable jurisdiction) for the Administrative Agent and/or the Collateral Agent, one external counsel (plus local counsel in each applicable jurisdiction) for the Lenders, and one external counsel (plus local counsel in each applicable jurisdiction) for any Receiver. All legal, accounting and consulting fees shall be charged to Borrowers by Agents’ professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Administrative Agent, for the pro rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.
     (b) Indemnification by Loan Parties. EACH LOAN PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE INTENTION OF THE LOAN PARTIES, AND THE LOAN PARTIES AGREE, THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL EXPENSES OF LITIGATION OR PREPARATION THEREFOR), WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNITEE.
     (c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (d) Payments. All amounts due under this Section shall be payable not later than three (3) Business Days after demand therefor accompanied by reasonable particulars of amounts due.
SECTION 11.04 Successors and Assigns.
     (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Loan Parties, each Agent, the Lenders, the other Secured Parties, and their respective successors and assigns, except that (a) no Loan Party shall have the right to assign its rights or delegate its obligations under any Loan Documents (except as a result of a transaction expressly permitted by Section 6.05(c) or (e)); and (b) any assignment by a Lender must be made in compliance with this Section 11.04(c). Each Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 11.04(c). Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
     (b) Participations.
               (i) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution other than a Defaulting Lender (a “Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and each Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and each Agent and the other Lenders shall not have any obligation or liability to any such Participant. Subject to the following sentence, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.06(j), Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.21, and Section 7.10 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section (and such Participant shall be deemed to be a Lender for purposes of the definition of Excluded Taxes); provided that a Participant shall not be entitled to such benefits unless (A) such Participant and its respective participation are recorded in the Register in accordance with Section 11.04(c) as if such Participant were a Lender and (B) such Participant complies with Section 2.15 as if such Participant were a Lender. A Participant shall not be entitled to receive any greater payment under Section 2.06(j), Section 2.12, Section 2.13, Section 2.15, Section 2.16, Section 2.21, and Section 7.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Administrative Borrower’s prior written consent.
               (ii) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which (A) forgives principal, interest or fees, (B) reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, (C) postpones the Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, (D) except pursuant to the Intercreditor Agreement, as expressly provided in this Agreement or as otherwise provided by any such Guarantee, releases all or substantially all of the Subsidiary Guarantors from their Guarantees or limits the liability of all or substantially all of the Subsidiary Guarantors in respect of such Guarantees, or (E) except pursuant to the Intercreditor Agreement or the express terms hereof, releases all or substantially all of the Collateral.
               (iii) Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 11.08 as if such Participant were a Lender.
     (c) Assignments.
               (i) Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Administrative Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Assumption. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by any Loan Party to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy the Loan Parties’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder. So long as no Event of Default shall have occurred and is continuing, no assignment or transfer of all or a portion of rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans at the time owing to it)

shall be made by a Lender that is a Swiss Qualifying Bank to any assignee that is not a Swiss Qualifying Bank.
               (ii) Effect; Effective Date. Upon delivery to Administrative Agent of an Assignment and Assumption and a processing fee of $3,500 (unless otherwise agreed by Administrative Agent in its discretion), the assignment shall become effective as specified in the notice (subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.04(d)), if it complies with this Section 11.04. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agents and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 2.15 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.
               (iii) Certain Transfers. In the event of a transfer by novation of all or part of its rights and obligations under this Agreement by a Lender, such Lender expressly reserves the rights, powers, privileges and actions that it enjoys under any Security Documents governed by French law in favor of its Eligible Assignee, in accordance with the provisions of article 1278 et seq. of the French Code civil.
     (d) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall, at all times while the Loans and LC Disbursements (or any of them) are outstanding, maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Banks, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. The requirements of this Section 11.04(c) are intended to result in any and all Loans and LC Disbursements being in “registered form” for purposes of Section 871, Section 881 and any other applicable provision of the Code, and shall be interpreted and applied in a manner consistent therewith.
     (e) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any requirement of Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     (f) Successors and Assigns.
               (i) Notwithstanding anything in Sections 11.04(a) — (e), but only so long as no Event of Default shall have occurred and is continuing, no assignment or transfer of all or a portion of any Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Loans at the time owing to it, and including assignment by way of security, novation or sub-participations) to a Swiss Non-Qualifying Bank shall be made without the prior written consent of the Swiss Borrower, except that such consent shall be given:
                    (1) if the transferee is an existing Lender; or
                    (2) if as a result of a change in Swiss Tax laws, a violation of the Ten Non-Bank Regulations and the Twenty Non-Bank Regulations no longer results in the imposition of Swiss stamp tax and/or Swiss withholding tax.
               (ii) Any Lender that enters into a participation or sub-participation in relation to its Revolving Commitment or Loans in respect thereof shall ensure that, unless an Event of Default shall have occurred and is continuing:
                    (1) the terms of such participations or sub-participation agreement prohibit the participant or sub-participant from entering into further sub-participation agreements (in relation to the rights between it and such Lender) and transferring, assigning (including by way of security) or granting any interest over the participant or sub-participation agreement, except in each case to a person who is an existing Lender, but subject to the consent contained above in paragraph (i) of this Section 11.04(f);
                    (2) the identity of the participant or sub-participant is permitted to be disclosed to the Swiss Federal Tax Administration by the Swiss Borrower;
                    (3) the participant or sub-participant enters into a unilateral undertaking in favor of Swiss Borrower to abide by the terms included in the participations or sub-participation agreement to reflect this Section 11.04(f) and Section 2.21; and
                    (4) the terms of such participations or sub-participation agreement oblige the participant or sub-participant, in respect of any further sub-participation, assignment, transfer or grant, to include, mutatis mutandis, the provisions of this Section, including a requirement that any further sub-participant, assignee or grantee enters into such undertaking and abides by the terms of Section 2.21.
Notwithstanding the foregoing clauses (1) — (4), unless an Event of Default shall have occurred and is continuing, participations or sub-participations in relation to any Lender’s Revolving Commitment or Loans in respect thereof are not permitted unless (y) such participant or sub-participant is a Swiss Qualifying Bank or, (z) if and to the extent there are in total not more than 10 Swiss Non-Qualifying Banks (including Lenders, participants and/or sub-participants), the Swiss Borrower consents to such participations or sub-participations under this Section 11.04(f)(ii), whereby such consent shall not be unreasonably withheld and the relevant participations or sub-participations shall be counted against the number of Permitted Swiss Non-Qualifying Banks.

               (iii) For the avoidance of doubt, nothing in Subsection (ii) above restricts any Lender, participant or sub-participant from entering into any agreement with another person under which payments are made by reference to this Agreement or to any hereto related participation or sub-participation agreement (including without limitation credit default or total return swaps), provided such agreement is not treated as a sub-participation for the purposes of the Ten Non-Bank Regulations and the Twenty Non-Bank Regulations.
SECTION 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.06(j), Section 2.12, Section 2.14, Section 2.15, Section 2.16, Section 2.18, Section 2.21, Section 7.10, Section 11.03, Section 11.33, ARTICLE X, and this Section 11.05 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, any separate letter agreements with respect to fees payable to any Agent or the Arranger, and any provisions of the Commitment Letter and the Fee Letter that are explicitly stated to survive the execution and delivery of this Agreement (which surviving obligations are hereby assumed by the Borrowers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
SECTION 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 11.08 Right of Setoff. Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Administrative Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 11.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     (b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER

JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.09(B). EACH FRENCH GUARANTOR AND EACH OTHER FRENCH SUBSIDIARY HEREBY WAIVES THE BENEFIT OF THE PROVISIONS OF ARTICLE 14 OF THE FRENCH CODE CIVIL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER, E-MAIL OR OTHER ELECTRONIC COMMUNICATION) IN SECTION 11.01. EACH LOAN PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CSC CORPORATION, 1180 AVE OF THE AMERICAS, SUITE 210, NEW YORK, NEW YORK, 10036 (TELEPHONE NO: 212-299-5600) (TELECOPY NO: 212-299-5656) (ELECTRONIC MAIL ADDRESS: MWIENER@CSCINFO.COM) (THE “PROCESS AGENT”), IN THE CASE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS THAT MAY BE SERVED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
SECTION 11.10 WAIVER OF JURY TRIAL. EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 11.12 Treatment of Certain Information; Confidentiality. Each Agent, each Lender and each Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, trustees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Secured Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any actual or potential assignee, Participant or other Person acquiring an interest in any Obligations or any actual or prospective party (or its advisors) to any Bank Product or swap or derivative transaction relating to any Loan Party and its obligations, or any rating agency for the purpose of obtaining a credit rating applicable to any Lender; (g) with the consent of Administrative Borrower or the applicable Loan Party; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to any Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than the Loan Parties. Notwithstanding the foregoing, each Agent and each Lender may publish or disseminate general information describing this credit facility, including the names and addresses of Loan Parties and a general description of Loan Parties’ businesses, and may use Loan Parties’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from a Loan Party or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each Agent, each Lender and each Issuing Bank acknowledges that (i) Information may include material non-public information concerning a Loan Party or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

SECTION 11.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers and the other Loan Parties, which information includes the name, address and tax identification number of the Borrowers and the other Loan Parties and other information regarding the Borrowers and the other Loan Parties that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and the other Loan Parties in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.
SECTION 11.14 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 11.15 [intentionally omitted].
SECTION 11.16 Obligations Absolute. To the fullest extent permitted by Applicable Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
     (a) any Insolvency Proceeding of any Loan Party;
     (b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
     (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
     (d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
     (e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
     (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 11.17 Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by such Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall govern and control.
SECTION 11.18 Judgment Currency.
     (a) Each Loan Party’s obligations hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
     (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
     (c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 11.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
SECTION 11.19 Euro.
     (a) If at any time that an Alternate Currency Revolving Loan is outstanding, the relevant Alternate Currency (other than the euro) is fully replaced as the lawful currency of the country that issued such Alternate Currency (the “Issuing Country”) by the euro so that all payments are to be made in the Issuing Country in euros and not in the Alternate Currency previously the lawful currency of such country, then such Alternate Currency Revolving Loan shall be automatically converted into a Loan denominated in euros in a principal amount equal to the amount of euros into which the principal amount of such Alternate Currency Revolving Loan would be converted pursuant to law and thereafter no further Loans will be available in such Alternate Currency.
     (b) The Parent Borrower shall, or shall cause the applicable Loan Party from time to time, at the request of any Lender accompanied by reasonably documented particulars thereof, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its Affiliates as a result of the tax or currency exchange resulting from the introduction of, changeover to or operation of the euro in any applicable nation or eurocurrency market.
SECTION 11.20 Special Provisions Relating to Currencies Other Than Dollars.
     (a) All funds to be made available to Administrative Agent pursuant to this Agreement in euros, Swiss francs or GBP shall be made available to Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in such Participating Member State (or in London) as Administrative Agent shall from time to time nominate for this purpose.
     (b) In relation to the payment of any amount denominated in euros, Swiss francs or GBP, Administrative Agent shall not be liable to any Loan Party or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by Administrative Agent if Administrative Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in euros, Swiss francs or GBP) to the account with the bank in the principal financial center in the Participating Member State which the Administrative Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 11.20(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as Administrative Agent may from time to time determine for the purpose of clearing or settling payments of euros, Swiss francs or GBP. Furthermore, and without limiting the foregoing, Administrative Agent shall not be liable to any Loan Party or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).
SECTION 11.21 Abstract Acknowledgment of Indebtedness and Joint Creditorship.
     (a) Notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally agrees and covenants with the Collateral Agent by way of an abstract acknowledgment of indebtedness (abstraktes Schuldversprechen) that it owes to the Collateral Agent as creditor in its own right and not as a representative of the other Secured Parties, sums equal to, and in the currency of, each amount payable by such

Loan Party to each of the Secured Parties under each of the Loan Documents and Bank Product Agreements relating to any Secured Obligations, as and when that amount falls due for payment under the relevant Secured Debt Agreement or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting such Loan Party, to preserve its entitlement to be paid that amount.
     (b) Each Loan Party undertakes to pay to the Collateral Agent upon first written demand the amount payable by such Loan Party to each of the Secured Parties under each of the Secured Debt Agreements as such amount has become due and payable.
     (c) The Collateral Agent has the independent right to demand and receive full or partial payment of the amounts payable by each Loan Party under this Section 11.21, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting such Loan Party, to preserve their entitlement to be paid those amounts.
     (d) Any amount due and payable by a Loan Party to the Collateral Agent under this Section 11.21 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Secured Debt Agreements and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.21; provided that no Loan Party may consider its obligations towards a Secured Party to be so discharged by virtue of any set-off, counterclaim or similar defense that it may invoke vis-à-vis the Collateral Agent.
     (e) The rights of the Secured Parties (other than the Collateral Agent) to receive payment of amounts payable by each Loan Party under the Secured Debt Agreements are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 11.21.
     (f) In addition, but without prejudice to the foregoing, the Collateral Agent shall be the joint creditor (together with the relevant Secured Parties) of all obligations of each Loan Party towards each of the Secured Parties under the Secured Debt Agreements.
SECTION 11.22 Special Appointment of Collateral Agent for German Security.
     (a) (i) Each Secured Party that is or will become party to this Agreement hereby appoints the Collateral Agent as trustee (Treuhaender) and administrator for the purpose of holding on trust (Treuhand), administering, enforcing and releasing the German Security (as defined below) for the Secured Parties, (ii) the Collateral Agent accepts its appointment as a trustee and administrator of the German Security on the terms and subject to the conditions set out in this Agreement and (iii) the Secured Parties, the Collateral Agent and all other parties to this Agreement agree that, in relation to the German Security, no Secured Party shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.
     (b) To the extent possible, the Collateral Agent shall hold and administer any German Security which is security assigned, transferred or pledged under German law to it as a trustee for the benefit of the Secured Parties, where “German Security” shall mean the assets which are the subject of a security document which is governed by German law.
     (c) Each Secured Party hereby authorizes and instructs the Collateral Agent (with the right of sub delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions as it considers necessary or useful in connection with any German Security on behalf of the Secured Parties. The Collateral Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.
     (d) The Secured Parties and the Collateral Agent agree that all rights and claims constituted by the abstract acknowledgment of indebtedness pursuant to this Section 11.22 and all proceeds held by the Collateral Agent pursuant to or in connection with such abstract acknowledgment of indebtedness are held by the Collateral Agent with effect from the date of such abstract acknowledgment of indebtedness in trust for the Secured Parties and will be administered in accordance with the Loan Documents and Bank Product Agreements relating to any Secured Obligations. The Secured Parties and the Collateral Agent agree further that the respective Loan Party’s obligations under such abstract acknowledgment of indebtedness shall not increase the total amount of the Secured Obligations (as defined in the respective agreement governing German Security) and shall not result in any additional liability of any of the Loan Parties or otherwise prejudice the rights of any of the Loan Parties. Accordingly, payment of the obligations under such abstract acknowledgment of indebtedness shall, to the same extent, discharge the corresponding Secured Obligations and vice versa.
SECTION 11.23 Special Appointment of Administrative Agent in Relation to South Korea; Certain Lock-Up or Listing Agreements.
     (a) Notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Loan Party to each of the Secured Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount.
     (b) The Administrative Agent shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 11.23, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve their entitlement to be paid those amounts.

     (c) Any amount due and payable by a Loan Party to the Administrative Agent under this Section 11.23 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.23.
     (d) Subject to paragraph (c) above, the rights of the Secured Parties (in each case, other than the Administrative Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 11.23.
     (e) The Administrative Agent and the Collateral Agent are authorized to enter into consents to any lock-up or listing agreement required by any applicable rule or regulation in connection with any listing or offering of Equity Interests in NKL and may consent to such Equity Interests being held by a depositary or securities intermediary; provided, that the Collateral Agent’s Liens in the Equity Interests of NKL or its direct parents, 4260848 Canada Inc. and 4260856 Canada Inc., are not impaired.
SECTION 11.24 Special Appointment of Collateral Agent in Relation to France.
     (a) Notwithstanding any other provision of this Agreement, each French Guarantor hereby irrevocably and unconditionally undertakes insofar as necessary, in advance, to pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such French Guarantor to each of the Secured Parties under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps to preserve its entitlement to be paid that amount (such payment undertakings, obligations and liabilities which are the result thereof, hereinafter referred to as the “Parallel Debt”).
     (b) The Collateral Agent shall have its own independent right to demand payment of the amounts payable by each French Guarantor under this Section 11.24, irrespective of any discharge of such French Guarantor’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps to preserve their entitlement to be paid those amounts.
     (c) Any amount due and payable by a French Guarantor to the Collateral Agent under this Section 11.24 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a French Guarantor to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 11.24.

     (d) The Collateral Agent shall apply any amounts received in payment of any Parallel Debt in accordance with the terms and conditions of this Agreement governing the application of proceeds in payment of any Secured Obligations.
     (e) The rights of the Secured Parties (other than any Parallel Debt) to receive payment of amounts payable by each French Guarantor under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 11.24.
SECTION 11.25 Swiss Tax Ruling. The Swiss Borrower shall obtain subsequent to the Closing Date (but within a reasonable time frame) (a) a ruling from the Wallis cantonal tax authority confirming that the payment of interests under this Agreement shall not be subject to federal, cantonal, and municipal direct taxes levied at source in Switzerland as per Article 51 § 1 lit. d and Article 94 of the Swiss Federal Direct Tax Act of December 14, 1990 and as per Article 21 § 2 lit. a and Article 35 § 1 lit. e of the Swiss Federal Harmonization Direct Tax Act of December 14, 1990, but only to the extent and limited to the interests paid by the Swiss Borrower in connection with the Swiss Revolving Loan and which are secured by the Swiss real estate mortgage in an amount of CHF 60 million, and (b) a ruling from the Zurich cantonal tax authority confirming that the aforesaid direct taxes levied at source may be solely ruled with the Canton where the Swiss real estate is located. The Swiss Borrower further acknowledges that the gross-up mechanism provided for under Section 2.15 shall apply with respect to any such direct taxes levied at source.
SECTION 11.26 Designation of Collateral Agent under Civil Code of Quebec. Each of the parties hereto (including each Lender, acting for itself and on behalf of each of its Affiliates which are or become Secured Parties from time to time) confirms the appointment and designation of the Collateral Agent (or any successor thereto) as the person holding the power of attorney (fondé de pouvoir) within the meaning of Article 2692 of the Civil Code of Québec for the purposes of the hypothecary security to be granted by the Loan Parties or any one of them under the laws of the Province of Québec and, in such capacity, the Collateral Agent shall hold the hypothecs granted under the laws of the Province of Québec as such fondé de pouvoir in the exercise of the rights conferred thereunder. The execution by the Collateral Agent in its capacity as fondé de pouvoir prior to the date hereof of any document creating or evidencing any such hypothecs is hereby ratified and confirmed. Notwithstanding the provisions of Section 32 of the Act respecting the special powers of legal persons (Québec), the Collateral Agent may acquire and be the holder of any of the bonds secured by any such hypothec. Each future Secured Party, whether a Lender, an Issuer or a holder of any Secured Obligation, shall be deemed to have ratified and confirmed (for itself and on behalf of each of its Affiliates that are or become Secured Parties from time to time) the appointment of the Collateral Agent as fondé de pouvoir.
SECTION 11.27 Maximum Liability. Subject to Section 7.08 and Sections 7.11 to 7.16, it is the desire and intent of each Loan Party and the Secured Parties that their respective liability shall be enforced against each Loan Party to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought after giving effect to the rights of contribution established in the Contribution, Intercompany, Contracting and Offset Agreement that are valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. If, however, and to the extent that, the obligations of any Loan Party under any Loan Document shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of such Loan Party’s obligations under the Loan Documents shall be deemed to be reduced and such Loan Party shall pay the maximum amount of the Secured Obligations which would be permissible under Applicable Law.
SECTION 11.28 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.
SECTION 11.29 Performance of Borrowers’ Obligations. Each Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Loan Party under any Loan Documents or otherwise lawfully requested by any Agent to (a) enforce any Loan Documents or collect any Secured Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Collateral Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of any Agent under this Section shall be reimbursed to such Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by any Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
SECTION 11.30 Credit Inquiries. Each Loan Party hereby authorizes each Agent and each Lender (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.
SECTION 11.31 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for any Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of any Agent, any Lender or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute any Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Loan Party.
SECTION 11.32 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, each Loan Party acknowledges and agrees that (a)(i) this credit facility and any related arranging or other services by any Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Loan Parties and such Person; (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Loan Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each

Agent, each Lender, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) each Agent, each Lender, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and have no obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against any Agent, any Lender, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.
SECTION 11.33 Marshaling; Payments Set Aside. None of the Agents or the other Secured Parties shall be under any obligation to marshal any assets in favor of any Loan Party or against any Secured Obligations. If any payment by or on behalf of any Borrower is made to any Agent or other Secured Party, or an Agent or other Secured Party exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Agent or other Secured Party in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Secured Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
SECTION 11.34 One Obligation. The Loans, LC Obligations and other Secured Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Collateral Agent’s Lien upon all Collateral; provided, however, that each Agent and each other Secured Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Secured Obligations jointly or severally owed by such Borrower.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NOVELIS INC., as Parent Borrower
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS CORPORATION, as U.S. Borrower and Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title:

NOVELIS PAE CORPORATION, as U.S. Borrower and Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title:

NOVELIS BRAND LLC, as U.S. Borrower and Guarantor
By:	/s/ Marion Barnes
	Name:	Marion Barnes
Title:

NOVELIS SOUTH AMERICA HOLDINGS LLC, as U.S. Borrower and Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title:

ALUMINUM UPSTREAM HOLDINGS LLC, as U.S. Borrower and Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title:

NOVELIS ACQUISITIONS LLC, as U.S. Borrower and Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title:

NOVELIS NORTH AMERICA HOLDINGS INC., as U.S. Borrower and Guarantor
By:	/s/ Leslie J. Parrette Jr.
	Name:	Leslie J. Parrette Jr.
Title:

2

NOVELIS UK LTD, as U.K. Borrower and Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS AG, as Swiss Borrower, European Administrative Borrower and Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

3

NOVELIS CAST HOUSE TECHNOLOGY LTD., as Canadian Guarantor
By:	/s/ Marion Barnes
	Name:	Marion Barnes
Title:

4260848 CANADA INC., as Canadian Guarantor
By:	/s/ Marion Barnes
	Name:	Marion Barnes
Title:

4260856 CANADA INC., as Canadian Guarantor
By:	/s/ Marion Barnes
	Name:	Marion Barnes
Title:

NOVELIS NO. 1 LIMITED PARTNERSHIP, as Canadian Guarantor, By: 4260848 CANADA INC. Its: General Partner
By:	/s/ Marion Barnes
	Name:	Marion Barnes
Title:

4

NOVELIS EUROPE HOLDINGS LIMITED., as U.K. Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS SERVICES LIMITED, as U.K. Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS SWITZERLAND SA, as Swiss Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS TECHNOLOGY AG, as Swiss Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

5

SIGNED AND DELIVERED AS A DEED for and on behalf of NOVELIS ALUMINIUM HOLDING COMPANY by its lawfully appointed attorney in the presence of:
Name:	Randal P. Miller
Title:

witness:
Name:	Nina Mansoori
Title:	Witness

NOVELIS DEUTSCHLAND GMBH, as German Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS DO BRASIL LTDA., as Brazilian Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

6

NOVELIS MADEIRA, UNIPESSOAL, LDA, as Madeira Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS LUXEMBOURG S.A., as Luxembourg Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

NOVELIS PAE S.A.S., as French Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

AV METALS INC., as Guarantor
By:	/s/ Randal P. Miller
	Name:	Randal P. Miller
Title:

7

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, U.S. Swingline Lender and as Lender
By:	/s/ Peter M. Walther
	Name:	Peter M. Walther
	Title:	Senior Vice President

8

THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender and as a Lender
By:	/s/ Brian D. Williams
	Name:	Brian D. Williams
	Title:	Vice President

9

CITIBANK, N.A., as Lender
By:	/s/ Michael Smolow
	Name:	Michael Smolow
	Title:	Vice President

10

JPMORGAN CHASE BANK, N.A., as Lender
By:	/s/ Brian Knapp
	Name:	Brian Knapp
	Title:	Vice President

11

UBS AG, STAMFORD BRANCH, as Lender
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Irja R. Osta
	Name:	Irja R. Osta
	Title:	Associate Director

12

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Issuing Bank
By:	/s/ Matthew Havens
	Name:	Matthew Havens
	Title:	Associate Vice President

By:	/s/ Sandy Bau
	Name:	Sandy Bau
	Title:	Assistant Treasurer

13

Annex I
Revolving Commitments

Lender	Revolving Commitment
Bank of America, N.A.	$160,000,000
Citibank, N.A.	$160,000,000
JPMorgan Chase Bank, N.A.	$160,000,000
The Royal Bank Of Scotland plc	$160,000,000
UBS AG, Stamford Branch	$160,000,000

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Annex II
Applicable Margin

Average Quarterly Excess
Availability	Eurocurrency	EURIBOR	Base Rate
Level I Greater than or equal to $575,000,000	2.25%	2.25%	1.00%

Level II Less than $575,000,000 and equal to or greater than $375,000,000	2.50%	2.50%	1.25%

Level III Less than $375,000,000 and equal to or greater than $175,000,000	2.75%	2.75%	1.50%

Level IV Less than $175,000,000	3.00%	3.00%	1.75%
     Until March 31, 2011, the Applicable Margin shall be determined as if Level I were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease as of the first day of each fiscal quarter based on Average Quarterly Excess Availability for the preceding fiscal quarter. If the first Borrowing Base Certificate in any fiscal quarter is not received by the date required under Section 9.03, then, at the option of the Administrative Agent or Required Lenders, the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt.

Annex III
Mandatory Cost Formula
     1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
     2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
     3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
     4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a GBP Denominated Loan:

	AB + C(B–D)+Ex 0.0l 100–(A+C)	per cent. per annum

(b)	in relation to a Loan in any currency other than GBP:

	Ex 0.01 300	per cent. per annum.
Where:
     A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
     B is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.06(f)) payable for the relevant Interest Period on the Loan.

     C is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
     D is the percentage rate per annum payable by the Bank of England to the Administrative Agent (or such other bank as may be designated by the Administrative Agent in consultation with Administrative Borrower) on interest bearing Special Deposits.
     E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in GBP per £1,000,000.
     5. For the purposes of this Schedule:
     (a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
     (b) “Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;
     (c) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
     (d) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A. I Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);
     (e) “Reference Banks” means, in relation to the EURIBOR Rate and Mandatory Cost, the principal office in Chicago, Illinois of Bank of America, N.A., or such other bank or banks as may be designated by the Administrative Agent in consultation with Administrative Borrower;
     (f) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and
     (g) “Unpaid Sum” means any sum due and payable but unpaid by any Loan Party under the Loan Documents.
     6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

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     7. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in GBP per £1,000,000 of the Tariff Base of that Reference Bank.
     8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
     (a) the jurisdiction of its Facility Office; and
     (b) any other information that the Administrative Agent may reasonably require for such purpose.
     Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
     9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.
     10. The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
     11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.
     12. Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.
     13. The Administrative Agent may from time to time, after consultation with Administrative Borrower and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Annex III in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of

3

England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

4

Schedule 1.01(a)
Refinancing Indebtedness to be Repaid

Company	Description	Bank Name	Issue Date	Due Date	Amount
Novelis Inc.	7.25% Notes	N/A	February 3, 2005	February 3, 2015	US$1,049,363,000
	11.5% Notes	N/A	August 11, 2009	February 15, 2015	US$185,000,000
	Term Loan	UBS AG as agent	July 6, 2007	July 6, 2014	US$290,587,980
Novelis Corporation	Term Loan	UBS AG as agent	July 6, 2007	July 6, 2014	US$855,695,250
	Asset Based Loan	Bank of America, N.A. as agent	July 6, 2007	July 6, 2014	US$0
     The Existing Letters of Credit described on Schedule 2.18

Schedule 1.01(b)
Subsidiary Guarantors
Canada
     • 4260848 Canada Inc.
     • 4260856 Canada Inc.
     • Novelis Cast House Technology Ltd.
     • Novelis No. 1 Limited Partnership
United States
     • Aluminum Upstream Holdings LLC
     • Novelis Acquisitions LLC
     • Novelis Brand LLC
     • Novelis Corporation
     • Novelis North America Holdings Inc.
     • Novelis PAE Corporation
     • Novelis South America Holdings LLC
United Kingdom
     • Novelis Europe Holdings Limited
     • Novelis Services Limited
     • Novelis UK Ltd
Switzerland
     • Novelis AG
     • Novelis Switzerland SA
     • Novelis Technology AG
Ireland
     • Novelis Aluminium Holding Company
Germany
     • Novelis Deutschland GmbH
Brazil

     • Novelis do Brasil Ltda.
Portugal (Madeira)
     • Novelis Madeira, Unipessoal, Lda
Luxembourg
     • Novelis Luxembourg S.A.
France
     • Novelis PAE S.A.S.

Schedule 1.01(c)
Applicable Jurisdiction Requirements
1. No later than 30 days (or such longer period as to which the Administrative Agent may agree) following the date that the Administrative Agent gives notice to the Administrative Borrower requiring compliance with the requirements set forth in Section 1690 of the French Civil Code in respect of Accounts governed by the laws of France or owed by Account Debtors located in France, the Administrative Agent shall (a) be satisfied that the applicable Borrowers and Borrowing Base Guarantors shall have complied with such requirements or (b) have received an opinion (from a firm satisfactory to the Administrative Agent in form and substance satisfactory to the Administrative Agent addressing such matters a the Administrative Agent may reasonably request) that includes a conclusion to the effect that the Accounts have been duly assigned and are beyond the reach of any assignor’s creditors irrespective of compliance with such notice requirements of the French Civil Code.
2. To the extent requested by the Administrative Agent or the Collateral Agent, notification to and, if required, consent from such Account Debtors located in such jurisdictions or whose Accounts are governed by the law of such jurisdictions, as may be requested from time to time.

Schedule 1.01(d)
Specified Account Debtors

	Company	Concentration Limit
•	Anheuser-Busch Inc.	30%

•	Rexam Beverage Can Company	30%

•	Ball Metal Beverage Container Corp.	20%

Schedule 1.01(e)
Excluded Collateral Subsidiaries
United States
•	Eurofoil, Inc.
Germany
•	Novelis Aluminum Beteiligungs GmbH
Brazil
•	Albrasilis Aluminio do Brasil Indústria e Comércio Ltda.
France
•	Novelis Foil France SAS

•	Novelis Laminés France SAS
Malaysia
•	Al Dotcom Sdn Berhad

•	Alcom Nikkei Specialty Coatings Sdn Berhad
India
•	Novelis (India) Infotech Ltd.
Belgium
•	Novelis Belgique SA

•	Novelis Benelux N.V.
Mexico
•	Novelis de Mexico, S.A. de C.V.
Italy
•	Novelis Italia SpA

Schedule 1.01(f)
Excluded Subsidiaries
Ireland
•	Novelis Aluminium Holding Company
Brazil
•	Albrasilis Aluminio do Brasil Indústria e Comércio Ltda.

•	Novelis do Brasil Ltda.
Portugal (Madeira)
•	Novelis Madeira, Unipessoal, Lda
Luxembourg
•	Novelis Luxembourg SA
France
•	Novelis Foil France S.A.S.

•	Novelis Laminés France SAS

•	Novelis PAE S.A.S.
Malaysia
•	Al Dotcom Sdn Berhad

•	Alcom Nikkei Specialty Coatings Sdn Berhad

•	Aluminum Company of Malaysia Berhad
India
•	Novelis (India) Infotech Ltd.
Belgium
•	Novelis Belgique SA

•	Novelis Benelux N.V.
Mexico
•	Novelis de Mexico, S.A. de C.V.

Italy
•	Novelis Italia SpA
Korea
•	Novelis Korea Ltd.

Schedule 1.01(g)
Joint Venture Subsidiaries
United States
•	Evermore Recycling LLC.
Malaysia
•	Aluminum Company of Malaysia Berhad
Korea
•	Novelis Korea Ltd.

Schedule 1.01(h)
Agent’s Account
(i) With respect to payments in Dollars, the Administrative Agent’s Account No. at Bank of America, N.A., ABA Routing No. , account name Credit Services, reference Novelis Corporation,
(ii) with respect to Novelis AG’s payments in GBP, the Administrative Agent’s Account No. at Bank of America, London (BOFAGB22), account name Novelis AG, ATTN Loans Agency,
(iii) with respect to Novelis AG’s payments in Euros, the Administrative Agent’s Account No.  at Bank of America, London (BOFAGB22), account name Novelis AG, ATTN Loans Agency,
(iv) with respect to Novelis AG’s payments in CHF, the Administrative Agent’s Account No. at Bank of America, London (BOFAGB22), account name Novelis AG, ATTN Loans Agency,
(v) with respect to Novelis UK’s payments in GBP, the Administrative Agent’s Account No. at Bank of America, London (BOFAGB22), account name Novelis UK, ATTN Loans Agency, and
(vi) with respect to Novelis UK’s payments in Euros, the Administrative Agent’s Account No. at Bank of America, London (BOFAGB22), account name Novelis UK, ATTN Loans Agency;
or in each case, such other account as is specified from time to time by the Administrative Agent in a notice to the Administrative Borrower or, in the case of payments by Lenders, notice to the Lenders.

Schedule 2.18(a)
Existing Letters of Credit

Bank	Beneficiary	L/C Number	Face Amount	Expiration Date
RBS	Independent Electricity System	NACA1US10S613164	530,984 CAD	2/15/2011

Bank of America	Zurich Insurance Company	68050605	350,000 USD	6/4/2011

Bank of America	Liberty Mutual Insurance Company	68047318	2,633,000 USD	1/19/2011

Bank of America	United Energy Corp.	68047460	2,000,000 USD	12/31/2010

Bank of America	Dominion Transmission, Inc.	68046943	167,676 USD	1/31/2011

Bank of America	CVG Serlaca	6008GT006178/10	1,160,151 EUR	10/5/2011

Bank of America	GVG Serlaca	6008GTO06177/10	4,060,529 EUR	7/5/2011

Schedule 2.18(b)
Existing Commerzbank Letters of Credit

Bank	Beneficiary	L/C Number	Face Amount	Expiration Date
Commerzbank	Ernst + Co	BAGAV70042900001	300,000 CHF	9/30/2011

Commerzbank	Ernst & Co (Landlord Küsnacht)	BAGAV70041000001	200,000 CHF	9/30/2011

Commerzbank	GDF Suez	BAGAV70037570001	2,857,000 GBP	6/30//2011

Commerzbank	Yunnan Metallurgical Group Imp & Exp Co. Ltd	BAGAV70042070001	665,600 USD	8/20/2011

Commerzbank	Chinalco Ruimin Co Ltd, China	BAGAV70037280001	86,850 USD	1/13/2011

Commerzbank	Fonderie Pandolfo, Padova, Italy	BAGAV70045080001	55,000 EUR	11/12/2011

Commerzbank	Henan	BAGAV70044420001	140,000 EUR	5/29/2011

Commerzbank	Henan	BAGAV70044430001	70,000 EUR	5/29/2011

Commerzbank	Henan	BAGAV70044400001	60,000 EUR	5/29/2011

Commerzbank	Henan	BAGAV70044390001	30,000 EUR	5/29/2011

Commerzbank	Mehle lmmobilien	GKOAV70006060001	37,200 EUR	10/31/2011

Commerzbank	Elval S.A.	BAGAV70043840001	30,200 EUR	3/20/2011

Commerzbank	Yidu Hec	BAGAV70043750001	28,800 EUR	1/31/2011

Commerzbank	ASAS Aluminum Sanayi	BAGAV70042860001	3,750,000 EUR	4/10/2011

Commerzbank	Alcan Rhenalu	BAGAV70043450001	557,000 EUR	7/21/2011

Commerzbank	Yunnan Matallurgical Group	BAGAV70043420001	65,422 EUR	1/15/2011

Commerzbank	Inner Mongolia	BAGAV70043190001	745,250 EUR	8/5/2011

Commerzbank	Aluminum Dunkerque	BAGAV70042260001	187,000 EUR	1/6/2011

Commerzbank	Heilongjiang ZhongJian	BAGAV70041800001	87,600 EUR	3/15/2011

Commerzbank	Heilongjiang ZhongJian China	BAGAV70041810001	54,900 EUR	3/31/2011

Commerzbank	LKW Walter Intemationale, Wiener-Neudorf, Austria	BAGAV7004092001	100,000 EUR	5/31/2011

Commerzbank	EXXONMOBIL	BAGAV70038830001	750,000 EUR	12/31/2010

Commerzbank	Alcan Rhenalu	BAGAV70038760001	97,500 EUR	3/25/2011

Commerzbank	Hydro Aluminum Deutschland GmbH	BAGAV70037230001	25,400 EUR	1/21/2011

COBA	Nikolaus Freiherr von Verschür	BKDAV70004540001	185,354 EUR	6/16/2011

Commerzbank	VPW Levensvericherungs-AG	BAGAV70037230001	24,000 EUR	10/2/2011

Commerzbank	Hauptzollamt Braunschweig	BKRAV07064000200	400,000 EUR	2/28/2011

Schedule 2.21
Lenders to Swiss Borrower

SWISS QUALIFYING BANKS	SWISS NON-QUALIFYING BANKS
Bank of America, N.A.

The Royal Bank of Scotland Plc

Citibank, N.A.

JP Morgan Chase Bank, N.A.

UBS AG, Stamford Branch

Commerzbank AG, New York and Grand Cayman Branches

Schedule 3.06(c)
Violations or Proceedings
None

Schedule 3.17
Pension Matters
Novelis UK Pension Plan
The Novelis UK Pension Plan is a defined benefit scheme, with currently 451 active members, 926 deferred members and 1099 pensioners. The sponsoring employer is Novelis UK Ltd. On the 1st of January 2006 around 575 Novelis employees who had participated in the British Alcan RILA Plan became active contributing members of the Novelis UK Pension Plan, with 377 (65%) of them electing to keep their past service with the British Alcan RILA Plan. At the same time the Novelis UK Pension Plan was closed to new members with a defined contribution plan being set up for new employees.

Schedule 3.19
Insurance
I) Property Insurance Summary
NAMED INSURED:
• Novelis Inc. and/or its affiliated, subsidiary and associated companies and/or corporations and the Insured’s interest in partnerships and joint ventures as now exist or may hereafter be constituted or acquired and any party in interest which the Insured is responsible to insure.
• Including the Insured’s interest in the following joint ventures:
• Logan Aluminum Inc.
• Aluminum Norf G.m.b.H. (100% for Property Damage / solely Novelis’ ownership interest for Business Interruption)
• Evermore Recycling LLC
PERIOD OF INSURANCE:
From July 1,2010 to July 1, 2011
Both Dates at 12:01 am standard time at the place where the Property Insured is located.
COVERAGE DETAILS:
Property Insured
All real and personal property of every kind, nature and description except as may hereafter be excluded including but not limited:
• All property in which the Insured has an insurable interest including but not limited to property owned, used, leased or intended for use by the Insured, or hereafter constructed, erected, installed, or acquired. In the event of loss or damage, the Insurers agree to accept and consider the Insured as sole and unconditional owner of improvements and betterments, notwithstanding any contract or leases to the contrary.
• All property of other’s in the Insured’s care, custody and control and / or for which they may be legally liable and / or under an obligation and /or has assumed responsibility to provide insurance.
• All property which is required to be specifically insured by reason of any statute.
Perils Insured
All Risks of direct physical loss or damage by any cause whatsoever, including potline freeze up (smelters), Machinery Breakdown, Earthquake and Flood, to the Property Insured, except as may hereafter be excluded.
LIMITS OF LIABILITY:
US    $750,000,000    EACH AND EVERY OCCURRENCE
Combined for Property Damage, including Machinery Breakdown and Business Interruption excess of the DEDUCTIBLE LEVELS and subject to the following ground-up sub-limits, where applicable, as described below:

GROUND-UP PROGRAM SUB-LIMITS

Contingent Business Interruption and Contingent Extra Expense (Direct Suppliers and/or Customers)	$ $	200,000,000 25,000,000	each and every occurrence for BI, except each and every occurrence for BI emanating from earthquake in the New Madrid zone.

Course of Construction		$100,000,000	each and every occurrence combined for PD & BI including Advance loss of Profits.

Debris Removal		$100,000,000	each and every occurrence for PD or 25% of the loss, whichever is greater.

Decontamination Expenses		$50,000,000	each and every occurrence for PD.

Defense Costs		$5,000,000	each and every occurrence combined for PD & BI.

Demolition and Increased Cost of Construction		$100,000,000	each and every occurrence for PD.

Earthquake		$750,000,000	each and every occurrence combined for PD & BI and in the annual aggregate, except

		$500,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Italy.

		$300,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for China.

		$300,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Mexico.

		$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Chile.

		$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Columbia.

		$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Guam.

		$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Indonesia.

		$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Israel.

		$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Peru.

		$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Portugal.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Taiwan.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Turkey.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Venezuela.

	$50,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for New Madrid (sub-limit does not apply to the Logan facility).

	$50,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Pacific Northwest.

	$50,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Philippines.

	$25,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for California. This sub-limit applies on a cumulative basis for all coverage triggered by earthquake in this zone.

	$25,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for Japan. This sub-limit applies on a cumulative basis for all coverage triggered by earthquake in this zone.

	$25,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for New Zealand. This sub-limit applies on a cumulative basis for all coverage triggered by earthquake in this zone.

Expediting Expense	$200,000,000	combined each and every occurrence for PD & BI.

Extra Expense	$200,000,000	combined each and every occurrence for PD & BI.

Fine Arts	$25,000,000	each and every occurrence for PD.

Fire Fighting Expenses	$25,000,000	each and every occurrence for PD.

Flood	$750,000,000	each and every occurrence combined for PD & BI and in the annual aggregate, except

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for properties situated in a 100 year flood plain.

	$100,000,000	each and every occurrence combined for PD & BI and in the annual aggregate for flood in the Netherlands.

Interruption By Civil or Military Authority	$100,000,000	each and every occurrence for BI or 30 consecutive days, whichever is less.

Interruption of Ingress and/or Egress	$100,000,000	each and every occurrence for BI or 30 consecutive days, whichever is less.

Impounded Water	$100,000,000	each and every occurrence for PD & BI.

Land and Water Contaminant or Pollutant Cleanup, Removal and Disposal	$1,000,000	each and every occurrence for PD.

Leasehold Interest	$100,000,000	each and every occurrence for BI.

Neighbour’s Recourse Liability	$25,000,000	each and every occurrence combined for PD and BI.

Newly Acquired Location	$100,000,000	each and every occurrence combined for PD & BI except;

	$25,000,000	each and every occurrence combined for PD & BI with respect to Named Windstorm.

Non Admitted Tax Liability	$150,000,000	each and every occurrence.

Potline Freeze Up	$100,000,000	each and every occurrence combined for PD and BI.

Recapture of Investment Incentives	$50,000,000	each and every occurrence.

Research & Development	$25,000,000	each and every occurrence combined for PD & BI.

Royalties	$10,000,000	each and every occurrence.

Service Interruption	$200,000,000	each and every occurrence combined for PD & BI, except

	$25,000,000	each and every occurrence combined for PD and BI from interruption emanating from earthquake in the New Madrid zone.

Transit	$25,000,000	each and every occurrence combined for PD & BI.

Transmission and Distribution Lines	$10,000,000	each and every occurrence combined for direct loss causing PD & BI.

Unnamed Location	$100,000,000	each and every occurrence combined for PD & BI except;

	$25,000,000	each and every occurrence combined for PD & BI with respect to Named Windstorm.

DEDUCTIBLE LEVELS:
$5,000,000 each and every occurrence combined for Property Damage, Business Interruption and Machinery Breakdown coverage for locations with insurable values exceeding US $100,000,000.
$2,000,000 each and every occurrence combined for Property Damage, Business Interruption and Machinery Breakdown coverage for locations with insurable values equal to or less than US $100,000,000.
$1,000,000 each and every occurrence combined for Property Damage, Business Interruption and Machinery Breakdown at non-manufacturing locations including offices, outside warehouses and stand-alone Research & Development centers.
If two or more deductibles apply to a single occurrence, the total amount deducted shall not exceed the largest deductible applicable, unless otherwise provided in the Master Policy wording.
BASIS OF VALUATION:
Repair or replacement cost of the damaged or destroyed property as further stipulated in the Master Policy wording.
DIFFERENCE IN CONDITIONS:
Master Policy provides coverage where conditions of the locally integrated and/or non-integrated policies differ from the Master Policy and specifically where the conditions of the Master Policy are broader.
DIFFERENCE IN LIMITS:
Master Policy provides coverage where the difference between the limits of liability stated in any locally integrated and/or non-integrated policies are less than the Master Policy.
TERRITORY:
Worldwide, except no coverage is provided in the following countries:
Afghanistan, Albania, Algeria, Angola, Armenia, Azerbaijan, Bosnia and Herzegovina, Cambodia, Chad, Congo, Cuba, Chechnya, Georgia, Iraq, Iran, Kyrgyszstan, Laos, Lebanon, Liberia, Montenegro, Nigeria, North Korea, Pakistan, Serbia, Somalia, Syria, Tajikhistan, Tchechnia, Turkmenistan, Uzbekistan, and Zaire.
Also, coverage is not provided in any country or region where the U.S. Government prohibits its citizens from conducting commerce or has imposed trade sanctions.
EXCLUSIONS:
• PROPERTY MORE SPECIFICALLY INSURED UNDER A MARINE IMPORT / EXPORT INSURANCE POLICY
• AIRCRAFT / WATERCRAFT
• LAND / WATER

•	LABOUR DISTURBANCES

•	WAR / NUCLEAR DEVICE / REBELLION / SEIZURE BY PUBLIC AUTHORITY / CONTRABAND OR ILLEGAL TRADE

•	NUCLEAR

•	FRAUD

•	WEAR AND TEAR

•	CROPS OR STANDING TIMBER

•	CURRENCY / PRECIOUS METALS

•	OFFSHORE PROPERTY

•	VEHICLES

•	MYSTERIOUS DISAPPEARANCE

•	CHANGES IN TEMPERATURE

•	PROPERTY SOLD TO OTHERS

•	UNDERGROUND MINES

•	SATELLITES / SPACECRAFT

•	MANUFACTURING OR PROCESSING ERRORS

•	ERRORS IN DESIGN

•	COST OF MAKING GOOD DEFECTIVE DESIGN OR SPECIFICATIONS

•	ERRORS IN PROCESSING / MANUFACTURING PRODUCT

•	SETTLING, CRACKING, SHRINKAGE

•	REMOTE LOSS / DELAY OR LOSS OF MARKET

•	VERMIN, INSECTS OR ANIMALS

•	LOCAL, STATE OR NATIONAL GOVERNMENT CATASTROPHE POOLS

•	POLLUTION

•	FINES / PENALTIES

•	Property situated in a 10 YEAR FLOOD PLAIN

•	MICRO ORGANISM

•	BIOLOGICAL / CHEMICAL MATERIALS
CANCELLATION:
Insurance may be cancelled by the Insurer by providing at least ninety (90) days written notice to the Named Insured at the Address stated herein, except for non-payment of premium which is ten (10) days written notice.
CURRENCY:
US DOLLARS
ENDORSEMENTS:
-	Electronic Date Recognition Clarification Clause

-	Computer Virus Clause

-	War and Terrorism Exclusion Endorsement

-	Asbestos Exclusion Endorsement

-	Creditor Loss Payee Endorsement
2) Liability Insurance Summary

Broker:	Marsh Inc.

Insurers:	Zurich Insurance

Policy Term:	1 April 2010 to 1 April 2011

Insured Activities:	All activities of the Insured

Contract Base:	Claims made — claims made against the insured entities must be reported to
Insurers during the Policy Term.
A claim shall be deemed to have been made at the time when an insured person first became aware of circumstances which made it appear likely that a claim would be brought against an insured person, but not later than when a claim against an insured person was asserted orally or in writing.

Limit of Liability:	US $75,000,000 per claim made for all insured losses combined, including loss expense, subject to an annual aggregate of US $150,000,000 for all claims made within one insurance year irrespective of whether the claims are attributable to one or more than one occurrence.

Sub-Limits:	US $75,000,000 per claim made and in the aggregate per insurance year for the following Additional Coverages combined:
a) Personal Injury Liability
b) Advertiser’s Liability
c) Employer’s Liability
d) Employee Benefits Liability
e) Loss of Use
f) Pure financial loss
g) Additional Coverage for Motor Vehicles

The Indemnity of Zurich is also limited to:

(1) US $50,000,000 per claim made and in the aggregate per insurance year for
Product Recall Costs;

(2) US $25,000,000 per claim made and in the aggregate per insurance year for
Dismantling and Assembly Expenses.

For Special Coverages according to items (1) and (2) above the maximum limit of indemnity per claim made and in the aggregate per insurance year remains
US $50,000,000.

Deductibles:	Please refer to local policy.

Basic Coverage:	The policy covers all legal liability (ies) of the Insured Entities in respect of business premises, property, operations and product liability risks for:

- bodily injury
- property damage

Additional Coverages:	In addition to the basic coverage afforded under the contract, additional coverages are provided, the most important ones being:

- Excess employers liability
- Loss prevention expenses
- Dismantling and assembly expenses
- Products recall costs
- Loss of use
- Testing and sorting costs incurred in relation to product recall claims
- Excess automobile liability
- Legal protection in criminal proceedings (insured claims only)

- Employee benefits liability
- Personal and advertising injury liability

Important Exclusions::	Workers’ Compensation and Occupational Diseases
Wrongful Dismissal and other Employment Practices
Aircraft or Spacecraft Products
Radioactivity
Losses Relating to Environmental Damage — Gradual Pollution
Intentional Acts
Asbestos
Pharmaceutical Products
Urea Formaldehyde

Schedule 3.21
Material Documents
(i)	Each material Senior Note Document:
•	Indenture, dated the date hereof, between Novelis Inc., as Issuer, the guarantors named on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Issuer’s 8 3/8% Senior Notes due 2017

•	Indenture, dated the date hereof, between Novelis Inc., as Issuer, the guarantors named on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, relating to the Issuer’s 8 3/4% Senior Notes due 2020

•	Registration Rights Agreement, dated on or about the date hereof, among Novelis Inc., the guarantors named on the signature pages thereto, Citigroup Capital Markets Inc., as Representative of the Initial Purchasers, relating to the Issuer’s 8 3/8% Senior Notes due 2017

•	Registration Rights Agreement, dated on or about the date hereof, among Novelis Inc., the guarantors named on the signature pages thereto, Citigroup Capital Markets Inc., as Representative of the Initial Purchasers, relating to the Issuer’s 8 3/4% Senior Notes due 2020
(ii)	Each material Term Loan Document:
•	Credit Agreement, dated the date hereof, among Novelis Inc., AV Metals Inc., the other guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders, the Lenders party thereto and the other parties thereto (the “Term Loan Credit Agreement”)

•	All exhibits and schedules to the Term Loan Credit Agreement

Schedule 3.24

Location of Material Inventory

Subject to
Loan Party	Address	Owned/Leased	Bailee/Landlord Letter
Novelis Inc.	7307 Meadow Avenue Burnaby, British Columbia V5J 4Z2	Leased	No

	1 Lappan’s Lane, P.O. Box 2000 Kingston, Ontario K7L 4Z5	Owned	N/A

	Kingston Research and Development Center 945 Princess Street, P.O. Box 8400 Kingston, Ontario K7L 5L9	Owned	N/A

	2040 rue Fay, P.O. Box 1001 Saguenay, Quebec G7S 4K6	Owned	N/A

	1909 rue Onésime-Gagnon Lachine, Quebec, H8T 3M8	Leased	No

	Novelis Foil Products Canada 191 Evans Ave. Toronto, Ontario M8Z 1J5, Canada	Leased	No

	Building #1104 14 Kenview Boulevard Brampton, Ontario L6T 5S1	Leased	Bailee Letter

Novelis No. 1 Limited Partnership	2040 Fay Street Jonquiere, Quebec G7S 4K6	Owned	N/A

Novelis Corporation	Foil Products Division: Executive Office: 1706 Shorewood Drive LaGrange, Georgia 30240	Leased	No

	Rolled Products North America Division: Aurora Research and Development: 535 North Exchange Court Aurora, Illinois 60504	Leased	No

	Berea Recycling Plant: 302 Mayde Road Berea, Kentucky 40403	Owned	N/A

	Fairmont Light Gauge Plant: 1800 Speedway Fairmont, West Virginia 26554	Owned	N/A

Subject to
Loan Party	Address	Owned/Leased	Bailee/Landlord Letter
	Greensboro Recycling Plant: 1261 Willow Run Road Greensboro, Georgia 30642	Owned	N/A

	Louisville Light Gauge Plant: 1430 South 13th Street Louisville, Kentucky 40210	Owned	N/A

	Oswego Sheet Products Plant: Lake Road North Oswego, New York 13126	Owned	N/A

	Terre Haute Light Gauge Plant: 5901 North 13th Street Terre Haute, Indiana 47805	Owned	N/A

	Warren Sheet Products Plant: 390 Griswold Street, NE Warren, Ohio 44483	Owned	N/A

	18001 E. Euclid Spokane Valley, Washington 99216	Leased	No

	US Highway 431 North Russellville, Kentucky 42276	Leased	Bailee Letter

Novelis UK Ltd.	Latchford Lock Works Thelwall Lane Warrington Cheshire United Kingdom W4A INN	Owned	N/A

	Bridgnorth: Stourbridge Road Bridgnorth WV 5 6AW United Kingdom	Owned	N/A

	Latchford: Thelwall Lane Warrington, Cheshire WA41NP United Kingdom	Owned	N/A

	Banbury: 5th Floor Beaumont House, Southam Road Banbury, Oxfordshire United Kingdom OX16 1RH	Leased	No

Subject to
Loan Party	Address	Owned/Leased	Bailee/Landlord Letter
	Wednesbury:		No
	Unit 501, Axcess 10 Business Park Bentley Road South Wednesbury, WS10 8LQ	Leased

Novelis Europe Holdings Limited	Latchford Lock Works Thelwall Lane Warrington Cheshire United Kingdom W4A 1NN	Owned	N/A

Novelis Services Limited	Latchford Lock Works Thelwall Lane Warrington Cheshire United Kingdom W4A 1NN	Owned	N/A

Novelis do Brasil Ltda.	Hydropower Plant — Fumaca: Est. Miguel Rodrigues a Barroca S/N° — Cachoeira do Brumado Mariana, MG CEP 35424-000 Brazil	Owned	N/A

	Hydropower Plant — Furquim: Estrada Acesso à Usina de Furquim S/N° Mariana, MG CEP 35426-000 Brazil	Owned	N/A

	Hydropower Plant — Brecha: Fazenda Usina da Brecha, S/N° — Piranga, Guaraciaba, MG CEP 35436-000 Brazil	Owned	N/A

	Hydropower Plant — Salto: Usina Santo Antonio do Salto S/N° Ouro Preto, MG CEP 35430-000 Brazil	Owned	N/A

	Hydropower Plant — Brito: Usina Estrada do Brito S/N° — Brito Ponte Nova, MG CEP 35301-970 Brazil	Owned	N/A

	Consórcio Candonga (a consortium with CVRD — Cia. Vale Rio Doce) Estrada Acesso a Santana do Deserto, km 12	Owned	N/A
Rio Doce, MG CEP 35442-000 Brazil

Subject to
Loan Party	Address	Owned/Leased	Bailee/Landlord Letter
	Consórcio’s Candonga Office Av. Caetano Marinho, 216 Ponte Nova, MG CEP 35430-001 Brazil	Owned	N/A

	Warehouse — Aratu Via Matoim S/N’ — Aratu Candeias, BA Brazil CEP 43800-000	Owned	N/A

	Belo Horizonte — admistrative Office Av. Contorno, 8.000, sala 802 Belo Horizonte -0 MG CEP 30.110-907	Owned	N/A

Novelis Deutshland GmbH	Hannoversche Strasse 1 37075 Göttingen, Germany	Owned and Leased	No

	Novelis Packaging Benelux: Venuslaan 14 3318 JX Dordrecht Netherlands	Leased	No

	Novelis Deutschland GmbH Werk Berlin Holzhauser Strasse 96-100 13509 Berlin Germany	Leased	No

	Novelis Deutschland GmbH Nordic Office Denmark Ringager 4A 2605 Brondby Denmark	Leased	No

	Novelis Deutschland GmbH Nordic Office Finland P.O. Box 6 1 Kapelitie 6D 02201 Espoo Finland	Leased	No

	Novelis Market Centre Spain Canada Real de las Merinas 3 — Planta Baja Centro de Negocios Eisenhower 28042 Madrid Spain	Leased	No

Subject to
Loan Party	Address	Owned/Leased	Bailee/Landlord Letter
	Novelis Deutschland GmbH Market Centre Austria Uchatiusgasse 4/3 1030 Wien Österreich	Leased	N/A

	Novelis Deutschland GmbH Werk Göttingen Hannoversche Strasse 1 37075 Göttingen Germany	Owned	N/A

	Novelis Deutschland GmbH Werk Luedenscheid Wiesenstrasse 24-30 58507 Luedenscheid Germany	Owned	N/A

	Novelis Deutschland GmbH Werk Nachterstedt Gaterslebener Strasse 1 06469 Stadt Seeland, OT Nachterstedt	Owned	No

	Sales Office Stuttgart Mittlerer Pfad 19 70499 Stuttgart-Weilimdorf Germany	Leased	N/A

	Novelis Deutschland GmbH Werk Ohle Am Eisenwerk 30 58840 Plettenberg Germany	Owned	N/A

	Novelis Deutschland GmbH Representative Office ul, Zeromskiego 38 81-826 Sopot Poland	Leased

	Storehouse for palettes leased by Mehle lmmobiline GmbH & Co.	Leased

	Ground rent at Göttingen leased by the community of heirs as owner of the ground	Leased

	Emphyteusis rent leased by Liegenschaftsfonds Berlin GmbH& Co. KG	Leased

	Distributing warehouse leased by Kühne & Nagel GmbH & Co KG	Leased

Subject to
Loan Party	Address	Owned/Leased	Bailee/Landlord Letter
Novelis Aluminum Holding Company	Hannoversche Strasse I 37075 Göttingen, Germany	Leased	No

Novelis Luxembourg S.A.	L-3401 Dudelange Zone Industrielle Riedgen	Leased	No

	Foil Innovation Center 41 Rue du Brill L-4422 Belvaux	Leased	No

Novelis Switzerland SA	Routes des Laminoirs CH-3960 Sierre, Switzerland	Leased	No
	Novelis Switzerland SA Sous Géronde Sierre, Switzerland	Leased	No

Novelis AG	Sternenfeldstrasse 29 8700 Küsnacht Switzerland	Leased	No

Novelis Technology AG	Zentralstrasse 100 8212 Neuhausen am Rheinfall, Switzerland	Leased	No
Locations of Collateral in Possession of Persons Other Than Any Loan Party

Subject to
Loan Party	Address	Bailee/Landlord Letter
Novelis Inc.	Bellville Rodair 350 Pendant Drive Mississauga L5T 2W6	Bailee Letter

	Ryerson Canada 161 The West Mall Etoobicoke, Canada	Bailee Letter

Novelis Corporation	Rexam Beverage 124 Carson Road BIRMINGHAM, Alabama 35215	No

	Tennessee Aluminum Processors, Inc. 205 Spurline Drive GADSDEN, Alabama 35903	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Precision Strip 36000 Alabama Highway TALLADEGA, AL 35160	No

	Rexam Beverage 211 No. 51st Avenue PHOENIX, Arizona 85043	No

	Total Warehousing 4411 W. Roosevelt PHOENIX, Arizona	No

	Rexam Beverage Can Co. 20730 Prairie St. CHATSWORTH, California 91311	No

	Rexam Beverage Can Co. 2433 Crocker Circle FAIRFIELD, California 94533	No

	Western Intermodal 2801 Giant Road RICHMOND, California 94806	No

	CMI Freight-Trans. Inc. 4900 S. Boyle Avenue VERNON, California 90058	No

	Ryerson Inc. 4310 E. Bandini Blvd. LOS ANGELES, California 90023	No

	TMSI Warehouse 16600 Table Mountain GOLDEN, Colorado 80403	No

	TMSI Warehouse 900 Metal Container Court WINDSOR, Colorado 80550	No

	TMSI Warehouse 16600 Tablemountain Parkway HENDERSON, Colorado	No

	Ball Metal Container 4700 Whiteway Drive TAMPA, Florida	No

	IP Warehouse 1016 Industrial Blvd. UNION POINT, Georgia 30669	No

	Sweetapple Warehouse 120 Industrial Blvd. GREENSBORO, Georgia 30642	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Sweetapple Warehouse 1016 Industrial Blvd. UNION POINT, Georgia 30669	No

	JMAR Investments LLC 1271 Willow Run Road GREENSBORO, Georgia	No

	Rexam Beverage Can Co. 48 Royal Drive FOREST PARK, Georgia	No

	Rexam Beverage Can Co. 1101 W. 43rd Street CHICAGO, Illinois 60609	No

	Wayne Steel 21901 Cottage Grove SAUK VILLAGE, Illinois 60411	No

	Steel Wheel Warehouse 3348 So. Pulaski Road CHICAGO, Illinois 60623	No

	Ryerson Bandini 4201 W. 36th St. CHICAGO, Illinois 60632	No

	MSC 2200 East Pratt Blvd. ELK GROVE VILLAGE, Illinois 60007	No

	Intra American 14294 Bergen Blvd. NOBLESVILLE, Indiana 46060	No

	Roll & Hold Warehousing 725 George Nelson Dr. PORTAGE, Indiana 46368	No

	Wells Warehouse 932 Eastern Avenue CONNERSVILLE, Indiana 47331	No

	Eagle Steel Products 5150 Loop Road JEFFERSON, Indiana	No

	Triumph Industries 115 E. Pennsylvania ROCKVILLE, Indiana 47872	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	City Welding 193 North Dormeyer Avenue ROCKVILLE, Indiana 47872	No

	Rexam Beverage Can Warehouse 4001 Montdale Park Drive VALPARAISO, Indiana 46383	No

	Specialty Blanks, Inc. 1033 Crawford Street TERRE HAUTE, Indiana 47807	No

	Owl’s Head 187 Mitch McConnell Way BOWLING GREEN, Kentucky 42101	No

	Wagstaff Inc. 4657 No. Bend Road HEBRON, Kentucky	No

	Jade Warehouse # 1 2010 Menelaus Rd. BEREA, Kentucky 40403	No

	Jade Warehouse # 2 100 Seventy Six Blvd BEREA, Kentucky 40403	No

	Logan Aluminum Inc. U.S. Hwy. 431 N. RUSSELLVILLE, Kentucky 42276	Bailee Letter

	Ryerson, Inc. 920 Old Brunerstown Road SHELBYVILLE, Kentucky 40065	No

	RJ Corman 444 N. Hardison Road WOODBURN, Kentucky	No

	Precision Strip Inc. 446 N. Hardison Road WOODBURN, Kentucky 42170	No

	Steinweg 2101 East Firt Avenue BALTIMORE, Maryland 21230	No

	D & S Delivery Service 32925 Schoolcraft Road LIVONIA, Michigan 48150	No

	Aluminum Blanking 360 West Sheffield Avenue PONTIAC, Michigan 48340	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Worthington Specialized/Integrated Terminals 25325 Hall Road WOODHAVEN, Michigan 48183	No

	RSDC 1775 Holloway Drive HOLT, Michigan 48842	No

	Michigan Metal Transport 36253 Michigan Avenue WAYNE, Michigan 48184	No

	Kendor 31275 Fraser Drive FRASER, Michigan 48026	No

	Rexam Beverage Can Co. 139 Eva Street ST. PAUL, Minnesota 55107	No

	Rexam Beverage Can Co. 10800 Marina Drive OLIVE BRANCH, Mississippi	No

	Precoat Metals 3900 Bingham St. ST. LOUIS, Missouri 63116	No

	Oswego Industries 7 Morrill Place FULTON, New York 13069	No

	BSI Mechanical 319 State Route 104A HANNIBAL, New York 13074	No

	Lock City Warehouse 1790 Oakhurst Street LOCKPORT, New York 14094	No

	Oswego Warehousing Inc. 193 East Seneca Street OSWEGO, New York 13126	No

	Port of Oswego Authority East 1st Street OSWEGO, New York 13126	No

	Prime Materials Recovery, Inc. 51 Madison Boulevard CANASTOTA, New York 13032	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Scepter, Inc. 11 Lamb Road SENECA FALLS, New York 13148	No

	Delaco Steel Corporation 175 Ensminger Road TONAWANDA, NY 14150-6719	No

	Rexam Beverage Can Co. 4000 Old Milwaukee Lane WINSTON-SALEM, North Carolina 27107	No

	A. J. Oster Foils, LLC 2081 McCrea Street ALLIANCE, Ohio 44601	No

	American Utility Processors 1246 Princeton St. AKRON, Ohio 44301	No

	Specialty Metals 1100 Home Avenue AKRON, Ohio 44310	No

	Centria Coating Service 530 N. Second Street CAMBRIDGE, Ohio	No

	Conversion Resources 8295 Bavaria Drive East #A MACEDONIA, Ohio 44056	No

	Rexam Beverage Can 2145 Cedar Street FREMONT, Ohio	No

	MISA Metal Processing 1501 Made Drive MIDDLETOWN, Ohio	No

	Taylor Steel2260 Industrial Trace SW WARREN, Ohio 44481	No

	Precision Strip Inc. 86 South Ohio Street MINSTER, Ohio 45865	No

	Precision Strip Inc. 7401 Ponderosa Rd PERRYSBURG, OH 43551	No

	Precision Strip Inc. 315 Park Avenue	No

Loan Party	Address	Subject to Bailee/Landlord Letter
TIPP CITY, Ohio 45371

	Rexam Beverage Can 10444 Waterville WHITEHOUSE, Ohio 43571	No

	Main Steel 3805 B Hendricks Road YOUNGSTOWN, Ohio 44515	No

	Champagne Metals 429 W. 158th Street GLENPOOL, Oklahoma 74033	No

	D&M Warehouse 2700 SW 15th St. OKLAHOMA CITY, Oklahoma 73179	No

	Rexam Beverage Can Co. 2700 SW 15th Street OKLAHOMA CITY, Oklahoma	No

	Ryerson WMMF PA 43 Century Drive AMBRIDGE, Pennsylvania 15003	No

	Alumisource, LLC 1201 Donner Avenue MONESSEN, PA 15062	No

	Rexam Beverage Can Co. 609 Cousar St. BISHOPVILLE, South Carolina 29010	No

	Smelter Service 400 Arrow Mines Road MT. PLEASANT, Tennessee 38474	No

	Tennessee Aluminum Processors, Inc. 7207 Hoover Mason Road MT. PLEASANT, Tennessee 38474	No

	Big G Warehouse 190 Hawkins Drive SHELBYVILLE, Tennessee 37162	No

	Scepter, Inc. 1485 Scepter Lane WAVERLY, Tennessee 37185	No

	Scepter, Inc. 1230 Pottertown Road MIDWAY, Tennessee 37809	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Stagecoach Cartage & Distribution 7167 Chino Drive EL PASO, Texas	No

	Rexam Beverage Can Co. 1001 Fisher Road LONGVIEW, Texas	No

	Rexam Plant 1220 North 2nd Avenue KENT, Washington 98032	No

	CMI Freight — Trans. Inc. 8462 S. 190th St. AUBURN, Washington 98001	No

	Ryerson VMMF 600 Southwest 10th St. RENTON, Washington 98057	No

	Solatens 3910 N. Flora Road SPOKANE, Washington 99216	No

	Western Intermodal ABS Warehouse 6012 S. 196th Street TUKWILA, Washington	No

	Aleris Recycling 3816 S. State Rte. 2 FRIENDLY, West Virginia 26146	No

	Bellville Rodair International 350 Pendant Drive MISSISSAUGA, Ontario L5T 2W6 Canada	No

	Greenway Industries Corporation 35 Freshway Drive CONCORD, Ontario L4K 1R9 Canada	No

	Ryerson Canada VMMF 161 The West Mall ETOBICOKE, Ontario Canada	No

	CGI Inc. 3200 Dickson MONTREAL, Quebec H1N 2K1	No

CGI Inc.

Loan Party	Address	Subject to Bailee/Landlord Letter
	1 Complexe Desjardins MONTREAL, Quebec H5B IC3	No

	Ciesa Logistics Circuito Mexico 240 Parque Indust Tres Nacion SAN LUIS POTOSI, 78395 Mexico	No

Novelis UK Ltd.	Alloa Community Enterprises Ltd Unit 1 Block 1 Ward Street Alloa Scotland FK 10 1ET	No

	Palm Recycling LTD Teeside Transfer & Aggregation Centre Puddlers Road South Tees Industrial Park Middlesborough Cleveland TS6 6TX	No

	Howcan 245 Oldham Road Manchester M40 7PT	No

	Richard Freeths Kingshill Cricklade Swindon SN6 6JR	No

	Biffa Ltd Blackburn Road Houghton Regis Nr Dunstable LU5 5BQ	No

	Universal Recycling Co London Wiper Co Ltd T/A Wharf Road Kilnhurst Mexborough South Yorkshire S64 5SY	No

	Halesowen Metals LTD Unit 10 Vernon Road Ind Est Blackheath Halesowen	No

Loan Party	Address	Subject to Bailee/Landlord Letter
West Midlands B62 8HH

	Graig Environmental Recycling Services LTD Unit 2B Maritime Workshops Maritime Industrial Est Pomtypridd Mid Granorgan CF37 1NY	No

	Avonbank Engineering Services Ltd Staddle Stones, Blacksmiths Lane Cropshorne, Pershore, Worcestershire WR10 3LX	No

	ALERIS RECYCLING LTD. WAUNARLWYDD WORKS WAUNARLWYDD SWANSEA, UK SA5 4YG	No

	Befessa Salt Slags Limited Registered Office Fenns bank Whitchurch Shropshire SY13 3PA	No

Novelis do Brasil Ltda.	Crown Colombiana S.A. Vereda Tibitó Via Autódromo Tocancipá a Zipaquirá, Tocancipá - c/marca Colombina	No

	Rexam do Brasil Ltda. Distrito Industrial II — Quadra 9 da BR 381 km 875 Extrema, MG Brazil	No

	Recife’s Branch Rodovia PE 60 s/n — Km 7 Complexo SUAPE Cabo de Santo Agostinho / Recife CEP: 54500-000 Brazil	No

	Aguas Claras’ Branch Estrada do Cartorio 2101 94400-000 Águas Claras Viamão	No

Loan Party	Address	Subject to Bailee/Landlord Letter
Brazil

	Brasilia’s Branch AE03, Reservada p/ Atividades Industriais, Parte A Gama — Distrito Federal Brasilia CEP: 72400-970 Brazil	No

	Jacaref’s Branch Av. José Ribeiro de Moreira, 999, Pedregulho CEP 12.312-280 — Jacareí — SP Brazil	No

	Rexam Amazônia Ltda. Av. Cupiúba, n° 1600 Distrito Industrial 69075-060 Manaus- AM Brazil	No

	Cuiabá’s Branch Rua O, S/N Distrito Industrial 78098-410 Cuiabá, MT Brazil	No

	Latapack-Ball Embalagens Ltda. Via Ipitanga, 486 - Setor Sul CIA Simões Filho — BA CEP: 43700-000 Brazil	No

	Arumã Produtora de Embalagens do Sergipe Ltda. Rodovia BR 101, km 133 — Distrito do Grotão Estância — SE Brazil	No

	Tekno S.A. Constrs. Industria e Comercio Rod. Washington Luiz, Km 181 Guaratinguetá — SP CEP 12500-000 Brazil	No

	Elfer Indústria Serviço e Comércio Ltda. Av. Gastão Vidigal Neto, n° 230 Pindamonhangaba, SP Brazil	No

	Abreu Beneficiamentos Ltda. Rodovia dos Metalúrgicos, 4.800 — Bairro Casa das Pedras	No

Loan Party	Address	Subject to Bailee/Landlord Letter
Volta Redonda — RJ CEP 27256-272 Brazil

	Aleris Reciclagem Ltda. Av. Julio de Paula Claro, 900 Pindamonhangaba — SP CEP 12441-400 Brazil	No

	Cragea Cia. Reg. De Armaz. Gerais e Entr. Aduaneiros Estrada Velha Rio/SP s/n km 103 Eugenio de Melo São José dos Campos — SP CEP 12247-970 Brazil	No

Novelis Deutshland GmbH	Schenker Deutschland AG Logistikzenttum Nord Nonnendammallee 32-34 D-l3599 Berlin	No

	Friedrich Zufall GmbH & Co. KG, Internationale Spedition, Am Güterverkehrszentrum, D- 37079 Gottingen	No

	Erich Schmelz GmbH & Co. KG, Internationale Spedition, Miramstrasse 75, D-34123 Kassel	No

	Goeldner Spedition + Logistik GmbH Tilsiter Str. 13 41460 Neuss	No

	Navis Schiffahrts- und Speditions AG Postfach 10 48 48 20033 Hamburg	No

	Rhenus Midgard AG & Co KG Postfach 31 04 29 27540 Bremerhaven	No

	DHL Freight GmbH Leimengrube 9 74613 Öhringen	No

	UCT Umschlag Container Terminal GmbH, Sachtlebenstrasse 34, 4 154 1 Dormagen	No

	Aleris Recycling (German Works) GmbH	No

Loan Party	Address	Subject to Bailee/Landlord Letter
Postfach 10 06 34 41490 Grevenbroich

	BAGR Berliner Aluminiumwerk GmbH Kopenhagener Strasse 59 13407 Berlin	No

	Biewer Industrie & Logisitk GmbH Hans Böckler Str. 3 56070 Koblenz	No

	Curef GmbH Am Overbeck 82 58300 Wetter	No

	Gunness Wharf Ltd. Flixborouhg Scunthorpe, North Lincolnshire, DN 15 8SR	No

	Agfa-Gevaert AG, Grafische Systeme, Werk Kalle-Albert, Postfach 35 40,65025 Wiesbaden	No

	Agfa-Gevaert UK Manufacturing, Coal Road, Leeds LSI4 2AL West Yorkshire, Grossbritannien	No

	Ball Packaging Europe GmbH, Zweigniederlassung Braunschweig, Hamburger Str. 36-41, 3 8 1 14 Braunschweig	No

	Karl Achenbach GmbH & Co. KG, Zinzinger Str. 1 1, 661 17 Saarbriicken	No

	NE Deckensysteme GmbH, Industriestr. 16, 45 73 9 Oer-Erkenschwick	No

	Impress GmbH & Co. KG Neue Industriestr. 1 27472 Cuxhaven	No

	R.M.S. Europe Ltd., Boothfeny Terminal, Bridge Street, Goole, East Yorkshire, DN 14 5SS	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	LTI-Metalltechnik GmbH Im Flürlein 25 74215 Schöntal — Berlichingen	No

	BFC — Fahrzeugteile GmbH Industriestrasse 17 74321 Bietigheim — Bissingen	No

	NBB-Norder Band- und Blechverarbeitung GmbH Blaufärber Straβe 2 26506 Norden	No

	REDE Refendage — Deconpage 140, rue de la Liberation 60530 Le Mesnil-En-Thelle	No

	Schenker Deutschland GmbH (Draka Tele) => presently inactive Logistikzentrum Nord Montanstr. 8-16 D-13407 Berlin	No

	Prysmian Cables Limited Industrial Cables Division Plant 11	No

	Chickenhall Lane Eastleigh Southhampton — S05 5XA	No

	Prysmian Telekom Cables & Systems UK Ltd. Store 39 Chickenhall Lane Eastleigh Hampshire — SO50 6YU	No

	Vaassen Flexible Packaging BV Dorpstraat 88 08171 BT Vaassen Niederlande	No

	Gascogne Laminates Germany GmbH Rurstrasse 58 52441 Linnich	No

	Draka Comteq GmbH & Co. KG Unternehmensbereich Multimedia Cable Wohlauer Strasse 15 90475 Nürnberg	No

	Fritz Fross GmbH + Co. KG (Alcan) Gottlieb-Daimler-Strasse 2 79331 Teningen	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Kablovna Decin Podmokly, s.r.o. Ustecka 840/33 40533 Decin Vczech Republic	No

	Gascogne Laminates SAS Zone Industrielle No.l 1, rue Louis Blanc 40100 Dax Cedex France	No

	Spedition Fahrner Plettenberger Straβe 12 58791 Werdohl	No

	HGS Gropengiesser An der Bellmerei 11 58513 Lüdenscheid	No

	Schenker Deutschland AG Nonnendammallee 35 13599 Berlin	No

	Spedition Dachser Niederlassung Memmingen Lieferantenzentrum	No

	Lager Novelis Wernher-von-Braun-Straβe 13 87700 Memmingen	No

	M. Preymesser GmbH & Co. KG Anton-Tucher-Str 1 D-28309 Bremen	No

	Universal Express Ltd. Access 10 Business Park Bentley Road South WS 108 LQ GB	No

	Preymesser GmbH & Co. KG Edisonstr. 1 85098 Großmehring Germany	No

	M. Preymesser GmbH & Co. KG Hafenstr. 95 D-74078 Heilbronn	No

	M. Preymesser GmbH & Co. KG Industriestr. 3 D-84 180 Loiching	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Ball Packaging Europe GmbH Zweigniederlassung BraunschweigKarl Schmidt Str 15	No

	D-38 114 Braunschweig M. Preymesser GmbH & Co. KG Otto-Lilienthal-Str. 34 D-71034 Böblingen	No

	Stahl Zentrurn Glauchau GmbH & Co. KG Peniger Str. 17 D-0837 I Glauchau	No

	Läpple Blechverarbeitung GmbH & Co. KG Bayern August Läspple Platz 1 D-93 158 Teublitz	No

	Novelis Italia S.R.L. Rome Via Pontina Km 31, 500 00040 Pomezia	No

	SMK Stahlmagazin GmbH Von-Miller Str. 3 1 D-6766 1 Kaiserslautern	No

	R.M.S. Europe LTD BootsferryTerminal, Bridge Street, Goole, East Yorkshire, DN14 5SS, England	No

	Dehnhard Spedition Willertshagenerstr.2 58540 Meinerzhagen	No

	Thyssen Krupp Metallcenter GmbH Am Oberwald 1 76744 Wörth	No

	Novelis Automotive UK Ltd. Axcess 10, Business Park, Bentley Road South WS10 8LQ Wednesbury UK	No

	SMH Stahlmagazin Hannover Industruestrasse 2 30928 Seelze — Letter	No

	Coils S.A, Industriezone 5 3400 Landen Belgium	No

	Coil GmbH	No

Loan Party	Address	Subject to Bailee/Landlord Letter
Claude-Breda- Str. 1 06406 Bernburg

	Decomecc Co. Bilzer Weg 8 3600 Genk Belgium	No

	BFC Büro- und Fahrzeugtechnik GmbH & Co. Produktions KG Hofener Weg 33 71686 Remseck	No

	Shear Accuracy Access 10, Business Park Bentley Road South Wednesbury WS108LQ GB	No

	Novelis Deutschland GmbH Hannoverschestrasse I 37075 Göttingen	No

	Spedition Schmelz GmbH u. Co KG Internationale Spedition Miramstr. 75 34123 Kassel	No

	BAGR Berliner Aluminiumwerke GmbH Kopenhagener Str. 59 13407 Berlin Reineckendorf	No

	ContiTech TechnoChemie Dieselstr. 4 D-61184 Karben	No

	ContiTech Kühner GmbH Talstrasse 1-8 D-71570 Oppenweiter	No

	Rhenus AG & Co (ContiTech Technochemie) Gutleutstr. 371 D-60827 Frankfurt	No

	ContiTech TechnoChemie GmbH Industriestraβe Nord (VW Werk) D-38239 Salzgitter	No

	Continental Industrias Avda. San Pablo 37 E-28820 Coslada-Madrid	No

	Sped. Gräfen (Dura) Holunderweg 5	No

Loan Party	Address	Subject to Bailee/Landlord Letter
D-54550 Daun-Boverath

	Eaton Fluid Power Thorns Road GB-Brierley Hill, W.Midl. DY5 2LB	No

	1CP (Eaton) Poligono Industrial R-2 Calle Zeus 16-18 Modulo 1 28880 Meco (Madrid) Spain	No

	NAL Neuenhagener Aluminium Leichtbehältnisse GmbH Parkstr. 7 15366 Nenenhagen	No

	Dewitz Nicolaistrasse 32 D-12247 Berlin	No

	Karl Kaminski GmbH & Co. KG Betsbruchdamm 10 D-28816 Stuhr	No

	Karl-Heinz Sobotta Erich — Zeigner — Allee 69/73 D-04229 Leipzig Zable 16 Gateforth Lane	No

	GB-YO8 9HP Hambleton Selby Zaiser Neuwiesen 9 D-733 12 Geislingen	No

	Boon Weets Industriezone Webbekom 2/16 B-3290 Diest	No

	Kühne & Nagel AG & Co. Spannstiftstr. 1 — 39 D-58 119 Hagen	No

	Formpack GmbH & Co. KG Lohnverarbeiter Lützelbergstr. 28 D-79369 Whyl	No

	Neoten GmbH & Co. KG Peiner Str. 133-135 D-38229 Salzgitter	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Tscheulin-Rothal GmbH Friedrich-Meyer-Str. 23 D-79331 Teningen	No

	Waro-Pack Auf der Schanze 4 D-29303 Bergen	No

Novelis PAE SAS	Soflog 91 rue des Bonnais 38120 Saint-Egreve	No

	Ectra Rue Louis Gagnaire 38950 Saint-Martin-Le-Vinoux	No

	Soflog 38261 La Côte Saint André	No

	LEAS Zone industrielle de la Batie 38 330 Saint Ismier	No

Novelis Luxembourg S.A.	Tetra Pak Wrexham Bedwell Road Gross Lanes Wrexham CLWYD UK — WREXHAM LL13 OUT	No

	Tetra Pak Limburg Höhenstrasse 4 D — 65549 Limburg	No

	Tetra Pak Kiev Ul. Mezhigorskaya 82245080 Kiev	No

	Amcor Flexibles Dijon Usine de Dijon 24 rue de la Stéarinerie BP 150 21004 Dijon Cedex	No

	Amcor Flexibles Froges Usine de Dijon BP 150 21004 Dijon Cedex	No

	Vaassen Vaassen Flexible Packaging BV Po Box 2 Dorpsstraat 88 8170 BT Vaassen	No

	Amcor Flexibles Lugo Magazino Barthe Italiane	No

Loan Party	Address	Subject to Bailee/Landlord Letter
I — 36030 Lugo di Vicenza SOPAL- Gascogne France

	Gascogne Laminates BP78 1 rue Louis Blanc F- 40102 Dax Cedex	No

	Gascogne Laminate Germany GmbH LKW Einfahrt Buschweig	No

	Kasel Zone Industrielle L9166 Mertzig	No

	CAT Le Corail 1 rue Thomas Edison 57 972 Yutz	No

	Lentz Bertrange 80 route de Longwy L8060 Bertrange	No

	Intertrans 6 rue de Kiell Aubange	No

	Lentz Munsbach 35 Pare d’activités FYRDALL 5365 Munsbach	No

	Lecxis Zone Industrielle 54620 Villers la Montagne	No

Novelis Switzerland SA	NOVELIS AUTOMOTIVE UK Axcess 10 Business Park Bentley Road South WS10 8LQ Wednesbury	No

	PREYMESSER GMBH. CO KG SPEDITION HAFENSTRASSE 95 74076 HEILBRONN	No

	M.PREYMESSER GMBH CO. KG SPEDITION EDISON STRASSE 1 85098 GROSSMEHRING	No

	M. PREYMESSER GmbH & Co. KG Anton- Tucher-Str. 1 28309 BREMEN	No

	BMW AG	No

Loan Party	Address	Subject to Bailee/Landlord Letter
C/O M. PREYMESSER GMBH. & CO KG SPEDITION INDUSTRIESTRASSE 3 84180 LOICHING

	LAEPPLE BLECHVERARBEITUNG GMBH & CO. KG BAYERN AUGUST-LAEPPLE-PLATZ 1 93158 TEUBLITZ	No

	SMK Stahlmagazin GmbH Kaiserslautern Von-Miller-Straße 31 67661 Kaiserslautern	No

	W. WUEST GMBH + CO WUESTSTRASSE 74076 HEILBRONN	No

	AUDI AG Werk Neckarsulm Hafenstrasse 95 74076 Heilbronn	No

	SMH Stahlmagazin GmbH Hannover Industriestrasse 2 30926 Seelze	No

	Daimler AG Werk Sindelfingen Otto Lilienthalstrasse 4 71034 Boeblingen	No

	SMG Stahlmagazin GmbH Gustavsburg Lange Streng 65462 Gustavsburg	No

Schedule 4.01(g)
Local and Foreign Counsel
•	Lawson Lundell LLP, as special British Columbia and Alberta counsel to the Loan Parties

•	Lavery de Billy, LLP, as special Quebec counsel to the Loan Parties

•	Macfarlanes, as UK counsel to the Loan Parties

•	Noerr LLP, as German counsel to the Loan Parties

•	Ernst & Young Societe d’Avocats, as French counsel to the Loan Parties

•	Levy & Salomao Advogados, as Brazilian counsel to the Loan Parties

•	A&L Goodbody, as Irish counsel to the Loan Parties

•	CMS von Erlach Henrici AG, as Swiss counsel to the Loan Parties

•	Ernst & Young, as Italian counsel to the Loan Parties

•	Kim & Chang, as Korean counsel to the Loan Parties

•	Elvinger Dessoy Dennewald, as Luxembourg counsel to the Loan Parties

•	Vieira de Almeida & Associados, as Portugal counsel to the Loan Parties

•	King & Spalding, as Georgia and Texas counsel to the Loan Parties

•	Tucker, Ellis & West, as Ohio counsel to the Loan Parties

•	Jackson Kelly PLLC, as West Virginia counsel to the Loan Parties

•	Ice Miller, as Indiana counsel to the Loan Parties

•	Taft, Stettinius & Hollister LLP, as Kentucky counsel to the Loan Parties

Schedule 4.01 (o)(iii)
Title Insurance Amounts

Facility	Amount
1261 Willow Run Road, Greensboro, Georgia		$8,110,000
5901 N. 13th Street, Terre Haute, Indiana		$24,450,000
1380, 1430, 1141 S. 13th St. Louisville, Kentucky		$11,000,000
Lake Road North, Scriba, New York		$28,920,000
390 Griswold Street NE, Warren, Ohio		$13,670,000
1800 Speedway Street, Fairmont, West Virginia		$22,300,000
1 Lappan’s Lane and 945 Princess Street, Kingston, Ontario	C$	50,710,000
2040 rue Fay, Saguenay, Quebec	C$	20,980,000

Schedule 5.11(b)
Certain Subsidiaries
None

Schedule 5.16
Post-Closing Covenants
1.	Within 30 days of the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Loan Parties to the U.S. Security Agreement shall deliver Control Agreements with respect to their respective Deposit Accounts (other than Excluded Deposit Accounts (as defined in the U.S. Security Agreement) and Securities Accounts (other than Excluded Securities Accounts (as defined in the U.S. Security Agreement) held at the following account banks and securities intermediaries (each in form and substance reasonably satisfactory to the Administrative Agent):
•	Compass Federal Credit Union

•	JPMorgan Clearing Corp.

•	JPMorgan Chase

•	JPMorgan, N.Y.

•	Citibank N.Y.

•	Citibank Delaware

•	Citibank, N.A.

•	PNC Bank, National Association

•	Deutsche Bank

•	Royal Bank of Canada
2.	Within 30 days of the Closing Date (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), the Loan Parties shall execute and deliver the Brazilian Security Agreements, and deliver any related Collateral deliverable pursuant to the Brazilian Security Agreements and the other Loan Documents, and complete all required filings and other actions related thereto, in each case in form and substance reasonably satisfactory to the Administrative Agent.

Schedule 6.01(b)
Existing Indebtedness
EXISTING INTERCOMPANY INDEBTEDNESS

Lender	Borrower	Currency	Amount	Issue Date	Maturity
Novelis Inc.	Novelis Aluminium Holding Company	EUR	293,834,842.	1/7/2005	1/7/2015
Novelis Inc.	Novelis Luxembourg S.A.	EUR	15,000,000.	2/3/2005	2/3/2015
Novelis Inc.	Novelis do Brasil Ltda.	USD	80,000,000.	7/6/2007	5/31/2012
Novelis Inc.	Novelis do Brasil Ltda.	USD	5,000,000.	7/6/2007	5/31/2012
Novelis Inc.	Novelis do Brasil Ltda.	USD	25,000,000.	7/6/2007	5/31/2012
Novelis Inc.	Novelis do Brasil Ltda.	USD	25,000,000.	7/6/2007	5/31/2012
Novelis Inc.	Novelis do Brasil Ltda.	USD	15,000,000.	1/5/2008	1/5/2013
Novelis Inc.	Novelis Aluminium Holding Company	EUR	87,291,599.	7/10/2008	2/3/2015
Novelis Inc.	Novelis do Brasil Ltda.	USD	5,000,000.	3/11/2008	3/11/2013
Novelis Inc.	Novelis do Brasil Ltda.	USD	30,000,000.	8/4/2008	8/4/2013
Novelis Inc.	Novelis do Brasil Ltda.	USD	30,000,000.	8/4/2008	8/4/2013
Novelis Inc.	Novelis do Brasil Ltda.	USD	20,000,000.	8/4/2008	8/4/2013
Novelis Inc.	Novelis AG	EUR	121,421,203.34	11/4/2009	1/13/2015
Novelis AG	Novelis Switzerland SA	CHF	60,000,000.	12/29/2009	12/29/2010
Novelis Inc.	Novelis do Brasil Ltda.	USD	15,000,000.	12/29/2009	9/15/2013
Novelis Inc.	Novelis Corporation	USD	50,000,000.	5/20/2010	5/20/2011
Novelis do Brasil Ltda.	Novelis Corporation	USD	15,000,000.	6/25/2010	12/31/2010
Novelis Inc.	Novelis Corporation	USD	226,000,000.	7/9/2010	7/8/2011

Lender	Borrower	Currency	Amount	Issue Date	Maturity
Novelis Inc.	Novelis Corporation	USD	120,000,000.	8/12/2010	8/12/2011
Novelis Europe Holdings Limited	Novelis AG	USD	11,291,082.88	9/30/2010	12/30/2010
Novelis do Brasil Ltda.	Novelis Corporation	USD	20,000,000.	9/30/2010	3/31/2011
Novelis Brand LLC	Novelis Services Limited	USD	66,440,400.87	9/28/2010	7/6/2014
Novelis No. 1 Limited Partnership	Novelis Brand LLC	USD	106,440,400.87	9/28/2010	7/6/2014
Novelis Technology AG	Novelis AG	CHF	916,000.	11/30/2010	1/31/2011
Novelis PAE S.A.S.	Novelis AG	EUR	9,537,512.95	12/9/2010	12/23/2010
Novelis Lamines France SAS	Novelis AG	EUR	5,793,614.34	12/15/2010	1/14/2011
Novelis AG	Novelis Italia SpA	EUR	13,000,000.	12/15/2010	1/14/2011
OTHER EXISTING INDEBTEDNESS

Entity	Creditor/Lender	Description	Currency	Amount	Maturity
Novelis Italia SpA	Credito Artigiano Spa Banca Popolare Di Bergamo Spa Banca Intesa San Paolo	Total overdraft / lines of credit capacity	EUR	15,000,000	N/A
Novelis Switzerland SA	N/A	Capital lease (Alcan)	CHF	45,263,546	12/2019
Novelis Switzerland SA	N/A	Capital lease (SG)	CHF	717,980	8/2011

Entity	Creditor/Lender	Description	Currency	Amount	Maturity
Novelis Goettingen	N/A	Capital lease (cafeteria renovation)	EUR	80,269	10/2011
Novelis Goettingen	N/A	Capital lease (telephone system)	EUR	154,245	10/2013
Novelis Goettingen	N/A	Capital lease (machinery)	EUR	25,771	10/2013
Novelis Latchford	N/A	Capital lease (forklifts)	GBP	703,482	6/2016

EXISTING INTERCOMPANY INVESTMENTS AND INDEBTEDNESS

Loan	Date	Lander	Borrower	Currency		Remaining	USD	Issue	Maturity	Ralated	Globe	All in	Received
Id	Entered	Name	Name	Symbol	Amount	Balance	Equivalant	Date	Date	Loan Id	Referance	Rate	By Corp	Comments
8	4/17/2008	Novelis Inc.	N AL Holding Company	EUR	293,834,842		$411,368,778.60	1/7/2005	1/7/2015			7,5000%	False
11	4/17/2008	Novelis Inc.	N Luxembourg S.A	EUR	15,000,000		$21,000,000.00	2/3/2005	2/3/2015			7,5000%	False
43	4/17/2008	Novelis Inc.	N. do Brasil Ltda	USD	80,000,000		$80,000,000.00	7/6/2007	5/31/2012			Six Month Libor + 200 bps	False	Nau loans rolled over during refinancing
44	4/17/2008	Novelis Inc.	N do Brasil Ltda	USD	5,000,000		$5,000,000.00	7/6/2007	5/31/2012			Six Month Libor + 250 bps	True	Rollover of Novelis loan during refinancing
45	4/17/2008	Novelis Inc.	N do Brasil Ltda	USD	25,000,000		$25,000,000.00	7/6/2007	5/31/2012			Six Month Libor + 250 bps	True	Rollover of Novelis loan during refinancing. Loan ID 26
46	4/17/2008	Novelis Inc.	N. do Brasil Ltda	USD	25,000,000		$25,000,000.00	7/6/2007	5/31/2012			Six Month Libor + 250 bps	True	Rollover of Novelis loan during refinancing. Loan ID 27
137	4/17/2008	Novelis Inc.	N. do Brasil Ltda	USD	15,000.000		$15 ,000,000.00	1/5/2008	1/5/2013			Six Month Libor + 250 bps	True	Rollover of Citi loan during refinancing
231	7/9/2008	Novelis Inc.	N. AL Holding Company	EUR	87,291,599		$136,174,894.44	7/10/2008	2/3/2015	15		7,5000%	False	Partial paydown of 57MM EUR at part of the 226M roundtripping on Jul 9
260	8/18/2006	Novelis Inc.	N. do Brasil Ltda	USD	5,000,000		$5,000,000.00	3/11/2008	3/11/2013	74		Six Month Libor + 100 bps	False	Citi as intermediate agent. Extension of loan.
261	8/18/2006	Novelis Inc.	N. do Brasil Ltda	USD	30,000,000		$30,000,000.00	8/4/2008	8/4/2013	63		Six Month Libor + 100 bps	False	Rollover of existing loan with Citi
262	8/18/2006	Novelis Inc.	N. do Brasil Ltda	USD	30,000,000		$30,000.000.00	8/4/2008	8/4/2013	64		Six Month Libor + 100 bps	False	Rollover of existing loan with Citi
263	8/18/2006	Novelis Inc.	N. do Brasil Ltda	USD	20,000,000		$20,000,000.00	8/4/2008	8/4/2013	65		Six Month Libor + 175 bps	False	Rollover of existing loan with Citi
606	12/1/2009	Novelis Inc.	N. AG	EUR	121,421,203.34		$157,847,564.34	11/4/2009	1/13/2015	451		Interest Free	True	Modified the currency from Loan 461
623	1/5/2010	N. AG	N. Switzerland SA	CHF	60,000,000		$48.000,000.00	12/29/2009	12/29/2010	365	DP727	2.6367%	True	Prolongation of DP639
654	1/12/2010	Novelis Inc.	N. do Brasil Ltda	USD	15,000,000		$15,000,000.00	12/29/2009	9/15/2013	264		Six Month Libor + 100 bps	False	Loan 264 paid partially. No new document. 7ax purpose.
736	5/24/2010	Novelis Inc.	Novelis Corp.	USD	50,000,000		$50,000,000.00	5/20/2010	5/20/2011	459		3 Month Libor + 1.75%	False	extension of 459
759	7/7/2010	N. do Brasil Ltda	Novelis Corp.	USD	15,000,000		$15,000,000.00	6/25/2010	12/31/2010	479		3 Month Libor + 1.75%	False	Extesion of existing loan maturing on 06/25/2010
762	7/12/2010	Novelis Inc.	Novelis Corp.	USD	226,000,000		$226,000,000.00	7/9/2010	7/8/2011	492		3 Month Libor + 1.75%	False	extension of 492
775	8/17/2010	Novelis Inc.	Novelis Corp.	USD	120,000,000		$120,000,000.00	8/12/2010	8/12/2011	590		3 Month Libor + 1.75%	False	Extension of 580
784	9/29/2010	N. Europe Holdings (UK)	N. AG	USD	11,291,082.88		$11,291,082.88	9/30/2010	12/30/2010	752	SL891	0.2894%	False	Prolongation of SL579
788	9/30/2010	N. do Brasil Ltda	Novelis Corp	USD	20,000,000		$20,000,000.00	9/30/2010	3/31/2011	713		3 MONTH LIBOR + 250 BPS	False	extension 713
792	10/27/2010	N. Brand LLC	N. Services UK Ltd.	USD	66,440,400.87		$66,440,400.87	9/28/2010	7/6/2014	723			False
793	10/27/2010	N No 1 Limited Partnership	N. Brand LLC	USD	106,440,400.97		$106,440,400.87	9/28/2010	7/6/2014	763			False
797	11/29/2010	N.7 echnology(AG)	N. AG	CHF	916,000		$732,800.00	11/30/2010	1/31/2011	777	SL897	0.1550%	False	Prolongation of SL887
799	12/13/2010	N. PAE SAS (France)	a) NAG	EUR	9,537,512.95		$12,396,766.84	12/9/2010	12/23/2010	796	SL898	0.5675%	False	Prolongation of SL898
800	12/13/2010	N. Lameines	N. AG	EUR	5,793,614.34		$7,531,698.64	12/15/2010	1/14/2011	796	SL900	0.6300%	False	Prolongation of SL898
801	12/13/2010	N. AG	N. Italia	EUR	13,000,000		$16 ,900,000.00	12/15/2010	1/14/2011	785	DP753	2.2575%	False	Prolongation of DP752

+	Intercompany loans renewed in December 2010. There are not documents available to these loans.

Schedule 6.02(c)
Existing Liens
The exceptions from the title insurance coverage as set forth on the attached Annex A.

		File No. and Date	Registration/Renewal
Debtor(s)	Secured Party(ies)	of Registration	Period (years)	Collateral Description
NOVELIS CORPORATION P O BOX 6977 CLEVELAND, OH, USA 44101-1966	AIR LIQUIDE INDUSTRIAL US LP 12800 WEST LITTLE YORK ROAD HOUSTON, TX, USA 77041	05-0021329284 JULY 8, 2005 05-00265681 AUGUST 24, 2005 AMENDMENT 10-00195118 JULY 7, 2010 CONTINUATION	5 Years	VERTICAL VESSEL 9000 GALLON SERIAL #L1348 VERTICAL VESSEL 13000 GALLON SERIAL# S1154 & S1155 (LOCATION:
ALCAN ALUMINUM 448 COUNTY ROUTE 1A, OSWEGO NY 13126) VERTICAL VESSEL 11000 GALLON SERIAL# 318 (LOCATION:
CHASE CITY, VA

NOVELIS CORPORATION 6060 PARKLAND BLVD CLEVELAND, OH, USA 44124	MARUBENI AMERICA CORPORATION 450 LEXINGTON AVE, NEW YORK, NY, USA 10017	06-0002744609 JANUARY 25, 2006	5 Years	purchase money security interest in all Primary Aluminum Tee Bars shipped to DEBTOR and all proceeds arising from the sale of Primary Aluminum Tee Bars

NOVELIS CORPORATION 3399 PEACHTREE RD NE ATLANTA, GA, USA 30326-1120	IOS CAPITAL 1738 BASS RD MACON, GA, USA 31210-1043	06-0004965040 FEBRUARY 13, 2006	5 Years	All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. 1799592, and all additions, improvements, attachments accessories, accessions, upgrades, replacements,

		File No. and Date	Registration/Renewal
Debtor(s)	Secured Party(ies)	of Registration	Period (years)	Collateral Description
substitutions or exchanges and any and all products, insurance and /or other proceeds (cash and non-cash) there from

NOVELIS CORPORATION 6060 PARK BLVD. CLEVELAND, OH, USA 44124	THOMPSON TRACTOR CO., INC. P O BOX 10367 BIRMINGHAM, AL, USA 35202	06-0017582291 MAY 23, 2006	5 Years	One (l) GC55 s/n AT88A00191 Proceeds of the collateral are also covered

NOVELIS CORPORATION 448 COUNTY RT 1A OSWEGO CENTER, NY, USA 13126-5962	DE LAGE LANDEN FINANCIAL SERVICES, INC. 1111 OLD EAGLE SCHOOL RD WAYNE PA	06-0032929798 OCTOBER 3, 2006	5 Years	UCC-1 with a schedule A [listing certain copier systems] INCLUDING ALL COMPONENTS, ADDITIONS, UPGRADES, ATTACHMENTS, ACCESSIONS, SUBSTITUTIONS, REPLACEMENT AND PROCEEDS OF THE FOREGOING.

NOVELIS CORPORATION 6060 PARKLAND BLVD MAYFIELD HEIGHTS, OH, USA 44121	GLENCORE LTD. 301 TRESSOR BLVD STAMFORD, CT, USA 06901-3244	06-0033941541 OCTOBER 12, 2006	5 Years	i) all of Glencore Ltd.’s A7E, A7I, P1020 AND/OR P0610 OR ITS EQUIVALENT (collectively, the “Product”) stored from time to time at the storage facility of Novelis Corporation located at (1) Novelis Oswego Works, 448 County Route 1A, Oswego, NY, (2) Novelis Berea Recycling Plant, 302 Mayde Road, Berea, NY, (3) Novelis Greensboro Recycling Plant, Willow Run Road, Greensboro, GA and (4) Novelis Russellville Rolled Products, Highway 431 North, Russelville, KY, and (ii) all proceeds of such Product

		File No. and Date	Registration/Renewal
Debtor(s)	Secured Party(ies)	of Registration	Period (years)	Collateral Description
NOVELIS CORPORATION 6060 PARKLAND BLVD MAYFIELD HEIGHTS, OH, USA 44121	GLENCORE LTD. THREE STAMFORD PLAZA 301 TRESSOR BLVD. STAMFORD, CT, USA 06901-3244	08-0016393414 MAY 13, 2008	5 Years	(i) all of Glencore Ltd.’s A7E, A7I, PI020 AND/OR P0610 OR ITS EQUIVALENT (collectively, the “Product”) stored from time to time at the storage facility of Novelis Corporation located at (1) Novelis Oswego Works, 448 County Route 1A, Oswego, NY, (2) Novelis Berea Recycling Plant, 302 Mayde Road, Berea, NY, (3) Novelis Greensboro Recycling Plant, Willow Run Road, Greensboro, GA and (4) Novelis Russellville Rolled Products, Highway 431 North, Russelville, KY, and (ii) all products of such Product.

NOVELIS CORPORATION, 1261 WILLOW RUN RD GREENSBORO, GA, USA 30642	AIR LIQUIDE INDUSTRIAL U.S. LP 18222 E PETROLEUM DR BATON ROUGE, LA, USA 70809	09-0002194005 JANUARY 23, 2009	5 Years	13,000 GALLON NITROGEN VESSEL-SERIAL #13354 3,000 GALLON ARGON VESSEL - SERIAL #77-134-4

NOVELIS CORPORATION 302 MAYDE ROAD BEREA, KY, USA 40403	AIR LIQUIDE INDUSTRIAL U.S. LP 2700 POST OAK BLVD HOUSTON, TX, USA 77056	09-0003755231 FEBRUARY 9, 2009	5 Years	1500 GAL LIN VESSEL (SERIAL #4677)

NOVELIS CORPORATION 6060 PARKLAND BLVD CLEVELAND, OH, USA	ALCAN PRIMARY PRODUCTS CORPORATION 6150 PARKLAND BLVD STE #200	09-0004094440 FEBRUARY 11, 2009	5 Years	stock of Alcan Aluminum Sheet ingot consisting of alloys 5182-01 and 5182-05 in cross sections of 28in. x

		File No. and Date	Registration/Renewal
Debtor(s)	Secured Party(ies)	of Registration	Period (years)	Collateral Description
44124	MAYFIELD HEIGHTS, OH, USA 44124			66.7in. x 300in. and 28in. x 66.7in x 267in. maintained at the warehouse of Consignee located at Logal Aluminum, Russelville, Kentucky

NOVELIS CORPORATION 302 MAYDE RD BEREA, KY, USA 40403	MARLIN LEASING CORP 300 FELLOWSHIP RD MOUNT LAUREL, NJ, USA 08054	09-0006074773 MARCH 3, 2009	5 Years	(1) VB8 C1D2 COMPLETE KIT #41147, “AND ALL REPLACEMENTS, SUBSTITUTIONS, ACCESSIONS, ADD-ONS, AND ALL PROCEEDS AND ACCOUNTS OF THE DEBTOR ARISING OUT OF OR RELATED TO THE FOREGOING.”

NOVELIS CORPORATION 448 COUNTY ROUTE 1A OSWEGO, NY, USA 13126	DE LAGE LANDEN FINANCIAL SERVICES, INC. 1111 OLD EAGLE SCHOOL RD WAYNE, PA, USA 19087	09-0031022794 NOVEMBER 6, 2009	5 Years	ALL EQUIPMENT LEASED OR FINANCED BY SECURED PARTY TO OR FOR DEBTOR PURSUANT TO SECURED PARTY’S CONTRACT NUMBER 25004847. TOGETHER WITH ALL ADDITIONS, ATTACHMENTS, ACCESSORIES AND SUBSTITUTIONS TO OR FOR THE SAME, AND ALL PROCEEDS OF THE FOREGOING

NOVELIS CORPORATION 6060 PARKLAND BLVD MAYFIELD HEIGHTS, OH, USA 44124	GLENCORE LTD. 301 TRESSER BLVD THREE STAMFORD PLAZA STAMFORD, CT, USA 06901	10-0007215046 MARCH 12, 1010	5 Years	PRIMARY ALUMINUM all of Glencore Ltd.’s A7E, A7I, P1020 AND/OR P0610 OR ITS EQUIVALENT (collectively, the “Product”) stored from time to time at the storage facility

		File No. and Date	Registration/Renewal
Debtor(s)	Secured Party(ies)	of Registration	Period (years)	Collateral Description
of Novelis Corporation located at (1) Novelis Oswego Works, 448 County Route IA, Oswego, NY, (2) Novelis Berea Recycling Plant, 302 Mayde Road, Berea, NY, (3) Novelis Greensboro Recycling Plant, Willow Run Road, Greensboro, GA and (4) Novelis Russellville Rolled Products, Highway 431 North, Russelville, KY (the “Facility”), and held in demarcated segregated storage areas at the Facility which are bounded by painted lines or some other method and which are conspicuously marked “Property of Glencore Ltd.” and (ii) all proceeds of such Product.

NOVELIS INC, 3399 PEACHTREE RD NE ATLANDA, GA, USA 30326-1120	DOCUTEAM INC. PO BOX 609 CEDAR RAPIDS, IA, USA 54206	10-0021462773 JULY 26, 2010	5 Years	Various Sharp Copier, Printer and Fax Systems AND ALL PRODUCTS, PROCEEDS AND ATTACHMENTS.

NOVELIS CORPORATION 1261 WILLOW RUN RD GREENSBORO, GA, USA 30642 NOVELIS CORPORATION 302 MAYDE RD BEREA, KY, USA 40403	NOBLE AMERICAS CORP. 333 LUDLOW STREET STE 1230 STAMFORD, CT, USA 06902	10-0032081671 NOVEMBER 5, 2011	5 Years	VALUE = $650,000.00 QUANTITY = 550,000 lbs PRODUCTS - Aluminum (primary, sow and tbar) which have been, or at any time in the future are, now or hereafter consigned by consignor to consignee

NOVELIS INC. 6060 PARKLAND BLVD. CLEVELAND, OH, USA 44124	ALCAN PRIMARY PRODUCTS CORPORATION 6150 PARKLAND	200901717 FEBRUARY 6, 2009	5 Years	a consignment stock of approximately 1.3 million pounds of Alcan Aluminum Sheet ingot

		File No. and Date	Registration/Renewal
Debtor(s)	Secured Party(ies)	of Registration	Period (years)	Collateral Description
	BLVD. SUITE #200 MAYFIELD HEIGHTS, OH, USA 44124			consisting of alloy AA 3003 in cross sections of 28in. x 53in. and 28in. x 64.5in. and alloy X528 in cross sections of 28in. x 53in. and 28in. x 58in., maintained at the warehouse of Consignee located at Oswego, New York

Schedule 6.04(b)
Existing Investments
Investments as set forth in Schedule 10 to the Perfection Certificates delivered by each of the Loan Parties.
EXISTING INTERCOMPANY INVESTMENTS

Lender	Borrower	Currency	Amount	Issue Date	Maturity
Novelis Inc.	Novelis Aluminium Holding Company	EUR	293,834,842.	1/7/2005	1/7/2015

Novelis Inc.	Novelis Luxembourg S.A.	EUR	15,000,000.	2/3/2005	2/3/2015

Novelis Inc.	Novelis do Brasil Ltda.	USD	80,000,000.	7/6/2007	5/31/2012

Novelis Inc.	Novelis do Brasil Ltda.	USD	5,000,000.	7/6/2007	5/31/2012

Novelis Inc.	Novelis do Brasil Ltda.	USD	25,000,000.	7/6/2007	5/31/2012

Novelis Inc.	Novelis do Brasil Ltda.	USD	25,000,000.	7/6/2007	5/31/2012

Novelis Inc.	Novelis do Brasil Ltda.	USD	15,000,000.	1/5/2008	1/5/2013

Novelis Inc.	Novelis Aluminium Holding Company	EUR	87,291,599.	7/10/2008	2/3/2015

Novelis Inc.	Novelis do Brasil Ltda.	USD	5,000,000.	3/11/2008	3/11/2013

Novelis Inc.	Novelis do Brasil Ltda.	USD	30,000,000.	8/4/2008	8/4/2013

Novelis Inc.	Novelis do Brasil Ltda.	USD	30,000,000.	8/4/2008	8/4/2013

Novelis Inc.	Novelis do Brasil Ltda.	USD	20,000,000.	8/4/2008	8/4/2013

Novelis Inc.	Novelis AG	EUR	121,421,203.34	11/4/2009	1/13/2015

Novelis AG	Novelis Switzerland SA	CHF	60,000,000.	12/29/2009	12/29/2010

Novelis Inc.	Novelis do Brasil Ltda.	USD	15,000,000.	12/29/2009	9/15/2013

Novelis Inc.	Novelis Corporation	USD	50,000,000.	5/20/2010	5/20/2011

Novelis do Brasil Ltda.	Novelis Corporation	USD	15,000,000.	6/25/2010	12/31/2010

Novelis Inc.	Novelis Corporation	USD	226,000,000.	7/9/2010	7/8/2011

Lender	Borrower	Currency	Amount	Issue Date	Maturity
Novelis Inc.	Novelis Corporation	USD	120,000,000.	8/12/2010	8/12/2011

Novelis Europe Holdings Limited	Novelis AG	USD	11,291,082.88	9/30/2010	12/30/2010

Novelis do Brasil Ltda.	Novelis Corporation	USD	20,000,000.	9/30/2010	3/31/2011

Novelis Brand LLC	Novelis Services Limited	USD	66,440,400.87	9/28/2010	7/6/2014

Novelis No. 1 Limited Partnership	Novelis Brand LLC	USD	106,440,400.87	9/28/2010	7/6/2014

Novelis Technology AG	Novelis AG	CHF	916,000.	11/30/2010	1/31/2011

Novelis PAE S.A.S.	Novelis AG	EUR	9,537,512.95	12/9/2010	12/23/2010

Novelis Laminés France SAS	Novelis AG	EUR	5,793,614.34	12/15/2010	1/14/2011

Novelis AG	Novelis Italia SpA	EUR	13,000,000.	12/15/2010	1/14/2011

Schedule 9.01(b)
Cash Management
Canada

	TYPE OF		BANK OR	ACCOUNT
OWNER	ACCOUNT	JURISDICTION	INTERMEDIARY	NUMBERS
Novelis Inc.	Disbursement	Canada	Citibank -Canada
Novelis Inc.	Disbursement	Canada	Citibank -Canada
Novelis Inc.	Disbursement	United Kingdom	Citibank -London
Novelis Inc.	Disbursement	United Kingdom	Citibank -London
Novelis Inc.	Disbursement	United Kingdom	Citibank -London
Novelis Inc.	Lockbox, Consolidation	Canada	RBC
Novelis Inc.	Lockbox, Consolidation	Canada	RBC
Novelis Inc	Concentration	Canada	RBC
Novelis Inc	Concentration	Canada	RBC
Novelis Inc.	Local-Pooled	Canada	RBC Montreal (CAD Payroll)
Novelis Inc.	Local-Pooled	Canada	RBC Montreal (Payroll Kingston)
Novelis Inc.	Local-Pooled	Canada	RBC Montreal (Saguenay)
Novelis Inc.	Local-Pooled	Canada	RBC Montreal (Foil Etobicoke)
Novelis Inc.	Local-Pooled	Canada	RBC Montreal Local Kingston CAD
Novelis Inc.	Local-Pooled	Canada	RBC Kingston CAD
Novelis Inc.	Local-Pooled	Canada	RBC Montreal Local Kingston USD
Novelis Inc.	Local-Pooled	Canada	RBC Montreal Foil Etobicoke
Novelis Inc.	Lockbox	Canada	RBC
Novelis Inc.	Lockbox	Canada	RBC
Novelis Inc.	Lockbox	Canada	RBC
Novelis Inc.	Lockbox	Canada	RBC
Novelis Inc.	Lockbox	Canada	RBC
Novelis Inc.	Lockbox	Canada	RBC
Novelis Inc.	Concentration	USA	Deutsche Bank NY
Novelis Inc.	Disbursement	USA	Deutsche Bank NY
Novelis Inc.	EUR Cash Pool	Germany	Deutsche Bank Hannover
Novelis Inc	Investment Account USA		JPMorgan NY

United States
	TYPE OF		BANK OR	ACCOUNT
OWNER	ACCOUNT	JURISDICTION	INTERMEDIARY	NUMBERS
Novelis Corporation	Overdraft	U.S.	Citibank NY
Novelis Corporation	Disbursement -US	U.S.	Citibank Delaware
Novelis Corporation	Concentration	U.S.	PNC

	TYPE OF		BANK OR	ACCOUNT
OWNER	ACCOUNT	JURISDICTION	INTERMEDIARY	NUMBERS
Novelis Corporation	Benefits -ZBA	U.S.	PNC
Novelis Corporation	Pension Payroll	U.S.	PNC
Novelis Corporation	Lockbox -Trade	U.S.	Bank of America
Novelis Corporation	Lockbox -Misc	U.S.	Bank of America
Novelis Corporation	Disbursement	U.S.	Compass Federal Credit Union
Novelis Corporation	Disbursement	U.S.	AA Federal Credit Union
Novelis Corporation	DDA	U.S.	Compass Federal Credit Union
Novelis Corporation	DDA	U.S.	Bank of America
Novelis Corporation	DDA	U.S.	Deutsche Bank
Novelis Corporation	Disbursement	U.S.	Deutsche Bank
Novelis Corporation	Benefits -ZBA	U.S.	Deutsche Bank
Novelis Corporation	Cash Pool	U.S.	Deutsche Bank
Novelis Corporation	Investment Account	U.S.	JPMorgan — NY
Novelis Corporation	Imprest	U.S.	Fairmont Federal Credit Union
Novelis Corporation	Dental	U.S.	JP Morgan
Novelis North	DDA	U.S.	Citibank
America Holdings Inc.
United Kingdom

Account Bank	Jurisdiction	Security Account Numbers	Security Account name
HSBC Bank plc City of London Corporate Office Canary Wharf London E14 5HQ Sort Code: 40-02-50	U.K.		Novelis UK Ltd Novelis UK Ltd Novelis Europe Holdings Limited Novelis UK Ltd.

HSBC Bank plc City of London Corporate Office Canary Wharf London E14 5HQ Sort Code: 40-05-15	U.K.		Novelis UK Ltd. Novelis Europe Holdings Limited

Commerzbank AG, London Branch 60 Gracechurch Street London EC3V 0HR Sort Code: 40-62-01	U.K.		Novelis UK Ltd.

	TYPE OF		BANK OR
OWNER	ACCOUNT	JURISDICTION	INTERMEDIARY	ACCOUNT NUMBERS
Novelis Europe
Holdings Limited	Current Account	UK	HSBC Bank Plc.
Novelis Europe
Holdings Limited	Current Account	UK	HSBC Bank Plc.
Novelis Europe
Holdings Limited	Current Account	UK	HSBC Bank Plc.
Novelis Services
Limited	DDA	U.S.	Citibank
Novelis Services
Limited	DDA	U.S.	Deutsche Bank
Switzerland

	TYPE OF		BANK OR
OWNER	ACCOUNT	JURISDICTION	INTERMEDIARY	ACCOUNT NUMBERS
	Master Cash Pool		Commerzbank
Novelis AG	Accounts	Germany	Berlin
	Master Cash Pool		Commerzbank
Novelis AG	Accounts	Germany	Berlin
	Master Cash Pool		Commerzbank
Novelis AG	Accounts	Germany	Berlin
	Master Cash Pool		Commerzbank
Novelis AG	Accounts	Germany	Berlin
	Master Cash Pool		Commerzbank
Novelis AG	Accounts	Germany	Berlin
	Master Cash Pool		Commerzbank
Novelis AG	Accounts	Germany	Berlin
	Master Cash Pool		Commerzbank
Novelis AG	Accounts	Germany	Berlin
	Master Cash Pool		Commerzbank
Novelis AG	Accounts	Germany	Berlin
	Master Cash Pool		Commerzbank
Novelis AG	Accounts	Germany	Berlin
Account Receivable
Novelis AG	/ Payable	Switzerland	Credit Suisse Zürich
Account Receivable
Novelis AG	/ Payable	Switzerland	Credit Suisse Zürich
Account Receivable
Novelis AG	/ Payable	Switzerland	Credit Suisse Zürich
Account
Novelis AG	Receivable/Payable	Switzerland	Credit Suisse Zürich
Novelis	Account Receivable
Technology AG	/ Payable	Switzerland	Credit Suisse Zürich

Commezzbank
Novelis AG	Purchaser Accounts	Germany	Berlin
Commerzbank
Novelis AG	Purchaser Accounts	Germany	Berlin

BANK OR
OWNER	TYPE OF ACCOUNT	JURISDICTION	INTERMEDIARY	ACCOUNT NUMBERS
Commerzbank
Novelis AG	Purchaser Accounts	Germany	Berlin
Commerzbank
Novelis AG	Purchaser Accounts	Germany	Berlin
Novelis
Switzerland SA	Current Account	Switzerland	Credit Suisse Zürich
Novelis
Switzerland SA	Current Account	Switzerland	Credit Suisse Zürich
Novelis
Switzerland SA	Current Account	Switzerland	Credit Suisse Zürich
Novelis
Switzerland SA	Current Account	Switzerland	Credit Suisse Zürich
Novelis			Commerzbank
Switzerland SA	Cash Pool	Germany	Berlin
Novelis			Commerzbank
Switzerland SA	Cash Pool	Germany	Berlin
Novelis			Commerzbank
Switzerland SA	Cash Pool	Germany	Berlin
Novelis			Commerzbank
Switzerland SA	Cash Pool	Germany	Berlin
Germany

BANK OR
OWNER	TYPE OF ACCOUNT	JURISDICTION	INTERMEDIARY	ACCOUNT NUMBERS
Novelis
Deutschland GmbH	Main Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Main Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Main Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Main Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Main Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Main Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Main Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Main Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Main Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Main Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Payable Metal Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Pension Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Fees Account	Germany	Commerzbank
Novelis	Security and Reserve
Deutschland GmbH	Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Deposit Account	Germany	Commerzbank

BANK OR
OWNER	TYPE OF ACCOUNT	JURISDICTION	INTERMEDIARY	ACCOUNT NUMBERS
Novelis
Deutschland GmbH	Deposit Account	Germany	Commerzbank
Novelis
Deutschland GmbH	Deposit Account	Germany	Commerzbank
Novelis	Account Receivable /
Deutschland GmbH	Payable	Germany	Commerzbank
Novelis	Account Receivable /
Deutschland GmbH	Payable	Germany	Commerzbank
Novelis	Account Receivable /
Deutschland GmbH	Payable	Germany	Commerzbank
Novelis
Deutschland GmbH	Pension Account	Germany	Commerzbank
Novelis	Account Receivable /
Deutschland GmbH	Payable	Spain	Commerzbank
Novelis	Account Receivable /
Deutschland GmbH	Payable	United Kingdom	Commerzbank
Novelis			Nordea Pamki
Deutschland GmbH	Account Payable	Finland	Suomi Oyi
Novelis	Account Payable -
Deutschland GmbH	Closing Planned	Denmark	Den Danske Bank
Novelis
Deutschland GmbH	Account Payable	Belgium	Commerzbank
Novelis
Deutschland GmbH	Account Payable	Netherlands	Commerzbank
Novelis
Deutschland GmbH	Account Payable	Belgium	Fortis Bank
Novelis			ABN AMRO Bank
Deutschland GmbH	Account Payable	Netherlands	NV
Novelis
Deutschland GmbH	Account Payable	Spain	Commerzbank
Novelis
Deutschland GmbH	Account Payable	Austria	Bank Austria
Novelis
Deutschland GmbH	Account Payable	Hungary	Commerzbank BANK
Novelis			HANDLOWY W
Deutschland GmbH	Account Payable	Poland	WARSZAWIE SA

Exhibit A
ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY
CONFIDENTIAL
FAX ALONG WITH COMMITMENT LETTER TO: Account Officer
FAX # 312-453-5555

I.	Company Name:		Novelis Inc.

		$		Type of Credit Facility	ABL

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement	☐ YES	☐ NO
•	Coming in via Assignment	☐ YES	☐ NO
•	Swiss Qualifying Bank	☐ YES	☐ NO
•	Specified Foreign Currency Capacity	☐ YES	☐ NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other — please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:
Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and state securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

Does Secondary Operations Contact need copy of notices? ☐ YES ☐ NO

1

ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY
CONFIDENTIAL

	Letter of Credit	Draft Documentation
	Contact	Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:
VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)
VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)
IX. Lender’s Foreign Wire Payment Instructions:

Pay to:

	(Bank Name)	(Currency)

	(Swift/Routing #)	(City/Country)

	(Account #)	(Account Name)

	(FFC Account #)	(FFC Account Name)

(Attention)

2

ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY
CONFIDENTIAL
X. Organizational Structure and Tax Status
Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):	___ ___ - ___ ___ ___ ___ ___ ___
Tax Withholding Form Delivered to Bank of America*:

W-9

W-8BEN

W-8ECI

W-8EXP

W-8IMY
NON—U.S. LENDER INSTITUTIONS
1. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.
2. Flow-Through Entities
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.
Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

3

ADMINISTRATIVE DETAILS REPLY FORM — US DOLLAR ONLY
CONFIDENTIAL
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.
Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.
*Additional guidance and instructions as to where to submit this documentation can be found at this link:

Please mail or courier original form to:
Credit Services Department. - Attn: Tax Desk 101 North Tryon St. Mail Code: NC1-001-15-03 Charlotte, NC 28255
IRS Tax Form Toolkit	In advance, if you wish to confirm form validity, you may send an electronic version of the completed form to Shelly Sanders for review at Fax: 704-602-5746 Phone 704 387-2407
E-mail: shelly.h.sanders@bankofamerica.com

Once validated, original form must be delivered to the Tax Desk as specified above.
All particpants must have an ORIGINAL and VALID Tax Form (either a w-9 or a w-8) on File with the Agent:

•	Domestic Investors

	•	W-9: Request for Taxpayer Identification Number and Certification
•	Link to launch Form/Instructions:		http://www.irs.gov/pub/irs-pdf/fw9.pdf
http://www.irs.gov/pub/irs-pdf/iw9.pdf

•	Examples: Citibank, N.A., General Electric Credit Corporation, Wachovia Bank National Association

•	Non-Domestic Investors will file one of four W-8 Forms

	•	W-8ECI: Certificate of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States

•	Link to launch Form/Instructions:		http://www.irs.gov/pub/irs-pdf/fw8eci.pdf
http://www.irs.gov/pub/irs-pdf/iw8eci.pdf

		•	Example: loans booked with US branches of Foreign Banks like BNP Paribas, New York Branch, Mizuho Corporate Bank, San Francisco Branch

	•	W-8BEN: Certificate of Foreign Status of Beneficial Owner

		•	“A beneficial owner solely claiming foreign status or treaty benefits”

•	Link to launch Form/Instructions:		http://www.irs.gov/pub/irs-pdf/fw8ben.pdf
http://www.irs.gov/pub/irs-pdf/iw8ben.pdf

		•	Example: Loans booked with a foreign “person” such as BNP Paribas, Paris, France, Allied Irish Bank, Dublin

Infrequently Used Forms Listed Below

	•	W-8IMY: Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches

		•	“A person acting as an intermediary; a foreign partnership or foreign trust”.

		•	If a non-qualified intermediary, it is quite likely you will also need to get a withholding form from all of the entities that have an ownership share therein.

•	Link to launch Form/Instructions:		http://www.irs.gov/pub/irs-pdf/fw8imy.pdf
http://www.irs.gov/pub/irs-pdf/iw8imy.pdf

	•	Example: Grand Cayman Asset Management LLC

	•	W-8EXP: Certificate of Foreign Government or Other Foreign Organization

		•	“A foreign government, international organization, foreign central of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S possession”

•	Link to launch Form/Instructions:		http://www.irs.gov/pub/irs-pdf/fw8exp.pdf
http://www.irs.gov/pub/irs-pdf/iw8exp.pdf
•     Example: UNESCO
Bank of America, N.A.
September 2006
X. Bank of America Payment Instructions:
Pay to:

BANK OF AMERICA, NA
NEW YORK, NY
ABA 026009593
ACCT # 1366212250600
ACCT NAME: CREDIT SERVICES
REF: NOVELIS CORPORATION
3/1/07 Revision

4

EXHIBIT B
Form of
Assignment and Assumption
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower(s):	[Novelis Inc.][Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis North America Holdings Inc. and Novelis Acquisitions LLC][Novelis UK Ltd][Novelis AG]

4. Administrative Agent:	Bank of America, N.A., as administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation amalgamated

[1]	Select as applicable.
EXHIBIT B-1

under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S.subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto.
6. Assigned Interest:

Aggregate Amount of
	[Revolving	Amount of	Percentage Assigned
	Commitments/	[Revolving	of [Revolving
	Revolving Loans]	Commitments/	Commitments/
	for all	Revolving Loans]	Revolving
Facility Assigned	Lenders[2]	Assigned[2]	Loans][3]
[U.S. Revolving Loans]	$	$	%
[Swiss Revolving Loans]
[U.K. Revolving Loans]
[European Swingline Loans]
7. Swiss Qualifying Bank: Assignee [is][is not] a Swiss Qualifying Bank.
8. [Trade Date: _____________ ]4

[2]	Set forth in Dollar Equivalent.

[3]	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
EXHIBIT B-2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]5
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

Consented to and Accepted:

[NOVELIS INC., as Administrative Borrower][6]
By:
Name:
Title:

[NOVELIS AG, as European Administrative Borrower][7]
By:
Name:
Title:

[5]	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

[6]	To be added only if the approval of such person is required by the terms of the Credit Agreement.

[7]	To be added only if the approval of such person is required by the terms of the Credit Agreement.
EXHIBIT B-3

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

[BANK OF AMERICA, N.A., as an Issuing Bank and as U.S. Swingline Lender]
By:
Name:
Title:

[____________________], as an Issuing Bank

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender
By:
Name:
Title:

EXHIBIT B-4

ANNEX 1 to Assignment and Assumption
NOVELIS INC.
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness,sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(e) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) to the extent required by the Credit Agreement, the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (viii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on any Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of Sections 2.16(c), 11.02(d) and 11.04 of the Credit Agreement, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control); and (c) hereby
EXHIBIT B-ANNEX 1-1

expressly consents to, ratifies (genehmigt) and confirms the declarations and acts made by the Collateral Agent on behalf and in the name of the Assignee as Future Pledgee (as defined in the relevant German Security Agreement) in the German Security Agreements. The Assignee confirms that it is aware of the contents of the German Security Agreements.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be an original, but all of which, taken together, shall constitute one original agreement. Delivery of an executed counterpart of this Assignment and Assumption by facsimile, email or other electronic transmission (including in portable document format (“pdf”) or other similar format) shall be effective as delivery of a manually executed counterpart hereof. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.
EXHIBIT B-2

EXHIBIT C
Form of
BORROWING REQUEST
Bank of America, N.A.,
as Administrative Agent for
the Lenders referred to below,
135 South LaSalle Street, Suite 927, IL4-135-09-27
Chicago, Illinois 60603
Attention: Account Officer
Re: NOVELIS
[Date]
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto. [Administrative Borrower][European Administrative Borrower] hereby gives you notice pursuant to [Section 2.03]1[Section 2.17(e)]2 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Borrowing	[U.S. Revolving Loans]
[U.K. Revolving Loans]
[Swiss Revolving Loans]
[European Swingline Loans]
(B) Approved Currency of Borrowing

[1]	Include for each Borrowing that is not a European Swingline Loan.

[2]	Include if the European Administrative Borrower is requesting a European Swingline Loan.

EXHIBIT C-1

(C) Principal amount of Borrowing[3]

(D) Date of Borrowing (which is a Business Day)

(E) Type of Borrowing	[Base Rate][EURIBOR Rate][LIBOR][4]

(F) Interest Period and the last day thereof[5]

(G) Funds are requested to be disbursed to Borrower’s account with [ ] (Account No. ).
[Administrative Borrower][European Administrative Borrower] hereby represents and warrants that the conditions to lending specified in Sections 4.02(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.
[Signature Page Follows]

[3]	Dollar Denominated Loans must be in an amount that is (i) an integral multiple of $1.0 million and not less than $5.0 million for Base Rate Loans and (ii) an integral multiple of $1.0 million and not less than $5.0 million for Eurocurrency Loans. Euro Denominated Loans must be in amount that is (i) an integral multiple of €1.0 million and not less than €5.0 million. GBP Denominated Loans must be in an amount that is at least GBP2.5 million and, if greater, an integral multiple of GBP1.0 million. European Swingline Loans must be in an amount that is not less than €1.0 million (for Loans denominated in Euros), GBP1.0 million (for Loans denominated in GBP), or CHF1.0 million (for Loans denominated in Swiss Francs) and integral multiples of €500,000, GBP500,000 or CHF500,000, respectively, above such amount.

[4]	Shall be EURIBOR Rate or LIBOR for European Swingline Loans.

[5]	Shall be subject to the definitions of “Eurocurrency Interest Period” or “EURIBOR Interest Period”, as applicable, each as set forth in the Credit Agreement.

EXHIBIT C-2

[NOVELIS INC., as Administrative Borrower]
By:
Name:
Title:

[NOVELIS AG, as European Administrative Borrower]
By:
Name:
Title:

EXHIBIT C-3

EXHIBIT D
Form of
COMPLIANCE CERTIFICATE
     I, [                    ], the [Financial Officer] of [                    ] (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto:
     (a) Attached hereto as Schedule 1 are detailed calculations1 demonstrating compliance by Parent Borrower and its Restricted Subsidiaries with Section 6.10 of the Credit Agreement. Parent Borrower and its Restricted Subsidiaries are in compliance with Section 6.10 of the Credit Agreement as of the date hereof.
     (b) [Attached hereto as Schedule 2 is the report of [accounting firm.]]2
     (c) The Parent Borrower and its Restricted Subsidiaries were in compliance (to the extent required by the terms thereof) with each of the covenants set forth in Section 6.10 of the Credit Agreement at all times during and since [                    ].
     (d) No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.3
     (e) Attached hereto as Schedule 3 are detailed calculations showing a reconciliation of Consolidated EBITDA (Fixed Charge) to the net income set forth on the statement of income, on a quarterly basis.
     (f) Attached hereto as Schedule 4 are copies of financial statements, consolidated balance sheets, statements of income and cash flows separating out the results of Parent Borrower

[1]	Calculations shall be in reasonable detail satisfactory to the Administrative Agent (including a breakdown of such computations on a quarterly basis and including a calculation of Consolidated Fixed Charge Coverage Ratio whether or not a Covenant Trigger Event has occurred).

[2]	To accompany annual financial statements only, to the extent permitted under applicable accounting guidelines. The report must opine or certify that, with respect to its regular audit of such financial statements, which audit was conducted in accordance with GAAP.

[3]	If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of a corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since delivery of the prior Compliance Certificate).

EXHIBIT D-1

and is Restricted Subsidiaries, on the one hand, and any Unrestricted Subsidiaries, on the other hand.
[Signature Page Follows]

EXHIBIT D-2

Dated this __ day of                    , 201_.

[			]
By:
Name:
	Title:	[Financial Officer]

EXHIBIT D-3

SCHEDULE 1
Financial Covenants

EXHIBIT D-4

[SCHEDULE 2]
[Report of Accounting Firm]
[See attached]

EXHIBIT D-5

SCHEDULE 3
Reconciliation of Consolidated EBITDA to net income
[See attached]

EXHIBIT D-6

SCHEDULE 4
Bifurcated Financial Statements
[See attached]

EXHIBIT D-7

EXHIBIT E
Form of
INTEREST ELECTION REQUEST
Bank of America, N.A.,
as Administrative Agent for
the Lenders referred to below,
135 South LaSalle Street, Suite 927, IL4-135-09-27
Chicago, Illinois 60603
Attention: Account Officer
[Date]
Re: Novelis
Ladies and Gentlemen:
This Interest Election Request is delivered to you pursuant to Section 2.08 of the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto.
The Administrative Borrower hereby requests that on [__________]1 (the “Interest Election Date”),
1. $[__________] of the presently outstanding principal amount of the [U.S. Revolving Loans] [U.K. Revolving Loans] [Swiss Revolving Loans] [available/originally made on [__________]], in [________]2
2. [and all presently being maintained as/ issued as] [Base Rate Loans] [Eurocurrency Loans] [EURIBOR Loans],
3. be [established as] [converted into] [continued as],
4. [[Eurocurrency Loans] [EURIBOR Loans] having an Interest Period of [one/two/three/six] months].
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

[1]	Shall be a Business Day that is three Business Days following the date of this Interest Election Request in the case of conversion into/continuation of Eurocurrency Loans or EURIBOR Loans to the extent this Interest Election Request is delivered to the Administrative Agent not later than 12:00 a.m., New York time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof.

[2]	Specify Alternate Currency of Borrowing, if applicable.

EXHIBIT E-1

(a) the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.08 of the Credit Agreement);
(b) no Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].
[Signature Page Follows]

EXHIBIT E-2

The Administrative Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

NOVELIS INC., as Administrative Borrower
By:
Name:
Title:

EXHIBIT E-3

EXHIBIT F
Form of
JOINDER AGREEMENT
Reference is made to the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto.
W I T N E S S E T H:
WHEREAS, the Guarantors have entered into the Credit Agreement and the applicable Security Documents in order to induce the Lenders to make the Loans and the Issuing Banks to issue Letters of Credit to or for the benefit of the Borrowers;
WHEREAS, pursuant to Section 5.11(b) of the Credit Agreement, certain Subsidiaries are required to become Guarantors under the Credit Agreement by executing a Joinder Agreement. The undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to make additional Loans and the Issuing Banks to issue Letters of Credit and as consideration for the Loans previously made by the Lenders and Letters of Credit previously issued by the Issuing Banks and as consideration for the other agreements of the Lenders and the Agents under the Loan Documents.
NOW, THEREFORE, the Administrative Agent, the Collateral Agent and the New Guarantor hereby agree as follows:
1. Guarantee. In accordance with Section 5.11(b) of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor.
2. Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect”, true and correct in all respects) as of such earlier date. Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New Guarantor. The New Guarantor hereby attaches supplements to each of the schedules to the Credit Agreement and the Perfection Certificates applicable to it.
3. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or

EXHIBIT F-1

unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
4. Counterparts. This Joinder Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be an original, but all of which, taken together, shall constitute one original agreement. Delivery of an executed counterpart of this Joinder Agreement by facsimile, email or other electronic transmission (including in portable document format (“pdf”) or other similar format) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.
5. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.
6. Notices. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 11.01 of the Credit Agreement.
7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Pages Follow]

EXHIBIT F-2

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]
By:
Name:
Title:

Address for Notices: BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent
By:
Name:
Title:

Address for Notices: Bank of America, N.A., as Administrative Agent for the Lenders referred to below, 135 S. LaSalle, Suite 927, IL4-135-09-27 Chicago, Illinois 60603 Attention: Account Officer

EXHIBIT F-3

[Note: Schedules to be attached.]

EXHIBIT F-4

Exhibit G
LANDLORD’S LIEN WAIVER, ACCESS AGREEMENT AND CONSENT
          THIS LANDLORD’S LIEN WAIVER, ACCESS AGREEMENT AND CONSENT (the “Agreement”) is made and entered into as of [________________,201__] by and between ________________________, having an office at _________________________ (“Landlord”) and BANK OF AMERICA, N.A., having an office at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, as collateral agent, (in such capacity, “Collateral Agent”), for the benefit of the Secured Parties under the Credit Agreement (as hereinafter defined).
R E C I T A L S:
          A. Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).
          B. Landlord has leased all or a portion of the Real Property (the “Leased Premises”) to [________________] (“Lessee”) pursuant to a certain lease agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”).
          C. [Lessee]1 has entered into (i) that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto pursuant to which the Lenders have agreed to make certain loans to, among others, [Lessee]2 (collectively, the “Loans”), and (ii) that certain Security Agreement, dated as of December 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), made by Novelis, and the Guarantors from to time to time party thereto, in favor of Collateral Agent.
          D. [Lessee is a subsidiary of a Borrower]3

[1]	Insert name of applicable borrower entities if Lessee is not the borrower under the Credit Agreement and create a defined term “Borrower”.

[2]	Insert “Borrowers” if Lessee is not a borrower under the Credit Agreement.

[3]	Delete this recital if Lessee is a borrower under the Credit Agreement.

          E. [Lessee has, pursuant to the Credit Agreement among other things guaranteed the obligations of Borrowers under the Credit Agreement and the other Documents evidencing and securing the Loans.]4
          F. As security for the payment and performance of Lessee’s Obligations under the Credit Agreement and the other Loan Documents, Collateral Agent (for its benefit and the benefit of the Secured Parties) has or will acquire a security interest in and lien upon all of Lessee’s personal property, inventory, accounts, goods, machinery, equipment, furniture and fixtures (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Personal Property”) [and a mortgage lien on Lessee’s leasehold interest in the Leased Premises.]5.
          G. Collateral Agent has requested, pursuant to its rights under the Credit Agreement and the Security Agreement, that Landlord execute this Agreement.
A G R E E M E N T:
          NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Collateral Agent, as follows:
          1. Landlord hereby waives and releases unto Collateral Agent (i) any contractual landlord’s lien and any other landlord’s lien which it may be entitled to at law or in equity against any Personal Property, (ii) any and all rights granted by or under any present or future laws to levy or distrain for rent or any other charges which may be due to the Landlord against the Personal Property and (iii) any and all claims, liens and demands of every kind which it has or may hereafter have against the Personal Property (including, without limitation, any right to include the Personal Property in any secured financing Landlord may become party to). Landlord acknowledges that the Personal Property is and will remain personal property and not fixtures even though it may be affixed to or placed on the Real Property.
          2. Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, restated, supplemented, extended, renewed or otherwise modified except as set forth in Schedule B hereto, (iii) there is no defense, offset, claim or counterclaim by or in favor of Landlord against Lessee under the Lease or against the obligations of Landlord under the Lease and (iv) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of any occurrence of any other default under or in connection with the Lease, (v) Lessee is in possession of the Leased Premises, (vi) the current monthly base rent under the Lease is $_______ per month, such monthly base rent due under the Lease has been paid through __________, (vii) additional rent is $________ and has been paid through ________, (viii) common area charges are $________ and have been paid through ________, (ix) there are no other agreements, whether oral or written, between Lessee and Lessor concerning the Real Property or the Leased Premises, (x) any improvements required by the terms of the Lease to be made by lessee have been completed to the satisfaction of Landlord, and Lessee’s current use and operating of the Leased Premises complies with any use covenants or operating requirements contained in the Lease, (xi) Landlord is the record and beneficial owner of the Leased

[4]	Delete this recital if Lessee is a borrower under the Credit Agreement.

[5]	Include bracketed language if Leased Premises are to be mortgaged.

Premises, and the Lease is not subordinate, and has not been subordinated by Landlord, to any mortgage, lien or other encumbrance, (xii) Landlord has not assigned, conveyed, transferred, sold, encumbered or mortgaged its interest in the Lease or the Real Property, and there are no mortgages, deeds of trust or other security interests encumbering Landlord’s fee interest in the Leased Premises, (xiii) Landlord has not received written notice of any pending eminent domain proceedings or other governmental actions or any judicial actions of any kind against Landlord’s interest in the Real Property, and (xiv) Landlord, and the person or persons executing this certificate on behalf of Landlord, have the power and authority to execute this Agreement.
          3. Landlord agrees that Collateral Agent has the right to remove the Personal Property from the Leased Premises at any time prior to the occurrence of a default under the Lease and, after the occurrence of such a default, during the Standstill Period (as hereinafter defined) provided that Collateral Agent shall repair any damage arising from such removal. Landlord further agrees that, during the foregoing periods, Landlord will not (i) remove any of the Personal Property from the Leased Premises or (ii) hinder Collateral Agent’s actions in removing Personal Property from the Leased Premises or Collateral Agent’s actions in otherwise enforcing its security interest in the Personal Property. Collateral Agent shall not be liable for any diminution in value of the Leased Premises caused by the absence of Personal Property actually removed or by the need to replace the Personal Property after such removal. Landlord acknowledges that Collateral Agent shall have no obligation to remove the Personal Property from the Leased Premises.
          4. Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Personal Property [and the granting of a mortgage lien in and upon Lessee’s interest in the Leased Premises, in each case,]6 in favor of Collateral Agent (for its benefit and the benefit of the Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord and Landlord hereby expressly consents to the granting of such security interest [and mortgage lien.]7.
          5. Notwithstanding anything to the contrary contained in this Agreement or the Lease, in the event of a default by Lessee under the Lease, Landlord agrees that (i) it shall provide to Collateral Agent at the address set forth in the introductory paragraph hereof a copy of any notice of default delivered to Lessee under the Lease and (ii) it shall not exercise any of its remedies against Lessee provided in favor of Landlord under the Lease or at law or in equity until, in the case of a monetary default, the date which is 45 days after the date Landlord delivers written notice of such monetary default to Collateral Agent, and in the case of a non-monetary default, the date which is 60 days after the date Landlord delivers written notice of such non-monetary default to Collateral Agent (such 45-day period for monetary defaults and such 60 day period for non-monetary defaults, as applicable, being referred to as the “Standstill Period”), provided, however, if such non-monetary default by its nature cannot reasonably be cured by Collateral Agent within such 60 day period, Collateral Agent shall have such additional period of time as may be reasonably necessary to cure such non-monetary default, so long as Lessee commences such curative measures within such 60 day period and thereafter proceeds diligently to complete such curative measures. In the event that any such non-monetary default by its nature cannot reasonably be cured by Collateral Agent, Landlord shall, provided Collateral Agent has theretofore cured

[6]	Include bracketed language if Leased Premises are to be mortgaged.

[7]	Include bracketed language if Leased Premises are to be mortgaged.

all monetary defaults (if any), upon the request of Collateral Agent enter into a new lease with Collateral Agent (or its nominee) on the same terms and conditions as the Lease. Collateral Agent shall have the right, but not the obligation, during the Standstill Period, to cure any such default and Landlord shall accept any such cure by Collateral Agent or Lessee. If, during the Standstill Period, Collateral Agent or Lessee or any other Person cures any such default, then Landlord shall rescind the notice of default.
          6. In the event of a termination, disaffirmance or rejection of the Lease for any reason, including, without limitation, pursuant to any laws (including any bankruptcy or other insolvency laws) by Lessee or the termination of the Lease for any reason by Landlord, Landlord will give Collateral Agent the right, within sixty (60) days of such event, provided all monetary defaults under the Lease have been cured, to enter into a new lease of the Leased Premises, in the name of Collateral Agent (or a designee to be named by Collateral Agent at the time), for the remainder of the term of the Lease and upon all of the terms and conditions thereof, or, if Collateral Agent shall elect not to exercise such right (such election to be made by Collateral Agent at its sole discretion), Landlord will give Collateral Agent the right to enter upon the Leased Premises during such sixty (60) day period for the purpose of removing Tenant’s personal property therefrom.
          7. Notwithstanding any provision to the contrary contained in the Lease, any acquisition of Lessee’s interest by Collateral Agent, its nominee, shall not create a default under, or require Landlord’s consent under, the Lease.
          8. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Collateral Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises. Notwithstanding that the provisions of this Agreement are self-executing, Landlord agrees, upon request by Collateral Agent, to execute and deliver a written acknowledgment confirming the provisions of this Agreement in form and substance satisfactory to Collateral Agent.
          9. All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.
          10. The provisions of this Agreement shall continue in effect until Landlord shall have received Collateral Agent’s written certification that the Loans have been paid in full and all of Lessee’s other Obligations under the Credit Agreement and the other Loan Documents have been satisfied.
          11. THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
          12. Landlord agrees to execute, acknowledge and deliver such further instruments as Collateral Agent may request to allow for the proper recording of this Agreement (including, without limitation, a revised landlord’s waiver in form and substance sufficient for recording) or to otherwise accomplish the purposes of this Agreement.

          13. Landlord agrees that, so long as the Loans and Lessee’s Obligations under the Credit Agreement remain outstanding and Collateral Agent retains an interest in the Personal Property [and/or Lessee’s interest in the Leased Premises]8, no modification, alteration or amendment shall be made to the Lease without the prior written consent of Collateral Agent if such modification, alteration or amendment could have a material adverse effect on the value or use of the Leased Premises or Lessee’s obligations or rights under the Lease.
[Signature Page Follows.]

[8]	Include bracketed language if Leased Premises are to be mortgaged.

          IN WITNESS WHEREOF, Landlord and Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

as Landlord
By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

Schedule A
Description of Real Property

Schedule B
Description of Leases

Lessor	Lessee	Dated	Modification	Location/Property Address

EXHIBIT H
Form of
LC REQUEST
Dated [___]
BANK OF AMERICA, N.A., as Administrative Agent under the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Issuing Bank, and the other parties party thereto.
[NAME AND ADDRESS OF ISSUING BANK]
Ladies and Gentlemen:
We hereby request that [NAME OF ISSUING BANK], as Issuing Bank under the Credit Agreement [issue] [amend] [renew] [extend] [a] [an existing] [Standby] [Commercial] Letter of Credit for the account of the undersigned [____]1 on [___]2 (the “Date of [Issuance] [Amendment] [Renewal] [Extension]”) in the aggregate stated amount of [____]3. [Such Letter of Credit was originally issued on [date].] The requested Letter of Credit [shall be] [is] denominated in Approved Currency.
The beneficiary of the requested Letter of Credit [will be] [is] [____]4, and such Letter of Credit [will be] [is] in support of [____]5 and [will have] [has] a stated expiration date of [____]6. [Describe the nature of the amendment, renewal or extension.]

[1]	Note that if the LC Request is for (i) a U.S. Letter of Credit for a Loan Party that is not the Parent Borrower, the Parent Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each U.S. Letter of Credit issued for the account or in favor of any such Loan Party and (ii) a European Letter of Credit for the account of another Subsidiary of Holdings that is not the European Administrative Borrower, the European Administrative Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each European Letter of Credit issued for the account of such other Subsidiary of Holdings.

[2]	Date of Issuance [Amendment] [Renewal] [Extension] must be at least three Business Days after the date of this LC Request, assuming this LC Request is delivered to the Issuing Bank at least two Business Days prior to the requested Date of Issuance (or such shorter period as is acceptable to the Issuing Bank).

[3]	Aggregate initial stated amount of Letter of Credit.

[4]	Insert name and address of beneficiary.

[5]	Insert description of the obligation to which it relates in the case of Standby Letters of Credit and a description of the commercial transaction which is being supported in the case of Commercial Letters of Credit.

[6]	Insert last date upon which drafts may be presented which may not be later than (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of
EXHIBIT H-1

We hereby certify that:
(1) As of today and at the time of and immediately after giving effect to the [issuance] [amendment] [renewal] [extension] of the Letter of Credit requested herein, no Default has or will have occurred and be continuing.
(2) Each of the representations and warranties made by any Loan Party set forth in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of today’s date and with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date.
(3) No order, judgment or decree of any Governmental Authority purports to restrain any Lender from taking any actions to be made hereunder or from making any Loans to be made by it. No injunction or other restraining order has been issued, is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this LC Request, the Credit Agreement or the making of Loans thereunder.
(4) After giving effect to the request herein, (A)(i) the LC Exposure shall not exceed the LC Commitment, (ii) the Total Revolving Exposure shall not exceed the lesser of (I) the Total Borrowing Base, and (II) the Total Revolving Commitments, (iii) the Total Adjusted Revolving Exposure shall not exceed the Total Adjusted Borrowing Base, and (iv) the conditions set forth in Section 4.02 of the Credit Agreement in respect of such issuance, amendment, renewal or extension shall have been satisfied.
Copies of all relevant documentation with respect to the supported transaction are attached hereto.

[ ]
By:
Name:
Title:

[NOVELIS INC., as Administrative Borrower][7]
By:
Name:
Title:

issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

[7]	Note that if the LC Request is for a U.S. Letter of Credit for a Loan Party that is not the Parent Borrower, the Parent Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each U.S. Letter of Credit issued for the account or in favor of any such Loan Party.
EXHIBIT H-2

[NOVELIS AG, as European Administrative Borrower][8]
By:
Name:
Title:

[8]	Note that if the LC Request is for a European Letter of Credit for the account of another Subsidiary of Holdings that is not the European Administrative Borrower, the European Administrative Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each European Letter of Credit issued for the account of such other Subsidiary of Holdings.
EXHIBIT H-3

Exhibit I

LaSalle Business Credit, LLC BORROWING BASE CERTIFICATE	Client Name:	Novelis Inc.

			Loan ID.	ABLE ID	Report No.	1	Report Date:
			NOVELISUS	NOVELISCANADA	NOVELISUK	NOVELISSW	NOVELISSWING	Consolidated
			A/R01	A/R02	A/R03	A/R04	A/R05	TOTAL
ACCOUNTS RECEIVABLE
Acct’s Receivable
Beginning A/R Balance (From previous Report)			0.00	0.00	0.00	0.00		0.00
Gross Sales (Invoices)		Collateral Addition	0.00	0.00	0.00	0.00		0.00
Net Collection (Wt. LB, Cash Rec’d. @ LBCI)		Collateral Subtraction	0.00	0.00	0.00	0.00		0.00
		Collateral Subtraction			0.00			0.00
Non A/R Collections		Collateral Subtraction	0.00	0.00	0.00	0.00	0.00	0.00
Discounts/Allowance		Discount (-)	0.00	0.00	0.00	0.00		0.00
Credit Memos		Credit Memos (-)	0.00	0.00	0.00	0.00		0.00
Adjustments Monthly Aging (+/-)		Adj. Aging (+/-)	0.00	0.00	0.00	0.00		0.00
Adjustments (+/-)		Other Adj. (+/-)	0.00	0.00	0.00	0.00		0.00
Adjustments (+/-)		Other Adj. (+/-)	0.00	0.00	0.00	0.00		0.00
Non A/R Cash		Non A/R Cash (+)	0.00	0.00	0.00	0.00		0.00
		Net Collateral Adj.	0.00	0.00	0.00	0.00	0.00	0.00

Ending Collateral Balance		0.00	0.00	0.00	0.00	0.00	0.00	0.00

Ineligible
End of Month A/R Ineligible as of:			0.00	0.00	0.00	0.00		0.00
Temporary Ineligible			0.00	0.00	0.00	0.00		0.00
Total Ineligible			0.00	0.00	0.00	0.00	0.00	0.00
Eligible Collateral			0.00	0.00	0.00	0.00	0.00	0.00
Advance Rate — Effective Adv. Rate			85.00%	85.00%	85.00%	85.00%		85.00%
Unapplied Cash — Balance from Previous Report								0.00
Check box below to include unapplied cash before Adv. Rate
Addition								0.00
Subtraction								0.00
Net Change		Unapplied Cash Adj.	0.00	0.00	0.00	0.00	0.00	0.00

☐ Adv Rate	Current Unapplied Balance Balance		0.00	0.00	0.00	0.00	0.00	0.00

Eligible A/R			0.00	0.00	0.00	0.00	0.00	0.00

A/R Available for Advances	Check to Apply A/R Limit ☑		0.00	0.00	0.00	0.00	0.00	0.00

A/R Sub-Limit			740,000,000.00	740,000,000.00	325,000,000.00	0.00		800,000,000.00

			NOVELISUS	NOVELISCANADA	NOVELISUK	NOVELISSW	NOVELISSWING
			INV01	INV02	INV03	INV04	INV05	TOTAL
INVENTORY:
INVENTORY
Beginning Inventory as of Purchases Sales		1/0/1900	0.00	0.00	0.00			0.00
		Collateral Addition	0.00	0.00	0.00			0.00
		Collateral Subtraction	0.00	0.00	0.00			0.00

Ending Inventory as of			0.00	0.00	0.00	0.00	0.00	0.00

Ineligible Inventory			0.00	0.00	0.00	0.00	0.00	0.00
Eligible Inventory			0.00	0.00	0.00	0.00	0.00	0.00
Advance Rate			74.3%	66.6%	70.6%			0.0%
Eligible Inventory			0.00	0.00	0.00	0.00	0.00	0.00

Inventory Availability	Check to Apply Inventory Limit ☑		0.00	0.00	0.00	0.00	0.00	0.00

Inventory Sub-Limit			740,000,000.00	740,000,000.00	740,000,000.00	0.00	0.00	800,000,000.00

GROSS AVAILABILITY (A/R AND INVENTORY)			0.00	0.00	0.00	0.00	0.00	0.00
Other Collateral (EQ) (RE) or (SA) (CapEx)		Guaranty						0.00
AVAILABLE FOR ADVANCES	Check to Apply Revolving Limit ☐		0.00	0.00	0.00	0.00	0.00	0.00

Revolving Limit			740,000,000.00	60,000,000.00	325,000,000.00	0.00	0.00	800,000,000.00

		Advance Rate	NOVELISCAUSD	NOVELISCANADA	NOVELISUK	NOVELISSW	NOVELISSWING
GUARANTEES
LC
SBY Letter of Credit	Rev ☐	0.00%	0.00	0.00	0.00	0.00		0.00
Trade Letter of Credit	Rev ☐		0.00	0.00	0.00	0.00		0.00
Guarantees Total Reserves			0.00	0.00	0.00	0.00	0.00	0.00

			NOVELISCAUSD	NOVELISCANADA	NOVELISUK	NOVELISSW	NOVELISSWING
LOAN ACTIVITY
Beginning Revolving Loan Balance (From Previous Report)			0.00	0.00	0.00	0.00	0.00	0.00

LOAN
Collections		Net Collection	0.00	0.00	0.00	0.00	0.00	0.00

Negative Loan Adj.		Other Loan Sub.	0.00	0.00	0.00	0.00	0.00	0.00

Advances		Loan Adv. Request	0.00	0.00	0.00	0.00	0.00	0.00

Loan Addition (Interest, Fees, and Other Adjustments)		Other Loan Addition	0.00	0.00	0.00	0.00	0.00	0.00

Ending Revolving Loan Balance (Revolving Loan)			0.00	0.00	0.00	0.00	0.00	0.00

			0.00	0.00	0.00			0.00

			0.00	0.00	0.00			0.00

RESERVES
Reserves	Check to Apply to Credit Line ☐		0.00	0.00	0	0.00	0.00	0.00
Reserves	Check to Apply to Credit Line ☐		0.00	0.00	0.00	0.00	0.00	0.00

Availability			0.00	0.00	0.00	0.00	0.00	0.00

Total Lines	Check to Apply to Avail. ☑		740,000,000.00	740,000,000.00	740,000,000.00	800,000,000.00	0.00	800,000,000.00

BORROWER’S COMMENTS	The undersigned hereby represents and warrants to LaSalle Business Credit, LLC, a division of ABN AMRO Bank, N.V. that the information set forth herein is true and correct as of the date made, that any Accounts Receivable or Inventory classified as “Eligible Accounts” or “Eligible Inventory” conform in all respects to the respective definitions of “Eligible Account” and “Eligible Inventory” as set forth in the Loan and Security Agreement (or similar agreement) entered into by and between LaSalle Business Credit, LLC and the undersigned, as amended, modified or supplemented from time to time).

Alejandro Bisogno

	Prepared By:	Authorized Signature

1 of 6

Exhibit J
[The aggregate maximum principal amount of indebtedness that may be secured hereby is
$[_____].]1

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING
BY
NOVELIS CORPORATION,
as Mortgagor,
TO
BANK OF AMERICA, N.A.
as Collateral Agent,
as Mortgagee

Dated as of December [__], 2010
Relating to Premises located at:
[_______________]

This instrument was prepared in consultation with counsel in the state in which the Mortgaged
Property is located by the attorney named below and after recording please return to:
Roshan Sonthalia, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071

[1]	TO BE INCLUDED ONLY IN MORTGAGE RECORDING TAX STATES.

Page
PREAMBLE	1

RECITALS	1

AGREEMENT	2

ARTICLE I.

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions	2
SECTION 1.2. Interpretation	5

ARTICLE II.

GRANTS AND SECURED OBLIGATIONS

SECTION 2.1. Grant of Mortgaged Property	5
SECTION 2.2. Assignment of Leases and Rents	6
SECTION 2.3. Secured Obligations	7
SECTION 2.4. Future Advances	7
SECTION 2.5. Secured Amount	7
SECTION 2.6. Last Dollar Secured	7
SECTION 2.7. No Release	7

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

SECTION 3.1. Warranty of Title	8
SECTION 3.2. Condition of Mortgaged Property	8
SECTION 3.3. Property Charges	9

ARTICLE IV.

CERTAIN COVENANTS OF MORTGAGOR

SECTION 4.1. Payment and Performance	9
SECTION 4.2. Title	9
SECTION 4.3. Inspection	10
SECTION 4.4. Limitation on Liens; Transfer Restrictions	10
SECTION 4.5. Insurance	10

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Page
ARTICLE V.

CONCERNING ASSIGNMENT OF LEASES AND RENTS

SECTION 5.1. Present Assignment; License to the Mortgagor	11
SECTION 5.2. Collection of Rents by the Mortgagee	12
SECTION 5.3. Irrevocable Interest	12

ARTICLE VI.

TAXES AND CERTAIN STATUTORY LIENS

SECTION 6.1. Payment of Property Charges	12
SECTION 6.2. Stamp and Other Taxes	12
SECTION 6.3. Certain Tax Law Changes	12
SECTION 6.4. Proceeds of Tax Claim	13

ARTICLE VII.

CASUALTY EVENTS AND RESTORATION

SECTION 7.1. Casualty Event	13
SECTION 7.2. Condemnation	13
SECTION 7.3. Restoration	13

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1. Remedies in Case of an Event of Default	14
SECTION 8.2. Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale	14
SECTION 8.3. Additional Remedies in Case of an Event of Default	16
SECTION 8.4. Legal Proceedings After an Event of Default	16
SECTION 8.5. Remedies Not Exclusive	17

ARTICLE IX.

SECURITY AGREEMENT AND FIXTURE FILING

SECTION 9.1. Security Agreement	18
SECTION 9.2. Fixture Filing	18

ARTICLE X.

FURTHER ASSURANCES
SECTION 10.1. Recording Documentation To Assure Security	19

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Page
SECTION 10.2. Further Acts	19
SECTION 10.3. Additional Security	20

ARTICLE XI.

MISCELLANEOUS
SECTION 11.1. Covenants To Run with the Land	20
SECTION 11.2. No Merger	20
SECTION 11.3. Concerning Mortgagee	20
SECTION 11.4. Mortgagee May Perform	21
SECTION 11.5. Continuing Security Interest; Assignment	21
SECTION 11.6. Termination; Release	22
SECTION 11.7. Modification in Writing	22
SECTION 11.8. Notices	22
SECTION 11.9. GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL	22
SECTION 11.10. Severability of Provisions	23
SECTION 11.11. Relationship	23
SECTION 11.12. No Credit for Payment of Taxes or Impositions	23
SECTION 11.13. No Claims Against the Mortgagee	23
SECTION 11.14. Mortgagee’s Right To Sever Indebtedness	24

ARTICLE XII.

INTERCREDITOR AGREEMENT

SECTION 12.1. Intercreditor Agreement	25
SECTION 12.2. Credit Agreement	25

ARTICLE XIII.

LEASES

SECTION 13.1. Mortgagor’s Affirmative Covenants with Respect to Leases	25
SECTION 13.2. Mortgagor’s Negative Covenants with Respect to Leases	26

ARTICLE XIV.

LOCAL LAW PROVISIONS

SIGNATURE

ACKNOWLEDGMENTS

SCHEDULE A Legal Description

-iii-

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY
AGREEMENT AND FIXTURE FILING
          This MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”), dated as of December [__], 2010, is made by NOVELIS CORPORATION, a Texas corporation, having an office at 6060 Parkland Boulevard, Cleveland, Ohio 44124, as mortgagor, assignor and debtor (in such capacities and together with any successors in such capacities, the “Mortgagor”), in favor of BANK OF AMERICA, N.A., having an address at [___________________], in its capacity as Collateral Agent for the Secured Parties and the Issuing Bank, as mortgagee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Mortgagee”)
R E C I T A L S:
          A. Pursuant to that certain Credit Agreement, dated as of December [__], 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Novelis Inc. (“Canadian Borrower”), Mortgagor, the other U.S. subsidiaries of Canadian Borrower party thereto, Novelis UK LTD, Novelis AG, AV Metals Inc., the other Guarantors party thereto, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, and U.S. Swingline Lender, and The Royal Bank of Scotland plc, as European Swingline Lender, the Lenders have agreed to make available to or for the account of Borrowers certain credit facilities.
          B. The Mortgagor will receive substantial benefits from the execution, delivery and performance of the Loan Documents and is, therefore, willing to enter into this Mortgage.
          C. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the Issuing Bank to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under the Loan Documents that the Mortgagor execute and deliver the applicable Loan Documents, including this Mortgage.
          D. This Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Secured Obligations (as defined in the Credit Agreement) owing by Mortgagor pursuant to the Loan Documents.
A G R E E M E N T:
          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby covenants and agrees with the Mortgagee as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION
          SECTION 1.1. Definitions.
          (a) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.
          (b) The following terms in this Mortgage shall have the following meanings:
          “Allocated Indebtedness” shall have the meaning assigned to such term in Section 11.14(i) hereof.
          “Allocation Notice” shall have the meaning assigned to such term in Section 11.14(i) hereof.
          “Bankruptcy Code” shall have the meaning assigned to such term in Section 5.1(ii) hereof.
          “Collateral” shall have the meaning assigned to such term in Section 11.14(i) hereof.
          “Contracts” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all contracts and other general intangibles relating to the Mortgaged Property and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto.
          “Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.
          “Default Rate” shall mean the rate of interest payable during a default pursuant to the provisions of Section 2.06(f) of the Credit Agreement.
          “Fixtures” shall mean all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal property of every kind, description and nature whatsoever now or hereafter attached or affixed to the Land or any other Improvement used in connection with the use and enjoyment of the Land or any other Improvement or the maintenance or preservation thereof, which by the nature of their location thereon or attachment thereto are real property or fixtures under the UCC or any other applicable law including, without limitation, all HVAC equipment, boilers, electronic data processing, telecommunications or computer equipment, refrigeration, electronic monitoring, power, waste removal, elevators, maintenance or other systems or equipment, utility systems, fire sprinkler and security systems, drainage facilities, lighting facilities, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, pipes, fittings and other items of every kind and description now or hereafter attached to or located on the Land.

          “Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all alterations now or hereafter located, attached or erected on the Land, including, without limitation, (i) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls and (ii) all materials now or hereafter located on the Land intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, structures and improvements, all of which materials shall be deemed to be part of the Improvements immediately upon delivery thereof on the Land and to be part of the Improvements immediately upon their incorporation therein.
          “Insurance Policies” means the insurance policies and coverages required to be maintained by the Mortgagor with respect to the Mortgaged Property pursuant to the Credit Agreement.
          “Land” shall mean the land described in Schedule A annexed to this Mortgage, together with all of the Mortgagor’s reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by Mortgagor.
          “Landlord” shall mean any landlord, lessor, franchisor, licensor or grantor, as applicable.
          “Leases” shall mean, collectively, any and all interests of the Mortgagor, as Landlord, in all leases and subleases of space, tenancies, franchise agreements, licenses, occupancy or concession agreements now existing or hereafter entered into, whether or not of record, relating in any manner to the Premises and any and all amendments, modifications, supplements, replacements, extensions and renewals of any thereof, whether now in effect or hereafter coming into effect.
          “Mortgage” shall have the meaning assigned to such term in the Preamble hereof.
          “Mortgaged Property” shall have the meaning assigned to such term in Section 2.1 hereof.
          “Mortgagee” shall have the meaning assigned to such term in the Preamble hereof.
          “Mortgagor” shall have the meaning assigned to such term in the Preamble hereof.
          “Mortgagor’s Interest” shall have the meaning assigned to such term in Section 2.2 hereof.

          “Permit” shall mean any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished in connection with the Mortgaged Property including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.
          “Premises” shall mean, collectively, the Land, the Fixtures and the Improvements.
          “Proceeds” shall mean, collectively, any and all cash proceeds and noncash proceeds and shall include all (i) proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Mortgaged Property, (iii) payments (in any form whatsoever) made or due and payable to the Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Mortgaged Property by any Governmental Authority (or any person acting on behalf of a Governmental Authority), (iv) products of the Mortgaged Property and (v) other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property including, without limitation, refunds of real estate taxes and assessments, including interest thereon.
          “Property Charges” shall mean any and all real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmens’, repairmens’, laborers’, materialmens’, suppliers’ and warehousemens’ Liens and other claims arising by operation of law), judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property.
          “Property Material Adverse Effect” shall mean, as of any date of determination and whether individually or in the aggregate, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on (a) the business or operations of the Mortgagor as presently conducted at the Mortgaged Property; (b) the value or utility of the Mortgaged Property; or (c) the legality, priority or enforceability of the Lien created by this Mortgage or the rights and remedies of the Mortgagee hereunder.
          “Prudent Operator” shall mean a prudent operator of property similar in use and configuration to the Premises and located in the locality where the Premises are located.
          “Records” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Permit.
          “Rents” shall mean, collectively, any and all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by the Mortgagor under any Lease or otherwise, and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.
          “Tenant” shall mean any tenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.
          “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the state in which the Premises are located; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, “UCC” shall mean the Uniform Commercial Code in effect in such state.
          SECTION 1.2. Interpretation. The rules of construction set forth in Section 1.03 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis.
ARTICLE II.
GRANTS AND SECURED OBLIGATIONS
          SECTION 2.1. Grant of Mortgaged Property. The Mortgagor hereby grants, mortgages, bargains, sells, assigns, transfers and conveys to the Mortgagee, its successors and assigns, and hereby grants to the Mortgagee, a security interest in and upon, all of the Mortgagor’s estate, right, title and interest in, to and under the following property, whether now owned or held or hereafter acquired from time to time (collectively, the “Mortgaged Property”):
(i)	Land;

(ii)	Improvements;

(iii)	Fixtures;

(iv)	Leases;

(v)	Rents;

(vi)	Permits;

(vii)	Contracts;

(viii)	Records; and

(ix)	Proceeds.
          Notwithstanding the foregoing provisions of this Section 2.1, Mortgaged Property shall not include a grant of any of the Mortgagor’s right, title or interest in any Contract or Permit (x) that validly prohibits the creation by the Mortgagor of a security interest therein and (y) to the extent, but only to the extent that, any Requirement of Law applicable thereto prohibits the creation of a security interest therein; provided, however, that the right to receive any payment of money or any other right referred to in Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC to the extent that such Sections are effective to limit the prohibitions described in clauses (x) and (y) of this Section 2.1 shall constitute Mortgaged Property hereunder, and provided further, that at such time as any Contract or Permit described in clauses (x) and (y) of this Section 2.1 is no longer subject to such prohibition, such applicable Contract or Permit shall (without any act or delivery by any person) constitute Mortgaged Property hereunder.
          TO HAVE AND TO HOLD the Mortgaged Property, together with all estate, right, title and interest of the Mortgagor and anyone claiming by, through or under the Mortgagor in and to the Mortgaged Property and all rights and appurtenances relating thereto, unto the Mortgagee, its successors and assigns, for the purpose of securing the payment and performance in full of all the Secured Obligations.
          SECTION 2.2. Assignment of Leases and Rents. As additional security for the payment and performance in full of the Secured Obligations and subject to the provisions of Article V hereof, the Mortgagor absolutely, presently, unconditionally and irrevocably assigns, transfers and sets over to the Mortgagee, and grants to the Mortgagee, all of the Mortgagor’s estate, right, title, interest, claim and demand, as Landlord, under any and all of the Leases including, without limitation, the following (such assigned rights, the “Mortgagor’s Interest”):
     (i) the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;
     (ii) all claims, rights, powers, privileges and remedies of the Mortgagor, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases;
     (iii) all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and
     (iv) the full power and authority, in the name of the Mortgagor or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Mortgagor, as Landlord, is or may be entitled to take under the Leases.

          SECTION 2.3. Secured Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Secured Obligations.
          SECTION 2.4. Future Advances. This Mortgage shall secure all Secured Obligations including, without limitation, future advances whenever hereafter made with respect to or under the Credit Agreement or the other Loan Documents and shall secure not only Secured Obligations with respect to presently existing indebtedness under the Credit Agreement or the other Loan Documents, but also any and all other indebtedness which may hereafter be owing by the Mortgagor to the Secured Parties under the Credit Agreement or the other Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Loan Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Secured Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.
          The Credit Agreement contains a revolving credit facility that permits the Borrowers to borrower certain principal amounts, repay all or a portion of such principal amounts, and reborrow the amounts previously paid to the Lenders, all upon satisfaction of certain conditions stated in the Credit Agreement. This Mortgage secures all advances and re-advances under the revolving credit feature of the Credit Agreement. Mortgagor hereby agrees and acknowledges that the Secured Obligations secured by this Mortgage include a revolving loan and is intended to secure future advances; accordingly, this Mortgage shall not be cancelled by the full and complete repayment of the Loans, so long as the Credit Agreement remains in force and effect.
          SECTION 2.5. Secured Amount. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $1,000,000,000 [If state has mortgage tax, use the agreed upon value of the property.] (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.
          SECTION 2.6. Last Dollar Secured. So long as the aggregate amount of the Secured Obligations exceeds the Secured Amount, any payments and repayments of the Secured Obligations shall not be deemed to be applied against or to reduce the Secured Amount.
          SECTION 2.7. No Release. Nothing set forth in this Mortgage shall relieve the Mortgagor from the performance of any term, covenant, condition or agreement on the Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage or any other Loan Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of the Mortgagor contained in this Section 2.7 shall survive the termination hereof and the discharge of the Mortgagor’s other obligations under this Mortgage and the other Loan Documents.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF MORTGAGOR
          SECTION 3.1. Warranty of Title. The Mortgagor represents and warrants that:
          (i) it has good title to the interest it purports to own or hold in and to all rights and appurtenances to or that constitute a portion of the Mortgaged Property;
          (ii) it has good and marketable fee simple title to the Premises and the Landlord’s interest and estate under or in respect of the Leases and good title to the interest it purports to own or hold in and to each of the Permits, the Contracts and the Records, in each case subject to no Liens, except for (x) as of the date hereof, Permitted Liens and Liens in favor of the Mortgagee pursuant to the Security Documents and (y) hereafter, Permitted Liens; and;
          (iii) upon recordation in the official records in the county (or other applicable jurisdiction) in which the Premises are located this Mortgage will create and constitute a valid and enforceable Lien on the Mortgaged Property in favor of the Mortgagee for the benefit of the Secured Parties, and, to the extent any of the Mortgaged Property shall consist of Fixtures, a security interest in the Fixtures, which Lien and security interest shall be, as of the date hereof and hereafter, subject only to Permitted Liens.
          SECTION 3.2. Condition of Mortgaged Property. The Mortgagor represents and warrants that:
          (i) the Premises and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use and subdivision laws, setback or other development and use requirements of Governmental Authorities and with all private restrictions and agreements affecting the Mortgaged Property whether or not recorded, except where the failure so to comply could not result in a Property Material Adverse Effect;
          (ii) as of the date hereof, Mortgagor has neither received any notice of nor has any knowledge of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property and has no knowledge of any state of facts that may exist which could give rise to any such claims;

          (iii) no portion of the Premises is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts promulgated by the Federal Emergency Management Agency or any successor thereto or, if any portion of the Premises is located within such area as evidenced by the Federal Emergency Management Agency Standard Flood Hazard Determination provided to the Mortgagee by the Mortgagor pursuant to Section 4.01(o)(ix) of the Credit Agreement, the Mortgagor has obtained the flood insurance prescribed in Section 5.04(c) of the Credit Agreement;
          (iv) the Premises are assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a portion of such lot or lots, and no other land or improvement is assessed and taxed together with the Premises or any portion thereof; and
          (v) there are no options or rights of first refusal to purchase or acquire all or any portion of the Mortgaged Property.
          SECTION 3.3. Property Charges. The Mortgagor represents and warrants that all Property Charges imposed upon or assessed against the Mortgaged Property have been paid (or will be paid in Mortgagor’s ordinary course of business) and discharged except to the extent such Property Charges constitute, as of the date hereof and hereafter, a Permitted Lien.
ARTICLE IV.
CERTAIN COVENANTS OF MORTGAGOR
SECTION 4.1. Payment and Performance. The Mortgagor shall pay and perform the Secured Obligations in full as and when the same shall become due under the Loan Documents and when they are required to be performed thereunder.
          SECTION 4.2. Title. The Mortgagor shall
          (i) (A) keep in effect all rights and appurtenances to or that constitute a part of the Mortgaged Property except where the failure to keep in effect the same could not result in a Property Material Adverse Effect and (B) protect, preserve and defend its interest in the Mortgaged Property and title thereto;
          (ii) (A) comply with each of the terms, conditions and provisions of any obligation of the Mortgagor which is secured by the Mortgaged Property or the noncompliance with which may result in the imposition of a Lien on the Mortgaged Property, subject to Permitted Liens, (B) forever warrant and defend to the Mortgagee the Lien and security interests created and evidenced hereby and the validity and priority hereof in any action or proceeding against the claims of any and all persons whomsoever affecting or purporting to affect the Mortgaged Property or any of the rights of the Mortgagee hereunder and (C) maintain this Mortgage as a valid and enforceable Lien on the Mortgaged Property and, to the extent any of the Mortgaged Property shall consist of

          Fixtures, a security interest in the Mortgaged Property, which Lien and security interest shall be subject only to Permitted Liens; and
          (iii) promptly upon obtaining knowledge of the pendency of any proceedings for the eviction of the Mortgagor from the Mortgaged Property or any part thereof by paramount title or otherwise questioning the Mortgagor’s right, title and interest in, to and under the Mortgaged Property as warranted in this Mortgage, or of any condition that could give rise to any such proceedings, notify the Mortgagee thereof in writing. The Mortgagee may participate in such proceedings and the Mortgagor will deliver or cause to be delivered to the Mortgagee all instruments requested by the Mortgagee to permit such participation. In any such proceedings, the Mortgagee may be represented by counsel satisfactory to the Mortgagee at the reasonable expense of the Mortgagor. If, upon the resolution of such proceedings, the Mortgagor shall suffer a loss of the Mortgaged Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds are hereby assigned to and shall be paid to the Mortgagee to be applied as Net Cash Proceeds to the payment of the Secured Obligations or otherwise in accordance with the provisions of Section 2.10 of the Credit Agreement.
          (iv) not initiate, join in or consent to any change in the zoning or any other permitted use classification of the Premises which would have a Property Material Adverse Effect without the prior written consent of the Mortgagee.
          SECTION 4.3. Inspection. Mortgagor shall permit Mortgagee, and its agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records located thereon; provided, that such inspections shall not materially interfere with the use and operation of the Mortgaged Property.
          SECTION 4.4. Limitation on Liens; Transfer Restrictions.
     (i) Except for the Permitted Liens and the Lien of this Mortgage, the Mortgagor may not, without the prior written consent of the Mortgagee, permit to exist or grant any Lien on all or any part of the Mortgaged Property or suffer or allow any of the foregoing to occur by operation of law or otherwise.
     (ii) Except to the extent permitted by the Credit Agreement, the Mortgagor may not, without the prior written consent of the Mortgagee, sell, convey, assign, lease or otherwise transfer all or any part of the Mortgaged Property.
SECTION 4.5. Insurance. The Mortgagor shall obtain and keep in full force and effect the Insurance Policies required by the Credit Agreement pursuant to the terms thereof.

ARTICLE V.
CONCERNING ASSIGNMENT OF LEASES AND RENTS
          SECTION 5.1. Present Assignment; License to the Mortgagor.
               (i) Section 2.2 of this Mortgage constitutes a present, absolute, effective, irrevocable and complete assignment by Mortgagor to Mortgagee of the Leases and Rents and the right, subject to applicable law, to collect all sums payable to Mortgagor thereunder and apply the same as Mortgagee may, in its sole discretion, determine to be appropriate to protect the security afforded by this Mortgage (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), which is not conditioned upon Mortgagee being in possession of the Premises. This assignment is an absolute assignment and not an assignment for additional security only. The Mortgagee hereby grants to the Mortgagor, however, a license to collect and apply the Rents and to enforce the obligations of Tenants under the Leases. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Secured Obligations or solvency of Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by Mortgagee (such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.
               (ii) Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage, Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, present assignment of the Rents arising out of the Leases and all security for such Leases subject only to the Permitted Liens and in the case of security deposits, rights of depositors and Requirements of Law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.
               (iii) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

          SECTION 5.2. Collection of Rents by the Mortgagee.
               (i) Any Rents receivable by the Mortgagee hereunder, after payment of all proper costs and expenses as Mortgagee may, in its sole discretion, determine to be appropriate (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement. The Mortgagee shall be accountable to the Mortgagor only for Rents actually received by the Mortgagee. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of any Event of Default or invalidate any act done pursuant to such notice.
               (ii) The Mortgagor hereby irrevocably authorizes and directs Tenant under each Lease to rely upon and comply with any and all notices or demands from the Mortgagee for payment of Rents to the Mortgagee and the Mortgagor shall have no claim against Tenant for Rents paid by Tenant to the Mortgagee pursuant to such notice or demand.
          SECTION 5.3. Irrevocable Interest. All rights, powers and privileges of the Mortgagee herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Mortgagor shall not take any action under the Leases or otherwise which is inconsistent with this Mortgage or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.
ARTICLE VI.
TAXES AND CERTAIN STATUTORY LIENS
               SECTION 6.1. Payment of Property Charges. Unless and to the extent contested by the Mortgagor in accordance with the provisions of the Credit Agreement, the Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to same becoming delinquent, all Property Charges. The Mortgagor shall, upon the Mortgagee’s request, deliver to the Mortgagee receipts evidencing the payment of all such Property Charges.
               SECTION 6.2. Stamp and Other Taxes. The Mortgagor shall pay any United States documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon this Mortgage or the Secured Obligations or any instrument or transaction affecting or relating to the same and in default thereof, the Mortgagee may advance the same and the amount so advanced shall be payable by the Mortgagor to the Mortgagee in accordance with the provisions of Section 2.15(c) of the Credit Agreement.
               SECTION 6.3. Certain Tax Law Changes. In the event of the passage after the date hereof of any law deducting from the value of real property, for the purpose of taxation, amounts in respect of any Lien thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any taxes, and imposing any taxes, either directly or indirectly, on this Mortgage or any other Loan Document which are payable by or assessed on the Mortgagee, the Mortgagor shall promptly pay to the Mortgagee or the appropriate tax authority such amount or amounts as may be necessary from time to time to pay any such taxes, assessments or other charges resulting therefrom; provided, that if any such payment or reimbursement to the Mortgagee shall be unlawful or taxable, or would constitute usury or render the indebtedness wholly or partially usurious under applicable law, the Mortgagor shall pay or reimburse Mortgagee for payment of the lawful and non-usurious portion thereof.
          SECTION 6.4. Proceeds of Tax Claim. In the event that the proceeds of any tax claim are paid after the Mortgagee has exercised its right to foreclose the Lien hereof, such proceeds shall be paid to the Mortgagee to satisfy any deficiency remaining after such foreclosure. The Mortgagee shall retain its interest in the proceeds of any tax claim during any redemption period. The amount of any such proceeds in excess of any deficiency claim of the Mortgagee shall in a reasonably prompt manner be released to the Mortgagor.
ARTICLE VII.
CASUALTY EVENTS AND RESTORATION
          SECTION 7.1. Casualty Event. If there shall occur any Casualty Event (or, in the case of any condemnation, taking or other proceeding in the nature thereof, upon the occurrence thereof or notice of the commencement of any proceedings therefor), the Mortgagor shall promptly send to the Mortgagee a written notice setting forth the nature and extent thereof. The proceeds payable in respect of any such Casualty Event are hereby assigned and shall be paid to the Mortgagee. The Net Cash Proceeds of each Casualty Event shall be applied, allocated and distributed in accordance with the provisions of Section 2.10 of the Credit Agreement.
          SECTION 7.2. Condemnation. In the case of any taking, condemnation or other proceeding in the nature thereof, the Mortgagee may, at its option, participate in any proceedings or negotiations which might result in any taking or condemnation and the Mortgagor shall deliver or cause to be delivered to the Mortgagee all instruments reasonably requested by it to permit such participation. The Mortgagee may be represented by counsel satisfactory to it at the reasonable expense of the Mortgagor in connection with any such participation. The Mortgagor shall pay all reasonable fees, costs and expenses incurred by the Mortgagee in connection therewith and in seeking and obtaining any award or payment on account thereof. The Mortgagor shall take all steps necessary to notify the condemning authority of such participation.
          SECTION 7.3. Restoration. In the event the Mortgagor is permitted or required to perform any repairs or restoration to the Premises in accordance with the provisions of the Credit Agreement, the Mortgagor shall complete such repairs or restoration in accordance with provisions thereof.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
          SECTION 8.1. Remedies in Case of an Event of Default. If any Event of Default shall have occurred and be continuing, the Mortgagee may at its option, in addition to any other action permitted under this Mortgage or the Credit Agreement or by law, statute or in equity, take one or more of the following actions to the greatest extent permitted by local law:
               (i) personally, or by its agents or attorneys, (A) enter into and upon and take possession of all or any part of the Premises together with the books, records and accounts of the Mortgagor relating thereto and, exclude the Mortgagor, its agents and servants wholly therefrom, (B) use, operate, manage and control the Premises and conduct the business thereof, (C) maintain and restore the Premises, (D) make all necessary or proper repairs, renewals and replacements and such useful alterations thereto and thereon as the Mortgagee may deem advisable, (E) manage, lease and operate the Premises and carry on the business thereof and exercise all rights and powers of the Mortgagor with respect thereto either in the name of the Mortgagor or otherwise or (F) collect and receive all Rents. The Mortgagee shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management except that any amounts so received by the Mortgagee shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement.
               (ii) with or without entry, personally or by its agents or attorneys (A) sell the Mortgaged Property and all estate, right, title and interest, claim and demand therein at one or more sales in one or more parcels, in accordance with the provisions of Section 8.2 hereof or (B) institute and prosecute proceedings for the complete or partial foreclosure of the Lien and security interests created and evidenced hereby; or
               (iii) take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Credit Agreement and the other Loan Documents, or in aid of the execution of any power granted in this Mortgage, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Mortgagee shall elect.
          SECTION 8.2. Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale.
               (i) If any Event of Default shall have occurred and be continuing, the Mortgagee may institute an action to foreclose this Mortgage or take such other action as may be permitted and available to the Mortgagee at law or in equity for the enforcement of the Credit Agreement and realization on the Mortgaged Property and proceeds thereon through power of sale (if then available under applicable law) or to final judgment and execution thereof for the Secured Obligations, and in furtherance thereof the Mortgagee may sell the Mortgaged Property at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law or statute or in equity. The Mortgagee may execute and deliver to the purchaser at such sale a conveyance of the Mortgaged Property in fee simple and an assignment or conveyance of all the Mortgagor’s Interest in the Leases and the Mortgaged Property, each of which conveyances and assignments shall contain recitals as to the Event of Default upon which the execution of the power of sale herein granted depends, and the Mortgagor hereby constitutes and appoints the Mortgagee the true and lawful attorney(s) in fact of the Mortgagor to make any such recitals, sale, assignment and conveyance, and all of the acts of the Mortgagee as such attorney in fact are hereby ratified and confirmed. The Mortgagor agrees that such recitals shall be binding and conclusive upon the Mortgagor and that any assignment or conveyance to be made by the Mortgagee shall divest the Mortgagor of all right, title, interest, equity and right of redemption, including any statutory redemption, in and to the Mortgaged Property. The power and agency hereby granted are coupled with an interest and are irrevocable by death or dissolution, or otherwise, and are in addition to any and all other remedies which the Mortgagee may have hereunder, at law or in equity. So long as the Secured Obligations, or any part thereof, remain unpaid, the Mortgagor agrees that possession of the Mortgaged Property by the Mortgagor, or any person claiming under the Mortgagor, shall be as tenant, and, in case of a sale under power or upon foreclosure as provided in this Mortgage, the Mortgagor and any person in possession under the Mortgagor, as to whose interest such sale was not made subject, shall, at the option of the purchaser at such sale, then become and be tenants holding over, and shall forthwith deliver possession to such purchaser, or be summarily dispossessed in accordance with the laws applicable to tenants holding over. In case of any sale under this Mortgage by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Mortgaged Property may be sold as an entirety or in separate parcels in such manner or order as the Mortgagee in its sole discretion may elect. One or more exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Mortgaged Property is sold or all amounts secured hereby are paid in full.
               (ii) The proceeds of any sale made under or by virtue of this Article VIII, together with any other sums which then may be held by the Mortgagee under this Mortgage, whether under the provisions of this Article VIII or otherwise, shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement.
               (iii) The Mortgagee (on behalf of any Secured Party or on its own behalf) or any Lender or any of their respective Affiliates may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Article VIII and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts (whether or not then due) owing to the Mortgagee, or such Lender in respect of the Secured Obligations, after deducting from the sales price the expense of the sale and the costs of the action or proceedings and any other sums that the Mortgagee or such Lender is authorized to deduct under this Mortgage.
               (iv) The Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, the Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

               (v) If the Premises are comprised of more than one parcel of land, the Mortgagee may take any of the actions authorized by this Section 8.2 in respect of any or a number of individual parcels.
          SECTION 8.3. Additional Remedies in Case of an Event of Default.
               (i) The Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof and, to the extent permitted by applicable law, the right of the Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of, or absolute conveyance pursuant to, this Mortgage. In case of proceedings against the Mortgagor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, the Mortgagee shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Secured Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property; provided, however, that in no case shall the Mortgagee receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at the Default Rate) from the proceeds of the sale of the Mortgaged Property and the distribution from the estate of the Mortgagor.
               (ii) Any recovery of any judgment by the Mortgagee and any levy of any execution under any judgment upon the Mortgaged Property shall not affect in any manner or to any extent the Lien and security interests created and evidenced hereby upon the Mortgaged Property or any part thereof, or any conveyances, powers, rights and remedies of the Mortgagee hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.
               (iii) Any monies collected by the Mortgagee under this Section 8.3 shall be applied in accordance with the provisions of Section 8.2(ii).
          SECTION 8.4. Legal Proceedings After an Event of Default.
               (i) After the occurrence of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the Secured Obligations or any part thereof, or of any proceedings to foreclose the Lien and security interest created and evidenced hereby or otherwise to enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, the Mortgagor shall enter its voluntary appearance in such action, suit or proceeding.
               (ii) Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the Secured Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Secured Obligations or the solvency or insolvency of any person or entity then legally or equitably liable for the Secured Obligations or any portion thereof. The Mortgagor hereby consents to the appointment of such receiver. Notwithstanding the appointment of any receiver, the Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to the Mortgagee.
               (iii) The Mortgagor shall not (A) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, (B) claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction or (C) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by applicable law, the Mortgagor hereby expressly (X) waives all benefit or advantage of any such law or laws, including, without limitation, any statute of limitations applicable to this Mortgage, (Y) waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Mortgage and further waives and agrees not to plead that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (Z) covenants not to hinder, delay or impede the execution of any power granted or delegated to the Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted. The Mortgagee shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.
          SECTION 8.5. Remedies Not Exclusive. No remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Mortgage or now or hereafter existing at law or in equity. Any delay or omission of the Mortgagee to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Mortgage may be exercised from time to time concurrently or independently, when and as often as may be deemed expedient by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may elect. If the Mortgagee or any Lender accepts any monies required to be paid by the Mortgagor under this Mortgage or any other Loan Document after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Mortgage or to declare an Event of Default with regard to subsequent defaults. If the Mortgagee or any Lender accepts any monies required to be paid by the Mortgagor under this Mortgage or any other Loan Document in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of the Mortgagor to pay the entire sum then due, and the Mortgagor’s failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.

ARTICLE IX.
SECURITY AGREEMENT AND FIXTURE FILING
          SECTION 9.1. Security Agreement. To the extent that the Mortgaged Property includes personal property or items of personal property which are or are to become fixtures under applicable law, this Mortgage shall also be construed as a security agreement under the UCC; and, upon and during the continuance of an Event of Default, the Mortgagee shall be entitled with respect to such personal property to exercise all remedies hereunder, all remedies available under the UCC with respect to fixtures and all other remedies available under applicable law. Without limiting the foregoing, such personal property may, at the Mortgagee’s option, (i) be sold hereunder together with any sale of any portion of the Mortgaged Property or otherwise, (ii) be sold pursuant to the UCC, or (iii) be dealt with by the Mortgagee in any other manner permitted under applicable law. The Mortgagee may require the Mortgagor to assemble such personal property and make it available to the Mortgagee at a place to be designated by the Mortgagee. The Mortgagor acknowledges and agrees that a disposition of the personal property in accordance with the Mortgagee’s rights and remedies in respect to the Mortgaged Property as heretofore provided is a commercially reasonable disposition thereof; provided, however, that the Mortgagee shall give the Mortgagor not less than ten (10) days’ prior notice of the time and place of any intended disposition.
          SECTION 9.2. Fixture Filing. To the extent that the Mortgaged Property includes items of personal property which are or are to become fixtures under applicable law, and to the extent permitted under applicable law, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the time of filing as a fixture filing with respect to such Mortgaged Property, and the following information is applicable for the purpose of such fixture filing, to wit:

Name and Address of the debtor:	Name and Address of the secured party:
The Mortgagor having the address described in the Preamble hereof.

The Mortgagor is a corporation organized under the laws of the State of Texas whose Organization Number is 0800204347, and whose Taxpayer Identification Number is 41-2098321.
The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest may be obtained.

This Financing Statement covers the following types or items of property:

The Mortgaged Property.

This instrument covers goods or items of personal property which are or are to become fixtures upon the Premises.

The name of the record owner of the Premises on which such fixtures are or are to be located is the Mortgagor.

In addition, Mortgagor authorizes the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located as may be required by law in order to establish, preserve and protect the liens and security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property.
ARTICLE X.
FURTHER ASSURANCES
          SECTION 10.1. Recording Documentation To Assure Security. The Mortgagor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any thereof or to any property intended to be subject to the Lien hereof to be filed, registered and recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the validity and priority thereof or the Lien hereof purported to be created upon the Mortgaged Property and the interest and rights of the Mortgagee therein. The Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments.
          SECTION 10.2. Further Acts. The Mortgagor shall, at the sole cost and expense of the Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as the Mortgagee shall from time to time request, which may be necessary in the judgment of the Mortgagee from time to time to assure, perfect, convey, assign, pledge, transfer and confirm unto the Mortgagee, the property and rights hereby conveyed or assigned or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. Without limiting the generality of the foregoing, in the event that the Mortgagee desires to exercise any remedies, consensual rights or attorney-in-fact powers set forth in this Mortgage and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Mortgagee, the Mortgagor agrees to use its best efforts to assist and aid the Mortgagee to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers. In the event the Mortgagor shall fail after demand to execute any instrument or take any action required to be executed or taken by the Mortgagor under this Section 10.2, the Mortgagee may execute or take the same as the attorney-in-fact for the Mortgagor, such power of attorney being coupled with an interest and is irrevocable.

          SECTION 10.3. Additional Security. Without notice to or consent of the Mortgagor and without impairment of the Lien and rights created by this Mortgage, the Mortgagee may accept (but the Mortgagor shall not be obligated to furnish) from the Mortgagor or from any other person, additional security for the Secured Obligations. Neither the giving hereof nor the acceptance of any such additional security shall prevent the Mortgagee from resorting, first, to such additional security, and, second, to the security created by this Mortgage without affecting the Mortgagee’s Lien and rights under this Mortgage.
ARTICLE XI.
MISCELLANEOUS
          SECTION 11.1. Covenants To Run with the Land. All of the grants, covenants, terms, provisions and conditions in this Mortgage shall run with the Land and shall apply to, and bind the successors and assigns of, the Mortgagor. If there shall be more than one mortgagor with respect to the Mortgaged Property, the covenants and warranties hereof shall be joint and several.
          SECTION 11.2. No Merger. The rights and estate created by this Mortgage shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by the Mortgagee unless the Mortgagee shall have consented to such merger in writing.
          SECTION 11.3. Concerning Mortgagee.
               (i) The Mortgagee has been appointed as Collateral Agent pursuant to the Credit Agreement. The actions of the Mortgagee hereunder are subject to the provisions of the Credit Agreement. The Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Mortgaged Property), in accordance with this Mortgage and the Credit Agreement. The Mortgagee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Mortgagee may resign and a successor Mortgagee may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Mortgagee by a successor Mortgagee, that successor Mortgagee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee under this Mortgage, and the retiring Mortgagee shall thereupon be discharged from its duties and obligations under this Mortgage. After any retiring Mortgagee’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee.
               (ii) The Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of the Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equivalent to that which the Mortgagee, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Mortgagee nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any person with respect to any Mortgaged Property.
               (iii) The Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.
               (iv) With respect to any of its rights and obligations as a Lender, the Mortgagee shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include the Mortgagee in its individual capacity as a Lender, if the Mortgagee shall be a Lender. The Mortgagee may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Mortgagor or any Affiliate of the Mortgagor to the same extent as if the Mortgagee were not acting as Collateral Agent.
               (v) If any portion of the Mortgaged Property also constitutes collateral granted by Mortgagor to the Mortgagee to secure the Secured Obligations under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Mortgagee, in its sole discretion, shall select which provision or provisions shall control.
          SECTION 11.4. Mortgagee May Perform. If the Mortgagor shall fail to perform any covenants contained in this Mortgage (including, without limitation, the Mortgagor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder or under the Credit Agreement, (ii) pay Property Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of the Mortgagor under any Mortgaged Property) or if any warranty on the part of the Mortgagor contained herein shall be breached, the Mortgagee may (but shall not be obligated to), after five (5) Business Days notice to Mortgagor, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Mortgagee shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which the Mortgagor fails to pay or perform as and when required hereby and which the Mortgagor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Mortgagee shall be paid by the Mortgagor in accordance with the provisions of Section 11.03 of the Credit Agreement. Neither the provisions of this Section 11.4 nor any action taken by the Mortgagee pursuant to the provisions of this Section 11.4 shall prevent any such failure to observe any covenant contained in this Mortgage nor any breach of warranty from constituting an Event of Default.
          SECTION 11.5. Continuing Security Interest; Assignment. This Mortgage shall create a continuing Lien on and security interest in the Mortgaged Property and shall (i) be binding upon the Mortgagor, its successors and assigns, (ii) inure, together with the rights and remedies of the Mortgagee hereunder, to the benefit of the Mortgagee for the benefit of the

Secured Parties and each of their respective successors, transferees and assigns and (iii) in the event there is more than one mortgagor party hereto, all undertakings hereunder shall be deemed joint and several. No other persons (including, without limitation, any other creditor of any Loan Party) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), but subject, however, to the provisions of the Credit Agreement, any Lender may assign or otherwise transfer any indebtedness held by it secured by this Mortgage to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender, herein or otherwise.
          SECTION 11.6. Termination; Release. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Mortgage shall terminate. Upon termination hereof or any release of the Mortgaged Property or any portion thereof in accordance with the provisions of the Credit Agreement, the Mortgagee shall, upon the request and at the sole cost and expense of the Mortgagor, forthwith assign, transfer and deliver to the Mortgagor, against receipt and without recourse to or warranty by the Mortgagee, such of the Mortgaged Property to be released (in the case of a release) as may be in possession of the Mortgagee and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Mortgaged Property, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Mortgaged Property, as the case may be.
          SECTION 11.7. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Mortgagor therefrom, shall be effective unless the same shall be done in accordance with the terms of the Credit Agreement and unless in writing and signed by the Mortgagee. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Mortgagor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Mortgage or any other Loan Document, no notice to or demand on the Mortgagor in any case shall entitle the Mortgagor to any other or further notice or demand in similar or other circumstances.
          SECTION 11.8. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to the Mortgagor or the Mortgagee, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.8.
          SECTION 11.9. GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS MORTGAGE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR

PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF MORTGAGED PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. MORTGAGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE MORTGAGEE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY MORTGAGOR REFUSES TO ACCEPT SERVICE, MORTGAGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF MORTGAGEE TO BRING PROCEEDINGS AGAINST MORTGAGOR IN THE COURTS OF ANY OTHER JURISDICTION. THE MORTGAGOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS MORTGAGE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 11.10. Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          SECTION 11.11. Relationship. The relationship of the Mortgagee to the Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Secured Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Mortgagee and the Mortgagor other than as lender and borrower and mortgagor and mortgagee.
          SECTION 11.12. No Credit for Payment of Taxes or Impositions. The Mortgagor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and the Mortgagor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Property Charges on the Mortgaged Property or any part thereof.
          SECTION 11.13. No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.
          SECTION 11.14. Mortgagee’s Right To Sever Indebtedness.
               (i) The Mortgagor acknowledges that (A) the Mortgaged Property does not constitute the sole source of security for the payment and performance of the Secured Obligations and that the Secured Obligations are also secured by property of the Mortgagor and its Affiliates in other jurisdictions (all such property, collectively, the “Collateral”), (B) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in respect of such item a separate credit agreement and (C) the Mortgagor intends that the Mortgagee have the same rights with respect to the Mortgaged Property, in foreclosure or otherwise, that the Mortgagee would have had if each item of Collateral had been secured, mortgaged or pledged pursuant to a separate credit agreement, mortgage or security instrument. In furtherance of such intent, the Mortgagor agrees that the Mortgagee may at any time by notice (an “Allocation Notice”) to the Mortgagor allocate a portion (the “Allocated Indebtedness”) of the Secured Obligations to the Mortgaged Property and sever from the remaining Secured Obligations the Allocated Indebtedness. From and after the giving of an Allocation Notice with respect to the Mortgaged Property, the Secured Obligations hereunder shall be limited to the extent set forth in the Allocation Notice and (as so limited) shall, for all purposes, be construed as a separate loan obligation of the Mortgagor unrelated to the other transactions contemplated by the Credit Agreement, any other Loan Document or any document related to any thereof. To the extent that the proceeds on any foreclosure of the Mortgaged Property shall exceed the Allocated Indebtedness, such proceeds shall belong to the Mortgagor and shall not be available hereunder to satisfy any Secured Obligations of the Mortgagor other than the Allocated Indebtedness. In any action or proceeding to foreclose the Lien hereof or in connection with any power of sale, foreclosure or other remedy exercised under this Mortgage commenced after the giving by the Mortgagee of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Secured Obligations hereby secured, and the Mortgagor may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding. Notwithstanding any provision of this Section 11.14, the proceeds received by the Mortgagee pursuant to this Mortgage shall be applied by the Mortgagee in accordance with the provisions of Section 8.03 of the Credit Agreement.
               (ii) The Mortgagor hereby waives to the greatest extent permitted under law the right to a discharge of any of the Secured Obligations under any statute or rule of law now or hereafter in effect which provides that foreclosure of the Lien hereof or other remedy exercised under this Mortgage constitutes the exclusive means for satisfaction of the Secured Obligations or which makes unavailable a deficiency judgment or any subsequent remedy because the Mortgagee elected to proceed with a power of sale, foreclosure or such other remedy or because of any failure by the Mortgagee to comply with laws that prescribe conditions to the entitlement to a deficiency judgment. In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that the Mortgagee is not entitled to a deficiency judgment, the Mortgagor shall not (A) introduce in any other jurisdiction such judgment as a defense to enforcement against the Mortgagor of any remedy in the Credit Agreement or any other Loan Document or (B) seek to have such judgment recognized or entered in any other jurisdiction, and any such judgment shall in all events be limited in application only to the state or jurisdiction where rendered.
               (iii) In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this Section 11.14, including, without limitation, any amendment to this Mortgage, any substitute promissory note or affidavit or certificate of any kind, the Mortgagee may execute, deliver or record such instrument as the attorney-in-fact of the Mortgagor. Such power of attorney is coupled with an interest and is irrevocable.
               (iv) Notwithstanding anything set forth herein to the contrary, the provisions of this Section 11.14 shall be effective only to the maximum extent permitted by law.
ARTICLE XII.
INTERCREDITOR AGREEMENT
          SECTION 12.1. Intercreditor Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO MORTGAGEE PURSUANT TO THIS MORTGAGE AND THE EXERCISE OF ANY RIGHT OR REMEDY BY MORTGAGEE HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, DATED CONCURRENTLY WITH THE CREDIT AGREEMENT (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG [THE COMPANIES PARTY THERETO, ADMINISTRATIVE AGENT, COLLATERAL AGENT, THE OTHER AGENTS PARTY THERETO, THE COLLATERAL TRUSTEE, THE TERM LOAN ADMINISTRATIVE AGENT, TERM LOAN COLLATERAL AGENT AND THE OTHER TERM LOAN AGENTS UNDER THE TERM LOAN DOCUMENTS PARTY THERETO, AND SUCH OTHER PERSONS AS MAY BECOME PARTY THERETO FROM TIME TO TIME PURSUANT TO THE TERMS THEREOF.] IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS MORTGAGE, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
          SECTION 12.2. Credit Agreement. In the event of any conflict between the Credit Agreement and this Mortgage, the provisions of the Credit Agreement shall govern and control.
ARTICLE XIII.
LEASES
          SECTION 13.1. Mortgagor’s Affirmative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall:
          (i) observe and perform in all material respects all the obligations imposed upon the Landlord under such Lease;

          (ii) promptly send copies to the Mortgagee of all notices of default which the Mortgagor shall send or receive thereunder; and
          (iii) enforce all of the material terms, covenants and conditions contained in such Lease upon the part of the Tenant thereunder to be observed or performed.
          SECTION 13.2. Mortgagor’s Negative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall not, without the prior written consent of the Mortgagee:
          (i) receive or collect, or permit the receipt or collection of, any Rent under such Lease more than three (3) months in advance of the respective period in respect of which such Rent is to accrue, except:
(A)	in connection with the execution and delivery of such Lease (or of any amendment to such Lease), Rent thereunder may be collected and received in advance in an amount not in excess of three (3) months Rent;

(B)	the amount held by Landlord as a reasonable security deposit thereunder; and

(C)	any amount received and collected for escalation and other charges in accordance with the terms of such Lease;
          (ii) assign, transfer or hypothecate (other than to the Mortgagee, and subject to the terms of the Intercreditor Agreement) any Rent under such Lease whether then due or to accrue in the future or the interest of the Mortgagor as Landlord under such Lease;
          (iii) enter into any amendment or modification of any Lease if the same would not comply with the definition of Permitted Liens or could reasonably be expected to result in a Property Material Adverse Effect;
          (iv) (a) terminate (whether by exercising any contractual right of the Mortgagor to recapture leased space or otherwise) or (b) permit the termination of such Lease or (c) accept surrender of all or any portion of the space demised under such Lease prior to the end of the term thereof or (d) accept assignment of such Lease to the Mortgagor unless the same would not cause a Property Material Adverse Effect (but with respect to clauses (b) and (c) hereof, Mortgagor shall not be required to obtain Mortgagee’s prior written consent if the tenant under any such Lease possesses such rights as of the date hereof);
          (v) waive, excuse, condone or in any manner discharge or release any Tenants of or from the obligations of such Tenants under their respective Leases or guarantors of Tenants from obligations under any guarantees of the Leases unless the same would not cause a Property Material Adverse Effect.

ARTICLE XIV.
LOCAL LAW PROVISIONS
[ ]
(REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered under seal the day and year first above written.

NOVELIS CORPORATION, a Texas corporation
By:
Name:
Title:
[local counsel to confirm signature requirements]

ACKNOWLEDGMENT

State of	)
	)	ss.:
County of	)
[Local counsel to provide appropriate acknowledgment]

Schedule A — Legal Description

Legal Description of premises located at [__________________]:

EXHIBIT K-1
Form of
REVOLVING NOTE

$	New York, New York [Date]
FOR VALUE RECEIVED, each of the undersigned (“Borrower”), hereby unconditionally promises to pay to [_______________________] or its registered assigns (the “Lender”) on the Maturity Date (as defined in the Credit Agreement referred to below; capitalized terms used herein which are defined in such Credit Agreement having the meanings set forth therein unless otherwise defined herein or unless the context otherwise requires), in Dollars (in the case of the portion of the principal amount hereof attributable to Dollar Denominated Loans of the Lender), Euros (in the case of the portion of the principal amount hereof attributable to Euro Denominated Loans of the Lender) or GBP (in the case of the portion of the principal amount hereof attributable to GBP Denominated Loans of the Lender), as applicable, and in immediately available funds, the principal amount of the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement (it being expressly understood that the Dollar Equivalent of the principal amount of this Note may exceed the face amount of this Note stated above). Borrower further agrees to pay interest in Dollars (in the case of the portion of the principal amount hereof attributable to Dollar Denominated Loans of the Lender), Euros (in the case of the portion of the principal amount hereof attributable to Euro Denominated Loans of the Lender) or GBP (in the case of the portion of the principal amount hereof attributable to GBP Denominated Loans of the Lender), as applicable, and in immediately available funds, at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.
The holder of this Note may endorse and attach a schedule to reflect the date, Type, currency and amount of each Revolving Loan of the Lender owing by the Borrower outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto, and is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.
This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the
EXHIBIT K-1-1

properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.
Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and all other notices of any kind.
Time is of the essence in respect of this Note.
THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Page Follows]
EXHIBIT K-1-2

NOVELIS INC,, as a Borrower
By:
Name:
Title:

NOVELIS CORPORATION, as a Borrower
By:
Name:
Title:

NOVELIS PAE CORPORATION, as a Borrower
By:
Name:
Title:

NOVELIS BRAND LLC, as a Borrower
By:
Name:
Title:

NOVELIS SOUTH AMERICA HOLDINGS LLC, as a Borrower
By:
Name:
Title:

EXHIBIT K-1-3

ALUMINUM UPSTREAM HOLDINGS LLC, as a Borrower
By:
Name:
Title:

NOVELIS UK LTD, as a Borrower
By:
Name:
Title:

NOVELIS AG, as a Borrower
By:
Name:
Title:

NOVELIS NORTH AMERICA HOLDINGS INC., as a Borrower
By:
Name:
Title:

NOVELIS ACQUISITIONS LLC, as a Borrower
By:
Name:
Title:

EXHIBIT K-1-4

EXHIBIT K-2
Form of
EUROPEAN SWINGLINE NOTE

$____________	New York, New York [Date]
FOR VALUE RECEIVED, the undersigned, Novelis AG, a stock corporation (AG) organized under the laws of Switzerland (“Borrower”), hereby promises to pay to [_______________________] or its registered assigns (the “Lender”) on the Maturity Date (as defined in the Credit Agreement referred to below; capitalized terms used herein which are defined in such Credit Agreement having the meanings set forth therein unless otherwise defined herein or unless the context otherwise requires), in Euros (in the case of the portion of the principal amount hereof attributable to Euro Denominated Loans of the Lender), GBP (in the case of the portion of the principal amount hereof attributable to GBP Denominated Loans of the Lender) or Swiss francs (in the case of the portion of the principal amount hereof attributable to Swiss Franc Denominated Loans of the Lender), as applicable, and in immediately available funds, the principal amount of the aggregate unpaid principal amount of all European Swingline Loans made by Lender to the undersigned pursuant to Section 2.17 of the Credit Agreement referred to below (it being expressly understood that the Dollar Equivalent of the principal amount of this Note may exceed the face amount of this Note stated above). Borrower further agrees to pay interest in Euros (in the case of the portion of the principal amount hereof attributable to Euro Denominated Loans of the Lender), GBP (in the case of the portion of the principal amount hereof attributable to GBP Denominated Loans of the Lender) or Swiss francs (in the case of the portion of the principal amount hereof attributable to Swiss Franc Denominated Loans of the Lender), as applicable, and in immediately available funds, at such office specified in Section 2.17(f) of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement.
The holder of this Note may endorse and attach a schedule to reflect the date, Type, currency and amount of each Swingline Loan of the Lender outstanding under the Credit Agreement and the date and amount of each payment or prepayment of principal thereof; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.
This Note is one of the Notes referred to in that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation formed under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, Borrower, AV METALS INC., a corporation amalgamated under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto, and is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.
This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security

EXHIBIT K-2-1

and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.
Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and all other notices of any kind.
Time is of the essence in respect of this Note.
THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Page Follows]

EXHIBIT K-2-2

NOVELIS AG, as a Borrower
By:
Name:
Title:

EXHIBIT K-2-3

Exhibit L-1
PERFECTION CERTIFICATE
     Reference is hereby made to that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto.
     The undersigned hereby certify to the Administrative Agent as follows:
     1. Names.
     (a) The exact legal name of each Loan Party, as such name appears in its respective certificate or articles of incorporation, memorandum or articles of association, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a), (ii) organized under the laws of the jurisdiction disclosed next to its name in Schedule 1(a) and (iii) a registered organization in such jurisdiction except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the United States Federal Employer Identification Number (or equivalent under the laws of the relevant jurisdiction of organization of such Loan Party) of each Loan Party.
     (b) Set forth in Schedule 1(b) hereto is any other organizational names each Loan Party has had in the past five years, together with the date of the relevant change.
     (c) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Loan Party, or any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Also set forth in Schedule 1(c) is the information required by Section 1 of this Perfection Certificate for any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.
     2. Current Locations.
     (a) The chief executive office of each Loan Party is located at the address set forth in Schedule 2(a) hereto.

     (b) Set forth in Schedule 2(b) are all locations where each Loan Party maintains any books or records relating to any Collateral.
     (c) Set forth in Schedule 2(c) hereto are all the other places of business of each Loan Party.
     (d) Set forth in Schedule 2(d) hereto are all other locations where each Loan Party maintains any of the Collateral consisting of inventory or equipment where such Collateral owned by the Loan Parties at each such location exceeds $500,000, provided that the aggregate value of such Collateral owned by the Loan Parties at each such location does not exceed $2,500,000 in the aggregate.
     (e) Set forth in Schedule 2(e) hereto are the names and addresses of all persons or entities other than each Loan Party, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment where the value of such Collateral in the possession of each person or such entity exceeds $500,000, provided that the aggregate value of such Collateral in the possession of each person or such entity does not exceed $2,500,000 in the aggregate.
     3. Prior Locations. Set forth in Schedule 3 is the information required by Schedule 2(a), Schedule 2(b), Schedule 2(c), Schedule 2(d) and Schedule 2(e) with respect to each location or place of business previously maintained by each Loan Party at any time during the past four months.
     4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.
     5. File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of file search reports (or equivalent reports under the laws of each relevant jurisdiction) from the Uniform Commercial Code filing offices, Personal Property Security Act filings offices or Registrar of Companies (or equivalent filing offices or registrars under the laws of each relevant jurisdiction) (collectively, “Filing Offices”) (i) in each jurisdiction identified in Section 1(a), Section 2 or Section 3 with respect to each legal name and entity set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity (or with respect to each such person or entity, as applicable) from which each Loan Party purchased or otherwise acquired any of the Collateral.
     6. Collateral Filings. The financing statements, mortgages, charges and other filings (collectively, “Collateral Filings”), in each case, duly authorized by each Loan Party constituting the debtor (or the equivalent thereof under the laws of each relevant jurisdiction), including the indications of the collateral, attached as Schedule 6 relating to the applicable Security Agreement or Mortgage or other applicable Security Document, are in the appropriate forms for filing in the Filing Offices in the jurisdictions identified in Schedule 7 hereof.

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     7. Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate Filing Offices for the Collateral Filings attached hereto as Schedule 6 and (ii) the appropriate Filing Offices for the filings described in Schedule 12(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent and/or the Lenders and other Secured Parties under the Security Documents (other than the Mortgages) (the “Pledged Collateral”). No other filings or actions are required to create, preserve, protect and perfect such security interests in the Pledged Collateral, except as set forth on Schedule 12(b).
     8. Real Property. Attached hereto as Schedule 8(a) is a list of all real property owned or leased by each Loan Party noting Mortgaged Property as of the Closing Date and Filing Offices for Mortgages as of the Closing Date. Except as described on Schedule 8(b) attached hereto, no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 8(a) and no Loan Party has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.
     9. Termination Statements. Attached hereto as Schedule 9(a) are the duly authorized termination statements (or equivalents thereof under the laws of each applicable jurisdiction) in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein.
     10. Equity Ownership and Other Equity Investments. Attached hereto as Schedule 10 is a true and correct list of all of the authorized, and the issued and outstanding, stock, shares, partnership interests, limited liability company membership interests or other equity interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such stock, shares, partnership interests, limited liability company membership interests or other equity interests, the number of shares or other equity interests owned by each such Loan Party or Subsidiary and its percentage ownership, the number of shares or other equity interests outstanding, the numbers of any certificate representing such stock, shares, partnership interests, limited liability company membership interests or other equity interests, and the number of shares or other equity interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights in respect of any such stock, shares, partnership interests, limited liability company membership interests or other equity interests. Set forth on Schedule 10 is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Set forth on Schedule 10 is a true and correct organizational structure chart with respect to the Loan Parties and their respective Subsidiaries as of the date hereof.
     11. Instruments and Tangible Chattel Paper; Advances.
     (a) Attached hereto as Schedule 11(a) is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by a Loan Party in excess of $100,000 in aggregate principal amount.

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     (b) Attached hereto as Schedule 11(b) is a true and correct list of all loans and advances made by any Company to any Company as of the date hereof, which advances will be on and after the date hereof evidenced by one or more Intercompany Notes and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents.
     12. Intellectual Property.
     (a) Attached hereto as Schedule 12(a) is a schedule setting forth all currently active applications and registrations for Patents and Trademarks (each as defined in the U.S. Security Agreement) that are (a) registered or applied for in the United States and (b) are registered or applied for elsewhere that are material to the business, operations or financial condition of Loan Parties or otherwise known to the Loan Parties and all licenses with respect to Patents and Trademarks of (or licensed by) each Loan Party, including the name of the registered owner and the registration number, or their equivalents in non-U.S. jurisdictions, if any, of each such Patent, Trademark and license with respect to Patents and Trademarks of (or licensed by) each Loan Party. Attached hereto as Schedule 12(b) is a schedule setting forth all currently active applications and registrations for Copyrights (as defined in the U.S. Security Agreement) owned by each Loan Party and licenses with respect to Copyrights of (or licensed by) each Loan Party, except for licenses relating to commercially available software used by each Loan Party having a replacement value of less than $100,000, including the name of the registered owner and the registration number, or their equivalents in non-U.S. jurisdictions, if any, of each such Copyright or license with respect to Copyrights of (or licensed by) each Loan Party.
     (b) Attached hereto as Schedule 12(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office, or their equivalents in non-U.S. jurisdictions, if any, are the filings necessary to record the security interests in the currently active applications and registrations for Trademarks, Patents and Copyrights set forth on Schedule 12(a) and Schedule 12(b) for which each Loan Party is a registered owner, including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, or their equivalents in non-U.S. jurisdictions, if any, as applicable.
     13. Commercial Tort Claims. Attached hereto as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the U.S. Security Agreement) other than Commercial Tort Claims which do not exceed $1,000,000 in the aggregate for all Loan Parties, held by each Loan Party, including a brief description thereof.
     14. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 14 is a true and complete list of all Deposit Accounts (other than Excluded Deposit Accounts), Securities Accounts (other than Excluded Securities Accounts) and Commodity Accounts (other than Excluded Commodities Accounts) (each as defined in the U.S. Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name and account number of each such account and the name of each entity that holds each account.
     15. Letter-of-Credit Rights. Attached hereto as Schedule 15 is a true and correct list

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of all Letters of Credit issued in favor of each Loan Party, as beneficiary thereunder, other than Letters of Credit which have a maximum available amount not exceeding $250,000 in the aggregate for all Loan Parties.
     16. No Change. The undersigned knows of no anticipated change in any of the circumstances or with respect to any of the matters contemplated in Sections 1 through 15 of this Perfection Certificate except as set forth on Schedule 16 hereto.
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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

NOVELIS CORPORATION
By:
Name:
Title:

NOVELIS PAE CORPORATION
By:
Name:
Title:

NOVELIS INC.
By:
Name:
Title:

NOVELIS UK LTD
By:
Name:
Title:

NOVELIS AG
By:
Name:
Title:

NOVELIS CAST HOUSE TECHNOLOGY LTD.
By:
Name:
Title:

4260848 CANADA INC.
By:
Name:
Title:

4260856 CANADA INC.
By:
Name:
Title:

NOVELIS NO. 1 LIMITED PARTNERSHIP
By: 4260848 CANADA INC.

Its: General Partner

By:
Name:
Title:

NOVELIS BRAND LLC
By:
Name:
Title:

NOVELIS SOUTH AMERICA HOLDINGS LLC
By:
Name:
Title:

ALUMINUM UPSTREAM HOLDINGS LLC
By:
Name:
Title:

NOVELIS EUROPE HOLDINGS LIMITED
By:
Name:
Title:

NOVELIS DEUTSCHLAND GMBH
By:
Name:
Title:

NOVELIS SWITZERLAND SA
By:
Name:
Title:

NOVELIS TECHNOLOGY AG
By:
Name:
Title:

AV METALS INC.
By:
Name:
Title:

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

NOVELIS SERVICES LIMITED
By:
Name:
Title:

NOVELIS MADEIRA, UNIPESSOAL, LDA
By:
Name:
Title:

NOVELIS LUXEMBOURG S.A.
By:
Name:
Title:

NOVELIS PAE S.A.S.
By:
Name:
Title:

SIGNED AND DELIVERED AS A DEED for and on behalf of NOVELIS ALUMINIUM HOLDING COMPANY by its lawfully appointed attorney in the presence of:
By:
Name:
Title:

witness:
By:
Name:
Title:

NOVELIS ACQUISITIONS LLC
By:
Name:
Title:

NOVELIS NORTH AMERICA HOLDINGS INC.
By:
Name:
Title:

Schedule 1(a)
Legal Names, Etc.

Federal Employer
		Registered Organization		Identification Number
Legal Name	Type of Entity	(Yes/No)	Organizational Number[a]	(or equivalent)[a]	Jurisdiction of Organization

[a]	If none, so state.

Schedule 1(b)
Prior Organizational Names

Loan Party	Prior Name	Date of Change

Schedule 1(c)
Changes in Identity; Other Names

List of All Other Names
			Date of	State of	Used During Past Five
Loan Party	Name of Entity	Action	Action	Formation	Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2(a)
Chief Executive Offices

Loan Party	Address	County	State	Country

Schedule 2(b)
Location of Books

Loan Party	Address	County	State	Country

Schedule 2(c)
Other Places of Business

Loan Party	Address	County	State	Country

Schedule 2(d)
Additional Locations of Equipment and Inventory

Loan Party	Address	County	State	Country

Schedule 2(e)
Locations of Collateral in Possession of Persons Other Than Any Loan Party

Name of Entity in
Possession of
	Collateral/Capacity	Address/Location of
Loan Party	of such Entity	Collateral	County	State	Country

Schedule 3
Prior Locations Maintained by Loan Parties

Loan Party	Address	County	State	Country

Schedule 4
Transactions Other Than in the Ordinary Course of Business

Loan Party	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 5
File Search Reports

Loan Party	Search Report dated	Prepared by	Jurisdiction

     See attached.

Schedule 6
Copy of Collateral Filings To Be Filed
     See attached.

Schedule 7
Filings/Filing Offices

Applicable Security
Document
[Mortgage, Security
Type of Filing[a]	Entity	Agreement or Other]	Jurisdictions

[a]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 8(a)
Real Property

		Owned or	Landlord/Owner	Description of
Entity of Record	Location Address	Leased	if Leased	Lease Documents

Schedule 8(b)
Leases, Subleases, Tenancies, Franchise agreements, Licenses or Other Occupancy Arrangements

Schedule 9(a)
Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 9(b)
Termination Statement Filings

				Type of		Collateral
		Secured	Type of	Collateral Filing	Collateral	Filing
Debtor	Jurisdiction	Party	Collateral	[UCC-1, etc.]	Filing Date	Number

Schedule 10
Equity Ownership and Other Equity Investments
     1. Equity Ownership and other Equity Investments:

			Record Owner		No. of	No. of		No. Shares
			(Beneficial		Shares or	Shares or		Covered by
Loan		Type of	Owner, if	Certificate	Interests	Interests	Percentage	Warrants;
Party	Issuer	Organization	different)	No.	Owned	Outstanding	Ownership	Options

     2. Organizational Structure Chart:
     See attached.

Schedule 11(a)
Instruments and Tangible Chattel Paper
     1. Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

     2. Chattel Paper:

Schedule 11(b)
Advances
Intercompany Notes:

		Principal	Date of	Maturity
Noteholder	Obligor	Amount	Issuance	Date

Unpaid Intercompany transfers of goods:

Companies
(Advanced to/Advanced by)	Amount of Advances

Schedule 12(a)
Patents and Trademarks
UNITED STATES PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	NUMBER	DESCRIPTION

CANADIAN PATENTS:
Registrations:

REGISTRATION
OWNER	NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

APPLICATION
OWNER	NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	DESCRIPTION

[            ] PATENTS:
Registrations:

REGISTRATION
OWNER	NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

APPLICATION
OWNER	NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:
Registrations:

REGISTRATION
OWNER	NUMBER	TRADEMARK

Applications:

APPLICATION
OWNER	NUMBER	TRADEMARK

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	NUMBER	TRADEMARK

CANADIAN TRADEMARKS:
Registrations:

REGISTRATION
OWNER	NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

APPLICATION
OWNER	NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	TRADEMARK

[            ] TRADEMARKS:
Registrations:

REGISTRATION
OWNER	NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

APPLICATION
OWNER	NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	TRADEMARK

Schedule 12(b)
Copyrights
UNITED STATES COPYRIGHTS
Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	NUMBER	DESCRIPTION

CANADIAN COPYRIGHTS
Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	DESCRIPTION

[          ] COPYRIGHTS
Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	DESCRIPTION

Schedule 12(c)
Intellectual Property Filings

Schedule 13
Commercial Tort Claims

Schedule 14
Deposit Accounts, Securities Accounts and Commodity Accounts

BANK OR
OWNER	TYPE OF ACCOUNT	INTERMEDIARY	ACCOUNT NUMBERS

LOCAL CASH ACCOUNTS

BANK OR
OWNER	TYPE OF ACCOUNT	INTERMEDIARY	ACCOUNT NUMBERS

Schedule 15
Letter of Credit Rights

Schedule 16
Changes from Circumstances Described in Perfection Certificate

EXHIBIT L-2
PERFECTION CERTIFICATE SUPPLEMENT
     This Perfection Certificate Supplement, dated as of [                    ], 201[ ] is delivered pursuant to Section 5.01(e) of that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto.
     The undersigned hereby certify to the Administrative Agent, the Collateral Agent and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:
     1. Names. (a) Except as listed on Schedule 1(a) attached hereto and made a part hereof, (x) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Loan Party, as such name appears in its respective certificate or articles of incorporation, memorandum or articles of association, or any other organizational document; (y) each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate, (ii) organized under the laws of the jurisdiction disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (iii) a registered organization in such jurisdiction except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate; and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Loan Party that is a registered organization, the United States Federal Employer Identification Number (or equivalent under the laws of the relevant jurisdiction of organization of such Loan Party) of each Loan Party.
     (b) Except as listed on Schedule 1(b) attached hereto and made a part hereof, set forth in Schedule 1(b) of the Prior Perfection Certificate is any other corporate or organizational names each Loan Party has had in the past five years, together with the date of the relevant change.
     (c) Except as listed on Schedule 1(c) attached hereto and made a part hereof, set forth in Schedule 1(c) of the Prior Perfection Certificate is (i) a list of all other names (including trade names or similar appellations) used by each Loan Party, or any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years and (ii) the information required by Section 1 of this certificate for any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Except as set forth in Schedule 1(c) attached hereto and made a part hereof and on Schedule 1(c) of the Prior Perfection Certificate, no Loan Party has changed its jurisdiction of organization at any time during the past four months.

     2. Current Locations. (a) Except as listed on Schedule 2(a) attached hereto and made a part hereof, the chief executive office of each Loan Party is located at the address set forth in Schedule 2(a) of the Prior Perfection Certificate.
     (b) Except as listed on Schedule 2(b) attached hereto and made a part hereof, set forth in Schedule 2(b) of the Prior Perfection Certificate are all locations where each Loan Party maintains any books or records relating to any Collateral.
     (c) Except as listed on Schedule 2(c) attached hereto and made a part hereof, set forth in Schedule 2(c) of the Prior Perfection Certificate are all the other places of business of each Loan Party.
     (d) Except as listed on Schedule 2(d) attached hereto and made a part hereof, set forth in Schedule 2(d) of the Prior Perfection Certificate are all other locations where each Loan Party maintains any of the Collateral consisting of inventory or equipment not identified above where such Collateral owned by the Loan Parties at each such location exceeds $500,000, provided that the aggregate value of such Collateral owned by the Loan Parties at each such location does not exceed $2,500,000 in the aggregate.
     (e) Except as listed on Schedule 2(e) attached hereto and made a part hereof, set forth in Schedule 2(e) of the Prior Perfection Certificate are the names and addresses of all persons or entities other than each Loan Party, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment where the value of such Collateral in the possession of each person or such entity exceeds $500,000, provided that the aggregate value of such Collateral in the possession of each person or such entity does not exceed $2,500,000 in the aggregate.
     3. [Intentionally omitted].
     4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto and on Schedule 4 to the Prior Perfection Certificate,, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.
     5. [Intentionally omitted].
     6. Collateral Filings. Except as listed on Schedule 6 attached hereto and made a part hereof, the financing statements, mortgages, charges and other filings (collectively, “Collateral Filings”), in each case, duly authorized by each Loan Party constituting the debtor (or the equivalent thereof under the laws of each relevant jurisdiction), including the indications of the collateral relating to the applicable Security Agreement or the applicable Mortgage or other applicable Security Document, are set forth in Schedule 6 of the Prior Perfection Certificate and are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereto and thereto.
     7. Schedule of Filings. Except as listed on Schedule 7 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 7 is a schedule of (i) the appropriate filing offices for the Collateral Filings attached hereto and thereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 12 hereto and thereto and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent and/or the Lenders and other Secured Parties under the Security Documents (other than the Mortgages)

(the “Pledged Collateral”). No other filings or actions are required to create, preserve, protect and perfect such security interests in the Pledged Collateral.
     8. Real Property. Except as listed on Schedule 8(a) attached hereto and made a part hereof, Schedule 8(a) to the Prior Perfection Certificate is a list of all real property owned or leased by each Loan Party noting Mortgaged Property as of the Closing Date and filing offices for Mortgages as of the Closing Date. Except as described on Schedule 8(b) attached hereto, no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 8(a) or Schedule 8(a) of the Prior Perfection Certificate, other than those listed on Schedule 8(b) of the Prior Perfection Certificate, and no Loan Party has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.
     9. [Intentionally Omitted]
     10. Equity Ownership and Other Equity Investments. Except as listed on Schedule 10(a) attached hereto and made a part hereof, Schedule 10(a) to the Prior Perfection Certificate is a true and correct list of all of the authorized, and the issued and outstanding, stock, shares, partnership interests, limited liability company membership interests or other equity interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such stock, shares, partnership interests, limited liability company membership interests or other equity interests, the number of shares or other equity interests owned by each such Loan Party or Subsidiary and its percentage ownership, the number of shares or other equity interests outstanding, the numbers of any certificate representing such stock, shares, partnership interests, limited liability company membership interests or other equity interests, and the number of shares or other equity interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights in respect of any such stock, shares, partnership interests, limited liability company membership interests or other equity interests. Except as set forth on Schedule 10(b) attached hereto and made a part hereof, Schedule 10(b) to the Prior Perfection Certificate sets forth each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Except as set forth on Schedule 10 attached hereto and made a part hereof, set forth on Schedule 10 to the Prior Perfection Certificate is a true and correct organizational structure chart with respect to the Loan Parties and their respective Subsidiaries as of the date hereof.
     11. Instruments and Tangible Chattel Paper; Advances. (a) Except as listed on Schedule 11(a) attached hereto and made a part hereof, Schedule 11(a) to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by a Loan Party in excess of $100,000 in aggregate principal amount.
     (b) Except as listed on Schedule 11(b) attached hereto and made a part hereof, Schedule 11(b) to the Prior Perfection Certificate is a true and correct list of all loans and advances made by any Company to any Company as of the date hereof, which advances will be on and after the date hereof evidenced by one or more Intercompany Notes and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents.
     12. Intellectual Property. (a) Except as listed on Schedule 12(a) attached hereto and made a part hereof, Schedule 12(a) to the Prior Perfection Certificate is a schedule setting forth all of each Loan Party’s currently active applications and registrations for Patents and Trademarks (each as defined in the U.S. Security Agreement) and all licenses with respect to Patents and Trademarks of (or licensed by) each Loan Party, including the name of the registered owner and the registration number, or their equivalents in non-U.S. jurisdictions, if any, of each such Patent, Trademark and license with respect to Patents and

Trademarks of (or licensed by) each Loan Party. Except as listed on Schedule 12(b) attached hereto and made a part hereof, Schedule 12(b) to the Prior Perfection Certificate is a schedule setting forth all of each Loan Party’s currently active applications and registrations for Copyrights (as defined in the U.S. Security Agreement) and licenses with respect to Copyrights of (or licensed by) each Loan Party, except for licenses relating to commercially available software used by each Loan Party having a replacement value of less than $100,000, including the name of the registered owner and the registration number, or their equivalents in non-U.S. jurisdictions, if any, of each such Copyright or license with respect to Copyrights of (or licensed by) each Loan Party.
     (b) Except as listed on Schedule 12(c) attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 12(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office, or their equivalents in non-U.S. jurisdictions, if any, are the filings necessary to preserve, protect, perfect and record the security interests in the currently active applications and registrations for Trademarks, Patents and Copyrights and licenses with respect to Trademarks, Patents and Copyrights set forth on Schedule 12(a) and Schedule 12(b) hereto and thereto for which a Loan Party is a registered owner, including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, or their equivalents in non-U.S. jurisdictions, as applicable.
     13. Commercial Tort Claims. Except as listed on Schedule 13 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the U.S. Security Agreement) other than Commercial Tort Claims which do not exceed $1,000,000 in the aggregate for all Loan Parties, held by each Loan Party, including a brief description thereof.
     14. Deposit Accounts, Securities Accounts and Commodity Accounts. Except as listed on Schedule 14 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 14 is a true and complete list of all Deposit Accounts (other than Excluded Deposit Accounts), Securities Accounts (other than Excluded Securities Accounts) and Commodity Accounts (other than Excluded Commodities Accounts) (each as defined in the U.S. Security Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name and account number of each such account and the name of each entity that holds each account.
     15. Letter-of-Credit Rights. Except as listed on Schedule 15 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 15 is a true and correct list of all Letters of Credit issued in favor of each Loan Party, as beneficiary thereunder, other than Letters of Credit which have a maximum available amount not exceeding $250,000 in the aggregate for all Loan Parties.
     16. No Change. The undersigned knows of no anticipated change in any of the circumstances or with respect to any of the matters contemplated in Sections 1 through 15 of this Perfection Certificate Supplement except as set forth on Schedule 16 hereto.
[The remainder of this page has been intentionally left blank]

     IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate Supplement as of the date first written above.

[_____________________][1]
By:
Name:
Title:

[1]	Insert Loan Party names.

Schedule 1(a)
Legal Names, Etc.

Federal Employer
		Registered Organization		Identification Number (or
Legal Name	Type of Entity	(Yes/No)	Organizational Number[a]	equivalent)[a]	Jurisdiction of Organization

[a]	If none, so state.

Schedule 1(b)
Prior Organizational Names

Loan Party	Prior Name	Date of Change

Schedule 1(c)
Changes in Identity; Other Names

List of All Other Names
			Date of	State of	Used During Past Five
Loan Party	Name of Entity	Action	Action	Formation	Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate Supplement]

Schedule 2(a)
Chief Executive Offices

Loan Party	Address	County	State	Country

Schedule 2(b)
Location of Books

Loan Party	Address	County	State	Country

Schedule 2(c)
Other Places of Business

Loan Party	Address	County	State	Country

Schedule 2(d)
Additional Locations of Equipment and Inventory

Loan Party	Address	County	State	Country

Schedule 2(e)
Locations of Collateral in Possession of Persons Other Than Any Loan Party

Name of Entity in
Possession of
	Collateral/Capacity of	Address/Location of
Loan Party	such Entity	Collateral	County	State	Country

Schedule 4
Transactions Other Than in the Ordinary Course of Business

Description of Transaction
Loan Party	Including Parties Thereto	Date of Transaction

Schedule 6
Copy of Collateral Filings To Be Filed
     See attached.

Schedule 7
Filings/Filing Offices

Applicable Security
Document
[Mortgage, Security
Type of Filing[a]	Entity	Agreement or Other]	Jurisdictions

[a]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 8(a)
Real Property

		Owned or	Landlord/Owner	Description of
Entity of Record	Location Address	Leased	if Leased	Lease Documents

Schedule 8(b)
Leases, Subleases, Tenancies, Franchise agreements, Licenses or Other Occupancy Arrangements

Schedule 10
Equity Ownership and Other Equity Investments
1. Equity Ownership and other Equity Investments:

			Record					No.
			Owner			No. of		Shares
			(Benefi-		No. of	Shares or		Covered
		Type of	cial		Shares or	Interests	Percent-	by War-
Loan		Organiza-	Owner, if	Certifi-	Interests	Out-	age Own-	rants; Op-
Party	Issuer	tion	different)	cate No.	Owned	standing	ership	tions
2. Organizational Structure Chart:
See attached.

Schedule 11(a)
Instruments and Tangible Chattel Paper
1. Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date
2. Chattel Paper:

Schedule 11(b)
Advances
Intercompany Notes:

		Principal	Date of	Maturity
Noteholder	Obligor	Amount	Issuance	Date
Unpaid Intercompany transfers of goods:

Companies
(Advanced to/Advanced by)	Amount of Advances

Schedule 12(a)
Patents and Trademarks
UNITED STATES PATENTS:
Registrations:

REGISTRATION
OWNER	NUMBER	DESCRIPTION

Applications:

APPLICATION
OWNER	NUMBER	DESCRIPTION

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	NUMBER	DESCRIPTION

CANADIAN PATENTS:
Registrations:

REGISTRATION
OWNER	NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

APPLICATION
OWNER	NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	DESCRIPTION

[                    ] PATENTS:
Registrations:

REGISTRATION
OWNER	NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

APPLICATION
OWNER	NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:
Registrations:

REGISTRATION
OWNER	NUMBER	TRADEMARK

Applications:

APPLICATION
OWNER	NUMBER	TRADEMARK

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	NUMBER	TRADEMARK

CANADIAN TRADEMARKS:
Registrations:

REGISTRATION
OWNER	NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

APPLICATION
OWNER	NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	TRADEMARK

[                    ] TRADEMARKS:
Registrations:

REGISTRATION
OWNER	NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

APPLICATION
OWNER	NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	TRADEMARK

Schedule 12(b)
Copyrights
UNITED STATES COPYRIGHTS
Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	NUMBER	DESCRIPTION

CANADIAN COPYRIGHTS
Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	DESCRIPTION

[                    ] COPYRIGHTS
Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	COUNTRY/STATE	NUMBER	DESCRIPTION

Schedule 12(c)
Intellectual Property Filings

Schedule 13
Commercial Tort Claims

Schedule 14
Deposit Accounts, Securities Accounts and Commodity Accounts

BANK OR
OWNER	TYPE OF ACCOUNT	INTERMEDIARY	ACCOUNT NUMBERS

LOCAL CASH ACCOUNTS

BANK OR
OWNER	TYPE OF ACCOUNT	INTERMEDIARY	ACCOUNT NUMBERS

Schedule 15
Letter of Credit Rights

Schedule 16
Changes from Circumstances Described in Perfection Certificate

Exhibit M-1
EXECUTION VERSION

SECURITY AGREEMENT
made by
NOVELIS INC.,
as Parent Borrower,
NOVELIS CORPORATION
NOVELIS PAE CORPORATION,
NOVELIS BRAND LLC,
NOVELIS SOUTH AMERICA HOLDINGS LLC,
ALUMINUM UPSTREAM HOLDINGS LLC,
as U.S. Borrowers
and
THE GUARANTORS FROM TIME TO TIME PARTY HERETO
in favor of
BANK OF AMERICA, N.A.,
as Collateral Agent

Dated as of December 17, 2010

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS OR NOVELIS INC. FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

Page
PREAMBLE	1

RECITALS	1

AGREEMENT	2

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. DEFINITIONS	2
SECTION 1.2. INTERPRETATION	10
SECTION 1.3. RESOLUTION OF DRAFTING AMBIGUITIES	10
SECTION 1.4. PERFECTION CERTIFICATE	10

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1. GRANT OF SECURITY INTEREST	10
SECTION 2.2. FILINGS	11

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF PLEDGED COLLATERAL

SECTION 3.1. DELIVERY OF CERTIFICATED SECURITIES COLLATERAL	12
SECTION 3.2. PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL	12
SECTION 3.3. FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECURITY INTEREST	13
SECTION 3.4. OTHER ACTIONS	13
SECTION 3.5. JOINDER OF ADDITIONAL GUARANTORS	17
SECTION 3.6. SUPPLEMENTS; FURTHER ASSURANCES	17

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1. TITLE	18
SECTION 4.2. VALIDITY OF SECURITY INTEREST	18
SECTION 4.3. DEFENSE OF CLAIMS; TRANSFERABILITY OF PLEDGED COLLATERAL	18

-i-

-ii-

-iii-

EXHIBIT 1 Form of Issuer’s Acknowledgment
EXHIBIT 2 Form of Securities Pledge Amendment
EXHIBIT 3 Form of Joinder Agreement
EXHIBIT 4 Form of Copyright Security Agreement
EXHIBIT 5 Form of Patent Security Agreement
EXHIBIT 6 Form of Trademark Security Agreement
EXHIBIT 7 Form of Bailee Letter

-iv-

SECURITY AGREEMENT
          This SECURITY AGREEMENT, dated as of December 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation (“Novelis Corporation”), NOVELIS PAE CORPORATION, a Delaware corporation (“Novelis PAE”), NOVELIS BRAND LLC, a Delaware limited liability company (“Novelis Brand”), NOVELIS SOUTH AMERICA HOLDINGS LLC, a Delaware limited liability company (“Novelis South”), ALUMINUM UPSTREAM HOLDINGS LLC, a Delaware limited liability company (“Aluminum Upstream” and, together with Novelis Corporation, Novelis PAE, Novelis Brand and Novelis South, the “U.S. Borrowers”), and the Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Parent Borrower, the U.S. Borrowers, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors”, and each, a “Pledgor”), in favor of BANK OF AMERICA, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined) (in such capacity and together with any successors in such capacity, the “Collateral Agent”).
R E C I T A L S :
          A. The U.S. Borrowers, the Parent Borrower, Novelis UK Limited, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, Novelis AG, a stock corporation (AG) organized under the laws of Switzerland, AV Metals Inc., a corporation formed under the Canada Business Corporations Act, the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Collateral Agent, Bank of America, N.A., as Issuing Bank, U.S. Swingline Lender and Administrative Agent, The Royal Bank of Scotland plc, as European Swingline Lender, and the other parties from time to time party thereto have, in connection with the execution and delivery of this Agreement, entered into that certain Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement.
          B. Pursuant to the Credit Agreement, the Lenders and Issuing Bank have agreed to make Loans and other extensions of credit and financial accommodations to the Borrowers and the Guarantors from time to time, and the Borrowers may from time to time borrow, repay and reborrow Loans thereunder, and each Guarantor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations.
          C. The Borrowers and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.
          D. This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations.

          E. It is a condition to (i) the obligations of the Lenders to make the Loans and other Credit Extensions under the Credit Agreement and (ii) the obligations of each Issuing Bank to issue Letters of Credit that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.
A G R E E M E N T :
          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
          SECTION 1.1. Definitions.
          (a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:
          “Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Entitlement”; “Securities Intermediary”; “Supporting Obligations”; and “Tangible Chattel Paper.”
          (b) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.
          (c) The following terms shall have the following meanings:
          “Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.
          “Agreement” shall have the meaning assigned to such term in the Preamble hereof.
          “Bailee Letter” shall be an agreement in form substantially similar to Exhibit 7 hereto or in such other form and substance reasonably satisfactory to the Collateral Agent.
          “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereinafter in effect, or any successor statute.
          “Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

          “Collateral Report” shall mean any certificate (including any Borrowing Base Certificate), report or other document delivered by any Pledgor to any Agent with respect to the Pledged Collateral pursuant to any Loan Document.
          “Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
          “Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Commodity Account.
          “Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, licenses, agreements and grants and all other contracts, licenses, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.
          “Control” shall mean (i) in the case of each Deposit Account, “control”, as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control”, as such term is defined in Section 8-106 of the UCC, (iii) in the case of any Commodity Contract, “control”, as such term is defined in Section 9-106 of the UCC, and (iv) in the case of any Letter-of-Credit Right, “control”, as such term is defined in Section 9-107 of the UCC.
          “Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Commodity Account Control Agreement.
          “Copyright” shall mean, collectively, all copyrights (whether statutory or common law, whether established, registered or recorded in Canada, the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all (i) copyright registrations and applications, (ii) rights and privileges arising under applicable law with respect to such copyrights, (iii) renewals and extensions thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements or other violations thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
          “Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.
          “Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.
          “Deposit Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Deposit Account.
          “Deposit Accounts” shall mean, collectively, (i) all “deposit accounts” (as defined in Article 9 of the UCC) and in any event shall include all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time held in, credited to or on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.
          “Discharge of Pari Passu Secured Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.
          “Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.
          “Excluded Commodities Accounts” shall mean Commodities Accounts with Investment Property or other property held in or credited to such Commodities Accounts with an aggregate value of less than $1,000,000 at any time with respect to any particular Commodities Account and less than $2,500,000 at any time in the aggregate for all such Commodities Accounts.
          “Excluded Deposit Accounts” shall mean (i) Deposit Accounts that are zero balance disbursement accounts, (ii) Deposit Accounts used solely to fund payroll, payroll taxes and similar employment taxes or employee benefits in the ordinary course of business, (iii) local Deposit Accounts listed on Schedule 14 of the Perfection Certificate under the heading “Local Cash Accounts” that are not a part of the Cash Management System which individually do not at any time contain funds in excess of $100,000 and, together with all other such local cash accounts, do contain funds in excess of $2,000,000, and (iv) other Deposit Accounts with an amount on deposit of less than $1,000,000 at any time with respect to any particular Deposit Account and less than $2,500,000 at any time in the aggregate for all such Deposit Accounts; provided that notwithstanding the foregoing, no Deposit Account of a Borrowing Base Loan Party shall be an Excluded Deposit Account unless it is permitted to exist outside of the Cash Management System pursuant to Section 9.01(d) of the Credit Agreement.
          “Excluded Securities Accounts” shall mean (i) Securities Accounts with Investment Property or other property held in or credited to such Securities Accounts with an aggregate value of less than $10,000,000 at any time in the aggregate for all such Securities Accounts and (ii) Securities Accounts with property held in or credited to such Securities Accounts consisting solely of the Equity Interests of Aluminum Company of Malaysia Berhad.
          “Excluded Property” shall mean
     (a) any permit or license issued by a Governmental Authority to any Pledgor or any agreement to which any Pledgor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement (other than any of the foregoing entered into with the Parent Borrower or any U.S. Borrower or any of its Restricted Subsidiaries) or any Applicable Law applicable thereto, validly prohibit the creation by such Pledgor of a security interest (or, in the case of any agreement (but not any permit or license), require the consent of any person therefor (so long as such consent requirement is permitted under Section 6.19 of the Credit Agreement)) in such permit, license or agreement in favor of the Collateral Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity),

     (b) any “Venture Interests” as defined in the Joint Venture Agreement, dated January 18, 1985, between Arco Logan Inc. and Alcan Aluminum Corporation, as such Joint Venture Agreement may have been amended prior to June 4, 2009, and any Equity Interest in any other joint ventures to the extent the terms of the applicable joint venture agreement (other than any of the foregoing entered into with the Parent Borrower, any U.S. Borrower or any Restricted Subsidiary), prohibit the creation by the applicable Pledgor of a security interest, or require the consent of any person therefor, in such Equity Interests in favor of the Collateral Agent, but only to the extent and for so long as (i) the terms of the applicable agreement prohibit the creation by the applicable Pledgor of a security interest in such “Venture Interests” or other Equity Interests in favor of the Collateral Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity) and (ii) such prohibition is permitted by Section 6.19 of the Credit Agreement,
     (c) any property owned by any Pledgor on the date hereof or hereafter acquired that is subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such property,
     (d) any United States trademark or service mark application filed on the basis of a Pledgor’s intent-to-use such mark, in each case, unless and until evidence of the use of such trademark in interstate commerce is submitted to and accepted by the United States Patent and Trademark Office,
     (e) any Equity Interests of Novelis de Mexico, S.A. de C.V. so long as (i) such Subsidiary is an Excluded Collateral Subsidiary and (ii) the pledge of or grant of a security interest in the Equity Interests of such Subsidiary pursuant hereto would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger an increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Collateral Agent; provided, however, that Excluded Property shall not include (x) Voting Stock of such Subsidiary representing not more than 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (y) 100% of the Equity Interests not constituting Voting Stock of such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this clause (e),
     (f) any leasehold interests in real property,
     (g) any Excluded Equity Interests and Equity Interests in Excluded Collateral Subsidiaries that are not Loan Parties,
     (h) motor vehicles and any other assets where ownership is evidenced by a certificate of title,
     (i) deposits posted by customers pursuant to forward sale agreements entered into by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business and that is held in a segregated Deposit Account that is not commingled with any other Collateral (other than other such deposits posted by customers), and any Deposit Accounts and Securities Accounts to which only such customer deposits are credited, and
     (j) Letter of Credit Rights that are not Supporting Obligations;
provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a) through (j) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) through (i)).
          “General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles”, as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all intellectual property, (vi) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vii) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (viii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.
          “Guarantors” shall have the meaning assigned to such term in the Preamble hereof.
          “Immaterial Intellectual Property Collateral” shall mean Intellectual Property Collateral that is not Material Intellectual Property Collateral.
          “Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments”, as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.
          “Intellectual Property” shall mean, collectively, Patents, Trademarks, Copyrights, Intellectual Property Licenses and Trade Secrets and Other Proprietary Rights.

          “Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Trade Secrets and Other Proprietary Rights of the Pledgors, in each case, other than any Excluded Property.
          “Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license agreements and covenants not to sue (regardless of whether such agreements and covenants are contained within an agreement that also covers other matters, such as development or consulting) with respect to any Patent, Trademark, Copyright or Trade Secrets and Other Proprietary Rights, whether such Pledgor is a licensor or licensee under any such agreement, together with any and all (i) amendments, renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements, breaches or violations thereof and (iv) other rights to use, exploit or practice any or all Patents, Trademarks, Copyrights or Trade Secrets and Other Proprietary Rights.
          “Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 11 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.
          “Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among the Pledgors and the other Companies party thereto, the Administrative Agent, the Collateral Agent, the Term Loan Agents (as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
          “Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.
          “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.
          “Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of any material Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations, prospects or condition, financial or otherwise, of any Pledgor.
          “Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.
          “Parent Borrower” shall have the meaning assigned to such term in the Preamble hereof.
          “Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.
          “Patents” shall mean, collectively, all patents, patent applications, certificates of inventions, industrial designs and rights corresponding thereto throughout the world (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to any of the foregoing, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or other violations thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements or other violations thereof.
          “Perfection Certificate” shall mean, individually and collectively, as the context may require, each perfection certificate dated December 17, 2010, executed and delivered by each Pledgor in favor of the Administrative Agent and the Collateral Agent, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Pledgor in favor of the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.
          “Permitted Encumbrances” shall mean Permitted Liens of the type described in Section 6.02(a), (b), (c), (d), (f), (g), (h), (i), (j), (k) (to the extent provided in the Intercreditor Agreement), (n), (o), (q), (r), (s), (t) and (y) of the Credit Agreement which have priority over the Liens granted pursuant to this Agreement (and in each case, subject to the proviso to Section 6.02 of the Credit Agreement).
          “Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.
          “Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.
          “Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 10 to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are currently owned or hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer owned or acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests, other than to the extent any such Pledged Securities constitute Excluded Equity Interests.
          “Pledgor” shall have the meaning assigned to such term in the Preamble hereof.
          “Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.
          “Securities Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.
          “Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.
          “Term Loan Security Documents” shall mean the “Security Documents” as defined in the Term Loan Credit Agreement.
          “Term Loan Collateral Agent” shall have the meaning assigned to such term in the Intercreditor Agreement.
          “Trade Secrets and Other Proprietary Rights” shall mean, collectively, all intellectual property rights not covered by the definitions of “Copyrights,” “Patents,” and “Trademarks”, including all intellectual property rights in trade secrets, proprietary information and data and databases, know-how and processes, designs, inventions, technology and software and any other intangible rights to the extent not covered by the definitions of Patents, Trademarks and Copyrights; whether registered or unregistered, whether statutory or common law, and whether established or registered in Canada, the United States or any other country or any political subdivision thereof, together with any and all (i) registrations and applications for the foregoing, (ii) rights and privileges arising under applicable law with respect to the use of any of the foregoing, (iii) reissues, continuations, extensions, renewals and divisions thereof and amendments thereto, (v) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements or other violations thereof, (vi) rights corresponding thereto throughout the world and (vii) rights to sue for past, present and future infringements and other violations thereof.
          “Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.
          “Trademarks” shall mean, collectively, all trademarks (including service marks and certification marks), slogans, logos, trade dress, internet domain names, corporate names and trade names, whether registered or unregistered (whether statutory or common law and whether established or registered in Canada, the United States or any other country or any political subdivision thereof), together with any and all (i) registrations and applications for any of the foregoing, (ii) goodwill connected with the use thereof and symbolized thereby, (iii) rights and privileges arising under applicable law with respect to the use of any of the foregoing, (iv) reissues, continuations, extensions and renewals thereof and amendments thereto, (v) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or other violations thereof, (vi) rights corresponding thereto throughout the world and (vii) rights to sue for past, present and future infringements, dilutions or other violations thereof.

          “Treasury Obligations” shall mean all obligations of the Borrowers and the other Loan Parties (including overdrafts and related liabilities) under each Bank Product Agreement entered into with any counterparty that is a Secured Party.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
          “U.S. Borrowers” shall have the meaning assigned to such term in the Preamble hereof.
          SECTION 1.2. Interpretation. Sections 1.03, 1.04 and 1.05 of the Credit Agreement shall apply herein mutatis mutandis.
          SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.
          SECTION 1.4. Perfection Certificate. The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.
ARTICLE II
GRANT OF SECURITY AND SECURED OBLIGATIONS
          SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):
          (i) all Accounts;
          (ii) all Equipment, Goods, Inventory and Fixtures;
          (iii) all Documents, Instruments and Chattel Paper;
          (iv) all Letters of Credit and Letter-of-Credit Rights;
          (v) all Securities Collateral;
          (vi) all Investment Property;

          (vii) all Patents, Trademarks, Copyrights, Intellectual Property Licenses and Trade Secrets and Other Proprietary Rights;
          (viii) the Commercial Tort Claims described on Schedule 13 to the Perfection Certificate;
          (ix) all General Intangibles;
          (x) all Money and all Deposit Accounts;
          (xi) all Supporting Obligations;
          (xii) all books and records relating to the Pledged Collateral; and
          (xiii) to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.
          Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the terms “Pledged Collateral” and “Pledged Securities” shall not include, any Excluded Property and the Pledgors shall, upon the request of the Collateral Agent at any time an Event of Default has occurred and is continuing, give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such information regarding the Excluded Property as the Collateral Agent may reasonably request (including written notice identifying in reasonable detail the Excluded Property).
          SECTION 2.2. Filings. (a) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the debtor or in which debtor otherwise has rights” or a similar description and (iii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.
          (b) Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements relating to the Pledged Collateral if filed prior to the date hereof.
          (c) Each Pledgor hereby further authorizes the Collateral Agent to execute and/or submit filings with the United States Patent and Trademark Office or United States Copyright Office (or

any successor office or any similar office in any other country), as applicable, including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents and to take such other actions as may be required under applicable law for the purpose of perfecting, recording, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.
ARTICLE III
PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL
          SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral (other than Excluded Property and any certificates, agreements or instruments representing or evidencing Equity Interests in an Excluded Collateral Subsidiary which is not a Loan Party) in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected First Priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within thirty days after receipt thereof by such Pledgor or such longer period as may be determined by the Collateral Agent in its sole discretion) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto (provided that notwithstanding the foregoing, no such certificates, agreements or instruments representing or evidencing Securities Collateral shall be required to be so delivered to the extent such Securities Collateral constitutes Excluded Property or any certificates, agreements or instruments representing or evidencing Equity Interests in an Excluded Collateral Subsidiary which is not a Loan Party, but shall be so delivered promptly (but in any event within thirty days) following the date such Securities Collateral ceases to constitute Excluded Property or such Subsidiary ceases to qualify as an Excluded Collateral Subsidiary or otherwise becomes, or is required to become, a Loan Party pursuant to the terms of the Credit Agreement). All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.
          SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a perfected First Priority security interest in all uncertificated Pledged Securities (other than uncertificated Pledged Securities in which a security interest cannot be perfected by taking all applicable actions under the UCC and such other actions (including, without limitation, the delivery or filing of financing statements, agreements, instruments or other documents) as may have been reasonably requested by the Collateral Agent in order to perfect such security interest under the local laws of the jurisdiction of the issuer of such Pledged Securities) pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause (or in the case of Pledged Securities issued by an issuer that is not a Wholly Owned Subsidiary, use commercially reasonable efforts to cause) the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Collateral Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause (or in the case of Pledged Securities issued by an issuer that is not a Wholly Owned Subsidiary, use commercially reasonable efforts to cause) the issuer of such uncertificated Pledged Securities to enter into a control agreement with the Collateral Agent and such Pledgor reasonably satisfactory to the Collateral Agent pursuant to which such issuer shall agree to comply with instructions originated by the Collateral Agent without further consent by such Pledgor, and cause (or in the case of Pledged Securities issued by an issuer that is not a Wholly Owned Subsidiary, use commercially reasonable efforts to cause) such pledge to be recorded on the equity holder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof, and (iii) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) cause (or in the case of Pledged Securities issued by an issuer that is not a Wholly Owned Subsidiary, use commercially reasonable efforts to cause) the Organizational Documents of each such issuer that is a Subsidiary of a Pledgor to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause (or in the case of Pledged Securities issued by an issuer that is not a Wholly Owned Subsidiary, use commercially reasonable efforts to cause) such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.1.
          SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Collateral Agent in respect of the Pledged Collateral in which a security interest may be perfected by filing under the UCC, and such other actions (including, without limitation, the delivery or filing of financing statements, agreements, instruments or other documents) as may have been reasonably requested by the Collateral Agent in order to perfect such security interest under the local laws of the jurisdiction of any issuer of such Pledged Securities, have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral (other than uncertificated Pledged Securities in which a security interest cannot be perfected by taking all applicable actions under the UCC and such other actions (including, without limitation, the delivery or filing of financing, statements, agreements instruments or other documents) as may have been reasonably requested by the Collateral Agent in order to perfect such security interest under the local laws of the jurisdiction of the issuer of such Pledged Securities) as a perfected First Priority security interest subject only to Permitted Encumbrances (other than any Pledged Collateral the cost of which the Collateral Agent reasonably determines, in its sole discretion, outweighs the benefit of obtaining such perfection).
          SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:
     (a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate and other than such Instruments and Tangible Chattel Paper held by a Pledgor which do not exceed $100,000 in the aggregate for all Pledgors. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. As of the date hereof, such Instruments and Tangible Chattel Paper and such instruments of transfer or assignment have been executed and delivered to the Collateral Agent and the Collateral Agent has a perfected First Priority security interest in such Instruments and Tangible Chattel Paper. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent exceeds $2,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within thirty days after receipt thereof) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.
     (b) Deposit Accounts. As of the date hereof, no Pledgor has any Deposit Accounts other than the accounts listed in Schedule 14 to the Perfection Certificate. With respect to each such Deposit Account, as of the date hereof, the applicable Deposit Account Control Agreement listed on Schedule 14 to the Perfection Certificate has been executed and delivered and the Collateral Agent has a First Priority security interest in each such Deposit Account (other than Excluded Deposit Accounts), which security interest is (or, with respect to any such Deposit Accounts identified on Schedule 5.15 to the Credit Agreement, after completion of the actions with respect to such Deposit Accounts specified on such Schedule, will be) perfected by Control. No Pledgor shall hereafter establish and maintain any Deposit Account unless such Bank and such Pledgor shall have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account (other than Excluded Deposit Accounts and Deposit Accounts constituting Excluded Collateral). The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless a Cash Dominion Trigger Event has occurred and no subsequent Cash Dominion Recovery Event has occurred. The two immediately preceding sentences shall not apply to any Deposit Accounts for which the Collateral Agent is the Bank. No Pledgor shall grant Control of any Deposit Account that is not an Excluded Deposit Account to any person other than (i) the Collateral Agent, (ii) subject to the terms of the Intercreditor Agreement, the Term Loan Collateral Agent and (iii) in respect of any Deposit Account that holds only deposits posted by customers described in clause (j) of the definition of Excluded Collateral, such customers.
     (c) Securities Accounts and Commodity Accounts. (i) As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 14 to the Perfection Certificate. With respect to each such Securities Account and Commodities

Account, as of the date hereof, the applicable Securities Account Control Agreement or Commodities Account Control Agreement listed on Schedule 14 to the Perfection Certificate has been executed and delivered and the Collateral Agent has a First Priority security interest in each such Securities Account and Commodity Account (other than Excluded Securities Accounts, Excluded Commodities Accounts and Securities Accounts constituting Excluded Collateral), which security interest is perfected by Control. No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account (other than Excluded Securities Accounts, Excluded Commodities Accounts and Securities Accounts constituting Excluded Collateral), as the case may be. Each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Collateral Agent and within five days of actual receipt thereof, deposit any and all cash and Investment Property received by it into a Deposit Account or Securities Account. The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless a Cash Dominion Trigger Event has occurred and no subsequent Cash Dominion Recovery Event has occurred or, after giving effect to any such investment and withdrawal rights, a Cash Dominion Trigger Event would occur. The two immediately preceding sentences shall not apply to any Financial Assets credited to a Securities Account for which the Collateral Agent or any of its affiliates is the Securities Intermediary. No Pledgor shall grant Control over any Investment Property to any person other than (i) the Collateral Agent, (ii) subject to the terms of the Intercreditor Agreement, the Term Loan Collateral Agent and (iii) in respect of any Deposit Account that holds only deposits posted by customers described in clause (j) of the definition of Excluded Collateral, such customers.
     (ii) As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person.
     (d) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 11(a) to the Perfection Certificate. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic

Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $2,000,000 in the aggregate for all Pledgors. The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.
     (e) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued, such Pledgor shall promptly notify the Collateral Agent thereof and such Pledgor shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either use commercially reasonable efforts to (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clauses (i) and (ii) have not been taken, does not exceed $2,500,000 in the aggregate for all Pledgors. No Pledgor shall grant Control of any Letter-of-Credit Right to any person other than the Collateral Agent and, subject to the terms of the Intercreditor Agreement, the Term Loan Collateral Agent.
     (f) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 13 to the Perfection Certificate and other than Commercial Tort Claims which do not exceed $1,000,000 in the aggregate for all Pledgors. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall promptly notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Collateral Agent does not have a security interest, does not exceed $5,000,000 in the aggregate for all Pledgors.
     (g) Landlord’s Access Agreements/Bailee Letters. If and to the extent reasonably requested by the Collateral Agent, each Pledgor shall use its commercially reasonable efforts to obtain as soon as practicable after such request with respect to each location where such Pledgor maintains Pledged Collateral, a Bailee Letter and/or Landlord Access Agreement, as applicable, and use commercially reasonable efforts to obtain a Bailee Letter, Landlord Access Agreement and/or landlord’s lien waiver, as applicable, from all such bailees and landlords, as applicable, who from time to time have possession of any Pledged Collateral. A waiver of bailee’s lien shall not be required if the value of the Pledged Collateral held by such bailee is less than $500,000, provided that the aggregate value of the Pledged Collateral held by all bailees who have not delivered a Bailee Letter is less than $2,500,000 in the aggregate.
          SECTION 3.5. Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Parent Borrower that is either (x) organized under the laws of the United States or any state thereof or the District of Columbia and required to become a party to this Agreement or to otherwise pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement or (y) a Foreign Subsidiary and is required to become a party to this Agreement pursuant to Section 5.11(e) of the Credit Agreement to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto within thirty days (or such longer period as may be determined by the Collateral Agent in its sole discretion) of the date on which it became a wholly owned Restricted Subsidiary, ceased to be an Excluded Collateral Subsidiary or was required to become a Loan Party or a party to this Agreement by operation of the provisions of Sections 5.11(b), (d) or (e) of the Credit Agreement, as the case may be, and (ii) a Perfection Certificate, in each case, within thirty days (or such longer period as may be determined by the Collateral Agent in its sole discretion) of the date on which it became a wholly owned Restricted Subsidiary, ceased to be an Excluded Collateral Subsidiary or was required to become a Loan Party or a party to this Agreement by operation of the provisions of Sections 5.11(b), (d) or (e) of the Credit Agreement, as the case may be, and, in each case, upon such execution and delivery, such Restricted Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. In the case of a wholly owned Restricted Subsidiary organized outside of the United States that is required to become a party to this Agreement pursuant to Section 5.11(e) of the Credit Agreement, such Restricted Subsidiary shall also execute and deliver to the Collateral Agent such additional documentation as the Collateral Agent shall reasonably request to provide for perfected and valid liens on its assets in the jurisdiction where it is organized or doing business. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.
          SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form and substance reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
          Each Pledgor represents, warrants and covenants as follows:
          SECTION 4.1. Title. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others. In addition, no Liens or claims exist on the Securities Collateral, other than Permitted Liens that are permitted to attach to Securities Collateral pursuant to Section 6.02 of the Credit Agreement.
          SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral (other than any Pledged Collateral the cost of which the Collateral Agent reasonably determines, in its sole discretion, outweighs the benefit of obtaining such perfection). The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing First Priority security interest therein (other than any Pledged Collateral the cost of which the Collateral Agent reasonably determines, in its sole discretion, outweighs the benefit of obtaining such perfection).
          SECTION 4.3. Defense of Claims; Transferability of Pledged Collateral. Except to the extent otherwise permitted by Section 5.05 of the Credit Agreement, each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Permitted Encumbrances. Except as permitted by the Credit Agreement, there is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor’s obligations or the rights of the Collateral Agent hereunder.

          SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file, any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement, in favor of the Term Loan Collateral Agent or in favor of any holder of a Permitted Encumbrance with respect to such Permitted Encumbrance or financing statements or public notices relating to the termination statements listed on Schedule 7 to the Perfection Certificate or relating to Liens permitted by Section 6.02 of the Credit Agreement.
          SECTION 4.5. Inventory and Equipment.
          (a) Except as expressly permitted by Section 5.13 of the Credit Agreement, it shall not move any Equipment or Inventory (other than Inventory in transit from a supplier or vendor to a permitted location or between permitted locations or Inventory in transit to a customer, and Inventory having Dollar Equivalent fair market value not in excess of $10,000,000 (in the aggregate for all Loan Parties) to any location, other than any location that is listed in the relevant Schedules to the Perfection Certificate, unless (i) it shall have given the Collateral Agent not less than 30 days’ (or such shorter period as may be determined by the Collateral Agent in its sole discretion) prior written notice (in the form of an Officers’ Certificate) of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may request and (ii) to the extent applicable with respect to such new location, such Pledgor shall have complied with Section 3.4(g); provided that notwithstanding the foregoing, in no event shall Equipment or Inventory be moved to any location outside of the continental United States except in connection with an Asset Sale expressly permitted by the Credit Agreement.
          (b) With respect to any Inventory scheduled or listed on the most recent Collateral Report, except as disclosed therein: (i) no Inventory (other than Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location not set forth in the Perfection Certificate except as permitted by Section 4.5(a) above or Section 5.13 of the Credit Agreement, (ii) the Pledgors have good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to the Collateral Agent, for the benefit of the Secured Parties, and except for other Liens permitted to attach to Inventory under Section 6.02 of the Credit Agreement, (iii) with respect to Inventory included in any Borrowing Base Certificate, such Inventory is Eligible Inventory, (iv) such Inventory is not subject to any Intellectual Property Licenses with any third parties that would, upon sale or other disposition of such Inventory by the Collateral Agent in accordance with the terms hereof, infringe or otherwise violate the Intellectual Property of such third-party licensor, violate any Contracts with such third-party licensor, or cause the Collateral Agent to incur any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current Intellectual Property Licenses related thereto, (v) such Inventory has been produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder and (vi) the completion of manufacture, sale or other disposition of such Inventory by the Collateral Agent upon the occurrence and during the continuance of any Event of Default shall not require the consent of any person and shall not constitute a breach or default under any contract or agreement to which any Pledgor is a party or to which such Inventory is subject.
          SECTION 4.6. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-

assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.
          SECTION 4.7. Consents, etc. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use its best efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.
          SECTION 4.8. Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors (other than Immaterial Intellectual Property Collateral).
          SECTION 4.9. Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement.
ARTICLE V
CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL
          SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within thirty days (or such longer period as may be determined by the Collateral Agent in its sole discretion) after receipt thereof) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and to the extent required thereunder, the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.
          SECTION 5.2. Voting Rights; Distributions; etc.
          (a) So long as no Event of Default shall have occurred and be continuing:

     (i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.
     (ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent not prohibited by the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five days (or such longer period as may be determined by the Collateral Agent in its sole discretion) after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
          (b) So long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.
          (c) Upon the occurrence and during the continuance of any Event of Default and notice by the Collateral Agent:
     (i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.
     (ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.
          (d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.
          (e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(c)(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

          SECTION 5.3. [INTENTIONALLY OMITTED]
          SECTION 5.4. [INTENTIONALLY OMITTED]
          SECTION 5.5. Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.
          (a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.
          (b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.
ARTICLE VI
CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL
          SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent an irrevocable, non-exclusive license and, to the extent permitted under Intellectual Property Licenses granting such Pledgor rights in Intellectual Property, sublicense (in each case, exercisable without payment of royalties or other compensation to such Pledgor) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located; provided that the quality of any products in connection with which the Trademarks are used will not be materially inferior to the quality of such products prior to such Event of Default. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
          SECTION 6.2. Protection and Maintenance of Intellectual Property Collateral. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) within thirty (30) days of its becoming aware thereof, notify the Collateral Agent of any adverse determination in any proceeding (not including office or other matters in the ordinary course of prosecution before the United States Patent and Trademark Office or the United States Copyright Office or any foreign counterpart) or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such Material Intellectual Property Collateral in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated, except as shall be consistent with commercially reasonable business judgment, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, (iv) take action to prosecute infringers and violators of Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any Material Intellectual Property Collateral, in each case, except as shall be consistent with commercially reasonable business judgment, (v) not license (a) any Material Intellectual Property Collateral in a manner that would materially impair the value of such Material Intellectual Property Collateral or (b) any Intellectual Property Collateral in a manner that impairs the Lien on and security interest in the Intellectual Property Collateral created hereby, in each case without the consent of the Collateral Agent, (vi) diligently keep adequate records respecting all Intellectual Property Collateral, (vii) without limiting the Collateral Agent’s rights and each Pledgor’s obligations under Section 6.3 below, furnish to the Collateral Agent from time to time upon the Collateral Agent’s request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Collateral Agent may from time to time request, (viii) make commercially reasonable efforts to require the use of statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents (including the removal of expired patents from being marked on the Pledgor’s products), and appropriate notice of Copyright in connection with the publication of material subject to Copyrights and (ix) maintain the level of quality of products sold and services rendered under any Trademarks owned by such Pledgor at a level at least consistent with the quality of such products and services as of the date hereof to the extent consistent with reasonable business judgment, and adequately control the quality of goods an services offered by any licensees of its Trademarks to maintain such standards.
          SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any ownership or other rights in and/or to any additional Intellectual Property (including trademark applications for which evidence of the use of such trademarks in interstate commerce has been submitted to and accepted by the United States Patent and Trademark Office pursuant to 15 U.S.C. Section 1060(a) (or a successor provision)) or (ii) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions of this Agreement shall automatically apply thereto and any such item described in the preceding clause (i) or (ii) (other than any Excluded Property) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and such Intellectual Property (other than any Excluded Property) shall be subject to the Lien and security interest created by this Agreement without further action by any party. Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d) of the Credit Agreement, each Pledgor shall provide to the Collateral Agent written notice of any of the foregoing Intellectual Property owned by such Pledgor which is the subject of a registration or application and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by the delivery of an executed instrument or other statement(s) in form and substance reasonably acceptable to the Collateral Agent as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s lien and security interest in such Intellectual Property. Further, each Pledgor authorizes the Collateral Agent to modify this Agreement by amending Schedules 12(a) and 12(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

          SECTION 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, after an Event of Default, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 11.03 of the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any person.
ARTICLE VII
CERTAIN PROVISIONS CONCERNING RECEIVABLES
          SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of Receivables in all material respects, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Pledgor.
          SECTION 7.2. Modification of Terms, etc. No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment, discount, credit, rebate or reduction with respect thereto except in the ordinary course of business consistent with prudent business practice except as may be permitted by any Loan Document, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice except as may be permitted by any Loan Documents, without the prior written consent of the Collateral Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the

Receivables except as may be otherwise consistent with the exercise of reasonable business judgment in the ordinary course of business.
          SECTION 7.3. Collection. Each Pledgor shall use its commercially reasonable efforts to cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.
          SECTION 7.4. Legend. Each Pledgor shall legend, at the request of the Collateral Agent and in form, substance and manner satisfactory to the Collateral Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.
          SECTION 7.5. Special Representations and Warranties and Covenants.
          (a) As of the time when each of its Receivables arises, each Pledgor shall be deemed to have represented and warranted that such Account and all records, papers and documents relating thereto represent the legal, valid and binding obligation of the Account Debtor or other relevant obligor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such Account Debtor or obligor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan.
          (b) The names of the obligors, amounts owing, due dates and other information with respect to each Pledgor’s Receivables that are Pledged Collateral are and will be correctly stated, at the time furnished, in all records of such Pledgor relating thereto and in all invoices (if any) and each Collateral Report with respect thereto furnished to any Agent by such Pledgor from time to time.
          (c) Except as disclosed on the most recent Collateral Report, (i) there are no setoffs, claims or disputes existing or asserted with respect to any Accounts referred to in such Collateral Report and no Pledgor has made any agreement with any Account Debtor for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance allowed by a Pledgor in the ordinary course of its business for prompt payment, (ii) to the knowledge of such Pledgor, there are no facts, events or occurrences that in any way impair the validity or enforceability thereof or could reasonably be expected to reduce the amount payable thereunder as shown on such Pledgor’s books and records and any invoices, statements and the most recent Collateral Report with respect thereto, (iii) no Pledgor has received any written notice of proceedings or actions that are threatened or pending against any Account Debtor that might result in any material adverse change in such Account Debtor’s financial condition and (iv) no Pledgor has knowledge that any Account Debtor is unable generally to pay its debts as they become due.
ARTICLE VIII
TRANSFERS
          SECTION 8.1. Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as not prohibited by the Credit Agreement.
ARTICLE IX
REMEDIES
          SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time (alternatively, successively or concurrently on any one or more occasions) exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:
          (i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;
          (ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than one Business Day after receipt thereof) pay such amounts to the Collateral Agent;
          (iii) Sell, assign, grant a license to use or otherwise liquidate and dispose of, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate and dispose of, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license, liquidation or disposition;

          (iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;
          (v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;
          (vi) Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;
          (vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral;
          (viii) In the Collateral Agent’s own name, in the name of a nominee of the Collateral Agent, or in the name of any Pledgor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors and other obligors in respect of Receivables of such Pledgor and parties to contracts with such Pledgor, to verify with such persons, to the Collateral Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Chattel Paper, Payment Intangibles, General Intangibles, Instruments and other Receivables that are Pledged Collateral; and
          (ix) Exercise all the rights and remedies of a secured creditor upon a default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the

Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.
          SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, 10 days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.
          SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.
          SECTION 9.4. Certain Sales of Pledged Collateral.
          (a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.
          (b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.
          (c) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Collateral Agent, for the benefit of the Secured Parties, cause any registration, qualification under or compliance with any federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Collateral Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.
          (d) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
          (e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.
          SECTION 9.5. No Waiver; Cumulative Remedies.
          (a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.
          (b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.
          SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of such Pledgor’s rights in the Intellectual Property Collateral, in recordable form with respect to those items of the Intellectual Property Collateral consisting of registered Patents, Trademarks and/or Copyrights (or applications therefor) and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five Business Days of written notice thereafter from the Collateral Agent, each Pledgor shall make available to the Collateral Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Collateral Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights of such Pledgor, and such persons shall be available to perform their prior functions on the Collateral Agent’s behalf.
ARTICLE X
APPLICATION OF PROCEEDS
          SECTION 10.1. Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement.
ARTICLE XI
MISCELLANEOUS
          SECTION 11.1. Concerning Collateral Agent.
          (a) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.
          (b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.
          (c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.
          (d) Except as otherwise provided in Sections 11.17 and 11.18 hereof, if any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.
          (e) The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 5.13 of the Credit Agreement. If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.
          SECTION 11.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 11.03 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.
          SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.
          SECTION 11.4. Termination; Release. Upon Full Payment of the Secured Obligations, this Agreement shall terminate. Upon termination of this Agreement the Pledged Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors (subject to the terms of the Intercreditor Agreement), assign, transfer and deliver to the relevant Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including any necessary UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be, in each case pursuant to the Credit Agreement.
          SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.
          SECTION 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Administrative Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.
          SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 11.09 and 11.10 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.
          SECTION 11.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.
          SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.
          SECTION 11.11. No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.
          SECTION 11.12. No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.
          SECTION 11.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.
          SECTION 11.14. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:
     (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;
     (ii) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;
     (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;
     (iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

     (v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document; or
     (vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.
          SECTION 11.15. INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. ANY REFERENCE IN THIS AGREEMENT TO A “FIRST PRIORITY SECURITY INTEREST” OR WORDS OF SIMILAR EFFECT IN DESCRIBING THE SECURITY INTERESTS CREATED HEREUNDER SHALL BE UNDERSTOOD TO REFER TO SUCH PRIORITY SUBJECT TO THE CLAIMS OF THE PARI PASSU SECURED PARTIES ON THE PARI PASSU PRIORITY COLLATERAL (AS DEFINED IN THE INTERCREDITOR AGREEMENT) AS PROVIDED IN THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
          SECTION 11.16. Delivery of Collateral. Prior to the Discharge of Pari Passu Secured Obligations, to the extent any Pledgor is required hereunder to deliver Pledged Collateral that is Pari Passu Priority Collateral to the Collateral Agent for purposes of possession and control and is unable to do so as a result of having previously delivered such Pledged Collateral to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Security Documents, such Pledgor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent, acting as a gratuitous bailee and/or sub-agent of the Collateral Agent in accordance with the terms of the Intercreditor Agreement.
          SECTION 11.17. Mortgages. In the case of a conflict between this Agreement and the Mortgages with respect to Pledged Collateral that is real property (including Fixtures), the Mortgages shall govern. In all other conflicts between this Agreement and the Mortgages, this Agreement shall govern.
          SECTION 11.18. Conflicts.
          (a) In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreement shall control and govern.
          (b) In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Canadian Security Agreement, solely with respect to the Parent Borrower, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Canadian Security Agreement shall control and govern.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

NOVELIS INC., as a Pledgor
By:
Name:
Title:

NOVELIS CORPORATION, as a Pledgor
By:
Name:
Title:

NOVELIS PAE CORPORATION, as a Pledgor
By:
Name:
Title:

NOVELIS BRAND LLC, as a Pledgor
By:
Name:
Title:

NOVELIS SOUTH AMERICA HOLDINGS LLC, as a Pledgor
By:
Name:
Title:

ALUMINUM UPSTREAM HOLDINGS LLC, as a Pledgor
By:
Name:
Title:

NOVELIS ACQUISITIONS LLC, as a Pledgor
By:
Name:
Title:

NOVELIS NORTH AMERICA HOLDINGS INC., as a Pledgor
By:
Name:
Title:

NOVELIS NO. 1 LIMITED PARTNERSHIP
By: 4260848 CANADA INC.
Its: General Partner

By:
Name:
Title:

NOVELIS SERVICES LTD.,
By:
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

EXHIBIT 1
ISSUER’S ACKNOWLEDGMENT
          The undersigned hereby (i) acknowledges as of this ___ day of ___________, 20__, receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of December 17, 2010, made by NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, NOVELIS CORPORATION, a Texas corporation, NOVELIS PAE CORPORATION, a Delaware corporation, NOVELIS BRAND LLC, a Delaware limited liability company, NOVELIS SOUTH AMERICA HOLDINGS LLC, a Delaware limited liability company, and ALUMINUM UPSTREAM HOLDINGS LLC, a Delaware limited liability company and the Guarantors party thereto, in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), (ii) agrees promptly to note on its books the security interests granted to the Collateral Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Collateral Agent with respect to the applicable Securities Collateral without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent or its nominee.

[_________________________]
By:
Name:
Title:

EXHIBIT 2
SECURITIES PLEDGE AMENDMENT
          This Securities Pledge Amendment, dated as of [________ ___, 20__] (“Securities Pledge Amendment”), is delivered by [______________] (the “Pledgor”), in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of December 17, 2010, made by NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, NOVELIS CORPORATION, a Texas corporation, NOVELIS PAE CORPORATION, a Delaware corporation, NOVELIS BRAND LLC, a Delaware limited liability company, NOVELIS SOUTH AMERICA HOLDINGS LLC, a Delaware limited liability company, and ALUMINUM UPSTREAM HOLDINGS LLC, a Delaware limited liability company and the Guarantors party thereto, in favor of BANK OF AMERICA, N.A., as Collateral Agent.
          As collateral security for the payment and performance in full of all the Secured Obligations, the Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of the Pledgor in, to and under the Pledged Securities and Intercompany Notes listed on this Securities Pledge Amendment and all Proceeds of any and all of the foregoing (other than Excluded Property).
          The Pledgor hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.
          NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS SECURITIES PLEDGE AMENDMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS SECURITIES PLEDGE AMENDMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

PLEDGED SECURITIES

PERCENTAGE OF
	CLASS			NUMBER OF SHARES	ALL ISSUED CAPITAL
	OF STOCK	PAR	CERTIFICATE	OR	OR OTHER EQUITY
ISSUER	OR INTERESTS	VALUE	NO(S).	INTERESTS	INTERESTS OF ISSUER

INTERCOMPANY NOTES

	PRINCIPAL	DATE OF	INTEREST	MATURITY
ISSUER	AMOUNT	ISSUANCE	RATE	DATE

[__________________________], as Pledgor
By:
Name:
Title:

AGREED TO AND ACCEPTED: BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

{ PAGE |42-

EXHIBIT 3
JOINDER AGREEMENT
[Name of New Pledgor]
[Address of New Pledgor]
[Date]

Ladies and Gentlemen:
          Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of December 17, 2010, made by NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act, NOVELIS CORPORATION, a Texas corporation, NOVELIS PAE CORPORATION, a Delaware corporation, NOVELIS BRAND LLC, a Delaware limited liability company, NOVELIS SOUTH AMERICA HOLDINGS LLC, a Delaware limited liability company, and ALUMINUM UPSTREAM HOLDINGS LLC, a Delaware limited liability company and the Guarantors party thereto, in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).
          This Joinder Agreement (“Joinder Agreement”) supplements the Security Agreement and is delivered by the undersigned, [________________] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. The New Pledgor also hereby agrees to be bound as a Pledgor by all of the terms, covenants and conditions applicable to it set forth in Articles V, VI and VII of the Credit Agreement to the same extent that it would have been bound if it had been a signatory to the Credit Agreement on the execution date of the Credit Agreement (provided that for purposes of this sentence, references in such Articles to “Closing Date” or “the date hereof” shall be deemed to be the date of execution of this Joinder Agreement). Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement and the Credit Agreement.
          Annexed hereto are supplements to each of the schedules to the Security Agreement and the Credit Agreement, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement or the Credit Agreement, as applicable.
          This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.
          THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
          NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS JOINDER AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS JOINDER AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

{ PAGE |42-

          IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]
By:
Name:
Title:

AGREED TO AND ACCEPTED: BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

[Schedules to be attached]

{ PAGE |43-

EXHIBIT 4
COPYRIGHT SECURITY AGREEMENT
          COPYRIGHT SECURITY AGREEMENT, dated as of [__________] ( “Copyright Security Agreement”), by [__________] and [___________] (individually, an “Assignor”, and, collectively, the “Assignors”), in favor of BANK OF AMERICA, N.A., a National Banking Association located at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Assignee”).
W I T N E S S E T H:
          WHEREAS, the Assignors are party to a Security Agreement of even date herewith (the “Security Agreement”) in favor of the Assignee pursuant to which the Assignors are required to execute and deliver this Copyright Security Agreement;
          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Assignor and the Assignee hereby agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Security Agreement. For purposes of this Copyright Security Agreement, the term “Copyrights” shall mean, collectively, all copyrights (whether statutory or common law, whether established, registered or recorded in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all (i) copyright registrations and applications, (ii) rights and privileges arising under applicable law with respect to such copyrights, (iii) renewals and extensions thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements or other violations thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
          SECTION 2. Grant of Security Interest in Copyright Collateral. As collateral security for the payment and performance in full of all the Secured Obligations, each Assignor hereby pledges and grants to the Assignee for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Assignor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Copyright Collateral”):
          (a) all Copyrights of such Assignor, including, without limitation, the registered and applied-for Copyrights of such Assignor listed on Schedule I attached hereto; and

          (b) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Assignor from time to time with respect to any of the foregoing.
          Notwithstanding anything to the contrary contained in clauses (a) and (b) above, the security interest created by this Copyright Security Agreement shall not extend to any Excluded Property.
          SECTION 3. Security Agreement. The lien and security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the lien and security interest granted to the Assignee pursuant to the Security Agreement and Assignors hereby acknowledge and affirm that the rights and remedies of the Assignee with respect to the lien and security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Assignee shall otherwise determine.
          SECTION 4. Recordation. Each Assignor hereby authorizes and requests that the United States Copyright Office record this Copyright Security Agreement.
          SECTION 5. Termination. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Copyright Security Agreement shall terminate. Upon termination of this Copyright Security Agreement the Pledged Copyright Collateral shall be released from the Lien of this Copyright Security Agreement and upon the request and at the sole cost and expense of the Assignors, the Assignee shall execute, acknowledge, and deliver to the Assignors an instrument in writing in recordable form releasing the Pledged Copyright Collateral from the Lien of this Copyright Security Agreement.
          SECTION 6. Counterparts. This Copyright Security Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Copyright Security Agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this Copyright Security Agreement.
          SECTION 7. Governing Law. This Copyright Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
          SECTION 8. INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE ASSIGNEE, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS COPYRIGHT SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY

{ PAGE |42-

THE ASSIGNEE AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS COPYRIGHT SECURITY AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

{ PAGE |43-

          IN WITNESS WHEREOF, each Assignor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNORS][1]
By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Assignee
By:
Name:
Title:

1	This document needs only to be executed by Pledgors that hold registered or applied-for Copyrights that are subject to the Lien of the Security Agreement.

{PAGE | 44 -

Acknowledgement of ASSIGNOR

State of	)
) ss.
County of	)
          On this [          ] day of ___________, 20__ before me personally appeared [______________________], proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of [________________________________], who being by me duly sworn did depose and say that he is an authorized officer of said [corporation], that the said instrument was signed on behalf of said [corporation] as authorized by its [Board of Directors] and that he acknowledged said instrument to be the free act and deed of said [corporation].
____________________________
Notary Public
My Commission Expires: _______________

{ PAGE |45-

SCHEDULE I
to
COPYRIGHT SECURITY AGREEMENT
COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS
Copyright Registrations:

REGISTRATION
OWNER	NUMBER	TITLE OF WORK

Copyright Applications:

OWNER	TITLE OF WORK

{ PAGE |46-

EXHIBIT 5
PATENT SECURITY AGREEMENT
          PATENT SECURITY AGREEMENT, dated as of [__________] (“Patent Security Agreement”), by [________] and [_________] (individually, an “Assignor”, and, collectively, the “Assignors”), in favor of BANK OF AMERICA, N.A., a National Banking Association located at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Assignee”).
W I T N E S S E T H:
          WHEREAS, the Assignors are party to a Security Agreement of even date herewith (the “Security Agreement”) in favor of the Assignee pursuant to which the Assignors are required to execute and deliver this Patent Security Agreement;
          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Assignor and the Assignee hereby agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Security Agreement. For purposes of this Patent Security Agreement, the term “Patents” shall mean, collectively, all patents, patent applications, certificates of inventions, industrial designs and rights corresponding thereto throughout the world (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to any of the foregoing, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or other violations thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements or other violations thereof.
          SECTION 2. Grant of Security Interest in Patent Collateral. As collateral security for the payment and performance in full of all the Secured Obligations, each Assignor hereby pledges and grants to the Assignee for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Assignor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Patent Collateral”):
          (a) all Patents of such Assignor, including, without limitation, the registered and applied-for Patents of such Assignor listed on Schedule I attached hereto; and

          (b) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Assignor from time to time with respect to any of the foregoing.
          Notwithstanding anything to the contrary contained in clauses (a) and (b) above, the security interest created by this Patent Security Agreement shall not extend to any Excluded Property.
          SECTION 3. Security Agreement. The lien and security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the lien and security interest granted to the Assignee pursuant to the Security Agreement and Assignors hereby acknowledge and affirm that the rights and remedies of the Assignee with respect to the lien and security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Assignee shall otherwise determine.
          SECTION 4. Recordation. Each Assignor hereby authorizes and requests that the Commissioner of Patents and Trademarks record this Patent and Security Agreement.
          SECTION 5. Termination. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Patent Security Agreement shall terminate. Upon termination of this Patent Security Agreement the Pledged Patent Collateral shall be released from the Lien of this Patent Security Agreement and upon the request and at the sole cost and expense of the Assignors, the Assignee shall execute, acknowledge, and deliver to the Assignors an instrument in writing in recordable form releasing the Pledged Patent Collateral from the Lien of this Patent Security Agreement.
          SECTION 6. Counterparts. This Patent Security Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Patent Security Agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this Patent Security Agreement.
          SECTION 7. Governing Law. This Patent Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
          SECTION 8. INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE ASSIGNEE, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS PATENT SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE

{ PAGE |42-

ASSIGNEE AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS PATENT SECURITY AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

{ PAGE |43-

          IN WITNESS WHEREOF, each Assignor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNORS][2]
By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Assignee
By:
Name:
Title:

2	This document needs only to be executed by Pledgors that hold registered or applied-for Patents that are subject to the Lien of the Security Agreement.

{ PAGE |44-

Acknowledgement of ASSIGNOR

State of	)
) ss.
County of	)
          On this [ ] day of ___________, 20__ before me personally appeared [______________________], proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of [________________________________], who being by me duly sworn did depose and say that he is an authorized officer of said [corporation], that the said instrument was signed on behalf of said [corporation] as authorized by its [Board of Directors] and that he acknowledged said instrument to be the free act and deed of said [corporation].
            ____________________________
Notary Public
            My Commission Expires: _______________

{ PAGE |45-

SCHEDULE I
to
PATENT SECURITY AGREEMENT
PATENT REGISTRATIONS AND PATENT APPLICATIONS
Patent Registrations:

REGISTRATION
OWNER	NUMBER	NAME

Patent Applications:

APPLICATION
OWNER	NUMBER	NAME

{ PAGE |46-

EXHIBIT 6
TRADEMARK SECURITY AGREEMENT
          TRADEMARK SECURITY AGREEMENT, dated as of [__________] ( “Trademark Security Agreement”), by [________] and [________] (individually, an “Assignor”, and, collectively, the “Assignors”), in favor of BANK OF AMERICA, N.A., a National Banking Association located at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Assignee”).
W I T N E S S E T H:
          WHEREAS, the Assignors are party to a Security Agreement of even date herewith (the “Security Agreement”) in favor of the Assignee pursuant to which the Assignors are required to execute and deliver this Trademark Security Agreement;
          NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Assignor and the Assignee hereby agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Security Agreement. For purposes of this Trademark Security Agreement, the term “Trademarks” shall mean, collectively, all trademarks (including service marks and certification marks), slogans, logos, certification marks, trade dress, Internet Domain Names, corporate names and trade names, whether registered or unregistered (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) registrations and applications for any of the foregoing, (ii) goodwill connected with the use thereof and symbolized thereby, (iii) rights and privileges arising under applicable law with respect to the use of any of the foregoing, (iv) reissues, continuations, extensions and renewals thereof and amendments thereto, (v) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or other violations thereof, (vi) rights corresponding thereto throughout the world and (vii) rights to sue for past, present and future infringements, dilutions or other violations thereof.
          SECTION 2. Grant of Security Interest in Trademark Collateral. As collateral security for the payment and performance in full of all the Secured Obligations, each Assignor hereby pledges and grants to the Assignee for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Assignor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Trademark Collateral”):

          (a) all Trademarks of such Assignor, including, without limitation, the registered and applied-for Trademarks of such Assignor listed on Schedule I attached hereto; and
          (b) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Assignor from time to time with respect to any of the foregoing.
          Notwithstanding anything to the contrary contained in clauses (a) through (c) above, the security interest created by this Trademark Security Agreement shall not extend to any Excluded Property.
          SECTION 3. Security Agreement. The lien and security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the lien and security interest granted to the Assignee pursuant to the Security Agreement and Assignors hereby acknowledge and affirm that the rights and remedies of the Assignee with respect to the lien and security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Assignee shall otherwise determine.
          SECTION 4. Recordation. Each Assignor hereby authorizes and requests that the Commissioner of Patents and Trademarks record this Trademark Security Agreement.
          SECTION 5. Termination. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Trademark Security Agreement shall terminate. Upon termination of this Trademark Security Agreement the Pledged Trademark Collateral shall be released from the Lien of this Trademark Security Agreement and upon the request and at the sole cost and expense of the Assignors, the Assignee shall execute, acknowledge, and deliver to the Assignors an instrument in writing in recordable form releasing the Pledged Trademark Collateral from the Lien of this Trademark Security Agreement.
          SECTION 6. Counterparts. This Trademark Security Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Trademark Security Agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this Trademark Security Agreement.
          SECTION 7. Governing Law. This Trademark Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

{ PAGE |42-

          SECTION 8. INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE ASSIGNEE, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS TRADEMARK SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ASSIGNEE AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS TRADEMARK SECURITY AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

{ PAGE |43-

          IN WITNESS WHEREOF, each Assignor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[ASSIGNORS][3]
By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Assignee
By:
Name:
Title:

3	This document needs only to be executed by Pledgors that hold registered or applied-for Trademarks that are subject to the Lien of the Security Agreement.

{ PAGE |44-

Acknowledgement of ASSIGNOR

State of	)
) ss.
County of	)
          On this [      ] day of ___________, 20__ before me personally appeared [______________________], proved to me on the basis of satisfactory evidence to be the person who executed the foregoing instrument on behalf of [________________________________], who being by me duly sworn did depose and say that he is an authorized officer of said [corporation], that the said instrument was signed on behalf of said [corporation] as authorized by its [Board of Directors] and that he acknowledged said instrument to be the free act and deed of said [corporation].
            ____________________________
Notary Public
            My Commission Expires: _______________

{ PAGE |45-

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT
TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS
Trademark Registrations:

REGISTRATION
OWNER	NUMBER	TRADEMARK

Trademark Applications:

APPLICATION
OWNER	NUMBER	TRADEMARK

{ PAGE |46-

EXHIBIT 7
FORM OF BAILEE LETTER
Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Fax: 312-453-5555
          Re: [______________]
          [__________] (the “Bailor”), a [__________] and a subsidiary of Novelis Inc. (the “Parent Borrower”), now does or hereafter may deliver to certain premises [managed][owned] by [_____________] (the “Bailee”), a [__________], on behalf of the Bailor as owner and located at [__________] (the “Premises”), certain of its [DESCRIBE PROPERTY SUBJECT TO BAILMENT] for [DESCRIBE PURPOSE FOR WHICH PROPERTY HAS BEEN DELIVERED TO BAILEE].
          The Parent Borrower and certain of its Subsidiaries (collectively, the “Borrowers”) have entered into financing arrangements with certain financial institutions (the “Lenders”), pursuant to a Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”) for which Bank of America, N.A. shall act as administrative agent and collateral agent (collectively in such capacities, the “Agent”). As a condition to the Agent’s and the Lenders’ loans and other financial accommodations to the Borrowers, the Agent and the Lenders require, among other things, liens on all of the Bailor’s property located on the Premises, and the proceeds thereof (the “Collateral”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          To induce the Agent and the Lenders (together with their respective agents and assigns) to enter into said financing arrangements, and for other good and valuable consideration, the Bailee hereby acknowledges receipt of the above notice, and hereby further agrees that:
     (i) title to the Collateral remains with the Bailor while the Collateral is in the custody, control or possession of the Bailee, the undersigned, to the best of its knowledge without special inquiry, does not know of any security interest or claim with respect to such goods or proceeds, other than the security interest which is the subject of this letter agreement, and the Bailee will not assert against the Collateral any lien, right of distraint or levy, right of offset, claim, deduction, counterclaim, security or other interest in the Collateral, including any of the foregoing which might arise or exist in its favor pursuant to any agreement, common law, statute (including the Federal Bankruptcy Code) or otherwise, all of which the undersigned hereby subordinates in favor of the Agent;

     (ii) the Collateral shall be clearly identified or identifiable as being owned by the Bailor and is distinguishable from the property of the Bailee and other property in its possession;
     (iii) none of the Collateral located on the Premises shall be permitted to become a fixture to the Premises;
     (iv) the Bailee has not issued, and shall not issue, any negotiable documents or other negotiable instruments in respect of any Collateral;
     (v) if any Borrower defaults on its obligations to the Agent and the Lenders, subject to any grace period, and, as a result, the Agent undertakes to enforce its security interest in the Collateral, the Bailee, upon receipt of reasonable written confirmation of the currency and existence of a default (a) will hold the Collateral for the Agent’s account for the benefit of the Secured Parties, and release the Collateral only to the Agent or its designee, (b) will permit the Agent to enter the Premises upon reasonable notice and during regular business hours and without unduly interrupting the Bailee’s operations, to inspect, assemble, take possession of, and remove all of the Collateral located on the Premises and will reasonably cooperate with the Agent in its efforts to do so; (c) will permit the Collateral to remain on the Premises for forty-five (45) days after the Agent notifies the Bailee in writing of the default, or, at the Agent’s option, to remove the Collateral from the Premises within a reasonable time, not to exceed forty-five (45) days after the Agent notifies the undersigned in writing of the default; (d) will not hinder the Agent’s actions in enforcing its liens on the Collateral; and (e) after the Agent notifies the Bailee in writing of the default, will, without further consent or agreement of the Bailor, abide solely by Agent’s lawful instructions with respect to the Collateral, and not those of the Bailor; and
     (vi) the Bailee hereby waives and releases, for Agent’s benefit, any and all claims, liens, including bailee’s liens, and demands of every kind which Bailee has or may later have against the Collateral (including any right to include such goods in any secured financing to which Bailee may become party).
          The Bailee hereby irrevocably and unconditionally authorizes Agent (or its designee) to file at any time prior to the payment in full of the Secured Obligations (as defined in the Credit Agreement) in any jurisdiction and with such filing offices as the Agent so chooses such financing statements naming the Bailee as the debtor consignee, the Bailor as the secured party consignor, and the Agent as assignee, describing the Collateral in a manner that Agent believes is reasonably necessary or desirable to protect its security interest in the Bailor’s property, and including any other information with respect to the Bailee required under the Uniform Commercial Code for the sufficiency of such financing statement or for it to be accepted by the filing office of any applicable jurisdiction (and any amendments or continuations with respect thereto); provided, however, Agent shall provide to Bailor for review copies of any such filings to be made, sufficiently in advance of filing and once filed, final copies of such filings.

{ PAGE |42-

          Any notice(s) required or desired to be given hereunder shall be directed to the party to be notified at the address stated herein.
          The agreements contained herein shall continue in force until each Borrower’s obligations and liabilities to the Agent and the Lenders are paid and satisfied in full and all financing arrangements among the Agent, the Lenders and the Borrowers have been terminated.
          The consent of the Bailor hereto constitutes its acknowledgment that Agent may assert any of the rights set forth or referred to herein, without objection by the Bailor, and that the Bailee may act in accordance with this letter agreement without liability to the Bailor. By its signature below, the Bailor agrees to reimburse the Bailee for all reasonable costs and expenses incurred by the Bailee as a direct result of compliance with this letter agreement.
     The Bailee will notify all successor owners, transferees, purchasers and mortgagees of the Premises of the existence of this waiver. The agreements contained herein may not be modified or terminated orally and shall be binding upon the successors, assigns and personal representatives of the undersigned.
[Signature pages follow]

{ PAGE |43-

          This letter agreement may be executed in any number of counterparts and by different parties to this letter agreement on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile, e-mail or other electronic transmission (including in pdf format or other similar format) shall be effective as delivery of a manually executed counterpart of this letter agreement. The undersigned hereby waives notice of acceptance of this letter agreement by Agent.
          Executed and delivered this ___ day of ______________, 20__.

[________________] [Address]
By:
Name:
Title:

CONSENTED AND AGREED TO: [________________] [Address]
By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:
BANK OF AMERICA, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Fax: 312-453-5555

By:
Name:
Title:

{ PAGE |44-

Exhibit M-2
AV METALS INC.
NOVELIS INC.
NOVELIS CAST HOUSE TECHNOLOGY LTD.
4260848 CANADA INC.
4260856 CANADA INC.
NOVELIS NO. 1 LIMITED PARTNERSHIP
as Obligors
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT
December 17, 2010

ABL Security Agreement

SECURITY AGREEMENT
     Security agreement dated as of December 17, 2010 made by each of AV Metals Inc., Novelis Inc., Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc. and Novelis No. 1 Limited Partnership, by its general partner 4260848 Canada Inc., to and in favour of Bank of America, N.A., as Collateral Agent for the benefit of the Secured Parties.
RECITALS:
(a)	The Agents and the Lenders have agreed to make certain credit facilities available to the Borrowers on the terms and conditions contained in the Credit Agreement;

(b)	The Guarantors have guaranteed the obligations of the Borrowers on the terms and conditions contained in the Guarantee; and

(c)	It is a condition precedent to the extension of credit to the Borrowers under the Credit Agreement that the Obligors execute and deliver this Agreement in favour of the Collateral Agent as security for the payment and performance of their obligations under the Credit Agreement, the Guarantee and the other Loan Documents to which they are a party.
     In consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Obligors agree as follows.
ARTICLE 1
INTERPRETATION
Section 1.1 Defined Terms.
     As used in this Agreement, the following terms have the following meanings:
“Administrative Agent” means Bank of America, N.A. acting as administrative agent for the Secured Parties and any successor administrative agent appointed under the Credit Agreement, and its successors and assigns.
“Agents” mean, collectively, the Administrative Agent and the Collateral Agent.
“Agreement” means this security agreement.
“Borrowers” means, collectively, the Canadian Borrower, the U.S. Borrowers, the U.K. Borrower and the Swiss Borrower.
“Canadian Borrower” means Novelis Inc., a corporation amalgamated and existing under the laws of Canada, and its successors and permitted assigns.
ABL Security Agreement

“Collateral” has the meaning specified in Section 2.1.
“Collateral Agent” means Bank of America, N.A. acting as collateral agent for the Secured Parties and any successor collateral agent appointed under the Credit Agreement, and its successors and permitted assigns.
“Credit Agreement” means the credit agreement dated as of December 17, 2010 among the Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Administrative Agent, the Collateral Agent, Bank of America, N.A., as issuing bank and U.S. swingline lender, and The Royal Bank of Scotland PLC, as European swingline lender, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
“Discharge of Revolving Secured Obligations” has the meaning given to it in the Intercreditor Agreement.
“Excluded Property” means any
(i)	equity Interest in any joint venture to the extent that the terms of the applicable joint venture agreement, or agreements related to such joint venture agreement and to which such other joint venture is a party, validly prohibit the creation by the applicable Obligor of a security interest in such Equity Interests in favour of the Collateral Agent, but only to the extent and for so long as (A) the terms of the applicable agreement prohibit the creation by the applicable Obligor of a security interest, or require the consent of any person therefore, in such Equity Interests in favor of the Collateral Agent and (B) such prohibition is permitted by Section 6.19 of the Credit Agreement;

(ii)	any United States trade-mark or service mark application filed on the basis of an Obligor’s intent-to-use such mark, in each case, unless and until evidence of the use of such trade-mark in interstate commerce is submitted to and accepted by the United States Patent and Trademark Office; provided that, Excluded Property shall not include any proceeds, substitutions or replacements of any Excluded Property referred to above (unless such proceeds, substitutions or replacements would constitute Excluded Property referred to above));

(iii)	any leasehold interests in real property;

(iv)	any Excluded Equity Interests and any Equity Interests in Excluded Collateral Subsidiaries that are not Loan Parties;

(v)	motor vehicles and any other assets where ownership is evidenced by a certificate of title;

(vi)	deposits posted by customers pursuant to forward sale agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and that is held in a segregated deposit account that is no commingled with any other Collateral (other than other such deposits posted by customers), and any deposit accounts and securities accounts to which only such customer deposits are credited; and

(vii)	Letter of Credit Rights that are not a secondary obligation that supports the payment or performance of an account, chattel paper, a document, an intangible, an instrument or investment property.
“Excluded Securities Accounts” means (i) securities accounts with investment property or other property held in or credited to such securities accounts with an aggregate value of less than $10,000,000 at any time in the aggregate for all such securities accounts of any Loan Party which are not subject to a control agreement satisfactory to the Collateral Agent (excluding accounts referred in clause (ii)), and (ii) securities accounts with property held in or credited to such securities accounts consisting solely of the Equity Interests of Aluminum Company of Malaysia Berhard.
“Expenses” has the meaning specified in Section 2.2(b).
“Guarantee” means the guarantee dated the date hereof by the Guarantors to and in favour of the Collateral Agent and the other Secured Parties, as the same may be amended, modified, extended, renewed, replaced, restated or supplemented from time to time.
“Guarantors” means, collectively, AV Metals Inc., a corporation incorporated and existing under the laws of Canada, the Canadian Borrower, Novelis Cast House Technology Ltd., a corporation incorporated and existing under the laws of Ontario, 4260848 Canada Inc., a corporation incorporated and existing under the laws of Canada, 4260856 Canada Inc., a corporation incorporated and existing under the laws of Canada and Novelis No. 1 Limited Partnership, a partnership formed and existing under the laws of Quebec, by its general partner 4260848 Canada Inc., and each of their successors and permitted assigns, and “Guarantor” shall mean anyone of them.

“Instruments” means (i) a bill, note or cheque within the meaning of the Bills of Exchange Act (Canada) or any other writing that evidences a right to the payment of money and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, or (ii) a letter of credit and an advice of credit if the letter or advice states that it must be surrendered upon claiming payment thereunder, or (iii) chattel paper or any other writing that evidences both a monetary obligation and a security interest in or a lease of specific goods, or (iv) documents of title or any other writing that purports to be issued by or addressed to a bailee and purports to cover such goods in the bailee’s possession as are identified or fungible portions of an identified mass, and that in the ordinary course of business is treated as establishing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, or (v) any document or writing commonly known as an instrument, but excludes investment property.
“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, service marks, certification marks, trade dress, logos, applications, registrations and renewals for any of the foregoing and the goodwill connected with the use of and symbolized by any of the foregoing; (vii) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; (viii) any other intellectual property and industrial property; (ix) income, fees, royalties, damages, claims and payments for past, present, or future infringements, dilutions or other violations thereof; (x) rights corresponding thereto throughout the world; and (xi) rights to sue for past, present or future infringements, dilutions or other violations thereof.
“Intercreditor Agreement” shall mean that certain intercreditor agreement dated as of the date hereof, by and among, inter alia, the Companies party thereto, the Administrative Agent, the Collateral Agent, the Term Loan Collateral Agent, the Term Loan Administrative Agent, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lenders” means the financial institutions and other lenders listed on the signature pages of the Credit Agreement, any Person who may become a Lender pursuant to the Credit Agreement, and their respective successors and assigns.
“Letter of Credit Rights” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance. The term does not include the right of a beneficiary to demand payment or performance under a letter of credit.
“Obligations” means, in respect of any Obligor, the Secured Obligations as such term is defined in the Credit Agreement of such Obligor.
“Obligors” means, collectively, the Canadian Borrower, the Guarantors and any Loan Party that becomes a party hereto, and “Obligor” means any one of them.
“Perfection Certification” means the perfection certificate executed by each of the Obligors and attached hereto as Schedule “B”.
“PPSA” means the Personal Property Security Act (Ontario) and the regulations promulgated thereunder and other applicable personal property security legislation of the applicable Canadian province or provinces (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.
“Registrable Intellectual Property” means any Intellectual Property in respect of which ownership, title, security interests, charges or encumbrances are capable of registration, recording or notation with any Governmental Authority pursuant to applicable laws.
“Restricted Asset” has the meaning specified in Section 2.4(1).
“Secured Obligations” has the meaning specified in Section 2.2.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent, any Receiver or Delegate, each other Agent, the Lenders, the Issuing Banks and each Secured Bank Product Provider.
“Securities” means securities as defined in the Securities Transfer Act, 2006 (Ontario) but excludes any ULC Shares.
“Security Interest” has the meaning specified in Section 2.2.
“Swiss Borrower” means Novelis AG, a stock corporation (AG) organized under the laws of Switzerland, and its successors and assigns.

“U.K. Borrower” means Novelis UK Ltd, a limited liability company incorporated under the laws of England and Wales, and its successors and permitted assigns.
“ULC Shares” means shares in any unlimited company or unlimited liability corporation at any time owned or otherwise held by any Obligor.
“U.S. Borrowers” means, collectively, Novelis Corporation, a Texas corporation, and the other U.S. subsidiaries of the Canadian Borrower signatory to the Credit Agreement as borrowers, and their successors and permitted assigns.
Section 1.2 Interpretation.
(1)	Terms defined in the PPSA and the Securities Transfer Act, 2006 (Ontario) (“STA”) and used but not otherwise defined in this Agreement have the same meanings. For greater certainty, the terms “account”, “chattel paper”, “document of title”, “equipment”, “intangible”, “investment property”, “money”, “personal property” and “proceeds” have the meanings given to them in the PPSA; and the terms “certificated security”, “control”, “deliver”, “entitlement holder”, “financial asset”, “securities account”, “securities intermediary”, “security entitlement” and “uncertificated security” have the meanings given to them in the STA. Capitalized terms used in this Agreement but not defined have the meanings given to them in the Credit Agreement.

(2)	Any reference in any Loan Document to Liens permitted by the Credit Agreement and any right of the Obligors to create or suffer to exist Liens permitted by the Credit Agreement are not intended to and do not and will not subordinate the Security Interest to any such Lien or give priority to any Person over the Secured Parties.

(3)	In this Agreement the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Agreement.

(4)	Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(5)	The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

(6)	The schedules attached to this Agreement form an integral part of it for all purposes of it.

(7)	Any reference to this Agreement, any Loan Document or any Security Document refers to this Agreement or such Loan Document or Security

Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules attached to it. Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.
ARTICLE 2
SECURITY
Section 2.1 Grant of Security.
     Subject to Section 2.4, each Obligor grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, and assigns, mortgages, charges, hypothecates and pledges to the Collateral Agent, for the benefit of the Secured Parties, all of the property and undertaking of such Obligor whether now owned or hereafter acquired and all of the property and undertaking in which such Obligor now has or hereafter acquires any interest (collectively, the “Collateral”) including all of such Obligor’s:
(a)	present and after-acquired personal property;

(b)	inventory including goods held for sale, lease or resale, goods furnished or to be furnished to third parties under contracts of lease, consignment or service, goods which are raw materials or work in process, goods used in or procured for packing and materials used or consumed in the businesses of the Obligor;

(c)	equipment, machinery, furniture, fixtures, plant, vehicles and other goods of every kind and description and all licences and other rights and all related records, files, charts, plans, drawings, specifications, manuals and documents;

(d)	accounts due or accruing and all related agreements, books, accounts, invoices, letters, documents and papers recording, evidencing or relating to them;

(e)	money, documents of title, chattel paper, financial assets and investment property;

(f)	securities accounts, including the securities accounts listed in Schedule “A”, and all of the credit balances, securities entitlements, other financial assets and items or property (or their value) standing to the credit from time to time in such securities accounts;

(g)	Instruments and Securities, including the Instruments and Securities listed in Schedule “A”;

(h)	intangibles including all security interests, goodwill, choses in action, contracts, contract rights, licenses and other contractual benefits;

(i)	Intellectual Property including the Registrable Intellectual Property listed in the Perfection Certificate;

(j)	all substitutions and replacements of and increases, additions and, where applicable, accessions to the property described in Section 2.1(a) through Section 2.1(i) inclusive; and

(k)	all proceeds in any form derived directly or indirectly from any dealing with all or any part of the property described in Section 2.1(a) through Section 2.1(j) inclusive, including the proceeds of such proceeds.
Section 2.2 Secured Obligations.
     The security interests, assignments, mortgages, charges, hypothecations and pledges granted by each Obligor under this Agreement (collectively, the “Security Interest”) secure the payment and performance of the following (collectively, the “Secured Obligations”):
(a)	the Obligations of such Obligor; and

(b)	all expenses, costs and charges incurred by or on behalf of the Secured Parties in connection with this Agreement, the Security Interest or the Collateral, including all legal fees, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Collateral, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the Secured Parties’ interest in any Collateral, whether or not directly relating to the enforcement of this Agreement or any other Loan Document (collectively, the “Expenses”).
Section 2.3 Attachment.
(1)	Each Obligor acknowledges that (i) value has been given, (ii) it has rights in the applicable Collateral (other than after-acquired Collateral), (iii) it has not agreed to postpone the time of attachment of the Security Interest, and (iv) it has received a copy of this Agreement.

(2)	Each Obligor delivers to and deposits with the Collateral Agent any and all certificates evidencing the Securities listed in Schedule “A”, to the extent such Securities are certificated, together with, in each case, a stock power duly endorsed in blank for transfer and grants control over such Securities to the Collateral Agent, as applicable. Each Obligor also delivers to and deposits with the Collateral Agent the Instruments listed in Schedule “A”, as applicable.

(3)	If any Obligor (i) acquires any Securities, (ii) acquires any other financial assets that have not been credited to a securities account specified in Schedule “A”, (iii) acquires any Instruments, or (iv) establishes or maintains a securities account that is not specified in Schedule “A”, such Obligor will notify the Collateral Agent in writing and provide the Collateral Agent with a revised Schedule “A” recording the acquisition or establishment of and particulars relating to such Securities, financial assets, Instruments or securities account within 15 days after such acquisition. Upon request by the Collateral Agent, such Obligor will promptly (but in any event within 30 days after receipt by such Obligor or such longer period as may be determined by the Collateral Agent in its sole discretion) deliver to and deposit with the Collateral Agent, or take all action that the Collateral Agent deems advisable to cause the Collateral Agent to have control over, such Securities or other investment property that are now or become Collateral other than (i) Instruments evidencing amounts payable of less than $1,000,000 in the aggregate for all Obligors or evidencing any rights to goods having a value of less than $1,000,000 in the aggregate for all Obligors and (ii) Securities or Instruments representing or evidencing Equity Interests in an Excluded Collateral Subsidiary which is not a Loan Party, as security for the Secured Obligations. The applicable Obligor will also promptly inform the Collateral Agent in writing of the acquisition by it of any ULC Shares.

(4)	At the request of the Collateral Agent, each of the Obligors, as applicable will (i) cause the transfer of any Securities or Instruments (other than Securities or Instruments representing or evidencing Equity Interests in an Excluded Collateral Subsidiary which is not a Loan Party) to the Collateral Agent to be registered wherever such registration may be required or advisable in the reasonable opinion of the Collateral Agent, (ii) duly endorse any such Securities or Instruments for transfer in blank or register them in the name of the Collateral Agent or its nominee or otherwise as the Collateral Agent may reasonably direct, (iii) immediately deliver to the Collateral Agent any and all consents or other documents which may be necessary to effect the transfer of any such Securities or Instruments to the Collateral Agent or any third party and (iv) deliver to or otherwise cause the Collateral Agent to have control over such Securities or Instruments.

(5)	Each Obligor will promptly notify the Collateral Agent in writing of the acquisition by it of any Registrable Intellectual Property and will provide the Collateral Agent with a revised Perfection Certificate recording the acquisition and particulars of such additional Intellectual Property.
Section 2.4 Scope of Security Interest.
(1)	To the extent that an assignment of amounts payable and other proceeds arising under or in connection with, or the grant of a security interest in any agreement, licence, lease, permit or quota of any Obligor would constitute a default under or a breach of or would result in the termination or loss of rights in respect of such agreement, licence, lease, permit or quota (each, a “Restricted Asset”), the Security Interest with respect to each Restricted Asset will constitute a trust created in favour of the Collateral Agent, for the benefit of the Secured Parties, pursuant to which the applicable Obligor holds as trustee all proceeds arising under or in connection with the Restricted Asset in trust for the Collateral Agent, for the benefit of the Secured Parties, on the following basis:
(a)	subject to the Credit Agreement, until the Security Interest is enforceable the Obligor is entitled to receive all such proceeds; and

(b)	whenever the Security Interest is enforceable, (i) all rights of such Obligor to receive such proceeds cease and all such proceeds will be immediately paid over to the Collateral Agent for the benefit of the Secured Parties, and (ii) such Obligor will take all actions requested by the Collateral Agent to collect and enforce payment and other rights arising under the Restricted Asset.
Upon request by the Collateral Agent, the Obligors will use all commercially reasonable efforts to obtain the consent of each other party to any and all Restricted Assets to the assignment of such Restricted Asset to the Collateral Agent in accordance with this Agreement. The Obligors will also use all commercially reasonable efforts to ensure that all agreements entered into on and after the date of this Agreement expressly permit assignments of the benefits of such agreements as collateral security to the Collateral Agent in accordance with the terms of this Agreement.

(2)	The Security Interest with respect to trade-marks and other Intellectual Property established under the laws of the United States, including any state, territory or political subdivision thereof, constitutes a lien on and security interest in, and a charge, hypothecation and pledge of, such Collateral in favour of the Collateral Agent for the benefit of the Secured Parties, but does not constitute an assignment or mortgage of such Collateral to the Collateral Agent or any Secured Party.

(3)	Until the Security Interest is enforceable, the grant of the Security Interest in the Intellectual Property does not affect in any way the Obligors’ rights to commercially exploit the Intellectual Property, defend it, enforce such Obligor’s rights in it or with respect to it against third parties in any court or claim and be entitled to receive any damages with respect to any infringement of it.

(4)	The Security Interest does not extend to consumer goods or ULC Shares.

(5)	The Security Interest does not extend or apply to the last day of the term of any lease or sublease of real property or any agreement for a lease or sublease of real property, now held or hereafter acquired by any of the Obligors, but the Obligors will stand possessed of any such last day upon trust to assign and dispose of it as the Collateral Agent may reasonably direct.

(6)	The Security Interest does not extend to Excluded Property.
Section 2.5 Grant of Licence to Use Intellectual Property.
     Each Obligor hereby grants to the Collateral Agent an irrevocable, nonexclusive licence (exercisable without payment of royalty or other compensation to such Obligor) to use, or sublicense any Intellectual Property in which such Obligor has rights wherever the same may be located, provided that the quality of products in connection with which any trade-mark is used will not be materially inferior to the quality of such products prior to such Event of Default. Such licence includes access to (i) all media in which any of the licensed items may be recorded or stored, and (ii) all software and computer programs used for compilation or print-out. The license granted under this Section is to enable the Collateral Agent to exercise its rights and remedies under Article 3 and for no other purpose.
Section 2.6 Care and Custody of Collateral.
(1)	The Secured Parties have no obligation to keep Collateral in their possession identifiable.

(2)	The Collateral Agent may upon the occurrence and during the continuance of an Event of Default, (i) notify any Person obligated on an Instrument, Security or account to make payments to the Collateral Agent, whether or not the Obligors were previously making collections on such accounts, chattel paper, instruments, and (ii) assume control of any proceeds arising from the Collateral.

(3)	The Collateral Agent has no obligation to collect dividends, distributions or interest payable on, or exercise any option or right in connection with, any Securities or Instruments. The Collateral Agent has no obligation to protect or preserve any Securities or Instruments from depreciating in value or becoming worthless and is released from all responsibility for any loss of value. In the physical keeping of any Securities, the Collateral Agent is only obliged to exercise the same degree of care as it would exercise with respect to its own Securities kept at the same place.
(4)	The Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, sell, transfer, use or otherwise deal with any investment property included in the Collateral over which the Collateral Agent has control, on such conditions and in such manner as the Collateral Agent in its sole discretion may determine.
Section 2.7 Rights of the Obligor.
(1)	Until the occurrence of an Event of Default which is continuing, each Obligor, as applicable, is entitled to vote the Securities and other financial assets that are part of the Collateral and to receive dividends and distributions on such Securities and financial assets, as may be permitted by the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default, all rights of the Obligors to vote (under any proxy given by the Collateral Agent (or its nominee) or otherwise) or to receive distributions or dividends cease and all such rights become vested solely and absolutely in the Collateral Agent.

(2)	Any distributions or dividends received by any of the Obligors contrary to Section 2.7(1) or any other moneys or property received by any of the Obligors after the Security Interest is enforceable will be received as trustee for the Collateral Agent and the Secured Parties and shall be immediately paid over to the Collateral Agent.
Section 2.8 Expenses.
(1)	All Taxes and Other Taxes, charges, costs, and expenses (including legal fees and notarial fees) including withholding taxes, relating to, resulting from, or otherwise connected with, this Agreement, the execution, amendment and/or the enforcement of this Agreement shall, for greater certainty be for the account of the applicable Obligor and all shall be paid in accordance with Section 2.15 of the Credit Agreement.

(2)	Each of the Obligors is liable for and will pay on demand by the Collateral Agent any and all expenses.
ARTICLE 3
ENFORCEMENT
Section 3.1 Enforcement.
     The Security Interest becomes and is enforceable against each of the Obligors upon the occurrence and during the continuance of an Event of Default.

Section 3.2 Remedies.
     Whenever the Security Interest is enforceable, the Collateral Agent may realize upon the Collateral and enforce the rights of the Collateral Agent and the Secured Parties by:
(a)	entry onto any premises where Collateral consisting of tangible personal property may be located;

(b)	entry into possession of the Collateral by any method permitted by law;

(c)	sale, grant of options to purchase, or lease of all or any part of the Collateral;

(d)	holding, storing and keeping idle or operating all or any part of the Collateral;

(e)	exercising and enforcing all rights and remedies of a holder of the Collateral as if the Collateral Agent were the absolute owner thereof (including, if necessary, causing the Collateral to be registered in the name of the Collateral Agent or its nominee if not already done);

(f)	collection of any proceeds arising in respect of the Collateral;

(g)	collection, realization or sale of, or other dealing with, accounts;

(h)	license or sublicense, whether on an exclusive or nonexclusive basis, of any Intellectual Property for such term and on such conditions and in such manner as the Collateral Agent in its sole judgment determines (taking into account such provisions as may be necessary to protect and preserve such Intellectual Property);

(i)	instruction or order to any issuer or securities intermediary pursuant to any control the Collateral Agent has over the Collateral;

(j)	instruction to any bank which has entered into a control agreement with the Collateral Agent to transfer all moneys, Securities and Instruments held by such depositary bank to an account maintained with or by the Collateral Agent;

(k)	application of any moneys constituting Collateral or proceeds thereof in accordance with Section 5.11;

(l)	appointment by instrument in writing of a receiver (which term as used in this Agreement includes a receiver and manager) or agent of all or any part of the Collateral and removal or replacement from time to time of any receiver or agent;
(m)	institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral;

(n)	institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Collateral;

(o)	filing of proofs of claim and other documents to establish claims to the Collateral in any proceeding relating to the Obligors; and

(p)	any other remedy or proceeding authorized or permitted under the PPSA or otherwise by law or equity.
Section 3.3 Additional Rights.
     In addition to the remedies set forth in Section 3.2 and elsewhere in this Agreement, whenever the Security Interest is enforceable, the Collateral Agent may:
(a)	require any of the Obligors, at such Obligor’s expense, to assemble the Collateral at a place or places designated by notice in writing and each of the Obligors agree to so assemble the Collateral immediately upon receipt of such notice;

(b)	require the Obligors, by notice in writing, to disclose to the Collateral Agent the location or locations of the Collateral and the Obligors agree to promptly make such disclosure when so required;

(c)	repair, process, modify, complete or otherwise deal with the Collateral and prepare for the disposition of the Collateral, whether on the premises of the Obligors or otherwise;

(d)	redeem any prior security interest against any Collateral, procure the transfer of such security interest to itself, or settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (any accounts to be conclusive and binding on the applicable Obligor);

(e)	pay any liability secured by any Lien against any Collateral (the Obligors will immediately on demand reimburse the Collateral Agent for all such payments);

(f)	carry on all or any part of the business of the Obligors and, to the exclusion of all others including the Obligors, enter upon, occupy and use all or any of the premises, buildings, and other property of or used by any of the Obligor for such time as the Collateral Agent sees fit, free of charge, and the Collateral Agent and the Secured Parties are not

liable to the Obligors for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from such action;
(g)	borrow for the purpose of carrying on any of the businesses of the Obligors or for the maintenance, preservation or protection of the Collateral and grant a security interest in the Collateral, whether or not in priority to the Security Interest, to secure repayment;

(h)	commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Collateral, and give good and valid receipts and discharges in respect of the Collateral and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Obligors; and

(i)	at any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Collateral offered for sale and upon compliance with the terms of such sale, hold, retain and dispose of such Collateral without any further accountability to the Obligors or any other Person with respect to such holding, retention or disposition, except as required by law. In any such sale to the Collateral Agent, the Collateral Agent may, for the purpose of making payment for all or any part of the Collateral so purchased, use any claim for Secured Obligations then due and payable to it as a credit against the purchase price.
Section 3.4 Exercise of Remedies.
     The remedies under Section 3.2 and Section 3.3 may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Collateral Agent and the Secured Parties however arising or created. The Collateral Agent and the Secured Parties are not bound to exercise any right or remedy, and the exercise of rights and remedies is without prejudice to the rights of the Collateral Agent and the Secured Parties in respect of the Secured Obligations including the right to claim for any deficiency.
Section 3.5 Receiver’s Powers.
(1)	Any receiver appointed by the Collateral Agent is vested with the rights and remedies which could have been exercised by the Collateral Agent in respect of the Obligors or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, its replacement and its remuneration are within the sole and unfettered discretion of the Collateral Agent.

(2)	Any receiver appointed by the Collateral Agent will act as agent for the Collateral Agent for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for the Obligors. The receiver may sell, lease, or otherwise dispose of Collateral as agent for the Obligors or as agent for the Collateral Agent as the Collateral Agent may determine in its discretion. The Obligors agree to ratify and confirm all actions of the receiver acting as agent for the Obligors, and to release and indemnify the receiver in respect of all such actions.

(3)	The Collateral Agent, in appointing or refraining from appointing any receiver, does not incur liability to the receiver, the Obligors or otherwise and is not responsible for any misconduct or negligence of such receiver.
Section 3.6 Appointment of Attorney.
     Each of the Obligors hereby irrevocably constitutes and appoints the Collateral Agent (and any officer of the Collateral Agent) the true and lawful attorney of the Obligors. As the attorney of each of the Obligors, the Collateral Agent has the power to exercise for and in the name of the Obligors, upon the occurrence and during the continuation of an Event of Default, with full power of substitution, any of the Obligors’ right (including the right of disposal), title and interest in and to the Collateral including the execution, endorsement, delivery and transfer of the Collateral to the Collateral Agent, its nominees or transferees, and the Collateral Agent and its nominees or transferees are hereby empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Collateral to the same extent as the Obligors might do. This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the bankruptcy, dissolution, winding up or insolvency of any of the Obligors. This power of attorney extends to and is binding upon each of the Obligors’ successors and permitted assigns. Each of the Obligors authorizes the Collateral Agent to delegate in writing to another Person any power and authority of the Collateral Agent under this power of attorney as may be necessary or desirable in the opinion of the Collateral Agent, and to revoke or suspend such delegation.
Section 3.7 Dealing with the Collateral.
(1)	The Collateral Agent and the Secured Parties are not obliged to exhaust their recourse against the Obligors or any other Person or against any other security they may hold in respect of the Secured Obligations before realizing upon or otherwise dealing with the Collateral in such manner as the Collateral Agent may consider desirable.

(2)	The Collateral Agent and the Secured Parties may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Obligors and with other Persons, sureties or securities as they may see fit without prejudice to the Secured Obligations, the liability of the Obligors or the rights of the Collateral Agent and the Secured Parties in respect of the Collateral.
(3)	Except as otherwise provided by law or this Agreement, the Collateral Agent and the Secured Parties are not (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Collateral, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Collateral or for the purpose of preserving any rights of any Persons in respect of the Collateral, (iii) responsible for any loss occasioned by any sale or other dealing with the Collateral or by the retention of or failure to sell or otherwise deal with the Collateral, or (iv) bound to protect the Collateral from depreciating in value or becoming worthless.
Section 3.8 Standards of Sale.
     Without prejudice to the ability of the Collateral Agent to dispose of the Collateral in any manner which is commercially reasonable, each Obligor acknowledges that:
(a)	the Collateral may be disposed of in whole or in part;

(b)	the Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any assignee of such Collateral may be the Collateral Agent, a Secured Party or a customer of any such Person;

(d)	any sale conducted by the Collateral Agent will be at such time and place, on such notice and in accordance with such procedures as the Collateral Agent, in its sole discretion, may deem advantageous;

(e)	the Collateral may be disposed of in any manner and on any terms necessary to avoid violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that the prospective bidders and purchasers have certain qualifications, and restrict the prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of the Collateral) or in order to obtain any required approval of the disposition (or of the resulting purchase) by any governmental or regulatory authority or official;

(f)	a disposition of the Collateral may be on such terms and conditions as to credit or otherwise as the Collateral Agent, in its sole discretion, may deem advantageous; and

(g)	the Collateral Agent may establish an upset or reserve bid or price in respect of the Collateral.
Section 3.9 Dealings by Third Parties.
(1)	No Person dealing with the Collateral Agent, any of the Secured Parties or an agent or receiver is required to determine (i) whether the Security Interest has become enforceable, (ii) whether the powers which such Person is purporting to exercise have become exercisable, (iii) whether any money remains due to the Collateral Agent or the Secured Parties by the Obligors, (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made, (v) the propriety or regularity of any sale or other dealing by the Collateral Agent or any Secured Party with the Collateral, or (vi) how any money paid to the Collateral Agent or the Secured Parties have been applied.

(2)	Any bona fide purchaser of all or any part of the Collateral from the Collateral Agent or any receiver or agent will hold the Collateral absolutely, free from any claim or right of whatever kind, including any equity of redemption, of any of the Obligors, which each such Obligor specifically waives (to the fullest extent permitted by law) as against any such purchaser together with all rights of redemption, stay or appraisal which such Obligor has or may have under any rule of law or statute now existing or hereafter adopted.
ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 4.1 General Representations, Warranties and Covenants.
     Each of the Obligors represents and warrants and covenants and agrees, acknowledging and confirming that the Collateral Agent and each Secured Party is relying on such representations, warranties, covenants and agreements, that:
(a)	Continuous Perfection. The Perfection Certificate sets out each of the Obligor’s place of business or, if more than one, each Obligor’s chief executive office. Other than in the case of Novelis No. 1 Limited Partnership, such place of business or chief executive office, as the case may be, has been located at such address for the 60 days immediately preceding the date of this Agreement. The Perfection Certificate also sets out the address at which the books and records of the Obligor are located, the address at which senior management of the Obligor are located and conduct their deliberations and make their decisions with respect to the business of each Obligor and the address from which the invoices and accounts of each Obligor are issued.
(b)	Additional Security Perfection and Protection of Security Interest. Each of the Obligors will grant to the Collateral Agent, for the benefit of the Secured Parties, security interests, assignments, mortgages, charges, hypothecations and pledges in such property and undertaking of such Obligor that is not subject to a valid and perfected first ranking security interest (subject only to Permitted Liens), other than Excluded Securities Accounts in respect of which a securities intermediary may have a prior ranking interest, constituted by the Security Documents, in each relevant jurisdiction as determined by the Collateral Agent. Each of the Obligors will perform all acts, execute and deliver all agreements, documents and instruments and take such other steps as are requested by the Collateral Agent at any time to register, file, signify, publish, perfect, maintain, protect, and enforce the Security Interest including: (i) executing, recording and filing of financing or other statements, and paying all taxes, fees and other charges payable, (ii) placing notations on its books of account to disclose the Security Interest, (iii) delivering or using its commercially reasonable efforts to deliver, as applicable, acknowledgements, confirmations and subordinations that may be necessary to ensure that the Security Documents constitute a valid and perfected first ranking security interest (subject only to Permitted Liens), other than Excluded Securities Accounts in respect of which a securities intermediary may have a prior ranking interest, (iv) executing and delivering any certificates, endorsements, instructions, agreements, documents and instruments that may be required under the STA, and (v) delivering opinions of counsel in respect of matters contemplated by this paragraph. The documents and opinions contemplated by this paragraph must be in form and substance satisfactory to the Collateral Agent.

(c)	Confirmation of Registrable Intellectual Property. The Perfection Certificate lists all Registrable Intellectual Property that is owned by each of the Obligors on the date of this Agreement. Upon the request of the Collateral Agent, the Obligors shall deliver to the Collateral Agent a Confirmation of Security Interest in the form of Schedule “C” in respect of all Registrable Intellectual Property now owned, and subsequently when acquired after the date hereof, confirming the assignment for security of such Registrable Intellectual Property to the Collateral Agent and shall within 30 days or such longer period as may be determined by the Collateral Agent in its sole discretion make all filings, registrations and recordings as are necessary or appropriate to perfect the Security Interest granted to the Collateral Agent in the Registrable Intellectual Property.
(d)	Location of Property. None of the Obligors other than the Canadian Borrower and 4260848 Canada Inc., in its capacity as general partner of Novelis No. 1 Limited Partnership has any tangible property located outside of Ontario. The Canadian Borrower does not hold any tangible property outside of Ontario, Quebec, British Columbia and Alberta. 4260848 Canada Inc., in its capacity as general partner of Novelis No. 1 Limited Partnership does not hold any tangible property outside of Quebec and Ontario.

(e)	Control Agreements. Other than as contemplated by Section 4.1(b), none of the Obligors will grant control to any party other than the Collateral Agent and, subject to the terms of the Intercreditor Agreement, in respect of any investment property.
ARTICLE 5
GENERAL
Section 5.1 Notices.
     Any notices, directions or other communications provided for in this Agreement must be in writing and given in accordance with the Credit Agreement.
Section 5.2 Discharge.
     The Security Interest will be discharged upon the Discharge of Revolving Credit Secured Obligations. Upon the Discharge of Revolving Credit Secured Obligations and at the request and expense of the Obligors, the Collateral Agent will execute and deliver to each of the Obligors such releases, discharges, financing statements and other documents or instruments as the Obligors may reasonably require and the Collateral Agent will redeliver to the Obligors, or as the Obligors may otherwise direct the Collateral Agent, any Collateral in its possession.
Section 5.3 No Merger, Survival of Representations and Warranties.
     This Agreement does not operate by way of merger of any of the Secured Obligations and no judgment recovered by the Collateral Agent or any of the Secured Parties will operate by way of merger of, or in any way affect, the Security Interest, which is in addition to, and not in substitution for, any other security now or hereafter held by the Collateral Agent and the Secured Parties in respect of the Secured Obligations. The representations, warranties and covenants of the Obligors in this Agreement survive the execution and delivery of this Agreement and any advances under the Credit Agreement. Notwithstanding any investigation made by or on behalf of the Collateral Agent or the Secured Parties these covenants, representations and warranties continue in full force and effect.
Section 5.4 Further Assurances.
     Each of the Obligors will do all acts and things and execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments that the Collateral Agent may require and take all further steps relating to the Collateral or any other property or assets of the Obligors that the Collateral Agent may require for (i) protecting the Collateral, (ii) perfecting the Security Interest, and (iii) exercising all powers, authorities and discretions conferred upon the Collateral Agent. After the Security Interest becomes enforceable, the Obligors will do all acts and things and execute and deliver all documents and instruments that the Collateral Agent may require for facilitating the sale or other disposition of the Collateral in connection with its realization.
Section 5.5 Supplemental Security.
     This Agreement is in addition to, without prejudice to and supplemental to all other security now held or which may hereafter be held by the Collateral Agent or the Secured Parties.
Section 5.6 Successors and Assigns.
     This Agreement is binding on each of the Obligors and their successors and permitted assigns, and enures to the benefit of the Collateral Agent, the Secured Parties and their respective successors and assigns. This Agreement may be assigned by the Collateral Agent without the consent of, or notice to, the Obligors, to such Person as the Collateral Agent may determine and, in such event, such Person will be entitled to all of the rights and remedies of the Collateral Agent as set forth in this Agreement or otherwise. In any action brought by an assignee to enforce any such right or remedy, the Obligors will not assert against the assignee any claim or defence which the Obligors now have or may have against the Collateral Agent or any of the Secured Parties. No Obligor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent which may be unreasonably withheld.
Section 5.7 Amalgamation.
     Each Obligor acknowledges and agrees that in the event it amalgamates with any other corporation or corporations, it is the intention of the parties that the Security Interest (i) subject to Section 2.4, extends to: (A) all of the property and undertaking that any of the amalgamating corporations then owns, (B) all of the property and undertaking that the amalgamated corporation thereafter acquires, (C) all of the property and undertaking in which any of the amalgamating corporations then has any interest and (D) all of the property and undertaking in which the amalgamated corporation thereafter acquires any interest; and (ii) secures the payment and performance of the Obligations, at any time or from time to time due or accruing due and owing by or otherwise payable by each of the amalgamating corporations and the amalgamated corporation to the Secured Parties in any currency, however or wherever incurred, and whether incurred alone or jointly with another or others and whether as principal, guarantor or surety and whether incurred prior to, at the time of or subsequent to the amalgamation. The Security Interest attaches to the additional collateral at the time of amalgamation and to any collateral thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired. Upon any such amalgamation, the defined term “Obligors” shall also include, collectively, each of the amalgamating corporations and the amalgamated corporation, the defined term “Collateral” means all of the property and undertaking and interests described in (i) above, and the defined term “Secured Obligations” includes the obligations described in (ii) above.
Section 5.8 Severability.
     If any court of competent jurisdiction from which no appeal exists or is taken, determines any provision of this Agreement to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.
Section 5.9 Amendment.
     This Agreement may only be amended, supplemented or otherwise modified by written agreement executed by the Collateral Agent and the Obligors.
Section 5.10 Waivers, etc.
(1)	No consent or waiver by the Collateral Agent or the Secured Parties in respect of this Agreement is binding unless made in writing and signed by an authorized officer of the Collateral Agent. Any consent or waiver given under this Agreement is effective only in the specific instance and for the specific purpose for which given. No waiver of any of the provisions of this Agreement constitutes a waiver of any other provision.

(2)	A failure or delay on the part of the Collateral Agent or the Secured Parties in exercising a right under this Agreement does not operate as a waiver of, or impair, any right of the Collateral Agent or the Secured Parties however arising. A single or partial exercise of a right on the part of the Collateral Agent or the Secured Parties does not preclude any other or further exercise of that right or the exercise of any other right by the Collateral Agent or the Secured Parties.
Section 5.11 Application of Proceeds of Security.
     All monies collected by the Collateral Agent upon the enforcement of the Collateral Agent’s or the Secured Parties’ rights and remedies under the Security Documents and the Liens created by them including any sale or other disposition of the Collateral, together with all other monies received by the Collateral Agent and the Secured Parties under the Security Documents, will be applied as provided in the Credit Agreement. To the extent any other Loan Document requires proceeds of collateral under such Loan Document to be applied in accordance with the provisions of this Agreement, the Collateral Agent or holder under such other Loan Document shall apply such proceeds in accordance with this Section.
Section 5.12 Conflict.
(1)	Subject to Subsection (2) below, in the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreement, it is the intentions of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreement shall control and govern.

(2)	NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY THE COLLATERAL AGENT.
Section 5.13 Governing Law.
     This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     IN WITNESS WHEREOF the Obligors have executed this Agreement.

AV METALS INC.
By:
Authorized Signing Officer

NOVELIS INC.
By:
Authorized Signing Officer

NOVELIS CAST HOUSE TECHNOLOGY LTD.
By:
Authorized Signing Officer

4260848 CANADA INC.
By:
Authorized Signing Officer

4260856 CANADA INC.
By:
Authorized Signing Officer

NOVELIS NO. 1 LIMITED PARTNERSHIP, by its general partner, 4260848 CANADA INC.
By:
Authorized Signing Officer

SCHEDULE “A”
INSTRUMENTS AND SECURITIES
SECURITIES

		Record Owner		No. of Shares or	No. of Shares or		No. Shares Covered
		(Beneficial Owner,		Interests	Interests		by Warrants;
Issuer	Type of Organization	if different)	Certificate No.	Owned	Outstanding	Percentage Ownership	Options
NORTH AMERICA
Novelis Inc.	Canadian Corporation	AV Metals Inc.	C-1	1,000 common shares	1,000 common shares	100%	None
Novelis No. 1 Limited Partnership	Québec Limited Partnership	Novelis Inc. (Limited Partner) 4260848 Canada Inc. (General Partner)	N/A	N/A	N/A	99.99% 0.01%	None
4260848 Canada Inc.	Canadian Corporation	Novelis Inc.	C-1	100 common shares	100 common shares	100%	None
4260856 Canada Inc.	Canadian Corporation	Novelis Inc.	C-1	100 common shares	100 common shares	100%	None
Novelis Cast House Technology Ltd.	Ontario Corporation	Novelis Inc.	6	200 common shares	200 common shares	100%	None
Novelis Corporation	Texas Corporation	Novelis Inc.	7	4,945 common shares	4,945 common shares	100%	None
Novelis Brand LLC	Delaware Limited Liability Company	Novelis Inc.	1	1 share	1 share	100%	None
Novelis South America Holdings LLC	Delaware Limited Liability Company	Novelis Inc.	1	1 share	1 share	100%	None
EUROPE
Novelis Laminés France SAS	French Société par Action Simplifiée	Novelis Inc.	N/A	200,000 shares	200,000 shares	100%	None
Novelis PAE SAS	French Société par Action Simplifiée	Novelis Inc.	N/A	8,000 shares	8,000 shares	100%	None

		Record Owner		No. of Shares or	No. of Shares or			No. Shares Covered
	Type of	(Beneficial Owner,		Interests	Interests	Percentage		by Warrants;
Issuer	Organization	if different)	Certificate No.	Owned	Outstanding	Ownership		Options
Novelis Foil France SAS	French Société par Action Simplifiée	Novelis Inc.	N/A	5,502,500 shares	5,502,500 shares	100%		None
Novelis Europe Holdings Limited	UK private company limited by shares	Novelis Inc.	10 12	165,631,965 ordinary shares 144,928,900 preferred shares	165,631,965 ordinary shares 144,928,900 preferred shares	100%		None
Novelis Aluminium Beteiligungs GmbH	German GmbH	Novelis Inc.	N/A	25,000 common shares	25,000 common shares	100%		None
Novelis Madeira, Unipessoal, Lda	Portuguese Limited Liability Commercial Company	Novelis Inc.	N/A	1 quota	1 quota	100%		None
SOUTH AMERICA
Novelis do Brasil Ltda.	Brazilian Limited Liability Quota Company	Novelis Inc. Novelis South America Holdings LLC	N/A	120,130,999 quotas 1 quota	120,131,000 quotas	99.999 0.001	% %	None
ASIA
Aluminium Company of Malaysia Berhad	Malaysian Public Company limited by shares listed on the Malaysian Stock Exchange	Novelis Inc. Miscellaneous Shareholders	N/A	78,234,054 ordinary shares 54,027,794 shares	134,330,848 ordinary shares(including 2,079,000 treasury shares)	59.15% 40.85%		None

		Record Owner		No. of Shares or	No. of Shares or			No. Shares Covered
	Type of	(Beneficial Owner,		Interests	Interests	Percentage		by Warrants;
Issuer	Organization	if different)	Certificate No.	Owned	Outstanding	Ownership		Options
Novelis Korea Limited	Korean Company, Limited	4260856 Canada Inc. 4260848 Canada Inc.	Ahje00006~9 Saje000017~23 Maje000030~35 Daje000032~34 Gaje000065 Ahje00003~5 Saje000016 Maje000023~29 Daje000027~31 Gaje000060~64	47,631 shares 31,755 shares	136,640 shares (including 19,735 Treasury Stock)	40.74% (except Treasury Stock) 27.16% (except Treasury Stock)		None

Novelis (India) Infotech Ltd.	Indian Limited Liability Company	Novelis Inc. Mr. A. R. Das Ms. Ananya Maitra Mr. Kishan Ladsaria Mr. Raj Mundra Mr. Indrajit Pathak Mr. Shrikant Turalkar	1 & 8 2 3 6 7 5 4	49,940 10 shares 10 shares 10 shares 10 shares 10 shares 10 shares	50,000	99.88 0.02 0.02 0.02 0.02 0.02 0.02	% % % % % % %	None

INSTRUMENTS

		Bank Name/
Company	Description	Noteholder	Issue Date	Due date	Amount
Novelis Aluminum AL	Loan	Novelis Inc.
Holding Company			7/10/2008	2/ 3/2015	EUR 87,291,599
Novelis Luxembourg	Loan	Novelis Inc.
S.A.			2/3/2005	2/3/2015	EUR 15,000,000
Novelis Aluminum AL	Loan	Novelis Inc.
Holding Company			1/7/2005	1/7/2015	EUR 293,834,842
Novelis AG	Loan	Novelis Inc.	11/4/2009	1/13/2015	EUR 121,421,203
Novelis Brand LLC	Loan	Novelis No. 1 Limited Partnership	9/28/2010	7/6/2014	$106,440,401
Novelis do Brasil Ltda	Loan	Novelis Inc.	8/4/2008	8/4/2013	$30,000,000
Novelis do Brasil Ltda	Loan	Novelis Inc.	8/4/2008	8/4/2013	$30,000,000
Novelis do Brasil Ltda	Loan	Novelis Inc.	8/4/2008	8/4/2013	$20,000,000
Novelis do Brasil Ltda	Loan	Novelis Inc.	3/11/2008	3/11/2013	$5,000,000
Novelis do Brasil Ltda	Loan	Novelis Inc.	1/5/2008	1/5/2013	$15,000,000
Novelis do Brasil Ltda	Loan	Novelis Inc.	5/31/2007	5/31/2012	$80,000,000
Novelis do Brasil Ltda	Loan	Novelis Inc.	7/6/2007	5/31/2012	$5,000,000
Novelis do Brasil Ltda	Loan	Novelis Inc.	7/6/2007	5/31/2012	$25,000,000
Novelis do Brasil Ltda	Loan	Novelis Inc.	7/6/2007	5/31/2012	$25,000,000
Novelis do Brazil Ltda	Loan	Novelis Inc.	12/29/2009	9/15/2013	$15,000,000
Novelis Corp.	Loan	Novelis Inc.	8/12/2010	8/12/2011	$120,000,000
Novelis Corp.	Loan	Novelis Inc.	5/20/2010	5/20/2011	$50,000,000
Novelis Corp.	Loan	Novelis Inc.	7/9/2010	7/8/2011	$226,000,000

TRANSFER RESTRICTIONS
1. Novelis do Brasil Ltda.
     Nil.
2. Novelis Europe Holdings Ltd. (UK)
     There are no restrictions on transfer where the transfer is to a bank or a financial institution.
3. Novelis Laminés France SAS, Novelis PAE SAS, Novelis Foil France SAS
     Nil.
4. 4260848 Canada Inc., 4260856 Canada Inc., Novelis Cast House Technology Ltd., Novelis Inc.
4260848 Canada Inc.: The shares of the Corporation shall not be transferred without the consent of either (i) the directors evidenced by a resolution passed or signed by them and recorded in the books of the Corporation or (ii) the holders of a majority in number of the outstanding voting shares of the Corporation.
4260856 Canada Inc.: The shares of the Corporation shall not be transferred without the consent of either (i) the directors evidenced by a resolution passed or signed by them and recorded in the books of the Corporation or (ii) the holders of a majority in number of the outstanding voting shares of the Corporation.
Novelis Cast House Technology Ltd.: The issue or transfer of shares of the Corporation shall require the express sanction of the Board of Directors signified by a resolution passed by the Board.
Novelis Inc.: No restrictions on transfer.
5. Novelis Corporation, Novelis Finances USA LLC, Novelis South America Holdings LLC
     Nil.
SECURITIES ACCOUNTS
     Nil.

SCHEDULE “B”
PERFECTION CERTIFICATE

SCHEDULE “C”
FORM OF CONFIRMATION OF SECURITY INTEREST IN INTELLECTUAL
PROPERTY
WHEREAS:
[Name of Relevant Obligor] (the “Debtor”), a corporation incorporated and existing under the laws of ● with offices at [address], is the owner of the [trade-marks/patents/copyrights/industrial designs] set forth in Exhibit “A” hereto, the registrations and applications for the [trade-marks/patents/copyrights/industrial designs] identified therein and the underlying goodwill associated with such [trade-marks/patents/copyrights/industrial designs] (collectively, the “[Trade-Marks/ Patents/Copyrights/Industrial Designs]”); and
Bank of America, N.A., as agent for certain lenders (the “Collateral Agent”), with offices at [address], has entered into an agreement with the Debtor, as reflected by a separate document entitled the “Security Agreement” dated as of the [●] day of ●, 2010 by which the Debtor granted to the Collateral Agent, a security interest in certain property, including the [Trade-Marks/Patents/Copyrights/Industrial Designs], in consideration of the provision of certain credit facilities to certain companies which are the wholly-owned subsidiaries of the Debtor;
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged and in accordance with the terms and obligations set forth in the Security Agreement, the Debtor confirms the grant to the Collateral Agent of a security interest in and to the [Trade-Marks/Patents/Copyrights/Industrial Designs].
DATED at _________________ on this [●] day of [●], [●].

[NAME OF RELEVANT OBLIGOR]

Per:
Authorized Signing Officer

EXHIBIT “A”
TRADE-MARKS/PATENTS/COPYRIGHTS/INDUSTRIAL DESIGNS

AV METALS INC.
NOVELIS INC.
NOVELIS CAST HOUSE TECHNOLOGY LTD.
4260848 CANADA INC.
4260856 CANADA INC.
NOVELIS NO. 1 LIMITED PARTNERSHIP
as Guarantors
and
BANK OF AMERICA, N.A.
as Collateral Agent

GUARANTEE
December 17, 2010

Stikeman Elliott llp
ABL Guarantee

ARTICLE 1
INTERPRETATION

Section 1.1 Defined Terms	1
Section 1.2 Interpretation	3
ARTICLE 2
GUARANTEE

Section 2.1 Guarantee	4
Section 2.2 Indemnity	4
Section 2.3 Primary Obligation	4
Section 2.4 Absolute Liability	5
ARTICLE 3
ENFORCEMENT
ARTICLE 4
GENERAL

Section 4.1 Notices, etc	13
Section 4.2 No Merger, Survival of Representations and Warranties	13
Section 4.3 Further Assurances	13
Section 4.4 Successors and Assigns	14
Section 4.5 Amendment	14
Section 4.6 Waivers, etc	14

(i)

Section 4.7 Severability	14
Section 4.8 Collateral Agent	15
Section 4.9 Application of Proceeds	15
Section 4.10 Governing Law	15
SCHEDULES
SCHEDULE “A” GUARANTOR SECURITY DOCUMENTS

(ii)

GUARANTEE
     Guarantee dated as of December 17, 2010 made by each of AV Metals Inc., Novelis Inc., Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc. and Novelis No. 1 Limited Partnership, by its general partner 4260848 Canada Inc., to and in favour of Bank of America, N.A., as Collateral Agent, and the other Secured Parties.
RECITALS:
(a)	The Agents and the Lenders have agreed to make certain credit facilities available to the Borrowers on the terms and conditions contained in the Credit Agreement;
(b)	It is a condition precedent to the extension of credit to the Borrowers under the Credit Agreement that the Guarantors execute and deliver this Guarantee; and
(c)	The Guarantors consider it in their best interests to provide this Guarantee.
     In consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are acknowledged, each of the Guarantors agree as follows.
ARTICLE 1
INTERPRETATION
Section 1.1 Defined Terms.
As used in this Guarantee the following terms have the following meanings:
“Administrative Agent” means Bank of America, N.A. acting as administrative agent for the Secured Parties and any successor administrative agent appointed under the Credit Agreement, and its successors and assigns.
“Agents” mean, collectively, the Administrative Agent and the Collateral Agent.
“Borrowers” means, collectively, the Canadian Borrower, the U.S. Borrowers, the U.K. Borrower and the Swiss Borrower.
“Canadian Borrower” means Novelis Inc., a corporation amalgamated and existing under the laws of Canada, and its successors and permitted assigns.

“Collateral Agent” means Bank of America, N.A. acting as collateral agent for the Secured Parties and any successor collateral agent appointed under the Credit Agreement, and its successors and assigns.
“Credit Agreement” means the credit agreement dated as of December 17, 2010 among, inter alia, the Borrowers, Holdings, the Subsidiary Guarantors, the Lenders, the Administrative Agent, the Collateral Agent, Bank of America, N.A., as issuing bank and U.S. swingline lender, and The Royal Bank of Scotland PLC, as European swingline lender, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
“Discharge of Revolving Credit Secured Obligations” shall have the meaning given to it in the Intercreditor Agreement.
“Guarantee” means this guarantee.
“Guarantors” means, collectively, Holdings, the Canadian Borrower, Novelis Cast House Technology Ltd., a corporation incorporated and existing under the laws of Ontario, 4260848 Canada Inc., a corporation incorporated and existing under the laws of Canada, 4260856 Canada Inc., a corporation incorporated and existing under the laws of Canada, and Novelis No. 1 Limited Partnership, a partnership formed and existing under the laws of Quebec, by its general partner 4260848 Canada Inc., and each of their successors and permitted assigns and “Guarantor” shall mean any one of them.
“Guarantor Security Documents” means, collectively, the agreements described in Schedule “A” and any other security held by the Collateral Agent and the Secured Parties, or any one of them, from time to time for the Guarantors’ obligations under this Guarantee.
“Holdings” means AV Metals Inc., a corporation incorporated and existing under the laws of Canada, and its successors and permitted assigns.
“Intercreditor Agreement” shall mean that certain intercreditor agreement dated as of the date hereof, by and among, inter alia, the Companies party thereto, the Administrative Agent, the Collateral Agent, the Term Loan Collateral Agent, the Term Loan Administrative Agent, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Lenders” means the financial institutions and other lenders listed on the signature pages of the Credit Agreement, any Person who may become a Lender pursuant to the Credit Agreement and their respective successors and assigns.
“Loan Parties” means, collectively, the Borrowers, the Guarantors, the other Subsidiary Guarantors, and any other Person that, from time to time, provides credit support for the Obligations.
“Obligations” means the “Secured Obligations” as defined in the Credit Agreement.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent, any Receiver or Delegate, each other Agent, the Lenders, the Issuing Banks and each Secured Bank Product Provider.
“Swiss Borrower” means Novelis AG, a stock corporation (AG) organized under the laws of Switzerland, and its successors and permitted assigns.
“U.K. Borrower” means Novelis UK Ltd. a limited liability company incorporated under the laws of England and Wales, and its successors and permitted assigns.
“U.S. Borrowers” means, collectively, Novelis Corporation, a Texas corporation, and the other U.S. subsidiaries of the Canadian Borrower signatory to the Credit Agreement as borrowers, and their successors and permitted assigns.
Section 1.2 Interpretation.
(1)	Capitalized terms used in this Guarantee but not defined have the meanings given to them in the Credit Agreement.
(2)	In this Guarantee the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. The expression “Article”, “Section” or other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Guarantee.

(3)	Any reference in this Guarantee to gender includes all genders. Words importing the singular number only include the plural and vice versa.
(4)	The division of this Guarantee into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and are not to affect its interpretation.
(5)	The schedules attached to this Guarantee form an integral part of it for all purposes of it.
(6)	Any reference to this Guarantee, any Loan Document or any Guarantor Security Document refers to this Guarantee or such Loan Document or Guarantor Security Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules to it. Except as otherwise provided in this Guarantee, any reference in this Guarantee to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.
(7)	All references in this Guarantee to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.
ARTICLE 2
GUARANTEE
Section 2.1 Guarantee.
     Each of the Guarantors irrevocably and unconditionally guarantees to the Secured Parties the due and punctual payment, and the due performance, whether at stated maturity, by acceleration or otherwise, of the Obligations. Each of the Guarantors agrees that the Obligations will be paid to the Collateral Agent and Secured Parties strictly in accordance with their terms and conditions.
Section 2.2 Indemnity.
     If any or all of the Obligations are not duly performed by the Borrowers and are not performed by the Guarantors under Section 2.1 for any reason whatsoever, each of the Guarantors will, as a separate and distinct obligation, indemnify and save harmless the Collateral Agent and the Secured Parties from and against all losses resulting from the failure of the Borrowers to duly perform such Obligations.
Section 2.3 Primary Obligation
     If any or all of the Obligations are not duly performed by the Borrowers and are not performed by the Guarantors under Section 2.1 or the Collateral Agent and the Secured Parties are not indemnified under Section 2.2, in each case, for any reason whatsoever, such Obligations will, as a separate and distinct obligation, be performed by each Guarantor as primary obligor.
Section 2.4 Absolute Liability.
     Each of the Guarantors agrees that the liability of each of the Guarantors under Section 2.1 and Section 2.3 and, for greater certainty, under Section 2.2, is absolute and unconditional irrespective of:
(a)	the lack of validity or enforceability of any terms of any of the Loan Documents;
(b)	any contest by any of the Borrowers or any other Person as to the amount of the Obligations, the validity or enforceability of any terms of the Loan Documents or the perfection or priority of any security granted to the Collateral Agent or the Secured Parties;
(c)	any defence, counter claim or right of set-off available to the Borrowers;
(d)	any release, compounding or other variance of the liability of the Borrowers or any other Person liable in any manner under or in respect of the Obligations or the extinguishment of all or any part of the Obligations by operation of law;
(e)	any change in the time or times for, or place or manner or terms of payment or performance of the Obligations or any consent, waiver, renewal, alteration, extension, compromise, arrangement, concession, release, discharge or other indulgences which the Secured Parties or the Collateral Agent may grant to the Borrowers or any other Person;
(f)	any amendment or supplement to, or alteration or renewal of, or restatement, replacement, refinancing or modification or variation of (including any increase in the amounts available thereunder or the inclusion of an additional borrower thereunder), or other action or inaction under, the Credit Agreement, the other Loan Documents or any other related document or instrument, or the Obligations;
(g)	any discontinuance, termination, reduction, renewal, increase, abstention from renewing or other variation of any credit or credit facilities to, or the terms or conditions of any transaction with, the Borrowers or any other Person;
(h)	any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Borrowers, the Guarantors or any other Loan Party or any reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of the Borrowers, the Guarantors or any other Loan Party or their respective businesses;
(i)	any dealings with the security which the Secured Parties or the Collateral Agent hold or may hold pursuant to the terms and conditions of the Loan Documents, including the taking, giving up or exchange of securities, their variation or realization, the accepting of compositions and the granting of releases and discharges;
(j)	any limitation of status or power, disability, incapacity or other circumstance relating to the Borrowers, the Guarantors, any other Loan Party or any other Person, including any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, winding-up or other like proceeding involving or affecting the Borrowers, the Guarantors, any other Loan Party or any other Person or any action taken with respect to this Guarantee by any trustee or receiver, or by any court, in any such proceeding, whether or not the Guarantors shall have notice or knowledge of any of the foregoing;
(k)	the assignment of all or any part of the benefits of this Guarantee;
(l)	any impossibility, impracticability, frustration of purpose, force majeure or illegality of any Loan Document, or the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of (i) any Governmental Authority that amends, varies, reduces or otherwise affects, or purports to amend, vary, reduce or otherwise affect, any of the Obligations or the obligations of the Guarantors under this Guarantee, or (ii) any court order that amends, varies, reduces or otherwise affects any of the Obligations;
(m)	any taking or failure to take security, any loss of, or loss of value of, any security, or any invalidity, non-perfection or unenforceability of any security held by the Secured Parties or the Collateral Agent, or any exercise or enforcement of, or failure to exercise or enforce, security, or irregularity or defect in the manner or procedure by which the Collateral Agent and the Secured Parties realize on such security;
(n)	any application of any sums received to the Obligations, or any part thereof, and any change in such application; and

(o)	any other circumstances which might otherwise constitute a defence available to, or a discharge of, the Guarantors, the Borrowers or any other Person in respect of the Obligations or this Guarantee.
ARTICLE 3
ENFORCEMENT
Section 3.1 Remedies.
     The Secured Parties and the Collateral Agent are not bound to exhaust their recourse against the Borrowers or any other Person or realize on any security they may hold in respect of the Obligations before being entitled to (i) enforce payment and performance under this Guarantee or (ii) pursue any other remedy against the Guarantors, or any of them, and each of the Guarantors renounces all benefits of discussion and division.
Section 3.2 Amount of Obligations.
     Any account settled or stated by or between the Collateral Agent and any of the Loan Parties, or if any such account has not been settled or stated immediately before demand for payment under this Guarantee, any account stated by the Collateral Agent shall, in the absence of manifest mathematical error, be accepted by each of the Guarantors as conclusive evidence of the amount of the Obligations which is due by such Loan Party to the Secured Parties and the Collateral Agent or remains unpaid by such Loan Party to the Secured Parties and the Collateral Agent.
Section 3.3 Payment on Demand.
     Each of the Guarantors will pay and perform the Obligations and pay all other amounts payable by it to the Secured Parties or the Collateral Agent under this Guarantee, and the obligation to do so arises, immediately after demand for such payment or performance is made in writing to such Guarantor. The liabilities of each of the Guarantors bear interest from the date of such demand at the rate or rates of interest then applicable to the Obligations under and calculated in the manner provided in the Loan Documents (including any adjustment to give effect to the provisions of the Interest Act (Canada)).
Section 3.4 Costs and Expenses.
     All Taxes and Other Taxes, charges, costs, and expenses (including legal fees courts, costs, receivers or agent’s remuneration and notarial fees) including withholding taxes, relating to, resulting from, or otherwise connected with, this Guarantee, the execution, amendment and/or the enforcement of this Guarantee shall, for greater certainty, be for the account of the applicable Guarantor and shall be paid in accordance with Section 2.15 of the Credit Agreement.

Section 3.5 Assignment and Postponement.
(1)	All obligations, liabilities and indebtedness of the Borrowers, or any of them, to the Guarantors, or any of them, of any nature whatsoever and all security therefor (the “Intercorporate Indebtedness”) are assigned and transferred to the Collateral Agent as continuing and collateral security for the applicable Guarantor’s obligations under this Guarantee and postponed to the payment in full of all Obligations. Until the occurrence of an Event of Default that is continuing, the Guarantors may receive payments in respect of the Intercorporate Indebtedness as permitted under the Credit Agreement. The Guarantors will not assign all or any part of the Intercorporate Indebtedness to any Person other than the Collateral Agent or the Secured Parties.
(2)	Upon the occurrence and during the continuation of an Event of Default, all Intercorporate Indebtedness will be held in trust for the Secured Parties and the Collateral Agent and will be collected, enforced or proved subject to, and for the purpose of, this Guarantee. In such event, any payments received by any Guarantor in respect of Intercorporate Indebtedness will be held in trust for the Secured Parties and the Collateral Agent and segregated from other funds and property held by such Guarantor and immediately paid to the Collateral Agent on account of the Obligations.
(3)	Intercorporate Indebtedness shall not be released or withdrawn by any Guarantor without the prior written consent of the Collateral Agent. Such Guarantor will not allow a limitation period to expire on the Intercorporate Indebtedness or ask for or obtain any security or negotiable paper for, or other evidence of, the Intercorporate Indebtedness except for the purpose of delivering the same to the Collateral Agent.
(4)	In the event of any insolvency, bankruptcy or other proceeding involving the liquidation, arrangement, compromise, reorganization or other relief with respect to any of the Borrowers or their debts, each of the Guarantors will, upon the request of the Collateral Agent, make and present a proof of claim or commence such other proceedings against such Borrower on account of the Intercorporate Indebtedness as may be reasonably necessary to establish such Guarantor’s entitlement to payment of any Intercorporate Indebtedness. Such proof of claim or other proceeding must be made or commenced prior to the earlier of (i) the day which is 30 days after notice requesting such action is delivered by or on behalf of the Collateral Agent to such Guarantor and (ii) the day which is 10 days preceding the date when such proof of claim or other proceeding is required by applicable law to be made or commenced. Such proof of claim or other proceeding must be in form and substance acceptable to the Collateral Agent.

(5)	If any Guarantor fails to make and file such proof of claim or commence such other proceeding in accordance with this Section 3.5, the Collateral Agent is irrevocably authorized, empowered and directed and appointed the true and lawful attorney of such Guarantor (but is not obliged): (i) to make and present for and on behalf of such Guarantor proofs of claims or other such proceedings against such Borrower on account of the Intercorporate Indebtedness, (ii) to demand, sue for, receive and collect any and all dividends or other payments or disbursements made in respect of the Intercorporate Indebtedness in whatever form the same may be paid or issued and to apply the same on account of the Obligations, and (iii) to demand, sue for, collect and receive each such payment and distribution and give acquittance therefor and to file claims and take such other actions, in its own name or in the name of such Guarantor or otherwise, as the Collateral Agent may deem necessary or advisable to enforce its rights under this Guarantee.
(6)	Each of the Guarantors will execute all subordinations, postponements, assignments and other agreements as the Collateral Agent may reasonably request to more effectively subordinate and postpone the Intercorporate Indebtedness to the payment and performance of the Obligations.
(7)	The provisions of this Section 3.5 survive the termination of this Guarantee and remain in full force and effect until the Discharge of Revolving Credit Secured Obligations.
Section 3.6 Suspension of Guarantor Rights.
     Prior to the occurrence of the Discharge of Revolving Credit Secured Obligations, no Guarantor will exercise any rights which it may at any time have by reason of the performance of any of its obligations under this Guarantee (i) to be indemnified by the Borrowers, (ii) to claim contribution from any other guarantor of the debts, liabilities or obligations of the Borrowers, or (iii) subject to Section 3.8, to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties or the Collateral Agent under any of the Loan Documents.
Section 3.7 No Prejudice to Secured Parties or Collateral Agent.
     The Secured Parties and the Collateral Agent are not prejudiced in any way in the right to enforce any provision of this Guarantee by any act or failure to act on the part of the Borrowers, the Secured Parties or the Collateral Agent. The Collateral Agent and the Secured Parties may, at any time and from time to time, in such manner as any of them may determine is expedient, without any consent of, or notice to, the Guarantors and without impairing or releasing the obligations of the Guarantors (i) change the manner, place, time or terms of payment or performance of the Obligations, (ii) renew or alter the Obligations, (iii) amend, vary, modify, supplement or replace any Loan Document or any other related document or instrument, (iv) discontinue, reduce, renew, increase, abstain from renewing or otherwise vary any credit or credit facilities to, any transaction with, the Borrowers or any other Person, (v) release, compound or vary the liability of the Borrowers or any other Person liable in any manner under or in respect of the Obligations, (vi) take or abstain from taking securities or collateral from any other Person, or from perfecting securities or collateral of any other Person, (vii) exercise or enforce or refrain from exercising or enforcing any right or security against the Borrowers, the Guarantors or any other Person, (viii) accept compromises or arrangement from any Person, (ix) apply any sums from time to time received to the Obligations, or any part thereof, and change any such application in whole or in part from time to time, (x) otherwise deal with, or waiver or modify their right to deal with, any Person and security. In their dealings with the Borrowers, the Collateral Agent and the Secured Parties need not enquire into the authority or power of any Person purporting to act for or on behalf of the Borrowers or any one of them.
Section 3.8 No Subrogation
     Each of the Guarantors irrevocably waives any claim, remedy or other right which it may now have or hereafter acquire against the Borrowers that arises from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guarantee, including any right of subrogation, reimbursement, exoneration, indemnification or any right to participate in any claim or remedy of the Secured Parties or the Collateral Agent against the Borrowers or any collateral which the Secured Parties or the Collateral Agent now have or hereafter acquire, whether or not such claim, remedy or other right is reduced to judgment or is liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether or not such claim, remedy or other right arises in equity or under contract, statute or common law. Each of the Guarantors further agrees that each of the Borrowers are an intended third party beneficiary of such Guarantor’s waiver contained in this Section 3.8. If any amount is paid to any Guarantor in violation of this Section 3.8 and, at such time, the Secured Parties’ and the Collateral Agent’s claims against the Borrowers in respect of the Obligations have not been paid in full, any amount paid to any of the Guarantors is deemed to have been paid to such Guarantor for the benefit of, and held in trust for, the Secured Parties and the Collateral Agent, and will immediately be paid to the Collateral Agent to be credited and applied to such Obligations. Each of the Guarantors acknowledges that it will receive direct and indirect benefits from the transactions contemplated by this Guarantee and that the waiver in this Section 3.8 is knowingly made in contemplation of such benefits.

Section 3.9 No Set-off.
     To the fullest extent permitted by law, each of the Guarantors makes all payments under this Guarantee without regard to any defence, counter-claim or right of set-off available to it.
Section 3.10 Successors of the Borrowers.
     This Guarantee will not be revoked by any change in the constitution of any of the Borrowers. This Guarantee and the Guarantor Security Documents extend to any person, firm or corporation acquiring, or from time to time carrying on, the business of any of the Borrowers.
Section 3.11 Continuing Guarantee and Continuing Obligations.
     The obligation of each of the Guarantors under Section 2.1 is a continuing guarantee, and the obligations of each of the Guarantors under Section 2.2 and Section 2.3 are continuing obligations. Each of Section 2.1, Section 2.2 and Section 2.3 extends to all present and future Obligations, applies to and secures the ultimate balance of the Obligations due or remaining due to the Collateral Agent and the Secured Parties and is binding as a continuing obligation of each of the Guarantors until the Collateral Agent and the Secured Parties release such Guarantor. This Guarantee will continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Secured Parties or the Collateral Agent upon the insolvency, bankruptcy or reorganization of any of the Borrowers or otherwise, all as though the payment had not been made.
Section 3.12 Supplemental Security.
     This Guarantee is in addition and without prejudice to and supplemental to all other guarantees, indemnities, obligations and security now held or which may hereafter be held by the Secured Parties or the Collateral Agent.
Section 3.13 Security for Guarantee.
     Each of the Guarantors acknowledges that this Guarantee is intended to secure payment and performance of the Obligations and that the payment and performance of the Obligations and the other obligations of each of the Guarantors under this Guarantee are secured pursuant to the terms and provisions of the Guarantor Security Documents.
Section 3.14 Right of Set-off.
     Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent and each of the Secured Parties are authorized by each of the Guarantors at any time and from time to time and may, to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Collateral Agent or the Secured Parties to or for the credit or the account of any of the Guarantors against any and all of the obligations of such Guarantor now or hereafter existing irrespective of whether or not (i) the Secured Parties or the Collateral Agent have made any demand under this Guarantee, or (ii) any of the obligations comprising the Obligations are contingent or unmatured. The rights of the Collateral Agent and the Secured Parties under this Section 3.14 are in addition and without prejudice to and supplemental to other rights and remedies which the Collateral Agent and the Secured Parties may have.
Section 3.15 Interest Act (Canada).
     Each of the Guarantors acknowledges that certain of the rates of interest applicable to the Obligations may be computed on the basis of a year of 360 days or 365 days, as the case may be and paid for the actual number of days elapsed. For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days or 365 days, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to (i) the applicable rate based on a year of 360 days or 365 days, as the case may be, (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by 360 or 365, as the case may be.
Section 3.16 Taxes.
     The provisions of Sections 2.12 (with respect to Taxes) and 2.15 of the Credit Agreement are hereby incorporated, mutatis mutandi, and shall apply to this Guarantee, the Guarantors, the Lenders, the Collateral Agent and the Administrative Agent as if set forth herein.
Section 3.17 Judgment Currency.
(1)	If for the purposes of obtaining judgment in any court it is necessary to convert all or any part of the Obligations or any other amount due to a Secured Party or the Collateral Agent in respect of any Guarantor’s obligations under this Guarantee in any currency (the “Original Currency”) into another currency (the “Other Currency”), each of the Guarantors, to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Secured Party or Collateral Agent, as the case may be, could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is paid or satisfied.
(2)	The obligations of each of the Guarantors in respect of any sum due in the Original Currency from it to any Secured Party or the Collateral Agent shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Secured Party or the Collateral Agent, as the case may be, of any sum adjudged to be so due in such Other Currency such Secured Party or Collateral Agent, as the case may be, may, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Secured Party in the Original Currency, each of the Guarantors agrees, as separate obligations and notwithstanding any such judgment, to indemnify the Secured Party or Collateral Agent, as the case may be, against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Secured Party or Collateral Agent, as the case may be, in the Original Currency, the Secured Party or Collateral Agent, as the case may be, agrees to remit such excess to the applicable Guarantor.
ARTICLE 4
GENERAL
Section 4.1 Notices, etc.
     Any notice, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Guarantee must be in writing and given in accordance with the Credit Agreement.
Section 4.2 No Merger, Survival of Representations and Warranties.
     The representations, warranties and covenants of each of the Guarantors in this Guarantee survive the execution and delivery of this Guarantee and each advance under the Credit Agreement. Notwithstanding any investigation made by or on behalf of the Collateral Agent or the Secured Parties, the representations, warranties and covenants in this Guarantee continue in full force and effect.
Section 4.3 Further Assurances.
(1)	Each of the Guarantors will do all acts and things and execute and deliver, or cause to be executed and delivered, all documents and instruments that the Collateral Agent may reasonably request to give full effect to this Guarantee and to perfect and preserve the rights and powers of the Collateral Agent and the Secured Parties under this Guarantee, including any acknowledgements and confirmations of this Guarantee and the Guarantor Security Documents.
(2)	Each of the Guarantors acknowledges and confirms that it has established its own adequate means of obtaining from the Borrowers on a continuing basis all information desired by such Guarantor concerning the financial condition of the Borrowers and that it will look to the Borrowers and not to the Collateral Agent or the Secured Parties, in order to keep adequately informed of changes in the Borrowers financial condition.

Section 4.4 Successors and Assigns.
     This Guarantee is binding upon each of the Guarantors, their respective successors and permitted assigns, and enures to the benefit of the Secured Parties, the Collateral Agent and their respective successors and assigns. This Guarantee may be assigned by the Collateral Agent without the consent of, or notice to, the Guarantors, to such Person as the Collateral Agent may determine and, in such event, such Person will be entitled to all of the rights and remedies of the Collateral Agent as set forth in this Guarantee or otherwise. In any action brought by an assignee to enforce any such right or remedy, no Guarantor will assert against the assignee any claim or defence which such Guarantor now has or may have against the Collateral Agent or any of the Secured Parties. No Guarantor may assign, transfer or delegate any of their rights or obligations under this Guarantee without the prior written consent of the Collateral Agent which may be unreasonably withheld.
Section 4.5 Amendment.
     This Guarantee may only be amended, supplemented or otherwise modified by written agreement executed by the Collateral Agent and the Guarantors.
Section 4.6 Waivers, etc.
(1)	No consent or waiver by the Collateral Agent or the Secured Parties in respect of this Guarantee is binding unless made in writing and signed by an authorized officer of the Collateral Agent. Any consent or waiver given under this Guarantee is effective only in the specific instance and for the specific purpose for which given. No waiver of any of the provisions of this Guarantee constitutes a waiver of any other provision.
(2)	A failure or delay on the part of the Collateral Agent or the Secured Parties in exercising a right under this Guarantee does not operate as a waiver of, or impair, any right of the Collateral Agent or the Secured Parties however arising. A single or partial exercise of a right on the part of the Collateral Agent or the Secured Parties does not preclude any other or further exercise of that right or the exercise of any other right by the Collateral Agent or the Secured Parties.
Section 4.7 Severability.
     If any court of competent jurisdiction from which no appeal exists or is taken, determines that any provision of this Guarantee is illegal, invalid or unenforceable, that provision will be severed from this Guarantee and the remaining provisions will remain in full force and effect.

Section 4.8 Collateral Agent.
     By accepting the benefits of this Guarantee, the Secured Parties agree that this Guarantee may be enforced only by the action of the Collateral Agent and that no other Secured Party shall have any right individually to seek to enforce this Guarantee or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of the Credit Agreement.
Section 4.9 Application of Proceeds.
     All monies collected by the Collateral Agent or any Secured Party under this Guarantee will be applied as provided in the Credit Agreement. To the extent any other Loan Document requires proceeds of collateral under such Loan Document to be applied in accordance with the provisions of this Guarantee, the Collateral Agent or holder under such other Loan Document shall apply such proceeds in accordance with this Section.
Section 4.10 Governing Law.
     This Guarantee will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     IN WITNESS WHEREOF the Guarantor has executed this Guarantee.

AV METALS INC.
By:
Authorized Signing Officer

NOVELIS INC.
By:
Authorized Signing Officer

NOVELIS CAST HOUSE TECHNOLOGY LTD.
By:
Authorized Signing Officer

4260848 CANADA INC.
By:
Authorized Signing Officer

4260856 CANADA INC.
By:
Authorized Signing Officer

NOVELIS NO. 1 LIMITED PARTNERSHIP, by its general partner, 4260848 Canada Inc.
By:
Authorized Signing Officer

SCHEDULE “A”
GUARANTOR SECURITY DOCUMENTS
A general security agreement dated the date hereof by the Canadian Borrower and the Guarantors to and in favour of the Collateral Agent, for the benefit of the Secured Parties.

BOND PLEDGE AGREEMENT
This Agreement is made as of the 17th day of December, 2010.

BY:	NOVELIS INC.

IN FAVOUR OF:	BANK OF AMERICA, N.A., in its capacity as collateral agent for the benefit of the Secured Parties
     WHEREAS Novelis Inc. (the “Corporation”) has created and executed a Bond No. 2010-2 (the “Bond”) in favour of the Collateral Agent under the Credit Agreement (as defined below), payable on demand in the principal amount of Two Billion dollars in the lawful currency of Canada (Cdn$2,000,000,000);
     AND WHEREAS the Corporation has agreed to pledge the Bond to the Collateral Agent (as defined below) for the benefit of the Secured Parties, as a general and continuing collateral security for the due and punctual payment, performance and fulfillment of the Secured Obligations (as defined below).
NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	The following words or expressions whenever used in this Agreement (and in the preamble above which forms an integral part of this Agreement) shall have the following meanings:
1.1	“Bond” has the meaning ascribed to such term in the preamble;
1.2	“Collateral Agent” means Bank of America, N.A., as collateral agent under the Credit Agreement, on behalf and for the benefit of all present and future Secured Parties, and includes such other person as shall have subsequently been appointed as the successor Collateral Agent under and in accordance with the provisions of the Credit Agreement;
1.3	“Corporation” has the meaning ascribed to such term in the preamble;
1.4	“Credit Agreement” means that certain credit agreement to be dated on or about the date hereof, among, inter alios, Novelis Inc., Novelis Corporation, Novelis AG, Novelis UK Ltd, Novelis Corporation and the other U.S. Subsidiaries of Novelis Inc. party thereto, as borrowers, the other guarantors party thereto, the lenders party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, and U.S. Swingline Lender, and The Royal Bank of Scotland PLC, as European Swingline Lender, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to
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time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
1.5	“Event of Default” has the meaning ascribed to such term in the Credit Agreement;
1.6	“Secured Parties” has the meaning ascribed to such term in the Credit Agreement; and
1.7	“Secured Obligations” has the meaning ascribed to such term in the Credit Agreement (but shall exclude obligations under the Bond).
2.	This Agreement shall be interpreted in accordance with the following:
2.1	words denoting the singular include the plural and vice versa, and words denoting any gender include all genders;
2.2	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement; and
2.3	the word “including” shall mean “including without limitation” and “includes” shall mean “includes without limitation”.
3.	As a general and continuing collateral security for the due and punctual payment, performance and fulfillment of the Secured Obligations and for the due and punctual payment of the expenses and charges, if any, incurred by the Collateral Agent to obtain payment of the Secured Obligations or to conserve the Bond, the Corporation pledges the Bond by delivering same to the Collateral Agent for the benefit of the Secured Parties to the extent of Two Billion dollars in lawful currency of Canada (Cdn$2,000,000,000), with interest thereon at the rate of Twenty-Five Percent (25%) per annum from the date hereof. The Corporation hereby waives the benefits of division and discussion. To the extent the Secured Obligations consist, inter alios, of obligations of a Loan Party other than the Corporation, the Corporation hereby obligates itself in respect of such Secured Obligations to the extent necessary to constitute the pledge contemplated hereunder.
4.	The Collateral Agent may, forthwith and from time to time but only upon the occurrence and continuance of an Event of Default, exercise and enforce all the rights and remedies available to it under the Bond (subject to Section 7 hereof), as fully and effectually as if the Collateral Agent were the absolute owner of the Bond, provided however that the Collateral Agent shall not be bound to deal with the Bond or exercise any right or remedy as aforesaid and shall not be liable for any loss which may be occasioned by any failure to do so. The rights of the Collateral Agent herein stipulated with respect to the Bond shall be in addition to and not exclusive of all other rights and
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remedies which the Collateral Agent or the Secured Parties have or may otherwise enforce or exercise.
5.	If any immaterial provision of this Agreement is, or becomes, illegal, invalid or unenforceable, such provision shall be severed from this agreement and be ineffective to the extent of such illegality, invalidity or unenforceability. The remaining provisions hereof shall be unaffected by such provision and shall continue to be valid and enforceable.
6.	Neither the Collateral Agent nor the Secured Parties shall be obliged to exhaust their recourses against the Corporation or any other person or persons or against any other security any of them may hold in respect of the Secured Obligations before realizing upon or otherwise dealing with the Bond in such manner as they may consider desirable.
7.	The Collateral Agent hereby agrees that it shall not demand payment under the Bond unless an Event of Default has occurred and is continuing. Furthermore, the Collateral Agent also hereby agrees that it shall only have the right to demand payment from the Corporation under the Bond of an aggregate amount which may not in any manner whatsoever be in excess of the aggregate amount owing by the Corporation to the Secured Parties pursuant to or in connection with the Secured Obligations.
8.	The Collateral Agent may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Corporation and with other parties, sureties or securities as it may deem fit without prejudice to the Secured Obligations or the rights of the Collateral Agent or the Secured Parties in respect of the Bond. The Collateral Agent and the Secured Parties: (i) shall not be liable or accountable for any failure to collect, realize or obtain payment in respect of the Bond save in respect of the gross negligence or intentional fault of the Collateral Agent or any Secured Party; (ii) shall not be bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Bond or for the purpose of preserving any rights of any of them or any other parties, the Corporation or any parties in respect thereof; and (iii) shall not be responsible for any loss occasioned by any sale or other dealing with the Bond or by the retention of or failure to sell or otherwise deal therewith, or be bound to protect the Bond from depreciating in value or becoming worthless.
9.	If the Collateral Agent shall at any time resign or be replaced, and another person be appointed as a successor collateral agent under and in accordance with the provisions of the Credit Agreement, the Collateral Agent shall assign the Bond to the successor collateral agent, and the successor collateral agent shall become vested with all rights, powers, privileges, obligations and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder except as may be otherwise set forth in the Credit Agreement.
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10.	This security is in addition to and not in substitution for any other security now or hereafter held by the Collateral Agent or the Secured Parties.
11.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
12.	This Agreement shall be deemed to be a Security Document under the Credit Agreement.
13.	The Corporation agrees to indemnify the Collateral Agent and the Secured Parties from and against any and all claims, losses and liabilities arising out of or resulting from this Agreement (including enforcement of this Agreement), except claims, losses or liabilities resulting from the Collateral Agent’s gross negligence or intentional fault.
14.	Taxes and Other Taxes (as these terms are defined in the Credit Agreement), charges, costs, and expenses (including legal fees and notarial fees), including withholding taxes (a “Tax Payment”), relating to, resulting from, or otherwise connected with, this Agreement, the execution, amendment and/or the enforcement of this Agreement, shall for greater certainty, be for the account of the Corporation and shall be paid in accordance with Section 2.15 of the Credit Agreement.
15.	This Agreement shall be governed by, and interpreted in accordance with, the laws of the Province of Québec and the laws of Canada applicable therein, without giving effect to any conflicts of law or rules thereof. The Corporation hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Québec with respect to any matter arising under or relating to this Agreement.
16.	IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PLEDGE GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, TO BE DATED ON OR ABOUT THE DATE HEREOF (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC,
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NOVELIS UK LTD, NOVELIS AG, AV METALS INC. (“HOLDINGS”), THE SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS REVOLVING CREDIT ADMINISTRATIVE AGENT AND REVOLVING CREDIT COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS TERM LOAN ADMINISTRATIVE AGENT AND TERM LOAN COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS SECTION, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

17.	The Secured Parties, by the Collateral Agent, and the other parties hereto hereby expressly waive the provisions and protection of Section 32 of the Act Respecting the Special Powers of Legal Persons and specifically authorize the Collateral Agent and any partnership or legal person whereof the Collateral Agent is a member or officer, to act as a holder of the Bond.
18.	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.
19.	The parties hereby acknowledge and confirm that they have required that this Agreement be drawn up in English and are satisfied therewith. Les parties aux présentes confirment et reconnaissent avoir requis que la présente convention soit rédigée en anglais et s’en déclarent satisfaites.
[Signature page follows]
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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written above.

NOVELIS INC.
Per:
Name:
Title:

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BANK OF AMERICA, N.A., as Collateral Agent
Per:
Name:
Title:

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DEED OF HYPOTHEC
Minute No.
IN THE YEAR TWO THOUSAND AND TEN, THIS ● DAY OF DECEMBER.
BEFORE [Kevin Leonard], the undersigned Notary for the Province of Québec, practicing at Montréal.
APPEARED:
NOVELIS INC. (hereinafter referred to as the “Grantor”), a legal person constituted under the laws of Canada, having a place of business at 191 Evans Avenue, Toronto, Ontario, M8Z 1J5 and which is herein represented by Brigitte Gauthier, its authorized representative, who is duly authorized in virtue of a resolution of its board of directors dated ●, a certified copy or duplicate of which is annexed hereto after having been signed for identification by the said representative and by the undersigned Notary.
AND:
BANK OF AMERICA, N.A. (hereinafter referred to as the “Trustee”), as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond (as hereinafter defined), which Trustee is duly organized and which is herein represented by Ma Ry Tran, its authorized representative, who is duly authorized as she so declares.
WHICH PARTIES HAVE DECLARED AND AGREED AS FOLLOWS:
1. DEFINITIONS
     Unless it is otherwise apparent from or inconsistent with the context, certain words and expressions in this Deed the initial letter of which is capitalized and which are not otherwise defined in the text itself, have the meaning ascribed thereto in Schedule I, or if not defined in such text or Schedule I, then such words and expressions shall have the meaning ascribed thereto in the Credit Agreement.
2. OBLIGATIONS SECURED
     The Grantor hereby acknowledges it will be issuing on or about December 17, 2010, Bond No. 2010-2 in the aggregate amount of Two Billion dollars in lawful currency of Canada (Cdn$2,000,000,000) (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Bond”), in favour of Bank of America, N.A., in its capacity as collateral agent under and pursuant to the Credit Agreement (the “Collateral Agent”) for the benefit of all present and future Secured Parties, and agreed to secure by way of the present hypothec its obligations towards the Collateral Agent, under the Bond.

     In this Deed, the word “Obligations” means the payment by the Grantor to the Collateral Agent of the principal amount of the Bond, interest thereon and all other amounts from time to time owing thereunder or pursuant thereto and the performance by the Grantor of all of its obligations under the Bond and hereunder.
3. HYPOTHEC
     As security for the full and final payment of the Obligations and of the expenses, if any, incurred by the Trustee to obtain payment of the Obligations or to conserve the Mortgaged Property, the Grantor hereby hypothecates to and in favour of the Trustee as holder of an irrevocable power of attorney (fondé de pouvoir) for all present and future holders of the Bond, to the extent of Two Billion dollars in lawful currency of Canada (Cdn$2,000,000,000), with interest thereon at the rate of Twenty-Five Percent (25%) per annum from the date hereof, all present and future immovable and movable property of the Grantor, corporeal or incorporeal, wherever situate including, without limitation:
(a)	The immovable property described in Schedule II hereof, together with all present and future works, constructions and appurtenances related thereto;
(b)	All present and future immovables which the Grantor is or may hereafter become the owner from time to time, together with all present and future works, constructions and appurtenances related thereto;
(c)	All present and future corporeal and incorporeal property which, with respect to the immovables hereinabove charged, are covered by any of Articles 901 through 904 of the Civil Code;
(d)	All present and future corporeal movable property which ensures the utility of the immovables hereinabove charged;
(e)	All rents which are or may become payable in virtue of any and all present and future leases upon the immovables hereinabove charged, and all indemnities paid in virtue of the insurance contracts covering such rents; and
(f)	All present and future movable property of the Grantor, tangible or intangible, wherever situate including, without limitation:
(i)	all of its Claims, present and future;

(ii)	all of its Property in Stock, present and future;

(iii)	all of its Equipment, present and future;

(iv)	all of its Intellectual Property, present and future;

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(v)	all of its Contractual Rights, present and future; and

(vi)	all Securities, present and future.
     If any of the Mortgaged Property may not be assigned, subleased, charged or encumbered without the leave, license, consent or approval of the applicable counterparty, a governmental authority or any other person, the hypothec created hereby on any such property shall be under the suspensive condition of obtaining such leave, license, consent or approval.
     Any and all Mortgaged Property, which is acquired, transformed or manufactured after the date of this Deed shall be charged by the hypothecs created hereunder, (i) whether or not such property has been acquired in replacement of other Mortgaged Property which may have been alienated by the Grantor in the ordinary course of business, (ii) whether or not such property results from a transformation, mixture of or combination of any Mortgaged Property, and (iii) in the case of Securities, whether or not they have been issued pursuant to the purchase, redemption, conversion or cancellation or any other transformation of the charged Securities and without the Trustee being required to register any notice whatsoever, the property charged under the hypothecs created hereunder being the universality of the Grantor’s present and future movable and immovable property.
4. REPRESENTATIONS AND WARRANTIES
     The Grantor hereby represents and warrants that:
4.1 It does not hold title to any claim secured by a registered hypothec which is not described in Schedule III.
4.2 Since July 4, 2007, there has been (i) no external alterations, additions or improvements made to the immovable property described in Schedule II hereof and (ii) no changes in the location of the exterior walls of such immovable property.
5. COVENANTS OF THE GRANTOR
     The Grantor hereby undertakes and covenants in favour of the Trustee to:
5.1 Notify the Trustee in writing of:
(a)	any change in the representations and warranties made hereinabove at Article 4; and
(b)	the existence of any security, hypothec, prior claims or property right retained or assigned securing Claims and, in such cases, to provide the Trustee, upon demand, with satisfactory proof that such security

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or hypothec has been registered or published in accordance with applicable law in order for the rights of the Trustee to be set up against third persons.
5.2 To refrain from mixing or combining the Corporeal Movable Property with other movable property belonging to a third party, or from transforming the same, except in the normal course of the Grantor’s Enterprise or unless consented to in writing by the Trustee.
5.3 To ensure that its right of ownership in any Mortgaged Property in the hands or possession of any third party remains enforceable against third parties and, accordingly, that such right has been registered or published, if registration or publication is required by law for the purpose of enforcement against third parties.
6.	SPECIAL PROVISIONS RELATIVE TO THE RENTS
6.1 The Trustee authorizes the Grantor to manage and collect the Rents in the ordinary course of business. Such authorization may nevertheless be withdrawn at any time after the occurrence of an Event of Default which is continuing, as provided by law, whereupon the Trustee shall be free to do any of the following, without any interference or consent on the part of the Grantor and without being bound (to the fullest extent permitted by law) by the rules respecting the administration of the property of others:
(a)	collect the Rents, give acquittances therefore and apply such sums (net of all collection costs and the reasonable remuneration of the Trustee at the customary rates) in such manner as it shall deem appropriate; and
(b)	renew or modify the leases or consent to the termination thereof, execute new leases, take and give up security and generally exercise, but without any obligation to do so and at its entire discretion, all rights of the Grantor with respect to the Rents, it being understood that the Trustee is relieved of any obligation to inform the Grantor of any irregularity in the payment of any Rent and it shall incur no liability for any loss or damage which may result from the exercise of its rights except in the case of its own intentional or gross fault.
6.2 Any amount received by the Grantor with respect to the Rents after a withdrawal of authorization as aforesaid shall be deemed so received for the benefit of the Trustee and shall forthwith be remitted to the latter without demand or notice.
6.3 The Grantor shall deliver to the Trustee upon request a copy of all leases affecting the Mortgaged Property and other information respecting the Rents on a timely basis.

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7.	SPECIAL PROVISIONS RELATIVE TO THE CLAIMS
7.1 The Trustee authorizes the Grantor to manage and collect the Claims in the ordinary course of business. Such authorization may nevertheless be withdrawn at any time after the occurrence of an Event of Default which is continuing, as provided by law, whereupon the Trustee shall be free to do any of the following, without any interference or consent on the part of the Grantor and without being bound (to the full extent permitted by law) by the rules respecting the administration of the property of others:
(a)	collect the Claims and apply such proceeds (net of all collection costs and the reasonable remuneration of the Trustee at the customary rates) to the Obligations in such manner as it shall deem appropriate;
(b)	give valid acquittances for any sums paid by third party debtors at any time after as well as before the creation of this security, and unilaterally cause, with or without consideration, the cancellation or reduction of any Encumbrance securing the Claims or any part thereof; and
(c)	renegotiate, terminate or operate novation of the Claims in whole or in part upon such terms and conditions as it shall deem reasonable, take and give up security and generally exercise, but without any obligation to do so and at its entire discretion, all rights of the Grantor with respect to the Claims, it being understood that the Trustee is relieved of any obligation to inform the Grantor of any irregularity in the payment of any Claim and it shall incur no liability for any loss or damage which may result from the exercise of its rights except in the case of its own intentional or gross fault.
7.2 Any amount received by the Grantor with respect to the Claims after a withdrawal of authorization as aforesaid shall be deemed so received for the benefit of the Trustee and shall forthwith be remitted to the latter without demand or notice.
7.3 If any of the Claims are themselves secured by a Conventional Security or any other right susceptible of publication under the law, the Trustee shall have the right to accomplish, at the expense of the Grantor, all the formalities required to perfect against the third party debtors the hypothecary rights of the Trustee upon such Claims and accessories thereof.
8.	SPECIAL PROVISIONS RELATIVE TO THE HYPOTHEC ON SECURITIES
8.1 If the Grantor now or hereafter acquires Mortgaged Property consisting of certificated securities, as such term is understood in the Transfer Act, it shall notify the Trustee thereof in writing and promptly deliver to the Term Loan Collateral Agent (as such term is defined in the Intercreditor Agreement) any and all certificates representing such

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Mortgaged Property (collectively, the “Pledged Certificated Securities”) and other materials as may be required from time to time to provide the Trustee with control (as such term is defined in the Transfer Act) over all Pledged Certificated Securities in the manner provided under Section 55 of the Transfer Act and at the request of the Trustee following the occurrence of en Event of Default which is continuing, will cause all Pledged Certificated Securities to be registered in the name of the Trustee or its nominee.
8.2 If the Grantor now or hereafter acquires any Mortgaged Property consisting of uncertificated securities, as such term is understood in the Transfer Act, it shall notify the Trustee thereof in writing and deliver to the Term Loan Collateral Agent (as such term is defined in the Intercreditor Agreement) any and all such documents, agreements and other materials as may be required from time to time to provide the Trustee with control over all such Mortgaged Property in the manner provided under Section 56 of the Transfer Act.
8.3 If any securities, whether certificated or uncertificated, or other investment property or financial asset (as such term is defined in the Transfer Act) now or hereafter acquired by the Grantor are held by the Grantor or its nominee through a securities intermediary or commodity intermediary or other intermediary (other than the Term Loan Collateral Agent (as such term is defined in the Intercreditor Agreement)), the Grantor shall notify the Trustee thereof in writing and, at the request of the Trustee, deliver to the Trustee any and all such documents, agreements and other materials as may be required from time to time to provide the Trustee with control over all such Mortgaged Property in the manner provided under Section 113 of the Transfer Act.
8.4 The Grantor shall not cause or permit any person other than the Trustee and the Term Loan Collateral Agent (as such term is defined in the Intercreditor Agreement) to have control (as understood in the Transfer Act) of any of the securities forming part of the Mortgaged Property other than control (as understood in the Transfer Act) in favour of any depositary bank or securities intermediary which has subordinated its encumbrance to the encumbrance of the Trustee pursuant to documentation in form and substance satisfactory to the Trustee.
8.5 Until the occurrence of an Event of Default which is continuing, the Grantor shall be entitled to exercise all rights attached to such securities, investment property and financial assets owned by it, including any right to vote and any right of conversion or redemption, provided such rights are not exercised in a manner which would impair the value of such securities.
8.6 Upon the occurrence of an Event of Default which is continuing and if permitted or not otherwise prohibited under the Civil Code, the Trustee may, if it has control (as understood under the Transfer Act) of securities and securities entitlements or if they are of a type, dealt in or traded on securities exchanges or financial markets, sell such securities or security entitlements or otherwise dispose of them without having to give a prior notice, obtain their

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surrender or observe the time limits prescribed by Title Three of Book Six of the Civil Code.
8.7 Upon the occurrence of an Event of Default which is continuing, the Trustee and each of its officers are hereby irrevocably authorized and empowered to complete the blanks in any transfer form or power of attorney of any Pledged Certificated Securities with such names and dates and in such manner as the Trustee or any such officer may deem advisable, and to deal with and deliver the same in the manner herein provided. Such rights of the Trustee shall survive and have effect notwithstanding the dissolution of the Grantor or the appointment of any trustee or receiver to its assets.
8.8 The Trustee may, upon the occurrence of an Event of Default which is continuing, transfer any Securities or any part thereof into its own name or that of a third party appointed by it so that, the Trustee or its nominee(s) may appear as the sole registered holder thereof, in which case:
(a)	All voting rights and any other right attached to such Securities may be exercised by the Trustee (without any obligation of the Trustee to do so) or on behalf of the Trustee.
(b)	The Trustee shall collect revenues, dividends and capital distributions and the Grantor shall cease to have any right thereto and the Trustee may either hold same as Mortgaged Property or apply them in reduction of the Obligations.
(c)	The Trustee may give the Grantor a proxy, revocable at any time, authorizing it to exercise, in whole or in part, all voting rights and any other rights attached to such Securities.
8.9 For the purpose of this Article 8, the Grantor hereby irrevocably appoints any officer or employee of the Trustee as its attorney with full power of substitution and authority to execute such documents necessary to render effective the rights granted to the Trustee pursuant to this Article 8.
9. EVENTS OF DEFAULT
     The hypothecary rights hereby constituted shall become enforceable upon the occurrence of an Event of Default.
10. EXERCISE OF HYPOTHECARY RIGHTS
10.1 Upon the occurrence of an Event of Default which is continuing, the Trustee may request, in accordance with what is provided by law, from the Grantor the voluntary surrender of the Mortgaged Property and the Grantor hereby undertakes to do so. To that end, the Grantor covenants not to oppose the measures initiated by the Trustee for the purpose of taking possession of the assets surrendered by the Grantor, but to facilitate the same. The Grantor shall also execute any deed or document which may be necessary or useful to

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evidence such surrender or to give it full effect. Notwithstanding the foregoing, the Grantor shall not be prevented from contesting before a court of competent jurisdiction the existence of an Event of Default and asserting that, as a result, the Trustee does not have the right to avail itself of the rights and recourses contemplated in this Article 10.
10.2 The Trustee shall not be bound to exercise the same hypothecary rights against all of the Mortgaged Property. Whatever hypothecary rights the Trustee elects to exercise, the following provisions shall apply:
(a)	The Trustee shall have the right, at the expense of the Grantor and in order to conserve or realize upon the Mortgaged Property:
(i)	to continue or terminate the use and operation of the Mortgaged Property, including, without limitation, the processing and the sale of the Property in Stock;
(ii)	to dispose of the Mortgaged Property which may perish or deteriorate rapidly;
(iii)	to use any information obtained by reason of the exercise of its rights;
(iv)	to perform any obligation or covenant of the Grantor; and
(v)	to exercise any right with respect to the Mortgaged Property.
(b)	The Trustee shall not be bound to make an inventory, to take out insurance or to furnish any security.
(c)	The Trustee may acquire directly or indirectly any of the Mortgaged Property.
(d)	The Trustee may from time to time in the course of the exercise of its rights, renounce, with or without consideration, any right of the Grantor.
(e)	The Trustee shall not be bound to make the Mortgaged Property productive or to conserve the same.
(f)	Should the Trustee at any time abandon the exercise of its rights, hypothecary or otherwise, against the Mortgaged Property, the Trustee may elect, at its option, to return to the Grantor without any representation or warranty, any Mortgaged Property which the Grantor had surrendered to the Trustee, or the remainder thereof if any, the whole without prejudice to its other rights and recourses.
(g)	The Trustee shall be deemed to have acted in the best interest of the Grantor and its successors if the Trustee has acted in accordance with its standard methods of assessing and managing financial risks in the ordinary course of its business.

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10.3 Where the Trustee exercises a right of taking in payment and the Grantor, inasmuch as it has the right to do so, requires that the Trustee sell the Mortgaged Property upon which such recourse was exercised, the Grantor acknowledges that the Trustee shall not be bound to abandon the right of taking in payment unless the Trustee has obtained, before the end of the period allowed for surrender, (i) a satisfactory security guaranteeing that the sale will be made at a sufficiently high price to enable the Trustee’s claim to be paid in full, (ii) the full reimbursement of all costs thus incurred by it, and (iii) an advance of the funds needed for the sale of the said properties.
10.4 If the Trustee itself sells any Mortgaged Property, it shall not be required to obtain any prior appraisal thereof.
10.5 The sale by the Trustee of any Mortgaged Property may be concluded by the Trustee without legal warranty or, at its option, without any warranty whatsoever.
10.6 The Trustee hereby irrevocably renounces to all rights or recourses of a hypothecary creditor including, the right to follow contemplated in Article 2700 of the Civil Code, with respect to any property which is Excluded Property and/or otherwise becomes Excluded Property during the term of this Deed.
11. REDUCTION AND CANCELLATION
     The Trustee may unilaterally at its entire discretion consent to the reduction or cancellation of the security hereby constituted. However, the Trustee shall not be bound to consent to any such reduction or cancellation unless and until it has received the full and final payment of all amounts hereby secured and there is no outstanding commitment on the part of any Secured Party to advance further sums or extend further credits to the Grantor.
     If the Collateral Agent is authorized under the Credit Agreement to release, in whole or in part, the security hereby constituted, then the Trustee is authorized to release such security under this Deed.
     Upon the Discharge of Revolving Credit Secured Obligations (as such term is defined in the Intercreditor Agreement), the Trustee shall grant an acquittance and consent to the reduction or cancellation of the hypothecary rights hereby constituted and, concurrently, shall return the Pledged Certificated Securities to the Grantor, together with all other relevant share transfer powers, endorsements or other documents in connection with the Pledged Certificated Securities.

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12. GENERAL PROVISIONS
12.1 This Deed does not operate novation and the hypothec hereby constituted shall be in addition to any other guarantee or security which the Trustee and/or the Secured Parties may have from time to time.
12.2 This Deed need not be signed for acceptance by any of the Bondholders in order to be binding on the Grantor. Such acceptance by the Bondholders shall be presumed and cannot be disputed by the Grantor.
12.3 Any notices, directions or other communications provided for in this Deed must be in writing and given in accordance with the Credit Agreement.
12.4 Subject to the provisions of the Credit Agreement, the Trustee may waive any covenant in its favour herein contained and any Event of Default and may also grant extensions, take and give up security, accept arrangements and otherwise deal with the Grantor or with any other party as the Trustee may see fit, the whole without prejudice to the Obligations or to any other right of the Trustee and of the Secured Parties. No failure or delay on the part of the Trustee in exercising any right hereunder shall operate as a waiver thereof nor shall any waiver be effective unless the same be in writing.
12.5 The Grantor shall be “en demeure” by the mere lapse of time, or may be put “en demeure” by any other method provided by law.
12.6 This hypothec is a continuous security which will subsist notwithstanding any fluctuation of the amounts hereby secured. The Grantor shall be deemed to obligate itself again as provided in Article 2797 of the Civil Code with respect to any future obligation hereby secured.
12.7 The Trustee shall have the right, at the expense of the Grantor, to perform all acts and things and to execute all documents as may be necessary to ensure that this hypothec remains effective and opposable to third parties, including the execution and filing of any document required for the renewal hereof.
12.8 If the term “Grantor” includes more than one person, each of them shall be jointly liable for the performance of the obligations herein stipulated.
12.9 Subject to the provisions of the Credit Agreement, any amount received by the Trustee in the exercise of its rights hereunder or under any law may, at its option, be retained by it as part of the Mortgaged Property, or may be applied by it towards the partial payment of the Obligations, as the Trustee shall alone determine notwithstanding the rules governing the application of payments.
12.10 The Trustee is not bound by any degree of care beyond a reasonable diligence in the exercise of its rights or in the performance of its duties, and it

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shall not be liable for any loss or damage resulting therefrom except as a result of its own intentional or gross fault.
12.11 The Trustee may delegate to any other person, including, without limitation, to any of the Secured Parties, the exercise of its rights or the performance of its duties hereunder and may provide such agents or mandataries with any information that the Trustee may possess with respect to the Grantor or the Mortgaged Property.
12.12 The property or sums of money received or held by the Trustee by reason of these presents may be invested by the Trustee in such manner as it shall deem appropriate without regard to rules governing the administration of the property of others.
12.13 Neither the execution of this Deed nor the fact that the Trustee or the Secured Parties may have already granted any part of the credits the repayment of which are hereby secured, shall be deemed to oblige the Trustee or the Secured Parties either to keep such credits available or to grant further credits.
12.14 The Grantor shall continue to be bound by all the obligations expressed herein notwithstanding any transfer of the Mortgaged Property or any part thereof.
12.15 Except as may be otherwise apparent from the context, the word “Grantor” shall be interpreted as referring to the Grantor itself and to all subsequent owners of the Mortgaged Property as well as to any other person or persons having assumed the Grantor’s liabilities to the Trustee.
12.16 Unless there is something in the context inconsistent therewith, words importing the singular shall include the plural and vice versa, and words importing the neuter gender shall include the masculine and feminine genders and vice versa.
12.17 IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE HYPOTHEC GRANTED TO THE TRUSTEE FOR THE BENEFIT OF THE HOLDERS OF THE BOND, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE TRUSTEE HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, TO BE DATED ON OR ABOUT

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DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS UK LTD, NOVELIS AG, AV METALS INC. (“HOLDINGS”), THE SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS REVOLVING CREDIT ADMINISTRATIVE AGENT AND REVOLVING CREDIT COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS TERM LOAN ADMINISTRATIVE AGENT AND TERM LOAN COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS SECTION, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
12.18 The Grantor acknowledges that it has read this Deed, that it has received adequate explanation of the nature and scope of its obligations hereunder and that it is satisfied therewith.
12.19 This Deed shall be binding upon the Grantor and its successors and assigns and shall inure to the benefit of the Trustee and its successors and assigns, as holder of an irrevocable power of attorney (fondé de pouvoir) for all present and future holders of the Bond.
12.20 This Deed of Hypothec shall be deemed to be a “Security Document” under the Credit Agreement.
12.21 The Trustee and the concerned Secured Parties may also at any time upon the occurrence of an Event of Default, outside the purview of this hypothec, operate compensation between any of the claims owing by the Trustee and/or the concerned Secured Parties to the Grantor and the Obligations hereby secured. In case of the bankruptcy of the Grantor, such compensation shall be deemed to have occurred immediately prior to such bankruptcy. For greater certainty, the Trustee, by its signature hereof, also accepts the benefit of this provision on behalf and for all concerned Secured Parties.
12.22 The Grantor agrees to indemnify the Trustee as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future

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holders of the Bond from and against any and all claims, losses and liabilities arising out of or resulting from this Deed (including enforcement of the hypothecs contained herein), except claims, losses or liabilities resulting from the Trustee’s intentional or gross fault. This obligation of the Grantor shall survive even after the cancellation of this hypothec if the cause of action originated prior to such cancellation.
     All Taxes and Other Taxes (as these terms are defined in the Credit Agreement), charges, costs, and expenses (including legal fees and notarial fees) including withholding taxes (a “Tax Payment”), relating to, resulting from, or otherwise connected with this Deed, the execution, amendment and/or the enforcement of this Deed, shall for greater certainty, be for the account of the Grantor and shall be paid in accordance with Section 2.15 of the Credit Agreement.
     Without limiting the foregoing, the Grantor will upon demand pay to the Trustee, as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond, the amount of any and all reasonable expenses, including the reasonable fees and disbursement of its counsel and any experts, which the Trustee may incur in connection with (i) the administration of the Deed, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Mortgaged Property, (iii) the exercise or enforcement of any of the rights of the Trustee hereunder, or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.
12.23 This Deed shall be interpreted and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.
12.24 Notwithstanding the provisions of Section 32 of An Act Respecting Special Powers of Legal Persons (Québec), the Trustee may acquire and be the holder of the Bond. The parties hereto hereby acknowledge that the Bond constitutes a title of indebtedness as such term is used in Article 2692 of the Civil Code. The Grantor also hereby appoints and constitutes the Trustee as the holder of an irrevocable power of attorney (fondé de pouvoir) of all present and future holders of the Bond.
12.25 The parties hereto confirm their express wish that this Deed and all documents related thereto be drawn up in English. Les parties aux présentes confirment leur volonté expresse de voir le présent Acte et tous les documents s’y rattachant être rédigés en anglais.

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SCHEDULE I
CERTAIN DEFINITIONS
“Civil Code” or the abbreviation “C.c.Q” means the Civil Code of Québec.
“Claims” means, regardless of the debtors or the situs thereof, any and all claims, customer accounts, book debts, accounts receivable and any other amounts or property now or hereafter owing to the Grantor, either absolutely or conditionally, including all claims and indemnities payable under insurance policies covering the same, all deposits and credit balances with financial institutions, suppliers or others, all judgments, rights and accessories thereto, all Encumbrances in support thereof and all books, papers, invoices, notes and data files evidencing, recording or supporting the same.
“Contractual Rights” means any and all rights, title and interest of the Grantor in all contracts, leases, bids, offers, supply agreements and all other agreements of any nature and description relating to the Mortgaged Property or relating to the Enterprise and undertaking of the Grantor.
“Conventional Security” means a conventional hypothec, a security interest, a resolutory right, a right of redemption, a reservation of ownership, a trust and any security device or other real right, whether or not capable of registration, granted by agreement for the purpose of securing the performance of an obligation.
“Corporeal Movable Property” means any of the Mortgaged Property which is movable in nature and corporeal.
“Credit Agreement” means that certain credit agreement to be dated on or about December 17, 2010, among, inter alios, Novelis Inc., Novelis Corporation, Novelis AG, Novelis UK Ltd, Novelis Corporation and the other U.S. Subsidiaries of Novelis Inc. party thereto, as borrowers, the other guarantors party thereto, the lenders party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, and U.S. Swingline Lender, and The Royal Bank of Scotland PLC, as European Swingline Lender, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
“Encumbrance” means a legal cause of preference, a dismemberment of the right of ownership, a special mode of ownership, a restriction on the right to dispose and a Conventional Security.
“Enterprise” means the carrying on of an organized economic activity, whether or not it is commercial in nature, consisting of producing, administering or alienating property, or providing a service.

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“Equipment” means corporeal movable property such as machinery, equipment, vehicles, rolling stock, furniture and fixtures, and all licenses and other rights and records, files, charts, plans, drawings, specifications, manuals, documents and warranties relating thereto.
“Event of Default” means the failure on the part of the Grantor to pay or perform any of the Obligations on demand or otherwise when due and payable or to be performed, as the case may be.
“Intellectual Property” means all of the Grantor’s trade names, trade marks, copyrights, designs, processes, know how, goodwill, licenses, franchises, permits, quotas, patents and other rights of intellectual and industrial property of any nature and description, and all pending applications pertaining thereto.
“Mortgaged Property” means any and all property, rights and interest, present and future, intended to be charged by the hypothec created under Article 3 hereof, all substitutions and replacements thereof, all increases, additions and accessions thereto, all rights attaching thereto and all proceeds in any form derived directly or indirectly from any dealing with any of the foregoing or the proceeds therefrom.
“Property in Stock” means, regardless of the situs thereof at any particular time, (a) all inventory of raw materials, goods in process, finished products and stock in trade of any nature and description, whether or not the same is held for let or hire, leasing, resale or otherwise, (b) all goods and materials used in or procured for the packaging thereof, (c) any such property held by third parties under let or hire, leasing, conditional sale, franchise, license, consignment or other like contractual arrangements with its lawful owner, (d) any such property sold by the Grantor and later taken back for any reason, and (e) all amounts and proceeds paid or payable to or for the account of the Grantor as a result of the sale, lease or other dealings with any of the foregoing.
“Rents” means the rents, present and future, and the insurance indemnities referred to in paragraph (e) of Article 3.
“Secured Parties” shall have the meaning ascribed thereto in the Credit Agreement.
“Securities” means all securities, financial assets or security entitlements (as such terms are defined or contemplated in the Transfer Act, as well as the renewals, substitutions and additions to which they are subject and the securities and other property received or issued pursuant to any transformation of such securities, along with all income derived and all rights arising therefrom, and all present and future shares in the capital stock of a legal person, now or hereafter owned by the Grantor, all present and future bonds, debentures, bills of exchange, promissory notes, negotiable instruments and other evidences of indebtedness, and all present and future options, warrants, investment certificates, mutual funds units, all interests or units of the Grantor in any partnership, or any rights in respect of any of the

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foregoing, and any other instrument or title generally called or included as a security, and also including, without limitation, all Securities issued or received in substitution, renewal, addition or replacement of Securities, or issued or received on the purchase, redemption, conversion, cancellation or other transformation of Securities or issued or received by way of dividend or otherwise to holders of Securities, and all present and future instruments, bills of lading, warehouse receipts, documents or other evidences of title of the Grantor.
“Transfer Act” means An Act Respecting the Transfer of Securities and the Establishment of Security Entitlements (Quebec), as amended, supplemented, restated or replaced from time to time.
SCHEDULE II
IMMOVABLE PROPERTY DESCRIPTION
An immovable known and designated as follows:
a)	lot number TWO MILLION TWO HUNDRED NINETY THOUSAND NINE HUNDRED AND EIGHTY-TWO (2 290 982) of the Cadastre of Québec, Registration Division of Chicoutimi;
b)	lot number THREE MILLION FOUR HUNDRED EIGHTEEN THOUSAND ONE HUNDRED AND FORTY-SIX (3 418 146) of the Cadastre of Québec, Registration Division of Chicoutimi;
With the building thereon erected bearing civic number 2040 Fay Street, in the City of Saguenay (borough of Jonquière), Province of Québec, G7S 2N4.
SCHEDULE III
CLAIMS SECURED BY HYPOTHEC
NIL

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WHEREOF ACT:
DONE AND PASSED at Montreal, in the Province of Québec on the date hereinabove first mentioned and recorded in the office of the undersigned Notary under minute number __________________________ ______________________________________________________________________.
AND after the Grantor and the Trustee had declared to the said Notary that they had taken cognizance of these presents and had exempted the said Notary from reading them or causing same to be read, the said duly authorized representatives of the Grantor and the Trustee have signed in the presence of the undersigned Notary.

NOVELIS INC.
Per:
Brigitte Gauthier

BANK OF AMERICA, N.A.
Per:
Ma Ry Tran

[Kevin Leonard], Notary

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DEED OF HYPOTHEC
Minute No.
IN THE YEAR TWO THOUSAND AND TEN, THIS ● DAY OF DECEMBER.
BEFORE [Kevin Leonard], the undersigned Notary for the Province of Québec, practicing at Montréal.
APPEARED:
NOVELIS NO. 1 LIMITED PARTNERSHIP (hereinafter referred to as the “Grantor”), a limited partnership formed under the laws of the Province of Québec, with an office at 2040 Fay Street, Jonquière, Québec, G7S 4K6, herein acting and represented by its general partner 4260848 CANADA INC., herein acting and represented by Brigitte Gauthier, its authorized representative, who is duly authorized in virtue of a resolution adopted by such general partner dated ●, a certified copy or duplicate of which is annexed hereto after having been signed for identification by the said representative and by the undersigned Notary.
AND:
BANK OF AMERICA, N.A. (hereinafter referred to as the “Trustee”), as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond (as hereinafter defined), which Trustee is duly organized and which is herein represented by Ma Ry Tran, its authorized representative, who is duly authorized as she so declares.
WHICH PARTIES HAVE DECLARED AND AGREED AS FOLLOWS:
1. DEFINITIONS
     Unless it is otherwise apparent from or inconsistent with the context, certain words and expressions in this Deed the initial letter of which is capitalized and which are not otherwise defined in the text itself, have the meaning ascribed thereto in Schedule I, or if not defined in such text or Schedule I, then such words and expressions shall have the meaning ascribed thereto in the Credit Agreement.
2. OBLIGATIONS SECURED
     Novelis Inc. will be issuing on or about December 17, 2010, Bond No. 2010-2 in the aggregate amount of Two Billion dollars in lawful currency of Canada (Cdn$2,000,000,000) (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Bond”), in favour of Bank of America, N.A., in its capacity as collateral agent under and pursuant to the Credit Agreement (the “Collateral Agent”) for the benefit of all present and future Secured Parties, and the Grantor has agreed to secure by way of the present hypothec the obligations of Novelis Inc. towards the Collateral Agent, under the Bond.
     In this Deed, the word “Obligations” means the payment by Novelis Inc. to the Collateral Agent of the principal amount of the Bond, interest thereon and all other amounts from time to time owing thereunder or pursuant thereto and the performance by Novelis Inc. of its obligations under the Bond and the performance of the Grantor’s obligations hereunder.
3. HYPOTHEC
     As security for the full and final payment of the Obligations and of the expenses, if any, incurred by the Trustee to obtain payment of the Obligations or to conserve the Mortgaged Property, the Grantor hereby hypothecates to and in favour of the Trustee as holder of an irrevocable power of attorney (fondé de pouvoir) for all present and future holders of the Bond, to the extent of Two Billion dollars in lawful currency of Canada (Cdn$2,000,000,000), with interest thereon at the rate of Twenty-Five Percent (25%) per annum from the date hereof, all present and future immovable and movable property of the Grantor, corporeal or incorporeal, wherever situate including, without limitation:
(a)	The immovable property described in Schedule II hereof, together with all present and future works, constructions and appurtenances related thereto;

(b)	All present and future immovables which the Grantor is or may hereafter become the owner from time to time, together with all present and future works, constructions and appurtenances related thereto;

(c)	All present and future corporeal and incorporeal property which, with respect to the immovables hereinabove charged, are covered by any of Articles 901 through 904 of the Civil Code;

(d)	All present and future corporeal movable property which ensures the utility of the immovables hereinabove charged;

(e)	All rents which are or may become payable in virtue of any and all present and future leases upon the immovables hereinabove charged, and all indemnities paid in virtue of the insurance contracts covering such rents; and

(f)	All present and future movable property of the Grantor, tangible or intangible, wherever situate including, without limitation:
(i)	all of its Claims, present and future;

(ii)	all of its Property in Stock, present and future;
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(iii)	all of its Equipment, present and future;

(iv)	all of its Intellectual Property, present and future;

(v)	all of its Contractual Rights, present and future; and

(vi)	all Securities, present and future.
     If any of the Mortgaged Property may not be assigned, subleased, charged or encumbered without the leave, license, consent or approval of the applicable counterparty, a governmental authority or any other person, the hypothec created hereby on any such property shall be under the suspensive condition of obtaining such leave, license, consent or approval.
     Any and all Mortgaged Property, which is acquired, transformed or manufactured after the date of this Deed shall be charged by the hypothecs created hereunder, (i) whether or not such property has been acquired in replacement of other Mortgaged Property which may have been alienated by the Grantor in the ordinary course of business, (ii) whether or not such property results from a transformation, mixture of or combination of any Mortgaged Property, and (iii) in the case of Securities, whether or not they have been issued pursuant to the purchase, redemption, conversion or cancellation or any other transformation of the charged Securities and without the Trustee being required to register any notice whatsoever, the property charged under the hypothecs created hereunder being the universality of the Grantor’s present and future movable and immovable property.
4. REPRESENTATIONS AND WARRANTIES
     The Grantor hereby represents and warrants that:
4.1 It does not hold title to any claim secured by a registered hypothec which is not described in Schedule III.
5. COVENANTS OF THE GRANTOR
     The Grantor hereby undertakes and covenants in favour of the Trustee to:
5.1 Notify the Trustee in writing of:
(a)	any change in the representations and warranties made hereinabove at Article 4; and

(b)	the existence of any security, hypothec, prior claims or property right retained or assigned securing Claims and, in such cases, to provide the Trustee, upon demand, with satisfactory proof that such security or hypothec has been registered or published in accordance with
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applicable law in order for the rights of the Trustee to be set up against third persons.
5.2 To refrain from mixing or combining the Corporeal Movable Property with other movable property belonging to a third party, or from transforming the same, except in the normal course of the Grantor’s Enterprise or unless consented to in writing by the Trustee.
5.3 To ensure that its right of ownership in any Mortgaged Property in the hands or possession of any third party remains enforceable against third parties and, accordingly, that such right has been registered or published, if registration or publication is required by law for the purpose of enforcement against third parties.
5.4 The parties however acknowledge that the transfer to the Grantor of and its right of ownership or other in the Intellectual Property listed in Schedule IV may not yet be recorded in the relevant intellectual property offices.
6.	SPECIAL PROVISIONS RELATIVE TO THE RENTS
6.1 The Trustee authorizes the Grantor to manage and collect the Rents in the ordinary course of business. Such authorization may nevertheless be withdrawn at any time after the occurrence of an Event of Default which is continuing, as provided by law, whereupon the Trustee shall be free to do any of the following, without any interference or consent on the part of the Grantor and without being bound (to the fullest extent permitted by law) by the rules respecting the administration of the property of others:
(a)	collect the Rents, give acquittances therefore and apply such sums (net of all collection costs and the reasonable remuneration of the Trustee at the customary rates) in such manner as it shall deem appropriate; and

(b)	renew or modify the leases or consent to the termination thereof, execute new leases, take and give up security and generally exercise, but without any obligation to do so and at its entire discretion, all rights of the Grantor with respect to the Rents, it being understood that the Trustee is relieved of any obligation to inform the Grantor of any irregularity in the payment of any Rent and it shall incur no liability for any loss or damage which may result from the exercise of its rights except in the case of its own intentional or gross fault.
6.2 Any amount received by the Grantor with respect to the Rents after a withdrawal of authorization as aforesaid shall be deemed so received for the benefit of the Trustee and shall forthwith be remitted to the latter without demand or notice.
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6.3 The Grantor shall deliver to the Trustee upon request a copy of all leases affecting the Mortgaged Property and other information respecting the Rents on a timely basis.
7.	SPECIAL PROVISIONS RELATIVE TO THE CLAIMS
7.1 The Trustee authorizes the Grantor to manage and collect the Claims in the ordinary course of business. Such authorization may nevertheless be withdrawn at any time after the occurrence of an Event of Default which is continuing, as provided by law, whereupon the Trustee shall be free to do any of the following, without any interference or consent on the part of the Grantor and without being bound (to the full extent permitted by law) by the rules respecting the administration of the property of others:
(a)	collect the Claims and apply such proceeds (net of all collection costs and the reasonable remuneration of the Trustee at the customary rates) to the Obligations in such manner as it shall deem appropriate;
(b)	give valid acquittances for any sums paid by third party debtors at any time after as well as before the creation of this security, and unilaterally cause, with or without consideration, the cancellation or reduction of any Encumbrance securing the Claims or any part thereof; and
(c)	renegotiate, terminate or operate novation of the Claims in whole or in part upon such terms and conditions as it shall deem reasonable, take and give up security and generally exercise, but without any obligation to do so and at its entire discretion, all rights of the Grantor with respect to the Claims, it being understood that the Trustee is relieved of any obligation to inform the Grantor of any irregularity in the payment of any Claim and it shall incur no liability for any loss or damage which may result from the exercise of its rights except in the case of its own intentional or gross fault.
7.2 Any amount received by the Grantor with respect to the Claims after a withdrawal of authorization as aforesaid shall be deemed so received for the benefit of the Trustee and shall forthwith be remitted to the latter without demand or notice.
7.3 If any of the Claims are themselves secured by a Conventional Security or any other right susceptible of publication under the law, the Trustee shall have the right to accomplish, at the expense of the Grantor, all the formalities required to perfect against the third party debtors the hypothecary rights of the Trustee upon such Claims and accessories thereof.
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8.	SPECIAL PROVISIONS RELATIVE TO THE HYPOTHEC ON SECURITIES
8.1 If the Grantor now or hereafter acquires Mortgaged Property consisting of certificated securities, as such term is understood in the Transfer Act, it shall notify the Trustee thereof in writing and promptly deliver to the Term Loan Collateral Agent (as such term is defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement any and all certificates representing such Mortgaged Property (collectively, the “Pledged Certificated Securities”) and other materials as may be required from time to time to provide the Trustee with control (as such term is defined in the Transfer Act) over all Pledged Certificated Securities in the manner provided under Section 55 of the Transfer Act and at the request of the Trustee following the occurrence of en Event of Default which is continuing, will cause all Pledged Certificated Securities to be registered in the name of the Trustee or its nominee.
8.2 If the Grantor now or hereafter acquires any Mortgaged Property consisting of uncertificated securities, as such term is understood in the Transfer Act, it shall notify the Trustee thereof in writing and deliver to the Term Loan Collateral Agent (as such term is defined in the Intercreditor Agreement) any and all such documents, agreements and other materials as may be required from time to time to provide the Trustee with control over all such Mortgaged Property in the manner provided under Section 56 of the Transfer Act.
8.3 If any securities, whether certificated or uncertificated, or other investment property or financial asset (as such term is defined in the Transfer Act) now or hereafter acquired by the Grantor are held by the Grantor or its nominee through a securities intermediary or commodity intermediary or other intermediary (other than the Term Loan Collateral Agent (as such term is defined in the Intercreditor Agreement)), the Grantor shall notify the Trustee thereof in writing and, at the request of the Trustee, deliver to the Trustee any and all such documents, agreements and other materials as may be required from time to time to provide the Trustee with control over all such Mortgaged Property in the manner provided under Section 113 of the Transfer Act.
8.4 The Grantor shall not cause or permit any person other than the Trustee and the Term Loan Collateral Agent (as such term is defined in the Intercreditor Agreement) to have control (as understood in the Transfer Act) of any of the securities forming part of the Mortgaged Property other than control (as understood in the Transfer Act) in favour of any depositary bank or securities intermediary which has subordinated its encumbrance to the encumbrance of the Trustee pursuant to documentation in form and substance satisfactory to the Trustee.
8.5 Until the occurrence of an Event of Default which is continuing, the Grantor shall be entitled to exercise all rights attached to such securities, investment property and financial assets owned by it, including any right to
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vote and any right of conversion or redemption, provided such rights are not exercised in a manner which would impair the value of such securities.
8.6 Upon the occurrence of an Event of Default which is continuing and if permitted or not otherwise prohibited under the Civil Code, the Trustee may, if it has control (as understood under the Transfer Act) of securities and securities entitlements or if they are of a type, dealt in or traded on securities exchanges or financial markets, sell such securities or security entitlements or otherwise dispose of them without having to give a prior notice, obtain their surrender or observe the time limits prescribed by Title Three of Book Six of the Civil Code.
8.7 Upon the occurrence of an Event of Default which is continuing, the Trustee and each of its officers are hereby irrevocably authorized and empowered to complete the blanks in any transfer form or power of attorney of any Pledged Certificated Securities with such names and dates and in such manner as the Trustee or any such officer may deem advisable, and to deal with and deliver the same in the manner herein provided. Such rights of the Trustee shall survive and have effect notwithstanding the dissolution of the Grantor or the appointment of any trustee or receiver to its assets.
8.8 The Trustee may, upon the occurrence of an Event of Default which is continuing, transfer any Securities or any part thereof into its own name or that of a third party appointed by it so that, the Trustee or its nominee(s) may appear as the sole registered holder thereof, in which case:
(a)	All voting rights and any other right attached to such Securities may be exercised by the Trustee (without any obligation of the Trustee to do so) or on behalf of the Trustee.
(b)	The Trustee shall collect revenues, dividends and capital distributions and the Grantor shall cease to have any right thereto and the Trustee may either hold same as Mortgaged Property or apply them in reduction of the Obligations.
(c)	The Trustee may give the Grantor a proxy, revocable at any time, authorizing it to exercise, in whole or in part, all voting rights and any other rights attached to such Securities.
8.9 For the purpose of this Article 8, the Grantor hereby irrevocably appoints any officer or employee of the Trustee as its attorney with full power of substitution and authority to execute such documents necessary to render effective the rights granted to the Trustee pursuant to this Article 8.
9. EVENTS OF DEFAULT
     The hypothecary rights hereby constituted shall become enforceable upon the occurrence of an Event of Default.
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10. EXERCISE OF HYPOTHECARY RIGHTS
10.1 Upon the occurrence of an Event of Default which is continuing, the Trustee may request, in accordance with what is provided by law, from the Grantor the voluntary surrender of the Mortgaged Property and the Grantor hereby undertakes to do so. To that end, the Grantor covenants not to oppose the measures initiated by the Trustee for the purpose of taking possession of the assets surrendered by the Grantor, but to facilitate the same. The Grantor shall also execute any deed or document which may be necessary or useful to evidence such surrender or to give it full effect. Notwithstanding the foregoing, the Grantor shall not be prevented from contesting before a court of competent jurisdiction the existence of an Event of Default and asserting that, as a result, the Trustee does not have the right to avail itself of the rights and recourses contemplated in this Article 10.
10.2 The Trustee shall not be bound to exercise the same hypothecary rights against all of the Mortgaged Property. Whatever hypothecary rights the Trustee elects to exercise, the following provisions shall apply:
(a)	The Trustee shall have the right, at the expense of the Grantor and in order to conserve or realize upon the Mortgaged Property:
(i)	to continue or terminate the use and operation of the Mortgaged Property, including, without limitation, the processing and the sale of the Property in Stock;
(ii)	to dispose of the Mortgaged Property which may perish or deteriorate rapidly;
(iii)	to use any information obtained by reason of the exercise of its rights;
(iv)	to perform any obligation or covenant of the Grantor; and
(v)	to exercise any right with respect to the Mortgaged Property.
(b)	The Trustee shall not be bound to make an inventory, to take out insurance or to furnish any security.
(c)	The Trustee may acquire directly or indirectly any of the Mortgaged Property.
(d)	The Trustee may from time to time in the course of the exercise of its rights, renounce, with or without consideration, any right of the Grantor.
(e)	The Trustee shall not be bound to make the Mortgaged Property productive or to conserve the same.
(f)	Should the Trustee at any time abandon the exercise of its rights, hypothecary or otherwise, against the Mortgaged Property, the
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Trustee may elect, at its option, to return to the Grantor without any representation or warranty, any Mortgaged Property which the Grantor had surrendered to the Trustee, or the remainder thereof if any, the whole without prejudice to its other rights and recourses.
(g)	The Trustee shall be deemed to have acted in the best interest of the Grantor and its successors if the Trustee has acted in accordance with its standard methods of assessing and managing financial risks in the ordinary course of its business.
10.3 Where the Trustee exercises a right of taking in payment and the Grantor, inasmuch as it has the right to do so, requires that the Trustee sell the Mortgaged Property upon which such recourse was exercised, the Grantor acknowledges that the Trustee shall not be bound to abandon the right of taking in payment unless the Trustee has obtained, before the end of the period allowed for surrender, (i) a satisfactory security guaranteeing that the sale will be made at a sufficiently high price to enable the Trustee’s claim to be paid in full, (ii) the full reimbursement of all costs thus incurred by it, and (iii) an advance of the funds needed for the sale of the said properties.
10.4 If the Trustee itself sells any Mortgaged Property, it shall not be required to obtain any prior appraisal thereof.
10.5 The sale by the Trustee of any Mortgaged Property may be concluded by the Trustee without legal warranty or, at its option, without any warranty whatsoever.
10.6 The Trustee hereby irrevocably renounces to all rights or recourses of a hypothecary creditor including, the right to follow contemplated in Article 2700 of the Civil Code, with respect to any property which is Excluded Property and/or otherwise becomes Excluded Property during the term of this Deed.
11. REDUCTION AND CANCELLATION
     The Trustee may unilaterally at its entire discretion consent to the reduction or cancellation of the security hereby constituted. However, the Trustee shall not be bound to consent to any such reduction or cancellation unless and until it has received the full and final payment of all amounts hereby secured and there is no outstanding commitment on the part of any Secured Party to advance further sums or extend further credits to the Grantor.
     If the Collateral Agent is authorized under the Credit Agreement to release, in whole or in part, the security hereby constituted, then the Trustee is authorized to release such security under this Deed.
     Upon the Discharge of Revolving Credit Secured Obligations (as such term is defined in the Intercreditor Agreement), the Trustee shall grant an
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acquittance and consent to the reduction or cancellation of the hypothecary rights hereby constituted and, concurrently, shall return the Pledged Certificated Securities to the Grantor, together with all other relevant share transfer powers, endorsements or other documents in connection with the Pledged Certificated Securities.
12. GENERAL PROVISIONS
12.1 This Deed does not operate novation and the hypothec hereby constituted shall be in addition to any other guarantee or security which the Trustee and/or the Secured Parties may have from time to time.
12.2 This Deed need not be signed for acceptance by any of the Bondholders in order to be binding on the Grantor. Such acceptance by the Bondholders shall be presumed and cannot be disputed by the Grantor.
12.3 Any notices, directions or other communications provided for in this Deed must be in writing and given in accordance with the Credit Agreement.
12.4 Subject to the provisions of the Credit Agreement, the Trustee may waive any covenant in its favour herein contained and any Event of Default and may also grant extensions, take and give up security, accept arrangements and otherwise deal with the Grantor or with any other party as the Trustee may see fit, the whole without prejudice to the Obligations or to any other right of the Trustee and of the Secured Parties. No failure or delay on the part of the Trustee in exercising any right hereunder shall operate as a waiver thereof nor shall any waiver be effective unless the same be in writing.
12.5 The Grantor shall be “en demeure” by the mere lapse of time, or may be put “en demeure” by any other method provided by law.
12.6 This hypothec is a continuous security which will subsist notwithstanding any fluctuation of the amounts hereby secured. The Grantor shall be deemed to obligate itself again as provided in Article 2797 of the Civil Code with respect to any future obligation hereby secured.
12.7 The Trustee shall have the right, at the expense of the Grantor, to perform all acts and things and to execute all documents as may be necessary to ensure that this hypothec remains effective and opposable to third parties, including the execution and filing of any document required for the renewal hereof.
12.8 If the term “Grantor” includes more than one person, each of them shall be jointly liable for the performance of the obligations herein stipulated.
12.9 Subject to the provisions of the Credit Agreement, any amount received by the Trustee in the exercise of its rights hereunder or under any law may, at its option, be retained by it as part of the Mortgaged Property, or may be applied by it towards the partial payment of the Obligations, as the
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Trustee shall alone determine notwithstanding the rules governing the application of payments.
12.10 The Trustee is not bound by any degree of care beyond a reasonable diligence in the exercise of its rights or in the performance of its duties, and it shall not be liable for any loss or damage resulting therefrom except as a result of its own intentional or gross fault.
12.11 The Trustee may delegate to any other person, including, without limitation, to any of the Secured Parties, the exercise of its rights or the performance of its duties hereunder and may provide such agents or mandataries with any information that the Trustee may possess with respect to the Grantor or the Mortgaged Property.
12.12 The property or sums of money received or held by the Trustee by reason of these presents may be invested by the Trustee in such manner as it shall deem appropriate without regard to rules governing the administration of the property of others.
12.13 Neither the execution of this Deed nor the fact that the Trustee or the Secured Parties may have already granted any part of the credits the repayment of which are hereby secured, shall be deemed to oblige the Trustee or the Secured Parties either to keep such credits available or to grant further credits.
12.14 The Grantor shall continue to be bound by all the obligations expressed herein notwithstanding any transfer of the Mortgaged Property or any part thereof.
12.15 Except as may be otherwise apparent from the context, the word “Grantor” shall be interpreted as referring to the Grantor itself and to all subsequent owners of the Mortgaged Property as well as to any other person or persons having assumed the Grantor’s liabilities to the Trustee.
12.16 Unless there is something in the context inconsistent therewith, words importing the singular shall include the plural and vice versa, and words importing the neuter gender shall include the masculine and feminine genders and vice versa.
12.17 IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN. NOTWITHSTANDING ANYTHING HEREIN TO THE
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CONTRARY, THE HYPOTHEC GRANTED TO THE TRUSTEE FOR THE BENEFIT OF THE HOLDERS OF THE BOND, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE TRUSTEE HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, TO BE DATED ON OR ABOUT DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS UK LTD, NOVELIS AG, AV METALS INC. (“HOLDINGS”), THE SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS REVOLVING CREDIT ADMINISTRATIVE AGENT AND REVOLVING CREDIT COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS TERM LOAN ADMINISTRATIVE AGENT AND TERM LOAN COLLATERAL AGENT (AS SUCH TERMS ARE DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS SECTION, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
12.18 The Grantor acknowledges that it has read this Deed, that it has received adequate explanation of the nature and scope of its obligations hereunder and that it is satisfied therewith.
12.19 This Deed shall be binding upon the Grantor and its successors and assigns and shall inure to the benefit of the Trustee and its successors and assigns, as holder of an irrevocable power of attorney (fondé de pouvoir) for all present and future holders of the Bond.
12.20 This Deed of Hypothec shall be deemed to be a “Security Document” under the Credit Agreement.
12.21 The Trustee and the concerned Secured Parties may also at any time upon the occurrence of an Event of Default, outside the purview of this hypothec, operate compensation between any of the claims owing by the Trustee and/or the concerned Secured Parties to the Grantor and the Obligations hereby secured. In case of the bankruptcy of the Grantor, such compensation shall be deemed to have occurred immediately prior to such
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bankruptcy. For greater certainty, the Trustee, by its signature hereof, also accepts the benefit of this provision on behalf and for all concerned Secured Parties.
12.22 The Grantor agrees to indemnify the Trustee as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond from and against any and all claims, losses and liabilities arising out of or resulting from this Deed (including enforcement of the hypothecs contained herein), except claims, losses or liabilities resulting from the Trustee’s intentional or gross fault. This obligation of the Grantor shall survive even after the cancellation of this hypothec if the cause of action originated prior to such cancellation.
     All Taxes and Other Taxes (as these terms are defined in the Credit Agreement), charges, costs, and expenses (including legal fees and notarial fees) including withholding taxes (a “Tax Payment”), relating to, resulting from, or otherwise connected with this Deed, the execution, amendment and/or the enforcement of this Deed, shall for greater certainty, be for the account of the Grantor and shall be paid in accordance with Section 2.15 of the Credit Agreement.
     Without limiting the foregoing, the Grantor will upon demand pay to the Trustee, as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond, the amount of any and all reasonable expenses, including the reasonable fees and disbursement of its counsel and any experts, which the Trustee may incur in connection with (i) the administration of the Deed, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Mortgaged Property, (iii) the exercise or enforcement of any of the rights of the Trustee hereunder, or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.
12.23 This Deed shall be interpreted and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.
12.24 Notwithstanding the provisions of Section 32 of An Act Respecting Special Powers of Legal Persons (Québec), the Trustee may acquire and be the holder of the Bond. The parties hereto hereby acknowledge that the Bond constitutes a title of indebtedness as such term is used in Article 2692 of the Civil Code. The Grantor also hereby appoints and constitutes the Trustee as the holder of an irrevocable power of attorney (fondé de pouvoir) of all present and future holders of the Bond.
12.25 The parties hereto confirm their express wish that this Deed and all documents related thereto be drawn up in English. Les parties aux présentes confirment leur volonté expresse de voir le présent Acte et tous les documents s’y rattachant être rédigés en anglais.
[Novelis LP ABL Hypothec]

SCHEDULE I
CERTAIN DEFINITIONS
“Civil Code” or the abbreviation “C.c.Q” means the Civil Code of Québec.
“Claims” means, regardless of the debtors or the situs thereof, any and all claims, customer accounts, book debts, accounts receivable and any other amounts or property now or hereafter owing to the Grantor, either absolutely or conditionally, including all claims and indemnities payable under insurance policies covering the same, all deposits and credit balances with financial institutions, suppliers or others, all judgments, rights and accessories thereto, all Encumbrances in support thereof and all books, papers, invoices, notes and data files evidencing, recording or supporting the same.
“Contractual Rights” means any and all rights, title and interest of the Grantor in all contracts, leases, bids, offers, supply agreements and all other agreements of any nature and description relating to the Mortgaged Property or relating to the Enterprise and undertaking of the Grantor.
“Conventional Security” means a conventional hypothec, a security interest, a resolutory right, a right of redemption, a reservation of ownership, a trust and any security device or other real right, whether or not capable of registration, granted by agreement for the purpose of securing the performance of an obligation.
“Corporeal Movable Property” means any of the Mortgaged Property which is movable in nature and corporeal.
“Credit Agreement” means that certain credit agreement to be dated on or about December 17, 2010, among, inter alios, Novelis Inc., Novelis Corporation, Novelis AG, Novelis UK Ltd, Novelis Corporation and the other U.S. Subsidiaries of Novelis Inc. party thereto, as borrowers, the other guarantors party thereto, the lenders party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, and U.S. Swingline Lender, and The Royal Bank of Scotland PLC, as European Swingline Lender, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
“Encumbrance” means a legal cause of preference, a dismemberment of the right of ownership, a special mode of ownership, a restriction on the right to dispose and a Conventional Security.
“Enterprise” means the carrying on of an organized economic activity, whether or not it is commercial in nature, consisting of producing, administering or alienating property, or providing a service.
[Novelis LP ABL Hypothec]

“Equipment” means corporeal movable property such as machinery, equipment, vehicles, rolling stock, furniture and fixtures, and all licenses and other rights and records, files, charts, plans, drawings, specifications, manuals, documents and warranties relating thereto.
“Event of Default” means the failure on the part of the Grantor to pay or perform any of the Obligations on demand or otherwise when due and payable or to be performed, as the case may be.
“Intellectual Property” means all of the Grantor’s trade names, trade marks, copyrights, designs, processes, know how, goodwill, licenses, franchises, permits, quotas, patents and other rights of intellectual and industrial property of any nature and description, and all pending applications pertaining thereto, including without limitation, the Intellectual Property listed in Schedule IV hereof.
“Mortgaged Property” means any and all property, rights and interest, present and future, intended to be charged by the hypothec created under Article 3 hereof, all substitutions and replacements thereof, all increases, additions and accessions thereto, all rights attaching thereto and all proceeds in any form derived directly or indirectly from any dealing with any of the foregoing or the proceeds therefrom.
“Property in Stock” means, regardless of the situs thereof at any particular time, (a) all inventory of raw materials, goods in process, finished products and stock in trade of any nature and description, whether or not the same is held for let or hire, leasing, resale or otherwise, (b) all goods and materials used in or procured for the packaging thereof, (c) any such property held by third parties under let or hire, leasing, conditional sale, franchise, license, consignment or other like contractual arrangements with its lawful owner, (d) any such property sold by the Grantor and later taken back for any reason, and (e) all amounts and proceeds paid or payable to or for the account of the Grantor as a result of the sale, lease or other dealings with any of the foregoing.
“Rents” means the rents, present and future, and the insurance indemnities referred to in paragraph (e) of Article 3.
“Secured Parties” shall have the meaning ascribed thereto in the Credit Agreement.
“Securities” means all present and future shares in the capital stock of a legal person, now or hereafter owned by the Grantor, all present and future bonds, debentures, bills of exchange, promissory notes, negotiable instruments and other evidences of indebtedness, and all present and future options, warrants, investment certificates, mutual funds units, all interests or units of the Grantor in any partnership, or any rights in respect of any of the foregoing, and any other instrument or title generally called or included as a security, and also including, without limitation, all Securities issued or received in substitution, renewal, addition or replacement of Securities, or issued or
[Novelis LP ABL Hypothec]

received on the purchase, redemption, conversion, cancellation or other transformation of Securities or issued or received by way of dividend or otherwise to holders of Securities, and all present and future instruments, bills of lading, warehouse receipts, documents or other evidences of title of the Grantor.
“Transfer Act” means An Act Respecting the Transfer of Securities and the Establishment of Security Entitlements (Quebec), as amended, supplemented, restated or replaced from time to time.
SCHEDULE II
IMMOVABLE PROPERTY DESCRIPTION
NIL
SCHEDULE III
CLAIMS SECURED BY HYPOTHEC
NIL
SCHEDULE IV
INTELLECTUAL PROPERTY
NIL
[Novelis LP ABL Hypothec]

WHEREOF ACT:
DONE AND PASSED at Montreal, in the Province of Québec on the date hereinabove first mentioned and recorded in the office of the undersigned Notary under minute number __________________________ ________________________________________.
AND after the Grantor and the Trustee had declared to the said Notary that they had taken cognizance of these presents and had exempted the said Notary from reading them or causing same to be read, the said duly authorized representatives of the Grantor and the Trustee have signed in the presence of the undersigned Notary.

NOVELIS NO. 1 LIMITED PARTNERSHIP, by its general partner 4260848 CANADA INC.
per:
Brigitte Gauthier

BANK OF AMERICA, N.A.
per:
Ma Ry Tran

[Novelis LP ABL Hypothec]
[Kevin Leonard], Notary

No. 2010-2
NOVELIS INC.
BOND

December 17, 2010	Cdn. $2,000,000,000
The undersigned, Novelis Inc., a corporation duly organized under the laws of Canada (the “Corporation”), for value received, hereby promises to pay to the order of Bank of America, N.A., as collateral agent under the Credit Agreement (the “Collateral Agent”) or its permitted assigns, for the benefit of all present and future Secured Parties, as such term is defined in the Credit Agreement, upon demand, at such address or addresses, in the Province of Quebec, as the Collateral Agent may designate at any time and from time to time by notice in writing to the Corporation, upon presentation and surrender thereat of this Bond, the sum of Two Billion dollars in lawful currency of Canada (Cdn$2,000,000,000), and to pay interest thereon, as well after as before maturity and both before and after default, from the date of this Bond, at the same place, in like money at a rate of twenty-five percent (25%) per annum, together with interest on overdue interest (computed monthly) at the same rate from its due date to the date of payment. This Bond is issued in connection with the Credit Agreement (as defined below), is secured by a Deed of Hypothec, as amended, supplemented, restated or otherwise modified from time to time, made by the Corporation in favour of Bank of America, N.A., as holder of an irrevocable power of attorney (fondé de pouvoir) for all the present and future holders of this Bond, is subject to a Bond Pledge Agreement, as amended, supplemented, restated or otherwise modified from time to time, executed as of the date hereof by the Corporation and by the Collateral Agent and is governed by the laws of the Province of Quebec.
Capitalized terms used and not otherwise defined herein have the meaning ascribed thereto in the Credit Agreement.
“Credit Agreement” means that certain credit agreement to be dated on or about the date hereof, among, inter alios, Novelis Inc., Novelis Corporation, Novelis AG, Novelis UK Ltd, Novelis Corporation and the other U.S. Subsidiaries of Novelis Inc. party thereto, as borrowers, the other guarantors party thereto, the lenders party thereto, Bank of America, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, and U.S. Swingline Lender, and The Royal Bank of Scotland PLC, as European Swingline Lender, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
This Bond may be transferred by the Collateral Agent by endorsement and delivery thereof only to a successor collateral agent appointed under and in accordance with the provisions of the Credit Agreement.
This Bond shall be deemed to be a “Security Document” under the Credit Agreement.
The Corporation, by its signature, and the Collateral Agent and any transferee of this Bond, by their acceptance of this Bond, acknowledge that they have expressly required it to be drawn up in the English language. Novelis Inc., par sa signature, et Bank of America, N.A. et tout cessionnaire de la présente obligation, par leur acceptation de la présente obligation, reconnaissent avoir expressément exigé que celle-ci soit rédigée en anglais.
[Signature page folows]
[Novelis ABL Bond]

NOVELIS INC.
Per:
Name:
Title:

[Novelis ABL Bond]

NOVELIS INC.
as Obligor
and
BANK OF AMERICA, N.A.
as Holder

DEMAND DEBENTURE
December 17, 2010

ABL Debenture

DEMAND DEBENTURE
NOVELIS INC.
Section 1 Acknowledgement and Promise to Pay.
     For value received, the Obligor acknowledges itself indebted and promises to pay ON DEMAND, to or to the order of the Holder the principal sum of Four Billion Dollars ($4,000,000,000) in lawful currency of Canada in accordance with the terms of this Debenture. The principal amount outstanding from time to time bears interest both before and after demand and judgment to the date of repayment in full at the rate of twenty-five per cent (25%) per annum. Interest at such rate accrues daily and is calculated on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be, and is payable monthly, in arrears, on the first Business Day of each and every month commencing the month immediately following this date. Overdue interest bears interest at the same rate, calculated in the same manner. The Obligor promises to pay the principal amount, interest and other amounts owing under this Debenture at the offices of the Holder at which any notice may be given to the Holder in connection with this Debenture or at such other place as the Holder may designate by notice in writing to the Obligor.
Section 2 Defined Terms.
     Terms defined in the Personal Property Security Act (Ontario) and used but not otherwise defined in this Debenture have the same meanings. As used in this Debenture, the following terms have the following meanings:
“Business Day” means any day of the year, other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of, or are in fact closed in New York, Chicago or Toronto.
“Charged Premises” means the property and undertaking subject to the Security.
“Debenture” means this demand debenture and all schedules attached to it, as it may be amended, modified, extended, renewed, restated, replaced or supplemented from time to time.
“Expenses” means all expenses, costs and charges incurred by or on behalf of the Holder in connection with this Debenture, the Security or the Charged Premises, including all legal fees, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Charged Premises, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with
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the Holder’s interest in any Charged Premises, whether or not directly relating to the enforcement of this Debenture. All such sums, together with interest at the rate set forth in this Debenture until paid, shall be added to the indebtedness secured by this Debenture and shall also be secured, together with all other indebtedness, by this Debenture.
“Holder” means Bank of America, N.A. and its successors and assigns, and any subsequent holder or holders of this Debenture.
“Lien” means (i) any mortgage, charge, pledge, hypothecation, security interest, assignment by way of security, encumbrance, lien (statutory or otherwise), hire purchase agreement, conditional sale agreement, deposit arrangement, title retention agreement or arrangement, or any other assignment, arrangement or condition that in substance secures payment or performance of an obligation, (ii) any trust arrangement, (iii) any arrangement which creates a right of set-off out of the ordinary course of business, or (iv) any agreement to grant any such rights or interests.
“Obligor” means Novelis Inc., a corporation incorporated and existing under the federal laws of Canada, and its successors and permitted assigns.
“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.
“Security” means the grants, mortgages, charges and security interests constituted by this Debenture.
Section 3 Interpretation.
(1)	In this Debenture the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Debenture.

(2)	Any reference in this Debenture to gender includes all genders. Words importing the singular number only include the plural and vice versa. Except as otherwise provided in this Debenture, any reference to this Debenture is a reference to this Debenture as amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules to it. Except as otherwise provided in this Debenture, any reference in this Debenture to a statute is a reference to such statute and all rules and regulations made under it as they may have been or may from time to time be amended or re-enacted.
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(3)	The division of this Debenture into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation. The schedules attached to this Debenture form an integral part of it for all purposes of it.
Section 4 Grant of Security – Fixed Charge.
     Subject to Section 7, as security for the due payment of the principal amount, interest and other amounts owing under this Debenture, the Obligor grants, assigns, conveys, transfers, mortgages, pledges and charges, as and by way of a fixed and specific mortgage, charge and pledge, to and in favour of the Holder and otherwise grants to the Holder a security interest in, all of the Obligor’s right, title and interest in and to:
(a)	all real and immoveable property, both freehold and leasehold, and other interests in such property wheresoever situate, now owned or hereafter acquired by the Obligor (collectively, the “Lands”) including the real property and leased property described in Schedule 4(a); all rights, leases, licences, easements, rights-of-way, profits a prendre and interests in real property with respect to the Lands (and all renewals, extensions and amendments or substitutions thereof); all facilities relating to or required for use in connection with the Lands; and all buildings, erections, structures, improvements, underground facilities, power, fuel and water supply, storage, waste disposal, roads and other transportation facilities and fixed plant, machinery and equipment presently situated on or under the Lands or which may at any time hereafter be constructed or brought or placed on or under the Lands or used in connection with the Lands;

(b)	all equipment, machinery, furniture, goods, chattels, fixtures, vehicles, milling, processing, service, storage and other related infrastructures and other tangible personal property of every kind and description now owned or hereafter acquired, wherever situate, used or acquired for use in connection with the property referred to in Section 4(a);

(c)	all inventory including goods held for sale, lease or resale, goods furnished or to be furnished to third parties under contracts of lease, consignment or service, goods which are raw materials or work in process, goods used in or procured for packing and materials used or consumed in the business of the Obligor, now owned or hereafter acquired, produced at or used in connection with the property referred to in Section 4(a);

(d)	all studies, plans, blueprints, designs, records, files, charts, drawings, specifications, manuals, bills of lading and other documents of title,
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whether negotiable or otherwise, now owned or hereafter acquired, to the extent they relate to the Lands;

(e)	all rents, revenues, income, the proceeds of any insurance or expropriation payable or due in respect of any damage to or taking of all or any part of the Charged Premises, the proceeds of any business interruption insurance and any property in any form derived directly or indirectly from any dealings with all or any part of the Charged Premises or that indemnifies or compensates for the loss, destruction or damage to all or any part of the Charged Premises;

(f)	to the fullest extent permitted by applicable law, all authorizations, orders, permits, approvals, grants, licences, consents, rights, franchises, privileges, certificates, judgments, writs, injunctions, awards, determinations, directions, decrees, demands or the like issued or granted by law or by rule or regulation of any governmental or public department, commission, board, office, agency or other body now or hereafter issued or granted to it;

(g)	all substitutions and replacements of and increases, additions and, where applicable, accessions to the property described in Section 4(a) through Section 4(f) inclusive; and

(h)	all proceeds in any form derived directly or indirectly from any dealing with all or any part of the property described in Section 4(a) through Section 4(g) inclusive, or the proceeds of such proceeds.
Section 5 Grant of Security – Floating Charge.
     Subject to Section 7, as security for the due payment of the principal, interest and other amounts owing under this Debenture, the Obligor grants, mortgages and charges, as and by of a floating charge, to and in favour of the Holder and otherwise grants to the Holder a security interest in, all of its property and undertaking now owned or hereafter acquired and all of the property and undertaking in which the Obligor now has or hereafter acquires any interest, of every nature and kind and wherever situate, except such of its property and undertaking as are validly subject to the fixed and specific mortgages, charges, pledges and security interests granted pursuant to Section 4. Until the Security is enforceable, the floating charge in no way hinders or prevents the Obligor from disposing of or dealing with the subject matter of the floating charge in the ordinary course of business and for purposes of carrying on the same; provided that such action is not in breach of any specific provision of, or covenant in, this Debenture.
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Section 6 Effectiveness and Attachment.
(1)	The Security is effective whether or not any monies or liabilities so secured are advanced or incurred before or after or at the same time as this Debenture is issued. The Security will remain effective until such time as this Debenture is discharged as provided in Section 20, irrespective of whether, at any prior time, there may have been no indebtedness, liabilities or obligations (direct, indirect, absolute, contingent or otherwise) of the Obligor to the Holder outstanding.

(2)	The Obligor acknowledges that (i) value has been given, (ii) it has rights in the Charged Premises (other than after-acquired Charged Premises), (iii) it has not agreed to postpone the time of attachment of the Security and (iv) it has received a copy of this Debenture.
Section 7 Scope of Security.
(1)	To the extent that an assignment of amounts payable and other proceeds arising under or in connection with, or the grant of a security interest in any agreement, lease, licence, permit or quota of the Obligor would constitute a default under or breach of or would result in the termination of such agreement, lease, licence, permit or quota (each, a “Restricted Asset”), the Security with respect to each Restricted Asset will constitute a trust created in favour of the Holder, pursuant to which the Obligor holds as trustee all proceeds arising under or in connection with the Restricted Asset in trust for the Holder, on the following basis:
(a)	until the Security is enforceable, the Obligor is entitled to receive all such proceeds; and

(b)	whenever the Security is enforceable, (i) all rights of the Obligor to receive such proceeds cease and all such proceeds will be immediately paid over to the Holder and (ii) the Obligor will take all actions requested by the Holder to collect and enforce payment and other rights arising under the Restricted Asset.
(2)	Upon the request of the Holder, the Obligor will use commercially reasonable efforts to obtain the consent of each other party to any and all Restricted Assets to the assignment of such Restricted Asset to the Holder in accordance with this Debenture. The Obligor will also use all commercially reasonable efforts to ensure that all agreements entered into on and after the date of this Debenture expressly permit assignments of the benefits of such agreements as collateral security to the Holder in accordance with the terms of this Debenture.
ABL Debenture

(3)	The Security does not extend to consumer goods at any time owned by or otherwise held by the Obligor.

(4)	The Security does not extend or apply to the last day of the term of any lease or sublease of real property or agreement for a lease or sublease of real property, now held or hereafter acquired by the Obligor, but the Obligor will stand possessed of any such last day upon trust to assign and dispose of it as the Holder may direct.
Section 8 Protective Disbursements.
     If the Obligor fails to perform any of its covenants in this Debenture, then the Holder may, in its absolute discretion, perform any covenant capable of being performed by it and, if the covenant requires the payment or expenditure of money, the Holder may make the payment but is under no obligation to do so. All sums paid or expended by the Holder are immediately payable by the Obligor, bear interest at the rate set forth in this Debenture and are secured by this Debenture, having the benefit of the Security in priority to the indebtedness evidenced by this Debenture. No such performance or payment will relieve the Obligor from any default under this Debenture or the consequences of such default.
Section 9 Covenants.
     The Obligor will not sell, assign, convey, exchange, lease, charge, mortgage, pledge, release or abandon or otherwise dispose of any Charged Premises or any interest therein except as permitted by the Holder in writing. The Obligor will not create or suffer to exist any Lien on the Charged Premises, except as permitted by the Holder in writing and shall discharge any such Lien which is not so permitted forthwith. The Obligor will immediately upon demand by the Holder, create and grant as and by way of a fixed and specific mortgage and charge to and in favour of the Holder, further security over any of the Charged Premises referred to in Section 5.
Section 10 Enforcement.
     The Security becomes and is enforceable against the Obligor if and when the Obligor fails to repay the principal amount, interest and other amounts owing under this Debenture on demand or otherwise when the same become due and payable or if and when the Obligor breaches any other agreement or covenant it has given to the Holder (after the expiry of any applicable notice and/or cure periods given to the Obligor under such other agreement or covenant).
Section 11 Remedies.
     Whenever the Security is enforceable, the Holder may realize upon the Charged Premises and enforce its rights by:
ABL Debenture

(a)	entry into possession of the Charged Premises by any method permitted by law;

(b)	sale, grant of options to purchase, or lease of all or any part of the Charged Premises;

(c)	holding, storing and keeping idle or operating all or any part of the Charged Premises;

(d)	collection of any proceeds arising in respect of the Charged Premises;

(e)	institution of proceedings in any court of competent jurisdiction for the appointment of a receiver (which term as used in this Debenture includes a receiver and manager) of all or any part of the Charged Premises;

(f)	institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Charged Premises;

(g)	filing of proofs of claim and other documents to establish claims to the Charged Premises in any proceeding relating to the Obligor;

(h)	appointment by instrument in writing of a receiver or agent of all or any part of the Charged Premises and removal or replacement from time to time of any such receiver or agent; and

(i)	any other remedy or proceeding authorized or permitted in this Debenture or otherwise by law or equity.
Section 12 Additional Rights.
       In addition to the rights of the Holder set forth in Section 11, whenever the Security is enforceable, the Holder may:
(a)	require the Obligor, at the Obligor’s expense, to assemble the Charged Premises, to the extent reasonably practicable, at a place or places designated by notice in writing and the Obligor agrees to so assemble the Charged Premises immediately upon receipt of such notice;

(b)	require the Obligor, by notice in writing, to disclose to the Holder the location or locations of the Charged Premises and the Obligor agrees to make such disclosure when so required;

(c)	repair, process, modify, complete or otherwise deal with the Charged Premises, and prepare for the disposition of the Charged Premises, whether on the premises of the Obligor or otherwise;
ABL Debenture

(d)	redeem any prior security interest against any Charged Premises, procure the transfer of such security interest to itself, or settle and pass the accounts of the prior mortgagee, chargee or encumbrancer (any accounts to be conclusive and binding on Obligor);

(e)	pay any liability secured by any Lien against any Charged Premises (the Obligor will immediately on demand reimburse the Holder for all such payments);

(f)	carry on all or any part of the business of the Obligor and, to the exclusion of all others including the Obligor, enter upon, occupy and use all or any of the premises, buildings and other property of or used by the Obligor for such time as the Holder sees fit, free of charge, and the Holder is not liable to the Obligor for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from such action;

(g)	borrow for the purpose of carrying on the business of the Obligor or for the maintenance, preservation or protection of the Charged Premises and mortgage, charge or grant a security interest in the Charged Premises, whether or not in priority to the Security, to secure repayment;

(h)	commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Charged Premises, and give good and valid receipts and discharges and compromise or give time for the payment or performance of all or any part of any other obligation of any third party to the Obligor; and

(i)	at any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Charged Premises offered for sale and upon compliance with the terms of such sale, hold, retain and dispose of such Charged Premises without any further accountability to the Obligor or any other Person with respect to such holding, retention or disposition, except as required by law. In any such sale to the Holder, the Holder may, for the purpose of making payment for all or any part of the Charged Premises so purchased, use any claim for the principal, interest and other amounts owing under this Debenture then due and payable to it as a credit against the purchase price.
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Section 13 Exercise of Remedies.
     The remedies under Section 11 and Section 12 may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Holder however arising or created. The Holder is not bound to exercise any right or remedy and the exercise of any right or remedy is without prejudice to any other rights of the Holder including the right to claim for any deficiency. The taking of any action or proceeding or refraining from so doing, or any other dealings with any other security for the monies secured by this Debenture shall not release or affect the Security.
Section 14 Receiver’s Powers.
(1)	Any receiver appointed by the Holder is vested with the rights and remedies which could have been exercised by the Holder in respect of the Obligor or the Charged Premises and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, any replacement and any remuneration are within the sole and unfettered discretion of the Holder.

(2)	Any receiver appointed by the Holder will act as agent for the Holder for the purposes of taking possession of the Charged Premises, but otherwise and for all other purposes (except as provided below), as agent for the Obligor. The receiver may sell, lease, or otherwise dispose of the Charged Premises as agent for the Obligor or as agent for the Holder as the Holder may determine in its discretion. The Obligor agrees to ratify and confirm all actions of the receiver acting as agent for the Obligor, and to release and indemnify the receiver in respect of all such actions.

(3)	The Holder, in appointing or refraining from appointing any receiver, does not incur liability to the receiver, the Obligor or otherwise and is not responsible for any misconduct or negligence of such receiver.

(4)	All moneys from time to time received by the receiver may be applied as follows (i) first, in discharge of all operating expenses and other outgoings affecting the Charged Premises, (ii) second, in keeping in good standing all charges and liens on the Charged Premises having priority over the Security, (iii) third, in payment of the remuneration and disbursements of the receiver, (iv) fourth, in payment to the Holder of the moneys payable hereunder, and (v) the balance, if any, shall be paid to the Obligor or as a court of competent jurisdiction may otherwise direct.
Section 15 Appointment of Attorney.
     The Obligor hereby irrevocably constitutes and appoints the Holder (and any officer of the Holder) the true and lawful attorney of the Obligor. As the attorney of
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the Obligor, the Holder has the power, upon this Debenture becoming enforceable, to exercise for and in the name of the Obligor with full power of substitution, any of the Obligor’s right (including the right of disposal), title and interest in and to the Charged Premises including the execution, endorsement, delivery and transfer of the Charged Premises to the Holder, its nominees or transferees, and upon this Debenture becoming enforceable, the Holder and its nominees or transferees are hereby empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Charged Premises to the same extent as the Obligor might do. This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the bankruptcy, dissolution, winding up or insolvency of the Obligor. This power of attorney extends to and is binding upon the Obligor’s successors and permitted assigns. The Obligor authorizes the Holder to delegate in writing to another Person any power and authority of the Holder under this power of attorney as may be necessary or desirable in the opinion of the Holder, and to revoke or suspend such delegation.
Section 16 Dealing with the Charged Premises.
(1)	The Holder is not obliged to exhaust its recourse against the Obligor or any other Person or against any other security it may hold before realizing upon or otherwise dealing with the Charged Premises in such manner as it may consider desirable.

(2)	The Holder may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Obligor and with other Persons, sureties or securities as it may see fit without prejudice to the obligations and liability of the Obligor or the rights of the Holder in respect of the Charged Premises.

(3)	The Holder is not (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Charged Premises, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Charged Premises or for the purpose of preserving any rights of any Persons in respect of the Charged Premises, (iii) responsible for any loss occasioned by any sale or other dealing with the Charged Premises or by the retention of or failure to sell or otherwise deal with the Charged Premises, or (iv) bound to protect the Charged Premises from depreciating in value or becoming worthless.

(4)	The Holder has no obligation to keep the Charged Premises in its possession identifiable.

(5)	The Holder may, after the Security is enforceable, (i) notify any Person obligated on an account or on chattel paper or any obligor on an instrument
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to make payments to the Holder, whether or not the Obligor was previously making collections on such accounts, chattel paper, instruments, and (ii) assume control of any proceeds arising from the Charged Premises.
Section 17 Standards of Sale.
     Without prejudice to the ability of the Holder to dispose of the Charged Premises in any manner which is commercially reasonable, the Obligor acknowledges that:
(a)	the Charged Premises may be disposed of in whole or in part;

(b)	the Charged Premises may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any assignee of the Charged Premises may be a customer of the Holder;

(d)	any sale conducted by the Holder will be at such time and place, on such notice and in accordance with such procedures as the Holder, in its sole discretion, may deem advantageous;

(e)	the Charged Premises may be disposed of in any manner and on any terms necessary to avoid violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that the prospective bidders and purchasers have certain qualifications, and restrict the prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of the Charged Premises) or in order to obtain any required approval of the disposition (or of the resulting purchase) by any governmental or regulatory authority or official;

(f)	a disposition of the Charged Premises may be on such terms and conditions as to credit or otherwise as the Holder, in its sole discretion, deems advantageous; and

(g)	the Holder may establish an upset or reserve bid or price in respect of the Charged Premises.
Section 18 Dealings by Third Parties.
     No Person dealing with the Holder or its agent or a receiver is required to determine (i) whether the Security has become enforceable, (ii) whether the powers
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which the Holder or its agent or a receiver is purporting to exercise have become exercisable, (iii) whether any money remains due upon the Security, (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made, (v) the propriety or regularity of any sale or any other dealing by the Holder or its agent or a receiver with the Charged Premises, or (vi) how any money paid to the Holder has been applied. Any bona fide purchaser of all or any part of the Charged Premises from the Holder or any receiver or agent will hold the Charged Premises absolutely, free from any claim or right of whatever kind, including any equity of redemption, of the Obligor, which it specifically waives (to the fullest extent permitted by law) as against any such purchaser and all rights of redemption, stay or appraisal which the Obligor has or may have under any rule of law now existing or hereafter adopted.
Section 19 No Right of Set-Off.
     The principal, interest and other amounts and liabilities secured by this Debenture will be paid by the Obligor when due without regard to any equities existing between the Obligor and any other party including the Holder and without regard to any right of set-off or cross-claim or of any other claim or demand of the Obligor against the Holder or otherwise.
Section 20 Discharge.
     The Security will not be discharged except by a written release or discharge signed by the Holder. The Obligor will be entitled to require a discharge by notice to the Holder upon, but only upon, (i) full and indefeasible payment of all principal, interest and other amounts secured, (ii) performance of all obligations of the Obligor to the Holder and (iii) the Holder having no obligations to the Obligor. Upon discharge of the Security and at the request and expense of the Obligor, the Holder will execute and deliver to the Obligor such financing change statements and other documents or instruments as the Obligor may reasonably require to effect the discharge of the Security.
Section 21 Notices.
     Any notice, direction or other communication (each a “Notice”) given under this Debenture must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a) to the Obligor at:

Novelis Inc. 3560 Lennox Road, Suite 2000 Atlanta GA 30326

Attention: General Counsel
Facsimile: (404) 760-0137
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(b) to the Holder at:
c/o Bank of America, N.A. 135 South LaSalle Street, Suite 927, IL4-135-09-27 Chicago, Illinois 60603

Attention: Account Officer
Facsimile: (312) 453-5555
A Notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (iii) if sent by overnight courier, on the next Business Day, or (iv) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. The Obligor or the Holder may change its address for notice from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Obligor or the Holder at its changed address. Any element of an address that is not specifically changed in a Notice will be assumed not to be changed.
Section 22 No Merger.
     This Debenture does not operate by way of merger of any of the principal, interest and other amounts owing under this Debenture and no judgment recovered by the Holder will operate by way of merger of, or in any way affect, the Security, which is in addition to, and not in substitution for, any other security now or hereafter held by the Holder in respect of the principal, interest and other amounts owing under this Debenture.
Section 23 Further Assurances.
     The Obligor will do all acts and things and execute and deliver or cause to be executed and delivered all deeds, transfers, assignments, documents and instruments that the Holder may require for (i) protecting the Charged Premises, (ii) perfecting the Security, and (iii) exercising all powers, authorities and discretions conferred upon the Holder under this Debenture. After the Security becomes enforceable the Obligor will do all acts and things and execute and deliver all deeds, transfers, assignments and instruments that the Holder may require for facilitating the sale of the Charged Premises in connection with its realization.
Section 24 Successors and Assigns.
     This Debenture is binding upon the Obligor, its successors and assigns, and enures to the benefit of the Holder and its successors and assigns. This Debenture
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may be assigned by the Holder without the consent of, or notice to, the Obligor, to such Person as the Holder may determine and, in such event, such assignee will be entitled to all of the rights and remedies of the Holder as set forth in this Debenture or otherwise. In any action brought by an assignee to enforce any such right or remedy, the Obligor will not assert against the assignee any claim or defence which the Obligor now has or may have against the Holder. The Obligor may not assign, transfer or delegate any of its rights or obligations under this Debenture without the prior written consent of the Holder which may be unreasonably withheld.
Section 25 Amendment.
     This Debenture may only be amended, supplemented or otherwise modified by written agreement executed by the Holder and the Obligor.
Section 26 Severability.
     If any court of competent jurisdiction from which no appeal exists or is taken, determines any provision of this Debenture to be illegal, invalid or unenforceable, that provision will be severed from this Debenture and the remaining provisions will remain in full force and effect.
Section 27 Waivers, etc.
     No consent or waiver by the Holder is binding unless made in writing and signed by an authorized officer of the Holder. Any consent or waiver given under this Debenture is effective only in the specific instance and for the specific purpose for which given. No waiver of any of the provisions of this Debenture constitutes a waiver of any other provision. A failure or delay on the part of the Holder in exercising a right under this Debenture does not operate as a waiver of, or impair, any right of the Holder however arising. A single or partial exercise of a right on the part of the Holder does not preclude any other or further exercise of that right or the exercise of any other right by the Holder. The Holder of this Debenture is required to present and surrender this Debenture against payment.
Section 28 Governing Law.
     This Debenture will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
Section 29 Negotiable Instrument.
     This Debenture is a negotiable instrument and all holders from time to time are invited by the Obligor to treat it accordingly.
Section 30 Land Registration Reform Act.
     With respect to any property situate in the Province of Ontario, the implied covenants deemed to be included in a charge under subsection 7(1) of the Land Registration Reform Act (Ontario) shall be and are hereby expressly excluded by the covenants of the Obligor herein.
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     IN WITNESS WHEREOF the Obligor has executed this Debenture.

NOVELIS INC.
By:
Authorized Signing Officer
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SCHEDULE 4(a)
THE LANDS
PT LTS 20, 21 & 22, CON 2 KINGSTON, PTS 1, 2, 3, 4, 5, 6, 8, 16, 17 & 23, 13R19110, EXCEPT PTS 1-4, 13R19333; T/W ROW OVER PT LTS 20 & 21, CON 2, PTS 14 & 15, 13R18669 AS IN FC49960; S/T FR574251, TKU12826, TKU12913, TKW14285, TKW14286, TKW14455, TKW14456; T/W FR500518, FR524287, FR574252; S/T ROW IN FAVOUR OF THE OWNERS OF PT LTS 20, 21 &22, CON 2, PTS 10-15, 13R19110 OVER PT LT 20, CON 2, PT 16, 13R19110 AS IN FC54292; T/W ROW OVER PT LT 21, CON 2, PT 15, 13R19110 AS IN FC54292; T/W ROW OVER PT LT 21 & 22, CON 2, PT 13, 13R19110 AS IN FC54292; S/T EASEMENT IN FAVOUR OF THE CORPORATION OF THE CITY OF KINGSTON OVER PT LTS 20 & 21, CON 2, PTS 8 & 23, 13R19110 AS IN FC54289; S/T EASEMENT IN FAVOUR OF KINGSTON HYDRO CORPORATION OVER PT LTS 20, 21 & 22, CON 2, PTS 2, 3 & 4, 13R19110 AS IN FC65207; S/T TKU12245 ; KINGSTON ; THE COUNTY OF FRONTENAC, being all of PIN: 36074-0401 (LT) and being the lands and premises municipally known as 945 Princess Street & 1 Lappan’s Lane, Kingston, Ontario
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NOVELIS INC.
as Obligor
and
BANK OF AMERICA, N.A.
as Collateral Agent

DEBENTURE DELIVERY AGREEMENT
December 17, 2010

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DEBENTURE DELIVERY AGREEMENT
     Debenture delivery agreement dated as of December 17, 2010 made by Novelis Inc. to and in favour of Bank of America, N.A. as Collateral Agent for the benefit of the Secured Parties under the Credit Agreement.
     RECITALS:
(a)	The Collateral Agent and the Lenders have agreed to make certain credit facilities available to the Borrowers on the terms and conditions contained in the Credit Agreement; and

(b)	It is a condition precedent to the extension of credit to the Borrowers under the Credit Agreement that the Obligor execute and deliver this Agreement together with the Debenture in favour of the Collateral Agent as security for the payment and performance of the Borrowers’ obligations under the Credit Agreement and the other Loan Documents to which they are a party.
     In consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Obligor agrees as follows.
Section 1 Definitions.
As used in this Agreement, the following terms have the following meanings:
“Administrative Agent” means Bank of America, N.A. acting as administrative agent for the Secured Parties and any successor administrative agent appointed under the Credit Agreement, and its successors and assigns.
“Agents” means collectively, the Administrative Agent and the Collateral Agent; and “Agent” shall mean either of them.
“Agreement” means this debenture delivery agreement.
“Borrowers” means, collectively, the Obligor, the U.S. Borrowers, the U.K. Borrower and the Swiss Borrower.
“Charged Premises” has the meaning specified in the Debenture.
“Collateral Agent” means Bank of America, N.A. acting as collateral agent for the Secured Parties and any successor collateral agent appointed under the Credit Agreement and its successors and permitted assigns.
“Credit Agreement” means the credit agreement dated as of December 17, 2010 among, inter alia, the Borrowers, AV Metals Inc., the Subsidiary
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Guarantors, the Lenders, the Administrative Agent, the Collateral Agent, Bank of America, N.A., as issuing bank and U.S. swingline lender and The Royal Bank of Scotland PLC, as European swingline lender, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time and includes any agreement extending the maturity of, refinancing or restructuring all or any portion of, the indebtedness under such agreement or any successor agreements, whether or not with the same Agents or Lenders.
“Debenture” means the demand debenture of the Obligor in favour of the Collateral Agent dated as of December 17, 2010 in the principal amount of $4,000,000,000, as same may be amended, modified, renewed, replaced, restated or supplemented from time to time.
“Expenses” means all expenses, costs and charges incurred by or on behalf of the Secured Parties in connection with this Agreement, the Debenture or the Charged Premises, including all legal fees, court costs, receiver’s or agent’s remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Charged Premises, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the Secured Parties’ interest in any Charged Premises, whether or not directly relating to the enforcement of this Agreement or any other Loan Document.
“Intercreditor Agreement” shall mean that certain intercreditor agreement, dated as of the date hereof, by and among, inter alia, the Obligor, the Administrative Agent, the Collateral Agent, the Term Loan Collateral Agent, the Term Loan Administrative Agent and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Lenders” has the meaning given thereto in the Credit Agreement.
“Obligor” means Novelis Inc., a corporation incorporated and existing under the federal laws of Canada, and its successors and permitted assigns.
“Secured Obligations” means the Secured Obligations, as defined in the Credit Agreement, of the Obligor and all Expenses of the Obligor.
     Capitalized terms used and not otherwise defined herein have the respective meanings ascribed thereto in the Credit Agreement.
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Section 2 Delivery.
     The Obligor delivers to and deposits with the Collateral Agent for the benefit of the Secured Parties, the Debenture, as general and continuing collateral security for the payment and performance of the Secured Obligations.
Section 3 Conditions of Delivery.
     Neither the Collateral Agent nor any Secured Party, nor any subsequent holder of the Debenture may, at any time, claim any greater amount in respect of the principal amount of the Debenture than the aggregate amount of the Secured Obligations outstanding at that time. Payment to the Secured Parties of interest for any period in respect of the Secured Obligations is deemed to be payment in satisfaction of the interest payment for the same period under the Debenture.
Section 4 Demand.
     The Collateral Agent may demand payment under, and enforce the security constituted by the Debenture upon the occurrence and during the continuance of an Event of Default.
Section 5 Remedies.
     If the security constituted by the Debenture is enforceable, the Collateral Agent may at any time (i) realize upon or otherwise dispose of the Debenture by sale, transfer or delivery, or (ii) exercise and enforce all rights and remedies of a holder of the Debenture as if the Collateral Agent were the absolute owner of the Debenture, in either case without demand, notice, advertisement or other formality or control by the Obligor. Such remedies may be exercised separately or in combination and are in addition to and not in substitution for any other rights of the Secured Parties and the Collateral Agent, however arising or created.
Section 6 Application of Proceeds.
     All monies collected by the Collateral Agent upon the enforcement of the Collateral Agent’s or the Secured Parties’ rights and remedies under the Debenture, including any sale or other disposition of the Debenture or all or any portion of the Charged Premises, together with all monies received by the Collateral Agent under this Agreement will be applied as provided in the Credit Agreement and in accordance with the Intercreditor Agreement. The Collateral Agent will remit to the Obligor or as the Obligor or any court of competent jurisdiction otherwise directs, the amount of any proceeds received by it upon any realization or other disposition of the Debenture or from the exercise of the rights and remedies as the holder of the Debenture which are in excess of the Secured Obligations.
Section 7 Dealing with the Debenture.
(1)	The Collateral Agent has no obligation to exhaust its recourse against the Obligor or any other person or against any other security they may hold in
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respect of the Secured Obligations before realizing upon or otherwise dealing with the Debenture in such manner as the Collateral Agent may consider desirable.
(2)	The Collateral Agent may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Obligor and with other persons, sureties or securities as it may see fit without prejudice to the Secured Obligations, the liability of the Obligor or the rights of the Collateral Agent or the other Secured Parties in respect of the Debenture.

(3)	The Collateral Agent will not be (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Debenture, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Debenture or for the purpose of preserving any rights of the Secured Parties, the Obligor or any other Person, (iii) responsible for any loss occasioned by any sale or other dealing with the Debenture or by the retention of or failure to sell or otherwise deal with the Debenture, or (iv) bound to protect the Debenture from depreciating in value or becoming worthless.

(4)	Any sale, transfer, negotiation or delivery of the Debenture by the Collateral Agent before the security constituted by the Debenture is enforceable will be made subject to the terms of this Agreement and the Credit Agreement. Whenever the security constituted by the Debenture is enforceable, the Collateral Agent may sell, transfer, negotiate or deliver the Debenture without restriction.

(5)	If the Collateral Agent is authorized to release, in whole or in part, any of the Charged Premises under the Credit Agreement, the Collateral Agent is authorized to release the Charged Premises under the Debenture and this Agreement.
Section 8 Taxes, Charges and Expenses.
(1)	All Taxes and Other Taxes, charges, costs, and Expenses (including legal fees and notarial fees) including withholding taxes, relating to, resulting from, or otherwise connected with, this Agreement and/or the Debenture, the execution, amendment and/or the enforcement of this Agreement and/or the Debenture shall, for greater certainty be for the account of the Obligor and all shall be paid in accordance with Section 2.15 of the Credit Agreement.

(2)	The Obligor is liable for and will pay on demand by the Collateral Agent any and all Expenses.
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Section 9 Additional Security; No Merger.
     The Debenture and this Agreement are in addition to, without prejudice to and supplemental to all other security now held or which may hereafter be held by the Secured Parties in respect of the Secured Obligations. The Debenture and this Agreement do not operate by way of merger of any of the Secured Obligations and no judgment recovered by the Secured Parties shall operate by way of merger of, or in any way affect, the security constituted by the Debenture.
Section 10 Discharge.
     The security constituted by the Debenture will be discharged upon, but only upon, the Discharge of Revolving Credit Secured Obligations (as such term is defined in the Intercreditor Agreement). Upon discharge of the security constituted by the Debenture and at the request and expense of the Obligor, the Collateral Agent will execute and deliver to the Obligor such releases, discharges, financing change statements and other documents or instruments as the Obligor may reasonably require, and the Collateral Agent will redeliver the Debenture to the Obligor.
Section 11 Notices.
     Any notices, directions or other communications provided for in this Agreement must be in writing and given in accordance with the Credit Agreement.
Section 12 Further Assurances.
     The Obligor will do all acts and things and execute and deliver, or cause to be executed and delivered, all documents and instruments that the Collateral Agent may require for (i) protecting the Debenture, (ii) perfecting the security constituted by the Debenture, and (iii) exercising all powers, authorities and discretions conferred upon the Collateral Agent under this Agreement and/or the Credit Agreement. After the security constituted by the Debenture becomes enforceable, the Obligor will do all acts and things and execute and deliver all documents and instruments that the Collateral Agent may require for facilitating the sale of the Debenture in connection with its realization.
Section 13 Successors and Assigns.
     This Agreement is binding on the Obligor, its successors and assigns, and enures to the benefit of the Collateral Agent, the Secured Parties and their respective successors and assigns. This Agreement may be assigned by the Collateral Agent in accordance with the provisions of the Credit Agreement and, in such event, such assignee will be entitled to all of the rights and remedies of the Collateral Agent as set forth in this Agreement or otherwise. In any action brought by an assignee to enforce any such right or remedy, the Obligor will not assert against the assignee any claim or defence which the Obligor now has or may have against the Collateral Agent or any of the Secured Parties. The Obligor may not assign, transfer or
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delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent which may be unreasonably withheld.
Section 14 Interpretation.
(1)	In this Agreement the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Agreement.

(2)	Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(3)	The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect its interpretation.

(4)	Except as otherwise provided in this Agreement, any reference to this Agreement, the Debenture or any other Loan Document, is a reference to this Agreement, the Debenture or such Loan Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules to it.
Section 15 Amendment.
     This Agreement may only be amended, supplemented or otherwise modified by written agreement executed by the Collateral Agent (with the consent of the Required Lenders) and the Obligor.
Section 16 Severability.
     If any court of competent jurisdiction from which no appeal exists or is taken determines any provision of this Agreement to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.
Section 17 Governing Law.
     This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
Section 18 Agreement Paramount.
(1)	In the event of a direct conflict between the terms and provisions contained in the Debenture or this Agreement and the terms and provisions contained in the Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to
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the fullest extent possible, to be in concert with each other. In the event of any actual irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreement shall control and govern.
(2)	NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY: (i) THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE DEBENTURE AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER OR THEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT OR THE DEBENTURE, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL; AND (ii) EXCEPT AS PROVIDED ABOVE, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
[signature page follows]
ABL Debenture Delivery

IN WITNESS WHEREOF the Obligor has executed this Agreement.

NOVELIS INC.
By:
Authorized Signing Officer
ABL Debenture Delivery

Exhibit M-3
EXECUTION COPY
Dated __ December 2010
Between
NOVELIS ITALIA SPA
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

2

iii

THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS ITALIA SPA a limited liability company incorporated under the laws of Italy, having its registered office at Bresso (Milano), Via Vittorio Veneto 106 which is registered with the register of Companies of Milan and tax code under no. 04598460964 (the Chargor); and

(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions
In this Deed (including its Recitals):

Account Bank means a bank with whom a Security Account is maintained.

Act means the Law of Property Act 1925.

Credit Agreement means the revolving credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.

Group means Holdings, the Parent Borrower and any of the Parent Borrower’s Restricted Subsidiaries.

Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.

Party means a party to this Deed.

Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.

Security means any Security Interest created, evidenced or conferred by or under this Deed.

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Security Account means in relation to the Chargor:
(a)	any account specified in Part 1 of Schedule 1 (Security Assets); and

(b)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.

Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.

Term Loan Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Chargors and the Term Loan Collateral Agent.
Territory means England and Wales.

1.2	Construction

In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);

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(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(h)	including means including without limitation and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;

(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and

(vii)	words imparting the singular include the plural and vice versa.

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(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE

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CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY

2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and

(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Credit balances

The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each Security Account and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.

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2.3	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 that are not effectively charged by way of fixed charge under this Deed.

(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;

(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,
under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or

(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.

(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the

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Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3.	REPRESENTATIONS — GENERAL

3.1	Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	Schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS

The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of the Security Accounts; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of the Security Accounts,

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unless permitted under the Credit Agreement.
5.	ACCOUNTS

5.1	Accounts
All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.

(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account in replacement of a Security Account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.

(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.

(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

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(b)	No Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	Each Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	Each Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.4 or as otherwise permitted by the Credit Agreement.
5.4	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).

(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	WHEN SECURITY BECOMES ENFORCEABLE

6.1	Timing

This Security will become immediately enforceable if an Event of Default is continuing.

6.2	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.

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7.	ENFORCEMENT OF SECURITY

7.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
7.2	No liability as mortgagee in possession

Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
7.3	Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
7.4	Protection of third parties

No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
7.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:

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(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
7.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
8.	RECEIVER

8.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
8.2	Removal

The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

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8.3	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
8.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
8.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
9.	POWERS OF RECEIVER

9.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
9.2	Possession

A Receiver may take immediate possession of, get in, and collect any Security Asset.

9.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

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9.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
9.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
9.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
9.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

9.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

9.9	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

9.10	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

9.11	Delegation

A Receiver may delegate his powers in accordance with this Deed.

9.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

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9.13	Protection of assets

A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.

9.14	Other powers

A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
10.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
11.	TAX, EXPENSES AND INDEMNITY
(a)	The provisions of sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement shall apply to this Deed mutatis mutandis so that references in those sections to “the Loan Party” or similar references will be read as “the Chargor”. The Chargor hereby agrees to be bound by such provisions.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 16.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.

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12.	DELEGATION

12.1	Power of Attorney

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

12.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

12.3	Liability

Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

13.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
14.	POWER OF ATTORNEY

Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The

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Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
15.	PRESERVATION OF SECURITY

15.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

15.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
15.3	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
15.4	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or

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claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
15.5	Appropriations

Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
15.6	Non-competition

Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
15.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and

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(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
15.8	Delivery of documents

To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.

15.9	Security held by Chargor

The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.

16.	MISCELLANEOUS

16.1	Covenant to pay
(a)	The Chargor covenants with the Collateral Agent as trustee for the Secured Parties that it shall on demand of the Collateral Agent discharge all obligations which any Loan Party may at any time have to the Collateral Agent (whether for its own account or as trustee for the Secured Parties) or any other Secured Party under or pursuant to the Loan Documents (including this Deed) including any liability in respect of any further advances made under the Loan Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity) and the Chargor shall pay to the Collateral Agent when due and payable every sum at any time owing, due or incurred by any Loan Party to the Security Agent (whether for its own account or as trustee for the Secured Parties) or any other Secured Party in respect of any such liabilities, provided that neither such covenant nor this Security shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.

(b)	Notwithstanding any other provision of this Deed or any other Loan Document, it is expressly agreed and understood that:
(i)	the sole recourse of the Collateral Agent (and any Receiver or other person) to the Chargor under this Deed is to the Chargor’s interest in the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed; and

(ii)	the liability of the Chargor to the Collateral Agent, Receiver and any Secured Party pursuant to or in connection with the Loan Documents shall be:
(1)	limited in aggregate to an amount equal to that recovered as a result of enforcement of this Deed with respect to the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed; and

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(2)	satisfied only from the proceeds of sale or other disposal or realisation of the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed.
16.2	Interest

If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.

16.3	Tacking

Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).

16.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
16.5	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
16.6	Notice of assignment

This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.
16.7	Perpetuity period

The perpetuity period for the trusts in this Deed is 125 years.

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16.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
17.	RELEASE

At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder.

18.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

19.	NOTICES

19.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

19.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

(b)	For the purposes of Clause 21.2(a) the address of the Chargor shall be:

Via Vittorio Veneto 106

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Bresso (MI)
Italy
Attention: dott. Cesare Galè
with a copy to:
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland
Attention: Legal Department
Delivery
(c)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(d)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
19.3	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.

19.4	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
20.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

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21.	ENFORCEMENT

21.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
21.2	Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
21.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:

(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

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(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.
21.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

	Security Account
Account Bank	number(s)	Security Account name
DB London	22736300	Novelis Italia SpA (USD)

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To: [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and

2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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	(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

	(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

28

Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;

2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and

3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;

(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and

(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral Agent
Receipt acknowledged

(Authorised signatory) [Account Bank]
[Date]

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SIGNATORIES

Signed, Sealed and Delivered as a Deed	)

by duly appointed attorney	)	Attorney

For and on behalf of	)	Attorney

NOVELIS ITALIA SPA	)

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SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:

Peter M. Walther, Senior Vice President

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS FOIL FRANCE S.A.S.
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

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THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS FOIL FRANCE SAS A French “Société par actions simplifiée” with a share capital of EUR 8,198,725 Registered office: Le Moulin à Papier 27 250 Rugles, France Registered with the Trade and Companies Registry of Evreux under number 414 870 121(the Chargor); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions
In this Deed (including its Recitals):
Account Bank means a bank with whom a Security Account is maintained.
Act means the Law of Property Act 1925.
Credit Agreement means the revolving credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.
Group means Holdings, the Parent Borrower and any of the Parent Borrower’s Restricted Subsidiaries.
Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.
Party means a party to this Deed.
Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.
Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.
Security means any Security Interest created, evidenced or conferred by or under this Deed.

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Security Account means in relation to the Chargor:
(a)	any account specified in Part 1 of Schedule 1 (Security Assets); and

(b)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.
Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
Security Period means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.
Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.
Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.
Term Loan Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Chargors and the Term Loan Collateral Agent.
Territory means England and Wales.

1.2	Construction
In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);

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(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(h)	including means including without limitation and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;

(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and

(vii)	words imparting the singular include the plural and vice versa.

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(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE

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CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY
2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and

(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Credit balances
The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each Security Account and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.

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2.3	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 that are not effectively charged by way of fixed charge under this Deed.

(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;

(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,

under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or

(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.

(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the

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Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3.	REPRESENTATIONS — GENERAL
3.1	Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	Schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of the Security Accounts; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of the Security Accounts,

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unless permitted under the Credit Agreement.
5.	ACCOUNTS
5.1	Accounts
All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.

(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account in replacement of a Security Account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.

(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.

(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

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(b)	No Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	Each Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	Each Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.4 or as otherwise permitted by the Credit Agreement.
5.4	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).

(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	WHEN SECURITY BECOMES ENFORCEABLE
6.1	Timing
This Security will become immediately enforceable if an Event of Default is continuing.
6.2	Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.

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7.	ENFORCEMENT OF SECURITY
7.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
7.2	No liability as mortgagee in possession
Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
7.3	Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
7.4	Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
7.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:

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(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
7.6	Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
7.7	Limitation
(a)	The obligations and liabilities of the Chargor under this Deed shall not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L.225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of article L.241-3 or L.242-6 of the French Code de commerce or any other laws or regulations having the same effect, as interpreted by French courts.

(b)	The obligations and liabilities of the Chargor under this Deed for the obligations of any Loan Party which is not a subsidiary of the Chargor shall be limited at any time to an amount equal to the aggregate of all amounts borrowed under the Credit Agreement by a Borrower to the extent directly or indirectly on-lent to the Chargor under inter-company loan agreements or otherwise provided to the Chargor and/or its subsidiaries and outstanding, it being specified that any monies received or recovered by the Collateral Agent or any Receiver pursuant to this Deed shall reduce pro tanto the outstanding amount of the inter-company loans due by the Chargor under the inter-company loan arrangements referred to above or otherwise provided to the Chargor and/or its subsidiaries
8.	RECEIVER
8.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

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(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
8.2	Removal
The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
8.3	Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
8.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
8.5	Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
9.	POWERS OF RECEIVER
9.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:

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(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
9.2	Possession
A Receiver may take immediate possession of, get in, and collect any Security Asset.

9.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

9.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
9.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
9.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
9.7	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
9.8	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

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9.9	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

9.10	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

9.11	Delegation

A Receiver may delegate his powers in accordance with this Deed.

9.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

9.13	Protection of assets

A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.

9.14	Other powers

A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
10.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
11.	TAXES, EXPENSES AND INDEMNITY
(a)	The provisions of sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement shall apply to this Deed mutatis mutandis so that references in those

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sections to “the Loan Party” or similar references will be read as “the Chargor”. The Chargor hereby agrees to be bound by such provisions.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 16.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.
12.	DELEGATION
12.1	Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
12.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
12.3	Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
13.	FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.

This includes:
(i)	the re-execution of this Deed;

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(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
14.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
15.	PRESERVATION OF SECURITY
15.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
15.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
15.3	Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
15.4	Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
15.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or
(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
15.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

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(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
15.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
15.8	Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
15.9	Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
16.	MISCELLANEOUS
16.1	Covenant to pay
(a)	The Chargor covenants with the Collateral Agent as trustee for the Secured Parties that it shall on demand of the Collateral Agent discharge all obligations which any Loan Party may at any time have to the Collateral Agent (whether for its own account or as trustee for the Secured Parties) or any other Secured Party under or pursuant to the Loan Documents (including this Deed) including any liability in respect of any further advances made under the Loan Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity) and the Chargor shall pay to the Collateral Agent when due and payable every sum at any time owing, due or incurred by any Loan Party to the Security Agent (whether for its own account or as trustee for the Secured Parties) or any other Secured Party in respect of any such liabilities, provided that neither such covenant nor this Security shall extend to or include any liability or sum which

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would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.

(b)	Notwithstanding any other provision of this Deed or any other Loan Document, it is expressly agreed and understood that:
(i)	the sole recourse of the Collateral Agent (and any Receiver or other person) to the Chargor under this Deed is to the Chargor’s interest in the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed; and

(ii)	the liability of the Chargor to the Collateral Agent, Receiver and any Secured Party pursuant to or in connection with the Loan Documents shall be:
(1)	limited in aggregate to an amount equal to that recovered as a result of enforcement of this Deed with respect to the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed; and

(2)	satisfied only from the proceeds of sale or other disposal or realisation of the assets the subject of Security pursuant to clauses 2.2 to 2.3 of this Deed.
16.2	Interest
If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
16.3	Tacking
Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).
16.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
16.5	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:

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(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
16.6	Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.
16.7	Perpetuity period
The perpetuity period for the trusts in this Deed is 125 years.

16.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
17.	RELEASE
At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder.
18.	COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

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19.	NOTICES
19.1	Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
19.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

(b)	For the purposes of Clause 21.2(a) the address of the Chargor shall be:
Novelis Foil France SAS Le Moulin à Papier 27 250 Rugles France Attention: Plant Manager

with a copy to:

Novelis AG Sternenfeldstrasse 19 CH 8700 Küsnacht ZH Switzerland Attention: Legal Department
19.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).

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19.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
19.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
20.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
21.	ENFORCEMENT
21.1 Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.

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21.2 Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
21.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:

(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.
21.4	Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

	Security Account
Account Bank	number(s)	Security Account name
DB London	22728300	Novelis Foil France SAS (GBP)
DB London	22728301	Novelis Foil France SAS (USD)

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To: [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [   ] between [   ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [   ] between [   ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and
2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;
(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and
(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;
(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and
(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [●] and the Term Loan Collateral Agent at [●] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,
(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [   ] between [   ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [   ] between [  ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [●] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

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Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,
___________________________________________
(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [   ] between [   ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [   ] between [   ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;
2.	the notice (the Notice) to you dated [●] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and
3.	the acknowledgement dated [●] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [●], sort code [●] or account number [●], sort code [●] and, in relation to [specify Chargor], account number [●], sort code [●] or account number [●], sort code [●].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;
(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and
(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,
______________________________________
(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,
______________________________________
(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral
Agent
Receipt acknowledged
______________________________________
(Authorised signatory) [Account Bank]
[Date]

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SIGNATORIES

Signed, Sealed and Delivered as a Deed	)

by duly appointed attorney	)	_________________________Attorney

For and on behalf of	)

NOVELIS FOIL FRANCE S.A.S.	)

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SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:

Peter M. Walther, Senior Vice President

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS LUXEMBOURG S.A.
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

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iii

THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS LUXEMBOURG S.A. a limited liability company organized under the laws of Luxembourg, having its registered office address at Zone Industrielle Riedgen, L-3451, Dudelange and is registered in the commercial and companies register under number B19358 (the Chargor); and

(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Deed (including its Recitals):

Account Bank means a bank with whom a Security Account is maintained.

Act means the Law of Property Act 1925.

Cash Management Document means any agreement specified in Part 2 of Schedule 1 (Security Assets) and any other agreement between two or more members of the Group to which the Chargor is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.

Credit Agreement means the revolving credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.

Group means Holdings, the Parent Borrower and any of the Parent Borrower’s Restricted Subsidiaries.

Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.

Party means a party to this Deed.

Realisation Notice means the written notice (Androhung) given by the Collateral Agent to the Chargor in advance of its intention to realise any of the Security Assets.

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Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.

Security means any Security Interest created, evidenced or conferred by or under this Deed.

Security Account means in relation to the Chargor:
(a)	any account specified in Part 1 of Schedule 1 (Security Assets);

(b)	any other account which it purports to charge under this Deed; and

(c)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.

Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.

Term Loan Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Chargors and the Term Loan Collateral Agent.

Territory means England and Wales.

1.2	Construction

In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

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(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);

(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(h)	including means including without limitation and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;

(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

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(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and

(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE

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INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.

2.	CREATION OF SECURITY

2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and

(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

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(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Credit balances

The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person established in the Territory, including each of its Security Accounts, and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.

2.3	Book debts etc.

The Chargor charges by way of a fixed charge:
(a)	all of its book and other debts that are payable in the Territory;

(b)	all other moneys due and owing to it that are payable in the Territory; and

(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
2.4	Cash Management Documents
(a)	The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Cash Management Documents.

(b)	Without prejudice to the obligations of the Chargor under Clause 2.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which the Chargor may derive from that right or be awarded or entitled to in respect of that right.

(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, the Chargor charges by way of fixed charge all of its rights under the Cash Management Documents.
2.5	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 to 2.4 that are not effectively charged by way of fixed charge under this Deed.

(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;

(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

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(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,
under section 1A of the Insolvency Act 1986.

(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or

(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.

(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3.	REPRESENTATIONS — GENERAL

3.1	Nature of security

The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

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(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	Schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS

The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.

5.	ACCOUNTS

5.1	Accounts

All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.

5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.

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(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.

(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.

(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

(b)	No Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	Each Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	Each Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4	Book debts and receipts
(a)	The Chargor must promptly get in and realise its:

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(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into a Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and

(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 5.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
5.5	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).

(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	CASH MANAGEMENT DOCUMENTS

6.1	Representations

The Chargor represents and warrants to each Secured Party that:

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(a)	each of its Cash Management Documents is its legally binding, valid, and enforceable obligation;

(b)	it is not in default in any material respect of any of its obligations under any of its Cash Management Documents;

(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Cash Management Documents; and

(d)	its entry into and performance of this Deed will not conflict with any term of any of its Cash Management Documents.
6.2	Preservation

The Chargor may not, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(a)	amend or waive any term of, or terminate, any of its Cash Management Documents; or

(b)	take any action which might jeopardise the existence or enforceability of any of its Cash Management Documents.
6.3	Other undertaking

The Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Cash Management Documents; and

(b)	supply the Collateral Agent and any Receiver with copies of each of its Cash Management Documents and any information and documentation relating to any of its Cash Management Documents if requested by the Collateral Agent or any Receiver.
6.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, the Chargor must diligently pursue its rights under each of its Cash Management Documents, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.

(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor) any of the Chargor’s rights under its Cash Management Documents.
6.5	Notices of assignment

The Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 3 (Forms of letter for Cash Management Documents), on each of the other parties to each of its Cash Management Documents; and

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(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 3 (Forms of letter for Cash Management Documents) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed.
7.	WHEN SECURITY BECOMES ENFORCEABLE

7.1	Timing

This Security will become immediately enforceable if an Event of Default is continuing.

7.2	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.

8.	ENFORCEMENT OF SECURITY

8.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
8.2	No liability as mortgagee in possession

Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
8.3	Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).

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8.4	Protection of third parties

No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
8.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
8.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.

9.	ADMINISTRATOR

9.1	Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 7.1, or if the Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of the Chargor, to act together or independently of the other or others appointed (to the extent applicable).

(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration application) or by filing specified documents with the court under paragraphs 14 — 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).

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(c)	In this Clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.
10.	RECEIVER

10.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
10.2	Removal

The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

10.3	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.

10.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

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10.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

11.	POWERS OF RECEIVER

11.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
11.2	Possession

A Receiver may take immediate possession of, get in, and collect any Security Asset.

11.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

11.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
11.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

11.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

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(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
11.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

11.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

11.9	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

11.10	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

11.11	Delegation

A Receiver may delegate his powers in accordance with this Deed.

11.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

11.13	Protection of assets

A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.

11.14	Other powers

A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.

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12.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
13.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 19.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.
14.	DELEGATION

14.1	Power of Attorney

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

14.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

14.3	Liability

Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

15.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security

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Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.

16.	POWER OF ATTORNEY

Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

17.	PRESERVATION OF SECURITY

17.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

17.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

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17.3	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
17.4	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.

17.5	Appropriations

Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
17.6	Non-competition

Unless:

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(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.

17.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
17.8	Delivery of documents

To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.

17.9	Security held by Chargor

The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.

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18.	MISCELLANEOUS

18.1	Covenant to pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.

18.2	Interest

If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.

18.3	Tacking

Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).

18.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
18.5	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.

18.6	Notice of assignment

This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.

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18.7	Perpetuity period

The perpetuity period for the trusts in this Deed is 125 years.

18.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
19.	RELEASE

At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder.

20.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

21.	NOTICES

21.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

21.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

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(b)	For the purposes of Clause 21.2(a) the address of the Chargor shall be:
Novelis Luxembourg SA
Zone Industrielle de Riedgen
L-3401 Dudelange
Luxembourg
Phone: +352 51 86 64 -1
Fax: + 352 51 86 64 210
Attention: Plant Manager
with a copy to:
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland
Attention: Legal Department
Phone: +41 44 386 2150
Fax: +41 44 386 2309
21.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
21.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.

21.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

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(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
22.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

23.	ENFORCEMENT

23.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
23.2	Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

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(d)	This Subclause does not affect any other method of service allowed by law.
23.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:

(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.
23.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

Account Bank	Security Account number(s)	Security Account name
DB London		Novelis Luxembourg SA (GBP)
DB London		Novelis Luxembourg SA (USD)
PART 2 — CASH MANAGEMENT DOCUMENTS

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To: [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and

2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;

(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;
(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

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Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;

2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and

3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;

(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and

(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral Agent
Receipt acknowledged

(Authorised signatory) [Account Bank]
[Date]

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SCHEDULE 3
FORMS OF LETTER FOR CASH MANAGEMENT DOCUMENTS
PART 1
NOTICE TO COUNTERPARTY
To: [Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Cash Management Document(s)] (the Cash Management Document[s]); and

2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Cash Management Document[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Cash Management Document to perform all the obligations assumed by it under [the] [that] Cash Management Document;

(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document; and

(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Cash Management Document and you should continue to give notice under [the] [each] Cash Management Document to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the

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Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Cash Management Document[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [       ] between [       ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Cash Management Document(s)] (the Cash Management Document[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Cash Management Document[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;

2.	have not received notice of the interest of any third party in [any of] the Cash Management Document[s];

3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Cash Management Document[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;

4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Cash Management Document[s] and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

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5.	undertake not to amend or waive any term of or terminate [the] [any of those] Cash Management Document[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory)
[Counterparty]

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SIGNATORIES
Executed as a deed by the Chargor
acting by its duly appointed attorney
NOVELIS LUXEMBOURG S.A.

By:

Title:

38

SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:

Peter M. Walther, Senior Vice President

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS PAE S.A.S.

as Chargor
and
BANK OF AMERICA, N.A.

as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

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iii

THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS PAE a French Société par actions simplifiée with a share capital of EUR 4,040,000 Registered office: 725 rue Aristide Bergès — 38340 VOREPPE, France, Registered with the Trade and Companies Registry of Grenoble under number 421 528 555 (the Chargor); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions

In this Deed (including its Recitals):

Account Bank means a bank with whom a Security Account is maintained.

Act means the Law of Property Act 1925.

Cash Management Document means any agreement specified in Part 2 of Schedule 1 (Security Assets) and any other agreement between two or more members of the Group to which the Chargor is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.

Credit Agreement means the revolving credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.

Group means Holdings, the Parent Borrower and any of the Parent Borrower’s Restricted Subsidiaries.

Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.

Party means a party to this Deed.

Realisation Notice means the written notice (Androhung) given by the Collateral Agent to the Chargor in advance of its intention to realise any of the Security Assets.

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Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.

Security means any Security Interest created, evidenced or conferred by or under this Deed.

Security Account means in relation to the Chargor:
(a)	any account specified in Part 1 of Schedule 1 (Security Assets);
(b)	any other account which it purports to charge under this Deed; and
(c)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.

Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.

Term Loan Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Chargors and the Term Loan Collateral Agent.

Territory means England and Wales.

1.2	Construction

In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;
(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);
(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

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(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;
(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;
(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);
(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;
(h)	including means including without limitation and includes and included shall be construed accordingly;
(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;
(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and
(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);
(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;
(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

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(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;
(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;
(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and
(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.
(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.
(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.
(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and
(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE

4

INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY
2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;
(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and
(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;
(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and
(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

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(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Credit balances
The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person established in the Territory, including each of its Security Accounts, and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.
2.3	Book debts etc.
The Chargor charges by way of a fixed charge:
(a)	all of its book and other debts that are payable in the Territory;
(b)	all other moneys due and owing to it that are payable in the Territory; and
(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
2.4	Cash Management Documents
(a)	The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Cash Management Documents.
(b)	Without prejudice to the obligations of the Chargor under Clause 2.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which the Chargor may derive from that right or be awarded or entitled to in respect of that right.
(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, the Chargor charges by way of fixed charge all of its rights under the Cash Management Documents.
2.5	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 to 2.4 that are not effectively charged by way of fixed charge under this Deed.
(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;
(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

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(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or
(ii)	anything done with a view to obtaining a moratorium,
          under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or
(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or
(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.
(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.
(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3.	REPRESENTATIONS — GENERAL
3.1	Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and
(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

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(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or
(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and
(e)	Schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.
(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.
(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS

The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or
(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	ACCOUNTS
5.1	Accounts
All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.

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(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.
(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.
(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and
(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.
(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.
(b)	No Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.
(c)	Each Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.
(d)	Each Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4	Book debts and receipts
(a)	The Chargor must promptly get in and realise its:

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(i)	securities to the extent held by way of temporary investment;
(ii)	book and other debts and other moneys owed to it; and
(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into a Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and
(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 5.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
5.5	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and
(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).
(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and
(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	CASH MANAGEMENT DOCUMENTS
6.1	Representations

The Chargor represents and warrants to each Secured Party that:

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(a)	each of its Cash Management Documents is its legally binding, valid, and enforceable obligation;

(b)	it is not in default in any material respect of any of its obligations under any of its Cash Management Documents;

(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Cash Management Documents; and

(d)	its entry into and performance of this Deed will not conflict with any term of any of its Cash Management Documents.
6.2	Preservation

The Chargor may not, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(a)	amend or waive any term of, or terminate, any of its Cash Management Documents; or
(b)	take any action which might jeopardise the existence or enforceability of any of its Cash Management Documents.
6.3	Other undertaking

The Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Cash Management Documents; and
(b)	supply the Collateral Agent and any Receiver with copies of each of its Cash Management Documents and any information and documentation relating to any of its Cash Management Documents if requested by the Collateral Agent or any Receiver.
6.4	Rights

(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, the Chargor must diligently pursue its rights under each of its Cash Management Documents, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.

(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor) any of the Chargor’s rights under its Cash Management Documents.
6.5	Notices of assignment

The Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 3 (Forms of letter for Cash Management Documents), on each of the other parties to each of its Cash Management Documents; and

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(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 3 (Forms of letter for Cash Management Documents) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed.
7.	WHEN SECURITY BECOMES ENFORCEABLE
7.1	Timing

This Security will become immediately enforceable if an Event of Default is continuing.
7.2	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.
8.	ENFORCEMENT OF SECURITY
8.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.
(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.
(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.
(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
8.2	No liability as mortgagee in possession

Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or
(b)	for any default or omission for which a mortgagee in possession might be liable.
8.3	Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).

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8.4	Protection of third parties

No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;
(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;
(c)	whether any money remains due under the Loan Documents; or
(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
8.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or
(ii)	procure the transfer of that Security Interest to itself; and/or
(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
8.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
8.7	Limitation
(a)	The obligations and liabilities of the Chargor under this Deed shall not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L.225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of article L.241-3 or L.242-6 of the French Code de commerce or any other laws or regulations having the same effect, as interpreted by French courts.
(b)	The obligations and liabilities of the Chargor under this Deed for the obligations of any Loan Party which is not a Subsidiary of the Chargor shall be limited at any time to an amount equal to the aggregate of all amounts borrowed under the Credit Agreement by a Borrower to the extent directly or indirectly on-lent to the Chargor under inter-company loan agreements or otherwise provided to the Chargor and/or its subsidiaries and outstanding at the date a payment is to be made by the Chargor under Article VII (Guarantee) of the Credit Agreement, it being specified that any monies received or recovered by the Collateral Agent or

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any Receiver pursuant to this Deed shall reduce pro tanto the outstanding amount of the inter-company loans due by the Chargor under the inter-company loan arrangements referred to above or otherwise provided to the Chargor and/or its subsidiaries.
9.	ADMINISTRATOR
9.1	Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 7.1, or if the Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of the Chargor, to act together or independently of the other or others appointed (to the extent applicable).
(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration application) or by filing specified documents with the court under paragraphs 14 — 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).
(c)	In this Clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.
10.	RECEIVER
10.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or
(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.
(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.
(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.
(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.

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10.2	Removal

The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
10.3	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
10.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.
(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
10.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
11.	POWERS OF RECEIVER
11.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and
(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
11.2	Possession

A Receiver may take immediate possession of, get in, and collect any Security Asset.

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11.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.
11.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
11.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
11.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
11.7	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
11.8	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
11.9	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
11.10	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.
11.11	Delegation

A Receiver may delegate his powers in accordance with this Deed.

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11.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.
11.13	Protection of assets

A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.
11.14	Other powers

A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;
(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and
(c)	use the name of the Chargor for any of the above purposes.
12.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.
(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
13.      TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.
(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 19.2 (Interest).
(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.

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14.	DELEGATION
14.1	Power of Attorney

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
14.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
14.3	Liability

Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
15.	FURTHER ASSURANCES

The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);
(b)	facilitating the realisation of any Security Asset;
(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or
(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;
(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and
(iii)	the giving of any notice, order or direction and the making of any filing or registration,

which, in any such case, the Collateral Agent may think expedient.
16.	POWER OF ATTORNEY

Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The

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Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
17.	PRESERVATION OF SECURITY
17.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
17.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.
(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
17.3	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;
(b)	any release of any person under the terms of any composition or arrangement;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;
(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;
(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or
(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
17.4	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or

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claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
17.5	Appropriations

Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or
(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and
(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
17.6	Non-competition

Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or
(b)	the Collateral Agent otherwise directs,

the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);
(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;
(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or
(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
17.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and

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(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
17.8	Delivery of documents

To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
17.9	Security held by Chargor

The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
18.	MISCELLANEOUS
18.1	Covenant to pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.
18.2	Interest

If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
18.3	Tacking

Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).
18.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.
(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.
(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.

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18.5	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and
(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
18.6	Notice of assignment

This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.
18.7	Perpetuity period

The perpetuity period for the trusts in this Deed is 125 years.
18.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
19.	RELEASE At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder.

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20.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
21.	NOTICES
21.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
21.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.
(b)	For the purposes of Clause 21.2(a) the address of the Chargor shall be:
Novelis PAE SAS
725 rue Aristide Berges
38340 Voreppe
France
Attention: Plant Manager
with a copy to:
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland
Attention: Legal Department
21.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).

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21.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
21.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.
(b)	All other documents provided under or in connection with this Deed must be:
  (i)   in English; or
(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
22.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
23.	ENFORCEMENT
23.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.
(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.
(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and
(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.

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23.2	Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment
(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.
(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.
(d)	This Subclause does not affect any other method of service allowed by law.
23.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:
(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;
(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(d)	waives all rights of immunity in respect of it or its assets.
23.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

Account Bank	Security Account number(s)	Security Account name
DB London	20284400	Novelis PAE SAS (GBP)

DB London	20284401	Novelis PAE SAS (USD)
PART 2 — CASH MANAGEMENT DOCUMENTS

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To:       [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and
2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b) (i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

27

(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;
(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and
(ii)  hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;
(d)  (i)  pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance   with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and
(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;
(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;
(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;
(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]

29

PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To:      Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;
(b)	have not received notice of any outstanding interest of any third party in any Security Account;
(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;
(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

30

Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;
(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;
(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and
(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS‘
To:      [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [     ] between [     ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;
2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and
3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;
(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and
(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral Agent
Receipt acknowledged

(Authorised signatory) [Account Bank]
[Date]

33

SCHEDULE 3
FORMS OF LETTER FOR CASH MANAGEMENT DOCUMENTS
PART 1
NOTICE TO COUNTERPARTY
To:      [Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Cash Management Document(s)] (the Cash Management Document[s]); and
2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Cash Management Document[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Cash Management Document to perform all the obligations assumed by it under [the] [that] Cash Management Document;
(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document; and
(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Cash Management Document and you should continue to give notice under [the] [each] Cash Management Document to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the

34

Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Cash Management Document[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,

(Authorised signatory)
For [Chargor]

35

PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To:      Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Cash Management Document(s)] (the Cash Management Document[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Cash Management Document[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;
2.	have not received notice of the interest of any third party in [any of] the Cash Management Document[s];
3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Cash Management Document[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;
4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Cash Management Document[s] and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

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5.	undertake not to amend or waive any term of or terminate [the] [any of those] Cash Management Document[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory)
[Counterparty]

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SIGNATORIES

Signed, Sealed and Delivered as a Deed	)	..........................Attorney
by duly appointed attorney	)
For and on behalf of	)
NOVELIS PAE S.A.S.	)

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SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:
Peter M. Walther, Senior Vice President

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS SWITZERLAND S.A.
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

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THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS SWITZERLAND S.A. a limited liability company organized under the laws of Switzerland, having its registered office at in registered office in Sierre, Switzerland under CH-626.3.009.511-7 (a Chargor); and

(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1. INTERPRETATION
1.1	Definitions

In this Deed (including its Recitals):

Account Bank means a bank with whom a Security Account is maintained.

Act means the Law of Property Act 1925.

Cash Management Document means any agreement specified in Part 2 of Schedule 1 (Security Assets) and any other agreement between two or more members of the Group to which the Chargor is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.

Credit Agreement means the revolving credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.

Group means Holdings, the Parent Borrower and any of the Parent Borrower’s Restricted Subsidiaries.

Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.

Party means a party to this Deed.

Realisation Notice means the written notice (Androhung) given by the Collateral Agent to the Chargor in advance of its intention to realise any of the Security Assets.

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Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.

Security means any Security Interest created, evidenced or conferred by or under this Deed.

Security Account means in relation to the Chargor:
(a)	any account specified in Part 1 of Schedule 1 (Security Assets);

(b)	any other account which it purports to charge under this Deed; and

(c)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.
Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
Security Period means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.
Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.
Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.
Term Loan Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Chargors and the Term Loan Collateral Agent.
Territory means England and Wales.
1.2	Construction
In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

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(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);

(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(h)	including means including without limitation and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;

(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

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(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and

(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
1.3 Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4 Conflict with the provisions of this Deed
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE

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INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2. CREATION OF SECURITY
2.1 General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and

(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

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(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2 Credit balances
The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person established in the Territory, including each of its Security Accounts, and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.
2.3 Book debts etc.
The Chargor charges by way of a fixed charge:
(a)	all of its book and other debts that are payable in the Territory;

(b)	all other moneys due and owing to it that are payable in the Territory; and

(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
2.4 Cash Management Documents
(a)	The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Cash Management Documents.

(b)	Without prejudice to the obligations of the Chargor under Clause 2.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which the Chargor may derive from that right or be awarded or entitled to in respect of that right.

(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, the Chargor charges by way of fixed charge all of its rights under the Cash Management Documents.
2.5 Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 to 2.4 that are not effectively charged by way of fixed charge under this Deed.

(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;

(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

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(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,
under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or

(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.

(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3. REPRESENTATIONS — GENERAL
3.1 Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

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(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	Schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2 Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4. RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5. ACCOUNTS
5.1 Accounts
All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
5.2 Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.

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(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.

(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.

(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3 Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

(b)	No Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	Each Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	Each Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4 Book debts and receipts
(a)	The Chargor must promptly get in and realise its:

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(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into a Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and
(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 5.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
5.5 Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).

(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6. CASH MANAGEMENT DOCUMENTS
6.1 Representations
The Chargor represents and warrants to each Secured Party that:
(a)	each of its Cash Management Documents is its legally binding, valid, and enforceable obligation;

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(b)	it is not in default in any material respect of any of its obligations under any of its Cash Management Documents;

(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Cash Management Documents; and

(d)	its entry into and performance of this Deed will not conflict with any term of any of its Cash Management Documents.
6.2 Preservation
The Chargor may not, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(a)	amend or waive any term of, or terminate, any of its Cash Management Documents; or

(b)	take any action which might jeopardise the existence or enforceability of any of its Cash Management Documents.
6.3 Other undertaking
The Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Cash Management Documents; and

(b)	supply the Collateral Agent and any Receiver with copies of each of its Cash Management Documents and any information and documentation relating to any of its Cash Management Documents if requested by the Collateral Agent or any Receiver.
6.4 Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, the Chargor must diligently pursue its rights under each of its Cash Management Documents, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.

(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor) any of the Chargor’s rights under its Cash Management Documents.
6.5 Notices of assignment
The Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 3 (Forms of letter for Cash Management Documents), on each of the other parties to each of its Cash Management Documents; and

(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 3

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(Forms of letter for Cash Management Documents) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed.
7. WHEN SECURITY BECOMES ENFORCEABLE
7.1 Timing
This Security will become immediately enforceable if an Event of Default is continuing.
7.2 Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.
8. ENFORCEMENT OF SECURITY
8.1 General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
8.2 No liability as mortgagee in possession
Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
8.3 Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
8.4 Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:

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(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
8.5 Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
8.6 Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
8.7 Limitation
If and to the extent (i) the obligations of the Chargor under this Deed are for the exclusive benefit of the affiliates of the Chargor (except for the (direct or indirect) subsidiaries of the Chargor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in section 7 of the Credit Agreement shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.
9. ADMINISTRATOR
9.1 Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 7.1, or if the Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of the Chargor, to act together or independently of the other or others appointed (to the extent applicable).

(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration

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application) or by filing specified documents with the court under paragraphs 14 - 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).

(c)	In this Clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.
10. RECEIVER
10.1 Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
10.2 Removal
The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
10.3 Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
10.4 Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for

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the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
10.5 Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
11. POWERS OF RECEIVER
11.1 General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
11.2 Possession
A Receiver may take immediate possession of, get in, and collect any Security Asset.
11.3 Carry on business
A Receiver may carry on any business of the Chargor in any manner he thinks fit.
11.4 Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
11.5 Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

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11.6 Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
11.7 Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
11.8 Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
11.9 Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
11.10 Subsidiaries
A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.
11.11 Delegation
A Receiver may delegate his powers in accordance with this Deed.
11.12 Lending
A Receiver may lend money or advance credit to any customer of the Chargor.
11.13 Protection of assets
A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.
11.14 Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

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(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
12. APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
13. TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 19.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.
14. DELEGATION
14.1 Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
14.2 Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
14.3 Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

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15. FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
16. POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
17. PRESERVATION OF SECURITY
17.1 Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
17.2 Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or

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otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
17.3 Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
17.4 Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
17.5 Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

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(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor‘s liability under this Deed.
17.6 Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
17.7 Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
17.8 Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
17.9 Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed.

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The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
18. MISCELLANEOUS
18.1 Covenant to pay
The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.
18.2 Interest
If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
18.3 Tacking
Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).
18.4 New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
18.5 Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
18.6 Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.

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18.7 Perpetuity period
The perpetuity period for the trusts in this Deed is 125 years.
18.8 Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
19. RELEASE
At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder.
20. COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
21. NOTICES
21.1 Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
21.2 Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

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(b)	For the purposes of Clause 21.2(a) the address of the Chargor shall be:
For Novelis Switzerland SA
Novelis Switzerland SA
Route des Laminoirs 15
CH 3960 Sierre
Attention : Plant Manager
with a copy to:
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland
Attention: Legal Department
21.3 Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
21.4 Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
21.5 English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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22. GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
23. ENFORCEMENT
23.1 Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
23.2 Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
23.3 Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:

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(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.
23.4 Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

Account Bank	Security Account number(s)	Security Account name
DB London		Novelis Switzerland SA (GBP)
DB London		Novelis Switzerland SA (USD)
PART 2 — CASH MANAGEMENT DOCUMENTS

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK

To:	[Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and

2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b)	(i) comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i) hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i) pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and
(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

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Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘

To:	[Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [ ] between [ ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;

2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and

3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;

(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and

(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,
(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,
(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral Agent
Receipt acknowledged
(Authorised signatory) [Account Bank]

[Date]

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SCHEDULE 3
FORMS OF LETTER FOR CASH MANAGEMENT DOCUMENTS
PART 1
NOTICE TO COUNTERPARTY

To:	[Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [ ] between [ ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Cash Management Document(s)] (the Cash Management Document[s]); and

2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Cash Management Document[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Cash Management Document to perform all the obligations assumed by it under [the] [that] Cash Management Document;

(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document; and

(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Cash Management Document and you should continue to give notice under [the] [each] Cash Management Document to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the

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Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Cash Management Document[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,

(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [ ] between [ ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Cash Management Document(s)] (the Cash Management Document[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Cash Management Document[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;

2.	have not received notice of the interest of any third party in [any of] the Cash Management Document[s];

3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Cash Management Document[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;

4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Cash Management Document[s] and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

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5.	undertake not to amend or waive any term of or terminate [the] [any of those] Cash Management Document[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory)
[Counterparty]

37

SIGNATORIES

Signed, Sealed and Delivered as a Deed

by duly appointed attorney	)

For and on behalf of	)

NOVELIS SWITZERLAND S.A.

38

SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:
Peter M. Walther, Senior Vice President

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EXECUTION COPY
Dated__December 2010
Between
NOVELIS AG
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

2

iii

THIS DEED is dated ___December 2010
BETWEEN:
(1)	NOVELIS AG a limited liability company organized under the laws of Switzerland, having its registered office at in Küsnacht ZH, Switzerland under CH-020.3.001.551-5 (a Chargor); and

(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions
In this Deed (including its Recitals):

Account Bank means a bank with whom a Security Account is maintained.

Act means the Law of Property Act 1925.

Cash Management Document means any agreement specified in Part 2 of Schedule 1 (Security Assets) and any other agreement between two or more members of the Group to which the Chargor is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.

Credit Agreement means the revolving credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.

Group means Holdings, the Parent Borrower and any of the Parent Borrower’s Restricted Subsidiaries.

Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.

Party means a party to this Deed.

Realisation Notice means the written notice (Androhung) given by the Collateral Agent to the Chargor in advance of its intention to realise any of the Security Assets.

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Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.

Security means any Security Interest created, evidenced or conferred by or under this Deed.

Security Account means in relation to the Chargor:
(a)	any account specified in Part 1 of Schedule 1 (Security Assets);

(b)	any other account which it purports to charge under this Deed; and

(c)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.

Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.

Term Loan Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Chargors and the Term Loan Collateral Agent.

Territory means England and Wales.
1.2	Construction
In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

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(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);

(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(h)	including means including without limitation and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;

(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

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(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and

(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE

4

INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY
2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and

(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

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(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Credit balances
The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person established in the Territory, including each of its Security Accounts, and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.
2.3	Book debts etc.
The Chargor charges by way of a fixed charge:
(a)	all of its book and other debts that are payable in the Territory;

(b)	all other moneys due and owing to it that are payable in the Territory; and

(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
2.4	Cash Management Documents
(a)	The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Cash Management Documents.

(b)	Without prejudice to the obligations of the Chargor under Clause 2.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which the Chargor may derive from that right or be awarded or entitled to in respect of that right.

(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, the Chargor charges by way of fixed charge all of its rights under the Cash Management Documents.
2.5	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 to 2.4 that are not effectively charged by way of fixed charge under this Deed.

(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;

(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

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(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,
              under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or

(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.

(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3.	REPRESENTATIONS — GENERAL

3.1	Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

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(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	Schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	ACCOUNTS

5.1	Accounts
All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.

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(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.

(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.

(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

(b)	No Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	Each Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	Each Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4	Book debts and receipts
(a)	The Chargor must promptly get in and realise its:

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(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into a Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and
(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 5.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
5.5 Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).

(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	CASH MANAGEMENT DOCUMENTS

6.1	Representations
The Chargor represents and warrants to each Secured Party that:
(a)	each of its Cash Management Documents is its legally binding, valid, and enforceable obligation;

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(b)	it is not in default in any material respect of any of its obligations under any of its Cash Management Documents;

(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Cash Management Documents; and

(d)	its entry into and performance of this Deed will not conflict with any term of any of its Cash Management Documents.
6.2 Preservation
The Chargor may not, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(a)	amend or waive any term of, or terminate, any of its Cash Management Documents; or

(b)	take any action which might jeopardise the existence or enforceability of any of its Cash Management Documents.
6.3 Other undertaking
       The Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Cash Management Documents; and

(b)	supply the Collateral Agent and any Receiver with copies of each of its Cash Management Documents and any information and documentation relating to any of its Cash Management Documents if requested by the Collateral Agent or any Receiver.
6.4 Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, the Chargor must diligently pursue its rights under each of its Cash Management Documents, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.

(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor) any of the Chargor’s rights under its Cash Management Documents.
6.5 Notices of assignment
The Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 3 (Forms of letter for Cash Management Documents), on each of the other parties to each of its Cash Management Documents; and

(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 3

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(Forms of letter for Cash Management Documents) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed.
7.	WHEN SECURITY BECOMES ENFORCEABLE

7.1	Timing

This Security will become immediately enforceable if an Event of Default is continuing.

7.2	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.

8.	ENFORCEMENT OF SECURITY

8.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
8.2  No liability as mortgagee in possession
Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
8.3 Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
8.4 Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:

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(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
8.5 Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
8.6 Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
8.7 Limitation
If and to the extent (i) the obligations of the Chargor under this Deed are for the exclusive benefit of the affiliates of the Chargor (except for the (direct or indirect) subsidiaries of the Chargor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in section 7 of the Credit Agreement shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.
9.   ADMINISTRATOR
9.1 Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 7.1, or if the Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of the Chargor, to act together or independently of the other or others appointed (to the extent applicable).

(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration

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application) or by filing specified documents with the court under paragraphs 14 — 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).
(c)	In this Clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.
10. RECEIVER
10.1 Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
10.2 Removal
The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
10.3 Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
10.4 Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for

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the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
10.5 Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
11. POWERS OF RECEIVER
11.1 General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
11.2 Possession
          A Receiver may take immediate possession of, get in, and collect any Security Asset.
11.3 Carry on business
          A Receiver may carry on any business of the Chargor in any manner he thinks fit.
11.4 Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
11.5 Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

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11.6 Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
11.7 Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
11.8 Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
11.9 Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
11.10 Subsidiaries
A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.
11.11 Delegation
A Receiver may delegate his powers in accordance with this Deed.
11.12 Lending
A Receiver may lend money or advance credit to any customer of the Chargor.
11.13 Protection of assets
A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.
11.14 Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

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(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
12. APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
13. TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 19.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.
14. DELEGATION
14.1 Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
14.2 Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
14.3 Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

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15. FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
       This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
16. POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
17. PRESERVATION OF SECURITY
17.1 Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
17.2 Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or

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otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
17.3 Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
17.4 Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
17.5 Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

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(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor‘s liability under this Deed.
17.6 Non-competition
        Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
17.7 Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and
(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
17.8 Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
17.9 Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed.

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The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
18. MISCELLANEOUS
18.1 Covenant to pay
The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.
18.2 Interest
If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
18.3 Tacking
Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).
18.4 New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
18.5 Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
18.6 Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.

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18.7 Perpetuity period
The perpetuity period for the trusts in this Deed is 125 years.
18.8 Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
19. RELEASE
At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder.
20. COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
21. NOTICES
21.1 Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
21.2 Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

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(b)	For the purposes of Clause 21.2(a) the address of the Chargor shall be:
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland
Attention: Legal Department
21.3 Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
21.4 Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 21.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
21.5 English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
22. GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

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23.   ENFORCEMENT
23.1 Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
23.2 Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
23.3 Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:
(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

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(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(d)	waives all rights of immunity in respect of it or its assets.
23.4 Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

Account Bank	Security Account number(s)	Security Account name
DB London		Novelis AG (GBP)

DB London		Novelis AG (GBP)

DB London		Novelis AG (USD)

DB London		Novelis AG (USD)
PART 2 — CASH MANAGEMENT DOCUMENTS

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK

To:	[Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and

2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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	(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

	(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]

29

PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

30

Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory) [Account Bank]

31

PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘

To:	[Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;

2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and

3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;

(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and

(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,

(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral Agent
Receipt acknowledged

(Authorised signatory) [Account Bank]
[Date]

33

SCHEDULE 3
FORMS OF LETTER FOR CASH MANAGEMENT DOCUMENTS
PART 1
NOTICE TO COUNTERPARTY

To:	[Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [     ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Cash Management Document(s)] (the Cash Management Document[s]); and

2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Cash Management Document[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Cash Management Document to perform all the obligations assumed by it under [the] [that] Cash Management Document;

(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document; and

(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Cash Management Document and you should continue to give notice under [the] [each] Cash Management Document to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the

34

Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Cash Management Document[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,

(Authorised signatory)
For [Chargor]

35

PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Cash Management Document(s)] (the Cash Management Document[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Cash Management Document[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;

2.	have not received notice of the interest of any third party in [any of] the Cash Management Document[s];

3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Cash Management Document[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;

4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Cash Management Document[s] and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

36

5.	undertake not to amend or waive any term of or terminate [the] [any of those] Cash Management Document[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,

(Authorised signatory)
[Counterparty]

37

SIGNATORIES

Signed, Sealed and Delivered as a Deed	)

by duly appointed attorney	)

For and on behalf of	)

NOVELIS AG	)

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SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:

Peter M. Walther, Senior Vice President

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS DEUTSCHLAND GMBH
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

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THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS DEUTSCHLAND GMBH a limited liability company organized under the laws of Germany, having its business address at Hannoversche Strasse 1, 37075 Goettingen, Germany which is registered in the commercial register at the local court (Amtsgericht) of Göttingen under HRB 772 (the Chargor); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions
In this Deed (including its Recitals):
Account Bank means a bank with whom a Security Account is maintained.
Act means the Law of Property Act 1925.
Cash Management Document means any agreement specified in Part 2 of Schedule 1 (Security Assets) and any other agreement between two or more members of the Group to which the Chargor is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.
Credit Agreement means the revolving credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.
Group means Holdings, the Parent Borrower and any of its Restricted Subsidiaries.
Novelis Europe means Novelis Europe Holdings Limited a company registered in England and Wales with registered number 05308334 and with its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN United Kingdom.
Party means a party to this Deed.
Realisation Notice means the written notice (Androhung) given by the Collateral Agent to the Chargor in advance of its intention to realise any of the Security Assets.
Receivables Purchase Agreement means the agreement between the Chargor and Novelis AG pursuant to which certain receivables owned be the Chargor or to be created

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by the Chargor under certain of its supply contracts have been sold and assigned to Novelis AG by way of a true sale.
Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.
Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.
Security means any Security Interest created, evidenced or conferred by or under this Deed.
Security Account means in relation to the Chargor:
(a)	any account specified in Part 1 of Schedule 1 (Security Assets);
(b)	any other account which it purports to charge under this Deed; and
(c)	in each case, any replacement account or sub-division or sub-account of any such account.
Security Assets means any and all assets of the Chargor that are the subject of this Security.
Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
Security Period means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.
Security Trust Deed means the security trust deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.
Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.
Term Loan Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Chargors and the Term Loan Collateral Agent.
Territory means England and Wales.
UK Intellectual Property means all Intellectual Property owned now or in the future by the Chargor which is established under the laws of the United Kingdom including any state territory or political subdivision thereof (excluding, for the avoidance of doubt, any Intellectual Property registered with any international or intergovernmental registry).
1.2	Construction
In this Deed:
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

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(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);
(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;
(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;
(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;
(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);
(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;
(h)	including means including without limitation and includes and included shall be construed accordingly;
(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;
(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and
(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

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(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;
(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;
(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;
(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;
(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and
(vii)	words imparting the singular include the plural and vice versa.
(n)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.
(o)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.
(p)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.
(q)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and
(ii)	any present and future assets of that type.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.

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1.4	Conflict with the provisions of this Deed
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY
2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;
(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and
(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If the Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;
(ii)	unless the Collateral Agent otherwise requires, the Chargor must use all reasonable endeavours to obtain the consent as soon as practicable; and
(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.

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(c)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.
(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Credit balances
The Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person established in the Territory, including each of its Security Accounts, and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.
2.3	Book debts etc.
The Chargor charges by way of a fixed charge:
(a)	all of its book and other debts that are payable in the Territory;
(b)	all other moneys due and owing to it that are payable in the Territory; and
(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
2.4	Cash Management Documents
(a)	The Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Cash Management Documents.
(b)	Without prejudice to the obligations of the Chargor under Clause 2.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which the Chargor may derive from that right or be awarded or entitled to in respect of that right.
(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, the Chargor charges by way of fixed charge all of its rights under the Cash Management Documents.
2.5	Intellectual Property
(a)	The Chargor charges by way of a fixed charge all of its rights in respect of the UK Intellectual Property including but not limited to the designs, patents and trade marks specified in Part 3 of Schedule 1 (Security Assets) to this Deed.

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(b)	For the purpose of enabling the Collateral Agent, whilst an Event of Default is continuing, to exercise its rights and remedies under Clause 8 (When Security Becomes Enforceable) and Clause 9 (Enforcement of Security) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Chargor hereby grants to the Collateral Agent an irrevocable, non-exclusive license and, to the extent permitted under all relevant licenses of Intellectual Property granting the Chargor rights in Intellectual Property, a sublicense (in each case, exercisable without payment of royalties or other compensation to the Chargor) to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by or licensed to the Chargor, wherever the same may be located; provided that the quality of any products in connection with which the trademarks are used will not be materially inferior to the quality of such products manufactured or sold by the Chargor prior to such Event of Default. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
2.6	Floating charge
(a)	The Chargor charges by way of a floating charge all of those assets purported to be charged under Clauses 2.2 to 2.5 that are not effectively charged by way of fixed charge or assigned under this Deed.
(b)	Except as provided below, the Collateral Agent may by notice to the Chargor convert the floating charge created by the Chargor under this Deed into a fixed charge as regards any of the Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;
(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or
(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on Dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or
(ii)	anything done with a view to obtaining a moratorium,
under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of the Chargor’s assets that are subject to the floating charge:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

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(ii)	on the convening of any meeting of the members of the Chargor to consider a resolution to wind the Chargor up (or not to wind the Chargor up); or
(iii)	upon the occurrence of any analogous event in any jurisdiction.
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.
(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of the Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.
(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
3.	REPRESENTATIONS — GENERAL
3.1	Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise; and
(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;
(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or
(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party;
(e)	it is not aware of any circumstances relating to the validity, subsistence or use of any of its UK Intellectual Property which could reasonably be expected to have a Material Adverse Effect; and
(f)	Schedule 1 (Security Assets) properly identifies all bank accounts held by the Chargor in the Territory at the date of this Deed.

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3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.
(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.
(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or
(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	ACCOUNTS
5.1	Accounts
All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
5.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank in the Territory and additional banks in the Territory may be appointed as Account Banks if the Chargor and the Collateral Agent so agree.
(b)	Without prejudice to Clause 5.2(a), the Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the Chargor, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.
(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and the Chargor and the Collateral Agent hereby irrevocably give all authorisations and instructions necessary for any such transfer to be made.
(d)	The Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

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(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if the Chargor should fail to do so.
(e)	The Chargor shall not, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.
(f)	The Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by the Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
5.3	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.
(b)	No Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.
(c)	Each Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.
(d)	Each Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 5.5 or as otherwise permitted by the Credit Agreement.
5.4	Book debts and receipts
(a)	The Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;
(ii)	book and other debts and other moneys owed to it; and
(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into a Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and
(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 5.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.

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5.5	Notices of charge
(a)	The Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and
(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).
(c)	The Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and
(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
6.	CASH MANAGEMENT DOCUMENTS
6.1	Representations
       The Chargor represents and warrants to each Secured Party that:
(a)	each of its Cash Management Documents is its legally binding, valid, and enforceable obligation;
(b)	it is not in default in any material respect of any of its obligations under any of its Cash Management Documents;
(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Cash Management Documents; and
(d)	its entry into and performance of this Deed will not conflict with any term of any of its Cash Management Documents.
6.2	Preservation
The Chargor may not, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(a)	amend or waive any term of, or terminate, any of its Cash Management Documents; or

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(b)	take any action which might jeopardise the existence or enforceability of any of its Cash Management Documents.
6.3	Other undertaking
       The Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Cash Management Documents; and
(b)	supply the Collateral Agent and any Receiver with copies of each of its Cash Management Documents and any information and documentation relating to any of its Cash Management Documents if requested by the Collateral Agent or any Receiver.
6.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, the Chargor must diligently pursue its rights under each of its Cash Management Documents, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.
(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor) any of the Chargor’s rights under its Cash Management Documents.
6.5	Notices of assignment
       The Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 3 (Forms of letter for Cash Management Documents), on each of the other parties to each of its Cash Management Documents; and
(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 3 (Forms of letter for Cash Management Documents) within 14 days of the date of this Deed.
7.	INTELLECTUAL PROPERTY
7.1	Preservation
(a)	The Chargor must promptly, if requested to do so by the Collateral Agent, sign or procure the signature of, and comply with all instructions of the Collateral Agent in respect of, any document required to make entries in any public register of the United Kingdom Intellectual Property Office which either record the existence of this Deed or the restrictions on disposal imposed by this Deed.
(b)	No Chargor may, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:

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(i)	amend or waive or terminate, any of its rights in respect of its UK Intellectual Property; or
(ii)	take any action which might jeopardise the existence or enforceability of any of its rights in respect of its UK Intellectual Property.
7.2	Negative Undertakings
At all times during the Security Period, the Chargor undertakes:
(a)	not to dispose of, encumber, abandon, weaken the strength of (such as the good reputation of a trademark) or allow the UK Intellectual Property or parts thereof to lapse, including any lapse of rights due to non-use or allow the forfeiture, revocation or invalidity of any rights to the UK Intellectual Property with respect to third parties, except as reasonably required in the ordinary course of business and upon giving prior notice thereof to the Collateral Agent, or as permitted under the Credit Agreement or under this Deed;
(b)	not to amend or to re-file specifications of the UK Intellectual Property or parts thereof and not to grant further licenses or other rights with respect to the UK Intellectual Property or parts thereof to third parties, except as reasonably required in the ordinary course of business and upon giving prior notice thereof to the Collateral Agent, or as permitted under the Credit Agreement or under this Deed;
(c)	not to dispute the validity of the UK Intellectual Property or of new applications for registration with regard to the UK Intellectual Property;
7.3	Positive Undertakings
At all times during the Security Period, the Chargor undertakes:
(a)	to inform the Collateral Agent immediately of any claims of which it becomes aware in respect of the UK Intellectual Property or any part thereof or any other measures which may materially impair or jeopardise the Collateral Agent’s and/or and the Secured Parties rights relating thereto and to forward documents which the Collateral Agent may reasonably request and that are necessary or expedient for a defence against such claims. The Chargor shall further be obliged to inform as soon as possible the claimants or other third parties asserting rights with respect to the transferred rights and claims in writing of the Collateral Agent’s rights in respect of the claims and the existence of this Deed. All costs and expenses reasonably incurred for necessary countermeasures of the Collateral Agent shall be borne by the Chargor;
(b)	to promptly inform the Collateral Agent if it becomes aware that third parties infringe any of the UK Intellectual Property or parts thereof, dispute the validity of the UK Intellectual Property or parts thereof or allege that the UK Intellectual Property or parts thereof violate the rights of third parties in a way which materially impairs or jeopardises or can reasonably be expected to materially impair or jeopardise the Collateral Agent’s and/or the Secured Parties’ rights relating to the UK Intellectual Property and promptly assert all claims and to litigate if, at the reasonable discretion of the Chargor, this is required for the defense against the alleged claims in the ordinary course of business. All expenses incurred in this respect are to be borne by the Chargor. All compensation claims becoming due after the date of this Deed become part of

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the UK Intellectual Property. Upon the occurrence of an Event of Default which is continuing, unheeded and unwaived the Collateral Agent may take over any judicial or extra judicial proceedings upon reasonable request and at the Chargor’s expense to the extent necessary to preserve legitimate interests of the Collateral Agent;
(c)	to make all statements and take all actions at its own expense which are required and appropriate in the ordinary course of business in order to maintain the registration of the material UK Intellectual Property, as shall be consistent with commercially reasonable business judgment, including payment of renewal fees, and have the UK Intellectual Property registered if not registered so far and to deliver to the Collateral Agent at its reasonable request copies of respective documents evidencing such actions;
(d)	to establish, and, to the extent already existing, to continue, at its own cost and expenses a permanent surveillance of reasonable extent for publications of applications and/or registrations of intellectual property rights which may infringe or otherwise legally collide with the UK Intellectual Property;
(e)	to inform the Collateral Agent promptly of the occurrence of any event which may result in any of the representations and warranties included in Clause 3 (Representations) of this Deed being untrue; and
(f)	to notify the Collateral Agent without undue delay of any event or circumstance which might be expected to have a material adverse effect on the validity or enforceability of this Deed.
7.4	Further Assurance
If the Chargor shall at any time after the date of this Deed (a) obtain any ownership or other rights in and/or to any additional UK Intellectual Property or (b) become entitled to the benefit of any additional UK Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any UK Intellectual Property, or any improvement on any UK Intellectual Property, the provisions of this Deed shall automatically apply thereto and any such item described in (a) or (b) above (other than any Excluded Property) shall automatically constitute UK Intellectual Property for the purpose of this Deed as if such would have constituted UK Intellectual Property at the time of execution hereof and such UK Intellectual Property (other than any Excluded Property) shall be subject to the Security and Security Interests created by this Deed without further action by any party. Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d) of the Credit Agreement, the Chargor shall provide to the Collateral Agent written notice of any of the foregoing UK Intellectual Property owned by the Chargor which is the subject of a registration or application and confirm the attachment of the Security and Security Interests created by this Deed to any rights described in clauses (i) and (ii) above by the delivery of an executed instrument or other statement(s) in form and substance reasonably acceptable to the Collateral Agent as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s lien and security interest in such Intellectual Property.
8.	WHEN SECURITY BECOMES ENFORCEABLE
8.1	Timing
This Security will become immediately enforceable if an Event of Default is continuing.

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8.2	Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.
9.	ENFORCEMENT OF SECURITY
9.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.
(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.
(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.
(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
9.2	No liability as mortgagee in possession
Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or
(b)	for any default or omission for which a mortgagee in possession might be liable.
9.3	Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
9.4	Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;
(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;
(c)	whether any money remains due under the Loan Documents; or
(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.

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9.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or
(ii)	procure the transfer of that Security Interest to itself; and/or
(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
9.6	Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
9.7	Limitation
(a)	Subject to Clause 9.7(b) through Clause 9.7(f) below, the Collateral Agent shall not enforce the Security to the extent (i) the Security secures obligations of one of the Chargor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the Chargor or the Chargor itself), and (ii) the enforcement of the Security for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by the Chargor in preparing its unconsolidated balance sheets (Jahresabschluß gemäß § 42 GmbHG, ff 242, 264 HGB)) of the Chargor to an amount that is insufficient to maintain its registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
(i)	the amount of any increase of the Chargor’s registered share capital (Stammkapital) implemented after the date of this Deed that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the Chargor;
(ii)	any loans provided to the Chargor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the Chargor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;

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(iii)	any shareholder loans, other loans and contractual obligations and liabilities incurred by the Chargor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;
(iv)	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower than their market value and that are not necessary for the business of the Chargor (nicht betriebsnotwendig) shall be accounted for with their market value; and
(v)	the assets of the Chargor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with paragraph (b) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
(b)	The limitations set out in Clause 9.7(a) only apply:
(i)	if and to the extent that the managing directors of the Chargor have confirmed in writing to the Collateral Agent within ten (10) Business Days of receipt of the Realisation Notice or the commencement of enforcement under this Deed the value of the Security which cannot be enforced without causing the net assets of the Chargor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or
(ii)	if, within twenty (20) Business Days after an objection under paragraph 9(b)(ii) has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (Auditor’s Determination) prepared at the expense of the Chargor by a firm of auditors of international standing and reputation that is appointed by the Chargor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the Chargor are necessary to maintain its registered share capital as at the date of the Realisation Notice or the commencement of enforcement (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the Chargor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
(c)	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Security up to those amounts that are undisputed between them and the Chargor or determined in accordance with Clause 9.7(a) and Clause 9.7(b). In respect of the exceeding amounts, the Secured Parties shall be entitled to further pursue their claims (if any) and the Chargor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the Realisation Notice or the

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commencement of enforcement and taking into account the adjustments set out above). The Secured Parties are entitled to pursue those parts of the Security that are not enforced by operation of Clause 9.7(a) above at any subsequent point in time. This Clause shall apply again as of the time such additional enforcements are made.
(d)	Clause 9.7(a) shall not apply as to the amount of loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the Chargor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid but excluding, for the avoidance of doubt, any purchase price payment received by the Chargor under the Receivables Purchase Agreement.
(e)	The limitations provided for in Clause 9.7(a) above shall not apply where (i) the Chargor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Gewinnabführungsvertrag) is or will be in existence with the Chargor and the Chargor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).
(f)	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into guarantees in support of obligations of their shareholders without limitations, the limitations set forth in Clause 9.7(a) shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 9.7(a) above, such less stringent limitations shall apply. Otherwise, Clause 9.7(a) shall remain unaffected by changes in applicable law.
10.	ADMINISTRATOR
10.1	Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 7.1, or if the Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of the Chargor, to act together or independently of the other or others appointed (to the extent applicable).
(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration application) or by filing specified documents with the court under paragraphs 14 — 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).
(c)	In this Clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.

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11.	RECEIVER
11.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or
(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.
(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.
(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.
(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
11.2	Removal
The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
11.3	Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.
11.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.
(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
11.5	Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security

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becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
12.	POWERS OF RECEIVER
12.1	General
(a)	A Receiver has all the rights, powers and discretions set out in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and
(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
12.2	Possession
A Receiver may take immediate possession of, get in, and collect any Security Asset.
12.3	Carry on business
A Receiver may carry on any business of the Chargor in any manner he thinks fit.
12.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.
(b)	A Receiver may discharge any person appointed by the Chargor.
12.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
12.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

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12.7	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
12.8	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
12.9	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
12.10	Subsidiaries
A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.
12.11	Delegation
A Receiver may delegate his powers in accordance with this Deed.
12.12	Lending
A Receiver may lend money or advance credit to any customer of the Chargor.
12.13	Protection of assets
A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.
12.14	Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;
(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and
(c)	use the name of the Chargor for any of the above purposes.
13.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent

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permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.
(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party
14.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.
(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 19.2 (Interest).
(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Security or any judgment given in connection with them, is or at any time may be subject.
15.	DELEGATION
15.1	Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
15.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
15.3	Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
16.	FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any Security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);
(b)	facilitating the realisation of any Security Asset;
(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

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(d)	creating and perfecting Security in favour of the Collateral Agent (equivalent to the Security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;
(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and
(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
17.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
18.	PRESERVATION OF SECURITY
18.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
18.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.
(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
18.3	Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;
(b)	any release of any person under the terms of any composition or arrangement;

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(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;
(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;
(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or
(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
18.4	Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
18.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or
(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and
(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
18.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or
(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

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(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;
(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or
(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
18.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party; and
(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
18.8	Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
18.9	Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
19.	MISCELLANEOUS
19.1	Covenant to pay
The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.
19.2	Interest
If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the

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date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
19.3	Tacking
Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).
19.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.
(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.
(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
19.5	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and
(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
19.6	Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.
19.7	Perpetuity period
The perpetuity period for the trusts in this Deed is 125 years.
19.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

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(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
20.	RELEASE
At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder.
21.	COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
22.	NOTICES
22.1	Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
22.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 21.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.
(b)	For the purposes of Clause 22.2(a) the address of the Chargor shall be:
Novelis Deutschland GmbH
Hannoversche Straße 1
37075 Göttingen, Germany
Attention: Roland Harings
with a copy to:
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH

27

Switzerland
Attention: Legal Department
22.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
22.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 22.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
22.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.
(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
23.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
24.	ENFORCEMENT
24.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

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(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this Clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.
(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and
(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
24.2	Service of process
(a)	The Chargor appoints Novelis Europe as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that Novelis Europe accepts such appointment
(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.
(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.
(d)	This Subclause does not affect any other method of service allowed by law.
24.3	Waiver of immunity
(a)	The Chargor irrevocably and unconditionally:
(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;
(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(d)	waives all rights of immunity in respect of it or its assets.
24.4	Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

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This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

30

SCHEDULE 1
SECURITY ASSETS
PART 1 — SECURITY ACCOUNTS

	Security Account
Account Bank	number(s)	Security Account name
DB London	22637300	Novelis Deutschland GmbH (GBP)
DB London	22637302	Novelis Deutschland GmbH (USD)
Commerzbank Deutschland	1152214	Novelis Deutschland GmbH
PART 2 — CASH MANAGEMENT DOCUMENTS
PART 3 — UK INTELLECTUAL PROPERTY
TRADEMARK REGISTRATIONS

Trademark	Owner	Country	Application	Registration	Case	Sub
Name	Name	Name	Number	Number	Number	Case
AL-PAC	Novelis Deutschland GmbH	European Community	4944625	4944625	TM2074

J57S & DEVICE	Novelis Deutschland GmbH	European Community	2934636	2934636	TM2922	1E

SEMIFLEX	Novelis Deutschland GmbH	European Community	3786027	3786027	TM2748	1E

FF3 (DEVICE)	Novelis Deutschland GmbH	European Community	001980812	1980812	TM2952	E

B73A & DEVICE	Novelis Deutschland GmbH	European Community	4801239	4801239	NTM0012

J73A & DEVICE	Novelis Deutschland GmbH	European Community	4801783	4801783	NTM0013

FF3	Novelis Deutschland GmbH	European Community	1562933	1562933	TM2367	1E

31

Trademark	Owner	Country	Application	Registration	Case	Sub
Name	Name	Name	Number	Number	Number	Case
CARADUCT	Novelis Deutschland GmbH	European Community	1805654	1805654	TM2227	1E

B57S & DEVICE	Novelis Deutschland GmbH	European Community	4801965	4801965	NTM0011

ALUTRANS	Novelis Deutschland GmbH	European Community	2612646	2612646	TM2145	E

EXINALL	Novelis Deutschland GmbH	European Community	6751481	6751481	NTM0043

NOVALTUBE	Novelis Deutschland GmbH	European Community	007585037		NTM0060

SILPA	Novelis Deutschland GmbH	European Community	8496663	8496663	TM2757

ANOTREAD & DEVICE	Novelis Deutschland GmbH	European Community		890738	NTM0025	1W

ANOSIGN & DEVICE	Novelis Deutschland GmbH	European Community		882648	NTM0003

ANOBOSS & DEVICE	Novelis Deutschland GmbH	European Community		890739	NTM0024	1W

SIGNICOLOR	Novelis Deutschland GmbH	United Kingdom	1482693	1482693	TM2753

ALUCON	Novelis Deutschland GmbH	United Kingdom	1333183	1333183	TM2110

FF2 & DEVICE	Novelis Deutschland GmbH	United Kingdom	1423117	1423117	TM2366

FALZONAL & DEVICE	Novelis Deutschland GmbH	United Kingdom	1425757	1425757	TM2361	1

AL-PAC	Novelis Deutschland GmbH	United Kingdom	1411445	1411445	TM2074

OHLER	Novelis Deutschland GmbH	United Kingdom	1313068	1313068	TM2591	1

OHLER	Novelis Deutschland GmbH	United Kingdom	1313067	1313067	TM2591

FALZONAL	Novelis Deutschland GmbH	United Kingdom	1393352	1393352	TM2361

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TRADEMARK APPLICATIONS

Trademark	Owner	Country	Application	Case	Sub
Name	Name	Name	Number	Number	Case
LUMINAL	Novelis Deutschland GmbH	European Community	953003	NTM0041	1W
PATENT — REGISTRATIONS

	Owner	Country	Patent	Case	Sub
Invention Title	Name	Name	Number	Number	Case
CIGARETTE PACKET	Novelis Deutschland GmbH	United Kingdom	0620166	IR4528

METALLIZED PAPER FOR THE INNER LINER OF CIGARETTE PACKETS	Novelis Deutschland GmbH	United Kingdom	0676503	IR4629

DOUBLE METALLIZED PAPER	Novelis Deutschland GmbH	United Kingdom	0703009	IR4710

COIL CORE MADE OF A FLEXIBLE TUBE	Novelis Deutschland GmbH	United Kingdom	0729911	IR4751

DELAMINABLE PRINTED CIRCUIT BOARD	Novelis Deutschland GmbH	United Kingdom	0851721	IR4887

VIBRATION DAMPENING OF ROLL MILL ROLLS	Novelis Deutschland GmbH	United Kingdom	0855233	IR4991

ANTIGLIDING PROTECTIVE FOIL STRIPABLE PROTECTIVE FOIL FOR METAL SHEET	Novelis Deutschland GmbH	United Kingdom	0892124	IR4979	1E

COIL COATED BAND MATERIAL, CONTAINER MADE OF COATED BAND MATERIAL AND PROCESS FOR ITS MANUFACTURING	Novelis Deutschland GmbH	United Kingdom	1028147	IR5287	1E

FLEXIBLE TUBE FOR AIR-CONDITIONING	Novelis Deutschland GmbH	United Kingdom	1286102	IR5473	E

PROCESS AND DEVICE FOR PRODUCING FLEXIBLE TUBES	Novelis Deutschland GmbH	United Kingdom	1948422	NV0012	W

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COUNTRIES — DESIGN MODELS

	Owner	Country	Patent	Case	Sub
Invention Title	Name	Name	Number	Number	Case
Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0001	NV0030	1E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0002	NV0030	2E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0003	NV0030	3E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0004	NV0030	4E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0005	NV0030	5E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0006	NV0030	6E

Semi-circular grill tray	Novelis Deutschland GmbH	European Community	000516836-0007	NV0030	7E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0001	NV0286	1E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0002	NV0286	2E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0003	NV0286	3E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0004	NV0286	4E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0005	NV0286	5E

Container for food products	Novelis Deutschland GmbH	European Community	001218127-0006	NV0286	6E

QUADRO HEXAGONAL CONTAINER	Novelis Deutschland GmbH	United Kingdom	2069279	IR4980

34

FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To: [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and

2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;

(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

35

	(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

	(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,
(Authorised signatory)
For [Chargor]

37

PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

38

Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;
(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,
(Authorised signatory) [Account Bank]

39

PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [     ] between [     ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;

2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and

3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;

(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and

(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,
(Authorised signatory) for an on behalf of Bank of America, N.A.
as Term Loan Collateral Agent
Yours faithfully,
(Authorised signatory) for an on behalf of Bank of America, N.A.
as Revolving Credit Collateral Agent
Receipt acknowledged
(Authorised signatory) [Account Bank]
[Date]

41

SCHEDULE 3
FORMS OF LETTER FOR CASH MANAGEMENT DOCUMENTS
PART 1
NOTICE TO COUNTERPARTY
To: [Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Cash Management Document(s)] (the Cash Management Document[s]); and

2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Cash Management Document[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Cash Management Document to perform all the obligations assumed by it under [the] [that] Cash Management Document;

(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document; and

(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Cash Management Document.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Cash Management Document and you should continue to give notice under [the] [each] Cash Management Document to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the

42

Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Cash Management Document[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,
(Authorised signatory)
For [Chargor]

43

PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Cash Management Document(s)] (the Cash Management Document[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Cash Management Document[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;

2.	have not received notice of the interest of any third party in [any of] the Cash Management Document[s];

3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Cash Management Document[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;

4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Cash Management Document[s] and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

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5.	undertake not to amend or waive any term of or terminate [the] [any of those] Cash Management Document[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,
(Authorised signatory)
[Counterparty]

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SIGNATORIES
Executed as a deed by

NOVELIS DEUTSCHLAND GMBH	)	Managing Director
acting by	)

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SIGNED as a deed by BANK OF AMERICA, N.A. in its capacity as Collateral Agent acting by authorised signatory:

Peter M. Walther, Senior Vice President

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS INC.
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

SHARE MORTGAGE

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

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iii

THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS INC. a corporation amalgamated under the Canada Business Corporations Act (the Chargor); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.     INTERPRETATION
1.1	Definitions
In this Deed (including the Recitals):
Act means the Law of Property Act 1925.
Administrator means any administrator appointed in respect of the Chargor (whether by the Collateral Agent, or a court or otherwise).
Charged Company means Novelis Europe Holdings Limited, a company incorporated under the laws of England and Wales (registered number 05308334) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN, NP10 9YD.
Charged Shares means all shares in the Charged Company from time to time issued to the Chargor or held by any nominee on its behalf.
Credit Agreement means the revolving credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.
Group means Holdings, the Parent Borrower and any of the Parent Borrower’s Restricted Subsidiaries.
Party means a party to this Deed.
Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.
Related Rights means in relation to any Charged Share:
(i)	the proceeds of sale of the whole or any part of that asset or any monies and proceeds paid or payable in respect of that asset;

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(ii)	all rights under any licence, agreement for sale, option or lease in respect of that asset; and
(iii)	all rights, benefits, claims, contracts, warranties, remedies, security indemnities or covenants for title in respect of that asset.
Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.

Security means any Security Interest created, evidenced or conferred by or under this Deed.
Security Assets means any and all assets of the Chargor that are the subject of this Security.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.

Security Trust Deed means the Security Trust Deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

Term Loan Security Agreement means the share mortgage dated on or about the date of this Deed between the Chargor and the Term Loan Collateral Agent.
1.2	Construction
In this Deed (including the Recitals):
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.
(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);
(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;
(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;
(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;
(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the Collateral Agent or Administrative Agent (as appropriate);

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(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;
(h)	including means including without limitation and includes and included shall be construed accordingly;
(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;
(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and
(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);
(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;
(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;
(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;
(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;
(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and
(vii)	words imparting the singular include the plural and vice versa.

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(n)	The term:
certificated has the meaning given to it in the Uncertificated Securities Regulations 2001; and
clearance system means a person whose business is or includes the provision of clearance services or security accounts or any nominee or depository for that person.
(o)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.
(p)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.
(q)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.
(r)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and
(ii)	any present and future assets of that type.
(s)	A reference in a Charged Share includes:
(i)	any dividend, interest or other distribution paid or payable;
(ii)	any right, money or property accruing, derived, incidental or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;
(iii)	any right against any clearance system;
(iv)	any Related Rights; and
(v)	any right under any custodian or other agreement,
in relation to that Charged Share.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

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(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed.
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY
2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;
(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and
(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

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(c)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Charged Shares
The Chargor charges:
(a)	by way of a first legal mortgage the Charged Shares; this includes any Charged Shares specified in Schedule 1 (Security Assets); and
(b)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a first fixed charge its interest in the Charged Shares.
3.	REPRESENTATIONS AND WARRANTIES
3.1	Nature of security
The Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create (save that the legal mortgage created in Clause 2.2(a)(i) will take effect in equity until such time as the Collateral Agent exercises its discretion under Clause 5.1(b)) and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise;
(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;
(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or
(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law); and
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party.
3.2	Charged Shares
The Chargor represents and warrants to each Secured Party that:
(a)	the Charged Shares are duly authorised, validly issued and fully paid;
(b)	the Charged Shares are not subject to any Security Interest, any option to purchase or similar right (in each case other than as permitted by the Credit Agreement);

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(c)	it is the sole legal and beneficial owner of the Charged Shares (save for any Charged Shares transferred to the Collateral Agent or its nominee pursuant to this Deed);
(d)	the Charged Company is a company incorporated with limited liability;
(e)	the constitutional documents of the Charged Company do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of this Security; and
(f)	there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Charged Company (including any option or right of pre-emption or conversion) (in each case other than as permitted by the Credit Agreement).
3.3	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.
(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.
(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or
(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	COVENANTS
5.1	Certificated Charged Shares
(a)	The Chargor must:
(i)	deposit with the Collateral Agent, or as the Collateral Agent may direct, any bearer instrument, share certificate or other document of title or evidence of ownership in relation to any Charged Share; immediately in respect of any Charged Share subject to this Security on the date of this Deed and thereafter, immediately following the acquisition by, or the issue to, the Chargor of any certificated Charged Share (unless the same is required for registering any transfer, in which case the Chargor must deposit the same immediately after such registration is completed); and
(ii)	immediately take any action and execute and deliver to the Collateral Agent any share transfer or other document which may be requested by the Collateral Agent in order to enable the transferee to be registered as

7

the owner or otherwise obtain a legal title to that Charged Share; this includes:
(1)	delivering executed and (unless exempt from stamp duty), pre-stamped share transfers in favour of the Collateral Agent or any of its nominees as transferee or, if the Collateral Agent so directs, with the transferee left blank; and
(2)	procuring that those share transfers are registered by the Charged Company in which the Charged Shares are held in the share register of the Charged Company and that share certificates in the name of the transferee are delivered to the Collateral Agent.
(b)	The Collateral Agent may, at any time, complete the instruments of transfer on behalf of the Chargor in favour of itself or such other person as it shall select.
5.2	Changes to rights
The Chargor may not (except to the extent permitted by the Credit Agreement and the Intercreditor Agreement) take or allow the taking of any action on its behalf which may result in the rights attaching to any of the Charged Shares being altered or further shares being issued.
5.3	Calls
(a)	The Chargor must pay all calls and other payments due and payable in respect of any of the Charged Shares.
(b)	If the Chargor fails to do so, the Collateral Agent may (at its discretion) pay those calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the Collateral Agent for any payment made by the Collateral Agent under this Subclause and, pending reimbursement, that payment will constitute part of the Secured Obligations.
5.4	Other obligations in respect of Charged Shares
(a)	The Chargor must comply with all requests for information which is within its knowledge and which it is required to comply with by law (including section 793 of the Companies Act 2006) or under the constitutional documents relating to any of the Charged Shares. If the Chargor fails to do so, the Collateral Agent may elect to provide any information which it may have on behalf of the Chargor.
(b)	The Chargor must promptly supply a copy to the Collateral Agent of any information referred to in paragraph (a) above.
(c)	It is acknowledged and agreed that notwithstanding anything to the contrary contained in this Deed, the Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of any of the Charged Shares.
(d)	No Secured Party will be required in any manner to:
(i)	perform or fulfil any obligation of the Chargor;

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(ii)	make any payment;
(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor;
(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount; or
(v)	take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise, in respect of any Charged Share.
5.5	Voting rights
(a)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Chargor may continue to exercise the voting rights, powers and other rights in respect of the Charged Shares, provided that (x) it shall promptly deliver copies of any minutes of shareholder meetings in respect of the Charged Shares to the Collateral Agent if so requested by the Collateral Agent, and (y) it shall not exercise such voting rights, powers and other rights in a manner which would result in, or otherwise permit or agree to, (i) any variation of the rights attaching to or conferred by any of the Charged Shares which the Collateral Agent considers prejudicial to the interests of the Secured Parties or which conflict or derogate from any Loan Documents or (ii) any increase in the issued share capital of a Charged Company (save to the extent permitted by the Credit Agreement), which in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Deed.

(b)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, if the relevant Charged Shares have been registered in the name of the Collateral Agent or its nominee, the Collateral Agent (or that nominee) must exercise the voting rights, powers and other rights in respect of the Charged Shares in any manner which the Chargor may direct in writing. The Collateral Agent (or that nominee) will execute any form of proxy or other document which the Chargor may reasonably require for this purpose.

(c)	Subject to the terms of the Credit Agreement and the Intercreditor Agreement, unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, all dividends or other income or distributions paid or payable in relation to any Charged Shares must be paid to the Chargor. To achieve this:
(i)	the Collateral Agent or its nominee will promptly execute any dividend mandate necessary to ensure that payment is made direct to the Chargor; or

(ii)	if payment is made directly to the Collateral Agent (or its nominee) before the service of a notice by the Collateral Agent or at a time when an Event of Default is not continuing, the Collateral Agent (or that nominee) will promptly pay that amount to the Chargor.

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(d)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Collateral Agent shall use its reasonable endeavours to promptly forward to the Chargor all material notices, correspondence and/or other communication it receives in relation to the Charged Shares.

(e)	Following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing, the Collateral Agent or its nominee may exercise or refrain from exercising:
(i)	any voting rights; and

(ii)	any other powers or rights which maybe exercised by the legal or beneficial owner of any Charged Share, any person who is the holder of any Charged Share or otherwise in each case, in the name of the Chargor, the registered holder or otherwise and without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor.
(f)	To the extent that the Charged Shares remain registered in the names of the Chargor, the Chargor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of those Charged Shares following the service of a notice by the Collateral Agent or so long as an Event of Default is continuing.
(g)	The Chargor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of the Charged Shares on the direction of the Chargor.
5.6	Custodian arrangements
The Chargor must:
(a)	promptly give notice of this Deed to any custodian of any Charged Share in any form which the Collateral Agent may reasonably require; and
(b)	use reasonable endeavours to ensure that the custodian acknowledges that notice in any form which the Collateral Agent may reasonably require.
6.	WHEN SECURITY BECOMES ENFORCEABLE
6.1	Timing
This Security will become immediately enforceable if an Event of Default is continuing.
6.2	Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders or the Administrative Agent may direct.

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7.	ENFORCEMENT OF SECURITY
7.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.
(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.
(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.
(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
7.2	No liability as mortgagee in possession
Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or
(b)	for any default or omission for which a mortgagee in possession might be liable.
7.3	Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
7.4	Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;
(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;
(c)	whether any money remains due under the Loan Documents; or
(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
7.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:

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(i)	redeem any prior Security Interest against any Security Asset; and/or
(ii)	procure the transfer of that Security Interest to itself; and/or
(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
7.6	Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
8.	RECEIVER
8.1 Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or
(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.
(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.
(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.
8.2	Removal
The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
8.3	Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.

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8.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.
(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
8.5	Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
9.	POWERS OF RECEIVER
9.1	General
(a)	A Receiver has all the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and
(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
9.2	Possession
A Receiver may take immediate possession of, get in and collect any Security Asset.
9.3	Carry on business
A Receiver may carry on any business of the Chargor in any manner he thinks fit.
9.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.

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9.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
9.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
9.7	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
9.8	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
9.9	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
9.10	Subsidiaries
A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.
9.11	Delegation
A Receiver may delegate his powers in accordance with this Deed.
9.12	Lending
A Receiver may lend money or advance credit to any customer of the Chargor.
9.13	Protection of assets
A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.
9.14	Other powers
A Receiver may:

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(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;
(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and
(c)	use the name of the Chargor for any of the above purposes.
10.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.
(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party.
11.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.
(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 16.2 (Interest).
(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Transaction Security or any judgment given in connection with them, is or at any time may be subject.
12.	DELEGATION
12.1	Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
12.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

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12.3	Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
13.	FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);
(b)	facilitating the realisation of any Security Asset;
(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or
(d)	creating and perfecting security in favour of the Collateral Agent (equivalent to the security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;
(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and
(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
14.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
15.	PRESERVATION OF SECURITY
15.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

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15.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.
(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
15.3	Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;
(b)	any release of any person under the terms of any composition or arrangement;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;
(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;
(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or
(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
15.4	Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
15.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:

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(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or
(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and
(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
15.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or
(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);
(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;
(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or
(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
15.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party;
(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
15.8	Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the

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Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
15.9	Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
16.	MISCELLANEOUS
16.1	Covenant to pay
The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.
16.2	Interest
If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
16.3	Tacking
Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).
16.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.
(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.
(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
16.5	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and
(b)	no Secured Obligation is due and payable,

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that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
16.6	Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.
16.7	Perpetuity period
The perpetuity period for the trusts in this Deed is 125 years.
16.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
17.	RELEASE
At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder.
18.	COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

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19.	NOTICES
19.1	Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
19.2	Addresses
Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.
19.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
19.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 19.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
19.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.
(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
20.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

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21.	ENFORCEMENT
21.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.
(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. The Chargor agrees not to argue to the contrary and waives objection to the provisions of this clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.
(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and
(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
21.2	Service of process
(a)	The Chargor appoints the Charged Company as its agent under this Deed for service of process in any proceedings before the English courts in connection with this Deed and will procure that the Charged Company accepts such appointment.
(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.
(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.
(d)	This Subclause does not affect any other method of service allowed by law.
21.3	Waiver of immunity
The Chargor irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

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(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(c)	waives all rights of immunity in respect of it or its assets.
21.4	Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
CHARGED SHARES

		Name of nominee (if
	Name of Charged	any) by whom shares		Number of shares
Chargor	Company	are held	Class of shares held	held
Novelis Inc	Novelis Europe
	Holdings Limited		Ordinary	165,631,965

Novelis Inc	Novelis Europe
	Holdings Limited		Preferred	144,928,900

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SIGNATORIES

Executed as a deed by

NOVELIS, INC. acting by	)	Authorised signatory

)

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SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:

Peter M. Walther, Senior Vice President

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EXECUTION COPY
Dated __ December 2010
Between
BANK OF AMERICA, N.A.
as Collateral Agent and Administrative Agent
and
THE COMPANIES LISTED IN SCHEDULE 1
as Original Chargors

SECURITY TRUST DEED

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

THIS DEED is dated __ December 2010
BETWEEN
(1)	BANK OF AMERICA, N.A., as agent and trustee for the Secured Parties (as defined in the Credit Agreement defined below) (the Collateral Agent);

(2)	BANK OF AMERICA, N.A., as administrative agent for the Secured Parties (each defined in the Credit Agreement) (defined below) (the Administrative Agent); and

(3)	THE COMPANIES LISTED IN SCHEDULE 1 as original chargors (the Original Chargors).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
Terms defined in the Credit Agreement (defined below) shall, unless otherwise defined in this Deed, have the same meaning when used in this Deed and in addition:
Additional Chargor means a member of the Group which enters into a Security Document after the date of this Deed.
Agent Accession Undertaking means an undertaking in substantially the form set out in Schedule 2.
Chargor means an Original Chargor and any Additional Chargor.
Chargor Accession Undertaking means an undertaking substantially in the form set out in Schedule 3.
Credit Agreement means the revolving credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.
English Guarantee and Security Agreement means the English law guarantee and security agreement dated on or about the date of this Deed between Novelis UK, Novelis Europe, Novelis Services and the Collateral Agent.
English Security over Accounts Agreement means each of (a) the English law security over accounts agreement between Novelis Luxembourg and the Collateral Agent; (b) the English law security over accounts agreement between Novelis Switzerland and the Collateral Agent; (c) the English law security over accounts agreement between Novelis Switzerland AG and the Collateral Agent; (d) the English law security over accounts agreement between Novelis Italia and the Collateral Agent; (e) the English law security over accounts agreement between Novelis Foil France and the Collateral Agent; (f) the English law security over accounts agreement between Novelis France and the Collateral Agent; (g) the English law security over accounts agreement between Novelis Inc and the Collateral Agent; and (h) the English law security over accounts agreement between Novelis US and the Collateral Agent.

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English Security over Accounts and IP Agreement means the English law security agreement dated on or about the date of this Deed between Novelis Germany and the Collateral Agent.
English Security Documents means each of the English Guarantee and Security Agreement, the English Security over Accounts and IP Agreement, the English Security over Accounts Agreements and the English Share Mortgage.
English Share Mortgage means the English law share mortgage dated on or about the date of this Deed between Novelis Inc and the Collateral Agent.
Group means Holdings, the Parent Borrower and any of the Parent Borrower’s Restricted Subsidiaries.
Irish Guarantee and Security Agreement means the Irish law guarantee and security agreement dated on or about the date of this Deed between Novelis Ireland and the Collateral Agent.
Irish Security Documents means each of the Irish Guarantee and Security Agreement and the Irish Share Charges.
Irish Share Charge means each of (a) the Irish law share charge in respect of shares in Novelis Ireland dated on or about the date of this Deed between Novelis UK and the Collateral Agent and (b) the Irish law share charge in respect of shares in Novelis Ireland dated on or about the date of this Deed between Novelis Europe and the Collateral Agent.
Outstanding Amount at any time in relation to a Secured Party means the aggregate of the amounts which are owing, actually or contingently, at such time by any Chargor to that Secured Party (other than to the Collateral Agent in its capacity as collateral agent) under the Loan Documents, whether or not due.
Party means a party to this Deed.
Receiver means a receiver and manager or a receiver or, where permitted by law, an administrative receiver of the whole or part of the Secured Property and that term will include any appointee under a joint and/or several appointment, in each case, appointed under any Security Document.
Secured Property means all the assets of the Chargors which from time to time are, or are expressed to be, the subject of the Transaction Security.
Security Documents means (a) the English Security Documents, (b) the Irish Security Documents and (c) any other document governed by English or Irish law that evidences or creates any guarantee or any security over any asset of any Chargor to guarantee or secure the Secured Obligations in favour of the Collateral Agent and/or is designated a “Security Document” for the purposes of this Deed by the Collateral Agent and the Chargors.

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Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
Transaction Security means any guarantee or Security Interest created or expressed to be created in favour of the Collateral Agent pursuant to the Security Documents.
Trustee Acts means the Trustee Act 1925 the Trustee Act 2000 of England and Wales and the Trustee Acts of Ireland.
1.2	Construction
     In this Deed:
(i)	the rules of interpretation contained in Clause 1.2 (Interpretation) of the Guarantee and Security Agreement shall apply to the construction of this Deed, but as if references to the Credit Agreement were to this Deed; and

(ii)	the Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.
1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.
1.4	The Collateral Agent

The Collateral Agent is entitled to all of the rights and benefits of Article 10 of the Credit Agreement, and to the extent that Article 10 of the Credit Agreement is inconsistent with the provisions of this Deed, the provisions of Article 10 of the Credit Agreement shall prevail.
1.5	Conflict with the provisions of this Deed

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT,

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INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	TRUST FOR THE SECURED PARTIES
(a)	The Collateral Agent declares that it shall hold the Transaction Security on trust for those entities which are from time to time Secured Parties, to the extent that such Transaction Security purports to guarantee or secure the Secured Obligations.

(b)	Each of the Parties agrees that the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Deed or any other Loan Document (and no others shall be implied).
3.	APPLICATION OF PROCEEDS

3.1	Order of Application
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of this Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents, but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause shall not prejudice the right of any Secured Party to recover any shortfall from any Chargor.
3.2	Investment of Proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 3.1 (Order of Application) the Collateral Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Collateral Agent or the Administrative Agent with such financial institution (including itself) for so long as the Collateral Agent shall think fit or as the Required Lenders may direct (the interest being credited to the relevant account) pending the application from time to time of those monies at the Collateral Agent’s discretion in accordance with the provisions of this Clause 3.

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3.3	Currency Conversion
(a)	For the purpose of or pending the discharge of any of the Secured Obligations the Collateral Agent may convert any moneys received or recovered by the Collateral Agent from one currency to another, at the spot rate at which the Collateral Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of the Chargors to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
3.4	Permitted Deductions

The Collateral Agent shall be entitled (a) to set aside by way of reserve amounts required to meet, and (b) to make and pay, any deductions (on account of Taxes or otherwise), which it is or may be required by any applicable law to make from any distribution or payment made by it under this Deed, and to pay all Taxes which may be assessed against it in respect of any of the Secured Property, or as a consequence of performing its duties, or by virtue of its capacity as Collateral Agent under any of the Loan Documents or otherwise (other than in connection with its remuneration for performing its duties under this Deed).
3.5	Discharge of Secured Obligations
(a)	Any payment to be made to the Lenders in respect of the Secured Obligations by the Collateral Agent may be made to the Administrative Agent on behalf of the Lenders and any payment so made shall be a good discharge to the extent of that payment, to the Collateral Agent.

(b)	The Collateral Agent is under no obligation to make payment to the Administrative Agent under Clause 3.5(a) in the same currency as that in which the relevant Lender’s Outstanding Amounts are denominated.
3.6	Sums received by Chargors

If any of the Chargors receives any sum which, pursuant to any of the Loan Documents, should have been paid to the Collateral Agent or the Administrative Agent, the relevant Chargor shall procure that such sum shall promptly be paid to the Collateral Agent for application in accordance with this Clause and pending such payment Novelis Europe shall procure that such sum shall be held by that Chargor on trust for the Collateral Agent.
3.7	No Security Interest

No part of this Deed is intended to or shall create a registerable Security Interest.
4.	COLLATERAL AGENT’S ACTIONS
4.1	Collateral Agent’s Instructions

The Collateral Agent shall:
(a)	except as otherwise provided, act in accordance with any instructions given to it by the Administrative Agent and shall be entitled to assume that (i) any instructions received by it from the Administrative Agent are duly given by or on

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behalf of the Required Lenders or, as the case may be, the Lenders in accordance with the terms of the Loan Documents and (ii) unless it has received actual notice of revocation, that any such instructions or directions have not been revoked;
(b)	if it receives any instructions or directions from the Administrative Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Loan Documents for taking that action have been satisfied;

(c)	be entitled to request instructions, or clarification of any direction, from the Administrative Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Collateral Agent may refrain from acting unless and until those instructions or clarification are received by it; and

(d)	be entitled to carry out all dealings with the Lenders through the Administrative Agent and may give to the Administrative Agent any notice or other communication required to be given by the Collateral Agent to the Lenders.
4.2	Collateral Agent’s Actions

Subject to the provisions of this Clause 4:
(a)	the Collateral Agent may in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Loan Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

(b)	at any time after receipt by the Collateral Agent of notice from the Administrative Agent directing the Collateral Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Loan Documents to enforce any Transaction Security, the Collateral Agent may, and shall if so directed by the Administrative Agent take any action as in its sole discretion it thinks fit to enforce the Transaction Security.
4.3	Collateral Agent’s Discretions

The Collateral Agent may:
(a)	assume, unless it has, in its capacity as Collateral Agent for the Secured Parties, received actual notice to the contrary, that (a) no Default or Event of Default has occurred and no Chargor is in breach of or default under its obligations under any of the Loan Documents and (b) any right, power, authority or discretion vested by any Loan Document in any person has not been exercised;

(b)	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Collateral Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(c)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the

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knowledge of a Secured Party or a Chargor, upon a certificate signed by or on behalf of that person; and

(d)	refrain from acting in accordance with the instructions of the Administrative Agent (including bringing any legal action or proceeding arising out of or in connection with the Loan Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.
4.4	Collateral Agent’s Obligations

The Collateral Agent shall promptly inform the Administrative Agent of:
(a)	the contents of any notice or document received by it in its capacity as Collateral Agent from any Chargor under any Loan Document; and

(b)	the occurrence of any Event of Default or any default by a Chargor in the due performance of or compliance with its obligations under any Loan Document of which the Collateral Agent has received notice from any other party to this Deed.
4.5	Excluded Secured Obligations

Notwithstanding anything to the contrary expressed or implied in this Deed or a Security Document, the Collateral Agent shall not:
(a)	be bound to enquire as to (i) the occurrence or otherwise of any Default or Event of Default or (ii) the performance, default or any breach by a Chargor of its obligations under any of the Loan Documents;

(b)	be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including any Secured Party) (i) any confidential information or (ii) any other information if disclosure would or might in its reasonable opinion constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Loan Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Chargor.
4.6	Exclusion of Collateral Agent’s Liability

Unless caused directly by its gross negligence or wilful misconduct the Collateral Agent shall not accept responsibility or be liable for:
(a)	the adequacy, accuracy and/or completeness of any information supplied by the Collateral Agent or any other person in connection with the Loan Documents or the transactions contemplated in the Loan Documents, or any other agreement,

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arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Loan Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with any Loan Document or the Transaction Security;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Loan Documents or the Transaction Security or otherwise;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Loan Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents or the Transaction Security; or

(e)	any shortfall which arises on the enforcement of the Transaction Security.
4.7	No Proceedings

No Party (other than the Collateral Agent) may take any proceedings against any officer, employee or agent of the Collateral Agent in respect of any claim it might have against the Collateral Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Security Document and any officer, employee or agent of the Collateral Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.
4.8	Own Responsibility

It is understood and agreed by each Secured Party at all times that that Secured Party has itself been and will continue to be solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Loan Documents including but not limited to:
(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each of the Chargors;

(b)	the legality, validity, effectiveness, adequacy and enforceability of each of the Loan Documents and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Chargor or any other person or any of their respective assets under or in connection with the Loan Documents, the transactions contemplated in the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents;

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(d)	the adequacy, accuracy and/or completeness of any information provided by any person in connection with the Loan Documents, the transactions contemplated in the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Loan Documents; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Secured Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Secured Property, and each Secured Party warrants to the Collateral Agent that it has not relied on and will not at any time rely on the Collateral Agent in respect of any of these matters.
4.9	No responsibility to perfect Transaction Security

The Collateral Agent shall not be liable for any failure to:
(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Chargor to any of the Secured Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Loan Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Loan Documents or of the Transaction Security;

(d)	take, or to require any of the Chargors to take, any steps to perfect its title to any of the Secured Property or to render the Transaction Security effective or to secure the creation of any ancillary security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any Security Document.
4.10	Insurance by Collateral Agent
(a)	The Collateral Agent shall not be under any obligation to insure any of the Secured Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Loan Documents. The Collateral Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Collateral Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party shall have requested it to do so in writing and the Collateral Agent shall have failed to do so within fourteen days after receipt of that request.

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4.11	Custodians and Nominees

The Collateral Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Collateral Agent may determine, including for the purpose of depositing with a custodian this Deed or any document relating to the trust created under this Deed and the Collateral Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Deed or be bound to supervise the proceedings or acts of any person.

4.12	Acceptance of Title

The Collateral Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, such right and title as each of the Chargors may have to any of the Secured Property and shall not be liable for or bound to require the relevant Chargor to remedy any defect in its right or title.

4.13	Refrain from Illegality

The Collateral Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Collateral Agent may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

4.14	Business with the Chargors The Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Chargors.

4.15	Powers Supplemental

The rights, powers and discretions conferred upon the Collateral Agent by this Deed shall be supplemental to the Trustee Acts and in addition to any which may be vested in the Collateral Agent by general law or otherwise.

4.16	Collateral Agent Separate

In acting as Collateral Agent for the Secured Parties, Bank of America, N.A. shall be regarded as a separate entity from Bank of America, N.A. as Administrative Agent, Lender and in any other capacity and any information received in such other capacity shall not be regarded as having been given to Bank of America, N.A. in its capacity as Collateral Agent unless actually received by it in that capacity.

4.17	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Deed. Where there are any inconsistencies between the Trustee Acts and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Deed shall constitute a restriction or exclusion for the purposes of that Act.

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5.	RESIGNATION OF COLLATERAL AGENT
5.1	Resignation of Collateral Agent
(a)	The Collateral Agent may resign and a new Collateral Agent may be appointed in accordance with the provisions of Section 10.07 of the Credit Agreement.

(b)	The retiring Collateral Agent shall (at its own cost except where it resigns pursuant to paragraph (d) below) make available to the successor Collateral Agent such documents and records and provide such assistance as the successor Collateral Agent may reasonably request for the purposes of performing its functions as Collateral Agent under the Loan Documents.

(c)	The Loan Parties party hereto will (at their own cost) take such action and execute such documents as is required by the retiring Collateral Agent so that the Transaction Security provides for effective and perfected security in favour of any successor Collateral Agent.

(d)	The Required Lenders may, by notice to the Collateral Agent, require it to resign in accordance with the provisions of Section 10.07 of the Credit Agreement. In this event, the Collateral Agent shall resign in accordance with the provisions of Section 10.07 of the Credit Agreement.
6.	CHANGE OF PARTY
6.1	Assignment No Party may assign any of its rights or transfer any of its obligations under this Deed except as expressly contemplated by this Deed or as may be required by law.
6.2	Change of Collateral Agent and Administrative Agent

Without prejudice to section 10.07 of the Credit Agreement, any person which is appointed as the Collateral Agent or the Administrative Agent after the date of this Deed, in each case in accordance with the provisions of Section 10.07 of the Credit Agreement, shall execute and deliver to the Collateral Agent (or, if appropriate the outgoing Collateral Agent) and the Administrative Agent (or, if appropriate the outgoing Administrative Agent) an Agent Accession Undertaking and, with effect from:
(a)	the date of acceptance by both the Administrative Agent (or, if appropriate the outgoing Administrative Agent) and the Collateral Agent (or, if appropriate the outgoing Collateral Agent); and

(b)	subject to all necessary steps having been taken to transfer and/or, as the case may be, retake (and duly perfect, as required) the Transaction Security (including, without limitation, delivery (and/or filing, as applicable) of all necessary corporate authorities, legal opinions, notices, acknowledgements, certificates of discharge, transfer certificates, share certificates or any other documents of title):
(i)	the outgoing Collateral Agent or Administrative Agent (as appropriate) shall be discharged from further obligations under this Deed and their respective rights against one another shall be cancelled (except in each case for those rights which arose prior to such date, and in the case of the

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Collateral Agent, its rights under Clause 4 (Collateral Agent’s Actions) and Clause 8 (Taxes, Expenses and Indemnity); and

(ii)	the replacement Collateral Agent or Administrative Agent (as appropriate) shall assume the same obligations, and become entitled to the same rights, as a Collateral Agent or Administrative Agent (as appropriate) under this Deed as if it had been an original party to this Deed.
6.3	Additional Chargor

The Chargors shall procure that any Additional Chargor shall execute and deliver to the Collateral Agent a Chargor Accession Undertaking and with effect from the date of acceptance by the Collateral Agent, the Additional Chargor will become a party to this Deed.
6.4	Credit Agreement The Parties acknowledge Section 10.15 of the Credit Agreement.
7.	DELEGATION AND ADDITIONAL COLLATERAL AGENTS
7.1	Delegation
(a)	The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

(b)	Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

(c)	Neither the Collateral Agent nor any Receiver will be in any way liable or responsible for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
7.2	Additional Collateral Agents
(a)	The Collateral Agent may at any time appoint (and subsequently remove) any person to act as a separate Collateral Agent or as a co-Collateral Agent jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Collateral Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Collateral Agent shall give prior notice to Novelis Europe and the Administrative Agent of any such appointment.

(b)	Any person so appointed (subject to the terms of this Deed) shall have the rights, powers and discretions (not exceeding those conferred on the Collateral Agent by this Deed) and the duties and obligations as are conferred or imposed by the instrument of appointment.

(c)	The remuneration the Collateral Agent may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Deed, be treated as costs and expenses incurred by the Collateral Agent.

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8.	TAXES, EXPENSES AND INDEMNITY
(a)	Each Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	And any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 10.3 (Interest).

(c)	The Chargors shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Transaction Security or any judgment given in connection with them, is or at any time may be subject.
9.	AMENDMENTS AND RELEASES
9.1	Amendments
(a)	Unless the provisions of any Loan Document expressly provide otherwise, the Collateral Agent may, if authorised pursuant to the terms of the Credit Agreement, amend the terms of, waive any of the requirements of, or grant consents under, this Deed or any of the Security Documents, any such amendment, waiver or consent being binding on all the parties to this Deed and the Collateral Agent shall be under no liability whatsoever in this respect.

(b)	No new or additional obligations may be imposed upon the Collateral Agent or the Administrative Agent without the consent of the Collateral Agent or, as the case may be, the Administrative Agent.

(c)	Any amendment or waiver which relates to the rights of the Collateral Agent or the Administrative Agent shall not be effective without the consent of the Collateral Agent or the Administrative Agent respectively.
9.2	Releases Upon a disposal of any of the Secured Property:
(a)	pursuant to the enforcement of the Transaction Security by a Receiver or the Collateral Agent; or

(b)	if that disposal is permitted under the Loan Documents,
the Collateral Agent shall (at the sole cost of the Chargors) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

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10.	MISCELLANEOUS
10.1	Secured Parties’ Information

The Secured Parties shall provide to the Administrative Agent, for transmission to the Collateral Agent, such information as the Collateral Agent may reasonably specify (through the Administrative Agent) as being necessary or desirable to enable the Collateral Agent to perform its functions as Collateral Agent. Each Secured Party (other than the Administrative Agent and the Collateral Agent) shall deal with the Collateral Agent exclusively through the Administrative Agent and shall not deal directly with the Collateral Agent.
10.2	Chargors’ Waiver

Each of the Chargors hereby waives, to the extent permitted under applicable law, all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or any other security, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.
10.3	Interest

If a Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.
11.	REMEDIES AND WAIVERS, PARTIAL INVALIDITY
11.1	Remedies and Waivers
(a)	No failure to exercise, or any delay in exercising, on the part of any Secured Party, any right or remedy under this Deed shall operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

(b)	The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.
11.2	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.
12.	NOTICES
12.1	Communications in Writing Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

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12.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 12.2(b) or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

(b)	For the purposes of Clause 12.2(a), the address of each Chargor shall be:
Novelis Europe Holdings Limited
Latchford Locks Works
Thelwell Lane
Warrington
Cheshire
United Kingdom
Attention: David Sneddon
and with a copy to:
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland
Attention: Legal Department
12.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
12.4	Notification of address and fax number Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 12.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.

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12.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
13.	WINDING-UP OF TRUST AND PERPETUITY PERIOD

13.1	Winding up of Trust

If the Collateral Agent, with the approval of the Required Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by each Security Document have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to any Loan Party pursuant to the Loan Documents, the trusts set out in this Deed shall be wound up. At that time the Collateral Agent shall, at the request of and at the sole cost of the Chargors, release, without recourse or warranty, all of the Transaction Security then held by it and the rights of the Collateral Agent under each of the Security Documents, at which time each of the Collateral Agent, the Administrative Agent, the Secured Parties and the Chargors shall be released from their obligations under this Deed (save for those which arose prior to such winding-up).

13.2	Perpetuity Period

The perpetuity period for the trusts in this Deed is 125 years from the date of this Deed.

14.	CHARGORS
(a)	All communications under this Deed to or from a Secured Party must be sent through the Collateral Agent or the Administrative Agent.

(b)	Each Chargor irrevocably appoints Novelis Europe to act as its agent:
(i)	to give and receive all communications under the Security Documents or this Deed;

(ii)	to supply all information concerning itself to any Secured Party; and

(iii)	to agree and sign all documents under or in connection with this Deed without further reference to any Chargor; this includes any amendment or waiver of this Deed which would otherwise have required the consent of the Chargors.
(c)	Novelis Europe hereby accepts the appointment under Clause 14(b).

(d)	Any communication given to Novelis Europe in connection with this Deed will be deemed to have been given also to the other Chargors.

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(e)	The Collateral Agent may assume that any communication made by Novelis Europe is made with the consent of each Chargor.
15.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

16.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

17.	ENFORCEMENT

17.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. Each Chargor agrees not to argue to the contrary and waives objection to the provisions of this clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
17.2	Waiver of immunity
(a)	Each Chargor irrevocably and unconditionally:

(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.

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17.3	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Chargor (other than a Chargor incorporated in England and Wales);
(a)	irrevocably appoints Novelis Europe as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and Novelis Europe hereby accepts such appointment.

(b)	agrees that failure by a process agent to notify the relevant Chargor of the process will not invalidate the proceedings concerned.

(c)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, each Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another agent for this purpose.

(d)	Each Chargor expressly agrees and consents to the provisions of this Clause 17 and Clause 16 (Governing Law).
17.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
THIS DEED has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
Original Chargors
(1)	NOVELIS INC. a corporation amalgamated under the Canada Business Corporations Act (Novelis Inc).

(2)	NOVELIS UK LTD (registered number 00279596) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis UK).

(3)	NOVELIS SERVICES LIMITED (registered number 06628654) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis Services).

(4)	NOVELIS EUROPE HOLDINGS LIMITED (registered number 05308334) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis Europe).

(5)	NOVELIS DEUTSCHLAND GMBH a limited liability company organized under the laws of Germany, having its business address at Hannoversche Strasse 1, 37075 Goettingen, Germany which is registered in the commercial register at the local court (Amtsgericht) of Göttingen under HRB 772 (Novelis Germany).

(6)	NOVELIS ALUMINIUM HOLDING COMPANY (registered number 316911) with its registered office at 25/28 North Wall Quay, Dublin 1, Ireland (Novelis Ireland).

(7)	NOVELIS LUXEMBOURG S.A. a limited liability company organized under the laws of Luxembourg, having its registered office address at Zone Industrielle Riedgen, L-3451, Dudelange and is registered in the commercial and companies register under number B19358 (Novelis Luxembourg).

(8)	NOVELIS SWITZERLAND S.A. a limited liability company organized under the laws of Switzerland, having its registered office at in registered office in Sierre, Switzerland under CH-626.3.009.511-7 (Novelis Switzerland).

(9)	NOVELIS AG a limited liability company organized under the laws of Switzerland, having its registered office at in Küsnacht ZH, Switzerland under CH-020.3.001.551-5 (Novelis Switzerland AG).

(10)	NOVELIS ITALIA SPA a limited liability company incorporated under the laws of Italy, having its registered office at Bresso (Milano), Via Vittorio Veneto 106 which is registered with the register of Companies of Milan and tax code under no. 04598460964 (Novelis Italia).

(11)	NOVELIS FOIL FRANCE S.A.S. A French “Société par actions simplifiée” with a share capital of EUR 8,198,725 Registered office: Le Moulin à Papier 27 250 Rugles, France Registered with the Trade and Companies Registry of Evreux under number 414 870 121 (Novelis Foil France).

(12)	NOVELIS PAE S.A.S. a French Société par actions simplifiée with a share capital of EUR 4,040,000 Registered office: 725 rue Aristide Bergès — 38340 VOREPPE, France, Registered with the Trade and Companies Registry of Grenoble under number 421 528 555 (Novelis France).

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SCHEDULE 2
Form of Agent Accession Undertaking

To:	[Insert full name of current Collateral Agent][, for itself and on behalf of the Finance Parties] (as such term is defined in the Security Trust Deed (as defined below)); and

[Insert full name of current Administrative Agent][, for itself and on behalf of the Finance Parties] (as such term is defined in the Security Trust Deed (as defined below)).
THIS UNDERTAKING is made on [date] by [new Collateral Agent / Administrative Agent] (the Acceding Agent) in relation to the Security Trust Deed (the Security Trust Deed) dated [•], between, inter alios, [•] as current Collateral Agent, the Secured Parties named therein. Terms defined in the Security Trust Deed shall bear the same meanings when used in this Undertaking.
In consideration of the Acceding Agent being accepted for the purposes of the Security Trust Deed, the Acceding Agent hereby confirms that, as from [date], it intends to be party to the Security Trust Deed as [the Collateral Agent]/[the Administrative Agent], undertakes to perform all the obligations expressed in the Security Trust Deed to be assumed by [the Collateral Agent]/[the Administrative Agent] and agrees that it shall be bound by all the provisions of the Security Trust Deed, as if it had been an original party to the Security Trust Deed.
This Undertaking shall be governed by and construed in accordance with English law.
THIS UNDERTAKING has been entered into on the date stated above.
Acceding [Collateral Agent]/[Administrative Agent ]
By:
Address for Notices:
Fax:
For attention of

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Accepted and agreed by:
For and on behalf of [Collateral Agent]
By:
Date:
For and on behalf of [Collateral Agent / Administrative Agent]
By:
Date:

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SCHEDULE 3
Form of Chargor Accession Undertaking

To:	[Agent] as Collateral Agent

From:	[The Company] and [Proposed Additional Chargor]

Date:	[ ]
Security Trust Deed
dated [       ], 2010 (the Security Trust Deed)
We refer to the Security Trust Deed. This is a Chargor Accession Undertaking.
1.	[Name of company] of [address/registered office] (the Additional Chargor) agrees to become a party under the Security Trust Deed and to be bound by the terms of the Security Trust Deed as an Additional Chargor.

2.	With effect from the date of this Deed:

(a)	the Additional Chargor will become a party to the Security Trust Deed as a Chargor;

(b)	the Additional Chargor will be bound by all the terms of the Security Trust Deed which are expressed to be binding on a Chargor;

(c)	the Security Trust Deed will be read and construed for all purposes as if the Additional Chargor had been an original party in the capacity of a Chargor;

(d)	any reference in the Security Trust Deed to “this Deed” and similar phrases will include this Chargor Accession Undertaking; and

(e)	Novelis Europe, for itself and as agent for each of the Chargors, agrees to all matters provided for in this Chargor Accession Undertaking.

3.	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

4.	This Chargor Accession Undertaking has been executed and delivered as a deed on the date stated at the beginning of this Chargor Accession Undertaking and is governed by English law.

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The Additional Chargor

Executed as a deed by	)	Director
[ ]	)
acting by	)
and	)	Director/Secretary
Chargors
Executed as a deed by	)

NOVELIS EUROPE	)	Director
(for itself and as agent for each	)
of the Chargors party to )
the Security Trust Deed	)
referred to in this Deed) )		Director/Secretary
acting by	)
The Collateral Agent
[                                 ]
By:

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SIGNATORIES (SECURITY TRUST DEED)

SIGNED as a Deed by	)	Attorney

NOVELIS UK LTD acting by its duly	)
appointed attorney in the presence of a
witness:	)
)

Signature of witness

Name of witness

Address of witness

Occupation of witness

SIGNED as a Deed by	)	Attorney

NOVELIS SERVICES LIMITED	)
acting by its duly appointed attorney in	)
the presence of a witness:	)

Signature of witness

Name of witness

Address of witness

Occupation of witness

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SIGNED as a Deed by	)	Attorney

NOVELIS EUROPE HOLDINGS	)
LIMITED acting by its duly appointed	)
attorney in the presence of a witness:	)

Signature of witness

Name of witness

Address of witness

Occupation of witness

Executed as a Deed by

NOVELIS DEUTSCHLAND GMBH	)	Managing Director
acting by	)

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SIGNED and Delivered as a Deed by	)

	)	Attorney

duly appointed attorney for and on behalf
of NOVELIS ALUMINIUM	)
HOLDING COMPANY in the presence
of a witness:	)

Signature of witness

Name of witness

Address of witness

Occupation of witness

Executed as a Deed by

NOVELIS, INC. acting by	)	Authorised signatory

)
Executed as a Deed by the Chargor
acting by its duly appointed attorney
NOVELIS LUXEMBOURG S.A.
By:
Title:

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Signed, Sealed and Delivered as a Deed	)

by duly appointed attorney	)

For and on behalf of	)

NOVELIS SWITZERLAND S.A.	)

Signed, Sealed and Delivered as a Deed	)

by duly appointed attorney	)

For and on behalf of	)

NOVELIS AG	)

Signed, Sealed and Delivered as a Deed	)	Attorney

by duly appointed attorney	)	Attorney

For and on behalf of	)

NOVELIS ITALIA SPA	)

Signed, Sealed and Delivered as a Deed	)	Attorney

by duly appointed attorney	)

For and on behalf of	)

NOVELIS FOIL FRANCE S.A.S.	)

Signed, Sealed and Delivered as a Deed	)	Attorney

by duly appointed attorney	)

For and on behalf of	)

NOVELIS PAE S.A.S.	)

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SIGNED as a deed by BANK OF AMERICA, N.A. in its capacity as Collateral Agent acting by authorised signatory:

Peter M. Walther, Senior Vice President

28

SIGNED as a deed by BANK OF AMERICA, N.A. in its capacity as Administrative Agent acting by authorised signatory:

Peter M. Walther, Senior Vice President

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EXECUTION COPY
Dated __ December 2010
Between
NOVELIS UK LTD
NOVELIS SERVICES LIMITED
NOVELIS EUROPE HOLDINGS LIMITED
as Original Chargors
and
BANK OF AMERICA, N.A.
as Collateral Agent

GUARANTEE AND SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS UK LTD., NOVELIS SERVICES LIMITED, NOVELIS DEUTSCHLAND GMBH, NOVELIS AG, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS ALUMINUM HOLDING COMPANY, NOVELIS DO BRASIL LTDA., NOVELIS LUXEMBOURG S.A., NOVELIS PAE, NOVELIS MADEIRA UNIPESSOAL, LDA, AV METALS INC. (“HOLDINGS”), THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

ii

iii

THIS DEED is dated __ December 2010
BETWEEN:
(1)	NOVELIS UK LTD (registered number 00279596) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis UK);

(2)	NOVELIS SERVICES LIMITED (registered number 06628654) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis Services);

(3)	NOVELIS EUROPE HOLDINGS LIMITED (registered number 05308334) with its registered office at Latchford Lock Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (Novelis Europe and together with Novelis UK and Novelis Services, the Original Chargors); and

(4)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the Collateral Agent).
BACKGROUND:
(A)	Each Chargor enters into this Deed in connection with the Credit Agreement.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a Party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Deed (including its Recitals):

Account Bank means a bank with whom a Security Account is maintained.

Act means the Law of Property Act 1925.

Acquisition Document means in relation to any Chargor, any agreement under which it acquires or disposes of a business or part of a business (either by share or asset sale) and under which the aggregate outstanding consideration payable to such Chargor and, as applicable, other members of the Group at any time is in excess of £250,000.

Additional Chargor means a member of the Group which becomes a Chargor by executing a Deed of Accession.

Administrator means any administrator appointed in respect of any Chargor (whether by the Collateral Agent, or a court or otherwise).

Cash Management Document means in relation to any Chargor, any agreement between two or more members of the Group to which it is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.

Chargor means an Original Chargor and any Additional Chargor.

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Charged Shares means all shares in any member of the Group incorporated in England and Wales from time to time issued to a Chargor or held by any nominee on its behalf.

Charged Company means each member of the Group from time to time whose shares are subject to the Security under this Deed.

Credit Agreement means the revolving credit agreement dated on or about the date of this Deed between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent.

Deed of Accession means a deed substantially in the form of Schedule 5 (Form of Deed of Accession).

Excluded Leasehold Property means in relation to any Chargor, the leasehold property specified in Part 1B of Schedule 1 (Security Assets) opposite its name.

Excluded Real Property means in relation to any Chargor:
(a)	the freehold property specified in Part 1B of Schedule 1 (Security Assets) opposite its name;

(b)	its Excluded Leasehold Property; and

(c)	any real property acquired by that Chargor after the date of this Deed which that Chargor and the Collateral Agent have designated an Excluded Real Property.
Fixtures means all fixtures and fittings (including trade fixtures and fittings) and fixed plant and machinery included in a Chargor’s Mortgaged Property.

Group means Holdings, the Parent Borrower and any of the Parent Borrower’s Restricted Subsidiaries.

Intercompany Document means in relation to any Chargor, any note or loan agreement with any other member of the Group under which the aggregate outstanding amount payable to such Chargor is in excess of £250,000.

Intercreditor Agreement means the intercreditor agreement dated on or about the date of this Deed and entered into between, amongst others, Novelis Inc. and the Collateral Agent.

Investments means:
(a)	the Charged Shares; and

(b)	all other shares, stocks, debentures, bonds, warrants, coupons and other securities and investments, which a Chargor purports to mortgage or charge under this Deed.

Mortgaged Property means all freehold and leasehold property which a Chargor purports to mortgage or charge under this Deed.

Original Property means any freehold or leasehold property specified in Part 1A of Schedule 1 (Security Assets).

2

Party means a party to this Deed.

Plant and Machinery means any plant, machinery, computers, office equipment or vehicles which a Chargor purports to mortgage or charge under this Deed.

Premises means all buildings and erections included in a Chargor’s Mortgaged Property.

Primary Contract means in relation to any Chargor:
(a)	any agreement specified in Part 4A of Schedule 1 (Security Assets) opposite its name or in part 4A of the schedule to any Deed of Accession by which it became party to this Deed;

(b)	any other agreement to which that Chargor is a party and which that Chargor and the Collateral Agent have designated a Primary Contract;

(c)	any Acquisition Document;

(d)	any Cash Management Document;

(e)	any Hedging Agreement;

(f)	any Intercompany Document;

(g)	any letter of credit issued in its favour under which the aggregate consideration payable at anytime is in excess of £250,000; and

(h)	any bill of exchange or other negotiable instrument held by it for an amount in excess of £250,000.
Receiver means an administrative receiver, a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

Related Rights means in relation to any Investment:
(a)	the proceeds of sale of the whole or any part of that asset or any monies and proceeds paid or payable in respect of that asset;

(b)	all rights under any agreement for sale, option or lease in respect of that asset; and

(c)	all rights, benefits, claims, contracts, warranties, remedies, security indemnities or covenants for title in respect of that asset.
Report on Title means any report or certificate on title on the Mortgaged Property provided to the Collateral Agent, together with confirmation from the provider of that Report that it can be relied upon by the Secured Parties.

Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.

Secondary Contract means in relation to any Chargor:

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(a)	any agreement specified in Part 4B of Schedule 1 (Security Assets) opposite its name or in part 4B of the schedule to any Deed of Accession by which it became party to this Deed;

(b)	any other agreement to which that Chargor is a party and which that Chargor and the Collateral Agent have designated a Secondary Contract; and

(c)	any other agreement (other than a Primary Contract) entered into after the date of this Deed under which the aggregate consideration payable at anytime is in excess of £250,000.
Security means any Security Interest created, evidenced or conferred by or under this Deed or any Deed of Accession.

Security Account means in relation to any Chargor:
(a)	any account specified in Part 6 of Schedule 1 (Security Assets) opposite its name or in part 6 of the schedule to any Deed of Accession by which it became party to this Deed;

(b)	any other account which it purports to charge under this Deed; and

(c)	in each case, any replacement account or subdivision or sub account of any such account.
Security Assets means any and all assets of each Chargor that are the subject of this Security.

Security Contracts means in relation to any Chargor, its Primary Contracts and its Secondary Contracts.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

Security Period means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.

Security Trust Deed means the Security Trust Deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Original Chargors.

Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.

Term Loan Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Chargors and the Term Loan Collateral Agent.

Territory means England and Wales.
1.2	Construction
(a)	capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

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(b)	an agreement includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(c)	an amendment includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and amend and amended shall be construed accordingly;

(d)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(e)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(f)	references to an Event of Default being continuing means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the by the Collateral Agent or Administrative Agent (as appropriate);

(g)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and dispose will be construed accordingly;

(h)	including means including without limitation and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and loss shall be construed accordingly;

(k)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(l)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(m)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

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(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed;

(vi)	references to “with full title guarantee” are to be construed as provided for in the Law of Property (Miscellaneous Provisions) Act 1994; and

(vii)	words imparting the singular include the plural and vice versa.
(n)	The term:
certificated has the meaning given to it in the Uncertificated Securities Regulations 2001; and

clearance system means a person whose business is or includes the provision of clearance services or security accounts or any nominee or depository for that person.
(o)	Any covenant of a Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(p)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document (as the case may be) are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(q)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(r)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.

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1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of this Deed, the consent of any third party is not required to rescind, vary, amend or terminate this Deed at any time.
1.4	Conflict with the provisions of this Deed
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.

WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	GUARANTEE

2.1	Guarantee

Each Chargor irrevocably and unconditionally jointly and severally:
(a)	guarantees as principal obligor to each Secured Party due and punctual performance by each Loan Party of all of the Secured Obligations now or in the future due, owing or incurred by such Loan Party;

(b)	undertakes with each Secured Party that whenever another Loan Party does not pay or discharge any Secured Obligation now or in the future due, owing or incurred by that Loan Party, it shall immediately on the Collateral Agent’s written demand pay or discharge such Secured Obligation as if it was the principal obligor; and

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(c)	indemnifies each Secured Party immediately on written demand against any cost, loss or liability suffered by the Collateral Agent or other Secured Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Collateral Agent or such other Secured Party would otherwise have been entitled to recover.
2.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Loan Party under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.

2.3	Reinstatement

If any payment by a Loan Party or any discharge given by the Collateral Agent or other Secured Party (whether in respect of the obligations of any Loan Party or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Chargor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Collateral Agent and each other Secured Party shall be entitled to recover the value or amount of that security or payment from each Chargor, as if the payment, discharge, avoidance or reduction had not occurred.
2.4	Waiver of defences

The obligations of each Chargor under this Clause (Guarantee) will not be affected by an act, omission, matter or thing which, but for this Clause (Guarantee), would reduce, release or prejudice any of its obligations under this Clause (Guarantee) (without limitation and whether or not known to it or any Secured Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Chargor or other person;

(b)	the release of any other Chargor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Chargor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Chargor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Loan Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or

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(g)	any insolvency or similar proceedings.
2.5	Demands
(a)	The making of one demand under Clause 2.1 (Guarantee) shall not preclude the Collateral Agent from making any further demands.

(b)	Any delay of the Collateral Agent in making a demand under Clause 2.1 (Guarantee) shall not be treated as a waiver of its rights to make such demand.
2.6	Chargor Intent

Without prejudice to the generality of Clause 2.4 (Waiver of Defences), each Chargor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

2.7	Immediate recourse

Each Chargor waives any right it may have of first requiring the Collateral Agent or any other Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Chargor under this Clause (Guarantee). This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

2.8	Deferral of Chargors’ rights
(a)	Until all amounts which may be or become payable by the Loan Parties under or in connection with the Loan Documents have been irrevocably paid in full and unless the Collateral Agent otherwise directs (in which case it shall take such action as it is directed), no Chargor will exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents:
(i)	to be indemnified by a Loan Party;

(ii)	to claim any contribution from any other Chargor of any Loan Party’s obligations under the Loan Documents; and/or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Secured Party under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by any Secured Party.
(b)	If a Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Loan Parties under or in connection with the Loan Documents to be repaid in

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full on trust for the Secured Parties and shall promptly pay or transfer the same to the Collateral Agent or as the Collateral Agent may direct.
2.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.

2.10	Credit Agreement

The provisions of Sections 2.06(f), 2.12 (with respect to Taxes), 2.15, 2.23 and 7.10 of the Credit Agreement are hereby incorporated, mutatis mutandi, and shall apply to this Deed, the Chargors, the Lenders, the Collateral Agent and the Administrative Agent as if set forth herein.

3.	CREATION OF SECURITY

3.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.
(b)	If a Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must, and each other Chargor must ensure that the Chargor will, use all reasonable endeavours to obtain the consent as soon as practicable; and

(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	Each Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the other Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed.

(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) or in the schedule to any Deed of Accession (if any)

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by which any Chargor became party to this Deed does not affect the validity or enforceability of this Security.
3.2	Land
(a)	Each Chargor charges:
(i)	by way of a legal mortgage all estates or interests in any freehold or leasehold property owned by it (save for the Excluded Real Property) and all rights under any licence or other agreement or document which gives that Chargor a right to occupy or use property; this includes any specified in Part I of Schedule 1 (Security Assets) opposite its name or in part 1 of the schedule to any Deed of Accession by which it became party to this Deed; and

(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of fixed charge all estates or interests in any freehold or leasehold property owned by it (save for the Excluded Real Property) and all rights under any licence or other agreement or document which gives that Chargor a right to occupy or use property.
(b)	A reference in this Deed to any freehold or leasehold property includes:
(i)	all buildings, erections, fixtures and fittings (including trade fixtures and fittings) and fixed plant and machinery on that property owned by the relevant Chargor; and

(ii)	the benefit of any covenants for title given or entered into by any predecessor in title of the relevant Chargor in respect of that property and any moneys paid or payable in respect of those covenants.
3.3	Investments
(a)	Each Chargor charges:
(i)	by way of a first legal mortgage the Charged Shares; this includes any Charged Shares specified in Part 2 of Schedule 1 (Security Assets) opposite its name or in part 2 of the schedule to any Deed of Accession by which it became party to this Deed; and

(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a fixed charge its interest in all shares, stocks, debentures, bonds, warrants, coupons or other securities and investments (including all Cash Equivalents) owned by it or held by any nominee on its behalf.
(b)	A reference in this Deed to any share, stock, debenture, bond, warrant, coupon or other security or investment includes:
(i)	any dividend, interest or other distribution paid or payable;

(ii)	any right, money or property accruing, derived, incidental or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

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(iii)	any right against any clearance system;

(iv)	any Related Rights; and

(v)	any right under any custodian or other agreement,
in relation to that share, stock, debenture, bond, warrant, coupon or other security or investment.
3.4	Plant and machinery

Each Chargor charges by way of a fixed charge all plant, machinery, computers, office equipment or vehicles or interest specified in Part 3 of Schedule 1 (Security Assets) opposite its name or in part 3 of the schedule to any Deed of Accession by which it became party to this Deed and any and all other plant, machinery, computers, office equipment or vehicles (or interest therein) owned by it.

3.5	Credit balances

Each Chargor charges by way of a fixed charge all of its rights in respect of each amount standing to the credit of each account with any person, including its Security Accounts and the debt represented by that account, other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in section 6.02(y) of the Credit Agreement.

3.6	Book debts etc.

Each Chargor charges by way of a fixed charge:
(a)	all of its book and other debts;

(b)	all other moneys due and owing to it; and

(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
3.7	Insurance Policies
(a)	Each Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all amounts payable to it under or in connection with each of its Insurance Policies and all of its rights in connection with those amounts.

(b)	To the extent that they are not effectively assigned under paragraph (a) above, each Chargor charges by way of fixed charge all amounts and rights described in paragraph (a) above.

(c)	A reference in this Clause to any amounts excludes all amounts received or receivable under or in connection with any third party liability insurance and required to settle a liability of a Loan Party to a third party.
3.8	Other contracts
(a)	Each Chargor assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Primary Contracts.

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(b)	Without prejudice to the obligations of the Chargor under Clause 3.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which that Chargor may derive from that right or be awarded or entitled to in respect of that right.

(c)	To the extent that they do not fall within any other Subclause of this Clause and are not effectively assigned under paragraphs (a) or (b) above, each Chargor charges by way of fixed charge all of its rights under each Secondary Contract.
3.9	Intellectual property
(a)	Each Chargor charges by way of a fixed charge all of its rights in respect of any Intellectual Property; this includes any specified in Part 5 of Schedule 1 (Security Assets) opposite its name or in part 5 of the schedule to any Deed of Accession by which it became party to this Deed.

(b)	For the purpose of enabling the Collateral Agent, whilst an Event of Default is continuing, to exercise its rights and remedies under Clause 12 (When Security Becomes Enforceable) and Clause 13 (Enforcement of Security) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Chargor hereby grants to the Collateral Agent an irrevocable, non-exclusive license and, to the extent permitted under all relevant licenses of Intellectual Property granting such Chargor rights in Intellectual Property, a sublicense (in each case, exercisable without payment of royalties or other compensation to such Chargor) to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by or licensed to such Chargor, wherever the same may be located; provided that the quality of any products in connection with which the trademarks are used will not be materially inferior to the quality of such products manufactured or sold by such Chargor prior to such Event of Default. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
3.10	Miscellaneous

Each Chargor charges by way of a fixed charge:
(a)	any beneficial interest, claim or entitlement it has to any assets of any pension fund;

(b)	its goodwill;

(c)	the benefit of any authorisation (statutory or otherwise) held in connection with its business or the use of any Security Asset;

(d)	the right to recover and receive compensation which may be payable to it in respect of any authorisation referred to in paragraph (c) above; and

(e)	its uncalled capital.

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3.11	Floating charge
(a)	Each Chargor charges by way of a floating charge all of its assets whatsoever and wheresoever not otherwise effectively mortgaged, charged or assigned under this Deed.

(b)	Except as provided in paragraph (c) below, the Collateral Agent may by notice to a Chargor convert the floating charge created by that Chargor under this Deed into a fixed charge as regards any of that Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;

(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

(iii)	that Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 5 (Restrictions on dealing).
(c)	The floating charge created under this Deed may not be converted into a fixed charge solely by reason of:
(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,
under section 1A of the Insolvency Act 1986.
(d)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of each Chargor’s assets:
(i)	if an administrator is appointed or the Collateral Agent receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of that Chargor to consider a resolution to wind that Chargor up (or not to wind that Chargor up).
(e)	The floating charge created under this Deed is a qualifying floating charge for the purpose of paragraph 14 of Schedule Bl to the Insolvency Act 1986.

(f)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of a Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

(g)	Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (d) above may, by notice in writing given at any time by the Collateral Agent to the relevant Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.

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4.	REPRESENTATIONS — GENERAL

4.1	Nature of security

Each Chargor represents and warrants to each Secured Party that:
(a)	this Deed creates those Security Interests it purports to create (save that the legal mortgage created in Clause 3.3(a)(i) will take effect in equity until such time as the Collateral Agent exercises its discretion under Clause 7.2(b)) and is not liable to be avoided or otherwise set aside on its liquidation or administration or otherwise;

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the guarantee and the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents (save for any consent envisaged by Clause 3.1(b) and which is being sought as required by such Clause), including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	Schedule 1 (Security Assets) properly identifies:
(i)	in Part 1 thereof, all estates and interests in freehold or leasehold property owned by the Chargors in the Territory at the date of this Deed (other than Excluded Real Property);

(ii)	in Part 2 thereof, all Charged Shares and other shares, stocks, debentures, bonds, warrants, coupons and other securities and investments owned by the Chargors in the Territory at the date of this Deed;

(iii)	in Part 4 thereof, all agreements or contracts to which any the Chargor is party at the date of this Deed and which would fall within paragraphs (b) – (h) inclusive of the definition of Primary Contracts;

(iv)	in Part 5 thereof , all Intellectual Property owned by the Chargors at the date of this Deed in the Territory and which is material to their business; and

(v)	in Part 6 thereof, all bank accounts held by the Chargors in the Territory at the date of this Deed.

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4.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by each Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by:
(i)	each Chargor which becomes party to this Deed of Accession, on the date on which that Chargor becomes a Chargor; and

(ii)	each Chargor on each date during the Security Period.
(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
5.	RESTRICTIONS ON DEALINGS

No Chargor may:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
6.	LAND

6.1	Information for Report on Title

Each Chargor represents and warrants to each Secured Party that:
(a)	the information supplied by it or on its behalf to the lawyers who prepared any Report on Title relating to any of its Mortgaged Property for the purpose of that Report on Title was true in all material respects at the date it was expressed to be given; and

(b)	the information referred to in paragraph (a) above was at the date it was expressed to be given complete and did not omit any information which, if disclosed would make that information untrue or misleading in any material respect;

(c)	each Excluded Leasehold Property is a rack rent lease granted to a Chargor at a rent without a fine or premium from time to time.
6.2	Title

Each Chargor represents and warrants to each Secured Party that except as disclosed in any Report on Title relating to any of its Mortgaged Property:
(a)	it is the legal and beneficial owner of its Mortgaged Property;

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(b)	no breach of any law, regulation or covenant is outstanding which affects or would be reasonably likely to affect materially the value, saleability or use of its Mortgaged Property;

(c)	there are no covenants, agreements, stipulations, reservations, conditions, interests, rights or other matters whatsoever affecting its Mortgaged Property which conflict with its present use or adversely affect the value, saleability or use of any of the Mortgaged Property, in each case to any material extent;

(d)	nothing has arisen or has been created or is subsisting which would be an overriding interest or an unregistered interest which overrides first registration or registered dispositions over its Mortgaged Property and which would be reasonably likely to affect materially its value, saleability or use;

(e)	all facilities (including access) necessary for the enjoyment and use of its Mortgaged Property (including those necessary for the carrying on of its business at the Mortgaged Property) are enjoyed by that Mortgaged Property and none of those facilities are on terms entitling any person to terminate or curtail its use or on terms which conflict with or restrict its use, where the lack of those facilities would be reasonably likely to affect materially its value, saleability or use;

(f)	it has received no notice of any adverse claims by any person in respect of its Mortgaged Property which if adversely determined would or would be reasonably likely to materially adversely affect the value, saleability or use of any of its Mortgaged Property, nor has any acknowledgement of such been given to any person in respect of its Mortgaged Property; and

(g)	its Mortgaged Property is held by it free from any Security Interest (other than as permitted by the Credit Agreement) or any lease or licence which would be reasonably likely to affect materially its value, saleability or use.
6.3	Repair

Each Chargor must keep:
(a)	its Premises in good and substantial repair and condition; and

(b)	its Fixtures in a good state of repair and in good working order and condition.
6.4	Compliance with leases and covenants

Each Chargor must:
(a)	perform all the material terms on its part contained in any lease, agreement for lease, licence or other agreement or document which gives that Chargor a right to occupy or use property comprised in its Mortgaged Property;

(b)	not do or allow to be done any act as a result of which any material lease comprised in its Mortgaged Property may become liable to forfeiture or otherwise be terminated; and

(c)	duly and punctually comply with all material covenants and stipulations affecting the Mortgaged Property or the facilities (including access) necessary

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for the enjoyment and use of the Mortgaged Property and indemnify each Secured Party in respect of any breach of those covenants and stipulations.
6.5	Acquisitions

If a Chargor acquires any freehold or leasehold property after the date of this Deed (save for Excluded Real Property and any other real property constituting Excluded Property), it must:
(a)	notify the Collateral Agent immediately;

(b)	immediately on request by the Collateral Agent and at the cost of that Chargor, execute and deliver to the Collateral Agent a legal mortgage in favour of the Collateral Agent of that property in any form (consistent with, and no more onerous than, this Deed) which the Collateral Agent may require;

(c)	if the title to that freehold or leasehold property is registered at the Land Registry or required to be so registered, give the Land Registry written notice of this Security; and

(d)	if applicable, ensure that this Security is correctly noted in the Register of Title against that title at the Land Registry.
6.6	Notices

Each Chargor must, within 14 days after the receipt by it of any application, requirement, order or notice served or given by any public or local or any other authority with respect to its Mortgaged Property (or any part of it) which would or would be reasonably likely to have a material adverse effect on the value, saleability or use of any of the Mortgaged Property:
(a)	deliver a copy to the Collateral Agent; and

(b)	inform the Collateral Agent of the steps taken or proposed to be taken to comply with the relevant requirement.
6.7	Leases

No Chargor may in respect of its Mortgaged Property (or any part of it), unless permitted under the Credit Agreement:
(a)	grant or agree to grant (whether in exercise or independently of any statutory power) any lease or tenancy;

(b)	agree to any amendment or waiver or surrender of any lease or tenancy;

(c)	commence any forfeiture proceedings in respect of any lease or tenancy;

(d)	confer upon any person any contractual licence or right to occupy;

(e)	consent to any assignment of any tenant’s interest under any lease or tenancy;

(f)	agree to any rent reviews in respect of any lease or tenancy; or

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(g)	serve any notice on any former tenant under any lease or tenancy (or any guarantor of that former tenant) which would entitle it to a new lease or tenancy.
6.8	The Land Registry
(a)	Each Chargor consents to a restriction in the following terms being entered into on the Register of Title relating to any Mortgaged Property registered at the Land Registry:

“No disposition of the registered estate by the proprietor of the registered estate is to be registered without a written consent signed by the proprietor for the time being of the security agreement referred to in the charges register dated [ ] in favour of [ ] (as agent and trustee for the Secured Parties referred to in that security agreement) or its conveyancer.”

(b)	Each Chargor applies to the Chief Land Registrar for a notice in the following terms to be entered on the Register of Title relating to any Mortgaged Property registered at the Land Registry:

“The Lenders under a Credit Agreement dated [•] December 2010 between, amongst others, Novelis Inc., as Parent Borrower, AV Metals Inc. as Holdings, the other Guarantors party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent are under an obligation (subject to the terms of that Term Loan Agreement) to [the Chargor] to make further advances and the security agreement referred to in the charges register dated [ ] in favour of Bank of America, N.A. as Collateral Agent (as agent and trustee for the Secured Parties referred to in that security agreement) secures those further advances.”
6.9	Deposit of title deeds

Each Chargor must deposit with the Collateral Agent all deeds and documents of title relating to its Mortgaged Property and all local land charges, land charges and Land Registry search certificates and similar documents received by it or on its behalf.

6.10	Development
No Chargor may, unless expressly permitted under the Credit Agreement:
(a)	make or permit others to make any application for planning permission in respect of any part of the Mortgaged Property; or

(b)	carry out or permit to be carried out on any part of the Mortgaged Property any development for which the permission of the local planning authority is required, except as part of carrying on its principal business where it would not or would not be reasonably likely to have a material adverse effect on the value, saleability or use of the Mortgaged Property or the carrying on of the principal business of that Chargor.
6.11	Investigation of title

Each Chargor must grant the Collateral Agent or its lawyers on request all reasonable facilities within the power of that Chargor to enable the Collateral Agent or its lawyers (at the expense of that Chargor) after this Security has become enforceable to:

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(a)	carry out investigations of title to the Mortgaged Property; and

(b)	make such enquiries in relation to any part of the Mortgaged Property as a prudent mortgagee might carry out.
6.12	Report on Title
Each Chargor must, as soon as practicable after a request by the Collateral Agent at a time when an Event of Default is continuing, supply the Collateral Agent with a Report on Title of that Chargor to its Mortgaged Property concerning those items which may properly be sought to be covered by a prudent mortgagee in a lawyer’s report of this nature.
6.13	Power to remedy

If a Chargor fails to perform any covenant or stipulation or any term of this Deed affecting its Mortgaged Property, that Chargor must allow the Collateral Agent or its agents and contractors:
(a)	to enter any part of its Mortgaged Property;

(b)	to comply with or object to any notice served on that Chargor in respect of its Mortgaged Property; and

(c)	to take any action as the Collateral Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such covenant, stipulation or term or to comply with or object to any such notice.
That Chargor must immediately on request by the Collateral Agent pay the costs and expenses of the Collateral Agent or its agents and contractors incurred in connection with any action taken by it under this Subclause.
6.14	Unregistered Property

Each Chargor shall use reasonable endeavours to:
(a)	to provide a completed and signed Land Registry application form to complete the first registration of any unregistered real properties and registration of this Security at the Land Registry; and

(b)	answer any requisitions raised by the Land Registry,
including in each case, without limitation, instruction of solicitors in these regards and providing statutory declarations in respect of any title requisitions raised by the Land Registry.
7.	INVESTMENTS

7.1	Investments

Each Chargor represents and warrants to each Secured Party that:
(a)	its Investments are duly authorised, validly issued and fully paid;

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(b)	its Investments are not subject to any Security Interest, any option to purchase or similar right, in each case, other than as permitted by the Credit Agreement.;

(c)	it is the sole legal and beneficial owner of its Investments (save for any Investments acquired by or issued to that Chargor after the date of this Deed that are held by any nominee on its behalf or any Investments transferred to the Collateral Agent or its nominee pursuant to this Deed);

(d)	each Charged Company is a company incorporated with limited liability;

(e)	the constitutional documents of each Charged Company do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of this Security; and

(f)	there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Charged Company (including any option or right of pre-emption or conversion).
7.2	Certificated Investments
(a)	Each Chargor must:
(i)	deposit with the Collateral Agent, or as the Collateral Agent may direct, any bearer instrument, share certificate or other document of title or evidence of ownership in relation to any Investment, immediately in respect of any Investment subject to this Security on the date of this Deed and thereafter immediately following the acquisition by, or the issue to, that Chargor of any certificated Investment (unless the same is required for registering any transfer, in which case the relevant Chargor must deposit the same immediately after such registration is completed); and

(ii)	immediately take any action and execute and deliver to the Collateral Agent any share transfer or other document which may be requested by the Collateral Agent in order to enable the transferee to be registered as the owner or otherwise obtain a legal title to that Investment; this includes:
(1)	delivering executed and (unless exempt from stamp duty), pre-stamped share transfers in favour of the Collateral Agent or any of its nominees as transferee or, if the Collateral Agent so directs, with the transferee left blank; and

(2)	procuring that those share transfers are registered by the Charged Company in which the Investments are held in the share register of that Charged Company and that share certificates in the name of the transferee are delivered to the Collateral Agent.
(b)	The Collateral Agent may, at any time, complete the instruments of transfer on behalf of the Chargor in favour of itself or such other person as it shall select.

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7.3	Changes to rights

No Chargor may (except to the extent permitted by the Credit Agreement and the Intercreditor Agreement) take or allow the taking of any action on its behalf which may result in the rights attaching to any of its Investments being altered or further shares being issued.
7.4	Calls
(a)	Each Chargor must pay all calls and other payments due and payable in respect of any of its Investments.

(b)	If a Chargor fails to do so, the Collateral Agent may (at its discretion) pay those calls or other payments on behalf of that Chargor. That Chargor must immediately on request reimburse the Collateral Agent for any payment made by the Collateral Agent under this Subclause and, pending reimbursement, that payment will constitute part of the Secured Obligations.
7.5	Other obligations in respect of Investments
(a)	Each Chargor must comply with all requests for information which is within its knowledge and which it is required to comply with by law (including section 793 of the Companies Act 2006) or under the constitutional documents relating to any of its Investments. If a Chargor fails to do so, the Collateral Agent may elect to provide any information which it may have on behalf of that Chargor.

(b)	Each Chargor must promptly supply a copy to the Collateral Agent of any information referred to in paragraph (a) above.

(c)	It is acknowledged and agreed that notwithstanding anything to the contrary contained in this Deed, each Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of any of its Investments.

(d)	No Secured Party will be required in any manner to:
(i)	perform or fulfil any obligation of a Chargor;

(ii)	make any payment;

(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or a Chargor;

(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount; or

(v)	take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise, in respect of any Investment.

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7.6	Voting rights
(a)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, each Chargor may continue to exercise the voting rights, powers and other rights in respect of its Investments, provided that (x) it shall promptly deliver copies of any minutes of shareholder meetings in respect of the Charged Shares to the Collateral Agent if so requested by the Collateral Agent, and (y) it shall not exercise such voting rights, powers and other rights in a manner which would result in, or otherwise permit or agree to, (i) any variation of the rights attaching to or conferred by any of the Investments which the Collateral Agent considers prejudicial to the interests of the Secured Parties or which conflict or derogate from any Loan Documents or (ii) any increase in the issued share capital of a Charged Company (save to the extent permitted by the Credit Agreement), which in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Deed.

(b)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, if the relevant Investments have been registered in the name of the Collateral Agent or its nominee, the Collateral Agent (or that nominee) must exercise the voting rights, powers and other rights in respect of the Investments in any manner which the relevant Chargor may direct in writing. The Collateral Agent (or that nominee) will execute any form of proxy or other document which the relevant Chargor may reasonably require for this purpose.

(c)	Subject to the terms of the Credit Agreement and the Intercreditor Agreement, unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, all dividends or other income or distributions paid or payable in relation to any Investments must be paid to the relevant Chargor. To achieve this:
(i)	the Collateral Agent or its nominee will promptly execute any dividend mandate necessary to ensure that payment is made direct to the relevant Chargor; or

(ii)	if payment is made directly to the Collateral Agent (or its nominee) before the service of a notice by the Collateral Agent or at a time when an Event of Default is not continuing, the Collateral Agent (or that nominee) will promptly pay that amount to the relevant Chargor.
(d)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Collateral Agent shall use its reasonable endeavours to promptly forward to the relevant Chargor all material notices, correspondence and/or other communication it receives in relation to the Investments.

(e)	Following the service of a notice by the Collateral Agent or so long as an Event of Default is continuing, the Collateral Agent or its nominee may exercise or refrain from exercising:
(i)	any voting rights; and

(ii)	any other powers or rights which maybe exercised by the legal or beneficial owner of any Investment, any person who is the holder of any Investment or otherwise,

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in each case, in the name of the relevant Chargor, the registered holder or otherwise and without any further consent or authority on the part of the relevant Chargor and irrespective of any direction given by any Chargor.

(f)	To the extent that the Investments remain registered in the names of the Chargors, each Chargor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of those Investments following the service of a notice by the Collateral Agent or so long as an Event of Default is continuing.

(g)	Each Chargor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of its Investments on the direction of that Chargor.
7.7	Clearance systems
(a)	Each Chargor must, if so requested by the Collateral Agent:
(i)	instruct any clearance system to transfer any Investment held by it for that Chargor or its nominee to an account of the Collateral Agent or its nominee with that clearance system; and

(ii)	take whatever action the Collateral Agent may request for the dematerialisation or rematerialisation of any Investments held in a clearance system.
(b)	Without prejudice to the rest of this Subclause the Collateral Agent may, at the expense of the relevant Chargor, take whatever action is required for the dematerialisation or rematerialisation of the Investments as necessary.
7.8	Custodian arrangements

Each Chargor must:
(a)	promptly give notice of this Deed to any custodian of any Investment in any form which the Collateral Agent may reasonably require; and

(b)	use reasonable endeavours to ensure that the custodian acknowledges that notice in any form which the Collateral Agent may reasonably require.
8.	INTELLECTUAL PROPERTY

8.1	Representations

Each Chargor represents and warrants to each Secured Party that as at the date of this Deed or, if later, the date it became a Party:
(a)	all Intellectual Property which is material to its business is identified in Part 5 of Schedule 1 (Security Assets) opposite its name or in part 5 of the schedule to any Deed of Accession by which it became party to this Deed; and

(b)	it is not aware of any circumstances relating to the validity, subsistence or use of any of its Intellectual Property which could reasonably be expected to have a Material Adverse Effect.

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8.2 Preservation
(a)	Each Chargor must promptly, if requested to do so by the Collateral Agent, sign or procure the signature of, and comply with all instructions of the Collateral Agent in respect of, any document required to make entries in any public register of Intellectual Property (including the United Kingdom Trade Marks Register) which either record the existence of this Deed or the restrictions on disposal imposed by this Deed.

(b)	No Chargor may, without the prior consent of the Collateral Agent:
(i)	amend or waive or terminate, any of its rights in respect of its Intellectual Property where such amendment, waiver or termination would or could reasonably be expected to have a Material Adverse Effect; or

(ii)	take any action which would or could reasonably be expected to jeopardise the existence or enforceability of any of its rights in respect of its Intellectual Property, save as permitted by the Credit Agreement.
8.3	Further Assurance

If any Chargor shall at any time after the date of this Deed (a) obtain any ownership or other rights in and/or to any additional Intellectual Property or (b) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, the provisions of this Deed shall automatically apply thereto and any such item described in (a) or (b) above (other than any Excluded Property) shall automatically constitute Intellectual Property for the purpose of this Deed as if such would have constituted Intellectual Property at the time of execution hereof and such Intellectual Property (other than any Excluded Property) shall be subject to the Security and Security Interests created by this Deed without further action by any party. Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d) of the Credit Agreement, each Chargor shall provide to the Collateral Agent written notice of any of the foregoing Intellectual Property owned by such Chargor which is the subject of a registration or application and confirm the attachment of the Security and Security Interests created by this Deed to any rights described in clauses (i) and (ii) above by the delivery of an executed instrument or other statement(s) in form and substance reasonably acceptable to the Collateral Agent as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s lien and security interest in such Intellectual Property.

9.	ACCOUNTS

9.1	Accounts

All Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.

9.2	Change of Account Bank
(a)	Any Account Bank may be changed to another bank and additional banks may be appointed as Account Banks if Novelis Europe and the Collateral Agent so agree.

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(b)	Without prejudice to Clause 9.2(a), a Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the relevant Chargors, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and each Chargor and the Collateral Agent hereby irrevocably gives all authorisations and instructions necessary for any such transfer to be made.

(d)	Each Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if that Chargor should fail to do so.
(e)	No Chargor shall, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.

(f)	Each Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by such Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
9.3	Book debts and receipts (non-Euro)

In respect of any amounts receiveable by a Chargor in a currency other than euros:
(a)	each Chargor must immediately deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral into a Security Account in accordance with Section 9.01 of the Credit Agreement;

(b)	to the extent not deposited in or remitted to a Security Account under Clause 9.3(a), each Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and (prior to payment into a Security Account under Clause 9.3(c)) hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and

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(c)	subject to, and in accordance with, the terms of the Intercreditor Agreement, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation under Clause 9.3(b) into a Security Account as soon as practicable on receipt.
9.4	Book debts and receipts (Euro)

In respect of any amounts receiveable by a Chargor in euro:
(a)	each Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into the Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and
(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, without prejudice to paragraph (a) above, each Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 9.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
9.5	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

(b)	No Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	Each Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	Each Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 9.5 or as otherwise permitted by the Credit Agreement.
9.6	Notices of charge
(a)	Each Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

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(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in subparagraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).

(c)	Each Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
10.	RELEVANT CONTRACTS

10.1	Representations
Each Chargor represents and warrants to each Secured Party that:
(a)	each of its Security Contracts is its legally binding, valid, and enforceable obligation;

(b)	it is not in default in any material respect of any of its obligations under any of its Security Contracts;

(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Primary Contracts; and

(d)	its entry into and performance of this Deed will not conflict with any term of any of its Primary Contracts.
10.2	Preservation
(a)	No Chargor may, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(i)	amend or waive any term of, or terminate, any of its Secondary Contracts; or

(ii)	take any action which might jeopardise the existence or enforceability of any of its Secondary Contracts, in each case to the extent that the same would have a Material Adverse Effect.

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(b)	No Chargor may, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(i)	amend or waive any term of, or terminate, any of its Primary Contracts; or

(ii)	take any action which might jeopardise the existence or enforceability of any of its Primary Contracts.
10.3	Other undertaking
Each Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Security Contracts; and

(b)	supply the Collateral Agent and any Receiver with copies of each of its Security Contracts and any information and documentation relating to any of its Security Contracts if requested by the Collateral Agent or any Receiver.
10.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, each Chargor must diligently pursue its rights under each of its Security Contracts, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.

(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the relevant Chargor and irrespective of any direction given by the Chargor) any of that Chargor’s rights under its Security Contracts.
10.5	Notices of assignment
Each Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 4 (Forms of letter for Primary Contracts), on each of the other parties to each of its Primary Contracts; and

(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 4 (Forms of letter for Primary Contracts) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed or, if later, the date of entry into that Primary Contract (as appropriate).
11.	PLANT AND MACHINERY

11.1	Maintenance

Each Chargor must keep its Plant and Machinery in good repair and in good working order and condition (subject to reasonable wear and tear).

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11.2	Nameplates

Each Chargor must take any action which the Collateral Agent may reasonably require to evidence the interest of the Collateral Agent in its Plant and Machinery; this includes (if so requested) fixing a nameplate on its Plant and Machinery in a prominent position stating that:
(a)	the Plant and Machinery is charged in favour of the Collateral Agent; and

(b)	the Plant and Machinery must not be disposed of without the prior consent of the Collateral Agent unless permitted under the Credit Agreement.
11.3	INSURANCE POLICIES

11.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, each Chargor must diligently pursue its rights under each of its Insurance Policies, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default.

(b)	If an Event of Default is continuing:
(i)	the Collateral Agent may exercise (without any further consent or authority on the part of any Chargor and irrespective of any direction given by any Chargor) any of the rights of any Chargor in connection with any amounts payable to it under any of its Insurance Policies;

(ii)	each Chargor must take such steps (at its own cost) as the Collateral Agent may require to enforce those rights; this includes initiating and pursuing legal or arbitration proceedings in the name of that Chargor; and

(iii)	each Chargor must hold any payment received by it under any of its Insurance Policies on trust for the Collateral Agent.
11.5	Notice

Each Chargor must:
(a)	immediately give notice of this Deed to each of the other parties to each of the Insurance Policies by sending a notice substantially in the form of Part 1 of Schedule 3 (Insurance Policies); and

(b)	use all reasonable endeavours to procure that each such other party delivers a letter of undertaking to the Collateral Agent in the form of Part 2 of Schedule 3 (Insurance Policies) within 14 days of the date of this Deed or any Deed of Accession by which it became party to this Deed or, if later, the date of entry into that Primary Contract (as appropriate).
12.	WHEN SECURITY BECOMES ENFORCEABLE

12.1	Timing
This Security will become immediately enforceable if an Event of Default is continuing.

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12.2	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders direct or the Administrative Agent may direct.

13.	ENFORCEMENT OF SECURITY

13.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under section 101 of the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) or the right of a mortgagee to consolidate mortgages (including under section 93 of the Act) does not apply to this Security.

(d)	Any powers of leasing conferred on the Collateral Agent by law are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with any restrictions conferred by law (including under section 99 or 100 of the Act).
13.2	No liability as mortgagee in possession

Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(a)	to account as mortgagee in possession or for any loss on realisation; or

(b)	for any default or omission for which a mortgagee in possession might be liable.
13.3	Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).

13.4	Protection of third parties

No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

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(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied.
13.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on each Chargor.
(b)	Each Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
13.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.

14.	ADMINISTRATOR

14.1	Appointment of Administrator
(a)	Subject to the Insolvency Act 1986, at any time and from time to time after this Security becomes enforceable in accordance with Clause 12.1, or if any Chargor so requests the Collateral Agent in writing from time to time, the Collateral Agent may appoint any one or more qualified persons to be an Administrator of that Chargor, to act together or independently of the other or others appointed (to the extent applicable).

(b)	Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 of the Insolvency Act 1986 (Administration application) or by filing specified documents with the court under paragraphs 14 — 21 of Schedule B1 of the Insolvency Act 1986 (Appointment of administrator by holder of floating charge).

(c)	In this clause qualified person means a person who, under the Insolvency Act 1986, is qualified to act as an Administrator of any company with respect to which he is appointed.
15.	RECEIVER
15.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

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(ii)	a Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The Collateral Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000 except with the leave of the court.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.
15.2	Removal

The Collateral Agent may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

15.3	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Act) will not apply.

15.4	Agent of each Chargor
(a)	A Receiver will be deemed to be the agent of the relevant Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The relevant Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to a Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
15.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

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16.	POWERS OF RECEIVER

16.1	General
(a)	A Receiver has all the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law. This includes:
(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act 1986.
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
16.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset.

16.3	Carry on business

A Receiver may carry on any business of any Chargor in any manner he thinks fit.

16.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by any Chargor.
16.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

16.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

(c)	Fixtures may be severed and sold separately from the property containing them without the consent of the relevant Chargor.

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16.7	Leases

A Receiver may let any Security Asset for any term and at any rent (with or without a premium) which he thinks fit and may accept a surrender of any lease or tenancy of any Security Asset on any terms which he thinks fit (including the payment of money to a lessee or tenant on a surrender).

16.8	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of any Chargor or relating in any way to any Security Asset.

16.9	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

16.10	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

16.11	Subsidiaries

A Receiver may form a Subsidiary of any Chargor and transfer to that Subsidiary any Security Asset.

16.12	Delegation

A Receiver may delegate his powers in accordance with this Deed.

16.13	Lending

A Receiver may lend money or advance credit to any customer of any Chargor.

16.14	Protection of assets

A Receiver may:
(a)	effect any repair or insurance and do any other act which any Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset;

(b)	commence and/or complete any building operation; and

(c)	apply for and maintain any planning permission, building regulation approval or any other authorisation, in each case as he thinks fit.
16.15	Other powers

A Receiver may:

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(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of any Chargor for any of the above purposes.
17.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.

(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party.
18.	TAXES, EXPENSES AND INDEMNITY
(a)	Each Chargor must immediately on demand pay, or on an indemnity basis reimburse, any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 23.2 (Interest).

(c)	The Chargors shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, the Transaction Security or any judgment given in connection with them, is or at any time may be subject.
19.	DELEGATION

19.1	Power of Attorney

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
19.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

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19.3	Liability

Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to any Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

20.	FURTHER ASSURANCES

Each Chargor must, at its own expense, take whatever action the Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed (including procuring that any third party create a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting security in favour of the Collateral Agent (equivalent to the security intended to be created by this Deed) over any assets of any Chargor located in any jurisdiction outside England and Wales.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
21.	POWER OF ATTORNEY

Following the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with an obligation under this Deed, each Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which that Chargor is obliged to take under this Deed. Each Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

22.	PRESERVATION OF SECURITY

22.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

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22.2 Reinstatement
(a)	If any discharge (whether in respect of the obligations of any Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
22.3	Waiver of defences

The obligations of each Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
22.4	Immediate recourse

Each Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from that Chargor under this Deed.

22.5	Appropriations

Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of any Chargor under this Deed:

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(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts;

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from any Chargor or on account of that Chargor‘s liability under this Deed.
22.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
no Chargor will, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
Each Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
22.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Secured Party.

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
22.8	Delivery of documents

To the extent any Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously

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delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, such Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
22.9	Security held by Chargor

No Chargor may, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of that Chargor’s liability under this Deed. Each Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.

23.	MISCELLANEOUS

23.1	Covenant to pay

Each Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Loan Documents.

23.2	Interest

If a Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated and compounded in accordance with the provisions of Section 2.06(f) of the Credit Agreement.

23.3	Tacking

Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).

23.4	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
23.5	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account a Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,

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that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.

23.6	Notice of assignment

This Deed constitutes notice in writing to each Chargor of any charge or assignment of a debt owed by that Chargor to any other member of the Group and contained in any Loan Document.

23.7	Perpetuity period

The perpetuity period for the trusts in this Deed is 125 years.

23.8	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of any Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003 No. 3226)) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
24.	LOAN PARTIES
(a)	All communications under this Deed to or from a Secured Party must be sent through the Collateral Agent or Administrative Agent.

(b)	Each Chargor irrevocably appoints Novelis Europe to act as its agent:
(i)	to give and receive all communications under the Security Documents or this Deed;

(ii)	to supply all information concerning itself to any Secured Party; and

(iii)	to agree and sign all documents under or in connection with this Deed without further reference to any Loan Party; this includes any amendment or waiver of this Deed which would otherwise have required the consent of the Loan Parties.
(c)	Novelis Europe hereby accepts the appointment under Clause 24(b)

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(d)	Any communication given to Novelis Europe in connection with this Deed will be deemed to have been given also to the other Loan Parties that are party to this Deed.

(e)	The Collateral Agent may assume that any communication made by Novelis Europe is made with the consent of each Loan Party that is party to this Deed.
25.	RELEASE

At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder.

26.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

27.	NOTICES

27.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

27.2	Addresses
(a)	Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address set out in Clause 27.2(b) below or as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

(b)	For the purposes of Clause 27.2(a) above, the address of each Chargor shall be:
Novelis Europe Holdings Limited
Latchford Locks Works
Thelwell Lane
Warrington
Cheshire
United Kingdom
Attention: David Sneddon
with a copy to
Novelis AG
Sternenfeldstrasse 19
CH 8700 Küsnacht ZH
Switzerland
Attention: Legal Department

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27.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
27.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 27.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.

27.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
28.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

29.	ENFORCEMENT

29.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Deed, save that the Collateral Agent (and only the Collateral Agent) has the right to have any dispute settled by the New York courts, in which case the New York courts have exclusive jurisdiction in respect of that dispute, and any proceedings before the English courts in respect of that dispute shall be stayed with immediate effect.

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(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Agreement, save that, if the Collateral Agent invokes the jurisdiction of the New York courts in respect of any dispute, the New York courts are the most appropriate and convenient courts to settle such dispute, even if the jurisdiction of the English Courts has already been seised. Each Chargor agrees not to argue to the contrary and waives objection to the provisions of this clause on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
29.2	Waiver of immunity
(a)	Each Chargor irrevocably and unconditionally:

(b)	agrees not to claim any immunity from proceedings brought by a Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(c)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(d)	waives all rights of immunity in respect of it or its assets.
29.3	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH THIS DEED OR ANY TRANSACTION CONTEMPLATED BY THIS DEED. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE 1
SECURITY ASSETS
PART 1
REAL PROPERTY
A. Original Property

Legal Owner	Title No.	Description
Novelis UK Ltd	WA915530	Rogerstone Works, Rogerstone

Novelis UK Ltd	CYM94747	Land at Rogerstone Works (Triangle)

Novelis UK Ltd	CYM94951	Land at Tregwilym Road, Rogerstone

Novelis UK Ltd	CYM94762	Land at Tregwilym Road being the former site of numbers 115, 117, 119 and 121, Rogerstone

Novelis UK Ltd	WA989793	127 Tregwilym Road, Rogerstone

Novelis UK Ltd	WA989794	The Cottage, Fieldsview, Tregwilym Road Rogerstone

Novelis UK Ltd	CYM431473	Land on west side of Tregwilym Road Rogerstone

Novelis UK Ltd	CH449717	Latchford Works, Thelwall Lane, Warrington

Novelis UK Ltd	CH492388	Land lying to the north west of Thelwall Lane, Warrington

Novelis UK Ltd	CH469667	Land on the north side of Thelwall Lane, Latchford

Novelis UK Ltd	CH469669	Land and buildings lying to the north of Thelwall Lane, Warrington

Novelis UK Ltd	SL186994	Land at Bridgnorth Aluminium Stourbridge Road Bridgnorth
B. Excluded Real Property

Legal Owner	Title No.	Description	Term
A Banbury

Novelis UK Ltd	Unregistered title	Leasehold property known as Fifth Floor, Beaumont House, Southam, Road, Banbury, Oxfordshire as demised by a Lease dated 8 August 2003 made between Beryland Limited (1) and British Alcan Aluminium Plc (2)	31 July 2003 and expiring on 30 July 2013

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Legal Owner	Title No.	Description	Term
B Latchford

Novelis UK Ltd	CH469668	Leasehold property known as land on the north side of Thelwall Lane, Warrington	29th April, 1991 to 29th April 2021

C Walsall

Novelis UK Ltd	Unregistered Title	Leasehold premises at Unit 501, Axcess 10 Business Park Bentley Road South Walsall West Midlands as demised by a lease dated 28 April 2003 made between Axa Sunlife plc (1) Universal Express Limited (2) Brant Logistics Services NV (3) Axcess 10 Management Company Limited (4)	1 March 2002 to 29 February 2012
PART 2
CHARGED SHARES

Chargor	Name of Charged Company	Name of nominee (if any) by whom shares are held	Class of shares held	Number of shares held

Novelis Europe Holdings Limited	Novelis UK Ltd		Ordinary	167,997,356

Novelis Europe Holdings Limited	Novelis Services Ltd		Ordinary	10,000
PART 3
SPECIFIC PLANT AND MACHINERY

Chargor	Description
PART 4
SECURITY CONTRACTS

A. Primary Contracts

Chargor	Description

Novelis UK Ltd	Cash management agreement dated 1 Feberuary 2007 between, inter alios, Novelis AG and Novelis UK Ltd

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Chargor	Description
Novelis UK Ltd	ACMS agreement dated 15 January 2007 between, inter alios, Commerzbank AG, Novelis AG and Novelis UK Ltd

Novelis UK Ltd	Cash management agreement dated 14 January 2010 between, inter alios, Novelis AG and Novelis UK Ltd

Novelis UK Ltd	Sale and purchase agreement dated 5 November 2010 between Novelis UK Ltd and Hindalco Industries Limited

Novelis UK Ltd	Transactional Banking Services Agreement dated on or around 17 December 2010 between Novelis UK Ltd and Deutsche Bank AG

Novelis Europe Holdings Limited	Cash management agreement dated 1 Feberuary 2007 between, inter alios, Novelis AG and Novelis Europe Holdings Limited

Novelis Europe Holdings Limited	Cash management agreement dated 14 January 2010 between, inter alios, Novelis AG and Novelis Europe Holdings Limited

Novelis Europe Holdings Limited	Intercompany term promissory note dated 30 September 2010 issued to Novelis AG

Novelis Europe Holdings Limited	Transactional Banking Services Agreement dated on or about 17 December 2010 between Novelis Europe Holdings Limited and Deutsche Bank AG

Novelis Services Limited	Cash management agreement dated 14 January 2010 between, inter alios, Novelis AG and Novelis Services Limited

Novelis Services Limited	Transactional Banking Services Agreement dated on or around 17 December 2010 between Novelis Services and Deutsche Bank AG

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Novelis Services Limited	Intercompany term promissory note dated 1 October 2008 issued to Novelis Brand LLC

Novelis Services Limited	License and sublicense agreements dated 1 October 2008 entered into between, inter alios, Novelis Services Limited and certain subsidiaries of Novelis Inc.

Novelis Services Limited	Supply of Industrial Technology and Technical Assistance Agreements dated 27 June 2008 entered into between, inter alios, Novelis Services Limited and Novelis Brasil

B. Secondary Contracts
PART 5
SPECIFIC INTELLECTUAL PROPERTY

	Owner Named on
Trademark	Register	Class	Registration No	CTM	Filing Date	Expiry Date
THINKCANS & DEVICE	Novelis UK Ltd (Latchford)	35	2392058	X	16 May 2005	16 May 2015
PART 6
SECURITY ACCOUNTS

Account Bank	Account Numbers	Account Name
HSBC Bank plc City of London Corporate Office	51050176 (Bridgnorth — GBP) 51269313 (Rogerstone — GBP) 01272284	Novelis UK Ltd Novelis UK Ltd Novelis Europe Holdings Limited

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Account Bank	Account Numbers	Account Name
Canary Wharf London E14 5HQ Sort Code: 40-02-50	41275321 (Wednesbury — GBP)	Novelis UK Ltd.

HSBC Bank plc City of London Corporate Office Canary Wharf London E14 5HQ Sort Code: 40-05-15	57166067 (Bridgnorth EUR) 57478371 (Bridgnorth SEK) 36658094 (Bridgnorth USD) 59081955 (Rogerstone USD) 59081947(Rogerstone EUR) 59241725 (EUR) 59241733 (USD)	Novelis UK Ltd. Novelis Europe Holdings Limited

Commerzbank AG, London Branch 60 Gracechurch Street London EC3V 0HR Sort Code: 40-62-01	30119391 (Rogerstone EUR) 30119391 (Rogerstone GBP) 30119392 (Bridgnorth EUR)	Novelis UK Ltd

Deutsche Bank AG, London Branch Winchester House 1 Winchester Street London EC2N 2DB	12376900 (EUR) GB23DEUT40508112376900 12376901 (GBP) GB93DEUT40508112376901 12376902 (USD) GB66DEUT40508112376902	Novelis Europe Holdings Limited

Deutsche Bank AG, London Branch Winchester House 1 Winchester Street London EC2N 2DB	12376800 (EUR) 12376801 (GBP) GB77DEUT40508112376801	Novelis UK Ltd

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Account Bank	Account Numbers	Account Name
12376802 (GBP) GB50DEUT40508112376802 12376803 (GBP) GB23DEUT40508112376803 12376804 (USD) GB93DEUT40508112376804 12376805 (USD) GB66DEUT40508112376805

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FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To: [Account Bank]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening) and the debts represented by the Security Accounts; and

2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;
(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and

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	(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

	(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.

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The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by English law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,
(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in England and Wales (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving

54

Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by English law.
Yours faithfully,
(Authorised signatory) [Account Bank]

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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;

2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and

3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;

(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and

(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by English law.

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Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully,
(Authorised signatory) for an on behalf of Bank of America, N.A. as Term Loan Collateral Agent
Yours faithfully,
(Authorised signatory) for an on behalf of Bank of America, N.A. as Revolving Credit Collateral Agent
Receipt acknowledged
(Authorised signatory) [Account Bank]
[Date]

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SCHEDULE 3
FORMS OF LETTER FOR INSURANCE POLICIES
PART 1
FORM OF NOTICE OF ASSIGNMENT
(for attachment by way of endorsement to the insurance policies)
To: [Insurer]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America, N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with you by or on behalf of it or under which it has a right to claim (each an Insurance) and all of its rights in connection with those amounts; and

2.	SECOND, subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A. as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all amounts payable to it under or in connection with any Insurance and all of its rights in connection with those amounts.
A reference in this letter to any amounts excludes all amounts received or receivable under or in connection with any third party liability Insurance and required to settle a liability of a Loan Party (as defined in the Term Loan Security Agreement) or a Loan Party (as defined in the Revolving Credit Security Agreement) to a third party.
We confirm that:
(i)	the Chargor will remain liable under [the] [each] Insurance to perform all the obligations assumed by it under [the] [that] Insurance;

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(ii)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Insurance; and

(iii)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Insurance.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Insurance and you should continue to give notices under [the] [each] Insurance to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, unless the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent otherwise agrees in writing:
(d)	all amounts payable to the Chargor under [the] [each] Insurance must be paid to the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent; and

(e)	any rights of the Chargor in connection with those amounts will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Insurance[s] without the prior consent of the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please note on the relevant contracts:
(i)	FIRST the Term Loan Collateral Agent’s interest as loss payee and the Term Loan Collateral Agent’s interest as first priority assignee of those amounts and rights; and

(ii)	SECOND the Revolving Credit Collateral Agent’s interest as loss payee and the Revolving Credit Collateral Agent’s interest as first priority assignee of those amounts and rights, and send to the Term Loan Collateral Agent at [•] and Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.

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The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law.
Yours faithfully,
For [Chargor]

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PART 2
FORM OF LETTER OF UNDERTAKING
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [•] on behalf of [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment by the Chargor upon the terms of the Term Loan Security Agreement of all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with us by or on behalf of it or under which it has a right to claim and all of its rights in connection with those amounts and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment by the Chargor upon the terms of the Revolving Credit Security Agreement of all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with us by or on behalf of it or under which it has a right to claim and all of its rights in connection with those amounts.
A reference in this letter to any amounts excludes all amounts received or receivable under or in connection with any third party liability insurance and required to settle a liability of a Loan Party to a third party.
In consideration of your agreeing to the Chargor continuing their insurance arrangements with us we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;

2.	confirm that we have not received notice of the interest of any third party in those amounts and rights;

3.	undertake to note on the relevant contracts FIRST the interest of the Term Loan Collateral Agent as loss payee and as first priority assignee of those amounts and rights and SECOND the Revolving Credit Collateral Agent’s interest as loss payee and as first priority assignee of those amounts and rights;

4.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to those contracts which the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as

61

defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;

5.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of any of those contracts and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any other Secured Party (as defined in the Revolving Credit Security Agreement) to remedy that breach; and

6.	undertake not to amend or waive any term of or terminate any of those contracts on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the S Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,
for [Insurer]

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SCHEDULE 4
FORMS OF LETTER FOR PRIMARY CONTRACTS
PART 1
NOTICE TO COUNTERPARTY
To: [Counterparty]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Primary Contract(s)] (the Primary Contract[s]); and

2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the [Secured Parties] referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Primary Contract[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Primary Contract to perform all the obligations assumed by it under [the] [that] Primary Contract;

(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Primary Contract; and

(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Primary Contract.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Primary Contract and you should continue to give notice under [the] [each] Primary Contract to the relevant Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit

63

Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Primary Contract[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by English law,
Yours faithfully,
(Authorised signatory)
For [Chargor]

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PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [      ] between [      ] and others Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [      ] between [      ] and others and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Primary Contract(s)] (the Primary Contract[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Primary Contract[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;

2.	have not received notice of the interest of any third party in [any of] the Primary Contract[s];

3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Primary Contract[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;

4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Primary Contract[s] and to allow Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and

65

5.	undertake not to amend or waive any term of or terminate [the] [any of those] Primary Contract[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by English law.
Yours faithfully,
(Authorised signatory)
[Counterparty]

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SCHEDULE 5
FORM OF DEED OF ACCESSION
THIS DEED is dated [      ]
BETWEEN:
(1)	[•] (registered number [•]) with its registered office at [•] (the Additional Chargor);

(2)	NOVELIS EUROPE HOLDINGS LIMITED for itself and as agent for each of the Chargors under and as defined in the Security Agreement referred to below; and

(3)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties under and as defined in the Security Agreement referred to below (the Collateral Agent).
BACKGROUND:
(A)	The Additional Chargor is a subsidiary of Novelis Inc.

(B)	The Chargors have entered into a guarantee and security agreement dated [•] with the Collateral Agent (the Security Agreement).

(C)	The Additional Chargor has agreed to enter into this Deed and to become a Chargor under the Security Agreement and the Security Trust Deed.

(D)	The Additional Chargor will also, by execution of a separate instruments, become a party to the Intercreditor Agreement as a Loan Party and the Security Trust Deed as a Chargor.

(E)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	Interpretation

Terms defined in the Security Agreement have the same meaning in this Deed (including its Recitals) unless given a different meaning in this Deed. This Deed is a Loan Document.

2.	Accession
(a)	With effect from the date of this Deed the Additional Chargor:
(i)	will become a party to the Security Agreement as a Chargor; and

(ii)	will be bound by all the terms of the Security Agreement which are expressed to be binding on a Chargor, including without limitation, the guarantee contained in clause 2 of the Security Agreement.

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3.	Security

Without limiting the generality of the other provisions of this Deed and the Security Agreement, the Additional Chargor:
(a)	charges by way of a first legal mortgage all estates or interests in any freehold or leasehold property owned by it (save for Excluded Real Property) and specified in part 1A of the schedule to this Deed;

(b)	charges by way of a first legal mortgage all shares owned by it and specified in part 2 of the schedule to this Deed;

(c)	charges by way of a fixed charge all plant, machinery, computers, office equipment or vehicles specified in part 3 of the schedule to this Deed;

(d)	assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of the agreements specified in part 4 of the schedule to this Deed;

(e)	charges by way of a fixed charge all of its rights in respect of any Intellectual Property specified in part 5 of the schedule to this Deed; and

(f)	charges by way of a fixed charge all of its rights in respect of any amount standing to the credit of any Security Account specified in part 6 of the schedule to this Deed.
4.	Miscellaneous

With effect from the date of this Deed:
(a)	the Security Agreement will be read and construed for all purposes, and the Additional Chargor will take all steps and actions (including serving any notices), as if the Additional Chargor had been an original party in the capacity of Chargor (but so that the security created on this accession will be created on the date of this Deed);

(b)	any reference in the Security Agreement to this Deed and similar phrases will include this Deed and all references in the Security Agreement to Schedule 1 (or any part of it) will include a reference to the schedule to this Deed (or relevant part of it); and

(c)	Novelis Europe Holdings Limited, for itself and as agent for each of the Chargors under the Security Agreement, agrees to all matters provided for in this Deed.
5.	Law

This Deed is governed by English law.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE TO DEED OF ACCESSION
PART 1
REAL PROPERTY
A. Original Property
Freehold/Leasehold Description
B. Excluded Real Property
Leasehold Description
PART 2
SHARES

Name of
company in	Name of nominee (if
which shares	any) by whom shares	Class of	Number of shares
are held	are held	shares held	held
[ ]	[ ]	[ ]	[ ]
PART 3
SPECIFIC PLANT AND MACHINERY
Description
PART 4
SECURITY CONTRACTS
     A. Primary Contracts
Description
[e.g. Hedging Documents]
[e.g. Acquisition Documents]
[e.g. Intercompany Loan Agreements]
     B. Secondary Contracts
PART 5
SPECIFIC INTELLECTUAL PROPERTY RIGHTS
Description

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[PART 6
SECURITY ACCOUNTS
Account number            Sort code]

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SIGNATORIES (TO DEED OF ACCESSION)
The Additional Chargor

Executed as a Deed by	)	...........................Director

[ ] acting by a director in the presence of a witness:	)

)

)
______________________ Signature of witness
______________________ Name of witness
______________________ Address of witness
______________________
______________________
______________________ Occupation of witness
Novelis Europe Holdings Limited

Executed as a Deed by

NOVELIS EUROPE HOLDINGS LIMITED (for itself and as agent for each of the Chargors party to the Security Agreement referred to in this Deed) acting by a director in the presence of a witness:
) ) ) )	...........................Director
______________________ Signature of witness
______________________ Name of witness
______________________ Address of witness
______________________
______________________
______________________ Occupation of witness

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The Collateral Agent
SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:
Authorised Signatory

72

SIGNATORIES (GUARANTEE AND SECURITY AGREEMENT)

SIGNED as a Deed by	)	...........................Attorney

NOVELIS UK LTD acting by its attorney in the presence of a witness:	)

)

)
______________________ Signature of witness
______________________ Name of witness
______________________ Address of witness
______________________
______________________
______________________ Occupation of witness

73

SIGNED as a Deed by	)	...........................Attorney

NOVELIS SERVICES LIMITED acting by its attorney in the presence of a witness:	)

)

)
______________________ Signature of witness
______________________ Name of witness
______________________ Address of witness
______________________
______________________
______________________ Occupation of witness

74

SIGNED as a Deed by	)	...........................Attorney

NOVELIS EUROPE HOLDINGS LIMITED acting by its attorney in the presence of a witness:	)

)

)
______________________ Signature of witness
______________________ Name of witness
______________________ Address of witness
______________________
______________________
______________________ Occupation of witness

75

SIGNED as a deed by
BANK OF AMERICA, N.A.
in its capacity as Collateral Agent
acting by authorised signatory:
Peter M. Walther, Senior Vice President

76

Exhibit M - 4
Execution copy December 17, 2010

Agreement
between
Novelis Technology AG
Neuhausen am Rheinfall, Switzerland
and
Bank of America N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Assignment of Trade Receivables, Intercompany Receivables
and Bank Accounts

Assignment Agreement (Novelis Technology AG)
INDEX

1. INTERPRETATION	4
2. ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS	7
3. UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX	10
4. RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT	10
5. REPRESENTATIONS AND WARRANTIES	12
6. FURTHER ASSURANCES OF THE ASSIGNOR	13
7. POWERS OF ATTORNEY	13
8. ASSIGNMENTS AND TRANSFERS	13
9. EFFECTIVENESS OF ASSIGNMENT	13
10. COSTS AND EXPENSES	14
11. NOTICES	14
12. SUCCESSOR AGENT	15
13. SEVERABILITY	15
14. WAIVERS AND MODIFICATIONS	15
15. COUNTERPARTS	16
16. LAW AND JURISDICTION	16
SCHEDULE 1	20
SCHEDULE 2	21
SCHEDULE 3	22
SCHEDULE 4	23
SCHEDULE 5	24
SCHEDULE 6	26

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Assignment Agreement (Novelis Technology AG)
This Agreement (the “Agreement”) is made between:
(1)	Novelis Technology AG, a company incorporated under the laws of Switzerland, having its seat at Zentralstrasse 100, 8212 Neuhausen am Rheinfall, Switzerland, (the “Assignor”);
and
(2)	Bank of America, N.A. a national banking association organized under the laws of the United States of America, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Revolving Credit Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Assignor and Bank of America, N.A. as Collateral Agent under the Term Loan Agreement (defined below) (the “Term Loan Collateral Agent”) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (the “Term Loan Lenders”).
(B)	The Assignor and the Collateral Agent have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and Novelis AG (each as Borrower) AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Credit Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Credit Lenders.

(C)	On or about December 17, 2010, the Collateral Agent, the Term Loan Collateral Agent, the Assignor and other borrowers and guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including Assignor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

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(D)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Term Loan Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).

(E)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties) (the “Revolving Guarantee”).

(F)	The Collateral Agent, the Term Loan Collateral Agent and the Lenders under each of the Term Loan Agreement and the Revolving Credit Agreement require the Assignor to enter into this assignment for security purposes in favour of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.

(G)	The Assignor has agreed to assign (i) the Assigned Receivables, (ii) the Assigned Intercompany Receivables and (iii) the Assigned Bank Accounts as security for the Secured Obligations (as these terms are defined in Section 1 below) to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in Section 1 below).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement:

“Assigned Bank Accounts” means all current or future rights, title, interest and action (including any balances and accrued interest) the Assignor may have or acquire in relation to any bank account which the Assignor now has or may at any time have in the future vis-à-vis any bank or other financial institution, including, but not limited to, the bank accounts listed in Schedule 1, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);

“Assigned Intercompany Receivables” means all current or future receivables owed by Affiliates to Assignor and arising in the course of business of the Assignor, whether contingent or not, incorporated in a title or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations); Currently existing Assigned Intercompany Receivables are listed in Schedule 2;

“Assigned Receivables” means all current or future receivables owed by customers or other trade debtors (excluding any Affiliate) to the Assignor and arising in the course of business of the Assignor, whether contingent or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of

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Obligations) but excluding any Excluded Receivables; Currently existing Assigned Receivables are listed in Schedule 3;

“Assignment” means the assignments by the Assignor of the Assigned Intercompany Receivables, Assigned Receivables and Assigned Bank Accounts to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties pursuant to art. 164 et seq. of the Swiss Code of Obligations;

“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;

“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement;

“Excluded Receivables” means any current or future receivables owed by customers or other trade debtors (excluding any Affiliate) to the Assignor and arising in the course of business of the Assignor, whether contingent or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations) which have been transferred to Novelis AG pursuant to a receivables purchase agreement between the Assignor and Novelis AG which has been approved in writing by the Administrative Agent (as defined in the Revolving Credit Agreement);

“Notice of Assignment to Affiliates” means the notice substantially in the form of Schedule 4 to this Agreement;

“Notice of Assignment to Banks” means the notice substantially in the form of Schedule 5 to this Agreement;

“Notice of Assignment to Debtors” means the notice substantially in the form of Schedule 6 to this Agreement;

“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);

“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;

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“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;

“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;

“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Term Loan Secured Parties under the Term Loan Guarantee (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement).

“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement and the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, supplemented or substituted from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.

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2.	ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS

2.1	The Assignor agrees to assign by way of security to the Collateral Agent (acting for itself, in the name of and on behalf of the Secured Parties) the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts as security for the Secured Obligations until the Discharge of Senior Lien Secured Obligations. The Assignor confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

2.2	For the purpose of effecting the Assignment, the Assignor hereby:

2.2.1	assigns by way of security to the Collateral Agent and the Secured Parties, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.2.2	subject as set out in Section 2.11.2, transfers to the Collateral Agent all documents evidencing the existing Assigned Receivables, the existing Assigned Intercompany Receivables and the existing Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, Intercompany note, exchange of letters, fax or e-mail).

2.3	The Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) expressly accepts the Assignment provided for in Section 2.1. and 2.2.

2.4	The Assignor agrees and undertakes as follows:

2.4.1	Except for liens permitted under the Credit Agreements, the Assignor shall refrain from granting any pledge, encumbrance or other third party rights affecting the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall refrain from any other act or omission that would adversely affect the Collateral Agent’s and Secured Parties’ rights under this Agreement or, except as permitted under the Credit Agreements, any amounts that are or will become due under any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.4.2	without the prior written consent of the Collateral Agent, the Assignor shall not enter into any kind of arrangement that would provide for the non-assignability of any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts or subject the assignability to the consent of a party other than the Collateral Agent;

2.4.3	except as permitted by the Credit Agreements, the Assignor shall not enter into any arrangement by which the Assigned Receivables, the Assigned Intercompany Receivables and

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the Assigned Bank Accounts would be assigned to a party other than the Collateral Agent and/or Secured Parties;

2.4.4	the Assignor shall deliver to the Collateral Agent within 10 Business Days following the end of each calendar quarter (the first time 10 Business Days following December 31, 2010), a list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts outstanding as of the end of the relevant calendar quarter and assigned substantially in the same form as set forth in Schedule 1 to 3 as appropriate;

2.4.5	upon the Collateral Agent’s written request and in no event more than once per year, unless an Event of Default has occurred and is continuing, the Assignor shall deliver to the Collateral Agent, within 10 Business Days from being so requested by the Collateral Agent, an up-dated list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts outstanding as of the day where the Collateral Agent’s request under this paragraph was received substantially in the same form as set forth in Schedule 1 to 3 as appropriate.

2.5	Within 5 Business Days from the Closing Date, the Assignor shall notify the banks of the assignment by way of security of the Assigned Bank Accounts by delivering to such banks a Notice of Assignment to Banks substantially in the form of Schedule 5. The Assignor shall simultaneously send a copy of any Notice of Assignment to Banks to the Collateral Agent. For the purpose of this Agreement, the Assignor shall release the respective banks from the banking secrecy to the extent required for the Collateral Agent to perform its rights and obligations hereunder. Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to use its bank accounts and any balance on its bank accounts freely without restriction for as long as no Event of Default has occurred and is continuing, except in the circumstances set forth in Section 2.6 below.

2.6	Upon an Activation Notice (as this term is defined in the Revolving Credit Agreement) being sent in accordance with Section 9.01 of the Revolving Credit Agreement, the Assignor shall not longer be authorized to use its bank accounts and the Collateral Agent shall be entitled to transfer any balance out of such bank accounts and apply such monies in accordance with Section 9.01 of the Revolving Credit Agreement.

2.7	In the event where any bank would refuse to countersign the Notice of Assignment to Banks listed in Schedule 5 and thereby would refuse to waive any first ranking security interest and/or any right of set-off such bank may have in relation to the Assigned Bank Accounts, the Assignor shall close the Assigned Bank Accounts and open new bank account(s) (not subject to such first ranking security interest or right of set-off) with one or more banking institutions,

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which would then be assigned by way of security to the Collateral Agent as per the terms of this Agreement.

2.8	Within 5 Business Days from the Closing Date, the Assignor shall notify its respective Affiliates of the assignment by way of security of the Assigned Intercompany Receivables by delivering to such Affiliate a Notice of Assignment to Affiliates substantially in the form of Schedule 4. The Assignor shall simultaneously send a copy of any Notice of Assignment to Affiliates to the Collateral Agent.

2.9	Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to collect any Assigned Receivables for as long as no Event of Default has occurred and is continuing, and until such time as notified by the Collateral Agent, provided the proceeds of such Assigned Receivables are credited on the Assigned Bank Accounts.

2.10	With respect to any Assigned Intercompany Receivable and any Assigned Bank Account arising after the date hereof, the Assignor undertakes to:

2.10.1	notify immediately the appropriate debtor of Assigned Intercompany Receivables or Assigned Bank Accounts by using the appropriate notification form; and

2.10.2	transfer to the Collateral Agent all documents evidencing such Assigned Intercompany Receivables and Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

2.11	With respect to any Assigned Receivable arising after the date hereof, the Assignor undertakes to:

2.11.1	instruct the debtor of such Assigned Receivable to discharge its obligations in relation thereto exclusively on one of the Assigned Bank Accounts; and

2.11.2	upon the reasonable request of the Collateral Agent in accordance with the Credit Agreements and upon giving appropriate prior notice, allow representatives of the Collateral Agent to inspect, during normal business hours, all documents evidencing such Assigned Receivable (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail.

2.12	Within 5 calendar days after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall notify its current and future debtors of Assigned Receivables of the Assignment by delivering to such debtors a Notice of

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Assignment to Debtors substantially in the form of Schedule 6 but, where necessary or appropriate, in the respective language of the addressee. The Assignor shall simultaneously send a copy of any Notice of Assignment to Debtors to the Collateral Agent.

2.13	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall co-operate with the Collateral Agent and use its best commercially reasonable endeavors in assisting the Collateral Agent in collecting the Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts.

2.14	Before the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor undertakes that the Assigned Receivables and the Assigned Intercompany Receivables be paid onto the Assigned Bank Accounts as set out in Schedule 1.

2.15	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts shall be paid to the Collateral Agent or as directed by the Collateral Agent.

3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent (i) the obligations of the Assignor under this Agreement are for the exclusive benefit of the Affiliates of such Assignor (except for the (direct or indirect) Subsidiaries of such Assignor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee entered into by the Assignor shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.

4.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT

4.1	Provided the Assignor has not complied with the obligations set out in Section 2.5 and 2.8 within the time limits set forth therein, the Collateral Agent shall be entitled, at any time on or after the sixth Business Day after the Closing Date, to notify or to request the Assignor to notify to the relevant debtor, the Assignment in respect of all or part of the Assigned Intercompany Receivables or the Assigned Bank Accounts:

4.1.1	in the form of Schedule 4 to this Agreement with respect to Assigned Intercompany Receivables;

4.1.2	in the form of Schedule 5 to this Agreement with respect to Assigned Bank Accounts.

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4.2	The Collateral Agent shall be entitled to notify, or request the Assignor to notify, the Assignment in respect of all or part of the Assigned Bank Accounts and Assigned Intercompany Receivables to the relevant debtors following the receipt of up-dated Schedule 1 or Schedule 2 in accordance with Section 2.4.4.

4.3	The Collateral Agent has the right to request that the Assignor transfers to the Collateral Agent all documents evidencing the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

4.4	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to request immediately the Assignor to notify the debtors of the Assigned Receivables of the Assignment, and, if the Collateral Agent has not received evidence of such notification within five calendar days in accordance with Section 2.12, the Collateral Agent shall be entitled to notify on its own, the Assignment in respect of all or part of the Assigned Receivables to the relevant debtors by a Notice of Assignment to Debtors substantially in the form of Schedule 6 to this Agreement.

4.5	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing or, with respect to the Assigned Receivables exclusively, 5 calendar days after such notification:

4.5.1	the Collateral Agent shall be entitled, but not obligated, to collect any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account and to apply the amounts collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement;

4.5.2	the Collateral Agent shall have the right to access the premises of the Assignor to the full extent necessary during ordinary business hours, at the sole discretion of the Collateral Agent, to ascertain the existence and particulars of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

4.5.3	the Collateral Agent shall be entitled, but not obligated, to undertake on its own initiative and cost any acts it deems appropriate to collect any overdue or bad claim under the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall apply the amounts so collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; and

4.5.4	to the extent that collection of any Assigned Receivable, any Assigned Intercompany Receivable and/or any Assigned Bank Account is not possible or is deemed unduly

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burdensome in the reasonable opinion of the Collateral Agent, the latter shall be entitled to sell such Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts by private sale (“Private Verwertung (Selbstverkauf)”), without regard to the enforcement procedure provided for by the Swiss Federal Law on Debt Collection and Bankruptcy, and apply the proceeds (less all costs and expenses) of such sale towards the discharge of the Secured Obligations. The Collateral Agent shall apply such proceeds in accordance with the Intercreditor Agreement. The Collateral Agent shall discharge its rights under this Agreement with the same degree of care it would use in respect of its own property.

4.6	Upon repayment and discharge in full of the Secured Obligations, the Collateral Agent, at the costs of the Assignor, shall promptly, and in any event within 5 Business Days from the full discharge of the Secured Obligations, re-assign the remainder, if any, of the Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts to the Assignor. Notwithstanding the above, if the Collateral Agent is authorized to release in whole or in part any assigned collateral under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such collateral under this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Assignor represents and warrants to the Collateral Agent that:

5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

5.1.2	as long as this Agreement remains in force, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts are and will continue to be (and any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account coming into existence in the future will be) free and clear of any pledge, encumbrance or other third party interests, with the exception of any liens permitted under the Credit Agreements;

5.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective transfer of the Assigned Receivables, the

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Assigned Intercompany Receivables and the Assigned Bank Accounts from Assignor to the Collateral Agent and the Secured Parties.

6.	FURTHER ASSURANCES OF THE ASSIGNOR

The Assignor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Assignment provided for in this Agreement.

7.	POWERS OF ATTORNEY

The Assignor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents (including giving notifications and instructions to customers of the Assignor) and do all things that are necessary for carrying out any obligation imposed on the Assignor under this Agreement, provided that the Assignor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (“Private Verwertung (Selbstverkauf)”) but in any case only after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing.

8.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Assignor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 12 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.

9.	EFFECTIVENESS OF ASSIGNMENT

9.1	The security constituted by the Assignments under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent and/or Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

9.2	No failure on the part of the Collateral Agent and/or Secured Parties to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single

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or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

9.3	The Collateral Agent and/or Secured Parties shall not be liable by reason of taking any action permitted by this Agreement.

10.	COSTS AND EXPENSES

The Assignor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Assignment hereby constituted or the exercise of any rights hereunder and the Assignor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

11.	NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:
a)	if to the Assignor

Novelis Technology AG

Address:	Zentralstrasse 100 CH- 8212 Neuhausen am Rheinfall

Attn:	Legal Department
with a copy to:

Novelis AG

Address:	Sternenfeldstrasse 19 CH- 8700, Küsnacht

Attn:	Legal Department
b)	if to the Collateral Agent

Bank of America, N.A.

Address	135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, Illinois 60603

Attn:	Account Officer

Fax:	+1 312-453-5555

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or to such other address or facsimile numbers or e-mail address as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

12.	SUCCESSOR AGENT

If a successor of the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Revolving Credit Agreement, the Collateral Agent hereunder will be automatically replaced by the successor Revolving Credit Collateral Agent as party to this Agreement.

13.	SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

14.	WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.

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15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

16.	LAW AND JURISDICTION

16.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

16.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

16.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the relevant Credit Agreement, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Assignor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

16.4	The Assignor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Assignor in care of the Process Agent at the Process Agent’s above address, and the Assignor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that

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Assignment Agreement (Novelis Technology AG)
a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Revolving Secured Parties and as sub-agent and bailee for the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Assignment Agreement (Novelis Technology AG)
SIGNATURE PAGE
Bank of America N.A.
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
Name: Christopher Kelly Wall
Title: Managing Director

By:
Name: Peter M. Walther
Title: Senior Vice President

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Assignment Agreement (Novelis Technology AG)
SIGNATURE PAGE
Novelis Technology AG,
as Assignor
Date:
Date:

By:		By:

	Name: David Sneddon Title: Director		Name: Antonio Tadeu Coelho Nardocci Title: Chairman

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Assignment Agreement (Novelis Technology AG)
SCHEDULE 1
LIST OF BANK ACCOUNTS
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Bank Accounts listed immediately below:

Name of Depositary Bank	Branch Office	Account Number	Account Holder
Credit Suisse	Zürich		Novelis Technology AG

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SCHEDULE 2
LIST OF INTERCOMPANY RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Intercompany Receivables listed in the following document:

SCHEDULE 3
LIST OF TRADE RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Receivables listed immediately below:

Debtors	Nature of Claims	Amount	Maturity	Guarantee	Security / Interest
NO TRADE RECEIVABLES AS OF THE DATE OF THIS AGREEMENT

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SCHEDULE 4
NOTICE OF ASSIGNMENT TO AFFILIATES
[Letterhead of the Assignor]

Name of Intercompany Debtor

[Address of Debtor]
BY REGISTERED MAIL
[Place/Date]
Re: Notification of Assignment
Dear Sirs,
By the present letter, you are hereby notified that we (the “Assignor”) and Bank of America N.A. (the “Collateral Agent”) have entered into an assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all its present and future receivables against your company (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium lenders.
Therefore, we would be grateful if you could confirm that any payments in fulfillment of present and future claims, which we may from time to time have against you, shall be paid exclusively to the Collateral Agent in the event of a notice given to you by the Collateral Agent to that effect.
Such notice shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of Intercompany Debtor] attn. [insert name of responsible person[s]], Fax [...].
Please note that you remain fully liable towards the Collateral Agent for all payments made directly to us after receipt of the aforementioned notice.
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

Very truly yours,	Agreed and Acknowledged:
[name of the Intercompany Debtor]
[Assignor]
____________________	____________________
[authorized signatories]	[authorized signatories]

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SCHEDULE 5
NOTICE OF ASSIGNMENT TO BANKS
[Letterhead of the Assignor]

[Name of the Bank Account Bank]

[Address of the Bank]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
Reference is made to the bank account no[s]. [...] (the “Bank Account[s]”) held by us (the “Assignor”) with you in connection with which we have sent you a notification of assignment dated [.], 2007.
You are hereby notified that the Assignor and Bank of America N.A. (the “Collateral Agent”) have entered as of December [¦], 2010 into a new assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all the current and future amounts standing to the credit of the Bank Account (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium of lenders.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to dispose of the Assigned Claims. The revocation of such authorization shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of bank] attn. [insert name of responsible person[s]], Fax [...]. By countersigning the present letter, you hereby irrevocably agree that upon receipt of notice of such revocation, you may only validly discharge your obligations in respect of the Assigned Claims by payment to the Collateral Agent.
Please note that we hereby release you from any and all your obligations in relation to Swiss Banking Secrecy with respect to the Collateral Agent to the extent required for the latter to perform its rights and obligations under the Agreement.
The Collateral Agent has requested that you waive any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims. By countersigning this letter you confirm that you accept to waive in favor of the Collateral Agent (and the lenders represented by the Collateral Agent) any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims.
The Collateral Agent agrees with the foregoing by countersigning the present letter.

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We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:
____________________	[name of Bank]
[authorized signatories]	____________________
[authorized signatories]

Agreed and Acknowledged by:
Bank of America N.A.
____________________
[authorized signatories]

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SCHEDULE 6
NOTICE OF ASSIGNMENT TO DEBTORS
[Letterhead of the Assignor]

[Name of the Debtor] [Address of the Debtor]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
We refer to the [contract and other particulars identifying the Assigned Receivables in relation to the relevant trade debtor of the relevant Assignor].
You are hereby notified that Novelis Technology AG (the “Assignor”) and Bank of America N.A. (the “Collateral Agent”) have entered into an assignment agreement (the “Agreement”) whereby current and future trade receivables owing by the customers to the Assignor (the “Assigned Receivables”) have been assigned to the Collateral Agent, acting on behalf of a consortium of lenders, irrespective of whether currently due and payable or becoming due and payable in the future.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to collect the Assigned Receivables at certain conditions. The revocation of such power of attorney shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of debtor] attn. [insert name of responsible person[s]], Fax [...]. Upon revocation you may only validly discharge your obligations in respect of the Assigned Receivables by payment to the Collateral Agent. [Assignor/Collateral Agent]
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

____________________	[name of debtor]
[authorized signatories]	____________________
[authorized signatories]

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Execution copy December 17, 2010

GUARANTEE
granted by
Novelis Technology AG
Neuhausen am Rheinfall, Switzerland
to
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to
certain obligations of the Loan Parties under the Revolving Credit
Agreement dated as of or about 17 December, 2010.

Novelis Technology AG: Revolving Credit Guarantee Agreement
INDEX

1. DEFINITIONS AND INTERPRETATION	3
2. GUARANTEE	4
3. UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX	7
4. GUARANTOR’S UNDERTAKINGS	9
5. REPRESENTATIONS AND WARRANTIES	9
6. ASSIGNMENTS AND TRANSFERS	10
7. COSTS AND EXPENSES	10
8. NOTICES	10
9. SUCCESSOR AGENT	11
10. SEVERABILITY	11
11. WAIVERS AND MODIFICATIONS	12
12. COUNTERPARTS	12
13. LAW AND JURISDICTION	12

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Novelis Technology AG: Revolving Credit Guarantee Agreement
This Guarantee (the “Guarantee”) is made between:
(1)	NOVELIS Technology AG, a company incorporated under the laws of Switzerland, having its seat at Zentralstrasse 100, 8212 Neuhausen am Rheinfall, Switzerland (the “Guarantor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in the Revolving Credit Agreement) in its capacity as Collateral Agent under the Revolving Credit Agreement (the “Collateral Agent”).
PREAMBLE:
(A)	The Guarantor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Revolving Credit Agreement”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and Novelis AG (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.
(B)	The Collateral Agent and Secured Parties require the Guarantor to unconditionally and irrevocably guarantee the prompt and complete payment and performance by the Loan Parties (as defined in the Revolving Credit Agreement) of their obligations under the Revolving Credit Agreement, as further defined in this Guarantee.
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Guarantee:
“Business Day” means one day on which the commercial banks in Zurich are open for normal business transactions;
“Guaranteed Obligations” means the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or

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Novelis Technology AG: Revolving Credit Guarantee Agreement
otherwise) of the principal of and interest (including any interest, fees, costs or charges accruing after the commencement of an Insolvency Proceeding, whether or not allowed (or which would have accrued, but for the commencement of such an Insolvency Proceeding) on the Loans made by the Lenders to, and the Notes held by each Lender of, each Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Bank Product Agreement entered into with a counterparty that is a Secured Party, and the performance of all obligations under any of the foregoing, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).
1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Revolving Credit Agreement.
1.3	In this Guarantee, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Guarantee and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.
1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.
2.	GUARANTEE
2.1	In accordance with Article 111 of the Swiss Code of Obligations, the Guarantor, acting as primary and independent obligor and not merely as a surety (“Bürge”/“Caution” within the meaning of Articles 492 ss. of the Swiss Code of Obligations), hereby unconditionally (subject to Section 3 below) and absolutely guarantees, on a first demand basis, the prompt and complete payment and performance by the Loan Parties of the Guaranteed Obligations.
2.2	The Guarantor hereby expressly acknowledges that the meaning of the term “Guaranteed Obligations” used in this Guarantee (and consequently the extent of its undertaking under

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Novelis Technology AG: Revolving Credit Guarantee Agreement
this Guarantee) is defined (i) by reference to the Revolving Credit Agreement and the Guarantor expressly confirms that it fully understands and accepts such definition of the terms “Guaranteed Obligations” used in this Guarantee.
2.3	In the event where any Loan Party fails to pay or perform timely any Guaranteed Obligation, (subject to Section 3 below) the Collateral Agent will be entitled to claim from the Guarantor, on a first demand basis, damages for an amount equal to, as applicable, (i) such Guaranteed Obligation, and (ii) any additional amount (including but not limited to the Collateral Agent’s costs) to the extent necessary to put the Secured Parties in the position in which they would have been, had such Guaranteed Obligation been timely paid or performed.
2.4	The Collateral Agent will make any demand for damages under Section 2.3 above towards the Guarantor by registered letter with acknowledgement of receipt. The Collateral Agent will confirm in such demand that the Guaranteed Obligations have not been timely paid or performed and to what extent. Subject to Section 3, the Guarantor so notified by the Collateral Agent shall pay within 5 Business Days of that first demand.
2.5	The Guarantor understands and agrees that the Guarantee is a continuing, absolute and unconditional (subject to Section 3 below) guarantee of payment without regard to (a) the validity or enforceability of the Revolving Credit Agreement or any other applicable Loan Document, any of the Guaranteed Obligations, or any collateral security therefor or guarantee or right of set-off with respect thereto at any time or from time to time held by the Collateral Agent or any applicable Secured Party, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Loan Parties against the Collateral Agent or any applicable Secured Party (including, but not limited to, any right the Loan Parties may have to first require the Collateral Agent to proceed against or enforce any other rights, security or claim payment from a person before claiming payment from the Guarantor under this Guarantee), or (c) any other circumstance whatsoever which constitutes, or might be construed to constitute, a discharge of the Guaranteed Obligations.
2.6	When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Loan Parties, or any other person or against any collateral security or guarantee for the Guaranteed Obligations, or any right of set-off with respect thereto,

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Novelis Technology AG: Revolving Credit Guarantee Agreement
and any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Loan Parties or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of set-off shall not relieve the Guarantor of any applicable obligation or liability under this Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any applicable Secured Party against the Guarantor.
2.7	Subject to Section 3 below, the Guarantor’s obligations under this Guarantee will not be discharged, suspended or in any way affected by:
(i)	any failure or delay by the Collateral Agent to realize upon or seek to enforce against the Loan Parties any liability or obligation arising under the Revolving Credit Agreement;

(ii)	any default, failure or delay in the performance by the Loan Parties of the Guaranteed Obligations;

(iii)	any waiver of or consent to departure from the provisions of, or any amendment to this Guarantee, the Revolving Credit Agreement or any applicable Loan Document, except when made in writing and executed by the Guarantor and the Collateral Agent;

(iv)	any bankruptcy, receivership or any other insolvency proceeding related to any Loan Party or its property or any merger, reorganization, dissolution, sale of assets, or other winding up of any Loan Party; or

(v)	any other circumstance which may otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of its obligations under this Guarantee.
2.8	This Guarantee will be valid and will remain in full force until such time as the Guaranteed Obligations, as applicable have been paid and discharged in full, and no further Guaranteed Obligations are capable of arising thereafter.
2.9	The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.21, 2.22, 2.23 and 7.10 of the Revolving Credit Agreement are hereby incorporated, mutatis mutandis, and shall apply to this Agreement, the parties hereto and the Secured Parties as if set forth herein.
2.10	Notwithstanding anything herein to the contrary, this Guarantee and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of or about December 17, 2010 (as amended, restated,

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Novelis Technology AG: Revolving Credit Guarantee Agreement
amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among Novelis Inc., a corporation amalgamated under the Canada Business Corporations Act, Novelis Corproration, a Texas corporation, Novelis Pae Corporation, a Delaware corporation, Novelis Brand LLC, a Delaware limited liability company, Novelis South America Holdings LLC, a Delaware limited liability company, Aluminium Upstream Holdings LLC, a Delaware limited liability company, Novelis UK Limited, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, AV Metals Inc., a corporation formed under the Canada Business Corporations Act, the Guarantor and other guarantors party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent, and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.
3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX
3.1	If and to the extent that (i) the obligations of the Guarantor under this Agreement are for the exclusive benefit of the Guarantor’s Affiliates (except the Guarantor’s (direct or indirect) Subsidiaries) and (ii) complying with the obligations under this Agreement would constitute a repayment of capital (“restitution des apports”/“Einlagerückgewähr”) or the payment of a (constructive) dividend (“distribution de dividende”/“Gewinnausschüttung”), the following shall apply:
(i)	The aggregate obligations under the Guarantee of the Guarantor shall be limited to the maximum amount of the Guarantor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671 para.1 to 3 and 675 para.2 of the Swiss Code of Obligations (the “Available Amount”) at the time such company makes a payment under the Guarantee (provided such limitation is still a legal requirement under Swiss law at that time);

(ii)	Immediately after having been requested to make a payment under the Guarantee (the “Guarantee Payment”), the Guarantor will (a) provide the Collateral Agent,

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Novelis Technology AG: Revolving Credit Guarantee Agreement
within twenty (20) Business Days from being requested to make the Guarantee Payment, with (1) an interim audited balance sheet prepared by the statutory auditors of the Guarantor, (2) the determination of the Available Amount based on such interim audited balance sheet as computed by the statutory auditors, and (3) a confirmation from the statutory auditors that the Available Amount is the maximum amount which can be paid by the Guarantor under the Guarantee without breaching the provisions of Swiss corporate law, which are aimed at protecting the share capital and legal reserves, and (b) upon receipt of the confirmation referred to in the preceding sentence under (3) and after having taken all actions required pursuant to Section 3.2 below, pay (i) the Guarantee Payment in full or (ii) the Available Amount, whichever is less (in any case, less, if required, any withholding tax under the Swiss Federal Act on Withholding Tax of October 13, 1965 (the “Swiss Withholding Tax”)).
(iii)	If so required under Swiss law (including double tax treaties to which Switzerland is a party) at the time it is required to make a payment under this Guarantee or the Security Documents, the Guarantor (1) may deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as may be in force at such time) from any payment under this Guarantee or the Security Documents, (2) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration, and (3) shall notify and provide evidence to the Collateral Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration, and the Guarantor shall not be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss Withholding Tax. The Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under this Guarantee, entitled to a full or partial refund of the Swiss Withholding Tax, shall as soon as possible after the deduction of the Swiss Withholding Tax (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Secured Parties upon receipt any amount so refunded. The Guaranteed Obligations will only be considered as discharged to the extent of the effective payment received by the Secured Parties under this Guarantee. This subsection (iii) is without prejudice to the gross-up or indemnification obligations under the Revolving Credit Agreement.
3.2	The Swiss Guarantor shall use reasonable efforts to take and cause to be taken all and any other action, including the passing of any shareholders’ resolutions to approve any Guarantee Payment under this Guarantee or the Security Documents, which may be

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required as a matter of Swiss mandatory law or standard business practice as existing at the time it is required to make a Guarantee Payment under this Guarantee or the Security Documents in order to allow for a prompt payment of the Guarantee Payment or Available Amount, as applicable.
4.	GUARANTOR’S UNDERTAKINGS
4.1	The Guarantor agrees and undertakes:
4.1.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Guarantee conferred herewith in favour of the applicable Secured Parties;
4.1.2	not to sell, transfer or otherwise dispose of its assets, unless otherwise permitted by the applicable Loan Documents; and
4.1.3	not to create or allow to subsist any security interest, except as permitted under the Revolving Credit Agreement or as provided for by mandatory provisions of Swiss law over or in respect of its assets or permit to be done, anything which would foreseeably depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the applicable Secured Parties of the Guarantor’s assets, unless otherwise permitted by the applicable Loan Documents.
5.	REPRESENTATIONS AND WARRANTIES
5.1	Without prejudice to the representations and warranties made under the Revolving Credit Agreement, the Guarantor represents and warrants to the Collateral Agent that, as of the date hereof:
5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted; and

5.1.2	this Guarantee (i) constitutes its legal, valid and binding obligations enforceable against it

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Novelis Technology AG: Revolving Credit Guarantee Agreement
pursuant to its terms and (ii) creates a valid, effective and independent guarantee within the meaning of article 111 of the Swiss Code of Obligations in favor of the Collateral Agent and the applicable Secured Parties.
6.	ASSIGNMENTS AND TRANSFERS
The rights and obligations of the Guarantor under this Guarantee may not be assigned or transferred without the prior written consent of the Collateral Agent, except as otherwise provided in the Revolving Credit Agreement. Nothing in this Guarantee shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Revolving Credit Agreement, as the case may be in accordance with the relevant provisions of such agreement.
7.	COSTS AND EXPENSES
The Guarantors shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Guarantee or the exercise of any rights hereunder and the Guarantor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.
8.	NOTICES
All notices or other communications made or given in connection with this Guarantee shall be made by facsimile or letter as follows:
          a) if to the Guarantor
               Novelis Technology AG
               Address:          Zentralstrasse 100
                                         CH- 8212 Neuhausen am Rheinfall
                Attn:                Legal Department
               with a copy to:
               Novelis AG
               Address:           Sternenfeldstrasse 19
                                         CH- 8700 Küsnacht
               Attn:                 Legal Department

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Novelis Technology AG: Revolving Credit Guarantee Agreement
          b) if to the Collateral Agent
               Bank of America, N.A.
               Address 135 S. LaSalle, Suite 927, IL4-135-09-27
               Chicago, Illinois 60603
               Attn: Account Officer
               Fax: +1 312-453-5555
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Guarantee. Notices shall be effective upon receipt.
Each notice, communication and document given under or in connection with this Guarantee shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.
9.	SUCCESSOR AGENT
If a successor of the Revolving Credit Collateral Agent is appointed pursuant to the relevant provisions of the Revolving Credit Agreement, the Collateral Agent will hereunder automatically be replaced by the successor Revolving Credit Collateral Agent as party to this Guarantee, upon notice to the Guarantor of the appointment of the successor Revolving Credit Collateral Agent.
10.	SEVERABILITY
If any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Guarantee or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Guarantee, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

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Novelis Technology AG: Revolving Credit Guarantee Agreement
11.	WAIVERS AND MODIFICATIONS
This Guarantee may be terminated, amended or modified only specifically and in writing signed by the parties hereto, or as otherwise provided in the Revolving Credit Agreement.
12.	COUNTERPARTS
This Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
13.	LAW AND JURISDICTION
13.1	This Guarantee shall be governed by and construed in accordance with the substantive laws of Switzerland.
13.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Guarantee.
13.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Guarantee may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the Revolving Credit Agreement, provided that a legal action or proceeding under the Revolving Credit Agreement is already pending before such court or a claim under the Revolving Credit Agreement is submitted simultaneously with a claim in respect to this Guarantee to such court. By execution and delivery of this Guarantee, the Guarantor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
13.4	The Guarantor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive,

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accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Guarantee. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s above address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Novelis Technology AG: Revolving Credit Guarantee Agreement
SIGNATURE PAGE
Bank of America, N.A.,
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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Novelis Technology AG: Revolving Credit Guarantee Agreement
SIGNATURE PAGE
Novelis Technology AG,
as Guarantor
Date:

By:		By:

	Name: David Sneddon		Name: Antonio Tadeu Coelho Nardocci
	Title: Director		Title: Chairman

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Execution copy December 17, 2010

Agreement
between
Novelis AG
Küsnacht, Switzerland
and
Bank of America N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Assignment of Trade Receivables, Intercompany Receivables and Bank Accounts

Assignment Agreement (Novelis AG)
INDEX

1. INTERPRETATION	4
2. ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS	6
3. UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX	10
4. RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT	10
5. REPRESENTATIONS AND WARRANTIES	12
6. FURTHER ASSURANCES OF THE ASSIGNOR	12
7. POWERS OF ATTORNEY	13
8. ASSIGNMENTS AND TRANSFERS	13
9. EFFECTIVENESS OF ASSIGNMENT	13
10. COSTS AND EXPENSES	14
11. NOTICES	14
12. SUCCESSOR AGENT	15
13. SEVERABILITY	15
14. WAIVERS AND MODIFICATIONS	15
15. COUNTERPARTS	15
16. LAW AND JURISDICTION	15
SCHEDULE 1	19
SCHEDULE 2	20
SCHEDULE 3	21
SCHEDULE 4	22
SCHEDULE 5	23
SCHEDULE 6	25

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Assignment Agreement (Novelis AG)
This Agreement (the “Agreement”) is made between:
(1)	Novelis AG, a company incorporated under the laws of Switzerland, having its seat at Sternenfeldstrasse 19, 8700 Küsnacht, Switzerland (the “Assignor”);
and
(2)	Bank of America N.A. a national banking association organized under the laws of the United States of America, having its seat at Charlotte, North Carolina, USA, acting for itself in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Revolving Credit Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Assignor and Bank of America, N.A. as Collateral Agent under the Term Loan Agreement (defined below) (the “Term Loan Collateral Agent”) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (the “Term Loan Lenders”).

(B)	The Assignor and the Collateral Agent have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and the Assignor (each as Borrower) AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Credit Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Credit Lenders.

(C)	On or about December 17, 2010, the Collateral Agent, the Term Loan Collateral Agent, the Assignor and other borrowers and guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including Assignor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

(D)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Term Loan Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).

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Assignment Agreement (Novelis AG)
(E)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties) (the “Revolving Guarantee”).

(F)	The Collateral Agent, the Term Loan Collateral Agent and the Lenders under each of the Term Loan Agreement and the Revolving Credit Agreement require the Assignor to enter into this assignment for security purposes in favour of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.

(G)	The Assignor has agreed to assign (i) the Assigned Receivables, (ii) the Assigned Intercompany Receivables and (iii) the Assigned Bank Accounts as security for the Secured Obligations (as these terms are defined in Section 1 below) to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in Section 1 below).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement:

“Assigned Bank Accounts” means all current or future rights, title, interest and action (including any balances and accrued interest) the Assignor may have or acquire in relation to any bank account which the Assignor now has or may at any time have in the future vis-à-vis any bank or other financial institution, including, but not limited to, the bank accounts listed in Schedule 1, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);

“Assigned Intercompany Receivables” means all current or future receivables owed by Affiliates to Assignor and arising in the course of business of the Assignor, whether contingent or not, incorporated in a title or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations); Currently existing Assigned Intercompany Receivables are listed in Schedule 2;

“Assigned Receivables” means all current or future receivables owed by customers or other trade debtors (excluding any Affiliate) to the Assignor and arising in the course of business of the Assignor, whether contingent or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations) but excluding any receivables purchased pursuant the Receivables Purchase Agreement entered into between Novelis Deutschland GmbH as seller and the Assignor as

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Assignment Agreement (Novelis AG)
purchaser on or around the date hereof ; Currently existing Assigned Receivables are listed in Schedule 3;

“Assignment” means the assignments by the Assignor of the Assigned Intercompany Receivables, Assigned Receivables and Assigned Bank Accounts to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties pursuant to art. 164 et seq. of the Swiss Code of Obligations;

“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;

“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement;

“Notice of Assignment to Affiliates” means the notice substantially in the form of Schedule 4 to this Agreement;

“Notice of Assignment to Banks” means the notice substantially in the form of Schedule 5 to this Agreement;

“Notice of Assignment to Debtors” means the notice substantially in the form of Schedule 6 to this Agreement;

“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);

“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;

“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;

“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;

“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Term Loan Secured Parties under the Term Loan Guarantee (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement);

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Assignment Agreement (Novelis AG)
“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement and the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, supplemented or substituted from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.

2.	ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS

2.1	The Assignor agrees to assign by way of security to the Collateral Agent (acting for itself, in the name of and on behalf of the Secured Parties) the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts as security for the Secured Obligations until the Discharge of Senior Lien Secured Obligations. The Assignor confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

2.2	For the purpose of effecting the Assignment, the Assignor hereby:

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Assignment Agreement (Novelis AG)
2.2.1	assigns by way of security to the Collateral Agent and the Secured Parties, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.2.2	subject as set out in Section 2.11.2, transfers to the Collateral Agent all documents evidencing the existing Assigned Receivables, the existing Assigned Intercompany Receivables and the existing Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, Intercompany note, exchange of letters, fax or e-mail).

2.3	The Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) expressly accepts the Assignment provided for in Section 2.1. and 2.2.

2.4	The Assignor agrees and undertakes as follows:

2.4.1	Except for liens permitted under the Credit Agreements, the Assignor shall refrain from granting any pledge, encumbrance or other third party rights affecting the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall refrain from any other act or omission that would adversely affect the Collateral Agent’s and Secured Parties’ rights under this Agreement or, except as permitted under the Credit Agreements, any amounts that are or will become due under any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.4.2	without the prior written consent of the Collateral Agent, the Assignor shall not enter into any kind of arrangement that would provide for the non-assignability of any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts or subject the assignability to the consent of a party other than the Collateral Agent;

2.4.3	except as permitted by the Credit Agreements, the Assignor shall not enter into any arrangement by which the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts would be assigned to a party other than the Collateral Agent and/or Secured Parties;

2.4.4	the Assignor shall deliver to the Collateral Agent within 10 Business Days following the end of each calendar quarter (the first time 10 Business Days following December 31, 2010 ), a list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts outstanding as of the end of the relevant calendar quarter and assigned substantially in the same form as set forth in Schedule 1 to 3 as appropriate;

2.4.5	upon the Collateral Agent’s written request and in no event more than once per year, unless an Event of Default has occurred and is continuing, the Assignor shall deliver to the Collateral

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Assignment Agreement (Novelis AG)
Agent, within 10 Business Days from being so requested by the Collateral Agent, an up-dated list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts outstanding as of the day where the Collateral Agent’s request under this paragraph was received substantially in the same form as set forth in Schedule 1 to 3 as appropriate.

2.5	Within 5 Business Days from the Closing Date, the Assignor shall notify the banks of the assignment by way of security of the Assigned Bank Accounts by delivering to such banks a Notice of Assignment to Banks substantially in the form of Schedule 5. The Assignor shall simultaneously send a copy of any Notice of Assignment to Banks to the Collateral Agent. For the purpose of this Agreement, the Assignor shall release the respective banks from the banking secrecy to the extent required for the Collateral Agent to perform its rights and obligations hereunder. Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to use its bank accounts and any balance on its bank accounts freely without restriction for as long as no Event of Default has occurred and is continuing, except in the circumstances set forth in Section 2.6 below.

2.6	Upon an Activation Notice (as this term is defined in the Revolving Credit Agreement) being sent in accordance with Section 9.01 of the Revolving Credit Agreement, the Assignor shall not longer be authorized to use its bank accounts and the Collateral Agent shall be entitled to transfer any balance out of such bank accounts and apply such monies in accordance with Section 9.01 of the Revolving Credit Agreement.

2.7	In the event where any bank would refuse to countersign the Notice of Assignment to Banks listed in Schedule 5 and thereby would refuse to waive any first ranking security interest and/or any right of set-off such bank may have in relation to the Assigned Bank Accounts, the Assignor shall close the Assigned Bank Accounts and open new bank account(s) (not subject to such first ranking security interest or right of set-off) with one or more banking institutions, which would then be assigned by way of security to the Collateral Agent as per the terms of this Agreement.

2.8	Within 5 Business Days from the Closing Date, the Assignor shall notify its respective Affiliates of the assignment by way of security of the Assigned Intercompany Receivables by delivering to such Affiliate a Notice of Assignment to Affiliates substantially in the form of Schedule 4. The Assignor shall simultaneously send a copy of any Notice of Assignment to Affiliates to the Collateral Agent.

2.9	Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to collect any Assigned Receivables for as long as no Event of Default has occurred and is continuing, and until such time as notified by the Collateral Agent,

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Assignment Agreement (Novelis AG)
provided the proceeds of such Assigned Receivables are credited on the Assigned Bank Accounts.

2.10	With respect to any Assigned Intercompany Receivable and any Assigned Bank Account arising after the date hereof, the Assignor undertakes to:

2.10.1	notify immediately the appropriate debtor of Assigned Intercompany Receivables or Assigned Bank Accounts by using the appropriate notification form; and

2.10.2	transfer to the Collateral Agent all documents evidencing such Assigned Intercompany Receivables and Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

2.11	With respect to any Assigned Receivable arising after the date hereof, the Assignor undertakes to:

2.11.1	instruct the debtor of such Assigned Receivable to discharge its obligations in relation thereto exclusively on one of the Assigned Bank Accounts; and

2.11.2	upon the reasonable request of the Collateral Agent in accordance with the Credit Agreements and upon giving appropriate prior notice, allow representatives of the Collateral Agent to inspect, during normal business hours, all documents evidencing such Assigned Receivable (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail.

2.12	Within 5 calendar days after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall notify its current and future debtors of Assigned Receivables of the Assignment by delivering to such debtors a Notice of Assignment to Debtors substantially in the form of Schedule 6 but, where necessary or appropriate, in the respective language of the addressee. The Assignor shall simultaneously send a copy of any Notice of Assignment to Debtors to the Collateral Agent.

2.13	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall co-operate with the Collateral Agent and use its best commercially reasonable endeavors in assisting the Collateral Agent in collecting the Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts.

2.14	Before the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor undertakes that the Assigned Receivables and the Assigned Intercompany Receivables be paid onto the Assigned Bank Accounts as set out in Schedule 1.

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Assignment Agreement (Novelis AG)
2.15	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts shall be paid to the Collateral Agent or as directed by the Collateral Agent.

3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent (i) the obligations of the Assignor under this Agreement are for the exclusive benefit of the Affiliates of such Assignor (except for the (direct or indirect) Subsidiaries of such Assignor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee entered into by the Assignor shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.

4.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT

4.1	Provided the Assignor has not complied with the obligations set out in Section 2.5 and 2.8 within the time limits set forth therein, the Collateral Agent shall be entitled, at any time on or after the sixth Business Day after the Closing Date, to notify or to request the Assignor to notify to the relevant debtor, the Assignment in respect of all or part of the Assigned Intercompany Receivables or the Assigned Bank Accounts:

4.1.1	in the form of Schedule 4 to this Agreement with respect to Assigned Intercompany Receivables;

4.1.2	in the form of Schedule 5 to this Agreement with respect to Assigned Bank Accounts.

4.2	The Collateral Agent shall be entitled to notify, or request the Assignor to notify, the Assignment in respect of all or part of the Assigned Bank Accounts and Assigned Intercompany Receivables to the relevant debtors following the receipt of up-dated Schedule 1 or Schedule 2 in accordance with Section 2.4.4.

4.3	The Collateral Agent has the right to request that the Assignor transfers to the Collateral Agent all documents evidencing the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

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Assignment Agreement (Novelis AG)
4.4	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to request immediately the Assignor to notify the debtors of the Assigned Receivables of the Assignment, and, if the Collateral Agent has not received evidence of such notification within five calendar days in accordance with Section 2.12, the Collateral Agent shall be entitled to notify on its own, the Assignment in respect of all or part of the Assigned Receivables to the relevant debtors by a Notice of Assignment to Debtors substantially in the form of Schedule 6 to this Agreement.

4.5	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing or, with respect to the Assigned Receivables exclusively, 5 calendar days after such notification:

4.5.1	the Collateral Agent shall be entitled, but not obligated, to collect any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account and to apply the amounts collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement;

4.5.2	the Collateral Agent shall have the right to access the premises of the Assignor to the full extent necessary during ordinary business hours, at the sole discretion of the Collateral Agent, to ascertain the existence and particulars of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

4.5.3	the Collateral Agent shall be entitled, but not obligated, to undertake on its own initiative and cost any acts it deems appropriate to collect any overdue or bad claim under the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall apply the amounts so collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; and

4.5.4	to the extent that collection of any Assigned Receivable, any Assigned Intercompany Receivable and/or any Assigned Bank Account is not possible or is deemed unduly burdensome in the reasonable opinion of the Collateral Agent, the latter shall be entitled to sell such Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts by private sale (“Private Verwertung (Selbstverkauf)”), without regard to the enforcement procedure provided for by the Swiss Federal Law on Debt Collection and Bankruptcy, and apply the proceeds (less all costs and expenses) of such sale towards the discharge of the Secured Obligations. The Collateral Agent shall apply such proceeds in accordance with the Intercreditor Agreement. The Collateral Agent shall discharge its rights under this Agreement with the same degree of care it would use in respect of its own property.

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Assignment Agreement (Novelis AG)
4.6	Upon repayment and discharge in full of the Secured Obligations, the Collateral Agent, at the costs of the Assignor, shall promptly, and in any event within 5 Business Days from the full discharge of the Secured Obligations, re-assign the remainder, if any, of the Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts to the Assignor. Notwithstanding the above, if the Collateral Agent is authorized to release in whole or in part any assigned collateral under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such collateral under this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Assignor represents and warrants to the Collateral Agent that:

5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

5.1.2	as long as this Agreement remains in force, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts are and will continue to be (and any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account coming into existence in the future will be) free and clear of any pledge, encumbrance or other third party interests, with the exception of any liens permitted under the Credit Agreements;

5.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective transfer of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts from Assignor to the Collateral Agent and the Secured Parties.

6.	FURTHER ASSURANCES OF THE ASSIGNOR

The Assignor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Assignment provided for in this Agreement.

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Assignment Agreement (Novelis AG)
7.	POWERS OF ATTORNEY

The Assignor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents (including giving notifications and instructions to customers of the Assignor) and do all things that are necessary for carrying out any obligation imposed on the Assignor under this Agreement, provided that the Assignor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (“Private Verwertung (Selbstverkauf)”) but in any case only after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing.

8.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Assignor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 12 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.

9.	EFFECTIVENESS OF ASSIGNMENT

9.1	The security constituted by the Assignments under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent and/or Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

9.2	No failure on the part of the Collateral Agent and/or Secured Parties to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

9.3	The Collateral Agent and/or Secured Parties shall not be liable by reason of taking any action permitted by this Agreement.

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Assignment Agreement (Novelis AG)
10.	COSTS AND EXPENSES

The Assignor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Assignment hereby constituted or the exercise of any rights hereunder and the Assignor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

11.	NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:

a)	if to the Assignor

Novelis AG

	Address:	Sternenfeldstrasse 19
CH- 8700, Küsnacht

b)	if to the Collateral Agent

Bank of America, N.A.

	Address	135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, Illinois 60603

	Attn:	Account Officer

	Fax:	+1 312-453-5555
or to such other address or facsimile numbers or e-mail address as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

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Assignment Agreement (Novelis AG)
12.	SUCCESSOR AGENT

If a successor of the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Revolving Credit Agreement, the Collateral Agent hereunder will be automatically replaced by the successor Revolving Credit Collateral Agent as party to this Agreement.

13.	SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

14.	WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

16.	LAW AND JURISDICTION

16.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

16.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

16.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the

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Assignment Agreement (Novelis AG)
relevant Credit Agreement, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Assignor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

16.4	The Assignor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Assignor in care of the Process Agent at the Process Agent’s above address, and the Assignor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Revolving Secured Parties and as sub-agent and bailee for the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Assignment Agreement (Novelis AG)
SIGNATURE PAGE
Bank of America, N.A.
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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Assignment Agreement (Novelis AG)

SIGNATURE PAGE
Novelis AG,
as Assignor
Date:

By:		By:

	Name: David Sneddon		Name: Antonio Tadeu Coelho Nardocci
	Title: Director		Title: Chairman

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Assignment Agreement (Novelis AG)
SCHEDULE 1
LIST OF BANK ACCOUNTS
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Bank Accounts listed immediately below:

Name of Depositary Bank	Branch Office	Account Number	Account Holder
Credit Suisse	Zürich		Novelis AG

Credit Suisse	Zürich		Novelis AG

Credit Suisse	Zürich		Novelis AG

Credit Suisse	Zürich		Novelis AG

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SCHEDULE 2

LIST OF INTERCOMPANY RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Intercompany Receivables listed in the following documents:

SCHEDULE 3

LIST OF TRADE RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Receivables listed in the following document:

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SCHEDULE 4

NOTICE OF ASSIGNMENT TO AFFILIATES
[Letterhead of the Assignor]

Name of Intercompany
Debtor

[Address of Debtor]
BY REGISTERED MAIL
[Place/Date]
Re: Notification of Assignment
Dear Sirs,
By the present letter, you are hereby notified that we (the “Assignor”) and Bank of America N.A. (the “Collateral Agent”) have entered into an assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all its present and future receivables against your company (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium lenders.
Therefore, we would be grateful if you could confirm that any payments in fulfillment of present and future claims, which we may from time to time have against you, shall be paid exclusively to the Collateral Agent in the event of a notice given to you by the Collateral Agent to that effect.
Such notice shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of Intercompany Debtor] attn. [insert name of responsible person[s]], Fax [...].
Please note that you remain fully liable towards the Collateral Agent for all payments made directly to us after receipt of the aforementioned notice.
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

Very truly yours,	Agreed and Acknowledged:

[name of the Intercompany Debtor]
[Assignor]

[authorized signatories]	[authorized signatories]

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SCHEDULE 5

NOTICE OF ASSIGNMENT TO BANKS
[Letterhead of the Assignor]

[Name of the Bank Account Bank]

[Address of the Bank]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
Reference is made to the bank account no[s]. [...] (the “Bank Account[s]”) held by us (the “Assignor”) with you in connection with which we have sent you a notification of assignment dated [•], 2007.
You are hereby notified that the Assignor and Bank of America N.A. (the “Collateral Agent”) have entered as of December [•], 2010 into a new assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all the current and future amounts standing to the credit of the Bank Account (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium of lenders.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to dispose of the Assigned Claims. The revocation of such authorization shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of bank] attn. [insert name of responsible person[s]], Fax [...]. By countersigning the present letter, you hereby irrevocably agree that upon receipt of notice of such revocation you may only validly discharge your obligations in respect of the Assigned Claims by payment to the Collateral Agent.
Please note that we hereby release you from any and all your obligations in relation to Swiss Banking Secrecy with respect to the Collateral Agent to the extent required for the latter to perform its rights and obligations under the Agreement.
The Collateral Agent has requested that you waive any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims. By countersigning this letter you confirm that you accept to waive in favor of the Collateral Agent (and the lenders represented by the Collateral Agent) any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims.
The Collateral Agent agrees with the foregoing by countersigning the present letter.

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We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[name of Bank]
[authorized signatories]

[authorized signatories]

Agreed and Acknowledged by:

Bank of America N.A.

[authorized signatories]

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SCHEDULE 6

NOTICE OF ASSIGNMENT TO DEBTORS
[Letterhead of the Assignor]

[Name of the Debtor]
[Address of the Debtor]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
We refer to the [contract and other particulars identifying the Assigned Receivables in relation to the relevant trade debtor of the relevant Assignor].
You are hereby notified that Novelis AG (the “Assignor”) and Bank of America N.A. (the “Collateral Agent”) have entered into an assignment agreement (the “Agreement”) whereby current and future trade receivables owing by the customers to the Assignor (the “Assigned Receivables”) have been assigned to the Collateral Agent, acting on behalf of a consortium of lenders, irrespective of whether currently due and payable or becoming due and payable in the future.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to collect the Assigned Receivables at certain conditions. The revocation of such power of attorney shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of debtor] attn. [insert name of responsible person[s]], Fax [...]. Upon revocation you may only validly discharge your obligations in respect of the Assigned Receivables by payment to the Collateral Agent. [Assignor/Collateral Agent]
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[name of debtor]
[authorized signatories]

[authorized signatories]

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Execution copy December 17, 2010

GUARANTEE
granted by
Novelis AG
Küsnacht, Switzerland
to
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to
certain obligations of the Loan Parties under the Revolving Credit
Agreement dated as of or about 17 December, 2010.

Novelis AG: Revolving Credit Guarantee Agreement
INDEX

1.	DEFINITIONS AND INTERPRETATION	3
2.	GUARANTEE	4
3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX	7
4.	GUARANTOR’S UNDERTAKINGS	9
5.	REPRESENTATIONS AND WARRANTIES	9
6.	ASSIGNMENTS AND TRANSFERS	10
7.	COSTS AND EXPENSES	10
8.	NOTICES	10
9.	SUCCESSOR AGENT	11
10.	SEVERABILITY	11
11.	WAIVERS AND MODIFICATIONS	11
12.	COUNTERPARTS	12
13.	LAW AND JURISDICTION	12

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Novelis AG: Revolving Credit Guarantee Agreement
This Guarantee (the “Guarantee”) is made between:
(1)	Novelis AG, a company incorporated under the laws of Switzerland, having its seat at Sternenfeldstrasse 19, 8700 Küsnacht, Switzerland (the “Guarantor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in the Revolving Credit Agreement) in its capacity as Collateral Agent under the Revolving Credit Agreement (the “Collateral Agent”).
PREAMBLE:
(A)	The Guarantor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Revolving Credit Agreement”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and the Guarantor (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.
(B)	The Collateral Agent and Secured Parties require the Guarantor to unconditionally and irrevocably guarantee the prompt and complete payment and performance by the Loan Parties (as defined in the Revolving Credit Agreement) of their obligations under the Revolving Credit Agreement, as further defined in this Guarantee.
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Guarantee:

“Business Day” means one day on which the commercial banks in Zurich are open for normal business transactions;

“Guaranteed Obligations” means the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges

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Novelis AG: Revolving Credit Guarantee Agreement
accruing after the commencement of an Insolvency Proceeding, whether or not allowed (or which would have accrued, but for the commencement of such an Insolvency Proceeding) on the Loans made by the Lenders to, and the Notes held by each Lender of, each Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Bank Product Agreement entered into with a counterparty that is a Secured Party, and the performance of all obligations under any of the foregoing, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).
1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Revolving Credit Agreement.
1.3	In this Guarantee, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Guarantee and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.
1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.
2.	GUARANTEE
2.1	In accordance with Article 111 of the Swiss Code of Obligations, the Guarantor, acting as primary and independent obligor and not merely as a surety (“Bürge”/“Caution” within the meaning of Articles 492 ss. of the Swiss Code of Obligations), hereby unconditionally (subject to Section 3 below) and absolutely guarantees, on a first demand basis, the prompt and complete payment and performance by the Loan Parties of the Guaranteed Obligations.
2.2	The Guarantor hereby expressly acknowledges that the meaning of the term “Guaranteed Obligations” used in this Guarantee (and consequently the extent of its undertaking under this Guarantee) is defined (i) by reference to the Revolving Credit Agreement and the Guarantor expressly confirms that it fully understands and accepts such definition of the

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Novelis AG: Revolving Credit Guarantee Agreement
terms “Guaranteed Obligations” used in this Guarantee.
2.3	In the event where any Loan Party fails to pay or perform timely any Guaranteed Obligation, (subject to Section 3 below) the Collateral Agent will be entitled to claim from the Guarantor, on a first demand basis, damages for an amount equal to, as applicable, (i) such Guaranteed Obligation, and (ii) any additional amount (including but not limited to the Collateral Agent’s costs) to the extent necessary to put the Secured Parties in the position in which they would have been, had such Guaranteed Obligation been timely paid or performed.
2.4	The Collateral Agent will make any demand for damages under Section 2.3 above towards the Guarantor by registered letter with acknowledgement of receipt. The Collateral Agent will confirm in such demand that the Guaranteed Obligations have not been timely paid or performed and to what extent. Subject to Section 3, the Guarantor so notified by the Collateral Agent shall pay within 5 Business Days of that first demand.
2.5	The Guarantor understands and agrees that the Guarantee is a continuing, absolute and unconditional (subject to Section 3 below) guarantee of payment without regard to (a) the validity or enforceability of the Revolving Credit Agreement or any other applicable Loan Document, any of the Guaranteed Obligations, or any collateral security therefor or guarantee or right of set-off with respect thereto at any time or from time to time held by the Collateral Agent or any applicable Secured Party, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Loan Parties against the Collateral Agent or any applicable Secured Party (including, but not limited to, any right the Loan Parties may have to first require the Collateral Agent to proceed against or enforce any other rights, security or claim payment from a person before claiming payment from the Guarantor under this Guarantee), or (c) any other circumstance whatsoever which constitutes, or might be construed to constitute, a discharge of the Guaranteed Obligations.
2.6	When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Loan Parties, or any other person or against any collateral security or guarantee for the Guaranteed Obligations, or any right of set-off with respect thereto, and any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Loan Parties or any other person or

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Novelis AG: Revolving Credit Guarantee Agreement
to realize upon any such collateral security or guarantee or to exercise any such right of set-off shall not relieve the Guarantor of any applicable obligation or liability under this Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any applicable Secured Party against the Guarantor.
2.7	Subject to Section 3 below, the Guarantor’s obligations under this Guarantee will not be discharged, suspended or in any way affected by:
(i)	any failure or delay by the Collateral Agent to realize upon or seek to enforce against the Loan Parties any liability or obligation arising under the Revolving Credit Agreement;
(ii)	any default, failure or delay in the performance by the Loan Parties of the Guaranteed Obligations;
(iii)	any waiver of or consent to departure from the provisions of, or any amendment to this Guarantee, the Revolving Credit Agreement or any applicable Loan Document, except when made in writing and executed by the Guarantor and the Collateral Agent;
(iv)	any bankruptcy, receivership or any other insolvency proceeding related to any Loan Party or its property or any merger, reorganization, dissolution, sale of assets, or other winding up of any Loan Party; or

(v)	any other circumstance which may otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of its obligations under this Guarantee.
2.8	This Guarantee will be valid and will remain in full force until such time as the Guaranteed Obligations, as applicable have been paid and discharged in full, and no further Guaranteed Obligations are capable of arising thereafter.
2.9	The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.21, 2.22, 2.23 and 7.10 of the Revolving Credit Agreement are hereby incorporated, mutatis mutandis, and shall apply to this Agreement, the parties hereto and the Secured Parties as if set forth herein.
2.10	Notwithstanding anything herein to the contrary, this Guarantee and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of or about December 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among Novelis Inc., a corporation amalgamated under the

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Novelis AG: Revolving Credit Guarantee Agreement
Canada Business Corporations Act, Novelis Corproration, a Texas corporation, Novelis Pae Corporation, a Delaware corporation, Novelis Brand LLC, a Delaware limited liability company, Novelis South America Holdings LLC, a Delaware limited liability company, Aluminium Upstream Holdings LLC, a Delaware limited liability company, Novelis UK Limited, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, AV Metals Inc., a corporation formed under the Canada Business Corporations Act, the Guarantor and other guarantors party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent, and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.
3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX
3.1	If and to the extent that (i) the obligations of the Guarantor under this Agreement are for the exclusive benefit of the Guarantor’s Affiliates (except the Guarantor’s (direct or indirect) Subsidiaries) and (ii) complying with the obligations under this Agreement would constitute a repayment of capital (“restitution des apports”/“Einlagerückgewähr”) or the payment of a (constructive) dividend (“distribution de dividende”/“Gewinnausschüttung”), the following shall apply:
(i)	The aggregate obligations under the Guarantee of the Guarantor shall be limited to the maximum amount of the Guarantor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671 para.1 to 3 and 675 para.2 of the Swiss Code of Obligations (the “Available Amount”) at the time such company makes a payment under the Guarantee (provided such limitation is still a legal requirement under Swiss law at that time);
(ii)	Immediately after having been requested to make a payment under the Guarantee (the “Guarantee Payment”), the Guarantor will (a) provide the Collateral Agent, within twenty (20) Business Days from being requested to make the Guarantee Payment, with (1) an interim audited balance sheet prepared by the statutory

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Novelis AG: Revolving Credit Guarantee Agreement
auditors of the Guarantor, (2) the determination of the Available Amount based on such interim audited balance sheet as computed by the statutory auditors, and (3) a confirmation from the statutory auditors that the Available Amount is the maximum amount which can be paid by the Guarantor under the Guarantee without breaching the provisions of Swiss corporate law, which are aimed at protecting the share capital and legal reserves, and (b) upon receipt of the confirmation referred to in the preceding sentence under (3) and after having taken all actions required pursuant to Section 3.2 below, pay (i) the Guarantee Payment in full or (ii) the Available Amount, whichever is less (in any case, less, if required, any withholding tax under the Swiss Federal Act on Withholding Tax of October 13, 1965 (the “Swiss Withholding Tax”)).
(iii)	If so required under Swiss law (including double tax treaties to which Switzerland is a party) at the time it is required to make a payment under this Guarantee or the Security Documents, the Guarantor (1) may deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as may be in force at such time) from any payment under this Guarantee or the Security Documents, (2) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration, and (3) shall notify and provide evidence to the Collateral Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration, and the Guarantor shall not be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss Withholding Tax. The Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under this Guarantee, entitled to a full or partial refund of the Swiss Withholding Tax, shall as soon as possible after the deduction of the Swiss Withholding Tax (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Secured Parties upon receipt any amount so refunded. The Guaranteed Obligations will only be considered as discharged to the extent of the effective payment received by the Secured Parties under this Guarantee. This subsection (iii) is without prejudice to the gross-up or indemnification obligations under the Revolving Credit Agreement.
3.2	The Swiss Guarantor shall use reasonable efforts to take and cause to be taken all and any other action, including the passing of any shareholders’ resolutions to approve any Guarantee Payment under this Guarantee or the Security Documents, which may be required as a matter of Swiss mandatory law or standard business practice as existing at the time it is required to make a Guarantee Payment under this Guarantee or the Security

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Novelis AG: Revolving Credit Guarantee Agreement
Documents in order to allow for a prompt payment of the Guarantee Payment or Available Amount, as applicable.
4.	GUARANTOR’S UNDERTAKINGS
4.1	The Guarantor agrees and undertakes:
4.1.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Guarantee conferred herewith in favour of the applicable Secured Parties;
4.1.2	not to sell, transfer or otherwise dispose of its assets, unless otherwise permitted by the applicable Loan Documents; and
4.1.3	not to create or allow to subsist any security interest, except as permitted under the Revolving Credit Agreement or as provided for by mandatory provisions of Swiss law over or in respect of its assets or permit to be done, anything which would foreseeably depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the applicable Secured Parties of the Guarantor’s assets, unless otherwise permitted by the applicable Loan Documents.
5.	REPRESENTATIONS AND WARRANTIES
5.1	Without prejudice to the representations and warranties made under the Revolving Credit Agreement, the Guarantor represents and warrants to the Collateral Agent that, as of the date hereof:
5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted; and
5.1.2	this Guarantee (i) constitutes its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) creates a valid, effective and independent guarantee within the meaning of article 111 of the Swiss Code of Obligations in favor of the Collateral

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Novelis AG: Revolving Credit Guarantee Agreement
Agent and the applicable Secured Parties.
6.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Guarantor under this Guarantee may not be assigned or transferred without the prior written consent of the Collateral Agent, except as otherwise provided in the Revolving Credit Agreement. Nothing in this Guarantee shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Revolving Credit Agreement, as the case may be in accordance with the relevant provisions of such agreement.
7.	COSTS AND EXPENSES

The Guarantors shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Guarantee or the exercise of any rights hereunder and the Guarantor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.
8.	NOTICES

All notices or other communications made or given in connection with this Guarantee shall be made by facsimile or letter as follows:
a)	if to the Guarantor

Novelis AG

Address:	Sternenfeldstrasse 19

CH- 8700 Küsnacht

Attn:	Legal Department
b)	if to the Collateral Agent

Bank of America, N.A.

Address	135 S. LaSalle, Suite 927, IL4-135-09-27 Chicago, Illinois 60603

Attn:	Account Officer

Fax:	+1 312-453-5555

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Novelis AG: Revolving Credit Guarantee Agreement
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Guarantee. Notices shall be effective upon receipt.
Each notice, communication and document given under or in connection with this Guarantee shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.
9.	SUCCESSOR AGENT

If a successor of the Revolving Credit Collateral Agent is appointed pursuant to the relevant provisions of the Revolving Credit Agreement, the Collateral Agent will hereunder automatically be replaced by the successor Revolving Credit Collateral Agent as party to this Guarantee, upon notice to the Guarantor of the appointment of the successor Revolving Credit Collateral Agent
10.	SEVERABILITY

If any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Guarantee or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Guarantee, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.
11.	WAIVERS AND MODIFICATIONS

This Guarantee may be terminated, amended or modified only specifically and in writing signed by the parties hereto, or as otherwise provided in the Revolving Credit Agreement.

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Novelis AG: Revolving Credit Guarantee Agreement
12.	COUNTERPARTS

This Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
13.	LAW AND JURISDICTION
13.1	This Guarantee shall be governed by and construed in accordance with the substantive laws of Switzerland.
13.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Guarantee.
13.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Guarantee may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the Revolving Credit Agreement, provided that a legal action or proceeding under the Revolving Credit Agreement is already pending before such court or a claim under the Revolving Credit Agreement is submitted simultaneously with a claim in respect to this Guarantee to such court. By execution and delivery of this Guarantee, the Guarantor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
13.4	The Guarantor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Guarantee. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s above

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address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Novelis AG: Revolving Credit Guarantee Agreement
SIGNATURE PAGE
Bank of America, N.A.,
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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Novelis AG: Revolving Credit Guarantee Agreement
SIGNATURE PAGE
Novelis AG,
as Guarantor
Date:

By:		By:

	Name: David Sneddon		Name: Antonio Tadeu Coelho Nardocci
	Title: Director		Title: Chairman

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Execution copy December 17, 2010

Share Pledge Agreement
between
Novelis AG
Küsnacht, Switzerland
and
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Pledge of the entire share capital of Novelis Switzerland SA

Pledge Agreement (Novelis Switzerland SA)
INDEX

1.	INTERPRETATION	4
2.	PLEDGE AND PLEDGOR’S OBLIGATIONS	7
3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX	10
4.	RIGHTS AND OBLIGATIONS OF THE PLEDGEE	10
5.	REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT	10
6.	RELEASE OF THE PLEDGED ASSETS	12
7.	REPRESENTATIONS AND WARRANTIES	12
8.	FURTHER ASSURANCES OF THE PLEDGOR	13
9.	AVOIDANCES OF PAYMENTS	13
10.	POWERS OF ATTORNEY	14
11.	ASSIGNMENTS AND TRANSFERS	14
12.	EFFECTIVENESS OF PLEDGE	14
13.	COSTS AND EXPENSES	15
14.	NOTICES	15
15.	SUCCESSOR AGENT	16
16.	SEVERABILITY	16
17.	WAIVERS AND MODIFICATIONS	16
18.	COUNTERPARTS	16
19.	LAW AND JURISDICTION	16
SCHEDULE 1		20

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This Agreement (the “Agreement”) is made between:
(1)	Novelis AG, a company incorporated under the laws of Switzerland, having its seat at Sternenfeldstrasse 19, 8700 Küsnacht, Switzerland (the “Pledgor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Pledgor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia, Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).
(B)	The Pledgor and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and the Pledgor (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.
(C)	On or about December 17, 2010, the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement, defined below), the Collateral Agent, the Pledgor and other guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including Pledgor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

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(D)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties (as defined below)) (the “Term Loan Guarantee”).
(E)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties (as defined below) (the “Revolving Guarantee”).
(F)	The Collateral Agent, the Revolving Credit Collateral Agent, the Term Loan Lenders and the Revolving Loan Lenders require the Pledgor to enter into this share pledge in favor of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.
(G)	The Pledgor has agreed to pledge the entire share capital of Novelis Switzerland SA, a company incorporated in Switzerland, having its registered office at Route des Laminoirs 15, 3960 Sierre, Switzerland (“Novelis Switzerland”) as security for the Secured Obligations (as defined in Section 1 below) to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined below)).
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	In this Agreement:

“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;

“Company” means Novelis Switzerland;

“Dividends” means all dividend payments resolved by the shareholders’ meeting of the Company and effected by the board of directors of the Company whether in cash or in the form of additional shares in such Company (stock dividend) or in any other form;

“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement.

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“Enforcement” means the realization of the Pledged Assets;

“Event of Default” shall have the meaning ascribed to such term in the Term Loan Agreement and / or the Revolving Credit Agreement.

“Last Dividend Payment Date” means in respect of the Shares the date on which Dividends or Secondary Considerations were paid or delivered to the Pledgor in accordance with Swiss law;

“Lex Friedrich” means the Federal Law on Acquisition of Real Property by Foreigners dated December 16, 1984, as amended;

“Participation Rights” shall mean Partizipationsscheine and Genussscheine within the meaning of articles 656a et seq. and article 657 CO of the Company issued as of the date of this Agreement or to be issued in the future;

“Pledge” means the pledge pursuant to Art. 884 et seq. of the Swiss Civil Code of the Shares as well as the Dividends and Secondary Consideration that may accrue under the Shares from the Last Dividend Payment Date until the date on which Enforcement takes place;

“Pledged Assets” means the Shares, Dividends and Secondary Consideration that is to be or will be pledged to the Collateral Agent under this Agreement as security for the Secured Obligations;

“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);

“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;

“Secondary Consideration” means all consideration of any kind (bonus, shares, etc.) other than Dividends to which the Pledgor may become entitled by virtue of its ownership of the Shares;

“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;

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“Secured Parties” means the Revolving Secured Parties, and the Term Loan Secured Parties;

“Shares” means the shares in Novelis Switzerland owned now or in the future by the Pledgor and representing the entire share capital of Novelis Switzerland, evidenced by the share certificates listed in Schedule 1 to this Agreement, and all securities whatsoever which may substitute the Shares whether by operation of law or otherwise now or hereafter as well as all further shares, participation certificates or other securities that will be issued in the Pledgor’s favor by Novelis Switzerland after the date hereof;

“Subscription Rights” shall mean the Pledgor’s preemptive right (Bezugsrecht) and advance subscription right (Vorwegzeichnungsrecht) in connection with the issuance of Shares or Participation Rights, or the creation of authorized or conditional share capital by the Company;

“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Term Loan Secured Parties under the Term Loan Guarantee and (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement);

“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement or the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each

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other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.
1.5.	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.

2.	PLEDGE AND PLEDGOR’S OBLIGATIONS

2.1	The Pledgor agrees (i) to pledge to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) all present and future Shares, Dividends and Secondary Consideration as security for the Secured Obligations until the Discharge of the Senior Lien Secured Obligations, (ii) to perfect the Pledge on the date hereof. The Pledgor hereby expressly confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

2.2	For the purpose of perfecting the Pledge, the Pledgor hereby pledges to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties), who accepts such Pledge, all present and future Shares, Dividends and Secondary Consideration and hereby causes the delivery and delivers to the Collateral Agent the following documents:

2.2.1	the certificates representing the Shares, duly endorsed in blank, and Secondary Consideration, existing as of the date of this Agreement;

2.2.2	a copy of the resolution of the Company’s board of directors (i) acknowledging the pledging of the Shares and their delivery to the Collateral Agent and (ii) approving in advance their transfer to any third party acquiror registered by the Collateral Agent on the Shares as endorsee along with its registration in the respective Company’s share register upon Enforcement and presentation of the original share certificates;

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2.2.3	an up to date copy of the Company’s share registers evidencing that the Pledgor is appropriately recorded as owner of the Shares and containing the mention that the Shares are pledged in favor of the Collateral Agent.

The Collateral Agent will acknowledge receipt of the above mentioned documents.
2.3	The Pledgor agrees and undertakes as follows:

2.3.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Pledge conferred herewith in favor of the Secured Parties;

2.3.2	not to create or allow to subsist any security interest, except as permitted under the Credit Agreements or as provided for by mandatory provisions of Swiss law over or in respect of the Pledged Assets or otherwise sell, transfer or dispose of the Pledged Assets or permit to be done, anything which would foreseeable depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the Secured Parties of the Pledged Assets, except as permitted under the Credit Agreement;

2.3.3	in the case of the issuance of new Shares, to forthwith deliver all new Shares or share certificates in respect of the new Shares to the Collateral Agent, which Shares shall become part of the Pledged Assets subject to the present Agreement;

2.3.4	to ensure that all material documents, notices and other information in respect of the Shares, including the original share certificates duly endorsed, be delivered to the Collateral Agent;

2.3.5	to refrain from causing the distribution, payment or delivery of any Secondary Consideration, except in accordance with the Credit Agreements;

2.3.6	to cooperate with the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) in case of Enforcement with regard to the transfer of the Pledged Assets to a purchaser in accordance with the terms of Section 3 of this Agreement;

2.3.7	to abstain from voting in favor of any resolution as regards the Company whereby:

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•	the Company’s current corporate purpose provisions would be amended to an extent which could adversely affect the rights of the Collateral Agent and the Secured Parties hereunder; and

•	such resolutions would violate or be inconsistent with any term of this Agreement or the Credit Agreements;

unless in any of such events, the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties, has granted its prior written consent.
2.4	Until the receipt by the Pledgor of a notification by the Collateral Agent that an Event of Default has occurred and is continuing, the Pledgor shall be entitled to:

2.4.1	receive and retain all Dividends, distributions and other moneys paid on or derived from the Shares and the Secondary Consideration (subject always to the terms of the Credit Agreements), and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary to enable the Pledgor to collect such Dividends and other moneys paid directly from the Company; and

2.4.2	exercise all voting and other rights and powers attached to the Shares and the Secondary Consideration provided that it will not exercise any such voting rights or powers in a manner prejudicial to the interests of the Collateral Agent or the Secured Parties under this Agreement and the Credit Agreements, and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary for the Pledgor to exercise its voting rights in the Shares.

2.5	All rights of the Pledgor to vote or give consent or take any other action as shareholder of the Company, or to receive Dividends directly from, the Company shall cease after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, in which case the Collateral Agent or the new acquiror, as the case may be, shall be entitled to receive Dividends and to vote or give consent or take any other action as shareholder of the Company.

2.6	Subscription Rights shall remain with the Pledgor, provided, however, that all Shares, Participation Rights and other rights acquired by the Pledgor upon exercise of Subscription Rights shall be deemed to be pledged pursuant to Section 2.1 and all share

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certificates and other documents representing such Shares, Participation Rights and other rights shall be transferred to the Collateral Agent pursuant to Section 2.2, in the case of registered shares by share certificates duly endorsed.
3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent (i) the obligations of the Pledgor under this Agreement are for the exclusive benefit of the Affiliates of such Pledgor (except for the (direct or indirect) Subsidiaries of such Pledgor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee entered into by the Assignor shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.

4.	RIGHTS AND OBLIGATIONS OF THE PLEDGEE

4.1	Save as otherwise agreed hereunder, the Collateral Agent shall keep the Pledged Assets in its possession for itself and in the name of and on behalf of the Secured Parties. The Collateral Agent shall deposit the Pledged Assets in a safe-deposit box with a reputable bank in New York or Chicago. The Collateral Agent is obliged to take all actions necessary and appropriate for the safekeeping and management of the Pledged Assets.

4.2	The Collateral Agent shall not misuse any of its rights hereunder or as possessor of the Pledged Assets and shall not take any action being inconsistent with the terms of this Agreement or the Credit Agreements or violating the Pledgor’s rights as shareholder of the Company.

5.	REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

5.1	After the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, it shall be entitled to the following remedies, at the election of the Collateral Agent:

5.1.1	sell to non-affiliated third parties of Pledgor and/or the Secured Parties, respectively, all or part of the Pledged Assets in public or private sale and apply the proceeds thereof to the discharge of the Secured Obligations; or

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5.1.2	initiate enforcement proceedings with respect to the Pledged Assets pursuant to any applicable official Swiss enforcement procedure including, as the case may be, pursuant to the Swiss Federal Law on Debt Collection and Bankruptcy and apply the proceeds thereof to the discharge of the Secured Obligations; or

5.1.3	acquire from the Pledgor all or part of the Pledged Assets for cash consideration equal to the fair market value of the Pledged Assets, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard market practice in the field of corporate finance (i.e. discounted cash flow method and variations thereof), it being understood that the Collateral Agent will be entitled to set off the proceeds of such acquisition against the Secured Obligations.
The Pledgor expressly confirms its agreement with the remedy granted to the Collateral Agent under Section 5.1.3. The Pledgor acknowledges that the price at which all or part of the Pledged Assets may be purchased by the Collateral Agent pursuant to Section 5.1.3 will be based on the value of the Company as computed by an independent expert using a valuation methodology, which is known to the Pledgor and considered by it to be fair and which is customarily used at that time to establish the value of businesses in that industry. The Pledgor recognizes that should the Collateral Agent decide to pursue the remedy granted under Section 5.1.3, their interests as Pledgor and debtor would be protected in an appropriate manner. If the parties cannot agree on the person or entity acting as independent expert in accordance with this Section 5.1.3, the independent expert shall be an experienced international accounting firm appointed by the President of the Zurich Chamber of Commerce.
A realization of the Pledged Assets pursuant to Section 5.1.1 or Section 5.1.3 shall only be permitted after having given the Pledgor five (5) Business Days prior notice thereof.
The Collateral Agent shall exercise its remedies under this provision and its rights under this Agreement respectively with the same degree of care as it would use in respect of its own property.
5.2	After the sale or disposal of the Pledged Assets, the Collateral Agent shall account for the sale in accordance with the provisions of the Intercreditor Agreement and provided that there has been a Discharge of the Senior Lien Secured Obligations, any surplus of the sale or disposal shall be returned promptly, and in any event within 5 Business Days

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of the Discharge of the Senior Lien Secured Obligations, to the Pledgor, together with interest thereon at a rate of 5% computed as from the date of such sale or disposal.
5.3	The Collateral Agent shall allocate the proceeds collected pursuant to Section 5.1 and 5.2 towards discharging the Secured Obligations in accordance with the Intercreditor Agreement.

6.	RELEASE OF THE PLEDGED ASSETS

6.1	Upon the date of the Discharge of Senior Lien Secured Obligations, the Pledged Assets or any remainder thereof shall be released promptly, and in any event within 5 Business Days from such date, to the Pledgor or such other party as designated by the Pledgor. The Pledged Assets shall be delivered or remitted to the Pledgor free and clear of this Agreement and any and all liens created hereby.

6.2	Any Pledged Assets to be released to the Pledgor (or to any third party designated by the Pledgor) shall be delivered, net of any transfer taxes or other expenses in connection with such return or release. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to any Pledged Assets so released, except that such Pledged Assets are free and clear, on the date of the release, of any and all liens, charges and encumbrances arising from the Collateral Agent’s acts (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties).

6.3	If the Collateral Agent is authorized to release in whole or in part any of the Pledged Assets under both of the Term Loan Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such Pledged Assets under this Agreement.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Pledgor represents and warrants to the Collateral Agent that:

7.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

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7.1.2	it is the sole, legal and beneficial owner of the Shares and such Shares are free of any lien, except as permitted under the Credit Agreements or statutory liens as provided for by mandatory provisions of Swiss law, or third party security interest or other charge or encumbrance of any kind or any other type of preferential arrangement except for the security interest created by the present Agreement or as permitted under the Credit Agreements; the comments on the Company’s share register regarding directors’ qualifying shares are reserved;

7.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective pledge of the Pledged Assets in favor of the Collateral Agent and the Secured Parties;

7.1.4	the Shares have been validly issued and are fully paid; and

7.1.5	no approval is required under the Lex Friedrich to grant a valid, binding and legally enforceable Pledge in respect of the Pledged Assets to the Collateral Agent.

8.	FURTHER ASSURANCES OF THE PLEDGOR
The Pledgor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Pledge provided for in this Agreement.
9.	AVOIDANCES OF PAYMENTS
Any settlement, discharge or release between the Pledgor and the Collateral Agent (for itself and on behalf of the Secured Parties) shall be conditional upon no security or payment granted or made to the Collateral Agent by the Pledgor or any other person being avoided or reduced by virtue of any mandatory provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, in the event of such security or payment being so avoided or reduced, the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) shall be entitled to recover from the Pledgor the value or amount of such security or payment as if such settlement, discharge or release had not occurred.

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10.	POWERS OF ATTORNEY
The Pledgor authorizes the Collateral Agent to be its attorney in its name, on its behalf and for its benefit as its act to execute, deliver and perfect all documents and do all things that are necessary for carrying out any obligation imposed on the Pledgor under this Agreement, provided that the Pledgor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (Private Verwertung (Selbstverkauf)) but in any case only after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing.
11.	ASSIGNMENTS AND TRANSFERS
The rights and obligations of the Pledgor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 15 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.
12.	EFFECTIVENESS OF PLEDGE
12.1	The security constituted by the Pledge under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent or the Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.
12.2	No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.
12.3	The Collateral Agent shall not be liable by reason of taking any action permitted by this Agreement.

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13.	COSTS AND EXPENSES
The Pledgor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Pledge hereby constituted or the exercise of any rights hereunder and the Pledgor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.
14.	NOTICES
All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:
a)	if to the Pledgor

Novelis AG

Address	Sternenfeldstrasse 19

CH — 8700 Küsnacht

Attn:	Legal Department
b)	if to the Collateral Agent

Bank of America, N.A.

Address	1455 Market Street San Francisco, California 94103

Attn:	Bridgett Manduk

Fax:	+1 415 503 5011

Email:	bridgett.manduk@baml.com
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.
Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

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15.	SUCCESSOR AGENT
If a successor of the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Term Loan Agreement, the parties hereto shall enter into an agreement whereby the Collateral Agent hereunder is replaced by the successor Term Loan Collateral Agent as party to this Agreement.
16.	SEVERABILITY
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.
17.	WAIVERS AND MODIFICATIONS
This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.
18.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
19.	LAW AND JURISDICTION
19.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.
19.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.
19.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United

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States of America for the Southern District of New York or any other competent court having jurisdiction under any of the Credit Agreements, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Pledgor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
19.4	The Pledgor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Pledgor in care of the Process Agent at the Process Agent’s above address, and the Pledgor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
19.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Term Loan Secured Parties and as sub-agent and bailee for the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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SIGNATURE PAGE
Bank of America, N.A.,
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

Date:

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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SIGNATURE PAGE
Novelis AG
as Pledgor
Date:

By:		By:

	Name: David Sneddon Title: Director		Name: Antonio Tadeu Coelho Nardocci Title: Chairman

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Pledge Agreement (Novelis Switzerland SA)
SCHEDULE 1
LIST OF SHARES CERTIFICATES
Novelis Switzerland SA:

No of Certificate	No of Share(s)	Nominal Value in CHF	Ord. Nr.	Name and domicile of shareholder
1	4’995	4’995’000	1 — 4’995	Novelis AG, Zürich
2	1	1’000	4’996	Novelis AG, Zürich
3	1	1’000	4’997	Novelis AG, Zürich
4	1	1’000	4’998	Novelis AG, Zürich
5	1	1’000	4’999	Novelis AG, Zürich
6	1	1’000	5’000	Novelis AG, Zürich

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Execution copy December 17, 2010

Share Pledge Agreement
between
Novelis AG
Küsnacht, Switzerland
and
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Pledge of the entire share capital of Novelis Technology AG

Pledge Agreement (Novelis Technology AG)
INDEX

1.	INTERPRETATION	4
2.	PLEDGE AND PLEDGOR’S OBLIGATIONS	6
3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX	10
4.	RIGHTS AND OBLIGATIONS OF THE PLEDGEE	10
5.	REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT	10
6.	RELEASE OF THE PLEDGED ASSETS	12
7.	REPRESENTATIONS AND WARRANTIES	12
8.	FURTHER ASSURANCES OF THE PLEDGOR	13
9.	AVOIDANCES OF PAYMENTS	13
10.	POWERS OF ATTORNEY	14
11.	ASSIGNMENTS AND TRANSFERS	14
12.	EFFECTIVENESS OF PLEDGE	14
13.	COSTS AND EXPENSES	15
14.	NOTICES	15
15.	SUCCESSOR AGENT	16
16.	SEVERABILITY	16
17.	WAIVERS AND MODIFICATIONS	16
18.	COUNTERPARTS	16
19.	LAW AND JURISDICTION	16
SCHEDULE 1		20

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This Agreement (the “Agreement”) is made between:
(1)	Novelis AG, a company incorporated under the laws of Switzerland, having its seat at Sternenfeldstrasse 19, 8700 Küsnacht, Switzerland (the “Pledgor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Pledgor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia, Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).
(B)	The Pledgor and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and the Pledgor (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.
(C)	On or about December 17, 2010, the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement, defined below), the Collateral Agent, the Pledgor and other guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including Pledgor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

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(D)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties (as defined below) (the “Term Loan Guarantee”).
(E)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties (as defined below) (the “Revolving Guarantee”).
(F)	The Collateral Agent, the Revolving Credit Collateral Agent, the Term Loan Lenders and the Revolving Loan Lenders require the Pledgor to enter into this share pledge in favor of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.
(G)	The Pledgor has agreed to pledge the entire share capital of Novelis Technology AG, a company incorporated in Switzerland, having its registered office at Zentralstrasse 100, 8212 Neuhausen am Rheinfall, Switzerland (“Novelis Technology”) as security for the Secured Obligations (as defined in Section 1 below) to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined below)).
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	In this Agreement:
“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;
“Company” means Novelis Technology;
“Dividends” means all dividend payments resolved by the shareholders’ meeting of the Company and effected by the board of directors of the Company whether in cash or in the form of additional shares in such Company (stock dividend) or in any other form;
“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement.

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“Enforcement” means the realization of the Pledged Assets;

“Event of Default” shall have the meaning ascribed to such term in the Term Loan Agreement and / or the Revolving Credit Agreement.

“Last Dividend Payment Date” means in respect of the Shares the date on which Dividends or Secondary Considerations were paid or delivered to the Pledgor in accordance with Swiss law;

“Lex Friedrich” means the Federal Law on Acquisition of Real Property by Foreigners dated December 16, 1984, as amended;

“Participation Rights” shall mean Partizipationsscheine and Genussscheine within the meaning of articles 656a et seq. and article 657 CO of the Company issued as of the date of this Agreement or to be issued in the future;

“Pledge” means the pledge pursuant to Art. 884 et seq. of the Swiss Civil Code of the Shares as well as the Dividends and Secondary Consideration that may accrue under the Shares from the Last Dividend Payment Date until the date on which Enforcement takes place;

“Pledged Assets” means the Shares, Dividends and Secondary Consideration that is to be or will be pledged to the Collateral Agent under this Agreement as security for the Secured Obligations;

“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);

“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;

“Secondary Consideration” means all consideration of any kind (bonus, shares, etc.) other than Dividends to which the Pledgor may become entitled by virtue of its ownership of the Shares;

“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;

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“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;

“Shares” means the shares in Novelis Technology owned now or in the future by the Pledgor and representing the entire share capital of Novelis Technology, evidenced by the share certificates listed in Schedule 1 to this Agreement, and all securities whatsoever which may substitute the Shares whether by operation of law or otherwise now or hereafter as well as all further shares, participation certificates or other securities that will be issued in the Pledgor’s favor by Novelis Technology after the date hereof;

“Subscription Rights” shall mean the Pledgor’s preemptive right (Bezugsrecht) and advance subscription right (Vorwegzeichnungsrecht) in connection with the issuance of Shares or Participation Rights, or the creation of authorized or conditional share capital by the Company;

“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Term Loan Secured Parties under the Term Loan Guarantee and (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement);

“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement or the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each

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other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

1.5.	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.

2.	PLEDGE AND PLEDGOR’S OBLIGATIONS

2.1	The Pledgor agrees (i) to pledge to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) all present and future Shares, Dividends and Secondary Consideration as security for the Secured Obligations until the Discharge of the Senior Lien Secured Obligations, (ii) to perfect the Pledge on the date hereof. The Pledgor hereby expressly confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

2.2	For the purpose of perfecting the Pledge, the Pledgor hereby pledges to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties), who accepts such Pledge, all present and future Shares, Dividends and Secondary Consideration and hereby causes the delivery and delivers to the Collateral Agent the following documents:

2.2.1	the certificates representing the Shares, duly endorsed in blank, and Secondary Consideration, existing as of the date of this Agreement;

2.2.2	a copy of the resolution of the Company’s board of directors (i) acknowledging the pledging of the Shares and their delivery to the Collateral Agent and (ii) approving in advance their transfer to any third party acquiror registered by the Collateral Agent on the Shares as endorsee along with its registration in the respective Company’s share register upon Enforcement and presentation of the original share certificates;

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2.2.3	an up to date copy of the Company’s share registers evidencing that the Pledgor is appropriately recorded as owner of the Shares and containing the mention that the Shares are pledged in favor of the Collateral Agent.

The Collateral Agent will acknowledge receipt of the above mentioned documents.

2.3	The Pledgor agrees and undertakes as follows:

2.3.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Pledge conferred herewith in favor of the Secured Parties;

2.3.2	not to create or allow to subsist any security interest, except as permitted under the Credit Agreements or as provided for by mandatory provisions of Swiss law over or in respect of the Pledged Assets or otherwise sell, transfer or dispose of the Pledged Assets or permit to be done, anything which would foreseeable depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the Secured Parties of the Pledged Assets, except as permitted under the Credit Agreement;

2.3.3	in the case of the issuance of new Shares, to forthwith deliver all new Shares or share certificates in respect of the new Shares to the Collateral Agent, which Shares shall become part of the Pledged Assets subject to the present Agreement;

2.3.4	to ensure that all material documents, notices and other information in respect of the Shares, including the original share certificates duly endorsed, be delivered to the Collateral Agent;

2.3.5	to refrain from causing the distribution, payment or delivery of any Secondary Consideration, except in accordance with the Credit Agreements;

2.3.6	to cooperate with the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) in case of Enforcement with regard to the transfer of the Pledged Assets to a purchaser in accordance with the terms of Section 3 of this Agreement;

2.3.7	to abstain from voting in favor of any resolution as regards the Company whereby:

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—	the Company’s current corporate purpose provisions would be amended to an extent which could adversely affect the rights of the Collateral Agent and the Secured Parties hereunder; and

—	such resolutions would violate or be inconsistent with any term of this Agreement or the Credit Agreements;

unless in any of such events, the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties, has granted its prior written consent.
2.4	Until the receipt by the Pledgor of a notification by the Collateral Agent that an Event of Default has occurred and is continuing, the Pledgor shall be entitled to:

2.4.1	receive and retain all Dividends, distributions and other moneys paid on or derived from the Shares and the Secondary Consideration (subject always to the terms of the Credit Agreements), and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary to enable the Pledgor to collect such Dividends and other moneys paid directly from the Company; and

2.4.2	exercise all voting and other rights and powers attached to the Shares and the Secondary Consideration provided that it will not exercise any such voting rights or powers in a manner prejudicial to the interests of the Collateral Agent or the Secured Parties under this Agreement and the Credit Agreements, and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary for the Pledgor to exercise its voting rights in the Shares.

2.5	All rights of the Pledgor to vote or give consent or take any other action as shareholder of the Company, or to receive Dividends directly from, the Company shall cease after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, in which case the Collateral Agent or the new acquiror, as the case may be, shall be entitled to receive Dividends and to vote or give consent or take any other action as shareholder of the Company.

2.6	Subscription Rights shall remain with the Pledgor, provided, however, that all Shares, Participation Rights and other rights acquired by the Pledgor upon exercise of Subscription Rights shall be deemed to be pledged pursuant to Section 2.1 and all share

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certificates and other documents representing such Shares, Participation Rights and other rights shall be transferred to the Collateral Agent pursuant to Section 2.2, in the case of registered shares by share certificates duly endorsed.

3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent (i) the obligations of the Pledgor under this Agreement are for the exclusive benefit of the Affiliates of such Pledgor (except for the (direct or indirect) Subsidiaries of such Pledgor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee entered into by the Assignor shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.

4.	RIGHTS AND OBLIGATIONS OF THE PLEDGEE

4.1	Save as otherwise agreed hereunder, the Collateral Agent shall keep the Pledged Assets in its possession for itself and in the name of and on behalf of the Secured Parties. The Collateral Agent shall deposit the Pledged Assets in a safe-deposit box with a reputable bank in New York or Chicago. The Collateral Agent is obliged to take all actions necessary and appropriate for the safekeeping and management of the Pledged Assets.

4.2	The Collateral Agent shall not misuse any of its rights hereunder or as possessor of the Pledged Assets and shall not take any action being inconsistent with the terms of this Agreement or the Credit Agreements or violating the Pledgor’s rights as shareholder of the Company.

5.	REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

5.1	After the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, it shall be entitled to the following remedies, at the election of the Collateral Agent:

5.1.1	sell to non-affiliated third parties of Pledgor and/or the Secured Parties, respectively, all or part of the Pledged Assets in public or private sale and apply the proceeds thereof to the discharge of the Secured Obligations; or

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5.1.2	initiate enforcement proceedings with respect to the Pledged Assets pursuant to any applicable official Swiss enforcement procedure including, as the case may be, pursuant to the Swiss Federal Law on Debt Collection and Bankruptcy and apply the proceeds thereof to the discharge of the Secured Obligations; or

5.1.3	acquire from the Pledgor all or part of the Pledged Assets for cash consideration equal to the fair market value of the Pledged Assets, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard market practice in the field of corporate finance (i.e. discounted cash flow method and variations thereof), it being understood that the Collateral Agent will be entitled to set off the proceeds of such acquisition against the Secured Obligations.

The Pledgor expressly confirms its agreement with the remedy granted to the Collateral Agent under Section 5.1.3. The Pledgor acknowledges that the price at which all or part of the Pledged Assets may be purchased by the Collateral Agent pursuant to Section 5.1.3 will be based on the value of the Company as computed by an independent expert using a valuation methodology, which is known to the Pledgor and considered by it to be fair and which is customarily used at that time to establish the value of businesses in that industry. The Pledgor recognizes that should the Collateral Agent decide to pursue the remedy granted under Section 5.1.3, their interests as Pledgor and debtor would be protected in an appropriate manner. If the parties cannot agree on the person or entity acting as independent expert in accordance with this Section 5.1.3, the independent expert shall be an experienced international accounting firm appointed by the President of the Zurich Chamber of Commerce.

A realization of the Pledged Assets pursuant to Section 5.1.1 or Section 5.1.3 shall only be permitted after having given the Pledgor five (5) Business Days prior notice thereof.

The Collateral Agent shall exercise its remedies under this provision and its rights under this Agreement respectively with the same degree of care as it would use in respect of its own property.

5.2	After the sale or disposal of the Pledged Assets, the Collateral Agent shall account for the sale in accordance with the provisions of the Intercreditor Agreement and provided that there has been a Discharge of the Senior Lien Secured Obligations, any surplus of the sale or disposal shall be returned promptly, and in any event within 5 Business Days

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of the Discharge of the Senior Lien Secured Obligations, to the Pledgor, together with interest thereon at a rate of 5% computed as from the date of such sale or disposal.

5.3	The Collateral Agent shall allocate the proceeds collected pursuant to Section 5.1 and 5.2 towards discharging the Secured Obligations in accordance with the Intercreditor Agreement.

6.	RELEASE OF THE PLEDGED ASSETS

6.1	Upon the date of the Discharge of Senior Lien Secured Obligations, the Pledged Assets or any remainder thereof shall be released promptly, and in any event within 5 Business Days from such date, to the Pledgor or such other party as designated by the Pledgor. The Pledged Assets shall be delivered or remitted to the Pledgor free and clear of this Agreement and any and all liens created hereby.

6.2	Any Pledged Assets to be released to the Pledgor (or to any third party designated by the Pledgor) shall be delivered, net of any transfer taxes or other expenses in connection with such return or release. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to any Pledged Assets so released, except that such Pledged Assets are free and clear, on the date of the release, of any and all liens, charges and encumbrances arising from the Collateral Agent’s acts (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties).

6.3	If the Collateral Agent is authorized to release in whole or in part any of the Pledged Assets under both of the Term Loan Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such Pledged Assets under this Agreement.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Pledgor represents and warrants to the Collateral Agent that:

7.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

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7.1.2	it is the sole, legal and beneficial owner of the Shares and such Shares are free of any lien, except as permitted under the Credit Agreements or statutory liens as provided for by mandatory provisions of Swiss law, or third party security interest or other charge or encumbrance of any kind or any other type of preferential arrangement except for the security interest created by the present Agreement or as permitted under the Credit Agreements; the comments on the Company’s share register regarding directors’ qualifying shares are reserved;

7.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective pledge of the Pledged Assets in favor of the Collateral Agent and the Secured Parties;

7.1.4	the Shares have been validly issued and are fully paid; and

7.1.5	no approval is required under the Lex Friedrich to grant a valid, binding and legally enforceable Pledge in respect of the Pledged Assets to the Collateral Agent.

8.	FURTHER ASSURANCES OF THE PLEDGOR

The Pledgor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Pledge provided for in this Agreement.

9.	AVOIDANCES OF PAYMENTS

Any settlement, discharge or release between the Pledgor and the Collateral Agent (for itself and on behalf of the Secured Parties) shall be conditional upon no security or payment granted or made to the Collateral Agent by the Pledgor or any other person being avoided or reduced by virtue of any mandatory provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, in the event of such security or payment being so avoided or reduced, the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) shall be entitled to recover from the Pledgor the value or amount of such security or payment as if such settlement, discharge or release had not occurred.

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10.	POWERS OF ATTORNEY

The Pledgor authorizes the Collateral Agent to be its attorney in its name, on its behalf and for its benefit as its act to execute, deliver and perfect all documents and do all things that are necessary for carrying out any obligation imposed on the Pledgor under this Agreement, provided that the Pledgor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (Private Verwertung (Selbstverkauf)) but in any case only after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing.

11.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Pledgor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 15 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.

12.	EFFECTIVENESS OF PLEDGE

12.1	The security constituted by the Pledge under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent or the Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

12.2	No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

12.3	The Collateral Agent shall not be liable by reason of taking any action permitted by this Agreement.

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13.	COSTS AND EXPENSES

The Pledgor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Pledge hereby constituted or the exercise of any rights hereunder and the Pledgor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

14.	NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:
a)	if to the Pledgor

Novelis AG

Address	Sternenfeldstrasse 19

CH — 8700 Küsnacht

Attn:	Legal Department
b)	if to the Collateral Agent
Bank of America, N.A.

Address	1455 Market Street

San Francisco, California 94103

Attn:	Bridgett Manduk

Fax:	+1 415 503 5011

Email:	bridgett.manduk@baml.com
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

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15.	SUCCESSOR AGENT

If a successor of the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Term Loan Agreement, the parties hereto shall enter into an agreement whereby the Collateral Agent hereunder is replaced by the successor Term Loan Collateral Agent as party to this Agreement.

16.	SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

17.	WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

19.	LAW AND JURISDICTION

19.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

19.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

19.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United

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States of America for the Southern District of New York or any other competent court having jurisdiction under any of the Credit Agreements, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Pledgor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

19.4	The Pledgor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Pledgor in care of the Process Agent at the Process Agent’s above address, and the Pledgor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Term Loan Secured Parties and as sub-agent and bailee for the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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SIGNATURE PAGE
Bank of America, N.A.,

as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

Date:
By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

Date:
By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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Pledge Agreement (Novelis Technology AG)
SIGNATURE PAGE
Novelis AG
as Pledgor
Date:

By:		By:

	Name: David Sneddon Title: Director		Name: Antonio Tadeu Coelho Nardocci Title: Chairman

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Pledge Agreement (Novelis Technology AG)
SCHEDULE 1
LIST OF SHARES CERTIFICATES
Novelis Technology SA:

No of Certificate	No of Share(s)	Nominal Value in CHF	Ord. Nr.	Name and domicile of shareholder
1	495	495’000	1 — 495	Novelis AG, Zürich
2	1	1’000	496	Novelis AG, Zürich
3	1	1’000	497	Novelis AG, Zürich
4	1	1’000	498	Novelis AG, Zürich
5	1	1’000	499	Novelis AG, Zürich
6	1	1’000	500	Novelis AG, Zürich

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Execution copy December 17, 2010

Agreement
between
Novelis Deutschland GmbH
Göttingen, Germany
and
Bank of America N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Assignment of Bank Accounts

Assignment Agreement (Novelis Deutschland GmbH)
INDEX

1. INTERPRETATION	4
2. ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS	6
3. UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION	8
4. RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT	10
5. REPRESENTATIONS AND WARRANTIES	12
6. FURTHER ASSURANCES OF THE ASSIGNOR	12
7. POWERS OF ATTORNEY	12
8. ASSIGNMENTS AND TRANSFERS	13
9. EFFECTIVENESS OF ASSIGNMENT	13
10. COSTS AND EXPENSES	13
11. NOTICES	13
12. SUCCESSOR AGENT	14
13. SEVERABILITY	14
14. WAIVERS AND MODIFICATIONS	15
15. COUNTERPARTS	15
16. LAW AND JURISDICTION	15
SCHEDULE 1	19
SCHEDULE 2	20

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This Agreement (the “Agreement”) is made between:
(1)	Novelis Deutschland GmbH, a company incorporated under the laws of Germany, having its seat at Göttingen, Germany (the “Assignor”);
and
(2)	Bank of America N.A. a national banking association organized under the laws of the United States of America, having its seat at Charlotte, North Carolina, USA, acting for itself in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Revolving Credit Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Assignor and Bank of America, N.A. as Collateral Agent under the Term Loan Agreement (defined below) (the “Term Loan Collateral Agent”) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (the “Term Loan Lenders”).
(B)	The Assignor and the Collateral Agent have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and Novelis AG (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Credit Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Credit Lenders.
(C)	On or about December 17, 2010, the Collateral Agent, the Term Loan Collateral Agent, the Assignor and other borrowers and guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including the Assignor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).
(D)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Term Loan Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).

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(E)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties) (the “Revolving Guarantee”).
(F)	The Collateral Agent, the Term Loan Collateral Agent and the Lenders under each of the Term Loan Agreement and the Revolving Credit Agreement require the Assignor to enter into this assignment for security purposes in favour of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.
(G)	The Assignor has agreed to assign the Assigned Bank Accounts as security for the Secured Obligations (as these terms are defined in Section 1 below) to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in Section 1 below).
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	In this Agreement:

“Assigned Bank Accounts” means all current or future rights, title, interest and action (including any balances and accrued interest) the Assignor may have or acquire in relation to any bank account which the Assignor now has or may at any time have in the future vis-à-vis any bank or other financial institution in Switzerland, including, but not limited to, the bank accounts listed in Schedule 1, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);

“Assignment” means the assignments by the Assignor of Assigned Bank Accounts to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties pursuant to art. 164 et seq. of the Swiss Code of Obligations;

“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;

“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement;

“Notice of Assignment to Banks” means the notice substantially in the form of Schedule 2 to this Agreement;

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“Receivables Purchase Agreement” shall mean the agreement between the Assignor and Novelis AG dated July 6, 2007, as amended and restated on December 17, 2010, (and as further amended from time to time) pursuant to which certain receivables owned or to be created by the Assignor under certain of its supply contracts have been sold and assigned to Novelis AG by way of a true sale;

“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);

“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;

“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;

“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;

“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Term Loan Secured Parties under the Term Loan Guarantee (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement);

“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement and the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, supplemented or substituted from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any

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actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by the Collateral Agent.

2.	ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS

2.1	The Assignor agrees to assign by way of security to the Collateral Agent (acting for itself, in the name of and on behalf of the Secured Parties) the Assigned Bank Accounts as security for the Secured Obligations until the Discharge of Senior Lien Secured Obligations. The Assignor confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

2.2	For the purpose of effecting the Assignment, the Assignor hereby assigns by way of security to the Collateral Agent and the Secured Parties the Assigned Bank Accounts.

2.3	The Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) expressly accepts the Assignment provided for in Section 2.1. and 2.2.

2.4	The Assignor agrees and undertakes as follows:

2.4.1	except for liens permitted under the Credit Agreements, the Assignor shall refrain from granting any pledge, encumbrance or other third party rights affecting the Assigned Bank Accounts and shall refrain from any other act or omission that would adversely affect the Collateral Agent’s and Secured Parties’ rights under this Agreement or, except as permitted under the Credit Agreements, any amounts that are or will become due under any of the Assigned Bank Accounts;

2.4.2	without the prior written consent of the Collateral Agent, the Assignor shall not enter into any kind of arrangement that would provide for the non-assignability of any of the Assigned Bank Accounts or subject the assignability to the consent of a party other than the Collateral Agent;

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2.4.3	except as permitted by the Credit Agreements, the Assignor shall not enter into any arrangement by which the Assigned Bank Accounts would be assigned to a party other than the Collateral Agent and/or Secured Parties;

2.4.4	the Assignor shall deliver to the Collateral Agent within 10 Business Days following the end of each calendar quarter (the first time 10 Business Days following December 31, 2010 ), a list of all its Assigned Bank Accounts outstanding as of the end of the relevant calendar quarter and assigned substantially in the same form as set forth in Schedule 1 as appropriate;

2.4.5	upon the Collateral Agent’s written request and in no event more than once per year, unless an Event of Default has occurred and is continuing, the Assignor shall deliver to the Collateral Agent, within 10 Business Days from being so requested by the Collateral Agent, an up-dated list of all its Assigned Bank Accounts outstanding as of the day where the Collateral Agent’s request under this paragraph was received substantially in the same form as set forth in Schedule 1 as appropriate.

2.5	Within 5 Business Days from the Closing Date, the Assignor shall notify the banks of the assignment by way of security of the Assigned Bank Accounts by delivering to such banks a Notice of Assignment to Banks substantially in the form of Schedule 2. The Assignor shall simultaneously send a copy of any Notice of Assignment to Banks to the Collateral Agent. For the purpose of this Agreement, the Assignor shall release the respective banks from the banking secrecy to the extent required for the Collateral Agent to perform its rights and obligations hereunder. Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to use its bank accounts and any balance on its bank accounts freely without restriction for as long as no Event of Default has occurred and is continuing, except in the circumstances set forth in Section 2.6 below.

2.6	Upon an Activation Notice (as this term is defined in the Revolving Credit Agreement) being sent in accordance with Section 9.01 of the Revolving Credit Agreement, the Assignor shall not longer be authorized to use its bank accounts and the Collateral Agent shall be entitled to transfer any balance out of such bank accounts and apply such monies in accordance with Section 9.01 of the Revolving Credit Agreement.

2.7	In the event where any bank would refuse to countersign the Notice of Assignment to Banks set forth in Schedule 2 and thereby would refuse to waive any first ranking security interest and/or any right of set-off such bank may have in relation to the Assigned Bank Accounts, the Assignor shall close the Assigned Bank Accounts and open new bank account(s) (not subject to such first ranking security interest or right of set-off) with one or more banking institutions,

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which would then be assigned by way of security to the Collateral Agent as per the terms of this Agreement.

2.8	With respect to any Assigned Bank Account arising after the date hereof, the Assignor undertakes to notify immediately the appropriate debtor of the Assigned Bank Accounts by using the Notice of Assignment set forth in Schedule 2.

2.9	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall co-operate with the Collateral Agent and use its best commercially reasonable endeavors in assisting the Collateral Agent in collecting the Assigned Bank Accounts.

2.10	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assigned Bank Accounts shall be paid to the Collateral Agent or as directed by the Collateral Agent.

3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION

3.1	Subject to Clause 3.2 through Clause 3.6 below, the Collateral Agent shall not enforce the collateral granted under this Agreement (the “Collateral”) to the extent (i) the Collateral secures obligations of one of the Assignor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the Assignor or the Assignor itself), and (ii) the enforcement of the Collateral for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by the Assignor in preparing its unconsolidated balance sheets (Jahresabschluß gemäß § 42 GmbHG, ff 242, 264 HGB)) of the Assignor to an amount that is insufficient to maintain its registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:

3.1.1	the amount of any increase of the Assignor’s registered share capital (Stammkapital) implemented after the date of this Agreement that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the Assignor;

3.1.2	any loans provided to the Assignor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the Assignor) shall be disregarded and not accounted for as a

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liability to the extent that such loans are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;

3.1.3	any shareholder loans, other loans and contractual obligations and liabilities incurred by the Assignor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;

3.1.4	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower than their market value and that are not necessary for the business of the Assignor (nicht betriebsnotwendig) shall be accounted for with their market value; and

3.1.5	the assets of the Assignor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with paragraph (b) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.

3.2	The limitations set out in Clause 3.1 only apply:

3.2.1	if and to the extent that the managing directors of the Assignor have confirmed in writing to the Collateral Agent within ten (10) Business Days of receipt of the request to realize the Collateral or the commencement of enforcement under this Agreement the value of the Collateral which cannot be enforced without causing the net assets of the Assignor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or

3.2.2	if, within twenty (20) Business Days after an objection under paragraph (A) has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the Assignor by a firm of auditors of international standing and reputation that is appointed by the Assignor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the Assignor are necessary to maintain its registered share capital as at the date of the Realization Notice or the commencement of enforcement (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the Assignor in the preparation of

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its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.

3.3	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Collateral up to those amounts that are undisputed between them and the Assignor or determined in accordance with Clause 3.1 and Clause 3.2. In respect of the exceeding amounts, the Collateral Agent shall be entitled to further pursue the Secured Parties’ claims (if any) and the Assignor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the receipt of the request to realize the Collateral or the commencement of enforcement and taking into account the adjustments set out above). The Collateral Agent is entitled to pursue those parts of the Collateral that are not enforced by operation of Clause 3.1 above at any subsequent point in time. This Clause 3 shall apply again as of the time such additional enforcements are made.

3.4	Clause 3.1 shall not apply as to the amount of Loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the Assignor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid, but excluding, for the avoidance of doubt, any purchase price payment received by the Assignor under the Receivables Purchase Agreement.

3.5	The limitations provided for in Clause 3.1 above shall not apply where (i) the Assignor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Gewinnabführungsvertrag) is or will be in existence with the Assignor and the Assignor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).

3.6	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into guarantees in support of obligations of their shareholders without limitations, the limitations set forth in Clause 3.1 shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 3.1 above, such less stringent limitations shall apply. Otherwise, Clause 3.1 shall remain unaffected by changes in applicable law.

4.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT

4.1	Provided the Assignor has not complied with the obligations set out in Section 2.5 and 2.8 within the time limits set forth therein, the Collateral Agent shall be entitled, at any time on or after the sixth Business Day after the Closing Date, to notify or to request the Assignor to

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notify to the relevant debtor, the Assignment in respect of all or part of the Assigned Bank Accounts in the form of Schedule 2 to this Agreement;

4.2	The Collateral Agent shall be entitled to notify, or request the Assignor to notify, the Assignment in respect of all or part of the Assigned Bank Accounts to the relevant debtors following the receipt of up-dated Schedule 1 in accordance with Section 2.4.4.

4.3	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing:

4.3.1	the Collateral Agent shall be entitled, but not obligated, to collect any Assigned Bank Account and to apply the amounts collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement;

4.3.2	the Collateral Agent shall have the right to access the premises of the Assignor to the full extent necessary during ordinary business hours, at the sole discretion of the Collateral Agent, to ascertain the existence and particulars of the Assigned Bank Accounts;

4.3.3	the Collateral Agent shall be entitled, but not obligated, to undertake on its own initiative and cost any acts it deems appropriate to collect any overdue or bad claim under the Assigned Bank Accounts and shall apply the amounts so collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; and

4.3.4	to the extent that collection of any Assigned Bank Account is not possible or is deemed unduly burdensome in the reasonable opinion of the Collateral Agent, the latter shall be entitled to sell such Assigned Bank Accounts by private sale (“Private Verwertung (Selbstverkauf)”), without regard to the enforcement procedure provided for by the Swiss Federal Law on Debt Collection and Bankruptcy, and apply the proceeds (less all costs and expenses) of such sale towards the discharge of the Secured Obligations. The Collateral Agent shall apply such proceeds in accordance with the Intercreditor Agreement. The Collateral Agent shall discharge its rights under this Agreement with the same degree of care it would use in respect of its own property.

4.4	Upon repayment and discharge in full of the Secured Obligations, the Collateral Agent, at the costs of the Assignor, shall promptly, and in any event within 5 Business Days from the full discharge of the Secured Obligations, re-assign the remainder, if any, of the Assigned Bank Accounts to the Assignor. Notwithstanding the above, if the Collateral Agent is authorized to release in whole or in part any assigned collateral under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such collateral under this Agreement.

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5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Assignor represents and warrants to the Collateral Agent that:

5.1.1	it is a company duly established, validly existing and registered under the laws of Germany, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

5.1.2	as long as this Agreement remains in force, the Assigned Bank Accounts are and will continue to be (and Assigned Bank Account coming into existence in the future will be) free and clear of any pledge, encumbrance or other third party interests, with the exception of any liens permitted under the Credit Agreements;

5.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective transfer of the Assigned Bank Accounts from Assignor to the Collateral Agent and the Secured Parties.

6.	FURTHER ASSURANCES OF THE ASSIGNOR

The Assignor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Assignment provided for in this Agreement.

7.	POWERS OF ATTORNEY

The Assignor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents (including giving notifications and instructions to customers of the Assignor) and do all things that are necessary for carrying out any obligation imposed on the Assignor under this Agreement, provided that the Assignor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (“Private Verwertung (Selbstverkauf)”) but in any case only after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing.

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8.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Assignor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 12 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.

9.	EFFECTIVENESS OF ASSIGNMENT

9.1	The security constituted by the Assignments under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent and/or Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

9.2	No failure on the part of the Collateral Agent and/or Secured Parties to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

9.3	The Collateral Agent and/or Secured Parties shall not be liable by reason of taking any action permitted by this Agreement.

10.	COSTS AND EXPENSES

The Assignor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Assignment hereby constituted or the exercise of any rights hereunder and the Assignor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

11.	NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:

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a)	if to the Assignor

Novelis Deutschland GmbH

	Address:	Hannoversche Strasse 1
37075 Göttingen
Germany

	Attn:	Managing Director

	Fax:	+49. 551. 304-4902

b)	if to the Collateral Agent

Bank of America, N.A.

	Address	135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, Illinois 60603

	Attn:	Account Officer

	Fax:	+1 312-453-5555
or to such other address or facsimile numbers or e-mail address as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

12.	SUCCESSOR AGENT

If a successor of the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Revolving Credit Agreement, the Collateral Agent hereunder will be automatically replaced by the successor Revolving Credit Collateral Agent as party to this Agreement.

13.	SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in

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good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

14.	WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

16.	LAW AND JURISDICTION

16.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

16.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

16.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the relevant Credit Agreement, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Assignor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

16.4	The Assignor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-

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5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Assignor in care of the Process Agent at the Process Agent’s above address, and the Assignor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Assignment Agreement (Novelis Deutschland GmbH)
SIGNATURE PAGE
Bank of America, N.A.
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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Assignment Agreement (Novelis Deutschland GmbH)
SIGNATURE PAGE
Novelis Deutschland GmbH,
as Assignor
Date:

By:
	Name:	Roland Harings
	Title:	Managing Director

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Assignment Agreement (Novelis Deutschland GmbH)
SCHEDULE 1
LIST OF BANK ACCOUNTS
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Bank Accounts listed immediately below:

Name of Depositary Bank Branch Office	Account Number	Account Holder
NONE

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SCHEDULE 2
NOTICE OF ASSIGNMENT TO BANKS
[Letterhead of the Assignor]
[Name of the Bank
Account Bank]
[Address of the Bank]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
Reference is made to the bank account no[s]. [...] (the “Bank Account[s]”) held by us (the “Assignor”).
You are hereby notified that the Assignor and Bank of America N.A. (the “Collateral Agent”) have entered as of December [•], 2010 into an assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all the current and future amounts standing to the credit of the Bank Account (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium of lenders.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to dispose of the Assigned Claims. The revocation of such authorization shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of bank] attn. [insert name of responsible person[s]], Fax [...]. By countersigning the present letter, you hereby irrevocably agree that upon receipt of notice of such revocation you may only validly discharge your obligations in respect of the Assigned Claims by payment to the Collateral Agent.
Please note that we hereby release you from any and all your obligations in relation to Swiss Banking Secrecy with respect to the Collateral Agent to the extent required for the latter to perform its rights and obligations under the Agreement.
The Collateral Agent has requested that you waive any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims. By countersigning this letter you confirm that you accept to waive in favor of the Collateral Agent (and the lenders represented by the Collateral Agent) any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims.
The Collateral Agent agrees with the foregoing by countersigning the present letter.

We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[name of Bank]

[authorized signatories]	[authorized signatories]

Agreed and Acknowledged by:

Bank of America N.A.

[authorized signatories]

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Execution copy December 17,2010

Agreement
between
Novelis Switzerland AG
Sierre, Switzerland
and
Bank of America N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Assignment of Trade Receivables, Intercompany Receivables
and Bank Accounts

Assignment Agreement (Novelis Switzerland SA)
INDEX

1. INTERPRETATION	4

2. ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS	6

3. UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX	10

4. RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT	10

5. REPRESENTATIONS AND WARRANTIES	12

6. FURTHER ASSURANCES OF THE ASSIGNOR	13

7. POWERS OF ATTORNEY	13

8. ASSIGNMENTS AND TRANSFERS	13

9. EFFECTIVENESS OF ASSIGNMENT	13

10. COSTS AND EXPENSES	14

11. NOTICES	14

12. SUCCESSOR AGENT	15

13. SEVERABILITY	15

14. WAIVERS AND MODIFICATIONS	15

15. COUNTERPARTS	15

16. LAW AND JURISDICTION	15

SCHEDULE 1	19

SCHEDULE 2	20

SCHEDULE 3	21

SCHEDULE 4	22

SCHEDULE 5	23

SCHEDULE 6	25

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Assignment Agreement (Novelis Switzerland SA)
This Agreement (the “Agreement”) is made between:
(1)	Novelis Switzerland SA, a company incorporated under the laws of Switzerland, having its seat at Route des Laminoirs 15, 3960 Sierre , Switzerland (the “Assignor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States of America, having its seat at Charlotte, North Carolina, USA, acting for itself in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Revolving Credit Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Assignor and Bank of America, N.A. as Collateral Agent under the Term Loan Agreement (defined below) (the “Term Loan Collateral Agent”) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (the “Term Loan Lenders”).

(B)	The Assignor and the Collateral Agent have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and Novelis AG (each as Borrower) AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Credit Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Credit Lenders.

(C)	On or about December 17, 2010, the Collateral Agent, the Term Loan Collateral Agent, the Assignor and other borrowers and guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including Assignor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

(D)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Term Loan Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).

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(E)	On or about December 17, 2010, the Assignor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties) (the “Revolving Guarantee”).

(F)	The Collateral Agent, the Term Loan Collateral Agent and the Lenders under each of the Term Loan Agreement and the Revolving Credit Agreement require the Assignor to enter into this assignment for security purposes in favour of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.

(G)	The Assignor has agreed to assign (i) the Assigned Receivables, (ii) the Assigned Intercompany Receivables and (iii) the Assigned Bank Accounts as security for the Secured Obligations (as these terms are defined in Section 1 below) to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in Section 1 below).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement: “Assigned Bank Accounts” means all current or future rights, title, interest and action (including any balances and accrued interest) the Assignor may have or acquire in relation to any bank account which the Assignor now has or may at any time have in the future vis-à-vis any bank or other financial institution, including, but not limited to, the bank accounts listed in Schedule 1, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations);

“Assigned Intercompany Receivables” means all current or future receivables owed by Affiliates to Assignor and arising in the course of business of the Assignor, whether contingent or not, incorporated in a title or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations); Currently existing Assigned Intercompany Receivables are listed in Schedule 2;

“Assigned Receivables” means all current or future receivables owed by customers or other trade debtors (excluding any Affiliate) to the Assignor and arising in the course of business of the Assignor, whether contingent or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations) but excluding any Excluded Receivables; Currently existing Assigned Receivables are listed in Schedule 3;

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“Assignment” means the assignments by the Assignor of the Assigned Intercompany Receivables, Assigned Receivables and Assigned Bank Accounts to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties pursuant to art. 164 et seq. of the Swiss Code of Obligations;

“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;

“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement;

“Excluded Receivables” means any current or future receivables owed by customers or other trade debtors (excluding any Affiliate) to the Assignor and arising in the course of business of the Assignor, whether contingent or not, together with all rights and benefits relating thereto including privileges and ancillary rights in respect thereof (art. 170 Swiss Code of Obligations) which have been transferred to Novelis AG pursuant to a receivables purchase agreement between the Assignor and Novelis AG which has been approved in writing by the Administrative Agent (as defined in the Revolving Credit Agreement);

“Notice of Assignment to Affiliates” means the notice substantially in the form of Schedule 4 to this Agreement;

“Notice of Assignment to Banks” means the notice substantially in the form of Schedule 5 to this Agreement;

“Notice of Assignment to Debtors” means the notice substantially in the form of Schedule 6 to this Agreement;

“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);

“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;

“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;

“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;

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Assignment Agreement (Novelis Switzerland SA)
“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Assignor towards the Term Loan Secured Parties under the Term Loan Guarantee (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement).

“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement and the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, supplemented or substituted from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.

2.	ASSIGNMENT AND ASSIGNOR’S OBLIGATIONS

2.1	The Assignor agrees to assign by way of security to the Collateral Agent (acting for itself, in the name of and on behalf of the Secured Parties) the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts as security for the Secured

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Obligations until the Discharge of Senior Lien Secured Obligations. The Assignor confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

2.2	For the purpose of effecting the Assignment, the Assignor hereby:

2.2.1	assigns by way of security to the Collateral Agent and the Secured Parties, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.2.2	subject as set out in Section 2.11.2, transfers to the Collateral Agent all documents evidencing the existing Assigned Receivables, the existing Assigned Intercompany Receivables and the existing Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, Intercompany note, exchange of letters, fax or e-mail).

2.3	The Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) expressly accepts the Assignment provided for in Section 2.1. and 2.2.

2.4	The Assignor agrees and undertakes as follows:

2.4.1	Except for liens permitted under the Credit Agreements, the Assignor shall refrain from granting any pledge, encumbrance or other third party rights affecting the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall refrain from any other act or omission that would adversely affect the Collateral Agent’s and Secured Parties’ rights under this Agreement or, except as permitted under the Credit Agreements, any amounts that are or will become due under any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

2.4.2	without the prior written consent of the Collateral Agent, the Assignor shall not enter into any kind of arrangement that would provide for the non-assignability of any of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts or subject the assignability to the consent of a party other than the Collateral Agent;

2.4.3	except as permitted by the Credit Agreements, the Assignor shall not enter into any arrangement by which the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts would be assigned to a party other than the Collateral Agent and/or Secured Parties;

2.4.4	the Assignor shall deliver to the Collateral Agent within 10 Business Days following the end of each calendar quarter (the first time 10 Business Days following December 31, 2010), a list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank

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Accounts outstanding as of the end of the relevant calendar quarter and assigned substantially in the same form as set forth in Schedule 1 to 3 as appropriate;

2.4.5	upon the Collateral Agent’s written request and in no event more than once per year, unless an Event of Default has occurred and is continuing, the Assignor shall deliver to the Collateral Agent, within 10 Business Days from being so requested by the Collateral Agent, an up-dated list of all its Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts outstanding as of the day where the Collateral Agent’s request under this paragraph was received substantially in the same form as set forth in Schedule 1 to 3 as appropriate.

2.5	Within 5 Business Days from the Closing Date, the Assignor shall notify the banks of the assignment by way of security of the Assigned Bank Accounts by delivering to such banks a Notice of Assignment to Banks substantially in the form of Schedule 5. The Assignor shall simultaneously send a copy of any Notice of Assignment to Banks to the Collateral Agent. For the purpose of this Agreement, the Assignor shall release the respective banks from the banking secrecy to the extent required for the Collateral Agent to perform its rights and obligations hereunder. Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to use its bank accounts and any balance on its bank accounts freely without restriction for as long as no Event of Default has occurred and is continuing, except in the circumstances set forth in Section 2.6 below.

2.6	Upon an Activation Notice (as this term is defined in the Revolving Credit Agreement) being sent in accordance with Section 9.01 of the Revolving Credit Agreement, the Assignor shall not longer be authorized to use its bank accounts and the Collateral Agent shall be entitled to transfer any balance out of such bank accounts and apply such monies in accordance with Section 9.01 of the Revolving Credit Agreement.

2.7	In the event where any bank would refuse to countersign the Notice of Assignment to Banks listed in Schedule 5 and thereby would refuse to waive any first ranking security interest and/or any right of set-off such bank may have in relation to the Assigned Bank Accounts, the Assignor shall close the Assigned Bank Accounts and open new bank account(s) (not subject to such first ranking security interest or right of set-off) with one or more banking institutions, which would then be assigned by way of security to the Collateral Agent as per the terms of this Agreement.

2.8	Within 5 Business Days from the Closing Date, the Assignor shall notify its respective Affiliates of the assignment by way of security of the Assigned Intercompany Receivables by delivering to such Affiliate a Notice of Assignment to Affiliates substantially in the form of

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Schedule 4. The Assignor shall simultaneously send a copy of any Notice of Assignment to Affiliates to the Collateral Agent.

2.9	Subject to and in accordance with the terms and conditions of the Credit Agreements, the Assignor shall be authorized to collect any Assigned Receivables for as long as no Event of Default has occurred and is continuing, and until such time as notified by the Collateral Agent, provided the proceeds of such Assigned Receivables are credited on the Assigned Bank Accounts.

2.10	With respect to any Assigned Intercompany Receivable and any Assigned Bank Account arising after the date hereof, the Assignor undertakes to:

2.10.1	notify immediately the appropriate debtor of Assigned Intercompany Receivables or Assigned Bank Accounts by using the appropriate notification form; and

2.10.2	transfer to the Collateral Agent all documents evidencing such Assigned Intercompany Receivables and Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

2.11	With respect to any Assigned Receivable arising after the date hereof, the Assignor undertakes to:

2.11.1	instruct the debtor of such Assigned Receivable to discharge its obligations in relation thereto exclusively on one of the Assigned Bank Accounts; and

2.11.2	upon the reasonable request of the Collateral Agent in accordance with the Credit Agreements and upon giving appropriate prior notice, allow representatives of the Collateral Agent to inspect, during normal business hours, all documents evidencing such Assigned Receivable (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail.

2.12	Within 5 calendar days after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall notify its current and future debtors of Assigned Receivables of the Assignment by delivering to such debtors a Notice of Assignment to Debtors substantially in the form of Schedule 6 but, where necessary or appropriate, in the respective language of the addressee. The Assignor shall simultaneously send a copy of any Notice of Assignment to Debtors to the Collateral Agent.

2.13	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor shall co-operate with the Collateral Agent and use its best

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commercially reasonable endeavors in assisting the Collateral Agent in collecting the Assigned Receivables, Assigned Intercompany Receivables and Assigned Bank Accounts.

2.14	Before the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assignor undertakes that the Assigned Receivables and the Assigned Intercompany Receivables be paid onto the Assigned Bank Accounts as set out in Schedule 1.

2.15	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts shall be paid to the Collateral Agent or as directed by the Collateral Agent.

3.	UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent (i) the obligations of the Assignor under this Agreement are for the exclusive benefit of the Affiliates of such Assignor (except for the (direct or indirect) Subsidiaries of such Assignor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee entered into by the Assignor shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.

4.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT

4.1	Provided the Assignor has not complied with the obligations set out in Section 2.5 and 2.8 within the time limits set forth therein, the Collateral Agent shall be entitled, at any time on or after the sixth Business Day after the Closing Date, to notify or to request the Assignor to notify to the relevant debtor, the Assignment in respect of all or part of the Assigned Intercompany Receivables or the Assigned Bank Accounts:

4.1.1	in the form of Schedule 4 to this Agreement with respect to Assigned Intercompany Receivables;

4.1.2	in the form of Schedule 5 to this Agreement with respect to Assigned Bank Accounts.

4.2	The Collateral Agent shall be entitled to notify, or request the Assignor to notify, the Assignment in respect of all or part of the Assigned Bank Accounts and Assigned Intercompany Receivables to the relevant debtors following the receipt of up-dated Schedule 1 or Schedule 2 in accordance with Section 2.4.4.

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4.3	The Collateral Agent has the right to request that the Assignor transfers to the Collateral Agent all documents evidencing the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts (whether incorporated in a title or not), including but not limited to any written agreement, acknowledgment of debt, certificate, intercompany note, exchange of letters, fax or e-mail).

4.4	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to request immediately the Assignor to notify the debtors of the Assigned Receivables of the Assignment, and, if the Collateral Agent has not received evidence of such notification within five calendar days in accordance with Section 2.12, the Collateral Agent shall be entitled to notify on its own, the Assignment in respect of all or part of the Assigned Receivables to the relevant debtors by a Notice of Assignment to Debtors substantially in the form of Schedule 6 to this Agreement.

4.5	After the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing or, with respect to the Assigned Receivables exclusively, 5 calendar days after such notification:

4.5.1	the Collateral Agent shall be entitled, but not obligated, to collect any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account and to apply the amounts collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement;

4.5.2	the Collateral Agent shall have the right to access the premises of the Assignor to the full extent necessary during ordinary business hours, at the sole discretion of the Collateral Agent, to ascertain the existence and particulars of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts;

4.5.3	the Collateral Agent shall be entitled, but not obligated, to undertake on its own initiative and cost any acts it deems appropriate to collect any overdue or bad claim under the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts and shall apply the amounts so collected towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; and

4.5.4	to the extent that collection of any Assigned Receivable, any Assigned Intercompany Receivable and/or any Assigned Bank Account is not possible or is deemed unduly burdensome in the reasonable opinion of the Collateral Agent, the latter shall be entitled to sell such Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts by private sale (“Private Verwertung (Selbstverkauf)”), without regard to the enforcement procedure provided for by the Swiss Federal Law on Debt Collection and

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Bankruptcy, and apply the proceeds (less all costs and expenses) of such sale towards the discharge of the Secured Obligations. The Collateral Agent shall apply such proceeds in accordance with the Intercreditor Agreement. The Collateral Agent shall discharge its rights under this Agreement with the same degree of care it would use in respect of its own property.

4.6	Upon repayment and discharge in full of the Secured Obligations, the Collateral Agent, at the costs of the Assignor, shall promptly, and in any event within 5 Business Days from the full discharge of the Secured Obligations, re-assign the remainder, if any, of the Assigned Receivables, Assigned Intercompany Receivables and/or Assigned Bank Accounts to the Assignor. Notwithstanding the above, if the Collateral Agent is authorized to release in whole or in part any assigned collateral under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such collateral under this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Assignor represents and warrants to the Collateral Agent that:

5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;

5.1.2	as long as this Agreement remains in force, the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts are and will continue to be (and any Assigned Receivable, any Assigned Intercompany Receivable and any Assigned Bank Account coming into existence in the future will be) free and clear of any pledge, encumbrance or other third party interests, with the exception of any liens permitted under the Credit Agreements;

5.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective transfer of the Assigned Receivables, the Assigned Intercompany Receivables and the Assigned Bank Accounts from Assignor to the Collateral Agent and the Secured Parties.

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Assignment Agreement (Novelis Switzerland SA)
6.	FURTHER ASSURANCES OF THE ASSIGNOR

The Assignor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Assignment provided for in this Agreement.

7.	POWERS OF ATTORNEY

The Assignor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents (including giving notifications and instructions to customers of the Assignor) and do all things that are necessary for carrying out any obligation imposed on the Assignor under this Agreement, provided that the Assignor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (“Private Verwertung (Selbstverkauf)”) but in any case only after the Collateral Agent has notified the Assignor that an Event of Default has occurred and is continuing.

8.	ASSIGNMENTS AND TRANSFERS

The rights and obligations of the Assignor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 12 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.

9.	EFFECTIVENESS OF ASSIGNMENT

9.1	The security constituted by the Assignments under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent and/or Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

9.2	No failure on the part of the Collateral Agent and/or Secured Parties to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

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Assignment Agreement (Novelis Switzerland SA)
9.3	The Collateral Agent and/or Secured Parties shall not be liable by reason of taking any action permitted by this Agreement.

10.	COSTS AND EXPENSES

The Assignor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Assignment hereby constituted or the exercise of any rights hereunder and the Assignor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

11.	NOTICES

All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:

a)	if to the Assignor

Novelis Switzerland AG
Address:	Route des Laminoirs 15
CH- 3960 Sierre
Attn:	Plant Manager

with a copy to:

Novelis AG
Address:	Sternenfeldstrasse 19
CH- 8700, Küsnacht
Attn:	Legal Department

b)	if to the Collateral Agent

Bank of America, N.A.

Address	135 S. LaSalle, Suite 927, IL4-135-09-27 Chicago, Illinois 60603
Attn:	Account Officer
Fax:	+1 312-453-5555

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Assignment Agreement (Novelis Switzerland SA)
or to such other address or facsimile numbers or e-mail address as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.

Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

12.	SUCCESSOR AGENT

If a successor of the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Revolving Credit Agreement, the Collateral Agent hereunder will be automatically replaced by the successor Revolving Credit Collateral Agent as party to this Agreement.

13.	SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

14.	WAIVERS AND MODIFICATIONS

This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

16.	LAW AND JURISDICTION

16.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

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Assignment Agreement (Novelis Switzerland SA)
16.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

16.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the relevant Credit Agreement, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Assignor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

16.4	The Assignor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Assignor in care of the Process Agent at the Process Agent’s above address, and the Assignor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Revolving Secured Parties and as sub-agent and bailee for the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Assignment Agreement (Novelis Switzerland SA)
SIGNATURE PAGE
Bank of America, N.A.

as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

Date:
By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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Assignment Agreement (Novelis Switzerland SA)
SIGNATURE PAGE
Novelis Switzerland AG,
as Assignor

By:		By:

	Name: David Sneddon		Name: Antonio Tadeu Coelho Nardocci
	Title: Director		Title: Chairman

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Assignment Agreement (Novelis Switzerland SA)
SCHEDULE 1
LIST OF BANK ACCOUNTS
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Bank Accounts listed immediately below:

Name of Depositary Bank	Branch Office	Account Number	Account Holder
Credit Suisse	Zürich		Novelis Switzerland AG

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SCHEDULE 2

LIST OF INTERCOMPANY RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Intercompany Receivables listed in the following documents:

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SCHEDULE 3

LIST OF TRADE RECEIVABLES
In accordance with the Agreement, the Assignor hereby assigns by way of security to the Collateral Agent and Secured Parties the Assigned Receivables listed in the following document:

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SCHEDULE 4

NOTICE OF ASSIGNMENT TO AFFILIATES
[Letterhead of the Assignor]
Name of Intercompany Debtor
[Address of Debtor]
BY REGISTERED MAIL
[Place/Date]
Re: Notification of Assignment
Dear Sirs,
By the present letter, you are hereby notified that we (the “Assignor”) and Bank of America N.A. (the “Collateral Agent”) have entered into an assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all its present and future receivables against your company (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium lenders.
Therefore, we would be grateful if you could confirm that any payments in fulfillment of present and future claims, which we may from time to time have against you, shall be paid exclusively to the Collateral Agent in the event of a notice given to you by the Collateral Agent to that effect.
Such notice shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of Intercompany Debtor] attn. [insert name of responsible person[s]], Fax [...].
Please note that you remain fully liable towards the Collateral Agent for all payments made directly to us after receipt of the aforementioned notice.
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

Very truly yours,	Agreed and Acknowledged:

[name of the Intercompany Debtor]

[Assignor]

[authorized signatories]	[authorized signatories]

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SCHEDULE 5

NOTICE OF ASSIGNMENT TO BANKS
[Letterhead of the Assignor]
[Name of the Bank
Account Bank]
[Address of the Bank]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
Reference is made to the bank account no[s]. [...] (the “Bank Account[s]”) held by us (the “Assignor”) with you in connection with which we have sent you a notification of assignment dated [•], 2007.
You are hereby notified that the Assignor and Bank of America N.A. (the “Collateral Agent”) have entered as of December [•], 2010 into a new assignment agreement (the “Agreement”). Thereby, the Assignor has assigned by way of security (the “Assignment”), all the current and future amounts standing to the credit of the Bank Account (the “Assigned Claims”) to the Collateral Agent, acting on behalf of a consortium of lenders.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to dispose of the Assigned Claims. The revocation of such authorization shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of bank] attn. [insert name of responsible person[s]], Fax [...]. By countersigning the present letter, you hereby irrevocably agree that upon receipt of notice of such revocation you may only validly discharge your obligations in respect of the Assigned Claims by payment to the Collateral Agent.
Please note that we hereby release you from any and all your obligations in relation to Swiss Banking Secrecy with respect to the Collateral Agent to the extent required for the latter to perform its rights and obligations under the Agreement.
The Collateral Agent has requested that you waive any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims. By countersigning this letter you confirm that you accept to waive in favor of the Collateral Agent (and the lenders represented by the Collateral Agent) any first ranking security interest and/or any right of set-off you may have in relation to the Assigned Claims.
The Collateral Agent agrees with the foregoing by countersigning the present letter.

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We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[authorized signatories]	[name of Bank]

[authorized signatories]

Agreed and Acknowledged by:
Bank of America N.A.
[authorized signatories]

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SCHEDULE 6

NOTICE OF ASSIGNMENT TO DEBTORS

[Letterhead of the Assignor]
[Name of the Debtor]
[Address of the Debtor]
BY REGISTERED MAIL
[Place/Date]
Notification of Assignment
Dear Sirs,
We refer to the [contract and other particulars identifying the Assigned Receivables in relation to the relevant trade debtor of the relevant Assignor].
You are hereby notified that Novelis Switzerland AG (the “Assignor”) and Bank of America N.A. (the “Collateral Agent") have entered into an assignment agreement (the “Agreement”) whereby current and future trade receivables owing by the customers to the Assignor (the “Assigned Receivables”) have been assigned to the Collateral Agent, acting on behalf of a consortium of lenders, irrespective of whether currently due and payable or becoming due and payable in the future.
Under the Agreement, the Collateral Agent has authorized the Assignor, subject to revocation, to collect the Assigned Receivables at certain conditions. The revocation of such power of attorney shall be made by registered mail of fax (confirmed by registered mail) to the following address: [insert name and address of debtor] attn. [insert name of responsible person[s]], Fax [...]. Upon revocation you may only validly discharge your obligations in respect of the Assigned Receivables by payment to the Collateral Agent. [Assignor/Collateral Agent]
We should be grateful if you would return the enclosed copy of the present letter, duly dated and signed, to [...]

[Assignor]	Agreed and Acknowledged:

[name of debtor]

[authorized signatories]

[authorized signatories]

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Execution copy December 17, 2010

GUARANTEE
granted by
Novelis Switzerland SA
Sierre, Switzerland
to
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to
certain obligations of the Loan Parties under the Revolving Credit
Agreement dated as of or about 17 December, 2010.

Novelis Switzerland SA: Revolving Credit Guarantee Agreement
INDEX

1.	DEFINITIONS AND INTERPRETATION	3

2.	GUARANTEE	4

3.	UP-STREAM AND CROSS-STREAM GUARANTEES:
	LIMITATION AND WITHHOLDING TAX	7

4.	GUARANTOR’S UNDERTAKINGS	9

5.	REPRESENTATIONS AND WARRANTIES	9

6.	ASSIGNMENTS AND TRANSFERS	10

7.	COSTS AND EXPENSES	10

8.	NOTICES	10

9.	SUCCESSOR AGENT	11

10.	SEVERABILITY	11

11.	WAIVERS AND MODIFICATIONS	12

12.	COUNTERPARTS	12

13.	LAW AND JURISDICTION	12

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
This Guarantee (the “Guarantee”) is made between:
(1)	Novelis Switzerland SA, a company incorporated under the laws of Switzerland, having its seat at Route des Laminoirs 15, 3960 Sierre, Switzerland (the “Guarantor”);
and

(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in the Revolving Credit Agreement) in its capacity as Collateral Agent under the Revolving Credit Agreement (the “Collateral Agent”).
PREAMBLE:
(A)	The Guarantor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Revolving Credit Agreement”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and Novelis AG (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.

(B)	The Collateral Agent and Secured Parties require the Guarantor to unconditionally and irrevocably guarantee the prompt and complete payment and performance by the Loan Parties (as defined in the Revolving Credit Agreement) of their obligations under the Revolving Credit Agreement, as further defined in this Guarantee.

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Guarantee:
“Business Day” means one day on which the commercial banks in Zurich are open for normal business transactions;
“Guaranteed Obligations” means the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
otherwise) of the principal of and interest (including any interest, fees, costs or charges accruing after the commencement of an Insolvency Proceeding, whether or not allowed (or which would have accrued, but for the commencement of such an Insolvency Proceeding) on the Loans made by the Lenders to, and the Notes held by each Lender of, each Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Bank Product Agreement entered into with a counterparty that is a Secured Party, and the performance of all obligations under any of the foregoing, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).
1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Revolving Credit Agreement.

1.3	In this Guarantee, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Guarantee and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.

1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

2.	GUARANTEE

2.1	In accordance with Article 111 of the Swiss Code of Obligations, the Guarantor, acting as primary and independent obligor and not merely as a surety (“Bürge”/“Caution” within the meaning of Articles 492 ss. of the Swiss Code of Obligations), hereby unconditionally (subject to Section 3 below) and absolutely guarantees, on a first demand basis, the prompt and complete payment and performance by the Loan Parties of the Guaranteed Obligations.

2.2	The Guarantor hereby expressly acknowledges that the meaning of the term “Guaranteed Obligations” used in this Guarantee (and consequently the extent of its undertaking under this Guarantee) is defined (i) by reference to the Revolving Credit Agreement and the

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
Guarantor expressly confirms that it fully understands and accepts such definition of the terms “Guaranteed Obligations” used in this Guarantee.
2.3	In the event where any Loan Party fails to pay or perform timely any Guaranteed Obligation, (subject to Section 3 below) the Collateral Agent will be entitled to claim from the Guarantor, on a first demand basis, damages for an amount equal to, as applicable, (i) such Guaranteed Obligation, and (ii) any additional amount (including but not limited to the Collateral Agent’s costs) to the extent necessary to put the Secured Parties in the position in which they would have been, had such Guaranteed Obligation been timely paid or performed.

2.4	The Collateral Agent will make any demand for damages under Section 2.3 above towards the Guarantor by registered letter with acknowledgement of receipt. The Collateral Agent will confirm in such demand that the Guaranteed Obligations have not been timely paid or performed and to what extent. Subject to Section 3, the Guarantor so notified by the Collateral Agent shall pay within 5 Business Days of that first demand.

2.5	The Guarantor understands and agrees that the Guarantee is a continuing, absolute and unconditional (subject to Section 3 below) guarantee of payment without regard to (a) the validity or enforceability of the Revolving Credit Agreement or any other applicable Loan Document, any of the Guaranteed Obligations, or any collateral security therefor or guarantee or right of set-off with respect thereto at any time or from time to time held by the Collateral Agent or any applicable Secured Party, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Loan Parties against the Collateral Agent or any applicable Secured Party (including, but not limited to, any right the Loan Parties may have to first require the Collateral Agent to proceed against or enforce any other rights, security or claim payment from a person before claiming payment from the Guarantor under this Guarantee), or (c) any other circumstance whatsoever which constitutes, or might be construed to constitute, a discharge of the Guaranteed Obligations.

2.6	When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Loan Parties, or any other person or against any collateral security or guarantee for the Guaranteed Obligations, or any right of set-off with respect thereto, and any failure by the Collateral Agent to make any such demand, to pursue such other

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
rights or remedies or to collect any payments from the Loan Parties or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of set-off shall not relieve the Guarantor of any applicable obligation or liability under this Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any applicable Secured Party against the Guarantor.
2.7	Subject to Section 3 below, the Guarantor’s obligations under this Guarantee will not be discharged, suspended or in any way affected by:
(i)	any failure or delay by the Collateral Agent to realize upon or seek to enforce against the Loan Parties any liability or obligation arising under the Revolving Credit Agreement;

(ii)	any default, failure or delay in the performance by the Loan Parties of the Guaranteed Obligations;

(iii)	any waiver of or consent to departure from the provisions of, or any amendment to this Guarantee, the Revolving Credit Agreement or any applicable Loan Document, except when made in writing and executed by the Guarantor and the Collateral Agent;

(iv)	any bankruptcy, receivership or any other insolvency proceeding related to any Loan Party or its property or any merger, reorganization, dissolution, sale of assets, or other winding up of any Loan Party; or

(v)	any other circumstance which may otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of its obligations under this Guarantee.
2.8	This Guarantee will be valid and will remain in full force until such time as the Guaranteed Obligations, as applicable have been paid and discharged in full, and no further Guaranteed Obligations are capable of arising thereafter.

2.9	The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.21, 2.22, 2.23 and 7.10 of the Revolving Credit Agreement are hereby incorporated, mutatis mutandis, and shall apply to this Agreement, the parties hereto and the Secured Parties as if set forth herein.

2.10	Notwithstanding anything herein to the contrary, this Guarantee and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of or about December 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
“Intercreditor Agreement”) among Novelis Inc., a corporation amalgamated under the Canada Business Corporations Act, Novelis Corproration, a Texas corporation, Novelis Pae Corporation, a Delaware corporation, Novelis Brand LLC, a Delaware limited liability company, Novelis South America Holdings LLC, a Delaware limited liability company, Aluminium Upstream Holdings LLC, a Delaware limited liability company, Novelis UK Limited, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, AV Metals Inc., a corporation formed under the Canada Business Corporations Act, the Guarantor and other guarantors party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent, and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.
3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent that (i) the obligations of the Guarantor under this Agreement are for the exclusive benefit of the Guarantor’s Affiliates (except the Guarantor’s (direct or indirect) Subsidiaries) and (ii) complying with the obligations under this Agreement would constitute a repayment of capital (“restitution des apports”/“Einlagerückgewähr”) or the payment of a (constructive) dividend (“distribution de dividende”/“Gewinnausschüttung”), the following shall apply:
(i)	The aggregate obligations under the Guarantee of the Guarantor shall be limited to the maximum amount of the Guarantor’s profits and reserves available for distribution, in each case in accordance with, without limitation, articles 671 para.1 to 3 and 675 para.2 of the Swiss Code of Obligations (the “Available Amount”) at the time such company makes a payment under the Guarantee (provided such limitation is still a legal requirement under Swiss law at that time);

(ii)	Immediately after having been requested to make a payment under the Guarantee

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
(the “Guarantee Payment”), the Guarantor will (a) provide the Collateral Agent, within twenty (20) Business Days from being requested to make the Guarantee Payment, with (1) an interim audited balance sheet prepared by the statutory auditors of the Guarantor, (2) the determination of the Available Amount based on such interim audited balance sheet as computed by the statutory auditors, and (3) a confirmation from the statutory auditors that the Available Amount is the maximum amount which can be paid by the Guarantor under the Guarantee without breaching the provisions of Swiss corporate law, which are aimed at protecting the share capital and legal reserves, and (b) upon receipt of the confirmation referred to in the preceding sentence under (3) and after having taken all actions required pursuant to Section 3.2 below, pay (i) the Guarantee Payment in full or (ii) the Available Amount, whichever is less (in any case, less, if required, any withholding tax under the Swiss Federal Act on Withholding Tax of October 13, 1965 (the “Swiss Withholding Tax”)).
(iii)	If so required under Swiss law (including double tax treaties to which Switzerland is a party) at the time it is required to make a payment under this Guarantee or the Security Documents, the Guarantor (1) may deduct the Swiss Withholding Tax at the rate of 35% (or such other rate as may be in force at such time) from any payment under this Guarantee or the Security Documents, (2) may pay the Swiss Withholding Tax to the Swiss Federal Tax Administration, and (3) shall notify and provide evidence to the Collateral Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration, and the Guarantor shall not be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss Withholding Tax. The Guarantor shall use its best efforts to ensure that any person which is, as a result of a payment under this Guarantee, entitled to a full or partial refund of the Swiss Withholding Tax, shall as soon as possible after the deduction of the Swiss Withholding Tax (i) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (ii) pay to the Secured Parties upon receipt any amount so refunded. The Guaranteed Obligations will only be considered as discharged to the extent of the effective payment received by the Secured Parties under this Guarantee. This subsection (iii) is without prejudice to the gross-up or indemnification obligations under the Revolving Credit Agreement.
3.2	The Swiss Guarantor shall use reasonable efforts to take and cause to be taken all and any other action, including the passing of any shareholders’ resolutions to approve any

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
Guarantee Payment under this Guarantee or the Security Documents, which may be required as a matter of Swiss mandatory law or standard business practice as existing at the time it is required to make a Guarantee Payment under this Guarantee or the Security Documents in order to allow for a prompt payment of the Guarantee Payment or Available Amount, as applicable.
4.	GUARANTOR’S UNDERTAKINGS

4.1	The Guarantor agrees and undertakes:

4.1.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Guarantee conferred herewith in favour of the applicable Secured Parties;

4.1.2	not to sell, transfer or otherwise dispose of its assets, unless otherwise permitted by the applicable Loan Documents; and

4.1.3	not to create or allow to subsist any security interest, except as permitted under the Revolving Credit Agreement or as provided for by mandatory provisions of Swiss law over or in respect of its assets or permit to be done, anything which would foreseeably depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the applicable Secured Parties of the Guarantor’s assets, unless otherwise permitted by the applicable Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Without prejudice to the representations and warranties made under the Revolving Credit Agreement, the Guarantor represents and warrants to the Collateral Agent that, as of the date hereof:

5.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted; and

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
5.1.2	this Guarantee (i) constitutes its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) creates a valid, effective and independent guarantee within the meaning of article 111 of the Swiss Code of Obligations in favor of the Collateral Agent and the applicable Secured Parties.

6.	ASSIGNMENTS AND TRANSFERS
The rights and obligations of the Guarantor under this Guarantee may not be assigned or transferred without the prior written consent of the Collateral Agent, except as otherwise provided in the Revolving Credit Agreement. Nothing in this Guarantee shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Revolving Credit Agreement, as the case may be in accordance with the relevant provisions of such agreement.
7.	COSTS AND EXPENSES
The Guarantors shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Guarantee or the exercise of any rights hereunder and the Guarantor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.
8.	NOTICES
All notices or other communications made or given in connection with this Guarantee shall be made by facsimile or letter as follows:
a)	if to the Guarantor

Novelis Switzerland SA

Address:	Route des Laminoirs 15

CH- 3960 Sierre

Attn:	Plant Manager

with a copy to:

Novelis AG

Address:	Sternenfeldstrasse 19

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                              Novelis Switzerland SA:Revolving Credit Guarantee Agreement

CH- 8700 Küsnacht

Attn:	Legal Department

b) if to the Collateral Agent

Bank of America, N.A.

Address	135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, Illinois 60603

Attn:	Account Officer

Fax:	+1 312-453-5555
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Guarantee. Notices shall be effective upon receipt.
Each notice, communication and document given under or in connection with this Guarantee shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.
9.	SUCCESSOR AGENT
If a successor of the Revolving Credit Collateral Agent is appointed pursuant to the relevant provisions of the Revolving Credit Agreement, the Collateral Agent will hereunder automatically be replaced by the successor Revolving Credit Collateral Agent as party to this Guarantee, upon notice to the Guarantor of the appointment of the successor Revolving Credit Collateral Agent.
10.	SEVERABILITY
If any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Guarantee or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Guarantee, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
11.	WAIVERS AND MODIFICATIONS
This Guarantee may be terminated, amended or modified only specifically and in writing signed by the parties hereto, or as otherwise provided in the Revolving Credit Agreement.
12.	COUNTERPARTS
This Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
13.	LAW AND JURISDICTION
13.1	This Guarantee shall be governed by and construed in accordance with the substantive laws of Switzerland.

13.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Guarantee.

13.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Guarantee may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the Revolving Credit Agreement, provided that a legal action or proceeding under the Revolving Credit Agreement is already pending before such court or a claim under the Revolving Credit Agreement is submitted simultaneously with a claim in respect to this Guarantee to such court. By execution and delivery of this Guarantee, the Guarantor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

13.4	The Guarantor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive,

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Guarantee. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s above address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
SIGNATURE PAGE
Bank of America, N.A.,
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the
Secured Parties

Date:

By:
Name: Peter M. Walther
Title: Senior Vice President

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                    Novelis Switzerland SA:Revolving Credit Guarantee Agreement
SIGNATURE PAGE

Novelis Switzerland SA,

as Guarantor
Date:

By:			By:
	Name:	David Sneddon		Name:	Antonio Tadeu Coelho Nardocci
	Title:	Director		Title:	Chairman

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Execution copy December 17, 2010

Intellectual Property Pledge Agreement
between
Novelis Switzerland SA
Sierre, Switzerland
and
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Pledge of the intellectual property of Novelis Switzerland SA

IP Pledge (Novelis Switzerland SA)

1.	INTERPRETATION	4

2.	PLEDGE	6

3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX	7

4.	PLEDGOR’S OBLIGATIONS	7

5.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT	8

6.	ENFORCEMENT	8

7.	GRANT OF INTELLECTUAL PROPERTY LICENSE	10

8.	RELEASE OF THE PLEDGED ASSETS	10

9.	REPRESENTATIONS AND WARRANTIES	11

10.	FURTHER ASSURANCES OF THE PLEDGOR	12

11.	AVOIDANCES OF PAYMENTS	12

12.	POWER OF ATTORNEY	12

13.	ASSIGNMENT AND TRANSFERS	12

14.	EFFECTIVENESS OF PLEDGE	13

15.	COSTS AND EXPENSES	13

16.	NOTICES	13

17.	SUCCESSOR AGENT	14

18.	SEVERABILITY	14

19.	WAIVER AND MODIFICATIONS	15

20.	COUNTERPARTS	15

21.	LAW AND JURISDICTION	15

SCHEDULE 1		19

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This Agreement (the “Agreement”) is made between:
(1)	Novelis Switzerland SA, a company incorporated under the laws of Switzerland, having its seat at Route des Laminoirs 15, 3960 Sierre, Switzerland (the “Pledgor”); and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
Whereas
(A)	The Pledgor and the Collateral Agent have entered into that certain Credit Agreement on or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia Novelis Inc, (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).
(B)	The Pledgor and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement, defined below) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia Novelis Inc., Novelis Corporation, Novelis UK Limited and the Pledgor (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.
(C)	On or about December 17, 2010, the Pledgor and other guarantors party thereto, the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement, defined below) and the Collateral Agent entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including Pledgor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

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(D)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Term Loan Collateral Agent, (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).
(E)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favour of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties) (the “Revolving Guarantee”).
(F)	The Collateral Agent, the Revolving Credit Collateral Agent, the Term Loan Lenders and the Revolving Loan Lenders require the Pledgor to enter into this pledge for security purposes in favor of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.
(G)	The Pledgor has agreed to pledge its Intellectual Property Rights as security for the Secured Obligations (as these terms are defined in Section 1 below) to the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in Section 1 below).
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	In this Agreement:
“Business Day” shall mean a day on which the commercial banks in Zurich are open for normal business transactions; “Enforcement” means the realization of the Pledged Assets;
“Event of Default” shall have the meaning ascribed to such term in the Term Loan Agreement and / or the Revolving Credit Agreement;
“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement.
“Intellectual Property Rights” means any trademark, trade name, brand name, service mark, copyright, performing right, design right, patent, database rights (and any associated goodwill relating thereto) whether applied for or registered, to which the Pledgor is entitled and which are owned by the Pledgor, including any intellectual or

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industrial property right and licences granted to the Pledgor to the extent those licences can be pledged, including, but not limited to, those intellectual property rights, if any, listed in Schedule 1 which are applied for or registered in the name of the Pledgor and all other intellectual property rights, whether now owned by the Pledgor or hereafter acquired by the Pledgor and any rights and privileges arising under applicable law with respect to any of the foregoing, reissues, continuations, extensions and renewals thereof and amendments thereto, income, fees royalties, damages claims and payments now or hereafter and payable with respect thereto, rights corresponding thereto throughout the world and rights to sue for past, present and future infringement, dilutions or other violations thereof;
“Pledge” means the pledge pursuant to Art. 884 et seq. of the Swiss Civil Code of the Intellectual Property Rights;
“Pledged Assets” means the Intellectual Property Rights which are or will be pledged to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) under this Agreement as security for the Secured Obligations;
“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Revolving Secured Parties under the Revolving Guarantee and (i) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);
“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;
“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;
“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;
“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Term Loan Secured Parties under the Term Loan Guarantee and (ii) the Term Loan Secured Obligations as defined in the Intercreditor Agreement;
“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.

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1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement or the Credit Agreements.
1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.
1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.
1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.
2.	PLEDGE
2.1	The Pledgor agrees (i) to pledge to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) all present and future Intellectual Property Rights as security for the Secured Obligations until the Discharge of Senior Lien Secured Obligations and, therefore, (ii) to perfect the Pledge on the date hereof. The Pledgor hereby expressly confirms that it fully understands and accepts the definition of the term “Secured Obligations”.

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2.2	For the purpose of perfecting the Pledge, the Pledgor hereby pledges to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) the Intellectual Property Rights existing on the date hereof.
2.3	Upon request of the Collateral Agent, the Pledgor shall deliver to the Collateral Agent appropriate evidence that, with respect to the Intellectual Property Rights listed in Schedule 1, the Pledgor has filed notification letters requesting the intellectual property rights offices or other registration authorities of every jurisdiction in which such Intellectual Property Rights are registered or applied for, to register (where permitted by law) the Pledge on these Intellectual Property Rights. Copies of notification letters with confirmation of receipt shall be considered as appropriate evidence.
3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX
If and to the extent (i) the obligations of the Pledgor under this Agreement are for the exclusive benefit of the Affiliates of such Pledgor (except for the (direct or indirect) Subsidiaries of such Pledgor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee provided by the Pledgor shall apply to any enforcement of the security interest created hereunder.
4.	PLEDGOR’S OBLIGATIONS
4.1	The Pledgor agrees and undertakes as follows:
4.1.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Pledge conferred herewith in favor of the Secured Parties, in particular in relation to Intellectual Property Rights for which the Pledgor has filed or will file an application and/or for which the Pledgor is or will be registered as owner. The Pledgor undertakes to register the Collateral Agent as pledgee and licensee (as provided under Section 7 below) of the Intellectual Property Rights in the registers of those jurisdictions in which such registration is legally required or deemed necessary or desirable by the Collateral Agent in order to enable the Collateral Agent to exercise and enforce all its rights under the Pledge. The costs incurred in connection with such measures, written instruments or declarations, including the fees for the registration of

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the Collateral Agent as pledgee of the Intellectual Property Rights in the appropriate registers shall be exclusively borne by the Pledgor;
4.1.2	except as provided for by mandatory provisions of Swiss law or as permitted under the Credit Agreements, not to create or allow to subsist any security interest over or in respect of the Pledged Assets or otherwise sell, transfer, license or dispose of the Pledged Assets or permit to be done, anything which would foreseeably depreciate, jeopardize or otherwise directly or indirectly prejudice the value of the Pledged Assets and the security interest created hereunder;
4.1.3	to fulfill all obligations necessary to maintain the registration and validity of the Intellectual Property Rights, including without limitation, payment of all due renewal fees and making actual use of the Intellectual Property Rights to the extent necessary to maintain their validity, except to the extent such Intellectual Property Rights are not material to the use and operation of any material Collateral or to the business, results of operation, prospects or condition, financial or otherwise, of any Pledgor;
4.1.4	to cooperate with the Collateral Agent (acting, for itself, in the name of, on behalf of and for the benefit of the Secured Parties) in case of Enforcement with regard to the transfer of the Pledged Assets to a purchaser in accordance with the terms of Section 6 of this Agreement;
5.	RIGHTS AND OBLIGATIONS OF THE COLLATERAL AGENT
5.1	Save as otherwise agreed hereunder, the Collateral Agent shall keep the Pledged Assets in its possession acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties.
5.2	The Collateral Agent shall not misuse any of its rights hereunder or as possessor of the Pledged Assets and shall not take any action which would be inconsistent with the terms of this Agreement or the Credit Agreements.
6.	ENFORCEMENT
6.1	After the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to the following remedies, notwithstanding the provisions of article 41 the Swiss Federal Law on Debt Collection and Bankruptcy:

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6.1.1	sell to third parties not affiliated to the Pledgor and/or the Secured Parties, respectively, all or part of the Pledged Assets in public or private sale and apply the proceeds thereof to the discharge of the Secured Obligations; or
6.1.2	initiate enforcement proceedings with respect to the Pledged Assets pursuant to any applicable official Swiss enforcement procedure including, as the case may be, pursuant to the Swiss Federal Law on Debt Collection and Bankruptcy and apply the proceeds thereof to the discharge of the Secured Obligations; or
6.1.3	acquire from the Pledgor all or part of the Pledged Assets for cash consideration equal to the fair market value of the Pledged Assets, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard market practice for the valuation of intellectual property rights (i.e. Discounted Cash Flow method, comparable method and variations thereof), it being understood that the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) will be entitled to set off the proceeds of such acquisition against the Secured Obligations.
6.2	The Pledgor expressly confirms its agreement with the remedy granted to the Collateral Agent under Section 6.1.3. The Pledgor acknowledges that the price at which all or part of the Pledged Assets may be purchased by the Collateral Agent pursuant to Section 6.1.3 will be based on the value of the Intellectual Property Rights as computed by an independent expert using a valuation methodology, which is known to the Pledgor and considered by it to be fair and which is customarily used at that time to establish the value of businesses in that industry. The Pledgor recognizes that should the Collateral Agent decide to pursue the remedy granted under Section 6.1.3, its interests as Pledgor and debtor would be protected in an appropriate manner. If the parties cannot agree on the person or entity acting for itself as independent expert in accordance with this Section 6.1.3, the independent expert shall be an experienced international accounting firm appointed by the President of the Zurich Chamber of Commerce.
6.3	After the sale or disposal of the Pledged Assets, the Collateral Agent shall account for the sale in accordance with the provisions of the Intercreditor Agreement and provided that there has been the Discharge of Senior Lien Secured Obligations, any surplus of the sale or disposal shall be returned promptly, and in any event within 5 Business Days of the full satisfaction of the Secured Obligations, to the Pledgor, together with interest thereon at a rate of 5% computed as from the date of such sale or disposal.

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6.4	The Collateral Agent shall allocate the proceeds collected pursuant to Section 6.1 and 6.2 towards discharging the Secured Obligations in accordance with the Intercreditor Agreement.
7.	GRANT OF INTELLECTUAL PROPERTY LICENSE
For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 6 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent an irrevocable, non-exclusive license and, to the extent permitted under Intellectual Property Licenses granting such Pledgor rights in Intellectual Property, sublicense (in each case, exercisable without payment of royalties or other compensation to such Pledgor) to use, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located; provided that the quality of any products in connection with which the Trademarks are used will not be materially inferior to the quality of such products prior to such Event of Default. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
8.	RELEASE OF THE PLEDGED ASSETS
8.1	Upon repayment and discharge in full of the Secured Obligations, the Pledged Assets or any remainder thereof shall be released promptly, and in any event within 5 Business Days from the full discharge of the Secured Obligations, to the Pledgor or such other party as designated by the Pledgor. The Pledged Assets shall be delivered or remitted to the Pledgor free and clear of this Agreement and any and all liens created hereby.
8.2	Any Pledged Assets to be released to the Pledgor (or to any third party designated by the Pledgor) shall be delivered, net of any transfer taxes or other expenses in connection with such return or release. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to any Pledged Assets so released, except that such Pledged Assets are free and clear, on the date of the release, of any and all liens, charges and encumbrances arising from the Collateral Agent’s acts (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties).

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8.3	If the Collateral Agent is authorized to release in whole or in part any Pledged Assets under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such Pledged Aseets under this Agreement.
9.	REPRESENTATIONS AND WARRANTIES
9.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Pledgor represents and warrants to the Collateral Agent that as of the date hereof:
9.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;
9.1.2	it is the sole, legal and beneficial owner of the Intellectual Property Rights and such Intellectual Property Rights are free of any lien, except as permitted under the Credit Agreements or statutory liens as provided for by mandatory provisions of Swiss law, and are free of third party security interest or other charge or encumbrance of any kind or any other type of preferential arrangement except for the security interest created by the present Agreement or as otherwise permitted by the Credit Agreements;
9.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) the Pledgor’s legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective pledge of the Pledged Assets in favor of the Collateral Agent and the Secured Parties;
9.1.4	the Intellectual Property Rights listed in Schedule 1 are validly existing and have been validly registered or applied for in the name of the Pledgor who is the sole, legal and beneficial owner of such Intellectual Property Rights;
9.1.5	to the best knowledge of the Pledgor, no claims, actions, proceedings (including, but not limited to, opposition or objection proceedings), arbitrations or investigations are pending or threatened against or relating to any of the Intellectual Property Rights, which could lead to the (total or partial) annulment of any of the Intellectual Property Rights.

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10.	FURTHER ASSURANCES OF THE PLEDGOR
The Pledgor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Pledge provided for in this Agreement.
11.	AVOIDANCES OF PAYMENTS
Any settlement, discharge or release between the Pledgor and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) shall be conditional upon no security or payment granted or made to the Collateral Agent by the Pledgor or any other person being avoided or reduced by virtue of any mandatory provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, in the event of such security or payment being so avoided or reduced, the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) shall be entitled to recover from the Pledgor the value or amount of such security or payment as if such settlement, discharge or release had not occurred.
12.	POWER OF ATTORNEY
The Pledgor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents and do all things that are necessary for carrying out any obligation imposed on the Pledgor under this Agreement, provided that the Pledgor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (Private Verwertung (Selbstverkauf)) but in any case only after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing.
13.	ASSIGNMENT AND TRANSFERS
The rights and obligations of the Pledgor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The Assignment of the rights and obligations of the Collateral Agent shall be restricted to and made in accordance with Section 17 below. Nothing in this Agreement shall be construed as

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limiting the right of the Secured Parties to assign their rights and obligations under the Loan Documents in accordance with the Credit Agreements.
14.	EFFECTIVENESS OF PLEDGE
14.1	The security constituted by the Pledge under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent or the Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.
14.2	No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.
14.3	The Collateral Agent shall not be liable by reason of taking any action permitted by this Agreement.
15.	COSTS AND EXPENSES
The Pledgor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Pledge hereby constituted or the exercise of any rights hereunder and the Pledgor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.
16.	NOTICES
16.1	All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:

a)	if to the Pledgor

Novelis Switzerland SA

Address: Route des Laminoirs 15 CH- 3690 Sierre

Attn: Plant Manager

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with a copy to:

Novelis AG

Address: Sternenfeldstrasse 19 CH- 8700 Küsnacht

Attn: Legal Department
b)	if to the Collateral Agent

Bank of America, N.A.

Address 1455 Market Street San Francisco, California 94103

Attn: Bridgett Manduk

Fax: +1 415-503-5011

Email: bridgett.manduk@baml.com
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.
Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.
17.	SUCCESSOR AGENT
If a successor of the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Term Loan Agreement, the Collateral Agent hereunder will be automatically replaced by the successor Term Loan Collateral Agent as party to this Agreement.
18.	SEVERABILITY
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability

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in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.
19.	WAIVER AND MODIFICATIONS
This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.
20.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
21.	LAW AND JURISDICTION
21.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.
21.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.
21.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under any of the Credit Agreements, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Pledgor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

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IP Pledge (Novelis Switzerland SA)
21.4	The Pledgor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Pledgor in care of the Process Agent at the Process Agent’s above address, and the Pledgor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
21.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Term Loan Secured Parties and as sub-agent and bailee for the Revolving Credit Collateral Agent (as defined in the Intercreditor) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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IP Pledge (Novelis Switzerland SA)
SIGNATURE PAGE
Bank of America, N.A.
as Collateral Agent acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

Date:

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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IP Pledge (Novelis Switzerland SA)
SIGNATURE PAGE
Novelis Switzerland SA
as Pledgor
Date:

By:		By:
	Name: David Sneddon		Name: Antonio Tadeu Coelho Nardocci
	Title: Director		Title: Chairman

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IP Pledge (Novelis Switzerland SA)
SCHEDULE 1
LIST OF INTELLECTUAL PROPERTY RIGHTS
Pledgor: NOVELIS SWITZERLAND SA
* The trademarks mentioned next to the name of ALCAN ALUMINIUM VALAIS SA have been transferred to Novelis Switzerland SA (but are still registered under the name of ALCAN ALUMINIUM VALAIS SA)

Owner	Country	Application		Trademark
Name	Name	Number	Registration Number	Name
ALCAN ALUMINIUM VALAIS SA *	Canada	892421	536759	FORMALIGHT BY ALUSUISSE

ALCAN ALUMINIUM VALAIS SA *	European Community	380683	380683	ALUB

ALCAN ALUMINIUM VALAIS SA *	Finland	3554/69	61717	ANTICORODAL

ALCAN ALUMINIUM VALAIS SA *	Mexico	394710	660276	SILENSAL

ALCAN ALUMINIUM VALAIS SA *	Mexico	394708	636777	SILENSAL

ALCAN ALUMINIUM VALAIS SA *	Norway	111079	089666	ANTICORODAL

ALCAN ALUMINIUM VALAIS SA *	Sweden	94-12916	313088	CARBOND

ALCAN ALUMINIUM VALAIS SA *	Sweden	875110	225190	NOVODAL

NOVELIS SWITZERLAND S.A.	Austria	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Austria	721060	721060	SILENSAL

NOVELIS SWITZERLAND S.A.	Benelux	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Benelux	680516	680516	ECODAL

NOVELIS SWITZERLAND S.A.	Benelux	721060	721060	SILENSAL

NOVELIS SWITZERLAND S.A.	Bosnia and Herzegovina	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Canada	1010570	546183	CARBOND

NOVELIS SWITZERLAND S.A.	Canada	1028948	560547	SILENSAL

NOVELIS SWITZERLAND S.A.	Croatia	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Czech Republic	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Czech Republic	721060	721060	SILENSAL

NOVELIS SWITZERLAND S.A.	Denmark	0946/47	1002-1947	ANTICORODAL

NOVELIS SWITZERLAND S.A.	European Community	005070313	005070313	NOVALIGHT

NOVELIS SWITZERLAND S.A.	France	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	France	674564	674564	DILATAL

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IP Pledge (Novelis Switzerland SA)

Owner	Country	Application		Trademark
Name	Name	Number	Registration Number	Name
NOVELIS SWITZERLAND S.A.	France	680516	680516	ECODAL

NOVELIS SWITZERLAND S.A.	France	721060	721060	SILENSAL

NOVELIS SWITZERLAND S.A.	Germany	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Germany	674564	674564	DILATAL

NOVELIS SWITZERLAND S.A.	Germany	680516	680516	ECODAL

NOVELIS SWITZERLAND S.A.	Germany	721060	721060	SILENSAL

NOVELIS SWITZERLAND S.A.	Hungary	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Hungary	721060	721060	SILENSAL

NOVELIS SWITZERLAND S.A.	Int’l Registration	52758	328896	ANTICORODAL
	- Madrid Agreement
	/ Protocol

NOVELIS SWITZERLAND S.A.	Int’l Registration	628794	628794	CARBOND
	- Madrid Agreement
	/ Protocol

NOVELIS SWITZERLAND S.A.	Int’l Registration	674564	674564	DILATAL
	- Madrid Agreement
	/ Protocol

NOVELIS SWITZERLAND S.A.	Int’l Registration	680516	680516	ECODAL
	- Madrid Agreement
	/ Protocol

NOVELIS SWITZERLAND S.A.	Int’l Registration	721060	721060	SILENSAL
	- Madrid Agreement
	/ Protocol

NOVELIS SWITZERLAND S.A.	Int’l Registration	680516	680516	ECODAL
	- Madrid Protocol
	Only

NOVELIS SWITZERLAND S.A.	Int’l Registration	721060	721060	SILENSAL
	- Madrid Protocol
	Only

NOVELIS SWITZERLAND S.A.	Italy	674564	674564	DILATAL

NOVELIS SWITZERLAND S.A.	Italy	680516	680516	ECODAL

NOVELIS SWITZERLAND S.A.	Italy	721060	721060	SILENSAL

NOVELIS SWITZERLAND S.A.	Liechtenstein	721060	721060	SILENSAL

NOVELIS SWITZERLAND S.A.	Macedonia	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Portugal	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Portugal	721060	721060	SILENSAL

NOVELIS SWITZERLAND S.A.	Serbia (Old Code)	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Slovakia	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Slovenia	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Spain	52758	328896	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Spain	680516	680516	ECODAL

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IP Pledge (Novelis Switzerland SA)

Owner	Country	Application		Trademark
Name	Name	Number	Registration Number	Name
NOVELIS SWITZERLAND S.A.	Spain	721060	721060	SILENSAL

NOVELIS SWITZERLAND S.A.	Sweden	2164/47	065166	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Sweden	680516	680516	ECODAL

NOVELIS SWITZERLAND S.A.	Sweden	721060	721060	SILENSAL

NOVELIS SWITZERLAND S.A.	Switzerland	02948/1996	436894	ALUB

NOVELIS SWITZERLAND S.A.	Switzerland	5431	349318	ANTICORODAL

NOVELIS SWITZERLAND S.A.	Switzerland	5207/1994.5	413196	CARBOND

NOVELIS SWITZERLAND S.A.	Switzerland	09165/1996	438009	DILATAL

NOVELIS SWITZERLAND S.A.	Switzerland	08971/1996	440318	ECODAL

NOVELIS SWITZERLAND S.A.	Switzerland	03550/1999	462752	SILENSAL

NOVELIS SWITZERLAND S.A.	United Kingdom	2004884	2004884	CARBOND

NOVELIS SWITZERLAND S.A.	United Kingdom	680516	680516	ECODAL

NOVELIS SWITZERLAND S.A.	United Kingdom	2005956	2005956	NOVODAL

NOVELIS SWITZERLAND S.A.	United Kingdom	721060	721060	SILENSAL

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Execution copy December 17, 2010

Security Transfer Agreement
between
Novelis Switzerland SA
Sierre, Switzerland
and
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Transfer for security purposes of six mortgage notes

1. INTERPRETATION	4
2. TRANSFER	6
3. TRANSFEROR’s OBLIGATIONS	7
4. UP-STREAM AND CROSS-STREAM SECURITIES: LIMITATION AND WITHHOLDING TAX	8
5. ENFORCEMENT	8
6. RELEASE OF THE NOTES	9
7. REPRESENTATIONS AND WARRANTIES	10
8. POWER OF ATTORNEY	10
9. ASSIGNMENT AND TRANSFERS	11
10. EFFECTIVENESS OF TRANSFER	11
11. COSTS AND EXPENSES	11
12. NOTICES	11
13. SUCCESSOR AGENT	12
14. SEVERABILITY	13
15. WAIVERS AND MODIFICATIONS	13
16. COUNTERPARTS	13
17. LAW AND JURISDICTION	13
SCHEDULE 1	17

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This Agreement (the “Agreement”) is made as of December 17, 2010 between:
(1)	Novelis Switzerland SA, a company incorporated under the laws of Switzerland, having its seat at Route des Laminoirs 15, 3960 Sierre, Switzerland (the “Transferor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, acting for itself, in the name of, on behalf of, and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
Whereas
(A)	The Transferor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia, Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).

(B)	The Transferor and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) have entered into that certain Credit Agreement on or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia Novelis Inc., Novelis Corporation, Novelis UK Limited and the Transferor (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.

(C)	On or about December 17, 2010, Collateral Agent, the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement, defined below), the Transferor and other borrowers and guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and

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Revolving Secured Parties (as these terms are defined below) among each other in relation to the collateral granted by the borrowers and guarantors (including the Transferor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).

(D)	On or about December 17, 2010, the Transferor entered into a guarantee agreement in favor of the Collateral Agent, (acting for itself, in the name of, on behalf of, and for the benefit of the Term Loan Secured Parties) (the “Term Loan Guarantee”).

(E)	The Collateral Agent, the Revolving Credit Collateral Agent, the Term Loan Secured Parties and the Revolving Loan Lenders require the Transferor to enter into this security transfer of the Notes in favor of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.

(F)	The Transferor has agreed to cause the Notes to be transferred to the Collateral Agent, acting for itself and in the name of and on behalf of the Secured Parties (as defined in Section 1 below) for the purpose of securing the Secured Obligations (as defined below).
IT IS AGREED as follows:
1. Interpretation
1.1	In this Agreement:
“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions.
“Claim” means the claim owed by the Transferor which is incorporated in each Note in the amount of CHF 10,000,000.- (for an aggregate amount for all Notes of CHF 60,000,000.-), together with three annual interest payments due and any accrued interest at the maximum rate set out in the Note (together with each of the five other Notes, the “Claims”);
“DEBA” means the Federal Debt Enforcement and Bankruptcy Act;
“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement.
“Enforcement” means the realization of the Notes;
“Event of Default” shall have the meaning ascribed to such term in the Term Loan Agreement and / or the Revolving Credit Agreement;
“Land Registry” means the federal land registry, district of Sierre;

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“LDFR” means the Swiss Federal Law on rural property law (Loi fédérale sur le droit foncier rural) of 4 October 1991, as amended;
“LFAIE” means the Federal Law on Acquisition of Real Property by Foreigners (Loi fédérale sur l’acquisition d’immeubles par des personnes à l’étranger) dated December 16, 1984, as amended;
“Note” means each of the six first ranking bearer mortgage notes (cédule hypothécaire au porteur) incorporating the Claim, with a maximum interest rate of 12%, registered with the Land Registry and charging the Property, a copy of which is attached hereto under Schedule 1 (and together the “Notes”);
“Parties” means the Transferor and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties);
“Property” means the easement right registered on the Land Registry under Nr. 9206 and owned by the Transferor on the property Nr. 9139 of the city of Sierre with a surface of 14,426 square meters (plan nr. 23, known as “Sous Géronde” in the city of Sierre), including all and any ancillary rights attached thereto (accessoires);
“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or jointly and severally or in any other capacity whatsoever) of the Transferor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);
“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;
“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;
“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;
“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or jointly and severally or in any other capacity whatsoever) of the Transferor towards the Term Loan Secured Parties under the Term Loan Guarantee and (ii) the Term Loan Secured Obligations (as defined under the Intercreditor Agreement);
“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.
1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall

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have the meaning ascribed to them in the Intercreditor Agreement and the Credit Agreements.

1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, supplemented or substituted from time to time, in accordance with its terms.
1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.
1.5	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.
2. Transfer
2.1	The Transferor agrees to cause the transfer of the full ownership over, and legal title to, the Notes to the Collateral Agent (acting for itself and in the name of and on behalf of the Secured Parties) as security for the Secured Obligations until the Discharge of the Senior Lien Secured Obligations The Transferor confirms that it fully understands and accepts the definition of the term “Secured Obligations”.
2.2	The Parties agree that the Secured Obligations shall not be extinguished by way of novation as provided for under article 855 para.1 of the Swiss civil code as a result of the issuance and transfer of the Notes.

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3. Transferor’s Obligations
3.1	The Transferor agrees and undertakes as follows:

3.1.1	to duly perform and discharge all its existing and future material contractual and legal obligations arising in relation to the Property (or any part thereof);
3.1.2	to keep the Property in good working order and condition;
3.1.3	at its own expense, to promptly execute and deliver all further instruments and documents, and take all further action, that the Collateral Agent may request, in order to protect or perfect the security interest on the Notes created hereunder, or to enable the Collateral Agent to exercise and enforce its rights and remedies under this Agreement, including take all necessary action to increase the amount of the Notes to the extent required to secure the Secured Obligations;
3.1.4	upon reasonable notice, to allow representatives of the Collateral Agent to view the condition of the Property during local business hours to the extent necessary for the assessment of the market value of the Property;
3.1.5	to promptly inform the Collateral Agent of any fact or event of which the Transferor may become aware and which is likely to jeopardize or adversely affect the security interest on the Notes created hereunder or its Enforcement;
3.1.6	except as permitted by the Credit Agreements, not to create or permit to subsist any security interest, encumbrance or third party right over the Properties, except the existing encumbrances and third party rights mentioned in the extracts from the Land Registry relating to the Property attached to this Agreement as Schedule 1;
3.1.7	not to do, or permit to be done (to the extent it is under its control), anything which could have an adverse impact on the security interest on the Notes created hereunder or its Enforcement. Without limiting the generality of the foregoing, the Transferor shall not change, or permit to be changed (to the extent under its control), the use, allocation, purpose or zoning of the Property in a manner that would adversely affect the security interest on the Notes, including by having the effect of rendering the Enforcement prohibited by, or subject to an authorization under, the LFAIE or the LDFR.

3.2	The Collateral Agent may, no more than once per financial year or at any time upon occurrence of an Enforcement Event, require the Transferor to increase the aggregate face value of the Claims to an amount not exceeding the lower of (i) the market value of the Property as determined by the Collateral Agent (acting reasonably) and (ii) the sum of (a) the aggregate amount of all outstanding loans (and all accrued interest) made to the Transferor as borrower under the Credit Agreements and (b) the amount of freely

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distributable earnings and reserves of the Transferor as computed based on the most recent audited financial statements of the Transferor. If the aggregate amount of the Claims is increased in accordance with this Section 3.2, the term “Claim” or “Claims” used in this Agreement shall be construed accordingly. The Transferor shall at its own expense take all actions, including execute and deliver all instruments and documents (including before a notary) that the Collateral Agent may request in order to increase the amount of the Claims in accordance with this Section 3.2.

4. Up-Stream and Cross-Stream Securities: Limitation and Withholding Tax

If and to the extent that (i) the obligations of the Transferor under this Agreement are for the exclusive benefit of the Affiliates of such Transferor (except for the (direct or indirect) Subsidiaries of such Transferor) and (ii) complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 3 of the Term Loan Guarantee and the Revolving Guarantee entered into by the Transferor shall apply to any enforcement of the security interest created hereunder and the proceeds of such enforcement.

5. Enforcement

5.1	After the Collateral Agent has notified the Transferor that an Event of Default has occurred and is continuing, the Collateral Agent shall be entitled to the following remedies, at its election, notwithstanding the provisions of article 41 DEBA:

5.1.1	to sell to third parties not affiliated to the Transferor and/or the Secured Parties, respectively, the Notes in a private sale (Private Verwertung) without having to initiate proceedings under, and without regard to the formalities provided in, the DEBA, and apply the proceeds thereof towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; or

5.1.2	to initiate the enforcement of the Claims by means of regular debt enforcement proceedings (ordentliche Betreibung) or by means of enforcement in the mortgaged Property pursuant (Betreibung auf Grundpfandverwertung), both pursuant to the DEBA, and, in each case, apply the proceeds thereof towards the discharge of the Secured Obligations in accordance with the Intercreditor Agreement; or

5.1.3	to purchase the Notes for its own account (Selbsteintritt) without having to initiate

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proceedings under, and without regard to the formalities provided, in the DEBA for cash consideration equal to the lower of (i) the face value of the Notes and (ii) the fair market value of the Property, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard market practice for real estate properties of the same type as the Property, it being understood that the Collateral Agent (acting for itself and on behalf of the Secured Parties) will be entitled to set off the proceeds of such acquisition against the Secured Obligations.

5.2	The Transferor expressly confirms its agreement with the remedy granted to the Collateral Agent under Section 5.1.3. The Transferor acknowledges that the price at which the Notes may be purchased by the Collateral Agent pursuant to Section 5.1.3 may in certain circumstances be based on the value of the Property as computed by an independent expert using a valuation methodology, which is known to the Transferor and considered by it to be fair and which is customarily used at that time to establish the value of real estate properties of the same type as the Property. The Transferor recognizes that should the Collateral Agent decide to pursue the remedy granted under Section 5.1.3, its interests as Transferor and debtor would be protected in an appropriate manner. If the Parties cannot agree on the person or entity acting as independent expert in accordance with this Section 5.1.3, the independent expert shall be an experienced international accounting firm appointed by the President of the Zurich Chamber of Commerce.
5.3	The Collateral Agent shall exercise its remedies under this Section 5 and its rights under this Agreement respectively with the same degree of care as it would use in respect of its own property.
5.4	After the sale or disposal of the Notes or the Property, the Collateral Agent shall account for the sale in accordance with the provisions of the Intercreditor Agreement and provided that the Secured Obligations have been satisfied in full, any surplus of the sale or disposal shall be returned to the Transferor promptly, and in any event within 5 Business Days of the full satisfaction of the Secured Obligations, together with interest thereon at a rate of 5% computed as from the date of such sale or disposal.
6. Release of the Notes
6.1	Upon the Discharge of Senior Lien Secured Obligations, the Notes or, in case of enforcement of the security interest in respect of the Notes, the remainder thereof, shall be released and the Notes or, in case of enforcement of the security interest in respect of the Notes, the remainder thereof, returned to, the Transferor, or such other party as designated by the Transferor, at the cost and risk of the Collateral Agent.

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6.2	The Notes to be released to the Transferor or any third party as designated by the Transferor in accordance with Section 6.1 shall be delivered, net of any transfer taxes or other expenses in connection with such return or release. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to the Notes so released, except that the Notes are free and clear, on the date of release, of any and all liens, charges and encumbrances arising from the Collateral Agent’s acts.

6.3	If the Collateral Agent is authorized to release in whole or in part the Notes under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release the Notes under this Agreement.

7.	Representations and Warranties

7.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Transferor represents and warrants to the Collateral Agent that as of the date hereof:

7.1.1	it is the sole, legal and beneficial owner of the Property and such Property is free of any security interest, charge or encumbrance of any kind except for the security interest created by the present Agreement, other security interests permitted by the Credit Agreements and the security interests set forth in the extract from the Land Registry relating to the Property attached to this Agreement as Schedule 1, and this extracts is true, complete and up-to-date as of the date of this Agreement;

7.1.2	the Property is capable of being charged with the Notes;
7.1.3	this Agreement constitutes (i) the Transferor’s legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective security interest on the Notes in favor of the Collateral Agent and the Secured Parties;
7.1.4	the issue and transfer to the Collateral Agent of the Notes in accordance with the terms of this Agreement is not, and the Enforcement of the security interest on the Notes created hereunder will not be, prohibited by, or subject to an approval under, the LFAIE or the LDFR. In particular, without limitation, none of the Property (or part thereof or the underlying property), is or may be used for residential purposes.

8.	Power of Attorney

The Transferor authorizes the Collateral Agent to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents and do all things that are necessary for carrying out any obligation imposed on the Transferor under this Agreement, provided that the Transferor does not carry out such obligation in due time

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in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (“Private Verwertung (Selbstverkauf)”) but in any case only after the Collateral Agent has notified the Transferor that an Event of Default has occurred and is continuing.

9.	Assignment and Transfers

The rights and obligations of the Transferor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 13 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.

10.	Effectiveness of Transfer

10.1	The security constituted by the transfer of the Notes for security purposes under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent or the Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

10.2	The Collateral Agent and/or Secured Parties shall not be liable by reason of taking any action permitted by this Agreement.

11.	Costs and Expenses

The Transferor shall bear all costs, fees and expenses incurred by the Secured Parties or the Collateral Agent in connection with the negotiation, execution or enforcement of this Agreement and the Transferor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

12.	Notices

12.1	All notices or other communications made or given in connection with this Agreement shall be made by facsimile or registered letter as follows:

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a)	if to the Transferor

Novelis Switzerland SA

	Address:	Route des Laminoirs 15
CH- 3690 Sierre
	Attn:	Plant Manager

with a copy to:

Novelis AG

	Address:	Sternenfeldstrasse 19
CH- 8700 Küsnacht
	Attn:	Legal Department

b)	if to the Collateral Agent

Bank of America, N.A.

	Address	1455 Market Street
San Francisco, California 94103
	Attn:	Bridgett Manduk
	Fax:	+1 415-503-5011
	Email:	bridgett.manduk@baml.com
or to such other address or facsimile numbers or e-mail address as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.
Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by an authorized signatory of the party giving the same as being a true and accurate translation.
13.	Successor Agent
If a successor of the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Term Loan Agreement, the Collateral Agent hereunder will automatically be replaced by the successor Term Loan Collateral

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Agent as party to this Agreement.

14.	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the Parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the Parties.

15.	Waivers and Modifications

15.1	No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.

15.2	This Agreement may be terminated or amended by a written document signed by the Parties.

16.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

17.	Law and Jurisdiction

17.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

17.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.

17.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court

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having jurisdiction under the relevant Credit Agreement, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in respect to this Agreement to such court. By execution and delivery of this Agreement, the Transferor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The Parties hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

17.4	The Transferor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Transferor in care of the Process Agent at the Process Agent’s above address, and the Transferor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
17.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Term Loan Secured Parties and as sub-agent and bailee for the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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SIGNATURE PAGE
Bank of America, N.A.
as Collateral Agent for itself and in the name of and on behalf of the Secured Parties

Date:
By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

Date:
By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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SIGNATURE PAGE
Novelis Switzerland SA
as Transferor

Date:

By:	By:
Name: David Sneddon Title: Director	Name: Antonio Tadeu Coelho Nardocci Title: Chairman

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SCHEDULE 1
COPY OF THE SIX FIRST RANKING BEARER MORTGAGE NOTES
(CÉDULE HYPOTHÉCAIRE AU PORTEUR)

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Execution copy December 17, 2010

Share Pledge Agreement
between
Novelis Europe Holdings Limited
Warrington, Cheshire, United Kingdom
and
Bank of America, N.A.
Charlotte, North Carolina, USA
acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties

relating to the
Pledge of the entire share capital of Novelis AG

Pledge Agreement (Novelis AG)
INDEX

1. INTERPRETATION	4
2. PLEDGE AND PLEDGOR’S OBLIGATIONS	7
3. RIGHTS AND OBLIGATIONS OF THE PLEDGEE	10
4. REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT	10
5. RELEASE OF THE PLEDGED ASSETS	12
6. REPRESENTATIONS AND WARRANTIES	12
7. FURTHER ASSURANCES OF THE PLEDGOR	13
8. AVOIDANCES OF PAYMENTS	13
9. POWERS OF ATTORNEY	13
10. ASSIGNMENTS AND TRANSFERS	14
11. EFFECTIVENESS OF PLEDGE	14
12. COSTS AND EXPENSES	14
13. NOTICES	15
14. SUCCESSOR AGENT	15
15. SEVERABILITY	16
16. WAIVERS AND MODIFICATIONS	16
17. COUNTERPARTS	16
18. LAW AND JURISDICTION	16
SCHEDULE 1	20

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Pledge Agreement (Novelis AG)
This Agreement (the “Agreement”) is made between:
(1)	Novelis Europe Holdings limited, a company incorporated under the laws of England and Wales, having its seat at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (the “Pledgor”);
and
(2)	Bank of America, N.A., a national banking association organized under the laws of the United States, having its seat at Charlotte, North Carolina, USA, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined in this Agreement) in its capacity as Collateral Agent under the Term Loan Agreement (the “Collateral Agent”).
WHEREAS
(A)	The Pledgor and the Collateral Agent have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Term Loan Agreement”) among, inter alia, Novelis Inc. (as Borrower), AV Metals Inc. and the Subsidiary Guarantors party thereto, whereby the Borrower was made available certain term loan credit facilities by the Lenders party thereto (as defined therein) (the “Term Loan Lenders”).
(B)	The Pledgor and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) have entered into that certain Credit Agreement dated as of or about December 17, 2010 (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among, inter alia, Novelis Inc., Novelis Corporation, Novelis UK Limited and the Pledgor (each as Borrower), AV Metals Inc. (as Parent Guarantor) and the Subsidiary Guarantors party thereto, and other Lenders party thereto (as defined therein) (the “Revolving Loan Lenders”), whereby the Borrowers were made available certain revolving credit facilities by the Revolving Loan Lenders.
(C)	On or about December 17, 2010, the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement, defined below), the Collateral Agent, the Pledgor and other guarantors party thereto, entered into an Intercreditor Agreement governing the relationship and preference rights of the Term Loan Secured Parties and Revolving Secured Parties (as these terms are defined below) among each other in relation to the

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Pledge Agreement (Novelis AG)
collateral granted by the borrowers and guarantors (including Pledgor) under or in connection with the Credit Agreements (the “Intercreditor Agreement”).
(D)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Term Loan Secured Parties (as defined below)) (the “Term Loan Guarantee”).
(E)	On or about December 17, 2010, the Pledgor entered into a guarantee agreement in favor of the Revolving Credit Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Revolving Secured Parties (as defined below) (the “Revolving Guarantee”).
(F)	The Collateral Agent, the Revolving Credit Collateral Agent, the Term Loan Lenders and the Revolving Loan Lenders require the Pledgor to enter into this share pledge in favor of the Collateral Agent for the benefit of the Secured Parties, and subject to the terms of the Intercreditor Agreement.
(G)	The Pledgor has agreed to pledge the entire share capital of Novelis AG, a company incorporated in Switzerland, having its registered office at Sternenfeldstrasse 19, 8700 Küsnacht, Switzerland as security for the Secured Obligations (as defined in Section 1 below) to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties (as defined below)).
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	In this Agreement:
“Business Day” shall mean one day on which the commercial banks in Zurich are open for normal business transactions;
“Company” means Novelis AG;
“Dividends” means all dividend payments resolved by the shareholders’ meeting of the Company and effected by the board of directors of the Company whether in cash or in the form of additional shares in such Company (stock dividend) or in any other form;

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Pledge Agreement (Novelis AG)
“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to such term in the Intercreditor Agreement.
“Enforcement” means the realization of the Pledged Assets;
“Event of Default” shall have the meaning ascribed to such term in the Term Loan Agreement and / or the Revolving Credit Agreement.
“Last Dividend Payment Date” means in respect of the Shares the date on which Dividends or Secondary Considerations were paid or delivered to the Pledgor in accordance with Swiss law;
“Lex Friedrich” means the Federal Law on Acquisition of Real Property by Foreigners dated December 16, 1984, as amended;
“Participation Rights” shall mean Partizipationsscheine and Genussscheine within the meaning of articles 656a et seq. and article 657 CO of the Company issued as of the date of this Agreement or to be issued in the future;
“Pledge” means the pledge pursuant to Art. 884 et seq. of the Swiss Civil Code of the Shares as well as the Dividends and Secondary Consideration that may accrue under the Shares from the Last Dividend Payment Date until the date on which Enforcement takes place;
“Pledged Assets” means the Shares, Dividends and Secondary Consideration that is to be or will be pledged to the Collateral Agent under this Agreement as security for the Secured Obligations;
“Revolving Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Revolving Secured Parties under the Revolving Guarantee and (ii) the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement);
“Revolving Secured Parties” means the Revolving Credit Claimholders as defined in the Intercreditor Agreement;
“Secondary Consideration” means all consideration of any kind (bonus, shares, etc.) other than Dividends to which the Pledgor may become entitled by virtue of its ownership of the Shares;

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Pledge Agreement (Novelis AG)
“Secured Obligations” means the Revolving Secured Obligations and the Term Loan Secured Obligations;
“Secured Parties” means the Revolving Secured Parties and the Term Loan Secured Parties;
“Shares” means the shares in Novelis AG owned now or in the future by the Pledgor and representing the entire share capital of Novelis AG, evidenced by the share certificates listed in Schedule 1 to this Agreement, and all securities whatsoever which may substitute the Shares whether by operation of law or otherwise now or hereafter as well as all further shares, participation certificates or other securities that will be issued in the Pledgor’s favor by Novelis AG after the date hereof;
“Subscription Rights” shall mean the Pledgor’s preemptive right (Bezugsrecht) and advance subscription right (Vorwegzeichnungsrecht) in connection with the issuance of Shares or Participation Rights, or the creation of authorized or conditional share capital by the Company;
“Term Loan Secured Obligations” means (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor towards the Term Loan Secured Parties under the Term Loan Guarantee and (ii) the Term Loan Secured Obligations (as defined in the Intercreditor Agreement);
“Term Loan Secured Parties” means the Term Loan Secured Parties as defined in the Intercreditor Agreement.
1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Intercreditor Agreement or the Credit Agreements.
1.3	In this Agreement, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Agreement and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.
1.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the

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intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.
1.5.	Nothwithstanding herein to the contrary, the security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Agreement, including Section 11.19 thereof, and the Revolving Credit Agreement, including Article X thereof shall govern and control the exercise of remedies by Collateral Agent.
2.	PLEDGE AND PLEDGOR’S OBLIGATIONS
2.1	The Pledgor agrees (i) to pledge to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) all present and future Shares, Dividends and Secondary Consideration as security for the Secured Obligations until the Discharge of the Senior Lien Secured Obligations, (ii) to perfect the Pledge on the date hereof. The Pledgor hereby expressly confirms that it fully understands and accepts the definition of the term “Secured Obligations”.
2.2	For the purpose of perfecting the Pledge, the Pledgor hereby pledges to the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties), who accepts such Pledge, all present and future Shares, Dividends and Secondary Consideration and hereby causes the delivery and delivers to the Collateral Agent the following documents:
2.2.1	the certificates representing the Shares, duly endorsed in blank, and Secondary Consideration, existing as of the date of this Agreement;
2.2.2	a copy of the resolution of the Company’s board of directors (i) acknowledging the pledging of the Shares and their delivery to the Collateral Agent and (ii) approving in advance their transfer to any third party acquiror registered by the Collateral Agent on

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Pledge Agreement (Novelis AG)
the Shares as endorsee along with its registration in the respective Company’s share register upon Enforcement and presentation of the original share certificates;
2.2.3	an up to date copy of the Company’s share registers evidencing that the Pledgor is appropriately recorded as owner of the Shares and containing the mention that the Shares are pledged in favor of the Collateral Agent.

The Collateral Agent will acknowledge receipt of the above mentioned documents.

2.3	The Pledgor agrees and undertakes as follows:
2.3.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Pledge conferred herewith in favor of the Secured Parties;
2.3.2	not to create or allow to subsist any security interest, except as permitted under the Credit Agreements or as provided for by mandatory provisions of Swiss law over or in respect of the Pledged Assets or otherwise sell, transfer or dispose of the Pledged Assets or permit to be done, anything which would foreseeable depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the Secured Parties of the Pledged Assets, except as permitted under the Credit Agreement;
2.3.3	in the case of the issuance of new Shares, to forthwith deliver all new Shares or share certificates in respect of the new Shares to the Collateral Agent, which Shares shall become part of the Pledged Assets subject to the present Agreement;
2.3.4	to ensure that all material documents, notices and other information in respect of the Shares, including the original share certificates duly endorsed, be delivered to the Collateral Agent;
2.3.5	to refrain from causing the distribution, payment or delivery of any Secondary Consideration, except in accordance with the Credit Agreements;
2.3.6	to cooperate with the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) in case of Enforcement with regard to the transfer of the Pledged Assets to a purchaser in accordance with the terms of Section 3 of this Agreement;

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Pledge Agreement (Novelis AG)
2.3.7	to abstain from voting in favor of any resolution as regards the Company whereby:
•	the Company’s current corporate purpose provisions would be amended to an extent which could adversely affect the rights of the Collateral Agent and the Secured Parties hereunder; and

•	such resolutions would violate or be inconsistent with any term of this Agreement or the Credit Agreements;

unless in any of such events, the Collateral Agent, acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties, has granted its prior written consent.
2.4	Until the receipt by the Pledgor of a notification by the Collateral Agent that an Event of Default has occurred and is continuing, the Pledgor shall be entitled to:
2.4.1	receive and retain all Dividends, distributions and other moneys paid on or derived from the Shares and the Secondary Consideration (subject always to the terms of the Credit Agreements), and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary to enable the Pledgor to collect such Dividends and other moneys paid directly from the Company; and
2.4.2	exercise all voting and other rights and powers attached to the Shares and the Secondary Consideration provided that it will not exercise any such voting rights or powers in a manner prejudicial to the interests of the Collateral Agent or the Secured Parties under this Agreement and the Credit Agreements, and the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) undertakes to do all acts and things and to permit all acts and things to be done which are necessary for the Pledgor to exercise its voting rights in the Shares.
2.5	All rights of the Pledgor to vote or give consent or take any other action as shareholder of the Company, or to receive Dividends directly from, the Company shall cease after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, in which case the Collateral Agent or the new acquiror, as the case may be, shall be entitled to receive Dividends and to vote or give consent or take any other action as shareholder of the Company.

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Pledge Agreement (Novelis AG)
2.6	Subscription Rights shall remain with the Pledgor, provided, however, that all Shares, Participation Rights and other rights acquired by the Pledgor upon exercise of Subscription Rights shall be deemed to be pledged pursuant to Section 2.1 and all share certificates and other documents representing such Shares, Participation Rights and other rights shall be transferred to the Collateral Agent pursuant to Section 2.2, in the case of registered shares by share certificates duly endorsed.
3.	RIGHTS AND OBLIGATIONS OF THE PLEDGEE
3.1	Save as otherwise agreed hereunder, the Collateral Agent shall keep the Pledged Assets in its possession for itself and in the name of and on behalf of the Secured Parties. The Collateral Agent shall deposit the Pledged Assets in a safe-deposit box with a reputable bank in New York or Chicago. The Collateral Agent is obliged to take all actions necessary and appropriate for the safekeeping and management of the Pledged Assets.
3.2	The Collateral Agent shall not misuse any of its rights hereunder or as possessor of the Pledged Assets and shall not take any action being inconsistent with the terms of this Agreement or the Credit Agreements or violating the Pledgor’s rights as shareholder of the Company.
4.	REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT
4.1	After the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing, it shall be entitled to the following remedies, at the election of the Collateral Agent:
4.1.1	sell to non-affiliated third parties of Pledgor and/or the Secured Parties, respectively, all or part of the Pledged Assets in public or private sale and apply the proceeds thereof to the discharge of the Secured Obligations; or
4.1.2	initiate enforcement proceedings with respect to the Pledged Assets pursuant to any applicable official Swiss enforcement procedure including, as the case may be, pursuant to the Swiss Federal Law on Debt Collection and Bankruptcy and apply the proceeds thereof to the discharge of the Secured Obligations; or
4.1.3	acquire from the Pledgor all or part of the Pledged Assets for cash consideration equal to the fair market value of the Pledged Assets, such fair market value to be computed by an independent expert using a valuation methodology generally recognized as standard

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Pledge Agreement (Novelis AG)
market practice in the field of corporate finance (i.e. discounted cash flow method and variations thereof), it being understood that the Collateral Agent will be entitled to set off the proceeds of such acquisition against the Secured Obligations.
The Pledgor expressly confirms its agreement with the remedy granted to the Collateral Agent under Section 4.1.3. The Pledgor acknowledges that the price at which all or part of the Pledged Assets may be purchased by the Collateral Agent pursuant to Section 4.1.3 will be based on the value of the Company as computed by an independent expert using a valuation methodology, which is known to the Pledgor and considered by it to be fair and which is customarily used at that time to establish the value of businesses in that industry. The Pledgor recognizes that should the Collateral Agent decide to pursue the remedy granted under Section 4.1.3, their interests as Pledgor and debtor would be protected in an appropriate manner. If the parties cannot agree on the person or entity acting as independent expert in accordance with this Section 4.1.3, the independent expert shall be an experienced international accounting firm appointed by the President of the Zurich Chamber of Commerce.
A realization of the Pledged Assets pursuant to Section 4.1.1 or Section 4.1.3 shall only be permitted after having given the Pledgor five (5) Business Days prior notice thereof.
The Collateral Agent shall exercise its remedies under this provision and its rights under this Agreement respectively with the same degree of care as it would use in respect of its own property.
4.2	After the sale or disposal of the Pledged Assets, the Collateral Agent shall account for the sale in accordance with the provisions of the Intercreditor Agreement and provided that there has been a Discharge of the Senior Lien Secured Obligations, any surplus of the sale or disposal shall be returned promptly, and in any event within 5 Business Days of the Discharge of the Senior Lien Secured Obligations, to the Pledgor, together with interest thereon at a rate of 5% computed as from the date of such sale or disposal
4.3	The Collateral Agent shall allocate the proceeds collected pursuant to Section 5.1 and 5.2 towards discharging the Secured Obligations in accordance with the Intercreditor Agreement.

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Pledge Agreement (Novelis AG)
5.	RELEASE OF THE PLEDGED ASSETS
5.1	If the Collateral Agent is authorized to release in whole or in part any of the Pledged Assets under both of the Term Loan Agreement and the Revolving Credit Agreement, the Collateral Agent is authorized to release such Pledged Assets under this Agreement. Upon the date of the Discharge of Senior Lien Secured Obligations, the Pledged Assets or any remainder thereof shall be released promptly and in any event within 5 Business Days from such date, to the Pledgor or such other party as designated by the Pledgor. The Pledged Assets shall be delivered or remitted to the Pledgor free and clear of this Agreement and any and all liens created hereby.
5.2	Any Pledged Assets to be released to the Pledgor (or to any third party designated by the Pledgor) shall be delivered, net of any transfer taxes or other expenses in connection with such return or release. The Collateral Agent shall not be deemed to have made any representation or warranty with respect to any Pledged Assets so released, except that such Pledged Assets are free and clear, on the date of the release, of any and all liens, charges and encumbrances arising from the Collateral Agent’s acts (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties).
6.	REPRESENTATIONS AND WARRANTIES
6.1	Without prejudice to the representations and warranties made under the Credit Agreements, the Pledgor represents and warrants to the Collateral Agent that:
6.1.1	it is a company duly established, validly existing and registered under the laws of Switzerland, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted;
6.1.2	it is the sole, legal and beneficial owner of the Shares and such Shares are free of any lien, except as permitted under the Credit Agreements or statutory liens as provided for by mandatory provisions of Swiss law, or third party security interest or other charge or encumbrance of any kind or any other type of preferential arrangement except for the security interest created by the present Agreement or as permitted under the Credit Agreements; the comments on the Company’s share register regarding directors’ qualifying shares are reserved;

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6.1.3	subject to the qualifications set out in the legal opinion of Borrowers’ Swiss counsel, this Agreement constitutes (i) its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) a valid and effective pledge of the Pledged Assets in favor of the Collateral Agent and the Secured Parties;
6.1.4	the Shares have been validly issued and are fully paid; and
6.1.5	no approval is required under the Lex Friedrich to grant a valid, binding and legally enforceable Pledge in respect of the Pledged Assets to the Collateral Agent.
7.	FURTHER ASSURANCES OF THE PLEDGOR
The Pledgor shall promptly do all things and execute all documents that are required by the Collateral Agent for the purpose of securing or perfecting the Pledge provided for in this Agreement.
8.	AVOIDANCES OF PAYMENTS
Any settlement, discharge or release between the Pledgor and the Collateral Agent (for itself and on behalf of the Secured Parties) shall be conditional upon no security or payment granted or made to the Collateral Agent by the Pledgor or any other person being avoided or reduced by virtue of any mandatory provisions or enactments relating to bankruptcy, insolvency or liquidation for the time being in force and, in the event of such security or payment being so avoided or reduced, the Collateral Agent (acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties) shall be entitled to recover from the Pledgor the value or amount of such security or payment as if such settlement, discharge or release had not occurred.
9.	POWERS OF ATTORNEY
The Pledgor authorizes the Collateral Agent to be its attorney in its name, on its behalf and for its benefit as its act to execute, deliver and perfect all documents and do all things that are necessary for carrying out any obligation imposed on the Pledgor under this Agreement, provided that the Pledgor does not carry out such obligation in due time in accordance with the terms of this Agreement, or exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, in particular in connection with a private realization (Private Verwertung (Selbstverkauf)) but in any

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case only after the Collateral Agent has notified the Pledgor that an Event of Default has occurred and is continuing.
10.	ASSIGNMENTS AND TRANSFERS
The rights and obligations of the Pledgor under this Agreement may not be assigned or transferred without the prior written consent of the Collateral Agent. The assignment of the rights and obligations of the Collateral Agent under this Agreement shall be restricted to and made in accordance with Section 14 below. Nothing in this Agreement shall be construed as limiting the right of the Secured Parties to assign their rights and obligations under the Credit Agreements in accordance with the relevant provisions thereof.
11.	EFFECTIVENESS OF PLEDGE
11.1	The security constituted by the Pledge under this Agreement shall be cumulative, in addition to and independent of every other security which the Collateral Agent or the Secured Parties may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.
11.2	No failure on the part of the Collateral Agent to exercise, or delay on its part in exercising, any rights hereunder shall operate as waiver thereof, nor shall any single or partial exercise of any rights hereunder preclude any further or other exercise of that or any other rights.
11.3	The Collateral Agent shall not be liable by reason of taking any action permitted by this Agreement.
12.	COSTS AND EXPENSES
The Pledgor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Pledge hereby constituted or the exercise of any rights hereunder and the Pledgor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

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Pledge Agreement (Novelis AG)
13.	NOTICES
All notices or other communications made or given in connection with this Agreement shall be made by facsimile or letter as follows:

a)	if to the Pledgor:

Novelis Europe Legal Department
Novelis AG
	Address:	Sternenfeldstrasse 19
CH- 8700 Küsnacht
	Fax:	+41 44 386 21 51
	Phone:	+41 44 386 23 18

b)	if to the Collateral Agent

Bank of America, N.A.
	Address	1455 Market Street
San Francisco, California 94103
	Attn:	Bridgett Manduk
	Fax:	+1 415 503 5011
	Email:	bridgett.manduk@baml.com
or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other party under this Agreement. Notices shall be effective upon receipt.
Each notice, communication and document given under or in connection with this Agreement shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.
14.	SUCCESSOR AGENT
If a successor of the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) is appointed in accordance with the Term Loan Agreement, the parties

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Pledge Agreement (Novelis AG)
hereto shall enter into an agreement whereby the Collateral Agent hereunder is replaced by the successor Term Loan Collateral Agent as party to this Agreement.
15.	SEVERABILITY
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.
16.	WAIVERS AND MODIFICATIONS
This Agreement may be terminated, amended or modified only specifically and in writing signed by the parties hereto.
17.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
18.	LAW AND JURISDICTION
18.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.
18.2	Subject to the subsequent paragraph, the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Agreement.
18.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under any of the Credit Agreements, provided that a legal action or proceeding under any of the Credit Agreements is already pending before such court or a claim under any of the Credit Agreements is submitted simultaneously with a claim in

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Pledge Agreement (Novelis AG)
respect to this Agreement to such court. By execution and delivery of this Agreement, the Pledgor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
18.4	The Pledgor hereby irrevocably designates, appoints and empowers CSC Corporation, 1133 Ave of the Americas, Suite 3100, New York, New York, 10036 (telephone no: +1 212-299-5600) (telecopy no: +1 212-299-5656) (electronic mail address: jbudhu@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Pledgor in care of the Process Agent at the Process Agent’s above address, and the Pledgor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
18.5	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Term Loan Secured Parties and as sub-agent and bailee for the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

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Pledge Agreement (Novelis AG)
SIGNATURE PAGE
Bank of America, N.A.,
as Collateral acting for itself, in the name of, on behalf of and for the benefit of the Secured Parties
Date:

By:
	Name:	Christopher Kelly Wall
	Title:	Managing Director

Date:

By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

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Pledge Agreement (Novelis AG)
SIGNATURE PAGE
EXECUTED as a deed AND
DELIVERED on the date shown below by:
Novelis Europe Holdings Limited
as Pledgor
acting by:
Date:

By:		By:

	Name:		Name:
	Title:		Title:

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Pledge Agreement (Novelis AG)
SCHEDULE 1
LIST OF SHARES CERTIFICATES
Novelis AG:

		Nominal
No of	No of	Value in
Certificate	Share(s)	CHF	Ord. Nr.	Name and domicile of shareholder
1	995	995’000	1 — 995	Novelis Europe Holdings Limited, Warrington, Cheshire, UK

2	1	1’000	996	Novelis Europe Holdings Limited, Warrington, Cheshire, UK

3	1	1’000	997	Novelis Europe Holdings Limited, Warrington, Cheshire, UK

4	1	1’000	998	Novelis Europe Holdings Limited, Warrington, Cheshire, UK Warrington, Cheshire, UK

5	1	1’000	999	Novelis Europe Holdings Limited, Warrington, Cheshire, UK

6	1	1’000	1’000	Novelis Europe Holdings Limited, Warrington, Cheshire, UK

20/20

Exhibit M-5
EXECUTION COPY
NOVELIS AG
as Pledgor
and
BANK OF AMERICA, N.A.
as Collateral Agent
and
other Parties
as Pledgees
FIRST RANKING ACCOUNT PLEDGE AGREEMENT
(VERPFÄNDUNG VON BANKKONTEN)

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on December 17, 2010
Among:
(1)	Novelis AG, a stock corporation organized under the laws of Switzerland, having its business address at Sternenfeldstrasse 19, 8700 Küsnacht, Zurich, Switzerland (the “Pledgor”);

(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A. in its capacity as collateral agent under the ABL Credit Agreement (as defined below) (the “Collateral Agent”);

(3)	the institutions listed in Schedule 1 (List of Lenders and other Secured Parties) hereto in their capacity as lenders or other secured parties under or in connection with the ABL Credit Agreement (as defined below), (together with the Collateral Agent, the “Original Pledgees”); and

(4)	the Future Pledgees, as defined herein.
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”) among, inter alios, the ABL Borrowers (as defined below), AV METALS INC., a corporation formed under the Canada Business Corporations Act, as Holdings, the Subsidiary Guarantors, the Lenders party thereto, BANK OF AMERICA, N.A., as Issuing Bank, U.S. Swingline Lender, Collateral Agent and Administrative Agent and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender, the lenders thereunder have agreed to grant revolving loans and other extensions of credit (the “Loans”) to the ABL Borrowers.

(B)	It is one of the conditions for granting the Loans that the Pledgor enters into this Agreement.

(C)	The Pledgor has agreed to grant a first ranking pledge to the Pledgees over its respective Accounts (as defined below) as security for the Pledgees’ respective claims in connection with the ABL Credit Agreement and the German Receivables Purchase Agreement.

(D)	The Pledgor has agreed to grant a second ranking pledge over its respective Accounts as security for the Pledgees’ respective claims against the Loan Parties

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under or in connection with the term loan credit agreement dated on or about the date hereof (the “Term Loan Credit Agreement”).

(E)	Pursuant to a trust agreement between the Pledgor and Novelis Deutschland GmbH (the “Account Trustee”), the Pledgor is the beneficiary of some or all of the German accounts of the Account Trustee (the “Trust Agreement”).

(F)	The Pledgor and other members of the group have entered or will enter into certain cash pooling arrangements (the “Cash Pooling Arrangements”), including the DB Cash Pooling Arrangements and the Commerzbank Cash Pooling Agreement (each term as defined in the ABL Credit Agreement). In connection with the change of the cash management system of the Novelis group the Pledgor intends to, inter alia, open new accounts with Deutsche Bank AG (“Deutsche Bank Accounts”).
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:
“ABL Borrowers” shall mean the “Borrowers” as defined in the ABL Credit Agreement.
“Abstract Acknowledgement of Indebtedness” shall mean the agreement on the abstract acknowledgement of indebtedness (Abstraktes Schuldanerkenntnis) entered into among Novelis Deutschland GmbH and Novelis Aluminium Holding Company with the Collateral Agent on or about the date hereof in connection with the ABL Credit Agreement.
“Account Banks” shall mean a credit institution administering any of the Accounts, including the banks specified as account banks in Schedule 2 (List of Bank Accounts) and “Account Bank” shall mean any of them.
“Accounts” shall mean the German Accounts and the Trust Accounts.
“German Accounts” shall mean all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which the Pledgor holds at present or may at any time hereafter open with any credit institution in the Federal Republic of Germany including any sub-account, renewal, redesignation or replacement thereof (including but not limited to the accounts specified in Schedule 2 Part I (List of German Accounts) and “German Account” means any one of them.
“Future Pledgee” shall mean any Person that (i) is a transferee with respect to the Pledges by operation of Law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Secured Obligations from any of the Original Pledgees or Future Pledgee to such future pledgee and/or (ii)

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becomes a creditor of a Loan Party, as a successor of a Pledgee, a Future Pledgee or otherwise or by way or becoming a lender, issuing bank or agent, in each case, under the ABL Credit Agreement or any other Loan Document and/or (iii) accedes to this agreement by ratification pursuant to sub-clause 3.3 hereof as a pledgee.
“Lenders” has the meaning given in the ABL Credit Agreement.
“Pledgees” shall mean the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.
“Pledges” shall mean the pledges created pursuant to Clause 2.
“Secured Obligations” shall mean (a) obligations of the ABL Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the ABL Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement and the other Loan Documents, (b) the due and punctual payment of all Secured Bank Product Obligations, and (c) the Abstract Acknowledgement of Indebtedness.
“Trust Accounts” are the accounts of Novelis Deutschland GmbH that are subject to the Trust Agreement and which are also listed in Schedule 2 Part II (List of Trust Accounts).
“Trust Account Bank” shall mean, with regard to each Trust Account, the bank specified as trust account bank in Schedule 2 Part II (List of Trust Accounts).
1.2	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.

1.3	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the ABL Credit Agreement.

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1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

1.5	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.6	Any reference in this Agreement to a “Clause”, “sub-clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or a schedule hereof.

2.	CREATION OF PLEDGES

2.1	The Pledgor hereby pledges to each of the Pledgees:

2.1.1	any present and future credit balances, including interest, standing from time to time to the credit of,

(A)	its Accounts;

(B)	any present and future replacement accounts, sub-accounts, re-designated accounts and renumbered accounts which are opened or will be opened in the future in replacement of, or in connection with, its Accounts (including, for the avoidance of doubt, the Deutsche Bank Accounts to be opened after the date hereof); and

2.1.2	all other present and future rights to receive payments in connection with its Accounts, including claims for damages or unjust enrichment.

2.2	Each of the Original Pledgees hereby accepts the Pledges for itself.

2.3	The Collateral Agent accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht) the respective Pledges for and on behalf of each Future Pledgee. Each Future Pledgee will ratify and confirm the declarations and acts so made by the Collateral Agent on its behalf by accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Secured Obligations (or part of them) from a Pledgee or by becoming party to any Loan Document. Upon such ratification (Genehmigung) such Future

4

Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the ABL Credit Agreement or any other Loan Document shall be secured by the Pledges constituted hereunder.

2.4	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.

2.5	The validity and effect of each of the Pledges shall be independent of the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

2.6	The Pledges created hereunder shall rank ahead of any other security interest or third party right currently in existence or created in the future over any of the Accounts, including the Account Banks’ pledges.

2.7	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.

2.8	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee to a Future Pledgee.

3.	SECURED OBLIGATIONS

3.1	The security created hereunder secures the payment of all Secured Obligations. The Pledgor hereby expressly agrees that the provisions of Section 1210 para. 1 sentence 2 of the German Civil Code shall not apply to this Agreement.

3.2	The Pledgees hereby agree, for the benefit of the pledgees (the “Term Loan Account Pledgees”) under the account pledge agreement among, inter alios, Bank of America, N.A. as collateral agent under the Term Loan Credit Agreement and the Pledgor dated on or around the date hereof (the “Term Loan Account Pledge Agreement”) (echter Vertrag zu Gunsten Dritter), that any security over any Pari Passu Priority Collateral (as defined in the Intercreditor Agreement) granted hereunder shall rank in personam (schuldrechtlich) vis-a-vis the Term

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Loan Account Pledgees (inter partes) behind any security over any Pari Passu Priority Collateral (as defined in the Intercreditor Agreement) granted under the Term Loan Account Pledge Agreement, in each case in accordance with the terms of the Intercreditor Agreement.

4.	DISPOSALS OVER ACCOUNTS

4.1	In relation to the Account Banks, the Pledgor shall be authorized to dispose over (verfügen) its respective Accounts in the ordinary course of business. This authorization shall, in particular, include the right to withdraw and transfer funds from its respective Accounts. The Accounts may only be closed to the extent and under the conditions permitted under the ABL Credit Agreement and (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements). The Pledgees, acting through the Collateral Agent, shall be entitled to revoke the authorization granted under this Clause 4 at any time after any of the events described in Clauses 5.1 or 5.4 has occurred.

4.2	Upon the occurrence of an Event of Default which is continuing, unremedied and unwaived, the Collateral Agent, on behalf of the Pledgees, shall irrevocably and at any and all times be entitled to (i) notify each Account Bank of the forthcoming enforcement of the Pledges and (ii) instruct each and every Account Bank that as of receipt of such notice it shall no longer allow any dispositions by the Pledgor over any amounts standing to the credit on the respective Account. The Collateral Agent shall notify the Pledgor accordingly.

5.	REALISATION OF THE PLEDGES

5.1	The Pledges shall become enforceable if an Event of Default is continuing, unremedied and unwaived, the requirements set forth in Section 1273 para. 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife) and the Collateral Agent, acting on behalf of the Pledgees, gives notice to the Pledgor that the Pledges in question are enforceable. After the Pledges have become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of these Pledges in any manner it sees fit.

5.2	The realization of the Pledges (or any part thereof) shall not require a prior court ruling or any other enforceable title (vollstreckbarer Titel). Section 1277 of the German Civil Code (Bürgerliches Gesetzbuch) is thus excluded.

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5.3	The Collateral Agent, acting on behalf of the Pledgees, shall be entitled to realize the Pledges — either in whole or in part — in any legally permissible manner.

5.4	The Collateral Agent shall give the Pledgor at least 10 (ten) Business Days prior written notice of the intention to realize any of the Pledges (the “Realization Notice”). Such Realization Notice is not necessary if the observance of the notice period will have a materially adversely affect the security interests of the Pledgees. Such Realization Notice shall in particular not be required, if:

5.4.1	the Pledgor ceases to make payments to third parties generally within the meaning of Section 190 para. 1 no. 2 of the Swiss Debt Collection and Bankruptcy Act);

5.4.2	the Pledgor becomes over-indebted within the meaning of Section 725 para 2 of the Swiss Code of Obligations;

5.4.3	the Pledgor files an application for the institution of insolvency proceedings or similar proceedings over its assets;

5.4.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of the Pledgor, provided such application is not unfounded; or

5.4.5	a preliminary insolvency administrator or an insolvency administrator or any similar kind of receiver, liquidator or administrator has been appointed over the assets of the Pledgor.

5.5	If the Collateral Agent, acting on behalf of the Pledgees, decides not to enforce the Pledges over all of the Accounts, it shall be entitled to determine, in its sole discretion, which of the Accounts shall be realized.

5.6	The Collateral Agent, acting on behalf of the Pledgees, may take all measures and enter into all agreements with the Account Banks or any third-party creditor which it considers necessary or expedient in connection with the realization of the balances on the Accounts, taking into account the legitimate interests of the Pledgor. In particular, the Collateral Agent may, on behalf of the Pledgor, declare the termination of time deposits or similar contractual arrangements made in respect of the Accounts.

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5.7	For the purpose of realizing the balances on the Accounts, the Pledgor shall, upon the Collateral Agent’s request, acting on behalf of the Pledgees, promptly (unverzüglich) furnish the Collateral Agent with all documents of title and other relevant documents held by the Pledgor, and shall, at its own expense, forthwith render all assistance which is necessary or expedient in respect of the realization of the balances on the Accounts.

5.8	Following the realization of all or part of the Pledges, the net proceeds (net proceeds shall mean proceeds less any taxes and costs) shall be used to satisfy the Secured Obligations.

6.	WAIVER OF PLEDGORS’ DEFENCES AND OF SUBROGATION RIGHTS

6.1	The Pledgor hereby waives all defenses against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off pursuant to Sections 1211, 770 of the German Civil Code. This waiver shall not apply to a set-off with counterclaims that are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).

6.2	If the Pledges are enforced, or if the Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply, and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall not at any time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from any Borrower, any Guarantor or any of its affiliates or to assign any of these claims.

7.	RELEASE OF THE PLEDGES

7.1	Upon full and final satisfaction of all Secured Obligations, the Collateral Agent, acting on behalf of the Pledgees, shall at the cost and expense of the Pledgor confirm to the Pledgor in writing the release of the Pledges, do everything necessary to effect that release, and surrender the surplus proceeds, if any, resulting from any realization of the Pledges to the Pledgor. This shall not apply to the extent that the Pledgees have to surrender the Accounts or such proceeds to a third party who is entitled to the Accounts or to such proceeds. For the avoidance of doubt, the Parties are aware that, upon the complete and final satisfaction of all Secured Obligations, the Pledges will expire and cease to exist due to their accessory nature (Akzessorietät) by operation of German law. If the

8

Collateral Agent is authorized to release in whole or in part any pledges under the ABL Credit Agreement, the Collateral Agent is authorized to release such Pledges under this Agreement.

7.2	At any time when the total value of the aggregate security granted by the Pledgor to secure the Secured Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Pledgees shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

8.	DURATION AND INDEPENDENCE

8.1	Without prejudice to Clause 8.2, in no event shall the Pledges expire before and unless all Secured Obligations have been fully and finally discharged and there is no amount outstanding under the Secured Obligations, whether for principal, interest, fees, discounts or other costs, expenses, charges or otherwise.

8.2	The Pledges shall provide a continuing security and, to the largest extent possible under applicable law, no change or amendment whatsoever in and to the Secured Obligations and to any document relating to the Secured Obligations shall affect the validity of this Agreement nor shall it limit the obligations which are imposed on the Pledgor hereunder.

8.3	This Agreement is in addition to, and independent of, any other security or guarantee the Pledgees may now or hereafter hold in respect of the Secured Obligations. None of such security or guarantee shall prejudice, or shall be prejudiced by, the Pledges in any way.

9.	REPRESENTATIONS AND WARRANTIES
The Pledgor represents and warrants (sichert zu) to each of the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that, at the date hereof:
9.1	it is the unrestricted legal and economic owner of its respective German Accounts and is the unrestricted beneficial owner of the Trust Accounts;

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9.2	it does not own any accounts in the Federal Republic of Germany other than its respective German Accounts and is not the beneficial owner of any other accounts in the Federal Republic of Germany other than its respective Trust Accounts;

9.3	the information provided in this Agreement relating to its respective Accounts is accurate and complete in all material respects;

9.4	its respective Accounts are free from any liens, rights of retention (Zurückbehaltungsrechte), other encumbrances and other third party rights (except the rights of Novelis Deutschland GmbH as owner of the Trust Accounts and except to the extent permitted as a Permitted Lien (as defined in the ABL Credit Agreement);

9.5	the Pledges granted to the Original Pledgees will have (upon effectiveness of this Agreement but subject to receipt of the executed schedule confirmation by the Account Banks) first-ranking priority and will rank ahead of any current or future third party security interest over the Accounts (except for pledges over accounts to customers or other third parties in a manner permitted by Section 6.02 of the ABL Credit Agreement);

9.6	the Pledges constituted hereunder are valid and enforceable without enforceable judgment or other instrument (vollstreckbarer Titel) subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto; and

9.7	it has not ceased payments within the meaning of Section 190 para. 1 no. 2 of the Swiss Debt Collection and Bankruptcy Act, nor is it over-indebted within the meaning of Section 725 para. no. 2 of the Swiss Code of obligations or in terms of the Swiss generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung, nor it is unable, or has admitted inability, to pay its debts as they fall due and is not deemed to, or declared to be, unable to pay its debts.

10.	UNDERTAKINGS OF THE PLEDGOR
The Pledgor undertakes:
10.1	to notify promptly (unverzüglich), substantially in the form set out in Schedule 3 (Notice of Pledge), its Account Banks of the creation of the Pledges over the Accounts, and to obtain from each such Account Bank a confirmation of the receipt of the notice vis-à-vis the Collateral Agent;

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10.2	to ensure that its Account Banks release the Accounts from any charges (pledges, rights of retention, rights of set-off, etc.), including charges created pursuant to the respective Account Bank’s standard terms and conditions (Allgemeine Geschäftsbedingungen), or subordinate such rights, by the relevant Account Bank signing a confirmation substantially in the form set out in Schedule 4 (Form of Acknowledgement). It is understood among the Parties that a failure by an Account Bank to submit such confirmation to the Collateral Agent does not affect the validity or enforceability of the Pledges;

10.3	upon the occurrence of an Event of Default which is continuing, the Pledgor shall upon the request of the Collateral Agent, acting on behalf of the Pledgees, to deliver to the Collateral Agent information on the current status of the Accounts;

10.4	to provide (and to instruct the Account Banks to provide) the Collateral Agent, on behalf of the Pledgees, with all information, evidence and documentation which the Collateral Agent, acting on behalf of the Pledgees, may reasonably request in connection with the administration and realization of the Accounts. After any of the events described in Clauses 5.1 or 5.4 has occurred, (i) the Collateral Agent, acting on behalf of the Pledgees, is hereby authorized to obtain all information and documents (including bank account extracts and other information on the current status of the Accounts) directly from the Account Banks in its own name and at the Pledgor’s costs, and (ii) the Pledgees and their designees are permitted to inspect, audit and make copies of, and extracts from, all records and all other papers in the possession of the Pledgor which pertain to the Accounts;

10.5	at the request of the Collateral Agent, acting on behalf of the Pledgees, to promptly (unverzüglich) grant to the Collateral Agent, on behalf of the Pledgees, pledges (substantially in the form of this Agreement) over any new accounts governed by German law; provided that the Net Cash Proceeds Account (as defined in the Intercreditor Agreement) shall be subject to the first ranking pledge of the Collateral Agent under the Term Loan Credit Agreement acting on behalf of the pledgees. Notwithstanding the foregoing, accounts pledged to customers or other third parties in a manner permitted by Section 6.02 of the ABL Credit Agreement need not be pledged hereunder;

10.6	not to close or to terminate the Accounts except as permitted under, and under the conditions provided, in the ABL Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);

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10.7	not to transfer any of the Accounts to another bank or relocate any of the Accounts to another branch of the relevant Account Bank unless such transfer does not affect the Pledges and except as permitted, and under the conditions provided, under the ABL Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);

10.8	to obtain the Collateral Agent’s written consent, unless otherwise provided in the ABL Credit Agreement (including, for the avoidance of doubt, as provided in connection with any changes to the Cash Pooling Arrangements), prior to the establishment of a new account, including any sub-account, re-designated account or re-numbered account pursuant to Clause 2.1.1(B) above. Upon the Pledgees’ request, the Pledgor shall give all declarations and render all reasonable assistance which is necessary in order to perfect the Pledgees’ pledge over the so established account;

10.9	not to create or permit to subsist any encumbrance, except for any Permitted Lien, over any of the Accounts, or knowingly do or permit to be done, anything which is likely to be expected to jeopardize or otherwise prejudice the existence, validity or ranking of the Pledges;

10.10	to inform the Collateral Agent, on behalf of the Pledgees, promptly (unverzüglich) upon gaining knowledge of any attachments (Pfändungen) of third parties that relate to the Accounts or any other third-party measures, except for the creation of a Permitted Lien, which impair or jeopardize the Pledges. In the event of any such attachment, the Pledgor shall provide the Collateral Agent with a copy of the attachment and/or transfer order (Pfändungs- und/oder Überweisungsbeschluss) and any other documents which the Collateral Agent, on behalf of the Pledgees, requests that are necessary or expedient for a defense against such attachment. In addition, the Pledgor shall inform the third party promptly (unverzüglich) in writing of the Pledges and render, at its own expense, to the Collateral Agent, acting on behalf of the Pledgees, all assistance required or expedient to protect its Pledges; and

10.11	The Pledgor shall, at its own expense, execute and do all such assurances, acts and things as the Collateral Agent, acting on behalf of the Pledgees, may reasonably require
10.11.1.1	for perfecting or protecting the security under this Agreement; and

10.11.1.2	in the case of the enforcement of security, to facilitate the realization of all or any part of the collateral which is subject to this Agreement

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and the exercise of all powers, authorities and discretions vested in the Pledgees.
11.	LIMITATION OF ENFORCEMENT

11.1	If and to the extent (i) the obligations of the Pledgor under this Agreement are for the exclusive benefit of the Affiliates of the Pledgor (except for the (direct or indirect) Subsidiaries of the Pledgor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 7.12 (Swiss Guarantors) of the ABL Credit Agreement shall apply to any enforcement of the Pledges and to the proceeds of such enforcement.

12.	ECONOMIC OWNERSHIP OF THE ACCOUNTS
The Pledgor hereby declares pursuant to Section 8 of the German Money Laundering Act (Geldwäschegesetz) that (i) it is the economic owner (wirtschaftlicher Berechtigter) of its German Accounts and that it did not, and still does not, act for the account of third parties in connection with the establishment and the maintenance of the German Accounts, and that (ii) it is the economic owner (wirtschaftlicher Berechtigter) of the Trust Accounts owned by Novelis Deutschland GmbH.
13.	INTERCREDITOR AGREEMENT AND ABL CREDIT AGREEMENT
In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the ABL Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the ABL Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement, dated on or about December 17, 2010 (the “Intercreditor Agreement”), among the grantors party thereto; Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent; and Bank of America, N.A., as Term Loan Administrative Agent and ABL Collateral Agent (each term as defined therein) and (b) the provisions of section 11.22 of the ABL Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the

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provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the ABL Credit Agreement, including Article X thereof, shall govern and control the exercise of remedies by Collateral Agent.
14.	NOTICES

14.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be delivered personally, sent by registered mail or sent by fax (with confirmation copy by registered mail) to the following addresses:

14.1.1	If to the Pledgees and Collateral Agent:

Address:	Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603,
U.S.A
Attention:	Account Officer
Fax:	+ 1 312-453-5555
14.1.2	If to Pledgor:

Address:	Novelis AG
Sternenfeldstrasse 19, 8700 Küsnacht, Zurich, Switzerland
Attention:	Management
Fax:	+41 44 386 2151
or to such other address as the recipient may notify or may have notified to the other party in writing.

14.2	Any notice or other communication under this Agreement shall be in English or in German. If in German, such notice or communication shall be accompanied by a translation into English.

15.	WAIVER

15.1	No failure to exercise or any delay in exercising any right or remedy hereunder by the Pledgees shall operate as a waiver hereunder. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any right or remedy.

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15.2	Any rights of the Pledgees pursuant to this Agreement, including the rights under this Clause, may be waived only in writing.

16.	COUNTERPARTS

16.1	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

17.2	For any disputes arising out of or in connection with this Agreement the courts in Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction. The Pledgees, however, shall also be entitled to take legal action against the Pledgor before any other court having jurisdiction over the Pledgor or any of the Pledgor’s assets.

18.	LIABILITY AND INDEMNIFICATION

18.1	Without extending the Collateral Agent’s liability as set forth in Section 11.03 of the ABL Credit Agreement, neither of the Pledgees nor the Collateral Agent shall be liable for any loss or damage suffered by the Pledgor except for such loss or damage which is incurred as a result of the willful misconduct or gross negligence of a Pledgee or the Collateral Agent.

18.2	The Pledgor shall indemnify the Pledgees and the Collateral Agent and any person appointed by either the Pledgees or the Collateral Agent under this Agreement against any losses, actions, claims, expenses, demands and liabilities which are incurred by or made against the Pledgees and/ or the Collateral Agent for any action or omission in the exercise of the powers contained herein other than to the extent that such losses, actions, claims, expenses, demands and

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liabilities are incurred by or made against the Pledgees and/ or the Collateral Agent as a result of the gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) of the Pledgees and/ or the Collateral Agent, as the case may be.

19.	AMENDMENTS
Any amendment to, or modification of, this Agreement, including this Clause, shall be effective only if made in writing, unless mandatory law provides for more stringent formal requirements.
20.	ANNEXES, SCHEDULES
All Schedules to this Agreement shall form an integral part hereof.
21.	SEVERABILITY

21.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be accidentally incomplete or become incomplete, this shall not affect the validity or enforceability of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or in order to remedy any incompleteness, a provision shall apply which comes as close as possible to that which the Parties had intended or would have intended if they had considered the matter. In the event that any Pledge granted under this Agreement shall be impaired or be or become invalid or unenforceable this shall not affect the validity or enforceability of any other Pledge granted under this Agreement.

21.2	To the extent that the Pledges have not been properly created or, where applicable, their nominal denominations have not been made in Euro, the Pledgor undertakes that it will without promptly (unverzüglich) cure any legal defects, make all necessary acts, and (in the event that these legal defects render this Agreement invalid or otherwise affect the perfection and enforceability of the security interest created thereby) re-execute this Agreement.

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SCHEDULE 1
List of Lenders and other Secured Parties
1.	Bank of America, N.A.

2.	Citibank, N.A.

3.	JPMorgan Chase Bank, N.A.

4.	The Royal Bank of Scotland plc

5.	UBS AG, Stamford Branch

SCHEDULE 2 PART I
List of German Accounts
Novelis AG
Deutsche Bank Accounts

Account		Bank / Account	Bank Sort	Type of	Account
Holder	Currency	Location	Code (BLZ)	Account	Number	Contact	Address
Novelis AG	EUR	Deutsche Bank / Hannover	25070024	cashpool header		Achim Keiser Tel.: +49-511-3652953 Email: achim.keiser@db.com	Deutsche Bank AG, Filiale Hannover, Georgsplatz 20, 30159 Hannover, Germany

Commerzbank Accounts

		Bank / Account
Account Holder	Currency	Location	Bank Sort Code (BLZ)	Type of Account	Account Number	Contact	Address
Novelis AG	DKK	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis AG	EUR	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis AG	NOK	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis AG	SEK	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis AG	GBP	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis AG	USD	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

		Bank / Account
Account Holder	Currency	Location	Bank Sort Code (BLZ)	Type of Account	Account Number	Contact	Address
Novelis AG	CHF	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis AG	AUD	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis AG	CAD	Commerzbank Berlin	10040000	Master Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis AG	CHF	Commerzbank Berlin	10040000	Receivables Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis AG	EUR	Commerzbank Berlin	10040000	Receivables Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis AG	GBP	Commerzbank Berlin	10040000	Receivables Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis AG	USD	Commerzbank Berlin	10040000	Receivables Account		Frank Bauer Tel.: +49-30-26534209 Email:frank- bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

SCHEDULE 2 PART II
List of Trust Accounts

		Bank / Account	Bank Sort	Account
Account Holder	Currency	Location	Code (BLZ)	Number	Contact	Address
Novelis Germany GmbH	EUR	Commerzbank Berlin	10040000		Frank Bauer	Commerzbank AG,
	CAD				Tel.: +49-30-26534209	Potsdamer Str. 125,
	CHF				Email: frank-bauer@commerzbank.com	10783 Berlin,
	GBP					Germany
USD

SCHEDULE 3
Notice of Pledge
[Letterhead of Pledgor]

From:	Novelis AG Sternenfeldstrasse 19, 8700 Küsnacht, Zurich, Switzerland

To:	[Account Bank]

Date:	[ ]

Re:	Accounts Nos. [•] (the “Accounts”)
We hereby give you the notice that by a pledge agreement on or about December 17, 2010 (the “Account Pledge Agreement”) we have pledged in favor of Bank of America, N.A. (the “Collateral Agent”) and the other pledgees set out in the Account Pledge Agreement (together with the Collateral Agent, the “Secured Parties”) all present and future credit balances, including all interest payable, from time to time standing to the credit on each of the above Accounts (which shall include all sub-accounts, renewals, re-designation, replacements and extensions thereof). A copy of the Account Pledge Agreement is attached hereto.
Please note that we have waived all rights of confidentiality (Bankgeheimnis) in relation to all accounts held with you for the benefit of the Secured Parties. We hereby instruct you to provide the Collateral Agent with all information requested by it concerning the Accounts.
Until you receive notice to the contrary from the Collateral Agent, we may continue to operate the Account(s) and in particular may dispose of the amounts credited to the Account(s). Upon receipt of the aforesaid notice to the contrary, you as Account Bank, shall not permit any dispositions by us of amounts credited to the Account(s).
Please acknowledge receipt of this notice and your agreement to the terms hereof by signing the enclosed copy and returning the same to Bank of America, N.A., having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A., fax number + 1 312-453-5555, to the attention of the Account Officer, in its capacity as Collateral Agent with a copy to ourselves.
Yours faithfully,
For and on behalf of
Novelis AG

SCHEDULE 4
Form of Acknowledgement

From:	[Account Bank] (the Account Bank)

To:	Bank of America, N.A.

as Collateral Agent

135 S. LaSalle, Suite 927, IL4-135-09-27 Chicago, IL 60603, U.S.A.

Attention: Account Officer
Fax: + 1 312-453-5555

Copy to:	Novelis AG Sternenfeldstrasse 19, 8700 Küsnacht, Zurich, Switzerland

Date: (.......)
Acknowledgement of Receipt of Notification of Pledge according to Account Pledge Agreement dated (...) — Bank Account No. (...)
Dear Sirs,
We acknowledge receipt of the above notice and confirm that we have neither received any previous notice of pledge relating to the Account nor are we aware of any third party rights in relation to the Account, which rank in priority before the pledges over the Account granted to the Collateral Agent by the Pledgor. We have not assessed the validity of the pledge.
We hereby agree not to make any set-off or deduction from the Account or invoke any rights of retention in relation to the Account during the existence of the pledge, other than in relation to charges payable in connection with the maintenance of the Account or other bank charges or fees payable in the ordinary course of business or in relation to amounts arising from the return of direct debits or cheques credited to the above Account.
We agree that the pledge in our favour over the Account granted pursuant to our General Business Conditions shall rank behind all the pledges over the Account granted to the Collateral Agent by the Pledgor pursuant to the Account Pledge Agreement dated on or around December 17, 2010 of which we have been notified by the Pledgor.

We take note of the fact that until notice to the contrary from the Collateral Agent to be served to us as Account Bank, the Pledgor may continue to operate the Account and in particular may dispose over the amounts standing to the credit of the Account.
Please send such aforesaid notice directly to
[details/address of Account Bank]

(duly authorised signatory of the Account Bank)

Signatories

EXECUTION COPY
NOVELIS DEUTSCHLAND GMBH
as Pledgor
and
BANK OF AMERICA, N.A.
as Collateral Agent and Original Pledgee 1
and
NOVELIS AG
as Beneficiary and Original Pledgee 2
and
other Parties
as Pledgees

FIRST RANKING ACCOUNT PLEDGE AGREEMENT
(VERPFÄNDUNG VON BANKKONTEN)

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on December 17, 2010
Among:
(1)	Novelis Deutschland GmbH, a limited liability company organized under the laws of Germany, having its business address at Hannoversche Strasse 1, 37075 Göttingen, Germany which is registered in the commercial register at the local court (Amtsgericht) of Göttingen under HRB 772 (the “Pledgor”);
(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A. (the “Original Pledgee 1”, and, in its capacity as collateral agent under the ABL Credit Agreement (as defined below), the “Collateral Agent”);
(3)	NOVELIS AG, a stock corporation organized under the laws of Switzerland, having its business address at Sternenfeldstrasse 19, 8700 Küsnacht, Zurich, Switzerland (the “Original Pledgee 2”);
(4)	the institutions listed in Schedule 1 (List of Lenders and other Secured Parties) hereto in their capacity as lenders or other secured parties under or in connection with the ABL Credit Agreement (as defined below) (together with the Original Pledgee 1 and the Original Pledgee 2, the “Original Pledgees”); and
(5)	the Future Pledgees, as defined herein.
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”) among, inter alios, the ABL Borrowers (as defined below), AV METALS INC., a corporation formed under the Canada Business Corporations Act, as Holdings, the Subsidiary Guarantors, the Lenders party thereto, BANK OF AMERICA, N.A., as Issuing Bank, U.S. Swingline Lender, Collateral Agent and Administrative Agent and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender, the lenders thereunder have agreed to grant revolving loans and other extensions of credit (the “Loans”) to the ABL Borrowers.
(B)	It is one of the conditions for granting the Loans that the Pledgor enters into this Agreement.
(C)	The Pledgor has agreed to grant a first ranking pledge to the Original Pledgee 2 and, subordinated to the Original Pledgee 2, the other Pledgees over its respective Trust Accounts and a first ranking pledge to all Pledgees except the Original

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Pledgee 2 over its respective Accounts other than the Trust Accounts as security for the Pledgees’ respective claims in connection with the ABL Credit Agreement and the Receivables Purchase Agreement.
(D)	The Pledgor entered into an agreement on the abstract acknowledgement of indebtedness (Abstraktes Schuldanerkenntnis) with, inter alia, the Collateral Agent on or about the date hereof (the “Abstract Acknowledgement of Indebtedness”).
(E)	Pursuant to a trust agreement between the Pledgor and the Original Pledgee 2, the Original Pledgee 2 is the beneficiary of some or all of the Accounts (as defined below) (the “Trust Agreement”).
(F)	Furthermore, in connection with a term loan agreement dated on or about the date hereof (the “Term Loan Agreement”, together with the ABL Credit Agreement, the “Credit Agreements”), the Pledgor has agreed to grant a second ranking pledge over its Accounts (as defined below) as security for the obligations arising under or in connection with the Term Loan Agreement.
(G)	The Pledgor and other members of the group have entered or will enter into certain cash pooling arrangements (the “Cash Pooling Arrangements”), including the DB Cash Pooling Arrangements and the Commerzbank Cash Pooling Agreement (each term as defined in the ABL Credit Agreement). In connection with the change of the cash management system of the Novelis group the Pledgor intends to, inter alia, open new accounts with Deutsche Bank AG (“Deutsche Bank Accounts”).
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE
1.1	In this Agreement:
“ABL Borrowers” shall mean the “Borrowers” as defined in the ABL Credit Agreement.
“Account Banks” shall mean the credit institutions administering any of the Accounts, including the banks specified as account banks in Schedule 2 (List of Bank Accounts) and “Account Bank” shall mean any of them.
“Accounts” shall mean all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which the Pledgor holds at present or may at any time hereafter open with any credit institution in the Federal Republic of Germany including any sub-account, renewal, redesignation or replacement thereof (including but

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not limited to the accounts specified in Schedule 2 (List of Bank Accounts)) and “Account” means any one of them.
“Future Pledgee” shall mean any Person that (i) is a transferee with respect to the Pledges by operation of law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Secured Obligations from any of the Original Pledgees or Future Pledgee to such future pledgee and/or (ii) becomes a creditor of a Loan Party, as a successor of a Pledgee, a Future Pledgee or otherwise or by way or becoming a lender, issuing bank or agent, in each case, under the ABL Credit Agreement or any other Loan Document and/or (iii) accedes to this agreement by ratification pursuant to sub-clause 3.3 hereof as a pledgee.
“Lenders” has the meaning given in the ABL Credit Agreement.
“Pledgees” shall mean the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.
“Pledges” shall mean the pledges created pursuant to Clause 2.
“Receivables Purchase Agreement” shall mean the receivables purchase agreement and any related servicing agreements between Novelis Deutschland GmbH, on the one hand, and Novelis AG, on the other hand, providing, inter alia, for the sale and transfer of receivables by the Novelis Deutschland GmbH to Novelis AG, as such agreement may be amended, modified, supplemented or replaced from time to time, in order that the receivables subject thereto may be included in the borrowing base established under the ABL Credit Agreement.
“Secured Obligations” shall mean (a) obligations of the ABL Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the ABL Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement and the other Loan Documents, (b) the due and punctual payment of all Secured Bank Product Obligations, and (c) the Abstract Acknowledgement of Indebtedness.

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“Trust Accounts” are the Accounts subject to the Trust Agreement and which are identified accordingly in Schedule 2.
1.2	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.
1.3	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the ABL Credit Agreement.
1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.
1.5	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.
1.6	Any reference in this Agreement to a “Clause”, “sub-clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or a schedule hereof.
2.	CREATION OF PLEDGES
2.1	The Pledgor hereby pledges to each of the Pledgees:
2.1.1	any present and future credit balances, including interest, standing from time to time to the credit of,
(A)	its Accounts provided, however, that the pledge to the Original Pledgee 2 shall be limited to the Trust Accounts;
(B)	any present and future replacement accounts, sub-accounts, re-designated accounts and renumbered accounts which are opened or will be opened in the future in replacement of, or in connection with, its Accounts (including, for the avoidance of doubt, the Deutsche Bank Accounts to be opened after the date hereof); and

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2.1.2	all other present and future rights to receive payments in connection with its Accounts, including claims for damages or unjust enrichment.
2.2	Each of the Original Pledgees hereby accepts the Pledges for itself.
2.3	The Collateral Agent accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht) the respective Pledges for and on behalf of each Future Pledgee. Each Future Pledgee will ratify and confirm the declarations and acts so made by the Collateral Agent on its behalf by accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Secured Obligations (or part of them) from a Pledgee, by becoming party to any Loan Document. Upon such ratification (Genehmigung) such Future Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the ABL Credit Agreement or any other Loan Document shall be secured by the Pledges constituted hereunder.
2.4	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.
2.5	The validity and effect of each of the Pledges shall be independent of the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges.
2.6	The Pledges to the Original Pledgee 2 over the Trust Accounts shall rank ahead of the Pledges created in favor of the other Pledgees. Subject to the prior rank of the Pledges created in favor of the Original Pledgee 2 over the Trust Accounts, the Pledges to each of the other Pledgees over all Accounts, including the Trust Accounts, shall be ranking pari passu with the other Pledges created hereunder.
2.7	The Pledges created hereby shall rank ahead of the pledges created with respect to the Accounts in connection with the Term Loan Agreement and of any other security interest or third party right currently in existence or created in the future over any of the Accounts, including the Account Bank’s pledges.
2.8	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.

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2.9	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee to a Future Pledgee.
3.	SECURED OBLIGATIONS
3.1	The security created hereunder secures the payment of all Secured Obligations. The Pledgor hereby expressly agrees that the provisions of Section 1210 para. 1 sentence 2 of the German Civil Code shall not apply to this Agreement.
3.2	With respect to the Original Pledgee 2, the security created hereunder secures only the obligations of the Pledgor arising under or in connection with the Receivables Purchase Agreement (the “RPA Obligations”).
3.3	The Pledgees hereby agree, for the benefit of the pledgees (the “Term Loan Account Pledgees”) under the account pledge agreement among, inter alios, Bank of America, N.A. as collateral agent under the Term Loan Credit Agreement and the Pledgor dated on or around the date hereof (the “Term Loan Account Pledge Agreement”) (echter Vertrag zu Gunsten Dritter), that any security over any Pari Passu Priority Collateral (as defined in the Intercreditor Agreement) granted hereunder shall rank in personam (schuldrechtlich) vis-a-vis the Term Loan Account Pledgees (inter partes) behind any security over any Pari Passu Priority Collateral (as defined in the Intercreditor Agreement) granted under the Term Loan Account Pledge Agreement, in each case in accordance with the terms of the Intercreditor Agreement.
4.	DISPOSALS OVER ACCOUNTS
4.1	In relation to the Account Banks, the Pledgor shall be authorized to dispose over (verfügen) its respective Accounts in the ordinary course of business. This authorization shall, in particular, include the right to withdraw and transfer funds from its respective Accounts. The Accounts may only be closed to the extent and under the conditions permitted under the ABL Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements). The Pledgees, acting through the Collateral Agent, shall be entitled to revoke the authorization granted under this Clause 4 at any time after any of the events described in Clauses 5.1 or 5.4 has occurred.

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4.2	Upon the occurrence of an Event of Default which is continuing, unremedied and unwaived, the Collateral Agent, on behalf of the Pledgees, shall irrevocably and at any and all times be entitled to (i) notify each Account Bank of the forthcoming enforcement of the Pledges and (ii) instruct each and every Account Bank that as of receipt of such notice it shall no longer allow any dispositions by the Pledgor over any amounts standing to the credit on the respective Account. The Collateral Agent shall notify the Pledgor accordingly.
5.	REALISATION OF THE PLEDGES
5.1	The Pledges shall become enforceable if an Event of Default is continuing, unremedied and unwaived, the requirements set forth in Section 1273 para. 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife) and the Collateral Agent, acting on behalf of the Pledgees, gives notice to the Pledgor that the Pledges in question are enforceable. After the Pledges have become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of these Pledges in any manner it sees fit.
5.2	The realization of the Pledges (or any part thereof) shall not require a prior court ruling or any other enforceable title (vollstreckbarer Titel). Section 1277 of the German Civil Code (Bürgerliches Gesetzbuch) is thus excluded.
5.3	The Collateral Agent, acting on behalf of the Pledgees, shall be entitled to realize the Pledges — either in whole or in part — in any legally permissible manner.
5.4	The Collateral Agent shall give the Pledgor at least 10 (ten) Business Days prior written notice of the intention to realize any of the Pledges (the “Realization Notice”). Such Realization Notice is not necessary if the observance of the notice period will have a materially adversely affect the security interests of the Pledgees. Such Realization Notice shall in particular not be required, if:
5.4.1	the Pledgor ceases to make payments to third parties generally (within the meaning of Section 17 (2), Sentence 2 of the German Insolvency Regulation, Insolvenzordnung);
5.4.2	the Pledgor becomes over-indebted (within the meaning of Section 19 of the German Insolvency Regulation), or illiquid (within the meaning of Section 17 of the German Insolvency Regulation);

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5.4.3	the Pledgor files an application for the institution of insolvency proceedings or similar proceedings over its assets;
5.4.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of the Pledgor, provided such application is not unfounded; or
5.4.5	a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or an insolvency administrator or any similar kind of receiver, liquidator or administrator has been appointed over the assets of the Pledgor.
5.5	If the Collateral Agent, acting on behalf of the Pledgees, decides not to enforce the Pledges over all of the Accounts, it shall be entitled to determine, in its sole discretion, which of the Accounts shall be realized.
5.6	The Collateral Agent, acting on behalf of the Pledgees, may take all measures and enter into all agreements with the Account Banks or any third-party creditor which it considers necessary or expedient in connection with the realization of the balances on the Accounts, taking into account the legitimate interests of the Pledgor. In particular, the Collateral Agent may, on behalf of the Pledgor, declare the termination of time deposits or similar contractual arrangements made in respect of the Accounts.
5.7	For the purpose of realizing the balances on the Accounts, the Pledgor shall, upon the Collateral Agent’s request, acting on behalf of the Pledgees, promptly (unverzüglich) furnish the Collateral Agent with all documents of title and other relevant documents held by the Pledgor, and shall, at its own expense, forthwith render all assistance which is necessary or expedient in respect of the realization of the balances on the Accounts.
5.8	Following the realization of all or part of the Pledges, the net proceeds (net proceeds shall mean proceeds less any taxes and costs) shall be used to satisfy the Secured Obligations and the RPA Obligations.
5.9	With respect to the Original Pledgee 2, net proceeds from the realization of any or all of the Pledges shall be distributed to the Original Pledgee 2 only to the extent such proceeds are generated from the realization of Pledges over Accounts that are subject to the Trust Agreement.

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6.	WAIVER OF PLEDGORS’ DEFENSES AND OF SUBROGATION RIGHTS
6.1	The Pledgor hereby waives all defenses against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off pursuant to Sections 1211, 770 of the German Civil Code. This waiver shall not apply to a set-off with counterclaims that are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).
6.2	If the Pledges are enforced, or if the Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply, and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall not at any time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from any Borrower, any Guarantor or any of its affiliates or to assign any of these claims.
7.	RELEASE OF THE PLEDGES
7.1	Upon full and final satisfaction of all Secured Obligations, the Collateral Agent, acting on behalf of the Pledgees, shall at the cost and expense of the Pledgor confirm to the Pledgor in writing the release of the Pledges, do everything necessary to effect that release, and surrender the surplus proceeds, if any, resulting from any realization of the Pledges to the Pledgor. This shall not apply to the extent that the Pledgees have to surrender the Accounts or such proceeds to a third party who is entitled to the Accounts or to such proceeds. For the avoidance of doubt, the Parties are aware that, upon the complete and final satisfaction of all Secured Obligations, the Pledges will expire and cease to exist due to their accessory nature (Akzessorietät) by operation of German law. If the Collateral Agent is authorized to release in whole or in part any pledges under the ABL Credit Agreement, the Collateral Agent is authorized to release such Pledges under this Agreement.
7.2	At any time when the total value of the aggregate security granted by the Pledgor to secure the Secured Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Pledgees shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

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8.	DURATION AND INDEPENDENCE
8.1	Without prejudice to Clause 8.2, in no event shall the Pledges expire before and unless all Secured Obligations have been fully and finally discharged and there is no amount outstanding under the Secured Obligations, whether for principal, interest, fees, discounts or other costs, expenses, charges or otherwise.
8.2	The Pledges shall provide a continuing security and, to the largest extent possible under applicable law, no change or amendment whatsoever in and to the Secured Obligations and to any document relating to the Secured Obligations shall affect the validity of this Agreement nor shall it limit the obligations which are imposed on the Pledgor hereunder.
8.3	This Agreement is in addition to, and independent of, any other security or guarantee the Pledgees may now or hereafter hold in respect of the Secured Obligations. None of such security or guarantee shall prejudice, or shall be prejudiced by, the Pledges in any way.
9.	REPRESENTATIONS AND WARRANTIES
The Pledgor represents and warrants (sichert zu) to each of the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that, at the date hereof:
9.1	except for the rights of the Original Pledgee 2 with respect to the Trust Accounts created under the Trust Agreement, it is the unrestricted legal and economic owner of its respective Accounts;
9.2	except for the foreign accounts listed in Exhibit 1 to Schedule 2 (which are not subject to the Pledges created herein, and the details of which are attached for informational purposes only), it does not own any other accounts in or outside the Federal Republic of Germany other than its respective Accounts;
9.3	the information provided in this Agreement relating to its respective Accounts is accurate and complete in all material respects;
9.4	except for the rights of the Original Pledgee 2 with respect to the Trust Accounts created under the Trust Agreement, its respective Accounts are free from any liens, rights of retention (Zurückbehaltungsrechte), other encumbrances and other third party rights and except to the extent permitted as a Permitted Lien (as defined in the ABL Credit Agreement);

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9.5	the Pledges granted to the Original Pledgee 2 will have (upon effectiveness of this Agreement but subject to receipt of the executed schedule confirmation by the Account Banks) first-ranking priority, and the Pledges granted to the other Pledgees will rank ahead of any current or future third party security interest over the Accounts (except for pledges over accounts to customers or other third parties in a manner permitted by Section 6.02 of the ABL Credit Agreement);
9.6	the Pledges constituted hereunder are valid and enforceable without enforceable judgment or other instrument (vollstreckbarer Titel) subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto; and
9.7	it has not ceased payments within the meaning of Section 17 (2), Sentence 2 of the German Insolvency Regulation, nor is it over-indebted within the meaning of Section 19 of the German Insolvency Regulation or in terms of the German generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung), nor is it illiquid within the meaning of Section 17 of the German Insolvency Regulation, nor is its illiquidity imminent within the meaning of Section 18 of the German Insolvency Regulation.
10.	UNDERTAKINGS OF THE PLEDGOR
The Pledgor undertakes:
10.1	to notify promptly (unverzüglich), substantially in the form set out in Schedule 3 (Notice of Pledge), its Account Banks of the creation of the Pledges over the Accounts, and to obtain from each such Account Bank a confirmation of the receipt of the notice vis-à-vis the Original Pledgee 1;
10.2	to ensure that its Account Banks release the Accounts from any charges (pledges, rights of retention, rights of set-off, etc.), including charges created pursuant to the respective Account Bank’s standard terms and conditions (Allgemeine Geschäftsbedingungen), or subordinate such rights, by the relevant Account Bank signing a confirmation substantially in the form set out in Schedule 4 (Form of Acknowledgement). It is understood among the Parties that a failure by an Account Bank to submit such confirmation to the Original Pledgee 1 does not affect the validity or enforceability of the Pledges;
10.3	upon the occurrence of an Event of Default which is continuing, the Pledgor shall upon the request of the Collateral Agent, acting on behalf of the Pledgees, to deliver to the Collateral Agent information on the current status of the Accounts;

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10.4	to provide (and to instruct the Account Banks to provide) the Collateral Agent, on behalf of the Pledgees, with all information, evidence and documentation which the Collateral Agent, acting on behalf of the Pledgees, may reasonably request in connection with the administration and realization of the Accounts. After any of the events described in Clauses 5.1 or 5.4 has occurred, (i) the Collateral Agent, acting on behalf of the Pledgees, is hereby authorized to obtain all information and documents (including bank account extracts and other information on the current status of the Accounts) directly from the Account Banks in its own name and at the Pledgor’s costs, and (ii) the Pledgees and their designees are permitted to inspect, audit and make copies of, and extracts from, all records and all other papers in the possession of the Pledgor which pertain to the Accounts;
10.5	at the request of the Collateral Agent, acting on behalf of the Pledgees, to promptly (unverzüglich) grant to the Collateral Agent, on behalf of the Pledgees, pledges (substantially in the form of this Agreement) over any new accounts governed by German law; provided that the Net Cash Proceeds Accounts (as defined in the Intercreditor Agreement) shall be subject to the first ranking pledge of the Collateral Agent under the Term Loan Credit Agreement acting on behalf of the pledgees. Notwithstanding the foregoing, accounts pledged to customers or other third parties in a manner permitted by Section 6.02 of the ABL Credit Agreement need not be pledged hereunder;
10.6	not to close or to terminate the Accounts except as permitted under, and under the conditions provided, in the ABL Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);
10.7	not to transfer any of the Accounts to another bank or relocate any of the Accounts to another branch of the Account Bank unless such transfer does not affect the Pledges and except as permitted, and under the conditions provided, under the ABL Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);
10.8	to obtain the Collateral Agent’s written consent, unless otherwise provided in the ABL Credit Agreement (including, for the avoidance of doubt, as provided in connection with any changes to the Cash Pooling Arrangements), prior to the establishment of a new account, including any sub-account, re-designated account or re-numbered account pursuant to Clause 2.1.1(B) above. Upon the Pledgees’ request, the Pledgor shall give all declarations and render all reasonable assistance which is necessary in order to perfect the Pledgees’ pledge over the so established account;

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10.9	not to create or permit to subsist any encumbrance, except for any Permitted Lien, over any of the Accounts, or knowingly do or permit to be done, anything which is likely to be expected to jeopardize or otherwise prejudice the existence, validity or ranking of the Pledges;
10.10	to inform the Collateral Agent, on behalf of the Pledgees, promptly (unverzüglich) upon gaining knowledge of any attachments (Pfändungen) of third parties that relate to the Accounts or any other third-party measures, except for the creation of a Permitted Lien, which impair or jeopardize the Pledges. In the event of any such attachment, the Pledgor shall provide the Collateral Agent with a copy of the attachment and/or transfer order (Pfändungs- und/oder Überweisungsbeschluss) and any other documents which the Collateral Agent, on behalf of the Pledgees, requests that are necessary or expedient for a defense against such attachment. In addition, the Pledgor shall inform the third party promptly (unverzüglich) in writing of the Pledges and render, at its own expense, to the Collateral Agent, acting on behalf of the Pledgees, all assistance required or expedient to protect its Pledges; and
10.11	The Pledgor shall, at its own expense, execute and do all such assurances, acts and things as the Collateral Agent, acting on behalf of the Pledgees, may reasonably require
10.11.1	for perfecting or protecting the security under this Agreement; and

10.11.2	in the case of the enforcement of security, to facilitate the realization of all or any part of the collateral which is subject to this Agreement and the exercise of all powers, authorities and discretions vested in the Pledgees.
11.	LIMITATION OF ENFORCEMENT
11.1	Subject to Clause 11.2 through Clause 11.6 below, the Collateral Agent shall not enforce the Pledges to the extent (i) the Pledges secure obligations of one of the Pledgor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the Pledgor or the Pledgor itself), and (ii) the enforcement of the Pledges for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger

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Buchführung) as consistently applied by the Pledgor in preparing its unconsolidated balance sheets (Jahresabschluß gemäß § 42 GmbHG, §§ 242, 264 HGB)) of the Pledgor to an amount that is insufficient to maintain its registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
11.1.1	The amount of any increase of the Pledgor’s registered share capital (Stammkapital) implemented after the date of this Agreement that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the Pledgor;

11.1.2	any loans provided to the Pledgor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the Pledgor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39 (1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;

11.1.3	any shareholder loans, other loans and contractual obligations and liabilities incurred by the Pledgor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;

11.1.4	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower than their market value and that are not necessary for the business of the Pledgor (nicht betriebsnotwendig) shall be accounted for with their market value; and

11.1.5	the assets of the Pledgor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with paragraph (b) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
11.2	The limitations set out in Clause 11.1 only apply:

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11.2.1	If and to the extent that the managing directors of the Pledgor have confirmed in writing to the Collateral Agent within ten (10) Business Days of receipt of the Realization Notice or the commencement of enforcement under this Agreement the value of the Pledges which cannot be enforced without causing the net assets of the Pledgor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or

11.2.2	if, within twenty (20) Business Days after an objection under paragraph 11.2.1 has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the Pledgor by a firm of auditors of international standing and reputation that is appointed by the Pledgor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the Pledgor are necessary to maintain its registered share capital as at the date of the Realization Notice or the commencement of enforcement (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the Pledgor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
11.3	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Pledges up to those amounts that are undisputed between them and the Pledgor or determined in accordance with Clause 11.1 and Clause 11.2. In respect of the exceeding amounts, the Secured Parties shall be entitled to further pursue their claims (if any) and the Pledgor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the Realization Notice or the commencement of enforcement and taking into account the adjustments set out above). The Secured Parties are entitled to pursue those parts of the Pledges that are not enforced by operation of Clause 11.1 above at any subsequent point in time. This Clause 11 shall apply again as of the time such additional enforcements are made.

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11.4	Clause 11.1 shall not apply as to the amount of Loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the Pledgor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid but excluding, for the avoidance of doubt, any purchase price payment received by the Pledgor under the Receivables Purchase Agreement.
11.5	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into guarantees in support of obligations of their shareholders without limitations, the limitations set forth in Clause 11.1 shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 11.1 above, such less stringent limitations shall apply. Otherwise, Clause 11.1 shall remain unaffected by changes in applicable law.
11.6	The limitations provided for in Clause 11.1 above shall not apply where (i) the Pledgor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Ergebnisabführungsvertrag) is or will be in existence with the Pledgor and the Pledgor has a fully valuable (vollwertig) recourse claim (Ausgleichsanspruch).
12.	ECONOMIC OWNERSHIP OF THE ACCOUNTS
The Pledgor hereby declares pursuant to Section 8 of the German Money Laundering Act (Geldwäschegesetz) (i) that it is the economic owner (wirtschaftlicher Berechtigter) of its Accounts other than the Trust Accounts and that it did not, and still does not, act for the account of third parties in connection with the establishment and the maintenance of such Accounts other than the Trust Accounts and (ii) that Novelis AG is the economic owner (wirtschaftlicher Berechtigter) of its Trust Accounts.
13.	INTERCREDITOR AGREEMENT AND ABL CREDIT AGREEMENT
In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the ABL Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the ABL Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the Collateral granted to the

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Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement, dated on or about December 17, 2010 (the “Intercreditor Agreement”), among the grantors party thereto; Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent; and Bank of America, N.A., as Term Loan Administrative Agent and ABL Collateral Agent (each term as defined therein) and (b) the provisions of section 11.22 of the ABL Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the ABL Credit Agreement, including Article X thereof, shall govern and control the exercise of remedies by Collateral Agent.
14.	NOTICES
14.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be delivered personally, sent by registered mail or sent by fax (with confirmation copy by registered mail) to the following addresses:
14.1.1	If to the Pledgees and Collateral Agent:

Bank of America, N.A. 135 S. LaSalle, Suite 927, IL4-135-09-27 Chicago, IL 60603, U.S.A.
Attention:	Account Officer
Fax:	+ 1 312-453-5555
14.1.2	If to Pledgor:

Address:	Novelis Deutschland GmbH
Hannoversche Straße 1,
37075 Göttingen, Germany
Attention:	Geschäftsführung
Fax:	+49 551 304 4902
or to such other address as the recipient may notify or may have notified to the other party in writing.

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14.2	Any notice or other communication under this Agreement shall be in English or in German. If in German, such notice or communication shall be accompanied by a translation into English.
15.	WAIVER
15.1	No failure to exercise or any delay in exercising any right or remedy hereunder by the Pledgees shall operate as a waiver hereunder. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any right or remedy.
15.2	Any rights of the Pledgees pursuant to this Agreement, including the rights under this Clause, may be waived only in writing.
16.	COUNTERPARTS
16.1	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
17.	GOVERNING LAW AND JURISDICTION
17.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.
17.2	For any disputes arising out of or in connection with this Agreement the courts in Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction. The Pledgees, however, shall also be entitled to take legal action against the Pledgor before any other court having jurisdiction over the Pledgor or any of the Pledgor’s assets.

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18.	LIABILITY AND INDEMNIFICATION
18.1	Without extending the Collateral Agent’s liability as set forth in Section 11.03 of the ABL Credit Agreement, neither of the Pledgees nor the Collateral Agent shall be liable for any loss or damage suffered by the Pledgor except for such loss or damage which is incurred as a result of the willful misconduct or gross negligence of a Pledgee or the Collateral Agent.
18.2	The Pledgor shall indemnify the Pledgees and the Collateral Agent and any person appointed by either the Pledgees or the Collateral Agent under this Agreement against any losses, actions, claims, expenses, demands and liabilities which are incurred by or made against the Pledgees and/ or the Collateral Agent for any action or omission in the exercise of the powers contained herein other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Pledgees and/ or the Collateral Agent as a result of the gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) of the Pledgees and/ or the Collateral Agent, as the case may be.
19.	AMENDMENTS
Any amendment to, or modification of, this Agreement, including this Clause, shall be effective only if made in writing, unless mandatory law provides for more stringent formal requirements.
20.	ANNEXES, SCHEDULES
All Schedules to this Agreement shall form an integral part hereof.
21.	SEVERABILITY
21.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be accidentally incomplete or become incomplete, this shall not affect the validity or enforceability of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or in order to remedy any incompleteness, a provision shall apply which comes as close as possible to that which the Parties had intended or would have intended if they had considered the matter. In the event that any Pledge granted under this Agreement shall be impaired or be or become invalid or unenforceable this shall not affect the validity or enforceability of any other Pledge granted under this Agreement.

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21.2	To the extent that the Pledges have not been properly created or, where applicable, their nominal denominations have not been made in Euro, the Pledgor undertakes that it will without promptly (unverzüglich) cure any legal defects, make all necessary acts, and (in the event that these legal defects render this Agreement invalid or otherwise affect the perfection and enforceability of the security interest created thereby) re-execute this Agreement.

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SCHEDULE 1
List of Lenders and other Secured Parties
1.	Bank of America, N.A.
2.	Citibank, N.A.
3.	JPMorgan Chase Bank, N.A.
4.	The Royal Bank of Scotland plc
5.	UBS AG, Stamford Branch

SCHEDULE 2
List of Bank Accounts
Novelis Deutschland GmbH
Deutsche Bank Accounts

Account Holder	Currency	Bank / Account Location	Bank Sort Code (BLZ)	Type of Account	Account Number	Contact	Address
Novelis Deutschland GmbH	EUR	Deutsche Bank / Hannover	25070024	Main Operating account		Achim Keiser Tel.: +49-511-3652953 Email: achim-keiser@db.com	Deutsche Bank AG, Filiale Hannover, Georgsplatz 20, 30159 Hannover, Germany

Novelis Deutschland GmbH	EUR	Deutsche Bank / Hannover	25070024	Pension payments		Achim Keiser Tel.: +49-511-3652953 Email: achim-keiser@db.com	Deutsche Bank AG, Filiale Hannover, Georgsplatz 20, 30159 Hannover, Germany

Novelis Deutschland GmbH	EUR	Deutsche Bank / Hannover	25070024	Pension (Expands) Not to be pooled		Achim Keiser Tel.: +49-511-3652953 Email: achim-keiser@db.com	Deutsche Bank AG, Filiale Hannover, Georgsplatz 20, 30159 Hannover, Germany

Commerzbank Accounts

Account Holder	Currency	Bank / Account Location	Bank Sort Code (BLZ)	Type of Account	Account Number	Contact	Address
Novelis Deutschland GmbH	EUR, USD, GBP, CHF, CAD	Commerzbank / Berlin	10040000	Hauptkonto Währung		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Deutschland GmbH	USD	Commerzbank / Berlin	10040000	Metall		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Deutschland GmbH	EUR	Commerzbank / Berlin	10040000	Rentenkonto		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Deutschland GmbH	EUR	Commerzbank / Berlin	10040000	ATZ-Gebühren-belastungen		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Deutschland GmbH	EUR	Commerzbank / Berlin	10040000	Sicherheiten/Rücklagen ATZ		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Deutschland GmbH	EUR/GBP	Commerzbank / Berlin	10040000	Festgelder		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Account Holder	Currency	Bank / Account Location	Bank Sort Code (BLZ)	Type of Account	Account Number	Contact	Address
Novelis Deutschland GmbH	EUR	Commerzbank / Berlin	10040000			Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Deutschland GmbH	EUR	Commerzbank / Lüdenscheid	45840026			Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Deutschland GmbH	EUR	Commerzbank / Plettenberg	45841031			Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Deutschland GmbH	EUR	Commerzbank / Aschersleben	81040000			Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Deutschland GmbH	EUR	Commerzbank / Nürnberg	76040061	Rentenkonto		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Exhibit 1 to Schedule 2 — foreign accounts (for information only)

Account Holder	Currency	Bank / Account Location	Type of Account	Account Number	Contact	Address
Novelis Deutschland GmbH	EUR	Deutsche Bank / Amsterdam	Sales office		Ellen Vening	Deutsche Bank AG, Filiale Amsterdam , Herengracht 450-454, Amsterdam 1017 CA Netherlands

Novelis Deutschland GmbH	EUR	Deutsche Bank / Brussels	Sales office		Joseph Spinks	Deutsche Bank AG, Filiale Brüssel, Avenue Marnixlaan 17, Brussels 1000, Belgium

Novelis Deutschland GmbH	EUR	Deutsche Bank / Brussels	operating a/c		Joseph Spinks	Deutsche Bank AG, Filiale Brüssel, Avenue Marnixlaan 17, Brussels 1000, Belgium

Novelis Deutschland GmbH	GBP	Deutsche Bank / London	operating a/c		Katherine Lee	Deutsche Bank AG, Filiale London, Winchester House, 1 Great Winchester Street, London EC2N 2DB, Uk

Novelis Deutschland GmbH	USD	Deutsche Bank / London	operating a/c		Katherine Lee	Deutsche Bank AG, Filiale London, Winchester House, 1 Great Winchester Street, London EC2N 2DB, Uk

Novelis Deutschland GmbH	EUR	Deutsche Bank / Madrid	Sales office		N/A	N/A

Novelis Deutschland GmbH	EUR	Deutsche Bank / Vienna	Sales office		Andrea Haslinger	Deutsche Bank AG, Filiale Wien, Hohenstaufengasse 4, Vienna 1010, Austria

Account Holder	Currency	Bank / Account Location	Type of Account	Account Number	Contact	Address
Novelis Deutschland GmbH	PLN	Deutsche Bank / Warsaw	Sales office		Sebastian Kolodziej	Deutsche Bank Polska Spólka Akcyjna , Focus, Al. Armii Ludowej 26, Warsaw 00-609, Poland

Novelis Deutschland GmbH	CHF	Deutsche Bank / Zurich	operating a/c		Ian Moore	Deutsche Bank AG, Filiale Zürich, Uraniastraße 9, Zurich 8001, Switzerland

Novelis Deutschland GmbH	EUR	Sampo Bank / Helsinki	Sales office		Jyrki Saulo	Sampo Bank, Helsinki

Novelis Deutschland GmbH	EUR	Commerzbank / Madrid	Kunden-eingang		N/A	Commerzbank AG, Sucursal en Espana, 28046 Madrid, Spain

Novelis Deutschland GmbH	EUR	Commerzbank / Madrid	Market Center		N/A	Commerzbank AG, Sucursal en Espana, 28046 Madrid, Spain

Novelis Deutschland GmbH	GBP	Commerzbank / London	Kunden-eingang		Emma Barnes	Commerzbank AG, 60 Gracechurch Street, London EC3V 0HR, Great Britain

Novelis Deutschland GmbH	EUR	Nordea Pamki Suomi Oyi / Espoo	Market Center		N/A	Nordea Bank Finland Abp, Asemakuja 2, 02770 Espoo, Finland

Account Holder	Currency	Bank / Account Location	Type of Account	Account Number	Contact	Address
Novelis Deutschland GmbH	DKK	Den Danske Bank / Ishoj	Market Center		N/A	Danske Bank, Vestergade 12, 2635 Ishoj, Denmark

Novelis Deutschland GmbH	EUR	Fortis Bank / Brüssel	Market Center		N/A	Fortis Bank, Warandeberg 3, 1000 Brussels, Belgium

Novelis Deutschland GmbH	EUR	ABN AMRO Bank NV / Dordrecht	Market Center		N/A	ABN Amro, Stationsweg 2, Dordrecht, Netherlands

Novelis Deutschland GmbH	EUR	Bank Austria Creditanstalt / Wien	Market Center		N/A	Bank Austria, 1220 Vienna, Austria

Novelis Deutschland GmbH	HUF	Commerzbank / Budapest	Market Center		N/A	Commerzbank Zrt. H-1054 Budapest, Hungary

Novelis Deutschland GmbH	PLN	BANK HANDLOWY W WARSZAWIE SA / Sopot	Market Center		N/A	Bank Handlowy, Wały Piastowskie 1, Gdansk, Polska

Novelis Deutschland GmbH	EUR	Commerzbank / Brüssel	Konto Market Center		N/A	Commerzbank AG, Boulevard Louis Schmidt 29, 1040 Etterbeek, Belgium

Account Holder	Currency	Bank / Account Location	Type of Account	Account Number	Contact	Address
Novelis Deutschland GmbH	EUR	Commerzbank / Amsterdam	Konto Market Center		N/A	Commerzbank AG, Strawinskylaan 2501, 1077 ZZ Amsterdam, Netherlands

SCHEDULE 2 PART II
List of Trust Accounts

Account Holder	Currency	Bank / Account Location	Bank Sort Code (BLZ)	Type of Account	Account Number	Contact	Address
Novelis Deutschland GmbH	EUR CAD CHF GBP USD	Commerzbank / Berlin	10040000	Trust Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

SCHEDULE 3
Notice of Pledge
[Letterhead of Pledgor]

From:	Novelis Deutschland
Hannoversche Straße 1
37075 Göttingen
Germany

To:	[•]
[•]
[•]
Germany

Date:	[ ]

Re:	Accounts Nos. [•] (the ,,Accounts”)
We hereby give you the notice that by a pledge agreement dated on or about December 17, 2010 (the “Account Pledge Agreement”) we have pledged in favor of Bank of America, N.A. (the “Collateral Agent”) and the other pledgees set out in the Account Pledge Agreement (together with the Collateral Agent, the “Secured Parties”) all present and future credit balances, including all interest payable, from time to time standing to the credit on each of the above Accounts (which shall include all sub-accounts, renewals, re-designation, replacements and extensions thereof). A copy of the Account Pledge Agreement is attached hereto.
Please note that we have waived all rights of confidentiality (Bankgeheimnis) in relation to all accounts held with you for the benefit of the Secured Parties. We hereby instruct you to provide the Collateral Agent with all information requested by it concerning the Accounts.
Until you receive notice to the contrary from the Collateral Agent, we may continue to operate the Accounts and in particular may dispose of the amounts credited to the Accounts. Upon receipt of the aforesaid notice to the contrary, you as Account Bank, shall not permit any dispositions by us of amounts credited to the Accounts.
Please acknowledge receipt of this notice and your agreement to the terms hereof by signing the enclosed copy and returning the same to Bank of America, N.A., having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A.,

fax number + 1 312-453-5555, to the attention of the Account Officer, in its capacity as Collateral Agent with a copy to ourselves.
Yours faithfully,
For and on behalf of Novelis Deutschland GmbH

SCHEDULE 4
Form of Acknowledgement
Letterhead of Account Bank

From:	[•]
(the Account Bank)

To:	Bank of America, N.A.

as Collateral Agent

135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603,
U.S.A.

Attention: Account Officer
Fax: + 1 312-453-5555

Copy to:	Novelis Deutschland GmbH

Hannoversche Straße 1
37075 Göttingen
Germany
Date: (         )
Acknowledgement of Receipt of Notification of Pledge according to Account Pledge Agreement dated (        ) — Bank Account No. (        )
Dear Sirs,
We acknowledge receipt of the above notice and confirm that we have neither received any previous notice of pledge relating to the Accounts nor are we aware of any third party rights in relation to the Accounts which rank in priority before the pledges over the Accounts granted to the Collateral Agent by the Pledgor. We have not assessed the validity of the pledge.
We hereby agree not to make any set-off or deduction from the Accounts or invoke any rights of retention in relation to the Accounts during the existence of the pledge, other than in relation to charges payable in connection with the maintenance of the Accounts or other bank charges or fees payable in the ordinary course of business or in relation to amounts arising from the return of direct debits or cheques credited to the above Accounts.
We agree that the pledge in our favour over the Accounts granted pursuant to our General Business Conditions shall rank behind all the pledges over the Accounts granted to the Collateral Agent by the Pledgor pursuant to the Account Pledge Agreement dated on or around December 17, 2010 of which we have been notified by the Pledgor.
We take note of the fact that until notice to the contrary from the Collateral Agent to be served to us as Account Bank, the Pledgor may continue to operate the Account and in particular may dispose over the amounts standing to the credit of the Account.
Please send such aforesaid notice directly to
[•]
[•]
[•]
[•]
Fax: [•]

(duly authorised signatory of the Account Bank)

Signatories

EXECUTION COPY
NOVELIS SWITZERLAND SA
as Pledgor
and
BANK OF AMERICA, N.A.
as Collateral Agent
and
other Parties
as Pledgees

FIRST RANKING ACCOUNT PLEDGE AGREEMENT
(VERPFÄNDUNG VON BANKKONTEN)

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on December 17, 2010
Among:
(1)	Novelis Switzerland SA, a stock corporation organized under the laws of Switzerland, having its business address at Route des Laminoirs 15, 3960 Sierre, Switzerland (the “Pledgor”);

(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A. in its capacity as collateral agent under the ABL Credit Agreement (as defined below) (the “Collateral Agent”);

(3)	the institutions listed in Schedule 1 (List of Lenders and other Secured Parties) hereto in their capacity as lenders or other secured parties under or in connection with the ABL Credit Agreement (as defined below), (together with the Original Pledgee 1, the “Original Pledgees”); and

(4)	the Future Pledgees, as defined herein.
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”) among, inter alios, the ABL Borrowers (as defined below), AV METALS INC., a corporation formed under the Canada Business Corporations Act as Holdings, the Subsidiary Guarantors, the Lenders party thereto, BANK OF AMERICA, N.A., as Issuing Bank, U.S. Swingline Lender, Collateral Agent and Administrative Agent and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender, the lenders thereunder have agreed to grant revolving loans and other extensions of credit (the “Loans”) to the ABL Borrowers.

(B)	It is one of the conditions for granting the Loans that the Pledgor enters into this Agreement.

(C)	The Pledgor has agreed to grant a first ranking pledge to the Pledgees over its Accounts (as defined below) as security for the Pledgees respective claims in connection with the ABL Credit Agreement.

(D)	In connection with a term loan credit agreement dated on or about December 17, 2010 (the “Term Loan Credit Agreement” together with the ABL Credit Agreement, the “Credit Agreements”), the Pledgor has agreed to grant a second ranking pledge over its Accounts as security for the obligations arising under or in connection with the Term Loan Credit Agreement, by way of a separate agreement.

(E)	The Pledgor and other members of the group have entered or will enter into certain cash pooling arrangements (the “Cash Pooling Arrangements”), including the DB Cash Pooling Arrangements and the Commerzbank Cash Pooling Agreement (each term as defined in the ABL Credit Agreement). In connection with the change of the cash management system of the Novelis group the Pledgor intends to, inter alia, open new accounts with Deutsche Bank AG (“Deutsche Bank Accounts”).

1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:
“ABL Borrowers” shall mean the “Borrowers” as defined in the ABL Credit Agreement.
“Abstract Acknowledgement of Indebtedness” shall mean the agreement on the abstract acknowledgement of indebtedness (Abstraktes Schuldanerkenntnis) entered into among Novelis Deutschland GmbH and Novelis Aluminium Holding Company with the Collateral Agent on or about the date hereof in connection with the ABL Credit Agreement.
“Account Banks” shall mean a credit institution administering any of the Accounts, including the banks specified as account banks in Schedule 2 (List of Bank Accounts) and “Account Bank” shall mean any of them.
“Accounts” shall mean all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which the Pledgor holds at present or may at any time hereafter open with any credit institution in the Federal Republic of Germany including any sub-account, renewal, redesignation or replacement thereof (including but not limited to the accounts specified in Schedule 2 (List of Bank Accounts)) and “Account” means any one of them.
“Future Pledgee” shall mean any Person that (i) is a transferee with respect to the Pledges by operation of Law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Secured Obligations from any of the Original Pledgees or Future Pledgee to such future pledgee and/or (ii) becomes a creditor of a Loan Party, as a successor of a Pledgee, a Future Pledgee or otherwise or by way or becoming a lender, issuing bank or agent, in each case, under the ABL Credit Agreement or any other Loan Document and/or (iii) accedes to this agreement by ratification pursuant to sub-clause 3.3 hereof as a pledgee.

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“Lenders” has the meaning given in the ABL Credit Agreement.
“Pledgees” means the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.
“Pledges” means the pledges created pursuant to Clause 2.
“Secured Obligations” shall mean (a) obligations of the ABL Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the ABL Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement and the other Loan Documents, (b) the due and punctual payment of all Secured Bank Product Obligations, and (c) the Abstract Acknowledgement of Indebtedness.
1.2	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.

1.3	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the ABL Credit Agreement.

1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

1.5	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

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1.6	Any reference in this Agreement to a “Clause”, “sub-clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or a schedule hereof.

2.	CREATION OF PLEDGES

2.1	The Pledgor hereby pledges to each of the Pledgees:

2.1.1	any present and future credit balances, including interest, standing from time to time to the credit of,

(A)	its Accounts;

(B)	any present and future replacement accounts, sub-accounts, re-designated accounts and renumbered accounts which are opened or will be opened in the future in replacement of, or in connection with, its Accounts (including, for the avoidance of doubt, the Deutsche Bank Accounts to be opened after the date hereof); and

2.1.2	all other present and future rights to receive payments in connection with its Accounts, including claims for damages or unjust enrichment.

2.2	Each of the Original Pledgees hereby accepts the Pledges for itself.

2.3	The Collateral Agent accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht) the respective Pledges for and on behalf of each Future Pledgee. Each Future Pledgee will ratify and confirm the declarations and acts so made by the Collateral Agent on its behalf by accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Secured Obligations (or part of them) from a Pledgee or by becoming party to any Loan Document. Upon such ratification (Genehmigung) such Future Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the ABL Credit Agreement or any other Loan Document shall be secured by the Pledges constituted hereunder.

2.4	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.

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2.5	The validity and effect of each of the Pledges shall be independent of the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

2.6	The Pledges created hereunder shall rank ahead of any other security interest or third party right currently in existence or created in the future over the Accounts, including the Account Banks’ pledges.

2.7	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.

2.8	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee to a Future Pledgee.

3.	SECURED OBLIGATIONS

3.1	The security created hereunder secures the payment of all Secured Obligations. The Pledgor hereby expressly agrees that the provisions of Section 1210 para. 1 sentence 2 of the German Civil Code shall not apply to this Agreement.

3.2	The Pledgees hereby agree, for the benefit of the pledgees (the “Term Loan Account Pledgees”) under the account pledge agreement among, inter alios, Bank of America, N.A. as collateral agent under the Term Loan Credit Agreement and the Pledgor dated on or around the date hereof (the “Term Loan Account Pledge Agreement”) (echter Vertrag zu Gunsten Dritter), that any security over any Pari Passu Priority Collateral (as defined in the Intercreditor Agreement) granted hereunder shall rank in personam (schuldrechtlich) vis-a-vis the Term Loan Account Pledgees (inter partes) behind any security over any Pari Passu Priority Collateral (as defined in the Intercreditor Agreement) granted under the Term Loan Account Pledge Agreement, in each case in accordance with the terms of the Intercreditor Agreement.

4.	DISPOSALS OVER ACCOUNT

4.1	In relation to the Accounts Banks, the Pledgor shall be authorized to dispose over (verfügen) its Accounts in the ordinary course of business. This authorization

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shall, in particular, include the right to withdraw and transfer funds from the Accounts. The Accounts may only be closed to the extent and under the conditions permitted under the ABL Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements). The Pledgees, acting through the Collateral Agent, shall be entitled to revoke the authorization granted under this Clause 4 at any time after any of the events described in Clauses 5.1 or 5.4 has occurred.

4.2	Upon the occurrence of an Event of Default which is continuing, unremedied and unwaived, the Collateral Agent, on behalf of the Pledgees, shall irrevocably and at any and all times be entitled to (i) notify each Account Bank of the forthcoming enforcement of the Pledges and (ii) instruct each and every Account Bank that as of receipt of such notice it shall no longer allow any dispositions by the Pledgor over any amounts standing to the credit on the Accounts. The Collateral Agent shall notify the Pledgor accordingly.

5.	REALISATION OF THE PLEDGES

5.1	The Pledges shall become enforceable if an Event of Default is continuing, unremedied and unwaived, the requirements set forth in Section 1273 para. 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife) and the Collateral Agent, acting on behalf of the Pledgees, gives notice to the Pledgor that the Pledges in question are enforceable. After the Pledges have become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of these Pledges in any manner it sees fit.

5.2	The realization of the Pledges (or any part thereof) shall not require a prior court ruling or any other enforceable title (vollstreckbarer Titel). Section 1277 of the German Civil Code (Bürgerliches Gesetzbuch) is thus excluded.

5.3	The Collateral Agent, acting on behalf of the Pledgees, shall be entitled to realize the Pledges — either in whole or in part — in any legally permissible manner.

5.4	The Collateral Agent shall give the Pledgor at least 10 (ten) Business Days prior written notice of the intention to realize any of the Pledges (the “Realization Notice”). Such Realization Notice is not necessary if the observance of the notice period will have a materially adversely affect the security interests of the Pledgees. Such Realization Notice shall in particular not be required, if:

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5.4.1	the Pledgor ceases to make payments to third parties generally within the meaning of Section 190 para. 1 no. 2 of the Swiss Debt Collection and Bankruptcy Act);

5.4.2	the Pledgor becomes over-indebted within the meaning of Section 725 para 2 of the Swiss Code of Obligations;

5.4.3	the Pledgor files an application for the institution of insolvency proceedings or similar proceedings over its assets;

5.4.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of the Pledgor, provided such application is not unfounded; or

5.4.5	a preliminary insolvency administrator or an insolvency administrator or any similar kind of receiver, liquidator or administrator has been appointed over the assets of the Pledgor.

5.5	The Collateral Agent, acting on behalf of the Pledgees, may take all measures and enter into all agreements with the Account Banks or any third-party creditor which it considers necessary or expedient in connection with the realization of the balances on the Accounts, taking into account the legitimate interests of the Pledgor. In particular, the Collateral Agent may, on behalf of the Pledgor, declare the termination of time deposits or similar contractual arrangements made in respect of the Accounts.

5.6	For the purpose of realizing the balances on the Accounts, the Pledgor shall, upon the Collateral Agent’s request, acting on behalf of the Pledgees, promptly (unverzüglich) furnish the Collateral Agent with all documents of title and other relevant documents held by the Pledgor, and shall, at its own expense, forthwith render all assistance which is necessary or expedient in respect of the realization of the balances on the Accounts.

5.7	Following the realization of all or part of the Pledges, the net proceeds (net proceeds shall mean proceeds less any taxes and costs) shall be used to satisfy the Secured Obligations.

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6.	WAIVER OF PLEDGORS’ DEFENSES AND OF SUBROGATION RIGHTS

6.1	The Pledgor hereby waives all defenses against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off pursuant to Sections 1211, 770 of the German Civil Code. This waiver shall not apply to a set-off with counterclaims that are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).

6.2	If the Pledges are enforced, or if the Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply, and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall not at any time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from any ABL Borrower, any Guarantor or any of its affiliates or to assign any of these claims.

7.	RELEASE OF THE PLEDGES

7.1	Upon full and final satisfaction of all Secured Obligations, the Collateral Agent, acting on behalf of the Pledgees, shall at the cost and expense of the Pledgor confirm to the Pledgor in writing the release of the Pledges, do everything necessary to effect that release, and surrender the surplus proceeds, if any, resulting from any realization of the Pledges to the Pledgor. This shall not apply to the extent that the Pledgees have to surrender the Accounts or such proceeds to a third party who is entitled to the Accounts or to such proceeds. For the avoidance of doubt, the Parties are aware that, upon the complete and final satisfaction of all Secured Obligations, the Pledges will expire and cease to exist due to their accessory nature (Akzessorietät) by operation of German law. If the Collateral Agent is authorized to release in whole or in any part any pledges under the ABL Credit Agreement, the Collateral Agent is authorized to release such Pledges under this Agreement.

7.2	At any time when the total value of the aggregate security granted by the Pledgor to secure the Secured Obligations (the “Security”) which can be expected to be realized in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Pledgees shall on demand of the Pledgor release such part of the Security

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(Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realizable value of the Security to the Limit.

8.	DURATION AND INDEPENDENCE

8.1	Without prejudice to Clause 8.2, in no event shall the Pledges expire before and unless all Secured Obligations have been fully and finally discharged and there is no amount outstanding under the Secured Obligations, whether for principal, interest, fees, discounts or other costs, expenses, charges or otherwise.

8.2	The Pledges shall provide a continuing security and, to the largest extent possible under applicable law, no change or amendment whatsoever in and to the Secured Obligations and to any document relating to the Secured Obligations shall affect the validity of this Agreement nor shall it limit the obligations which are imposed on the Pledgor hereunder.

8.3	This Agreement is in addition to, and independent of, any other security or guarantee the Pledgees may now or hereafter hold in respect of the Secured Obligations. None of such security or guarantee shall prejudice, or shall be prejudiced by, the Pledges in any way.

9.	REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants (sichert zu) to each of the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that, at the date hereof:

9.1	it is the unrestricted legal and economic owner of its Accounts;

9.2	it does not own any other accounts in the Federal Republic of Germany other than the Accounts;

9.3	the information provided in this Agreement relating to the Accounts is accurate and complete in all material respects;

9.4	the Accounts are free from any liens, rights of retention (Zurückbehaltungsrechte), other encumbrances and other third party rights except to the extent permitted as a Permitted Lien (as defined in the ABL Credit Agreement);

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9.5	the Pledges granted to the Original Pledgees will have (upon effectiveness of this Agreement but subject to receipt of the executed schedule confirmation by the Account Bank) first-ranking priority and will rank ahead of any current or future third party security interest over the Accounts (except for pledges over accounts to customers or other third parties in a manner permitted by Section 6.02 of the ABL Credit Agreement);

9.6	the Pledges constituted hereunder are valid and enforceable without enforceable judgment or other instrument (vollstreckbarer Titel) subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto; and

9.7	it has not ceased payments within the meaning of Section 190 para. 1 no. 2 of the Swiss Debt Collection and Bankruptcy Act, nor is it over-indebted within the meaning of Section 725 para. no. 2 of the Swiss Code of obligations or in terms of the Swiss generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung, nor it is unable, or has admitted inability, to pay its debts as they fall due and is not deemed to, or declared to be, unable to pay its debts.

10.	UNDERTAKINGS OF THE PLEDGOR

The Pledgor undertakes:

10.1	to notify promptly (unverzüglich), substantially in the form set out in Schedule 3 (Notice of Pledge), its Account Banks of the creation of the Pledges, and to obtain from each such Account Bank confirmation vis-à-vis the Collateral Agent of the receipt of the notice;

10.2	to ensure that its Account Banks releases the Accounts from any charges (pledges, rights of retention, rights of set-off, etc.), including charges created pursuant to the Account Bank’s standard terms and conditions (Allgemeine Geschäftsbedingungen), or subordinate such rights, by the relevant Account Bank signing a confirmation substantially in the form set out in Schedule 4 (Form of Acknowledgement). It is understood among the Parties that a failure by an Account Bank to submit such confirmation to the Collateral Agent does not affect the validity or enforceability of the Pledges;

10.3	upon the occurrence of an Event of Default which is continuing, the Pledgor shall upon the request of the Collateral Agent, acting on behalf of the Pledgees, to deliver to the Collateral Agent information on the current status of the Account;

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10.4	to provide (and to instruct the Account Banks to provide) the Collateral Agent, on behalf of the Pledgees, with all information, evidence and documentation which the Collateral Agent, acting on behalf of the Pledgees, may reasonably request in connection with the administration and realization of the Accounts. After any of the events described in Clauses 5.1 or 5.4 has occurred, (i) the Collateral Agent, acting on behalf of the Pledgees, is hereby authorized to obtain all information and documents (including bank account extracts and other information on the current status of the Accounts) directly from the Account Banks in its own name and at the Pledgor’s costs, and (ii) the Pledgees and their designees are permitted to inspect, audit and make copies of, and extracts from, all records and all other papers in the possession of the Pledgor which pertain to the Accounts;

10.5	at the request of the Collateral Agent, acting on behalf of the Pledgees, to promptly (unverzüglich) grant to the Collateral Agent, on behalf of the Pledgees, pledges (substantially in the form of this Agreement) over any new accounts governed by German law; provided that the Net Cash Proceeds Accounts (as defined in the Intercreditor Agreement) shall be subject to the first ranking pledge of the Collateral Agent under the Term Loan Credit Agreement acting on behalf of the pledgees. Notwithstanding the foregoing, accounts pledged to customers or other third parties in a manner permitted by Section 6.02 of the ABL Credit Agreement need not be pledged hereunder;

10.6	not to close or to terminate the Accounts except as permitted under, and under the conditions provided, in the ABL Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);

10.7	not to transfer the Accounts to another bank or relocate the Accounts to another branch of the Account Bank unless such transfer does not affect the Pledges and except as permitted, and under the conditions provided, under the ABL Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);

10.8	to obtain the Collateral Agent’s written consent, unless otherwise provided in the ABL Credit Agreement (including, for the avoidance of doubt, as provided in connection with any changes to the Cash Pooling Arrangements) prior to the establishment of a new account, including any sub-account, re-designated account or re-numbered account pursuant to Clause 2.1.1(B) above. Upon the Pledgees’ request, the Pledgor shall give all declarations and render all reasonable assistance which is necessary in order to perfect the Pledgees’ pledge over the so established account;

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10.9	not to create or permit to subsist any encumbrance, except for any Permitted Lien, over the Accounts, or knowingly do or permit to be done, anything which is likely to be expected to jeopardize or otherwise prejudice the existence, validity or ranking of the Pledges;

10.10	to inform the Collateral Agent, on behalf of the Pledgees, promptly (unverzüglich) upon gaining knowledge of any attachments (Pfändungen) of third parties that relate to the Accounts or any other third-party measures, except for the creation of a Permitted Lien, which impair or jeopardize the Pledges. In the event of any such attachment, the Pledgor shall provide the Collateral Agent with a copy of the attachment and/or transfer order (Pfändungs- und/oder Überweisungsbeschluss) and any other documents which the Collateral Agent, on behalf of the Pledgees, requests that are necessary or expedient for a defense against such attachment. In addition, the Pledgor shall inform the third party promptly (unverzüglich) in writing of the Pledges and render, at its own expense, to the Collateral Agent, acting on behalf of the Pledgees, all assistance required or expedient to protect its Pledges; and

10.11	The Pledgor shall, at its own expense, execute and do all such assurances, acts and things as the Collateral Agent, acting on behalf of the Pledgees, may reasonably require

10.11.1	for perfecting or protecting the security under this Agreement; and

10.11.2	in the case of the enforcement of security, to facilitate the realization of all or any part of the collateral which is subject to this Agreement and the exercise of all powers, authorities and discretions vested in the Pledgees.

11.	LIMITATION OF ENFORCEMENT
If and to the extent (i) the obligations of the Pledgor under this Agreement are for the exclusive benefit of the Affiliates of the Pledgor (except for the (direct or indirect) Subsidiaries of the Pledgor) and (ii) that complying with such obligations would constitute a repayment of capital (“Kapitalrückzahlung”) or the payment of a (constructive) dividend (“Dividendenausschüttung”), then the limitations set forth in Section 7.12 (Swiss Guarantors) of the ABL Credit Agreement shall apply to any enforcement of the Pledges and to the proceeds of such enforcement.

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12.	ECONOMIC OWNERSHIP OF THE ACCOUNTS
The Pledgor hereby declares pursuant to Section 8 of the German Money Laundering Act (Geldwäschegesetz) that it is the economic owner (wirtschaftlicher Berechtigter) of the Accounts and that it did not, and still does not, act for the account of third parties in connection with the establishment and the maintenance of the Accounts.
13.	INTERCREDITOR AGREEMENT AND ABL CREDIT AGREEMENT
In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the ABL Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the ABL Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement, dated on or about December 17, 2010 (the “Intercreditor Agreement”), among the grantors party thereto; Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent; and Bank of America, N.A., as Term Loan Administrative Agent and ABL Collateral Agent (each term as defined therein) and (b) the provisions of section 11.22 of the ABL Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the ABL Credit Agreement, including Article X thereof, shall govern and control the exercise of remedies by Collateral Agent.
14.	NOTICES

14.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be delivered personally, sent by registered mail or sent by fax (with confirmation copy by registered mail) to the following addresses:
14.1.1	If to the Pledgees and Collateral Agent:
Address:	Bank of America, N.A.

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135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A.

Attention: Fax:	Account Officer + 1 312-453-5555
14.1.2	If to Pledgor:
Address:	Novelis Switzerland SA Route des Laminoirs,
Attention: Fax:	3960 Sierre, Switzerland General Manager + 41.27.457-6525

with a copy to:

Novelis AG
Address: Attention: Fax:	Sternenfeldstrasse 19 8700 Küsnacht, Zurich, Switzerland Legal Counsel + 41.44.386-2151 or to such other address as the recipient may notify or may have notified to the other party in writing.
14.2	Any notice or other communication under this Agreement shall be in English or in German. If in German, such notice or communication shall be accompanied by a translation into English.

15.	WAIVER

15.1	No failure to exercise or any delay in exercising any right or remedy hereunder by the Pledgees shall operate as a waiver hereunder. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any right or remedy.

15.2	Any rights of the Pledgees pursuant to this Agreement, including the rights under this Clause, may be waived only in writing.

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16.	COUNTERPARTS

16.1	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

17.2	For any disputes arising out of or in connection with this Agreement the courts in Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction. The Pledgees, however, shall also be entitled to take legal action against the Pledgor before any other court having jurisdiction over the Pledgor or any of the Pledgor’s assets.

18.	LIABILITY AND INDEMNIFICATION

18.1	Without extending the Collateral Agent’s liability as set forth in Section 11.03 of the ABL Credit Agreement, neither of the Pledgees nor the Collateral Agent shall be liable for any loss or damage suffered by the Pledgor except for such loss or damage which is incurred as a result of the willful misconduct or gross negligence of a Pledgee or the Collateral Agent.

18.2	The Pledgor shall indemnify the Pledgees and the Collateral Agent and any person appointed by either the Pledgees or the Collateral Agent under this Agreement against any losses, actions, claims, expenses, demands and liabilities which are incurred by or made against the Pledgees and/ or the Collateral Agent for any action or omission in the exercise of the powers contained herein other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Pledgees and/ or the Collateral Agent as a result of the gross negligence (grobe Fahrlässigkeit) or willful

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misconduct (Vorsatz) of the Pledgees and/ or the Collateral Agent, as the case may be.

19.	AMENDMENTS
Any amendment to, or modification of, this Agreement, including this Clause, shall be effective only if made in writing, unless mandatory law provides for more stringent formal requirements.
20.	ANNEXES, SCHEDULES
All Schedules to this Agreement shall form an integral part hereof.
21.	SEVERABILITY

21.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be accidentally incomplete or become incomplete, this shall not affect the validity or enforceability of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or in order to remedy any incompleteness, a provision shall apply which comes as close as possible to that which the Parties had intended or would have intended if they had considered the matter. In the event that any Pledge granted under this Agreement shall be impaired or be or become invalid or unenforceable this shall not affect the validity or enforceability of any other Pledge granted under this Agreement.

21.2	To the extent that the Pledges have not been properly created or, where applicable, their nominal denominations have not been made in Euro, the Pledgor undertakes that it will without promptly (unverzüglich) cure any legal defects, make all necessary acts, and (in the event that these legal defects render this Agreement invalid or otherwise affect the perfection and enforceability of the security interest created thereby) re-execute this Agreement.

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SCHEDULE 1
List of Lenders and other Secured Parties
1.	Bank of America, N.A.

2.	Citibank, N.A.

3.	JPMorgan Chase Bank, N.A.

4.	The Royal Bank of Scotland plc

5.	UBS AG, Stamford Branch

SCHEDULE 2
List of Bank Accounts
Novelis Switzerland SA

Bank / Account
Account Holder	Currency	Location	Type of Account	Account Number	Contact	Address
Novelis Switzerland SA	EUR	Commerzbank Berlin	Cash Pool Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Switzerland SA	CHF	Commerzbank Berlin	Cash Pool Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Switzerland SA	USD	Commerzbank Berlin	Cash Pool Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

Novelis Switzerland SA	GBP	Commerzbank Berlin	Cash Pool Account		Frank Bauer Tel.: +49-30-26534209 Email: frank-bauer@commerzbank.com	Commerzbank AG, Potsdamer Str. 125, 10783 Berlin, Germany

SCHEDULE 3
Notice of Pledge
[Letterhead of Pledgor]

From:	Novelis Switzerland SA Route des Laminoirs 15, 3960 Sierre, Switzerland

To:	[Account Bank] [Address] [City] Germany

Date:	[ ]

Re:	Account No. [•] (the “Account”)
We hereby give you the notice that by a pledge agreement dated on or about December 17, 2010 (the “Account Pledge Agreement”) we have pledged in favor of Bank of America, N.A. (the “Collateral Agent”) and the other pledgees set out in the Account Pledge Agreement (together with the Collateral Agent, the “Secured Parties”) all present and future credit balances, including all interest payable, from time to time standing to the credit on the above Account(s) (which shall include all sub-accounts, renewals, re-designation, replacements and extensions thereof). A copy of the Account Pledge Agreement is attached hereto.
Please note that we have waived all rights of confidentiality (Bankgeheimnis) in relation to the Account(s) held with you for the benefit of the Secured Parties. We hereby instruct you to provide the Collateral Agent with all information requested by it concerning the Account(s).
Until you receive notice to the contrary from the Collateral Agent, we may continue to operate the Account(s) and in particular may dispose of the amounts credited to the Account(s). Upon receipt of the aforesaid notice to the contrary, you as Account Bank, shall not permit any dispositions by us of amounts credited to the Account(s).
Please acknowledge receipt of this notice and your agreement to the terms hereof by signing the enclosed copy and returning the same to Bank of America, N.A., having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A.,

fax number + 1 312-453-5555, to the attention of the Account Officer, in its capacity as Collateral Agent with a copy to ourselves.
Yours faithfully,
For and on behalf of
Novelis Switzerland SA

SCHEDULE 4
Form of Acknowledgement
Letterhead of Account Bank

From:	[•]
(the Account Bank)

To:	Bank of America, N.A.
as Collateral Agent
135 S. LaSalle, Suite 927, IL4-135-09-27,
Chicago, IL 60603,
U.S.A.

Fax: + 1 312-453-5555
Attention: Account Officer

Copy to:	Novelis Switzerland SA
Route des Laminoirs, 3960 Sierre, Switzerland

Fax: +41-27-457-6525
Attention: General Manager
Date: (                    )
Acknowledgement of Receipt of Notification of Pledge according to Account Pledge Agreement dated December 17, 2010 — Bank Account No. [•]
Dear Sirs,
We acknowledge receipt of the above notice and confirm that we have neither received any previous notice of pledge relating to the Account(s) nor are we aware of any third party rights in relation to the Account(s), which rank in priority before the pledges over the Account(s) granted to the Collateral Agent by the Pledgor. We have not assessed the validity of the pledge.
We hereby agree not to make any set-off or deduction from the Account(s) or invoke any rights of retention in relation to the Account(s) during the existence of the pledge, other than in relation to charges payable in connection with the maintenance of the Account(s) or other bank charges or fees payable in the ordinary course of business or in relation to amounts arising from the return of direct debits or cheques credited to the above Account(s).
We agree that the pledge in our favour over the Account(s) granted pursuant to our General Business Conditions shall rank behind all the pledges over the Account(s) granted to the Collateral Agent and the other Pledgees by the Pledgor pursuant to the Account Pledge Agreement dated on or around December 17 2010 of which we have been notified by the Pledgor.
We take note of the fact that until notice to the contrary from the Collateral Agent to be served to us as Account Bank, the Pledgor may continue to operate the Account(s) and in particular may dispose over the amounts standing to the credit of the Account(s).
Please send such aforesaid notice directly to

[Account Bank to insert notice details]
[Address]
Fax: [•]

(duly authorised signatory of the Account Bank)

Signatories

Execution Copy
NOVELIS ALUMINIUM HOLDING COMPANY
NOVELIS INC.
NOVELIS LUXEMBOURG S.A.
as Pledgors
and
BANK OF AMERICA, N.A.
as Collateral Agent and Original Pledgee 1
and
other Parties
as Pledgees

FIRST RANKING ACCOUNT PLEDGE AGREEMENT
(VERPFÄNDUNG VON BANKKONTEN)

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on December 17, 2010
Among:
(1)	Novelis Aluminium Holding Company, a company incorporated under the laws of Ireland, with its registered office at 25/28 North Wall Quay, Dublin 1, Ireland, registered with the Irish Register of Companies under no. 319611, (the “Pledgor 1”);
(2)	Novelis Inc., is a corporation incorporated under the laws of Canada, having its head office at Two Alliance Center, 3560 Lennox Road, Suite 2000, Atlanta, GA 30326, U.S.A., registered under the corporate registration number 765937-7, (the “Pledgor 2”);
(3)	Novelis Luxembourg S.A., a company with limited liability existing under the laws of Luxembourg, having its registered office at Zone Industrielle Riedgen L-3401 Dudelange, registered with the Trade and Companies Register under number B 19.358, (the “Pledgor 3” and together with the Pledgor 1 and the Pledgor 2 the “Pledgors”);
(4)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A. (in its capacity as collateral agent under the ABL Credit Agreement (as defined below), the “Collateral Agent”);
(5)	the institutions listed in Schedule 1 (List of Lenders and other Secured Parties) hereto in their capacity as lenders or other secured parties under or in connection with the ABL Credit Agreement (as defined below), (together with the Collateral Agent, the “Original Pledgees”); and
(6)	the Future Pledgees, as defined herein.
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”) among, inter alios, the ABL Borrowers (as defined below), AV METALS INC., a corporation formed under the Canada Business Corporations Act as Holdings, the Subsidiary Guarantors, the Lenders party thereto, BANK OF AMERICA, N.A., as Issuing Bank, U.S. Swingline Lender, Collateral Agent and Administrative Agent and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender, the lenders thereunder have agreed to grant revolving loans and other extensions of credit (the “Loans”) to the ABL Borrowers.

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(B)	It is one of the conditions for granting the Loans that the Pledgors enter into this Agreement.
(C)	The Pledgors have agreed to grant a first ranking pledge to the Pledgees over its respective Accounts (as defined below) as security for the Pledgees’ respective claims in connection with the ABL Credit Agreement.
(D)	The Pledgor has agreed to grant a second ranking pledge over its respective Accounts as security for the Pledgees’ respective claims against the Loan Parties under or in connection with the term loan credit agreement dated on or about the date hereof (the “Term Loan Credit Agreement”).
(E)	The Pledgor and other members of the group have entered or will enter into certain cash pooling arrangements (the “Cash Pooling Arrangements”), including the DB Cash Pooling Arrangements and the Commerzbank Cash Pooling Agreement (each term as defined in the ABL Credit Agreement). In connection with the change of the cash management system of the Novelis group the Pledgor intends to , inter alia, open new accounts with Deutsche Bank AG (“Deutsche Bank Accounts”).
1.	DEFINITIONS AND LANGUAGE
1.1	In this Agreement:
“ABL Borrowers” shall mean the “Borrowers” as defined in the ABL Credit Agreement.
“Abstract Acknowledgement of Indebtedness” shall mean the agreement on the abstract acknowledgement of indebtedness (Abstraktes Schuldanerkenntnis) entered into among Novelis Deutschland GmbH and Novelis Aluminium Holding Company with the Collateral Agent on or about the date hereof in connection with the ABL Credit Agreement.
“Account Banks” shall mean a credit institution administering any of the Accounts, including the banks specified as account banks in Schedule 2 (List of Bank Accounts) and “Account Bank” shall mean any of them.
“Accounts” shall mean all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which a Pledgor holds at present or may at any time hereafter open with any credit institution in the Federal Republic of Germany including any sub-account, renewal, redesignation or replacement thereof (including but not limited to the accounts specified in Schedule 2 Part I (List of Bank Accounts) and “Account” means any one of them.

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“Future Pledgee” shall mean any Person that (i) is a transferee with respect to the Pledges by operation of Law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Secured Obligations from any of the Original Pledgees or Future Pledgee to such future pledgee and/or (ii) becomes a creditor of a Loan Party, as a successor of a Pledgee, a Future Pledgee or otherwise or by way or becoming a lender, issuing bank or agent, in each case under the ABL Credit Agreement or any other Loan Document and/or (iii) accedes to this agreement by ratification pursuant to sub-clause 3.3 hereof as a pledgee.
“Lenders” has the meaning given in the ABL Credit Agreement.
“Pledgees” shall mean the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.
“Pledges” shall mean the pledges created pursuant to Clause 2.
“Secured Obligations” shall mean (a) obligations of the ABL Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the ABL Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement and the other Loan Documents, (b) the due and punctual payment of all Secured Bank Product Obligations, and (c) the Abstract Acknowledgement of Indebtedness.
1.2	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.
1.3	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the ABL Credit Agreement.
1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

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1.5	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.
1.6	Any reference in this Agreement to a “Clause”, “sub-clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or a schedule hereof.
2.	CREATION OF PLEDGES
2.1	Each Pledgor hereby pledges to each of the Pledgees:
2.1.1	any present and future credit balances, including interest, standing from time to time to the credit of,
(A)	its Accounts;
(B)	any present and future replacement accounts, sub-accounts, re-designated accounts and renumbered accounts which are opened or will be opened in the future in replacement of, or in connection with, its Accounts (including, for the avoidance of doubt, the Deutsche Bank Accounts to be opened after the date hereof); and
2.1.2	all other present and future rights to receive payments in connection with its Accounts, including claims for damages or unjust enrichment.
2.2	Each of the Original Pledgees hereby accepts the Pledges for itself.
2.3	The Collateral Agent accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht) the respective Pledges for and on behalf of each Future Pledgee. Each Future Pledgee will ratify and confirm the declarations and acts so made by the Collateral Agent on its behalf by accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Secured Obligations (or part of them) from a Pledgee or by becoming party to any Loan Document. Upon such ratification (Genehmigung) such Future Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the ABL Credit Agreement or any other Loan Document shall be secured by the Pledges constituted hereunder.

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2.4	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.
2.5	The validity and effect of each of the Pledges shall be independent of the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.
2.6	The Pledges created hereunder shall rank ahead of any other security interest or third party right currently in existence or created in the future over any of the Accounts, including the Account Banks’ pledges.
2.7	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.
2.8	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee to a Future Pledgee.

3.	SECURED OBLIGATIONS
3.1	The security created hereunder secures the payment of all Secured Obligations. Each Pledgor hereby expressly agrees that the provisions of Section 1210 para. 1 sentence 2 of the German Civil Code shall not apply to this Agreement.
3.2	The Pledgees hereby agree, for the benefit of the pledgees (the “Term Loan Account Pledgees”) under the account pledge agreement among, inter alios, Bank of America, N.A. as collateral agent under the Term Loan Credit Agreement and the Pledgors dated on or around the date hereof (the “Term Loan Account Pledge Agreement”) (echter Vertrag zu Gunsten Dritter), that any security over any Pari Passu Priority Collateral (as defined in the Intercreditor Agreement) granted hereunder shall rank in personam (schuldrechtlich) vis-a-vis the Term Loan Account Pledgees (inter partes) behind any security over any Pari Passu Priority Collateral (as defined in the Intercreditor Agreement) granted under the Term Loan Account Pledge Agreement, in each case in accordance with the terms of the Intercreditor Agreement.

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4.	DISPOSALS OVER ACCOUNTS
4.1	In relation to the Account Banks, each Pledgor shall be authorized to dispose over (verfügen) its respective Accounts in the ordinary course of business. This authorization shall, in particular, include the right to withdraw and transfer funds from its respective Accounts. The Accounts may only be closed to the extent and under the conditions permitted under the ABL Credit Agreement and (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements). The Pledgees, acting through the Collateral Agent, shall be entitled to revoke the authorization granted under this Clause 4 at any time after any of the events described in Clauses 5.1 or 5.4 has occurred.
4.2	Upon the occurrence of an Event of Default which is continuing, unremedied and unwaived, the Collateral Agent, on behalf of the Pledgees, shall irrevocably and at any and all times be entitled to (i) notify each Account Bank of the forthcoming enforcement of the Pledges and (ii) instruct each and every Account Bank that as of receipt of such notice it shall no longer allow any dispositions by any Pledgor over any amounts standing to the credit on the respective Account. The Collateral Agent shall notify the relevant Pledgor accordingly.

5.	REALISATION OF THE PLEDGES
5.1	The Pledges shall become enforceable if an Event of Default is continuing, unremedied and unwaived, the requirements set forth in Section 1273 para. 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife) and the Collateral Agent, acting on behalf of the Pledgees, gives notice to the relevant Pledgor that the Pledges in question are enforceable. After the Pledges have become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of these Pledges in any manner it sees fit.
5.2	The realization of the Pledges (or any part thereof) shall not require a prior court ruling or any other enforceable title (vollstreckbarer Titel). Section 1277 of the German Civil Code (Bürgerliches Gesetzbuch) is thus excluded.
5.3	The Collateral Agent, acting on behalf of the Pledgees, shall be entitled to realize the Pledges — either in whole or in part — in any legally permissible manner.
5.4	The Collateral Agent shall give the relevant Pledgor at least 10 (ten) Business Days prior written notice of the intention to realize any of the Pledges (the

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“Realization Notice”). Such Realization Notice is not necessary if the observance of the notice period will have a materially adversely affect the security interests of the Pledgees. Such Realization Notice shall in particular not be required, if:
5.4.1	the relevant Pledgor ceases to make payments to third parties generally (within the meaning of the relevant rules of the applicable insolvency regime);
5.4.2	the relevant Pledgor becomes over-indebted (within the meaning of the relevant rules of the applicable insolvency regime);
5.4.3	the relevant Pledgor files an application for the institution of insolvency proceedings, examinerships or similar proceedings over its assets;
5.4.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of the relevant Pledgor, provided such application is not unfounded; or
5.4.5	a preliminary insolvency administrator or an insolvency administrator or any similar kind of receiver, liquidator or administrator has been appointed over the assets of the relevant Pledgor.
5.5	If the Collateral Agent, acting on behalf of the Pledgees, decides not to enforce the Pledges over all of the Accounts, it shall be entitled to determine, in its sole discretion, which of the Accounts shall be realized.
5.6	The Collateral Agent, acting on behalf of the Pledgees, may take all measures and enter into all agreements with the Account Banks or any third-party creditor which it considers necessary or expedient in connection with the realization of the balances on the Accounts, taking into account the legitimate interests of the relevant Pledgor. In particular, the Collateral Agent may, on behalf of the relevant Pledgor, declare the termination of time deposits or similar contractual arrangements made in respect of the Accounts.
5.7	For the purpose of realizing the balances on the Accounts, the Pledgors shall, upon the Collateral Agent’s request, acting on behalf of the Pledgees, promptly (unverzüglich) furnish the Collateral Agent with all documents of title and other relevant documents held by the relevant Pledgor, and shall, at its own expense, forthwith render all assistance which is necessary or expedient in respect of the realization of the balances on its Accounts.

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5.8	Following the realization of all or part of the Pledges, the net proceeds (net proceeds shall mean proceeds less any taxes and costs) shall be used to satisfy the Secured Obligations.

6.	WAIVER OF PLEDGORS’ DEFENCES AND OF SUBROGATION RIGHTS
6.1	The Pledgors hereby waives all defenses against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off pursuant to Sections 1211, 770 of the German Civil Code. This waiver shall not apply to a set-off with counterclaims that are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).
6.2	If the Pledges are enforced, or if a Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply, and no rights of the Pledgees shall pass to the relevant Pledgor by subrogation or otherwise. Further, the relevant Pledgor shall not at any time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from any ABL Borrower, any Guarantor or any of its affiliates or to assign any of these claims.

7.	RELEASE OF THE PLEDGES
7.1	Upon full and final satisfaction of all Secured Obligations, the Collateral Agent, acting on behalf of the Pledgees, shall at the cost and expense of the Pledgors confirm to the Pledgors in writing the release of the Pledges, do everything necessary to effect that release, and surrender the surplus proceeds, if any, resulting from any realization of the Pledges to the Pledgors. This shall not apply to the extent that the Pledgees have to surrender the Accounts or such proceeds to a third party who is entitled to the Accounts or to such proceeds. For the avoidance of doubt, the Parties are aware that, upon the complete and final satisfaction of all Secured Obligations, the Pledges will expire and cease to exist due to their accessory nature (Akzessorietät) by operation of German law. If the Collateral Agent is authorized to release in whole or in part any pledges under the ABL Credit Agreement, the Collateral Agent is authorized to release the Pledges under this Agreement.
7.2	At any time when the total value of the aggregate security granted by a Pledgor to secure the Secured Obligations (the “Security”) which can be expected to be

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realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Pledgees shall on demand of the relevant Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

8.	DURATION AND INDEPENDENCE
8.1	Without prejudice to Clause 8.2, in no event shall the Pledges expire before and unless all Secured Obligations have been fully and finally discharged and there is no amount outstanding under the Secured Obligations, whether for principal, interest, fees, discounts or other costs, expenses, charges or otherwise.
8.2	The Pledges shall provide a continuing security and, to the largest extent possible under applicable law, no change or amendment whatsoever in and to the Secured Obligations and to any document relating to the Secured Obligations shall affect the validity of this Agreement nor shall it limit the obligations which are imposed on the Pledgors hereunder.
8.3	This Agreement is in addition to, and independent of, any other security or guarantee the Pledgees may now or hereafter hold in respect of the Secured Obligations. None of such security or guarantee shall prejudice, or shall be prejudiced by, the Pledges in any way.

9.	REPRESENTATIONS AND WARRANTIES
Each Pledgor represents and warrants (sichert zu) to each of the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that, at the date hereof:
9.1	it is the unrestricted legal and economic owner of its respective Accounts;
9.2	it does not own any other accounts in the Federal Republic of Germany other than the Accounts;
9.3	the information provided in this Agreement relating to its respective Accounts is accurate and complete in all material respects;
9.4	its respective Accounts are free from any liens, rights of retention (Zurückbehaltungsrechte), other encumbrances and other third party rights except

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to the extent permitted as a Permitted Lien (as defined in the ABL Credit Agreement);
9.5	the Pledges granted to the Original Pledgees will have (upon effectiveness of this Agreement but subject to receipt of the executed schedule confirmation by the Account Banks) first-ranking priority and will rank ahead of any current or future third party security interest over the Accounts (except for pledges over accounts to customers or other third parties in a manner permitted by Section 6.02 of the ABL Credit Agreement);
9.6	the Pledges constituted hereunder are valid and enforceable without enforceable judgment or other instrument (vollstreckbarer Titel) subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto; and
9.7	it has not ceased payments within the meaning of the relevant rules of the applicable insolvency regime nor is it over-indebted within the meaning of the relevant rules of the applicable insolvency regime, nor is it illiquid/imminently illiquid within the meaning of the relevant rules of the applicable insolvency regime.

10.	UNDERTAKINGS OF THE PLEDGORS
Each Pledgor undertakes:
10.1	to notify promptly (unverzüglich), substantially in the form set out in Schedule 3 (Notice of Pledge), its Account Banks of the creation of the Pledges over the Accounts, and to obtain from each such Account Bank a confirmation of the receipt of the notice vis-à-vis the Collateral Agent;
10.2	to ensure that its Account Banks release the Accounts from any charges (pledges, rights of retention, rights of set-off, etc.), including charges created pursuant to the respective Account Bank’s standard terms and conditions (Allgemeine Geschäftsbedingungen), or subordinate such rights, by the relevant Account Bank signing a confirmation substantially in the form set out in Schedule 4 (Form of Acknowledgement). It is understood among the Parties that a failure by an Account Bank to submit such confirmation to the Collateral Agent does not affect the validity or enforceability of the Pledges;

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10.3	upon the occurrence of an Event of Default which is continuing, each Pledgor shall, upon the request of the Collateral Agent, acting on behalf of the Pledgees, deliver to the Collateral Agent information on the current status of the Accounts;
10.4	to provide (and to instruct the Account Banks to provide) the Collateral Agent, on behalf of the Pledgees, with all information, evidence and documentation which the Collateral Agent, acting on behalf of the Pledgees, may reasonably request in connection with the administration and realization of the Accounts. After any of the events described in Clauses 5.1 or 5.4 has occurred, (i) the Collateral Agent, acting on behalf of the Pledgees, is hereby authorized to obtain all information and documents (including bank account extracts and other information on the current status of the Accounts) directly from the Account Banks in its own name and at the Pledgors’ costs, and (ii) the Pledgees and their designees are permitted to inspect, audit and make copies of, and extracts from, all records and all other papers in the possession of the Pledgors which pertain to the Accounts;
10.5	at the request of the Collateral Agent, acting on behalf of the Pledgees, to promptly (unverzüglich) grant to the Collateral Agent, on behalf of the Pledgees, pledges (substantially in the form of this Agreement) over any new accounts governed by German law; provided that the Net Cash Proceeds Accounts (as defined in the Intercreditor Agreement) shall be subject to the first ranking pledge of the Collateral Agent under the Term Loan Credit Agreement acting on behalf of the pledgees. Notwithstanding the foregoing, accounts pledged to customers or other third parties in a manner permitted by Section 6.02 of the ABL Credit Agreement need not be pledged hereunder;
10.6	not to close or to terminate the Accounts except as permitted under, and under the conditions provided in the ABL Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);
10.7	not to transfer any of the Accounts to another bank or relocate any of the Accounts to another branch of the relevant Account Bank unless such transfer does not affect the Pledges and except as permitted, and under the conditions provided, under the ABL Credit Agreement (including, for the avoidance of doubt, as permitted in connection with any changes to the Cash Pooling Arrangements);
10.8	to obtain the Collateral Agent’s written consent, unless otherwise provided in the ABL Credit Agreement (including, for the avoidance of doubt, as provided in connection with any changes to the Cash Pooling Arrangements), prior to the establishment of a new account, including any sub-account, re-designated account

11

or re-numbered account pursuant to Clause 2.1.1(B) above. Upon the Pledgees’ request, the Pledgors shall give all declarations and render all reasonable assistance which is necessary in order to perfect the Pledgees’ pledge over the so established account;
10.9	not to create or permit to subsist any encumbrance, except for any Permitted Lien, over any of the Accounts, or knowingly do or permit to be done, anything which is likely to be expected to jeopardize or otherwise prejudice the existence, validity or ranking of the Pledges;
10.10	to inform the Collateral Agent, on behalf of the Pledgees, promptly (unverzüglich) upon gaining knowledge of any attachments (Pfändungen) of third parties that relate to the Accounts or any other third-party measures, except for the creation of a Permitted Lien, which impair or jeopardize the Pledges. In the event of any such attachment, the relevant Pledgor shall provide the Collateral Agent with a copy of the attachment and/or transfer order (Pfändungs- und/oder Überweisungsbeschluss) and any other documents which the Collateral Agent, on behalf of the Pledgees, requests that are necessary or expedient for a defense against such attachment. In addition, the Pledgors shall inform the third party promptly (unverzüglich) in writing of the Pledges and render, at its own expense, to the Collateral Agent, acting on behalf of the Pledgees, all assistance required or expedient to protect its Pledges; and
10.11	each Pledgor shall, at its own expense, execute and do all such assurances, acts and things as the Collateral Agent, acting on behalf of the Pledgees, may reasonably require
10.11.1.1	for perfecting or protecting the security under this Agreement; and

10.11.1.2	in the case of the enforcement of security, to facilitate the realization of all or any part of the collateral which is subject to this Agreement and the exercise of all powers, authorities and discretions vested in the Pledgees.
11.	ECONOMIC OWNERSHIP OF THE ACCOUNTS
Each Pledgor hereby declares pursuant to Section 8 of the German Money Laundering Act (Geldwäschegesetz) that it is the economic owner (wirtschaftlicher Berechtigter) of its Accounts and that it did not, and still does not, act for the account of third parties in connection with the establishment and the maintenance of the Accounts.

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12. INTERCREDITOR AGREEMENT AND ABL CREDIT AGREEMENT
In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the ABL Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the ABL Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement, dated on or about December 17, 2010 (the “Intercreditor Agreement”), among the grantors party thereto; Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent; and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent (each term as defined therein) and (b) the provisions of section 11.22 of the ABL Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the ABL Credit Agreement, including Article X thereof, shall govern and control the exercise of remedies by Collateral Agent.
13.	NOTICES
13.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be delivered personally, sent by registered mail or sent by fax (with confirmation copy by registered mail) to the following addresses:

13.1.1	If to the Pledgees and Collateral Agent:

	Address:	Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603,
U.S.A Attention: Account Officer
Fax: + 1 312-453-5555

13.1.2	If to Pledgor 1:

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	Address:	Novelis Aluminium Holding Company
25/28 North Wall Quay,
Dublin 1, Irland
	Attention:	Secretary

	Fax:	+3531 6492649

13.1.3	If to Pledgor 2:

	Address:	Novelis Inc.
Two Alliance Center, 3560 Lennox Road, Suite 2000
Atlanta, GA 30326
U.S.A.
	Attention:	Randal P. Miller

	Fax:	+1-404-760-0124

13.1.4	If to Pledgor 3:

	Address:	Novelis Luxembourg S.A.
Zone Industrielle
Riedgen L-3401 Dudelange
Luxembourg
	Attention:	Plant Manager

	Fax:	+352518664210

With a copy to
Novelis AG
Sternenfeldstr. 19
CH-8700 Küsnacht ZH
+41 443862309
	Attention:	Legal Department

	Fax:	+41 443862309

or to such other address as the recipient may notify or may have notified to the other party in writing.

13.2	Any notice or other communication under this Agreement shall be in English or in German. If in German, such notice or communication shall be accompanied by a translation into English.

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14.	WAIVER
14.1	No failure to exercise or any delay in exercising any right or remedy hereunder by the Pledgees shall operate as a waiver hereunder. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any right or remedy.
14.2	Any rights of the Pledgees pursuant to this Agreement, including the rights under this Clause, may be waived only in writing.

15.	COUNTERPARTS
15.1	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

16.	GOVERNING LAW AND JURISDICTION
16.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.
16.2	For any disputes arising out of or in connection with this Agreement the courts in Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction. The Pledgees, however, shall also be entitled to take legal action against the Pledgors before any other court having jurisdiction over any Pledgor or any of the Pledgors’ assets.

17.	LIABILITY AND INDEMNIFICATION
17.1	Without extending the Collateral Agent’s liability as set forth in Section 11.03 of the ABL Credit Agreement, neither of the Pledgees nor the Collateral Agent shall be liable for any loss or damage suffered by the Pledgors except for such loss or

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damage which is incurred as a result of the willful misconduct or gross negligence of a Pledgee or the Collateral Agent.
17.2	The Pledgors shall indemnify the Pledgees and the Collateral Agent and any person appointed by either the Pledgees or the Collateral Agent under this Agreement against any losses, actions, claims, expenses, demands and liabilities which are incurred by or made against the Pledgees and/ or the Collateral Agent for any action or omission in the exercise of the powers contained herein other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Pledgees and/ or the Collateral Agent as a result of the gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) of the Pledgees and/ or the Collateral Agent, as the case may be.

18.	AMENDMENTS
Any amendment to, or modification of, this Agreement, including this Clause, shall be effective only if made in writing, unless mandatory law provides for more stringent formal requirements.
19.	ANNEXES, SCHEDULES
All Schedules to this Agreement shall form an integral part hereof.
20.	SEVERABILITY
20.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be accidentally incomplete or become incomplete, this shall not affect the validity or enforceability of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or in order to remedy any incompleteness, a provision shall apply which comes as close as possible to that which the Parties had intended or would have intended if they had considered the matter. In the event that any Pledge granted under this Agreement shall be impaired or be or become invalid or unenforceable this shall not affect the validity or enforceability of any other Pledge granted under this Agreement.
20.2	To the extent that the Pledges have not been properly created or, where applicable, their nominal denominations have not been made in Euro, the Pledgors undertakes that it will without promptly (unverzüglich) cure any legal defects, make all necessary acts, and (in the event that these legal defects render this Agreement

16

invalid or otherwise affect the perfection and enforceability of the security interest created thereby) re-execute this Agreement.

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SCHEDULE 1
List of Lenders and other Secured Parties
1.	Bank of America, N.A.
2.	Citibank, N.A.
3.	JPMorgan Chase Bank, N.A.
4.	The Royal Bank of Scotland plc
5.	UBS AG, Stamford Branch

SCHEDULE 2 PART I
List of Bank Accounts of Pledgor 1

		Bank / Account	Bank Sort	Type of	Account
Account Holder	Currency	Location	Code	Account	Number	Contact	Address
Novelis Aluminium	EUR	DB Hannover	25070024	Business		Achim Keiser	Deutsche Bank AG
Holding Company				account			Georgsplatz 20
30159 Hannover
Germany

Novelis Aluminium	EUR	Commerzbank AG	10040000			Frank Bauer	Commerzbank AG,
Holding Company						Tel.: +49-30-26534209	Potsdamer Str. 125,
						Email:	10783 Berlin,
						frank-bauer@commerzbank.com	Germany

SCHEDULE 2 PART II
List of Bank Accounts of Pledgor 2

		Bank / Account	Bank Sort	Type of
Account Holder	Currency	Location	Code	Account	Account Number	Contact	Address
Novelis Inc.	EUR	DB Hannover	25070024	Business account		Achim Keiser	Deutsche Bank AG Georgsplatz 20 30159 Hannover Germany

SCHEDULE 2 PART III
List of Bank Accounts of Pledgor 3
Commerzbank AG

		Bank / Account	Bank Sort	Type of
Account Holder	Currency	Location	Code	Account	Account Number	Contact	Address
Novelis Luxembourg SA	EUR	Commerzbank	10040000	Cash pool		Frank Bauer, Oliver Lipska Tel: +49 30 2653 4209 frank.bauer@commerzbank.com Oliver.lipska@commerzbank.com	Commerzbank Postdamer Strasse 125 B-10783 Berlin Germany

Novelis Luxembourg SA	GBP	Commerzbank	10040000	Cash pool		Frank Bauer, Oliver Lipska Tel: +49 30 2653 4209 frank.bauer@commerzbank.com Oliver.lipska@commerzbank.com	Commerzbank Postdamer Strasse 125 B-10783 Berlin Germany

Novelis Luxembourg SA	USD	Commerzbank	10040000	Cash pool		Frank Bauer, Oliver Lipska Tel: +49 30 2653 4209 frank.bauer@commerzbank.com Oliver.lipska@commerzbank.com	Commerzbank Postdamer Strasse 125 B-10783 Berlin Germany

Deutsche Bank AG

		Bank / Account	Bank Sort	Type of
Account Holder	Currency	Location	Code	Account	Account Number	Contact	Address
Novelis Luxembourg SA	EUR	DB Hannover	25070024	Cash pool		Achim Keiser	Deutsche Bank AG Georgsplatz 20 30159 Hannover Germany

SCHEDULE 3
Notice of Pledge
[Letterhead of Pledgor]

From:	Novelis Aluminium Holding Company
25/28 North Wall Quay
Dublin 1
Ireland

To:	[Account Bank]

Date:	[ ]

Re:	Accounts Nos. [•] (the “Accounts”)
We hereby give you the notice that by a pledge agreement on or about December 17, 2010 (the “Account Pledge Agreement”) we have pledged in favor of Bank of America, N.A. (the “Collateral Agent”) and the other pledgees set out in the Account Pledge Agreement (together with the Collateral Agent, the “Secured Parties”) all present and future credit balances, including all interest payable, from time to time standing to the credit on each of the above Accounts (which shall include all sub-accounts, renewals, re-designation, replacements and extensions thereof). A copy of the Account Pledge Agreement is attached hereto.
Please note that we have waived all rights of confidentiality (Bankgeheimnis) in relation to all accounts held with you for the benefit of the Secured Parties. We hereby instruct you to provide the Collateral Agent with all information requested by it concerning the Accounts.
Until you receive notice to the contrary from the Collateral Agent, we may continue to operate the Account(s) and in particular may dispose of the amounts credited to the Account(s). Upon receipt of the aforesaid notice to the contrary, you as Account Bank, shall not permit any dispositions by us of amounts credited to the Account(s).
Please acknowledge receipt of this notice and your agreement to the terms hereof by signing the enclosed copy and returning the same to Bank of America, N.A., having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A., fax number + 1 312-453-5555, to the attention of the Account Officer, in its capacity as Collateral Agent with a copy to ourselves.

Yours faithfully,
For and on behalf of
[Pledgor]

SCHEDULE 4
Form of Acknowledgement

From:	[Account Bank]
(the Account Bank)

To:	Bank of America, N.A.

as Collateral Agent

135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603,
U.S.A.

Attention: Account Officer
Fax: + 1 312-453-5555

Copy to:	Novelis Aluminium Holding Company
25/28 North Wall Quay
Dublin 1
Ireland
Date: (.....)
Acknowledgement of Receipt of Notification of Pledge according to Account Pledge Agreement dated (...) — Bank Account No. (...)
Dear Sirs,
We acknowledge receipt of the above notice and confirm that we have neither received any previous notice of pledge relating to the Account nor are we aware of any third party rights in relation to the Account, which rank in priority before the pledges over the Account granted to the Collateral Agent by the Pledgor. We have not assessed the validity of the pledge.
We hereby agree not to make any set-off or deduction from the Account or invoke any rights of retention in relation to the Account during the existence of the pledge, other than in relation to charges payable in connection with the maintenance of the Account or other bank charges or fees payable in the ordinary course of business or in relation to amounts arising from the return of direct debits or cheques credited to the above Account.
We agree that the pledge in our favour over the Account granted pursuant to our General Business Conditions shall rank behind all the pledges over the Account granted to the Collateral Agent by the Pledgor pursuant to the Account Pledge Agreement dated on or around December 17, 2010 of which we have been notified by the Pledgor.
We take note of the fact that until notice to the contrary from the Collateral Agent to be served to us as Account Bank, the Pledgor may continue to operate the Account and in particular may dispose over the amounts standing to the credit of the Account.
Please send such aforesaid notice directly to
[details/address of Account Bank]

(duly authorised signatory of the Account Bank)

Signatories

r

Execution Copy
NOVELIS ALUMINIUM HOLDING COMPANY
NOVELIS DEUTSCHLAND GMBH
as Debtors
and
BANK OF AMERICA, N.A.
as Collateral Agent

ABSTRACT ACKNOWLEDGEMENT OF INDEBTEDNESS
AND GUARANTEE
(Abstraktes Schuldanerkenntnis
und Garantie)

THIS ABSTRACT ACKNOWLEDGEMENT OF INDEBTEDNESS AND GUARANTEE (this “Agreement”) is made on December 17, 2010
BETWEEN:
1.	Novelis Aluminium Holding Company, a limited liability company organized under the laws of Ireland, with registration number 316911, having its registered office at 25/28 North Wall Quay, Dublin 1, Ireland, (the “Irish Debtor”);

2.	Novelis Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany, registered with the Commercial Register of the local court in Göttingen, Germany under HRB 772, having its business address at Hannoversche Strasse 1, 37075 Göttingen, Germany (the “German Debtor”); and

3.	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A., in its capacity as collateral agent under the ABL Credit Agreement (as defined below) (the “Collateral Agent”).
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”) among, inter alios, the ABL Borrowers (as defined below), AV METALS INC., a corporation formed under the Canada Business Corporations Act (“Holdings”), the Subsidiary Guarantors, the Lenders party thereto, BANK OF AMERICA, N.A., as Issuing Bank, U.S. Swingline Lender, Collateral Agent and Administrative Agent and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender, the lenders thereunder have agreed to grant revolving loans and other extensions of credit (the “Loans”) to the ABL Borrowers.

(B)	In order to induce the Lenders to make extensions of credit to the Borrowers under the ABL Credit Agreement, the Debtors have agreed to issue an abstract acknowledgement of debt to further secure the obligations of the Borrowers to the Secured Parties under the Loan Documents.

NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.

1.2	Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the ABL Credit Agreement.

1.3	The following terms, as used herein, shall have the following meanings:

“ABL Borrowers” shall mean the “Borrowers” as defined in the ABL Credit Agreement.

“Debtors” shall mean collectively the Irish Debtor and the German Debtor, each being a “Debtor”.

“Loan Documents” shall have the meaning ascribed to such term in the ABL Credit Agreement, and “Loan Document” shall mean any of the Loan Documents.

“Receivables Purchase Agreement” shall mean the agreement (as amended from time to time) between the Novelis Deutschland GmbH and Novelis AG pursuant to which certain receivables owned or to be created by the Novelis Deutschland GmbH under certain of its supply contracts have been sold and assigned to the Novelis AG by way of a true sale.

“Secured Obligations” shall mean (a) obligations of the ABL Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the ABL Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all Secured Bank Product Obligations.
2.	ABSTRACT ACKNOWLEDGEMENT OF INDEBTEDNESS

2.1	Each of the Debtors hereby acknowledges by way of an abstract acknowledgement of indebtedness (in Form eines abstrakten Schuldanerkenntnisses) that it owes to the Collateral Agent sums equal to, and in the currency of, the Secured Obligations owed by it (the “Abstract Acknowledgement of Indebtedness”).

2.2	Each of the Debtors undertakes to pay to the Collateral Agent the amount referred to in clause 2.1 above upon first written demand after the Secured Obligations have become due.

2.3	The Collateral Agent shall have its own independent right to demand and receive full or partial payment of the obligations under this Agreement from each of the Debtors, irrespective of the rights of the Secured Parties under the Loan Documents.

2.4	The Debtors’ obligations under this Agreement shall not affect the existence of the Secured Obligations for which the Secured Parties shall have an independent right to demand payment according to the terms applicable to the Secured Obligations, nor any of the Debtors’ obligations, promises and other liabilities under the other Loan Documents as the same are supplemented or amended from time to time.

2.5	The Collateral Agent and the Debtors agree that the Debtors’ obligations under this Agreement shall not increase the total amount of the Secured Obligations. Accordingly, payment of the Secured Obligations and payment of the obligations under this Agreement may be collected only once and any discharge of any obligations under this Agreement shall, to the same extent, discharge the corresponding Secured Obligations and vice versa.

3.	GUARANTEE

3.1	Each of the Debtors, acting as joint and several debtors (Gesamtschuldner), hereby irrevocably and unconditionally guarantees by way of an independent guarantee (Garantie) (the “Guarantee”) to the Collateral Agent, each existing lender under the ABL Credit Agreement, each party that becomes a lender thereunder in the future by way of assignment, novation or accession to the

ABL Credit Agreement, and each other Secured Party the due and punctual fulfillment of all Secured Obligations.
3.2	Each of the Debtors shall effect payment under the Guarantee promptly upon the Collateral Agent’s demand and confirmation (Garantie auf erstes Anfordern) that any amount claimed from the Debtors hereunder is equal to the monies not paid under the Secured Obligations when due.

3.3	Any sum falling within the ambit of Clause 3.1 which may not be recoverable from the Debtors on the basis of this Guarantee for any reason whatsoever shall nonetheless be recoverable from the Debtors hereunder on the basis of a primary obligation to the Collateral Agent, the Secured Parties and the Lenders to indemnify them against any loss (including loss of profit) incurred by them or any of them in consequence of any party (other than the Lenders) to the ABL Credit Agreement or another Loan Document failing to perform any obligation thereunder.

3.4	The Collateral Agent may at any time without thereby discharging, impairing or otherwise affecting the obligations of the Debtors hereunder (i) give or agree to give any time or other indulgence to any party in respect of the Secured Obligations, (ii) (to the extent this is not to the detriment of the Debtors) offer or agree to or enter into any agreement for any variation of the Secured Obligations, (iii) settle with any party with respect to Secured Obligations or any of them or (iv) prove or abstain from proving (anmelden) a Secured Obligation in a bankruptcy, winding-up, liquidation or reorganization of a Loan Party.

3.5	The obligation of the Debtors hereunder are (and are intended to be) a continuing and independent security to the Collateral Agent, each Secured Party and each Lender, as the case may be, for the due and punctual payment of each and every sum of principal, interest and all other moneys payable with respect to the Secured Obligations and accordingly the Guarantee (i) shall be in addition to and not in substitution for or derogation from any other encumbrance, guarantee or other security now or at any time hereafter held by or on behalf of the Collateral Agent, such Secured Party or such Lender in respect of the Secured Obligations, (ii) shall not be or be construed to be satisfied by any discharge of or payment of or on account of the Secured Obligations which has not resulted in a final and irrevocable settlement of the respective obligation, and (iii) shall at all times extend to cover the balance of principal, interest and all other moneys which are now or may at any time hereafter be due and payable with respect to the Secured Obligations.

3.6	The Collateral Agent shall not be obliged before asserting or enforcing the obligations of the Guarantors hereunder (i) to take action or obtain judgment against any Loan Party in any court, (ii) to make or file any claim or proof in any bankruptcy, winding-up, liquidation or reorganization of any such party or (iii) to enforce or seek to enforce any other encumbrance, guarantee or other security now or at any time hereafter held by or on behalf of the Collateral Agent, such Secured Party or such Lender in respect of the Secured Obligations.

3.7	Where any payment has been made by the Debtors to the Collateral Agent, any Secured Party or any Lender hereunder the Debtors shall not take the benefit of subrogation (Übergang von Rechten) (if any) of any rights or any encumbrance, guarantee or other security now or any time hereafter held by or on behalf of the Collateral Agent, any Secured Party or any Lender in respect of the Secured Obligations until the Secured Obligations have been discharged in full.

3.8	This agreement may be enforced against the Debtors by the Collateral Agent as agent for the Lenders and the Secured Parties in any proceedings, including enforcement proceedings.

4.	LIMITATION AS TO THE OBLIGATION OF THE GERMAN DEBTOR

4.1	Subject to Clause 4.2 through Clause 4.6 below, the Collateral Agent shall not enforce the obligations created hereunder (the “Guarantee Obligations”) to the extent (i) the Guarantee Obligations secure obligations of one of the German Debtor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the German Debtor, or the German Debtor itself), and (ii) the enforcement of the Guarantee Obligations for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by the German Debtor in preparing its unconsolidated balance sheets (Jahresabschluß gemäß § 42 GmbHG, §§ 242, 264 HGB) of the German Debtor to an amount that is insufficient to maintain its registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:

4.1.1	The amount of any increase of the German Debtor’s registered share capital (Stammkapital) implemented after the date of this Agreement that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the German Debtor;

4.1.2	any loans provided to the German Debtor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the German Debtor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;

4.1.3	any shareholder loans, other loans and contractual obligations and liabilities incurred by the German Debtor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;

4.1.4	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower than their market value and that are not necessary for the business of the German Debtor (nicht betriebsnotwendig) shall be accounted for with their market value; and

4.1.5	the assets of the German Debtor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with Clause 4.2.1 below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
4.2	The limitations set out in Clause 4.1 only apply:
4.2.1	if and to the extent that the managing directors of the German Debtor have confirmed in writing to the Collateral Agent within ten (10) Business Days of a demand for payment or the commencement of enforcement under this Agreement the value of the Guarantee Obligations which cannot be enforced without causing the net assets of the German Debtor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral

Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or
4.2.2	if, within twenty (20) Business Days after an objection under Clause 4.2.1 has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the German Debtor by a firm of auditors of international standing and reputation that is appointed by the German Debtor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the German Debtor are necessary to maintain its registered share capital as at the date of the Realization Notice or the commencement of enforcement (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the German Debtor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
4.3	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Guarantee Obligations up to those amounts that are undisputed between them and the German Debtor or determined in accordance with Clause 4.1 and Clause 4.2. In respect of the exceeding amounts, the Secured Parties shall be entitled to further pursue their claims (if any) and the German Debtor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the Realization Notice or the commencement of enforcement and taking into account the adjustments set out above). The Secured Parties are entitled to enforce those parts of the Guarantee Obligations that are not enforced by operation of Clause 4.1 above at any subsequent point in time. This Clause 4 shall apply again as of the time such additional enforcement is made.

4.4	Clause 4.1 shall not apply as to the amount of Loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the German Debtor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid but excluding, for the avoidance of doubt, any purchase price payment received by the German Debtor under the Receivables Purchase Agreement.

4.5	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into security arrangements in support of obligations of their shareholders without limitations, the limitations set forth in Clause 4.1 shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 4.1 above, such less stringent limitations shall apply. Otherwise, Clause 4.1 shall remain unaffected by changes in applicable law.

4.6	The limitations provided for in Clause 4.1 above shall not apply where (i) the German Debtor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Ergebnisabführungsvertrag) is or will be in existence with the German Debtor and the German Debtor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).

5.	SECURITY PURPOSE

The purpose of the Abstract Acknowledgement of Indebtedness and Guarantee is to secure the prompt, full and irrevocable discharge of any and all Secured Obligations.

6.	ASSIGNMENT AND TRANSFER

6.1	The Collateral Agent shall, at any time, have the right to assign and to transfer all or any part of its rights or obligations or both under this Agreement to any of the Secured Parties or any person becoming a Secured Party and the respective Debtor shall execute and deliver all such documents and take all such actions and make all such declarations which the Collateral Agent may reasonably require in connection with such transfer and assignment. For the avoidance of doubt, it is hereby set forth that, if an assignment and transfer occurs, all accessory rights (akzessorische Nebenrechte) connected with or related to the Abstract Acknowledgement of Indebtedness, in particular any guaranty (Bürgschaft) or pledge (Pfandrecht), shall also be assigned or transferred to the respective assignee or transferee.

6.2	The Debtors shall not be entitled to assign or transfer all or any part of their rights or obligations or both hereunder.

6.3	Each of the Debtors hereby agrees and consents to any accession of any new party, and any change to the parties to the ABL Credit Agreement, any other Loan Document (by way of transfer, assignment or novation) or any transfer or assignment to the terms as contemplated under the respective provisions in the ABL Credit Agreement or any other Loan Document.
6.4	Each of the Debtors furthermore agrees that notwithstanding any such accession, change, transfer or assignment, this Agreement shall remain in full force and shall continue to secure the Secured Obligations for the benefit of the Secured Parties or any assignee, transferee, or any other successor in the same manner as if such assignee, transferee, or any other successor in title had been named in this (a) Agreement or (b) the ABL Credit Agreement, or any other Loan Document, respectively, instead of, or in addition to, the (y) Collateral Agent or (z) the present parties to the ABL Credit Agreement or any other Loan Document, respectively.

7.	WAIVERS

Each of the Debtors hereby waives all defences (Einwendungen) it may have, including the defences of revocation (Anfechtbarkeit), set-off (Aufrechenbarkeit) and comparable defences under foreign law. The waiver shall not apply to set-off with counterclaims that are uncontested (unbestritten) or based on an unappealable court decision (rechtskräftig festgestellt).

8.	SUCCESSORS AND ASSIGNS

All covenants, promises and agreements of each of the Debtors hereunder shall inure to the benefit of the Secured Parties and their successors and assigns.

9.	CONTRACT FOR BENEFIT OF THIRD PARTIES

This Agreement constitutes a contract in favor of the Lenders and the Secured Parties as third party beneficiaries pursuant to § 328 (1) of the German Civil Code (Bürgerliches Gesetzbuch — BGB) so that each such Lender and Secured Party shall, subject to any limitations provided for in the ABL Credit Agreement which may require action by the Collateral Agent and subject to all provisions of this Agreement, be entitled to claim performance of the obligations assumed hereby directly from and against the Debtors.

10.	SUBORDINATION

Each Debtor hereby agrees that any existing or future claim of any of them against another Loan Party or Debtor or any of their direct or indirect shareholders or affiliates of such shareholders is hereby subordinated to the claims against the Lenders, the Secured Parties and the Collateral Agent under the ABL Credit Agreement, the other Loan Documents and this Agreement

(Rangrücktritt von Konzernforderungen) and, after an Event of Default as defined under the ABL Credit Agreement has occurred and is continuing, such claims of any Debtor, if the Collateral Agent so requests, shall be collected, enforced and received by such Debtor as trustee for the Lenders and the other Secured Parties and be paid over to the Collateral Agent for payment to the Lenders and the Secured Parties on account of the indebtedness of the relevant Debtor but without affecting or impairing in any manner the liability of such Debtor under the other provisions of this Agreement.
11.	INTERCREDITOR AGREEMENT AND ABL CREDIT AGREEMENT

Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement, dated on or about December 17, 2010 (the “Intercreditor Agreement”), among the grantors party thereto; Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent; and Bank of America, N.A., as Term Loan Administrative Agent and ABL Collateral Agent (each term as defined therein) and (b) the provisions of section 11.22 of the ABL Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the ABL Credit Agreement, including Article X thereof, shall govern and control the exercise of remedies by Collateral Agent.

12.	TAX

The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.16 and 7.10 of the ABL Credit Agreement are hereby incorporated, mutatis mutandis, and shall apply to this Agreement, the parties hereto and the Secured Parties as if set forth herein.

13.	INDEMNITY

13.1	The Collateral Agent shall not be liable for any loss or damage suffered by any Debtor in connection herewith save in respect of such loss or damage which is suffered as a result of the willful misconduct or gross negligence of the Collateral Agent.

13.2	Each of the Debtors shall indemnify the Collateral Agent and keep the Collateral Agent indemnified against any and all damages, losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against the Collateral Agent for anything done or omitted in the exercise or purported exercise of the powers contained herein and occasioned by any breach of such Debtor of any of its obligations or undertakings herein contained other than to the extent that such damages, losses, actions, claims, expenses, demands and liabilities are incurred or made against the Collateral Agent as a result of the gross negligence or willful misconduct of the Collateral Agent.

14.	LIMITATION PERIOD

The Collateral Agent and the Debtors hereby agree that the obligations set out in this Agreement shall become time barred after 10 years. With respect to the commencement, suspension (Hemmung), interruption (Unterbrechung) and expiry of the limitation period, the mandatory provisions of German law shall apply.

15.	NOTICES AND THEIR LANGUAGE

15.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by mail or fax transmission (to be affirmed in writing) to the following addresses:

If to the Irish Debtor:	Novelis Aluminium Holding Company
c/o Novelis Deutschland GmbH
Hannoversche Strasse 1
37075 Göttingen
Germany
Attention: Management
Fax: +49.551.304 4902

If to the German Debtor:	Novelis Deutschland GmbH
Hannoversche Strasse 1
37075 Göttingen
Germany
Attention: Management (Geschäftsführung)
Fax: +49.551.304 4902

If to the Collateral Agent:	Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603,
U.S.A.
Attention: Account Officer
Fax: + 1 312-453-5555

or to such other address as the recipient may notify or may have notified in writing.

15.2	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

16.	PARTIAL INVALIDITY; WAIVER

16.1	Without prejudice to any other provision hereof, if at any time any one (or more) provision(s) hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, or if the parties become aware of any omission (Vertragslücke) hereto of any terms which were intended to be included in this Agreement, such invalidity, illegality or unenforceability in such jurisdiction or with respect to such party or parties or such omission (Vertragslücke) shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto and shall not affect or impair the validity, legality and enforceability of the remaining provisions hereof. Such invalid, illegal or unenforceable provision or such omission (Vertragslücke) shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal, unenforceable or omitted provision.

16.2	No forbearance or failure to exercise, nor any delay, on the part of the Collateral Agent, in exercising any right, power or remedy hereunder shall be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any further or other exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law. Every right, power or remedy shall continue in full force and effect until such right, power or remedy is specially waived by the Collateral Agent by an instrument in writing.

17.	AMENDMENTS

Any amendments, changes or variations to this Agreement may be made only with the agreement of the Debtors and the Collateral Agent in writing. For the avoidance of doubt, this applies also to this clause 17.

18.	GOVERNING LAW AND PLACE OF JURISDICTION

18.1	This Agreement is governed by, and shall be construed in accordance with, the laws of the Federal Republic of Germany.

18.2	The place of jurisdiction for any and all claims or disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main, Federal Republic of Germany. The Collateral Agent shall, however, also be entitled to take legal action against each of the Debtors before any other competent court of law having jurisdiction over the respective Debtor of any of its assets.

19.	COSTS AND EXPENSES

All costs and expenses reasonably incurred in connection with the preparation and execution hereof shall be borne by the Debtors.

SIGNATURE PAGE

Execution Copy
NOVELIS DEUTSCHLAND GMBH
as Assignor
and
BANK OF AMERICA, N.A.
as Collateral Agent

GLOBAL ASSIGNMENT OF RECEIVABLES
AND INSURANCE CLAIMS
(GLOBALZESSION)

Global Assignment Agreement / Novelis Deutschland GmbH

Global Assignment Agreement / Novelis Deutschland GmbH

This GLOBAL ASSIGNMENT AGREEMENT (the “Agreement”) is dated December 17, 2010 and made
Between:
(1)	Novelis Deutschland GmbH, a limited liability company organized under the laws of Germany, having its business address at Hannoversche Strasse 1, 37075 Göttingen, Germany, which is registered in the commercial register at the local court (Amtsgericht) of Göttingen under HRB 772 (the “Assignor”); and

(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A. (in its capacity as Collateral Agent under the ABL Credit Agreement (as defined below) the “Collateral Agent”).
WHEREAS:
A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”) among, inter alios, the ABL Borrowers (as defined below), AV METALS INC., a corporation formed under the Canada Business Corporations Act (“Holdings”), the Subsidiary Guarantors, the lenders party thereto, BANK OF AMERICA, N.A., as Issuing Bank, U.S. Swingline Lender, Collateral Agent and Administrative Agent and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender (as the foregoing capitalized terms are defined in the ABL Credit Agreement), the lenders thereunder have agreed to grant revolving loans and other extensions of credit (the “ABL Loans”) to the ABL Borrowers.

B)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “Term Loan Credit Agreement”) among, inter alios, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Term Loan Borrower”), Holdings, the Subsidiary Guarantors, the lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Term Loan Administrative Agent”) and as Collateral Agent (as the foregoing capitalized terms are defined in the Term Loan Credit Agreement), the lenders thereunder have agreed to extend credit to the Term Loan Borrower in the form of initial term loans (the “Initial Term Loans”) and, if so requested by the Term Loan Borrower by written notice to the Term Loan Administrative Agent and provided that the approached existing lender elects to provide the respective commitment, in the form of incremental commitment term loans effected by a respective joinder agreement to the Term Loan Credit Agreement (the “Incremental Term Loans”), and certain refinancing indebtedness in respect of all or any portion of the Term Loans then outstanding (the “Other Term Loans” and,
Global Assignment Agreement / Novelis Deutschland GmbH

1

together with the Initial Term Loans and the Incremental Term Loans referred to as the “Term Loans”).

C)	The ABL Loans and the Term Loans are collectively referred to as the “Loans”, and the ABL Credit Agreement and the Term Loan Credit Agreement are collectively referred to as the “Credit Agreements” and each a “Credit Agreement”).

D)	The Assignor has agreed to enter into a security assignment agreement over its receivables against customers, rights and claims pertaining to collection arrangements, the Profit and Loss Pooling Agreement (as defined below), inter-company loans and insurance claims as security for the Secured Parties’ respective claims against the Loan Parties under or in connection with the Credit Agreements.

E)	The Assignor is party to a Receivables Purchase Agreement (as defined below) with Novelis AG.

F)	It is one of the conditions for the granting of the Loans that the Assignor enters into this Agreement.
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	In this Agreement:

“ABL Borrowers” shall mean the “Borrowers” as defined in the ABL Credit Agreement.

“Abstract Acknowledgments of Indebtedness” shall mean (i) the Abstract Acknowledgment of Indebtedness and Guarantee (Abstraktes Schuldanerkenntnis und Garantie) among Novelis Aluminium Holdings Company, Novelis Deutschland GmbH and the Collateral Agent, granted in connection with the ABL Credit Agreement and (ii) the Abstract Acknowledgment of Indebtedness and Guarantee (Abstraktes Schuldanerkenntnis und Garantie) among Novelis Aluminium Holdings Company, Novelis Deutschland GmbH and the Collateral Agent, granted in connection with the Term Loan Credit Agreement and “Abstract Acknowledgement of Indebtedness” shall mean each of them.

“Aged Debtor List” shall mean, for each Receivable, the aggregate face amount of such Receivables, the identification number of the relevant account debtor, the date
Global Assignment Agreement / Novelis Deutschland GmbH

2

and number of the related invoices and the order confirmation number for each related invoice, the due date of payments to be made by the relevant account debtor under the related invoices, the face amount of such Receivable, the name and address of each relevant account debtor, organized in numerical order by identification number and, upon request of the Collateral Agent, related Supply Contracts and purchase orders.

“Blank Notification Letter” shall mean a blank notification letter in the form set out in Schedule 1 (Blank Notification Letter).

“Borrowers” shall mean collectively the ABL Borrowers and the Term Loan Borrower.

“Event of Default” shall mean any Event of Default as defined in the ABL Credit Agreement and/or any Event of Default as defined in the Term Loan Credit Agreement, as the context requires.

“Lenders” shall mean the Lenders under the ABL Credit Agreement and/or the Lenders under the Term Loan Credit Agreement, as the context requires.

“Loan Documents” shall mean the Loan Documents as defined in the ABL Credit Agreement and the Loan Documents as defined in the Term Loan Credit Agreement, as the context requires.

“Loan Parties” shall mean the Loan Parties as defined in the ABL Credit Agreement and the Loan Parties as defined in the Term Loan Credit Agreement , as the context requires.

“Parties” shall mean the Assignor and the Collateral Agent.

“Permitted Lien” has the meaning given to such term in the ABL Credit Agreement, or the Term Loan Credit Agreement, as the context may require.

“Profit and Loss Pooling Agreement” shall mean the profit and loss pooling agreement initially entered into by Alcan Deutschland Holdings GmbH & Co. KG and the Assignor, dated November 20, 2002 (notarial deed number 52/2002 of notary Prof. Dr. Alexander Riesenkampff) which was transferred by operation of law from Alcan Deutschland Holdings GmbH & Co. KG to Novelis Aluminium Holdings Company, an Irish limited liability company (“NAHCO”) in connection with a share transfer and withdrawal agreement dated December 15, 2004 and which now continues to be in existence between NAHCO and the Assignor.

“Receivables Purchase Agreement” shall mean the agreement between the Assignor and Novelis AG dated July 6, 2007, as amended and restated on December 17, 2010, (and as further amended from time to time) pursuant to which certain receivables
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owned or to be created by the Assignor under certain of its supply contracts have been sold and assigned to Novelis AG by way of a true sale.

“Secured Obligations” shall comprise

(I) (a) obligations of the ABL Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the ABL Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all Secured Bank Product Obligations (for purposes of clause (I) “Loan Parties”, “Insolvency Proceeding”, “Letter of Credit”, “Reimbursement Obligations”, “Extraordinary Expenses” and “Loan Documents” and “Secured Bank Product Obligations” have the meaning set forth in the ABL Credit Agreement);

(II) (a) obligations of the Term Loan Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Term Loan Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Loan Documents, and (b) the due and
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punctual payment of all obligations of the Term Loan Borrower and the other Loan Parties under each Hedging Agreement entered into with any Secured Hedge Provider under the Term Loan Credit Agreement (for purposes of clause (II), “Loan Parties”, “Hedging Agreement”, “Secured Party” and “Secured Hedge Provider” have the meaning set forth in the Term Loan Credit Agreement); and

(III) the Abstract Acknowledgements of Indebtedness.

“Secured Parties” shall mean, collectively, all Secured Parties as defined in the ABL Credit Agreement and all Secured Parties as defined in the Term Loan Credit Agreement.

“Supply Contract” shall mean any and all contracts, instruments, agreements, invoices, notes or other writings (including an agreement evidenced by a purchase order or similar document) of, to or involving the supply of goods, merchandise or services by the Assignor.

1.2	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the ABL Credit Agreement and/or the Term Loan Credit Agreement, as the context requires.

1.3	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

1.4	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.5	Any reference in this Agreement to a “Clause”, “Sub-clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, sub-clause or schedule hereof.

2.	ASSIGNMENT OF RECEIVABLES

2.1.	Subject to Section 2.2, the Assignor hereby assigns (tritt ab) to the Collateral Agent:
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2.1.1	all present and future amounts due from any party to the Assignor pursuant to, or under, a Supply Contract, including VAT and late payment interest and penalties;

2.1.2	any and all present and future rights and claims of the Assignor under any present or future collection arrangements including, without limitation those listed in Exhibit 1 to Schedule 2 hereof (the “Collection Arrangements”) in respect of receivables against collection agents (the “Collection Arrangement Receivables”);

2.1.3	any and all present and future, actual and contingent, monetary claims of the Assignor under or in connection with the Profit and Loss Pooling Agreement (the “PLPA Receivables”);

2.1.4	any and all present and future, actual and contingent monies owed to the Assignor by any affiliate (including, without limitation, any claims vis-à-vis Aluminium Norf Gesellschaft mit beschränkter Haftung, a German limited liability company, registered with the commercial register of the local court (Amtsgericht) of Neuss under HRB 1271) under any and all inter-company loan agreements or other comparable financing transactions (including, without limitation, those listed (purely for purposes of evidence) in Exhibit 2 to Schedule 2) (collectively the “Inter-Company Loans”);

2.1.5	all claims arising under the insurance contracts specified in Schedule 3 (the “Insurance Contracts List”), with the exception of claims arising under insurance contracts of which the beneficiary is a third party (for example, third party liability insurance (Haftpflichtversicherung)) (the “Excluded Claims”);

2.1.6	all present, future, actual or contingent claims, other than the Excluded Claims, owed to the Assignor under any present or future insurance contract (including, but not limited to the insurance contracts listed in the Insurance Contract List); and

2.1.7	all claims transferred to the Assignor by any third party and arising from any of the legal grounds (Rechtsgrund) set out under Clause 2.1.6.
The present and future receivables set out in this Clause 2.1, except for the Excluded Receivables, are in this Agreement referred to as the “Receivables”.
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2.2	The assignment under Section 2.1 does not extend to any and all of the claims and rights that are assigned by the Assignor to Novelis AG under the Receivables Purchase Agreement (the “Excluded Receivables”). Any rights that are not effectively transferred thereunder, whether as a result of a termination of the Receivables Purchase Agreement or otherwise, shall, however, be assigned to the Collateral Agent under this Agreement, to the extent such receivables are subject to extended retention of title arrangements, Clause 6 hereof shall apply.

2.3	The Collateral Agent hereby accepts the assignment of the Receivables.

2.4	Subject to Clause 8.1, the present Receivables existing at the date of this Agreement shall pass to the Collateral Agent on the date of this Agreement and any future Receivables shall pass to the Collateral Agent on the date such Receivables come into existence or are acquired by the Assignor (whichever is earlier in time).

2.5	In the event that the Assignor maintains a current account arrangement (Kontokorrent) with any debtor of the Receivables, the assignment by the Assignor includes all claims from any existing or future current account balances, the right to determine and demand payment of the net balance and the right to terminate the current account relationship. The Assignor shall not enter into any further current account arrangements without the prior written consent of the Collateral Agent, except for such current account arrangements in which the Assignor can demand payment of the net balance at any time.

2.6	If payments in respect of the Receivables are made by cheque or bill of exchange, the ownership in the documents shall pass to the Collateral Agent upon the respective Assignor acquiring such ownership, and the Assignor hereby assigns to the Collateral Agent in advance any of its rights arising therefrom as security for the Secured Obligations. Physical delivery of cheques and bills of exchange to the Collateral Agent shall be replaced by an undertaking of the Assignor to hold such cheques and bills of exchange in gratuitous custody (unentgeltliche Verwahrung) for the Collateral Agent or, if the Assignor does not obtain actual possession of such documents, the Assignor hereby assigns to the Collateral Agent in advance all of its claims for delivery thereof against third parties as security for the Secured Obligations.

3.	ASSIGNMENT AND TRANSFER OF ANCILLARY RIGHTS

3.1	All collateral securing the Receivables, any other ancillary rights in relation to the Receivables and all rights arising out of or in connection with the transactions
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underlying the Receivables (collectively the “Ancillary Rights” and collectively with the Receivables, the “Collateral”) shall hereby be transferred to the Collateral Agent upon the assignment as of the date specified in Clause 2.4, to the extent such rights are not automatically transferred to the Collateral Agent by operation of Section 401 of the German Civil Code (Bürgerliches Gesetzbuch).

3.2	Upon request of the Collateral Agent, the Assignor shall take all reasonable actions and make all declarations to transfer the Ancillary Rights held by the Assignor to the Collateral Agent.

4.	DELIVERY OF UPDATED RECEIVABLES LISTS AND INSURANCE LIST

4.1	The Assignor shall deliver to the Collateral Agent on the date hereof and subsequently upon request and, in any event, on each Reconciliation Date (as defined in the Receivables Purchase Agreement), an updated list of Receivables (the “Updated Receivables List”). The Assignor shall further deliver Aged Debtor Lists; the first Aged Debtor List, if it has not been provided before, shall be delivered by the Assignor within thirty (30) days hereof and thereafter Aged Debtor Lists shall be delivered by the Assignor to the Collateral Agent upon the request of the Agent and, in any event, at least annually.

4.2	The Updated Receivables List shall be delivered in the same form as the Receivables List set out in Schedule 2 (Receivables List).

4.3	Each delivery of an Updated Receivables List and an Aged Debtor List by the Assignor shall constitute an agreement as to the transfer (Abtretung) of the Receivables listed in such Updated Receivables List and the Aged Debtor List, as the case may be. The Updated Receivables List and the Aged Debtor List shall be delivered by email, or by an electronic data carrier (in such form as agreed between the Collateral Agent and Assignor).

4.4	For the sake of clarification, the transfer under Clause 4.3 shall in no way limit the generality of the assignment under Clause 2. In particular, if for any reason whatsoever any Receivable has not been listed in the Updated Receivables List or the Aged Debtor List, then the assignment of the Receivables under Clause 2 shall not be affected thereby.
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4.5	Upon the occurrence of an Event of Default, the Assignor shall upon the request of the Collateral Agent deliver to the Collateral Agent an Updated Receivables List and Aged Debtor List.

4.6	To the extent the Assignor has instructed a third party with its bookkeeping or data processing, it hereby authorizes the Collateral Agent to obtain the Updated Receivables Lists directly from such third party in its own name and at the Assignor’s costs. Assignor’s obligation to deliver the Updated Receivables List personally shall not be affected hereby.

4.7	The Assignor may deliver any Updated Receivables Lists on a CD-ROM as a Microsoft Excel file or any other readable and compatible electronic medium satisfactory to the Collateral Agent.

5.	BLANK NOTIFICATION LETTERS

5.1	The Assignor hereby authorizes the Collateral Agent to notify any debtor on its behalf of the assignment of the Receivables and to terminate any current account arrangements to the relevant debtor. Subject to the provisions in the Receivables Purchase Agreement and other agreements involving the parties that relate to the notification of debtor, the Collateral Agent shall make use of such authorization only after an Event of Default.

5.2	The Assignor shall hand over to the Collateral Agent no later than 10 Business Days after the execution of this Agreement 10 (in words: ten) duly signed Blank Notification Letters. The Collateral Agent is permitted to copy any Blank Notification Letters signed by the Assignor and to use such copy in order to notify the debtor pursuant to Clause 5.1.

6.	ASSIGNMENT OF RECEIVABLES SUBJECT TO EXTENDED RETENTION OF TITLE

6.1	If Receivables are subject to extended retention of title arrangements (verlängerter Eigentumsvorbehalt), the assignment of such Receivables to the Collateral Agent shall only become effective upon extinction of the respective retention of title arrangements. As long as any person is only partly entitled to Receivables as a result of such person’s retention of title arrangements, the assignment of such Receivables to the Collateral Agent hereunder shall be limited to that part of the Receivables to which the Assignor is the holder. The other part of the Receivables will transfer to
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the Collateral Agent at such time as that part is no longer subject to any such retention of title arrangements.

6.2	The Assignor hereby assigns to the Collateral Agent, who accepts such assignments, its respective rights to reassignment of those Receivables that are assigned to a person on the basis of retention of title arrangements as well as any contingent claims to the transfer of all proceeds paid out to such person, together with all rights pertaining thereto. The same applies to any possible inchoate right (Anwartschaftsrecht) with respect to the assignment of any Receivables that is subject to a condition subsequent (auflösende Bedingung).

6.3	Upon the time at which the Collateral Agent may revoke the authorization under Clause 8.1 the Collateral Agent shall be entitled to extinguish any retention of title arrangements by satisfying the holder thereof.

7.	SECURED OBLIGATIONS

7.1	The security created hereunder secures the payment of all Secured Obligations. The assignment shall also cover any future extension of the Secured Obligations and the Assignor herewith expressly agrees that the assignment shall secure the Secured Obligations as extended or increased from time to time.

7.2	The Collateral Agent shall hold (a) any security over any Revolving Credit Priority Collateral (as defined in the Intercreditor Agreement) granted hereunder (i) first, as security for any Secured Obligations owing to the Secured Parties (as defined in the ABL Credit Agreement) and (ii) second, as security for any Secured Obligations owing to the Secured Parties (as defined in the Term Loan Credit Agreement), and (b) any security over any Pari Passu Priority Collateral (as defined in the Intercreditor Agreement) granted hereunder (i) first, as security for any Secured Obligations owing to the Secured Parties (as defined in the Term Loan Credit Agreement) and (ii) second, as security for any Secured Obligations owing to the Secured Parties (as defined in the ABL Credit Agreement), in each case in accordance with the terms of the Intercreditor Agreement.

8.	DISPOSALS OVER RECEIVABLES

8.1	In relation to the debtor, the Assignor shall be authorized (ermächtigt) to collect (einziehen) the Receivables in its ordinary course of business, and to exercise the Ancillary Rights. The Collateral Agent shall be entitled to revoke the authorization
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granted under this Clause 8.1 at any time after any of the events described in Clauses 9.1 and 9.5, or if any of the Termination Events (as defined in Section 5.9 of the Receivables Purchase Agreement) has occurred.

8.2	Except for the existing Collection Arrangements, the selling of Receivables by way of a sale factoring transaction regardless of whether on a recourse or on a non-recourse basis (unechtes und echtes Factoring) and similar types of transactions, including but not limited to securitizations, requires the Collateral Agent’s prior written consent, not to be unreasonably withheld. This does not apply to a sale under the Receivables Purchase Agreement to the extent the Assignor is entitled to sell and transfer Receivables thereunder pursuant to Clause 8.1. For the avoidance of doubt, any further restrictions imposed under the Loan Documents shall remain unaffected thereby.

9.	REALISATION OF THE COLLATERAL

9.1	The Collateral shall become immediately enforceable if an Event of Default is continuing and any of the Secured Obligations have not been paid when due and payable, and the Collateral Agent gives notice to the Assignor that the Collateral in question is enforceable. After the Collateral has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Collateral in any manner it sees fit.

9.2	Upon revocation of the authorization granted pursuant to Clause 8.1 above, the Assignor shall be obligated, upon request of the Collateral Agent, to notify debtor, borrowers under Inter-Company Loans and insurers of the assignment in writing substantially in the form of Schedule 1.

9.3	The realization (Verwertung) of the Collateral (or any part thereof) shall not require a prior court ruling or any other enforceable title (vollstreckbarer Titel).

9.4	The Collateral Agent shall be entitled to realize the Collateral — either in whole or in part — in any legally permissible manner, in particular by collecting the Receivables.

9.5	The Collateral Agent shall give the Assignor at least ten (10) Business Days prior written notice (Androhung) of the intention to realize any of the Collateral (the “Realization Notice”). Such Realization Notice is not necessary if the observance of the notice period will materially adversely affect the security interests of the Collateral Agent. Such Realization Notice shall in particular not be required, if:
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9.5.1	the Assignor or any of the Borrowers ceases to make payments to third parties generally (“seine Zahlungen einstellt” within the meaning of Section 17 (2), Sentence 2 of the German Insolvency Regulation (Insolvenzordnung));

9.5.2	the Assignor or any of the Borrowers becomes over-indebted (“überschuldet” within the meaning of Section 19 of the German Insolvency Regulation), or illiquid (“zahlungsunfähig” within the meaning of Section 17 of the German Insolvency Regulation), or its illiquidity is imminent (“drohende Zahlungsunfähigkeit” within the meaning of Section 18 of the German Insolvency Regulation);

9.5.3	the Assignor or any of the Borrowers files an application for the institution of insolvency proceedings or similar proceedings over its assets;

9.5.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of the Assignor or any of the Borrowers, provided such application is not unfounded (unbegründet); or

9.5.5	a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or an insolvency administrator (Insolvenzverwalter) or any similar kind of receiver, liquidator or administrator has been appointed over the assets of the Assignor or any of the Borrowers.
9.6	The Realization Notice pursuant to the first sentence of Clause 9.5 may be given to the Assignor at the same time any notice of acceleration in relation to any of the Secured Obligations is given to the Borrower.

9.7	If the Collateral Agent decides not to enforce all of the Collateral, it shall be entitled to determine, in its sole discretion, which part of the Collateral shall be realized.

9.8	The Collateral Agent may take all measures and enter into all agreements with debtor of the Assignor or any third-party creditor which it considers reasonably necessary or expedient in connection with the realization of the Collateral taking into account the legitimate interest of the Assignor.

9.9	For the purpose of realizing the Collateral, the Assignor shall, upon the Collateral Agent’s request, promptly (unverzüglich) furnish the Collateral Agent with all documents of title and other relevant documents held by the Assignor and shall render
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all assistance which is necessary or expedient in respect of the realization of the Collateral.

9.10	Following the realization of all or part of the Collateral, the net proceeds (net proceeds shall mean proceeds less any taxes and costs) shall be used to satisfy the Secured Obligations.

10.	LIMITATION OF ENFORCEMENT

10.1	Subject to Clause 10.2 through Clause 10.6 below, the Collateral Agent shall not enforce the Collateral to the extent (i) the Collateral secures obligations of one of the Assignor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the Assignor or the Assignor itself), and (ii) the enforcement of the Collateral for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by the Assignor in preparing its unconsolidated balance sheets (Jahresabschluß gemäß § 42 GmbHG, ff 242, 264 HGB)) of the Assignor to an amount that is insufficient to maintain its registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
10.1.1	the amount of any increase of the Assignor’s registered share capital (Stammkapital) implemented after the date of this Agreement that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the Assignor;

10.1.2	any loans provided to the Assignor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the Assignor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;
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10.1.3	any shareholder loans, other loans and contractual obligations and liabilities incurred by the Assignor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;

10.1.4	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower than their market value and that are not necessary for the business of the Assignor (nicht betriebsnotwendig) shall be accounted for with their market value; and

10.1.5	the assets of the Assignor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with paragraph (b) below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
10.2	The limitations set out in Clause 10.1 only apply:
10.2.1	if and to the extent that the managing directors of the Assignor have confirmed in writing to the Collateral Agent within ten (10) Business Days of receipt of the Realization Notice or the commencement of enforcement under this Agreement the value of the Collateral which cannot be enforced without causing the net assets of the Assignor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or

10.2.2	if, within twenty (20) Business Days after an objection under paragraph (A) has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the Assignor by a firm of auditors of international standing and reputation that is appointed by the Assignor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the Assignor are necessary to maintain its registered share capital as at the date of the Realization Notice or the commencement of enforcement (taking into account the adjustments set out above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer
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Buchführung) as consistently applied by the Assignor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.
10.3	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Collateral up to those amounts that are undisputed between them and the Assignor or determined in accordance with Clause 10.1 and Clause 10.2. In respect of the exceeding amounts, the Collateral Agent shall be entitled to further pursue the Secured Parties’ claims (if any) and the Assignor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the Realization Notice or the commencement of enforcement and taking into account the adjustments set out above). The Collateral Agent is entitled to pursue those parts of the Collateral that are not enforced by operation of Clause 10.1 above at any subsequent point in time. This Clause 10 shall apply again as of the time such additional enforcements are made.

10.4	Clause 10.1 shall not apply as to the amount of Loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the Assignor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid, but excluding, for the avoidance of doubt, any purchase price payment received by the Assignor under the Receivables Purchase Agreement.

10.5	The limitations provided for in Clause 10.1 above shall not apply where (i) the Assignor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Gewinnabführungsvertrag) is or will be in existence with the Assignor and the Assignor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).

10.6	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into guarantees in support of obligations of their shareholders without limitations, the limitations set forth in Clause 10.1 shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 10.1 above, such less stringent limitations shall apply. Otherwise, Clause 10.1 shall remain unaffected by changes in applicable law.
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11.	WAIVER OF ASSIGNOR’S DEFENSES AND OF SUBROGATION RIGHTS

11.1	The Assignor hereby waives all defenses against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off (Aufrechenbarkeit) of the Secured Obligations. This waiver shall not apply to a set-off with counterclaims that are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).

11.2	If the Collateral is enforced, or if the Assignor has discharged any of the Secured Obligations (or any part of them), no rights of the Secured Parties shall pass to the Assignor by subrogation or otherwise. Further, the Assignor shall not at any time before, on or after an enforcement of the Collateral and as a result of the Assignor entering into this Agreement, be entitled to demand indemnification or compensation from any Borrower, Guarantor or any of its affiliates or to assign any of these claims.

12.	RELEASE OF THE COLLATERAL

12.1	Upon full and final satisfaction of all Secured Obligations, the Collateral Agent shall at the cost and expense of the Assignor reassign the Collateral to Assignor and surrender the surplus proceeds, if any, resulting from any realization of the Collateral to the Assignor. This shall not apply to the extent that the Collateral Agent has to surrender the Collateral or such proceeds to a third party who is entitled to the Collateral or to such proceeds. If the Collateral Agent is authorized to release in whole or in part any assigned collateral under both the Term Loan Credit Agreement and the ABL Credit Agreement, the Collateral Agent is authorized to release the Collateral under this Agreement.

12.2	Prior to the full and final satisfaction of all the Secured Obligations, the Collateral Agent shall only be obligated to release or surrender the Collateral or any part thereof and/or the surplus proceeds, if any, resulting from any realization of the Collateral, if and to the extent, applicable law of the Federal Republic of Germany requires such release. If the Collateral Agent is required to release collateral under applicable law of the Federal Republic of Germany, it may, however, decide, in its reasonable discretion, to release other collateral than the Collateral in order to comply with such requirement.

12.3	In addition to those valuation procedures stated in any other document constituting security interests in respect of the Secured Obligations, the Assignor and the Collateral Agent agree that solely for the purpose of determining the realizable value
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of the Collateral the following valuation procedures shall apply: Purely for purposes of calculating the realizable value of Receivables, such Receivables which (i) are subject to a prohibition on assignment or require third party consent, (ii) are subject to set-off or to a defense because of non-performance or partial performance of the underlying contractual obligation or (iii) are governed by a law other than German law and have not been validly assigned to the Collateral Agent under such law shall not be taken into account. Receivables (other than the aforementioned) and Inter-Company Loans shall be valued at their nominal value minus 10% to account for the risk of non-recovery, provided, however, that the Assignor or the Collateral Agent may demand a reassessment of the realizable value of all or part of the Collateral if in their reasonable opinion there have been material changes (which are not temporary changes) with respect to the value of all or part of the Collateral which justify such reassessment. Where no realizable value of the Collateral is determined hereunder, the Assignor or the Collateral Agent may demand that an agreement on valuation of such Collateral for the purpose hereof is reached whereby the Assignor and the Collateral Agent shall base such valuation on the fair market value of such Collateral and shall take account in such assessment of any risk of a change in realizable value of such Collateral and of any loss on forced disposal of such Collateral by making reasonable deductions therefore.

13.	DURATION AND INDEPENDENCE

13.1	In no event shall the Collateral be released before and unless all Secured Obligations have been fully and finally discharged and there is no amount outstanding under the Secured Obligations, whether for principal, interest, fees or other costs, expenses, charges or otherwise.

13.2	The Collateral shall provide a continuing security and, to the largest extent possible under applicable law, no change or amendment whatsoever in and to the Secured Obligations and to any document related to the Secured Obligations shall affect the validity of this Agreement nor shall it limit the obligations which are imposed on the Assignor hereunder.

13.3	This Agreement is in addition to, and independent of, any other security or guarantee the Collateral Agent may now or hereafter hold in respect of the Secured Obligations. None of such security or guarantee shall prejudice, or shall be prejudiced by, the Collateral in any way.
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14.	REPRESENTATIONS AND WARRANTIES

14.1	The Assignor represents and warrants (sichert zu) to the Collateral Agent by way of an independent guarantee (selbständiges Garantieversprechen) that:
14.1.1	The Profit and Loss Pooling Agreement is in full force and effect between NAHCO and the Assignor in the form set forth in the notarial deed number 52/2002 of notary public Prof. Dr. Alexander Riesenkampff, as executed on December 02, 2002, and has not been terminated; and there are no shareholder resolutions or agreements amending the Profit and Loss Pooling Agreement and no side agreements with respect to the Profit and Loss Pooling Agreement.

14.1.2	The execution and performance hereof do not and will not (i) violate any provision of law or the articles of association of the Assignor, any order of any court or governmental agency to which it is bound, (ii) violate in a material way any provision of any agreement or other instrument to which any of the Assignor is bound, (iii) be in conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any such agreement or other instrument, or (iv) result in the creation or imposition of any lien upon any property or assets of any of the Assignor, except for liens created hereby.

14.1.3	As long as this Agreement remains in force, the obligations of the Assignor hereunder are legal, valid, binding and enforceable against the Assignor in accordance with their terms, subject to any qualification in any legal opinion rendered in relation thereto by the law firm of Noerr LLP on or about the date of this Agreement.

14.1.4	No consents, licenses, approvals or authorizations of, registrations with or declarations to any governmental authority are required in connection with the execution and performance hereof (other than any governmental authority that is a third party debtor of the Assignor).

14.1.5	The Assignor is the unrestricted and legal owner of the Receivables and has the valid rights in, and good title to, the Collateral and, except for Receivables under Clause 2.1.1, may freely dispose of the claims assigned under this Agreement and has full power and authority (corporate and otherwise) to grant to the Collateral Agent the security interest in the Collateral and to execute and perform its obligations in accordance with the terms hereof, without the consent or approval of any other person, except for consent requirements or
Global Assignment Agreement / Novelis Deutschland GmbH

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prohibitions of assignments contained in standard terms and conditions of insurance companies being subject to Section 354a of the German Commercial Code (HGB).

14.1.6	Save for Permitted Liens it is the unrestricted legal and economic owner of the Receivables specified in the Receivables List and the Insurance Contract List as at the date specified on such list;

14.1.7	Except as permitted under the Credit Agreements, the Receivables specified in the Receivables List and the Insurance Contract List are free from any right, claim, title, interest, pledge, lien or charge whatsoever or other encumbrances or any other third party rights as at the date specified on such list.

14.1.8	The Security Interest created hereby constitutes a valid security interest in the Collateral enforceable against the Assignor and third parties, and to the Assignor’s best knowledge no counterclaims as to which a right to set-off or a right of retention could be exercised exist to date except in the ordinary course of business and not exceeding the amount of 3% of the nominal value of the assigned Receivables or as otherwise permitted in accordance with the terms of the Credit Agreement, subject to any qualification in any legal opinion rendered in relation thereto by the law firm of Noerr LLP on or about the date of this Agreement.

14.1.9	At the date hereof it has not ceased payments within the meaning of Section 17 (2), Sentence 2 of the German Insolvency Regulation (Insolvenzordnung), nor is it over-indebted within the meaning of Section 19 of the German Insolvency Regulation, or in terms of the German generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung); nor is it illiquid within the meaning of Section 17 of the German Insolvency Regulation, nor is its illiquidity imminent within the meaning of Section 18 of the German Insolvency Regulation.

14.1.10	The Assignor has its “centre of main interest” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings in its jurisdiction of incorporation.
14.2	The Assignor represents and warrants to the Collateral Agent in the form of an independent guarantee (selbständiges Garantieversprechen) that at the date set out on
Global Assignment Agreement / Novelis Deutschland GmbH

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the Receivables List it has no other substantial receivables than those set out herein except for receivables sold under the Receivables Purchase Agreement.

15.	UNDERTAKINGS OF THE ASSIGNOR

The Assignor undertakes towards the Collateral Agent and the Secured Parties:

15.1	to promptly (unverzüglich) inform the Collateral Agent upon such request of the conclusion of new insurance contracts;

15.2	except as to the Receivables sold and assigned under the Receivables Transfer Agreement and except for Permitted Liens, not to create or permit to subsist any encumbrance over any of the Receivables, or do or permit to be done, anything which is reasonably expected to jeopardize or otherwise directly prejudice the existence, validity or enforceability of the security created hereunder;

15.3	not to terminate, amend or modify the Profit and Loss Pooling Agreement without the prior written consent of the Collateral Agent;

15.4	to furnish to the Collateral Agent such information concerning the Receivables as is available to the Assignor and as the Collateral Agent may reasonably request for the evaluation or collection of the claims, and upon occurrence of any of the events described in Clause 10.1 and notice being given to the Assignor, to permit the Collateral Agent and its designees to inspect, audit and make copies of and extracts from all records and all other papers in the possession of Assignor which pertain to the Receivables, and upon the reasonable request of the Collateral Agent, to deliver copies of all such records and papers;

15.5	to inform the Collateral Agent promptly upon gaining knowledge of any attachments (Pfändungen) of third parties that relate to the Receivables or any other third-party measures, except for the creation of Permitted Liens, which impair or jeopardize the Collateral. In the event of any such attachment, the Assignor shall provide the Collateral Agent with a copy of the attachment and/or transfer order (Pfändungs- und/oder Überweisungsbeschluss) and any other documents which the Collateral Agent requests that are necessary or expedient for a defense against such attachment. In addition, the Assignor shall inform the third party promptly (unverzüglich) in writing of the Collateral Agent’s security interest and render to the Collateral Agent all assistance required or expedient to defend the Receivables. All costs and expenses reasonably incurred for defense measures by the Collateral Agent shall be borne by
Global Assignment Agreement / Novelis Deutschland GmbH

20

the Assignor. This shall also apply to the institution of legal action which the Collateral Agent considers necessary;

15.6	if the documents, books, records or electronic data systems evidencing Receivables are in the direct possession of a third party, to instruct such third party to allow the Collateral Agent to have access to those documents, books, records and electronic data systems.

15.7	to ensure that the Collateral Agent is furnished with an insurance certificate (Sicherungsschein or Sicherungsbestätigung) for each of the insurances maintained for the account of the Collateral Agent.

15.8	to execute and do all such assurances, acts and things at its own expense, as the Collateral Agent may reasonably require
15.8.1	for perfecting or protecting the security and the first priority thereof, where applicable, under this Agreement; and

15.8.2	in the case of the enforcement of security, to facilitate the realization of all or any part of the Collateral which is subject to this Agreement and the exercise of all powers, authorities and discretions vested in the Collateral Agent.
16.	INTERCREDITOR AGREEMENT AND CREDIT AGREEMENTS
In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement dated on or about December 17, 2010 (the “Intercreditor Agreement”), among Bank of America, N.A. as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent, Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent; and the grantors party thereto, and (b) the provisions of section 11.22 of the ABL Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event
Global Assignment Agreement / Novelis Deutschland GmbH

21

of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Credit Agreements, including Article X of the ABL Credit Agreement and Section 11.19 of the Term Loan Credit Agreement, shall govern and control the exercise of remedies by the Collateral Agent.
17.	NOTICES

17.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be delivered personally, sent by registered mail or sent by Fax (with confirmation copy by registered mail) to the following addresses:

17.2	If to the Collateral Agent:
Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603, U.S.A.
Attention: Account Officer
Fax: + 312-453-5555
17.3	If to the Assignor:
Novelis Deutschland GmbH
Hannoversche Strasse 1
37075 Göttingen
Germany
Attention: Managing Director
Fax: +49. 551. 304-4902
or to such other address as the recipient may notify or may have notified to the other party in writing.

17.4	Any notice or other communication under this Agreement shall be in English or in German. If in German, such notice or communication shall be accompanied by a translation into English.
Global Assignment Agreement / Novelis Deutschland GmbH

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18.	WAIVER

18.1	No failure to exercise or any delay in exercising any right or remedy hereunder shall operate as a waiver hereunder. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any right or remedy.

18.2	Any rights pursuant to this Agreement, including the rights under this Clause, may be waived only in writing.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

20.	GOVERNING LAW AND JURISDICTION

20.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

20.2	For any disputes arising out of or in connection with this Agreement the courts in Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction. Which court will have jurisdiction to hear the case (sachliche Zuständigkeit), shall be determined in accordance with statutory provisions. The Collateral Agent, however, shall also be entitled to take legal action against the Assignor before any other court having jurisdiction over the Assignor or any of its assets.

21.	LIABILITY AND INDEMNIFICATION

21.1	Without extending the Collateral Agent’s liability as set forth in any of the Credit Agreements, the Collateral Agent shall not be liable for any loss or damage suffered by the Assignor, save in respect of such loss or damage which is suffered as a result of
Global Assignment Agreement / Novelis Deutschland GmbH

23

any gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) of the Collateral Agent.

21.2	The Assignor shall indemnify the Collateral Agent and any person appointed by the Collateral Agent under this Agreement, against any losses, actions, claims, expenses, demands and liabilities which are incurred by or made against the Collateral Agent for any action or omission in the exercise of the powers contained herein other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Collateral Agent as a result of the gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) of the Collateral Agent.

22.	AMENDMENTS
Any amendment to, or modification of, this Agreement, including this Clause, shall be effective only if made in writing, unless mandatory law provides for more stringent formal requirements.
23.	ANNEXES, SCHEDULES
All Annexes and Schedules to this Agreement shall form an integral part hereof.
24.	SEVERABILITY

24.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be accidentally incomplete or become incomplete, this shall not affect the validity or enforceability of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or in order to remedy any incompleteness, a provision shall apply which comes as close as possible to that which the Parties had intended or would have intended if they had considered the matter. In the event that any rights granted under this Agreement shall be impaired or be or become invalid or unenforceable this shall not affect the validity or enforceability of any other rights granted under this Agreement.

24.2	To the extent that Receivables have not been properly transferred, Assignor undertakes that it will promptly (unverzüglich) cure any legal defects, undertake all necessary acts and (in the event that these legal defects render this Agreement invalid or otherwise affect the perfection and enforceability of the security interest created thereby) re-execute this Agreement.
Global Assignment Agreement / Novelis Deutschland GmbH

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SCHEDULE 1
Blank Notification Letter
[Letterhead of Novelis Deutschland GmbH]

To:	[Name and address of third party debtor]

Date:	_______________________
Dear Sirs,
We hereby give you notice that we have assigned all our present and future rights and claims against you arising under our business connection (the “Receivables”) to Bank of America, N.A. (the “Collateral Agent”) pursuant to a global assignment agreement dated on or about December 17, 2010 (the “Global Assignment Agreement”).
Upon receipt of this notice, you are hereby advised that
(i)	the right to dispose over the Receivables and to receive payment in respect thereof is exclusively vested with the Collateral Agent;

(ii)	any payment made to us in respect of the Receivables will not discharge you from your obligations thereunder;

(iii)	all payments to be made by you in respect of the Receivables must be made in favor of the Collateral Agent to the following account:

Name of Account Holder:	Bank of America, N.A.
Account Number:	[•]
Account Bank:	[•]
Bank Sort Code:	[•]
(iv)	all remedies exercisable in connection with the Receivables are exercisable by the Collateral Agent only;

(v)	we hereby terminate any current account arrangements (Kontokorrent) that are in existence between you and Novelis Deutschland GmbH and demand determination of the net balance from you.
Please acknowledge receipt of this notice by signing the enclosed acknowledgement and returning the same to the Collateral Agent at the following address:
Global Assignment Agreement / Novelis Deutschland GmbH

Bank of America, N.A.
Attention: Account Officer
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603, U.S.A.
Yours sincerely,
Novelis Deutschland GmbH

by:
Name:
Title:
Enclosures: Form of Acknowledgement
Global Assignment Agreement / Novelis Deutschland GmbH

Form of Acknowledgement

To:	Bank of America, N.A.
Attention: Account Officer
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603, U.S.A.

Date:	_____________________

Re:	Global Assignment Agreement
Dear Sirs,
We hereby acknowledge receipt of the notice of Global Assignment of Receivables dated [•] (the “Notice”), whereby we are put on notice that Novelis Deutschland GmbH has assigned all of its present and future rights and claims against us arising under our business connection, to Bank of America, N.A. pursuant to a global assignment agreement dated on or about December 17, 2010.
We hereby confirm to act in accordance with the instructions made in the Notice.
[We hereby also confirm that we have received the notice of the termination of the current account arrangements (Kontokorrent) and that we will determine the net balance.]1
Yours sincerely,
[Name of third party debtor]

by:
Name:
Title:

[1]	Insert as applicable, i.e. if current account arrangements exist.
Global Assignment Agreement / Novelis Deutschland GmbH

SCHEDULE 2
Receivables List
-CD-ROM-
Global Assignment Agreement / Novelis Deutschland GmbH

Exhibit 1
Collection Arrangements
-CD-ROM-
Global Assignment Agreement / Novelis Deutschland GmbH

Exhibit 2
Inter-Company Loan Receivables
-CD-ROM-
Global Assignment Agreement / Novelis Deutschland GmbH

SCHEDULE 3
Insurance Contract List — Novelis Deutschland GmbH

GLOBAL
Versicherung	Versicherer	Versicherer - Anschrift	Vertragsnummer
(Insurance)	(Insurer)	(Insurer - address)	(Policy number)
Transportversicherung (Transport Insurance)	ACE	ACE Europe Group Limited Direktion für Deutschland Lurgi allee 10 60439 Frankfurt/Main	87GEA01 091

Betriebshaftpflicht (Business Liability Insurance)	Zürich / Zurich	Zürich Versicherung AG (Deutschland) Global Corporate Germany Receiving Business Solmstr. 27-37 Frankfurt am Main 60486 Frankfurt am Main	800.380.005.332

- DIC / DIL	Zürich / Zurich	dto.	800.380.005.332
Industrie Allrisk Versicherung (Industrial Allrisk Insurance)	Zürich / Zurich	Zurich Insurance plc Niederlassung für Deutschland Direktion Frankfurt Solmstr. 27-37 60486 Frankfurt am Main	400.387.110.320,00

- DIC / DIL	Zürich / Zurich	dto.	400.387.110.320,00
Global Assignment Agreement / Novelis Deutschland GmbH

LOCAL
Versicherung	Versicherer	Versicherer - Anschrift	Vertragsnummer
(Insurance)	(Insurer)	(Insurer - address)	(Policy number)
H DI-Gerling I ndustrie Versicherung AG
Niederlassung Mainz
		Hegelstr. 61	Diverse
KFZ-Versicherungen	HDI	55122 Mainz	(Miscellaneous)
Zürich Versicherung AG (Deutschland)
Global Corporate Germany
UC/Receiving Business
Strahlenhaftpflicht		Solmstr. 27-37 Frankfurt am Main
(Radiation Liability Insurance)	Zürich / Zurich	60486 Frankfurt am Main	800.380.009.338,00
Global Assignment Agreement / Novelis Deutschland GmbH

Signatories
Global Assignment Agreement / Novelis Deutschland GmbH

Execution Copy
NOVELIS AG
as Assignor
and
BANK OF AMERICA, N.A.
as Collateral Agent

ASSIGNMENT OF RECEIVABLES
(FORDERUNGSZESSION)

This RECEIVABLES ASSIGNMENT AGREEMENT (the “Agreement”) is dated December 17, 2010 and made
Between:
(1)	Novelis AG, a stock corporation organized under the laws of Switzerland, having its business address Sternenfeldstrasse 19, 8700 Küsnacht, Zurich, Switzerland (the “Assignor”); and

(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A. (in its capacity as Collateral Agent under the ABL Credit Agreement (as defined below), the “Collateral Agent”).
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”) among, inter alios, the ABL Borrowers (as defined below), AV METALS INC., a corporation formed under the Canada Business Corporations Act (“Holdings”), the Subsidiary Guarantors, the lenders party thereto, BANK OF AMERICA, N.A., as Issuing Bank, U.S. Swingline Lender, Collateral Agent and Administrative Agent and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender (as the foregoing capitalized terms are defined in the ABL Credit Agreement), the lenders thereunder have agreed to grant revolving loans and other extensions of credit (the “ABL Loans”) to the ABL Borrowers.
(B)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “Term Loan Credit Agreement”) among, inter alios, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Term Loan Borrower”), Holdings, the Subsidiary Guarantors, the lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Term Loan Administrative Agent”) and as Collateral Agent (as the foregoing capitalized terms are defined in the Term Loan Credit Agreement), the lenders thereunder have agreed to extend credit to the Term Loan Borrower in the form of initial term loans (the “Initial Term Loans”) and, if so requested by the Term Loan Borrower by written notice to the Term Loan Administrative Agent and provided that the approached existing lender elects to provide the respective commitment, in the form of incremental commitment term loans effected by a respective joinder agreement to the Term Loan Credit Agreement (the “Incremental Term Loans”), and certain refinancing indebtedness in respect of all or any portion of the Term Loans then outstanding (the “Other Term Loans” and, together with the Initial Term Loans and the Incremental Term Loans referred to as the “Term Loans”).

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(D)	The ABL Loans and the Term Loans are collectively referred to as the “Loans”, and the ABL Credit Agreement and the Term Loan Credit Agreement are collectively referred to as the “Credit Agreements” and each a “Credit Agreement”).

(E)	The Assignor, in connection with the entering into the ABL Credit Agreement, entered into a non-recourse Receivables Purchase Agreement (as defined below) with Novelis Deutschland GmbH. The Assignor enters into this Agreement with a view to, inter alia, finance the purchase of Purchased Receivables under, and as defined in, the Receivables Purchase Agreement and in order to provide security for the Secured Obligations (as defined below).

(F)	It is one of the conditions for granting the Loans that the Assignor enters into this Agreement.
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE
1.1	In this Agreement:
“ABL Borrowers” shall mean the “Borrowers” as defined in the ABL Credit Agreement.
“Abstract Acknowledgments of Indebtedness” shall mean (i) the Abstract Acknowledgment of Indebtedness and Guarantee (Abstraktes Schuldanerkenntnis und Garantie) among Novelis Aluminium Holdings Company, Novelis Deutschland GmbH and the Collateral Agent, granted in connection with the ABL Credit Agreement and (ii) the Abstract Acknowledgment of Indebtedness and Guarantee (Abstraktes Schuldanerkenntnis und Garantie) among Novelis Aluminium Holdings Company, Novelis Deutschland GmbH and the Collateral Agent, granted in connection with the Term Loan Credit Agreement and “Abstract Acknowledgement of Indebtedness” shall mean each of them.
“Aged Debtor List” shall mean, for each Receivable, the aggregate face amount of such Receivables, the identification number of the relevant Account Debtor, the date and number of the related invoices and the order confirmation number for each related invoice, the due date of payments to be made by the relevant Account Debtor under the related invoices, the face amount of such Receivable, the name and address of each relevant Account Debtor, organized in numerical order by identification number and, upon request of the Collateral Agent, related Supply Contracts and purchase orders.
“Blank Notification Letter” shall mean a blank notification letter in the form set out in Schedule 1 (Blank Notification Letter).
“Borrowers” shall mean collectively the ABL Borrowers and the Term Loan Borrower.

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“Event of Default” shall mean any Event of Default as defined in the ABL Credit Agreement and/or any Event of Default as defined in the Term Loan Credit Agreement, as the context requires.
“Lenders” shall mean the Lenders under the ABL Credit Agreement and/or the Lenders under the Term Loan Credit Agreement, as the context requires.
“Loan Documents” shall mean the “Loan Documents” as defined in the ABL Credit Agreement and the “Loan Documents” as defined in the Term Loan Credit Agreement.
“Loan Parties” shall mean the Loan Parties as defined in the ABL Credit Agreement and the Loan Parties as defined in the Term Loan Credit Agreement.
“Notice Event” shall mean any time where (i) Excess Availability (as defined in the Credit Agreement) is less than USD 110 million, or (ii) a Termination Event (as defined in the Receivables Purchase Agreement) or an Event of Default has occurred.
“Parties” shall mean the Assignor and the Collateral Agent.
“Permitted Lien” has the meaning given to such term in the ABL Credit Agreement and the Term Loan Credit Agreement, as the context requires.
“Receivables List” shall mean a list of certain Purchased Receivables prepared in the form of Schedule 3 (Form of Receivables List).
“Receivables Purchase Agreement” shall mean the agreement between the Assignor and Novelis Deutschland GmbH as amended and restated on December 17, 2010 (as amended from time to time) pursuant to which certain receivables owned or to be created by Novelis Deutschland GmbH under certain of its supply contracts have been sold and assigned to the Assignor by way of a true sale.
“Secured Obligations” shall comprise
(I) (a) obligations of the ABL Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the ABL Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency

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of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all Secured Bank Product Obligations (for purposes of clause (I) “Loan Parties”, “Insolvency Proceeding”, “Letter of Credit”, “Reimbursement Obligations”, “Extraordinary Expenses” and “Loan Documents” and “Secured Bank Product Obligations” have the meaning set forth in the ABL Credit Agreement);
(II) (a) obligations of the Term Loan Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Term Loan Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all obligations of the Term Loan Borrower and the other Loan Parties under each Hedging Agreement entered into with any Secured Hedge Provider under the Term Loan Credit Agreement (for purposes of clause (II), “Loan Parties”, “Hedging Agreement”, “Secured Party” and “Secured Hedge Provider” have the meaning set forth in the Term Loan Credit Agreement); and
(III) the Abstract Acknowledgements of Indebtedness.
“Secured Parties” shall mean all Secured Parties as defined in the ABL Credit Agreement, and all Secured Parties as defined in the Term Loan Credit Agreement.
“Supply Contract” shall mean any and all contracts, instruments, agreements, invoices, notes or other writings (including an agreement evidenced by a purchase order or similar document) of, to or involving the supply of goods, merchandise or services by the Assignor.
1.2	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.

1.3	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the Receivables Purchase Agreement and, to the extent not defined therein, the ABL Credit Agreement and/or the Term Loan Credit Agreement, as the context requires.

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1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

1.5	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.6	Any reference in this Agreement to a “Clause”, “Sub-clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, sub-clause or schedule hereof.
2.	ASSIGNMENT OF RECEIVABLES
2.1.	The Assignor hereby assigns (tritt ab) to the Collateral Agent:
2.1.1	All receivables purchased from Novelis Deutschland GmbH under the Receivables Purchase Agreement;

2.1.2	all receivables (Forderungen) specified in the Receivables List or in any Updated Receivables List other than receivables marked as excluded thereon and all receivables specified on any Aged Debtor List;

2.1.3	all present, future, actual or contingent receivables owed or becoming owed to the Assignor by Novelis Deutschland GmbH;

2.1.4	all rights, including but not limited to rights under credit insurances, pertaining to the receivables acquired by the Assignor under the Receivables Purchase Agreement;

2.1.5	all claims and rights arising out of, or in connection with, the Receivables Purchase Agreement including, without limitation, claims and rights against Novelis Deutschland GmbH; and

2.1.6	all claims transferred to the Assignor by any third party and arising from any of the legal grounds (Rechtsgrund) set out under Clause 2.1.3.

2.1.7	The present and future receivables claims and rights referenced and to be assigned in this Clause 2.1, are in this Agreement referred to as the “Receivables”.
2.2	Subject to Clause 5.1, the present Receivables existing at the date of this Agreement shall pass to the Collateral Agent on the date of this Agreement and any future

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Receivables shall pass to the Collateral Agent on the date such Receivables come into existence.

2.3	In the event that the Assignor maintains or will maintain a current account arrangement (Kontokorrent) with any debtor of the Receivables, the assignment by the Assignor includes all claims from any existing or future current account balances, the right to determine and demand payment of the net balance and the right to terminate the current account relationship. The Assignor shall not enter into any further current account arrangements without the prior written consent of the Collateral Agent, except for such current account arrangements in which the Assignor can demand payment of the net balance at any time.

2.4	If payments in respect of the Receivables are made by cheque or bill of exchange, the ownership in the documents shall pass to the Collateral Agent upon the respective Assignor acquiring such ownership, and the Assignor hereby assigns to the Collateral Agent in advance any of its rights arising therefrom as security for the Secured Obligations. Physical delivery of cheques and bills of exchange to the Collateral Agent shall be replaced by an undertaking of the Assignor to hold such cheques and bills of exchange in gratuitous custody (unentgeltliche Verwahrung) for the Collateral Agent or, if the Assignor does not obtain actual possession of such documents, the Assignor hereby assigns to the Collateral Agent in advance all of its claims for delivery thereof against third parties as security for the Secured Obligations.
3.	ASSIGNMENT AND TRANSFER OF ANCILLARY RIGHTS
3.1	All collateral securing the Receivables, any other ancillary rights in relation to the Receivables and all rights arising out of or in connection with the transactions underlying the Receivables (collectively the “Ancillary Rights” and collectively with the Receivables, the “Collateral”) shall hereby be transferred to the Collateral Agent upon the assignment as of the date specified in Clause 2.2, to the extent such rights are not automatically transferred to the Collateral Agent by operation of Section 401 of the German Civil Code (Bürgerliches Gesetzbuch). Among other things, this includes the assignment of pledges over bank accounts that are agreed by Novelis Deutschland GmbH for the benefit of the Assignor to secure certain of the Receivables as well as all rights and claims of the Assignor under a trust relationship with respect to bank accounts held by Novelis Deutschland GmbH with Commerzbank AG and/or Deutsche Bank AG that is agreed on or about the date hereof.

3.2	Upon request of the Collateral Agent, the Assignor shall take all reasonable actions and make all declarations to transfer the Ancillary Rights held by the Assignor to the Collateral Agent.

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4.	DELIVERY OF UPDATED RECEIVABLES LISTS

4.1	The Assignor shall deliver to the Collateral Agent on the date hereof and subsequently upon request and, in any event, on each Reconciliation Date, an updated list of Receivables (the “Updated Receivables List”). The Assignor shall further deliver Aged Debtor Lists; the first Aged Debtor List, if it has not been provided before, shall be delivered by the Assignor within thirty (30) days hereof and thereafter Aged Debtor Lists shall be delivered by the Assignor to the Collateral Agent upon the request of the Agent and, in any event, at least annually.

4.2	The Updated Receivables List shall be delivered in the same form as the Receivables List.

4.3	Each delivery of an Updated Receivables List, of an Aged Debtor List, or of the Receivables List, as the case may be, by the Assignor shall constitute an agreement as to the transfer (Abtretung) of the Receivables listed in such Updated Receivables List, Aged Debtor List or Receivables List by the Assignor to the Collateral Agent. The Updated Receivables List and the Aged Debtor List shall be delivered by email, or by an electronic data carrier (in such form as agreed between the Collateral Agent and Assignor).

4.4	For the sake of clarification, the transfer under Clause 4.3 shall in no way limit the generality of the assignment under Clause 2. In particular, if for any reason whatsoever any Receivable has not been listed in the Updated Receivables List or the Aged Debtor List, then the assignment of the Receivables under Clause 2 shall not be affected thereby.

4.5	Upon the occurrence of an Event of Default, the Assignor shall upon the request of the Collateral Agent deliver to the Collateral Agent an Updated Receivables List.

4.6	To the extent the Assignor has instructed a third party with its bookkeeping or data processing, it hereby authorizes the Collateral Agent to obtain the Updated Receivables Lists directly from such third party in its own name and at the Assignor’s costs. Assignor’s obligation to deliver the Updated Receivables List personally shall not be affected hereby.

5.	EXTENDED OR BROADENED RESERVATION OF TITLE

5.1	To the extent that Receivables are or will become subject to customary extended or broadened reservation of title arrangement (verlängerter oder erweiterter Eigentumsvorbehalt) between the Assignor and its supplier (Lieferant), the assignment of these Receivables shall be agreed immediately but be subject to the extinction or discharge of the retention of the title. To the extent the supplier is only partly entitled to the Receivables, the assignment of the Receivables shall be agreed

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with immediate effect with respect to an amount equal to the part of the Receivables to which the Assignor is entitled and the assignment of the other part shall be subject to the extended or broadened reservation of title.
5.2	To the extent that the Assignor is entitled to a re-assignment of a claim by a supplier pursuant to an extended or broadened reservation of title or the proceeds of a sale which the supplier has received, the Assignor hereby assigns to the Collateral Agent all rights to such claims together with any ancillary rights attached thereto.

5.3	The Assignor shall, where appropriate and in the ordinary course of its business, terminate any extended or broadened reservation of title arrangements by paying the purchase price to the relevant supplier. The Collateral Agent shall at any time be entitled to pay the purchase price or part thereof on the part and at the costs of the Assignor itself in order to terminate such extended transfer of title arrangement.

5.4	The Assignor hereby assigns to the Collateral Agent any claims that it currently has or will have in the future against such supplier in the event that the supply arrangement is terminated or not performed properly, in particular claims to return of payments already made and claims to damages.

6.	NOTIFICATION OF ASSIGNMENTS AND TERMINATION OF CURRENT ACCOUNT ARRANGEMENTS

6.1	Pursuant to Section 7.2, the Collateral Agent (or the Collateral Agent’s designee, assignee or pledgee) may from time to time give notices to each Account Debtor (other than the Excluded Account Debtors), and terminate any current account arrangements entered into with the relevant Account Debtor. To this effect, the Assignor shall deliver to the Collateral Agent no later than 10 Business Days after the execution of this Agreement 10 notarially certified and 10 uncertified certificates in the form of Schedule 1 (one half of each in the English language and in the German language) of this Agreement, duly printed on its headed paper and executed by authorized signatory/ies. Each notification made by the Collateral Agent (or any of its designees or subsequent assignees or pledgees) in accordance with this Clause 6. 1 may be accompanied by a simple or a notarially confirmed photocopy of such certificate or a certificate in the form of Schedule 2 or a German language version thereof.

6.2	The Assignor shall immediately after the execution of this Agreement notify Novelis Deutschland GmbH of the assignments agreed herein.

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7.	SPECIFIC AGREEMENTS WITH RESPECT TO THE PURCHASED RECEIVABLES

7.1	The Assignor shall not waive, amend, supplement, or modify the Receivables Purchase Agreement, or exercise any discretionary rights thereunder, or agree to do any of the foregoing (including without limitation approving any “Qualified Legal Opinion” thereunder, revising the list of “Qualified Jurisdictions” thereunder or designation of the “Collection Account” thereunder), without the express written consent of the Collateral Agent. The Assignor shall, upon request of the Collateral Agent (which request may be delivered in the sole discretion of Collateral Agent), exercise its rights under the Receivables Purchase Agreement (including, without limitation, with respect to requests for documentation permitted thereunder) in accordance with the instructions of the Collateral Agent; provided that any request to give notice to Account Debtors (as defined in the Receivables Purchase Agreement) shall be subject to the applicable limitations of Clauses 7.2 to 7.4 below. As soon as practicable following the closing of the Credit Agreement and in any event within 90 days thereafter, the Assignor shall establish a Collection Account (as defined in the Receivables Purchase Agreement) satisfactory to the Collateral Agent for each currency in which Purchased Receivables are received by Novelis Deutschland GmbH and such accounts shall be deemed Assigned Accounts and shall be assigned to the Collateral Agent pursuant to an account assignment agreement in form and substance satisfactory to the Collateral Agent and subject to a legal opinion in form and substance satisfactory to the Collateral Agent. The Assignor shall provide Novelis Deutschland GmbH notice of the establishment of such accounts along with all relevant account information and the designation of such accounts as the exclusive Collection Accounts to which all Account Debtors (other than Excluded Account Debtors) shall be directed to make payment. The agreement establishing each such “Collection Account” shall provide that the account bank irrevocably and unconditionally waives rights in respect of and agrees not to make any set-off or deduction from the accounts or invoke any right of pledge in relation to the accounts, other than in relation to charges payable in connection with the maintenance of the accounts or other account charges or fees payable in the ordinary course of business. Subject to satisfaction of the foregoing requirements with respect to new Collection Accounts, the Collateral Agent agrees to permit the original Collection Account to remain a Collection Account until a Termination Event has occurred.

7.2	Upon the occurrence of a Notice Event of the type referred to in clause (i) of the definition thereof, the Assignor shall, or shall cause Novelis Deutschland GmbH to, within fifteen (15) days of written request from the Collateral Agent (which request may be delivered in the sole discretion of Collateral Agent), deliver notices to all “Large Customers” (as defined in the Receivables Purchase Agreement) of all Purchased Receivables of the transfer and assignment to the Assignor (as

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contemplated by Section 5.6 of the Receivables Purchase Agreement) and may provide such notice to all “Small Customers” (as defined in the Receivables Purchase Agreement) of all Purchased Receivables; provided, that, if the Assignor and/or Novelis Deutschland GmbH does not within such period comply with such request, the Collateral Agent may (and is hereby authorized to) deliver such notices itself (and the cost of such delivery shall be reimbursed to the Collateral Agent pursuant to Clause 22.2 of this Agreement).
7.3	Upon the occurrence of a Notice Event of the type referred to in clause (ii) of the definition thereof, the Assignor shall, or shall cause Novelis Deutschland GmbH to, within fifteen (15) days of written request of the Collateral Agent (which request may be delivered in the sole discretion of Collateral Agent), deliver notices to all Account Debtors (as defined in the Receivables Purchase Agreement) of all Purchased Receivables of the transfer and assignment to the Assignor and the further assignment by the Assignor to the Collateral Agent pursuant to Clause 6 of this Agreement, together with designation of one or more new “Collection Accounts” (as defined in the Receivables Purchase Agreement) designated by the Collateral Agent; provided, that, the Collateral Agent may (and is hereby authorized to) deliver such notices itself (and the cost of such delivery shall be reimbursed to the Collateral Agent pursuant to Section 11 of this Agreement).

7.4	Until a Termination Event has occurred, the Collateral Agent agrees not to require any notice or consent under Section 4(c) of Annex B to the Receivables Purchase Agreement except to the extent a notice or consent is required to be obtained hereunder or under the Receivables Purchase Agreement for the related Receivable.

7.5	The Collateral Agent agrees (a) to limit the Required Data to the information required in connection with a Borrowing Base Certificate and (b) to permit the Assignor to grant waivers under Section 5.9(g) of the Receivables Purchase Agreement, in each case unless an Event of Default has occurred under the Credit Agreement or the Term Loan Credit Agreement.

7.6	The Assignor shall promptly deliver a copy of each notice and document to the Collateral Agent that it receives from the Seller or delivers to the Seller under the Receivables Purchase Agreement.

8.	SECURED OBLIGATIONS

The security created hereunder secures the payment of all Secured Obligations. The assignment shall also cover any future extension of the Secured Obligations and the Assignor herewith expressly agrees that the assignment shall secure the Secured Obligations as extended or increased from time to time.

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9.	DISPOSAL OVER RECEIVABLES

9.1	In relation to the debtors, the Assignor shall be authorized (ermächtigt) to collect (einziehen) the Receivables in its ordinary course of business, including the right to waive (whether by agreement on forgiveness of debt (Erlassvertrag) or by negative acknowledgement of debt (negatives Schuldanerkenntnis)) Receivables in the ordinary course of business. The Assignor is authorized to delegate the authorization to collect to Novelis Deutschland GmbH. The Collateral Agent shall be entitled to revoke the authorization granted under this Clause 9.1 at any time after any of the events described in Clauses 10.1 and 10.5 has occurred.

9.2	The sale of Receivables by way of a sale factoring transaction regardless of whether on a recourse or on a non-recourse basis (unechtes und echtes Factoring) and similar types of transactions, including but not limited to securitizations, requires the Collateral Agent’s prior written consent. For the avoidance of doubt, any further restrictions imposed under the Loan Documents shall remain unaffected thereby.

10.	REALISATION OF COLLATERAL

10.1	The Collateral shall become immediately enforceable if an Event of Default is continuing and any of the Secured Obligations have not been paid when due and payable, and the Collateral Agent gives notice to the Assignor that the Collateral in question is enforceable. After the Collateral has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Collateral in any manner it sees fit.

10.2	Upon revocation of the authorization granted pursuant to Clause 9.1 above, the Assignor shall be obligated, upon request of the Collateral Agent, to notify debtors of the assignment in writing substantially in the form of Schedule 1.

10.3	The realization (Verwertung) of the Collateral (or any part thereof) shall not require a prior court ruling or any other enforceable title (vollstreckbarer Titel).

10.4	The Collateral Agent shall be entitled to realize the Collateral — either in whole or in part — in any legally permissible manner, in particular by collecting the Receivables.

10.5	The Collateral Agent shall give the Assignor at least ten (10) Business Days prior written notice (Androhung) of the intention to realize any of the Collateral (the “Realization Notice”). Such Realization Notice is not necessary if the observance of the notice period will materially adversely affect the security interests of the Collateral Agent or the Secured Parties. Such Realization Notice shall in particular not be required, if:

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10.5.1	the Assignor or any of the Borrowers ceases to make payments to third parties generally (within the meaning of Section 190 para. 1 no. 2 of the Swiss Debt Collection and Bankruptcy Act);

10.5.2	the Assignor or any of the Borrowers becomes over-indebted (within the meaning of Section 725 para. 2 of the Swiss Code of Obligations.

10.5.3	the Assignor or any of the Borrowers files an application for the institution of insolvency proceedings or similar proceedings over its assets;

10.5.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of the Assignor or any of the Borrowers, provided such application is not unfounded (unbegründet); or

10.5.5	a preliminary insolvency administrator (vorläufiger Insolvenzverwalter bzw. provisorischer Sachwalter) or an insolvency administrator (Insolvenzverwalter bzw. Sachwalter) or any similar kind of receiver, liquidator or administrator has been appointed over the assets of the Assignor or any of the Borrowers.
10.6	The Realization Notice pursuant to the first sentence of Clause 10.5 may be given to the Assignor at the same time any notice of acceleration in relation to any of the Secured Obligations is given to the Borrowers.

10.7	If the Collateral Agent decides not to enforce all of the Collateral, it shall be entitled to determine, in its sole discretion, which part of the Collateral shall be realized.

10.8	The Collateral Agent may take all measures and enter into all agreements with debtors of the Assignor or any third-party creditor which it considers reasonably necessary or expedient in connection with the realization of the Collateral taking into account the legitimate interest of the Assignor.

10.9	For the purpose of realizing the Collateral, the Assignor shall, upon the Collateral Agent’s request, promptly (unverzüglich) furnish the Collateral Agent with all documents of title and other relevant documents held by the Assignor and shall render all assistance which is necessary or expedient in respect of the realization of the Collateral.

10.10	Following the realization of all or part of the Collateral, the net proceeds (net proceeds shall mean proceeds less any taxes and costs) shall be used to satisfy the Secured Obligations.
11.	LIMITATION OF ENFORCEMENT

If and to the extent (i) the obligations of the Assignor under this Agreement are for the exclusive benefit of the affiliates of the Assignor (except for the (direct or indirect)

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subsidiaries of the Assignor) and (ii) that complying with such obligations would constitute a repayment of capital (Kapitalrückzahlung) or the payment of a (constructive) dividend (Dividendenausschüttung), then the limitations set forth in sections 7.12 (Swiss Guarantors) of each of the Term Loan Credit Agreement and the ABL Credit Agreement shall apply to any enforcement of the Collateral and to the proceeds of such enforcement.
12.	WAIVER OF ASSIGNOR’S DEFENSES AND OF SUBROGATION RIGHTS

12.1	The Assignor hereby waives all defenses against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off (Aufrechenbarkeit) of the Secured Obligations. This waiver shall not apply to a set-off with counterclaims that are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).

12.2	If the Collateral is enforced, or if the Assignor has discharged any of the Secured Obligations (or any part of them), no rights of the Secured Parties shall pass to the Assignor by subrogation or otherwise. Further, the Assignor shall not at any time before, on or after an enforcement of the Collateral and as a result of the Assignor entering into this Agreement, be entitled to demand indemnification or compensation from any Borrower, Guarantor or any of its affiliates or to assign any of these claims.

13.	RELEASE OF THE COLLATERAL

13.1	Upon full and final satisfaction of all Secured Obligations, the Collateral Agent shall at the cost and expense of the Assignor retransfer the Collateral to Assignor and surrender the surplus proceeds, if any, resulting from any realization of the Collateral to the Assignor. This shall not apply to the extent that the Collateral Agent has to surrender the Collateral or such proceeds to a third party who is entitled to the Collateral or to such proceeds. If the Collateral Agent is authorized to release in whole or in part any assigned collateral under both the Term Loan Credit Agreement and the ABL Credit Agreement, the Collateral Agent is authorized to release the Collateral under this Agreement.

13.2	Prior to the full and final satisfaction of all the Secured Obligations, the Collateral Agent shall only be obligated to release or surrender the Collateral or any part thereof and/or the surplus proceeds, if any, resulting from any realization of the Collateral, if and to the extent, applicable law of the Federal Republic of Germany requires such release. If the Collateral Agent is required to release collateral under applicable law of the Federal Republic of Germany, it may, however, decide, in its reasonable discretion, to release other collateral than the Collateral in order to comply with such requirement.

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13.3	In addition to those valuation procedures stated in any other document constituting security interests in respect of the Secured Obligations, the Assignor and the Collateral Agent agree that solely for the purpose of determining the realizable value of the Collateral the following valuation procedures shall apply: Purely for purposes of calculating the realizable value of Receivables, such Receivables which (i) are subject to a prohibition on assignment or require third party consent, (ii) are subject to set-off or to a defense because of non-performance or partial performance of the underlying contractual obligation or (iii) are governed by a law other than German law and have not been validly assigned to the Collateral Agent under such law shall not be taken into account. Receivables (other than the aforementioned) and Inter-Company Loans shall be valued at their nominal value minus 10% to account for the risk of non-recovery, provided, however, that the Assignor or the Collateral Agent may demand a reassessment of the realizable value of all or part of the Collateral if in their reasonable opinion there have been material changes (which are not temporary changes) with respect to the value of all or part of the Collateral which justify such reassessment. Where no realizable value of the Collateral is determined hereunder, the Assignor or the Collateral Agent may demand that an agreement on valuation of such Collateral for the purpose hereof is reached whereby the Assignor and the Collateral Agent shall base such valuation on the fair market value of such Collateral and shall take account in such assessment of any risk of a change in realizable value of such Collateral and of any loss on forced disposal of such Collateral by making reasonable deductions therefore.

14.	DURATION AND INDEPENDENCE

14.1	In no event shall the Collateral be released before and unless all Secured Obligations have been fully and finally discharged and there is no amount outstanding under the Secured Obligations, whether for principal, interest, fees or other costs, expenses, charges or otherwise.

14.2	The Collateral shall provide a continuing security and, to the largest extent possible under applicable law, no change or amendment whatsoever in and to the Secured Obligations and to any document related to the Secured Obligations shall affect the validity of this Agreement nor shall it limit the obligations which are imposed on the Assignor hereunder.

14.3	This Agreement is in addition to, and independent of, any other security or guarantee the Collateral Agent may now or hereafter hold in respect of the Secured Obligations. None of such security or guarantee shall prejudice, or shall be prejudiced by, the Collateral in any way.

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15.	REPRESENTATIONS AND WARRANTIES

15.1	The Assignor represents and warrants (sichert zu) to the Collateral Agent by way of an independent guarantee (selbständiges Garantieversprechen) that:
15.1.1	The execution and performance hereof do not and will not (i) violate any provision of law or the articles of association of the Assignor, any order of any court or governmental agency to which it is bound, (ii) violate in a material way any provision of any agreement or other instrument to which the Assignor is bound, (iii) be in any material way in conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under any such agreement or other instrument, or (iv) result in the creation or imposition of any lien upon any property or assets of any of the Assignor, except for liens created hereby.

15.1.2	As long as this Agreement remains in force, the obligations of the Assignor hereunder are legal, valid, binding and enforceable against the Assignor in accordance with their terms subject to any qualification in any legal opinion rendered in relation thereto on or about the date of this Agreement.

15.1.3	No consents, licenses, approvals or authorizations of, registrations with or declarations to any governmental authority are required in connection with the execution and performance hereof (other than any governmental authority that is a third party debtor of the Assignor).

15.1.4	As long as this Agreement remains in force, the Receivables specified in the Receivables List are free from any right, claim, title, interest, pledge, lien or charge whatsoever or other encumbrances or any other third party rights as at the date specified on such list,except for Permitted Liens;

15.1.5	it has the power to convey legal and beneficial ownership of the Purchased Receivables to the Collateral Agent;

15.1.6	the assignment of each Purchased Receivable that is a Large Customer Receivable in the manner contemplated by this Agreement (including, for the avoidance of doubt, the Compliance Conditions) will be effective under the governing law of such Receivable to pass to the Collateral Agent full and unencumbered title thereto and the benefit thereof to the Collateral Agent and, no further act, condition or thing will be required to be done in connection therewith to enable the Collateral Agent to enforce payment of any such Receivable from the relevant Account Debtor in the jurisdiction of domicile of such Account Debtor;

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15.1.7	following assignment in the manner contemplated by this Agreement, each Large Customer Receivable will represent a valid claim by the Collateral Agent on the relevant Account Debtor, each Large Customer Receivable is or will be, as the case may be, debt, the rights in which can be transferred by way of assignment to the Collateral Agent and the assignment of each Large Customer Receivable in the manner contemplated by this Agreement is not contrary to the terms of such Large Customer Receivables;

15.1.8	it has not (except to the Collateral Agent in the manner contemplated by this Agreement) assigned, transferred or otherwise disposed of any Purchased Receivable prior to the assignment to the Purchaser in the manner contemplated by this Agreement and the Assignor will not purport to further assign, transfer or otherwise dispose of any of its rights in respect of any such Purchased Receivable;

15.1.9	such Purchased Receivables can be segregated and identified for ownership purposes on any day;

15.1.10	such Receivables are free and clear of any liens, security interests or other encumbrances, except as provided for in this Agreement and Permitted Liens and save for the rights of the relevant Account Debtor under each Supply Contract;

15.1.11	such Purchased Receivables are evidenced by an invoice under the relevant Supply Contract which is sufficient to support a prima facie claim against the relevant Account Debtor;

15.1.12	the performance of the terms of any such Supply Contract related to the Purchased Receivables or the exercise of any rights thereunder will not render such Supply Contract unenforceable in whole or in part or subject to any lien, right of rescission, counterclaim, set-off, defence or right of retention and, to the knowledge of the Assignor at the date hereof, no such lien, right of rescission, counterclaim, set-off, defence or right of retention has been asserted against the Assignor in respect thereof;

15.1.13	at the date hereof it has not ceased payments within the meaning of Section 190 para. 1 no. 2 of the Swiss Debt Collection and Bankruptcy Act, nor is it over-indebted within the meaning of Section 725 para. no. 2 of the Swiss Code of obligations, or in terms of the Swiss generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung).
16.	UNDERTAKINGS OF THE ASSIGNOR
The Assignor undertakes towards the Collateral Agent and the Secured Parties:

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16.1	not to create or permit to subsist any encumbrance over any of the Receivables, or do or permit to be done, anything which is reasonably expected to jeopardize or otherwise directly prejudice the existence, validity or enforceability of the security created hereunder, except as permitted under each and all of the Credit Agreements;

16.2	to furnish to the Collateral Agent such information concerning the Receivables as is available to the Assignor and as the Collateral Agent may reasonably request for the evaluation or collection of the claims, and upon occurrence of any of the events described in Clauses 10.1 and 10.5 and notice being given to the Assignor, to permit the Collateral Agent and its designees to inspect, audit and make copies of and extracts from all records and all other papers in the possession of Assignor which pertain to the Receivables, and upon the reasonable request of the Collateral Agent, to deliver copies of all such records and papers;

16.3	to inform the Collateral Agent promptly upon gaining knowledge of any attachments (Pfändungen) of third parties that relate to the Receivables or any other third-party measures, except for the creation of Permitted Liens, which impair or jeopardize the Collateral. In the event of any such attachment, the Assignor shall provide the Collateral Agent with a copy of the attachment and/or transfer order (Pfändungs- und/oder Überweisungsbeschluss) and any other documents which the Collateral Agent requests that are necessary or expedient for a defense against such attachment. In addition, the Assignor shall inform the third party promptly (unverzüglich) in writing of the Collateral Agent’s security interest and render to the Collateral Agent all assistance required or expedient to defend the Receivables. All costs and expenses reasonably incurred for defense measures by the Collateral Agent shall be borne by the Assignor. This shall also apply to the institution of legal action which the Collateral Agent considers necessary;

16.4	if the documents, books, records or electronic data systems evidencing Receivables are in the direct possession of a third party, to instruct such third party to allow the Collateral Agent to have access to those documents, books, records and electronic data systems.

16.5	to execute and do all such assurances, acts and things at its own expense, as the Collateral Agent may reasonably require
16.5.1	for perfecting or protecting the security and the first priority thereof, where applicable, under this Agreement; and

16.5.2	in the case of the enforcement of security, to facilitate the realization of all or any part of the Collateral which is subject to this Agreement and the exercise of all powers, authorities and discretions vested in the Collateral Agent.

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17.	INTERCREDITOR AGREEMENT AND CREDIT AGREEMENTS

17.1	The Collateral Agent is acting hereunder in its capacity as “Collateral Agent” for the Secured Parties as defined in the ABL Credit Agreement and as sub-agent and bailee for the TermLoan Collateral Agent (as defined in the Intercreditor Agreement) pursuant to Section 7.4 of the Intercreditor Agreement.

17.2	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern. Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement dated on or about December 17, 2010 (the “Intercreditor Agreement”), among Bank of America, N.A. as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent (as defined therein), Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent (as defined therein); and the grantors party thereto, and (b) the provisions of section 11.22 of the Term Loan Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Credit Agreements, including Article X of the ABL Credit Agreement and Section 11.19 of the Term Loan Credit Agreement, shall govern and control the exercise of remedies by the Collateral Agent.

18.	NOTICES

18.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be delivered personally, sent by registered mail or sent by Fax (with confirmation copy by registered mail) to the following addresses:

18.2	If to the Collateral Agent:

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Bank of America, N.A.
Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603, U.S.A.
Attention: Account Officer
Fax: + 312-453-5555
18.3	If to the Assignor:
Novelis AG
Sternenfeldstrasse 19
CH- 8700 Küsnacht, Zurich
Switzerland
Attention: Legal Counsel
Fax: +41 44 386 21 510
or to such other address as the recipient may notify or may have notified to the other party in writing.
18.4	Any notice or other communication under this Agreement shall be in English or in German. If in German, such notice or communication shall be accompanied by a translation into English.

19.	WAIVER

19.1	No failure to exercise or any delay in exercising any right or remedy hereunder shall operate as a waiver hereunder. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any right or remedy.

19.2	Any rights pursuant to this Agreement, including the rights under this Clause, may be waived only in writing.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

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21.	GOVERNING LAW AND JURISDICTION

21.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

21.2	For any disputes arising out of or in connection with this Agreement the courts in Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction. Which court will have jurisdiction to hear the case (sachliche Zuständigkeit), shall be determined in accordance with statutory provisions. The Collateral Agent, however, shall also be entitled to take legal action against the Assignor before any other court having jurisdiction over the Assignor or any of its assets.

22.	LIABILITY AND INDEMNIFICATION

22.1	Without extending the Collateral Agent’s liability as set forth in any of the Credit Agreements, the Collateral Agent shall not be liable for any loss or damage suffered by the Assignor, save in respect of such loss or damage which is suffered as a result of any gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) of the Collateral Agent.

22.2	The Assignor shall indemnify the Collateral Agent and any person appointed by the Collateral Agent under this Agreement, against any losses, actions, claims, expenses, demands and liabilities which are incurred by or made against the Collateral Agent for any action or omission in the exercise of the powers contained herein other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Collateral Agent as a result of the gross negligence (grobe Fahrlässigkeit) or willful misconduct (Vorsatz) of the Collateral Agent.

23.	AMENDMENTS

Any amendment to, or modification of, this Agreement, including this Clause, shall be effective only if made in writing, unless mandatory law provides for more stringent formal requirements.

24.	ANNEXES, SCHEDULES

All Annexes and Schedules to this Agreement shall form an integral part hereof.

25.	SEVERABILITY

25.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be accidentally incomplete or become incomplete, this shall not affect the validity or enforceability of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or in order to remedy any incompleteness, a provision shall apply which comes as close as possible to that which the Parties had

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intended or would have intended if they had considered the matter. In the event that any Receivables granted under this Agreement shall be impaired or be or become invalid or unenforceable this shall not affect the validity or enforceability of any other Receivables granted under this Agreement.
25.2	To the extent that Receivables have not been properly transferred, Assignor undertakes that it will promptly (unverzüglich) cure any legal defects, undertake all necessary acts and (in the event that these legal defects render this Agreement invalid or otherwise affect the perfection and enforceability of the security interest created thereby) re-execute this Agreement.

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SCHEDULE 1
Certificate
[Letterhead of Novelis AG]
TO WHOM IT MAY CONCERN
Date: [•]
This is to declare and certify that Novelis AG has assigned its present and future receivables and related accessory and ancillary rights in accordance with a receivables assignment agreement dated on or about December 17, 2010 to Bank of America, N.A. (the “Receivables Assignment Agreement”).
Further to the Receivables Assignment Agreement, you are hereby instructed to make any and all payments owed by you to Novelis AG solely in accordance with any instructions you may receive from Bank of America, N.A.or any of its assignees, chargees or pledgees.
Furthermore, pursuant to the authorisation granted to us under the Receivables Assignment Agreement, we hereby terminate any current account arrangements (Kontokorrent) that are in existence between you and Novelis Deutschland GmbH and demand determination of the net balance from you.
This declaration is irrevocable.
SIGNED on behalf of
NOVELIS AG

Name:	Name:

Title:	Title:
Enclosures: Form of Acknowledgement

Form of Acknowledgement
To: Bank of America, N.A.

Date:
Re: Receivables Assignment Agreement
Dear Sirs,
We hereby acknowledge receipt of the notice of Assignment of Receivables dated [•] 2010 (the “Notice”), whereby we are put on notice that Novelis AG has assigned all of its present and future rights and claims against us arising under our business connection, to Bank of America, N.A. pursuant to a receivables assignment agreement dated on or about December 17, 2010.
[We hereby also confirm that we have received the notice of the termination of the current account arrangements (Kontokorrent) and that we will determine the net balance.]1
We hereby confirm to act in accordance with the instructions made in the Notice.
Yours sincerely,

[Name of third party debtor]
by:
Name:
Title:

1	Insert as applicable, i.e. if cuurent account arrangements exist.

SCHEDULE 2
Form of Notice of Transfer
From: [Bank of America, N.A. or its assignee or pledgee]
[Name of Assigned Debtor]
[Address of Assigned Debtor]
To [__] and [__]
[Place], [Date]
Dear Sirs,
In accordance with the provisions of a Non-Recourse Receivables Purchase Agreement as amended and restated on December 17, 2010 (as amended from time to time) concluded between Novelis Deutschland GmbH, Göttingen, Germany, and Novelis AG, Switzerland, Novelis Deutschland GmbH assigned to Novelis AG the receivables designated below (the “Purchased Receivables”) for which you are the debtor. Further, in accordance with the provisions of an assignment of receivables dated on or about December 17, 2010, Novelis AG assigned the Purchased Receivables to us.
[List Purchased Receivables]
You are hereby requested to refrain, as of today, from making any payment under the said receivables as directed by Novelis Deutschland GmbH or Novelis AG.
Furthermore, pursuant to the authorisation granted to us under the Receivables Assignment Agreement, we hereby terminate any current account arrangements (Kontokorrent) that are in existence between you and Novelis Deutschland GmbH and demand determination of the net balance from you.
Please make any further payment to the following account [__].
All payments made to Novelis Deutschland GmbH or Novelis AG in relation to the above Purchased Receivables will be of no effect vis-à-vis ourselves after you have received this letter. Such payments to Novelis Deutschland GmbH or Novelis AG will not result in a discharge of your obligations under the Purchased Receivables.
Novelis Deutschland GmbH and Novelis AG have authorised us to give this notice not only in our name, but also in the name of Novelis Deutschland GmbH and Novelis AG and accordingly this notice is given in our name, the name of Novelis Deutschland GmbH and the name of Novelis AG.
Yours sincerely,
[Signature of the representative duly authorised on behalf of the Purchaser’s assignee or pledgee.]

SCHEDULE 3
Receivables List
-CD-ROM-

Signatories

Execution Copy
NOVELIS DEUTSCHLAND GMBH
as Transferor
and
BANK OF AMERICA, N.A.
as Collateral Agent

TRANSFER OF TITLE TO MOVABLE ASSETS
(SICHERUNGSÜBEREIGNUNG)

This TRANSFER OF TITLE AGREEMENT (the “Agreement”) is made on December 17, 2010
Between:
1.	Novelis Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Hannoversche Strasse 1, 37075 Göttingen, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Göttingen under HRB 772 (the “Transferor”); and

2.	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A. (in its capacity as the Collateral Agent under the ABL Credit Agreement (as defined below), the “Collateral Agent”).
WHEREAS:
A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”) among, inter alios, the ABL Borrowers (as defined below), AV METALS INC., a corporation formed under the Canada Business Corporations Act (“Holdings”), the Subsidiary Guarantors, the lenders party thereto, BANK OF AMERICA, N.A., as Issuing Bank, U.S. Swingline Lender, Collateral Agent and Administrative Agent and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender (as the foregoing capitalized terms are defined in the ABL Credit Agreement), the lenders thereunder have agreed to grant revolving loans and other extensions of credit (the “ABL Loans”) to the ABL Borrowers.

B)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “Term Loan Credit Agreement”) among, inter alios, NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Term Loan Borrower”), Holdings, the Subsidiary Guarantors, the lenders party thereto, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Term Loan Administrative Agent”) and as Collateral Agent (as the foregoing capitalized terms are defined in the Term Loan Credit Agreement), the lenders thereunder have agreed to extend credit to the Term Loan Borrower in the form of initial term loans (the “Initial Term Loans”) and, if so requested by the Term Loan Borrower by written notice to the Term Loan Administrative Agent and provided that the approached existing lender elects to provide the respective commitment, in the form of incremental commitment term loans effected by a respective joinder agreement to the Term Loan Credit Agreement (the “Incremental Term Loans”),

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and certain refinancing indebtedness in respect of all or any portion of the Term Loans then outstanding (the “Other Term Loans” and, together with the Initial Term Loans and the Incremental Term Loans referred to as the “Term Loans”).

C)	The ABL Loans and the Term Loans are collectively referred to as the “Loans”, and the ABL Credit Agreement and the Term Loan Credit Agreement are collectively referred to as the “Credit Agreements” and each a “Credit Agreement”.

D)	It is one of the conditions to granting the Loans under the Credit Agreements that the Transferor enters into this Agreement.

E)	The Transferor has agreed to transfer title to its respective movable assets (as defined below) as security for the Secured Parties’ respective claims against the Loan Parties under or in connection with the Loan Documents.
NOW, IT IS AGREED as follows:
1. DEFINITIONS AND LANGUAGE
1.1	In this Agreement:
“ABL Borrowers” shall mean the “Borrowers” as defined in the ABL Credit Agreement.
“Abstract Acknowledgments of Indebtedness” shall mean (i) the Abstract Acknowledgment of Indebtedness and Guarantee (Abstraktes Schuldanerkenntnis und Garantie) among Novelis Aluminium Holdings Company, Novelis Deutschland GmbH and the Collateral Agent, granted in connection with the ABL Credit Agreement and (ii) the Abstract Acknowledgment of Indebtedness and Guarantee (Abstraktes Schuldanerkenntnis und Garantie) among Novelis Aluminium Holdings Company, Novelis Deutschland GmbH and the Collateral Agent, granted in connection with the Term Loan Credit Agreement and “Abstract Acknowledgement of Indebtedness” shall mean each of them.
“Asset List” shall mean the list of movable tangible assets (bewegliche Sachen) attached to this Agreement as Schedule 1 (Asset List).
“Borrowers” shall mean collectively the ABL Borrowers and the Term Loan Borrower.
“Event of Default” shall mean any Event of Default as defined in the ABL Credit

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Agreement and/or any Event of Default as defined in the Term Loan Credit Agreement, as the context requires.
“Inventory” shall mean any fixed assets (Anlagevermögen) and inventories (Umlaufvermögen) (a) currently located in, or hereafter brought into, the Security Areas (the “Internal Inventory”) or (b) being owned by the Transferor and not being located in the Secured Areas (“External Inventory”), in each case comprising, without limitation, all works in progress, finished stock, spare parts or materials used or consumed or to be used or consumed in processing, production, packaging, delivery, shipping or otherwise, as described in any list delivered on or after the date hereof pursuant to Clauses 2.1 and 4.1, any such list to be attached to this Agreement and to form an essential part of thereof.
“Inventory Rights” shall mean all rights the Transferor may have against its suppliers, its customers or any third party (such as a shipper of goods or a storage company) pertaining to the Inventory (whether on the basis of the agreements pursuant to which the Inventory was or will be delivered to or by the Transferor, on the basis of a third party’s direct possession, where applicable, of any asset that constitutes Inventory, or otherwise), such as rights to claim delivery, rights of possession, inchoate rights (Anwartschaftsrechte), rights to reduce the purchase price and termination rights, as well as security interests in such goods or in any other rights or assets.
“Lenders” shall mean the Lenders under the ABL Credit Agreement and/or the Lenders under the Term Loan Credit Agreement, as the context requires.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement other than those arising in the ordinary course of business.
“Loan Parties” shall mean the Loan Parties as defined in the ABL Credit Agreement and/or the Loan Parties as defined in the Term Loan Agreement, as the context requires.
“Parties” shall mean the Transferor and the Collateral Agent.
“Permitted Lien” has the meaning given to such term in the ABL Credit Agreement and/or the Term Loan Credit Agreement, as the context requires.
“Receivables Purchase Agreement” shall mean the receivables purchase

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agreement and any related servicing agreements between Novelis Deutschland GmbH, on the one hand, and Novelis AG, on the other hand, providing, inter alia, for the sale and transfer of receivables by Novelis Deutschland GmbH to Novelis AG, as such agreement may be amended, modified, supplemented or replaced from time to time, in order that the receivables subject thereto may be included in the borrowing base established under the ABL Credit Agreement.
“Security Areas” shall mean the areas marked (bordered with a bold line, hatched, or red-marked) on the site maps attached to this Agreement as Schedule 2 (Site Maps).
“Secured Obligations” shall comprise
(I) (a) obligations of the ABL Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the ABL Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the ABL Borrowers and the other Loan Parties under the ABL Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all Secured Bank Product Obligations (for purposes of clause (I) “Loan Parties”, “Insolvency Proceeding”, “Letter of Credit”, “Reimbursement Obligations”, “Extraordinary Expenses” and “Loan Documents” and “Secured Bank Product Obligations” have the meaning set forth in the ABL Credit Agreement);
(II) (a) obligations of the Term Loan Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and

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as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Term Loan Borrower and the other Loan Parties under the Term Loan Credit Agreement and the other Loan Documents, and (b) the due and punctual payment of all obligations of the Term Loan Borrower and the other Loan Parties under each Hedging Agreement entered into with any Secured Hedge Provider under the Term Loan Credit Agreement (for purposes of clause (II), “Loan Parties”, “Hedging Agreement”, “Secured Party” and “Secured Hedge Provider” have the meaning set forth in the Term Loan Credit Agreement); and
(III) the Abstract Acknowledgements of Indebtedness.
“Secured Parties” shall mean, collectively, the Secured Parties as defined in the ABL Credit Agreement and the Secured Parties as defined in the Term Loan Credit Agreement.
“Updated Asset List” has the meaning given to such term in Subclause 4.2.
1.2	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.

1.3	Capitalized terms not otherwise defined in this Agreement shall have the same meaning as given in the Term Loan Credit Agreement and/or the ABL Credit Agreement, as the context requires.

1.4	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

1.5	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

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1.6	Any reference in this Agreement to a “Clause”, a “sub-clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or a schedule hereof.

2.	TRANSFER OF TITLE

2.1	The Transferor hereby transfers (übereignet) to the Collateral Agent its current and future rights (title, co-title, or inchoate rights (Anwartschaftsrechte), as the case may be) to the Inventory and assigns to the Collateral Agent in its capacity as agent (Treuhand) for and on behalf of the Secured Parties its current and future Inventory Rights, in particular:
2.1.1	all machinery and equipment (including all machines, office equipment, computer hardware, office furniture), and all inventory (including goods on stock (Warenvorräte) and all other movable tangible assets (bewegliche Sachen)
(A)	that are currently located within the Security Areas; or

(B)	that will be located within the Security Areas in the future;
2.1.2	the assets, including External Inventory, specified in the Asset List attached hereto as Schedule 1; and

2.1.3	all further assets specified in any Updated Asset List in the future.
The assets referred to above, are herein referred to as the “Security Assets”.
2.2	If, at the time of the transfer, the Transferor only has co-ownership (Miteigentum) or an inchoate right (Anwartschaftsrecht) in any of the Security Assets, only such co-ownership or inchoate right shall be transferred to the Collateral Agent.

2.3	Ownership, co-ownership and any inchoate right to title in the Security Assets shall pass to the Collateral Agent

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2.3.1	on the date of the signing of this Agreement, for purposes of Clause 2.1.1(A) or 2.1.2;

2.3.2	at the time the Security Asset is delivered to the Security Area, for purposes of Clause 2.1.1(B); or

2.3.3	at the time an Updated Asset List in relation to the assets listed in such Updated Asset List is delivered, for purposes of Clause 2.1.3.

Each such transfer shall take effect without further action by either Party or any other person.
2.4	The Parties agree that, in the case of inchoate rights or any other contractual rights to claim transfer of title of any assets that constitute Security Assets, title shall pass directly from the Transferor’s respective supplier to the Collateral Agent. In the event that, not withstanding the provisions hereof, title in any Security Assets were to pass from a third party to the Transferor, the Transferor hereby transfers such title to the Collateral Agent as of the time of the acquisition of title by the Transferor and agrees to hold any such title in trust for the Collateral Agent until the transfer of title to the Collateral Agent takes effect.

2.5	The transfer of title to the Collateral Agent shall not be affected by the Transferor relocating any of the Security Assets to a location outside the Security Areas. The Transferor’s right to relocate any of the Internal Inventory to premises other than the Security Areas is subject to Clause 8 (Relocation of Internal Inventory) hereof.

2.6	The Collateral Agent hereby accepts the transfers and assignments made hereby.

2.7	To the extent External Inventory is not already identified in the Asset List, the Transferor undertakes (i) to provide the Collateral Agent on the date hereof with all available information in relation to all external sites held and operated by a third party where External Inventory is kept or deposited which is reasonably required in order to fulfill the requirements of the German Law principle of identification (Bestimmtheitsgrundsatz) with a view to grant security interest over the External Inventory by way of security transfer (Sicherungsübereignung) (the “Information”), and which shall be specified (if necessary) in terms of the requested type and quality of the Information in consultation with the Collateral Agent, and (ii) to grant security interest by way of security transfer

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(Sicherheitsübereignung) on the date hereof in relation to such External Inventory to the extent legally possible (in the reasonable opinion of the Collateral Agent) taking into account the actual particularities at such external sites as evidenced by the Information. At the reasonable written request of the Collateral Agent, taking into account legitimate interests of the Transferor and without substantially interfering with reasonable commercial interests of the Transferor, the Transferor shall re-arrange the storage of External Inventory in order to safeguard the legitimate interests of the Collateral Agent and the Secured Parties. The Secured Parties acknowledge that inventory is, in parts, stored at premises of customers and that in such case, no security transfer can be demanded which would reasonably require the customers’ consent or cooperation.

3.	DELIVERY (ÜBERGABE) OF SECURITY ASSETS

Delivery of physical possession (Besitz) of the Security Assets to the Collateral Agent is hereby replaced by the Transferor agreeing to hold the Security Assets in gratuitous custody (unentgeltliche Verwahrung) for the Collateral Agent. To the extent that any third party has or obtains possession of the Security Assets, the Transferor hereby assigns all present and future claims to possession (Herausgabeansprüche) of the Security Assets it has, or will acquire in the future, against such third party to the Collateral Agent.

4.	DELIVERY OF UPDATED ASSET LISTS

4.1	At the date hereof, the Transferor shall at its own expense provide the Collateral Agent with a full list reflecting the status as of November 30, 2010, of (i) the Internal Inventory located at the Security Areas and (ii) the External Inventory owned by it (the “Asset List”), such list to be attached hereto as Schedule 1.

4.2	The Transferor shall deliver to the Collateral Agent no later than the fifteenth Business Day of each calendar quarter an updated list (the “Updated Asset List”) as per the end of the preceding calendar quarter; such Updated Asset List shall be delivered for the first time as per the end of the first calendar quarter of 2011. Such Updated Asset List shall show all moveable assets owned by the respective Transferor at the date set out on the list. In addition, such Updated Asset List shall show all movable assets (if any), in which the respective Transferor has an inchoate right to title at the time of delivery of the list.

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4.3	The Updated Asset List shall be delivered in the same form as the Asset List set out in Schedule 1 (Asset List).

4.4	Each delivery of an Updated Asset List by the Transferor shall constitute an agreement as to the transfer (Übereignung) of the Security Assets listed in such Updated Asset List and also an agreement as to the replacement of delivery according to Clause 3. At the Collateral Agent’s request, the Updated Asset List shall be delivered by email, by an electronic data carrier or in such other form as the Collateral Agent requires.

4.5	For the sake of clarification, the transfer under Clause 4.3 shall in no way limit the generality of the transfer under Clause 2. In particular, if for any reason whatsoever any Security Asset has not been set out in the Updated Asset List, then the transfer of the Security Assets under Clause 2 shall not be affected thereby.

4.6	Upon the occurrence of an Event of Default, the Transferor shall, upon request of the Collateral Agent, deliver an Updated Asset List.

4.7	To the extent the Transferor has instructed a third party with its bookkeeping or data processing, it hereby authorises the Collateral Agent to obtain the Updated Asset Lists directly from such third party in its own name and at the Transferor’s costs. The Transferor’s obligation to deliver the Updated Asset List personally shall not be affected hereby.

5.	RETENTION OF TITLE

5.1	The Transferor shall, in the ordinary course of business, terminate any retention of title arrangements, including extended and broadened retention of title arrangements (verlängerte und erweiterte Eigentumsvorbehalte) by paying the purchase price to the relevant supplier. In the event that the Transferor fails to terminate any such person’s interest, the Collateral Agent shall be entitled to pay the purchase price or part thereof on behalf and at the costs of the Transferor in order to terminate such retention of title arrangement when such purchase price is due. The Transferor is entitled to enter into additional retention of title arrangements in the ordinary course of business insofar as such additional retention of title arrangements constitute Permitted Liens.

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5.2	The Transferor hereby assigns to the Collateral Agent any claims that it currently has or will have in the future against such supplier, in particular, claims to transfer of the assets, claims in the event that the supply agreement is terminated or not performed properly, claims to return of payments already made and claims to damages.

5.3	Notwithstanding anything to contrary contained in (i) any individual purchase agreement entered into, or to be entered into, by the Transferor, or (ii) the general conditions of sale (Allgemeine Geschäftsbedingungen) to the Transferor, the Transferor hereby irrevocably and unconditionally waives vis-á-vis the Collateral Agent any retention of title rights or other security rights, if any, which it may otherwise have in respect of any assets that constitute Security Assets (except to the extent such waiver would cause the Transferor to breach its obligations in relation to such Security Assets.

6.	USE, LABELING AND TRANSFER OF THE SECURITY ASSETS

6.1	At the reasonable request of the Collateral Agent and if necessary to preserve legitimate interests of the Collateral Agent, each piece of Inventory shall at all times be labelled. Additionally, upon the Collateral Agent’s reasonable request, the Transferor shall label the relevant Inventory as being owned by the Collateral Agent for security purposes.

6.2	The Transferor’s books and records shall indicate the existence of the Security Interest in the exhibit (Anhang) to the Transferor’s Financial Statements and the Transferor shall refrain from any acts or omissions which could prevent third parties who may have a legitimate interest in obtaining knowledge of such Security Interest from obtaining knowledge thereof.

6.3	The Transferor shall at all times store and treat the Security Assets at its own expense with the proper diligence and care usually employed by an orderly merchant or ensure such treatment or storage by third parties and refrain from any acts or omissions which might result in a damage, other than an immaterial damage, or loss of the Security Assets, and maintain the Security Assets at all times in the ordinary course of business in a good state of repair, equivalent to its present condition (except for normal wear and tear), and to replace any damaged, destroyed or otherwise lost Security Assets in the ordinary course of business, taking into account the reasonable business interests of the Transferor.

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7.	USE OF THE INVENTORY IN PRODUCTION PROCESS

7.1	Unless any Event of Default has occurred, the Transferor may use the Inventory in any production process carried on by the Transferor in a lawful manner in the ordinary course of business.

7.2	To the extent commercially justifiable, the Transferor will in exercising its rights under clause 7.1 above use its best efforts to ensure that the Collateral Agent will during the production process remain or become owner (Eigentümer), part owner (Miteigentümer) or have an inchoate right (Anwartschaftsrecht) in respect of the goods which are the result of such production process (such goods being hereafter referred to as “New Product”). If as a result of any production process carried out by the Transferor (whether or not by incorporation of the Inventory into a New Product) (Vermischung, Vermengung, Verarbeitung), the Transferor is no longer owner, part-owner or holder of an inchoate right of the New Product or the relevant Inventory, then as soon as the Transferor regains such rights, such rights shall automatically be deemed to be transferred to the Collateral Agent. If as result of any production process carried out by the Transferor the Transferor co-mingles goods or materials owned by it with goods or materials owned by third parties and the Transferor thereby becomes part-owner or holder of the resulting New Product of any inchoate right, then, as soon as the Transferor gains such rights such rights shall be deemed to be transferred to the Collateral Agent.

7.3	To the extent that the Transferor has the right to demand transfer of ownership, part ownership or inchoate rights, the Transferor hereby assigns such rights to the Collateral Agent who accepts such assignments.

7.4	To the extent ownership, part-ownership or any inchoate right in the New Products passes on to the Collateral Agent, the transfer of possession in such New Products will be substituted by the Transferor holding them in gratuitous custody (unentgeltliche Verwahrung) for the Collateral Agent.

7.5	If any third party is in, or acquires, possession of any New Product, the Transferor hereby assigns to the Collateral Agent its present and future claims to demand restitution (Herausgabe) thereof from such third party and the Collateral Agent accepts such assignment.

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7.6	The Transferor hereby also assigns to the Collateral Agent all present or future claims it may have against a third party in respect of the production process of the Inventory or the New Product resulting therefrom and the Collateral Agent accepts such assignment.

7.7	In the event that any production process with respect to the Inventory is or shall be carried out by a third party on behalf of the Transferor, the Transferor shall procure, at its own expense, that such production process is legally documented with the care of an orderly merchant and in particular, without limitation, provide that the Collateral Agent remains or becomes owner (Eigentümer), part-owner (Miteigentümer) or have an inchoate right in respect of the New Product, to the extent permitted by applicable law.

8.	RELOCATION OF INTERNAL INVENTORY

The Collateral Agent hereby authorizes the Transferor to store any Internal Inventory at new premises (the “New Premises”), provided that, in the event that such New Premises is used for more than 6 consecutive months, the Transferor shall immediately notify the Collateral Agent of its intention of such relocation and deliver a list setting out the respective Internal Inventory and a detailed site plan of such New Premises following which the Internal Inventory is readily identifiable to the satisfaction of the Collateral Agent. For the avoidance of doubt, by delivery of such site maps, the Transferor designates such New Premises as Security Areas.

9.	INSURANCE OF THE COLLATERAL

The Transferor shall at all times prior to the retransfer of the Collateral to the Transferor pursuant to Clause 15.1 (unless otherwise provided in the Credit Agreements):

9.1	Cause all Security Assets of an insurable nature to be insured and kept insured; and

9.2	as soon as is reasonably practicable following receipt for a request by the Collateral Agent produce to the Collateral Agent original or duplicate copies or sufficient extracts of every policy of insurance together with the premium receipts or other evidence of the payment thereof.

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10.	SECURED OBLIGATIONS

10.1	The security created hereunder secures the payment of all Secured Obligations. The security created hereunder shall also cover any future extension of the Secured Obligations and the Assignor herewith expressly agrees that the assignment shall secure the Secured Obligations as extended or increased from time to time.

10.2	The Collateral Agent shall hold (a) any security over any Revolving Credit Priority Collateral (as defined in the Intercreditor Agreement) granted hereunder (i) first, as security for any Secured Obligations owing to the Secured Parties (as defined in the ABL Credit Agreement) and (ii) second, as security for any Secured Obligations owing to the Secured Parties (as defined in the Term Loan Credit Agreement), and (b) any security over any Pari Passu Priority Collateral (as defined in the Intercreditor Agreement) granted hereunder (i) first, as security for any Secured Obligations owing to the Secured Parties (as defined in the Term Loan Credit Agreement) and (ii) second, as security for any Secured Obligations owing to the Secured Parties (as defined in the ABL Credit Agreement), in each case in accordance with the terms of the Intercreditor Agreement.

11.	DISPOSAL OVER SECURITY ASSETS; TRANSFER OF POSSESSION OF SECURITY ASSETS TO COLLATERAL AGENT

In relation to third parties, the Transferor shall be authorised (ermächtigt) to dispose over (verfügen) its Security Assets in the ordinary course of business. The Collateral Agent shall be entitled to revoke the authorisation granted under this Clause 11 and may request transfer of possession of the Security Assets to it by notice to the Transferor at any time after any of the events described in Clauses 12.1 or 12.6 has occurred.

12.	REALISATION OF THE SECURITY ASSETS

12.1	The Security Assets shall become immediately enforceable if any Event of Default has occurred, is continuing, unwaived and unremedied and any of the Secured Obligations have not been paid when due and payable and the Collateral Agent gives notice to the Transferor that the Security Assets in question are enforceable. After the Security Assets have become enforceable, the Collateral Agent may in its

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absolute discretion enforce all or any part of the Security Assets in any manner it sees fits.

12.2	The realisation (Verwertung) of the Security Assets (or any part thereof) shall not require a prior court ruling or any other enforceable title (vollstreckbarer Titel).

12.3	The Collateral Agent shall be entitled to realise the Security Assets — either in whole or in part — in any legally permissible manner, in particular by public auction (Versteigerung) or private sale (freier Verkauf).

12.4	If all or part of the Security Assets are sold in a public auction, the public auction may be held at any place in Germany determined by the Collateral Agent. The public announcement of such auction shall be made (at the sole discretion of the Collateral Agent) in one or more regional or supra regional (überregional) German daily newspapers (Tageszeitungen) and in the German Federal Gazette (Bundesanzeiger). The public announcement shall not be required to be made more than 10 Business Days before the date of the public auction.

12.5	The Collateral Agent shall be permitted to purchase any of the Security Assets realised in accordance with the provisions of Clause 12.1.

12.6	The Collateral Agent shall give the Transferor at least 10 Business Days prior written notice (Androhung) of the intention to realise any of the Security Assets (the “Realization Notice”). Such Realization Notice is not necessary if the observance of the notice period will materially adversely affect the security interests of the Collateral Agent. Such Realization Notice shall in particular not be required, if:
12.6.1	the Transferor or any of the Borrowers cease to make payments to third parties generally (“seine Zahlungen einstellt” within the meaning of Section 17 (2), Sentence 2 of the German Insolvency Regulation (Insolvenzordnung));

12.6.2	the Transferor or any of the Borrowers becomes over-indebted (“überschuldet” within the meaning of Section 19 of the German Insolvency Regulation), or illiquid (“zahlungsunfähig” within the meaning of Section 17 of the German Insolvency Regulation), or its illiquidity is imminent

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(“drohende Zahlungsunfähigkeit” within the meaning of Section 18 of the German Insolvency Regulation);

12.6.3	the Transferor or any of the Borrowers files an application for the institution of insolvency proceedings or similar proceedings over its assets;

12.6.4	any third party files an application for the institution of insolvency proceedings or similar proceedings over the assets of the Transferor or any of the Borrowers, provided such application is not unfounded (unbegründet); or

12.6.5	a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or an insolvency administrator (Insolvenzverwalter) or any similar kind of receiver, liquidator or administrator has been appointed over the assets of the Transferor or any of the Borrowers.
12.7	The Realization Notice pursuant to the first sentence of Clause 12.6 may be given to the Transferor at the same time any notice of acceleration in relation to any of the Secured Obligations is given to the Borrower.

12.8	If the Collateral Agent decides not to enforce all of the Security Assets, it shall be entitled to determine, in its sole discretion, which of the Security Assets shall be realised.

12.9	The Collateral Agent may take all measures and enter into all agreements with suppliers of the Transferor or any third-party creditor which it considers reasonably necessary or expedient in connection with the realisation of the Security Assets, taking into account the legitimate interests of the Transferor.

12.10	For the purpose of realising the Security Assets, the Transferor shall, upon the Collateral Agent’s request, promptly (unverzüglich) furnish the Collateral Agent with all documents of title and other relevant documents held by the Transferor, and shall render all assistance which is necessary or expedient in respect of the realisation of the Security Assets.

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12.11	Following the realisation of all or part of the Security Assets, the net proceeds (net proceeds shall mean proceeds less any taxes and costs) shall be used to satisfy the Secured Obligations.
13.	LIMITATION OF ENFORCEMENT

13.1	Subject to Clause 13.2 through Clause 13.4 below, the Collateral Agent shall not enforce the Security Assets to the extent (i) the Collateral secures obligations of one of the Transferor’s shareholders or of an affiliated company (verbundenes Unternehmen) of a shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than a Subsidiary of the Transferor or the Transferor itself), and (ii) the enforcement of the Collateral for such obligations would reduce, in violation of Section 30 of the German Limited Liability Companies Act (GmbHG), the net assets (assets minus liabilities minus provisions and liability reserves (Reinvermögen), in each case as calculated in accordance with generally accepted accounting principles in Germany (Grundsätze ordnungsmäßiger Buchführung) as consistently applied by the Transferor in preparing its unconsolidated balance sheets (Jahresabschluß gemäß § 42 GmbHG, §§ 242, 264 HGB) of the Transferor to an amount that is insufficient to maintain its registered share capital (Stammkapital) (or would increase an existing shortage in its net assets below its registered share capital); provided that for the purpose of determining the relevant registered share capital and the net assets, as the case may be:
13.1.1	The amount of any increase of the Transferor’s registered share capital (Stammkapital) implemented after the date of this Agreement that is effected without the prior written consent of the Collateral Agent shall be deducted from the registered share capital of the Transferor;

13.1.2	any loans provided to the Transferor by a direct or indirect shareholder or an affiliate thereof (other than a Subsidiary of the Transferor) shall be disregarded and not accounted for as a liability to the extent that such loans are subordinated pursuant to Section 39(1) Nr. 1 through Nr. 5 of the German Insolvency Code (Insolvenzordnung) or subordinated in any other way by law or contract;

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13.1.3	any shareholder loans, other loans and contractual obligations and liabilities incurred by the Transferor in violation of the provisions of any of the Loan Documents shall be disregarded and not accounted for as liabilities;

13.1.4	any assets that are shown in the balance sheet with a book value that, in the opinion of the Collateral Agent, is significantly lower than their market value and that are not necessary for the business of the Transferor (nicht betriebsnotwendig) shall be accounted for with their market value; and

13.1.5	the assets of the Transferor will be assessed at liquidation values (Liquidationswerte) if, at the time the managing directors prepare the balance sheet in accordance with Clause 13.2.1 below and absent the demand a positive going concern prognosis (positive Fortbestehensprognose) cannot be established.
13.2  The limitations set out in Clause 13.1 only apply:
13.2.1	if and to the extent that the managing directors of the Transferor have confirmed in writing to the Collateral Agent within ten (10) Business Days of receipt of a Realization Notice or the commencement of enforcement under this Agreement the value of the Collateral which cannot be enforced without causing the net assets of the Transferor to fall below its registered share capital, or increase an existing shortage in net assets below its registered share capital (taking into account the adjustments set out above) and such confirmation is supported by a current balance sheet and other evidence satisfactory to the Collateral Agent and neither the Collateral Agent nor any of the Secured Parties raises any objections against that confirmation within five (5) Business Days after its receipt; or

13.2.2	if, within twenty (20) Business Days after an objection under Clause 13.2.1 has been raised by the Collateral Agent or a Secured Party, the Collateral Agent receives a written audit report (“Auditor’s Determination”) prepared at the expense of the Transferor by a firm of auditors of international standing and reputation that is appointed by the Transferor and reasonably acceptable to the Collateral Agent, to the extent such report identifies the amount by which the net assets of the Transferor are necessary to maintain its registered share capital as at the date of the Realization Notice or the commencement of enforcement (taking into account the adjustments set out

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above). The Auditor’s Determination shall be prepared in accordance with generally accepted accounting principles applicable in Germany (Grundsätze ordnungsgemäßer Buchführung) as consistently applied by the Transferor in the preparation of its most recent annual balance sheet. The Auditor’s Determination shall be binding for all Parties except for manifest error.

13.2.3	In any event, the Collateral Agent, for and on behalf of the Secured Parties, shall be entitled to enforce the Collateral up to those amounts that are undisputed between them and the Transferor or determined in accordance with Clause 13.1 and Clause 13.2. In respect of the exceeding amounts, the Collateral Agent shall be entitled to further pursue the Secured Parties’ claims (if any) and the Transferor shall be entitled to provide evidence that the excess amounts are necessary to maintain its registered share capital (calculated as at the date of the Realization Notice or the commencement of enforcement and taking into account the adjustments set out above). The Collateral Agent is entitled to enforce those parts of the Collateral that are not enforced by operation of Clause 13.1 above at any subsequent point in time. This Clause 13 shall apply again as of the time such additional enforcement is made.

13.2.4	The limitations provided for in Clause 13.1 above shall not apply where (i) the Transferor has a fully valuable (vollwertig) recourse claim (Gegenleistungs- oder Rückgewähranspruch) vis-à-vis the relevant shareholder or (ii) a domination agreement (Beherrschungsvertrag) or a profit and loss pooling agreement (Gewinnabführungsvertrag) is or will be in existence with the Transferor, and the Transferor has a fully valuable (vollwertig) compensation claim (Ausgleichsanspruch).
13.3	Clause 13.1 shall not apply as to the amount of Loans borrowed and passed on (whether by way of shareholder loan or equity contribution) to the Transferor or any of its Subsidiaries as long as the respective shareholder loan is outstanding or the respective equity contribution has not been dissolved or otherwise repaid, but excluding, for the avoidance of doubt, any purchase price payment received by the Transferor under the Receivables Purchase Agreement.

13.4	Should it become legally permissible for managing directors of a German GmbH (Gesellschaft mit beschränkter Haftung, Limited Liability Company) to enter into security arrangements in support of obligations of their shareholders without

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limitations, the limitations set forth in Clause 13.1 shall no longer apply. Should any such guarantees become subject to legal restrictions that are less stringent than the limitations set forth in Clause 13.1 above, such less stringent limitations shall apply. Otherwise, Clause 13.1 shall remain unaffected by changes in applicable law.

14.	WAIVER OF TRANSFEROR’S DEFENSES AND OF SUBROGATION RIGHTS

14.1	The Transferor hereby waives all defences against enforcement that may be raised on the basis of potential avoidance (Anfechtbarkeit) and set-off (Aufrechenbarkeit) of the Secured Obligations. This waiver shall not apply to a set-off with counterclaims that are (i) uncontested (unbestritten) or (ii) based on a binding non- appealable court decision (rechtskräftig festgestellt).

14.2	If the security created hereunder is enforced, or if the Assignor has discharged any of the Secured Obligations (or any part of them), no rights of the Secured Parties shall pass to the Assignor by subrogation or otherwise. Further, the Assignor shall not at any time before, on or after an enforcement of the security created hereunder and as a result of the Assignor entering into this Agreement, be entitled to demand indemnification or compensation from any Borrower, Guarantor or any of its affiliates or to assign any of these claims.

15.	RELEASE OF THE SECURITY ASSETS

15.1	Upon full and final satisfaction of all Secured Obligations, the Collateral Agent shall at the cost and expense of the Transferor retransfer the Security Assets to the Transferor and surrender the surplus proceeds, if any, resulting from any realisation of the Security Assets to the Transferor. This shall not apply to the extent that the Collateral Agent has to surrender the Security Assets or such proceeds to a third party who is entitled to the Security Assets or to such proceeds. If the Collateral Agent is authorized to release in whole or in part any transferred collateral under both the Term Loan Credit Agreement and the ABL Credit Agreement, the Collateral Agent is authorized to release the Security Assets under this Agreement.

15.2	At any time when the total value of the aggregate security granted by the Transferor to secure the Secured Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert)

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exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Collateral Agent shall on demand of the Transferor release such part of the Security (Sicherheitenfreigabe) as the Collateral Agent may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

16.	DURATION AND INDEPENDENCE

16.1	Without prejudice to Clause 15.2, in no event shall the Security Assets be released before and unless all Secured Obligations have been fully and finally discharged and there is no amount outstanding under the Secured Obligations, whether for principal, interest, fees or other costs, expenses, charges or otherwise.

16.2	The Security Assets shall provide a continuing security and, to the largest extent possible under applicable law, no change or amendment whatsoever in and to the Secured Obligations and to any document relating to the Secured Obligations shall affect the validity of this Agreement nor shall it limit the obligations which are imposed on the Transferor hereunder.

16.3	This Agreement is in addition to, and independent of, any other security or guarantee the Collateral Agent may now or hereafter hold in respect of the Secured Obligations. None of such security or guarantee shall prejudice, or shall be prejudiced by, the Security Assets in any way.

17.	REPRESENTATIONS AND WARRANTIES

17.1	The Transferor represents and warrants (sichert zu) to the Collateral Agent that:
17.1.1	except for Permitted Liens that are permitted under each and both of the Credit Agreements, it is the unrestricted legal and economic owner of the respective Security Assets specified in the Asset List and the Security Assets specified in the Asset List are free from any right, claim, title, interest, pledge, lien or charge whatsoever or other encumbrances or any other third party rights as at the date set out on such list;

17.1.2	it does not own any other substantial movable assets than the respective Security Assets specified in the Asset List as at the date set out on such list;

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17.1.3	at the date hereof the Security Areas are marked up correctly and completely on the site maps attached hereto;

17.1.4	at the date hereof the Security Areas constitute all material present storage and production sites of the Transferor;

17.1.5	at the date hereof it is not subject to any restriction of any kind except for Permitted Liens with regard to the transfer of Security Assets;

17.1.6	at the date hereof it has the requisite corporate power and authority to enter into this Agreement and all necessary corporate action has been taken and all necessary consents have been obtained with regard to the execution and performance of this Agreement;

17.1.7	at the date hereof it has not ceased payments within the meaning of Section 17 (2), Sentence 2 of the German Insolvency Regulation, nor is it over-indebted within the meaning of Section 19 of the German Insolvency Regulation, or in terms of the German generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung), nor is it illiquid within the meaning of Section 17 of the German Insolvency Regulation, nor is its illiquidity imminent within the meaning of Section 18 of the German Insolvency Regulation;

17.1.8	at the date hereof the execution, delivery and performance of this Agreement and the granting of the security hereunder will not conflict with or result in a breach or violate the terms and provisions of, or constitute a default under, any loan agreement or any other agreement evidencing indebtedness or other material agreement to which the Transferor is a party, or result in, or require, the creation or imposition of any lien, encumbrance or security interest other than the security interests hereunder, nor will any such action result in a violation of the provisions of the Transferor’s articles of association (Satzung);

17.1.9	subject to the limitations arising from laws relating to bankruptcy, insolvency and all other laws affecting the rights of creditors in general, at the date hereof the security hereunder constitutes the valid and legally binding and enforceable obligations of the Transferor in accordance with

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their terms and create pledges which are enforceable without an enforceable judgement or any other similar instrument (vollstreckbarer Titel), subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto;

17.1.10	at the date hereof the place from which it is in fact administered and where all material managerial decisions are taken (tatsächlicher Verwaltungssitz) is in Germany; and

17.1.11	it is a limited liability company (GmbH) duly established and validly existing under German law at the date hereof.
18. UNDERTAKINGS OF THE TRANSFEROR
18.1	The Transferor undertakes with respect to the Security Assets:
18.1.1	to inform the Collateral Agent promptly (unverzüglich) of any change in the Security Areas;

18.1.2	to provide the Collateral Agent promptly (unverzüglich) at its request with all information and documents which are reasonably required with regard to the Security Assets and Security Areas;

18.1.3	to store all movable tangible assets (bewegliche Sachen), it will acquire in the future at a Security Area;

18.1.4	to promptly (unverzüglich) inform the Collateral Agent of the intention to open a new storage or production site and of the opening of such site and notwithstanding Clause 8 upon the request of the Collateral Agent, to enter into a further security transfer agreement with regard to such site by delivery of a site-map that is marked in a way satisfactory to the Collateral Agent and a notice in the form set out in Schedule 3 (Form of Inclusion of New Security Area);

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18.1.5	to promptly (unverzüglich) inform the Collateral Agent, should any of the representations and warranties expressed under Clause 17 above become incorrect after the date of this Agreement;

18.1.6	except for Permitted Liens, not to create or permit to subsist any encumbrance over any of the Security Assets, or do or permit to be done, anything which is reasonably to be expected to jeopardise or otherwise prejudice the value of the Security Assets;

18.1.7	to furnish to the Collateral Agent such information concerning the Security Assets as is available to it and as the Collateral Agent may reasonably request, and upon occurrence of any of the events described in Clauses 12.1 and 12.6 and notice being given to it, to permit the Collateral Agent and its designees to inspect, audit and make copies of and extracts from all records and all other papers in its possession which pertain to the Security Assets, and upon the request of the Collateral Agent, to deliver copies of all such records and papers;

18.1.8	to inform the Collateral Agent promptly (unverzüglich) upon gaining knowledge of any attachments (Pfändungen) of third parties that relate to the Security Assets or any other third-party measures which impair or jeopardise the Security Assets. In the event of any such attachment, the Transferor shall provide the Collateral Agent with a copy of the attachment and/or transfer order (Pfändungs- und/oder Überweisungsbeschluss) and any other documents which the Collateral Agent requests that are necessary or expedient for a defence against such attachment. In addition, the Transferor shall inform the third party promptly (unverzüglich) in writing of the Collateral Agent’s security interest and render to the Collateral Agent all assistance required or expedient to defend the Security Assets;

18.1.9	to execute and do all such assurances, acts and things at its own expense, as the Collateral Agent may reasonably require
(A)	for perfecting or protecting the security under this Agreement; and

(B)	in the case of the enforcement of security, to facilitate the realisation of all or any part of the Security Assets which are subject to this

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Agreement and the exercise of all powers, authorities and discretions vested in the Collateral Agent.
19.   INTERCREDITOR AGREEMENT AND CREDIT AGREEMENTS
In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

Notwithstanding anything herein to the contrary, the Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to (a) the provisions of the intercreditor agreement dated on or about December 17, 2010 (the “Intercreditor Agreement”), among Bank of America, N.A. as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent (as defined therein), Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent (as defined therein); and the grantors party thereto, and (b) the provisions of section 11.22 of the ABL Credit Agreement; for the avoidance of doubt, the in rem aspects of the security granted under this Agreement shall be exclusively governed by this Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.

Except as provided for in this Clause 19, notwithstanding anything herein to the contrary, the Credit Agreements, including Article X of the ABL Credit Agreement and Section 11.19 of the Term Loan Credit Agreement, shall govern and control the exercise of remedies by the Collateral Agent.

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20.	NOTICES

20.1	Any notice or other communication in connection with this Agreement shall be in writing and shall be delivered personally, sent by registered mail or sent by telecopy (with confirmation copy by registered mail) to the following addresses:

20.2	If to the Collateral Agent:
Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603, U.S.A.
Attention: Account Officer
Fax: + 312-453-5555
20.3	If to the Transferor:
Novelis Deutschland GmbH
Hannoversche Straße 1,
37075 Göttingen, Germany
Attention: Geschäftsführung
Fax: +49 551 304 4902
or to such other address as the recipient may notify or may have notified to the other party in writing.

20.4	Any notice or other communication under this Agreement shall be in English or in German. If in German, such notice or communication shall be accompanied by a translation into English.

21.	WAIVER

21.1	No failure to exercise or any delay in exercising any right or remedy hereunder shall operate as a waiver hereunder. Nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any right or remedy.

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21.2	Any rights pursuant to this Agreement, including the rights under this Clause, may be waived only in writing.

22.	GOVERNING LAW AND JURISDICTION

22.1	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

22.2	For any disputes arising out of or in connection with this Agreement the courts in Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction. Which court will have jurisdiction to hear the case (sachliche Zuständigkeit), shall be determined in accordance with statutory provisions. The Collateral Agent, however, shall also be entitled to take legal action against any of the Transferor before any other court having jurisdiction over the respective Transferor or any of its assets.

23.	LIABILITY AND INDEMNIFICATION

23.1	The Collateral Agent shall not be liable for any loss or damage suffered by the Transferor, save in respect of such loss or damage which is suffered as a result of any gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the Collateral Agent.

23.2	The Transferor shall indemnify the Collateral Agent and any person appointed by the Collateral Agent under this Agreement against any losses, actions, claims, expenses, demands and liabilities which are reasonably incurred by or made against the Collateral Agent for any action or omission in the exercise of the powers contained herein other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred by or made against the Collateral Agent as a result of the gross negligence (grobe Fahrlässigkeit) or wilful misconduct (Vorsatz) of the Collateral Agent.

24.	AMENDMENTS
Any amendment to, or modification of, this Agreement, including this Clause, shall be effective only if made in writing, unless mandatory law provides for more stringent formal requirements.

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25.	ANNEXES, SCHEDULES
All Annexes and Schedules to this Agreement shall form an integral part hereof.
26.	SEVERABILITY

26.1	Should any provision of this Agreement be or become invalid or unenforceable, or should this Agreement be accidentally incomplete or become incomplete, this shall not affect the validity or enforceability of the remaining provisions hereof. In lieu of the invalid or unenforceable provision or in order to remedy any incompleteness, a provision shall apply which comes as close as possible to that which the Parties have intended or would have intended if they had considered the matter. In the event that any Security Asset granted under this Agreement shall be impaired or be or become invalid or unenforceable this shall not affect the validity or enforceability of any other Security Asset granted under this Agreement.

26.2	To the extent that Security Assets have not been properly transferred, the Transferor undertakes that it will promptly (unverzüglich) cure any legal defects, undertake all necessary acts and (in the event that these legal defects render this Agreement invalid or otherwise affect the perfection and enforceability of the security interest created thereby) re-execute this Agreement.

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SCHEDULE 1
Asset List
-CD-ROM-

SCHEDULE 2
Site Maps
-CD-ROM-

SCHEDULE 3
Form of Inclusion of New Security Area
[Letterhead of the Transferor]

To:	Bank of America, N.A.

135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603, U.S.A.

Attention: Account Officer
Security transfer of title, dated [•]; Updated Asset List
Dear Madam or Sir,
reference is made to the Clause 8 of the security transfer of title in movable assets agreement, dated [•], 2010 (the “Security Transfer Agreement”). Terms defined in the Security Transfer Agreement shall have the same meaning herein.
Please find attached a site-map of a storage or production area, in which movable assets owned by us are kept and to which such assets will be delivered in the future. Upon delivery and acceptance by you of this inclusion letter, the area marked on the site map shall be considered to be a Security Area within the meaning of the Security Transfer Agreement and title in the assets kept thereon or delivered thereto in the future shall be transferred (übereignet) to you.
Therefore, we hereby offer
to consider the area marked-up on the attached site-map to be a Security Area within the meaning of the Security Transfer Agreement, and from the date hereof, to apply all terms and conditions of the Security Transfer Agreement to the attached site-map and the assets located in the thereby defined Security Area, as if the Security Transfer Agreement had been entered into with that site-map also attached to it as Schedule 2.
We do not expect to receive your acceptance declaration to the offer made herein, i.e. the offer can be accepted by countersigning it below, without the need to send us the countersigned copy.

With kind regards,
[to be signed on behalf of the Transferor]
_______________________
Name:
Title:
[to be signed on behalf of the Collateral Agent]
_______________________
Name:
Title:

Signatories

Attachment 2
NOVELIS ALUMINIUM HOLDING COMPANY
as Pledgor
and
BANK OF AMERICA, N.A.
as Collateral Agent
and
other Parties
as Pledgees

SECOND RANKING
SHARE PLEDGE AGREEMENT
relating to the shares in
Novelis Deutschland GmbH
(Geschäftsanteilsverpfändung)

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This SHARE PLEDGE AGREEMENT (the “Agreement”) is made on December 17, 2010
Among:
(1)	Novelis Aluminium Holding Company, a company incorporated under the laws of Ireland, with its registered office at 25/28 North Wall Quay, Dublin 1, Ireland, registered with the Irish Register of Companies under no. 316911, (the “Pledgor);

(2)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having its business address at 135 S. LaSalle, Suite 927, IL4-135-09-27, Chicago, IL 60603, U.S.A., in its capacity as collateral agent under the ABL Credit Agreement (as defined below) (the “Collateral Agent”);

(3)	the institutions listed in Schedule 1 (List of Lenders and other Secured Parties) hereto in their capacity as lenders or other secured parties under or in connection with the ABL Credit Agreement (as defined below) (together with the Collateral Agent the “Original Pledgees”); and

(4)	the Future Pledgees, as defined herein.
WHEREAS:
(A)	Pursuant to a credit agreement dated on or about December 17, 2010 (the “ABL Credit Agreement”) among, inter alios, the Borrowers (as defined below), AV METALS INC., a corporation formed under the Canada Business Corporations Act, as holdings (“Holdings”), the Subsidiary Guarantors (as defined below), the lenders party thereto, BANK OF AMERICA, N.A., as issuing bank, U.S. swingline lender, Collateral Agent and administrative agent (the “Administrative Agent”) and THE ROYAL BANK OF SCOTLAND PLC, as European swingline lender, the lenders thereunder have agreed to grant revolving loans and other extensions of credit (the “Loans”) to the Borrowers.

(B)	It is one of the conditions for making the Loans that the Pledgor enters into this Agreement.

(C)	The Pledgor has agreed to grant a pledge over its shares in the Company (as defined below) as security for the Pledgees’ (as defined below) respective claims against the Loan Parties (as defined below) under or in connection with the ABL Credit Agreement.

(D)	Further, the Pledgor has entered into an agreement on the abstract acknowledgement of indebtedness (Abstraktes Schuldanerkenntnis) with, inter alios, the Collateral Agent on or about the date hereof in connection with the ABL Credit Agreement (the “Abstract Acknowledgement of Indebtedness”).

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(E)	Furthermore, in connection with a term loan credit agreement dated or to be dated on or around December 17, 2010 (the “Term Loan Credit Agreement” together with the ABL Credit Agreement, the “Credit Agreements”), the Pledgor has agreed to grant a first ranking pledge over its shares in the Company as security for the obligations arising under or in connection with the Term Loan Credit Agreement.
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE
1.1.	In this Agreement:

“Administrative Borrower” shall mean Novelis Inc., a corporation formed under the Canada Business Corporations Act, or any successor entity serving in that role.

“Agents” shall mean each of the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them.

“Bank Product” shall mean any of the following products, services or facilities extended to Holdings, Novelis Inc. or certain of its subsidiaries by a Lender or any of its affiliates: (a) cash management services; (b) commercial credit card and merchant card services; and (c) other banking products or services, other than letters of credit and Hedging Agreements.

“Borrowers” shall mean all borrowers under the ABL Credit Agreement including, among others, Novelis Inc., a corporation formed under the Canada Business Corporations Act; Novelis Corporation, a Texas corporation; Novelis PAE Corporation, a Delaware corporation, Novelis Brand LLC, a Delaware limited liability company, Novelis South America Holdings LLC, a Delaware limited liability company; Aluminum Upstream Holdings LLC, a Delaware limited liability company; Novelis Acquisitions LLC; Novelis North America Holdings Inc.; Novelis UK Ltd, a limited liability company incorporated under the laws of England and Wales with registered number 00279596; Novelis North America Holdings Inc., a Delaware corporation, Novelis Acquisitions LLC, a Delaware limited liability company, and Novelis AG, a stock corporation (AG) organized under the laws of Switzerland.

“Bank Product Debt” shall mean Indebtedness and other obligations of a Loan Party relating to Bank Products.

“Borrowing Base Certificate” shall mean an officer’s certificate from Administrative Borrower, delivered to the Administrative Agent and the Collateral Agent setting forth the Administrative Borrower’s calculation of the borrowing base in connection with the ABL Credit Agreement.

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“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for general business in New York City, Chicago, London, Zurich and Frankfurt am Main.
“Closing Date” shall mean the date of the initial credit extension under the ABL Credit Agreement.
“Collateral” shall mean all of the collateral, pledge collateral and mortgaged property referred to in the Security Documents and all of the other property that is or is intended under the terms of the Security Documents to be subject to liens in favor of the Collateral Agent for the benefit of the Secured Parties.
“Company” shall mean Novelis Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany having its business address at Hannoversche Strasse 1, 37075 Göttingen, Germany which is registered in the commercial register at the local court (Amtsgericht) of Göttingen under HRB 772.
“Contribution, Intercompany, Contracting and Offset Agreement” shall mean that certain contribution, intercompany, contracting and offset agreement dated as of the date hereof by and among certain of the Loan Parties (other than certain Foreign Subsidiaries), the Collateral Agent and Administrative Agent.
“Default” shall mean the non-payment by any of the Borrowers of any amounts payable under any of the Loan Documents when due.
“Delegate” shall mean any delegate, agent, attorney, trustee or co-trustee appointed by the Collateral Agent or any receiver.
“Existing Shares” has the meaning given to such term in Clause 2 hereof.
“Extraordinary Expenses” shall mean all costs, expenses or advances that any Agent or Receiver may incur during a default or event of default under the ABL Credit Agreement, or during the pendency of an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any collateral; (b) any action, arbitration or other proceeding (whether instituted by or against any Agent, any Lender, any receiver, any Loan Party, any representative of creditors of any Loan Party or any other Person) in any way relating to any collateral (including the validity, perfection, priority or avoidability of the liens on the collateral for the benefit of the Secured Parties), Loan Documents, letters of credit or Secured Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of any Agent or receiver in, or the monitoring of, any Insolvency

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Proceeding; (d) settlement or satisfaction of any taxes, charges or liens with respect to any collateral; (e) any enforcement action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Secured Obligations; and (g) protective advances. Such costs, expenses and advances include transfer fees, other taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any collateral, and travel expenses.
“Fee Letter” shall mean that certain fee letter among Novelis Inc., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the other commitment parties party thereto, dated as of December 6, 2010 and setting forth certain fees payable in connection with the ABL Credit Agreement.
“Foreign Subsidiary” shall mean a subsidiary of Holdings that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
“Future Pledgee” shall mean any Person that (i) is a transferee with respect to the Pledges by operation of law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Secured Obligations from any of the Original Pledgees or Future Pledgee to such future pledgee and/or (ii) becomes a creditor of a Loan Party as a successor of a Pledgee, a Future Pledgee or otherwise, or by way of becoming a lender, issuing bank or agent, in each case, under the ABL Credit Agreement or any other Loan Document and/or (iii) accedes to this agreement by ratification pursuant to sub-clause 3.3 hereof as pledgee.
“Future Shares” shall mean all additional shares in the capital of the Company (irrespective of their nominal value) which the Pledgor may acquire in the future by way of a share transfer, an increase of the capital of the Company or otherwise.
“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies entered into for the purposes of hedging exposures of Holdings, Novelis Inc. and certain of its subsidiaries to interest or exchange rates, loan credit exchanges, security or currency valuations or commodity prices, in each case not for speculative purposes.
“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
“IFRS” shall mean International Financial Reporting Standards consistently applied.

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“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days (other than such overdue trade accounts payable being contested in good faith and by proper proceedings, for which appropriate reserves are being maintained with respect to such circumstances in accordance with U.S. GAAP or other applicable accounting standards)); (e) all Indebtedness of others secured by any lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (f) all capital lease obligations, purchase money obligations and synthetic lease obligations of such person; (g) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (j) all obligations of such person under any securitization facility; and (k) all contingent obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefore as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefore.
“Insolvency Proceeding” any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, examiner, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.
“Intercreditor Agreement” shall mean the intercreditor agreement dated on or about December 17, 2010 by and among, inter alios, the companies parties thereto, the Administrative Agent, the Collateral Agent, the administrative agent under the Term Loan Credit Agreement and the collateral agent under the Term Loan Agreement, and such other persons as may become party thereto from time to time pursuant to the terms of the ABL Credit Agreement, setting forth certain rights and obligations

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among, inter alios, the lenders under the Term Loan Credit Agreement and the lenders under the ABL Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Issuing Bank” shall mean each of Bank of America, N.A. as initial issuing bank under the ABL Credit Agreement, and its successors in such capacity and any other Lender or entity that is or becomes an issuing bank under the ABL Credit Agreement. Any Issuing Bank may, in its discretion, arrange for one or more letters of credit to be issued by affiliates of such Issuing Bank, in which case the term Issuing Bank shall include any such affiliate with respect to letters of credit issued by such affiliate.
“Lenders” shall mean the lenders listed on Schedule 1 hereto and the financial institutions or lenders that are a party to the ABL Credit Agreement, or that have become a party to the ABL Credit Agreement after the date hereof, other than any such financial institution or lender that has ceased to be a party to the ABL Credit Agreement pursuant to an assignment of its obligations to an existing or a new lender.
“Loan Documents” shall mean the ABL Credit Agreement, this Agreement, any Borrowing Base Certificate, the Intercreditor Agreement, the Contribution, Intercompany, Contracting and Offset Agreement, the Notes (if any), the Security Documents, each foreign guarantee, the Fee Letter, and all other pledges, powers of attorney, consents, assignments, certificates, agreements or documents, whether heretofore, now or hereafter executed by or on behalf of any Loan Party for the benefit of any Agent or any Lender in connection with the ABL Credit Agreement.
“Loan Parties” shall mean Holdings, the Borrowers and the Subsidiary Guarantors.
“Notes” shall mean any notes evidencing the revolving loans or swingline loans issued pursuant to the ABL Credit Agreement.
“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Pledges” shall mean the pledges made pursuant to sub-clauses 3.1 and 4.1, and “Pledge” means any of them.
“Pledgees” shall mean the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.
“PLPA” shall mean the profit and loss pooling agreement initially entered into by Alcan Deutschland Holdings GmbH & Co. KG and the Company, dated December 02, 2002 (notarial deed number 52/2002 of notary public Prof. Dr. Alexander Riesenkampff) which was transferred by operation of law from Alcan Deutschland

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Holdings GmbH & Co. KG to the Pledgor and which now continues to be in existence between the Pledgor and the Company.
“Receiver” shall mean a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Collateral, and that term will include any appointee under joint and/or several appointments.
“Secured Bank Product Obligations” shall mean Bank Product Debt owing to a Secured Bank Product Provider.
“Secured Bank Product Provider” shall mean (a) Bank of America or any of its affiliates; and (b) any Lender or any affiliate of a Lender that is providing a Bank Product, provided the provider delivers written notice to Administrative Agent, in form and substance satisfactory to Administrative Agent, by the later of the Closing Date or 10 days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by the terms of the ABL Credit Agreement applicable to providers of secured Bank Products.
“Secured Obligations” shall mean
(a) obligations of the Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing (and interest that would have accrued but for such proceeding) during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers and the other Loan Parties under the ABL Credit Agreement in respect of any letter of credit, when and as due, including payments in respect of reimbursement obligations, interest thereon and obligations to provide cash collateral, (iii) Extraordinary Expenses and (iv) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the other Loan Parties under the ABL Credit Agreement and the other Loan Documents,
(b) the due and punctual payment of all Secured Bank Product Obligations, and
(c) the Abstract Acknowledgement of Indebtedness.

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“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent, any Receiver or Delegate, each other Agent, the Lenders, the Issuing Banks, each Secured Bank Product Provider and “Secured Party” shall mean any of them.
“Security Documents” shall mean each security agreement, the mortgages, any security trust deed, and each other security document, deed of trust, charge or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or financing change statements, control agreements, bailee notification letters, or instruments of perfection required by the ABL Credit Agreement, any security agreement, any mortgage or any other such security document, charge or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any security agreement or any mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations or to perfect, obtain control over or otherwise protect the interest of the Collateral Agent therein.
“Shares” shall mean the Existing Shares and the Future Shares.
“Subsidiary Guarantor” shall mean 4260848 Canada Inc., 4260856 Canada Inc., Novelis Cast House Technology Ltd., Novelis No. 1 Limited Partnership, Aluminum Upstream Holdings LLC, Novelis Acquisitions LLC, Novelis Brand LLC, Novelis Corporation, Novelis North America Holdings Inc., Novelis PAE Corporation, Novelis South America Holdings LLC, Novelis Europe Holdings Limited, Novelis Services Limited , Novelis UK Ltd., Novelis AG , Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminium Holding Company, Novelis Deutschland GmbH, Novelis do Brasil Ltda., Novelis Madeira Unipessoal, Lda., Novelis Luxembourg S.A., Novelis PAE S.A.S. and each other subsidiary that is or becomes a party to the ABL Credit Agreement as a Subsidiary Guarantor.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
“U.S. GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis as in effect from time to time.
1.2.	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented from time to time.

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1.3.	The references in this Agreement to the ABL Credit Agreement and the other Loan Documents and, in each case to amendments and supplements thereto, are for identification of the Secured Obligations only and shall not constitute an incorporation of the provisions of such documents into this Share Pledge Agreement.

1.4.	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

1.5.	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.6.	Any reference in this Agreement to a “Clause”, a “sub-clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause, a sub-clause or schedule hereof.
2.	PLEDGED SHARES

The Company has a nominal share capital (Stammkapital) of EUR 111,500,000 (in words: Euro one hundred eleven million five hundred thousand) consisting of 2 (two) shares that have a nominal value of Euro 100,350,000 (in words: Euro one hundred million three hundred and fifty thousand) and EUR 11,150,000 (in words: Euro eleven million one hundred and fifty thousand), respectively (the “Existing Shares”). The Existing Shares are held by the Pledgor.
3.	PLEDGE
3.1.	The Pledgor hereby pledges to each of the Pledgees the Shares together with all ancillary rights and claims associated with the Shares as more particularly specified in Clause 4.

3.2.	Each of the Original Pledgees hereby accepts the Pledge for itself.

3.3.	The Collateral Agent hereby accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht), the Pledges for and on behalf of each Future Pledgee. Each Future Pledgee will ratify and confirm the declarations and acts so made by the Collateral Agent on its behalf by accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Secured Obligations (or part of them) from a Pledgee or by becoming party to any Loan Document. Upon such ratification (Genehmigung) such Future Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the Loan Documents shall be secured by the Pledges constituted hereunder.

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3.4.	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.

3.5.	The Pledgor herewith authorises the Collateral Agent to notify, on its behalf, the Company of the Pledges and/or the identity of any Future Pledgee and the new pledges created pursuant to sub-clause 3.3 above. Upon request of the Collateral Agent, the Pledgor shall without undue delay give such notice and provide the Collateral Agent with a copy thereof.

3.6.	The validity and effect of each of the Pledges shall be independent of the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.

3.7.	The Pledges created hereunder shall be subordinated to any pledges created over the Shares in connection with the Term Loan Credit Agreement.

3.8.	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Secured Obligations.

3.9.	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Secured Obligations by any Pledgee to a Future Pledgee to the extent possible under applicable law.
4.	SCOPE OF THE PLEDGES
4.1.	The Pledges constituted by this Agreement include: the present and future rights to receive:
dividends attributable to the Shares, if any; and
liquidation proceeds, redemption proceeds (Einziehungsentgelt), repaid capital in case of a capital decrease, any compensation in case of termination (Kündigung) and/or withdrawal (Austritt) or expulsion (Ausschluss) or exclusion for good cause (Ausschluss aus wichtigem Grund) of a shareholder of the Company, the surplus in case of surrender (Preisgabe), any repayment claim for any additional capital contributions (Nachschüsse) and all other pecuniary claims associated with the Shares;
(collectively, the “Proceeds”);

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the right to subscribe for newly issued shares of the Company; and
subject to Clause 6 below, all other rights and benefits attributable to the Shares (to the extent capable of being pledged) (including without limitation all present and future pecuniary claims of the Pledgor against the Company arising under or in connection with any domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) — in particular the PLPA — or partial profit transfer agreement (Teilgewinnabführungsvertrag) which may exist or be entered into between the Pledgor and the Company).
4.2.	Until such time as the Collateral Agent, acting for and on behalf of the Pledgees, gives notice to the Company that it is entitled to realize the Pledges created hereunder (see Sub-clause 7.1. below), the Pledgor shall have the right to receive and retain any and all dividends and distributions paid or payable in respect of the Shares, provided, however, that:
i)	other distributions (other than dividends) paid or payable (other than in cash) and other property received, receivable or otherwise distributed in exchange for any Shares,

ii)	dividends or other distributions paid or payable in cash in respect of any Shares in connection with the partial or total liquidation or dissolution or in connection with the reduction of capital, capital surplus or paid-in-surplus, and

iii)	cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for any Shares, shall be — irrespective of whether such assets have been received by the Pledgor or the Pledgees or whether they are covered by the Pledges hereunder — transferred to the Collateral Agent by way of a security transfer or security assignment (Sicherungsübereignung/ Sicherungsabtretung) which shall hold such assets as trustee (Sicherungstreuhänder) segregated from its other property or funds. Such security shall be realized by the Collateral Agent in accordance with Clause 7 below and any applicable law and regulation.
5.	PURPOSE OF THE PLEDGES

The Pledges hereunder are created in order to secure the prompt and complete satisfaction of any and all Secured Obligations owed to any of the Pledgees from time to time. The Pledges shall also cover any future extension of the Secured Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.

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6.	EXERCISE OF SHAREHOLDER RIGHTS

The shareholder rights, including the voting rights, attached to the Shares remain with the Pledgor. The Pledgor, however, shall at all times until the full satisfaction of all Secured Obligations or the release of the Pledges exercise its shareholder rights, including its voting rights and the rights under the PLPA, in good faith to ensure that the validity, legality and enforceability of the Pledges and the existence or value of all or part of the Shares are not in any way materially adversely affected, other than through dividend payments pursuant to Clause 4.2 above. The Pledgor undertakes that no resolutions are passed which constitute a breach of its obligations under Clause 9 below.
7.	ENFORCEMENT OF THE PLEDGES
7.1.	If a Default exists and is continuing and, in addition, the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife), then in order to enforce the Pledges (or any of them), the Pledgees, acting through the Collateral Agent, may at any time thereafter avail themselves of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

7.2.	Notwithstanding Section 1277 of the German Civil Code, the Pledgees are entitled to exercise their rights, in particular to sell the Shares, without obtaining enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgees shall be entitled to have the Shares sold at public auction.

7.3.	The Collateral Agent shall, as soon as known to him, without undue delay, inform the Pledgor in writing of the place and time of any such public auction. The Pledgor, however, hereby agrees that in any case ten (10) Business Days’ prior written notice to the Pledgor shall be sufficient for the realisation of the Pledges and the Collateral Agent shall not be obliged to deliver any further notices that would otherwise be required by law as a prerequisite to enforcement of a pledge (including, but not limited to the notices set out under Section 1234 of the German Civil Code) to the Pledgor prior to such public auction. For the avoidance of doubt, the Collateral Agent, shall, as soon as known to the Collateral Agent, inform the Pledgor of any changes to the date and time of the public auction and otherwise keep the Pledgor reasonably informed about the enforcement proceedings. The public auction may take place at any place in the Federal Republic of Germany designated by the Collateral Agent.

7.4.	If the Pledgees, acting through the Collateral Agent, should seek to enforce the Pledges under sub-clause 7.1, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part

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thereof and/or the exercise by the Pledgees, acting through the Collateral Agent, of any other right they may have as Pledgees.

7.5.	Following satisfaction of the requirements for enforcement under sub-clause 7.1 above, all subsequent dividend payments and all payments based on similar ancillary rights attributed to the Shares may be applied by the Pledgees, acting through the Collateral Agent, in whole or in part in satisfaction of the Secured Obligations or treated as additional collateral.

7.6.	The Collateral Agent may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Secured Obligations. The Pledgor hereby expressly waives its right pursuant to Section 1230 sentence 2 of the German Civil Code to limit the realisation of the Pledges and pledges over shares in any other companies to such number of pledges as are necessary to satisfy the Secured Obligations and agrees further that the Collateral Agent may decide to enforce the Pledges over the Shares in the Company individually at separate public auctions or together with pledges over shares in any other companies at one single public auction (Gesamtverwertung). When enforcing the Pledges, the Collateral Agent shall take into account the legitimate interests of the Pledgor (to the extent not prejudicial to the interests of the Pledgees in obtaining satisfaction of the Secured Obligations).

7.7.	The Pledgor hereby expressly waives all defenses of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

7.8.	The Pledgor hereby expressly waives its defenses based on defenses the Borrowers or other Loan Parties might have against any of the Secured Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

7.9.	If the Pledges are enforced, or if the Pledgor has discharged any of the Secured Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply, and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall not at any time before, on or after an enforcement of the Pledges and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from the Company or any of its affiliates or to assign any of these claims.
8.	REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to the Pledgees by way of an independent guarantee (selbständiges Garantieversprechen) that:

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8.1.	the Company and the Pledgor itself are validly existing and neither unable to pay their respective debt when due (zahlungsunfähig), over-indebted (überschuldet) or deemed unable to pay their respective debt as it falls due (drohend zahlungsunfähig) (all within the meaning of Sections 17 to 19 of the German Insolvency Act (Insolvenzordnung)) nor subject to any insolvency proceedings (Insolvenzverfahren) or any refusal of opening insolvency proceedings for lacking assets (Abweisung mangels Masse) (within the meaning of Section 26 of the German Insolvency Act);

8.2.	the statements made in Clause 2 above are true and correct;

8.3.	the Existing Shares are fully paid in and there is no obligation of a shareholder to make additional contributions (keine Nachschusspflicht);

8.4.	the Existing Shares have not been repaid in any way;

8.5.	all facts capable of being entered into the commercial register of the Company have been entered into, or, pending entry, submitted for registration to, the commercial register, and, in particular, no shareholder resolutions regarding changes in the articles of association of the Company have been passed which are not entered into the commercial register;

8.6.	all necessary authorisations, if any, including but not limited to the shareholders consent required pursuant to the articles of association of the Company, to enable or entitle the Pledgor to enter into this Agreement have been obtained and are in full force and effect and are attached as photocopy to this Agreement in Schedule 3;

8.7.	except for the PLPA, there are no silent partnership agreements or similar arrangements by which a third party is entitled to a participation in the profits or revenue of the Company;

8.8.	the place from which the Company is in fact administered and where all material managerial decisions are taken (tatsächlicher Verwaltungssitz) is situated in the Federal Republic of Germany;

8.9	the Pledgor is the sole legal and beneficial owner of the Existing Shares, free of any encumbrances, liens, charges and restrictions on pledge or transfer (other than the Pledges created hereunder and the pledges created in connection with or as permitted by the ABL Credit Agreement);

8.10	the execution and performance hereof, do not and will not (i) violate any provisions of law or the articles of association of the Pledgor or the Company, or any order of any court or any rule, regulation or order of any governmental agency, authority, instrumentality or regulatory body by which the Pledgor and/ or the Company is bound, (ii) violate in any material way any provision or any agreement or other

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instrument by which the Pledgor and/ or the Company is bound, (iii) result in a breach of or constitute (with notice or lapse of time or both) a default under any such agreement or other instrument, or (iv) result in the creation or imposition of any lien upon any property or assets of the Pledgor or the Company, except for liens created hereby;

8.11	the obligations of the Pledgor hereunder are legal, valid, binding and enforceable against the Pledgor in accordance with their terms, subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto; and

8.12	the Pledges constitute legal, valid and binding pledges under the laws of the Federal Republic of Germany in the Shares, the Proceeds and the rights pledged pursuant to Clauses 4.1.2 and 4.1.3, enforceable against the Pledgor and third parties in accordance with the terms hereof and in particular without enforceable judgment (vollstreckbarer Titel), subject to any qualification in the legal opinion to be issued by the law firm of Noerr LLP in relation hereto.
9.	UNDERTAKINGS OF THE PLEDGOR

The Pledgor undertakes to each of the Pledgees, during the term of this Agreement,
9.1.	not to encumber, permit to subsist (to the extent possible), create or agree to create any other security interest or third party right in or over the Shares except as set out in this Agreement and in connection with or as permitted by the ABL Credit Agreement;

9.2.	to promptly effect any contributions in cash (Bareinlage) or kind (Sacheinlage) to be made in respect of the Shares;

9.3.	to promptly notify the Collateral Agent of any change in the shareholding in or capital of the Company or any encumbrance over the Shares (or part of them) (unless such encumbrance is permitted under the ABL Credit Agreement). In the case of any attachment (Pfändung) in respect of any of the Shares, the Proceeds or the rights pledged in clauses 4.1.2 or 4.1.3, the Pledgor shall promptly notify the Collateral Agent, such notice to be accompanied by any documents the Pledgees might need to defend themselves against any claim of a third party. In particular, the Pledgor shall promptly forward to the Collateral Agent a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defense against the attachment;

9.4.	not to amend, vary, supplement or waive any provision of the constitutional documents of the Company in a manner which could reasonably be expected to be materially prejudicial to the interest of the Pledgees;

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9.5.	to notify the Collateral Agent forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which could reasonably be expected to be materially prejudicial to the interest of the Pledgees. The Pledgor shall allow, following the occurrence of any of the circumstances which permit the Pledgees to enforce the Pledges in accordance with Clause 7 above, the Pledgees or, as the case may be, their proxy or any other person designated by the Pledgees, to participate in all such shareholders’ meetings of the Company. Subject to the provision contained in sub-clause 11.1, the Pledgees’ right to attend the shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Secured Obligations. In any event, as long as any of the Pledges remains in effect, the Pledgor shall send, upon request of the Collateral Agent, to the Collateral Agent, for and on behalf of the Pledgees, a copy of the protocol of any shareholders’ meeting during which any resolutions have been passed that have, or may have, an effect on the Shares or affect the Pledges in any way.

9.6.	in the event of any increase in the capital of the Company not to allow, without the prior written consent of the Pledgees, acting through the Collateral Agent, any party other than itself to subscribe for any Future Shares;

9.7.	not to change the articles of association of the Company to the effect that any transfer of Shares shall only be possible with the consent of any other person, other than the shareholders, and

9.8.	insofar as additional declarations or actions are necessary for the creation of the Pledges (or any of them) in favour of the Pledgees (or any of them), the Pledgor shall at the Collateral Agent’s request make such declarations and undertake such actions at the Pledgor’s costs and expenses.
10.	INDEMNITY
10.1.	Neither of the Pledgees nor the Collateral Agent shall be liable for any loss or damage suffered by the Pledgor except for such loss or damage which is incurred as a result of the wilful misconduct or gross negligence of a Pledgee or the Collateral Agent.

10.2.	The Pledgor will indemnify the Pledgees and the Collateral Agent and keep the Pledgees and the Collateral Agent indemnified against any and all damages, losses, actions, claims, reasonable expenses (including reasonable attorney fees), demands and liabilities which may be incurred by or made against the Pledgees (or any of them) or the Collateral Agent for anything done or omitted in the exercise or purported exercise of the powers contained herein or occasioned by any breach of the Pledgor of any of its obligations or undertakings herein contained other than to the extent that such damages, losses, actions, claims, expenses, demands and liabilities are incurred

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by or made against the Pledgees (or any of them) as a result of the gross negligence or wilful misconduct of such Pledgee or, as the case may be, the Collateral Agent.
11.	DURATION AND INDEPENDENCE
11.1.	This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations. The Pledges shall not cease to exist, if the Borrowers or any of the other Loan Parties have only temporarily discharged the Secured Obligations.

11.2.	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the ABL Credit Agreement or in any document or agreement related thereto shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

11.3.	This Agreement is independent from any other security or guarantee which may have been or will be given to the Pledgees or the Collateral Agent. None of such other security or guarantee shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

11.4.	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Secured Obligations to, or by, any third party.
12.	RELEASE (PFANDFREIGABE)
12.1.	Upon complete and irrevocable satisfaction of the Secured Obligations, the Pledgees will as soon as reasonably practical declare the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Secured Obligations the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of German mandatory law. If the Collateral Agent is authorized to release in whole or in part any pledges under the ABL Credit Agreement, the Collateral Agent is authorized to release such Pledges under this Agreement.

12.2.	At any time when the total value of the aggregate security granted by the Pledgor to secure the Secured Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Secured Obligations (the “Limit”) not only temporarily, the Pledgees shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

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13.	PARTIAL INVALIDITY, WAIVER
13.1.	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with a valid, legal and enforceable provision which comes as close as possible to the original intent of the parties.

13.2.	No failure to exercise, or any delay in exercising any right or remedy hereunder shall be deemed as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

13.3.	In particular, the Pledges shall not be affected and shall in any event extend to any and all Shares in the Company even if the number or nominal value of the Existing Shares or the aggregate share capital of the Company as stated in Clause 2 are inaccurate or deviate from the actual facts.
14.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 15 shall be made in writing, unless notarial form by operation of law is required.
15.	NOTICES AND THEIR LANGUAGE
15.1.	All notices and communications under or in connection with this Agreement shall be in writing and shall be delivered by letter, posted or delivered by hand, or fax. Each notice or communication shall be given to the relevant party at the address or fax number and marked for the attention of the person(s) or department from time to time specified in writing by that party to the other. The initial address, fax number and person(s) or department so specified by each party are set out below:

If to the Pledgor:	Novelis Aluminium Holding Company
25/28 North Wall Quay,
Dublin 1, Irland
Fax: +3531 6492649

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If to the Pledgees and the Collateral Agent:	Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603,
U.S.A.
Attention: Account Officer
Fax: + 1 312-453-5555
15.2.	Save for the notice pursuant to Section 1280 of the German Civil Code (which shall be substantially in the form of Schedule 2 attached hereto) any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.
16.	APPLICABLE LAW, JURISDICTION
16.1.	This Agreement is governed by the laws of the Federal Republic of Germany.
16.2.	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Pledgees, however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction, in which case the Pledgor shall also be entitled to initiate counterclaims (Widerklage) in such other court. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
17.	INTERCREDITOR AGREEMENT AND ABL CREDIT AGREEMENT

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In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the ABL Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the ABL Credit Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the ABL Credit Agreement, including Article X thereof, shall govern and control the exercise of remedies by the Collateral Agent.
In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
*****
The Notary is hereby instructed to give notice of this Agreement and the Pledges of the rights pursuant to Clause 3 (Pledge) and Clause 4 (Scope of the Pledges) to the Company by means of sending to the Company a notice substantially in the form of Schedule 2 hereto which shall be accompanied by a certified copy of this Agreement.

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SCHEDULE 1
List of Lenders and other Secured Parties
1.	Bank of America, N.A.

2.	Citibank, N.A.

3.	JPMorgan Chase Bank, N.A.

4.	The Royal Bank of Scotland plc

5.	UBS AG, Stamford Branch

6.	Commerzbank AG, New York and Grand Cayman Branches

SCHEDULE 2
Form of notice to be delivered to the Company
[Letterhead of Notary]
An
Novelis Deutschland GmbH
Verpfändung der Geschäftsanteile an Novelis Deutschland GmbH durch Novelis Aluminium Holding Company
Sehr geehrte Damen und Herren,
namens und in Vollmacht von Novelis Aluminium Holding Company zeige ich Ihnen hiermit, unter anderem gemäß § 1280 des Bürgerlichen Gesetzbuches, an, dass mit notarieller Urkunde des unterzeichnenden Notars vom [•] 2010, Urkundenrolle Nr. [•]/2010, Novelis Aluminium Holding Company ihre sämtlichen bestehenden und zukünftigen Geschäftsanteile an der Novelis Deutschland GmbH verpfändet hat.
Des Weiteren sind sämtliche (bestehende und zukünftige) aus den Geschäftsanteilen resultierende Nebenansprüche, insbesondere auf Gewinne, Liquidationserlöse, Einziehungsentgelte, Abfindungsansprüche wegen Kündigung und/oder Austritt eines Gesellschafters sowie Abfindungsansprüche wegen etwaiger Preisgabe eines Geschäftsanteils und Ansprüche auf Rückzahlung von Nachschüssen von der Verpfändung umfasst. Ebenfalls umfasst sind sämtliche (bestehenden und zukünftigen) Zahlungsansprüche der Verpfänderin gegen die Gesellschaft, die aus oder im Zusammenhang mit einem gegenwärtig oder in Zukunft bestehenden Beherrschungs- und/oder Gewinnabführungsvertrag oder Teilgewinnabführungsvertrag entstehen.
Als Anlage ist eine beglaubigte Abschrift meiner Urkunde beigefügt.
Ich darf Sie bitten, mir den Erhalt dieser Anzeige durch Übersendung einer gegengezeichneten Kopie der nachstehenden Erklärung zu bestätigen.
Mit freundlichen Grüßen
[Notary]
Hiermit bestätige ich den Erhalt der obigen Anzeige:

(Ort, Datum)	Geschäftsführer

SCHEDULE 3
Required Consents
Shareholder’s Consent pursuant
to § 4 of the Company’s Articles of Association

Number 1023 of the Roll of Notarial Deeds for 2010–S
Transacted
in Frankfurt am Main, this 17th day of December, 2010.
Before me, the undersigning
Dr. Karl-Heinz Schmiegelt,
civil law notary
with offices in Frankfurt/Main
appeared today:
1.	Ms Bettina Röder, Attorney-at-Law, born 27 April 1978, with business address at Noerr LLP, Börsenstraße 1, 60313 Frankfurt/Main.
Deponent no. 1 stated that in the following she would not act for herself but in the name and on behalf of
Novelis Aluminium Holding Company, a company incorporated under the laws of Ireland, with its registered office at 25/28 North Wall Quay, Dublin 1, Ireland, registered with the Irish Companies Registration Office with registration number 316911, based upon a power of attorney dated 16 December 2010, a faxed copy of which is attached hereto as appendix A.
2.	Ms Katja Findeisen, Attorney-at-Law, born 24 November 1979, with business address at Skadden, Arps, Slate, Meagher & Flom LLP, An der Welle 3, 60322 Frankfurt am Main.
Deponent no. 2 stated that in the following she would not act for herself but in the name and on behalf of
a)	Bank of America, N.A., a national banking organization organized under the laws of the United States of America, having business addresses, among others, at One Bryant Park, New York, New York 10036, U.S.A., and at 135 S. LaSalle, Suite 927, IL-135-09-27, Chicago, IL 60603, U.S.A.,

based upon two powers of attorney dated 14 December 2010, faxed copies of which are attached hereto as appendices B.a.1 and B.a.2,
b)	Citibank, N.A., a national banking organization organized under the laws of the United States of America, with registered offices at 3900 Paradise Road, Las Vegas, NV 89109, U.S.A.,

based upon a power of attorney dated 15 December 2010, a faxed copy of which is attached hereto as appendix B.b,
c)	JPMorgan Chase Bank, N.A.., a national banking organization organized under the laws of the United States of America, with registered offices at 1111 Polaris Parkway, Columbus, Ohio 43240, U.S.A.,

based upon a power of attorney dated 14 December 2010, a faxed copy of which is attached hereto as appendix B.c,
d)	UBS AG, a company organized under the laws of Switzerland, acting through its Stamford Branch, with the Stamford Branch having its registered offices at 677 Washington Blvd. Stamford, CT 06901, U.S.A, based upon a power of attorney dated 14 December 2010, a faxed copy of which is attached hereto as appendix B.d,
e)	Commerzbank Aktiengesellschaft, a company organized under the laws of Germany with its corporate seat in Frankfurt/Main, acting through its New York and Grand Cayman Branches,

as proxy without power of attorney;
3.	Mr Rudolf Grunwald, Director, born 23 March 1960, with business address at The Royal Bank of Scotland N.V. Niederlassung Deutschland, Junghofstraße 22, 60311 Frankfurt am Main.
Deponent no. 3 stated that in the following he would not act for himself but in the name and on behalf of
The Royal Bank of Scotland plc, a company organized under the laws of Scotland under company registration number SC090312 with registered address at 36 St Andrew Square, Edinburgh, EH2 2YB, Scotland,
based upon a power of attorney dated 27 October 2010, a faxed copy of which is attached hereto as appendix C.
To the extent that deponent number 2 is acting as agent without power of attorney, she shall not be liable for the non-ratification of her declarations for any reason, and the parties confirm that they waive any rights, if any, against deponent number 2 in this respect. The declaration of ratification shall become effective upon receipt by the notary Dr Schmiegelt of the original or of a copy of the declaration, whether transmitted on paper, by telefax or as a scan file.The originals of the above-mentioned powers of attorney and of the declaration of ratification by Commerzbank Aktiengesellschaft will be provided to the notary in due course with the exception of the power of attorney referred to by deponent no. 3. Certified copies of the originals filed subsequently shall be sealed to the present deed.
The proxies do not assume any liability as to the validity or the scope of the powers of attorney presented. The notary advised the deponents that he is obliged to verify the powers of representation of the deponents and to examine the documents presented with respect to a proof of such powers. After a discussion of the documentation presented today and promised to be submitted in due course, the deponents declared that they did not wish any further proof of their power of representation and asked the notary to continue with the notarisation.
Deponents no. 2 and 3 identified themselves to the notary by submission of their valid German identification cards. Deponent No. 1 is personally known to the notary.
The notary asked the deponents regarding a prior involvement according to sec. 3 para. 1 sent. 1 no. 7 of the German Notarisation Act (Beurkundungsgesetz). After having been instructed by the notary the deponents and the notary answered this question in the negative.
The deponents requested the notary to notarise this deed in the English language for the convenience of the parties represented by them and confirmed that they are in adequate command of the English language. The notary declared that he is in adequate command of the English language as well.
Deponents no. 1 and 2, acting as aforesaid, then requested the notary to notarise the
First Ranking Share Pledge Agreement
(Term Loan)
attached to this deed as Attachment 1 with its schedules. This Share Pledge Agreement with the exclusion of its table of contents and its Schedule 3 forms an integral part of this deed.
Thereupon, deponent no. 1, acting as aforesaid, declared:
Novelis Aluminium Holding Company hereby offers to Bank of America, N.A. and to the other parties represented by deponents no. 2 and 3 (the “Offerees”) to conclude the
Second Ranking Share Pledge Agreement
(ABL Loan)
attached to this deed as Attachment 2 with its schedules. The Offerees take notice of the offer without accepting it (ohne es anzunehmen), the corresponding pledges thus coming into existence upon acceptance of the offer in a separate deed to be notarised today by the acting notary, and hence ranking junior to the pledges created by the agreement contained in Attachment 1. Attachment 2 with the exclusion of its table of contents and its schedule 3 forms an integral part of this deed as well.
The offer shall be irrevocable until 31 December 2010. Novelis Aluminium Holding Company shall bear the costs of the acceptance of the offer.
The acting notary is instructed to deliver a counterpart copy (Ausfertigung) to the Offerees to the attention of Ms. Katja Findeisen and Mr Rudolf Grunwald as authorised representatives.
The notary is asked to deliver certified copies and counterpart copies of the present deed always bound together with a certifed copy of the deed of acceptance, if not otherwise instructed by the parties.

The parties make it clear for the avoidance of doubt that the invalidity of the declaration of any party (e.g. in case of the non-ratification by Commerzbank Aktiengesellschaft of the acceptance of the offer) shall not affect the validity of the declarations of the other parties.
All approvals, consents and similar declarations that may still be required shall take effect for and against all parties upon receipt by the officiating notary.
The notary advised the deponents
•	that the pledge is a security instrument of strictly accessory nature (i.e. that it comes into legal existence only if, to the extent that, and as long as, the underlying secured claims do in fact exist, and that the owners of the secured claims and the pledgees must be identical);
•	that if the underlying secured claims are novated this will cause the pledge to lapse by operation of law in relation to such novated claims;
•	that the articles of association may impose restrictions on a transfer or pledge of shares;
•	that there is no bona fide creation, acquisition nor ranking of a pledge of shares (i.e. the pledgees are not protected if the shares purported to be pledged do not exist, have been previously transferred to a third party or have been previously encumbered for the benefit of a third party) if not otherwise provided for in sec. 16 para.3 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung);
•	that there is no court ruling of the German Federal High Court of Justice (Bundesgerichtshof) in relation to the validity of a pledge for the benefit of future pledgees created by way of the agent bank acting as agent without power of attorney for all future pledgees who will become members of the group of lenders after the notarization in accordance with the terms of the underlying credit agreements and that, if the pledges in favour of the future pledgees are validly created herein, it may be questioned whether such pledges shall have the same rank as the pledges in favour of the Pledgee; and
•	that the parties hereto are, by operation of law, jointly and severally liable with respect to the payment of all notarial fees, irrespective of any internal agreement passed in that respect.
This deed with Attachments 1 and 2 including their respective Schedules 1 and 2 but excluding their table of contents and its respective Schedules 3 was read aloud by the notary to the deponents, was approved by the deponents and was signed by the deponents and the notary at 12:45 CET in their own hands as follows:

Exhibit M-6
Execution Copy
Dated 17 December 2010
Between
NOVELIS ALUMINIUM HOLDING COMPANY
as Original Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent

GUARANTEE AND SECURITY AGREEMENT

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS ACQUISITIONS LLC, NOVELIS NORTH AMERICA HOLDINGS INC., NOVELIS UK LTD, NOVELIS SERVICES LIMITED, NOVELIS AG, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS MADEIRA UNIPESSOAL, LDA, NOVELIS PAE, S.A.S., NOVELIS LUXEMBOURG S.A., AV METALS INC. (“HOLDINGS”), NOVELIS DEUTSCHLAND GMBH, NOVELIS DO BRASIL LTDA., NOVELIS ALUMINUM HOLDING COMPANY, THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
McCann FitzGerald
Solicitors
Riverside One
Sir John Rogerson’s Quay
Dublin 2
EDV\2299105.11

THIS DEED is dated 17 December 2010
BETWEEN:
(1)	NOVELIS ALUMINIUM HOLDING COMPANY a company registered in Ireland with company number 316911 (hereinafter referred to as the Original Chargor); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (as defined below)) (the Collateral Agent).
BACKGROUND:
(A)	Each Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a Party may only execute this document under hand.
IT IS AGREED as follows:
1. CREATION OF SECURITY
1.1	Mortgage and Fixed Charge over the Secured Premises

As continuing security for the payment, performance and discharge of the Secured Obligations and as a legal mortgage of land, each Chargor as beneficial owner and also in the case of registered land as registered owner (or the person entitled to be registered as owner) hereby CHARGES by deed the Secured Premises with the payment, performance and discharge to the Collateral Agent as collateral agent and trustee for the Secured Parties of the Secured Obligations, subject to such terms, conditions, covenants and obligations as are set out in this Deed and hereby ASSENTS to the registration of this charge for present and future advances as a burden on the Secured Premises.

The address in the State of the Collateral Agent for service of notices and its description is:

Address:	c/o McCann FitzGerald
Riverside One
Sir John Rogerson’s Quay
Dublin 2
(Attn: EdeV)

Description:	Financial Institution
The charge created by this clause 1.2 is a first fixed charge.

1.2	Fixed Charge over Real Property (other than the Secured Premises)

As continuing security for the payment and discharge of the Secured Obligations, each Chargor as beneficial owner (and also in the case of registered land as registered owner or the person entitled to be registered as registered owner) hereby by way of first fixed charge CHARGES unto the Collateral Agent as collateral agent and trustee for the Secured Parties all that Chargor’s right, title and interest from time to time in and to each of the following assets:
(a)	all its other estate, right, title or interests in any land or buildings now belonging to such Chargor (including, specifically, but not limited to, the Secured Premises) (whether or not the legal estate is vested in such Chargor or registered in the name of
ABL Debenture

1

such Chargor), and all future estate, right, title or interests of such Chargor in such lands, hereditaments and premises and in any other freehold or leasehold property (whether or not registered) vested in or held by or on behalf of such Chargor from time to time and/or the proceeds of sale thereof together in all cases (to the extent the same are not otherwise subject to a fixed charge hereunder) all fixtures (including trade fixtures) and all fixed plant and machinery from time to time therein with the payment performance and discharge of the Secured Obligations; and

(b)	the benefit of all present and future licences, covenants, permissions, consents and authorisations (statutory or otherwise) held by such Chargor in connection with the use of any of the Real Property and the right to recover and receive all compensation or other monies which may at any time become payable to it in respect thereof.
1.3	Investments
(a)	Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges:
(i)	by way of a first legal mortgage the Charged Shares; this includes any Charged Shares specified in Part 2 of Schedule 1 (Security Assets) opposite its name or in Part 2 of the schedule to any Deed of Accession by which it became party to this Deed; and

(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a first fixed charge its interest in all shares, stocks, debentures, bonds, warrants, coupons or other securities and investments (including all Cash Equivalents) owned by it or held by any nominee on its behalf.
(b)	A reference in this Deed to any share, stock, debenture, bond, warrant, coupon or other security or investment includes:
(i)	any dividend, interest or other distribution paid or payable;

(ii)	any right, money or property accruing, derived, incidental or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(iii)	any right against any clearance system;

(iv)	any Related Rights; and

(v)	any right under any custodian or other agreement,
in relation to that share, stock, debenture, bond, warrant, coupon or other security or investment.
1.4	Plant and machinery

Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of first fixed charge all plant, machinery, computers, office equipment or vehicles or interest specified in Part 3 of Schedule 1 (Security Assets) opposite its name or in Part 3 of the schedule to any Deed of Accession by which it became party to this Deed and any and all other plant, machinery, computers, office equipment or vehicles (or interest therein) owned by it.
ABL Debenture

2

1.5	Credit balances

Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of a first fixed charge all of its rights in respect of each amount standing to the credit of each account with any person, including its Security Accounts and the debt represented by that account other than any account the subject of a Security Interest in favour of any other person in accordance with the terms set out in Section 6.02(y) of the Credit Agreement.
1.6	Book debts etc.

Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of a first fixed charge:
(a)	all of its book and other debts;

(b)	all other moneys due and owing to it; and

(c)	the benefit of all rights, securities and guarantees of any nature enjoyed or held by it in relation to any item under paragraphs (a) or (b) above.
1.7	Insurance Policies
(a)	Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby assigns absolutely, subject to a proviso for re-assignment on redemption, all amounts payable to it under or in connection with each of its Insurance Policies and all of its rights in connection with those amounts.

(b)	To the extent that they are not effectively assigned under paragraph (a) above, each Chargor charges by way of first fixed charge all amounts and rights described in paragraph (a) above.

(c)	A reference in this Clause 1.7 to any amounts excludes all amounts received or receivable under or in connection with any third party liability insurance and required to settle a liability of a Loan Party to a third party.
1.8	Other contracts
(a)	Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby assigns absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of its Primary Contracts.

(b)	Without prejudice to the obligations of the Chargor under Clause 1.1(b), to the extent that any such right described in paragraph (a) above is not assignable or capable of assignment, the assignment of that right purported to be effected by paragraph (a) shall operate as an assignment of any damages, compensation, remuneration, profit, rent or income which that Chargor may derive from that right or be awarded or entitled to in respect of that right.

(c)	To the extent that they do not fall within any other Subclause of this Clause 1 and are not effectively assigned under paragraphs (a) or (b) above, each Chargor charges by way of first fixed charge all of its rights under each Secondary Contract.
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1.9	Intellectual property
(a)	Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of a first fixed charge all of its rights in respect of any Intellectual Property; this includes any specified in Part 5 of Schedule 1 (Security Assets) opposite its name or in Part 5 of the schedule to any Deed of Accession by which it became party to this Deed.

(b)	For the purpose of enabling the Collateral Agent, whilst an Event of Default is continuing, to exercise its rights and remedies under Clause 12 (When Security Becomes Enforceable) and Clause 13 (Enforcement of Security) at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Chargor hereby grants to the Collateral Agent an irrevocable, non-exclusive license and, to the extent permitted under all relevant licenses of Intellectual Property granting such Chargor rights in Intellectual Property, a sublicense (in each case, exercisable without payment of royalties or other compensation to such Chargor) to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by or licensed to such Chargor, wherever the same may be located; provided that the quality of any products in connection with which the trademarks are used will not be materially inferior to the quality of such products manufactured or sold by such Chargor prior to such Event of Default. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
1.10	Miscellaneous

Each Chargor as beneficial owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of a first fixed charge:
(a)	any beneficial interest, claim or entitlement it has to any assets of any pension fund;

(b)	its goodwill;

(c)	the benefit of any authorisation (statutory or otherwise) held in connection with its business or the use of any Security Asset;

(d)	the right to recover and receive compensation which may be payable to it in respect of any authorisation referred to in paragraph (c) above; and

(e)	its uncalled capital.
1.11	Floating charge
(a)	Each Chargor, as beneficial, owner as continuing security for the payment, performance and discharge of the Secured Obligations hereby charges by way of a first floating charge all of its assets whatsoever and wheresoever not otherwise effectively mortgaged, charged or assigned under this Deed.

(b)	Except as provided in paragraph (c) below, the Collateral Agent may by notice to a Chargor convert the floating charge created by that Chargor under this Deed into a fixed charge as regards any of that Chargor’s assets specified in that notice, if:
(i)	an Event of Default is continuing;
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(ii)	the Collateral Agent considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

(iii)	that Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Collateral Agent, is likely to result in it failing to comply with its obligations under paragraph (a) of Clause 4 (Restrictions on dealing).
(c)	The floating charge created under this Deed will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of each Chargor’s assets:
(i)	if an Examiner is appointed to any Chargor or the Collateral Agent receives notice of an intention to appoint an Examiner to any Chargor;

(ii)	on the convening of any meeting of the members of that Chargor to consider a resolution to wind that Chargor up (or not to wind that Chargor up); or

(iii)	on the presentation of a petition to appoint an Examiner to any Chargor or where the protection of the court is sought by a Related Company.
(d)	The giving by the Collateral Agent of a notice under paragraph (b) above in relation to any asset of a Chargor will not be construed as a waiver or abandonment of the Collateral Agent’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

Any charge which has been converted into a fixed charge in accordance with paragraphs (b) or (c) above may, by notice in writing given at any time by the Collateral Agent to the relevant Chargor, be reconverted into a floating charge in relation to the Security Assets specified in such notice.
1.12	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent as collateral agent and trustee for the Secured Parties;

(ii)	is a continuing security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made by each Chargor as beneficial owner.
(b)	If a Chargor assigns or charges an agreement under this Deed and the assignment or charge breaches a term of that agreement because a third party’s consent has not been obtained:
(i)	the Chargor must notify the Collateral Agent immediately;

(ii)	unless the Collateral Agent otherwise requires, the Chargor must, and each other Chargor must ensure that the Chargor will, use all reasonable endeavours to obtain the consent as soon as practicable; and
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(iii)	the Chargor must promptly supply to the Collateral Agent a copy of the consent obtained by it.
(c)	Each Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause 1 or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed and this Deed.

(d)	The fact that no or incomplete details of any Security Asset are inserted in Schedule 1 (Security Assets) or in the schedule to any Deed of Accession (if any) by which any Chargor became party to this Deed does not affect the validity or enforceability of this Security.
2. GUARANTEE
2.1	Guarantee

Each Chargor irrevocably and unconditionally jointly and severally:
(a)	guarantees as principal obligor to the Collateral Agent and each other Secured Party due and punctual performance by each Loan Party of all of the Secured Obligations now or in the future due, owing or incurred by such Loan Party;

(b)	undertakes with the Collateral Agent and each other Secured Party that whenever another Loan Party does not pay or discharge any Secured Obligation now or in the future due, owing or incurred by that Loan Party, it shall immediately on the Collateral Agent’s written demand pay or discharge such Secured Obligation as if it was the principal obligor; and

(c)	indemnifies the Collateral Agent and each other Secured Party immediately on written demand against any cost, loss or liability suffered by the Collateral Agent or other Secured Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Collateral Agent or such other Secured Party would otherwise have been entitled to recover.
2.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Loan Party under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.
2.3	Reinstatement

If any payment by a Loan Party or any discharge given by the Collateral Agent or other Secured Party (whether in respect of the obligations of any Loan Party or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Chargor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
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(b)	the Collateral Agent and each other Secured Party shall be entitled to recover the value or amount of that security or payment from each Chargor, as if the payment, discharge, avoidance or reduction had not occurred.
2.4	Waiver of defences

The obligations of each Chargor under this Clause 2 (Guarantee) will not be affected by an act, omission, matter or thing which, but for this Clause 2 (Guarantee), would reduce, release or prejudice any of its obligations under this Clause 2 (Guarantee) (without limitation and whether or not known to it or any Secured Party) including:
(i)	any time, waiver or consent granted to, or composition with, any Chargor, any other Loan Party or other person;

(ii)	the release of any other Chargor, any other Loan Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Chargor, any other Loan Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Chargor, any other Loan Party or any other person;

(v)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Loan Document or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or

(vii)	any insolvency or similar proceedings.
2.5	Demands
(a)	The making of one demand under Clause 2.1 (Guarantee) shall not preclude the Collateral Agent from making any further demands.

(b)	Any delay of the Collateral Agent in making a demand under Clause 2.1 (Guarantee) shall not be treated as a waiver of its rights to make such demand.
2.6	Chargor Intent

Without prejudice to the generality of Clause 2.4 (Waiver of Defences), each Chargor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for
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which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

2.7	Immediate recourse

Each Chargor waives any right it may have of first requiring the Collateral Agent or any other Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Chargor under this Clause 2 (Guarantee). This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.
2.8	Deferral of Chargors’ rights
(a)	Until all amounts which may be or become payable by the Loan Parties under or in connection with the Loan Documents have been irrevocably paid in full and unless the Collateral Agent otherwise directs (in which case it shall take such action as it is directed), no Chargor will exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents:
(i)	to be indemnified by a Loan Party;

(ii)	to claim any contribution from any other Chargor of any Loan Party’s obligations under the Loan Documents; and/or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Secured Party under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by any Secured Party.
(b)	If a Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Loan Parties under or in connection with the Loan Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Collateral Agent or as the Collateral Agent may direct.
2.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.
2.10	Credit Agreement

The provisions of Sections 2.06(f), 2.12 (with respect to Taxes), 2.15, 2.23 and 7.10 of the Credit Agreement are hereby incorporated, mutatis mutandi, and shall apply to this Deed, the Chargors, the Lenders, the Collateral Agent and the Administrative Agent as if set forth herein.
3.	REPRESENTATIONS — GENERAL
3.1	Nature of security

Each Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
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(a)	this Deed creates those Security Interests it purports to create (save that the legal mortgage created in Clause 1.3(a)(i) will take effect in equity until such time as the Collateral Agent exercises its discretion under Clause 6.2(b)) and is not liable to be avoided or otherwise set aside on its liquidation or examinership or otherwise;

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the guarantee and the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law);
(d)	all actions and consents (save for any consent envisaged by Clause 1.12(b) and which is being sought as required by such Clause), including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party; and

(e)	schedule 1 (Security Assets) to this Deed or, in the case of an Additional Chargor, the Schedule to any Deed of Accession by which it became a party to this Deed properly identifies:
(i)	in Part 1 thereof, all estates and interests in freehold or leasehold property owned by the Chargors in the Territory at the date of this Deed or such Deed of Accession;

(ii)	in Part 2 thereof, all Charged Shares and other shares, stocks, debentures, bonds, warrants, coupons and other securities and investments owned by the Chargors in the Territory at the date of this Deed or such Deed of Accession;

(iii)	in Part 4 thereof, all agreements or contracts to which any the Chargor is party at the date of this Deed or such Deed of Accession and which would fall within paragraphs (b) — (h) inclusive of the definition of Primary Contracts;

(iv)	in Part 5 thereof, all Intellectual Property owned by the Chargors in the Territory at the date of this Deed or such Deed of Accession and which is material to their business; and

(v)	in Part 6 thereof, all bank accounts held by the Chargors in the Territory at the date of this Deed or such Deed of Accession.
3.2	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by each Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by:
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(i)	each Chargor which becomes party to this Deed by Deed of Accession, on the date on which that Chargor becomes a Chargor; and

(ii)	each Chargor on each date during the Security Period.
(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
No Chargor may:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5.	LAND

5.1	Information for Report on Title

Each Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
(a)	the information supplied by it or on its behalf to the lawyers who prepared any Report on Title relating to any of its Mortgaged Property for the purpose of that Report on Title was true in all material respects at the date it was expressed to be given; and
(b)	the information referred to in paragraph (a) above was at the date it was expressed to be given complete and did not omit any information which, if disclosed would make that information untrue or misleading in any material respect.
5.2	Title

Each Chargor represents and warrants to the Collateral Agent and each other Secured Party that except as disclosed in any Report on Title relating to any of its Mortgaged Property:
(a)	it is the legal and beneficial owner of its Mortgaged Property;
(b)	no breach of any law, regulation or covenant is outstanding which affects or would be reasonably likely to affect materially the value, saleability or use of its Mortgaged Property;
(c)	there are no covenants, agreements, stipulations, reservations, conditions, interests, rights or other matters whatsoever affecting its Mortgaged Property which conflict with its present use or adversely affect the value, saleability or use of any of the Mortgaged Property, in each case to any material extent;
(d)	nothing has arisen or has been created or is subsisting which would be an overriding interest or an unregistered interest which overrides first registration or registered dispositions over its Mortgaged Property and which would be reasonably likely to affect materially its value, saleability or use;
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(e)	all facilities (including access) necessary for the enjoyment and use of its Mortgaged Property (including those necessary for the carrying on of its business at the Mortgaged Property) are enjoyed by that Mortgaged Property and none of those facilities are on terms entitling any person to terminate or curtail its use or on terms which conflict with or restrict its use, where the lack of those facilities would be reasonably likely to affect materially its value, saleability or use;
(f)	it has received no notice of any adverse claims by any person in respect of its Mortgaged Property which if adversely determined would or would be reasonably likely to materially adversely affect the value, saleability or use of any of its Mortgaged Property, nor has any acknowledgement of such been given to any person in respect of its Mortgaged Property; and
(g)	its Mortgaged Property is held by it free from any Security Interest (other than as permitted by the Credit Agreement) or any lease or licence which would be reasonably likely to affect materially its value, saleability or use.
5.3	Repair

Each Chargor must keep:
(a)	its Premises in good and substantial repair and condition; and
(b)	its Fixtures in a good state of repair and in good working order and condition.
5.4	Compliance with leases and covenants

Each Chargor must:
(a)	perform all the material terms on its part contained in any lease, agreement for lease, licence or other agreement or document which gives that Chargor a right to occupy or use property comprised in its Mortgaged Property;
(b)	not do or allow to be done any act as a result of which any material lease comprised in its Mortgaged Property may become liable to forfeiture or otherwise be terminated; and
(c)	duly and punctually comply with all material covenants and stipulations affecting the Mortgaged Property or the facilities (including access) necessary for the enjoyment and use of the Mortgaged Property and indemnify each Secured Party in respect of any breach of those covenants and stipulations.
5.5	Acquisitions

If a Chargor acquires any freehold or leasehold property after the date of this Deed, it must:
(a)	notify the Collateral Agent immediately;
(b)	immediately on request by the Collateral Agent and at the cost of that Chargor, execute and deliver to the Collateral Agent a legal mortgage in favour of the Collateral Agent of that property in any form (consistent with, and no more onerous than, this Deed) which the Collateral Agent may require;
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(c)	if the title to that freehold or leasehold property is registered at the Land Registry of Ireland or required to be so registered, give the Land Registry of Ireland written notice of this Security; and
(d)	if applicable, ensure that this Security is correctly noted in the Register of Title against that title at the Land Registry of Ireland.
5.6	Notices

Each Chargor must, within 14 days after the receipt by it of any application, requirement, order or notice served or given by any public or local or any other authority with respect to its Mortgaged Property (or any part of it) which would or would be reasonably likely to have a material adverse effect on the value, saleability or use of any of the Mortgaged Property:
(a)	deliver a copy to the Collateral Agent; and
(b)	inform the Collateral Agent of the steps taken or proposed to be taken to comply with the relevant requirement.
5.7	Leases

No Chargor may in respect of its Mortgaged Property (or any part of it), unless permitted under the Credit Agreement:-
(a)	grant or agree to grant (whether in exercise or independently of any statutory power) any lease or tenancy;

(b)	agree to any amendment or waiver or surrender of any lease or tenancy;

(c)	commence any forfeiture proceedings in respect of any lease or tenancy;

(d)	confer upon any person any contractual licence or right to occupy;

(e)	consent to any assignment of any tenant’s interest under any lease or tenancy;

(f)	agree to any rent reviews in respect of any lease or tenancy; or

(g)	serve any notice on any former tenant under any lease or tenancy (or any guarantor of that former tenant) which would entitle it to a new lease or tenancy.
5.8	The Land Registry of Ireland

Each Chargor hereby consents to the registration as burdens on the folio of any registered land of which it is the registered owner or, as applicable, the person entitled to be registered as registered owner as well as on the folio of any further registered lands of which it may from time to time become the registered owner or, as applicable, the person entitled to be registered as registered owner, of:
(a)	the first ranking fixed mortgage and charge created by this Deed on the said land;
(b)	on crystallisation of the floating charge created by this Deed on the said land, such crystallised floating charge; and
(c)	the power of any Receiver appointed under this Deed to charge the said land.
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5.9	Deposit of title deeds

Each Chargor must deposit with the Collateral Agent all deeds and documents of title relating to its Mortgaged Property and Land Registry of Ireland search certificates and similar documents received by it or on its behalf.
5.10	Development

No Chargor may unless expressly permitted under the Credit Agreement:
(a)	make or permit others to make any application for planning permission in respect of any part of the Mortgaged Property; or
(b)	carry out or permit to be carried out on any part of the Mortgaged Property any development for which the permission of the local planning authority is required, except as part of carrying on its principal business where it would not or would not be reasonably likely to have a material adverse effect on the value, saleability or use of the Mortgaged Property or the carrying on of the principal business of that Chargor.
5.11	Investigation of title

Each Chargor must grant the Collateral Agent or its lawyers on request all reasonable facilities within the power of that Chargor to enable the Collateral Agent or its lawyers (at the expense of that Chargor) after this Security has become enforceable to:
(a)	carry out investigations of title to the Mortgaged Property; and
(b)	make such enquiries in relation to any part of the Mortgaged Property as a prudent mortgagee might carry out.
5.12	Report on Title

Each Chargor must, as soon as practicable after a request by the Collateral Agent at a time when an Event of Default is continuing, supply the Collateral Agent with a Report on Title of that Chargor to its Mortgaged Property concerning those items which may properly be sought to be covered by a prudent mortgagee in a lawyer’s report of this nature.
5.13	Power to remedy

If a Chargor fails to perform any covenant or stipulation or any term of this Deed affecting its Mortgaged Property, that Chargor must allow the Collateral Agent or its agents and contractors:
(a)	to enter any part of its Mortgaged Property;
(b)	to comply with or object to any notice served on that Chargor in respect of its Mortgaged Property; and
(c)	to take any action as the Collateral Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such covenant, stipulation or term or to comply with or object to any such notice.
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That Chargor must immediately on request by the Collateral Agent pay the costs and expenses of the Collateral Agent or its agents and contractors incurred in connection with any action taken by it under this Subclause.

5.14	Unregistered Property

Each Chargor shall use reasonable endeavours to:
(a)	provide a completed and signed Land Registry application form to complete the first registration of any unregistered real properties and registration of this Security at the Land Registry; and
(b)	answer any requisitions raised by the Land Registry,

including in each case, without limitation, instruction of solicitors in these regards and providing responses in respect of any title requisitions raised by the Land Registry.
6.	INVESTMENTS
6.1	Investments

Each Chargor represents and warrants to each Secured Party that:
(a)	its Investments are duly authorised, validly issued and fully paid;

(b)	its Investments are not subject to any Security Interest, any option to purchase or similar right (in each case, other than as permitted by the Credit Agreement);

(c)	it is the sole legal and beneficial owner of its Investments (save for any Investments acquired by or issued to that Chargor after the date of this Deed that are held by any nominee on its behalf or any Investments transferred to the Collateral Agent or its nominee pursuant to this Deed);

(d)	each Charged Company is a company incorporated with limited liability;

(e)	the constitutional documents of each Charged Company do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of this Security; and

(f)	there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any Charged Company (including any option or right of pre-emption or conversion) other than as permitted by the Credit Agreement.
6.2	Certificated Investments

Each Chargor must:
(a)	deposit with the Collateral Agent, or as the Collateral Agent may direct, any bearer instrument, share certificate or other document of title or evidence of ownership in relation to any Investment immediately in respect of any Investment subject to this Security on the date of this Deed and thereafter immediately following the acquisition by, or the issue to, that Chargor of any certificated Investment (unless the same is required for registering any transfer, in which case the relevant Chargor must deposit the same immediately after such registration is completed); and
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(b)	immediately take any action and execute and deliver to the Collateral Agent any share transfer or other document which may be requested by the Collateral Agent in order to enable the transferee to be registered as the owner or otherwise obtain a legal title to that Investment; this includes:
(i)	delivering executed and (unless exempt from stamp duty), pre-stamped share transfers in favour of the Collateral Agent or any of its nominees as transferee or, if the Collateral Agent so directs, with the transferee left blank; and

(ii)	procuring that those share transfers are registered by the Charged Company in which the Investments are held in the share register of that Charged Company and that share certificates in the name of the transferee are delivered to the Collateral Agent.
(c)	The Collateral Agent may, at any time, complete the instruments of transfer on behalf of the Chargor in favour of itself or such other person as it shall select.
6.3	Changes to rights

No Chargor may (except to the extent permitted by the Credit Agreement and the Intercreditor Agreement) take or allow the taking of any action on its behalf which may result in the rights attaching to any of its Investments being altered or further shares being issued.
6.4	Calls
(a)	Each Chargor must pay all calls and other payments due and payable in respect of any of its Investments.
(b)	If a Chargor fails to do so, the Collateral Agent may (at its discretion) pay those calls or other payments on behalf of that Chargor. That Chargor must immediately on request reimburse the Collateral Agent for any payment made by the Collateral Agent under this Subclause and, pending reimbursement, that payment will constitute part of the Secured Obligations.
6.5	Other obligations in respect of Investments
(a)	Each Chargor must comply with all requests for information which is within its knowledge and which it is required to comply with by law (including section 81 of the Companies Act, 1990) or under the constitutional documents relating to any of its Investments. If a Chargor fails to do so, the Collateral Agent may elect to provide any information which it may have on behalf of that Chargor.

(b)	Each Chargor must promptly supply a copy to the Collateral Agent of any information referred to in sub-paragraph (a) above.

(c)	It is acknowledged and agreed that notwithstanding anything to the contrary contained in this Deed, each Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of any of its Investments.

(d)	No Secured Party will be required in any manner to:
(i)	perform or fulfil any obligation of a Chargor;

(ii)	make any payment;
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(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or a Chargor;

(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount; or

(v)	take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise, in respect of any Investment.

6.6	Voting rights
(a)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, each Chargor may continue to exercise the voting rights, powers and other rights in respect of its Investments, provided that (x) it shall promptly deliver copies of any minutes of shareholder meetings in respect of the Investments to the Collateral Agent if so requested by the Collateral Agent, and (y) it shall not exercise such voting rights, powers and other rights in a manner which would result in, or otherwise permit or agree to, (i) any variation of the rights attaching to or conferred by any of the Investments which the Collateral Agent considers prejudicial to the interests of the Secured Parties or which conflict or derogate from any Loan Documents or (ii) any increase in the issued share capital of a Charged Company (save to the extent permitted by the Credit Agreement), which in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Deed.

(b)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, if the relevant Investments have been registered in the name of the Collateral Agent or its nominee, the Collateral Agent (or that nominee) must exercise the voting rights, powers and other rights in respect of the Investments in any manner which the relevant Chargor may direct in writing. The Collateral Agent (or that nominee) will execute any form of proxy or other document which the relevant Chargor may reasonably require for this purpose.

(c)	Subject to the terms of the Credit Agreement and the Intercreditor Agreement, unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, all dividends or other income or distributions paid or payable in relation to any Investments must be paid to the relevant Chargor. To achieve this:
(i)	the Collateral Agent or its nominee will promptly execute any dividend mandate necessary to ensure that payment is made direct to the relevant Chargor); or

(ii)	if payment is made directly to the Collateral Agent (or its nominee) before the service of a notice by the Collateral Agent or at a time when an Event of Default is not continuing, the Collateral Agent (or that nominee) will promptly pay that amount to the relevant Chargor.
(d)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Collateral Agent shall use its reasonable endeavours to promptly forward to the relevant Chargor all material notices, correspondence and/or other communication it receives in relation to the Investments.
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(e)	Following the service of a notice by the Collateral Agent or so long as an Event of Default is continuing, the Collateral Agent or its nominee may exercise or refrain from exercising:
(i)	any voting rights; and

(ii)	any other powers or rights which maybe exercised by the legal or beneficial owner of any Investment, any person who is the holder of any Investment or otherwise in each case, in the name of the relevant Chargor, the registered holder or otherwise and without any further consent or authority on the part of the relevant Chargor and irrespective of any direction given by any Chargor.

(f)	To the extent that the Investments remain registered in the names of the relevant Chargor, each Chargor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of those Investments following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing.

(g)	Each Chargor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of its Investments on the direction of that Chargor.
6.7	Clearance systems
(a)	Each Chargor must, if so requested by the Collateral Agent:
(i)	instruct any clearance system to transfer any Investment held by it for that Chargor or its nominee to an account of the Collateral Agent or its nominee with that clearance system; and

(ii)	take whatever action the Collateral Agent may request for the dematerialisation or rematerialisation of any Investments held in a clearance system.
(b)	Without prejudice to the rest of this Subclause the Collateral Agent may, at the expense of the relevant Chargor, take whatever action is required for the dematerialisation or rematerialisation of the Investments as necessary.
6.8	Custodian arrangements

Each Chargor must:
(a)	promptly give notice of this Deed to any custodian of any Investment in any form which the Collateral Agent may reasonably require; and
(b)	use reasonable endeavours to ensure that the custodian acknowledges that notice in any form which the Collateral Agent may reasonably require.
7.	INTELLECTUAL PROPERTY

7.1	Representations

Each Chargor represents and warrants to each Secured Party that as at the date of this Deed or, if later, the date it became a Party:
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(a)	all Intellectual Property which is material to its business is identified in Part 5 of Schedule 1 (Security Assets) opposite its name or in Part 5 of the schedule to any Deed of Accession by which it became party to this Deed; and
(b)	it is not aware of any circumstances relating to the validity, subsistence or use of any of its Intellectual Property which could reasonably be expected to have a Material Adverse Effect.
7.2	Preservation
(a)	Each Chargor must promptly, if requested to do so by the Collateral Agent, sign or procure the signature of, and comply with all instructions of the Collateral Agent in respect of, any document required to make entries in any public register of Intellectual Property (including the Irish Trade Marks Register and/or Patents Register) which either record the existence of this Deed or the restrictions on disposal imposed by this Deed.
(b)	No Chargor may, without the prior consent of the Collateral Agent:
(i)	amend or waive or terminate, any of its rights in respect of Intellectual Property where such amendment, waiver or termination would or could reasonably be expected to have a Material Adverse Effect; or

(ii)	take any action which would or could reasonably be expected to jeopardise the existence or enforceability of any of its rights in respect of its Intellectual Property save as permitted by the Credit Agreement.
7.3	Further Assurance

If any Chargor shall at any time after the date of this Deed (a) obtain any ownership or other rights in and/or to any additional Intellectual Property or (b) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, the provisions of this Deed shall automatically apply thereto and any such item described in (a) or (b) above (other than any Excluded Property) shall automatically constitute Intellectual Property for the purpose of this Deed as if such would have constituted Intellectual Property at the time of execution hereof and such Intellectual Property (other than any Excluded Property) shall be subject to the Security and Security Interests created by this Deed without further action by any party. Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.01(d) of the Credit Agreement, each Chargor shall provide to the Collateral Agent written notice of any of the foregoing Intellectual Property owned by such Chargor which is the subject of a registration or application and confirm the attachment of the Security and Security Interests created by this Deed to any rights described in clauses (i) and (ii) above by the delivery of an executed instrument or other statement(s) in form and substance reasonably acceptable to the Collateral Agent as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s lien and security interest in such Intellectual Property.
8. ACCOUNTS
8.1	Accounts

Subject to the terms of the Intercreditor Agreement, all Security Accounts must be maintained at a branch of the Account Bank approved by the Collateral Agent.
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8.2	Change of Account Bank

This Clause 8.2 is subject to the terms of the Intercreditor Agreement.
(a)	Any Account Bank may be changed to another bank and additional banks may be appointed as Account Banks if the relevant Chargor and the Collateral Agent so agree.

(b)	Without prejudice to clause 8.2(a), a Chargor may only open an account with a new Account Bank after the proposed new Account Bank agrees with the Collateral Agent and the relevant Chargors, in a manner satisfactory to the Collateral Agent, to fulfil the role of the Account Bank under this Deed.

(c)	If there is a change of Account Bank, the net amount (if any) standing to the credit of the Security Accounts maintained with the old Account Bank will be transferred to the corresponding Security Accounts maintained with the new Account Bank immediately upon the appointment taking effect and each Chargor and the Collateral Agent hereby irrevocably gives all authorisations and instructions necessary for any such transfer to be made.

(d)	Each Chargor:
(i)	must take any action which the Collateral Agent may require to facilitate a change of Account Bank in accordance with the preceding provisions of this Clause 8.2 and any transfer of credit balances (including the execution of bank mandate forms); and

(ii)	irrevocably appoints the Collateral Agent as its attorney to take any such action if that Chargor should fail to do so.
(e)	No Chargor shall, during the subsistence of this Deed, without the Collateral Agent’s prior consent, permit or agree to any variation of the rights attaching to any Security Account or close any Security Account unless permitted under the Credit Agreement.
(f)	Each Chargor agrees that it shall, immediately following the opening or designation of any Net Cash Proceeds Account by such Chargor, notify each of the Collateral Agent and the relevant Account Bank of such opening or designation (including all relevant account details).
8.3	Book debts and receipts (non-Euro)

In respect of any amounts receivable by a Chargor in a currency other than euros:
(a)	each Chargor must immediately deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral into a Security Account in accordance with Section 9.01 of the Credit Agreement;
(b)	to the extent not deposited in or remitted to a Security Account under Clause 8.3(a), each Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,
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in the ordinary course of its business and (prior to payment into a Security Account under Clause 8.3(c)) hold the proceeds of the getting in and realisation subject to, and in accordance with the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and

(c)	subject to, and in accordance with, the terms of the Intercreditor Agreement, the Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation under Clause 8.3(b) into a Security Account as soon as practicable on receipt.
8.4	Book debts and receipts (Euro)

In respect of any amounts receivable by a Chargor in euro:
(a)	Each Chargor must promptly get in and realise its:
(i)	securities to the extent held by way of temporary investment;

(ii)	book and other debts and other moneys owed to it; and

(iii)	royalties, fees and income of any nature owed to it,
in the ordinary course of its business and pay them into a bank account in accordance with Section 9.01 of the Credit Agreement (a “Relevant Account”) and, prior to payment into the Relevant Account, hold the proceeds of the getting in and realisation subject to, and in accordance with, the terms of the Intercreditor Agreement, on trust for the Collateral Agent; and
(b)	subject to, and in accordance with, the terms of the Intercreditor Agreement, and without prejudice to paragraph (a) above, each Chargor must, except to the extent that the Collateral Agent otherwise agrees, pay all the proceeds of the getting in and realisation referred to under Clause 8.4(a) that are not paid into a Relevant Account, into a Security Account as soon as practicable on receipt.
8.5	Withdrawals
(a)	Following the occurrence of an Event of Default which is continuing, the Collateral Agent (or a Receiver) may (subject to the payment of any claims having priority to this Security and subject to the Intercreditor Agreement) withdraw amounts standing to the credit of any Security Account for application in accordance with the Loan Documents.

(b)	subject to the terms of the Intercreditor Agreement, no Chargor shall be entitled to receive, withdraw or otherwise transfer any credit balance from time to time standing to the credit of any Security Account except with the prior consent of the Collateral Agent.

(c)	Each Chargor must ensure that none of its Security Accounts is overdrawn at any time other than in accordance with any Cash Management Document.

(d)	Each Chargor must ensure that each Account Bank operates each Security Account in accordance with the terms of this Deed and the notices given under Clause 8.5 or as otherwise permitted by the Credit Agreement.
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8.6	Notices of charge
(a)	Each Chargor must:
(i)	immediately give notice to each relevant Account Bank substantially in the form of Part 1 of Schedule 2 (Forms of letter for Security Accounts); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges that notice substantially in the form of Part 2 of Schedule 2 (Forms of letter for Security Accounts) within 14 days of the date of this Deed or any Deed of Accession by which it becomes a party to this Deed.
(b)	As soon as practicable after receipt by the Collateral Agent of the acknowledgement in sub-paragraph (a)(ii) above from an Account Bank and provided that no Default is outstanding, the Collateral Agent will send a letter to that Account Bank substantially in the form of Part 3 of Schedule 2 (Forms of letter for Account Bank).
(c)	Each Chargor agrees that it shall, in connection with any adjustment to the priority arrangements and/or instructions to the Account Bank:
(i)	immediately following request by the Collateral Agent (acting reasonably) provide a revised or supplemental notice to each relevant Account Bank in a form and substance satisfactory to the Collateral Agent (acting reasonably); and

(ii)	use all reasonable endeavours to procure that each relevant Account Bank acknowledges any amended notice delivered pursuant to paragraph (c)(i) above within 14 days of such notice.
9	RELEVANT CONTRACTS

9.1	Representations

Each Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
(a)	each of its Security Contracts is its legally binding, valid, and enforceable obligation;

(b)	it is not in default in any material respect of any of its obligations under any of its Security Contracts;

(c)	(save as otherwise agreed with the Collateral Agent) there is no prohibition on assignment in any of its Primary Contracts; and

(d)	its entry into and performance of this Deed will not conflict with any term of any of its Primary Contracts.
9.2	Preservation
(a)	No Chargor may, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(i)	amend or waive any term of, or terminate, any of its Secondary Contracts; or
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(ii)	take any action which might jeopardise the existence or enforceability of any of its Secondary Contracts.
in each case to the extent that the same would have a Material Adverse Effect.
(b)	No Chargor may, without the prior consent of the Collateral Agent or unless permitted by the Credit Agreement:
(i)	amend or waive any term of, or terminate, any of its Primary Contracts; or

(ii)	take any action which might jeopardise the existence or enforceability of any of its Primary Contracts.
9.3	Other undertaking

Each Chargor must:
(a)	duly and promptly perform its obligations in all material respects under each of its Security Contracts; and
(b)	supply the Collateral Agent and any Receiver with copies of each of its Security Contracts and any information and documentation relating to any of its Security Contracts if requested by the Collateral Agent or any Receiver.
9.4	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, each Chargor must diligently pursue its rights under each of its Security Contracts, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default under the terms of the Credit Agreement.
(b)	If an Event of Default is continuing, the Collateral Agent may exercise (without any further consent or authority on the part of the relevant Chargor and irrespective of any direction given by the Chargor) any of that Chargor’s rights under its Security Contracts.
9.5	Notices of assignment

Each Chargor must:
(a)	immediately serve a notice of assignment, substantially in the form of Part 1 of Schedule 4 (Forms of letter for Primary Contracts), on each of the other parties to each of its Primary Contracts; and
(b)	use all reasonable endeavours to procure that each of those other parties acknowledges that notice, substantially in the form of Part 2 of Schedule 4 (Forms of letter for Primary Contracts) within 14 days of the date of this Deed or the date of any Deed of Accession by which it became party to this Deed or, if later, the date of entry into that Primary Contract (as appropriate).
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10.	PLANT AND MACHINERY

10.1	Maintenance

Each Chargor must keep its Plant and Machinery in good repair and in good working order and condition (subject to reasonable wear and tear).

10.2	Nameplates

Each Chargor must take any action which the Collateral Agent may reasonably require to evidence the interest of the Collateral Agent in its Plant and Machinery; this includes (if so requested) fixing a nameplate on its Plant and Machinery in a prominent position stating that:
(a)	the Plant and Machinery is charged in favour of the Collateral Agent; and
(b)	the Plant and Machinery must not be disposed of without the prior consent of the Collateral Agent unless permitted under the Credit Agreement.
11.	INSURANCE POLICIES

11.1	Rights
(a)	Subject to the rights of the Collateral Agent under paragraph (b) below, each Chargor must diligently pursue its rights under each of its Insurance Policies, but only if and to the extent that the exercise of those rights in the manner proposed would not result in a Default.
(b)	If an Event of Default is continuing:
(i)	the Collateral Agent may exercise (without any further consent or authority on the part of any Chargor and irrespective of any direction given by any Chargor) any of the rights of any Chargor in connection with any amounts payable to it under any of its Insurance Policies;

(ii)	each Chargor must take such steps (at its own cost) as the Collateral Agent may require to enforce those rights; this includes initiating and pursuing legal or arbitration proceedings in the name of that Chargor; and

(iii)	each Chargor must hold any payment received by it under any of its Insurance Policies on trust for the Collateral Agent.
(c)	Section 110(2) of the Act shall not apply to this Deed.
11.2	Notice

Each Chargor must:
(a)	immediately give notice of this Deed to each of the other parties to each of the Insurance Policies by sending a notice substantially in the form of Part 1 of Schedule 3 (Insurance Policies); and
(b)	use all reasonable endeavours to procure that each such other party delivers a letter of undertaking to the Collateral Agent in the form of Part 2 of Schedule 3 (Insurance Policies) within 14 days of the date of this Deed or the date of any Deed of Accession by
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which it became party to this Deed or, if later, the date of entry into that Insurance (as appropriate).
12. WHEN SECURITY BECOMES ENFORCEABLE
12.1	Powers and rights of the Collateral Agent

Notwithstanding anything contained in this Deed, the exercise by the Collateral Agent of the power and rights conferred on it by virtue of the provisions of Chapter 3 of Part 10 of the Act shall not be subject to any restriction on such exercise contained in section 96(1)(c) of the Act.
12.2	Timing

This Security will become immediately enforceable if an Event of Default is continuing.

12.3	Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Administrative Agent may direct.
13.	ENFORCEMENT OF SECURITY
13.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under sections 100 and 101 of the Act) or the right of a mortgagee to consolidate mortgages does not apply to this Security. For the avoidance of doubt, the Collateral Agent reserves the right to consolidate mortgage securities without restriction.

(d)	The notification requirement contained in section 103(2) of the Act shall not apply to this Deed.

(e)	No Chargor shall take any action under section 94 of the Act in respect of the Security Assets, this Deed or any monies, obligations and/or liabilities hereby covenanted to be paid or discharged.

(f)	The power of leasing conferred upon a mortgagor in possession by section 112 of the Act and the power of accepting the surrender of leases conferred upon a mortgagor in possession by section 114 of the Act and any other powers of leasing, surrendering or accepting surrenders of leases vested in any Chargor shall not be exercisable without the prior consent in writing of the Collateral Agent nor shall any Chargor, without the prior consent in writing of the Collateral Agent, confer on any person any contractual licence to occupy or any other right or interest in any freehold or leasehold or other immovable property hereby charged or grant any licence or consent to assign, undertake or part with possession or occupation thereof.
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(g)	In accordance with section 112(3)(c) of the Act, each Chargor hereby consents to the Collateral Agent, while in possession, or any Receiver, leasing all or any part of the Security Assets, including any part of the Security Assets consisting of land.
13.2	No liability as mortgagee in possession
(a)	Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(i)	to account as mortgagee in possession or for any loss on realisation; or

(ii)	for any default or omission for which a mortgagee in possession might be liable.
(b)	The restrictions on taking possession of mortgaged property contained in section 97 of the Act shall not apply to this Deed.
(c)	Section 99(1) of the Act shall not apply to this Deed and any obligations imposed on mortgagees in possession or receivers by virtue of the application of section 99(1) shall not apply to the Collateral Agent or any Receiver.
13.3	Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
13.4	Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied,

and all the protection to purchasers contained in sections 104, 105 and 106(1) of the Act shall apply to any person purchasing from or dealing with a Receiver or the Collateral Agent.
13.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on each Chargor.
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(b)	Each Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
13.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
14.	RECEIVER
14.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	a Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.
(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including any restriction under section 108(1) of the Act) does not apply to this Deed.
14.2	Removal

The Collateral Agent may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
14.3	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law will not apply. Section 108(7) of the Act shall not apply to the commission and/or remuneration of a Receiver appointed pursuant to this Deed.
14.4	Agent of each Chargor
(a)	A Receiver will be deemed to be the agent of the relevant Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The relevant Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.
(b)	No Secured Party will incur any liability (either to a Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
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14.5	Relationship with Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
15. POWERS OF RECEIVER
15.1	General
(a)	A Receiver has all the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law. This includes all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act (as amended and varied hereby) and in Schedule 6 (Powers of a Receiver).
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
15.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset.

15.3	Carry on business

A Receiver may carry on any business of any Chargor in any manner he thinks fit.

15.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by any Chargor.
15.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
15.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
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(c)	Fixtures may be severed and sold separately from the property containing them without the consent of the relevant Chargor.
15.7	Leases
A Receiver may let any Security Asset for any term and at any rent (with or without a premium) which he thinks fit and may accept a surrender of any lease or tenancy of any Security Asset on any terms which he thinks fit (including the payment of money to a lessee or tenant on a surrender).
15.8	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of any Chargor or relating in any way to any Security Asset.
15.9	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
15.10	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
15.11	Subsidiaries
A Receiver may form a Subsidiary of any Chargor and transfer to that Subsidiary any Security Asset.
15.12	Delegation

A Receiver may delegate his powers in accordance with this Deed.

15.13	Lending

A Receiver may lend money or advance credit to any customer of any Chargor.

15.14	Protection of assets
A Receiver may:
(a)	effect any repair or insurance (and section 110(2) of the Act shall not apply to this Deed) and do any other act which any Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset;
(b)	commence and/or complete any building operation; and
(c)	apply for and maintain any planning permission, building regulation approval or any other authorisation, in each case as he thinks fit.
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15.15	Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;
(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and
(c)	use the name of any Chargor for any of the above purposes.
16. APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.
(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party.
(c)	The provisions of this Clause 16 shall take effect as and by way of variation to the provisions of sections 106(3), 107 and 109 of the Act, which provisions as so varied and extended shall be deemed incorporated in this Deed and as regards section 109 as if they related to a receiver of the Security Assets and not merely a receiver of the income thereof.
17.	TAXES, EXPENSES AND INDEMNITY
(a)	Each Chargor must immediately on demand pay, or on an indemnity basis reimburse any and all amounts for which it is liable under Sections 2.06,2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.
(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 22.2 (Interest).
(c)	The Chargors shall pay and within three Business Days of demand indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, this Security or any judgment given in connection with them, is or at any time may be subject.
18.	DELEGATION
18.1	Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
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18.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
18.3	Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to any Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
19.	FURTHER ASSURANCES
Each Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed (including procuring that any third party create a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting security in favour of the Collateral Agent (equivalent to the security intended to be created by this Deed) over any assets of any Chargor located in any jurisdiction outside Ireland.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
20.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if a Chargor fails to comply with an obligation under this Deed, each Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which that Chargor is obliged to take under this Deed. Each Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
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21.	PRESERVATION OF SECURITY
21.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
21.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of any Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, examinership or otherwise without limitation, the liability of each Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.
(b)	The Collateral Agent and each other Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
21.3	Waiver of defences
The obligations of each Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
21.4	Immediate recourse
Each Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, examinership, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from that Chargor under this Deed.
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21.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, the Collateral Agent and each other Secured Party (or any trustee or agent on its behalf) may without affecting the liability of any Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Collateral Agent or that Secured Party (or any trustee or agent on its behalf) against those amounts;

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and/or

(c)	hold in an interest-bearing suspense account any moneys received from any Chargor or on account of that Chargor‘s liability under this Deed.
21.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or
(b)	the Collateral Agent otherwise directs,

no Chargor will, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with the Collateral Agent or any other Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
Each Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
21.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Collateral Agent or any other Secured Party.
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(b)	No prior security held by the Collateral Agent or any other Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
21.8	Delivery of documents
To the extent any Chargor is required hereunder to deliver any deed, certificate document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents such Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
21.9	Security held by Chargor
No Chargor may, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of that Chargor’s liability under this Deed. Each Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
22.	MISCELLANEOUS
22.1	Covenant to pay
Each Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Loan Documents.
22.2	Interest
If a Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated at the Default Rate.
22.3	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
22.4	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account a Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and
(b)	no Secured Obligation is due and payable,
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that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
22.5	Notice of assignment
This Deed constitutes notice in writing to each Chargor of any charge or assignment of a debt owed by that Chargor to any other member of the Group and contained in any Loan Document.
22.6	Financial Collateral
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of a Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the European Communities (Financial Collateral Arrangements) Regulations 2004 (the “Regulations”) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.
(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
23.	LOAN PARTIES
(a)	All communications under this Deed to or from a Secured Party must be sent through the Collateral Agent.
(b)	Each Chargor that is a Party to this Deed irrevocably appoints the Original Chargor to act as its agent:
(i)	to give and receive all communications under the Security Documents or this Deed;

(ii)	to supply all information concerning itself to any Secured Party; and

(iii)	to agree and sign all documents under or in connection with this Deed without further reference to any Loan Party; this includes any amendment or waiver of this Deed which would otherwise have required the consent of the Loan Parties.
(c)	The Original Chargor hereby accepts the appointment under Clause 23(b).
(d)	Any communication given to the Original Chargor in connection with this Deed will be deemed to have been given also to the other Loan Parties that are party to this Deed.
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(e)	The Collateral Agent may assume that any communication made by the Original Chargor is made with the consent of each Loan Party that is party to this Deed.
24.	RELEASE
At the end of the Security Period (or as required by the Loan Documents), the Collateral Agent must, at the request and cost of the Original Chargor, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder. If the Collateral Agent is authorised to release in whole or in part any Security Asset pursuant to the terms of the Credit Agreement, the Collateral Agent is authorised to release such Security Asset under this Deed.
25.	COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
26.	NOTICES
26.1	Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
26.2	Addresses
Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.
26.3	Delivery
Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(a)	if by way of fax, when received in legible form; or
(b)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
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26.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 26.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
26.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.
(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
27.	THE COLLATERAL AGENT AS TRUSTEE
(a)	This Deed is a Security Document (as defined in the Security Trust Deed). The Collateral Agent is party to this Deed in its capacity as collateral agent and trustee for and on behalf of itself and the Secured Parties pursuant to the terms and conditions of the Credit Agreement and the Security Trust Deed. As between the Collateral Agent and the other Secured Parties the terms and conditions of the Security Trust Deed which apply to the Collateral Agent under that agreement also apply to it as Collateral Agent under this Deed.

(b)	On the terms set out in the Credit Agreement and the Security Trust Deed, the Collateral Agent declares itself trustee of the security and other rights (including but not limited to the benefit of the covenants contained herein), titles and interests constituted by this Deed and of all monies, property and assets paid to the Collateral Agent or to its order or held by the Collateral Agent or its nominee or received or recovered by the Collateral Agent or its nominee pursuant to or in connection with this Deed with effect from the date hereof to hold the same on trust for itself and each of the Secured Parties absolutely in accordance with their entitlements under the Loan Documents (save as may otherwise be agreed between the Collateral Agent and the other Secured Parties from time to time).

(c)	All moneys received by the Collateral Agent shall be held by it upon trust for itself and the Secured Parties according to their respective interests to apply the same in accordance with Clause 16.

(d)	The rights, powers and discretions conferred on the Collateral Agent by this Deed shall be supplemental to the Trustee Acts of Ireland and in addition to any which may be vested in the Collateral Agent by the Loan Documents, general law or otherwise.

(e)	Each of the Parties agrees that the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Deed or any other Loan Document (and no others shall be implied).

(f)	Where there are any inconsistencies between the Trustee Acts of Ireland and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail.
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(g)	Any resignation or replacement of the Collateral Agent or any appointment of a successor to the Collateral Agent shall take effect in accordance with the provisions of the Credit Agreement and the Security Trust Deed save that no resignation of the Collateral Agent as trustee hereunder shall take effect unless at least one other trustee has been appointed.

(h)	Upon the occurrence of the Revolving Credit Release Date, the trusts set out in this Deed shall be wound up. At that time the Collateral Agent shall, at the request of and at the sole cost of the Original Chargor, release, without recourse or warranty, all of the Security then held by it and the Collateral Agent shall be released from its obligations under this Deed (save for those which arose prior to such winding-up).
28.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with this Deed are governed by the laws of Ireland.
29.	ENFORCEMENT
29.1	Jurisdiction
(a)	The Irish courts have exclusive jurisdiction to settle any dispute in connection with this Deed.

(b)	The Irish courts are the most appropriate and convenient courts to settle any such dispute in connection with this Agreement. Each Chargor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
29.2	Waiver of immunity
(a)	Each Chargor irrevocably and unconditionally:
(i)	agrees not to claim any immunity from proceedings brought by the Collateral Agent or any other Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(ii)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(iii)	waives all rights of immunity in respect of it or its assets.
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30.	INTERPRETATION

30.1	Definitions

In this Deed (including its Recitals):

Account Bank means a bank with whom a Security Account is maintained.

Acquisition Document means in relation to any Chargor, any agreement under which it acquires or disposes of a business or part of a business (either by share or asset sale) and under which the aggregate outstanding consideration payable to such Chargor and, as applicable, other members of the Group at any time is in excess of €250,000.

Act means the Land and Conveyancing Law Reform Act 2009.

Additional Chargor means a member of the Group which becomes a Chargor by executing a Deed of Accession.

Cash Management Document means in relation to any Chargor, any agreement between two or more members of the Group to which it is a party that provides for any cash pooling, set-off or netting arrangement, including the European Cash Pooling Arrangements.

Charged Shares means all shares in any member of the Group incorporated in Ireland from time to time issued to a Chargor or held by any nominee on its behalf.

Charged Company means each member of the Group from time to time whose shares are subject to the Security under this Deed.

Chargor means the Original Chargor or any Additional Chargor.

Credit Agreement means the revolving credit agreement dated on or about the date of this Deed (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as Parent Borrower, Novelis Corporation, as U.S. Borrower, the other U.S. Subsidiaries of Parent Borrower party thereto as U.S. Borrowers, Novelis UK Ltd, as U.K. Borrower, Novelis AG, as Swiss Borrower, AV METALS INC. and the Other Guarantors party thereto, the Lenders party thereto and Bank of America, N.A. as Administrative Agent and Collateral Agent.

Deed of Accession means a deed substantially in the form of Schedule 5 (Form of Deed of Accession).

Delegate means any delegate, attorney or co-Collateral Agent appointed by the Collateral Agent or any Receiver.

Examiner means an examiner appointed under Section 2 of the Companies (Amendment) Act, 1990.

Fixtures means all fixtures and fittings (including trade fixtures and fittings) and fixed plant and machinery included in a Chargor’s Mortgaged Property.

Group means the Original Chargor and its Affiliates from time to time.

Intercompany Document means, in relation to any Chargor, any note or loan agreement with any other member of the Group under which the aggregate outstanding amount payable to such Chargor is in excess of €250,000.
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Intercreditor Agreement means the intercreditor agreement dated on or about the date of this Deed and entered into between, amongst others, Novelis Inc., and the Collateral Agent.
Investments means:
(a)	the Charged Shares; and

(b)	all other shares, stocks, debentures, bonds, warrants, coupons and other securities and investments, which a Chargor purports to mortgage or charge under this Deed.
Mortgaged Property means the Secured Premises and all other freehold and leasehold property which a Chargor purports to mortgage or charge under this Deed.
Original Property means any freehold or leasehold property specified in Part 1 of Schedule 1 (Security Assets).
Party means a party to this Deed.
Plant and Machinery means any plant, machinery, computers, office equipment or vehicles which a Chargor purports to mortgage or charge under this Deed.
Premises means all buildings and erections included in a Chargor’s Mortgaged Property.
Primary Contract means in relation to any Chargor:
(a)	any agreement specified in Part 4A of Schedule 1 (Security Assets) opposite its name or in Part 4A of the schedule to any Deed of Accession by which it became party to this Deed;

(b)	any other agreement to which that Chargor is a party and which that Chargor and the Collateral Agent have designated a Primary Contract;

(c)	any Acquisition Document;

(d)	any Cash Management Document;

(e)	any Hedging Agreement;

(f)	any Intercompany Document;

(g)	any letter of credit issued in its favour under which the aggregate consideration payable at any time is in excess of €250,000; or

(h)	any bill of exchange or other negotiable instrument held by it for an amount in excess of €250,000.
Real Property means all that property referred to in Clauses 1.1 (Mortgage and Fixed Charge over Secured Premises) and 1.2 (Fixed charge over Real Property (other than the Secured Premises)) inclusive.
Receiver means a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.
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Related Company means a company which is related within the meaning of Section 4(5) of the Companies (Amendment) Act, 1990.
Related Rights means in relation to any Investment:
(a)	the proceeds of sale of the whole or any part of that asset or any monies and proceeds paid or payable in respect of that asset;

(b)	all rights under any licence, agreement for sale, option or lease in respect of that asset; and

(c)	all rights, benefits, claims, contracts, warranties, remedies, security indemnities or covenants for title in respect of that asset.
Report on Title means any report or certificate on title on the Mortgaged Property provided to the Collateral Agent, together with confirmation from the provider of that Report that it can be relied upon by the Collateral Agent and the other Secured Parties.
Revolving Credit Release Date has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.
Secondary Contract means in relation to any Chargor:
(a)	any agreement specified in Part 4B of Schedule 1 (Security Assets) opposite its name or in Part 4B of the schedule to any Deed of Accession by which it became party to this Deed;

(b)	any other agreement to which that Chargor is a party and which that Chargor and the Collateral Agent have designated a Secondary Contract; and

(c)	any other agreement (other than a Primary Contract) entered into after the date of this Deed under which the aggregate consideration payable at anytime is in excess of €250,000.
Secured Premises means the land described in Part 1 of Schedule 1 to this Deed or in Part 1 of the Schedule to any Deed of Accession by which it became party to this Deed and includes all or any portion of the Secured Premises and also includes a reference to any present or future estate, right, title and interest of a Chargor in the lands described in Part 1 of Schedule 1 to this Deed or in Part 1 of the Schedule to any Deed of Accession by which it became party to this Deed and to any buildings now erected or in the course of erection or thereafter to be erected thereon and all alterations and/or additions thereto and to all fixtures (including trade fixtures) from time to time on the Secured Premises and all fixed plant and machinery of that Chargor both present and future therein or thereon and every part thereof and includes all easements, rights and privileges, rights to production of documents and intoxicating liquor licences attaching thereto.
Security means any Security Interest created, evidenced or conferred by or under this Deed or any Deed of Accession.
Security Account means in relation to any Chargor:
(a)	any account specified in Part 6 of Schedule 1 (Security Assets) opposite its name or in Part 6 of the schedule to any Deed of Accession by which it became party to this Deed;

(b)	any other account which it purports to charge under this Deed; and
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(c)	in each case, any replacement account or subdivision or sub-account of any such account.
Security Assets means any and all assets of each Chargor that are the subject of this Security.
Security Contracts means in relation to any Chargor, its Primary Contracts and its Secondary Contracts.
Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.
Security Period means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.
Security Trust Deed means the Security Trust Deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Original Chargor.
Term Loan Collateral Agent has the meaning given to that term in the Intercreditor Agreement.
Term Loan Release Date has the meaning given to Discharge of Term Loan Secured Obligations in the Intercreditor Agreement.
Term Loan Priority Collateral has the meaning given to that term in the Intercreditor Agreement.
Term Loan Documents has the meaning given to that term in the Intercreditor Agreement.
Term Loan Security Agreement means the guarantee and security agreement dated on or about the date of this Deed between the Original Chargor and the Term Loan Collateral Agent.
Territory means Ireland.

30.2	Construction
(a)	In this Deed (including the Recitals):
(i)	capitalised terms defined in the Credit Agreement or the Intercreditor Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(ii)	an “agreement” includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(iii)	an “amendment” includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and “amend” and “amended” shall be construed accordingly;

(iv)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;
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(v)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(vi)	references to an Event of Default being “continuing” means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the Collateral Agent or Administrative Agent (as appropriate);

(vii)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly;

(viii)	"including” means including without limitation and “includes” and “included” shall be construed accordingly;

(ix)	"indebtedness” includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(x)	"losses” includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and “loss” shall be construed accordingly;

(xi)	a “person” includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(xii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(b)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;
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(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed; and

(vi)	words imparting the singular include the plural and vice versa.
(c)	The term clearance system means a person whose business is or includes the provision of clearance services or security accounts or any nominee or depository for that person.

(d)	Any covenant of a Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(e)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or examinership of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(f)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
(g)	Section 75 of the Act shall not apply to this Deed.
30.3	Conflict with provisions of this Deed
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.
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SCHEDULE 1
SECURITY ASSETS
PART 1
SECURED PREMISES
Part A
Unregistered Land
None as at the date hereof
Part B
Registered Land
None as at the date hereof
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PART 2
CHARGED SHARES
Name of nominee (if
	Name of Charged	any) by whom shares		Number of shares
Chargor	Company	are held	Class of shares held	held
None specified as at the date hereof.
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PART 3
SPECIFIC PLANT AND MACHINERY
Chargor	Description
None as at the date hereof
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PART 4
SECURITY CONTRACTS
A. Primary Contracts
None as at the date hereof
B. Secondary Contracts
None as at the date hereof
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PART 5
SPECIFIC INTELLECTUAL PROPERTY

Chargor	Description
None as at the date hereof
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PART 6
SECURITY ACCOUNTS

Bank	Account number	Sort code
None specified as at the date hereof.
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SCHEDULE 2
FORMS OF LETTER FOR SECURITY ACCOUNTS
PART 1
NOTICE TO ACCOUNT BANK
To: [Account Bank]

Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent

[Date]

Dear Sirs,

Security agreement dated [ ] between [ ] and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)

This letter constitutes notice to you:
1.	FIRST that under the Revolving Credit Security Agreement [Chargor] (the Chargor) has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority chargee all of its rights in respect of any amount standing to the credit of any account maintained by it with you at any of your branches in Ireland (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement) details of which are set out below or, in relation to any account designated or opened as a Net Cash Proceeds Account after the date of this letter, as notified to you immediately following such designation or opening)) and the debts represented by the Security Accounts; and
2.	SECOND or, as regards a Net Cash Proceeds Account, FIRST, that under the Term Loan Security Agreement the Chargor has charged (by way of a fixed charge) in favour of Bank of America, N.A as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority chargee all of its rights in respect of any Security Account and the debts represented by the Security Accounts.
[The Net Cash Proceeds Account[(s)] at the date of this letter [is]/[are]: [insert details]]
Prior to notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Revolving Credit Collateral Agent and the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent;

(b)	(i)	comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by you from the Revolving Credit Collateral Agent; and
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	(ii)	comply with the terms of any written notice or instruction relating to any Net Cash Proceeds Account received by you from the Term Loan Collateral Agent;

(c)	(i)	hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent; and

	(ii)	hold all sums standing to the credit of any Net Cash Proceeds Account to the order of the Term Loan Collateral Agent;

(d)	(i)	pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent issued from time to time; and

	(ii)	pay or release any sum standing to the credit of any Net Cash Proceeds Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and
(e)	pay all sums received by you for the account of the Chargor to the credit of the relevant Security Account of the Chargor with you.
Following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, we irrevocably instruct and authorise you to:
(a)	disclose to the Term Loan Collateral Agent any information relating to any Security Account requested from you by the Term Loan Collateral Agent;

(b)	comply with the terms of any written notice or instruction relating to any Security Account received by you from the Term Loan Collateral Agent;

(c)	hold all sums standing to the credit of any Security Account to the order of the Term Loan Collateral Agent;

(d)	pay or release any sum standing to the credit of any Security Account in accordance with the written instructions of the Term Loan Collateral Agent issued from time to time; and

(e)	pay all sums received by you for the account of the Chargor to the credit of each Security Account of the Chargor with you.
We are not permitted to withdraw any amount from any Security Account other than any Net Cash Proceeds Account without the prior written consent of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account , the Term Loan Collateral Agent) or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
We acknowledge that you may comply with the instructions in this letter without any further permission from us or any Chargor and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
The instructions in this letter may not be revoked or amended without the prior written consent of the Revolving Credit Collateral Agent and the Term Loan Collateral Agent or, following notice from the
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Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent.
The Revolving Credit Collateral Agent shall promptly provide notice to you and the Term Loan Collateral Agent when the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred.
This letter is governed by Irish law.
Please send to the Revolving Credit Collateral Agent at [•] and the Term Loan Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
Yours faithfully,

(Authorised signatory)
For [Chargor]
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PART 2
ACKNOWLEDGEMENT OF ACCOUNT BANK
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Novelis Europe Holdings Limited]
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] and Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST a charge upon the terms of the Revolving Credit Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of its accounts with us at any of our branches in Ireland (the Security Accounts) (other than as regards any account constituting a Net Cash Proceeds Account (as defined in the Intercreditor Agreement (defined in the Term Loan Security Agreement)) and (2) SECOND or, as regards a Net Cash Proceeds Account, FIRST a charge upon the terms of the Term Loan Security Agreement over all the rights of the Chargor to any amount standing to the credit of any of the Security Accounts.
We confirm that we:
(a)	accept the instructions contained in the Notice and agree to comply with the Notice;

(b)	have not received notice of any outstanding interest of any third party in any Security Account;

(c)	hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off or deduction from the Security Accounts or invoke any right of retention in relation to the Security Accounts, other than in relation to our customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business;

(d)	will disclose to you any information relating to any Security Account requested from us by the Revolving Credit Collateral Agent or the Term Loan Collateral Agent or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(e)	will comply with the terms of any written notice or instruction relating to any Security Account (other than any Net Cash Proceeds Account) received by us from the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent;

(f)	will hold all sums standing to the credit of any Security Account (other than any Net Cash Proceeds Account) to the order of the Revolving Credit Collateral Agent (or, in
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relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent unless otherwise required by law;

(g)	will pay or release any sum standing to the credit of any Security Account (other than any Net Cash Proceeds Account) in accordance with the written instructions of the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, in accordance with the written instructions of the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent issued from time to time unless otherwise required by law;

(h)	will not permit any amount to be withdrawn from any Security Account (other than any Net Cash Proceeds Account) without the prior written consent the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, as instructed by the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent or unless otherwise required by law; and

(i)	will pay all sums received by us for the account of the Chargor to a Security Account (other than any Net Cash Proceeds Account) of the Chargor with us unless otherwise required by law or instructed by the Revolving Credit Collateral Agent (or, in relation to any Net Cash Proceeds Account, the Term Loan Collateral Agent) or, following notice to us from the Revolving Credit Collateral Agent advising us that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent, in each case, in accordance with the terms of, and the instructions provided under, the Notice.
Nothing contained in any of our arrangements with you shall commit us to providing any facilities or making advances available to the Chargor.
This letter is governed by Irish law.
Yours faithfully,

(Authorised signatory) [Account Bank]
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PART 3
LETTER FOR OPERATION OF SECURITY ACCOUNTS ‘
To: [Account Bank]
[DATE]
Dear Sirs,
Security agreement dated [     ] between [     ] Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We refer to:
1.	the Term Loan Security Agreement and the Revolving Credit Security Agreement;
2.	the notice (the Notice) to you dated [•] from [Chargor] concerning the accounts referred to in that notice (the Security Accounts); and
3.	the acknowledgement dated [•] issued by you to in response to the Notice (the Acknowledgement).
In this letter, Security Account means, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•] and, in relation to [specify Chargor], account number [•], sort code [•] or account number [•], sort code [•].
We confirm that we consent to the following transactions in relation to the Security Accounts:
(a)	you may make payments on the instructions of the Chargor and debit the amounts involved to any Security Account of the Chargor;

(b)	you may debit to any Security Account of the Chargor amounts due to you by that Chargor; and

(c)	in order to enable you to make available net overdraft, balance offset, netting or pooling facilities to the Chargor you may set-off debit balances on any Security Account against credit balances on any other Security Account with that Chargor if those Security Accounts are included in group netting arrangements operated by you for the Chargor.
The Revolving Credit Collateral Agent may or, following notice from the Revolving Credit Collateral Agent advising you that the Revolving Credit Release Date (as defined in the Revolving Credit Security Agreement) has occurred, the Term Loan Collateral Agent may by notice to you amend or withdraw these consents. If the consents referred above are withdrawn you will operate the Security Accounts in accordance with the terms of the Acknowledgement, save that you may immediately set-off debit balances and credit balances on the Security Accounts as and to the extent that the same relate to your customary agreed charges or fees payable in connection with the operation or maintenance of the Security Accounts in the ordinary course of business.
This letter is governed by Irish law.
Please acknowledge receipt of this letter by signing and returning to us the enclosed copy of this letter.
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Yours faithfully,

(Authorised signatory) for and on behalf of Bank of America, N.A. as Term Loan Collateral Agent

Yours faithfully,

(Authorised signatory) for and on behalf of Bank of America, N.A. as Revolving Credit Collateral
Agent

Receipt acknowledged

(Authorised signatory) [Account Bank]

[Date]
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SCHEDULE 3
FORMS OF LETTER FOR INSURANCE POLICIES
PART 1
FORM OF NOTICE OF ASSIGNMENT
(for attachment by way of endorsement to the insurance policies)
To: [Insurer]
Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America, N.A. as agent and trustee for the Term Loan Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with you by or on behalf of it or under which it has a right to claim (each an Insurance) and all of its rights in connection with those amounts; and

2.	SECOND, subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A. as agent and trustee for the Secured Parties referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all amounts payable to it under or in connection with any Insurance and all of its rights in connection with those amounts.
A reference in this letter to any amounts excludes all amounts received or receivable under or in connection with any third party liability Insurance and required to settle a liability of a Loan Party (as defined in the Term Loan Security Agreement) or a Loan Party (as defined in the Revolving Credit Security Agreement) to a third party.
We confirm that:
(i)	the Chargor will remain liable under [the] [each] Insurance to perform all the obligations assumed by it under [the] [that] Insurance;
(ii)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Insurance; and
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(iii)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Insurance.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Insurance and you should continue to give notices under [the] [each] Insurance to the Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, unless the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent otherwise agrees in writing:
(a)	all amounts payable to the Chargor under [the] [each] Insurance must be paid to the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent; and

(b)	any rights of the Chargor in connection with those amounts will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Insurance[s] without the prior consent of the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please note on the relevant contracts:
(i)	FIRST the Term Loan Collateral Agent’s interest as loss payee and the Term Loan Collateral Agent’s interest as first priority assignee of those amounts and rights; and
(ii)	SECOND the Revolving Credit Collateral Agent’s interest as loss payee and the Revolving Credit Collateral Agent’s interest as first priority assignee of those amounts and rights, and send to the Term Loan Collateral Agent at [•] and Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by Irish law.
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Yours faithfully,

For [Chargor]

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PART 2
FORM OF LETTER OF UNDERTAKING
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [•] on behalf of [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment by the Chargor upon the terms of the Term Loan Security Agreement of all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with us by or on behalf of it or under which it has a right to claim and all of its rights in connection with those amounts and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment by the Chargor upon the terms of the Revolving Credit Security Agreement of all amounts payable to it under or in connection with any contract of insurance of whatever nature taken out with us by or on behalf of it or under which it has a right to claim and all of its rights in connection with those amounts.
A reference in this letter to any amounts excludes all amounts received or receivable under or in connection with any third party liability insurance and required to settle a liability of a Loan Party to a third party.
In consideration of your agreeing to the Chargor continuing their insurance arrangements with us we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;

2.	confirm that we have not received notice of the interest of any third party in those amounts and rights;

3.	undertake to note on the relevant contracts FIRST the interest of the Term Loan Collateral Agent as loss payee and as first priority assignee of those amounts and rights and SECOND the Revolving Credit Collateral Agent’s interest as loss payee and as first priority assignee of those amounts and rights;

4.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to those contracts which the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;
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5.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of any of those contracts and to allow the Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any other Secured Party (as defined in the Revolving Credit Security Agreement) to remedy that breach; and

6.	undertake not to amend or waive any term of or terminate any of those contracts on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the S Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by Irish law.

Yours faithfully,

for [Insurer]
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SCHEDULE 4
FORMS OF LETTER FOR PRIMARY CONTRACTS
PART 1
NOTICE TO COUNTERPARTY
To: [Counterparty]

Copy: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent

[Date]

Dear Sirs,

Security agreement dated [ ] between [ ] Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [ ] between [ ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)

This letter constitutes notice to you:
1.	FIRST that under the Term Loan Security Agreement, [Chargor] (the Chargor) has assigned in favour of Bank of America N.A. as agent and trustee for the Secured Parties referred to in the Term Loan Security Agreement (the Term Loan Collateral Agent) as first priority assignee all of its rights in respect of [insert details of Primary Contract(s)] (the Primary Contract[s]); and
2.	SECOND subject to notice to you from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Chargor has assigned in favour of Bank of America, N.A as agent and trustee for the [Secured Parties] referred to in the Revolving Credit Security Agreement (the Revolving Credit Collateral Agent) as first priority assignee all of its rights in respect of the Primary Contract[s].
We confirm that:
(a)	the Chargor will remain liable under [the] [each] Primary Contract to perform all the obligations assumed by it under [the] [that] Primary Contract;

(b)	none of the Term Loan Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Primary Contract; and

(c)	none of the Revolving Credit Collateral Agent, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of [the] [any] Primary Contract.
The Chargor will also remain entitled to exercise all of its rights under [the] [each] Primary Contract and you should continue to give notice under [the] [each] Primary Contract to the relevant Chargor, unless and until you receive notice from the Term Loan Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent to the contrary. In this event, all of its rights will be exercisable by, and notices must be given to, the Term Loan Collateral Agent or as it directs or, following notice from the Term Loan Collateral Agent advising you that the
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Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or as it directs.
Please note that the Chargor has agreed that it will not amend or waive any term of or terminate [any of] the Primary Contract[s] without the prior consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
The instructions in this letter may not be revoked or amended without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising you that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
Please send to the Term Loan Collateral Agent at [•] and the Revolving Credit Collateral Agent at [•] with a copy to ourselves the attached acknowledgement confirming your agreement to the above and giving the further undertakings set out in the acknowledgement.
The Term Loan Collateral Agent shall promptly provide notice to you and the Revolving Credit Collateral Agent when the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred.
We acknowledge that you may comply with the instructions in this letter without any further permission from us and without any enquiry by you as to the justification for or validity of any request, notice or instruction.
This letter is governed by Irish law,

Yours faithfully,

(Authorised signatory)
For [Chargor]
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PART 2
ACKNOWLEDGEMENT OF COUNTERPARTY
To: Bank of America N.A. as Term Loan Collateral Agent and Bank of America N.A. as Revolving Credit Collateral Agent
Copy: [Chargor]
[Date]
Dear Sirs,
Security agreement dated [     ] between [     ] Bank of America, N.A. as Term Loan Collateral Agent (the Term Loan Security Agreement) and the security agreement dated [     ] between [     ] and Bank of America, N.A. as Revolving Credit Collateral Agent (the Revolving Credit Security Agreement)
We confirm receipt from [Chargor] (the Chargor) of a notice (the Notice) dated [•] of (1) FIRST an assignment on the terms of the Term Loan Security Agreement of all of the Chargor’s rights in respect of [insert details of the Primary Contract(s)] (the Primary Contract[s]) and (2) SECOND subject to notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, an assignment on the terms of the Revolving Credit Security Agreement of all of the Chargor’s rights in respect of the Primary Contract[s].
We confirm that we:
1.	accept the instructions contained in the Notice and agree to comply with the Notice;
2.	have not received notice of the interest of any third party in [any of] the Primary Contract[s];
3.	undertake to disclose to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent without any reference to or further authority from the Chargor any information relating to [the][those] Primary Contract[s] which the Term Loan Collateral Agent or the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent may at any time request;
4.	undertake to notify the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent of any breach by the Chargor of [the] [any of those] Primary Contract[s] and to allow Term Loan Collateral Agent or any of the other Term Loan Secured Parties (as defined in the Term Loan Security Agreement) or, following notice from the Term Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent or any of the other Secured Parties (as defined in the Revolving Credit Security Agreement to remedy that breach; and
5.	undertake not to amend or waive any term of or terminate [the] [any of those] Primary Contract[s] on request by the Chargor without the prior written consent of the Term Loan Collateral Agent and the Revolving Credit Collateral Agent or, following notice from the Term
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Loan Collateral Agent advising us that the Term Loan Release Date (as defined in the Term Loan Security Agreement) has occurred, the Revolving Credit Collateral Agent.
This letter is governed by Irish law.

Yours faithfully,

(Authorised signatory)
[Counterparty]
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SCHEDULE 5
FORM OF DEED OF ACCESSION
THIS DEED is dated [
BETWEEN:
(1)	[•] (registered number [•]) with its registered office at [•] (the Additional Chargor);
(2)	NOVELIS ALUMINIUM HOLDING COMPANY in its capacity as Original Chargor under the Security Agreement referred to below (the Original Chargor); and
(3)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties under and as defined in the Security Agreement referred to below (the Collateral Agent).
BACKGROUND:
(A)	The Additional Chargor is a subsidiary of Novelis Inc.
(B)	The Original Chargor has entered into a guarantee and security agreement dated [•], 200[•] with the Collateral Agent (the Security Agreement).
(C)	The Additional Chargor has agreed to enter into this Deed and to become a Chargor under the Security Agreement and the Security Trust Deed.
(D)	The Additional Chargor will also, by execution of separate instruments, become a party to the Intercreditor Agreement as a Loan Party and the Security Trust Deed as a Chargor (as defined in the Security Agreement).
(E)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	Interpretation
Terms defined in the Security Agreement have the same meaning in this Deed (including the Recitals) unless given a different meaning in this Deed. This Deed is a Loan Document.
2.	Accession
With effect from the date of this Deed the Additional Chargor:

(a)	will become a party to the Security Agreement as a Chargor; and

(b)	will be bound by all the terms of the Security Agreement which are expressed to be binding on a Chargor, including without limitation, the guarantee contained in Section 2 of the Security Agreement.
3. Security
3.1	Without limiting the generality of the other provisions of this Deed and the Security Agreement, and as continuing security for the payment, performance and discharge of the Secured Obligations and as a legal mortgage of land, the Additional Chargor as beneficial
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owner and also in the case of registered land as registered owner (or the person entitled to be registered as owner) hereby CHARGES by deed the Specified Premises with the payment, performance and discharge to the Collateral Agent as collateral agent and trustee for the Secured Parties of the Secured Obligations, subject to such terms, conditions, covenants and obligations as are set out in this Deed and hereby ASSENTS to the registration of this charge for present and future advances as a burden on the Specified Premises.

The address in the State of the Collateral Agent for service of notices and its description is:

Address:	c/o McCann FitzGerald
Riverside One
Sir John Rogerson’s Quay
Dublin 2
(Attn: EdeV)

Description:	Financial Institution
The charge created by this clause 3.1 is a first fixed charge.
In this Deed, “Specified Premises” means the land described in Part 1 of the schedule to this Deed and includes all or any portion of the Specified Premises and also includes a reference to any present or future estate, right, title and interest of the Additional Chargor in the lands described in Part 1 of the schedule to this Deed and to any buildings now erected or in the course of erection or thereafter to be erected thereon and all alterations and/or additions thereto and to all fixtures (including trade fixtures) from time to time on the Specified Premises and all fixed plant and machinery of that Chargor both present and future therein or thereon and every part thereof and includes all easements, rights and privileges, rights to production of documents and intoxicating liquor licences attaching thereto.
3.2	Without limiting the generality of the other provisions of this Deed and the Security Agreement, the Additional Chargor as beneficial owner, as continuing security for the payment, performance and discharge of the Secured Obligations, hereby:-
(a)	charges to the Collateral Agent as collateral agent and trustee for the Secured Parties all its other estate, right, title or interests in any land or buildings now belonging to the Additional Chargor (including, specifically, but not limited to, the Specified Premises) (whether or not the legal estate is vested in the Additional Chargor or registered in the name of the Additional Chargor ), and all future estate, right, title or interests of the Additional Chargor in such lands, hereditaments and premises and in any other freehold or leasehold property (whether or not registered) vested in or held by or on behalf of such Chargor from time to time and/or the proceeds of sale thereof together in all cases (to the extent the same are not otherwise subject to a fixed charge hereunder) all fixtures (including trade fixtures) and all fixed plant and machinery from time to time therein with the payment performance and discharge of the Secured Obligations;

(b)	charges to the Collateral Agent as collateral agent and trustee for the Secured Parties by way of a first legal mortgage all shares owned by it and specified in Part 2 of the schedule to this Deed;

(c)	charges to the Collateral Agent as collateral agent and trustee for the Secured Parties by way of a first fixed charge all plant, machinery, computers, office equipment or vehicles specified in Part 3 of the schedule to this Deed;
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(d)	assigns to the Collateral Agent as collateral agent and trustee for the Secured Parties absolutely, subject to a proviso for re-assignment on redemption, all of its rights in respect of the agreements specified in Part 4 of the schedule to this Deed; [and]

(e)	charges to the Collateral Agent as collateral agent and trustee for the Secured Parties by way of a first fixed charge all of its rights in respect of any Intellectual Property specified in Part 5 of the schedule to this Deed[; and

(f)	[charges to the Collateral Agent as collateral agent and trustee for the Secured Parties by way of a first fixed charge all of its rights in respect of any amount standing to the credit of any Security Account specified in Part 6 of the schedule to this Deed.]
4.	Miscellaneous

With effect from the date of this Deed:
(a)	the Security Agreement will be read and construed for all purposes, and the Additional Chargor will take all steps and actions (including serving any notices), as if the Additional Chargor had been an original party in the capacity of Chargor (but so that the security created on this accession will be created on the date of this Deed);

(b)	any reference in the Security Agreement to this Deed and similar phrases will include this Deed and all references in the Security Agreement to Schedule 1 (or any part of it) will include a reference to the schedule to this Deed (or relevant part of it); and

(c)	Novelis Aluminium Holding Company for itself and as agent for each other Chargor agrees to all matters provided for in this Deed.
5.	Law
This Deed and any non-contractual obligations arising out of or in connection with this Deed are governed by Irish law.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed
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SCHEDULE
PART 1
SPECIFIED PREMISES
Part A
Unregistered Land
Part B
Registered Land
PART 2
SHARES
Name of company in	Name of nominee (if
which shares are	any) by whom shares		Number of shares
held	are held	Class of shares held	held
[ ]	[ ]	[ ]	[ ]
PART 3
SPECIFIC PLANT AND MACHINERY
[Description]
PART 4
SECURITY CONTRACTS
A. Primary Contracts
Description
[e.g. Hedging Documents]
[e.g. Acquisition Documents]
[e.g. Intercompany Loan Agreements]
B.	Secondary Contracts
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PART 5
SPECIFIC INTELLECTUAL PROPERTY RIGHTS
[Description]
[PART 6
SECURITY ACCOUNTS
[Account number           Sort code]
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SIGNATORIES (TO DEED OF ACCESSION)
THE ADDITIONAL CHARGOR

The Common Seal of	)	______________________ Director
[ ]	)
was hereunto affixed	)
in the presence of	)	______________________ Director/Secretary

THE ORIGINAL CHARGOR

The Common Seal of	)	______________________ Director
NOVELIS ALUMINIUM HOLDING COMPANY	) )
was hereunto affixed in the presence of	) )	______________________ Director

THE COLLATERAL AGENT

Signed by:		______________________ Authorised Signatory
for and on behalf of
BANK OF AMERICA, N.A.
as Collateral Agent for the Secured Parties
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SCHEDULE 6
POWERS OF A RECEIVER
(1)	enter upon, take possession of, collect and get in all or any of the Security Assets, exercise in respect of any shares or securities all voting or other powers or rights available to a registered holder thereof in such manner as he may think fit and bring, defend or discontinue any proceedings (including, without limitation, proceedings for the winding up of any Chargor) or submit to arbitration in the name of any Chargor or otherwise as may seem expedient to him;
(2)	carry on, manage, develop, reconstruct, amalgamate or diversify the business of any Chargor or any part thereof or concur in so doing, lease or otherwise acquire and develop or improve properties or other assets without being responsible for loss or damage;
(3)	raise or borrow any money (including money for the completion with or without modification of any building in the course of construction and any development or project in which any Chargor was engaged) from or incur any other liability to the Collateral Agent or others on such terms with or without security as he may think fit and so that any such security may be or include a charge on the whole or any part of the Security Assets ranking in priority to the security constituted by this Deed or otherwise;
(4)	sell by public auction or private contract, let, surrender or accept surrenders, grant licences or otherwise dispose of or deal with all or any of the Security Assets or concur in so doing in such manner for such consideration and generally on such terms and conditions as he may think fit (including, without limitation, conditions excluding or restricting the personal liability of the Receiver or the Collateral Agent) with full power to convey, let, surrender, accept surrenders or otherwise transfer or deal with such Security Assets in the name and on behalf of any Chargor or otherwise and so that the covenants and contractual obligations may be granted and assumed in the name of and so as to bind such Chargor if the Receiver shall consider it necessary or expedient so to do; any such sale, lease or disposition may be for cash, debentures or other obligations, shares, stock, securities or other valuable consideration and be payable immediately or by instalments spread over such period as he shall think fit and so that any consideration received or receivable shall ipso facto forthwith be and become charged with the payment of all Secured Obligations; plant, machinery and fixtures may be severed and sold separately from the premises containing them and the Receiver may apportion any rent and the performance of any obligations affecting the premises sold without the consent of any Chargor;
(5)	promote, procure the formation or otherwise acquire the share capital of any body corporate with a view to such body corporate purchasing, leasing, licensing or otherwise acquiring interests in all or any of the Security Assets or otherwise, arrange for companies to trade or cease to trade and to purchase, lease, licence or otherwise acquire all or any of the Security Assets on such terms and conditions whether or not including payment by instalments secured or unsecured as he may think fit;
(6)	make any arrangement or compromise or enter into or cancel any contracts which he shall think expedient;
(7)	make and effect such repairs, renewals and improvements to the Security Assets or any part thereof as he may think fit and maintain, renew, take out or increase insurances including, without limitation, indemnity insurance;
(8)	demolish all or any part of any buildings, structures or fixtures and fittings in and on any Real Property;
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(9)	appoint managers, agents, officers, and employees for any of such purposes or to guard or protect the Security Assets at such salaries and commissions and for such periods and on such terms as he may determine and dismiss the same;

(10)	make or require the directors of any Chargor to make calls, conditionally or unconditionally, on the members of such Chargor in respect of uncalled capital and enforce payment of any call so made by action (in the name of such Chargor or the Receiver as may be thought fit) or otherwise;
(11)	without any consent by or notice to any Chargor, exercise on behalf of any Chargor all the powers and provisions conferred on a landlord or a tenant by any legislation from time to time in force relating to rents or otherwise in respect of any part of the Security Assets but without any obligation to exercise any of such powers and without any liability in respect of powers so exercised or omitted to be exercised;
(12)	without any consent or notice by or to any Chargor, exercise for and on behalf of any Chargor and in the name of any Chargor all powers and rights of any Chargor relevant to and necessary to effect the registration in the Land Registry of the crystallisation of the floating charge created by this Security Agreement and/or the appointment of a Receiver hereunder;
(13)	settle, arrange, compromise and submit to arbitration any accounts, claims, questions or disputes whatsoever which may arise in connection with the business of any Chargor or the Security Assets or any part thereof or in any way relating to the security constituted by this Security Agreement, bring, take, defend, compromise, submit to and discontinue any actions, suits, arbitrations or proceedings whatsoever whether civil or criminal in relation to the matters aforesaid, enter into, complete, disclaim, abandon or disregard, determine or rectify all or any of the outstanding contracts or arrangements of any Chargor in any way relating to or affecting the Security Assets or any part thereof and allow time for payment of any debts either with or without security as he shall think expedient;
(14)	redeem any prior encumbrance and settle and agree the accounts of the encumbrancer; any accounts so settled and agreed shall (subject to any manifest error) be conclusive and binding on any Chargor and the money so paid shall be deemed an expense properly incurred by the Receiver;
(15)	generally, at the option of the Receiver, use the name of any Chargor in the exercise of all or any of the powers hereby conferred;
(16)	transfer all or any part of the Security Assets to any other company or body corporate, whether or not formed or acquired for the purpose;
(17)	sell any intellectual property hereby mortgaged or charged or assigned in consideration of a royalty or other periodical payment;
(18)	exercise, or permit any Chargor or any nominees of any Chargor to exercise, any powers or rights incidental to the ownership of the Security Assets or any part thereof in such manner as he may think fit;
(19)	sign any document, execute any deed and do all such other acts and things as may be considered by the Receiver to be incidental or conducive to any of the matters or powers conferred on him by Security Agreement or to the realisation of the Collateral Agent’s security and use the name of any Chargor for all the above purposes;
(20)	take any and all steps or other action (including legal proceedings) for the purposes of enforcing, protecting or preserving any contractual rights forming part of the Security Assets;
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(21)	conduct investigations, sampling, site studies and testing in respect of all or any part of the Security Assets and take any and all remedial and removal action as he thinks fit or as required by law;
(22)	to the extent permitted by law, and without prejudice to any other right or power conferred on him by this Deed, exercise all or any of the rights and powers conferred on statutory receivers under Schedule 1 of the National Asset Management Agency Act 2009 (as if references therein to NAMA were references to the Collateral Agent or the Receiver).
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SIGNATORIES (to Security Agreement)
THE ORIGINAL CHARGOR
Signed and Delivered as a Deed by
duly appointed attorney for and on behalf of
Novelis Aluminium Holding Company in the presence of

Witness:	________________________

Name:	________________________

Address:	________________________

Occupation:	________________________	_______________________
Attorney

THE COLLATERAL AGENT

Signed by:
for and on behalf of
Bank of America, N.A.
as Collateral Agent for
the Secured Parties	__________________________
Peter M. Walther
Senior Vice President

Witness:	________________________

Name:	________________________

Address:	________________________

Occupation:	________________________
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Execution Copy
Dated 17 December 2010
Between
NOVELIS EUROPE HOLDINGS LIMITED
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent
SHARE CHARGE
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS ACQUISITIONS LLC, NOVELIS NORTH AMERICA HOLDINGS INC., NOVELIS UK LTD, NOVELIS SERVICES LIMITED, NOVELIS AG, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS MADEIRA UNIPESSOAL, LDA, NOVELIS PAE, S.A.S., NOVELIS LUXEMBOURG S.A., AV METALS INC. (“HOLDINGS”), NOVELIS DEUTSCHLAND GMBH, NOVELIS DO BRASIL LTDA., NOVELIS ALUMINUM HOLDING COMPANY, THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
McCann FitzGerald
Solicitors
Riverside One
Sir John Rogerson’s Quay
Dublin 2
EDV\2299116.10

THIS DEED is dated 17 December 2010
BETWEEN:
(1)	NOVELIS EUROPE HOLDINGS LIMITED a company incorporated under the laws of England and Wales (number 05308334) and having its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (the “Chargor”); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the “Collateral Agent”).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions
In this Deed (including the Recitals):

“Act” means the Land and Conveyancing Law Reform Act 2009.

“Charged Company” means Novelis Aluminium Holding Company, a company registered in Ireland with company number 316911.

“Charged Shares” means all shares in the Charged Company from time to time issued to the Chargor or held by any nominee on its behalf.

“Credit Agreement” means the revolving credit agreement dated on or about the date of this Deed (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as Parent Borrower, Novelis Corporation, as U.S. Borrower, the other U.S. Subsidiaries of Parent Borrower party thereto as U.S. Borrowers, Novelis UK Ltd, as U.K. Borrower, Novelis AG, as Swiss Borrower, AV METALS INC. and the Other Guarantors party thereto, the Lenders party thereto and Bank of America, N.A. as Administrative Agent and Collateral Agent

“Delegate” means any delegate, agent, attorney or co-Collateral Agent appointed by the Collateral Agent or any Receiver.

“Group” means the Chargor and its Affiliates from time to time.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Deed and entered into between, amongst others, Novelis Inc., the Collateral Agent and the Term Loan Collateral Agent.

“Party” means a party to this Deed.

“Receiver” means a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

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“Related Rights” means in relation to any Charged Share:
(a)	the proceeds of sale of the whole or any part of that asset or any monies and proceeds paid or payable in respect of that asset;

(b)	all rights under any licence, agreement for sale, option or lease in respect of that asset; and

(c)	all rights, benefits, claims, contracts, warranties, remedies, security indemnities or covenants for title in respect of that asset.
“Revolving Credit Release Date” has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement..

“Security” means any Security Interest created, evidenced or conferred by or under this Deed.

“Security Assets” means any and all assets of the Chargor that are the subject of this Security.

“Security Interest” means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

“Security Period” means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.

“Security Trust Deed” means the Security Trust Deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

“Term Loan Collateral Agent” has the meaning given to that term in the Intercreditor Agreement.

“Term Loan Documents” has the meaning given to that term in the Intercreditor Agreement.

“Term Loan Security Agreement” means the share charge dated on or about the date of this Deed between the Chargor and the Term Loan Collateral Agent.
1.2	Construction
(a)	In this Deed (including the Recitals):
(i)	capitalised terms defined in the Credit Agreement or in the Intercreditor Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;

(ii)	an “agreement” includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

(iii)	an “amendment” includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and “amend” and “amended” shall be construed accordingly;

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(iv)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(v)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(vi)	references to an “Event of Default” being “continuing” means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the Collateral Agent or Administrative Agent (as appropriate);

(vii)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly;

(viii)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;

(ix)	“indebtedness” includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(x)	“losses” includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and “loss” shall be construed accordingly;

(xi)	a “person” includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and

(xii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(b)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);

(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;

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(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed; and

(vi)	words imparting the singular include the plural and vice versa.
(c)	The term clearance system means a person whose business is or includes the provision of clearance services or security accounts or any nominee or depository for that person.

(d)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.

(e)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or examinership of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.

(f)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and

(ii)	any present and future assets of that type.
(g)	Section 75 of the Act shall not apply to this Deed.
1.3	Conflict with the provisions of this Deed
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE

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IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.	CREATION OF SECURITY

2.1	General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent as agent and trustee for itself and the other Secured Parties;

(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iii)	is made by the Chargor as beneficial owner.
(b)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause 2 or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed and this Deed.

(c)	The fact that no or incomplete details of any Security Asset are inserted in the Schedule (Security Assets) does not affect the validity or enforceability of this Security.
2.2	Charged Shares
(a)	The Chargor, as beneficial owner, for the purpose of securing the due and punctual payment of the Secured Obligations hereby charges:
(i)	by way of a first legal mortgage the Charged Shares; this includes any Charged Shares specified in the Schedule (Security Assets); and

(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a first fixed charge its interest in the Charged Shares.
(b)	A reference in this Deed to any Charged Share includes:
(i)	any dividend, interest or other distribution paid or payable;

(ii)	any right, money or property accruing, derived, incidental or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(iii)	any right against any clearance system;

(iv)	any Related Rights; and

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(v)	any right under any custodian or other agreement, in relation to that Charged Share.
3.	REPRESENTATIONS AND WARRANTIES

3.1	Nature of security
The Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
(a)	this Deed creates those Security Interests it purports to create (save that the legal mortgage created in Clause 2.2(a)(i) will take effect in equity until such time as the Collateral Agent exercises its discretion under Clause 5.1(b)) and is not liable to be avoided or otherwise set aside on its liquidation or examinership or otherwise;

(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;

(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or

(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law); and
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party.
3.2	Charged Shares
The Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
(a)	the Charged Shares are duly authorised, validly issued and fully paid;

(b)	the Charged Shares are not subject to any Security Interest, any option to purchase or similar right (in each case, other than as permitted by the Credit Agreement);

(c)	it is the sole legal and beneficial owner of the Charged Shares (save for any Charged Shares that are specified in the Schedule to this Deed as being held by a nominee on its behalf or transferred to the Collateral Agent or its nominee pursuant to this Deed);

(d)	the Charged Company is a company incorporated with limited liability;

(e)	the constitutional documents of the Charged Company do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of this Security; and

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(f)	there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Charged Company (including any option or right of pre-emption or conversion) (in each case other than as permitted under the Credit Agreement).
3.3	Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.

(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or

(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.

unless permitted under the Credit Agreement.
5.	COVENANTS
5.1	Certificated Charged Shares
The Chargor must:
(a)	deposit with the Collateral Agent, or as the Collateral Agent may direct, any bearer instrument, share certificate or other document of title or evidence of ownership in relation to any Charged Share; immediately in respect of any Charged Share subject to this Security on the date of this Deed and thereafter, immediately following the acquisition by, or the issue to, the Chargor of any certificated Charged Share (unless the same is required for registering any transfer, in which case the Chargor must deposit the same immediately after such registration is completed); and

(b)	immediately take any action and execute and deliver to the Collateral Agent any share transfer or other document which may be requested by the Collateral Agent in order to enable the transferee to be registered as the owner or otherwise obtain a legal title to that Charged Share; this includes:
(i)	delivering executed and (unless exempt from stamp duty), pre-stamped share transfers in favour of the Collateral Agent or any of its nominees as transferee or, if the Collateral Agent so directs, with the transferee left blank; and

(ii)	procuring that those share transfers are registered by the Charged Company in which the Charged Shares are held in the share register of the Charged

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Company and that share certificates in the name of the transferee are delivered to the Collateral Agent.
(c)	The Collateral Agent may, at any time, complete the instruments of transfer on behalf of the Chargor in favour of itself or such other person as it shall select.
5.2	Changes to rights
The Chargor may not (except to the extent permitted by the Credit Agreement and the Intercreditor Agreement) take or allow the taking of any action on its behalf which may result in the rights attaching to any of the Charged Shares being altered or further shares being issued.
5.3	Calls
(a)	The Chargor must pay all calls and other payments due and payable in respect of any of the Charged Shares.

(b)	If the Chargor fails to do so, the Collateral Agent may (at its discretion) pay those calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the Collateral Agent for any payment made by the Collateral Agent under this Subclause and, pending reimbursement, that payment will constitute part of the Secured Obligations.
5.4	Other obligations in respect of Charged Shares
(a)	The Chargor must comply with all requests for information which is within its knowledge and which it is required to comply with by law (including section 81 of the Companies Act, 1990) or under the constitutional documents relating to any of the Charged Shares. If the Chargor fails to do so, the Collateral Agent may elect to provide any information which it may have on behalf of the Chargor.

(b)	The Chargor must promptly supply a copy to the Collateral Agent of any information referred to in sub-paragraph (a) above.

(c)	It is acknowledged and agreed that notwithstanding anything to the contrary contained in this Deed, the Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of any of the Charged Shares.

(d)	No Secured Party will be required in any manner to:
(i)	perform or fulfil any obligation of the Chargor;

(ii)	make any payment;

(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor;

(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount; or

(v)	take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise, in respect of any Charged Share.

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5.5	Voting rights
(a)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Chargor may continue to exercise the voting rights, powers and other rights in respect of the Charged Shares, provided that (x) it shall promptly deliver copies of any minutes of shareholder meetings in respect of the Charged Shares to the Collateral Agent if so requested by the Collateral Agent, and (y) it shall not exercise such voting rights, powers and other rights in a manner which would result in, or otherwise permit or agree to, (i) any variation of the rights attaching to or conferred by any of the Charged Shares which the Collateral Agent considers prejudicial to the interests of the Secured Parties or which conflict or derogate from any Loan Documents or (ii) any increase in the issued share capital of the Charged Company (save to the extent permitted by the Credit Agreement) which in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Deed.

(b)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, if the relevant Charged Shares have been registered in the name of the Collateral Agent or its nominee, the Collateral Agent (or that nominee) must exercise the voting rights, powers and other rights in respect of the Charged Shares in any manner which the Chargor may direct in writing. The Collateral Agent (or that nominee) will execute any form of proxy or other document which the Chargor may reasonably require for this purpose.

(c)	Subject to the terms of the Credit Agreement and the Intercreditor Agreement, unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, all dividends or other income or distributions paid or payable in relation to any Charged Shares must be paid to the Chargor. To achieve this:
(i)	the Collateral Agent or its nominee will promptly execute any dividend mandate necessary to ensure that payment is made direct to the Chargor; or

(ii)	if payment is made directly to the Collateral Agent (or its nominee) before the service of a notice by the Collateral Agent or at a time when an Event of Default is not continuing, the Collateral Agent (or that nominee) will promptly pay that amount to the Chargor.
(d)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Collateral Agent shall use its reasonable endeavours to promptly forward to the Chargor all material notices, correspondence and/or other communication it receives in relation to the Charged Shares.

(e)	Following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing, the Collateral Agent or its nominee may exercise or refrain from exercising:
(i)	any voting rights; and

(ii)	any other powers or rights which maybe exercised by the legal or beneficial owner of any Charged Share, any person who is the holder of any Charged Share or otherwise

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in each case, in the name of the Chargor, the registered holder or otherwise and without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor.

(f)	To the extent that the Charged Shares remain registered in the name of the Chargor, the Chargor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of those Charged Shares following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing.

(g)	The Chargor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of the Charged Shares on the direction of the Chargor.
5.6	Custodian arrangements
The Chargor must:
(a)	promptly give notice of this Deed to any custodian of any Charged Share in any form which the Collateral Agent may reasonably require; and

(b)	use reasonable endeavours to ensure that the custodian acknowledges that notice in any form which the Collateral Agent may reasonably require.
6.	WHEN SECURITY BECOMES ENFORCEABLE

6.1	Powers and Rights of the Collateral Agent
Notwithstanding anything contained in this Deed, the exercise by the Collateral Agent of the powers and rights conferred on it by virtue of the provisions of Chapter 3 of Part 10 of the Act shall not be subject to any restriction on such exercise contained in section 96(1)(c) of the Act.
6.2	Timing
This Security will become immediately enforceable if an Event of Default is continuing.

6.3	Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Administrative Agent may direct.
7.	ENFORCEMENT OF SECURITY

7.1	General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under sections 100 and 101 of the Act) or the right of a mortgagee to consolidate mortgages does not

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apply to this Security. For the avoidance of doubt, the Collateral Agent reserves the right to consolidate mortgage securities without restriction.
(d)	The notification requirement contained in section 103(2) of the Act shall not apply to this Deed.

(e)	The Chargor shall not take any action under section 94 of the Act in respect of the Security Assets, this Deed or any monies, obligations and/or liabilities hereby covenanted to be paid or discharged.
7.2	No liability as mortgagee in possession
(a)	Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(i)	to account as mortgagee in possession or for any loss on realisation; or

(ii)	for any default or omission for which a mortgagee in possession might be liable.
(b)	The restrictions on taking possession of mortgaged property contained in section 97 of the Act shall not apply to this Deed.

(c)	Section 99(1) of the Act shall not apply to this Deed and any obligations imposed on mortgagees in possession or receivers by virtue of the application of section 99(1) shall not apply to the Collateral Agent or any Receiver.
7.3	Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
7.4	Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied, and all the protection to purchasers contained in sections 104, 105 and 106(1) of the Act shall apply to any person purchasing from or dealing with a Receiver or the Collateral Agent.
7.5	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

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(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
7.6	Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
8.	RECEIVER

8.1	Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including any restriction under section 108(1) of the Act) does not apply to this Deed.
8.2	Removal
The Collateral Agent may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
8.3	Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law will not apply. Section 108(7) shall not apply to the commission and/or remuneration of a Receiver appointed pursuant to this Deed.
8.4	Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

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(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
8.5	Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
9.	POWERS OF RECEIVER

9.1	General
(a)	A Receiver has all the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law. This includes all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act (as amended and varied hereby).

(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
9.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset.

9.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

9.4	Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.
9.5	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
9.6	Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration

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may be payable in a lump sum or by instalments spread over any period which he thinks fit.

9.7	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
9.8	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
9.9	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
9.10	Subsidiaries
A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.
9.11	Delegation
A Receiver may delegate his powers in accordance with this Deed.

9.12	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

9.13	Protection of assets
A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.
9.14	Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.
10.	APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the

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Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed and this Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.
(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party.

(c)	The provisions of this Clause 10 shall take effect as and by way of variation to the provisions of sections 106(3), 107 and 109 of the Act, which provisions as so varied and extended shall be deemed incorporated in this Deed and as regards section 109 as if they related to a receiver of the Security Assets and not merely a receiver of the income thereof.
11.	TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 16.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, this Security or any judgment given in connection with them, is or at any time may be subject.
12.	DELEGATION

12.1	Power of Attorney

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

12.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
12.3	Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
13.	FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:

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(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting security in favour of the Collateral Agent (equivalent to the security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside Ireland.
This includes:
(i)	the re-execution of this Deed;

(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and

(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
14.	POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor fails to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
15.	PRESERVATION OF SECURITY

15.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
15.2	Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, examinership or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	The Collateral Agent and each other Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

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15.3	Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
15.4	Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, examinership, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.
15.5	Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, the Collateral Agent and each other Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Collateral Agent or that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

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15.6	Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,
the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with the Collateral Agent or any other Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
15.7	Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Collateral Agent or any other Secured Party;

(b)	No prior security held by the Collateral Agent or any other Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
15.8	Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
15.9	Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.

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16.	MISCELLANEOUS

16.1	Covenant to pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.

16.2	Interest

If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated at the Default Rate.

16.3	New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
16.4	Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,
that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
16.5	Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.
17.	FINANCIAL COLLATERAL
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the European Communities (Financial Collateral Arrangements) Regulations 2004 (the “Regulations”) the Collateral Agent shall have

19

the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.
(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
18.	RELEASE
At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor or the Charged Company, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder. In addition, if the Collateral Agent is authorised to release in whole or in part any Security Asset hereunder pursuant to the terms of the Credit Agreement, the Collateral Agent is authorised to release such Security Asset under this Deed.
19.	COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
20.	NOTICES

20.1	Communications in Writing

Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

20.2	Addresses

Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.

20.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

20

(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
20.4	Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 20.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
20.5	English language
(a)	Any notice given under or in connection with this Deed must be in English.

(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
21.	THE COLLATERAL AGENT AS TRUSTEE
(a)	This Deed is a Security Document (as defined in the Security Trust Deed). The Collateral Agent is party to this Deed in its capacity as collateral agent and trustee for and on behalf of itself and the Secured Parties pursuant to the terms and conditions of the Credit Agreement and the Security Trust Deed. As between the Collateral Agent and the other Secured Parties the terms and conditions of the Security Trust Deed which apply to the Collateral Agent under that agreement also apply to it as Collateral Agent under this Deed.

(b)	On the terms set out in the Credit Agreement and the Security Trust Deed, the Collateral Agent declares itself trustee of the security and other rights (including but not limited to the benefit of the covenants contained herein), titles and interests constituted by this Deed and of all monies, property and assets paid to the Collateral Agent or to its order or held by the Collateral Agent or its nominee or received or recovered by the Collateral Agent or its nominee pursuant to or in connection with this Deed with effect from the date hereof to hold the same on trust for itself and each of the Secured Parties absolutely in accordance with their entitlements under the Loan Documents (save as may otherwise be agreed between the Collateral Agent and the other Secured Parties from time to time).

(c)	All moneys received by the Collateral Agent shall be held by it upon trust for itself and the Secured Parties according to their respective interests to apply the same in accordance with Clause 10.

(d)	The rights, powers and discretions conferred on the Collateral Agent by this Deed shall be supplemental to the Trustee Acts of Ireland and in addition to any which may be vested in the Collateral Agent by the Loan Documents, general law or otherwise.

21

(e)	Each of the Parties agrees that the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Deed or any other Loan Document (and no others shall be implied).

(f)	Where there are any inconsistencies between the Trustee Acts of Ireland and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail.

(g)	Any resignation or replacement of the Collateral Agent or any appointment of a successor to the Collateral Agent shall take effect in accordance with the provisions of the Credit Agreement and the Security Trust Deed save that no resignation of the Collateral Agent as trustee hereunder shall take effect unless at least one other trustee has been appointed.

(h)	Upon the occurrence of the Revolving Credit Release Date, the trusts set out in this Deed shall be wound up. At that time the Collateral Agent shall, at the request of and at the sole cost of the Chargor, release, without recourse or warranty, all of the Security then held by it and the Collateral Agent shall be released from its obligations under this Deed (save for those which arose prior to such winding-up).
22.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with this Deed are governed by the laws of Ireland.
23.	ENFORCEMENT
23.1	Jurisdiction
(a)	The Irish courts have exclusive jurisdiction to settle any dispute in connection with this Deed.

(b)	The Irish courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed. The Chargor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
23.2	Service of process
(a)	The Chargor appoints the Charged Company (at its registered address for the time being) as its agent under this Deed for service of process in any proceedings before the Irish courts in connection with this Deed and will procure that the Charged Company accepts such appointment.

22

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
23.3	Waiver of immunity
The Chargor irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by the Collateral Agent or any other Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE
SECURITY ASSETS
CHARGED SHARES

		Name of
		nominee (if any)
	Name of Charged	by whom shares	Class of shares	Number of
Chargor	Company	are held	held	shares held
Novelis Europe Holdings Limited	Novelis Aluminium Holding Company		Ordinary Shares of €0.2362059 each	647,590,006

Novelis Europe Holdings Limited	Novelis Aluminium Holding Company	Novelis UK Ltd	Ordinary Shares of €0.2362059 each	1

24

SIGNATORIES
THE CHARGOR
Executed as a Deed by
NOVELIS EUROPE HOLDINGS LIMITED

acting through:	Director
Witness:
Name:
Address:
Occupation:
THE COLLATERAL AGENT
Signed by:
Peter M. Walther
Senior Vice President
(Authorised Signatory)
for and on behalf of
BANK OF AMERICA, N.A.
as Collateral Agent
for and on behalf of
the Secured Parties
Witness:
Name:
Address:
Occupation:

25

Execution Copy
Dated 17 December 2010
Between
NOVELIS UK LTD
as Chargor
and
BANK OF AMERICA, N.A.
as Collateral Agent
SHARE CHARGE
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS DEED AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THAT CERTAIN INTERCREDITOR AGREEMENT, DATED AS OF DECEMBER 17, 2010 (AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG NOVELIS INC., NOVELIS CORPORATION, NOVELIS PAE CORPORATION, NOVELIS BRAND LLC, NOVELIS SOUTH AMERICA HOLDINGS LLC, ALUMINUM UPSTREAM HOLDINGS LLC, NOVELIS ACQUISITIONS LLC, NOVELIS NORTH AMERICA HOLDINGS INC., NOVELIS UK LTD, NOVELIS SERVICES LIMITED, NOVELIS AG, NOVELIS CAST HOUSE TECHNOLOGY LTD., 4260848 CANADA INC., 4260856 CANADA INC., NOVELIS NO. 1 LIMITED PARTNERSHIP, NOVELIS EUROPE HOLDINGS LIMITED, NOVELIS SWITZERLAND SA, NOVELIS TECHNOLOGY AG, NOVELIS MADEIRA UNIPESSOAL, LDA, NOVELIS PAE, S.A.S., NOVELIS LUXEMBOURG S.A., AV METALS INC. (“HOLDINGS”), NOVELIS DEUTSCHLAND GMBH, NOVELIS DO BRASIL LTDA., NOVELIS ALUMINUM HOLDING COMPANY, THE OTHER SUBSIDIARIES OF HOLDINGS FROM TIME TO TIME PARTY THERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE REVOLVING CREDIT LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE REVOLVING CREDIT CLAIMHOLDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE TERM LOAN LENDERS (AS DEFINED IN THE INTERCREDITOR AGREEMENT), BANK OF AMERICA, N.A., AS COLLATERAL AGENT FOR THE TERM LOAN SECURED PARTIES (AS DEFINED IN THE INTERCREDITOR AGREEMENT), AND CERTAIN OTHER PERSONS WHICH MAY BE OR BECOME PARTIES THERETO OR BECOME BOUND THERETO FROM TIME TO TIME. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS DEED, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
McCann FitzGerald
Solicitors
Riverside One
Sir John Rogerson’s Quay
Dublin 2
EDV\2311726.4

THIS DEED is dated 17 December 2010
BETWEEN:
(1)	NOVELIS UK LTD a company incorporated under the laws of England and Wales (number 00279596) and having its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, WA4 1NN (the “Chargor”); and
(2)	BANK OF AMERICA, N.A. as agent and trustee for the Secured Parties (as defined in the Credit Agreement (defined below)) (the “Collateral Agent”).
BACKGROUND:
(A)	The Chargor enters into this Deed in connection with the Credit Agreement.
(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
IT IS AGREED as follows:
1.    INTERPRETATION
1.1 Definitions
In this Deed (including the Recitals):

“Act” means the Land and Conveyancing Law Reform Act 2009.

“Charged Company” means Novelis Aluminium Holding Company, a company registered in Ireland with company number 316911.

“Charged Shares” means all shares in the Charged Company from time to time issued to the Chargor or held by any nominee on its behalf.

“Credit Agreement” means the revolving credit agreement dated on or about the date of this Deed (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as Parent Borrower, Novelis Corporation, as U.S. Borrower, the other U.S. Subsidiaries of Parent Borrower party thereto as U.S. Borrowers, Novelis UK Ltd, as U.K. Borrower, Novelis AG, as Swiss Borrower, AV METALS INC. and the Other Guarantors party thereto, the Lenders party thereto and Bank of America, N.A. as Administrative Agent and Collateral Agent

“Delegate” means any delegate, agent, attorney or co-Collateral Agent appointed by the Collateral Agent or any Receiver.

“Group” means the Chargor and its Affiliates from time to time.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Deed and entered into between, amongst others, Novelis Inc., the Collateral Agent and the Term Loan Collateral Agent.

“Nominee Shares” means each of the shares in the Charged Company specified in the Schedule (Security Assets) and each other share in the Charged Company from time to time issued to the Chargor and held by it as nominee for and on behalf of Novelis Europe Holdings Limited.

1	ABL Share Charge (NUKL)

“Party” means a party to this Deed.

“Receiver” means a receiver and manager or a receiver, in each case, appointed under this Deed and that term will include any appointee under a joint and/or several appointment.

“Related Rights” means in relation to any Charged Share:
(a)	the proceeds of sale of the whole or any part of that asset or any monies and proceeds paid or payable in respect of that asset;
(b)	all rights under any licence, agreement for sale, option or lease in respect of that asset; and
(c)	all rights, benefits, claims, contracts, warranties, remedies, security indemnities or covenants for title in respect of that asset.
“Revolving Credit Release Date” has the meaning given to Discharge of Revolving Credit Secured Obligations in the Intercreditor Agreement.

“Security” means any Security Interest created, evidenced or conferred by or under this Deed.

“Security Assets” means any and all assets of the Chargor that are the subject of this Security.

“Security Interest” means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a similar effect.

“Security Period” means the period beginning on the date of this Deed and ending on the Revolving Credit Release Date.

“Security Trust Deed” means the Security Trust Deed dated on or about the date of this Deed and entered into between, amongst others, the Collateral Agent, the Administrative Agent and the Chargor.

“Term Loan Collateral Agent” has the meaning given to that term in the Intercreditor Agreement.

“Term Loan Documents” has the meaning given to that term in the Intercreditor Agreement.

“Term Loan Security Agreement” means the share charge dated on or about the date of this Deed between the Chargor and the Term Loan Collateral Agent.
1.2  Construction
(a)	In this Deed (including the Recitals):
(i)	capitalised terms defined in the Credit Agreement or in the Intercreditor Agreement have, unless expressly defined in this Deed, the same meaning in this Deed;
(ii)	an “agreement” includes any legally binding arrangement, agreement, contract, deed or instrument (in each case whether oral or written);

2	ABL Share Charge (NUKL)

(iii)	an “amendment” includes any amendment, supplement, variation, waiver, novation, modification, replacement or restatement (however fundamental) and “amend” and “amended” shall be construed accordingly;
(iv)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;
(v)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;
(vi)	references to an “Event of Default” being “continuing” means that such Event of Default has occurred or arisen and has not been expressly waived in writing by the Collateral Agent or Administrative Agent (as appropriate);
(vii)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary and “dispose” will be construed accordingly;
(viii)	“including” means including without limitation and “includes” and “included” shall be construed accordingly;
(ix)	“indebtedness” includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;
(x)	“losses” includes losses, actions, damages, payments, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind and “loss” shall be construed accordingly;
(xi)	a “person” includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing; and
(xii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.
(b)	In this Deed, unless a contrary intention appears:
(i)	a reference to any person includes a reference to that person’s permitted successors, assignees and transferees and, in the case of the Collateral Agent or the Administrative Agent, any person for the time being appointed as Collateral Agent or Administrative Agent (as appropriate) in accordance with the Loan Documents, and in the case of the Collateral Agent and any Receiver, any Delegate of the Collateral Agent or Receiver (as appropriate);
(ii)	references to Clauses, Subclauses and Schedules are references to, respectively, clauses and subclauses of and schedules to this Deed and references to this Deed include its schedules;

3	ABL Share Charge (NUKL)

(iii)	a reference to (or to any specified provision of) any agreement is to that agreement (or that provision) as amended, restated or otherwise modified from time to time;
(iv)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;
(v)	the index to and the headings in this Deed are for convenience only and are to be ignored in construing this Deed; and
(vi)	words imparting the singular include the plural and vice versa.
(c)	The term clearance system means a person whose business is or includes the provision of clearance services or security accounts or any nominee or depository for that person.
(d)	Any covenant of the Chargor under this Deed (other than a payment obligation) remains in force during the Security Period and is given for the benefit of each Secured Party.
(e)	Without prejudice to any other provision of this Deed, the Collateral Agent shall be entitled to retain this Deed and not to release any of the Security Assets if the Collateral Agent, acting reasonably, considers that an amount paid to a Secured Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or examinership of the payer or otherwise, and any amount so paid will not be considered to have been irrevocably paid for the purposes of this Deed.
(f)	Unless the context otherwise requires, a reference to a Security Asset or any type or description of a Security Asset includes:
(i)	any part of that Security Asset; and
(ii)	any present and future assets of that type.
(g)	Section 75 of the Act shall not apply to this Deed.
1.3	Conflict with the provisions of this Deed
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL. EXCEPT AS PROVIDED FOR IN THIS PARAGRAPH, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE CREDIT AGREEMENT, INCLUDING ARTICLE X THEREOF, SHALL GOVERN AND CONTROL THE EXERCISE OF REMEDIES BY COLLATERAL AGENT.
WITHOUT PREJUDICE TO THE ABOVE, IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE TERMS AND PROVISIONS CONTAINED IN THIS

4	ABL Share Charge (NUKL)

DEED AND THE TERMS AND PROVISIONS CONTAINED IN THE CREDIT AGREEMENT, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH TERMS AND PROVISIONS IN SUCH DOCUMENTS SHALL BE READ TOGETHER AND CONSTRUED, TO THE FULLEST EXTENT POSSIBLE, TO BE IN CONCERT WITH EACH OTHER. IN THE EVENT OF ANY ACTUAL, IRRECONCILABLE CONFLICT THAT CANNOT BE RESOLVED AS AFORESAID, THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT SHALL CONTROL AND GOVERN.
2.  CREATION OF SECURITY
2.1  General
(a)	All this Security:
(i)	is created in favour of the Collateral Agent as agent and trustee for itself and the other Secured Parties;
(ii)	is security for the payment, discharge and performance of all the Secured Obligations; and
(iii)	is made by the Chargor as beneficial owner (save in respect of the Nominee Shares where it is made by the Chargor as legal owner and at the direction of the beneficial owner, Novelis Europe Holdings Limited).
(b)	The Chargor hereby acknowledges that all assets, right, interests and benefits which are now or in the future granted to the Collateral Agent pursuant to this Clause 2 or otherwise mortgaged, charged, assigned or otherwise granted to it under this Deed (or any other document in connection herewith) and all other rights, powers and discretions granted to or conferred upon the Collateral Agent under this Deed or the Loan Documents (or any other document in connection therewith) shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed and this Deed.
(c)	The fact that no or incomplete details of any Security Asset are inserted in the Schedule (Security Assets) does not affect the validity or enforceability of this Security.
2.2 Charged Shares
(a)	The Chargor, as beneficial owner (other than in respect of the Nominee Shares) and, in respect of the Nominee Shares, as legal owner and at the direction of the beneficial owner, Novelis Europe Holdings Limited, for the purpose of securing the due and punctual payment of the Secured Obligations hereby charges:
(i)	by way of a first legal mortgage the Charged Shares; this includes any Charged Shares specified in the Schedule (Security Assets); and
(ii)	(to the extent that they are not the subject of a mortgage under sub-paragraph (i) above) by way of a first fixed charge its interest in the Charged Shares.
(b)	A reference in this Deed to any Charged Share includes:
(i)	any dividend, interest or other distribution paid or payable;

5	ABL Share Charge (NUKL)

(ii)	any right, money or property accruing, derived, incidental or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;
(iii)	any right against any clearance system;
(iv)	any Related Rights; and
(v)	any right under any custodian or other agreement,

in relation to that Charged Share.
3. REPRESENTATIONS AND WARRANTIES
3.1 Nature of security
The Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
(a)	this Deed creates those Security Interests it purports to create (save that the legal mortgage created in Clause 2.2(a)(i) will take effect in equity until such time as the Collateral Agent exercises its discretion under Clause 5.1(b)) and is not liable to be avoided or otherwise set aside on its liquidation or examinership or otherwise;
(b)	this Deed is its legal, valid and binding obligation and is enforceable against it in accordance with its terms;
(c)	no authorisation, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either:
(i)	the grant by the Chargor of the Security purported to be created in favour of the Collateral Agent under this Deed; or
(ii)	the exercise by the Collateral Agent of any rights or remedies in respect of the Security Assets (whether specifically granted or created under this Deed or created or provided for by applicable law); and
(d)	all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Deed or the exercise of remedies in respect of the Security Assets have been made or will be obtained within periods required to perfect the Security as against any third party.
3.2 Charged Shares
The Chargor represents and warrants to the Collateral Agent and each other Secured Party that:
(a)	the Charged Shares are duly authorised, validly issued and fully paid;
(b)	the Charged Shares are not subject to any Security Interest, any option to purchase or similar right (in each case, other than as permitted by the Credit Agreement);
(c)	it is the sole legal and beneficial owner of the Charged Shares (save for any Nominee Shares or Charged Shares that are specified in the Schedule to this Deed as being held

6	ABL Share Charge (NUKL)

by a nominee on its behalf or transferred to the Collateral Agent or its nominee pursuant to this Deed);
(d)	it is the sole legal owner of and Novelis Europe Holdings Limited is the sole beneficial owner of the Nominee Shares;
(e)	the Charged Company is a company incorporated with limited liability;
(f)	the constitutional documents of the Charged Company do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of this Security; and
(g)	there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Charged Company (including any option or right of pre-emption or conversion) (in each case other than as permitted under the Credit Agreement).
3.3 Times for making representations and warranties
(a)	The representations and warranties set out in this Deed (including in this Clause) are made by the Chargor on the date of this Deed.
(b)	Each representation and warranty under this Deed is deemed to be repeated by the Chargor on each date during the Security Period.
(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.
4. RESTRICTIONS ON DEALINGS
The Chargor may not:
(a)	create or permit to subsist any Security Interest on any of its assets; or
(b)	either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily sell, lease, transfer, redeem or otherwise dispose of all or any part of its assets, unless permitted under the Credit Agreement.
5. COVENANTS
5.1 Certificated Charged Shares
The Chargor must:
(a)	deposit with the Collateral Agent, or as the Collateral Agent may direct, any bearer instrument, share certificate or other document of title or evidence of ownership in relation to any Charged Share; immediately in respect of any Charged Share subject to this Security on the date of this Deed and thereafter, immediately following the acquisition by, or the issue to, the Chargor of any certificated Charged Share (unless the same is required for registering any transfer, in which case the Chargor must deposit the same immediately after such registration is completed); and
(b)	immediately take any action and execute and deliver to the Collateral Agent any share transfer or other document which may be requested by the Collateral Agent in

7	ABL Share Charge (NUKL)

order to enable the transferee to be registered as the owner or otherwise obtain a legal title to that Charged Share; this includes:
(i)	delivering executed and (unless exempt from stamp duty), pre-stamped share transfers in favour of the Collateral Agent or any of its nominees as transferee or, if the Collateral Agent so directs, with the transferee left blank; and
(ii)	procuring that those share transfers are registered by the Charged Company in which the Charged Shares are held in the share register of the Charged Company and that share certificates in the name of the transferee are delivered to the Collateral Agent.
(c)	The Collateral Agent may, at any time, complete the instruments of transfer on behalf of the Chargor in favour of itself or such other person as it shall select.
5.2 Changes to rights
The Chargor may not (except to the extent permitted by the Credit Agreement and the Intercreditor Agreement) take or allow the taking of any action on its behalf which may result in the rights attaching to any of the Charged Shares being altered or further shares being issued.
5.3 Calls
(a)	The Chargor must pay all calls and other payments due and payable in respect of any of the Charged Shares.
(b)	If the Chargor fails to do so, the Collateral Agent may (at its discretion) pay those calls or other payments on behalf of the Chargor. The Chargor must immediately on request reimburse the Collateral Agent for any payment made by the Collateral Agent under this Subclause and, pending reimbursement, that payment will constitute part of the Secured Obligations.
5.4 Other obligations in respect of Charged Shares
(a)	The Chargor must comply with all requests for information which is within its knowledge and which it is required to comply with by law (including section 81 of the Companies Act, 1990) or under the constitutional documents relating to any of the Charged Shares. If the Chargor fails to do so, the Collateral Agent may elect to provide any information which it may have on behalf of the Chargor.
(b)	The Chargor must promptly supply a copy to the Collateral Agent of any information referred to in sub-paragraph (a) above.
(c)	It is acknowledged and agreed that notwithstanding anything to the contrary contained in this Deed, the Chargor shall remain liable to observe and perform all of the conditions and obligations assumed by it in respect of any of the Charged Shares.
(d)	No Secured Party will be required in any manner to:
(i)	perform or fulfil any obligation of the Chargor;
(ii)	make any payment;

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(iii)	make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor;
(iv)	present or file any claim or take any other action to collect or enforce the payment of any amount; or
(v)	take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise, in respect of any Charged Share.
5.5 Voting rights
(a)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Chargor may continue to exercise the voting rights, powers and other rights in respect of the Charged Shares, provided that (x) it shall promptly deliver copies of any minutes of shareholder meetings in respect of the Charged Shares to the Collateral Agent if so requested by the Collateral Agent, and (y) it shall not exercise such voting rights, powers and other rights in a manner which would result in, or otherwise permit or agree to, (i) any variation of the rights attaching to or conferred by any of the Charged Shares which the Collateral Agent considers prejudicial to the interests of the Secured Parties or which conflict or derogate from any Loan Documents or (ii) any increase in the issued share capital of the Charged Company (save to the extent permitted by the Credit Agreement) which in the opinion of the Collateral Agent would prejudice the value of, or the ability of the Collateral Agent to realise, the security created by this Deed.

(b)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, if the relevant Charged Shares have been registered in the name of the Collateral Agent or its nominee, the Collateral Agent (or that nominee) must exercise the voting rights, powers and other rights in respect of the Charged Shares in any manner which the Chargor may direct in writing. The Collateral Agent (or that nominee) will execute any form of proxy or other document which the Chargor may reasonably require for this purpose.

(c)	Subject to the terms of the Credit Agreement and the Intercreditor Agreement, unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, all dividends or other income or distributions paid or payable in relation to any Charged Shares must be paid to the Chargor. To achieve this:
(i)	the Collateral Agent or its nominee will promptly execute any dividend mandate necessary to ensure that payment is made direct to the Chargor; or
(ii)	if payment is made directly to the Collateral Agent (or its nominee) before the service of a notice by the Collateral Agent or at a time when an Event of Default is not continuing, the Collateral Agent (or that nominee) will promptly pay that amount to the Chargor.
(d)	Unless and until the service of a notice by the Collateral Agent or an Event of Default is continuing, the Collateral Agent shall use its reasonable endeavours to promptly forward to the Chargor all material notices, correspondence and/or other communication it receives in relation to the Charged Shares.

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(e)	Following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing, the Collateral Agent or its nominee may exercise or refrain from exercising:
(i)	any voting rights; and
(ii)	any other powers or rights which maybe exercised by the legal or beneficial owner of any Charged Share, any person who is the holder of any Charged Share or otherwise in each case, in the name of the Chargor, the registered holder or otherwise and without any further consent or authority on the part of the Chargor and irrespective of any direction given by the Chargor.
(f)	To the extent that the Charged Shares remain registered in the name of the Chargor, the Chargor irrevocably appoints the Collateral Agent or its nominee as its proxy to exercise all voting rights in respect of those Charged Shares following the service of a notice by the Collateral Agent or for so long as an Event of Default is continuing.
(g)	The Chargor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of the Charged Shares on the direction of the Chargor.
5.6 Custodian arrangements
The Chargor must:
(a)	promptly give notice of this Deed to any custodian of any Charged Share in any form which the Collateral Agent may reasonably require; and
(b)	use reasonable endeavours to ensure that the custodian acknowledges that notice in any form which the Collateral Agent may reasonably require.
6. WHEN SECURITY BECOMES ENFORCEABLE
6.1 Powers and Rights of the Collateral Agent
Notwithstanding anything contained in this Deed, the exercise by the Collateral Agent of the powers and rights conferred on it by virtue of the provisions of Chapter 3 of Part 10 of the Act shall not be subject to any restriction on such exercise contained in section 96(1)(c) of the Act.
6.2 Timing
This Security will become immediately enforceable if an Event of Default is continuing.
6.3 Enforcement
After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Administrative Agent may direct.

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7. ENFORCEMENT OF SECURITY
7.1 General
(a)	The power of sale and any other power conferred on a mortgagee by law (including under the Act) as varied or amended by this Deed will be immediately exercisable at any time after this Security has become enforceable.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

(c)	Any restriction imposed by law on the power of sale (including under sections 100 and 101 of the Act) or the right of a mortgagee to consolidate mortgages does not apply to this Security. For the avoidance of doubt, the Collateral Agent reserves the right to consolidate mortgage securities without restriction.

(d)	The notification requirement contained in section 103(2) of the Act shall not apply to this Deed.

(e)	The Chargor shall not take any action under section 94 of the Act in respect of the Security Assets, this Deed or any monies, obligations and/or liabilities hereby covenanted to be paid or discharged.
7.2 No liability as mortgagee in possession
(a)	Neither the Collateral Agent nor any Receiver will be liable, by reason of entering into possession of a Security Asset:
(i)	to account as mortgagee in possession or for any loss on realisation; or
(ii)	for any default or omission for which a mortgagee in possession might be liable.
(b)	The restrictions on taking possession of mortgaged property contained in section 97 of the Act shall not apply to this Deed.
(c)	Section 99(1) of the Act shall not apply to this Deed and any obligations imposed on mortgagees in possession or receivers by virtue of the application of section 99(1) shall not apply to the Collateral Agent or any Receiver.
7.3 Privileges
Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including the Act) on mortgagees and receivers duly appointed under any law (including the Act).
7.4 Protection of third parties
No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Obligations have become payable;
(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

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(c)	whether any money remains due under the Loan Documents; or
(d)	how any money paid to the Collateral Agent or to that Receiver is to be applied, and all the protection to purchasers contained in sections 104, 105 and 106(1) of the Act shall apply to any person purchasing from or dealing with a Receiver or the Collateral Agent.
7.5 Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Collateral Agent may:
(i)	redeem any prior Security Interest against any Security Asset; and/or
(ii)	procure the transfer of that Security Interest to itself; and/or
(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.
(b)	The Chargor must pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.
7.6 Contingencies
If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.
8. RECEIVER
8.1 Appointment of Receiver
(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	this Security has become enforceable; or
(ii)	the Chargor so requests the Collateral Agent in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.
(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including any restriction under section 108(1) of the Act) does not apply to this Deed.
8.2 Removal
The Collateral Agent may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

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8.3 Remuneration
The Collateral Agent may fix the remuneration of any Receiver appointed by it and any maximum rate imposed by any law will not apply. Section 108(7) shall not apply to the commission and/or remuneration of a Receiver appointed pursuant to this Deed.
8.4 Agent of the Chargor
(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.
(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.
8.5 Relationship with Collateral Agent
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Collateral Agent in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.
9. POWERS OF RECEIVER
9.1 General
(a)	A Receiver has all the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law. This includes all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act (as amended and varied hereby).
(b)	If there is more than one Receiver holding office at the same time; each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.
9.2 Possession
A Receiver may take immediate possession of, get in and collect any Security Asset.
9.3 Carry on business
A Receiver may carry on any business of the Chargor in any manner he thinks fit.
9.4 Employees
(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.
(b)	A Receiver may discharge any person appointed by the Chargor.

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9.5 Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
9.6 Sale of assets
(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.
(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
9.7 Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.
9.8 Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
9.9 Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
9.10 Subsidiaries
A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.
9.11 Delegation
A Receiver may delegate his powers in accordance with this Deed.
9.12 Lending
A Receiver may lend money or advance credit to any customer of the Chargor.
9.13 Protection of assets
A Receiver may do any act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset, in each case as he thinks fit.

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9.14 Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or by law;
(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and
(c)	use the name of the Chargor for any of the above purposes.
10. APPLICATION OF PROCEEDS
(a)	All moneys from time to time received or recovered by the Collateral Agent or any Receiver in connection with the realisation or enforcement of all or any part of the Security shall be held by the Collateral Agent on trust for the Secured Parties from time to time in accordance with the provisions of the Security Trust Deed and this Deed to apply them at such times as the Collateral Agent sees fit, to the extent permitted by applicable law (subject to the provisions of this Clause), in accordance with the terms of the Loan Documents but subject always to the terms of the Intercreditor Agreement.
(b)	This Clause does not prejudice the right of any Secured Party to recover any shortfall from a Loan Party.

(c)	The provisions of this Clause 10 shall take effect as and by way of variation to the provisions of sections 106(3), 107 and 109 of the Act, which provisions as so varied and extended shall be deemed incorporated in this Deed and as regards section 109 as if they related to a receiver of the Security Assets and not merely a receiver of the income thereof.
11. TAXES, EXPENSES AND INDEMNITY
(a)	The Chargor must immediately on demand pay, or on an indemnity basis reimburse any and all amounts for which it is liable under Sections 2.06, 2.12, 2.15, 7.10, 11.03 and 11.18 of the Credit Agreement.

(b)	Any amount due but unpaid shall carry interest from the date of such demand until so reimbursed at the rate and on the basis mentioned in Clause 16.2 (Interest).

(c)	The Chargor shall pay and within three Business Days of demand, indemnify each Secured Party against any cost, liability or loss that Secured Party incurs in relation to all stamp, registration, notarial and other Taxes or fees to which this Deed, this Security or any judgment given in connection with them, is or at any time may be subject.
12. DELEGATION
12.1 Power of Attorney
The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

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12.2 Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.
12.3 Liability
Neither the Collateral Agent nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.
13. FURTHER ASSURANCES
The Chargor must, at its own expense, take whatever action the .Collateral Agent or a Receiver may, acting reasonably, require for:
(a)	creating, perfecting or protecting any security intended to be created by or pursuant to this Deed (including procuring that any third party creates a Security Interest in favour of the Collateral Agent over any Security Asset to which it holds the legal title as trustee, nominee or agent);

(b)	facilitating the realisation of any Security Asset;

(c)	facilitating the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver in respect of any Security Asset; or

(d)	creating and perfecting security in favour of the Collateral Agent (equivalent to the security intended to be created by this Deed) over any assets of the Chargor located in any jurisdiction outside Ireland.
This includes:
(i)	the re-execution of this Deed;
(ii)	the execution of any legal mortgage, charge, transfer, conveyance, assignment or assurance of any property, whether to the Collateral Agent or to its nominee; and
(iii)	the giving of any notice, order or direction and the making of any filing or registration, which, in any such case, the Collateral Agent may think expedient.
14. POWER OF ATTORNEY
Following the occurrence of an Event of Default which is continuing or if the Chargor fails to comply with an obligation under this Deed, the Chargor, by way of security, irrevocably and severally appoints the Collateral Agent and each Receiver to be its attorney to take any action which the Chargor is obliged to take under this Deed. The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

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15. PRESERVATION OF SECURITY
15.1 Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.
15.2 Reinstatement
(a)	If any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, examinership or otherwise without limitation, the liability of the Chargor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	The Collateral Agent and each other Secured Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
15.3 Waiver of defences
The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Loan Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document.
15.4 Immediate recourse
The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, examinership, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.

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15.5 Appropriations
Until all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full, the Collateral Agent and each other Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Collateral Agent or that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise; and

(c)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.
15.6 Non-competition
Unless:
(a)	all amounts which may be or become payable by the Loan Parties under the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,

the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);
(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;
(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with the Collateral Agent or any other Secured Party (or any trustee or agent on its behalf); or
(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.
The Chargor must hold in trust for and must immediately pay or transfer to the Collateral Agent for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.
15.7 Additional security
(a)	This Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Collateral Agent or any other Secured Party;

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(b)	No prior security held by the Collateral Agent or any other Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
15.8 Delivery of documents
To the extent the Chargor is required hereunder to deliver any deed, certificate, document of title or other document relating to the Security to the Collateral Agent for purposes of possession or control and is unable to do so as a result of having previously delivered such to the Term Loan Collateral Agent in accordance with the terms of the Term Loan Documents, the Chargor’s obligations hereunder with respect to such delivery shall be deemed satisfied by the delivery to the Term Loan Collateral Agent.
15.9 Security held by Chargor
The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Collateral Agent.
16. MISCELLANEOUS
16.1 Covenant to pay
The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents, including any liability in respect of further advances made under the Credit Agreement.
16.2 Interest
If the Chargor fails to pay any sums on the due date for payment of that sum the Chargor shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on that sum) from the date of demand until the date of payment calculated at the Default Rate.
16.3 New Accounts
(a)	If any subsequent charge or other interest affects any Security Asset, any Secured Party may open a new account with any Loan Party.

(b)	If a Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to that Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.
16.4 Time deposits
Without prejudice to any right of set-off any Secured Party may have under any Loan Document or otherwise, if any time deposit matures on any account the Chargor has with any Secured Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,

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that time deposit will automatically be renewed for any further maturity which that Secured Party in its absolute discretion considers appropriate unless that Secured Party otherwise agrees in writing.
16.5 Notice of assignment
This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any Loan Document.
17. FINANCIAL COLLATERAL
(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the European Communities (Financial Collateral Arrangements) Regulations 2004 (the “Regulations”) the Collateral Agent shall have the right after this Security has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	For the purpose of paragraph (a) above, the value of the financial collateral appropriated shall be (i) in the case of cash, the amount standing to the credit of each of the Security Accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and (ii) in the case of any other asset, such amount as the Collateral Agent reasonable determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it. In each case, the parties agree that the method of valuation provided for in this Deed shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.
18. RELEASE
At the end of the Security Period (or as required under the Loan Documents), the Collateral Agent must, at the request and cost of the Chargor or the Charged Company, take whatever action is reasonably necessary to release the relevant Security Assets (whether in whole or in part) from this Security, provided that to the extent that any Security Interests granted by the Chargor over the Revolving Credit Priority Collateral are released under this Clause, the Chargor shall take whatever action is required under the Term Loan Security Agreement, including serving any notice thereunder. In addition, if the Collateral Agent is authorised to release in whole or in part any Security Asset hereunder pursuant to the terms of the Credit Agreement, the Collateral Agent is authorised to release such Security Asset under this Deed.
19. COUNTERPARTS
This Deed may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.
20. NOTICES
20.1 Communications in Writing
Each communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

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20.2 Addresses
Any notice or other communication herein required or permitted to be given to a party to this Deed shall be sent to the relevant party’s address as set forth in the Credit Agreement or any substitute address, fax number or department or officer as the relevant party may notify to the Collateral Agent (or the Collateral Agent may notify to the other parties, if a change is made by the Collateral Agent) by not less than five business days’ notice.
20.3 Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or, as the case may be, five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.
(b)	Any communication or document to be made or delivered to the Collateral Agent under or in connection with this Deed shall be effective only when actually received by the Collateral Agent and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s communication details (or any substitute department or officer as the Collateral Agent shall specify for this purpose).
20.4 Notification of address and fax number
Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 20.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the other parties.
20.5 English language
(a)	Any notice given under or in connection with this Deed must be in English.
(b)	All other documents provided under or in connection with this Deed must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
21. THE COLLATERAL AGENT AS TRUSTEE
(a)	This Deed is a Security Document (as defined in the Security Trust Deed). The Collateral Agent is party to this Deed in its capacity as collateral agent and trustee for and on behalf of itself and the Secured Parties pursuant to the terms and conditions of the Credit Agreement and the Security Trust Deed. As between the Collateral Agent and the other Secured Parties the terms and conditions of the Security Trust Deed which apply to the Collateral Agent under that agreement also apply to it as Collateral Agent under this Deed.

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(b)	On the terms set out in the Credit Agreement and the Security Trust Deed, the Collateral Agent declares itself trustee of the security and other rights (including but not limited to the benefit of the covenants contained herein), titles and interests constituted by this Deed and of all monies, property and assets paid to the Collateral Agent or to its order or held by the Collateral Agent or its nominee or received or recovered by the Collateral Agent or its nominee pursuant to or in connection with this Deed with effect from the date hereof to hold the same on trust for itself and each of the Secured Parties absolutely in accordance with their entitlements under the Loan Documents (save as may otherwise be agreed between the Collateral Agent and the other Secured Parties from time to time).

(c)	All moneys received by the Collateral Agent shall be held by it upon trust for itself and the Secured Parties according to their respective interests to apply the same in accordance with Clause 10.

(d)	The rights, powers and discretions conferred on the Collateral Agent by this Deed shall be supplemental to the Trustee Acts of Ireland and in addition to any which may be vested in the Collateral Agent by the Loan Documents, general law or otherwise.

(e)	Each of the Parties agrees that the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Deed or any other Loan Document (and no others shall be implied).

(f)	Where there are any inconsistencies between the Trustee Acts of Ireland and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail.

(g)	Any resignation or replacement of the Collateral Agent or any appointment of a successor to the Collateral Agent shall take effect in accordance with the provisions of the Credit Agreement and the Security Trust Deed save that no resignation of the Collateral Agent as trustee hereunder shall take effect unless at least one other trustee has been appointed.

(h)	Upon the occurrence of the Revolving Credit Release Date, the trusts set out in this Deed shall be wound up. At that time the Collateral Agent shall, at the request of and at the sole cost of the Chargor, release, without recourse or warranty, all of the Security then held by it and the Collateral Agent shall be released from its obligations under this Deed (save for those which arose prior to such winding-up).
22. GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with this Deed are governed by the laws of Ireland.
23.   ENFORCEMENT
23.1 Jurisdiction
(a)	The Irish courts have exclusive jurisdiction to settle any dispute in connection with this Deed.
(b)	The Irish courts are the most appropriate and convenient courts to settle any such dispute in connection with this Deed. The Chargor agrees not to argue to the contrary

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and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.
(c)	This Clause is for the benefit of the Secured Parties only. To the extent allowed by law, a Secured Party may take:
(i)	proceedings in any other court; and
(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed include any dispute as to the existence, validity or termination of this Deed.
23.2 Service of process
(a)	The Chargor appoints the Charged Company (at its registered address for the time being) as its agent under this Deed for service of process in any proceedings before the Irish courts in connection with this Deed and will procure that the Charged Company accepts such appointment.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another process agent for this purpose.

(c)	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.
23.3 Waiver of immunity
The Chargor irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by the Collateral Agent or any other Secured Party against it in relation to this Deed and to ensure that no such claim is made on its behalf;
(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(c)	waives all rights of immunity in respect of it or its assets.
This Deed has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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SCHEDULE

SECURITY ASSETS

CHARGED SHARES

		Name of nominee (if
	Name of Charged	any) by whom shares		Number of shares
Chargor	Company	are held	Class of shares held	held
Novelis UK Ltd (as nominee of Novelis Europe Holdings Limited)	Novelis Aluminium Holding Company		Ordinary Shares of €0.23626059 each	1

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SIGNATORIES
THE CHARGOR
Executed as a Deed by
NOVELIS UK LTD

acting through:	Director
Witness:
Name:
Address:
Occupation:
THE COLLATERAL AGENT
Signed by:
Peter M. Walther
Senior Vice President
(Authorised Signatory)
for and on behalf of
BANK OF AMERICA, N.A.
 as Collateral Agent
for and on behalf of
the Secured Parties
Witness:
Name:
Address:
Occupation:

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Exhibit M-7
Execution version
EQUIPMENT AND INVENTORY PLEDGE AGREEMENT
This Equipment And Inventory Pledge Agreement (the “Agreement”) is made by and between:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as the “Pledgor” or “Novelis do Brasil”); and
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 S. Tryon Street, Charlotte, NC 28255, enrolled with the National Registry of Legal Entities of the Ministry of Finance (CNPJ/MF) under No. 05.781.553/0001-42, in its capacity as collateral agent under the Revolving Credit Agreement (as defined below), hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”, and together with Pledgor, hereinafter referred to as the “Parties”).
WHEREAS:
A) The Collateral Agent and the Pledgor, as a guarantor, have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”) among inter alios, Novelis Inc. (the “Parent Borrower”), other Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Issuing Bank, the U.S. Swingline Lender, the Administrative Agent, the Collateral Agent, and the European Swingline Lender (as such capitalized terms are defined in the Revolving Credit Agreement);
B) Borrowers have requested that Lenders provide a credit facility to Borrowers to finance the mutual and collective business enterprise of the Loan Parties (as defined in the Revolving Credit Agreement). Lenders are willing to provide the credit facility on the terms and conditions set forth in the Revolving Credit Agreement;
C) As a member of the same economic group of the Borrowers, the Pledgor shall receive substantial direct and indirect economic and non-economic benefits from the facilities made available in the Revolving Credit Agreement and it is in the corporate interest of the Pledgor to enter into this Agreement;
NOW THEREFORE, in consideration of the premises contained herein, the Parties hereto agree to enter into this Agreement, which shall be governed by the following terms and conditions:

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Section I — Definitions
1.1. Capitalised terms used in this Agreement, including the recitals hereto, and not otherwise defined herein shall have the meaning ascribed to them in the Revolving Credit Agreement, unless a contrary indication appears.
1.2. Any references to the Collateral Agent in this Agreement shall be construed as references to the Collateral Agent acting on behalf of the Secured Parties.
1.3. Any references to a Person in this Agreement shall include its successors and assigns.
1.4. Any references to a document is a reference to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.
1.5. All references to sections and exhibits in this Agreement are references to sections and exhibits of this Agreement, except if expressly stated otherwise.
Section II — Purpose of the Pledge
2.1. The pledge hereunder is created in order to secure to the Collateral Agent, for the benefit of the Secured Parties, the Secured Obligations.
2.2 For the purposes of Section 1,424 of the Brazilian Civil Code, the basic terms of Secured Obligations are those described in Exhibit 1 hereto. In the event of any conflict between the language of Exhibit 1 and the Revolving Credit Agreement, the Revolving Credit Agreement shall govern and control.
Section III — Creation of the Pledge
3.1. Pledgor hereby irrevocably grants and pledges to the Collateral Agent, for the benefit of the Secured Parties, all fixed assets and all inventory located in all locations set forth in Exhibit 2 hereto (“Places of Business”). The fixed assets and inventory are duly described and identified in Exhibit 3 hereto (collectively, the “Pledged Assets”).
3.2. Under the terms of Article 1,452, sole paragraph, of the Brazilian Civil Code, the Pledgor is ensured the right to maintain possession of the Pledged Assets, being responsible, however, for their conservation and maintenance.
Section IV — Restriction on Transfers and Encumbrances
4.1. Except in accordance with the terms and conditions of the Revolving Credit Agreement, the Pledged Assets may not be assigned, sold or in any other way transferred by Pledgor or by any other means whatsoever become subject to any liens or encumbrances, until the termination of this Agreement, pursuant to Section 14 below. Notwithstanding the foregoing, the Collateral Agent on behalf of the Secured Parties, shall release any Pledged Assets if so requested by Pledgor, for purposes of

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allowing the latter to effect an asset sale permitted under the Revolving Credit Agreement, with due observance of the provisions contained therein.
Section V — Registration
5.1. Pledgor shall, within 30 (thirty) days after the execution of this Agreement or any amendment hereto entered into with respect to Section 11 below, register this Agreement, or any such amendment, as applicable, together with its relevant sworn translation into the Portuguese language, with the competent Registries of Real Estate of the Cities where the Pledged Assets are located (Cartórios de Registro de Imóveis), and provide promptly thereafter evidence of any such registrations in form and substance reasonably satisfactory to the Collateral Agent. All expenses incurred in connection with such sworn public translation and with such registrations shall be paid by the Pledgor.
Section VI — Representations and Warranties
6.1 The Pledgor hereby represents and warrants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, as follows:
(a)	it has the corporate power and authority to enter into this Agreement, and to comply with and perform its obligations under this Agreement, as well as it has taken all necessary corporate acts to authorize the execution of this Agreement and the creation of the pledge in accordance with the terms set forth herein;
(b)	this Agreement constitutes its valid obligation, legally binding upon it and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally;
(c)	the security interest created hereby will, upon completion of the registrations required by Section 5 hereof, constitute, subject to the Intercreditor Agreement (as defined below), a priority, legal, valid and effective security interest against any third parties on the Pledged Assets, enforceable in accordance with its terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally; provided, however, that any security interest to be created hereby on any Pledged Asset which has not been acquired or received by Pledgor until the date hereof, shall be deemed to have been created, perfected and to be in full force only (x) after such Pledged Asset is acquired or received by Pledgor, and (y) on the date when the lien therein has been registered as provided in Section 5 hereof;
(d)	the execution, performance and granting of the security interest created hereby have been duly authorized by all necessary corporate actions on the part of Pledgor and do not (i) violate any provision of any charter or other organizational documents of Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person pursuant to, any material contractual obligation of Pledgor, or

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violate any applicable law binding on Pledgor, or (iii) result in the creation or imposition of any lien upon any asset of Pledgor or any income or profits thereof, except as provided for in the next item;
(e)	Pledgor is the legal owner of the Pledged Assets, which are free from any liens other than (i) those contemplated herein; (ii) those created under the Equipment and Inventory Pledge Agreement entered into by and between Bank of America, N.A., as Collateral Agent under the Term Loan Credit Agreement, and Novelis do Brasil Ltda., as of the same date hereof (the “Term Loan Equipment and Inventory Pledge”); (iii) liens eventually created by operation of law or judicial proceedings in the future; (iv) those created by judicial proceedings as listed in Exhibit 6 hereto; and (v) Permitted Liens;

(f)	the Pledged Assets are within full disposition and control of Pledgor; and
(g)	except as contemplated herein or in the Revolving Credit Agreement, Pledgor has not sold or granted any preemptive rights or agreed to sell or grant any preemptive right or otherwise disposed of or agreed to dispose of the benefit of all or any of its rights, title and interest in and to all or any part of the Pledged Assets.
VII — Covenants
7.1. Pledgor covenants with Collateral Agent, on behalf of the Secured Parties, that until termination of this Agreement, in accordance with Section 14:
(a)	to the extent required by the Revolving Credit Agreement, it shall, each and every six (6) month period, until termination of this Agreement (the first six month period counting from the date hereof), enter into an amendment to this Agreement in order to extend the pledge created hereunder to any equipment, inventory, spare parts, supplies or other tangible personal property (the “Additional Assets”) acquired by the Pledgor during such six (6) months period, such amendment to this Agreement substantially in the form of Exhibit 5 hereto (“Amendment”) (which shall then be subject to all terms and conditions provided herein), provided, however, that such pledge over the inventory and supplies do not impair the regular operations of Pledgor. Pledgor shall provide the Collateral Agent with evidence of the registration of each such Amendment with the appropriate Registries of Real Estate in Brazil (Cartórios de Registro de Imóveis) within 10 (ten) business days after the effective registration of such Amendment. Pledgor shall pay all expenses incurred in connection with such registrations;
(b)	Pledgor will, at its sole cost and expense, make, execute, acknowledge and deliver all such further acts, deeds, conveyances, agreements, assignments, notices of assignment and additional transfers as the Collateral Agent on behalf of the Secured Parties shall from time to time reasonably request, which may be necessary in the reasonable judgment of the Collateral Agent on behalf of the Secured Parties to assure, perfect, assign or transfer to the Collateral Agent on behalf of the Secured Parties the security interest and the rights created, transferred or assigned hereunder. All reasonable costs and expenses in connection with the granting and maintenance of the security interests hereunder, including reasonable legal fees and other reasonable costs in

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connection with the grant, registration, perfection,maintenance or continuity of the security interests hereunder or the preparation, execution or registration of documents and any other acts which the Collateral Agent on behalf of the Secured Parties may reasonably incur in connection with the granting, registration, perfection, maintenance or continuity of such security interest, shall be paid by Pledgor promptly upon demand. Pledgor will not, and will not permit any of its Subsidiaries to enter into any agreement which may impair their ability to comply with, or which may prohibit them from complying with, the provisions hereof;
(c)	as a means of complying with the obligations set forth herein, it shall, on the date hereof, execute and deliver irrevocably and irreversibly, as a condition precedent to this Agreement, in accordance with Article 684 of the Brazilian Civil Code, to the Collateral Agent (as representative of the Secured Parties), and to each successor as necessary, a power of attorney, substantially in the form of Exhibit 4 hereto, to ensure that the Collateral Agent or such successor has all powers to carry out the acts and rights specified herein, and shall maintain such power of attorney in full force and effect until the Discharge of Revolving Credit Secured Obligations; and
(d)	it shall, upon the occurrence and continuation of an Event of Default, as may be evidenced by written notice from the Collateral Agent to Pledgor (irrespective of any notice to the contrary by any other third party), comply with all written instructions received by it from the Collateral Agent in connection with the exercise by the Collateral Agent of the remedies set forth in Section 9 hereof.
VIII — Records and Inspection
8.1. Pledgor shall cause to be kept accurate and complete records of the Pledged Assets at its headquarters. Pursuant to the provision of Article 1,450 of the Brazilian Civil Code, the Collateral Agent and its employees and agents shall have the right, at all times during Pledgor’s normal business hours and after delivery of a 5-day prior written notification to Pledgor, to (a) inspect and verify the quality, quantity, value and condition of, or any other matter relating to the Pledged Assets, (b) inspect all records relating thereto and to make (or require Pledgor to provide) copies of such records, and (c) enter all premises in which any of the Pledged Assets are located. In the case of Pledged Assets which are in the possession of a third party, the Collateral Agent may, after delivery of a 5-day prior written notification, during the existence of an Event of Default, contact such third party for the purpose of making any such inspection and verification.
IX — Rights and Powers of the Collateral Agent Upon an Event of Default; Remedies
9.1. Without prejudice to any of the foregoing provisions and the possibility of judicial enforcement of this Agreement, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall be entitled to instruct Pledgor in writing to deliver the Pledged Assets or any part thereof to the Secured Parties (directly or through the Collateral Agent) at any place or places designated by the Collateral Agent and is hereby and by means of the power of attorney referred to in Section 7.1(c) hereof, irrevocably and irreversibly entitled to dispose of, collect,

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receive and/or realize upon the Pledged Assets (or any part thereof), and forthwith sell or assign, give option or options to purchase or otherwise dispose of the Pledged Assets or any part thereof, at such price and upon such terms and conditions as it may (acting reasonably) deem appropriate, which shall be compatible with the conditions for the negotiation in equivalent conditions in an extra-judicial sale to be executed by the Collateral Agent, which conditions are hereby accepted, as of the date hereof, by the Parties as sufficient for the validity and effectiveness of such extra-judicial sale, in accordance with the provisions set forth in Article 1,433, Item IV and Article 1,435, Item V of the Brazilian Civil Code, and apply the proceeds thus received for payment of the Secured Obligations in accordance with the Revolving Credit Agreement and the Intercreditor Agreement. Any notice given by the Collateral Agent that an Event of Default has occurred and is continuing or has ceased shall be conclusive as against Pledgor and all other third Parties, absent manifest error. Without limitation of other rights, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall be entitled to instruct any third Parties to make payments required by such Pledged Assets directly to the Secured Parties or the Collateral Agent, as instructed by the Collateral Agent, to be applied for the payment of the Secured Obligations as provided in the Revolving Credit Agreement and the Intercreditor Agreement, undertaking to return to Pledgor any amounts in excess of the Secured Obligations.
X — Use of Proceeds
10.1. Any amounts received by the Collateral Agent pursuant to this Agreement and/or under the powers hereby conferred shall, after an Event of Default, be applied by the Collateral Agent as representative of the Secured Parties for payment of the Secured Obligations in accordance with the terms of the Revolving Credit Agreement and the Intercreditor Agreement and in any case, upon the Discharge of Revolving Credit Secured Obligations, any amounts in excess of the Secured Obligations shall be returned to the Pledgor.
XI — Amendments with Respect to the Secured Obligations
11.1. Pledgor shall remain obligated hereunder, and the Pledged Assets shall remain subject to the pledge granted hereby, at all times until termination of this Agreement pursuant to Section 14 hereof, without limitation and without any reservation of rights against Pledgor, and whether notice is given to Pledgor or not, irrespective of whether:
(a)	the liability of Pledgor or any other third party upon or for any part of the Secured Obligations, or any security or guarantee or right of set-off with respect thereto is, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties;
(b)	the Revolving Credit Agreement is amended, modified or supplemented, in whole or in part, in accordance with the terms of such agreement; and

(c)	any guaranty or right of set-off at any time held by the Secured Parties (directly or through the Collateral Agent) for the payment of the Secured Obligations are sold, exchanged, waived, surrendered or released.

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XII — No Obligation to Protect the Pledged Assets
12.1. Neither the Collateral Agent nor any Secured Parties shall have any obligation towards Pledgor to protect, secure, perfect or insure any other lien at any time held by them as security for the Secured Obligations or any property subject thereto.
XIII — Pursuit of Rights and Remedies Against Pledgor
13.1. When pursuing its rights and remedies hereunder against Pledgor, the Collateral Agent on behalf of the Secured Parties may, but shall be under no obligation to, pursue such rights and remedies as it may have against any third party or against any guaranty of the Secured Obligations or any right of set-off with respect thereto, and any failure by the Collateral Agent on behalf of the Secured Parties to pursue such rights or remedies or to collect any payments from such third party or to realize upon any such securities or guaranties or to exercise any such right of set-off, or any release of such third parties or of any such securities, guaranties or right of set-off, shall not relieve Pledgor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or the Secured Parties.
XIV — Termination and Release
14.1. Upon the Discharge of Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement), then, and only then, shall this Agreement and the security interests and lien created hereby be released and this Agreement shall terminate, at Pledgor’s expense; otherwise, this Agreement and the pledge created hereby shall remain in full force and effect.
14.2. No release of this Agreement or of the lien created and evidenced hereby shall be valid unless executed by the Collateral Agent.
14.3. Upon termination of this Agreement, the Collateral Agent shall, at Pledgor’s request, at Pledgor’s expense, execute and/or enter into with Pledgor (and the Secured Parties herein grant to the Collateral Agent the powers to accomplish it), all documents reasonably required to evidence the release and the discharge of the security interest and lien created hereby.
XV — Waivers and Amendments
15.1. Notwithstanding any provisions of this Agreement to the contrary, no amendment of any provision of this Agreement (including any waiver or consent relating thereto) shall be effective unless it shall be made by means of a written and signed consent by the Collateral Agent, acting on the instructions of the Administrative Agent.
XVI — Severability
16.1. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent

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of the invalidity,illegality or unenforceability of such provision, and shall not affect any other provisions hereof.
XVII — Authority of the Collateral Agent
17.1. Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, request, judgment or other right or remedy provided for herein or resulting from this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Revolving Credit Agreement, the Intercreditor Agreement (as defined below) and by other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and Pledgor, the Collateral Agent shall be conclusively presumed to be acting as representative of the Secured Parties, with full and valid authority so to act or refrain from acting, and Pledgor shall be under no entitlement to make any inquiry with respect to such authority.
XVIII — Complete Agreement; Successors and Assigns
18.1. This Agreement, together with the Revolving Credit Agreement and the Intercreditor Agreement is intended by the Parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns, inuring to the benefit of all of them.
18.2. Pledgor may not assign or transfer any of its rights or obligations under this Agreement. The Collateral Agent may assign and transfer all of its rights and obligations hereunder to a replacement Collateral Agent, appointed in accordance with the terms of the Revolving Credit Agreement. Upon such assignment and transfer taking effect, the replacement Collateral Agent shall be deemed to be acting as representative of the Secured Parties, for the purposes of this Agreement, in place of the former Collateral Agent.
XIX — Assignment and/or Transfer of the Revolving Credit Agreement
19.1 In the event of the assignment, transfer and/or novation of the credits of the Secured Parties under the Revolving Credit Agreement, Pledgor shall remain obligated under the terms of this Agreement and the Pledged Assets shall remain subject to the security interest hereby created in favor of the Secured Parties, until the termination in full of this Agreement, in accordance with Section 14, provided that it is notified of the assignment and/or transfer by the Collateral Agent. Pledgor acknowledges and agrees that such notification will be under the terms, as the case may be, of the requirements of the notification of Article 290 of the Brazilian Civil Code.
XX — Waiver of Immunity
20.1 To the extent that Pledgor has or hereafter may be entitled to claim or may acquire, for itself or for any of the Pledged Assets, any immunity from suit, jurisdiction of

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any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, or otherwise), with respect to itself or its properties, Pledgor hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by applicable law.
Section XXI —No Duty on Collateral Agent’s Part
21.1. The powers conferred on Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Pledged Assets and shall not impose any duty on the Collateral Agent to exercise such powers or on the Secured Parties to cause the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any Secured Parties nor any of their respective directors, officers, employees or agents shall be held responsible by Pledgor for any act or failure to act hereunder except to the extent otherwise provided in the Revolving Credit Agreement or under Brazilian Law.
Section XXII — Notices
22.1. Any communication under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers, or to such other address or fax number as may be notified by the relevant party to the other party in writing:
To Pledgor:
NOVELIS DO BRASIL LTDA.
Avenida das Nações Unidas, 12.551 — 15th floor
Torre Empresarial World Trade Center
São Paulo — SP, Brasil
04578-000
Telefax: 55 11 5503-0714
Attention: Alexandre Moreira Martins de Almeida
To the Collateral Agent:
BANK OF AMERICA, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 1 312-453-5555
22.2. Each party undertakes to notify the other party of any change of address.
Section XXIII — Governing Law
23.1. This Agreement is governed by the laws of the Federative Republic of Brazil.

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Section XXIV — Jurisdiction
24.1. The Parties hereto elect the courts of the City of São Paulo, State of São Paulo to resolve any dispute arising out of or in connection with this Agreement.
Section XXV — Specific Performance
25.1. The Parties agree and acknowledge that this Agreement constitutes a “título executivo extrajudicial” pursuant to Article 585, item III of the Brazilian Code of Civil Procedure and grants to each Party the right to seek specific performance in accordance with the applicable provisions of the Brazilian Code of Civil Procedure, including, without limitation, Articles 461, 632 and 466-B without prejudice to any other rights or remedies available to the Collateral Agent under applicable law.
Section XXVI —Construction
26.1. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis Europe Holdings Limited, Novelis UK Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis PAE, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
Section XXVII — Taxes, Charges and Expenses
27.1. Taxes and Other Taxes, charges, costs, and expenses (including legal fees and notarial fees), including withholding taxes, relating to, resulting from, or otherwise connected with, the Pledge, this Agreement, the execution, amendment and/or the enforcement of this Agreement, on whomsoever imposed, shall be borne and paid exclusively by the Pledgor, unless otherwise provided for in the Revolving Credit

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Agreement. If this Agreement is enforced, the Pledgor shall make such additional payments to the Collateral Agent so that the Collateral Agent is put in the same net-after tax position that the Collateral Agent would have obtained absent the enforcement of this Agreement, unless otherwise provided for in the Revolving Credit Agreement.
Section XXVIII — Other Provisions
28.1. If the Pledgor makes a payment hereunder that is subject to withholding tax, the Pledgor shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes, the payee receives an amount equal to the amount it would have received if no such withholding had been imposed; provided, that the relevant persons provide such forms, certificates and documentation that the Collateral Agent is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Collateral Agent’s judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
Section XXIX — Language
29.1 This Agreement is being executed solely in the English language. Pledgor shall, at its own expense, arrange for this Agreement to be sworn public translated into Portuguese by a sworn public translator.
[INTENTIONALLY LEFT IN BLANK]

REVOLVING CREDIT EQUIPMENT AND INVENTORY PLEDGE AGREEMENT

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in the presence of the undersigned witnesses, in 10 (ten) counterparts of equal content.
São Paulo, December 17, 2010.

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:	2:

Name:	Name:
ID:	ID:

REVOLVING CREDIT EQUIPMENT AND INVENTORY PLEDGE AGREEMENT

12

Exhibit 1
Basic Terms of the Secured Obligations
For the purposes of Article 1,424 of the Brazilian Civil Code, the basic terms of the Secured Obligations1 are:
Revolving Credit Agreement2
a)	Principal Amount
Up to US$800,000,000.00 (eight hundred million United States Dollars), such amount subject to further increase at the request of the Borrower up to $1,000,000,000 (one billion United States Dollars) in accordance with the terms of the Revolving Credit Agreement.
b)	Termination
Five years from the date hereof. Such termination date may be extended pursuant to the terms of the Revolving Credit Agreement.
c)	Interest
At the Borrowers’ option, (i) loans denominated in Dollars will bear interest based on the Base Rate or Adjusted LIBOR Rate (except that all Dollar swingline borrowings will accrue interest based on the Base Rate), (ii) loans denominated in Sterling or Swiss Francs will bear interest based on the Adjusted LIBOR Rate, and (iii) loans denominated in Euros will bear interest based on EURIBOR, each as described below:
     A. Base Rate Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each Base Rate Borrowing, including each U.S. Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.
     B. Eurocurrency Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each Eurocurrency Borrowing, including each European Swingline Loan, shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

[1]	“Secured Obligations” means the “Secured Obligations” as defined in the Revolving Credit Agreement (as defined herein).

[2]	All of the capitalized terms in this Exhibit 1 will have the meanings ascribed to such terms in the Credit Agreement dated December 17, 2010 (as amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”) entered into by and among, inter alios, the Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Issuing Bank, the U.S. Swingline Lender, the Administrative Agent, the Collateral Agent, and the European Swingline Lender (as the foregoing capitalized terms are defined in the Revolving Credit Agreement). In the event of any discrepancy between this Exhibit 1 and the Revolving Credit Agreement, the terms of the Revolving Credit Agreement shall govern and control.

     C. EURIBOR Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each EURIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     D. Default Rate. Notwithstanding the foregoing, during an Event of Default of the type specified in Sections 8.01(a), (b), (g) or (h) of the Revolving Credit Agreement, or during any other Event of Default if the Required Lenders in their discretion so elect by notice to the Administrative Agent, all Obligations shall, to the extent permitted by Applicable Law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) of the Revolving Credit Agreement (in either case, the “Default Rate”).
     E. Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(f) of the Revolving Credit Agreement shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan or a U.S. Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any EURIBOR Loan or Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     F. Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest computed with regard to Eurocurrency Loans by way of GBP shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted EURIBOR Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of the Revolving Credit Agreement and such determination shall be conclusive absent manifest error.
     G. Currency for Payment of Interest. All interest paid or payable pursuant to Section 2.06 of the Revolving Credit Agreement shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.

Exhibit 2
Places of Business
a)	São Paulo: Av. das Nações Unidas, 12551, 15th floor, Torre Empresarial World Trade Center de São Paulo São Paulo, SP 04578-000 Brazil

b)	Candeias: Via das Torres, s/no — Centro Industrial de Aratu Candeias, BA CEP 43800-000 Brazil

c)	Ouro Preto: Av. Américo R. Gianetti, 521 — Saramenha Ouro Preto, MG CEP 35400-000 Brazil

d)	Pindamonhangaba: Av. Buriti, 1087 — Feital Pindamonhangaba, SP CEP 12441-270 Brazil

e)	Santo André: Rua Felipe Camarão, 414 — Utinga Santo André, SP CEP 09220-902 Brazil

f)	Belo Horizonte: Avenida do Contorno, 8.000 — sala 802 Centro Belo Horizonte, MG CEP 30110-907 Brazil

g)	Hydropower Plant — Fumaça: Est. Miguel Rodrigues A Barroca S/no — Cachoeira do Brumado Mariana, MG CEP 35424-000 Brazil

h)	Hydropower Plant — Furquim: Estrada de Acesso à Usina de Furquim S/no Mariana, MG CEP 35420-000 Brazil

i)	Hydropower Plant — Brecha: Fazenda Usina de Brecha S/no — Piranga Guaraciaba, MG CEP 35436-000 Brazil

j)	Hydropower Plant — Salto: Fazenda Usina de Salto S/no Ouro Preto, MG CEP 35400-000 Brazil

k)	Hydropower Plant — Brito: Estrada do Brito S/no — Brito Ponte Nova, MG CEP 35430-000 Brazil

l)	Consórcio Candonga (a consortium with CVRD — Cia. Vale Rio Doce) Estrada Acesso a Santana do Deserto, km 12 Rio Doce, MG CEP 35442-000 Brazil

Consórcio Candonga Office Av. Caetano Marinho, 216 Ponte Nova — MG CEP 35430-001 Brazil

m)	Warehouse — Aratu Via Matoim s/no — Aratu Candeias, BA CEP 43800-000 Brazil

Exhibit 3
List of Equipment and Inventory

Exhibit 4
Form of Power of Attorney
NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as “Appointer”) irrevocably constitutes and appoints BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as Collateral Agent under the Revolving Credit Agreement, as its attorney-in-fact (“Attorney-in-Fact”) to act in its name and place, to the fullest extent permitted by law, to do and perform all and every act and thing whatsoever necessary or desirable, pursuant to the terms of the Equipment and Inventory Pledge Agreement, dated December 17, 2010, entered into by and among the Appointer and the Collateral Agent (as representative of the Secured Parties) (together with its respective modifications and amendments, the “Agreement”), including, without limitation, the following:
(a) upon the occurrence and during the continuation of an Event of Default, to dispose of, collect, receive, appropriate, and/or realize upon the Pledged Assets (or any part thereof) and forthwith sell or assign, give option or options to purchase or otherwise dispose of and deliver the Pledged Assets or any part thereof, at such prices and upon such terms and conditions as it may deem appropriate, which shall be compatible with the conditions for the negotiation, in equivalent conditions, to an extra-judicial sale to be carried out by the Appointer, which conditions are hereby accepted, as of the date hereof, by the Parties as sufficient for the validity and effectiveness of such extra-judicial sale of the Pledged Assets, irrespective of any prior or subsequent notice to the Appointer, in accordance with the provisions set forth in Article 1,433, Item IV and Article 1,435, Item V of the Brazilian Civil Code, and apply the proceeds thus received for the payment of the Secured Obligations, and the Collateral Agent is entitled to exercise all necessary powers for the full compliance of this power of attorney, including, without limitation, the powers and authority to, acting in strict conformity with applicable law, purchase foreign currency and make any and all remittances abroad, sign any necessary foreign exchange agreements with financial institutions in Brazil that may be required to make such remittances and represent the Appointer before the Central Bank of Brazil and any other Brazilian governmental authority, if necessary to accomplish the purposes of the Agreement;
(b) upon the occurrence and during the continuation of an Event of Default, take all necessary actions and execute any document before any governmental authority in the case of the public sale of the Pledged Assets in accordance with the terms and conditions set out in the Agreement;
(c) upon the occurrence and during the continuation of an Event of Default, take any necessary action and execute any document consistent with the terms and conditions of the Agreement, the Revolving Credit Agreement and the Intercreditor Agreement, as applicable, as the Collateral Agent may deem necessary or advisable to accomplish the purposes of the Agreement; provided that, in the event of a conflict between the Agreement and the Revolving Credit Agreement, the Revolving Credit

Agreement shall govern and control; in the event of a conflict between the Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern and control; and in the event of a conflict between the Intercreditor Agreement and the Revolving Credit Agreement, the Intercreditor Agreement shall govern and control; and
(d) The compliance by the Collateral Agent with the powers granted under the terms herein shall not allow the Appointer to exercise any withholding rights or claims with respect to the Pledged Assets, all of which the Appointer hereby expressively waives to the extent permitted by law.
Any notice given by the Collateral Agent that an Event of Default has occurred and is continuing or has ceased shall be conclusive as against the Appointer and any third Parties.
Capitalized terms used but not defined herein, shall have the meaning attributed to them in the Agreement.
The powers granted herein are in addition to the powers granted by the Appointer to the Collateral Agent in the manner provided for in the Agreement, and do not cancel or revoke any such powers.
This power of attorney is effective as of December 17, 2010.
This power of attorney is granted as a condition to the Agreement and as a means of complying with the obligations set forth therein, in accordance with Article 684 of the Brazilian Civil Code, and shall be irrevocable, remaining valid and in full force and effect until the Agreement has been terminated in accordance with its terms and conditions.
São Paulo, December 17, 2010.
NOVELIS DO BRASIL LTDA.

Name:	Name:
Title:	Title:

Exhibit 5
Form of Amendment to the Equipment and Inventory Pledge Agreement
This instrument of [•] Amendment to the Equipment and Inventory Pledge Agreement (hereinafter referred to as the “Amendment”) is made by and between:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as the “Pledgor” or “Novelis do Brasil”); and
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its office at 135 South LaSalle Street, Suite 1656, Chicago, Illinois 60603, in its capacity as collateral agent under the Revolving Credit Agreement, hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or “Collateral Agent”, and together with the Pledgor, hereinafter referred to as the “Parties”).
     WHEREAS, on December 17, 2010 the Parties entered into an Equipment and Inventory Pledge Agreement (the “Agreement”); and
     WHEREAS, the Parties have agreed to amend the Agreement in order to grant to the Collateral Agent, as representative of the Secured Parties, a priority security interest in the Additional Pledged Assets (as defined below), subject to the Intercreditor Agreement;
     NOW, THEREFORE, the Parties hereto have mutually agreed to enter into this Amendment, pursuant to the terms and conditions set forth below:
1. Capitalized terms used but not defined herein shall have the meanings attributed to them in the Agreement.
2. Pledgor hereby pledges and transfers the indirect possession of the Additional Assets listed in the new Exhibit [•] of this document (and which were not set forth in the original Exhibit 3 of the Agreement or any prior Amendment thereto) (the “Additional Pledged Assets”), to the Secured Parties, herein represented by the Collateral Agent, and, pursuant to the provision of Article 1,431, sole Paragraph of the Brazilian Civil Code, Pledgor shall maintain the direct possession and the usable ownership of the Additional Pledged Assets, being authorized to use them during the regular course of its business and with the obligation to keep and conserve them, remaining the indirect possession of the Additional Pledged Assets with the Collateral Agent, in order to apply, mutatis mutandis, all the rights and obligations of the Parties resulting from the Agreement to the Additional Pledged Assets pledged herein.

3. Pledgor hereby represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that:
(a) the execution, performance and granting of the security interest created hereby was duly authorized by the required corporate acts by Pledgor and do not or will not (i) violate any provision of law or contractual obligation applicable to or binding upon Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person pursuant to, any material contractual obligation of Pledgor, or violate any applicable law binding on Pledgor, or (iii) result in the creation or imposition of any lien on any of its assets or any income or revenues, except for the pledge created by this Amendment in favor of the Collateral Agent, as representative of the Secured Parties, and
(b) this Amendment and the Agreement, amended as herein prescribed or by any prior Amendment thereto, constitute each one, a legal, valid and binding obligation of Pledgor, enforceable against Pledgor pursuant to its terms and conditions, and the security interest hereby granted shall constitute, when the registrations required by Section 5 of the Agreement are executed, a licit, valid and perfected security interest upon the Additional Pledged Assets, enforceable pursuant to its terms against all Secured Parties of Pledgor, in all cases, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally.
4. All provisions of the Agreement (as amended by any prior Amendment thereto) not expressly amended by this Amendment shall remain in full force and effect in accordance with their terms.
5. This Amendment shall be governed by and interpreted in accordance with the laws of Federative Republic of Brazil. The Parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, in any action or proceeding aimed at settling any dispute or controversy related to this Amendment, and the Parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such court. This Amendment is being executed in English.
IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed in the presence of the undersigned witnesses, in [•] ([•]) counterparts of equal content.
[PLACE AND DATE]

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1: Name:	2: Name:
ID:	ID:

Exhibit 6
List of Assets Subject to Liens Created by Judicial Proceedings

Execution version
FIRST DEMAND GUARANTEE AGREEMENT
NOVELIS DO BRASIL LTDA.
By this First Demand Guarantee Agreement and in the best form of the law, the parties:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association, by its undersigned legal representatives (hereinafter referred to as the “Guarantor” or “Novelis do Brasil”); and
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as collateral agent under the Revolving Credit Agreement (as defined below), hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”, and together with the Guarantor, hereinafter referred to as the “Parties”).
WHEREAS:
A) The Collateral Agent and the Guarantor, as a guarantor, have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”) among inter alios, Novelis Inc. (the “Parent Borrower”), other Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Issuing Bank, the U.S. Swingline Lender, the Administrative Agent, the Collateral Agent, and the European Swingline Lender (as such capitalized terms are defined in the Revolving Credit Agreement);
B) Borrowers have requested that Lenders provide a credit facility to Borrowers to finance the mutual and collective business enterprise of the Loan Parties (as defined in the Revolving Credit Agreement). Lenders are willing to provide the credit facility on the terms and conditions set forth in the Revolving Credit Agreement;
C) As a member of the same economic group of the Borrowers, the Guarantor shall receive substantial direct and indirect economic and non-economic benefits from the facilities made available in the Revolving Credit Agreement and it is in the corporate interest of the Guarantor to enter into this agreement;
D) It is a condition precedent to the Revolving Credit Agreement that the Guarantor shall have executed and delivered this First Demand Guarantee Agreement (“Guarantee”) to the Collateral Agent;
NOW THEREFORE, in consideration of the premises contained herein, the Parties hereto agree to enter into this Guarantee, which shall be governed by the following terms and conditions:
Section I — Definitions
1.1. In this Guarantee:
REVOLVING CREDIT
GUARANTEE AGREEMENT

1

     (a) Capitalized terms not defined in this Guarantee, including the recitals hereto, shall have the same meaning given to such terms in the Revolving Credit Agreement, unless a contrary indication appears.
     (b) Any references to the Collateral Agent in this Guarantee shall be construed as references to the Collateral Agent acting on behalf of the Secured Parties.
     (c) Any references to a Person in this Guarantee shall include its successors and assigns.
     (d) Any references to a document is a reference to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.
1.2 All references to sections and exhibits in this Guarantee are references to sections and exhibits of this Guarantee, except if expressly stated otherwise.
Section II — First Demand Guarantee
2.1. The Guarantor hereby, jointly and severally, irrevocably, absolutely and unconditionally grants a first demand guarantee to secure to the Collateral Agent, for the benefit of the Secured Parties, the Guaranteed Obligations.
2.2. Without prejudice to the foregoing provisions and to the extent permitted under applicable Brazilian laws and regulations, upon the occurrence and during the continuation of an Event of Default under the Revolving Credit Agreement, the Guarantor shall forthwith upon demand by the Collateral Agent immediately pay to the Collateral Agent, in the currency prescribed in, and pursuant to, the Revolving Credit Agreement, the monies in respect of which such default shall have occurred.
2.3. This Guarantee shall be a first demand and continuing guarantee and shall remain in full force and effect until the date of the Discharge of Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement). Accordingly, the Secured Obligations shall not be discharged except by performance and then only to the extent of such performance. Such Secured Obligations shall not be subject to any prior notice to, demand upon or action against the Borrowers, or to any prior notice to the Guarantor with regard to any default by the Borrowers, and shall not be affected or impaired by any of the following: (i) any extension of time, forbearance or concession given to the Borrowers; (ii) any assertion of, or failure to assert, or delay in asserting, any right, power or remedy against the Borrowers, or in respect of any security for the Revolving Credit Agreement; (iii) any modification or amplification of the provisions of the Revolving Credit Agreement or of any other agreement or Loan Documents between the Lenders and the Borrowers; (iv) any failure of the Borrowers to comply with any requirement of any law, regulation or order; (v) the dissolution, liquidation, reorganization or any other alteration of the legal structure of the Borrowers; (vi) any purported or actual assignment of the Revolving Credit Agreement to any other party; (vii) any invalidity or unenforceability of the Revolving Credit Agreement or any of their provisions; or (viii) any other circumstance (other than complete payment and termination of commitments by or on behalf of the Borrowers, the Guarantor or any other Guarantor) which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor.
2.4. If the Guarantor shall at any time make payment to the Collateral Agent of an amount less than the full amount then due and payable to the Collateral Agent under this Guarantee, the Collateral Agent shall have the right to allocate and apply such payment in any way or manner, subject to the terms of the Intercreditor Agreement,
REVOLVING CREDIT
GUARANTEE AGREEMENT

2

and for such purpose or purposes as the Collateral Agent in its sole discretion shall determine notwithstanding any instruction that the Guarantor may give to the contrary and the Guarantor shall continue to be liable for the entirety of the Secured Obligations.
2.4.1. If any monies shall have become payable or shall have been paid by the Guarantor under this Guarantee, the Guarantor shall not, in respect of such monies, seek to enforce repayment or any other rights or legal remedies of any kind which may accrue to the Guarantor against the Borrowers, whether by way of subrogation or otherwise, in respect of the amount so payable or so paid or in respect of any other monies for the time being due to the Guarantor from the Borrowers so long as any monies remain owing to the Lenders under the Revolving Credit Agreement and in the event of the liquidation or winding up of the Borrowers, the Guarantor will not prove in competition with the Collateral Agent in respect of any monies owing to the Guarantor by the Borrowers on any account whatsoever but shall assist the Collateral Agent with the proof of all monies to be received in respect thereof until all monies now or hereafter owing under the Revolving Credit Agreement shall have been fully paid.
2.5. Absent manifest calculation and communication error, a certificate by an officer of the Collateral Agent as to the amounts of principal of, and interest under the Revolving Credit Agreement, or any other amount due and payable at any time by the Borrowers under the Revolving Credit Agreement shall be binding upon the Guarantor and shall be conclusive evidence in any legal proceedings with respect to this Guarantee. The Guarantor hereby waives all requirements as to diligence, presentment, demand of payment, protest or notice of any kind with respect to the Revolving Credit Agreement.
2.6. Payment obligations of the Guarantor pursuant to this Guarantee will be satisfied only if and in so far as, after deduction of all costs and expenses, the respective amount is credited in United States Dollars, by no later than 9:00 a.m. EST on its due date to the bank account notified to the Guarantor not later than 7 (seven) days prior to the respective obligation falling due.
2.7. The Guarantor waives and shall not exercise any and all rights, benefits and privileges granted to guarantors which might otherwise be deemed applicable, including but not limited to the rights, benefits and privileges referred to in Articles 827, 834, 835, 836, 837, 838 and 839 of the Brazilian Civil Code and the provisions of Article 595 of the Brazilian Civil Procedure Code.
Section III — Registration
3.1. The Guarantor hereby undertakes to arrange for this Guarantee to be translated into Portuguese by a sworn public translator and further undertakes to obtain the registration of this Guarantee with the competent Registry of Deeds and Documents within 20 (twenty) days as of its execution date, as provided for by Article 129, third paragraph and Article 130 of Law No. 6.105, of December 31, 1973, and provide satisfactory evidence of such registration to the Collateral Agent no later than 10 (ten) days counting from the registration of this Guarantee. Any and all costs, expenses, duties and taxes related to the execution and the registration of this Guarantee shall be borne solely by the Guarantor.
3.2. The Guarantor shall comply with any other requirement, and furnish evidence thereof to the Collateral Agent, of any applicable law which may in the future come into force, necessary for the preservation, creation, perfection and priority in full of the guarantee created hereunder.
REVOLVING CREDIT
GUARANTEE AGREEMENT

3

Section IV — Representations and Warranties
4.1. The Guarantor hereby represents and warrants to and covenants with the Collateral Agent:
     (i) that the Guarantor has the corporate power to, and all necessary corporate and other action has been taken to authorize it to execute and deliver this Guarantee and to perform fully and completely all its obligations and liabilities hereunder;
     (ii) that the execution, delivery and performance by the Guarantor of this Guarantee will not violate any provision of any existing law or regulation or order or decree of any court, governmental authority, bureau or agency or of the charter or by-laws of the Guarantor or of any contract, undertaking or agreement to which the Guarantor is a party or which purports to be binding upon the Guarantor or any of its property or assets and will not result in the imposition or creation of any lien, charge or encumbrance on, or security interest in, any part thereof pursuant to the provisions of any such contract, undertaking or agreement;
     (iii) that this Guarantee constitutes a valid obligation of the Guarantor, legally binding upon it and enforceable in accordance with its terms.
Section V — Miscellaneous
5.1. Should any provision of this Guarantee be or become invalid or unenforceable for any reason, the validity of the remaining provisions shall not thereby be affected. In such case the parties to this Guarantee shall without delay replace the invalid or unenforceable provision by a legally valid and enforceable one which comes as close as possible to that of the invalid provision.
5.2. Any waiver by either party of a breach of any provision in this Guarantee shall not be considered as a waiver of any subsequent breach of the same or any other provision hereof, or as an Event of Default or an amendment to any other condition or term in this Guarantee.
5.3. No amendment to this Guarantee, including to this provision, shall be valid and binding except if made in writing and signed by the relevant parties, and duly registered in accordance with Section III above.
5.4. This Guarantee binds and inures for the benefit of the parties hereto, as well as their heirs and successors and permitted assignees. Any obligation under this Guarantee may be transferred or assigned, provided however that any transfer by the Guarantor is subject to the prior written consent of the Collateral Agent.
5.5. Any and all notices or any other communications required or allowed under this Guaranty shall be in writing, by means of hand delivery, facsimile, courier, or registered letter, with return receipt requested, pre-paid postage, addressed to the relevant Party who receives them at his/her respective addresses as provided below, or to any other address as such Party may provide to the others by means of a notice. Notices to Collateral Agent shall be in English:
     To the Guarantor:
REVOLVING CREDIT
GUARANTEE AGREEMENT

4

NOVELIS DO BRASIL LTDA.
Avenida das Nações Unidas, 12.551 — 15th floor
Torre Empresarial World Trade Center
São Paulo      S.P.      Brasil
04578-000
Telefax: 55 11 5503-0714
Attention: Alexandre Moreira Martins de Almeida

To the Collateral Agent:

BANK OF AMERICA, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 1 312-453-5555
5.5.1. Each party undertakes to notify the other party of any change of address.
5.6. This Guarantee and any amendment hereto shall be executed solely in the English language.
5.7. The Guarantor shall furnish or cause to be furnished to the Collateral Agent evidence, in form and substance satisfactory to the Collateral Agent, of the authority of the person or persons who will, on behalf of the Guarantor, sign this Guarantee or take any other action or execute any other document required or permitted to be taken or executed under this Guarantee, and the authenticated specimen signature of each such person.
5.8. The Guarantor shall, upon receipt of notice from the Collateral Agent, pay all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of this Guarantee and shall reimburse the Collateral Agent or their assigns for any such taxes, duties, fees or other charges paid by the Collateral Agent or its assignees, unless otherwise provided for in the Revolving Credit Agreement.
5.9. The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.16 and 7.10 of the Revolving Credit Agreement are hereby incorporated, mutatis mutandi, and shall apply to this Guarantee, the Guarantor, the Lenders, the Collateral Agent and the Administrative Agent as if set forth herein.
5.10. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis Europe Holdings Limited, Novelis UK Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda.,
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Novelis Luxembourg S.A., Novelis PAE, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
5.11. This Guarantee may be executed in 5 (five) identical counterparts, each of which shall be deemed an original, but all of which together constitute one and the same Guarantee.
5.12. The validity of this Guarantee, as well as the relationship among the parties hereto shall be governed by the laws of the Federative Republic of Brazil. The parties hereto irrevocably agree to submit to the exclusive jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, with the exclusion of any other, no matter how privileged it may be, in any action or proceeding to resolve any dispute or controversy related to or arising from this Guarantee.
[INTENTIONALLY LEFT IN BLANK]
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IN WITNESS WHEREOF, the Parties hereto have caused this Guarantee to be duly executed in the presence of the undersigned witnesses, in 5 (five) counterparts of equal content.
São Paulo, December 17, 2010.

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:		2:

	Name:		Name:
	ID:		ID:
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Execution version
ACCOUNTS PLEDGE AGREEMENT
This Accounts Pledge Agreement (the “Agreement”) is made by and between:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as the “Pledgor” or “Novelis do Brasil”); and
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as collateral agent under the Revolving Credit Agreement (as defined below), hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”, and together with the Pledgor, hereinafter referred to as the “Parties”).
WHEREAS:
A) The Collateral Agent and the Pledgor, as a guarantor, have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”) among inter alios, Novelis Inc. (the “Parent Borrower”), other Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Issuing Bank, the U.S. Swingline Lender, the Administrative Agent, the Collateral Agent, and the European Swingline Lender (as such capitalized terms are defined in the Revolving Credit Agreement);
B) Borrowers have requested that Lenders provide a credit facility to Borrowers to finance the mutual and collective business enterprise of the Loan Parties (as defined in the Revolving Credit Agreement). Lenders are willing to provide the credit facility on the terms and conditions set forth in the Revolving Credit Agreement;
C) As a member of the same economic group of the Borrowers, the Pledgor shall receive substantial direct and indirect economic and non-economic benefits from the facilities made available in the Revolving Credit Agreement and it is in the corporate interest of the Pledgor to enter into this Agreement;
NOW THEREFORE, in consideration of the premises contained herein, the Parties hereto agree to enter into this Agreement, which shall be governed by the following terms and conditions:
Section I — Definitions
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1.1. Capitalised terms used in this Agreement, including in the recitals hereto, and not otherwise defined herein shall have the meaning ascribed to them in the Revolving Credit Agreement, unless a contrary indication appears.
1.2. Any references to the Collateral Agent in this Agreement shall be construed as references to the Collateral Agent acting on behalf of the Secured Parties.
1.3. Any references to a Person in this Agreement shall include its successors and assigns.
1.4. Any references to a document is a reference to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.
1.5. All references to sections and exhibits in this Agreement are references to sections and exhibits of this Agreement, except if expressly stated otherwise.
Section II — Purpose of the Pledge
2.1. The pledge hereunder is created in order to secure to the Collateral Agent, for the benefit of the Secured Parties, the Secured Obligations.
2.2 For the purposes of Section 1,424 of the Brazilian Civil Code, the basic terms of Secured Obligations are those described in Exhibit 1 hereto. In the event of any conflict between the language of Exhibit 1 and the Revolving Credit Agreement, the Revolving Credit Agreement shall govern and control.
Section III — Creation of the Pledge
3.1. Pledgor hereby irrevocably grants and pledges to the Collateral Agent, for the benefit of the Secured Parties, the credit rights of Pledgor against the depository banks listed in Exhibit 2 hereto (the “Depositary Banks”), with respect to all and any monies deposited in the bank accounts held by Pledgor with such Depositary Banks less the amount of R$1,000,000.00 (one million reais) per bank account (equivalent to approximately US$600,000.00 on the date hereof). The bank accounts are duly described and identified in Exhibit 2 hereto (the “Pledged Accounts”).
Section IV — Registration
4.1. Pledgor shall, within 20 (twenty) days after the execution of this Agreement or any amendment hereto entered into with respect to Section 10 below, register this Agreement, or any such amendment, as applicable, together with its relevant sworn translation into the Portuguese language, with the competent Registry of Deeds and Documents (Cartórios de Títulos e Documentos), and provide promptly thereafter evidence of any such registrations in form and substance reasonably satisfactory to the Collateral Agent. All expenses incurred in connection with such sworn public translation and with such registrations shall be paid by the Pledgor.
Section V — Representation and Warranties
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5.1. The Pledgor hereby represents and warrants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, as follows:
a)	it has the corporate power and authority to enter into this Agreement, and to comply with and perform its obligations under this Agreement, as well as it has taken all necessary corporate acts to authorize the execution of this Agreement and the creation of the pledge in accordance with the terms set forth herein;

b)	this Agreement constitutes its valid obligation, legally binding upon it and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally;

c)	neither the execution and delivery of this Agreement nor the compliance with its terms will constitute a breach of its Articles of Association or any other corporate documents, as well as it will not constitute a breach or a default under any other agreement to which it is a party;

d)	no registration, request, authorization or filing of any kind before any governmental body or agency or any third party is required in connection with: (i) the creation and maintenance of the pledge by Pledgor over the Pledged Accounts in accordance with this Agreement, or to the execution and delivery of this Agreement; (ii) the validity and enforceability of this Agreement; (iii) the exercise by the Collateral Agent of the rights established in this Agreement, except for the registration requirements mentioned in Section 4 above;

e)	it is not engaged in or threatened by any litigation, investigation or process before any arbitration, judicial or administrative court, the outcome of which might adversely and materially affect its financial condition, the creation of the security established in this Agreement or the accomplishment of its obligations hereunder;

f)	it is not threatened to become insolvent or unable to pay its debts as they mature, it has not been, and it is not threatened to be, declared insolvent or impediment of any legal nature is declared; and

g)	it is the legal owner of monies deposited in the Pledged Accounts, which are free and clear of any liens of whatever kind or claims of others except for (i) the pledge created under this Agreement; (ii) the pledge created under the Accounts Pledge Agreement entered into by and between Bank of America N.A., as collateral agent under the Term Loan Credit Agreement and Novelis do Brasil Ltda, as of the same date hereof (the “Term Loan Credit Accounts Pledge Agreement”); and (iii) Permitted Liens.
Section VI — Covenants
6.1. Pledgor covenants with Collateral Agent, on behalf of the Secured Parties, that until termination of this Agreement, in accordance with Section 12:
(a)	except as permitted under the Revolving Credit Agreement, Pledgor shall not constitute over the Pledged Accounts any liens or encumbrances, except for the
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pledge created under this Agreement, and for the pledge created under the Term Loan Credit Accounts Pledge Agreement;
(b)	upon a written request by the Collateral Agent in accordance with the Revolving Credit Agreement, Pledgor shall perform, at its own expenses, any act and shall execute any and all documents necessary to preserve the rights and powers of Collateral Agent granted herein; and

(c)	unless provided for in the Revolving Credit Agreement, Pledgor undertakes to maintain the Collateral Agent duly indemnified against any and all proved liabilities, costs and expenses (including, but not limited to, attorney’s fees and legal expenses) related to or deriving from: (i) any delay in the payment of all taxes that may accrue or be due in relation to any part of the Pledged Accounts; (ii) any breach by Pledgor of any of its statements set forth in Section 5 of this Agreement or of the commitments assumed in this Section 6 and in any other provisions of this Agreement; or (iii) the creation, perfection or enforcement of the pledge over the Pledged Accounts (including, but not limited to, the proceedings set forth in Section 3).
Section VII — Notice to the Depositary Banks
7.1. Pledgor hereby undertakes to deliver a notice to each of the Depositary Banks, substantially in the form attached to this Agreement as Exhibit 4, immediately after the execution of this Agreement, informing each of the Depositary Banks of the execution and delivery of this Agreement and of the pledge created hereunder. Pledgor also undertakes to, using commercially reasonable efforts, deliver to the Collateral Agent confirmation of the receipt and acknowledgement by each of the Depositary Banks of such notice, within 5 (five) business days as of the receipt by Pledgor of the “Acknowledged by” of such notice from each of the Depositary Banks.
7.2. Upon the occurrence and during the continuation of an Event of Default (as evidenced by a written notice from the Collateral Agent to each of the Depositary Banks irrespective of any notice to the contrary from Pledgor), Pledgor hereby agrees that each of the Depositary Banks shall only act pursuant to the instructions received from the Collateral Agent on behalf of the Secured Parties with respect to the Pledged Accounts.
7.3. Nothing contained herein shall prevent the Collateral Agent upon the occurrence and continuation of a Event of Default (as evidenced by a written notice from the Collateral Agent to each of the Depositary Banks irrespective of any notice to the contrary from Pledgor) from instructing any of the Depositary Banks, from time to time, in relation to the Pledged Accounts.
Section VIII — Enforcement of the Security
8.1. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may, regardless of any judicial or extra judicial notice, retain the funds from the Pledged Accounts to repay or settle the Secured Obligations in accordance with the Revolving Credit Agreement and the Intercreditor Agreement (as defined below), returning any remaining funds deposited in the Pledged Accounts to Pledgor.
8.2. In due observance of the Intercreditor Agreement, the funds derived from the
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enforcement of the Pledged Accounts shall be applied to the satisfaction of the Secured Obligations, including, without limitation, expenses incurred in connection with the enforcement of the pledge created hereunder. The Collateral Agent shall return to Pledgor the remaining excess, if any, in the form of cash in this case, in accordance of Section 1,435, item V of the Brazilian Civil Code.
8.3. As a means of complying with the obligations set forth herein, the Pledgor shall, on the date hereof, execute and deliver irrevocably and irreversibly, as a condition precedent to this Agreement, in accordance with Article 684 of the Brazilian Civil Code, to the Collateral Agent (as representative of the Secured Parties), and to each successor as necessary, a power of attorney, substantially in the form of Exhibit 3 hereto, to ensure that the Collateral Agent or such successor has all powers to carry out the acts and rights specified herein, and shall maintain such power of attorney in full force and effect until the date of the Discharge of Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement).
Section IX — Use of Proceeds
9.1. Any amounts received by the Collateral Agent pursuant to this Agreement and/or under the powers hereby conferred shall, after an Event of Default, be applied by the Collateral Agent as representative of the Secured Parties for payment of the Secured Obligations in accordance with the terms of the Revolving Credit Agreement and the Intercreditor Agreement, and in any case, any amounts in excess of the Secured Obligations shall return to Pledgor.
Section X — Amendments with Respect to the Secured Obligations
10.1. Pledgor shall remain obligated hereunder, and the Pledged Accounts shall remain subject to the pledge granted hereby, at all times until termination of this Agreement pursuant to Section 12 hereof, without limitation and without any reservation of rights against Pledgor, and whether notice is given to Pledgor or not, irrespective of whether:
(a)	the liability of Pledgor or any other third party upon or for any part of the Secured Obligations, or any security or guarantee or right of set-off with respect thereto is, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties;

(b)	the Revolving Credit Agreement is amended, modified or supplemented, in whole or in part, in accordance with the terms of such agreement; and

(c)	any guaranty or right of set-off at any time held by the Secured Parties (directly or through the Collateral Agent) for the payment of the Secured Obligations are sold, exchanged, waived, surrendered or released.
Section XI — Pursuit of Rights and Remedies Against Pledgor
11.1. When pursuing its rights and remedies hereunder against Pledgor, the Collateral Agent on behalf of the Secured Parties may, but shall be under no obligation to, pursue such rights and remedies as it may have against any third party or against any guaranty of the Secured Obligations or any right of set-off with respect thereto, and any failure by the
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Collateral Agent on behalf of the Secured Parties to pursue such rights or remedies or to collect any payments from such third party or to realize upon any such securities or guaranties or to exercise any such right of set-off, or any release of such third Parties or of any such securities, guaranties or right of set-off, shall not relieve Pledgor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or the Secured Parties.
Section XII — Termination and Release
12.1. Upon the Discharge of Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement), then, and only then, shall this Agreement and the security interests and lien created hereby be released and this Agreement shall terminate, at Pledgor’s expense; otherwise, this Agreement and the pledge created hereby shall remain in full force and effect.
12.2. No release of this Agreement or of the lien created and evidenced hereby shall be valid unless executed by the Collateral Agent.
12.3. Upon termination of this Agreement, the Collateral Agent shall, at Pledgor’s request, at Pledgor’s expense, execute and/or enter into with Pledgor (and the Secured Parties herein grant to the Collateral Agent the powers to accomplish it), all documents reasonably required to evidence the release and the discharge of such security interest and lien created hereby.
Section XIII — Waivers and Amendments
13.1. Notwithstanding any provisions of this Agreement to the contrary, no amendment of any provision of this Agreement (including any waiver or consent relating thereto) shall be effective unless it shall be made by means of a written and signed consent by the Collateral Agent, acting on the instructions of the Administrative Agent.
Section XIV — Severability
14.1. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability of such provision, and shall not affect any other provisions hereof.
Section XV — Authority of the Collateral Agent
15.1. Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, request, judgment or other right or remedy provided for herein or resulting from this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Revolving Credit Agreement, the Intercreditor Agreement and by other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and Pledgor, the Collateral Agent shall be conclusively presumed to be acting as representative of the Secured Parties, with full and valid authority so to act or refrain from acting, and Pledgor shall be under no entitlement to make any inquiry with respect to such authority.
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Section XVI — Complete Agreement; Successors and Assigns
16.1. This Agreement, together with the Revolving Credit Agreement and the Intercreditor Agreement, is intended by the Parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns, inuring to the benefit of all of them.
16.2. Pledgor may not assign or transfer any of its rights or obligations under this Agreement. The Collateral Agent may assign and transfer all of its rights and obligations hereunder to a replacement Collateral Agent, appointed in accordance with the terms of the Revolving Credit Agreement. Upon such assignment and transfer taking effect, the replacement Collateral Agent shall be deemed to be acting as representative of the Secured Parties, for the purposes of this Agreement, in place of the former Collateral Agent.
Section XVII — Assignment and/or Transfer of the Revolving Credit Agreement
17.1 In the event of the assignment, transfer and/or novation of the credits of the Secured Parties under the Revolving Credit Agreement, Pledgor shall remain obligated under the terms of this Agreement and the Pledged Accounts shall remain subject to the security interest hereby created in favor of the Secured Parties, until the termination in full of this Agreement, in accordance with Section 12, provided that it is notified of the assignment and/or transfer by the Collateral Agent. Pledgor acknowledges and agrees that such notification will be under the terms, as the case may be, of the requirements of the notification of Article 290 of the Brazilian Civil Code.
Section XVIII — Waiver of Immunity
18.1 To the extent that Pledgor has or hereafter may be entitled to claim or may acquire, for itself or for any of the Pledged Accounts, any immunity from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, or otherwise), with respect to itself or its properties, Pledgor hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by applicable law.
Section XIX — No Duty on Collateral Agent’s Part
19.1. The powers conferred on Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Pledged Accounts and shall not impose any duty on the Collateral Agent to exercise such powers or on the Secured Parties to cause the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any Secured Parties nor any of their respective directors, officers, employees or agents shall be held responsible by Pledgor for any act or failure to act hereunder except to the extent otherwise provided in the Revolving Credit Agreement or under Brazilian Law.
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Section XX — Notices
20.1. Any communication under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers, or to such other address or fax number as may be notified by the relevant party to the other party in writing:
To Pledgor:
NOVELIS DO BRASIL LTDA.
Avenida das Nações Unidas, 12.551 — 15th floor
Torre Empresarial World Trade Center
São Paulo — SP, Brasil
04578-000
Telefax: 55 11 5503-0714
Attention: Alexandre Moreira Martins de Almeida
To the Collateral Agent:
BANK OF AMERICA, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 1 312-453-5555
20.2. Each party undertakes to notify the other party of any change of address.
Section XXI — Governing Law
21.1. This Agreement is governed by the laws of the Federative Republic of Brazil.
Section XXII — Jurisdiction
22.1. The Parties hereto elect the courts of the City of São Paulo, State of São Paulo to resolve any dispute arising out of or in connection with this Agreement.
Section XXIII — Specific Performance
23.1. The Parties agree and acknowledge that this Agreement constitutes a “título executivo extrajudicial” pursuant to Article 585, item III of the Brazilian Code of Civil Procedure and grants to each Party the right to seek specific performance in accordance with the applicable provisions of the Brazilian Code of Civil Procedure, including, without limitation, Articles 461, 632 and 466-B without prejudice to any other rights or remedies available to the Collateral Agent under applicable law.
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Section XXIV — Construction
24.1. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis Europe Holdings Limited, Novelis UK Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis PAE, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
Section XXV — Taxes, Charges and Expenses
25.1. Taxes and Other Taxes, charges, costs, and expenses (including legal fees and notarial fees), including withholding taxes, relating to, resulting from, or otherwise connected with, the Pledge, this Agreement, the execution, amendment and/or the enforcement of this Agreement, on whomsoever imposed, shall be borne and paid exclusively by the Pledgor, unless otherwise provided for in the Revolving Credit Agreement. If this Agreement is enforced, the Pledgor shall make such additional payments to the Collateral Agent so that the Collateral Agent is put in the same net-after tax position that the Collateral Agent would have obtained absent the enforcement of this Agreement, unless otherwise provided for in the Revolving Credit Agreement.
Section XXVI — Other Provisions
26.1. If the Pledgor makes a payment hereunder that is subject to withholding tax, the Pledgor shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes, the payee receives an amount equal to the amount it would have received if no such withholding had been imposed; provided, that the relevant persons provide such forms, certificates and documentation that the Collateral Agent is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Collateral Agent’s judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
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Section XXVII — Language
27.1 This Agreement is being executed solely in the English language. Pledgor shall, at its own expense, arrange for this Agreement to be sworn public translated into Portuguese by a sworn public translator.
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     IN WITNESS WHEREOF, the Parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in 5 (five) identical counterparts, in their respective names and to be delivered as of the day and year first above written.
São Paulo, December 17, 2010.

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:		2:

	Name:		Name:
	ID:		ID:
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Exhibit 1
Basic Terms of the Secured Obligations
For the purposes of Article 1,424 of the Brazilian Civil Code, the basic terms of the Secured Obligations1 are:
Revolving Credit Agreement2
a) Principal Amount
Up to US$800,000,000.00 (eight hundred million United States Dollars), such amount subject to further increase at the request of the Borrower up to $1,000,000,000 (one billion United States Dollars) in accordance with the terms of the Revolving Credit Agreement.
b) Termination
Five years from the date hereof. Such termination date may be extended pursuant to the terms of the Revolving Credit Agreement.
c) Interest
At the Borrowers’ option, (i) loans denominated in Dollars will bear interest based on the Base Rate or Adjusted LIBOR Rate (except that all Dollar swingline borrowings will accrue interest based on the Base Rate), (ii) loans denominated in Sterling or Swiss Francs will bear interest based on the Adjusted LIBOR Rate, and (iii) loans denominated in Euros will bear interest based on EURIBOR, each as described below:
     A. Base Rate Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each Base Rate Borrowing, including each U.S. Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.
     B. Eurocurrency Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each Eurocurrency Borrowing, including each European Swingline Loan, shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

[1]	“Secured Obligations” means the “Secured Obligations” as defined in the Revolving Credit Agreement (as defined herein).

[2]	All of the capitalized terms in this Exhibit 1 will have the meanings ascribed to such terms in the Credit Agreement dated December 17, 2010 (as amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”) entered into by and among, inter alios, the Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Issuing Bank, the U.S. Swingline Lender, the Administrative Agent, the Collateral Agent, and the European Swingline Lender (as the foregoing capitalized terms are defined in the Revolving Credit Agreement). In the event of any discrepancy between this Exhibit 1 and the Revolving Credit Agreement, the terms of the Revolving Credit Agreement shall govern and control.

     C. EURIBOR Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each EURIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     D. Default Rate. Notwithstanding the foregoing, during an Event of Default of the type specified in Sections 8.01(a), (b), (g) or (h) of the Revolving Credit Agreement, or during any other Event of Default if the Required Lenders in their discretion so elect by notice to the Administrative Agent, all Obligations shall, to the extent permitted by Applicable Law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) of the Revolving Credit Agreement (in either case, the “Default Rate”).
     E. Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(f) of the Revolving Credit Agreement shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan or a U.S. Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any EURIBOR Loan or Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     F. Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest computed with regard to Eurocurrency Loans by way of GBP shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted EURIBOR Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of the Revolving Credit Agreement and such determination shall be conclusive absent manifest error.
     G. Currency for Payment of Interest. All interest paid or payable pursuant to Section 2.06 of the Revolving Credit Agreement shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.

Exhibit 2
Pledged Accounts

OWNER	ACCOUNT	BANK	BRANCH	ACCOUNT NUMBERS
Novelis do Brasil Ltda.	Deposit Account	Banco Brasil	3400
Novelis do Brasil Ltda.	Deposit Account	Bradesco	2372
Novelis do Brasil Ltda.	Deposit Account	Bradesco	2372
Novelis do Brasil Ltda.	Deposit Account	Itau S/A	0912
Novelis do Brasil Ltda.	Deposit Account	Caixa	2926
Novelis do Brasil Ltda.	Deposit Account	Citibank	0001
Novelis do Brasil Ltda.	Deposit Account	Citibank	0001
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Banco Brasil	0088
Novelis do Brasil Ltda.	Deposit Account	Banco Real	0251
Novelis do Brasil Ltda.	Deposit Account	ItaúBBA Nassau	0001

Exhibit 3
Form of Power of Attorney
NOVELIS DO BRASIL LTDA., Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as “Grantor”) irrevocably constitutes and appoints BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as Collateral Agent under the Revolving Credit Agreement, as its attorney-in-fact (“Attorney-in-Fact”) to act in its name and place, to the fullest extent permitted by law, to do and perform all and every act whatsoever necessary, in connection with the Accounts Pledge Agreement, dated December 17, 2010 entered into by and among the Grantor and the Collateral Agent (as representative of the Secured Parties) (together with its respective modifications and amendments, “Accounts Pledge Agreement”), and pursuant to the terms of such Accounts Pledge Agreement, upon the occurrence and during the continuation of an Event of Default to, without limitation:
(a) collect and dispose of the amounts received in connection with the Pledged Accounts;
(b) (i) apply the amounts received in connection with the Pledged Accounts to the total or partial repayment of any amount due and payable to the Collateral Agent by the Borrowers under the Revolving Credit Agreement, (ii) deduct all expenses incurred in relation to the Accounts Pledge Agreement and returning the excess, if any, to the Pledgor, with due regard to the terms and conditions of the Revolving Credit Agreement, the Intercreditor Agreement and the Accounts Pledge Agreement, (iii) make all remittances abroad in respect of the Secured Obligations, and (iv) sign any necessary foreign exchange contract with financial institutions in Brazil that may be required and to represent the Pledgor before the Brazilian Central Bank when necessary to accomplish the purposes of the Accounts Pledge Agreement.
This power of attorney is effective as of the date hereof, provided that the powers to use all or part of the Pledged Accounts shall only become effective upon the occurrence and the continuation of an Event of Default.
Capitalized terms used, but not defined herein, shall have the meaning attributed to them in the Accounts Pledge Agreement.
The powers granted herein are in addition to the powers granted by the Grantor to Attorney-in-Fact in the Accounts Pledge Agreement and do not cancel or revoke any of such powers.
This power of attorney is granted as a condition to the Accounts Pledge Agreement and as a means to comply with the obligations set forth therein, in accordance with Article 684 of the Brazilian Civil Code.
This power of attorney is effective as of December 17, 2010.

This power of attorney shall remain valid until the Accounts Pledge Agreement is terminated in accordance with its terms.
São Paulo, December 17, 2010.
NOVELIS DO BRASIL LTDA.

Name:	Name:
Title:	Title:

Exhibit 4
Form of Notice
[Novelis do Brasil’s letterhead]
[***DATE***]
     To
     [include name of the bank]
          Ref.: Accounts Pledge Agreement (the “Agreement”), dated December 17, 2010, entered into by and among Novelis do Brasil, a Brazilian limited liability company with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03 (“Novelis do Brasil”), and BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as collateral agent on behalf of the Secured Parties under the Revolving Credit Agreement (hereinafter referred to as “Bank of America” or “Collateral Agent”).
Dear Sirs:
     Please be advised that, pursuant to the Agreement referenced above, all of our credit rights against you, as depository bank, with respect to the monies deposited in our bank account No. [include no. of the bank account] less the amount of R$1,000,000.00 (equivalent to approximately US$600,000.00 on the date hereof) have been pledged, as set forth in the Agreement, in favor of the Collateral Agent on behalf of the Secured Parties.
     Novelis do Brasil hereby irrevocably instructs you as follows: following the occurrence of an Event of Default, which is continuing, as shall be informed to you by a conclusive and written notice of the Collateral Agent (irrespective of any notice to the contrary from Novelis do Brasil), you shall immediately act in accordance with instructions received from the Collateral Agent with respect to the amounts due by you to Novelis do Brasil (irrespective of any notice to the contrary from Novelis do Brasil).
     The instructions contained herein may not be revoked, amended or modified without the prior written consent of the Collateral Agent.
     Very truly yours,
     Novelis do Brasil Ltda.

Name
Title:

Acknowledged by:

[include name of the bank]
Name:
Title:

Execution version
QUOTA PLEDGE AGREEMENT
This Quota Pledge Agreement (the “Agreement”) is made by and among:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as “Novelis do Brasil”);
(b) NOVELIS INC., a Canadian company, with its principal place of business in the City of Atlanta, State of Georgia, at 3399 Peachtree Road NE, Suite1500, 30326, hereby represented by its undersigned legal representative (hereinafter referred to as “Borrower” or “Pledgor”); and
(c) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as collateral agent under the Revolving Credit Agreement (as defined below), hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”, and together with Novelis do Brasil and the Pledgor, hereinafter referred to as the “Parties”).
WHEREAS:
A) The Pledgor and the Collateral Agent have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”) among inter alios, Novelis Inc. (the “Parent Borrower”), other Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Issuing Bank, the U.S. Swingline Lender, the Administrative Agent, the Collateral Agent, and the European Swingline Lender (as such capitalized terms are defined in the Revolving Credit Agreement);
B) Borrowers, including the Pledgor, have requested that Lenders provide a credit facility to Borrowers to finance the mutual and collective business enterprise of the Loan Parties (as defined in the Revolving Credit Agreement). Lenders are willing to provide the credit facility on the terms and conditions set forth in the Revolving Credit Agreement;
C) As a Borrower and a member of the same economic group of the Borrowers, the Pledgor shall receive substantial direct and indirect economic and non-economic benefits from the facilities made available in the Revolving Credit Agreement and it is in the corporate interest of the Pledgor to enter into this Agreement;
NOW THEREFORE, in consideration of the premises contained herein, the Parties hereto agree to enter into this Agreement, which shall be governed by the following terms and conditions:
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Section I — Definitions
1.1. Capitalised terms used in this Agreement, including the recitals hereto, and not otherwise defined herein shall have the meaning ascribed to them in the Revolving Credit Agreement, unless a contrary indication appears.
1.2. Any references to the Collateral Agent in this Agreement shall be construed as references to the Collateral Agent acting on behalf of the Secured Parties.
1.3. Any references to a Person in this Agreement shall include its successors and assigns.
1.4. Any references to a document is a reference to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.
1.5. All references to sections and exhibits in this Agreement are references to sections and exhibits of this Agreement, except if expressly stated otherwise.
Section II — Purpose of the Pledge
2.1. The pledge hereunder is created in order to secure to the Collateral Agent, for the benefit of the Secured Parties, the Secured Obligations.
2.2 For the purposes of Section 1,424 of the Brazilian Civil Code, the basic terms of Secured Obligations are those described in Exhibit 1 hereto. In the event of any conflict between the language of Exhibit 1 and the Revolving Credit Agreement, the Revolving Credit Agreement shall govern and control.
Section III — Creation of the Pledge
3.1. Pledgor hereby irrevocably grants and pledges to the Collateral Agent, for the benefit of the Secured Parties, 120,130,999 quotas (the “Quotas”), representing 99.99% of the total outstanding quotas of Novelis do Brasil, duly described in Exhibit 2, which are owned by Pledgor.
3.2. In addition to the Quotas, the Pledgor hereby pledges all quotas representing the capital stock of Novelis do Brasil which may be from time to time subscribed, purchased or acquired by it, whether or not in addition to, in substitution of, as a conversion of or in exchange for any quotas of Novelis do Brasil held by the Pledgor, together with all options arising from any new quotas or subscription rights of any nature whatsoever that may be issued or granted by Novelis do Brasil to the Pledgor in respect of it or its interest in the Novelis do Brasil (“Additional Quotas” and, together with the Quotas, the “Pledged Quotas”).
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Section IV — Restriction on Transfers and Encumbrances
4.1. Except in accordance with the terms and conditions of the Revolving Credit Agreement, the Pledged Quotas may not be assigned, sold or in any other way transferred by Pledgor or by any other means whatsoever become subject to any liens or encumbrances, until complete performance of the Secured Obligations, pursuant to Section 12 below.
Section V — Registration
5.1. Pledgor shall, within 20 (twenty) days after the execution of this Agreement or any amendment hereto entered into with respect to Section 13 below, register this Agreement, or any such amendment, as applicable, together with its relevant sworn translation into the Portuguese language, with the competent Registry of Deeds and Documents (Cartórios de Títulos e Documentos), and provide promptly thereafter evidence of any such registrations in form and substance reasonably satisfactory to the Collateral Agent. All expenses incurred in connection with such sworn public translation and with such registrations shall be paid by the Pledgor.
5.2 Novelis do Brasil shall, and the Pledgor shall procure that Novelis do Brasil shall, within thirty (30) days after the execution of this Agreement, register the amendment of its Articles of Association to reflect the existence of the Pledged Quotas with the Registry of Commerce of the State of São Paulo and promptly thereafter deliver evidence of such registration, in form and substance reasonably satisfactory to the Collateral Agent. All expenses incurred in connection with such registration shall be paid by Novelis do Brasil.
Section VI — Representations and Warranties
6.1 The Pledgor hereby represents and warrants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, as follows:
(a) it has the corporate power and authority and the legal right to execute and deliver and to perform its obligations under this Agreement, including to grant a pledge over the Pledged Quotas;
(b) it has taken all necessary actions to authorize the execution, delivery and performance of this Agreement, including to grant the pledge over the Pledged Quotas;
(c) it is the legitimate owner of 99.99% of the total outstanding quotas of Novelis do Brasil and the Pledged Quotas represent 99.99% of the total outstanding quotas, which are free from any liens other than (i) those contemplated herein; (ii) those created under the Quota Pledge Agreement entered into by and between Bank of America N.A., as collateral agent under the Term Loan Credit Agreement, Pledgor and Novelis do Brasil Ltda., as of the same date hereof (the “Term Loan Credit Quota Pledge Agreement”) and (iii) Permitted Liens;
(d) no litigation, investigation or proceeding is pending that could materially adversely affect the Pledged Quotas;
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(e) this Agreement constitutes its legal, valid and binding obligation, enforceable against it, in accordance with its terms, except to the extent that the enforceability thereof is limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors rights generally; and
(f) no registration, recordation or filing with any governmental body, agency or official under the laws of the Federative Republic of Brazil is required in connection with the execution or delivery of this Agreement or necessary for the validity or enforceability hereof or for the perfection or enforcement of the Pledged Quotas, except for the registration of this Agreement with the competent Registry of Deeds and Documents and, as a complementary measure, the registration of the Amendment to the Articles of Association of Novelis do Brasil, deliberating about the creation of the pledge over the Pledged Quotas, with the relevant Registry of Commerce.
Section VII — Covenants
Except as permitted by the Revolving Credit Agreement and the Loan Documents:
7.1 The Pledgor and Novelis do Brasil shall not, during the term of this Agreement, take, or participate in, any action which results or might result in the Pledgor’s loss of ownership of all or part of the Pledged Quotas, or any other transaction which would have the same result as a sale, transfer, encumbrance or other disposal of the Pledged Quotas or which would for any other reason be inconsistent with the security interest of the Collateral Agent or defeat, impair or circumvent the rights of the Collateral Agent or those created under the Term Loan Credit Quota Pledge Agreement;
7.2 The Pledgor and Novelis do Brasil shall not encumber, permit to subsist, create or agree to create any other security interest or third party right in or over the Pledged Quotas during the term of this Agreement, except those created under the Term Loan Credit Quota Pledge Agreement, or as otherwise permitted by the Revolving Credit Agreement;
7.3 The Pledgor and Novelis do Brasil shall not, during the term of this Agreement, amend the articles of association of Novelis do Brasil to the extent that such amendment would or might reasonably be expected to materially and adversely affect the security interest created hereunder without the prior written consent of the Collateral Agent;
7.4 The pledge set forth hereunder shall be duly reflected in the Amendment to the Articles of Association of Novelis do Brasil to be executed simultaneously with this Agreement and in future amendments thereto, until the pledge hereunder is released or terminated; and
7.5 The Pledgor and Novelis do Brasil shall enter into amendments to this Agreement with the Collateral Agent substantially in the form of Exhibit 3 hereto (each, an “Amendment”) and in accordance with section 5.11 of the Revolving Credit Agreement in order to extend the security interest and lien created hereunder to any Additional Quotas. Novelis do Brasil shall take any further actions as the Collateral Agent may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted with respect to such after-acquired Pledged Quotas and in favor of the Collateral Agent.
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Section VIII — Enforcement of the Security
8.1 Upon the occurrence and continuance of an Event of Default, the Collateral Agent shall be entitled to immediately enforce the pledge over the Pledged Quotas where the pledge has by then already been perfected, by selling such Pledged Quotas, either privately in accordance with Article 1,433, item IV, of the Brazilian Civil Code, or through judicial proceedings, and by applying the proceeds of such sale to satisfy the Secured Obligations.
8.2 Any sale of Pledged Quotas to satisfy the Secured Obligations shall be conducted in the manner and under the conditions determined by the Collateral Agent. After the application of the proceeds from such sales to satisfy the Secured Obligations, including, without limitation, expenses incurred in connection with the enforcement of the pledges created hereunder, in accordance with the Revolving Credit Agreement and the Intercompany Agreement (as defined below), the Collateral Agent shall return to the Pledgor the remaining excess, if any, whether in the form of cash or quotas of Novelis do Brasil.
8.3 The Collateral Agent shall send a notice to the Pledgor informing about the enforcement of the pledge created hereunder at the time of its enforcement, provided that the failure to send such a notice shall not in any manner limit the Collateral Agent’s rights hereunder.
8.4 As a means of complying with the obligations set forth herein, the Pledgor shall, on the date hereof, execute and deliver irrevocably and irreversibly, as a condition precedent to this Agreement, in accordance with Article 684 of the Brazilian Civil Code, to the Collateral Agent (as representative of the Secured Parties), and to each successor as necessary, a power of attorney, substantially in the form of Exhibit 4 hereto, to ensure that the Collateral Agent or such successor has all powers to carry out the acts and rights specified herein, and shall maintain such power of attorney in full force and effect until the Discharge of Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement, as defined below).
Section IX — Use of Proceeds
9.1. Any amounts received by the Collateral Agent pursuant to this Agreement and/or under the powers hereby conferred shall, after an Event of Default, be applied by the Collateral Agent as representative of the Secured Parties for payment of the Secured Obligations in accordance with the terms of the Revolving Credit Agreement and the Intercreditor Agreement (as defined below), and in any case, any amounts in excess of the Secured Obligations shall return to Pledgor.
Section X — Amendments with Respect to the Secured Obligations
10.1. Pledgor shall remain obligated hereunder, and the Pledged Quotas shall remain subject to the pledge granted hereby, at all times until termination of this Agreement pursuant to Section 12 hereof, without limitation and without any reservation of rights against Pledgor, and whether notice is given to Pledgor or not, irrespective of whether:
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(a)	the liability of Pledgor or any other third party upon or for any part of the Secured Obligations, or any security or guarantee or right of set-off with respect thereto is, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties;
(b)	the Revolving Credit Agreement is amended, modified or supplemented, in whole or in part, in accordance with the terms of such agreement; and
(c)	any guaranty or right of set-off at any time held by the Secured Parties (directly or through the Collateral Agent) for the payment of the Secured Obligations are sold, exchanged, waived, surrendered or released.
Section XI — Pursuit of Rights and Remedies Against Pledgor
11.1. When pursuing its rights and remedies hereunder against Pledgor, the Collateral Agent on behalf of the Secured Parties may, but shall be under no obligation to, pursue such rights and remedies as it may have against any third party or against any guaranty of the Secured Obligations or any right of set-off with respect thereto, and any failure by the Collateral Agent on behalf of the Secured Parties to pursue such rights or remedies or to collect any payments from such third party or to realize upon any such securities or guaranties or to exercise any such right of set-off, or any release of such third parties or of any such securities, guaranties or right of set-off, shall not relieve Pledgor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or the Secured Parties.
Section XII — Termination and Release
12.1. Upon the Discharge of Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement), this Agreement and the security interest created hereby shall be released and this Agreement shall terminate; otherwise, this Agreement and the security interest created hereby shall remain in full force and effect. No release of this Agreement or of the lien created and evidenced hereby shall be valid unless executed by the Collateral Agent. The Collateral Agent hereby covenants and agrees to take all necessary actions to release the security interest created hereby and to terminate this Agreement upon the Discharge of Revolving Credit Secured Obligations.
Section XIII — Waiver and Amendments
13.1 Notwithstanding any provisions of this Agreement to the contrary, no amendment of any provision of this Agreement (including any waiver or consent relating thereto) shall be effective unless it shall be made by means of a written and signed consent by the Collateral Agent, acting on the instructions of the Administrative Agent.
Section XIV — Severability
14.1. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent
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of the invalidity, illegality or unenforceability of such provision, and shall not affect any other provisions hereof.
Section XV — Authority of the Collateral Agent
15.1. Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, request, judgment or other right or remedy provided for herein or resulting from this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Revolving Credit Agreement, the Intercreditor Agreement (as defined below) and by other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and Pledgor, the Collateral Agent shall be conclusively presumed to be acting as representative of the Secured Parties, with full and valid authority so to act or refrain from acting, and Pledgor shall be under no entitlement to make any inquiry with respect to such authority.
Section XVI — Complete Agreement; Successors and Assigns
16.1. This Agreement, together with the Revolving Credit Agreement and the Intercreditor Agreement, is intended by the Parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns, inuring to the benefit of all of them.
16.2. Pledgor may not assign or transfer any of its rights or obligations under this Agreement. The Collateral Agent may assign and transfer all of its rights and obligations hereunder to a replacement Collateral Agent, appointed in accordance with the terms of the Revolving Credit Agreement. Upon such assignment and transfer taking effect, the replacement Collateral Agent shall be deemed to be acting as representative of the Secured Parties, for the purposes of this Agreement, in place of the former Collateral Agent.
Section XVII — Assignment and/or Transfer of the Revolving Credit Agreement
17.1 In the event of the assignment, transfer and/or novation of the credits of the Secured Parties under the Revolving Credit Agreement, Pledgor shall remain obligated under the terms of this Agreement and the Pledged Quotas shall remain subject to the security interest hereby created in favor of the Secured Parties, until the termination in full of this Agreement, in accordance with Section 12 and 13, provided that it is notified of the assignment and/or transfer by the Collateral Agent. Pledgor acknowledges and agrees that such notification will be under the terms, as the case may be, of the requirements of the notification of Article 290 of the Brazilian Civil Code.
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Section XVIII — Waiver of Immunity
18.1 To the extent that Pledgor has or hereafter may be entitled to claim or may acquire, for itself or for any of the Pledged Quotas, any immunity from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, or otherwise), with respect to itself or its properties, Pledgor hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by applicable law.
Section XIX —No Duty on Collateral Agent’s Part
19.1. The powers conferred on Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Pledged Quotas and shall not impose any duty on the Collateral Agent to exercise such powers or on the Secured Parties to cause the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any Secured Parties nor any of their respective directors, officers, employees or agents shall be held responsible by Pledgor for any act or failure to act hereunder except to the extent otherwise provided in the Revolving Credit Agreement or under Brazilian Law.
Section XX — Notices
20.1. Any communication under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers, or to such other address or fax number as may be notified by the relevant party to the other party in writing:
To the Pledgor:
NOVELIS INC.
3399 Peachtree Road NE, Suite1500, 30326
Atlanta, Georgia
Attention: Geoffrey P. Batt
Telefax: 1 440-423-6661
To Novelis do Brasil
NOVELIS DO BRASIL LTDA.
Avenida das Nações Unidas, 12.551 — 15th floor
Torre Empresarial World Trade Center
São Paulo — SP, Brasil
04578-000
Telefax: 55 11 5503-0714
Attention: Alexandre Moreira Martins de Almeida
To the Collateral Agent:
BANK OF AMERICA, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 1 312-453-5555
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20.2. Each party undertakes to notify the other party of any change of address.
Section XXI — Governing Law
21.1. This Agreement is governed by the laws of the Federative Republic of Brazil.
Section XXII — Jurisdiction
22.1. The Parties hereto elect the courts of the City of São Paulo, State of São Paulo to resolve any dispute arising out of or in connection with this Agreement.
Section XXIII — Specific Performance
23.1. The Parties agree and acknowledge that this Agreement constitutes a “título executivo extrajudicial” pursuant to Article 585, item III of the Brazilian Code of Civil Procedure and grants to each Party the right to seek specific performance in accordance with the applicable provisions of the Brazilian Code of Civil Procedure, including, without limitation, Articles 461, 632 and 466-B without prejudice to any other rights or remedies available to the Collateral Agent under applicable law.
Section XXIV —Construction
24.1. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis Europe Holdings Limited, Novelis UK Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis PAE, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
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Section XXV — Taxes, Charges and Expenses
25.1. Taxes and Other Taxes, charges, costs, and expenses (including legal fees and notarial fees), including withholding taxes, relating to, resulting from, or otherwise connected with, the Pledge, this Agreement, the execution, amendment and/or the enforcement of this Agreement, on whomsoever imposed, shall be borne and paid exclusively by the Pledgor, unless otherwise provided for in the Revolving Credit Agreement. If this Agreement is enforced, the Pledgor shall make such additional payments to the Collateral Agent so that the Collateral Agent is put in the same net-after tax position that the Collateral Agent would have obtained absent the enforcement of this Agreement, unless otherwise provided for in the Revolving Credit Agreement.
Section XXVI — Other Provisions
26.1. If the Pledgor makes a payment hereunder that is subject to withholding tax, the Pledgor shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes, the payee receives an amount equal to the amount it would have received if no such withholding had been imposed; provided, that the relevant persons provide such forms, certificates and documentation that the Collateral Agent is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Collateral Agent’s judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
Section XXVII — Language
27.1 This Agreement is being executed solely in the English language. Pledgor shall, at its own expense, arrange for this Agreement to be sworn public translated into Portuguese by a sworn public translator.
[INTENTIONALLY LEFT IN BLANK]
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in the presence of the undersigned witnesses, in 5 (five) identical counterparts.
São Paulo, December 17, 2010.

NOVELIS INC.
By:
Name:
Title:

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:		2:

	Name:		Name:
	ID:		ID:
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Exhibit 1
Basic Terms of the Secured Obligations
For the purposes of Article 1,424 of the Brazilian Civil Code, the basic terms of the Secured Obligations1 are:
Revolving Credit Agreement2
a)	Principal Amount
Up to US$800,000,000.00 (eight hundred million United States Dollars), such amount subject to further increase at the request of the Borrower up to $1,000,000,000 (one billion United States Dollars) in accordance with the terms of the Revolving Credit Agreement.
b)	Termination
Five years from the date hereof. Such termination date may be extended pursuant to the terms of the Revolving Credit Agreement.
c)	Interest
At the Borrowers’ option, (i) loans denominated in Dollars will bear interest based on the Base Rate or Adjusted LIBOR Rate (except that all Dollar swingline borrowings will accrue interest based on the Base Rate), (ii) loans denominated in Sterling or Swiss Francs will bear interest based on the Adjusted LIBOR Rate, and (iii) loans denominated in Euros will bear interest based on EURIBOR, each as described below:
     A. Base Rate Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each Base Rate Borrowing, including each U.S. Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.
     B. Eurocurrency Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each Eurocurrency Borrowing, including each European Swingline Loan, shall bear interest at a rate per annum equal

[1]	“Secured Obligations” means the “Secured Obligations” as defined in the Revolving Credit Agreement (as defined herein).

[2]	All of the capitalized terms in this Exhibit 1 will have the meanings ascribed to such terms in the Credit Agreement dated December 17, 2010 (as amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”) entered into by and among, inter alios, the Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Issuing Bank, the U.S. Swingline Lender, the Administrative Agent, the Collateral Agent, and the European Swingline Lender (as the foregoing capitalized terms are defined in the Revolving Credit Agreement). In the event of any discrepancy between this Exhibit 1 and the Revolving Credit Agreement, the terms of the Revolving Credit Agreement shall govern and control.
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to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     C. EURIBOR Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each EURIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     D. Default Rate. Notwithstanding the foregoing, during an Event of Default of the type specified in Sections 8.01(a), (b), (g) or (h) of the Revolving Credit Agreement, or during any other Event of Default if the Required Lenders in their discretion so elect by notice to the Administrative Agent, all Obligations shall, to the extent permitted by Applicable Law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) of the Revolving Credit Agreement (in either case, the “Default Rate”).
     E. Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(f) of the Revolving Credit Agreement shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan or a U.S. Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any EURIBOR Loan or Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     F. Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest computed with regard to Eurocurrency Loans by way of GBP shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted EURIBOR Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of the Revolving Credit Agreement and such determination shall be conclusive absent manifest error.
     G. Currency for Payment of Interest. All interest paid or payable pursuant to Section 2.06 of the Revolving Credit Agreement shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.
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Exhibit 2
Pledged Quotas

	Total Number of	Total Number of
	Quotas of the	Quotas issued by	% of the Quotas of	Value
Quotaholder	Pledgor	Novelis do Brasil	the Pledgor	(R$)
NOVELIS INC.	120,130,999	120,131,000	99.99%	120,130,199.00
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Exhibit 3
Form of Amendment to Quota pledge agreement
This [•] Amendment to the Quota Pledge Agreement (hereinafter referred to as this “Amendment”) is made as of [•], by and among:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association, by its undersigned legal representatives, (hereinafter referred to as “Novelis do Brasil”);
(b) NOVELIS INC., a Canadian company, with its principal place of business in the City of Atlanta, State of Georgia, at 3399 Peachtree Road NE, Suite1500, 30326 hereby represented by its undersigned legal representative (hereinafter referred to as “Pledgor”); and
(c) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as Collateral Agent under the Revolving Credit Agreement, hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”).
Novelis do Brasil, the Pledgor and the Collateral Agent are hereinafter jointly referred to as the “Parties”.
WHEREAS, on December 17, 2010, the Parties hereto entered into a Quota Pledge Agreement (the “Quota Pledge Agreement”);
WHEREAS, the Parties hereto have agreed to amend the Quota Pledge Agreement in order to grant to the Collateral Agent, for the benefit of the Secured Parties, to the extent permitted under applicable Brazilian law and regulations, a perfected priority security interest in any Additional Quotas, subject to the Intercreditor Agreement;
WHEREAS, pursuant to the terms hereof, the Parties hereto desire to amend the Quota Pledge Agreement;
NOW, THEREFORE, the Parties hereto enter into this Amendment No. [•] to the Quota Pledge Agreement under the following terms and conditions:
          1. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Quota Pledge Agreement.
          2. The Pledgor hereby pledges the Additional Quotas listed in Exhibit 1 attached hereto (and which were not contained in the original Exhibit 2 of the Quota Pledge Agreement or in any amendment and restatement thereto effected prior to this Amendment) to the Collateral Agent, for the benefit of the Secured Parties with the
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intent that all rights and obligations of the Parties under or pursuant to the Quota Pledge Agreement shall apply to the Additional Quotas pledged hereunder. Exhibit 1 hereto shall amend and restate the original Exhibit 2 to the Quota Pledge Agreement and any amendment and restatement thereto effected prior to this Amendment.
          3. The Pledgor hereby represents and warrants to and in favor of the Collateral Agent, for the benefit of the Secured Parties, and in addition to the representations and warranties set forth in the Quota Pledge Agreement, that:
          (a) the execution, delivery, performance and grant of the security interest pursuant to this Amendment have been duly authorized by all necessary corporate action on its part. This Amendment has been duly executed and delivered by it. The execution, delivery, performance and grant of the security interest have been duly authorized by all necessary corporate actions on the part of the Pledgor and do not and will not (i) violate any provision of any charter or other organizational documents of the Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person or violate any applicable law binding on the Pledgor or (iii) result in the creation or imposition of any encumbrance upon any asset of the Pledgor or any income or profits therefrom, except for the encumbrance created hereby in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Quota Pledge Agreement; and
          (b) this Amendment and the Quota Pledge Agreement, as amended hereby, each constitutes legal, valid and binding obligation of the Pledgor, enforceable against it in accordance with its terms, and the security interest created hereby will, upon completion of the registrations required by Section 5 of the Quota Pledge Agreement, constitute a legal, valid and perfected first priority security interest in the Pledged Quotas, enforceable in accordance with its terms against all creditors of the Pledgor, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally.
          4. All provisions of the Quota Pledge Agreement not expressly amended or modified herein shall remain in full force and effect in accordance with the terms of the Quota Pledge Agreement.
          5. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the Federative Republic of Brazil. The Parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, as the exclusive jurisdiction in any action or proceeding to resolve any dispute or controversy related to or arising from this Amendment and the Parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts with the express exclusion of any other jurisdiction, however privileged it may be. This Amendment is being executed in English version, which shall prevail. For registration purposes, a sworn translation into Portuguese shall be utilized.
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     IN WITNESS WHEREOF, the Parties have caused this Amendment No. [•] to the Quota Pledge Agreement to be duly executed in the presence of the undersigned witnesses.

NOVELIS INC.
By:
Name:
Title:

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:		2:

	Name:		Name:
	ID:		ID:
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Exhibit 1 to the Amendment to Quota Pledge Agreement
Pledged Quotas

	Additional Quotas	Total Number of	Total Number of
	pledged under this	Quotas of the	Quotas issued by	% of the Quotas of	Value
Quotaholder	Amendment	Pledgor	Novelis do Brasil	the Pledgor	(R$)
NOVELIS INC.
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Exhibit 4
Form of Power of Attorney
NOVELIS INC., a Canadian company, with its principal place of business in the City of Atlanta, State of Georgia, at 3399 Peachtree Road NE, Suite 1500, 30326, hereby represented by its undersigned legal representative (hereinafter referred to as “Grantor”) irrevocably constitutes and appoints BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as Collateral Agent under the Revolving Credit Agreement, as its attorney-in-fact (“Attorney-in-Fact”) to act in its name and place, to the fullest extent permitted by law, to do and perform all and every act whatsoever necessary, in connection with the Quota Pledge Agreement, dated as of December 17, 2010 (as amended from time to time the “Quota Pledge Agreement”), and pursuant to the terms of such Quota Pledge Agreement, upon the occurrence and during the continuation of an Event of Default to, without limitation: (a) promote the extra-judicial sale of all or part of the Pledged Quotas irrespective of any prior or subsequent notice to the Grantor or the Intervening Party, in accordance with the provisions set forth in Article 1,433, Item IV and Article 1,435, Item V of the Brazilian Civil Code, (b) apply the proceeds of the sale to the total or partial repayment of any amount due and payable to the Collateral Agent by the Borrowers under the Revolving Credit Agreement and in accordance with the Intercreditor Agreement; (c) deduct all expenses incurred in connection with the enforcement of the Quota Pledge Agreement and returning the excess, if any, to the Pledgor, with due regard to the terms and conditions of the Revolving Credit Agreement, the Intercreditor Agreement and the Quota Pledge Agreement, (d) make all remittances abroad in respect of the Secured Obligations; and (e) sign any necessary foreign exchange contract with financial institutions in Brazil that may be required and to represent the Grantor before the Brazilian Central Bank and any Registries of Commerce when necessary to accomplish the purposes of the Quota Pledge Agreement.
For such purposes, the Attorney-in-Fact is hereby expressly authorized by the Pledgor to take all action required for the sale of the Pledged Quotas, including, but not limited to, the authority to sign agreements and give and receive releases and to delegate all or part of the powers granted hereunder as said Attorney-in-Fact may deem appropriate.
This power of attorney is effective as of December 17, 2010, provided that the powers to sell all or part of the Pledged Quotas and to apply the proceeds therefrom shall only become effective upon the occurrence and the continuation of an Event of Default.
Capitalized terms used, but not defined herein, shall have the meaning attributed to them in the Quota Pledge Agreement.
The powers granted herein are in addition to the powers granted by the Grantor to the Attorney-in-Fact in the Quota Pledge Agreement and do not cancel or revoke any of such powers.
This power of attorney is granted as a condition to the Quota Pledge Agreement and as a means to comply with the obligations set forth therein, in accordance with Article 684 of the Brazilian Civil Code.
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This power of attorney shall remain valid until the Quota Pledge Agreement is terminated in accordance with its terms.
São Paulo, December 17, 2010.
NOVELIS INC.

Name:
Title:
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Execution version
RECEIVABLES PLEDGE AGREEMENT
This Receivables Pledge Agreement (the “Agreement”) is made by and between:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as the “Pledgor” or “Novelis do Brasil”); and
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as collateral agent under the Revolving Credit Agreement (as defined below), hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or the “Collateral Agent”, and together with the Pledgor, hereinafter referred to as the “Parties”).
WHEREAS:
A) The Collateral Agent and the Pledgor, as a guarantor, have entered into that certain Credit Agreement dated December 17, 2010 (as may be amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”) among, inter alios, Novelis Inc. (the “Parent Borrower”), other Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Issuing Bank, the U.S. Swingline Lender, the Administrative Agent, the Collateral Agent, and the European Swingline Lender (as such capitalized terms are defined in the Revolving Credit Agreement);
B) Borrowers have requested that Lenders provide a credit facility to Borrowers to finance the mutual and collective business enterprise of the Loan Parties (as defined in the Revolving Credit Agreement). Lenders are willing to provide the credit facility on the terms and conditions set forth in the Revolving Credit Agreement;
C) As a member of the same economic group of the Borrowers, the Pledgor shall receive substantial direct and indirect economic and non-economic benefits from the facilities made available in the Revolving Credit Agreement and it is in the corporate interest of the Pledgor to enter into this Agreement;
NOW THEREFORE, in consideration of the premises contained herein, the Parties hereto agree to enter into this Agreement, which shall be governed by the following terms and conditions:
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Section I — Definitions
1.1. Capitalised terms used in this Agreement, including the recitals hereto, and not otherwise defined herein shall have the meaning ascribed to them in the Revolving Credit Agreement, unless a contrary indication appears.
1.2. Any references to the Collateral Agent in this Agreement shall be construed as references to the Collateral Agent acting on behalf of the Secured Parties.
1.3. Any references to a Person in this Agreement shall include its successors and assigns.
1.4. Any references to a document is a reference to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.
1.5. All references to sections and exhibits in this Agreement are references to sections and exhibits of this Agreement, except if expressly stated otherwise.
Section II — Purpose of the Pledge
2.1. The pledge hereunder is created in order to secure to the Collateral Agent, for the benefit of the Secured Parties, the Secured Obligations.
2.2 For the purposes of Section 1,424 of the Brazilian Civil Code, the basic terms of Secured Obligations are those described in Exhibit 1 hereto. In the event of any conflict between the language of Exhibit 1 and the Revolving Credit Agreement, the Revolving Credit Agreement shall govern and control.
Section III — Creation of the Pledge
3.1. Pledgor hereby irrevocably grants and pledges to the Collateral Agent, for the benefit of the Secured Parties, all credit rights, rights to revenues, claims and receivables of any kind now existing or arising in the future under the contracts listed in Exhibit 2 hereto and any proceeds of the foregoing (the “Pledged Receivables”), with all they represent, as collateral security for the regular and full compliance by the Borrowers of the Secured Obligations, pursuant to the provisions of Articles 1,451 to 1,460 of the Brazilian Civil Code. The bank accounts in which the receivables are collected and deposited are those held by the Pledgor and identified in Exhibit 3 hereto (the “Bank Accounts”).
Section IV - Registration
4.1. Pledgor shall, within 20 (twenty) days after the execution of this Agreement or any amendment hereto entered into with respect to Section 6.1(f) below, register this Agreement, or any such amendment, as applicable, together with its relevant sworn translation into the Portuguese language, with the competent Registry of Deeds and Documents (Cartórios de Títulos e Documentos), and provide promptly thereafter evidence of any such registrations in form and substance reasonably satisfactory to the Collateral Agent. All expenses incurred in connection with such sworn public translation and with such registrations shall be paid by the Pledgor.
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Section V — Representation and Warranties
5.1. The Pledgor hereby represents and warrants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, as follows:
a)	it has the corporate power and authority to enter into this Agreement, and to comply with and perform its obligations under this Agreement, as well as it has taken all necessary corporate acts to authorize the execution of this Agreement and the creation of the pledge in accordance with the terms set forth herein;

b)	upon completion of the registration and delivery of the notices as required in Sections 4.1 and 7.1 hereof, the pledge over the Pledged Receivables will constitute a valid obligation, legally binding upon it and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally;

c)	neither the execution and delivery of this Agreement nor the compliance with its terms will constitute a breach of its Articles of Association or any other corporate documents, as well as it will not constitute a breach or a default under any other agreement to which it is a party;

d)	no registration, request, authorization or filing of any kind before any governmental body or agency or any third party is required in connection with: (i) the creation and maintenance of the pledge by Pledgor over the Pledged Receivables in accordance with this Agreement, or to the execution and delivery of this Agreement; (ii) the validity and enforceability of this Agreement; (iii) the exercise by the Collateral Agent of the rights established in this Agreement, except for the registration requirements mentioned in Section 4 above;

e)	it is not engaged in or threatened by any litigation, investigation or process before any arbitration, judicial or administrative court, the outcome of which might adversely and materially affect its financial condition, the creation of the security established in this Agreement or the accomplishment of its obligations hereunder;

f)	it is not threatened to become insolvent or unable to pay its debts as they mature, it has not been, and it is not threatened to be, declared insolvent or impediment of any legal nature is declared;

g)	it is the legal owner of the Pledged Receivables, which are free and clear of any liens of whatever kind or claims of others except for (i) the pledge created under this Agreement; (ii) the pledge created under the Receivables Pledge Agreement entered into by and between Bank of America N.A., as collateral agent under the Term Loan Credit Agreement and Novelis do Brasil Ltda, as of the same date hereof (the “Term Loan Credit Receivables Pledge Agreement”); and (iii) Permitted Liens;

h)	the disposal of the Pledged Receivables, judicially and/or out of court, under the terms of this Agreement, does not violate any law, rules, regulations, agreements, injunctions, decrees or court rulings binding upon Pledgor. There is no action, suit, proceeding, arbitration or governmental investigation pending or threatened in respect to the Pledged Receivables. There exists no impediment that would prevent the disposal of the Pledged Receivables, judicially and/or out of court, under the terms of this Agreement;
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i)	the Pledged Receivables identified in Exhibit 2 hereto and all receivables due and payable to Novelis do Brasil will, at all times, be deposited in one of the Bank Accounts; and
j)	the Pledged Receivables represent receivables arising out of all material contracts in which the Pledgor figures as creditor and will always represent, during the term of this Agreement, at least 60% of all receivables owed to the Pledgor.
Section VI — Covenants
6.1. Pledgor covenants with Collateral Agent, on behalf of the Secured Parties, that until termination of this Agreement, in accordance with Section 12:
(a)	until the Discharge of the Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement, as defined below), all receivables due and payable to the Pledgor in connection with any of its activities shall be deposited in one of the Bank Accounts;

(b)	except as permitted under the Revolving Credit Agreement, Pledgor shall not constitute over the Pledged Receivables any liens or encumbrances, except for the pledge created under this Agreement, and for the pledge created under the Term Loan Credit Receivables Pledge Agreement;

(c)	upon a written request by the Collateral Agent in accordance with the Revolving Credit Agreement, Pledgor shall perform, at its own expenses, any act and shall execute any and all documents necessary to preserve the rights and powers of Collateral Agent granted herein;

(d)	unless otherwise provided for in the Revolving Credit Agreement, Pledgor undertakes to maintain the Collateral Agent duly indemnified against any and all proved liabilities, costs and expenses (including, but not limited to, attorney’s fees and legal expenses) related to or deriving from: (i) any delay in the payment of all taxes that may accrue or be due in relation to any part of the Pledged Receivables; (ii) any breach by Pledgor of any of its statements set forth in Section 5 of this Agreement or of the commitments assumed in this Section 6 and in any other provisions of this Agreement; or (iii) the creation, perfection or enforcement of the pledge over the Pledged Receivables (including, but not limited to, the proceedings set forth in Section 3);

(e)	the Pledgor undertakes to maintain at least 60% of its total receivables pledged to the Collateral Agent. In the event that any of the agreements listed in Exhibit 2 hereto is amended, renewed or has its termination date extended (to the extent that such amendment, renewal or extension increases or reduces minimum sales volume or unit prices or extends payment terms, or otherwise affects any substantial rights of Pledgor under the agreement), the Pledgor undertakes to amend this Agreement in order to create a pledge over the amounts that are not covered in this Agreement, unless otherwise provided for in the Revolving Credit Agreement; and

(f)	it shall, upon the execution by the Pledgor of any agreement that may give cause to an increase of at least 3% of the total revenues of the Pledgor (or any new agreement with respect to a customer that represents at least 3% of the Pledgor’s total revenues) (the “Additional Receivables”), unless otherwise provided for in the
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Revolving Credit Agreement, enter into an amendment to this Agreement substantially in the form of Exhibit 7 hereto (“Amendment”), in order to extend the pledge created hereunder to the Additional Receivables, which shall then be subject to all terms and conditions provided herein. Pledgor shall provide the Collateral Agent with evidence of the registration of each such Amendment with the competent Registry of Deeds and Documents (Cartórios de Títulos e Documentos) within 20 (twenty) days after the execution of such Amendment. Pledgor shall pay all expenses incurred in connection with such registrations.
Section VII — Notice to the Clients
7.1. Pledgor hereby undertakes to deliver a notice to each of its clients identified in Exhibit 4 hereto (the “Clients”), substantially in the form attached to this Agreement as Exhibit 5, immediately after the execution of this Agreement, informing each of the Clients of the execution and delivery of this Agreement and of the pledge created hereunder. Pledgor also undertakes to, using commercially reasonable efforts, deliver to the Collateral Agent confirmation of the receipt by each of the Clients of such notice, within 20 (twenty) days as of the date of this Agreement.
7.2. Upon the occurrence and during the continuation of an Event of Default (as evidenced by a written notice from the Collateral Agent to each of the Clients irrespective of any notice to the contrary from Pledgor), Pledgor hereby agrees that each of the Clients shall only act pursuant to the instructions received from the Collateral Agent on behalf of the Secured Parties with respect to the Pledged Receivables.
7.3. Nothing contained herein shall prevent the Collateral Agent upon the occurrence and continuation of a Event of Default (as evidenced by a written notice from the Collateral Agent to each of the Clients irrespective of any notice to the contrary from Pledgor) from instructing any of the Clients, from time to time, in relation to the Pledged Receivables.
Section VIII — Enforcement of the Security
8.1. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may, regardless of any judicial or extra judicial notice, retain the funds from the Pledged Receivables to repay or settle the Secured Obligations in accordance with the Revolving Credit Agreement and the Intercreditor Agreement, returning any remaining funds arising out of the Pledged Receivables to Pledgor.
8.2. In due observance of the Intercreditor Agreement, the funds derived from the enforcement of the Pledged Receivables shall be applied to the satisfaction of the Secured Obligations, including, without limitation, expenses incurred in connection with the enforcement of the pledge created hereunder. The Collateral Agent shall return to Pledgor the remaining excess, if any, in the form of cash in this case, in accordance of Section 1,435, item V of the Brazilian Civil Code.
8.3. As a means of complying with the obligations set forth herein, the Pledgor shall, on the date hereof, execute and deliver irrevocably and irreversibly, as a condition precedent to this Agreement, in accordance with Article 684 of the Brazilian Civil Code, to the Collateral Agent (as representative of the Secured Parties), and to each successor as necessary, a power of attorney, substantially in the form of Exhibit 6 hereto, to ensure that the Collateral Agent or such successor has all powers to carry out the acts and rights
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specified herein, and shall maintain such power of attorney in full force and effect until the date of the Discharge of Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement).
Section IX — Use of Proceeds
9.1. Any amounts received by the Collateral Agent pursuant to this Agreement and/or under the powers hereby conferred shall, after an Event of Default, be applied by the Collateral Agent as representative of the Secured Parties for payment of the Secured Obligations in accordance with the terms of the Revolving Credit Agreement and the Intercreditor Agreement, but without prejudice to the right of any secured party to recover any shortfall from Collateral Agent, and in any case, any amounts in excess of the Secured Obligations shall return to Pledgor.
Section X — Amendments with Respect to the Secured Obligations
10.1. Pledgor shall remain obligated hereunder, and the Pledged Receivables shall remain subject to the pledge granted hereby, at all times until termination of this Agreement pursuant to Section 12 hereof, without limitation and without any reservation of rights against Pledgor, and whether notice is given to Pledgor or not, irrespective of whether:
(a)	the liability of Pledgor or any other third party upon or for any part of the Secured Obligations, or any security or guarantee or right of set-off with respect thereto is, from time to time, in whole or in part, renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Parties;

(b)	the Revolving Credit Agreement is amended, modified or supplemented, in whole or in part, in accordance with the terms of such agreement; and

(c)	any guaranty or right of set-off at any time held by the Secured Parties (directly or through the Collateral Agent) for the payment of the Secured Obligations are sold, exchanged, waived, surrendered or released.
Section XI — Pursuit of Rights and Remedies Against Pledgor
11.1. When pursuing its rights and remedies hereunder against Pledgor, the Collateral Agent on behalf of the Secured Parties may, but shall be under no obligation to, pursue such rights and remedies as it may have against any third party or against any guaranty of the Secured Obligations or any right of set-off with respect thereto, and any failure by the Collateral Agent on behalf of the Secured Parties to pursue such rights or remedies or to collect any payments from such third party or to realize upon any such securities or guaranties or to exercise any such right of set-off, or any release of such third Parties or of any such securities, guaranties or right of set-off, shall not relieve Pledgor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or the Secured Parties.
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RECEIVABLES PLEDGE AGREEMENT

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Section XII — Termination and Release
12.1. Upon the Discharge of Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement), then, and only then, shall this Agreement and the security interests and lien created hereby be released and this Agreement shall terminate, at Pledgor’s expense; otherwise, this Agreement and the pledge created hereby shall remain in full force and effect.
12.2. No release of this Agreement or of the lien created and evidenced hereby shall be valid unless executed by the Collateral Agent.
12.3. Upon termination of this Agreement, the Collateral Agent shall, at Pledgor’s request, at Pledgor’s expense, execute and/or enter into with Pledgor (and the Secured Parties herein grant to the Collateral Agent the powers to accomplish it), all documents reasonably required to evidence the release and the discharge of such security interest and lien created hereby.
Section XIII — Waivers and Amendments
13.1. Notwithstanding any provisions of this Agreement to the contrary, no amendment of any provision of this Agreement (including any waiver or consent relating thereto) shall be effective unless it shall be made by means of a written and signed consent by the Collateral Agent, acting on the instructions of the Administrative Agent.
Section XIV — Severability
14.1. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable under applicable law, such provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability of such provision, and shall not affect any other provisions hereof.
Section XV — Authority of the Collateral Agent
15.1. Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, request, judgment or other right or remedy provided for herein or resulting from this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Revolving Credit Agreement, the Intercreditor Agreement and by other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and Pledgor, the Collateral Agent shall be conclusively presumed to be acting as representative of the Secured Parties, with full and valid authority so to act or refrain from acting, and Pledgor shall be under no entitlement to make any inquiry with respect to such authority.
Section XVI — Complete Agreement; Successors and Assigns
16.1. This Agreement together with the Revolving Credit Agreement and the Intercreditor Agreement, is intended by the Parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns, inuring to the benefit of all of them.
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16.2. Pledgor may not assign or transfer any of its rights or obligations under this Agreement. The Collateral Agent may assign and transfer all of its rights and obligations hereunder to a replacement Collateral Agent, appointed in accordance with the terms of the Revolving Credit Agreement. Upon such assignment and transfer taking effect, the replacement Collateral Agent shall be deemed to be acting as representative of the Secured Parties, for the purposes of this Agreement, in place of the former Collateral Agent.
Section XVII — Assignment and/or Transfer of the Revolving Credit Agreement
17.1 In the event of the assignment, transfer and/or novation of the credits of the Secured Parties under the Revolving Credit Agreement, Pledgor shall remain obligated under the terms of this Agreement and the Pledged Receivables shall remain subject to the security interest hereby created in favor of the Secured Parties, until the termination in full of this Agreement, in accordance with Section 12, provided that it is notified of the assignment and/or transfer by the Collateral Agent. Pledgor acknowledges and agrees that such notification will be under the terms, as the case may be, of the requirements of the notification of Article 290 of the Brazilian Civil Code.
Section XVIII — Waiver of Immunity
18.1 To the extent that Pledgor has or hereafter may be entitled to claim or may acquire, for itself or for any of the Pledged Receivables, any immunity from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, or otherwise), with respect to itself or its properties, Pledgor hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by applicable law.
Section XIX —No Duty on Collateral Agent’s Part
19.1. The powers conferred on Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Pledged Receivables and shall not impose any duty on the Collateral Agent to exercise such powers or on the Secured Parties to cause the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any Secured Parties nor any of their respective directors, officers, employees or agents shall be held responsible by Pledgor for any act or failure to act hereunder except to the extent otherwise provided in the Revolving Credit Agreement or under Brazilian Law.
Section XX — Notices
20.1. Any communication under or in connection with this Agreement shall be made or delivered to the following addresses or fax numbers, or to such other address or fax number as may be notified by the relevant party to the other party in writing:
     To Pledgor:
     NOVELIS DO BRASIL LTDA.
REVOLVING CREDIT
RECEIVABLES PLEDGE AGREEMENT

8

Avenida das Nações Unidas, 12.551 — 15th floor
Torre Empresarial World Trade Center
São Paulo — SP, Brasil
04578-000
Telefax: 55 11 5503-0714
Attention: Alexandre Moreira Martins de Almeida
To the Collateral Agent:
BANK OF AMERICA, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 1 312-453-5555
20.2. Each party undertakes to notify the other party of any change of address.
Section XXI — Governing Law
21.1. This Agreement is governed by the laws of the Federative Republic of Brazil.
Section XXII— Jurisdiction
22.1. The Parties hereto elect the courts of the City of São Paulo, State of São Paulo to resolve any dispute arising out of or in connection with this Agreement.
Section XXIII — Specific Performance
23.1. The Parties agree and acknowledge that this Agreement constitutes a “título executivo extrajudicial” pursuant to Article 585, item III of the Brazilian Code of Civil Procedure and grants to each Party the right to seek specific performance in accordance with the applicable provisions of the Brazilian Code of Civil Procedure, including, without limitation, Articles 461, 632 and 466-B without prejudice to any other rights or remedies available to the Collateral Agent under applicable law.
Section XXIV — Construction
24.1. In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall govern and control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this
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RECEIVABLES PLEDGE AGREEMENT

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Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis PAE Corporation, Novelis Brand LLC, Novelis South America Holdings LLC, Aluminum Upstream Holdings LLC, Novelis Europe Holdings Limited, Novelis UK Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis PAE, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
Section XXV — Taxes, Charges and Expenses
25.1. Taxes and Other Taxes, charges, costs, and expenses (including legal fees and notarial fees), including withholding taxes, relating to, resulting from, or otherwise connected with, the Pledge, this Agreement, the execution, amendment and/or the enforcement of this Agreement, on whomsoever imposed, shall be borne and paid exclusively by the Pledgor, unless otherwise provided for in the Revolving Credit Agreement. If this Agreement is enforced, the Pledgor shall make such additional payments to the Collateral Agent so that the Collateral Agent is put in the same net-after tax position that the Collateral Agent would have obtained absent the enforcement of this Agreement, unless otherwise provided for in the Revolving Credit Agreement.
Section XXVI — Other Provisions
26.1. If the Pledgor makes a payment hereunder that is subject to withholding tax, the Pledgor shall increase the amount of such payment such that, after deduction and payment of all such withholding taxes, the payee receives an amount equal to the amount it would have received if no such withholding had been imposed; provided, that the relevant persons provide such forms, certificates and documentation that the Collateral Agent is legally entitled to furnish and would be required to reduce or eliminate withholding and, with respect to non-U.S. withholding taxes, would not, in the Collateral Agent’s judgment, subject it to any material unreimbursed costs or otherwise be disadvantageous to it in any material respect.
Section XXVII — Language
27.1 This Agreement is being executed solely in the English language. Pledgor shall, at its own expense, arrange for this Agreement to be sworn public translated into Portuguese by a sworn public translator.
[INTENTIONALLY LEFT IN BLANK]
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     IN WITNESS WHEREOF, the Parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in 5 (five) identical counterparts, in their respective names and to be delivered as of the day and year first above written.
São Paulo, December 17, 2010.

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:

Witnesses:

1:		2:

	Name:		Name:
	ID:		ID:
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RECEIVABLES PLEDGE AGREEMENT

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Exhibit 1
Basic Terms of the Secured Obligations
For the purposes of Article 1,424 of the Brazilian Civil Code, the basic terms of the Secured Obligations1 are:
Revolving Credit Agreement2
a)	Principal Amount
Up to US$800,000,000.00 (eight hundred million United States Dollars), such amount subject to further increase at the request of the Borrower up to $1,000,000,000 (one billion United States Dollars) in accordance with the terms of the Revolving Credit Agreement.
b)	Termination
Five years from the date hereof. Such termination date may be extended pursuant to the terms of the Revolving Credit Agreement.

c)	Interest
At the Borrowers’ option, (i) loans denominated in Dollars will bear interest based on the Base Rate or Adjusted LIBOR Rate (except that all Dollar swingline borrowings will accrue interest based on the Base Rate), (ii) loans denominated in Sterling or Swiss Francs will bear interest based on the Adjusted LIBOR Rate, and (iii) loans denominated in Euros will bear interest based on EURIBOR, each as described below:
     A. Base Rate Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each Base Rate Borrowing, including each U.S. Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.
     B. Eurocurrency Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each Eurocurrency Borrowing, including each European Swingline Loan, shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

[1]	“Secured Obligations” means the “Secured Obligations” as defined in the Revolving Credit Agreement (as defined herein).

[2]	All of the capitalized terms in this Exhibit 1 will have the meanings ascribed to such terms in the Credit Agreement dated December 17, 2010 (as amended, restated, supplemented or otherwise modified, the “Revolving Credit Agreement”) entered into by and among, inter alios, the Borrowers, AV Metals Inc., the Subsidiary Guarantors, the Lenders, the Issuing Bank, the U.S. Swingline Lender, the Administrative Agent, the Collateral Agent, and the European Swingline Lender (as the foregoing capitalized terms are defined in the Revolving Credit Agreement). In the event of any discrepancy between this Exhibit 1 and the Revolving Credit Agreement, the terms of the Revolving Credit Agreement shall govern and control.
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RECEIVABLES PLEDGE AGREEMENT

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     C. EURIBOR Loans. Subject to the provisions of Section 2.06(f) of the Revolving Credit Agreement, the Loans comprising each EURIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     D. Default Rate. Notwithstanding the foregoing, during an Event of Default of the type specified in Sections 8.01(a), (b), (g) or (h) of the Revolving Credit Agreement, or during any other Event of Default if the Required Lenders in their discretion so elect by notice to the Administrative Agent, all Obligations shall, to the extent permitted by Applicable Law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) of the Revolving Credit Agreement (in either case, the “Default Rate”).
     E. Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(f) of the Revolving Credit Agreement shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan or a U.S. Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any EURIBOR Loan or Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     F. Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest computed with regard to Eurocurrency Loans by way of GBP shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted EURIBOR Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of the Revolving Credit Agreement and such determination shall be conclusive absent manifest error.
     G. Currency for Payment of Interest. All interest paid or payable pursuant to Section 2.06 of the Revolving Credit Agreement shall be paid in the Approved Currency in which the Loan giving rise to such interest is denominated.
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RECEIVABLES PLEDGE AGREEMENT

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Exhibit 2
Pledged Receivables
1) Can Stock Supply Agreement dated February 13, 2008, entered into by and among Novelis do Brasil Ltda, Crown Embalagens Metálicas da Amazônia S/A, Arumã Emablagens do Sergipe Ltda.
2) Aluminum Sheets Supply Agreement (Contrato de Fornecimento de Chapas de Alumínio) dated March 3, 2010 and amended on March 29, 2010, entered into by and among Novelis do Brasil Ltda., Rexam Beverage Can South America S.A., Rexam do Brasil Ltda., Rexam Amazonia Ltda. and Rexam Argentina S/A
3) Can Stock Supply Agreement (Contrato de Fornecimento de Can Stock) dated January 2, 2008, entered into by and between Novelis do Brasil Ltda. and Latapack-Ball Embalagens Ltda.
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Exhibit 3
Bank Accounts

OWNER	ACCOUNT	BANK	BRANCH	ACCOUNT NUMBERS
Novelis do Brasil Ltda.	Deposit Account	Banco Brasil	3400
Novelis do Brasil Ltda.	Deposit Account	Bradesco	2372
Novelis do Brasil Ltda.	Deposit Account	Bradesco	2372
Novelis do Brasil Ltda.	Deposit Account	Itau S/A	0912
Novelis do Brasil Ltda.	Deposit Account	Caixa	2926
Novelis do Brasil Ltda.	Deposit Account	Citibank	0001
Novelis do Brasil Ltda.	Deposit Account	Citibank	0001
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Unibanco AIG
Novelis do Brasil Ltda.	Deposit Account	Banco Brasil	0088
Novelis do Brasil Ltda.	Deposit Account	Banco Real	0251
Novelis do Brasil Ltda.	Deposit Account	ItaúBBA Nassau	0001
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RECEIVABLES PLEDGE AGREEMENT

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Exhibit 4
List of Clients
1) Crown Embalagens Metálicas da Amazônia S/A 2) Arumã Emablagens do Sergipe Ltda.
3) Rexam Beverage Can South America S.A. 4) Rexam do Brasil Ltda.
5) Rexam Amazonia Ltda. 6) Rexam Argentina S/A
7) Latapack-Ball Embalagens Ltda.
REVOLVING CREDIT
RECEIVABLES PLEDGE AGREEMENT

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Exhibit 5
Form of Notice
[Novelis do Brasil’s letterhead]
[DATE]
To
[CLIENT]

Re.:	Pledge Agreement dated December 17, 2010, entered into by and between Novelis do Brasil Ltda., as pledgor (the “Company”) and Bank of America N.A., as Collateral Agent under the Revolving Credit Agreement (the “Receivables Pledge Agreement”).
Dear Sirs:
          First of all, we would like to stress and inform you that the Company (Novelis do Brasil Ltda.) is actually an active, operative and economically sustainable corporation, which is not in debt to whoever, except in regard to those ordinary liabilities resulting from its own daily business.
          Notwithstanding, the Company, as a subsidiary of Canadian and American corporations, and also part of a worldwide large economic conglomerate, was convoked — together with several other subsidiaries around the globe — to guarantee a Revolving Credit Agreement entered into by and among its holding companies in the USA and Canada and foreign financial agents, as Bank of America N.A, (“BofA”).
          In this sense, please be advised that only and merely in view of the above mentioned worldwide guarantee, the Company has entered into the Receivables Pledge Agreement, pursuant to which all of our receivables, due and payable, and all credit rights derived from the [***name of agreement***] entered into on [***•***] with yourselves (the “Pledged Receivables”) have been pledged, as set forth in the Receivables Pledge Agreement, in favor of BofA.
          Considering the foregoing, the Company asks you kindly to continue making payments as previously instructed upon depositing the relevant due amount with [Bank Account # •], maintained before [Bank name]. However, if and when a written notice comes from BofA, we instruct you to immediately act in accordance with the instructions so received from BofA (irrespective of any notice to the contrary from the Company).
          Moreover, we inform you that the instructions contained herein may not be revoked, amended or modified without the prior written consent of BoFA.
Very truly yours,

Company	Place and Date:

Name:
Title:
REVOLVING CREDIT
RECEIVABLES PLEDGE AGREEMENT

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Exhibit 6
Form of Power of Attorney
NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as “Grantor”) irrevocably constitutes and appoints BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its registered office at 101 South Tryon Street, Charlotte, NC 28255, in its capacity as Collateral Agent under the Revolving Credit Agreement, as its attorney-in-fact (“Attorney-in-Fact”) to act in its name and place, to the fullest extent permitted by law, to do and perform all and every act whatsoever necessary, in connection with the Receivables Pledge Agreement, dated December 17, 2010 entered into by and among the Grantor and the Collateral Agent (as representative of the Secured Parties) (together with its respective modifications and amendments, “Receivables Pledge Agreement”), and pursuant to the terms of such Receivables Pledge Agreement, upon the occurrence and during the continuation of an Event of Default to, without limitation:
(a) collect and dispose of the amounts received in connection with the Pledged Receivables;
(b) (i) apply the amounts received in connection with the Pledged Receivables to the total or partial repayment of any amount due and payable to the Collateral Agent by the Borrowers under the Revolving Credit Agreement, (ii) deduct all expenses incurred in relation to the Receivables Pledge Agreement and returning the excess, if any, to the Pledgor, with due regard to the terms and conditions of the Revolving Credit Agreement, the Intercreditor Agreement and the Receivables Pledge Agreement, (iii) make all remittances abroad in respect of the Secured Obligations, and (iv) sign any necessary foreign exchange contract with financial institutions in Brazil that may be required and to represent the Pledgor before the Brazilian Central Bank when necessary to accomplish the purposes of the Receivables Pledge Agreement.
This power of attorney is effective as of the date hereof, provided that the powers to use all or part of the Pledged Receivables shall only become effective upon the occurrence and the continuation of an Event of Default.
Capitalized terms used, but not defined herein, shall have the meaning attributed to them in the Receivables Pledge Agreement.
The powers granted herein are in addition to the powers granted by the Grantor to Attorney-in-Fact in the Receivables Pledge Agreement and do not cancel or revoke any of such powers.
This power of attorney is granted as a condition to the Receivables Pledge Agreement and as a means to comply with the obligations set forth therein, in accordance with Article 684 of the Brazilian Civil Code.
REVOLVING CREDIT
RECEIVABLES PLEDGE AGREEMENT

18

This power of attorney is effective as of December 17, 2010.
This power of attorney shall remain valid until the Receivables Pledge Agreement is terminated in accordance with its terms.
São Paulo, December 17, 2010.
NOVELIS DO BRASIL LTDA.

Name:	Name:
Title:	Title:
REVOLVING CREDIT
RECEIVABLES PLEDGE AGREEMENT

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Exhibit 7
Form of Amendment to the Receivables Pledge Agreement
This instrument of [•] Amendment to the Receivables Pledge Agreement (hereinafter referred to as the “Amendment”) is made by and between:
(a) NOVELIS DO BRASIL LTDA., a Brazilian limited liability company, with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida das Nações Unidas, 12.551, 15th floor, enrolled with the Taxpayers’ Registry of the Ministry of Finance (CNPJ/MF) under No. 60.561.800/0001-03, hereby represented in accordance with its articles of association by its undersigned legal representatives (hereinafter referred to as the “Pledgor” or “Novelis do Brasil”); and
(b) BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America, having its office at 135 South LaSalle Street, Suite 1656, Chicago, Illinois 60603, in its capacity as collateral agent under the Revolving Credit Agreement, hereby represented by its attorney-in-fact (hereinafter referred to as “Bank of America” or “Collateral Agent”, and together with the Pledgor, hereinafter referred to as the “Parties”).
     WHEREAS, on December 17, 2010 the Parties entered into Receivables Pledge Agreement (the “Agreement”); and
     WHEREAS, the Parties have agreed to amend the Agreement in order to grant to the Collateral Agent, as representative of the Secured Parties, a priority security interest in the Additional Receivables (as defined below), subject to the Intercreditor Agreement;
     NOW, THEREFORE, the Parties hereto have mutually agreed to enter into this Amendment, pursuant to the terms and conditions set forth below:
1. Capitalized terms used but not defined herein shall have the meanings attributed to them in the Agreement.
2. Pledgor hereby pledges the Additional Receivables listed in Exhibit [•] of this document (and which were not set forth in the original Exhibit 2 of the Agreement or any prior Amendment thereto) (the “Additional receivables”), to the Secured Parties, herein represented by the Collateral Agent.
3. Pledgor hereby represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, that:
(a) the execution, performance and granting of the security interest created hereby was duly authorized by the required corporate acts by Pledgor and do not or will not (i) violate any provision of law or contractual obligation applicable to or binding upon Pledgor, (ii) conflict with, result in a breach of, or constitute (or, with the giving of notice or lapse of time or both, would constitute) a default under, or, except for consents and approvals that have been obtained and are in full force and effect, require the approval or consent of any person pursuant to, any material contractual obligation of Pledgor, or violate any applicable
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20

law binding on Pledgor, or (iii) result in the creation or imposition of any lien on any of its assets or any income or revenues, except for the pledge created by this Amendment in favor of the Collateral Agent, as representative of the Secured Parties, and
(b) this Amendment and the Agreement, amended as herein prescribed or by any prior Amendment thereto, constitute each one, a legal, valid and binding obligation of Pledgor, enforceable against Pledgor pursuant to its terms and conditions, and the security interest hereby granted shall constitute, when the registrations required by Section 5 of the Agreement are executed, a licit, valid and perfected security interest upon the Additional Pledged Receivables, enforceable pursuant to its terms against all Secured Parties of Pledgor, in all cases, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally.
4. All provisions of the Agreement (as amended by any prior Amendment thereto) not expressly amended by this Amendment shall remain in full force and effect in accordance with their terms.
5. This Amendment shall be governed by and interpreted in accordance with the laws of Federative Republic of Brazil. The Parties hereto irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, in any action or proceeding aimed at settling any dispute or controversy related to this Amendment, and the Parties hereto irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such court. This Amendment is being executed in English.
IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed in the presence of the undersigned witnesses, in [•] ([•]) counterparts of equal content.
[PLACE AND DATE]

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

BANK OF AMERICA, N.A.
By:
Name:
Title:
REVOLVING CREDIT
RECEIVABLES PLEDGE AGREEMENT

21

ABL
Execution copy	Exhibit M - 8
NOVELIS EUROPE HOLDINGS LIMITED.
AS PLEDGOR
AND
BANK OF AMERICA, N.A.
AS PLEDGEE AND COLLATERAL AGENT
AND
NOVELIS LUXEMBOURG S.A.
AS COMPANY

SECOND PRIORITY SHARE PLEDGE AGREEMENT

Elvinger, Hoss & Prussen
2, place Winston Churchill
B.P. 425
L-2014 Luxembourg

SECOND PRIORITY PLEDGE AGREEMENT — EXECUTION COPY

2

SECOND PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
THIS PLEDGE AGREEMENT (hereafter the “Pledge Agreement” or the “Agreement”) is made on December 17th, 2010
AMONG:
1)	NOVELIS EUROPE HOLDINGS LIMITED, a company existing under the laws of England and Wales, having its registered office at Latchford Locks Works, Thelwell Lane, Warrington, Cheshire, United Kingdom, WA4 1NN, registered under number 0279596 (the “Pledgor”); and
     AND
2)	BANK OF AMERICA, N.A., acting for itself and in the name and on behalf of the Secured Parties (as defined below) (hereinafter, the “Pledgee” or as the “Collateral Agent”);
AND
3)	NOVELIS LUXEMBOURG S.A., a company with limited liability existing under the laws of Luxembourg, having its registered office at Zone Industrielle Riedgen L-3401 Dudelange, registered with the Trade and Companies Register under number B 19.358 (the “Company”).
The Pledgor, the Pledgee and the Company shall each be referred to as a “Party” and, collectively, the “Parties”.
WHEREAS
(A)	Pursuant to a credit agreement, dated as of December 17th, 2010 (the “Revolving Credit Agreement”) among NOVELIS INC., a corporation formed by amalgamation under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, and NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors, the Lenders, Bank of America, N.A., as issuing bank, as U.S. swingline lender, administrative agent and collateral agent for the Secured Parties and The Royal Bank of Scotland PLC, as European swingline lender (all those terms being defined therein) the Lenders and Issuing Bank have agreed to provide a credit facility to the Borrowers to finance the mutual and collective business enterprise of the Loan

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Parties (as defined therein) upon the terms and subject to the conditions of the Revolving Credit Agreement.

(B)	Pursuant to the Revolving Credit Agreement, the Pledgor has guaranteed and will continue to guarantee the Guaranteed Obligations in favour of the Secured Parties (as defined in the in the Revolving Credit Agreement), in consideration for the Lenders and Issuing Bank to provide credit facility to the Borrowers in the form of revolving loans upon the terms and subject to the conditions of the Revolving Credit Agreement.

(C)	Pursuant to an intercreditor agreement, dated December 17th, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) between, among other parties, the Borrower, the Guarantors, and the other Companies party thereto, the Term Loan Administrative Agent, the Term Loan Collateral Agent, the Revolving Credit Administrative Agent and the Revolving Credit Collateral Agent (as all those terms defined therein), and certain other persons which may be or became parties thereto have agreed to the relative priority of the respective Liens of the Claimholders on the Collateral (as all those terms are defined in the Intercreditor Agreement) and certain other rights, priorities and interests as set forth therein.

(D)	The Pledgor is the owner of all the sixty six thousand and twenty-six (66,026) shares issued by the Company, without nominal value, and the Shares constitute the entire share capital of the Company.

(E)	As a condition precedent to the obligations of the Lenders and the Issuing Bank to make their respective extensions of credit to the Borrower under the Revolving Credit Agreement, the Pledgor shall have executed and delivered this Agreement to the Collateral Agent.

(F)	As security for the payment when due of the Secured Obligations under the Revolving Credit Agreement, the Pledgor has agreed to enter into this Agreement and to perform the obligations and take the actions described herein.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1. Terms defined in the Revolving Credit Agreement shall have the same meaning herein, unless expressly provided to the contrary. In this Agreement:
“Business Day” means a day other than Saturday or Sunday on which banks in Luxembourg are open for normal business.

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“Discharge of Revolving Credit Secured Obligations” shall have the meaning ascribed to it in the Intercreditor Agreement.
“Event of Default” shall have the meaning ascribed to it in the Revolving Credit Agreement.
“First Priority Share Pledge Agreement” means the Agreement date December 17th, 2010 between the Pledgor, Bank of America, N.A. and the Company granting a first ranking pledge over the Pledged Portfolio to certain Secured Parties as defined therein.

“Pledged Portfolio” means the Shares and the Related Assets.
“Related Assets” means all dividends, interest and other monies payable in respect of the Shares, as applicable, and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, disposal, conversion or otherwise) except to the extent these constitute Shares.
“Rights of Recourse” means all and any rights, actions and claims the Pledgor may have against the Company or any other company having granted security or given a guarantee for the Company’s obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor’s right of recourse against the Company under the terms of Article 2028ff. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.
“Secured Obligations” shall have the meaning ascribed to such term in the Revolving Credit Agreement.
“Secured Parties” shall have the meaning ascribed to it in the Revolving Credit Agreement.
“Shares” means 100% of the shares in the share capital of the Company held by, to the order or on behalf of the Pledgor at any time, including for the avoidance of doubt any shares which shall be issued by the Company to the Pledgor from time to time, regardless of the reason of such issuance, (the “Future Shares”), in which case such number of Future Shares as is required to maintain the total number of Shares held by the Pledgor and so pledged at a level of 100% of the total share capital of the Company shall immediately be and become subject to the security interest created hereunder.

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1.2.	In this Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Agreement) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only.

1.3.	This Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Agreement.
2.	COVENANT TO PAY
The Pledgor covenants with the Secured Parties to pay and discharge on demand all Secured Obligations at the time or times when, and in the currency or currencies in which, the same are expressed to be payable.
3.	DECLARATION OF PLEDGE
3.1.	The Pledgor hereby pledges, and the Pledgee, acting on its own behalf and on behalf of the Secured Parties, accepts, the Pledged Portfolio as continuing second ranking priority security in favour of itself and of the Secured Parties for the prompt and complete payment when due and discharge of all Secured Obligations.

3.2.	The Company acknowledges and accepts the present Pledge in accordance with the provisions of Luxembourg Law.

3.3	The Pledge so granted is a second ranking priority pledge.
4.	PERFECTION OF PLEDGE
4.1.	The Parties hereto agree that, for the dispossession requirement, the Pledge shall be inscribed in the shareholders register of the Company in accordance with articles 5(2)c) and 6(1)c) of the law dated 5th August, 2005 relating to financial collateral arrangements (the “Law of 2005”).

4.2.	The Pledgor and the Pledgee, acting on its own behalf and on behalf of the Secured Parties, request the Company, and the Company, by signing this Agreement, undertakes, to promptly after the execution of this Agreement, (i) register the Pledge over the Shares in its shareholders register and (ii) provide the Pledgee with a certified copy of the register evidencing such recording.

The following wording shall be used for the registration of the Pledge over the Shares in the shareholders register of the Company:

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“Pursuant to a Second Priority Share Pledge Agreement dated December 17th, 2010 (the “Second Ranking Share Pledge Agreement”), 100% of all the ordinary shares in Novelis Luxembourg S.A., owned from time to time by Novelis Europe Holdings Limited, and in particular 66,026 shares owned on the date of the present registration, as well as any Future Shares and any Related Assets, have been pledged, as a second ranking priority pledge, in favour of Bank of America, N.A., acting on its own behalf and on behalf of the Secured Parties under the Revolving Credit Agreement, in order to secure the Secured Obligations (each capitalized term as defined in the Second Priority Share Pledge Agreement) and may not be disposed of in anyway without the prior written consent of the Pledgee”.

4.3.	Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Pledgee to cause any formal steps to be taken by the directors or other officers of the Company for the purpose of perfecting the present Pledge and, for the avoidance of doubt, the Pledgor hereby irrevocably undertakes to take any such steps if so requested in writing by the Pledgee (acting reasonably). In particular, should any such steps be required in relation to Future Shares, the Pledgor and the Company undertake to take any such steps immediately upon issuance or receipt of Future Shares and, in case of the Pledgor, to instruct the Company to take any such steps, without prejudice to the right of the Pledgee pursuant to the first sentence hereof.
5.	DIVIDENDS AND VOTING RIGHTS
5.1.	As long as this Agreement remains in force and until the occurrence of an Event of Default, dividends shall be applied in accordance with the relevant provisions of the Revolving Credit Agreement and any other Loan Document. Following the occurrence of an Event of Default, the Pledgee, acting on its own behalf and on behalf of the Secured Parties, shall be entitled to receive and apply all dividends distributed by the Company in connection with the Shares for application in accordance with the relevant provisions of the Revolving Credit Agreement.

5.2.	As long as no Event of Default has occurred which is continuing, the Pledgor shall be entitled to exercise all voting rights in relation to the Pledged Assets in a manner which does not adversely affect this Pledge or cause a Default to occur. After the occurrence of an Event of Default, the Pledgor shall not, without the prior written consent of the Pledgee, exercise any voting rights or otherwise in relation to the Shares. The Pledgor and the Company undertake that the Pledgee will be notified in writing of any meeting of the shareholder(s) of the Company, as well as of the agenda thereof and of any proposal to pass a written resolution of the shareholder(s) of the Company or of any other resolution to be adopted in respect of any of the Shares, in each case at least 8 Business Days before such meeting or the proposal of such resolution.

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5.3.	After an Event of Default has occurred which is continuing, all voting rights attaching to the Pledged Portfolio shall be automatically vested in the Pledgee, acting on its own behalf and on behalf of the Secured Parties as defined in the Revolving Credit Agreement, in accordance with, and to the extent permitted by, the Law of 2005.
5.4	The Pledgee and the Secured Parties shall be entitled, after an Event of Default has occurred which is continuing, to request the Pledgor to appoint the Pledgee as the Pledgor’s irrevocable proxy to represent the Pledgor at the relevant shareholders’ meeting and exercise the voting rights in any manner the Pledgee deems fit for the purpose of protecting and/or enforcing its rights hereunder. The Pledgor shall do whatever is necessary in order to ensure that the exercise of the voting rights in these circumstances is facilitated and becomes possible for the Pledgee, including the issuing of a written proxy in any form required under applicable law.
5.5	The Pledgor hereby expressly acknowledges that the Pledgee, acting on its own behalf and on behalf of the Secured Parties, shall be totally and unconditionally authorised to exercise the voting rights attached to the Shares in any manner necessary or useful for the purposes of ensuring the complete satisfaction of the Secured Obligations and hereby waives each and any claim it may have in this respect, in particular in regard to the liability of the Pledgee (save for events of wilful misconduct or gross negligence).
6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
6.1	In addition to the representations set out in Article III of the Revolving Credit Agreement, the Pledgor hereby represents and warrants to the Pledgee and the Secured Parties and undertakes during the term of this Agreement and until the Pledge shall have been fully released that:
6.1.1	the pledge and registration of the Shares pursuant to this Agreement creates a valid second ranking security on the Pledged Portfolio in favour of the Pledgee and the Secured Parties in respect of all Secured Obligations except for any mandatory privileges preferred under applicable law;
6.1.2	except as permitted under the Revolving Credit Agreement, there are no agreements or arrangements (including any restrictions on transfer or rights of pre-emption) affecting the Pledged Portfolio in any way or which would or might in any way fetter or otherwise prejudice the rights of the Pledgor under the Pledged Portfolio or the rights of any of the Pledgee and the Secured Parties under this Agreement;

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6.1.3	as to the date hereof, the Shares represent 100% of the issued and fully paid-up share capital of the Company (before dilution relating to any future share capital increase of the Company);
6.1.4	the Company has not declared any dividends in respect of the Shares that are still unpaid at the date hereof;
6.1.5	except as permitted under the Revolving Credit Agreement, it has not sold, transferred, lent, assigned, parted with its interests in, disposed of, granted any option in respect of or otherwise dealt with any of its rights, title and interest in and to the Pledged Portfolio, or agreed to do any of the forgoing (otherwise than pursuant to this Agreement);
6.1.6	it has, and will during the term of this Agreement have, its centre of main interests in Luxembourg and it has the power and authority and legal right to own and operate its property, to hold and own all of its assets, including the Shares, and to conduct the business in which it is currently engaged;
6.1.7	it has taken all necessary action, including corporate action, and has obtained all necessary authorisations to enable it to enter into and to authorise the execution, delivery and performance of this Agreement, and this Agreement has been duly executed by it;
6.1.8	it shall act in good faith to maintain the rights of the Pledgee and the Secured Parties hereunder valid and enforceable, and in particular shall not take any steps nor do anything which would adversely affect the existence of the Pledge created hereunder or the value thereof;
6.1.9	except as permitted under the Revolving Credit Agreement, it has not taken or received and undertakes not to take or receive any security interest, lien or guarantee from the Company in respect of any obligation arising for the Pledgor hereunder nor in respect of any other liability owed by the Company to the Pledgor;
6.1.10	the execution and delivery of, and performance by the Pledgor of its obligations under this Agreement and any other document related thereto will not:
6.1.10.1	result in a breach of any provision of the constitutive or governing documents of the Pledgor or of the Company; or
6.1.10.2	result in a breach of, or constitute a default under, any contract, undertaking, covenant or instrument to which the Pledgor or the Company is a party or by which the Pledgor

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or the Company is bound (unless such breach or default is permitted under the Revolving Credit Agreement); or
6.1.10.3	result in a breach of any law, decree, regulation, order, judgment or decree of any court or governmental agency or an arbitration award to which the Pledgor or the Company is a party or by which the Pledgor or the Company is bound (unless such breach is permitted under the Revolving Credit Agreement); or
6.1.10.4	require the consent of the shareholders of the Pledgor or the Company or any other person or, if any such consent is required, it has been obtained and is in full force and effect;
6.1.11	no order has been made and no resolution has been passed for the winding-up, bankruptcy, admission to the regime of suspension of payment and/or of controlled management or for a composition with creditors of, or by, the Company or for a liquidator, curateur or commissaire or like official to be appointed in respect of the Pledgor or the Company and no petition has been presented and no meeting has been convened for any such purpose;
6.1.12	no receiver has been appointed in respect of the Pledgor or the Company or all or any of their assets and none of their respective assets is the subject of an arrest;
6.1.13	except as permitted under the Revolving Credit Agreement, no event analogous to any of the foregoing has occurred outside Luxembourg;
6.1.14	except as permitted under the Revolving Credit Agreement, no unsatisfied judgment is outstanding against the Pledgor and the Company;
6.1.15	subject to any thresholds provided in the Revolving Credit Agreement, no guarantee, loan capital, borrowed money or interest is overdue for payment by the Pledgor and the Company, and no other obligation or indebtedness is outstanding which is overdue for performance or payment where such fact could have a material adverse effect on the Pledgor or the Company or their respective business.
6.2.	The Pledgor hereby formally undertakes not to exercise the Rights of Recourse or any other rights against the Company or any other company in any manner (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrêt conservatoire”) or by way of set-off), or to take any action or do anything in relation to such Rights of Recourse or other

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similar rights, for as long as any amounts remain outstanding under the Secured Obligations.

6.3.	Each representation and warranty set out in this Clause 6 is made on the date hereof and is deemed to be reiterated until the Secured Obligations shall have been satisfied in full, on the same days as the representations and warranties are repeated under the Revolving Credit Agreement.
7.	COVENANTS
The Pledgor hereby covenants that, for as long as this Agreement will be in force:
7.1.	any shares of the Company issued and allotted to it after the date of this Agreement, shall immediately be and become subject to the security interest created hereunder, up to 100% of the share capital;

7.2.	it will take any measures, accomplish any formalities and, generally, do all that is necessary at its own cost to permit the exercise, at any time, by the Pledgee, of any rights, actions and privileges of the Pledgee and the Secured Parties pursuant to applicable law and this Agreement;

7.3.	it will exercise the voting rights in respect of the Shares so as not to violate or otherwise adversely affect the rights of any of the Pledgee and the Secured Parties under this Agreement;

7.4.	except as otherwise permitted under the Revolving Credit Agreement, it will not modify in any way the Company’s corporate form, nor decide or undertake, as the case may be, any merger, split, sale of assets, reduction in capital or dissolution of the Company without having first obtained the prior written approval to that effect of the Pledgee and the Secured Parties, and it will not amend the Company’s articles of incorporation (to the extent such amendment may prejudice any right of any of the Pledgee and the Secured Parties under the Revolving Credit Agreement);

7.5.	it will inform without delay the Pledgee and the Secured Parties of the occurrence of any event which may render any of the representations and warranties set out in Clause 7 above inaccurate;

7.6.	except as permitted under the Revolving Credit Agreement and subject to the prior written consent of the Pledgee and the Secured Parties, the Pledgor shall not create, grant or permit to exist (a) any security interest over or (b) any restriction on the ability to transfer or enforce or (c) assign or dispose of all or any part of the Pledged Portfolio;

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7.7.	it shall cooperate with the Pledgee and sign or cause to be signed all such further documents and take all such further action as the Pledgee may from time to time reasonably request to perfect and protect this Pledge and to carry out the provisions and purposes of this Agreement;

7.8.	the Pledgor shall inform the Pledgee in advance of any intention to increase the share capital of the Company and/or to issue new shares.

8	POWER OF ATTORNEY

The Pledgor irrevocably appoints the Pledgee to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents (including any share transfer forms and other instruments of transfer) and do all things that the Pledgee, acting on its own behalf and on behalf of the Secured Parties, may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Agreement or (b) exercising any of the rights conferred to any of the Pledgee and the Secured Parties under this Agreement or by law, it being understood that the enforcement of the Pledge over the Pledged Assets must be carried out as described in Clause 9 hereunder. The Pledgor shall ratify and confirm all things done and all documents executed by the Pledgee in the exercise of this power of attorney.

9.	ENFORCEMENT OF PLEDGE

9.1.	Following the occurrence of an Event of Default and subject to the First Priority Share Pledge Agreement, the Pledgee shall be entitled to enforce the Pledge in accordance with the terms of the Intercreditor Agreement, and in the most favourable manner provided for by Luxembourg law at that time, and in particular:
9.1.1	to appropriate itself and/or for and on its own behalf and on behalf of the Secured Parties all or part of the Pledged Portfolio at a price equal to the value of the relevant Pledged Portfolio as determined in accordance with Schedule 1 hereof;

9.1.2	to sell all or part of the Pledged Portfolio in a private transaction at arm’s length terms (conditions commerciales normales);

9.1.3	to cause the sale of all or part of the Pledged Portfolio, at a stock exchange selected by the Pledgee or by public auction held at the place and at the time and if required by applicable law by the public officer, designated by the Pledgee;

9.1.4	to request from the competent court, that title to all or part of the Pledged Portfolio be assigned or transferred to it, at a price determined by a court appointed expert;

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9.1.5	in respect of any Related Assets consisting of claims for sums of money, to the extent that such sums are owed by the Company or a third party, to require the Company or such third party to make payment of the amount due by it directly to the Pledgee, acting on its own behalf and on behalf of the Secured Parties.
The Pledgee will have total and unlimited discretion as to the manner or manners of enforcement and will not be required to have regard for the interests of the Pledgor or the Company.

9.2.	Any proceeds of enforcement received by the Pledgee and the Secured Parties shall be applied in accordance with the order and priority set forth under the Revolving Credit Agreement.

9.3.	The Pledgor further confirms that it has decided, in as far as legally required, to approve as new shareholder(s) any other person(s) who would acquire the Shares as the result of an enforcement of the Pledge over the Shares, and the Pledgor undertakes, to the extent necessary, to approve any other person as shall be designated by the Pledgee in the future for this purpose in a similar way, and to procure such approval by any other shareholder if the Pledgor is not the sole shareholder of the Company at that time.

10.	EFFECTIVENESS OF SECURITY

10.1.	The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment or by the settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been released in accordance with the terms of this Agreement upon the Discharge of Revolving Credit Secured Obligations.

10.2.	The Pledgor shall not be entitled to require the release of the Pledge until the Discharge of Revolving Credit Secured Obligations, and the Pledgee hereby undertakes, at the request of the Pledgor, to give release of the Pledge no later than five Business Days after the Discharge of Revolving Credit Secured Obligations, subject to delivery of any documents or certificates which the Pledgee may reasonably request (including in particular, any certificates in relation to the absence of voidness or voidability of payments under any applicable laws).

10.3.	This Pledge shall be discharged by, and only by, the express release thereof granted by the Pledgee pursuant to the terms of clause 10.2 hereabove. All reasonable costs and expenses associated with the release and discharge of Pledge shall be borne by the Pledgor.

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10.4.	The Pledge shall be cumulative, in addition to and independent of every other security which the Pledgee or any Secured Party may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Pledgee or any Secured Party may now or at any time in the future have in respect of the Secured Obligations.

10.5.	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Pledgee or any Secured Party in perfecting or enforcing any security interest or rights or remedies that the Pledgee or any Secured Party may now or at any time in the future have from or against the Pledgor or any other person.

10.6.	No failure on the part of the Pledgee or any Secured Party, to exercise, or delay on its part in exercising, any of their rights under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

10.7.	Neither the obligations of the Pledgor contained in this Agreement nor the rights, powers and remedies conferred to the Pledgee and the Secured Parties under this Agreement or by law, nor the pledge created hereby shall be discharged, impaired or otherwise affected by:
10.7.1	any amendment to, or any variation, waiver or release of, any Secured Obligation under the Revolving Credit Agreement or any other Loan Document;
10.7.2	any failure to take, or to fully take, any security contemplated by the Revolving Credit Agreement or any other Loan Document otherwise agreed to be taken in respect of the Secured Obligations;
10.7.3	any failure to realise or to fully realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or
10.7.4	any other act, event or omission which, but for this Clause 11, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Agreement, the rights, powers and remedies conferred to the Pledgee and the Secured Parties under this Agreement, the Pledge or by law.
10.8.	For the avoidance of doubt, each Pledgor hereby waives any rights arising (if any) under Article 2037 of the Luxembourg Civil Code.

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10.9.	Each Pledgor waives its right to the benefit of both “division” and “discussion”.

10.10.	Neither the Pledgee nor any of the Secured Parties nor any of their respective agents shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Pledged Portfolio or (c) the realisation of all or any part of the Pledged Portfolio, except in the case of gross negligence or wilful default, any and all joint liability being excluded.
11.	PARTIAL ENFORCEMENT
The Pledgee shall have the right to request enforcement of all or part of the Pledged Portfolio in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the security interest created hereunder over the Pledged Assets as it then shall be (and in particular those Pledged Portfolio which have not been subject to enforcement). The security interest thereover shall continue to remain in full and valid existence until discharge or termination hereof, as the case may be.
12.	COSTS AND EXPENSES
All reasonable costs, fees, stamp duties and other amounts incurred by the Pledgee or any Secured Party in connection with the negotiation, execution or enforcement of this Agreement will be for the account of the Pledgor subject to and in accordance with the provisions of the Revolving Credit Agreement.
13.	NOTICES
13.1.	Each notice or other communication to be given under this Agreement shall be given in accordance with Section 11.1 of the Revolving Credit Agreement at the addresses set out below:
To the Pledgor:
Novelis Europe Holdings Limited
Latchford Locks Works, Thelwell Lane,
Warrington, Cheshire,
United Kingdom,
WA4 1NN,
Attention: Company Secretary
Fax: 00 41 44 386 21 51
Phone: 00 41 44 386 2318
with a copy to: General Manager

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To the Pledgee:
Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Fax: 312-453-5555
To the Company:
Novelis Luxembourg SA
att. Plant Manager
Zone Industrielle de Riedgen
L-3401 Dudelange
Luxembourg
Phone: +352 51 86 64 -1
Fax: + 352 51 86 64 210
cc: Novelis AG
att. Legal Department
Sternenfeldstrasse 19
CH — 8700 Küsnacht ZH
Switzerland
Phone: +41 44 386 2150
Fax: +41 44 386 2309
14.	SUCCESSORS

14.1.	This Agreement shall remain in effect despite any amalgamation or merger or replacement (however effected) relating to the Pledgee or any of the Secured Parties, and without prejudice to the provision of the Revolving Credit Agreement, references to the Pledgee or any of the Secured Parties shall be deemed to include any assignee or successor in title of the Pledgee or any of the Secured Parties and any person who, under any applicable law, has assumed the rights and obligations of the Pledgee or any of the Secured Parties hereunder or under the Revolving Credit Agreement or to which under such laws the same have been transferred or novated or assigned in any manner. To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor and the Company hereby give power of attorney to the Pledgee to make any notifications and/or to require any required registrations to be made in the share register of the Company, or to take any other steps, and each undertakes to do so itself if so requested by the Pledgee.

14.2.	For the purpose of Article 1278 of the Luxembourg Civil Code, to the extent required under applicable law and without prejudice to any other terms hereof or of the Revolving Credit Agreement and in particular of Clause 14.1 hereabove, in the

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event of any assignment, transfer, novation or disposal of a part or all of its rights and obligations by the Pledgee under the Revolving Credit Agreement, such Pledgee hereby expressly maintains, which each of the Pledgor accepts, all its rights and privileges hereunder for the benefit of its successor and assignees, so that the Pledge herein created will secure the Secured Obligations to the benefit of such successor and/or assignee (as the case may be), without further formalities.

15.	LIABILITY

Neither the Pledgee nor any of the Secured Parties shall be liable for the loss or wrongful delivery of, or damage to, the Pledged Portfolio, howsoever arising, save to the extent that such loss, wrongful delivery or damage is caused by the gross negligence of wilful misconduct of the relevant Pledgee or Secured Party, any and all joint liability being excluded.

16.	SEVERABILITY

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.	NO WAIVER; CUMULATIVE REMEDIES

Neither the Pledgee nor any of the Secured Parties shall by any act, delay, and omission or otherwise be deemed to have waived any of its rights or its remedies hereunder and no waiver shall be valid unless in writing, signed by or on behalf of the Pledgee, acting on its own behalf or on behalf of the Secured Parties, and then only to the extent therein set forth. A waiver by or on behalf of the Pledgee, acting on its own behalf or on behalf of the Secured Parties, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Pledgee would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of the Pledgee, any right, power or privileges hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

18.	WAIVERS, AMENDMENTS

Neither this Agreement nor any terms or conditions hereof may be amended, changed, waived, discharged, terminated or otherwise modified unless such

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SECOND PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
amendment, change, waiver, discharge, termination or modification is in writing duly executed by or on behalf of the Pledgee, and is otherwise in accordance with the terms of the Revolving Credit Agreement. This Agreement and all obligations of the Pledgor hereunder shall be binding upon the successors and assigns of the Pledgor, and shall, together with the rights and remedies of the Pledgee and Secured Parties hereunder, inure to the benefit of the Pledgee and the Secured Parties and their respective successors and assigns.

19.	ASSIGNMENT

The Pledgor may not assign or transfer all or any part of their rights or obligations hereunder. Each of the Pledgee and the Secured Parties may assign or transfer all or any of its respective rights and obligations hereunder. Clause 14.2 shall apply mutatis mutandis.

20.	GOVERNING LAW

This Agreement shall be governed by and be construed in accordance with Luxembourg law.

21.	JURISDICTION

With respect to any proceedings arising in connection with this Agreement, the Pledgor and the Company irrevocably submit to the jurisdiction of the Luxembourg courts, notwithstanding the right of each of the Pledgee and the Secured Parties to take proceedings in any other jurisdiction.

22.	CONFLICTING PROVISIONS

22.1.	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall control and govern.

22.2.	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph,

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SECOND PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
notwithstanding anything herein to the contrary, the Revolving Credit Agreement, including Article X thereof, shall govern and control the exercise of remedies by Collateral Agent.
IN WITNESS THEREOF the parties hereto have executed this Agreement in one or multiple original counterparts, all of which together evidence the same Agreement, on the day and year first written above.
[REMAINDER INTENTIONALLY LEFT IN BLANK]

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SECOND PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
The Pledgor:
NOVELIS EUROPE HOLDINGS LIMITED

By:

The Pledgee and Collateral Agent: Bank of America, N.A.
By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

The Company: NOVELIS LUXEMBOURG S.A.
By:

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SECOND PRIORITY PLEDGE AGREEMENT — EXECUTION COPY
SCHEDULE 1
VALUATION PRINCIPLES
The Pledged Portfolio shall be valued:
1.	With respect to the Shares:
•	if listed or quoted (to the extent possible), at the market value as quoted on the principal market for such Shares as the opening price on the day of appropriation;
•	if not listed, by the Pledgee pursuant to the following method: (i) any asset of the Company that is listed or whose price can be determined by reference to a listed asset (such as in the case of obligations convertibles en actions or obligations remboursables en actions) by using, mutatis mutandis, the valuation principle set out in the preceding paragraph for the underlying listed assets and (ii) for all other assets their fair market value as if sold between a willing buyer and a willing seller using a standard market approach and, if appropriate for the relevant assets, a multi criteria approach combining market multiples, book value, discounted cash flow or comparable public transaction of which price is known and acting in a reasonable manner, at the time of appropriation.
2.	With respect to the Related Assets:

Any cash receivable will be valued at face value less any provision considered prudent by the Pledgee acting reasonably and in good faith.
LESS all the liabilities (“passif”), contingent or otherwise of the Company (other than for the avoidance of doubt shareholders’ equity (including any and all shareholders’ loans or securities or financial instruments issued by the Company and subscribed to by the shareholders)) determined reasonably and in good faith by the Pledgee.

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ABL
Execution Copy
NOVELIS LUXEMBOURG S.A.
AS PLEDGOR
AND
BANK OF AMERICA, N.A.
AS PLEDGEE AND COLLATERAL AGENT

FIRST RANKING
ACCOUNT PLEDGE AGREEMENT

Elvinger, Hoss & Prussen
2, place Winston Churchill
B.P. 425
L-2014 Luxembourg
www.ehp.lu

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THIS ACCOUNT PLEDGE AGREEMENT (hereafter the “Agreement”) is made on December 17th, 2010
AMONG:
NOVELIS LUXEMBOURG S.A., a company with limited liability existing under the laws of Luxembourg, having its registered office at Zone Industrielle Riedgen L-3401 Dudelange, registered with the Trade and Companies Register under number B 19.358 (hereafter, the “Pledgor”);
AND:
BANK OF AMERICA, N.A., acting for itself and in the name and on behalf of the Secured Parties (as defined below) (hereinafter the “Pledgee” or otherwise as the “Collateral Agent”);
(The Pledgor and the Pledgee shall each be referred to as a “Party” and, collectively, the “Parties”).
WHEREAS
(A)	Pursuant to a credit agreement, dated as of December 17th, 2010 (the “Revolving Credit Agreement”) among NOVELIS INC., a corporation formed by amalgamation under the Canada Business Corporations Act (the “Parent Borrower”) NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, and NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors, the Lenders, Bank of America, N.A., as issuing bank, U.S. swingline lender, administrative agent and collateral agent for the Secured Parties and The Royal Bank of Scotland PLC, as European swingline lender (all those terms being defined therein) the Lenders and Issuing Banks have agreed to provide a credit facility to the Borrowers to finance the mutual and collective business enterprise of the Loan Parties (as defined therein) upon the terms and subject to the conditions of the Revolving Credit Agreement.
(B)	Pursuant to the Revolving Credit Agreement, the Pledgor has guaranteed and will continue to guarantee the Guaranteed Obligations (as defined in the Revolving Credit Agreement) in favour of the Secured Parties (as defined in the in the Revolving Credit Agreement), in consideration for the Lenders and Issuing Bank to provide credit

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facility to the Borrowers in the form of revolving loans upon the terms and subject to the conditions of the Revolving Credit Agreement.
(C)	Pursuant to an intercreditor agreement, dated December 17th, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) between, among other parties, the Borrower, the Guarantors, and the other Companies party thereto, thereto the Term Loan Administrative Agent, the Term Loan Collateral Agent, the Revolving Credit Administrative Agent and the Revolving Credit Collateral Agent (as all those terms defined therein), and certain other persons which may be or became parties thereto have agreed to the relative priority of the respective Liens of the Claimholders on the Collateral (as all those terms are defined in the Intercreditor Agreement) and certain other rights, priorities and interests as set forth therein.
(D)	As security for the payment when due of the Secured Obligations under the Revolving Credit Agreement, the Pledgor has agreed to enter into this Agreement and to perform the obligations and take the actions described herein.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1.	In this Agreement, terms defined in the Revolving Credit Agreement have the same meaning when used in this Agreement, terms defined above have the same meaning when used in this Agreement, and the following terms have the following meanings:

“Account Bank” means each of the banks listed in Schedule 1 hereto.

“Business Day” means a day other than Saturday or Sunday onm which banks in Luxembourg are open for normal business.

“Discharge of Revolving Credit Secured Obligations” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Event of Default” shall have the meaning ascribed to such term in the Revolving Credit Agreement.

“Pledged Account” means each of the bank accounts of the Pledgor opened with the Account Bank with respective account number opposite to the name of the bank as listed in Schedule 1 hereto, and any account with the same source (racine, and generally any account whatsoever) held in the sole name of the Pledgor with the same Account Bank.

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“Pledged Assets” means all the assets, rights and claims the Pledgor has or will have in relation to the Pledged Account, in principal and interest owned by the Pledgor, at any time pledged or purported to be pledged by the Pledgor hereunder and all income or revenues there from and proceeds thereof or replacement assets, including but not limited to securities, cash or other rights, property or proceeds and products without exception or reservation and without distinction as regards the rights they represent, from time to time credited to the Pledged Account, received, receivable or otherwise distributed in respect of the Pledged Account.

“Pledge” means the pledge on the Pledged Assets constituted by this Agreement.

“Rights of Recourse” means all and any rights, actions and claims the Pledgor may have against the Loan Parties or any other company having granted security or given a guarantee for the Pledgor’s obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor’s right of recourse against the Loan Parties under the terms of Article 2028ff. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.

“Secured Obligations” shall have the meaning ascribed to such term in the Revolving Credit Agreement.

“Secured Parties” shall have the meaning ascribed to it in the Revolving Credit Agreement.
1.2.	In this Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Agreement) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time. Clause headings are for ease of reference only

1.3.	This Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Agreement.

2.	PLEDGE
2.1.	The Pledgor hereby pledges, and the Pledgee, acting on behalf of the Secured Parties, accepts, the Pledged Assets as continuing firstranking priority security in favour of itself and of the Secured Parties for the prompt and complete payment when due and discharge of all Secured Obligations.
2.2.	So long as no Event of Default has occurred which is continuing, unremedied or unwaived, the Pledgor shall be entitled to debit the Pledged Account of any cash

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monies held thereon subject to the provisions of the Revolving Credit Agreement. Following the occurrence of an Event of Default, the Pledgee shall be entitled to receive and freely apply all sums paid or payable in respect of the Pledged Assets.
3.	PERFECTION OF PLEDGE
3.1.	For the perfection of the Pledge, the Pledgor shall, promptly following the date of execution of this Agreement, send by fax and by registered letter a duly executed notice to the Account Bank, with a copy thereof to the Pledgee (the “Pledge Notice”) (in substantially the form set out in Schedule 2). The Pledgor undertakes to use its best endeavours to receive from the Account Bank and deliver to the Pledgee a duly signed copy by the Account Bank of the Pledge Notice for acknowledgment of creation of the Pledge. Such acknowledgement must be obtained within 45 days of the date hereof (or by such later date as may be agreed to in writing by the Pledgee in its sole discretion), each in form and substance acceptable to the Pledgee, acknowledgments from each of the Pledgor’s Account Banks to the account pledge agreements in favour of the Pledgee of each of the cash accounts of the Pledgor (provided that, in the event that the Pledgor notifies the Pledgee that such an acknowledgment is not available from any bank, the Pledgor shall instead close the accounts with such bank within 45 days of such notice (or by such later date as may be agreed to in writing by the Pledgee in its sole discretion)).
3.2.	Without prejudice to the above provisions, the Pledgor hereby irrevocably authorises and empowers the Pledgee to take or cause to be taken any formal steps by the managers or officers of the Pledgor for the purpose of perfecting the present Pledge and, for the avoidance of doubt, the Pledgor hereby irrevocably undertakes to take any such steps if so requested in writing by the Pledgee (acting reasonably).
4.	RIGHTS OF THE PLEDGEE

4.1	The Parties to the Agreement hereby agree that the Pledgee shall be the agent (mandataire) of the Secured Parties for the purposes of this Agreement, acting in such capacity in its name for itself and on behalf of the Secured Parties.

4.2	The Secured Parties and the Pledgee shall not be under any liability by reason of, or arising out of, this Agreement except in the case of gross negligence or wilful misconduct (as determined by the final, non-appealable judgment of a court of competent jurisdiction).

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1.	The Pledgor hereby represents and warrants to the Pledgee and the Secured Parties and undertakes during the terms of this Agreement and until the Pledge shall have been fully released that:

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5.1.1	it is the sole owner of, and has good and marketable title to, the Pledged Assets;

5.1.2	the Pledge pursuant to this Agreement creates a valid security on the Pledged Assets in favour of the Pledgee and the Secured Parties, and, in particular, creates a valid first ranking security in favour of the Pledgee and the Secured Parties in respect of all Secured Obligations and it is not subject to any other prior ranking or pari passu ranking security except for any mandatory privileges preferred under applicable law or any lien permitted under by and having priority under the Revolving Credit Agreement;

5.1.3	except as permitted under the Revolving Credit Agreement, there are no agreements or arrangements (including any restrictions on transfer or rights of pre-emption) affecting the Pledged Assets in any way or which would or might in any way fetter or otherwise prejudice the rights of the Pledgor in respect of the Pledged Assets or the rights of any of the Pledgee and the Secured Parties under this Agreement;

5.1.4	no security (other than the present Pledge or any security interests permitted under the Revolving Credit Agreement) exists on, over or with respect to the Pledged Account and/or the Pledged Assets;

5.1.5	except as permitted under the Revolving Credit Agreement, it has not sold, transferred, lent, assigned, parted with its interests in, disposed of, granted any option in respect of or otherwise dealt with any of its rights, title and interest in and to the Pledged Assets, or agreed to do any of the foregoing (otherwise than pursuant to this Agreement);

5.1.6	it is duly organised and validly existing under the laws of Luxembourg, it has, and will during the term of this Agreement have, its centre of main interests in Luxembourg and it has the power and authority and legal right to own and operate its property, to hold and own all of its assets, including the Pledged Assets, and to conduct the business in which it is currently engaged;

5.1.7	it has the power and authority and the legal right to enter into, execute and deliver, and to perform its obligations expressed to be assumed by it under, this Agreement, and has taken all necessary action, including corporate action, and has obtained all necessary authorisations to enable it to enter into and to authorise the execution, delivery and performance of this Agreement, and this Agreement has been duly executed by it;

5.1.8	this Agreement constitutes its legal, valid and binding obligations and operates a valid and enforceable pledge of the Pledged Assets in accordance with its terms once the Pledge has been perfected in accordance with its terms (except

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as may be limited by any applicable bankruptcy, insolvency, reorganisation, moratorium or any similar laws limiting creditors rights generally);

5.1.9	it shall act in good faith to maintain the rights of the Pledgee and the Secured Parties hereunder valid and enforceable, and in particular shall not take any steps nor do anything (other than any steps or actions permitted under the Revolving Credit Agreement) which would adversely affect the existence of the Pledge created hereunder or the value thereof;

5.1.10	the execution and delivery of, and performance by the Pledgor of its obligations under this Agreement and any other document related thereto will not:
5.1.10.1	result in a breach of any provision of the constitutive or governing documents of the Pledgor; or

5.1.10.2	result in a breach of, or constitute an event of default under, any contract, undertaking, covenant or instrument to which the Pledgor is a party or by which the Pledgor is bound, except for such breaches or events of default which could not reasonably be expected to have a Material Adverse Effect; or

5.1.10.3	result in a breach of any law, decree, regulation, order, judgment or decree of any court or governmental agency or an arbitration award to which the Pledgor is a party or by which the Pledgor is bound; or

5.1.10.4	require the consent of the shareholders of the Pledgor or any other person or, if any such consent is required, it has been obtained and is in full force and effect;
5.1.11	no order has been made and no resolution has been passed for the winding-up, bankruptcy, admission to the regime of suspension of payment and/or of controlled management or for a composition with creditors of, or by, the Pledgor or for a liquidator, curateur or commissaire or like official to be appointed in respect of the Pledgor and no petition has been presented and no meeting has been convened for any such purpose;

5.1.12	no receiver has been appointed in respect of the Pledgor or all or any of its assets and none of its assets is the subject of an arrest;

5.1.13	no event substantially similar in law to any of the foregoing has occurred outside Luxembourg with respect to the Pledgor; and

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5.1.15	as the date hereof, no guarantee, loan capital, borrowed money or interest is overdue for payment by the Pledgor, and no other obligation or indebtedness is outstanding which is overdue for performance or payment in each case where such fact could reasonably be expected to have a material adverse effect on the Pledgor or its business.
5.2.	The Pledgor hereby formally undertakes not to exercise the Rights of Recourse or any other rights against the Loan Parties or any other company in any manner (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrêt conservatoire”) or by way of set-off), or to take any action or do anything in relation to such Rights of Recourse or other similar rights, for so long as any amounts remain outstanding under the Secured Obligations.

5.3	Each representation and warranty set out in this Clause 5 is made on the date hereof and is deemed to be reiterated until the Secured Obligations shall have been satisfied in full, on the same days as the representations and warranties are repeated under the Revolving Credit Agreement.

6.	COVENANTS
The Pledgor hereby covenants that, for as long as this Agreement will be in force:
6.1.	it will take any measures, accomplish any formalities and, generally, or otherwise do all that is requested by the Pledgee and necessary at its own cost to permit the exercise, at any time, by the Pledgee of any rights, actions and privileges of the Pledgee and the Secured Parties pursuant to applicable law and this Agreement;
6.2.	except as permitted under the Revolving Credit Agreement and subject to the prior written consent the Pledgee, the Pledgor shall not create, grant or permit to exist (a) any security interest over or (b) any restriction on the ability to transfer or enforce or (c) assign or dispose of all or any part of the Pledged Assets; and
6.3.	it shall cooperate with the Pledgee and sign or cause to be signed all such further documents and take all such further action as the Pledgee may from time to time reasonably request to perfect and protect this Pledge and to carry out the provisions and purposes of this Agreement.
7.	POWER OF ATTORNEY
The Pledgor irrevocably appoints the Pledgee to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents (including any share transfer forms and other instruments of transfer) and do all things that the Collateral Agent, acting for itself and on behalf of the Secured Parties, may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Agreement or (b)

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exercising any of the rights conferred to the Pledgee and the Secured Parties under this Agreement or by law, it being understood that the enforcement of the Pledge over the Pledged Assets must be carried out as described in Clause 8 hereunder. The Pledgor shall ratify and confirm all things done and all documents executed by the Pledgee in the exercise of this power of attorney.
8.	ENFORCEMENT OF PLEDGE
8.1.	Subject always to and in compliance with the provisions of the Intercreditor Agreement, following the occurrence of an Event of Default, the Pledgee shall be entitled, without prior notice to the Pledgor, to enforce the Pledge in the most favourable manner provided for by Luxembourg law at that time and in particular to require the Account Bank to make payment of all amounts deposited for the credit of the Pledged Account directly to the Pledgee, acting on behalf of the Pledgee and the Secured Parties; in that respect the Pledgee may terminate any term deposit prior to its maturity.
8.2.	The Pledgee will have total and unlimited discretion as to the manner or manners of enforcement and will not be required to have regard to the interests of the Pledgor.
9.	EFFECTIVENESS OF SECURITY
9.1.	The Pledge shall be a continuing security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment or by the settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been released in accordance with the terms of this Agreement upon the Discharge of Revolving Credit Secured Obligations.
9.2.	The Pledgor shall not be entitled to require the release of the Pledge until the Discharge of Revolving Credit Secured Obligations, and the Pledgee hereby undertakes, at the request of the Pledgor, to give release of the Pledge no later than five Business Days after the Discharge of Revolving Credit Secured Obligations, subject to delivery of any documents or certificates which the Pledgee may reasonably request (including in particular, any certificates in relation to the absence of voidness or voidability of payments under any applicable laws).
9.3.	This Pledge shall be discharged by, and only by, the express release thereof granted by the Pledgee pursuant to the terms of Clause 9.2 hereabove. All reasonable costs and expenses associated with the release and discharge of Pledge shall be borne by the Pledgor.
9.4.	The Pledge shall be cumulative, in addition to and independent of every other security which the Pledgee or any Secured Party may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not

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operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Pledgee or any Secured Party may now or at any time in the future have in respect of the Secured Obligations.
9.5.	This Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Pledgee or any Secured Party in perfecting or enforcing any security interest or rights or remedies that the Pledgee or any Secured Party may now or at any time in the future have from or against the Pledgor or any other person.
9.6.	No failure on the part of the Pledgee or any Secured Party, to exercise, or delay on its part in exercising, any of its rights under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.
9.7.	Neither the obligations of the Pledgor contained in this Agreement nor the rights, powers and remedies conferred to the Pledgee and the Secured Parties under this Agreement or by law, nor the pledge created hereby shall be discharged, impaired or otherwise affected by:
9.7.1	any amendment to, or any variation, waiver or release of, any Secured Obligation under the Revolving Credit Agreement or any other Revolving Credit Loan Documents;

9.7.2	any failure to take, or to fully take, any security contemplated by the Revolving Credit Agreement or otherwise agreed to be taken in respect of the Secured Obligations;

9.7.3	any failure to realise or to fully realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or

9.7.4	any other act, event or omission which, but for this Clause 9.7, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Agreement, the rights, powers and remedies conferred to the Pledgee and the Secured Parties under this Agreement, the Pledge or by law.
9.8.	For the avoidance of doubt, the Pledgor hereby waives any rights arising (if any) under Article 2037 of the Luxembourg Civil Code.
9.9.	The Pledgor waives its right to the benefit of both “division” and “discussion”.
9.10.	Neither the Pledgee nor any of the Secured Parties nor any of their respective agents shall be liable by reason of (a) taking any action permitted by this Agreement or (b)

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any neglect or default in connection with the Pledged Assets or (c) the realisation of all or any part of the Pledged Assets, except in the case of gross negligence or wilful misconduct of such Pledgee or Secured Party (as determined by the final, non-appealable judgment of a court of competent jurisdiction), any and all joint liability being excluded.

10.	PARTIAL ENFORCEMENT
The Pledgee shall have the right to request enforcement of all or part of the Pledged Assets in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the security interest created hereunder over the Pledged Assets as it then shall be (and in particular those Pledged Assets which have not been subject to enforcement). The security interest thereover shall continue to remain in full and valid existence until discharge or termination thereof, as the case may be.
11.	COSTS AND EXPENSES
All reasonable costs, fees, stamp duties and other amounts incurred by the Secured Parties or the Pledgee in connection with the negotiation, execution or enforcement of this Agreement will be for the account of the Pledgor subject to and in accordance with the provisions of the Revolving Credit Agreement.
12.	NOTICES
Each notice or other communication to be given under this Agreement shall be given in accordance with Section 11.1 of the Revolving Credit Agreement at the addresses set out below::
To the Pledgor:
Novelis Luxembourg SA
att. Plant Manager
Zone Industrielle de Riedgen
L-3401 Dudelange
Luxembourg
Phone: +352 51 86 64 -1
Fax: + 352 51 86 64 210
cc:
Novelis AG
att. Legal Department
Sternenfeldstrasse 19
CH — 8700 Küsnacht ZH
Switzerland

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Phone: +41 44 386 2150
Fax: +41 44 386 2309
To the Pledgee:
Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Fax: 312-453-5555
13.	SUCCESSORS

13.1.	This Agreement shall remain in effect despite any amalgamation or merger or replacement (however effected) relating to the Pledgee or any of the Secured Parties, and without prejudice to the provision of the Revolving Credit Agreement, references to the Pledgee or any of the Secured Parties shall be deemed to include any assignee or successor in title of the Pledgee or any of the Secured Parties and any person who, under any applicable law, has assumed the rights and obligations of the Pledgee or any of the Secured Parties hereunder or under the Revolving Credit Agreement or to which under such laws the same have been transferred or novated or assigned in any manner. To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Pledgor hereby gives power of attorney to the Pledgee to make any notifications and/or to submits any required registrations, or to take any other steps, and undertakes to do so itself if so requested by the Pledgee.

13.2.	For the purpose of Article 1278 of the Luxembourg Civil Code, to the extent required under applicable law and without prejudice to any other terms hereof or of the Revolving Credit Agreement and in particular of Clause 13.1 hereabove, in the event of any assignment, transfer, novation or disposal of a part or all of its rights and obligations by the Pledgee under the Revolving Credit Agreement, such Pledgee hereby expressly maintains, which the Pledgor accepts, all its rights and privileges hereunder for the benefit of its successor and assignees, so that the Pledge herein created will secure the Secured Obligations to the benefit of such successor and/or assignee (as the case may be), without further formalities.

14.	LIABILITY

Neither the Pledgee nor any of the Secured Parties shall be liable for the loss or wrongful delivery of, or damage to, the Pledged Assets, howsoever arising, save to the extent that such loss, wrongful delivery or damage is caused by the gross negligence

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of wilful misconduct of the relevant Pledgee or Secured Party, any and all joint liability being excluded.

15.	SEVERABILITY

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.	NO WAIVER; CUMULATIVE REMEDIES

Neither the Pledgee nor any of the Secured Parties shall by any act, delay, and omission or otherwise be deemed to have waived any of its rights or its remedies hereunder and no waiver shall be valid unless in writing, signed by or on behalf of the Pledgee, acting on its own behalf or on behalf of the Secured Parties, and then only to the extent therein set forth. A waiver by or on behalf of the Pledgee, acting on its own behalf or on behalf of the Secured Parties, of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Pledgee would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of the Pledgee, any right, power or privileges hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

17.	WAIVERS, AMENDMENTS

Neither this Agreement nor any terms or conditions hereof may be amended, changed, waived, discharged, terminated or otherwise modified unless such amendment, change, waiver, discharge, termination or modification is in writing duly executed by the Pledgee, and is otherwise in accordance with the terms of the Revolving Credit Agreement. This Agreement and all obligations of the Pledgor hereunder shall be binding upon the successors and assigns of the Pledgor, and shall, together with the rights and remedies of the Pledgee and Secured Parties hereunder, inure to the benefit of the Pledgee and the Secured Parties and their respective successors and assigns.

18.	ASSIGNMENT

The Pledgor may not assign or transfer all or any part of their rights or obligations hereunder. The Pledgee may assign or transfer all or any of its respective rights and obligations hereunder. Clause 13.2 shall apply mutatis mutandis.

14

19.	GOVERNING LAW

This Agreement shall be governed by and be construed in accordance with Luxembourg law.

20.	JURISDICTION

With respect to any proceedings arising in connection with this Agreement, the Pledgor irrevocably submits to the jurisdiction of the Luxembourg courts, notwithstanding the right of the Pledgee to take proceedings in any other jurisdiction.

21.	CONFLICTING PROVISIONS

21.1.	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall control and govern.

21.2.	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Revolving Credit Agreement, including Article X thereof, shall govern and control the exercise of remedies by Collateral Agent.
IN WITNESS THEREOF the parties hereto have executed this Agreement in one or multiple original counterparts, all of which together evidence the same Agreement, on the day and year first written above.

15

SIGNATURE PAGE First ranking account pledge

The Pledgor: NOVELIS LUXEMBOURG S.A.
By:

The Pledgee and Collateral Agent: BANK OF AMERICA, N.A.
By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

16

SCHEDULE 1
LIST OF BANK ACCOUNTS
Deposit Accounts, Securities Accounts and Commodity Accounts

	TYPE OF		BANK OR
OWNER	ACCOUNT	CURRENCY	INTERMEDIARY	ACCOUNT NUMBERS	Address
Novelis Luxembourg S.A.	Current Account	EUR	BGL-BNP Paribas SA		BGL-BNP Paribas SA 50, boulevard Kennedy L-2951 Luxembourg

Novelis Luxembourg S.A.	Current Account	USD	BGL-BNP Paribas SA		BGL-BNP Paribas SA 50, boulevard Kennedy L-2951 Luxembourg

Novelis Luxembourg S.A.	Current Account	GBP	BGL-BNP Paribas SA		BGL-BNP Paribas SA 50, boulevard Kennedy L-2951 Luxembourg

Novelis Luxembourg SA	Current Account	EUR	BGL-BNP Paribas SA		BGL-BNP Paribas SA 50, boulevard Kennedy L-2951 Luxembourg

SCHEDULE 2
NOVELIS LUXEMBOURG S.A.
Zone Industrielle Riedgen
L-3401 Dudelange
Registre de Commerce et des Sociétés Luxembourg: B19.358
[•] 2010
BY FAX AND REGISTERED MAIL
To: [•]
Fax: +352 [•]
Notice of pledge over bank account held
by NOVELIS LUXEMBOURG (as Pledgor)
with [•] (as Account Bank)
Dear Madam, Dear Sir,
(1) We hereby notify you that we have pledged the assets credited now or in the future on our following account held with your bank as follows: IBAN LU[•] (the “Pledged Account”) in favour of BANK OF AMERICA, N.A. acting as Pledgee and Collateral Agent for itself and for the Secured Parties under the Revolving Credit Agreement in accordance with a First Ranking Account Pledge Agreement dated December 17, 2010 between Novelis Luxembourg S.A. as Pledgor and BANK OF AMERICA, N.A. as Pledgee (the “Account Pledge Agreement”). For your information we attach a copy of the Account Pledge Agreement.
So long as no Event of Default (as defined in the Account Pledge Agreement) has occurred which is continuing, unremedied or unwaived, the Pledgor shall be entitled to debit the Pledged Account of any cash monies held thereon subject to the provisions of the Revolving Credit Agreement (as defined in the Account Pledge Agreement). Following the occurrence of an Event of Default, the Pledgee shall be entitled to receive and freely apply all sums paid or payable in respect of the Pledged Assets. It is at the charge of the Pledgee to inform the Account Bank that an Event of Default has occurred.
(2)	The Account Bank is hereby expressly notified of, and instructed to inscribe, the pledge on the Pledged Account in favour of the Pledgee for itself and for the Secured Parties in accordance with the Account Pledge Agreement.

To the extent applicable, if the assets held on the Pledged Account comprise fungible securities and other financial instruments, the Account Bank should immediately upon receipt of this notice earmark such securities and other financial instruments as being pledged in favour of the Secured Parties represented by the Pledgee by way of an inscription of the security interest created under the Account Pledge Agreement in the Account Bank’s books.
(3)	The Pledgor and the Pledgee expressly accept that the Account Bank shall not assume any liabilities in the execution on the Account Pledge Agreement and shall also not be liable for any loss or damage suffered by the Pledgor or the Pledgee save in respect of such loss or damage which is suffered as a result of wilful misconduct or gross negligence of the Account Bank. It is specifically agreed that the Account Bank shall have no responsibility nor duty to check that the conditions set out in the Account Pledge Agreement or any other agreement and defined in these agreements as “Default” or “Event of Default”, “Enforcement” or “Enforcement Event” are fulfilled.
(4)	The parties to the Account Pledge Agreement expressly agreed that acceptance of the terms of the Account Pledge Agreement by the Account Bank does not imply any obligation for the Account Bank to guarantee any commitments of the Pledgor towards the Pledgee or towards any other party to any agreement mentioned in the Account Pledge Agreement.
(5)	The Account Bank hereby expressly disclaims any warranty, guarantee, conditions, covenant and representations regarding any other agreement referred to in the Account Pledge Agreement as well as to the conformity of the provisions of the Account Pledge Agreement with Luxembourg law. Any transfers, realisations or enforcement that the Account Bank may conduct in favour of or on behalf of the Pledgee shall in any event be limited to the value of the cash claims, securities and credit balances of the Account on the date of any transfer, realisation or enforcement.
(6)	The Pledgor will indemnify the Account Bank and keep the Account Bank indemnified against all reasonable and duly documented damages, losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against the Account Bank for anything done or omitted in the exercise or purported exercise of the powers contained herein other than to the extent that such damages, losses, actions, claims, expenses, demands and liabilities are incurred or made against the Account Bank as a result of gross negligence or wilful misconduct of the Account Bank.
(7)	The Account Bank hereby confirms that it is not aware of any prior encumbrances over the Pledged Account or the Pledged Assets. The Account Bank hereby releases any pledge or lien (resulting from the application of its general terms and conditions or any other agreement) over the Pledged Account or Pledged Assets and waives any

19

right of retention, set-off and, more generally, any rights that may adversely affect the Pledge and waives any option to create new pledges or liens over the Pledged Account
(8)	In case of discrepancies between the Account Pledge Agreement and this Acknowledgement, the latter shall prevail.
(9)	These undertakings are for the benefit of the Account Bank only and shall not in any way affect the relation between the Pledgor and the Pledgee. This Acknowledgement shall in no way affect the rights of the Pledgee or the obligations of the Pledgor under the Account Pledge Agreement, or the existence, perfection, continuity or enforceability of the Pledge constituted thereunder.
(10)	We would like to invite you to accept and acknowledge the creation of the pledge over the Pledged Account.
Yours faithfully,

Novelis Luxembourg S.A.
Name: [•]
Title: [•]
To the attention of:
And
BANK OF AMERICA, N.A., as the Collateral Agent
By signing hereunder, we hereby acknowledge the creation of the pledge over the Pledged Account and we accept to waive our first ranking right of pledge in respect of the Pledged Account existing pursuant to our general account terms.
[•]
(as Account Bank)
By:
Date:

20

Execution copy

GUARANTEE
granted by
Novelis Luxembourg SA
To
BANK OF AMERICA, N.A.
acting for itself and on behalf of
the Secured Parties

relating to
certain obligations of the Loan Parties under the Revolving Credit Agreement dated as of December 17th, 2010.

INDEX

1.	DEFINITIONS AND INTERPRETATION	- 4 -
2.	GUARANTEE	- 5 -
3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX	- 8 -
4.	GUARANTOR’S UNDERTAKINGS	- 9 -
5.	REPRESENTATIONS AND WARRANTIES	- 9 -
6.	ASSIGNMENTS AND TRANSFERS	- 10 -
7.	COSTS AND EXPENSES	- 10 -
8.	NOTICES	- 10 -
9.	SUCCESSOR AGENT	- 11 -
10.	SEVERABILITY	- 11 -
11.	WAIVERS AND MODIFICATIONS	- 11 -
12.	COUNTERPARTS	- 11 -
13.	LAW AND JURISDICTION	- 11 -

This Guarantee (the “Guarantee”) is made on December 17th, 2010 between:
(1)	NOVELIS Luxembourg SA, a company with limited liability existing under the laws of Luxembourg, having its registered office at Zone Industrielle Riedgen L-3401 Dudelange, registered with the Trade and Companies Register under number B 19.358 (the “Guarantor”);
and
(2)	Bank of America, N.A., acting for itself and in the name and on behalf of the Secured Parties (as defined in the Revolving Agreement referred to below) (the “Collateral Agent”).
PREAMBLE:
(A)	Pursuant to a credit agreement, dated as of December 17th, 2010 (the “Revolving Credit Agreement”) among NOVELIS INC., a corporation formed by amalgamation under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, and NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors, the Lenders, Bank of America, N.A., as issuing bank, U.S. swingline lender and administrative agent for the Secured Parties and the issuing bank, the Collateral Agent and The Royal Bank of Scotland PLC, as European swingline lender, the Lenders and Issuing Bank have agreed to provide a credit facility to the Borrowers to finance the mutual and collective business enterprise of the Loan Parties (as defined therein) upon the terms and subject to the conditions of the Revolving Credit Agreement.

(B)	Pursuant to the Revolving Credit Agreement, the Guarantor is required to become a Loan Party and guarantee the Guaranteed Obligations (as defined in Section 1.1 below) in order to induce the Lenders to make additional Loans and the Issuing Bank to issue Letters of Credit and as consideration for the Loans previously made by the Lenders and Letters of Credit previously issued by the Issuing Banks and as consideration for the other agreements of the Lenders and the Agents under the other Revolving Credit Loan Documents (as defined in the Intercreditor Agreement).

(C)	Pursuant to an intercreditor agreement, dated December 17th, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) between, among other parties, the Borrowers, the Guarantors, and the other Companies party thereto, the Term Loan Administrative Agent, the Term Loan Collateral Agent, the Revolving Credit Administrative Agent and the Revolving Credit Collateral Agent (as all those terms defined therein), and certain other persons which may be or became parties thereto have agreed to the relative priority of the respective Liens of the Claimholders on the Collateral (all those terms being defined in the Intercreditor Agreement) and certain other rights, priorities and interests as set forth therein.

(D)	The Collateral Agent acts in accordance with the terms of the Intercreditor Agreement.

(E)	The Collateral Agent and Secured Parties require the Guarantor to unconditionally and irrevocably guarantee the prompt and complete payment and performance by the Loan Parties of their obligations under the Revolving Credit Agreement, as further set forth in this Guarantee.
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Guarantee:

“Business Day” means one day on which the commercial banks in Luxembourg are open for normal business transactions;

“Discharge of Revolving Credit Secured Obligations” shall have the meaning ascribed to it in the Intercreditor Agreement.

“Guaranteed Obligations” shall have the meaning given that term in Section 7.01 of the Revolving Credit Agreement.

1.2	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Revolving Credit Agreement.

1.3	In this Guarantee, (a) a person includes its successors and assigns; (b) headings are for convenience of reference only and are to be ignored in construing this Guarantee and (c) references to any agreement or document are references to that agreement or document as amended, varied, supplemented, substituted or novated from time to time, in accordance with its terms.

2.	GUARANTEE

2.1	The Guarantor irrevocably commits in the event any of the other Loan Parties shall at any time fail to perform any of the Guaranteed Obligations, to perform at first demand and as an independent obligation (“garantie à première demande”) and without the right to dispute payment on grounds pertaining to the obligations or the personal situation of such other Loan Parties (“bénéfice de discussion”) or to require the division of payments between itself and such other Loan Parties (“bénéfice de division”), any such payment obligations in place of such other Loan Parties. The Guarantor irrevocably and unconditionally waives expressly its right to benefit of articles 2021 (discussion), 2026 (division) and article 2037 of the Luxembourg Civil Code and further waives as right or requirement that the Collateral Agent in the event of any default by any of the other Loan Parties first make a demand or seek enforcement against any of the other Loan Parties or any other party.

For the avoidance of doubt, this Guarantee does not constitute a “cautionnement” within the meaning of articles 2011 ff. of the Luxembourg Civil Code, but an independent first demand guarantee, and references to the indebtedness are only for the assessment of the amounts payable under this Guarantee and for the determination of the time when this Guarantee may be called upon.

2.2	In order to secure its obligations under this Guarantee and the Revolving Credit Agreement, the Guarantor has agreed to provide the Collateral Agent with the Collateral represented by the following Luxembourg security documents:

- a first ranking pledge over its bank accounts;

- a second ranking pledge over its receivables;

- a transfer for security purposes over receivables.

If the Guarantor is to acquire further real property, either as full legal owner or under a land lease, or other Collateral at any time in the future and as long as this Guarantee is effective, it shall comply with clause 5.11 (c) of the Revolving Credit Agreement.

2.3	The Guarantor hereby expressly acknowledges that the meaning of the term “Guaranteed Obligations” used in this Guarantee (and consequently the extent of its undertaking under this Guarantee) is defined by reference to the Revolving Credit Agreement and the Guarantor expressly confirms that it fully understands and accepts such definition of the terms “Guaranteed Obligations” used in this Guarantee.

2.4	In the event where any Loan Party fails to pay or perform timely any Guaranteed Obligation, subject to Section 3 below, the Collateral Agent will be entitled to claim from the Guarantor, on a first demand basis, damages for an amount equal to, as applicable, (i) such Guaranteed Obligation, and (ii) any additional amount (including but not limited to the Collateral Agent’s costs) to the extent necessary to put the Secured Parties in the position in which they would have been, had such Guaranteed Obligation been timely paid or performed.

2.5	The Collateral Agent will make any demand for damages under Section 2.4 above towards the Guarantor by registered letter with acknowledgement of receipt. The Collateral Agent will confirm in such demand that the Guaranteed Obligations have not been timely paid or performed and to what extent. Subject to Section 3 below, the Guarantor so notified by the Collateral Agent shall pay within 5 Business Days of that first demand.

2.6	The Guarantor understands and agrees that the Guarantee is a continuing, absolute and unconditional (subject to Section 3 below) guarantee of payment without regard to (a) the validity or enforceability of the Revolving Credit Agreement or any other applicable Revolving Loan Document, any of the Guaranteed Obligations, or any collateral security therefor or guarantee or right of set-off with respect thereto at any time or from time to time held by the Collateral Agent or any applicable Secured Party, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Loan Parties against the Collateral Agent or any applicable Secured Party (including, but not limited to, any right the Loan Parties may have to first require the Collateral Agent to proceed against or enforce any other rights, security or claim payment from a person before claiming payment from the Guarantor under this Guarantee), or (c) any other circumstance whatsoever which constitutes, or might be construed to constitute, a discharge of the Guaranteed Obligations.

2.7	When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Loan Parties, or any other person or against any collateral security or guarantee for the Guaranteed Obligations, or any right of set-off with respect thereto, and any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Loan Parties or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of set-off shall not relieve the Guarantor of any applicable obligation or liability under this

Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any applicable Secured Party against the Guarantor.

2.8	Subject to Section 3 below, the Guarantor’s obligations under this Guarantee will not be discharged, suspended or in any way affected by:
(i)	any failure or delay by the Collateral Agent to realize upon or seek to enforce against the Loan Parties any liability or obligation arising under the Revolving Credit Agreement;

(ii)	any default, failure or delay in the performance by the Loan Parties of the Guaranteed Obligations;

(iii)	any waiver of or consent to departure from the provisions of, or any amendment to this Guarantee, the Revolving Credit Agreement or any applicable Revolving Loan Document, except when made in writing and executed by the Guarantor and the Collateral Agent;

(iv)	any bankruptcy, receivership or any other insolvency proceeding related to any Loan Party or its property or any merger, reorganization, dissolution, sale of assets, or other winding up of any Loan Party; or

(v)	any other circumstance which may otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of its obligations under this Guarantee.
2.9	This Guarantee will be valid and will remain in full force until the Discharge of Revolving Credit Secured Obligations, and no further Guaranteed Obligations are capable of arising thereafter.

2.10	The provisions of Sections 2.12 (with respect to Taxes), 2.15, 2.22, 2.23 and 7.10 of the Revolving Credit Agreement are hereby incorporated, mutatis mutandis, and shall apply to this Agreement, the parties hereto and the Secured Parties as if set forth herein.

2.11	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall control and govern.

2.12	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Guarantee and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Guarantee, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Revolving Credit Agreement, including Article X thereof, shall govern and control the exercise of remedies by Collateral Agent.

3.	UP-STREAM AND CROSS-STREAM GUARANTEES: LIMITATION AND WITHHOLDING TAX

3.1	If and to the extent that the obligations of the Guarantor under this Guarantee are for the exclusive benefit of the Guarantor’s direct and indirect parent entities and Affiliates (except the Guarantor’s (direct or indirect) Subsidiaries), the following shall apply:
a)	Notwithstanding any thing to the contrary,

the obligations and liabilities of the Guarantor under this Guarantee, and the obligations secured by the Collateral granted by such Guarantor pursuant to the Revolving Credit Agreement and any other Revolving Credit Loan Documents,

shall at no time, in aggregate, exceed an amount equal to the maximum financial capacity of such Guarantor, such maximum financial capacity being limited to ninety-five per cent (95%) of the net Guarantor’ capitaux propres (as referred to in article 34 of the Luxembourg law of 19th December 2002 on the commercial register and annual accounts, where the capitaux propres mean the shareholders’ equity (including the share capital, share premium, legal and statutory reserves, other reserves, profit and losses carried forward, investment subsidies and regulated provisions) of such Guarantor as shown in the latest financial statements (comptes annuels) available at the date of the relevant payment hereunder and approved by the shareholders of such Guarantor and certified by the statutory auditor as the case may be a or as applicable its external auditor (“réviseur d’entreprises”), if required by law.

b)	none of the above restrictions shall apply to the extent of
(i)	the total payment obligations of such Guarantor’s Subsidiaries under the Revolving Credit Agreement and any other Revolving Credit Loan Documents; and

(ii)	the payment obligations of any Loan Party where that Loan Party is not a subsidiary of the Guarantor, up to an amount equal to the amounts borrowed (directly or indirectly) by way of intra-group loans from such Loan Party by the Guarantor or such Guarantor’s Subsidiaries.
The obligations and liabilities of the Guarantor under this Guarantee shall not include any obligation which, if incurred, would constitute either (a) a misuse of corporate assets as defined under Article 171-1 of the Luxembourg Company Act of August 10, 1915, as amended from time to time, (the “Luxembourg Company Act”) or (b) financial assistance.
3.2	The Guarantor shall use reasonable efforts to take and cause to be taken all and any other action, including if required the passing of any shareholders’ resolutions to approve any payment under this Guarantee or the Revolving Credit Agreement and the other Revolving Loan Documents, which may be required as a matter of Luxembourg law or standard business practice as existing at the time it is required to make a payment under this Guarantee or the Revolving Credit Agreement and the other Revolving Loan Documents in order to allow for prompt payment of such payments under this Guarantee or the Revolving Credit Agreement and other Revolving Loan Documents, as applicable.

4.	GUARANTOR’S UNDERTAKINGS

4.1	The Guarantor agrees and undertakes:

4.1.1	to execute all such documents or instruments and do any act (including registrations, filings or the like) that the Collateral Agent may reasonably request for the protection or perfection of the Guarantee conferred herewith in favour of the applicable Secured Parties;

4.1.2	not to sell, transfer or otherwise dispose of its assets, unless otherwise permitted by the applicable Loan Documents; and

4.1.3	not to create or allow to subsist any security interest, except as permitted under the Revolving Credit Agreement or as provided for by mandatory provisions of Luxembourg law over or in respect of its assets or permit to be done, anything which would foreseeable depreciate, jeopardize or otherwise directly or indirectly prejudice the value to the applicable Secured Parties of the Guarantor’s assets, unless otherwise permitted by the applicable Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES
5.1	Without prejudice to the representations and warranties made under the Revolving Credit Agreement, the Guarantor represents and warrants to the Collateral Agent that, as of the date hereof:

5.1.1	it is a company duly established, validly existing and registered under the laws of Luxembourg, capable of suing and being sued in its own right and having the power and authority and all necessary governmental and other material consents, approvals, licenses and authorizations under any applicable jurisdiction to own its property and assets and to carry on its business as currently conducted; and

5.1.2	this Guarantee (i) constitutes its legal, valid and binding obligations enforceable against it pursuant to its terms and (ii) creates a valid, effective and independent guarantee under Luxembourg law in favor of the Collateral Agent and the applicable Secured Parties.

6.	ASSIGNMENTS AND TRANSFERS

6.1	The rights and obligations of the Guarantor under this Guarantee may not be assigned or transferred without the prior written consent of the Collateral Agent, except as may be otherwise provided in the Revolving Credit Agreement.

6.2	For the purpose of Article 1278 and ff. of the Luxembourg Civil Code, to the extent required under applicable law and without prejudice to any other terms hereof or of the other Loan Documents the Collateral Agent hereby expressly reserves the preservation of this Guarantee and the security interests created in connection herewith or pursuant to any other Security Document in case of assignment, novation, amendment or any other transfer of the obligations of the Loan Parties or any other rights arising for them under any of the Loan Documents.

7.	COSTS AND EXPENSES

The Guarantor shall bear all reasonable costs and expenses (including, without limitation, legal fees, stamp duties or other duties) incurred in connection with the execution, perfection or implementation of the Guarantee and the security arrangements referred to herein or the exercise of any rights hereunder and the Guarantor shall reimburse and indemnify the Collateral Agent for any such costs or expenses reasonably incurred by it.

8.	NOTICES

All notices or other communications made or given in connection with this

Guarantee shall be made in accordance with Section 11.01 of the Revolving Credit Agreement.
a)	Notices shall be effective upon receipt.
Each notice, communication and document given under or in connection with this Guarantee shall be in English or, if not, accompanied by an accurate translation thereof which has been confirmed by authorized signatory of the party giving the same as being a true and accurate translation.

9.	SUCCESSOR AGENT

If a successor of the Collateral Agent is appointed pursuant to the relevant provisions of the Revolving Credit Agreement, the Collateral Agent will hereunder automatically be replaced by the successor Collateral Agent as party to this Guarantee, upon notice to the Guarantor of the appointment of the successor Collateral Agent.

10.	SEVERABILITY

If any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Guarantee or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Guarantee, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

11.	WAIVERS AND MODIFICATIONS

This Guarantee may be terminated, amended or modified only specifically and in writing signed by the parties hereto, or as otherwise provided in the Revolving Credit Agreement.

12.	COUNTERPARTS

This Guarantee may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

13.	LAW AND JURISDICTION

13.1	This Guarantee shall be governed by and construed in accordance with the substantive laws of Luxembourg.

13.2	Subject to the subsequent paragraph, the district court of the judicial district of Luxembourg, sitting in commercial matters (Chambre commerciale), shall have exclusive jurisdiction for all disputes, differences or controversies relating to, arising from or in connection with this Guarantee.

13.3	Notwithstanding the foregoing, any legal action or proceeding with respect to this Guarantee may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York or any other competent court having jurisdiction under the Revolving Credit Agreement, provided that a legal action or proceeding under the Revolving Credit Agreement is already pending before such court or a claim under the Revolving Credit Agreement is submitted simultaneously with a claim in respect to this Guarantee to such court. By execution and delivery of this Guarantee, the Guarantor hereby accepts for itself and in respect of its property, subject to the aforementioned condition, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

13.4	The Guarantor hereby irrevocably designates, appoints and empowers Novelis Corporation, attn: Charles Aley, Secretary, 6060 Parkland Blvd., Mayfield Heights OH 44124-4185, USA (telephone number: +1 440 423 6917) (telecopy number: +1 440 423 6663 (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Guarantee. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s above address, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING TWO PAGES ARE THE SIGNATURE PAGES

SIGNATURE PAGE

BANK OF AMERICA, N.A. as Collateral Agent for itself and on behalf of the Secured Parties Date:
By:
	Name:	Peter M. Walther
	Title:	Senior Vice President

SIGNATURE PAGE

Novelis Luxembourg SA, as Guarantor Date:
By:
Name:
Title:

Transfer for security purposes over receivable agreement

Execution copy
NOVELIS LUXEMBOURG S.A.
AS TRANSFEROR
AND
BANK OF AMERICA, N.A.
AS TRANSFEREE

TRANSFER FOR SECURITY PURPOSES
OVER RECEIVABLES AGREEMENT

Elvinger, Hoss & Prussen
2, place Winston Churchill
B.P. 425
L-2014 Luxembourg

THIS TRANSFER FOR SECURITY PURPOSES OVER RECEIVABLES AGREEMENT (hereafter the “Transfer Agreement” or the “Agreement”) is made on December 17th, 2010
AMONG:
NOVELIS LUXEMBOURG S.A. (previously Novelis Luxembourg Participations S.A.), a company with limited liability existing under the laws of Luxembourg, having its registered office at Zone Industrielle Riedgen, L-3401 Dudelange, registered with the Trade and Companies Register under number B 19.358 (hereinafter, the “Transferor”);
AND:
BANK OF AMERICA, N.A., acting for itself and in the name and on behalf of the Secured Parties (as defined below) (hereinafter the “Pledgee” or as the “Collateral Agent”);
(hereinafter the “Tranferee”);
The Transferor and the Transferee shall each be referred to as a “Party” and, collectively, the “Parties”.
WHEREAS
(A)	Pursuant to a credit agreement, dated as of December 17th, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Borrower”), AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Term Loan Agreement), the Lenders, and Bank of America, N.A., as administrative agent (in such capacity, “Administrative Agent”) and Collateral Agent for the Lenders, the Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date (as defined therein).
(B)	Pursuant to a credit agreement, dated as of December 17th, 2010 (the “Revolving Credit Agreement”) among NOVELIS INC., a corporation formed by amalgamation under the Canada Business Corporations Act (the “Parent Borrower”) NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and

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Wales with registered number 00279596, and NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors, the Lenders, Bank of America, N.A., as issuing bank, U.S. swingline lender and administrative agent for the Secured Parties and the issuing bank, as Collateral Agent and The Royal Bank of Scotland PLC, as European swingline lender (all those terms being defined therein) the Lenders and Issuing Banks have agreed to provide a credit facility to the Borrowers to finance the mutual and collective business enterprise of the Loan Parties (as defined therein) upon the terms and subject to the conditions of the Revolving Credit Agreement.
(C)	Pursuant to an intercreditor agreement, dated December 17th, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) between, among other parties, the Borrower, the Guarantors, and the other Companies party thereto, the Term Loan Administrative Agent, the Collateral Agent, the Revolving Credit Administrative Agent and the Revolving Credit Collateral Agent (as all those terms defined therein), and certain other persons which may be or became parties thereto have agreed to the relative priority of the respective Liens of the Claimholders on the Collateral (all those terms being defined in the Intercreditor Agreement) and certain other rights, priorities and interests as set forth therein.
(D)	The Transferee acts in accordance with the terms of the Intercreditor Agreement on behalf of and for the benefit of itself as Collateral Agent and agrees that the security over receivables granted hereby shall be realised by it in the circumstances described in and allocated as set out in the Intercreditor Agreement.
(E)	As security for its obligations under the Term Loan Agreement and the Revolving Credit Agreement, the Transferor has agreed to enter into this Agreement and to perform the obligations and take the actions described herein.
IT IS AGREED as follows:
(1)	DEFINITIONS AND INTERPRETATION
1.1.	In this Agreement, terms defined in the Term Loan Agreement and in the Revolving Credit Agreement have the same meaning when used in this Agreement, terms defined above have the same meaning when used in this Agreement, and the following terms have the following meanings:
“Business Day” means a day other than a Saturday or a Sunday on which banks in Luxembourg are open for normal business.

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“Debtors” means all and any persons / third parties owing claims to the Transferor and a “Debtor” means any or each of them, including all clients and other debtors of commercial receivables to the Transferor as set out in Schedule 1 hereto.
“Discharge of Senior Lien Secured Obligations” shall have the meaning ascribed to it in the Intercreditor Agreement.
“Enforcement Event” means the “Event of Default” under the Term Loan Agreement and/or the “Event of Default” under the Revolving Credit Agreement.
“Guarantor/Guarantors” has the meaning as set out in the Term Loan Agreement and/or Revolving Credit Agreement.
“Lender” and “Lenders” have the respective meanings as set out in the Term Loan Agreement and/or Revolving Credit Agreement.
“Loan Documents” means the Loan Documents as defined in the Term Loan Agreement and/or Revolving Credit Agreement.
“Rights of Recourse” means all and any rights, actions and claims the Transferor may have against any Guarantor or any other company, person or entity having granted security or giving a guarantee for the Secured Obligations including, in particular, any rights of recourse the Transferor may have under the terms of article 2028 ss. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation and any other similar right, action or claim under any applicable law.
“Secured Assets” means all claims and related rights, regardless of the nature thereof, whether actual, future or contingent, whether owed jointly or severally and whether subordinated or not, owed from time to time by any Debtor to the Transferor.
“Secured Obligations” means the “Secured Obligations” as defined in the Term Loan Agreement and/or the “Secured Obligations” as defined in the Revolving Credit Agreement.
“Secured Parties” means the “Secured Parties” as defined in the Term Loan Agreement and/or the “Secured Parties” as defined in the Revolving Credit Agreement.
“Transfer” means the transfer of title for security purposes (transfert de propriété à titre de garantie) in relation to the Secured Assets under and pursuant to this Agreement.

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1.2.	Unless a contrary indication appears, any reference in this Agreement to “Transferor”, “Secured Parties”, “Transferee”, “Revolving Credit Collateral Agent”, “Term Loan Collateral Agent”, “Guarantor” or “Lender” shall be construed so as to include their successors in title, permitted assignees and permitted transferees.
1.3.	In this Agreement, any reference to (a) a “Clause” is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Agreement) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally, including in case of a increase of the Secured Obligations) from time to time. Clause headings are for ease of reference only.
1.4.	This Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Agreement.
1.5	The Intercreditor Agreement shall apply in full to any exercise of rights and enforcement of security by the Transferee.

(2)	CREATION OF SECURITY AND PERFECTION
2.1	As security for the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise of the Secured Obligations, the Transferor hereby transfers in accordance with Part III of the Luxembourg law of 5th August 2005 on financial collateral arrangements (the “Law”) all the Secured Assets as continuing security in favour of the Transferee (acting for itself and on behalf of the Secured Parties under the Revolving Agreement and the Secured Parties under the Term Loan Agreement) for the prompt and complete payment when due and discharge of all Secured Obligations.
2.2	Until the security created hereunder has become enforceable pursuant to clause (Enforcement), payments due to the Transferor in respect of the Secured Assets may be made to the Transferor and, until an Enforcement Event, the Transferor may deal freely with such payments. Following the occurrence of an Enforcement Event, which is continuing, the Transferee shall be entitled to receive and freely apply all sums paid or payable under the charged receivables.
2.3	Notwithstanding clause 2.2 or any provision of this Agreement, the Transferee may at any time following the occurrence of an Enforcement Event notify this Agreement and the security created thereby to some or all of the Debtors.

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2.4	Without prejudice to the above provisions, the Transferor hereby irrevocably authorises and empowers the Transferee to cause any formal steps to be taken or to take for the purpose of perfecting the present Transfer and, for the avoidance of doubt, undertakes to take any such steps itself if so requested by the Transferee including if relevant remittance or endorsement to the Transferee of notes or other documents evidencing the receivables pledged hereunder, inscription in any register of registered receivables or notification to any Debtor.
2.5	The Transferor undertakes to reiterate the above formalities each time that the Pledge will be extended to future/other Secured Assets, as agreed by the parties thereto.

(3)	RIGHTS OF THE TRANSFEREE
Neither the Transferee, nor the Secured Parties shall be required in any manner to perform or fulfil any obligations of the Transferor in respect of the Secured Assets, or to make any payment, or to make any inquiry as to the nature of sufficiency of any payment received, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it (or they) may have been or to which they may be entitled thereunder at any time. More specifically, the Transferee shall not be liable (save in case of gross negligence or wilful misconduct of the Transferee, as determined by the final, non-appealable judgment of a court of competent jurisdiction) for any failure to collect or realise the Secured Obligations or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing, nor shall the Transferee be under any obligation to take any action whatsoever with regard thereto.

(4)	ENFORCEMENT
4.1	Subject always to and in compliance with the provisions of the Intercreditor Agreement, upon the occurrence and during the continuation of an Enforcement Event, the Transferee shall be entitled, without any prior notice, to enforce the security created hereunder in the most favourable manner provided for by Luxembourg law, and in particular to notify this Agreement and the Transfer created hereby to all or some of the Debtors (as set out in Schedule 2 hereto) and request payment of all amounts which may become due in respect of receivables directly to the Transferee as from the time of such notification.
4.2	To the extent permitted by applicable law, the Transferee will have total and unlimited discretion as to the manner or manners of enforcement and will not be required to have regard for the interests of the Transferor or the Debtors.
4.3	Any proceeds of enforcement received by the Secured Parties or the Transferee

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shall be applied in accordance with the order and priority set forth under the Intercreditor Agreement.

(5)	PARTIAL ENFORCEMENT
Upon the occurrence and during the continuation of an Enforcement Event, the Transferee shall have the right to request enforcement of all or part of the Secured Assets in its absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the security interest created hereunder over the Secured Assets as it then shall be (and in particular those Secured Assets which have not been subject to enforcement). The security interest thereover shall continue to remain in full and valid existence until discharge or termination hereof, as the case may be.

(6)	POWER OF ATTORNEY
Upon the occurrence and during the continuation of an Enforcement Event, the Transferor irrevocably appoints the Transferee to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents and do all things that the Transferee may reasonably consider to be requisite for (a) carrying out any obligation imposed on the Transferor under this Agreement or (b) exercising any of the rights conferred on the Transferee by this Agreement or by law. The Transferor shall ratify and confirm all things done and all documents executed by the Transferee in its reasonable discretion in the exercise of that power of attorney.

(7)	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
Further to the Representations and Warranties set out in the Term Loan Agreement and in the Revolving Credit Agreement, the Transferor represents and warrants to the Transferee as set out hereafter. All representations and warranties are to be repeated as provided in the Term Loan Agreement and in the Revolving Credit Agreement.
7.1.	The Transferor has been duly incorporated and is validly existing as a société anonyme under Luxembourg law and has its registered office and centre of main interest (as defined in the Council Regulation, EC n°1346/2000 of 29th May, 2000 on insolvency proceedings) in Luxembourg and the Transferor has the power and authority and legal right to own and operate its property, to hold and own all of its assets and to conduct the business in which it is currently engaged;
7.2.	The Transferor has the power and authority and the legal right to enter into, execute and deliver, and to perform its obligations expressed to be assumed by it under this Agreement, and has taken all necessary action, including corporate

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action, and has obtained all necessary authorisations to enable it to enter into and to authorise the execution, delivery and performance of this Agreement, and this Agreement has been duly executed by it;
7.3.	All necessary consents and authorizations for the execution and performance of this Agreement have been obtained by the Transferor and are in full force and effect;
7.4.	The Transferor is the sole legal owner of the Secured Assets, and it has neither transferred, nor assigned, disposed of, sold, pledged or in any other way encumbered the Secured Assets (or any of them), otherwise than pursuant to this Agreement and other than Permitted Liens (as defined in either the Term Loan Agreement or the Revolving Credit Agreement);
7.5.	This Agreement constitutes its legal, valid and binding obligations and operates a valid security interest over the Secured Assets which the Transferor holds against the Debtors and the Transfer created pursuant to this Agreement constitutes a legal, valid, binding and enforceable (except as may be limited by any applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws limiting creditors’ rights generally) transfer of the Secured Assets in favour of the Transferee in respect of all Secured Obligations and in each case free and clear of any pledge, encumbrance or other third party interests with the exception of any mandatory privileges preferred by applicable law and any liens permitted by the Term Loan Agreement or the Revolving Credit Agreement and having the priority provided under the Intercreditor Agreement;
7.6.	The Secured Assets are not subject to any option to purchase, pre-emption or similar rights of any person and there are no agreements or arrangements (including any restrictions on transfer or rights of pre-emption) affecting the Secured Assets in any way except as permitted by the Term Loan Agreement or the Revolving Credit Agreement respectively;
7.7.	Except with the Transferee’s prior written consent and except as permitted by the Term Loan Agreement or the Revolving Credit Agreement respectively, the Transferor shall not create, grant or permit to exist (a) any security interest over or (b) any restriction on the ability to transfer or realise or (c) assign or dispose of all or any part of the Secured Assets;
7.8.	Except as permitted by the Term Loan Agreement or the Revolving Credit Agreement respectively, the Transferor has not sold, transferred, lent, assigned, parted with any interests in, disposed of, granted any option in respect of or otherwise dealt with any of rights, title and interest in and to the Secured Assets, or agreed to do any of the foregoing (otherwise than pursuant to this Agreement)

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and no security (other than the present Pledge) exists on, over or with respect to the Secured Assets;
7.9.	The Transferor shall act in good faith to maintain the rights of the Transferee (and the Secured Parties) hereunder, and in particular shall not take any steps nor do anything which would adversely affect the existence of the Transfer created hereunder or cause a material adverse effect on the Transferee’s rights or the Transferor’s obligations hereunder;
7.10.	The execution and delivery of, and performance by the Transferor of its obligations under this Agreement and any other document related thereto will not:
a.	result in breach of any provision of its constitutive or governing documents of the Transferor; or

b.	result in breach of, or constitute a default under, any contract, undertaking, covenant or instrument to which the Transferor is a party or by which the Transferor is bound except for violations or defaults that could not reasonably be expected to result in a material adverse effect; or

c.	result in a breach of any law, decree, regulation, order, judgment or degree of any court or governmental agency or an arbitration award to which the Transferor is a party or by which the Transferor is bound or which is applicable to the Transferor; or

d.	require the consent of the shareholders of the Transferor or any other person or, if any such consent is required, it has been obtained and is in full force and effect;
7.11.	No order has been made and no resolution has been passed for its winding-up, bankruptcy, admission to the regime of suspension of payment and/or of controlled management or for a composition with creditors of, or by, the Transferor or for a liquidator, curator or commissaire or like official to be appointed in respect of the Transferor and no petition has been presented and no meeting has been convened for any such purpose;
7.12.	No receiver has been appointed in respect of the Transferor or all or any of their assets and none of their respective assets is the subject of an arrest and no event analogous to any of the foregoing has occurred outside Luxembourg;
7.13.	At the date hereof, no guarantee, loan capital, borrowed money or interest is overdue for payment by the Transferor, and no other obligation or indebtedness is

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outstanding which is overdue for performance or payment in each case where such fact could reasonably be expected to have a material adverse affect on the Transferor, its business or the Secured Assets; and
7.14.	For the avoidance of doubt, the Transferor hereby waives any rights arising for them (if any) under Article 2037 of the Luxembourg Civil Code.

(8)	COVENANTS
Further to the undertakings set out in the Term Loan Agreement and the Revolving Credit Agreement, the Transferor hereby covenants that, for as long as this Agreement will be in force:
8.1	it will not, without the prior written consent of the Transferee, or except as otherwise permitted by the Term Loan Agreement and/or the Revolving Credit Agreement, (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Secured Assets (or any part thereof), (ii) create, incur or permit to exist any encumbrance by contract or otherwise with respect to any of the Secured Assets, or any interest therein, or any proceeds thereof;
8.2	subject to Section 2.2 above, it will use its best endeavours to assist in the defence of the Transferee’s right, title and security in and to the Secured Assets against the claims and demands of all persons whomsoever;
8.3	it will exercise the rights in respect of the Secured Assets so as not to violate or otherwise materially adversely affect the rights of the Transferee under this Agreement or cause a material adverse effect in any way on the Transferee’s rights or the Transferor’s obligations hereunder;
8.4	it will cooperate with the Transferee and, at its sole cost and expense, promptly and duly execute and do all such assurances, acts and things as required by applicable law and/or as the Transferee may reasonably require as being necessary for perfecting or protecting all or any of the rights, powers, authorities and discretions which are for the time being exercisable by the Transferee under this Agreement in relation to the Secured Assets for facilitating the enforcement of any such rights or any part thereof and in the exercise of all powers, authorities and discretions vested in the Transferee; to that effect, the Transferor shall in particular execute all documents or instruments and give all notices, orders and directions and make all registrations which the Transferee may reasonably think expedient;
8.5	it will, and will cause or, as the case may be, make reasonable efforts to procure the Debtors, to assist the Transferee and generally make its reasonable efforts, in

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order to obtain all necessary consents, approvals and authorisations from any relevant authorities in order to permit the exercise by the Transferee of its rights and powers under this Agreement upon enforcement of the Transfer.

(9)	FURTHER ASSURANCES
The Transferor agrees that at any time and from time to time upon the written request of the Transferee, it will execute and deliver such further documents and do such further acts and things as the Transferee may reasonably request in order to give effect to the purpose of this Agreement. Any cost or expense incurred by the Transferee in connection with any such further document shall be for the account of the Transferor and shall be paid promptly upon demand by the Transferor to the Transferee.

(10)	EFFECTIVENESS OF SECURITY
10.1	The Transferor shall not be entitled to require the release of the security created hereunder until the Discharge of Senior Lien Secured Obligations.
10.2	This security created hereunder shall be released and discharged upon the Discharge of Senior Lien Secured Obligations.
10.3	Such release shall be promptly given in the case of the Discharge of Senior Lien Secured Obligations, subject to delivery of any documents or certificates which the Transferee may reasonably request (including in particular, any certificates in relation to the absence of voidness or voidability of payments under any applicable laws). All reasonable costs and expenses associated with the release and discharge of the security created hereunder shall be borne by the Transferor.
10.4	Any discharge of the security interest created hereunder shall be null and void and without effect if any payment received by the Transferee and applied towards satisfaction of all or part of the Secured Obligations (i) is avoided or declared invalid as against the creditors of the maker of such payment, (ii) becomes repayable by the Transferee to a third party, or (iii) proves not to have been effectively received by the Transferee, and the Transferee shall be entitled upon notice to the Transferor to enforce the Transfer as if such discharge had not occurred.
10.5	The security interest created hereunder shall be cumulative in addition to and independent of every other security which the Transferee or any Secured Party may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy

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which the Transferee or any Secured Party may now or at any time in the future have in respect of the Secured Obligations.
10.6	This security interest created hereunder shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Transferee or any Secured Party in perfecting or enforcing any security interest or rights or remedies that the Transferee or any Secured Party may now or at any time in the future have from or against the Transferor or any other person.
10.7	No failure on the part of the Transferee to exercise, or delay on its part in exercising, any of its rights under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.
10.8	Neither the obligations of the Transferor contained in this Agreement nor the rights, powers and remedies conferred upon the Transferee by this Agreement or by law, nor the security interest created hereby shall be discharged, impaired or otherwise affected by:
10.8.1	any amendment to, or any variation, waiver or release of, any Secured Obligation;

10.8.2	any failure to take, or fully to take, any security contemplated by the Term Loan Agreement, the Revolving Credit Agreement or any Loan Document or otherwise agreed to be taken in respect of the Secured Obligations;

10.8.3	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Secured Obligations; or

10.8.4	any other act, event or omission which, but for this Clause might operate to discharge, impair or otherwise affect any of the obligations of the Transferor contained in this Agreement, the rights, powers and remedies conferred upon the Transferee by this Agreement, the Transfer or by law.
10.9	The Transferor waives its right to the benefit of both “division” and “discussion” (if any).

(11)	LIABILITY, INDEMNITY

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11.1	Neither the Transferee nor any of the Secured Parties shall be liable for any failure to collect or realise the Secured Obligations or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing, nor shall the Transferee (or any Secured Party) be under any obligation to take any action whatsoever with regard thereto.
11.2	Neither the Transferee nor any of the Secured Parties shall be liable for the loss or misdelivery of, or damage to, the Secured Assets, howsoever arising, save to the extent that such loss, misdelivery or damage is evidenced by the Transferor to have been caused by the gross negligence or wilful misconduct of the Transferee (or the relevant Secured Party) or a servant or agent thereof (in each case as determined by the final, non-appealable judgement of a court of competent jurisdiction), any joint liability being excluded, and provided that any liability of the Transferee (or any Secured Party) shall not extend to consequential loss and shall not in any event exceed the value of the Secured Assets, or the part of the Secured Assets lost, misdelivered, or damaged.
11.3	Neither the Transferee nor any of the Secured Parties nor any of their respective agents shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Secured Assets or (c) the realisation of all or any part of the Secured Assets, except in the case of gross negligence or wilful misconduct of such Transferee or Secured Party (as determined by a final, non-appealable judgement of a court of competent jurisdiction), any joint liability being excluded.
11.4	For the avoidance of doubt, the Transferee (or any Secured Party) shall not be liable for any loss or damage suffered by the Transferor in connection with this Agreement, save in respect of such loss or damage which is suffered as a result of wilful misconduct or gross negligence such Transferee or Secured Party (as determined by a final, non-appealable judgement of a court of competent jurisdiction).
11.5	The Transferor shall upon first demand indemnify the Transferee (and any Secured Party) its agent and officers and keep the Transferee (and any Secured Party) indemnified against all costs, losses and liabilities resulting from the Transferor’s conduct in relation to the Secured Assets which may be reasonably incurred by the Transferee (or any Secured Party) acting in accordance with the provisions of the Loan Documents save in the case of gross negligence or wilful misconduct of the Transferee or the relevant Secured Party.

(12)	NO WAIVER, CUMULATIVE REMEDIES, AMENDMENTS
12.1	The Transferee (or any Secured Party) shall not by any act, delay, omission or

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otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by or on behalf of the Transferee, and then only to the extent therein set forth. A waiver by or on behalf of the Transferee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Transferee would otherwise have on any future occasion. No failure to exercise, nor any delay in exercising on the part of the Transferee, any right, power or privileges hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The right and remedies herein provided are cumulative and may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
12.2	None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by or on behalf of the Transferee and the Transferor to this Agreement and is otherwise in accordance with the terms of the Loan Documents. This Agreement and all obligations of the Transferor hereunder shall be binding upon the successors and assigns of the Transferor, and shall, together with the rights and remedies of the Transferee hereunder, inure to the benefit of the Transferee (and the Secured Parties) and the successors and assigns thereof.

(13)	ASSIGNMENT, SUCCESSORS OF THE TRANSFEREE
13.1	If a successor of the Collateral Agent is appointed pursuant to the relevant provisions of the Term Loan Agreement and or the Revolving Credit Agreement, the Collateral Agent will hereunder automatically be replaced by the successor Collateral Agent as party to this Agreement, upon notice to the Transferor of the appointment of the successor Collateral Agent.
13.2	The Transferee may assign or transfer all or any of its respective rights or obligations hereunder. Any successor to or assignee of the Transferee shall be entitled to the full benefits hereof. This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Transferee or any of the Secured Parties, and without prejudice to the provision of the Term Loan Agreement and/or the Credit Agreement, references to the Transferee or any of the Secured Parties shall be deemed to include any assignee or successor in title of the Transferee or any Secured Party and any person who, under any applicable law, has assumed the rights and obligations of the Transferee or any other Secured Party hereunder or under the Loan Documents or to which under such laws the same have been transferred or novated or assigned in any manner. To the extent a further notification or registration or any other step is required by law to give effect to the above, such further registration shall be made and the Transferor hereby gives

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power of attorney to the Transferee to make any notifications and/or to require any required registrations to be made or to take any other steps, and undertakes to do so itself if so requested by the Transferee.
13.3	For the purpose of article 1278 of the Luxembourg Civil Code, to the extent required under applicable law and without prejudice to the provisions in the Loan Documents, the Transferee hereby expressly reserves the preservation of this Transfer and the security interest created thereunder in case of assignment, novation, amendment or any other transfer of the Secured Obligations or any other rights arising for it or the Secured Parties under the Loan Documents.

(14)	EXPENSES AND STAMP DUTY
The Transferor shall, within three (3) Business Days of demand, pay (or procure payment) to the Transferee of the amount of reasonable all out of pocket costs and expenses (including reasonable legal fees and notarial fees) incurred by the Transferee in relation to the enforcement or preservation of any rights under or in connection with this Agreement and/or any amendment, waiver, consent or release under or in connection with this Agreement.

(15)	NOTICES
Any notice, request or other communication required or permitted to be given under this Agreement shall be given in accordance with the Term Loan Agreement and/or the Revolving Credit Agreement to the addresses set out below (unless one party has by 15 Business Days’ notice to the other party specified another address):
To the Transferor:

Novelis Luxembourg SA

att. Plant Manager

Zone Industrielle de Riedgen

L-3401 Dudelange

Luxembourg
Phone: +352 51 86 64 -1

Fax: + 352 51 86 64 210

cc:

Novelis AG

att. Legal Department

Sternenfeldstrasse 19

CH — 8700 Küsnacht ZH

Switzerland

Phone: +41 44 386 2150

Fax: +41 44 386 2309

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To the Transferee:

Bank of America, N.A.

1455 Market Street

San Francisco, CA 94103

Attention: Bridgett Manduk

Tel: 415-436-1097

Fax: 415-503-5011

Bank of America, N.A.

135 S. LaSalle, Suite 927, IL4-135-09-27

Chicago, IL 60603

Attention: Account Officer

Fax: 312-453-5555
(16)	SEVERABILITY
16.1.	Changes to this Agreement and any waiver of rights under this Agreement shall require written form.
16.2.	If any provision of this Agreement is or becomes prohibited or unenforceable in any jurisdiction this shall not affect the validity or enforceability of any other provision hereof or affect the validity or enforceability of such other provision in any other competent jurisdiction.

(17)	GOVERNING LAW — JURISDICTION CLAUSE
17.1	This Agreement shall be governed by, and construed in accordance with the laws of Luxembourg.
17.2	Any dispute arising in connection with this Agreement shall be submitted to the jurisdiction of the Luxembourg courts notwithstanding the right of the Transferee to take proceedings in any other jurisdiction.

(18)	CONFLICTING PROVISIONS
18.1	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Agreement and the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Agreement and the Revolving Credit Agreement shall control and govern.

16

18.2	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Revolving Credit Agreement, including Article X thereof, and/or the Term Loan Agreement, including Section 11.19 thereof, shall govern and control the exercise of remedies by Collateral Agent.
IN WITNESS THEREOF the parties hereto have executed this Agreement in one or multiple original counterparts, all of which together evidence the same Agreement, on the day and year first written above.
[Remainder of page intentionally left blank]
The Transferor:
NOVELIS LUXEMBOURG S.A.
By:_________________________________
The Transferee:

17

BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

18

SCHEDULE 1
LIST OF DEBTORS OF THE TRANSFEROR

ACS
000006804
ACTIS
000516121
AEROTECHNIK E. SIEGWART G
000004903
ALCAN PACKAGING CEBAL
000083121
ALFA -BETA ROTO S.A.
000003421
ALFA LAVAL SOFIA OOD
000002021
ALFA LAVAL SPA
000003606
ALFA LAVAL VANTAA Oy
000204114
ALFIPA Karl Quadt
000930121
ALLFLEX Folien GmbH
000002703
Allflex Folienveredlung
000001103
ALU-FIX
000003603
AMCOR FLEXIBLES DIJON.
000593004
AMCOR FLEXIBLES FROGES
000593104
AMCOR FLEXIBLES LUGO
000041221
AMCOR FLEXIBLES MAREUIL-S
000593604
AMCOR FLEXIBLES MOHAMMEDI
000591521
AMCOR FLEXIBLES MONTREUIL
000001604
AMCOR FLEXIBLES SARREBOUR
000470504
AMCOR FLEXIBLES SELESTAT
000000604
AMCOR FLEXIBLES TENINGEN
000775003
AMCOR FLEXIBLES TENINGEN.
000774503
AMCOR FLEXIBLES TRANSPAC
000058121
AMCOR FLEXIBLES VENTHENAT
000870104
AMCOR ZUTPHEN B.V.
000591121
ARKEMA FRANCE SA
000719521
ARLY Techniques Composite
000005121
ASVA OY
000003004
BASTIN & CO S.A.
000048801
BISCHOF & KLEIN GmbH + Co
000041321
BOSCH W. GmbH & Co KG
000043003
BOSTON TAPES S.p.a.
000046106
BRAUN GMBH
000044803
BSK LAMINATING LIMITED
000048513
BTN
000043121
Cabero Wärmetauscher GmbH
000028921
CAPSULE FRANCAISE
000079121
Cartiera del Chiese
000084121
CATS FLEXIBLE PACKAGING
000082021
CEDO LIMITED

19

000590713
CELLOGRAFICA GEROSA Spa
000243521
CELLPACK PACKAGING GmbH
000082421
CFS CELLPACK PACKAGING
000522821
CIAT
000081604
COLIEGE METALCO EMBALLAGE
000081304
COMITAL COFRESCO SPA
000084321
COMITAL SPA
000004221
000084221
COMSET S.P.A.
000082121
COROPLAST
000088803
COVENT AS
000080909
CRYO DIFFUSION SA
000088804
CRYOLOR
000080721
CYSA PAK GmbH Flexible
000119121
DANISCO FLEXIBLE SCHÜPBAC
000201212
DELTA PLUS
000122504
DEVELOPPEMENT PRODUIT
000930999
DICKSON PTL
000123104
DUPOL S.p.A
000168806
EKOCOIL OY
000160814
EKOPATTER SU
000168914
Ets. Richard L A L E U
000430104
EZT (Societe d’Exploitati
000282621
Fislage Flexibles GmbH
000201521
FLEXCOIL
000204307
FOC
000200521
FOREIGN ENTERPRISE ALUFOL
000003831
FRANCE ALU FILM
000528321
GASCOGNE LAMINATES
000710804
GASCOGNE LAMINATES GERMAN
000590003
GEA Air Treatment Product
000283021
GEA ERGE SPIRALES ET SORA
000161421
GEA GOEDHART B.V.
000242505
GEA GOEDHART s.r.o.
000243821
GEA HAPPEL Klimatechnik
000282103
GEA Klimator
000248003
GEA Maschinenkühltechnik
000241121
GEORGIA PACIFIC IRELAND L
000249121
GOGLIO NORTH EUROPE B.V.
000242805
GUENTNER — TATA KFT
000242403
GUNTNER AG & Co. KG
000242321
HODGSON & HODGSON LTD
000279113
HOLMAK d.o.o.l.
000279521
HOWATHERM Klimatechnik Gm
000280621
HUECK Folien GmbH + Co KG
000280203

20

HYDRONIC S.A.
000280104
IND INTERCAMBIADORES TERM
000321410
INDUFLEX N.V.
000662601
000662621
INGERSOLL-RAND EQUIPMENT
000321521
ISTITUTO STAMPA
000320306
ISTITUTO STAMPA SRL
000320321
KB FOLIE POLSKA Sp. Z.o.o
000394321
KLINGENBURG GmbH
000391103
000391121
KOBUSCH PACKAGING EGYPT L
000393802
KOBUSCH-SENGEWALD GMBH
000708821
KOJA LTD
000398114
KOLLAR PAKK Kft.
000390121
KUEBA
000391303
LAVORAZIONE CARTE SPECIAL
000430206
LEEB GmbH & Co KG
000431521
LEIPA G.Leinfelder GmbH
000430721
LENNOX REFAC S.A.
000201811
LENZING PLASTICS GMBH
000202603
LGL FRANCE
000201204
LGL REFRIGERATION SPAIN S
000201810
LLOYD COILS EUROPE s.r.o.
000435221
LPF FLEXIBLE PACKAGING BV
000431821
LUVATA GUADALAJARA S.A.
000281521
LUVATA SÖDERKÖPING AB
000085208
000085222
MAL-PRODUCT SRL
000471121
MARIA SOELL GmbH
000471421
MERSEBURGER VERPACKUNG GM
000470721
MEUWISSEN INDUSTRIE B.V.
000470321
MLB OPERCULA AIN PACK MLB
000471521
MODINE HUNGARIA KFT
000475621
MODINE THERMAL SYSTEMS
000475121
MONETA S s.r.o.
000476721
MORANCE SOUDURE
000476121
MORGANA
000476004
NEMA AIRFIN WAERMETAUSCHE
000715421
ORBO LABELS BVBA
000516721
ORION CENTRALE D’ACHAT
000005321
PAPIR PRINT D.O.O.
000590221
PAROC AB
000591721
PECHATNY DVOR
000592221
POLYBLOC AG
000591921
POLYKOTE SAS
000591321
POSETSAN AMBALAJ SANAYI V
000590921
PPG > NOLTEMEYER GmbHH
000510621

21

PRINTPACK POLAND Sp. Z.o.
000589021
PROFROID
000591204
REUTHER VERPACKUNG GmbH
000661021
ROETHEL Bochum. Gmbh + CO
000660321
ROLAND Emballages S.A.
000660421
RONOPOLYDAN
000593921
SAPA HEAT TRANSFER AB
000712121
SCAPA (Schweiz) AG
000715821
SEARLE ICG
000714821
SEMA
000710221
SEMI METALLHANDELS GmbH
000707121
SETICAP
000708800
SICORE
000715904
SIDEC
000709121
SINITUOTE OY
000713821
SOCIETE MERIDIONALE DES P
000710621
SPARFLEX
000716721
STRULIK S.A.
000719821
TAF-D TICARET ve PAZARLAM
000770521
TENCATE GEOSYNTHETICS NET
000770121
TETRA PAK GLOBAL SUPPLY S
000773501
000773601
000773721
000773821
000774001
000776421
000776521
000778821
TETRA PAK PACKAGING SOLUT
000774821
THERMOFIN GmbH
000770803
TIPOPLASTIKA
000772121
TOLERIE EMAILLERIE NANTAI
000771704
TRANE
000772004
TRANE EGYPT SAE
000772521
TRANSPAC N.V.
000770301
UAB SYSTEMAIR
000511821
VAASSEN FLEXIBLE PACKAGIN
000871202
VALSEM
000890804
VALSEM Industries SAS
000890121
VLACHOS BROS SA
000879102
Wätas Wärmetauscher Sachs
000907821
WESTAFLEX BATIMENT
000910121
WINPAK HEAT SEAL PACKAGIN
000281702
WRAPEX LTD
000662121
SAPIN
712821

22

Transfer for security purposes over receivable agreement
Execution copy
SCHEDULE 2
[LETTERHEAD OF THE TRANSFEROR]
NOTICE OF TRANSFER TO DEBTOR
To:
[Debtor’s name]
[address]
[attention]
(the “Debtor”)
December 17, 2010
BY REGISTERED MAIL
Dear Sirs,
We hereby notify you that:
1.- Pursuant to a Transfer for security purpose over receivables agreement entered into on December 17, 2010 (the “Agreement”) between, Novelis Luxembourg S.A. (the “Company”) and BANK OF AMERICA, N.A., a national banking association organized under the laws of the United States of America, having its principal office at 101 South Tryon Street, Charlotte, North Carolina 28255, (United States of America), registered under number 94-1687665 as Transferee acting for itself and on behalf of the Lenders under the Revolving Credit Agreement (as defined in the Agreement) and in accordance with the Term Loan Agreement (as defined in the Agreement) and the Lenders under the Term Loan Agreement (the “Transferee”), the Company has transferred all rights and claims arising, or owed from time to time by [Debtor’s name] to the Company (the “Secured Assets”) under the terms/in accordance with the [agreement/rationale of the rights and claims] (the “Conditions”), executed on [date] between the Company and [Debtor’s name].
2.- In accordance with the Conditions, the Secured Assets are governed by, and construed in accordance with the laws of [Luxembourg] and any dispute arising in connection with the Agreement shall be submitted to the jurisdiction of the Luxembourg courts notwithstanding the right of the Transferee to take proceedings in any other jurisdiction.

23

3.- By virtue of this notice, the Transferee hereby irrevocably instruct you:
a)	as from the day on which you receive a notice from the Transferee notifying the occurrence of the Transfer of the Secured Assets pursuant to the Agreement, to make the relevant payments corresponding to the Secured Assets to the Transferee further to the instructions received from the Transferee; and

b)	not to take into consideration any notice or direction received from the Transferor that may be contrary to the terms of this notice, unless the Transferee has expressly consented in writing said notice or direction or has notified the transfer back of the Secured Assets to the Transferor in accordance with the Agreement.
4.- We kindly ask you to confirm your acknowledgement and agreement to this notice by executing and delivering a copy back to
Novelis Luxembourg SA
att. General Manager
Zone Industrielle de Riedgen
L-3401 Dudelange
Luxembourg
Phone: +352 51 86 64 500
Telecopier n°: +352 51 86 64 507
Yours faithfully,
by: Novelis Luxembourg S.A.

       Name:
       Title:
FOR ACKNOWLEDGEMENT AND AGREEMENT as of _________________, 2010
[Debtor’s name]
____________________________________

24

by:
Name:
Title:

25

Exhibit M-9
REVOLVING QUOTA PLEDGE AGREEMENT
BETWEEN
NOVELIS INC.
As the Canadian Borrower
NOVELIS MADEIRA, UNIPESSOAL, LDA.
as the Madeira Guarantor
AND
BANK OF AMERICA, N.A.
As Collateral Agent

REVOLVING QUOTA PLEDGE AGREEMENT
Between:
1.	NOVELIS INC., a company organised and existing under the laws of Canada, having its registered office at 191 Evans Avenue, Toronto, Ontario, M8Z 1J5, Canada and having Canadian corporation number 765937-7, hereinafter referred to as “Canadian Borrower”;

2.	NOVELIS MADEIRA, UNIPESSOAL, LDA., a company incorporated under the laws of Portugal, with its registered office at Galerias de São Lourenço, Calçada de São Lourenço, no. 3, 1st floor G, parish and municipality of Funchal, Portugal, registered in the Commercial Registry office of Zona Franca da Madeira with a share capital of €5,000.00 and tax number 511 167 679, hereinafter referred to as “Madeira Guarantor”;

3.	BANK OF AMERICA, N. A., a financial institution existing under the laws of the United States, with the Charter No. 13044, having its registered office at 101 South Tryon Street, Charlotte 28255, North Carolina, hereinafter referred to as “Collateral Agent”;
Whereas:
(A)	The Canadian Borrower and, inter alia, the Collateral Agent entered into a US$800,000,000.00 revolving credit agreement on December 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”);

(B)	The Canadian Borrower and, inter alia, the Collateral Agent, entered into an intercreditor agreement on December 17, 2010 (the “Intercreditor Agreement”);

(C)	The Canadian Borrower and, inter alia, the Madeira Guarantor and Bank of America, N.A., acting in its capacity as collateral agent (the “Term Loan Collateral Agent”) entered into a
Revolving Quota Pledge Agreement

US$1,500,000,000.00 term loan credit agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement” and jointly with the Revolving Credit Agreement the “Credit Agreements”);

(D)	The Collateral Agent acts in its capacity of agent for the Secured Parties (as defined below) and has the right to claim on its own behalf any amounts owed to the Secured Parties, under the Revolving Credit Agreement;

(E)	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for its the benefit and for the benefit the Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement; provided however, that in the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
An agreement on pledges over Quota governed by the following clauses is hereby agreed and executed:
SECTION I
General Provisions
Clause 1
(Definitions)
1.	Whenever used in this Agreement, the following terms shall (unless the context otherwise requires) have the following meanings:

Agreement:	means this agreement;

Ancillary Rights:	means any and all present and future rights arising by virtue of possession of, or holding title in, the Quota (or New Quotas), namely: (i) all rights to receive dividends and any other form of revenue or profit; and (ii) all voting rights;
Revolving Quota Pledge Agreement

Business Day:	means any day in which the banks are open for business in Funchal;

Canadian Borrower Credits:	means the credit in the amount of €995,000.00 held by the Canadian Borrower over the Madeira Guarantor;

Collateral Agent:	has the meaning ascribed to it in the recitals of this Agreement;

Credit Agreements:	has the meaning ascribed to it in the recitals of this Agreement;

Discharge of Revolving Credit Secured Obligations:	has the meaning ascribed to it in the Intercreditor Agreement;

Enforcement:	means the enforcement of the security created under this Agreement following an Event of Default;

Existing Pledges:	means the pledges granted over the Quotas, registered under the entry numbers Menções Dep 397/2009-03-04, Dep 398/2009-03-04 (assigned as registered under Dep 399/2009-03-04) and Dep 2200/2009-07-15;

Event of Default:	means any Event of Default as defined in the Revolving Credit Agreement;

Intercreditor Agreement:	has the meaning ascribed to it in recital (B) of this Agreement;

New Quotas:	means any quotas representing the capital of the Madeira Guarantor that may be issued, distributed to or acquired by the Canadian Borrower, including, without limitation, as a result of share capital increases, mergers or other acts;

Parties:	means the parties to this Agreement;

Pledge Over Quota:	means the pledge created in favour of the Collateral Agent pursuant to Clause 2.1;

Pledge over Canadian Borrower Credits:	Means the pledge created in favour of the Collateral Agent pursuant to Clause 2.4.;

Quota:	means the quota with the nominal value of €5,000.00 representing 100% of the share capital of the Madeira Guarantor;
Revolving Quota Pledge Agreement

Revolving Borrowers:	means Borrowers as defined in the Revolving Credit Agreement;

Revolving Credit Agreement:	has the meaning ascribed to it in the recitals to this Agreement;

Revolving Loan Party:	means any Loan Parties as defined in the Revolving Credit Agreement;

Revolving Secured Obligations:	means the Secured Obligations as defined in the Revolving Credit Agreement;

Secured Parties:	means the Secured Parties as defined in the Revolving Credit Agreement;

Term Loan Credit Agreement:	has the meaning ascribed to it in the recitals of this Agreement;

Term Loan Secured Obligations:	means the Secured Obligations as defined in the Term Loan Credit Agreement;

Term Loan Secured Parties:	means each and any Secured Party as defined in the Term Loan Credit Agreement;

Termination Date:	means the date of the Discharge of the Revolving Credit Secured Obligations.
2.	The meaning to be assigned to each word or expression in this Clause shall be the same irrespective of the words in question being used in the masculine or the feminine, the singular or the plural.

3.	Any reference to the Collateral Agent in this Agreement shall be construed as a reference to the Collateral Agent acting as agent of the Secured Parties.

4.	Any reference to a Party in this Agreement shall include its successors and assignees.

5.	All references to Clauses, sections and Appendices in this Agreement are references to clauses, sections and Appendices of this Agreement, except if expressly stated otherwise.
Revolving Quota Pledge Agreement

SECTION II
Quota Pledge
Clause 2
(Pledge Over Quota and Canadian Borrower Credits)
1.	As security for the punctual payment of each and all of the Revolving Secured Obligations, the Canadian Borrower hereby creates and grants in favour of the Collateral Agent, for itself and for the benefit of the Revolving Secured Parties, a pledge, to the fullest extent permitted by law, over the Quota, including each and all of the Ancillary Rights concerning the Quota, ranking after the pledge, to the fullest extent permitted by law, over the Quota created and granted on the present date in favour of the Term Loan Collateral Agent for its own benefit and for the benefit of the Term Loan Secured Parties.

2.	For the avoidance of doubt and without prejudice to Clause 6 of this Agreement, the pledge over the Quota includes (and any pledge over New Quotas shall include) the right of the Canadian Borrower to exercise each and all of the relevant Ancillary Rights.

3.	While the pledge over the Quota is in force, and except as otherwise permitted by the Revolving Credit Agreement, the Canadian Borrower may not sell, assign, transfer, convert or dispose of the Quota in any way whatsoever or create charges, encumbrances or third party rights, pledges, usufructs, or any other option right or restriction of free transfer.

4.	As security for the punctual payment of each and all of the Revolving Secured Obligations, the Canadian Borrower hereby creates and grants a pledge in favour of the Collateral Agent, for itself and for the benefit of the Revolving Secured Parties, a pledge, to the fullest extent permitted by law, over the Canadian Borrower Credits, ranking after the pledge, to the fullest extent permitted by law, over the Canadian Borrower Credits created and granted on the present date in favour of the Term Loan Collateral Agent for its own benefit and for the benefit of the Term Loan Secured Parties.

5.	The Madeira Guarantor hereby acknowledges and agrees, in accordance and for the purposes of article 681, no. 2, of the Portuguese civil code, with the terms of the pledge over the Canadian Borrower Credits created under number 4 above.

6.	The Parties acknowledge and agree that the amounts received by the Madeira Guarantor corresponding to the Canadian Borrower Credits may be, at the Canadian Borrower’s discretion, treated either as supplementary capital contributions or converted into share
Revolving Quota Pledge Agreement

capital of the Madeira Guarantor by way of an increase of the nominal value of the Quota.
Clause 3
(Registration of the Pledge)
1.	The Madeira Guarantor undertakes to present the pledge over the Quota hereby created for registration with the competent Commercial Register Office and to present sufficient evidence thereof to the Collateral Agent within fifteen (15) Business Days of the date of this Agreement, and to provide promptly thereafter, and in any circumstances within a period of thirty (30) Business Days of the date of this Agreement, evidence of such registration in the terms provided for in Appendix 1.

2.	All expenses incurred in connection with the registration of the pledge over the Quota shall be paid by the Canadian Borrower.

3.	The Canadian Borrower agrees that it will maintain, at its sole cost and expense, the pledge over the Quota created by this Agreement by taking all applicable actions (including, without limitation, the presentation of the pledge for registration with the competent Commercial Register Office, and the delivery or filing of agreements, instruments or other documents) as may have been reasonably requested by the Collateral Agent in order to perfect, maintain or enforce the pledge over the Quota under the laws of the Portuguese Republic as a perfect pledge over the Quota with priorities set out in Clause 2.1. above.
Clause 4
(New Quotas)
1.	As security for the punctual payment of the Revolving Secured Obligations, the Canadian Borrower promises to execute, at its sole cost and expense, a pledge over any New Quotas substantially similar to the terms and conditions in this Agreement with respect to the pledge over the Quota, ranking after the pledge, to the fullest extent permitted by law, over such New Quotas created and granted for the benefit of the Term Loan Collateral Agent and the Term Loan Secured Parties for the punctual payment of each and all of the Term Loan Secured Obligations.

2.	All pledges to be created pursuant to Clause 4.1 above shall be executed within ten (10) Business Days of registration of the New Quotas in the name of the Canadian Borrower, failing which the Collateral Agent shall be entitled, in its sole discretion, to execute the
Revolving Quota Pledge Agreement

pledges described in Clause 4.1. on behalf of the Canadian Borrower. For such purpose, the Canadian Borrower shall deliver within ten (10) Business Days of the date hereof (or by such later date as may be agreed to in writing by the Collateral Agent in its sole discretion) to the Collateral Agent an irrevocable power of attorney substantially in the form of Appendix 2.

3.	The execution of the pledges on behalf of the Canadian Borrower pursuant to Clause 4.2 of this Agreement shall not release the Canadian Borrower from any liability to the Collateral Agent for any damage incurred due to the Canadian Borrower’s failure to execute a pledge over New Quotas under the terms set forth in Clauses 4.1 and 4.2 of this Agreement, as determined by applicable law, nor does it, by any means, prevent the Collateral Agent from claiming specific payment, discharge of any such obligations and compensation for damage incurred due to late performance in accordance with the Intercreditor Agreement.
Clause 5
(Transformation of the Madeira Guarantor)
1.	In the event that the Madeira Guarantor is, subject to any consent required under the Revolving Credit Agreement, transformed (“transformada”) into a “sociedade anónima”, the pledges hereby executed will be maintained over the shares (“acções”) issued as a result of the transformation (“transformação”), in which case the Canadian Borrower shall register the pledges created over such shares under the terms of articles 101 or 102 and 103 of the Portuguese Securities Code (“Código dos Valores Mobiliários”) and in accordance with the terms of this Agreement and this registration cannot be cancelled before the Termination Date.

2.	The Canadian Borrower shall, upon request of the Collateral Agent (made in accordance with the terms of the Intercreditor Agreement) deposit the shares in a securities account opened with a custodian or with any financial institution as designated by the Collateral Agent.
Clause 6
(Exercise of Ancillary Rights)
1.	The Canadian Borrower is entitled to exercise the Ancillary Rights, including, inter alia, the right to participate and vote in general meetings, to challenge decisions taken by any corporate body and the right to be informed, until such time as an Event of Default has occurred and a notice
Revolving Quota Pledge Agreement

by the Collateral Agent in accordance with the terms of the Revolving Credit Agreement and the Intercreditor Agreement, as applicable, is delivered to the Canadian Borrower notifying the Canadian Borrower that the exercise of the Ancillary Rights have become vested in the Collateral Agent.

2.	Immediately upon receiving notice in accordance with Clause 6.1, the Canadian Borrower shall refrain from exercising any of the Ancillary Rights, shall discontinue the exercise of any of those rights which may be pending and shall further abstain from taking any action that may jeopardise or be inconsistent with the exercise of the mentioned Ancillary Rights by the Collateral Agent.
Clause 7
(Enforcement of the Pledge of Quota and Pledge over Canadian Borrower Credits)
1.	The security granted under this Section may be enforced upon the occurrence of and during the continuation of an Event of Default.

2.	The Collateral Agent may enforce the Pledge Over Quota and/or the Pledge over Canadian Borrower Credits in respect any Event of Default by whatever means available under the law as the Collateral Agent may elect to ensure an expeditious payment of the Revolving Secured Obligations, respectively, and specifically through:
(i)	a judicial sale of the Quota and/or of the Canadian Borrower Credits;

(ii)	an extra-judicial sale (“venda extra-judicial ou extra-processual”) of the Quota and/or of the Canadian Borrower Credits ; or

(iii)	a request to the court that the Quota and/or Canadian Borrower Credits be vested in the Collateral Agent or in one of them in an amount to be established by such court.
3.	No failure on the part of the Collateral Agent to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that or any other right or remedy.

4.	If an extra-judicial sale (“venda extra-judicial ou extra-processual”) of the Quota and/or of the Canadian Borrower Credits occurs, the price of the Quota and/or of the Canadian Borrower Credits shall be determined according to the best price offered to the Collateral Agent by a willing buyer within a procedure of extra-judicial sale (“venda extra-judicial ou extra-processual”)
Revolving Quota Pledge Agreement

organized by the Collateral Agent and the Canadian Borrower acknowledges that the price so determined corresponds to a price determined according to reasonable commercial criteria.
SECTION III
Representations and Warranties of the Canadian Borrower
Clause 8
(Undertakings of the Canadian Borrower)
The Canadian Borrower undertakes to abstain from any and all action that would in any way affect the perfection, maintenance or enforcement of the Pledge Over Quota and the Pledge over Canadian Borrower Credits.
Clause 9
(Representations and Warranties of the Canadian Borrower)
The Canadian Borrower represents and warrants to each Secured Party that:
(i)	it has corporate power and authority and the legal right to perform its obligations under this Agreement, including, but not limited to, the corporate power and authority and the legal right to create and grant pledges over the Quota in favour of the Collateral Agent and to instruct the registration of the pledge over the Quota created hereby with the competent Commercial Register Office;

(ii)	it has taken all necessary actions to authorize the execution and performance of this Agreement;

(iii)	it is the lawful holder of the Quota which is definitively registered in its own name and there are no liens or claims against and no charges or encumbrances over the Quota, save for (i) the Existing Pledges and (ii) those created under this Agreement (other than such liens, claims, charges, or encumbrances concerning the Quota in favour of the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties and as security for the Term Loan Secured Obligations as set forth in Clause 2.1) and Permitted Liens as defined in the Revolving Credit Agreement;

(iv)	the Quota is fully subscribed and paid up and currently does not own any credits over the Madeira Guarantor other than the Canadian Borrower Credits;
Revolving Quota Pledge Agreement

(v)	except to the extent permitted by the Revolving Credit Agreement, there are no option contracts with respect to the Quota, or any other contractual rights that would restrict the free disposal of the Quota (other than (i) the Existing Pledges and (ii) the pledge concerning the Quota in favour of the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties as set forth in Clause 2.1);

(vi)	at the date hereof, no litigation, investigation or proceeding is pending against or in relation to the Quota;

(vii)	the Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof is limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally; and

(viii)	no registration, recording or filing with any governmental body, agency or official under the laws of the Portuguese Republic is required in connection with the execution of the Agreement or necessary for the validity or enforcement of the pledges over the Quota, save for the registration of the pledge over the Quota with the Commercial Registry Office of Madeira Free Trade Zone pursuant to Clause 3.1.
SECTION IV
Other Provisions
Clause 10
(Intercreditor Agreement and Revolving Credit Agreement)
1.	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall control and govern.

2.	Notwithstanding anything herein to the contrary, the lien and security interest granted to
Revolving Quota Pledge Agreement

the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis Pae Corporation, Novelis Brand Llc, Novelis South America Holdings Llc, Aluminum Upstream Holdings Llc, Novelis Europe Holdings Limited, Novelis Uk Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis Pae, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings from time to time party thereto, Bank of America, N.A., as Administrative Agent for the Revolving Credit Lenders (as defined in the Intercreditor Agreement), Bank of America, N.A., as Collateral Agent for the Revolving Credit Claimholders (as defined in the Intercreditor Agreement), Bank of America, N.A., as Administrative Agent for the Term Loan Lenders (as defined in the Intercreditor Agreement), Bank of America, N.A., as Collateral Agent for the Term Loan Secured Parties (as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
Clause 11
(Severability)
1.	Any provision of this Agreement that is held to be unenforceable or invalid, in whole or in part, shall be unenforceable or invalid to such extent without affecting the remaining provisions of this Agreement.

2.	Particularly, in case any of the security granted is declared void or unenforceable, the parties expressly agree to reduce the contents of this Agreement to that security which remains valid and enforceable.
Revolving Quota Pledge Agreement

Clause 12
(Preservation of Security)
The pledge formalised within the terms of this Agreement will remain valid and unchanged in accordance with article 861 of the Portuguese Civil Code notwithstanding any assignment or novation of the Revolving Secured Obligations.
Clause 13
(Validity)
This Agreement will remain valid and in force until the Termination Date.
Clause 14
(Amendments)
No amendment, modification, supplement or extension of any provision of this Agreement is effective unless made in writing and signed by the parties.
Clause 15
(Remedies and Waivers)
Save as otherwise stated herein, no failure or delay on the part of either party in exercising any right herein shall operate as a waiver of, or impair any such right or single or partial exercise of such right, nor shall preclude any other or further exercise thereof or the exercise of any other right.
Clause 16
(Notices)
1.	Notices to be given hereunder shall be given by registered letter or fax, followed by the original within three (3) days, and shall be deemed to have been given on the day of their receipt, in the case of registered letters, or at the time of their receipt at the addressee’s reception facilities, provided that such notices were received by 6:00 P.M. or otherwise on the immediately following Business Day, in the case of fax.

2.	For the purposes of notices to be given hereunder, and unless notified otherwise, the parties’ business addresses and facsimile numbers are as follows:
Revolving Quota Pledge Agreement

NOVELIS INC.

Novelis Inc.
Two Alliance Center
3560 Lennox Road, Suite 2000
Atlanta, GA 30326
Attention: Randal P. Miller
Telecopier No.: 404-760-0124
Email: randy.miller@novelis.com

with a copy to:

Novelis Inc.
Two Alliance Center
3560 Lennox Road, Suite 2000
Atlanta, GA 30326
Attention: Leslie J. Parrette, Jr.
Telecopier No.: 404-760-0137
Email: les.parrette@novelis.com

and with a copy to:

Fried Frank Harris Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: F. William Reindel
Telecopier No.: 212-859-4000
Email: f.william.reindel@friedfrank.com
Revolving Quota Pledge Agreement

BANK OF AMERICA, N.A.

Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 312-453-5555
Clause 17
(Fees and Expenses)
The Canadian Borrower shall bear all fees, costs and expenses associated with the obligations set forth in this Agreement insofar as the Pledge Over Quota and the Pledge over Canadian Borrower Credits are concerned, including but not limited to, the taxes, notarization and registration costs, resulting from the signature and execution of this Agreement and the registration or perfection of the pledges granted hereunder, as applicable.
Clause 18
(Assignment)
The Collateral Agent is hereby authorised to assign its rights under this Agreement to any other entity that replaces it under the terms of the Revolving Credit Agreement and the Intercreditor Agreement.
Clause 19
(Termination)
On the Termination Date, the security interests created hereby shall be released and this Agreement shall terminate. The Collateral Agent hereby covenants and agrees to take all necessary actions to release the security interests created hereby and to terminate this Agreement on the Termination Date.
Revolving Quota Pledge Agreement

Clause 20
(Governing Law and Jurisdiction)
This agreement shall be governed by Portuguese law and any disputes shall be submitted to the Courts of Lisbon.
Revolving Quota Pledge Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement in 3 counterparts, in New York, on December 17, 2010, each of which shall be an original and all of which shall be considered one and the same agreement.
NOVELIS INC.
Revolving Quota Pledge Agreement

NOVELIS MADEIRA, UNIPESSOAL, LDA.
Revolving Quota Pledge Agreement

BANK OF AMERICA, N.A., as Collateral Agent
Name: Peter M. Walther
Title: Senior Vice President
Revolving Quota Pledge Agreement

Appendix 1
Registration of Pledges Over the Quota
Part 1
Registration of the Pledge Over Quota
Quota(s) Titular(es)
Quota: [...]
Titular: Novelis Inc
Credor: Bank of America, National Association, para si e na qualidade de agente das denominadas
“Secured Parties” tal como definidas no “Revolving Credit Agreement”
Quantia: USD 800.000.000
Juros: à taxa de 16% ao ano.
Despesas e encargos 4% da quantia mutuada
Fundamento: Para garantia do integral cumprimento das Secured Obligations tal como definidas num contrato denominado “Credit Agreement” celebrado em 17 de Dezembro de 2010 entre, inter alia, a Novelis Inc., a Novelis Madeira, Unipessoal, Lda. e o Bank of America, N.A..
Requerente: Novelis Madeira, Unipessoal, Lda.
Revolving Quota Pledge Agreement

Appendix 2
Power of Attorney Granted by the Canadian Borrower in favor of the Collateral Agent
No dia [•], perante mim, [•], Notário Público, compareceu o Senhor [•], residente em [•], que outorga o presente instrumento em nome e em representação de Novelis, INC., uma sociedade organizada e existente de acordo com as leis do Canadá, com sede em [•], registada no Registo Comercial do Canadá sob o número societário [428106-3] (adiante “Mandante”).
Verifiquei a identidade, poderes e autoridade do signatário para efeitos da presente procuração por meio de [•].
Pelo presente instrumento, o signatário, em nome e representação da Mandante, irrevogavelmente nomeia, constitui e designa procurador da Mandante, o BANK OF AMERICA, N.A., uma associação bancária nacional (“national banking association”) organizada e existente de acordo com as leis dos Estado Unidos, com sede em 101 South Tryon Street, Charlotte, NC 28255 (adiante “Mandatário”), ao qual são por este meio atribuídos poderes, incluindo poderes de substabelecimento, para, em nome e representação da Mandante, executar e praticar os seguintes actos:
1.	Constituir penhor sobre as quotas (e todos os direitos correspondentes) (as “Quotas”) representativas do capital social da NOVELIS MADEIRA, UNIPESSOAL, LDA., uma sociedade constituída de acordo com as leis de Portugal, com sede nas Galeria São Lourenço, Calçada de São Lourenço, nº 3, 1º andar G, freguesia e concelho do Funchal, Portugal, com o número único fiscal e de registo 511 167 679, registada na Conservatória de Registo Comercial da Zona Franca da Madeira, com capital social de €5.000,00 (a “Sociedade”), detidas pela Mandante, em garantia do montante total das obrigações definidas como “Revolving Secured Obligations” no contrato denominado “Revolving Quota Pledge Agreement”, celebrado em 17 de Dezembro de 2010, pela Mandante e pelo Mandatário, entre outros (o “Security Agreement”).

2.	Constituir penhor ou ceder com escopo de garantia quaisquer créditos, presentes ou
Revolving Quota Pledge Agreement

futuros, decorrentes de suprimentos ou prestações suplementares prestados ou a prestar pela Mandante à Sociedade (os “Créditos”) em garantia do montante total das “Revolving Secured Obligations”, tal como definidas no Security Agreement.

3.	O Mandatário tem direito a vender e transmitir as quotas representativas do capital social da Sociedade (ou qualquer parte do mesmo) que estão ou poderão estar empenhadas em qualquer altura a favor do Mandatário (as “Quotas”) como credor pignoratício e/ou os Créditos após a ocorrência de um “Event of Default”, tal como definido no Security Agreement. Tais vendas serão efectuadas pelo Mandatário por meio de um ou mais instrumentos privados ou públicos, ou uma ou mais transacções e de acordo com os termos e condições que o Mandatário tenha por convenientes.

4.	Celebrar, assinar e outorgar/entregar quaisquer documentos, incluindo contratos de penhor e contratos promessa, e, bem assim, outros instrumentos de natureza similar referentes à venda das Quotas e aos Créditos, bem como quaisquer outras ordens, documentos ou instrumentos que, nos termos da lei Portuguesa, se mostrem necessários para a efectivação, validação e execução desse penhor ou venda das Quotas e Créditos, bem como receber e dar quitação de qualquer preço de venda ou contraprestação pela transmissão da propriedade das Quotas ou Créditos.

5.	Praticar quaisquer actos de registo ou notificação em relação a qualquer venda ou penhor sobre as Quotas ou Créditos, e/ou extinção ou constituição de ónus sobre as Quotas ou Créditos (ou qualquer parte dos mesmos) com respeito ao exercício dos poderes conferidos pela presente.

6.	Representar a Mandante em qualquer Assembleia Geral da Sociedade, bem como propor, votar e deliberar sobre qualquer matéria submetida ou proposta à Assembleia Geral da Sociedade após a ocorrência de um “Event of Default”, tal como definido no Security Agreement.

7.	Em geral, assinar todos os documentos e praticar todos os actos necessários ou adequados ao exercício e execução dos poderes acima referidos, sendo, pela presente,
Revolving Quota Pledge Agreement

ratificados e confirmados pela Mandante todos e quaisquer actos que o Mandatário pratique ou tencione praticar, ao abrigo e para efeitos do cumprimento integral do mandato ora conferido.
A Mandante autoriza o Mandatário a fazer-se substituir por terceiro na execução dos poderes ora conferidos. Os poderes pela presente conferidos podem ser exercidos pelo Mandatário por uma ou mais vezes, e a Mandante desde já expressamente presta o seu consentimento, nos termos e para os efeitos do artigo 261.º do Código Civil Português, ao exercício pelo Mandatário dos poderes ora conferidos em relação à venda ou transferência da propriedade das Quotas ou Créditos (ou qualquer parte dos mesmos) a favor do próprio Mandatário (“negócio consigo mesmo”).
Esta procuração é outorgada também no interesse do Mandatário, pelo que é irrevogável nos termos e para os efeitos do artigo 265.º, n.º 3, do Código Civil Português.
A presente procuração reger-se-á pela lei Portuguesa.
Assinado na data acima mencionada por
Novelis Inc.
Revolving Quota Pledge Agreement

* translation for convenience purposes only
POWER OF ATTORNEY
To be granted by Novelis Inc.
On [place and date], before me [identification of the Notary/Portuguese Consul], appeared Mr. [name, home address, marital status], who executes this deed as proxy for and on behalf of Novelis INC [full identification] (hereinafter the “Grantor”).
I have checked the identity, powers and authority of the signatory for the purposes hereof by means of [identity card/passport/certified copy of minutes of Board of Directors of the Grantor/Power of Attorney].
In the name and on behalf of the Grantor, the signatory hereby irrevocably names, constitutes and appoints, as attorney for the Grantor, Bank of America, N. A., a financial institution organised and existing under the laws of the United States of America and having its registered office at 101 South Tryon Street, Charlotte, North Carolina 28255 (hereinafter the “Attorney”) to whom are hereby granted the powers, including delegation powers, to execute and perform the following acts on behalf of the Grantor:
1. To pledge all quotas (including the rights thereto) (the “Quotas”) representing the corporate capital of Novelis Madeira, Unipessoal, Lda., a company incorporated under the laws of the Portuguese Republic, with its registered office at Galerias São Lourenço, Calçada de São Lourenço, no. 3, 1st floor G, parish and municipality of Funchal, Portugal, registered in the Commercial Registry Office of Zona Franca da Madeira under the single taxpayer and registration number 511 167 879, with a corporate capital of €5,000.00 (the “Company”) held by the Grantor, as security for the total amount of the Revolving Secured Obligations as defined in the Revolving Quota Pledge Agreement executed on December 17, 2010, amongst others, by the Grantor and the Attorney (the “Security Agreement”).
2. To pledge or assign by security (“cessão com escopo de garantia”) any credit rights, present and
Revolving Quota Pledge Agreement

future, arising from the shareholder loans or supplementary shares of capital (“prestações suplementares” e “suprimentos”), granted or to be granted by the Grantor to the Company (the “Credit Rights”), as security for the total amount of the Revolving Secured Obligations as defined in the Security Agreement.
3. The Attorney has the right to sell and transfer the quotas representing the Company’s corporate capital (or any part thereof) which are or may be pledged from time to time to the Attorney (the “Quotas”) as pledgee and/or the Credit Rights upon the occurrence and continuation of an Event of Default as defined in the Security Agreement. Such sales shall be made by the Attorney by means of one or more private or by public deed, or one or more transactions and in accordance with the terms and conditions that the Attorney may determine.
4. To execute, sign and deliver any documents, including pledge agreements and promissory agreements and other agreements or instruments of a like nature with respect to the sale of the Quotas, or the Credit Rights, and any other orders, documents or instruments as may be required under Portuguese law for the purposes of effecting, perfecting and enforcing such pledge or sale of the Quotas and Credit Rights, as well as to receive and give acquittance of any such sale price or consideration for any transfer of title to the Quotas or Credit Rights.
5. To apply to the Company for any acts of registration or notification in connection with any sale, or pledge of Quotas or Credit Rights, and/or the cancellation or creation of charges over the Quotas or Credit Rights (or any part thereof) in connection with the exercise of the powers granted hereof.
6. To represent the Grantor in any Shareholders Meeting of the Company, and to propose, vote and decide in any matter subject to or presented in the Shareholders Meeting of the Company upon the occurrence and continuation of an Event of Default as defined in the Security Agreement.
7. In general, to execute all documents and to do and perform all acts and things necessary or appropriate for the carrying out and fulfilment of the foregoing powers, the Grantor hereby ratifying and confirming any and all acts the Attorney may do or purport to do under, and for the purposes of the full performance of, the mandate granted hereby.
Revolving Quota Pledge Agreement

The Grantor authorizes the Attorney to be replaced by any third party, for purpose of the exercise of any of the powers granted herein. The powers granted hereunder may be exercised by the Attorney one or more times and the Grantor hereby expressly grants its consent to the Attorney, under and for the purposes of article 261 of the Portuguese Civil Code, to the exercise of any of the powers granted hereby in connection with the sale and transfer of title in the Quotas or Credit Rights (or any part thereof) in favour of the Attorney itself (“negócio consigo mesmo”).
This power of attorney is granted also in the interest of the Attorney and is therefore irrevocable pursuant to article 265, nr. 3, of the Portuguese Civil Code.
This power of attorney shall be governed by the Portuguese law.
Revolving Quota Pledge Agreement

REVOLVING ACCOUNT PLEDGE AGREEMENT
between
NOVELIS MADEIRA, UNIPESSOAL, LDA.
as the Madeira Guarantor
and
BANK OF AMERICA, N.A.
as Collateral Agent

REVOLVING ACCOUNT PLEDGE AGREEMENT
Between:
1.	NOVELIS MADEIRA, UNIPESSOAL, LDA., a company incorporated under the laws of Portugal, with its registered office at Galerias São Lourenço, Calçada de São Lourenço, no. 3, 1st floor G, parish and municipality county of Funchal, Portugal, registered in the Commercial Registry office of Zona Franca da Madeira with a share capital of €5,000.00 and tax number 511 167 679, hereinafter referred to as “Madeira Guarantor” or “Pledgor”;

2.	BANK OF AMERICA, N.A., a national banking association existing under the laws of the United States, having its principal office at 101 South Tryon Street, Charlotte, North Carolina 28255, Charter No. 13044, in its capacity as collateral agent under the Revolving Credit Agreement referred to below, hereinafter referred to as “Collateral Agent” or “Pledgee”;
Whereas:
(A)	Novelis Inc., a company organised and existing under the laws of Canada, having its registered office at 191 Evans Avenue, Toronto, Ontario, M8Z 1J5, Canada and having Canadian corporation number 765937-7, hereinafter referred to as “Parent Borrower”, and, inter alia, the Madeira Guarantor and the Collateral Agent entered into a US$800,000,000.00 revolving credit agreement on December 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”);

(B)	The Madeira Guarantor is a Guarantor (as defined in the Revolving Credit Agreement) in accordance with Section 1.01 of the Revolving Credit Agreement;

(C)	The Parent Borrower and, inter alia, the Collateral Agent entered into an intercreditor agreement on December 17, 2010 (as amended, restated, amended and
Revolving Account Pledge

restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”);

(D)	The Parent Borrower and, inter alia, the Madeira Guarantor and Bank of America, N.A., in its capacity as collateral agent (the “Term Loan Collateral Agent”) entered into a US$1,500,000,000.00 term loan credit agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement” and together with the Revolving Credit Agreement the “Credit Agreements”);

(E)	The Collateral Agent acts in its capacity of agent for the Secured Parties and therefore has the right on its own behalf to claim any amounts owed to the Secured Parties under the Revolving Credit Agreement;

(F)	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for its benefit and for the benefit of the Secured Parties pursuant to this agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement; provided however, that in the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control;
an account pledge governed by the following clauses is hereby agreed and executed:
Revolving Account Pledge

Clause 1
(Definitions)
1.	Whenever used in this Agreement, the following terms shall have the following meanings:

Agreement:	means this agreement;
Business Day:	means any day in which the banks are open for business in Funchal;
Collateral Agent:	has the meaning ascribed to it in the recitals of this Agreement;
Collection Account:	means the bank account number 9030 9506 3201, with NIB 000709030009506320161 and IBAN PT50000709030009506320161 opened in the books of Banco Espírito Santo, S.A. — Sucursal Financeira Exterior;
Credit Agreements:	has the meaning ascribed to it in the recitals of this Agreement;
Depositary Bank:	means Banco Espírito Santo, S.A.;
Discharge of Revolving Credit Secured Obligations:	has the meaning ascribed to in the Intercreditor Agreement;
Event of Default:	means any Event of Default as defined in the Revolving Credit Agreement;
Existing Pledges:	means the pledges granted over the Collection Account, in favour of Bank of America, N.A. and UBS AG, Stamford Branch;
Intercreditor Agreement:	has the meaning ascribed to it in recital (C) of this Agreement;
Net Cash Proceeds Accounts:	has the meaning ascribed to it in the Intercreditor Agreement;
Parties:	means the parties to this Agreement (each individually a “Party”);
Pledge over Collection Account:	means the pledge created in favour of the Collateral Agent for the security of the Revolving Secured Obligations pursuant to Clause 2.1;
Revolving Account Pledge

Revolving Borrowers:	means Borrowers as defined in the Revolving Credit Agreement;
Revolving Credit Agreement:	has the meaning ascribed to it in the recitals to this Agreement;
Revolving Loan Party:	means any Loan Parties as defined in the Revolving Credit Agreement;
Revolving Secured Obligations:	means the Secured Obligations as defined in the Revolving Credit Agreement;
Secured Parties:	means the Secured Parties as defined in the Revolving Credit Agreement;
Term Loan Credit Agreement:	has the meaning ascribed to it in the recitals to this Agreement;
Term Loan Secured Obligations:	means the Secured Obligations as defined in the Term Loan Credit Agreement;
Term Loan Secured Parties:	means each and any Secured Party as defined in the Term Loan Credit Agreement;
Termination Date:	means the date of the Discharge of the Revolving Credit Secured Obligations.
2.	The meaning to be assigned to each word or expression in this Clause shall be the same irrespective of the words in question being used in the masculine or the feminine, the singular or the plural.

3.	Any reference to the Collateral Agent in this Agreement shall be construed as a reference to the Collateral Agent acting as agent for the Secured Parties.

4.	Any reference to a Party in this Agreement shall include its successors and assignees.

5.	All references to Clauses, sections and Appendices in this Agreement are references to clauses, sections and Appendices of this Agreement, except if expressly stated otherwise.
Clause 2
(Pledge Over Collection Account)
1.	As security for the punctual payment of each and all of the Revolving Secured Obligations, the Pledgor hereby creates and grants in favour of the Collateral Agent
Revolving Account Pledge

for its own benefit and for the benefit of the Revolving Secured Parties a pledge, to the fullest extent permitted by law, over the Collection Account, ranking before the pledge, to the fullest extent permitted by law, over the Collection Account created and granted on the present date in favour of the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties and as security for the Term Loan Secured Obligations.

2.	The pledge of the balance of the Collection Account pursuant to the terms of this Agreement is also to be construed as a “contrato de formação progressiva” and includes the right to any moneys deposited in the Collection Account at any time after the date of this Agreement and any and all interest thereon, which thereafter will be automatically included in the pledge in favour of the Collateral Agent, pursuant to the terms herein referred to, without the need for a specific or express declaration by the Madeira Guarantor or acceptance by the Collateral Agent.

3.	The Collection Account may only be operated in accordance with the terms of the Revolving Credit Agreement and the Intercreditor Agreement.

4.	The Pledgor undertakes, on this date, to notify the Depositary Bank of the pledges enacted pursuant to this Agreement according to the draft notification attached hereto as Schedule 1 and shall submit a certified copy of such notification and the acknowledgement of receipt signed on behalf of the Depositary Bank to the Collateral Agent within fifteen (15) Business Days of the date of this Agreement (or such later date as shall be agreed to by the Collateral Agent in its sole discretion).
Clause 3
(Promissory Pledges over bank accounts)
1.	As security for the punctual payment of each and all of the Revolving Secured Obligations, the Madeira Guarantor hereby promises to create and grant in favour of the Collateral Agent for its own benefit and for the benefit of the Revolving Secured Parties a pledge, to the fullest extent permitted by law, over any bank account (other than a Net Cash Proceeds Accounts) held by the Madeira Guarantor or which it may hold, ranking before the pledge, to the fullest extent permitted by law, over such bank account created and granted in favour of the Term Loan Collateral Agent for its own benefit and for the benefit of the Term Loan Secured Parties for the punctual payment of each and all of the Term Loan Secured Obligations.
Revolving Account Pledge

2.	As security for the punctual payment of each and all of the Revolving Secured Obligations, the Madeira Guarantor hereby promises to create and grant in favour of the Collateral Agent for its own benefit and for the benefit of the Revolving Secured Parties a pledge, to the fullest extent permitted by law, over any Net Cash Proceeds Accounts held by the Madeira Guarantor or which it may hold, ranking after the pledge, to the fullest extent permitted by law, over such bank account created and granted in favour of the Term Loan Collateral Agent for its own benefit and for the benefit of the Term Loan Secured Parties for the punctual payment of each and all of the Term Loan Secured Obligations.

3.	The definitive pledges promised pursuant to the previous numbers 1. and 2. of this Clause shall be created and granted within 10 Business Days from the creation of such account; the Collateral Agent may (but is not obliged to), upon request, extend such deadline in writing and in its sole discretion.

4.	Each pledge of the balance of the bank accounts held or to be held, at the relevant time, by the Madeira Guarantor pursuant to the terms of this Agreement is also to be construed as created as a “contrato de formação progressiva” and includes the right to any moneys deposited in the such bank accounts at any time after the date of this Agreement and any and all interest thereon, which thereafter will be automatically included in the pledge in favour of the Collateral Agent, pursuant to the terms herein referred to, without the need for a specific or express declaration by the Madeira Guarantor or acceptance by the Collateral Agent.

5.	The bank accounts held or to be held by the Madeira Guarantor may only be operated in accordance with the terms of the Revolving Credit Agreement and the Intercreditor Agreement.

6.	Any bank account held or to be held by the Madeira Guarantor shall be opened with a Portuguese bank, unless the Collateral Agent agrees in writing in advance that such bank account may be opened in another jurisdiction satisfactory to it, acting reasonably, and subject to security arrangements satisfactory to the Collateral Agent, acting reasonably.

7.	Subject to number 6. above, in case any bank account held or to be held by the Madeira Guarantor is opened with a bank that is not a Portuguese bank, the terms contained in number 4. above and Clauses 4 and 5 below shall be applicable, and if the applicable law requires adaptations to number 3. above and Clauses 4 and 5 below, the Madeira Guarantor undertakes to provide for the definitive pledge over
Revolving Account Pledge

such account(s), which provisions shall be as similar as possible to the terms provided for in number 4. above and Clauses 4 and 5 below, to the fullest extent permitted by law.
Clause 4
(Undertakings of the Madeira Guarantor in relation to
the Pledge and Promissory Pledges over bank accounts)
1.	The Madeira Guarantor shall:
(i)	in the context of any judicial proceeding for enforcement against the balance of any bank account held by the Madeira Guarantor or which it may hold, inform the court that such balance has been pledged pursuant to and under the terms and conditions of this Agreement,

(ii)	deposit any monies, cheques and directly remit all payments related to its activities in the Collection Account;

(iii)	save for the existing Collection Account, not open any other bank account unless (a) the Madeira Guarantor shall have given the Collateral Agent 30 days prior written notice of its intention to establish such new bank account, (b) the bank at which such new bank account is to be maintained is acceptable to the Collateral Agent, acting reasonably, and (c) the new account shall comply in full with the relevant provisions of the Revolving Credit Agreement and this Agreement and shall be pledged pursuant to this Agreement;

(iv)	notify the bank at which the relevant bank account held by the Madeira Guarantor is held of the creation of the pledges pursuant to this Agreement on the date such account is opened (in case such bank account is opened with a Portuguese bank) or on the date the security over such bank account is granted (in case such bank account is opened with a non-Portuguese bank) and give evidence: (i) within five (5) Business Days of the date of creation of the pledge, that said notification has been made; and (ii) within fifteen (15) Business Days of the date of creation of the pledge, that the relevant bank has received and acknowledged the request to register such pledge;
Revolving Account Pledge

(v)	carry out, at its sole cost and expense, all actions that may reasonably be required by the Collateral Agent to complete or perfect the security granted under this Agreement;

(vi)	ensure that no charges or encumbrances are created over the Collection Account or any bank account held by the Madeira Guarantor save for those created under this Agreement (other than the charges or encumbrances created in favour of the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties as set forth in Clause 2.1 and Permitted Liens as defined in the Revolving Loan Agreement).
2.	If the Madeira Guarantor fails to pledge any bank account in accordance with the terms of Clauses 3 and 4, the Collateral Agent shall be entitled, in its sole discretion, to execute such pledges in representation of the Madeira Guarantor. For such purpose, the Madeira Guarantor shall deliver within ten (10) Business Days of the date hereof (or by such later date as may be agreed to in writing by the Collateral Agent in its sole discretion) to the Collateral Agent an irrevocable power of attorney in the terms and conditions established in Schedule 2.

3.	The execution of the pledge on behalf of the Madeira Guarantor within the terms of Clause 4.2 of this Agreement shall not release the Madeira Guarantor from any liability to the Collateral Agent for any damage incurred due to the Madeira Guarantor’s failure to execute pledges under the terms set forth in this Agreement, as determined by applicable law, nor does it, by any means, prevent the Collateral Agent from claiming specific payment, discharge of any such obligations and compensation for any damages incurred due to late performance.
Clause 5
(Enforcement of the Pledges over the bank accounts)
1.	The security granted under this Section may be enforced upon the occurrence and continuation of an Event of Default.

2.	In the situation above, the Collateral Agent may, in accordance with the Intercreditor Agreement, inter alia:
(i)	issue a notification of an Event of Default;

(ii)	give instructions in relation to the pledged bank accounts, in accordance with Clauses 5.3 and 5.4.
Revolving Account Pledge

3.	Upon the occurrence of an Event of Default, the Collateral Agent may, subject to the Intercreditor Agreement, in relation to any credit standing in each and all bank accounts held by the Madeira Guarantor, up to the sum of the amounts of the Revolving Secured Obligations:
(i)	make any withdrawals from the Collection Account (or any other bank account then held by the Madeira Guarantor) for the payment of the Revolving Secured Obligations;

(ii)	give any credit or debit instructions, including cancelling any instructions already given and not yet executed;

(iii)	suspend any withdrawals from or other activity with respect to any movements of the Collection Account (or any other bank account then held by the Madeira Guarantor) for the period it sees fit;

(iv)	close any bank account held by the Madeira Guarantor.
4.	If after the Termination Date there is any balance in any of the bank accounts held by the Madeira Guarantor, then the Collateral Agent shall transfer that balance to the Madeira Guarantor.
Clause 6
(Representations and Warranties of the Madeira Guarantor)
The Madeira Guarantor represents and warrants that:
1.	it has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into and performance of this Agreement and the transactions contemplated by this Agreement;

2.	this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

3.	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not violate or exceed any power or restriction granted or imposed by any law to which it is subject, its by-laws or any other constitutional documents or any agreement to which it is a party or which is binding on it or its assets;

4.	there are no other limitations or consents required by law or regulation or by agreement that may, in any manner, hinder or restrain the Madeira Guarantor from pledging the Collection Account in favour of the Collateral Agent (other than (i) the Existing Pledges and (ii) such limitations or consents related to the pledge
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created in favour of the Term Loan Collateral Agent for the benefit of the Term Loan Secured Parties as set forth in Clause 2.1);

5.	it accepts that after notification of an Event of Default, pursuant to Clause 5 of this Agreement, only the Collateral Agent has the right to make withdrawals or movements on the Collection Account (or any other bank account then held by the Madeira Guarantor) .
Clause 7
(Severability)
1.	Any provision of this Agreement that is held to be unenforceable or invalid in whole or in part shall be unenforceable or invalid to such extent without affecting the remaining provisions of this Agreement.

2.	Particularly, in case any of the security granted, namely the security granted under the terms of this Agreement, is declared void or unenforceable, the parties expressly agree to reduce the contents of this Agreement to that security which remains valid and enforceable.
Clause 8
(Preservation of Security)
The Madeira Guarantor expressly, irrevocably and unconditionally acknowledges, agrees and accepts that the security created pursuant to this Agreement shall not be released or discharged by novation or released, discharged or otherwise prejudiced by any transfer or assignment under this Agreement, in accordance with the terms of article 861º of the Portuguese Civil Code.
Clause 9
(Validity)
This Agreement will remain valid and in force until the Termination Date.
Clause 10
( Amendments)
No amendment, modification, supplement or extension of any provision of this Agreement is effective unless made in a writing signed by the Parties.
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Clause 11
(Remedies and Waivers)
Save as otherwise stated herein, no failure or delay on the part of either Party in exercising any right herein shall operate as a waiver of, or impair any such right; no single or partial exercise of such right shall preclude any other or further exercise thereof or the exercise of any other right.
Clause 12
(Notices)
1.	Notices to be given hereunder shall be given by registered letter or fax, followed by an original within three (3) days, and shall be deemed to have been given on the day of their receipt, in the case of registered letters, or at the time of their receipt at the addressee’s reception facilities, provided received by 6 p.m. or otherwise on the immediately following Business Day, in the case of fax.

2.	For the purposes of notices to be given hereunder and unless notified otherwise, the parties’ business addresses and facsimile numbers are as follows:
NOVELIS MADEIRA, UNIPESSOAL, LDA.
Galerias São Lourenço,
Calçada de São Lourenço N.º 3, 1.º andar G,
9000-061 Funchal
Portugal
with a copy to:
Novelis Inc.
3399 Peachtree Road NE , Suite 1500
Atlanta, GA 30326
Attention: General Counsel
Telecopier No.: (404) 814-4272
[NB:VdA to confirm]
Revolving Account Pledge

BANK OF AMERICA, N.A.
Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 312-453-5555
Clause 13
(Fees and Expenses)
The Madeira Guarantor shall bear all fees, costs and expenses associated with the obligations set forth in this Agreement insofar as the pledges over the Collection Account or any other bank accounts to be held by the Madeira Guarantor are concerned, including but not limited to, taxes and notarization and registration costs resulting from the signature and execution of this Agreement and the registration or perfection of the pledges granted hereunder.
Clause 14
(Assignment)
The Collateral Agent is hereby authorised to assign its rights under this Agreement to any other entity that replaces it under the terms of the Revolving Credit Agreement and the Intercreditor Agreement.
Clause 15
(Termination)
On the Termination Date, the security interests created hereby shall be released and this Agreement shall terminate. The Collateral Agent hereby covenants and agrees to take all necessary actions to release the security interests created hereby and to terminate this Agreement on or within a reasonable amount of time following the Termination Date.
Clause 16
(Intercreditor Agreement)
1.	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement,
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it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall control and govern.

2.	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis Pae Corporation, Novelis Brand Llc, Novelis South America Holdings Llc, Aluminum Upstream Holdings Llc, Novelis Europe Holdings Limited, Novelis Uk Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis Pae, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
Clause 17
(Applicable Law and Jurisdiction)
This agreement shall be governed by Portuguese law and any disputes shall be submitted to the Courts of Lisbon.
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IN WITNESS WHEREOF, the Parties have executed this Agreement, in two (2) counterparts, in New York, on December 17, 2010, each of which shall be an original and all of which shall be considered one and the same agreement.
NOVELIS MADEIRA, UNIPESSOAL, LDA.
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BANK OF AMERICA , N.A.

Name:	Peter M. Walther
Title:	Senior Vice President

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SCHEDULE 1
[Letterhead of Novelis Madeira, Unipessoal, Lda.]
Banco Espírito Santo, S.A.
Att.: [•]
[•]
[•] 2009
Re: Instructions on the terms and conditions of the pledge over the account no. 9030 9506 3201
Dear Sirs,
Bank of America, N.A. (the “Retiring Revolver Collateral Agent”) and UBS AG, Stamford Branch (as “Retiring Term Loan Collateral Agent”) hereby notify you that we have no interest over the pledges granted pursuant to an account pledge agreement entered on December 17, 2010 between Novelis Madeira, Unipessoal, Lda (“Novelis”), the Retiring Revolver Collateral Agent and the Retiring Term Loan Collateral Agent, and therefore we instruct you to release the first ranking pledge and the second ranking pledge over the Novelis’s account no. 9030 9506 3201.
Novelis hereby notifies you that, pursuant to the Account Pledge Agreements entered into on December 17, 2010, we have granted two pledges over our account no. 9030 9506 3201 (the “Collection Account”) in favour of Bank of America, N.A., in its capacity as Collateral Agent under the Revolving Credit Agreement and Bank of America, N.A., in its capacity as Collateral Agent under the Term Loan Credit Agreement.
Pursuant to the aforementioned agreement, following delivery to you of a notification for such purpose, Bank of America, N.A., in its capacity as Collateral Agent under the Revolving Credit Agreement and as Collateral Agent under the Term Loan Credit Agreement, holds the exclusive right to give instructions on the aforementioned account or to credit or debit the same, provided that the Collateral Agent has delivered to Banco
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Espírito Santo the documentation required by the Portuguese law to operate a Collection Account.
Moreover, it is understood that Banco Espírito Santo, as Depositary Bank, will not be liable for any action that may be required to take resulting from any court order or administrative decision that may arise and affect the Collection Account.
This letter shall be governed by Portuguese law.
It is a requirement of the agreement referred to above that we give you this notice and obtain your agreement to the above in writing; therefore, we kindly request that you confirm such agreement by signing this letter, and by returning the signed counterpart to us.
Faithfully yours,

Novelis Madeira, Unipessoal, Lda.

We hereby acknowledge the receipt of your letter dated as of [•], and agree to its terms. Moreover, we hereby undertake to inform the court in any judicial proceedings associated with the account or monies deposited therein that the same was pledged in favour of Bank of America, N.A. as Pledgee under a Portuguese Pledge Agreement dated as of December 17, 2010.

Banco Espírito Santo, S.A. Bank
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Schedule 2
Power of Attorney granted by the Madeira Guarantor in favour of the Collateral Agent
No dia [•], perante mim, [•], Notário Público, compareceu o Senhor [•], residente em [•], que outorga o presente instrumento em nome e em representação de Novelis Madeira, Unipessoal, Lda., uma sociedade constituída de acordo com as leis de Portugal, com sede nas Galeria São Lourenço, Calçada de São Lourenço, nº 3, 1º andar G, freguesia e concelho do Funchal, Portugal, com o número único fiscal e de registo 511 167 679, registada na Conservatória de Registo Comercial da Zona Franca da Madeira, com capital social de €5.000,00 (adiante “Mandante”).
Verifiquei a identidade, poderes e autoridade do signatário para efeitos da presente procuração por meio de [•].
Pelo presente instrumento, o signatário, em nome e representação da Mandante, irrevogavelmente nomeia, constitui e designa procurador da Mandante, o BANK OF AMERICA, N.A., uma associação bancária nacional (“national banking association”) organizada e existente de acordo com as leis dos Estado Unidos, com sede em 101 South Tryon Street, Charlotte, NC 28255 (adiante “Mandatário”), ao qual são por este meio atribuídos poderes, incluindo poderes de substabelecimento, para, em nome e representação da Mandante, executar e praticar os seguintes actos:
1.	Constituir penhor sobre todas e quaisquer contas bancárias detidas ou que venham a ser detidas pela Mandante (as “Contas”), em garantia do montante total das obrigações definidas como “Revolving Secured Obligations” no contrato denominado “Revolving Account Pledge Agreement”, celebrado em 17 de Dezembro de 2010, pela Mandante e pelo Mandatário, entre outros (o “Security Agreement”).

2.	Celebrar, assinar e outorgar/entregar quaisquer documentos, incluindo contratos de penhor e contratos promessa, e, bem assim, outros instrumentos de natureza similar referentes às Contas, bem como quaisquer outras ordens, documentos ou instrumentos que, nos termos da lei Portuguesa, se mostrem
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necessários para a efectivação, validação e execução desse penhor das Contas.

3.	Em geral, assinar todos os documentos e praticar todos os actos necessários ou adequados ao exercício e execução dos poderes acima referidos, sendo, pela presente, ratificados e confirmados pela Mandante todos e quaisquer actos que o Mandatário pratique ou tencione praticar, ao abrigo e para efeitos do cumprimento integral do mandato ora conferido.
A Mandante autoriza o Mandatário a fazer-se substituir por terceiro na execução dos poderes ora conferidos. Os poderes pela presente conferidos podem ser exercidos pelo Mandatário por uma ou mais vezes, e a Mandante desde já expressamente presta o seu consentimento, nos termos e para os efeitos do artigo 261.º do Código Civil Português, ao exercício pelo Mandatário dos poderes ora conferidos em relação à venda ou transferência da propriedade das Quotas ou Créditos (ou qualquer parte dos mesmos) a favor do próprio Mandatário (“negócio consigo mesmo”).
Esta procuração é outorgada também no interesse do Mandatário, pelo que é irrevogável nos termos e para os efeitos do artigo 265.º, n.º 3, do Código Civil Português.
A presente procuração reger-se-á pela lei Portuguesa.
Assinado na data acima mencionada por
Novelis Madeira, Unipessoal, Lda.
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*translation for convenience purposes only
POWER OF ATTORNEY
To be granted by Novelis Madeira, Unipessoal, Lda.
On [place and date], before me [identification of the Notary/Portuguese Consul], appeared Mr. [name, home address, marital status], who executes this deed as proxy for and on behalf of Novelis Madeira, Unipessoal, Lda., Galerias São Lourenço, Calçada de São Lourenço, no. 3, 1st floor G, parish and municipality of Funchal, Portugal, registered in the Commercial Registry Office of Zona Franca da Madeira under the single taxpayer and registration number 511 167 879, with a corporate capital of €5,000.00 (hereinafter the “Grantor”).
I have checked the identity, powers and authority of the signatory for the purposes hereof by means of [identity card/passport/certified copy of minutes of Board of Directors of the Grantor/Power of Attorney].
In the name and on behalf of the Grantor, the signatory hereby irrevocably names, constitutes and appoints, as attorney for the Grantor, Bank of America, N. A., a financial institution organised and existing under the laws of the United States of America and having its registered office at 101 South Tryon Street, Charlotte, North Carolina 28255, (hereinafter the “Attorney”) to whom are hereby granted the powers, including delegation powers, to execute and perform the following acts on behalf of the Grantor:
1. To pledge all the accounts held by the Grantor (the “Accounts”), as security for the Revolving Secured Obligations as defined in the Revolving Account Pledge Agreement executed on December 17, 2010, amongst others, by the Grantor and the Attorney (the “Security Agreement”).
2 To execute, sign and deliver any documents, including pledge agreements and promissory agreements and other agreements or instruments of a like nature with respect to the Accounts, and any other orders, documents or instruments as may be required under Portuguese law for the purposes of effecting, perfecting and enforcing such pledge over the Accounts.
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3 In general, to execute all documents and to do and perform all acts and things necessary or appropriate for the carrying out and fulfilment of the foregoing powers, the Grantor hereby ratifying and confirming any and all acts the Attorney may do or purport to do under, and for the purposes of the full performance of, the mandate granted hereby.
The Grantor authorizes the Attorney to be replaced by any third party, for purpose of the exercise of any of the powers granted herein. The powers granted hereunder may be exercised by the Attorney one or more times and the Grantor hereby expressly grants its consent to the Attorney, under and for the purposes of article 261 of the Portuguese Civil Code, to the exercise of any of the powers granted hereby in connection with the pledge over the Accounts (or any part thereof) in favour of the Attorney itself (“negócio consigo mesmo”).
This power of attorney is granted also in the interest of the Attorney and is therefore irrevocable pursuant to article 265, no. 3, of the Portuguese Civil Code.
This power of attorney shall be governed by the Portuguese law.
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ASSIGNMENT OF CREDITS AGREEMENT
between
NOVELIS MADEIRA, UNIPESSOAL, LDA.
As the Madeira Guarantor
and
BANK OF AMERICA, N.A.
As Collateral Agent
and
UBS AG, STAMFORD BRANCH
BANK OF AMERICA, N.A.
As Assignors

ASSIGNMENT OF CREDITS AGREEMENT
Between:
1.	NOVELIS MADEIRA, UNIPESSOAL, LDA., a company incorporated under the laws of Portugal, with its registered office at Galerias de São Lourenço, Calçada de São Lourenço, no. 3, 1st floor G, parish and municipality of Funchal, Portugal, registered in the Commercial Registry office of Zona Franca da Madeira with a share capital of €5,000.00 and tax number 511 167 679, hereinafter referred to as “Madeira Guarantor”;

2.	BANK OF AMERICA, N. A., a financial institution existing under the laws of the United States, with the Charter No. 13044, having its registered office at 101 South Tyron Street, Charlotte, North Carolina 28255, in its capacity as collateral agent under the Revolving Credit Agreement, hereinafter referred to as “Collateral Agent”;

3.	UBS AG, Stamford Branch, the Connecticut licensed branch of a Swiss banking corporation with its main office at 677 Washington Boulevard, Stamfod, Connecticut 06901, in its capacity as retiring collateral agent under the prior term loan credit agreement, hereinafter referred to as “UBS”;

4.	BANK OF AMERICA, N. A., a national banking association existing under the laws of the United States, having its principal office at 101 South Tyron Street, Charlotte, North Carolina 28255, in its capacity as retiring collateral agent under the prior revolving credit agreement, being hereinafter, jointly with UBS, referred to as “Assignors”;
Whereas:
(A)	Novelis Inc., a company organised and existing under the laws of Canada, having its registered office at 191 Evans Avenue, Toronto, Ontario, M8Z 1J5, Canada and having Canadian corporation number 765937-7 hereinafter referred to as “Parent Borrower”, and
Assignment of Credits

, inter alia, the Collateral Agent entered into a US$800,000,000.00 revolving credit agreement on December 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”);

(B)	The Madeira Guarantor is a Guarantor (as defined in the Revolving Credit Agreement) in accordance with Section 1.01 of the Revolving Credit Agreement;

(C)	The Parent Borrower and, inter alia, the Madeira Guarantor and Bank of America, N.A., acting as collateral agent entered into a US$1,500,000,000.00 term loan credit agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement,” and together with the Revolving Credit Agreement, the “Credit Agreements”);

(D)	The Madeira Guarantor is a Guarantor (as defined in the Term Loan Credit Agreement) in accordance with Section 1.01 of the Term Loan Credit Agreement;

(E)	The Parent Borrower and, inter alia, the Collateral Agent, entered into an intercreditor agreement on December 17, 2010 (the “Intercreditor Agreement”);

(F)	The Collateral Agent acts in its capacity of agent of the Secured Parties (as defined below) and therefore has the right on its own behalf to claim any amounts owed to the Secured Parties;

(G)	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
Assignment of Credits

An agreement on assignment of Credits governed by the following clauses is hereby agreed and executed:
SECTION I
General Provisions
Clause 1
(Definitions)
1.	Whenever used in this Agreement, the following terms shall (unless the context otherwise requires) have the following meanings:

Agreement:	means this agreement;

Business Day:	means any day in which the banks are open for business in Funchal;

Collateral Agent:	has the meaning ascribed to it in the recitals of this Agreement;

Credit Agreements:	has the meaning ascribed to it in the recitals of this Agreement;

Credits:	each and all of the receivables, rights and credits that may arise in favor of the Madeira Guarantor in connection with the sale of aluminum and related products to the entities listed in Appendix 1;

Discharge of Senior Lien Secured Obligations:	has the meaning ascribed to it in the Intercreditor Agreement;

Enforcement:	means the enforcement of the security created under this Agreement following an Event of Default;

Event of Default:	means any Event of Default under and as defined in each or any of the Credit Agreements;

Intercreditor Agreement:	has the meaning ascribed to it in recital (E) of this Agreement;
Assignment of Credits

Parties:	means the parties to this Agreement;

Revolving Borrowers:	means Borrowers as defined in the Revolving Credit Agreement;

Revolving Credit Agreement:	has the meaning ascribed to it in the recitals to this Agreement;

Revolving Loan Parties:	means any Loan Parties as defined in the Revolving Credit Agreement;

Revolving Secured Obligations:	means the Secured Obligations as defined in the Revolving Credit Agreement;

Revolving Secured Party:	means any Secured Party as defined in the Revolving Credit Agreement;

Secured Parties:	means each Revolving Secured Party and each Term Loan Secured Party;

Term Loan Borrower:	means the Borrower as defined in the Term Loan Credit Agreement;

Term Loan Credit Agreement:	has the meaning ascribed to it in the recitals to this Agreement;

Term Loan Secured Obligations:	means the Secured Obligations as defined in the Term Loan Credit Agreement;

Term Loan Secured Party:	means each and any Secured Party as defined in the Term Loan Credit Agreement;

Termination Date:	means the date of Discharge of Senior Lien Secured Obligations;
2.	The meaning to be assigned to each word or expression in this Clause shall be the same irrespective of the words in question being used in the masculine or the feminine, the singular or the plural.

3.	Any reference to the Collateral Agent in this Agreement shall be construed as a reference to the Collateral Agent acting for its own benefit and as agent for the benefit of each Revolving Secured Party and/or for the benefit of each Term Loan Secured Party, in accordance with the terms of the Intercreditor Agreement.

4.	Any reference to a Party in this Agreement shall include its successors and assignees.
Assignment of Credits

5.	All references to Clauses, sections and Appendices in this Agreement are references to clauses, sections and Appendices of this Agreement, except if expressly stated otherwise.
SECTION II
Assignment by way of security of the Credits
Clause 2
(Assignment by way of security of the Credits)
1.	The Assignors hereby reassign the Credits to the Madeira Guarantor, assigned to them on June 11, 2008 pursuant to a quota and account pledge and assignment of credits agreement entered into between the Parent Borrower, the Madeira Guarantor, UBS and La Salle Business Credit LLC (which assigned its contractual position to Bank of America, N.A.).

2.	Pursuant to the reassignment referred in number 1 above, the Madeira Guarantor hereby assigns, as security for the punctual payment of the Revolving Secured Obligations and as security for the punctual payment of the Term Loan Secured Obligations, the Credits to the Collateral Agent for its own benefit and for the benefit of the Revolving Secured Parties and for the benefit of the Term Loan Secured Parties.

3.	The assignment of receivables pursuant to this Agreement is made by way of security for the punctual payment of the Revolving Secured Obligations and the Term Loan Secured Obligations (“cessão de créditos com escopo de garantia”) and therefore: (i) does not extinguish the Revolving Secured Obligations nor the Term Loan Secured Obligations; (ii) upon their creation each of such receivables will be assigned to the Collateral Agent without the need of a further specific or express declaration by the Madeira Guarantor or acceptance by the Collateral Agent and (iii) is subject to the termination condition (“condição resolutiva”) set out below in number 5. of this Clause.

4.	By this Agreement the Collateral Agent grants the Madeira Guarantor powers to exercise, on the Collateral Agent’s behalf and representation, each and all acts required to claim, collect and exercise all rights inherent to the Credits assigned pursuant to number 2. above.

5.	If on the date when the Credits assigned pursuant to this Clause become due and payable and no Event of Default has occurred, the assignment as to such maturing Credits only shall be extinguished, at the moment of collection, in respect of amounts collected by the Madeira Guarantor under the power of attorney granted in number 4. above.
Assignment of Credits

6.	Upon the occurrence of an Event of Default and notice to such effect from the Collateral Agent, the Madeira Guarantor will be prohibited from exercising the rights relating to the Credits assigned in accordance with this Clause, which will be exclusively exercised by the Collateral Agent, who may, subject to the Intercreditor Agreement, affect any amounts to the payment of the Revolving Secured Obligations and to the payment of the Term Loan Secured Obligations, as applicable, and the power of attorney granted in number 4. above shall lapse on the same date.

7.	The Collateral Agent shall return to the Madeira Guarantor all amounts collected and not used to repay, respectively, the Revolving Secured Obligations and the Term Loan Secured Obligations under this Clause on the Termination Date.

8.	The Madeira Guarantor undertakes to notify the assignment of the Credits under this Clause, with copy to the Collateral Agent, to the relevant debtor of the Credits promptly upon being instructed for that purpose by the Collateral Agent upon the occurrence of an Event of Default which is continuing.

9.	The Madeira Guarantor shall update Appendix 1 and provide notification to the Collateral Agent, which notice may be served by the Madeira Guarantor, or by any other entity of the corporate group of the Madeira Guarantor, promptly after a new entity becomes a buyer of aluminum and related products from the Madeira Guarantor (or from any company within the corporate group of the Madeira Guarantor) and shall instruct the buyer to pay the Madeira Guarantor.

10.	The Madeira Guarantor shall notify the Collateral Agent of receivables it may be entitled to (other than the ones arising from the sale of aluminum) and update Appendix 1 (so that such other receivables are included thereto) through the means provided for in number 9. above and, in that case, the definition of Credits provided for in Clause 1.1. above shall be deemed to include such other receivables.
Assignment of Credits

SECTION III
Representations and Warranties of the Madeira Guarantor
Clause 3
(Representations and Warranties of the Madeira Guarantor)
1.	The Madeira Guarantor represents and warrants to each Revolving Secured Party and each Term Loan Secured Party that:
(i)	it has corporate power and authority and the legal right to perform its obligations under this Agreement, including, but not limited to, the corporate power and authority and the legal right to assign by way of security the Credits in favour of the Collateral Agent;

(ii)	it has taken all necessary actions to authorize the execution and performance of this Agreement;

(iii)	except as permitted by the Credit Agreements, there are no option contracts with respect to the Credits, or any other contractual rights that would restrict the free disposal of the Credits other than those permitted under the Credit Agreements;

(iv)	at the date hereof, no litigation, investigation or proceeding is pending against or in relation to the Credits;

(v)	the Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof is limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally;

(vi)	no registration, recording or filing with any governmental body agency or official under the laws of the Portuguese Republic is required in connection with the execution of the assignment by way of security of the Credits;

(vii)	it accepts that, upon the occurrence of an Event of Default and in accordance with Clause 2.6 of this Agreement, only the Collateral Agent has any rights over the Credits.
2.	The representations and warranties made by the Madeira Guarantor pursuant to this Clause 3 in connection to the Credits shall be construed as being made at the date of this Agreement, and with respect to future Credits to be assigned to the Collateral Agent, as of the date of such assignment with reference to the facts and circumstance then existing
Assignment of Credits

which cannot under any circumstance result in an Event of Default under any Credit Agreement.
SECTION IV
Other Provisions
Clause 4
(Intercreditor Agreement and Credit Agreements)
1.	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Credit Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Credit Agreements shall control and govern.

2.	Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the Intercreditor Agreement, among Novelis Inc., Novelis Corporation, Novelis Cast House Technology Ltd., 4260848 Canada Inc., 4260856 Canada Inc., Novelis No. 1 Limited Partnership, Novelis Corporation, Novelis Pae Corporation, Novelis Brand Llc, Novelis South America Holdings Llc, Aluminum Upstream Holdings Llc, Novelis Europe Holdings Limited, Novelis Uk Ltd., Novelis Services Limited., Novelis Deutschland Gmbh, Novelis AG, Novelis Switzerland SA, Novelis Technology AG, Novelis Aluminum Holding Company, Novelis do Brasil Ltda., Novelis Luxembourg S.A., Novelis Pae, Novelis Madeira Unipessoal, Lda, Av Metals Inc. (“Holdings”), the other Subsidiaries Of Holdings or Novelis Inc. from time to time party thereto, Bank of America, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent (each as defined in the Intercreditor Agreement), Bank of America, N.A., as Term Loan Administrative Agent and as Term Loan Collateral Agent (each as defined in the Intercreditor Agreement), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict or
Assignment of Credits

inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.
Clause 5
(Severability)
1.	Any provision of this Agreement that is held to be unenforceable or invalid, in whole or in part, shall be unenforceable or invalid to such extent without affecting the remaining provisions of this Agreement.

2.	Particularly, in case any of the security granted is declared void or unenforceable, the parties expressly agree to reduce the contents of this Agreement to that security which remains valid and enforceable.
Clause 6
(Preservation of Security)
The security formalised within the terms of this Agreement will remain valid and unchanged in accordance with article 861 of the Portuguese Civil Code notwithstanding any assignment or novation of the Revolving Secured Obligations or of the Term Loan Secured Obligations.
Clause 7
(Validity)
This Agreement will remain valid and in force until the Termination Date.
Clause 8
( Amendments)
No amendment, modification, supplement or extension of any provision of this Agreement is effective unless made in writing and signed by the parties.
Clause 9
(Remedies and Waivers)
Save as otherwise stated herein, no failure or delay on the part of either party in exercising any right herein shall operate as a waiver of, or impair any such right or single or partial exercise of such right, nor shall it preclude any other or further exercise thereof or the exercise of any other right.
Assignment of Credits

Clause 10
(Notices)
1.	Notices to be given hereunder shall be given by registered letter or fax, followed by the original within three (3) days, and shall be deemed to have been given on the day of their receipt, in the case of registered letters, or at the time of their receipt at the addressee’s reception facilities, provided that such notices were received by 6:00 P.M. or otherwise on the immediately following Business Day, in the case of fax.

2.	For the purposes of notices to be given hereunder, and unless notified otherwise, the parties’ business addresses and facsimile numbers are as follows:

NOVELIS MADEIRA, UNIPESSOAL, LDA.
[Avenida das Nações Unidas, 12 551 — 15th floor
Torre Empresarial World Trade Center
São Paulo S.P. Brasil
04578-000
Attention: Alexandre Moreira Martins de Almeida
Telecopier No.: 55 11 5503-0714
with a copy to:
Novelis Inc.
3399 Peachtree Road NE , Suite 1500
Atlanta, GA 30326
Attention: General Counsel
Telecopier No.: (404) 814-4272]
[NB: Novelis to confirm]
Assignment of Credits

     BANK OF AMERICA, N.A.
Bank of America, N.A.
135 S. LaSalle, Suite 927, IL4-135-09-27
Chicago, IL 60603
Attention: Account Officer
Telecopier No.: 312-453-5555
Clause 11
(Fees and Expenses)
The Madeira Guarantor shall bear all fees, costs and expenses associated with the obligations set forth in this Agreement, including but not limited to, the taxes, notarization and registration costs, resulting from the signature and execution of this Agreement and the registration or perfection of the security granted hereunder.
Clause 12
(Assignment)
The Collateral Agent is hereby authorised to assign its rights under this Agreement to any other entity that replaces it under the terms of the Revolving Credit Agreement and the Intercreditor Agreement.
Clause 13
(Termination)
On the Termination Date, the security interests created hereby shall be released and this Agreement shall terminate. The Collateral Agent hereby covenants and agrees to take all necessary actions to reassign to the Madeira Guarantor the Credits hereby assigned and to terminate this Agreement on the Termination Date.
Clause 14
(Governing Law and Jurisdiction)
This agreement shall be governed by Portuguese law and any disputes shall be submitted to the Courts of Lisbon.
Assignment of Credits

IN WITNESS WHEREOF, the parties have executed this Agreement in 3 counterparts, in New York, on December 17, 2010, each of which shall be an original and all of which shall be considered one and the same agreement.
NOVELIS MADEIRA, UNIPESSOAL, LDA.
Assignment of Credits

BANK OF AMERICA, N.A., as Collateral Agent
Name: Peter M. Walther
Title: Senior Vice President
Assignment of Credits

BANK OF AMERICA, N.A., as Assignor
Assignment of Credits

UBS AG, STAMFORD BRANCH, as Assignor
UBS AG, STAMFORD BRANCH, as Assignor
Assignment of Credits

Appendix 1
List of the originators of the Credits
[NB: TBC by Novelis]
1)	Crown Arabia Can Company Ltd.
P.O. Box 3158, 31471
Dammam — Arabia
2)	Crown Colombiana S.A.
Vereda Tibitó
Vía Autódromo Tocancipá a Zipaquirá
Tocancipá — C/marca, Colombia
3)	Crown Emirates Company Ltd.
P.O. Box 17030
Jebel Ali Free Zone
Dubai, U.A.E.
4)	Crown Jeddah Bev. Can Factory
4.1)	Street 33 Road 3L Phase 3 Jeddah — 12100-000 Saudi Arabia
4.2)	Jeddah P.O. Box 16626, Jeddah 21474 Saudi Arabia
5)	Crown Maghreb Can S.A.
Z.l El Agba
2051 Tunis
Tunisia
6)	Crown Middle East Can Co. Ltd.
6.1)	Street n. 17 — Amman Industrial Amman — Jordan
6.2)	Abdullah II lbn Al-Hussein Industrial Estate P.O. Box: 260 Amman 11512 Jordan
Assignment of Credits

7)	ENDELIS — Envases Del Istmo, S.A.
Edificio 1148 — Coco Solo Colon
Apartado 500 — Arco Iris
Colon — República de Panamá
8)	ENALBO — Envases de Aluminio Boliviano S.R.L.
Casilla Postal n° 106
Oruro — Bolívia
9)	Rexam Argentina S/A
L. M. Drago Y Ortiz S/N
Pq. Indl. Burzaco — Prov. Buenos Aires
Argentina
10)	Rexam Beverage Can South America
La Montaña, N° 1294
Av. Presidente Eduardo Frei Montalva
Km 161/2 (Ex Panamericana Norte)
Lampa — Santiago — Chile
Assignment of Credits

Appendix 2
     Power of Attorney granted by the Madeira Guarantor in favour of the Collateral Agent
No dia [•], perante mim, [•], Notário Público, compareceu o Senhor [•], residente em [•], que outorga o presente instrumento em nome e em representação de Novelis Madeira, Unipessoa, Lda., uma sociedade constituída de acordo com as leis de Portugal, com sede nas Galeria São Lourenço, Calçada de São Lourenço, nº 3, 1º andar G, freguesia e concelho do Funchal, Portugal, com o número único fiscal e de registo 511 167 679, registada na Conservatória de Registo Comercial da Zona Franca da Madeira, com capital social de €5.000,00 (adiante “Mandante”).
Verifiquei a identidade, poderes e autoridade do signatário para efeitos da presente procuração por meio de [•].
Pelo presente instrumento, o signatário, em nome e representação da Mandante, irrevogavelmente nomeia, constitui e designa procurador da Mandante, o BANK OF AMERICA, N.A., uma associação bancária nacional (“national banking association”) organizada e existente de acordo com as leis dos Estado Unidos, com sede em 101 South Tryon Street, Charlotte, NC 28255 (adiante “Mandatário”), ao qual são por este meio atribuídos poderes, incluindo poderes de substabelecimento, para, em nome e representação da Mandante, executar e praticar os seguintes actos:
1.	Constituir penhor sobre os créditos que a Mandante detenha ou possa vir a deter (os “Créditos”), em garantia do montante total das obrigações definidas como “Revolving Secured Obligations” e como “Term Loan Secured Obligations” no contrato denominado “Assignment of Credits Agreement”, celebrado em 17 de Dezembro de 2010, pela Mandante e pelo Mandatário, entre outros (o “Security Agreement”) e para notificar os devedores dos respectivos Créditos nas contas bancárias que o Mandatário entender convenientes.

2.	Celebrar, assinar e outorgar/entregar quaisquer documentos, incluindo contratos de penhor e contratos promessa, e, bem assim, outros instrumentos de natureza similar referentes aos Créditos, bem como quaisquer outras ordens, documentos ou
Assignment of Credits

instrumentos que, nos termos da lei Portuguesa, se mostrem necessários para a efectivação, validação e execução desse penhor Créditos.

3.	Em geral, assinar todos os documentos e praticar todos os actos necessários ou adequados ao exercício e execução dos poderes acima referidos, sendo, pela presente, ratificados e confirmados pela Mandante todos e quaisquer actos que o Mandatário pratique ou tencione praticar, ao abrigo e para efeitos do cumprimento integral do mandato ora conferido.
A Mandante autoriza o Mandatário a fazer-se substituir por terceiro na execução dos poderes ora conferidos. Os poderes pela presente conferidos podem ser exercidos pelo Mandatário por uma ou mais vezes, e a Mandante desde já expressamente presta o seu consentimento, nos termos e para os efeitos do artigo 261.º do Código Civil Português, ao exercício pelo Mandatário dos poderes ora conferidos em relação à venda ou transferência da propriedade das Quotas ou Créditos (ou qualquer parte dos mesmos) a favor do próprio Mandatário (“negócio consigo mesmo”).
Esta procuração é outorgada também no interesse do Mandatário, pelo que é irrevogável nos termos e para os efeitos do artigo 265.º, n.º 3, do Código Civil Português.
A presente procuração reger-se-á pela lei Portuguesa.
Assinado na data acima mencionada por
Novelis Madeira, Unipessoal, Lda.
Assignment of Credits

*translation for convenience purposes only
POWER OF ATTORNEY
To be granted by Novelis Madeira, Unipessoal, Lda.
On [place and date], before me [identification of the Notary/Portuguese Consul], appeared Mr. [name, home address, marital status], who executes this deed as proxy for and on behalf of Novelis Madeira, Unipessoal, Lda., Galerias São Lourenço, Calçada de São Lourenço, no. 3, 1st floor G, parish and municipality of Funchal, Portugal, registered in the Commercial Registry Office of Zona Franca da Madeira under the single taxpayer and registration number 511 167 879, with a corporate capital of €5,000.00 (hereinafter the “Grantor”).
I have checked the identity, powers and authority of the signatory for the purposes hereof by means of [identity card/passport/certified copy of minutes of Board of Directors of the Grantor/Power of Attorney].
In the name and on behalf of the Grantor, the signatory hereby irrevocably names, constitutes and appoints, as attorney for the Grantor, Bank of America, N. A., a financial institution organised and existing under the laws of the United States of America and having its registered office at 101 South Tryon Street, Charlotte, NC 28255 (hereinafter the “Attorney”) to whom are hereby granted the powers, including delegation powers, to execute and perform the following acts on behalf of the Grantor:
1. To pledge all the credits that the Grantor may hold (the “Credits”) as security for the Revolving Secured Obligations and/or for the Term Loan Secured Obligations as defined in the Assignment of Credits Agreement executed on December 17, 2010, amongst others, by the Grantor and the Attorney (the “Security Agreement”) and notifying the respective debtors to pay such Credits in the Accounts to the party that the Attorney may deem convenient.
2. To execute, sign and deliver any documents, including pledge agreements and promissory agreements and other agreements or instruments of a like nature with respect to the Credits, and
Assignment of Credits

any other orders, documents or instruments as may be required under Portuguese law for the purposes of effecting, perfecting and enforcing such pledge over the Credits.
3. In general, to execute all documents and to do and perform all acts and things necessary or appropriate for the carrying out and fulfilment of the foregoing powers, the Grantor hereby ratifying and confirming any and all acts the Attorney may do or purport to do under, and for the purposes of the full performance of, the mandate granted hereby.
The Grantor authorizes the Attorney to be replaced by any third party, for purpose of the exercise of any of the powers granted herein. The powers granted hereunder may be exercised by the Attorney one or more times and the Grantor hereby expressly grants its consent to the Attorney, under and for the purposes of article 261 of the Portuguese Civil Code, to the exercise of any of the powers granted hereby in connection with the pledge over the Credits (or any part thereof) in favour of the Attorney itself (“negócio consigo mesmo”).
This power of attorney is granted also in the interest of the Attorney and is therefore irrevocable pursuant to article 265, nr. 3, of the Portuguese Civil Code.
This power of attorney shall be governed by the Portuguese law.
Assignment of Credits

Exhibit M-10
NOVELIS INC. (CANADA)
as Pledgor
and
BANK OF AMERICA, N.A.,
as French Collateral Agent and Beneficiary
and
THE REVOLVING CREDIT SECURED PARTIES
(as defined herein)
and
NOVELIS FOIL FRANCE S.A.S.
NOVELIS PAE S.A.S.
NOVELIS LAMINES FRANCE S.A.S.
as Securities Accounts Holders
relating to shares in
NOVELIS FOIL FRANCE S.A.S.
NOVELIS PAE S.A.S.
and
NOVELIS LAMINES FRANCE S.A.S.

SECOND PRIORITY PLEDGES AGREEMENT
(ACTE DE NANTISSEMENT DE COMPTES
TITRES DE SECOND RANG)

i

SCHEDULES

ii

SECOND PRIORITY PLEDGES AGREEMENT
(ACTE DE NANTISSEMENT DE COMPTES TITRES DE SECOND RANG)
AMONG:
NOVELIS INC., a corporation formed under the Canadian Business Corporations Act (the “Pledgor”);
AND
BANK OF AMERICA, N.A., a company having its principal place of business at 135 South LaSalle Street, Suite 425, Chicago, Illinois 60603 (United States of America), acting in its capacity as French Collateral Agent (as defined below) on its own behalf and for the account and on behalf of the Revolving Credit Secured Parties (as defined below) (the “French Collateral Agent”);
THE REVOLVING CREDIT SECURED PARTIES (including Bank of America, N.A., in its capacity as Revolving Credit Collateral Agent under the parallel debt provisions set forth in the Revolving Credit Agreement and any person which may from time to time become a Revolving Credit Secured Party in accordance with the provisions of the Revolving Credit Agreement) (as each of these capitalized terms is defined below)), represented by the French Collateral Agent for the purposes of this Agreement;
AND
EACH OF THE COMPANIES designated in Schedule 1 hereto.
WHEREAS:
Pursuant to the Revolving Credit Agreement, the Lenders and the Issuing Banks have agreed to extend credit in the form of Loans or Letters of Credit on the terms referred to in the Revolving Credit Agreement and for the purposes therein mentioned (as each of these capitalized terms is defined in the Revolving Credit Agreement).
Pursuant to clause 11.24 (Parallel Debt) of the Revolving Credit Agreement, the Pledgor has undertaken to pay the Revolving Credit Collateral Agent as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Revolving Credit Secured Parties under the Revolving Credit Agreement and the other Loan Documents (as defined below).
Pursuant to the Revolving Credit Agreement, it is a condition precedent to the Credit Extension (as defined in the Revolving Credit Agreement) that the Pledgor as security for the due performance of the Revolving Credit Secured Obligations (as defined below) grants for the benefit of the Revolving Credit Collateral Agent and the other

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Revolving Credit Secured Parties a second priority pledge over the Pledged Accounts (as defined below).
Pursuant to the Appointment Agreement, the Beneficiaries have appointed the French Collateral Agent in order that the French Collateral Agent be entitled to register, perform and enforce any security interest (sûreté réelle) granted by the Pledgor in accordance with Article 2328-1 of the French Code Civi

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IT HAS BEEN AGREED AS FOLLOWS:
1.	DEFINITION AND INTERPRETATION
1.1	In this agreement (the “Agreement”):
“Appointment Agreement” means that certain agreement dated on or about the date hereof by and between, among others, Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent, Novelis Inc. as Administrative Borrower and Novelis PAE S.A.S. (as each of these capitalized terms is defined in the Intercreditor Agreement) (as the same may be amended, restated, supplemented or otherwise modified from time to time).
“Cash Accounts” (or “Comptes Espèces Spéciaux”) means in relation to the Securities Accounts the special bank accounts (comptes espèces spéciaux) set out in Schedule 1 opened in the name of the Pledgor with the Cash Account Holder and which, pursuant to article L. 211-20 of the Code monétaire et financier, form part of the Pledged Accounts.
“Cash Account Holder” means the credit institution with which the Pledgor has opened in its name the Cash Accounts and the details of which are set forth in Schedule 1 hereto.
“Cash Distributions” means all amounts payable in respect of the Pledged Securities (fruits et produits), such as dividends paid in cash (dividendes en numéraire), distributions of reserves, interest and other income paid in cash.
“Certificate of Pledge” means the certificate in the form set out in Schedule A BIS, B BIS or C BIS as applicable (Attestation de Nantissement de Compte Titres).
“Companies” means each of the Companies designated in Schedule 1 hereto.
“Event of Default” has the meaning ascribed to it in the Revolving Credit Agreement.
“First Priority Pledges” means the First Priority Pledges created over the Pledged Accounts pursuant to the First Priority Pledges Agreement.

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“First Priority Pledges Agreement” means the First Priority Pledges Agreement dated as of December 17, 2010, among Novelis Inc., as Pledgor, Bank of America, N.A., as French Collateral Agent and Beneficiary, the Term Loan Secured Parties and the Securities Accounts Holders (as each of these capitalized terms is defined therein).
“French Collateral Agent” (or “Agent des Sûretés Français”) means BANK OF AMERICA, N.A., or any person which becomes French Collateral Agent in accordance with the provisions of the Revolving Credit Agreement.
“Governmental Authority” has the meaning ascribed to it in the Revolving Credit Agreement.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and among the parties thereto, the Administrative Agent, the Collateral Agent, the Administrative Agent under the Revolving Credit Agreement and the Collateral Agent under the Revolving Credit Agreement, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Legal Reservations” means:
(a)	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors; and
(b)	any general principles of law limiting obligations which are specifically referred to in any French law opinion delivered pursuant to Section 4.01 of the Revolving Credit Agreement.
“Loan Documents” has the meaning ascribed to it in the Revolving Credit Agreement.
“Pledge” means each second priority pledge (nantissement de second rang) created over the relevant Pledged Account pursuant to this Agreement.
“Pledged Account” means each of the Securities Accounts together with the corresponding Cash Account whose details are provided in Schedule 1 hereto (Details of the Pledged Accounts).
“Pledged Assets” means the Pledged Securities together with any Cash Distributions.

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“Pledged Securities” means all financial securities (Titres financiers) standing to the credit of a Pledged Account from time to time during the term of this Agreement.
“Revolving Credit Agreement” (or “Convention de Crédit Revolving”) means the Credit Agreement dated on or about the date of this Agreement (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Canadian Borrower”, Novelis Corporation, as “U.S. Borrower”, and the other U.S. Subsidiaries of Canadian Borrower party thereto as “U.S. Borrowers”, Novelis UK Ltd, as “U.K. Borrower”, Novelis AG, as “Swiss Borrower”, Novelis North America Holdings, Inc., and Novelis Acquisitions LLC as “Borrowers”, AV METALS INC., as “Parent Guarantor”, the “Other Guarantors” party thereto, the lenders party thereto, and Bank of America, N.A., as “U.S./European Issuing Bank”, “U.S. Swingline Lender”, “Administrative Agent” and “Collateral Agent” (all as defined therein).
“Revolving Credit Collateral Agent” means the “Revolving Credit Collateral Agent” as defined in the Intercreditor Agreement.
“Revolving Credit Secured Obligations” (or “Obligations Garanties”) means the “Secured Obligations” as defined in the Revolving Credit Agreement, including all present and future obligations and liabilities of the Pledgor as a Loan Party to the Revolving Credit Collateral Agent under clause 11.24 (Parallel Debt) of the Revolving Credit Agreement. For the avoidance of doubt, the Revolving Credit Secured Obligations shall be limited pursuant to section 7.15 (French Guarantor) of the Revolving Credit Agreement.
“Revolving Credit Secured Parties” (“Beneficiary” or “Bénéficiaires”) means, collectively, the Revolving Credit Claimholders(as defined in the Intercreditor Agreement).
“Securities Account” (or “Compte titres”) means each of the securities accounts (comptes titres) within the meaning of article L. 211-20 of the Code monétaire et financier described in Schedule I hereto, opened and maintained by the relevant Securities Account Holder in its books in the name of the Pledgor.
“Securities Account Holder” means the Companies.
“Security” means any security (valeur mobilière) (or splitting of a security) representative of a portion of the share capital of a Company or giving rights, immediately or in the future, by means of conversion, exchange, reimbursement, presentation of a warrant or in any manner whatsoever, to the attribution of a security representative of a portion of the share capital of such Company.

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“Statement of Pledge” means, for each Pledge, a statement of pledge over the relevant Pledged Account in the form set out in Schedule A, B or C (Déclaration de Nantissement de Compte Titres Financiers).

1.2	Terms defined in the Revolving Credit Agreement

Unless defined in this Agreement or the context otherwise requires, a term defined in the Revolving Credit Agreement has the same meaning in this Agreement, as if all references in such defined terms to the Revolving Credit Agreement were a reference to this Agreement.

1.3	Construction

1.3.1	Unless a contrary indication appears any reference in this Agreement to:
(a)	a “Revolving Credit Secured Party” or a “Loan Party” shall include its assigns and successors and such assigns and successors shall be treated as initial parties to the Revolving Credit Agreement or this Agreement, as the case may be, as if they had been party to such agreement at the time of its execution;
(b)	“authorization” means an authorization, consent, approval, licence, exemption, filing, notarisation or registration;
(c)	“assets” includes present and future properties, revenues and rights of every description;
(d)	“financial securities” means any titres financiers as defined in article L. 211-1, II of the Code monétaire et financier;
(e)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(f)	a “Loan Document” or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended, varied, novated or supplemented;
(g)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality) or two or more of the foregoing;

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(h)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;
(i)	a “successor” of a person includes its permitted assignees, persons subrogated to its rights and any person who, under the laws of its jurisdiction of incorporation or domicile, succeeds to its rights and obligations under this Agreement or the Revolving Credit Agreement by operation of law (in particular by virtue of a fusion or apport partiel d’actif); and
(j)	a provision of law is a reference to that provision as amended or re-enacted.
1.3.2	Section, Clause and Schedule headings are for ease of reference only.

1.3.3	An Event of Default is continuing if it has not been waived.

1.3.4	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall govern and control.

1.3.5	This Agreement is designated a Loan Document for the purposes of the Revolving Credit Agreement.

1.3.6	Capitalized terms used in this Agreement (including the Recitals) and not otherwise defined herein shall have the meaning ascribed thereto in the Revolving Credit Agreement and shall be interpreted and construed in accordance therewith.

2.	AGREEMENT TO PLEDGE

2.1	In order to secure the payment of the Revolving Credit Secured Obligations, the Pledgor hereby agrees to grant in favor of the French Collateral Agent for the benefit of the Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties a second priority pledge (nantissement de second rang) of each Pledged Account. In accordance with the provisions of the Intercreditor Agreement, each such pledge shall rank junior in right, priority,

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operation, effect and all other respects to the First Priority Pledges of each relevant Pledged Account.

2.2	In accordance with article L. 211-20 of the Code monétaire et financier, each Pledge extends to:

2.2.1	any financial securities credited to the relevant Pledged Account from time to time after the execution of the Statement of Pledge (and such financial securities will be deemed to be part of the Pledge and will be treated as Pledged Securities from the date of execution of the Statement of Pledge);
2.2.2	all financial securities to which the Pledge extends by reason of their having been substituted for, or added to, the Pledged Securities (including by reason of the transformation, merger or other similar operation affecting the relevant Company); and
2.2.3	the Cash Distributions.

2.3	The Pledgor shall cause each Securities Account Holder, and each Securities Account Holder undertakes accordingly, to credit to the relevant Pledged Account:
2.3.1	all shares issued by the Company of which it becomes the owner so that at all times during the term of this Agreement, all of its participation in the share capital of the Company is always subject to the relevant Pledge;
2.3.2	and more generally all Securities, other than shares, issued by the Company of which it becomes the owner.

2.3.3	The Pledged Securities shall include at all time during this Agreement all the shares and other Securities, if any, issued by the Companies and outstanding from time to time.

3.	CREATION OF THE PLEDGES

On the date of this Agreement the Pledgor shall execute each of the Statements of Pledge and deliver to the French Collateral Agent an original copy of the same.

3.1	The Pledgor shall also deliver to each Securities Account Holder an original executed copy of the relevant Statement of Pledge and a copy of this

8

Agreement and shall cause such Securities Account Holder, who hereby agrees, to:

3.1.1	open and identify the relevant Securities Account;
3.1.2	credit to the relevant Securities Account the relevant Pledged Securities existing at the date hereof, being all the shares of the issued share capital of the relevant Company in the number provided under Schedule 1;

3.1.3	open a Cash Account in the Cash Account Holder’s books; and

3.1.4	promptly deliver to the French Collateral Agent a Certificate of Pledge of those initially Pledged Securities.

3.2	Promptly upon becoming owner of any shares or other Securities referred to in Clause 2.3, the Pledgor shall cause the relevant Securities Account Holder, who hereby agrees, to:

3.2.1	credit such shares or other Securities to the relevant Securities Account; and

3.2.2	promptly deliver to the French Collateral Agent a Certificate of Pledge of those subsequently Pledged Securities.

3.3	Each Securities Account Holder shall take all necessary steps so that the Pledge over the Pledged Account and the Pledged Securities is reflected in the relevant Company’s register of shareholders.

4.	VOTING RIGHTS AND CASH DISTRIBUTIONS

4.1	Use of voting rights :

The Pledgor shall not vote for any resolution of the shareholders’ meetings of a Company in a way which would be likely to prejudice the value of the shares of such Company or otherwise prejudice the value of or the ability of the Revolving Credit Secured Parties to realize the security over the relevant Pledged Securities. Upon the occurrence of an Event of Default which is continuing, the Pledgor shall not exercise any voting rights in the Companies without the prior consent of the French Collateral Agent.

4.2	Cash Distributions

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Until the term of the Pledges (as set forth in Clause 6 below), all Cash Distributions denominated in any currency arising from the Pledged Securities from time to time shall immediately be credited to the relevant Cash Account, which the relevant Securities Account Holder agrees to do.

4.2.1	Availability of Cash Distributions prior to an Event of Default

For so long as no Event of Default has occurred and is continuing, the Pledgor shall be free, subject to the terms of, and the limitations set forth in, the Revolving Credit Agreement, to use any amounts standing to the credit of a Cash Account, provided however that such Cash Account may never present a debit balance.

4.2.2	Unavailability of Cash Distributions after an Event of Default

Upon the occurrence of an Event of Default which is continuing, the amounts standing to the credit of the Cash Accounts will become unavailable to the Pledgor and the Cash Account Holder will be entitled to block such Cash Accounts. To that effect, the French Collateral Agent will be entitled (and the Pledgor hereby expressly gives mandate to the French Collateral Agent to that effect) to notify the same to the Cash Account Holder by notice, a form of which is set out in Schedule D hereto, requesting it to freeze the Cash Accounts until a notification to the contrary is received from the French Collateral Agent, or until the French Collateral Agent requests the transfer to its benefit of the amounts standing to the credit of such Cash Accounts in accordance with Clause 9 (Remedies upon an Event of Default), in each case in accordance with and subject to the terms of the Intercreditor Agreement.

5.	REPAYMENT OR REDEMPTION OF PLEDGED SECURITIES

Any amounts resulting from the repayment or redemption of any Pledged Securities permitted under the Revolving Credit Agreement, and more generally, any amounts paid to the Pledgor which represent, by way of substitution, all or a portion of the Pledged Securities, shall immediately be credited to the relevant Cash Account. Notwithstanding the provisions contained at Clause 4.2.1 (Availability of Cash Distributions prior to an Event of Default), such amounts will be and remain unavailable to the Pledgor until the expiration of the term of the Pledges (set forth in Clause 6 below).

6.	TERM OF THE PLEDGES
(a)	The Pledges will remain in full force and effect until the date of the occurrence of the Discharge of Senior Lien Secured Obligations (as defined in the Intercreditor Agreement). At the request of the Pledgor

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made after that date, the French Collateral Agent will, at the cost of the Pledgor, promptly execute any documents necessary to release the Pledges.

(b)	If the French Collateral Agent is authorized to release in whole or in part the Pledged Accounts under the Revolving Credit Agreement, the French Collateral Agent is authorized to release such collateral under this Agreement.
7.	PLEDGOR’S REPRESENTATIONS AND UNDERTAKINGS

7.1	Representations

The Pledgor makes the following representations and warranties to the French Collateral Agent and the Revolving Credit Secured Parties and acknowledges that the French Collateral Agent and the Revolving Credit Secured Parties have become a party to this Agreement in reliance on these representations and warranties:

7.1.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.
(b)	It has the power to own its assets and carry on its business as it is being conducted.
7.1.2	Power and Authority
(a)	It has the power to enter into, perform, and has taken or will as soon as reasonably practicable and in any case by the time required take all necessary action to authorize its entry into, performance and delivery of this Agreement and the transactions contemplated by this Agreement.
(b)	No limit on its powers will be exceeded as a result of the granting of security contemplated by this Agreement.

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7.1.3	Binding Obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable obligations; once the Statement of Pledge has been signed by the Pledgor, a valid nantissement (pledge) will be created in favor of the French Collateral Agent for the benefit of the Revolving Credit Collateral Agent and the Revolving Credit Secured Parties over the relevant Pledged Account and Pledged Assets to secure the Revolving Credit Secured Obligations.
7.1.4	Second Priority Pledges

Each of the Pledges creates a pledge ranking above the rights that any other Person may have over the relevant Pledged Assets and the proceeds of any sale of the relevant Pledged Securities, save for statutorily preferred exceptions and the rights conferred by the First Priority Pledges Agreement to the Term Loan Secured Parties (as defined therein) under the First Priority Pledges.
7.1.5	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not:
(a)	conflict with:
(i)	any law or regulation applicable to it;
(ii)	its constitutional documents; or
(iii)	any agreement or other instrument binding upon it or its properties except (with respect to this item (iii) only) for any conflict that could not reasonably be expected to result in a Material Adverse Effect; or
(b)	result in the existence of, or oblige it to create, any security over the Pledged Assets.

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7.1.6	No Claims

No claims or proceedings are to the Pledgor’s knowledge, pending or threatened before courts or arbitration panels in France or abroad, in connection with any of the Pledged Assets.

7.1.7	Ownership of Pledged Assets

It is the sole owner of all the Pledged Assets and, except for the First Priority Pledges, has not created any other nantissement (pledge) and has not sold or disposed of, or granted any options or pre-emption rights in respect of any of its rights in, any of the Pledged Assets (other than as permitted under the Loan Documents).

7.1.8	Shares fully paid up

The shares of each Company, initially pledged and listed in the relevant Statement of Pledge, are fully paid up and represent all of the issued share capital of each such Company.

7.1.9	No Issuance of Shares

There is no purchase option outstanding or in existence in relation to all or part of the Pledged Securities, no scheme exists for the purchase or subscription of shares in the Companies, and more generally there exists no agreement by which any of the Companies has undertaken to issue new shares or securities giving access to its share capital.

7.1.10	Authorizations

Save as provided in Clause 7.1.3 (Binding Obligations), all authorizations required or desirable:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Agreement; and
(b)	to make this Agreement admissible in evidence in its jurisdiction of incorporation, have been obtained by the Pledgor.

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7.1.11	No limitations to transferability of the Pledged Securities

There is in the constitutive documents (statuts) of the Companies, or in any other corporate document or in any shareholder agreement or any other agreement between shareholders and third parties (other than the First Priority Pledges Agreement), no restriction on the transfer or the registration of the transfer of the Pledged Securities (such as for instance pre-emption clauses (clauses de préemption) or approval clauses (clauses d’agrément) or clauses prohibiting the transfer of the Pledged Securities for a given waiting period).

7.1.12	Choice of law

Subject to the Legal Reservations:
(a)	the choice of French law as the governing law of this Agreement will be recognized and enforced in its jurisdiction of incorporation;
(b)	any judgment obtained in France in relation to this Agreement will be recognized and enforced in its jurisdiction of incorporation.
7.1.13	Deduction of Taxes

It is not required under the laws of its jurisdiction of incorporation to make any deduction for or on account of Taxes from any payment it may make under this Agreement.

7.1.14	Repetition

The representations set out in Clauses 7.1.1 (Status) to 7.1.13 (Deduction of Tax) shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the expiry of the term set forth in Section 11.05 of the Revolving Credit Agreement.

7.2	Undertakings

7.2.1	Authorizations

The Pledgor shall promptly:

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(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the French Collateral Agent of,
any authorization required under any law or regulation of its jurisdiction of incorporation to (1) enable it to perform its obligations under this Agreement, (2) ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement and to (3) enable it to own its property and assets and to carry on its business, trade and ordinary activities as currently conducted except (for this item (3) only) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.2.2	Disposals and Negative Pledge

The Pledgor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, sell, lease, transfer or otherwise dispose of the whole or any part of the Pledged Assets and shall not create or permit to subsist any nantissement (pledge) on any part of the Pledged Assets or otherwise deal with any part of the Pledged Assets, except for the First Priority Pledges or as otherwise permitted under this Agreement or the Loan Documents. If any such transaction is so permitted, the French Collateral Agent shall promptly sign if needed all documents and instruments necessary for the requisite part of the Pledged Assets to be transferred or encumbered.

7.2.3	Share Capital Percentage

The Pledgor shall maintain the percentage of share capital in each Company which the relevant Pledged Securities represent at the date of this Agreement (i.e., 100%). For this purpose, the Pledgor shall procure that no new shares are issued by the Companies, no securities giving access to the capital of the Companies are issued and, more generally, no change in the share capital of the Companies occurs, except as legally required pursuant to a mandatory provision of law or otherwise with the prior written consent of the French Collateral Agent and subject in any event to compliance with all other provisions of this Agreement.

7.2.4	Shares fully paid up

In the event new shares are issued by a Company, the Pledgor shall pay all amounts due and payable by it in respect of such new shares issued by such

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Company which it subscribes, as and when requested to do so by the appropriate shareholders’ meeting resolution decision.

7.2.5	Claims

The Pledgor shall take all necessary steps to defend its rights in respect of the Pledged Assets against any claim or demand of any person (other than the French Collateral Agent and the Term Loan Secured Parties under the First Priority Pledges Agreement and the pledges created therein) in order to protect the rights of the French Collateral Agent and the Revolving Credit Secured Parties over the Pledged Assets, and shall promptly keep the French Collateral Agent informed of any such claim or demand.

7.2.6	Pledged Accounts

The Pledgor shall not close or transfer a Securities Account unless a new Securities Account Holder has been approved by the French Collateral Agent and has agreed in writing to be bound by the terms of this Agreement; the Pledgor shall not close or transfer a Cash Account unless a new Cash Account Holder has been approved by the French Collateral Agent.

7.2.7	Information

The Pledgor shall direct that the Securities Account Holder or the Cash Account Holder provide to the French Collateral Agent, upon demand, any such information, reports and records as the French Collateral Agent may require in respect of the relevant Securities Account or Cash Account, and the Pledgor shall sign all documents and take all actions necessary in relation thereto.

8.	COVENANT FOR FURTHER ASSURANCE

The Pledgor will promptly at its own cost do all such acts or execute all such documents as the French Collateral Agent may specify (and in such form as the French Collateral Agent may require) to:

8.1	perfect the security created or intended to be created in respect of the Pledged Assets or for the exercise of the rights, powers and remedies of the French Collateral Agent and the Revolving Credit Secured Parties provided by or pursuant to this Agreement or by law,

8.2	facilitate the realization of any of the Pledged Assets,

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without such operation constituting in any manner a novation of the rights or security granted under this Agreement,
8.3	change a Securities Account from nominatif pur to nominatif administré.
Promptly upon a request to that effect from the French Collateral Agent, the Pledgor shall at its own cost nominate a bank or financial institution acting as intermédiaire financier habilité to operate on its behalf the relevant Securities Account which shall accordingly be transferred from the relevant Company’s register of shareholders to an account opened with such intermédiaire financier habilité; provided however that such new Securities Account Holder shall be approved by the French Collateral Agent and has agreed in writing to be bound by the terms of this Agreement. For the avoidance of doubt, such operation shall not constitute in any manner a novation of the rights or security granted under this Agreement.
9.	REMEDIES UPON DEFAULT
9.1	Exercise of its rights by the French Collateral Agent
At any time after an Event of Default has occurred, and in accordance with and subject to the terms of the Intercreditor Agreement, the French Collateral Agent, acting for its own account and for the account and on behalf of the Revolving Credit Secured Parties, shall be entitled to exercise all rights, and take all actions in relation to the Pledged Assets as may be permitted by applicable law in France and, in particular, may:
(a)	in accordance with the provisions of article 2348 of the French Civil Code, upon five (5) days’ prior written notice (mise en demeure) sent by recorded delivery to the Pledgor, and without requesting judicial attribution (attribution judiciaire), enforce the Pledges by becoming the owner of the Securities;
(b)	at any time after all or part of the Revolving Credit Secured Obligations have become due and payable (créance certaine, liquide et exigible), and after a period of three (3) clear days (jours francs) starting on the date on which upon five (5) days’ prior written notice (mise en demeure), complying with the provisions of paragraph V of article L. 211-20 of the Code monétaire et financier and of articles D. 211-1 and following of the same code, sent by recorded delivery to the Pledgor, the relevant Securities Account Holder and the Cash Account Holder, require the transfer to it of the amounts standing to the credit of the relevant Cash Account, up to the amount of the Revolving Credit Secured Obligations.

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The value of the relevant Pledged Securities will be estimated at the date of the transfer of title thereto to the French Collateral Agent by an expert appointed in good faith by the French Collateral Agent and the Pledgor within eight (8) days following transfer of title on the list of experts listed on the register of the Court of Appeal of Paris (liste des experts près la Cour d’appel de Paris), under section “Economie et Finance”, sub-section “Comptabilité” or “Finances” and the specialization of which is the valuation of shares (“évaluation de droits sociaux — fusions, scissions et apports”), or any list coming to replace such list. If the parties fail to agree on the name of the expert within this period, the expert will be nominated by the President of the Commercial Court of Paris (statuant en référé) seized by any of the parties.

9.2	Rights of the French Collateral Agent discretionary

The French Collateral Agent, acting on its behalf and on behalf of the Revolving Credit Secured Parties, and in accordance with, and subject to the terms of, the Intercreditor Agreement, may elect to exercise, or not, at the time of its choice and at its discretion, the rights conferred upon the French Collateral Agent and the Revolving Credit Secured Parties by this Clause 9 as well as all other rights or actions in relation to any of the Pledged Assets as may then be permitted by applicable law in France. In particular, in respect of any of the Pledged Securities, the French Collateral Agent, acting on its behalf and on behalf of the Revolving Credit Secured Parties, may elect at its choice not to exercise the rights conferred upon it and the Revolving Credit Secured Parties by paragraph 9.1 but rather to request the public sale (vente publique) of such Pledged Securities pursuant to article L. 521-3 of the Code de commerce, or the attribution by a court of such Pledged Securities pursuant to article 2347 of the Code civil.

10.	EFFECTIVENESS OF COLLATERAL

10.1	No Waiver

No failure to exercise, nor any delay in exercising, on the part of the French Collateral Agent or the Revolving Credit Secured Parties, any right, power or remedy of the French Collateral Agent or the Revolving Credit Secured Parties provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the French Collateral Agent or the Revolving Credit Secured Parties provided by this Agreement or by law.

10.2	Illegality, Invalidity, Unenforceability

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If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.3	Additional security

The Pledges are in addition to, and are not in any way prejudiced by, any other security now or hereafter held by the French Collateral Agent and the Revolving Credit Secured Parties to secure all or part of the Revolving Credit Secured Obligations. The French Collateral Agent and the Revolving Credit Secured Parties shall not be obliged, before exercising any rights conferred on them by this Agreement or by law, to exercise or enforce any other rights or security they may have or hold in respect of all or part of the Revolving Credit Secured Obligations.

10.4	Amendment to Revolving Credit Secured Obligations

The Pledges secure the Revolving Credit Secured Obligations as amended from time to time by any amendment agreement to the Revolving Credit Agreement, including where such amendment relates to the amount of credit extended pursuant to the Revolving Credit Agreement. The Pledgor shall at its own cost sign all documents and take all actions necessary to that effect.

11.	EXPENSES, COSTS, TAXES AND INDEMNITY

11.1	Expenses

The Pledgor shall promptly pay the French Collateral Agent and the Revolving Credit Secured Parties on demand the amount of all costs and expenses (including legal fees and value added taxes and other taxes incurred in respect of these costs and expenses) reasonably incurred by the French Collateral Agent and the Revolving Credit Secured Parties in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions and perfection of the security contemplated by this Agreement.

11.2	The Pledgor shall, within three (3) Business Days of demand pay the French Collateral Agent for all the costs and expenses (including legal fees and value added taxes and other taxes incurred in respect of these costs and expenses) reasonably incurred by it or the Revolving Credit Secured Parties in connection with:

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11.2.1	an amendment of or a waiver of their rights under this Agreement;

11.2.2	the preparation and execution of any Statement of Pledge; and

11.2.3	the preservation and/or enforcement of any of their rights, powers or remedies under this Agreement or any of the Pledges or any proceedings instituted by or against any of them as a consequence of taking or holding the security created by the Pledges or the total or partial release of the Pledges.

11.3	Taxes

The Pledgor shall pay all stamp, registration and other Taxes to which this Agreement, the Pledges or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the French Collateral Agent and the Revolving Credit Secured Parties on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such Tax.

11.4	Indemnity

The Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the French Collateral Agent and the Revolving Credit Secured Parties and their attorneys against any action which any of it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on any of it by this Agreement or otherwise relating to any of the Pledged Assets.

12.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Revolving Credit Secured Obligations and subject to the provisions of the Revolving Credit Agreement, the French Collateral Agent and the Revolving Credit Secured Parties may convert any money received, recovered or realized or subject to application by them under this Agreement from one currency to another, as they think fit, and any such conversion shall be effected at the French Collateral Agent’s and the relevant Revolving Credit Secured Party’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

13.	ASSIGNMENT

13.1	Permitted Successors

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This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent successors.

13.2	Disclosure

The French Collateral Agent and the Revolving Credit Secured Parties shall be entitled to disclose such information concerning the Pledgor or any other person and this Agreement as the French Collateral Agent and the Revolving Credit Secured Parties consider appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

13.3	Novation

In case of a novation (novation) of the Revolving Credit Secured Obligations, the Revolving Credit Agreement or any other Loan Document, the Revolving Credit Secured Parties expressly maintain, in accordance with article 1278 of the Code civil, the benefit of the Pledges, which will therefore remain in full force and effect in favor of the French Collateral Agent for the benefit of the Revolving Credit Secured Parties or any successor.

14.	NOTICES

Each communication to be made under or in connection with this Agreement shall be made in accordance with Clause 11.01 (Notices) of the Revolving Credit Agreement.

15.	GOVERNING LAW

This Agreement is governed by French law.

16.	REVOLVING CREDIT AGREEMENT GOVERNS

In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall govern and control.

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17.	INTERCREDITOR AGREEMENT GOVERNS
Notwithstanding anything herein to the contrary, the liens and security interests granted in favor of the French Collateral Agent for the benefit of the Revolving Credit Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the French Collateral Agent and the Revolving Credit Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Revolving Credit Agreement, including Article X thereof, shall govern and control the exercise of the remedies by the French Collateral Agent.
18.	JURISDICTION
For the benefit of the Revolving Credit Secured Parties, the Pledgor agrees that the Tribunal de Commerce of Paris shall have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence or the validity of the Pledges). This Clause 17 is for the benefit of the French Collateral Agent and the Revolving Credit Secured Parties only. As a result, the French Collateral Agent and the Revolving Credit Secured Parties shall not be prevented from taking proceedings against the Pledgor in any other courts with jurisdiction. To the extent allowed by law, the French Collateral Agent and the Revolving Credit Secured Parties may take concurrent proceedings in any number of jurisdictions. The parties agree that the French courts are the most appropriate and convenient courts to settle disputes and accordingly no party will argue to the contrary.
19.	ELECTION OF DOMICILE
Without prejudice to any other mode of service allowed under any relevant law, the Pledgor irrevocably elects domicile at its principal place of business, for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings.

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Signed on December 17, 2010
in five (5) original copies.
NOVELIS INC.
The Pledgor
Signature:
By:
Capacity:
Duly authorised for the purpose of this Agreement
BANK OF AMERICA, N.A., as
French Collateral Agent
Acting on its own behalf and on behalf of the Revolving Credit Secured Parties
Signature:
By: Peter M. Walther
Capacity: Senior Vice President
NOVELIS FOIL FRANCE S.A.S.
A Securities Account Holder
Signature:
By:
Capacity:
Duly authorised for the purpose of this Agreement
NOVELIS PAE S.A.S.
A Securities Account Holder
Signature:
By:
Capacity:
Duly authorised for the purpose of
NOVELIS LAMINES FRANCE S.A.S.
A Securities Account Holder
Signature:
By :
Capacity:
Duly authorised for the purpose of this Agreement

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SCHEDULE 1
DETAILS OF THE PLEDGED ACCOUNTS
(A)	Financial securities Accounts

		Percentage
		Represented (into		Identification
	Number of	the issued share	Securities	Number of
	Securities on Each	capital of the	Account	Securities
Companies	Account	Company)	Holders	Accounts
Novelis Foil France S.A.S., a French société par actions simplifiée unipersonnelle, with registered address at Moulin à Papier 27250 Rugles, France, with a share capital of 8.198.725 euros, registered with the Evreux Trade and Companies Register under the number 414 870 121.	5.502.500 shares of Novelis Foil France S.A.S.	100%	Novelis Foil France S.A.S.	6 quater

Novelis PAE S.A.S., a French société par actions simplifiée unipersonnelle with registered address at 725 rue Aristide Bergès, 38340 Voreppe, France, with a share capital of 4.040.000 euros, registered with the Grenoble Trade and Companies Register under the number 421 528 555.	8.000 shares of Novelis PAE S.A.S.	100%	Novelis PAE S.A.S.	13 quater

Novelis Laminés France S.A.S., a French société par actions simplifiée unipersonnelle with registered address at 8-10-12 allée Prométhée, Les Propylées II, 28.000 Chartres, France, with a share capital of 3.100.000 euros, registered with the Chartres Trade and Companies Register under the number 343 066 403.	200.000 shares of Novelis Laminés France S.A.S.	100%	Novelis Laminés France S.A.S.	30 quater

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(B)	Cash Accounts

Identification
Cash Account		number of the Cash	Corresponding pledged Financial
Holder	Address	Account	Securities Account
Commerzbank Aktiengesellschaft, Succursale de Paris	3 place de l’Opéra, BP 442, 75002 Paris		Novalis Foil France S.A.S. / # 6 quater

Commerzbank Aktiengesellschaft, Succursale de Paris	3 place de l’Opéra, BP 442, 75002 Paris		Novalis PAE S.A.S. / # 13 quater

Commerzbank Aktiengesellschaft, Succursale de Paris	3 place de l’Opéra, BP 442, 75002 Paris		Novalis Lamines France S.A.S. / # 30 quater

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SCHEDULE A
DECLARATION DE NANTISSEMENT DE COMPTE TITRES FINANCIERS
(Soumise aux dispositions de l’article L. 211-20 du Code monétaire et financier)
1.	Constituant du Gage
NOVELIS INC., une société de droit Canadien relevant du “Canada Business Corporations Act”, constitue un nantissement de second rang sur le compte titres financiers décrit ci-dessous, selon les termes et conditions de l’acte de nantissement de comptes titres financiers de second rang intitulé Second Priority Pledges Agreement signé le 17 décembre 2010 en langue anglaise entre le Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Revolving Credit Secured Parties) agissant en tant que Bénéficiaires des nantissements de second rang et Bank of America, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Second Rang”).
2.	Société Emettrice
NOVELIS FOIL FRANCE S.A.S., une société par actions simplifiée unipersonnelle, dont le siège social est situé au Moulin à Papier 27250 Rugles, France, et immatriculée au registre du commerce et des sociétés d’Evreux sous le numéro 414 870 121.

3.	Eléments d’identification du compte spécial constitué en gage prévu à l’article L. 211-20 du Code monétaire et financier
(a)	Compte titres financiers
-	Teneur de Compte : la Société Emettrice

-	Numéro de compte : 6 quater
(b)	Compte espèces pour les fruits et produits
-	Teneur de compte : Commerzbank Aktiengesellschaft, Succursale de Paris

-	Numéro de compte : 00118414200 EUR

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4.	Titres financiers définis par l’article L. 211-1, II du Code monétaire et financier initialement inscrits dans le compte spécial constitué en gage
-	Nature : actions

-	Forme : nominative

-	Nombre : 5.502.500
5.	Bénéficiaires
L’Agent des Sûretés Français (French Collateral Agent), l’Agent des Prêteurs (Administrative Agent), chaque autre Agent (Agent), les Prêteurs (Lenders), les Banques Émettrices (Issuing Banks), toute personne fournissant des produits bancaires (Secured Bank Product Provider), ainsi que tout autre représentant, mandataire ou délégué (Delegate, Receiver) et toute autre personne désignée en tant que Secured Party en vertu de la Convention de Crédit Revolving visée ci-dessous (tel que chacun de ces termes y est défini).
6.	Obligations Garanties

(a) Toutes les obligations de paiement quelles qu’elles soient, décrites sous le terme “Obligations Garanties” (Revolving Credit Secured Obligations) dans l’Acte de Nantissement de Second Rang, d’un montant en principal de 800.000.000 USD (huit cent millions de dollars américains), tel qu’ajusté de temps à autres en application de la Convention de Crédit Revolving (telle que définie ci-dessous), augmenté des intérêts, intérêts de retard, commissions, frais et accessoires, du Constituant envers les Bénéficiaires (Revolving Credit Secured Parties), au titre d’une convention de crédit intitulée Credit Agreement (telle qu’amendée, complétée ou modifiée de temps à autre), conclue en date du [_] décembre 2010, entre Novelis Inc., Novelis Corporation, certains affiliés de droit américain de Novelis Inc., Novelis UK Ltd, Novelis AG, NOVELIS NORTH AMERICA HOLDINGS, INC. et NOVELIS ACQUISITIONS LLC en tant qu’Emprunteurs (Borrowers), AV METALS Inc., en tant que Garant (Parent Guarantor) et certains de ses affiliés en tant que Filiales Garantes (Subsidiary Guarantors), les parties agissant en tant que Prêteurs (Lenders), BANK OF AMERICA, N.A., en tant qu’Agent des Sûretés (Collateral Agent) et Prêteur (U.S. Swingline Lender) et Agent des Prêteurs (Administrative Agent), et THE ROYAL BANK OF SCOTLAND PLC en tant que Prêteur (European Swingline Lender), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, en tant qu’Arrangeurs (Lead Arrangers) et MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS, INC., J.P. MORGAN SECURITIES LLC, RBS SECURITIES, INC., UBS SECURITIES LLC, en tant que teneurs de Livres (Joint Bookmanagers), en ce compris les autres documents (Loan Documents) prévus par cette convention (la “Convention de Crédit Revolving”); et, sans duplication,

27

(b) toutes les obligations de paiement, quelles qu’elles soient, du Constituant envers l’Agent des Sûretés du Prêt Revolving (Revolving Credit Collateral Agent), au titre de la clause 11.24 (Parallel Debt) de la Convention de Crédit Revolving, augmentées des intérêts de retard, commissions, frais et accessoires encourus au titre de l’exercice de ses droits aux termes des Documents de Crédit (Loan Documents) ou de tout autre document relatif à, ou garantissant, ces obligations.
Le 17 décembre 2010,
en trois (3) exemplaires originaux.
NOVELIS INC.
représentée par :
Signature :

28

Translation for information purposes only
STATEMENT OF PLEDGE OVER A FINANCIAL SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1	Pledgor
NOVELIS INC., a company formed under the Canadian Business Corporations Act (the “Pledgor”), hereby grants a second priority pledge over the special financial securities account described below pursuant to the terms and conditions of the Second Priority Pledges Agreement, dated as of December [-], 2010, by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Revolving Credit Secured Parties as beneficiaries of the Second Priority Pledges, andBank of America, N.A., acting on its behalf as beneficiary and for the account and on behalf of the Revolving Credit Secured Parties as French Collateral Agent (the “Second Priority Pledges Agreement”).
2	Issuing Company
NOVELIS FOIL FRANCE S.A.S., a société par actions simplifiée unipersonnelle whose registered office is located Le Moulin à Papier 27250 Rugles, France, registered with the Evreux Trade and Companies Register under the number 414 870 121.
3	Details concerning the special account set up for the pledge as required by article L. 211-20 of the French Financial and Monetary Code
(a)	Financial securities account
-	Account Holder: the Issuing Company

-	Account number: 6 quater
(b)	Cash account
-	Cash account holder: Commerzbank Aktiengesellschaft, Succursale de Paris

-	Account number: 00118414200 EUR

29

4	Financial securities defined by article L. 211-1, II of the French Financial and Monetary Code initially registered in the special pledged account
-	Type: shares

-	Form: registered

-	Number: 5,502,500
5.	Revolving Credit Secured Parties

The Administrative Agent, the Collateral Agent, each other Agent, the Lenders, the Issuing Banks, any Secured Bank Product Provider, Receiver or Delegate and any other Person which is or becomes a “Secured Party” within the meaning of the Revolving Credit Agreement (as each of these capitalized terms is defined in the Revolving Credit Agreement defined below).

6.	Revolving Credit Secured Obligations

(a) All the payment obligations described as the “Revolving Credit Secured Obligations” in the Second Priority Pledges Agreement being USD 800,000,000 (eight hundred USD millions) in principal (as adjusted from time to time in accordance with the provisions of the Revolving Credit Agreement defined below), plus interest, interest for late payment, fees, costs and expenses and any other sums owed by the Pledgor to the Revolving Credit Secured Parties under that certain credit agreement dated as of December [-], 2010 among the Loan Parties, the Lenders, and BANK OF AMERICA, N.A. as Collateral Agent, BANK OF AMERICA, N.A., as US Swingline Lender and Administrative Agent, and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Lead Arrangers and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS, INC., J.P. MORGAN SECURITIES, RBS SECURITIES, INC., UBS SECURITIES LLC, as Joint Bookmanagers as amended, restated, supplemented or modified from time to time, to the extent permitted by this agreement and the Intercreditor Agreement, and the other Loan Documents (the “Revolving Credit Agreement”); and, without duplication,

(b) All present and future obligations and liabilities owing or incurred by the Pledgor as a Loan Party to the Revolving Credit Collateral Agent under clause 11.24 (Parallel Debt) of the Revolving Credit Agreement, including all costs, charges and expenses incurred by the Revolving Credit Collateral Agent in connection with the protection, preservation or enforcement of its rights under the Loan Documents (as the case may be) or any other document evidencing or securing any such liabilities.
on December 17, 2010,
in three (3) original copies

30

Novelis INC.
represented by:
Signature:

31

SCHEDULE A BIS
ATTESTATION DE NANTISSEMENT DE COMPTE TITRES FINANCIERS
(Soumise aux dispositions de l’article L. 211-20 du Code monétaire et financier)
1.	Novelis Foil France S.A.S., représentée par son Président, agissant en qualité de Société Emettrice et de Teneur du Compte Nanti, certifie et atteste, par la présente, que :
1.1	les 5.502.500 actions de Novelis Foil France S.A.S. détenues par Novelis Inc. (le “Constituant”),
-	désignées dans la déclaration de nantissement de compte titres financiers signée le 17 décembre, 2010 par le Constituant (la “Déclaration de Nantissement”),
-	représente la totalité des actions émises par la Société Emettrice, et
-	ont été virées au compte spécial de nantissement n° 6 quater ouvert au nom du Constituant sur nos livres (le “Compte Nanti”) ;
1.2	ledit compte titres financiers fait l’objet d’un nantissement de second rang en faveur de l’Agent des Sûretés Français (French Collateral Agent) pour le compte des Bénéficiaires (Revolving Credit Secured Parties) en garantie des Obligations Garanties (Revolving Credit Secured Obligations) telles que définies dans l’acte de nantissement de comptes titres financiers de second rang intitulé Second Priority Pledges Agreement signé le 17 décembre 2010 en langue anglaise entre le Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Revolving Credit Secured Parties) agissant en tant que Bénéficiaires des nantissements de second rang et BANK OF AMERICA, N.A. agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Second Rang”) et porte mention expresse dudit nantissement de second rang; et

1.3	aucun autre nantissement n’est inscrit à la date de la présente attestation sur les titres désignés dans la Déclaration de Nantissement, en dehors d’un nantissement de premier rang inscrit en faveur des bénéficiaires identifiés dans un acte de nantissement de comptes titres financiers de premier rang signé le 17 décembre, 2010, en langue anglaise entre NOVELIS INC., en tant que Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Emettrice et Teneur de Compte, les parties financières (Term Loan Secured Parties) agissant en tant que bénéficiaires des nantissements de premier rang etBank of America, N.A., agissant pour son compte en tant que bénéficiaire et au nom et pour le compte des bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent).

32

2.	Une copie certifiée conforme de ce compte spécial faisant apparaître ce virement est annexée à la présente attestation de constitution de nantissement.

3.	Nous accusons réception de l’Acte de Nantissement de Second Rang et de la Déclaration de Nantissement et prenons acte du fait que :
-	les dividendes en numéraire et les intérêts afférents aux titres financiers figurant au Compte Nanti, ainsi que le produit du remboursement ou de l’amortissement desdits instruments financiers, devront être versés sur le compte bancaire spécial visé dans la Déclaration de Nantissement;

-	le Constituant n’est pas autorisé à disposer des titres financiers inscrits dans le Compte Nanti.
4.	En notre qualité de Teneur de Compte, nous acceptons d’exercer la mission de contrôle résultant de ce qui précède.
le 17 décembre, 2010
en un (1) exemplaire original.
Novelis Foil France S.A.S.
Teneur de Compte
représentée par :
Signature:
P.J. Copie du compte spécial d’actionnaire

33

Translation for information purposes only
CERTIFICATE OF PLEDGE OVER A FINANCIAL SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1.	Novelis Foil France S.A.S., represented by its President, acting in its capacity as Issuing Company and Securities Account Holder, hereby certifies and attests that:

1.1	the 5,502,500 shares of Novelis Foil France S.A.S. held by Novelis Inc. (the “Pledgor”)
-	referred to in the statement of pledge over a financial securities account signed on December 17, 2010 by the Pledgor (the “Statement of Pledge”),
-	represent all of the outstanding shares issued by the Issuing Company, and
-	have been registered in the special account n° 6 quater opened in our books in the name of the Pledgor (the “Pledged Account”);
1.2	the said financial securities account is subject to a second priority pledge in favor of the French Collateral Agent for the benefit of the Revolving Credit Secured Parties as security for the Revolving Credit Secured Obligations as defined in the Second Priority Pledges Agreement dated as of December 17, 2010, by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Revolving Credit Secured Parties as beneficiaries of the Second Priority Pledges and BANK OF AMERICA, N.A., acting on its behalf as beneficiary and for the account and on behalf of the Revolving Credit Secured Parties as French Collateral Agent (the “Second Priority Pledges Agreement”) and that the Second Priority Pledge is expressly mentioned on that account;

1.3	no other security interest is registered on the financial securities mentioned in the Statement of Pledge at the date hereof, save the First Priority Pledge registered in favor of the Term Loan Secured Parties identified in the First Priority Pledges Agreement dated as of December 17, 2010 among NOVELIS INC. as Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Term Loan Secured Parties as beneficiary of the First Priority Pledges andBank of Ameriaca, N.A., acting on its behalf as Beneficiary and for the account and on behalf of the Term Loan Secured Parties as French Collateral Agent.

2.	A copy certified as a true copy of the share register evidencing this transfer is attached to the present Certificate of Pledge.

34

3.	We hereby acknowledge receipt of the Statement of Pledge and the Second Priority Pledges Agreement and we also acknowledge that:
-	all interests and dividends paid in cash in respect of the financial securities registered in the Pledged Account, together with the proceeds resulting from the repayment or redemption thereof, shall be paid to the special bank account the details of which are set forth in the Statement of Pledge;
-	the Pledgor is not authorized to dispose of the financial securities registered in the Pledged Account.
4.	In our capacity as Securities Account Holder of the Pledged Account, we hereby give our consent to the above.
Made as of December 17, 2010
in one (1) original copy
Novelis Foil France S.A.S.
Account Holder
Represented by:
Signature:
Attachment: copy of the special shareholder account

35

SCHEDULE B
DECLARATION DE NANTISSEMENT DE COMPTE TITRES FINANCIERS
(Soumise aux dispositions de l’article L.211-20 du Code monétaire et financier)
1.	Constituant du Gage
NOVELIS INC., une société de droit Canadien relevant du “Canada Business Corporations Act”, constitue un nantissement de second rang sur le compte titres financiers décrit ci-dessous, selon les termes et conditions de l’acte de nantissement de comptes titres financiers de second rang intitulé Second Priority Pledges Agreement signé le 17 décembre 2010 en langue anglaise entre le Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Revolving Credit Secured Parties) agissant en tant que Bénéficiaires des nantissements de second rang et BANK OF AMERICA, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Second Rang”).
2	Société Emettrice
NOVELIS PAE S.A.S., une société par actions simplifiée unipersonnelle, dont le siège social est situé 725 rue Aristide Bergès, 38340 Voreppe, France, et immatriculée au registre du commerce et des sociétés de Grenoble sous le numéro 421 528 555.
3.	Eléments d’identification du compte spécial constitué en gage prévu à l’article L. 211-20 du Code monétaire et financier
(a)	Compte titres financiers
-	Teneur de Compte : la Société Emettrice

-	Numéro de compte : 13 quater
(b)	Compte espèces pour les fruits et produits
-	Teneur de compte : Commerzbank Aktiengesellschaft, Succursale de Paris
-	Numéro de compte : 00118415900 EUR

36

4	Titres financiers définis par l’article L. 211-1, II du Code monétaire et financier initialement inscrits dans le compte spécial constitué en gage
-	Nature : actions

-	Forme : nominative

-	Nombre : 8.000
5.	Bénéficiaires

L’Agent des Sûretés (Collateral Agent), l’Agent des Prêteurs (Administrative Agent), l’Agent Administratif Canadien (Canadian Administrative Agent), chaque autre Agent (Agent), les Prêteurs (Lenders), les Banques Émettrices (Issuing Banks), toute personne fournissant des produits bancaires (Secured Bank Product Provider), ainsi que tout autre représentant, mandataire ou délégué (Delegate, Receiver) et toute autre personne désignée en tant que Secured Party en vertu de la Convention de Crédit Revolving visée ci-dessous (tel que chacun de ces termes y est défini).
6.	Obligations Garanties

(a) Toutes les obligations de paiement quelles qu’elles soient, décrites sous le terme “Obligations Garanties” (Revolving Credit Secured Obligations) dans l’Acte de Nantissement de Second Rang, d’un montant en principal de 800.000.000 USD (huit cent millions de dollars américains), tel qu’ajusté de temps à autres en application de la Convention de Crédit Revolving (telle que définie ci-dessous), augmenté des intérêts, intérêts de retard, commissions, frais et accessoires, du Constituant envers les Bénéficiaires (Revolving Credit Secured Parties), au titre d’une convention de crédit intitulée Credit Agreement (telle qu’amendée, complétée ou modifiée de temps à autre), conclue en date du 17 décembre 2010, entre NOVELIS INC., NOVELIS CORPORATION, certains affiliés de droit américain de NOVELIS INC., NOVELIS UK LTD, NOVELIS AG, NOVELIS NORTH AMERICA HOLDINGS, INC. et NOVELIS ACQUISITIONS LLC en tant qu’Emprunteurs (Borrowers), AV METALS INC., en tant que Garant (Parent Guarantor) et certains de ses affiliés en tant que Filiales Garantes (Subsidiary Guarantors), les parties agissant en tant que Prêteurs (Lenders), BANK OF AMERICA, N.A., en tant qu’Agent des Sûretés (Collateral Agent), Prêteur (U.S. Swingline Lender) et Agent des Prêteurs (Administrative Agent), et THE ROYAL BANK OF SCOTLAND PLC en tant que Prêteur (European Swingline Leader), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, en tant qu’Arrangeurs (Lead Arrangers) et MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS, INC., J.P. MORGAN SECURITIES LLC, RBS SECURITIES, INC., UBS SECURITIES LLC, en tant que teneurs de Livres (Joint Bookmanagers), en ce compris les autres documents financiers (Loan Documents) prévus par cette convention (la “Convention de Crédit Revolving”); et, sans duplication,

37

(b) toutes les obligations de paiement, quelles qu’elles soient, du Constituant envers l’Agent des Sûretés du Prêt Revolving (Revolving Credit Collateral Agent), au titre de la clause 11.24 (Parallel Debt) de la Convention de Crédit Revolving, augmentées des intérêts de retard, commissions, frais et accessoires encourus au titre de l’exercice de ses droits aux termes des Documents de Crédit (Loan Documents) ou de tout autre document relatif à, ou garantissant, ces obligations.
Le 17 décembre 2010,
en trois (3) exemplaires originaux.
NOVELIS INC.
représentée par :
Signature :

38

Translation for information purposes only
STATEMENT OF PLEDGE OVER A FINANCIAL SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1.	Pledgor
NOVELIS INC., a company formed under the Canadian Business Corporations Act (the “Pledgor”), hereby grants a second priority pledge over the special financial securities account described below pursuant to the terms and conditions of the Second Priority Pledges Agreement, dated as of December 17, 2010, by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Revolving Credit Secured Parties as beneficiaries of the Second Priority Pledges, and BANK OF AMERICA, N.A., acting on its behalf as beneficiary and for the account and on behalf of the Revolving Credit Secured Parties as French Collateral Agent (the “Second Priority Pledges Agreement”).
2.	Issuing Company
NOVELIS PAE S.A.S., a société par actions simplifiée unipersonnelle whose registered office is located at 725 rue Aristide Bergès, 38340 Voreppe, France, registered with the Grenoble Trade and Companies Register under the number 421 528 555.
3.	Details concerning the special account set up for the pledge as required by article L. 211-20 of the French Financial and Monetary Code
(a)	Financial securities account
-	Account Holder: the Issuing Company

-	Account number: 13 quater
(b)	Cash account
-	Cash account holder: Commerzbank Aktiengesellschaft, Succursale de Paris
-	Account number: 00118415900 EUR

39

4.	Financial securities defined by article L. 211-1, II of the French Financial and Monetary Code initially registered in the special pledged account
-	Type: shares

-	Form: registered

-	Number: 8,000
5.	Revolving Credit Secured Parties

The Administrative Agent, the Collateral Agent, each other Agent, the Lenders, the Issuing Banks, any Secured Bank Product Provider, Receiver or Delegate and any other Person which is or becomes a “Secured Party” within the meaning of the Revolving Credit Agreement (as each of these capitalized terms is defined in the Revolving Credit Agreement defined below).
6.	Revolving Credit Secured Obligations

(a) All the payment obligations described as the “Revolving Credit Secured Obligations” in the Second Priority Pledges Agreement being USD 800,000,000 (eight hundred USD millions) in principal (as adjusted from time to time in accordance with the provisions of the Revolving Credit Agreement defined below), plus interest, interest for late payment, fees, costs and expenses and any other sums owed by the Pledgor to the Revolving Credit Secured Parties under that certain credit agreement dated as of December 17, 2010 among the Loan Parties, the Revolving Credit Lenders, and BANK OF AMERICA, N.A. as Collateral Agent, BANK OF AMERICA, N.A., as US Swingline Lender and Administrative Agent, and THE ROYAL BANK OF SCOTLAND PLC as European Swingline Lender, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Lead Arrangers and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS, INC., J.P. MORGAN SECURITIES, RBS SECURITIES, INC., UBS SECURITIES LLC, as Joint Bookmanagers, as amended, restated, supplemented or modified from time to time, to the extent permitted by this agreement and the Intercreditor Agreement, and the other Loan Documents (the “Revolving Credit Agreement”); and, without duplication,

(b) All present and future obligations and liabilities owing or incurred by the Pledgor as a Loan Party to the Revolving Credit Collateral Agent under clause 11.24 (Parallel Debt) of the Revolving Credit Agreement, including all costs, charges and expenses incurred by the Revolving Credit Collateral Agent in connection with the protection, preservation or enforcement of its rights under the Loan Documents (as the case may be) or any other document evidencing or securing any such liabilities.
on December 17, 2010,

40

in three (3) original copies
Novelis INC.
represented by:
Signature:

41

SCHEDULE B BIS
ATTESTATION DE NANTISSEMENT DE COMPTE DE TITRES FINANCIERS
(Soumise aux dispositions de l’article L. 211-20 du Code monétaire et financier)
1.	Novelis PAE S.A.S., représentée par son Président, agissant en qualité de Société Emettrice et de Teneur du Compte Nanti, certifie et atteste, par la présente, que :
1.1	les 8.000 actions de Novelis PAE S.A.S. détenues par Novelis Inc. (le “Constituant”),
-	désignées dans la déclaration de nantissement de compte titres financiers signée le 17 décembre 2010 par le Constituant (la “Déclaration de Nantissement”),
-	représente la totalité des actions émises par la Société Emettrice, et
-	ont été virées au compte spécial de nantissement n° 13 quater ouvert au nom du Constituant sur nos livres (le “Compte Nanti”) ;
1.2	ledit compte titres financiers fait l’objet d’un nantissement de second rang en faveur de l’Agent des Sûretés Français (French Collateral Agent) pour le compte des Bénéficiaires (Revolving Credit Secured Parties) en garantie des Obligations Garanties (Revolving Credit Secured Obligations) telles que définies dans l’acte de nantissement de compte titres financiers de second rang intitulé Second Priority Pledge Agreement signé le 17 décembre 2010 en langue anglaise entre le Constituant du Nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. ET NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, et les parties financières (Revolving Credit Secured Parties) agissant en tant que Bénéficiaires des nantissements de second rang et BANK OF AMERICA, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Second Rang”) et porte mention expresse dudit nantissement de second rang; et
1.3	aucun autre nantissement n’est inscrit à la date de la présente attestation sur les titres désignés dans la Déclaration de Nantissement, en dehors d’un nantissement de premier rang inscrit en faveur des bénéficiaires identifiés dans un acte de nantissement de comptes titres financiers de premier rang signé le 17 décembre 2010, en langue anglaise entre NOVELIS INC., en tant que Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Emettrice et Teneur de Compte, les parties financières (Term Loan Secured Parties) agissant en tant que bénéficiaires des nantissements de premier rang et Bank of America, N.A., agissant pour son compte en tant que bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent).

42

2.	Une copie certifiée conforme de ce compte spécial faisant apparaître ce virement est annexée à la présente attestation de constitution de nantissement.

3.	Nous accusons réception de l’Acte de Nantissement de Second Rang et de la Déclaration de Nantissement et prenons acte du fait que :
-	les dividendes en numéraire et les intérêts afférents aux titres financiers figurant au Compte Nanti, ainsi que le produit du remboursement ou de l’amortissement desdits titres financiers, devront être versés sur le compte bancaire spécial dont les coordonnées seront communiquées à l’Agent des Sûretés et à la Société Emettrice;
-	le Constituant n’est pas autorisé à disposer des titres financiers inscrits dans le Compte Nanti.
4.	En notre qualité de Teneur de Compte, nous acceptons d’exercer la mission de contrôle résultant de ce qui précède.
le 17 décembre, 2010
en un (1) exemplaire original.
Novelis PAE S.A.S.
Teneur de Compte
représentée par :
Signature:
P.J. Copie du compte spécial d’actionnaire

43

Translation for information purposes only
CERTIFICATE OF PLEDGE OVER A FINANCIAL SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1.	Novelis PAE S.A.S., represented by its President, acting in its capacity as Issuing Company and Securities Account Holder, hereby certifies and attests that:
1.1	the 8,000 shares of Novelis PAE S.A.S. held by Novelis Inc. (the “Pledgor”)
-	referred to in the statement of pledge over a financial securities account signed on December 17, 2010 by the Pledgor (the “Statement of Pledge”),
-	represent all of the outstanding shares issued by the Issuing Company, and
-	have been registered in the special account n° 13 quater opened in our books in the name of the Pledgor (the “Pledged Account”);
1.2	the said financial securities account is subject to a second priority pledge in favor of the French Collateral Agent for the benefit of the Revolving Credit Secured Parties as security for the Revolving Credit Secured Obligations as defined in the Second Priority Pledges Agreement entered into on December 17, 2010, by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, and BANK OF AMERICA, N.A., acting on its behalf as beneficiary and for the account and on behalf of the Revolving Credit Secured Parties as French Collateral Agent (the “The Second Priority Pledges Agreement”) and that the Second Priority Pledges is expressly mentioned on that account;
1.3	no other security interest is registered on the financial securities mentioned in the Statement of Pledge at the date hereof, save the First Priority Pledge registered in favor of the Term Loan Secured Parties identified in the First Priority Pledge Agreement of financial securities dated December 17, 2010 entered into among NOVELIS INC. acting as Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Term Loan Secured Parties as beneficiaries of the First Priority Pledges and 17, acting on its behalf as Beneficiary and for the account and on behalf of the Term Loan Secured Parties as French Collateral Agent.
2.	A copy certified as a true copy of the share register evidencing this transfer is attached to the present Certificate of Pledge.
3.	We hereby acknowledge receipt of the Statement of Pledge and the Pledge Agreement and we also acknowledge that:

44

-	all interests and dividends paid in cash in respect of the financial securities registered in the Pledged Account, together with the proceeds resulting from the repayment or redemption thereof, shall be paid to the special bank account the details of which are set forth in the Statement of Pledge;
-	the Pledgor is not authorized to dispose of the financial securities registered in the Pledged Account.
4.	In our capacity as Securities Account Holder of the Pledged Account, we hereby give our consent to the above.
Made as of December 17, 2010
in one (1) original copy
Novelis PAE S.A.S.
Account Holder
Represented by:
Signature:
Attachment: copy of the special shareholder account

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SCHEDULE C
DECLARATION DE NANTISSEMENT DE COMPTE TITRES FINANCIERS
(Soumise aux dispositions de l’article L.211-20 du Code monétaire et financier)
1.	Constituant du Gage
NOVELIS INC., une société de droit Canadien relevant du “Canada Business Corporations Act”, constitue un nantissement de second rang sur le compte titres financiers décrit ci-dessous, selon les termes et conditions de l’acte de nantissement de comptes titres financiers de second rang intitulé Second Priority Pledges Agreement signé le 17 décembre 2010 en langue anglaise entre le Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Revolving Credit Secured Parties) agissant en tant que Bénéficiaires des nantissements de second rang et BANK OF AMERICA, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Second Rang”).
2.	Société Emettrice
NOVELIS LAMINES FRANCE S.A.S., une société par actions simplifiée unipersonnelle, dont le siège social est situé 8-10-12 allée Prométhée, Les Propylées II, 28.000 Chartres, France, et immatriculée au registre du commerce et des sociétés de Chartres sous le numéro 343 066 403.
3.	Eléments d’identification du compte spécial constitué en gage prévu à l’article L. 211-20 du Code monétaire et financier
(a)	Compte titres financiers
-	Teneur de Compte : la Société Emettrice

-	Numéro de compte : 30 quater
(b)	Compte espèces pour les fruits et produits
-	Teneur de compte : Commerzbank Aktiengesellschaft, Succursale de Paris
-	Numéro de compte : 00118413400 EUR

46

4.	Titres financiers définis par l’article L. 211-1 II du Code monétaire et financier initialement inscrits dans le compte spécial constitué en gage
-	Nature : actions

-	Forme : nominative

-	Nombre : 200.000
5.	Bénéficiaires

L’Agent des Sûretés (Collateral Agent), l’Agent des Prêteurs (Administrative Agent), chaque autre Agent (Agent), les Prêteurs (Lenders), les Banques Émettrices (Issuing Banks), toute personne fournissant des produits bancaires (Secured Bank Product Provider), ainsi que tout autre représentant, mandataire ou délégué (Delegate, Receiver) et toute autre personne désignée en tant que Secured Party en vertu de la Convention de Crédit Revolving visée ci-dessous (tel que chacun de ces termes y est défini).
6.	Obligations Garanties

(a) Toutes les obligations de paiement quelles qu’elles soient, décrites sous le terme “Obligations Garanties” (Revolving Credit Secured Obligations) dans l’Acte de Nantissement de Second Rang, d’un montant en principal de 800. 000.000 USD (huit cent millions de dollars américains), tel qu’ajusté de temps à autres en application de la Convention de Crédit Revolving (telle que définie ci-dessous), augmenté des intérêts, intérêts de retard, commissions, frais et accessoires, du Constituant envers les Bénéficiaires (Revolving Credit Secured Parties), au titre d’une convention de crédit intitulée Credit Agreement (telle qu’amendée, complétée ou modifiée de temps à autre), conclue en date du 17 décembre 2010, entre NOVELIS INC., NOVELIS CORPORATION, certains affiliés de droit américain de NOVELIS INC., NOVELIS UK LTD, NOVELIS AG, NOVELIS NORTH AMERICA HOLDINGS, INC. et NOVELIS ACQUISITIONS LLC en tant qu’Emprunteurs (Borrowers), AV METALS INC., en tant que Garant (Parent Guarantor) et certains de ses affiliés en tant que Filiales Garantes (Subsidiary Guarantors), les parties agissant en tant que Prêteurs (Lenders), BANK OF AMERICA, N.A., en tant qu’Agent des Sûretés (Collateral Agent), Prêteur (U.S. Swingline Lender) et Agent des Prêteurs (Administrative Agent), et THE ROYAL BANK OF SCOTLAND en tant que Prêteur (European Swingline Lender), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, en tant qu’Arrangeurs (Lead Arrangers) et MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS, INC., J.P. MORGAN SECURITIES LLC, RBS SECURITIES, INC., UBS SECURITIES LLC, en tant que teneurs de Livres (Joint Bookmanagers), en ce compris les autres documents financiers (Loan Documents) prévus par cette convention (la “Convention de Crédit Revolving”); et, sans duplication,

47

(b) toutes les obligations de paiement, quelles qu’elles soient, du Constituant envers l’Agent des Sûretés du Prêt Revolving (Revolving Credit Collateral Agent), au titre de la clause 11.24 (Parallel Debt) de la Convention de Crédit Revolving, augmentées des intérêts de retard, commissions, frais et accessoires encourus au titre de l’exercice de ses droits aux termes des Documents de Crédit (Loan Documents) ou de tout autre document relatif à, ou garantissant, ces obligations.
Le 17 décembre 2010,
en trois (3) exemplaires originaux.
NOVELIS INC.
représentée par :
Signature :

48

Translation for information purposes only
STATEMENT OF PLEDGE OVER A FINANCIAL SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1.	Pledgor
NOVELIS INC., a company formed under the Canadian Business Corporations Act (the “Pledgor”), hereby grants a second priority pledge over the special financial securities account described below pursuant to the terms and conditions of the Second Priority Pledges Agreement, dated as of December 17, 2010, by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Revolving Credit Secured Parties as beneficiaries of the Second Priority Pledges, and BANK OF AMERICA, N.A., acting on its behalf as beneficiary and for the account and on behalf of the Revolving Credit Secured Parties as French Collateral Agent (the “Second Priority Pledges Agreement”).
2.	Issuing Company
NOVELIS LAMINES FRANCE S.A.S., a société par actions simplifiée unipersonnelle whose registered office is located at 8-10-12 allée Prométhée, Les Propylées II, 28.000 Chartres, France, registered with the Chartres Trade and Companies Register under the number 343 066 403.
3.	Details concerning the special account set up for the pledge as required by article L. 211-20 of the French Financial and Monetary Code
(a)	Financial securities account
-	Account Holder: the Issuing Company

-	Account number: 30 quater
(b)	Cash account
-	Cash account holder: Commerzbank Aktiengesellschaft, Succursale de Paris
-	Account number: 00118413400 EUR

49

4.	Financial securities defined by article L. 211-1, II of the French Financial and Monetary Code initially registered in the special pledged account
-	Type: shares

-	Form: registered

-	Number: 200.000
5.	Revolving Credit Secured Parties

The Administrative Agent, the Collateral Agent, each other Agent, the Lenders, the Issuing Banks, any Secured Bank Product Provider, Receiver or Delegate and any other Person which is or becomes a “Secured Party” within the meaning of the Revolving Credit Agreement (as each of these capitalized terms is defined in the Revolving Credit Agreement defined below).
6.	Revolving Credit Secured Obligations

(a) All the payment obligations described as the “Revolving Credit Secured Obligations” in the Second Priority Pledges Agreement being USD 800,000,000 (eight hundred USD millions) in principal (as adjusted from time to time in accordance with the provisions of the Revolving Credit Agreement defined below), plus interest, interest for late payment, fees, costs and expenses and any other sums owed by the Pledgor to the Revolving Credit Secured Parties under that certain credit agreement dated as of December 17, 2010 among the Loan Parties thereto, the Revolving Credit Lenders, and BANK OF AMERICA, N.A. as Collateral Agent, BANK OF AMERICA, N.A., US Swingline Lender and Administrative Agent, and THE ROYAL BANK OF SCOTLAND PLC, as European Swingline Lender, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CITIGROUP GLOBAL MARKETS, INC., J.P. MORGAN SECURITIES, RBS SECURITIES, INC., UBS SECURITIES LLC, as Joint Bookmanagers, as amended, restated, supplemented or modified from time to time, to the extent permitted by this agreement and the Intercreditor Agreement, and the other Loan Documents (the “Revolving Credit Agreement”); and, without duplication,

(b) All present and future obligations and liabilities owing or incurred by the Pledgor as a Loan Party to the Revolving Credit Collateral Agent under clause 11.24 (Parallel Debt) of the Revolving Credit Agreement, including all costs, charges and expenses incurred by the Revolving Credit Collateral Agent in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents (as the case may be) or any other document evidencing or securing any such liabilities.
on December 17, 2010,

50

in three (3) original copies
Novelis INC.
represented by:
Signature:

51

SCHEDULE C BIS
ATTESTATION DE NANTISSEMENT DE COMPTE TITRES FINANCIERS
(Soumise aux dispositions de l’article L. 211-20 du Code monétaire et financier)
1.	Novelis Laminés France S.A.S., représentée par son Président, agissant en qualité de Société Emettrice et de Teneur du Compte Nanti, certifie et atteste, par la présente, que :
1.1	les 200.000 actions de Novelis Laminés France S.A.S. détenues par Novelis Inc. (le “Constituant”),
-	désignées dans la déclaration de nantissement de compte titres financiers signée le 17 décembre 2010 par le Constituant (la “Déclaration de Nantissement”),
-	représente la totalité des actions émises par la Société Emettrice, et
-	ont été virées au compte spécial de nantissement n° 30 quater ouvert au nom du Constituant sur nos livres (le “Compte Nanti”) ;
1.2	ledit compte titres financiers fait l’objet d’un nantissement de second rang en faveur de l’Agent des Sûretés Français (French Collateral Agent) pour le compte des Bénéficiaires (Revolving Credit Secured Parties) en garantie des Obligations Garanties (Revolving Credit Secured Obligations) telles que définies dans l’acte de nantissement de compte titres financiers de second rang intitulé Second Priority Pledge Agreement signé le 17 décembre 2010 en langue anglaise entre le Constituant du Nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. ET NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, et les parties financières (Revolving Credit Secured Parties) agissant en tant que Bénéficiaires des nantissements de second rang et BANK OF AMERICA, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Second Rang”) et porte mention expresse dudit nantissement de second rang; et
1.3	aucun autre nantissement n’est inscrit à la date de la présente attestation sur les titres désignés dans la Déclaration de Nantissement, en dehors d’un nantissement de premier rang inscrit en faveur des bénéficiaires identifiés dans un acte de nantissement de comptes titres financiers de premier rang signé le 17 décembre 2010, en langue anglaise entre NOVELIS INC., en tant que Constituant du nantissement, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Emettrice et Teneur de Compte, les parties financières (Term Loan Secured Parties) agissant en tant que bénéficiaires des nantissements de premier rang et Bank of America, N.A., agissant pour son compte en tant que bénéficiaire et au nom et pour le compte des bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent).

52

2.	Une copie certifiée conforme de ce compte spécial faisant apparaître ce virement est annexée à la présente attestation de constitution de nantissement.
3.	Nous accusons réception de l’Acte de Nantissement de Second Rang et de la Déclaration de Nantissement et prenons acte du fait que :
-	les dividendes en numéraire et les intérêts afférents aux titres financiers figurant au Compte Nanti, ainsi que le produit du remboursement ou de l’amortissement desdits instruments financiers, devront être versés sur le compte bancaire spécial dont les coordonnées seront communiquées à l’Agent des Sûretés et à la Société Emettrice;
-	le Constituant n’est pas autorisé à disposer des titres financiers inscrits dans le Compte Nanti.
4.	En notre qualité de Teneur de Compte, nous acceptons d’exercer la mission de contrôle résultant de ce qui précède.
le 17 décembre, 2010
en un (1) exemplaire original.
Novelis LAMINES FRANCE S.A.S.
Teneur de Compte
représentée par :
Signature:
P.J. Copie du compte spécial d’actionnaire

53

Translation for information purposes only
CERTIFICATE OF PLEDGE OVER A FINANCIAL SECURITIES ACCOUNT
(Subject to the provisions of article L. 211-20 of the French Financial and Monetary Code (Code monétaire et financier))
1.	Novelis Laminés France S.A.S., represented by its President, acting in its capacity as Issuing Company and Securities Account Holder, hereby certifies and attests that:
1.1	the 200,000 shares of Novelis Laminés France S.A.S. held by Novelis Inc. (the “Pledgor”)
-	referred to in the statement of pledge over a financial securities account signed on December 17, 2010 by the Pledgor (the “Statement of Pledge”),
-	represent all of the outstanding shares issued by the Issuing Company, and
-	have been registered in the special account n° 30 ter opened in our books in the name of the Pledgor (the “Pledged Account”);
1.2	the said financial securities account is subject to a second priority pledge in favor of the French Collateral Agent and for the benefit of the Revolving Credit Secured Parties as security for the Revolving Credit Secured Obligations as defined in the Second Priority Pledges Agreement entered into on December 17, 2010, by and among the Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, and BANK OF AMERICA, N.A. acting on its behalf as beneficiary and for the account and on behalf of the Revolving Credit Secured Parties as French Collateral Agent (the “The Second Priority Pledges Agreement”) and that the Second Priority Pledges is expressly mentioned on that account;
1.3	no other security interest is registered on the financial securities mentioned in the Statement of Pledge at the date hereof, save the First Priority Pledges registered in favor of the Term Loan Secured Parties identified in the First Priority Pledges Agreement of financial securities dated December 17, 2010 entered into among NOVELIS INC. acting as Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Term Loan Secured Parties as beneficiaries of the First Priority Pledges and Bank of America, N.A., acting on its behalf as Beneficiary and for the account and on behalf of the Term Loan Secured Parties as French Collateral Agent.
2.	A copy certified as a true copy of the share register evidencing this transfer is attached to the present Certificate of Pledge.

54

3.	We hereby acknowledge receipt of the Statement of Pledge and the Pledge Agreement and we also acknowledge that:
-	all interests and dividends paid in cash in respect of the financial securities registered in the Pledged Account, together with the proceeds resulting from the repayment or redemption thereof, shall be paid to the special bank account the details of which are set forth in the Statement of Pledge;
-	the Pledgor is not authorized to dispose of the financial securities registered in the Pledged Account.
4.	In our capacity as Securities Account Holder of the Pledged Account, we hereby give our consent to the above.
Made as of December 17, 2010
in one (1) original copy
Novelis LAMINES FRANCE S.A.S.
Account Holder
Represented by:
Signature:
Attachment: copy of the special shareholder account

55

SCHEDULE D
MODELE DE NOTIFICATION DE LA SURVENANCE D’UN CAS DE DEFAUT AU TENEUR DU COMPTE ESPECES
A Commerzbank Aktiengesellschaft, Succursale de Paris, agissant en qualité de Teneur du Compte Espèces
-	Déclaration de nantissement de compte titres financiers en date du [-] décembre 2010 (la “Déclaration de Nantissement”).
-	Compte bancaire spécial n° [ ] ouvert dans vos livres (le “Compte Espèces”).
Messieurs,
1.	Nous nous référons à l’acte de nantissement de comptes titres financiers de second rang intitulé Second Priority Pledges Agreement signé le [-] décembre 2010 en langue anglaise entre NOVELIS INC., en tant que Constituant du Nantissement, NOVELIS FRANCE S.A.S., NOVELIS PAE S.A.S. et NOVELIS LAMINES FRANCE S.A.S., agissant chacune en tant que Société Émettrice et Teneur de Compte, les parties financières (Revolving Credit Secured Parties) agissant en tant que Bénéficiaires des nantissements de second rang et BANK OF AMERICA, N.A., agissant pour son compte en tant que Bénéficiaire et au nom et pour le compte des Bénéficiaires en tant qu’Agent des Sûretés Français (French Collateral Agent) (l’“Acte de Nantissement de Second Rang”), ainsi qu’à la Déclaration de Nantissement mentionnée ci-dessus.
2.	Les termes figurant en majuscules dans la présente notification ont la signification qui leur est donnée dans l’Acte de Nantissement de Second Rang.

3.	Nous vous notifions la survenance d’un Cas de Défaut (Event of Default) au titre des Obligations Garanties (Revolving Credit Secured Obligations) en vertu de l’Acte de Nantissement de Second Rang.

4.	A compter du [•], le Constituant n’est donc plus autorisé à effectuer de débit sur le Compte Espèces mentionné ci-dessus et toute somme figurant au crédit du Compte Espèces doit être bloquée jusqu’à notification contraire de notre part.
Par [•]
Qualité [•]
Signature :

56

Translation for information purposes only
FORM OF NOTIFICATION OF THE OCCURRENCE OF AN EVENT OF DEFAULT TO THE CASH ACCOUNT HOLDER
To Commerzbank Aktiengesellschaft, Succursale de Paris, as Cash Account Holder
-	Statement of Pledge over a financial securities account dated December [-], 2010 (the “Statement of Pledge”).
-	Cash Account no. [ ] opened in your books (the “Cash Account”).
Dear Sirs,
1.	We refer to the Second Priority Pledges Agreement entered into on December [-], 2010 by and among NOVELIS INC., as Pledgor, NOVELIS FOIL FRANCE S.A.S., NOVELIS PAE S.A.S. and NOVELIS LAMINES FRANCE S.A.S., each as Issuing Company and Securities Account Holder, the Revolving Credit Secured Parties as beneficiaries of the Second Priority Pledges, and BANK OF AMERICA, N.A., acting as French Collateral Agent on its behalf as beneficiary and for the account and on behalf of the Revolving Credit Secured Parties (the “Second Priority Pledges Agreement”) as well as to the Statement of Pledge.
2.	Capitalized terms used in this notification shall have the meaning ascribed to them in the First Priority Pledges Agreement.

3.	We hereby notify you of the occurrence of an Event of Default in relation to the Revolving Credit Secured Obligations pursuant to the First Priority Pledges Agreement.

4.	As from the date of [•], the Pledgor will therefore cease to be entitled to make any payments from the Cash Account referred to above, and all the amounts held in such Cash Account shall be frozen until notification to the contrary is given by us.
By [•]
In my capacity as [•]
Signature:

57

December 17, 2010
AMONG
NOVELIS PAE S.A.S.
as Pledgor
BANK OF AMERICA, N.A.
as French Collateral Agent and Beneficiary
and
THE TERM LOAN SECURED PARTIES AND
THE REVOLVING CREDIT SECURED PARTIES
as Beneficiaries
This Agreement is entered into with the benefit of and subject to the terms of an Intercreditor
Agreement dated December 17, 2010

BANK ACCOUNTS PLEDGE AGREEMENT
(Acte de Nantissement de
Comptes Bancaires)

INDEX

1. DEFINITIONS AND INTERPRETATION	2
2. PLEDGE	6
3. OPERATION OF THE PLEDGED ACCOUNTS	6
4. PRESERVATION OF SECURITY	7
5. REPRESENTATIONS AND WARRANTIES	7
6. UNDERTAKINGS	9
7. ENFORCEMENT OF THE PLEDGE	10
8. APPLICATION OF PROCEEDS	10
9. LIABILITY TO PERFORM	10
10. COVENANT TO RELEASE	10
11. CERTIFICATES	11
12. NOTICES TO ACCOUNT HOLDERS AND COSTS	11
13. CURRENCY CONVERSION	11
14. CHANGES TO THE PARTIES	11
15. COSTS, EXPENSES, INDEMNITIES AND TAXES	12
16. NOTICES	12
17. SEVERABILITY	13
18. WAIVER, REMEDIES CUMULATIVE	13
19. ELECTION OF DOMICILE	13
20. PREVAILING AGREEMENT	13
21. LANGUAGE	13
22. DURATION	13
23. INTERCREDITOR AGREEMENT GOVERNS	14
24. GOVERNING LAW AND JURISDICTION	14

i

SCHEDULES

SCHEDULE 1 PLEDGED ACCOUNTS	15
SCHEDULE 2 FORM OF BLOCKAGE NOTICE	1
SCHEDULE 3 FORM OF NOTIFICATION	2

ii

THIS AGREEMENT IS MADE BY AND AMONG:
1.	NOVELIS PAE S.A.S., a French société par actions simplifiée having its registered office at 725 rue Aristide Bergès, 38340 Voreppe, France, registered with the Grenoble Trade and Companies Register under number 421 528 555, represented by a duly authorized signatory for the purpose of this Agreement (as “Pledgor”);

2.	BANK OF AMERICA, N.A., a company having its principal place of business at 135 South LaSalle Street, Suite 425, Chicago, Illinois 60603 (United States of America), acting in its capacity as French Collateral Agent (as defined below) on its own behalf and for the account and on behalf of the Beneficiaries (as defined below) (the “French Collateral Agent”);

3.	THE TERM LOAN SECURED PARTIES (including Bank of America, N.A., in its capacity as Term Loan Collateral Agent under the parallel debt provisions set forth in the Term Loan Credit Agreement and any person which may from time to time become a Term Loan Secured Party in accordance with the provisions of the Term Loan Credit Agreement) (as each of these capitalized terms is defined below), represented by the French Collateral Agent for the purposes of this Agreement;

4.	THE REVOLVING CREDIT SECURED PARTIES (including Bank of America, N.A, in its capacity as Revolving Credit Collateral Agent under the parallel debt provisions set forth in the Revolving Credit Agreement and any person which may from time to time become a Revolving Credit Secured Party in accordance with the provisions of the Revolving Credit Agreement) (as each of these capitalized terms is defined below) represented by the French Collateral Agent for the purposes of this Agreement.
WHEREAS:
(A)	Pursuant to the Term Loan Credit Agreement, the Lenders have agreed to extend credit to the Borrower in the form of Loans on the terms referred to in the Term Loan Credit Agreement and for the purposes therein mentioned (as each of these capitalized terms is defined in the Term Loan Credit Agreement).

(B)	Pursuant to clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement, the Pledgor has undertaken to pay the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Term Loan Secured Parties under the Term Loan Credit Agreement and the other Loan Documents (as defined below).

(C)	Pursuant to the Revolving Credit Agreement, the Lenders and the Issuing Banks have agreed to extend credit in the form of Loans or Letters of Credit on the terms referred to in the Revolving Credit Agreement and for the purposes therein mentioned (as each of these capitalized terms is defined in the Revolving Credit Agreement).

(D)	Pursuant to clause 11.24 (Parallel Debt) of the Revolving Credit Agreement, the Pledgor has undertaken to pay the Revolving Credit Collateral Agent (as defined in

1

the Intercreditor Agreement) as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Revolving Credit Secured Parties under the Revolving Credit Agreement and the other Loan Documents (as defined below).

(E)	Pursuant to the Revolving Credit Agreement, it is a condition precedent to the Credit Extension (as defined in the Revolving Credit Agreement) that the Pledgor as security for the due performance of the Revolving Credit Secured Obligations (as defined below) grants for the benefit of Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties a second priority pledge over the Pledged Accounts (as defined below).

(F)	Pursuant to the Term Loan Credit Agreement, it is a condition precedent to the availability of the facilities under the Term Loan Credit Agreement that the Pledgor as security for the due performance of the Term Loan Secured Obligations (as defined below) grants for the benefit of Term Loan Credit Collateral Agent and the other Term Loan Secured Parties a first priority pledge over the Pledged Accounts.

(G)	Pursuant to the Appointment Agreement, the Beneficiaries have appointed the French Collateral Agent in order that the French Collateral Agent be entitled to register, perform and enforce any security interest (sûreté réelle) granted by the Pledgor in accordance with Article 2328-1 of the French Civil Code (Code Civil).
NOW, IT IS HEREBY AGREED AS FOLLOWS,
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

(a)	In this Agreement (including the recitals), unless otherwise specified, capitalized terms and expressions shall have the meaning given to them in the Clause or paragraph of this Agreement where they first appear.

(b)	The following terms and expressions shall have the meaning given to them below:

“Account Holder” means the bank with which the Pledgor holds a Pledged Account.

“Agreement” (or “Acte de Nantissement”) means this agreement (acte de nantissement de comptes bancaires) together with the schedules hereto, as amended or supplemented from time to time.

“Appointment Agreement” means that certain agreement dated on or about the date hereof by and between, among others, Bank of America, N.A., as Revolving Credit Administrative Agent, Revolving Credit Collateral Agent and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent, Novelis Inc. as Administrative Borrower and Novelis PAE S.A.S. (as each of these capitalized terms is defined in the Intercreditor Agreement) (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Beneficiaries” (or “Bénéficiaires”) means:

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     (i) Bank of America as Term Loan Collateral Agent and Revolving Loan Collateral Agent,
     (ii) the other Term Loan Secured Parties, and
     (iii) the other Revolving Credit Secured Parties.
“Blockage Notice” means a blockage notice in the form of Schedule 2.

“Discharge Date” means the date of the occurrence of the Discharge of Senior Lien Secured Obligations, as defined in the Intercreditor Agreement.

“Event of Default” (or “Cas de Défaut”) means an “Event of Default” as defined in the Term Loan Credit Agreement or an “Event of Default” as defined in the Revolving Credit Agreement, as applicable.

“French Collateral Agent” (or “Agent des Sûretés Français”) means BANK OF AMERICA N.A., or any person which becomes French Collateral Agent in accordance with the provisions of the Revolving Credit Agreement or the Term Loan Credit Agreement, as applicable.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and among the parties thereto, the Administrative Agent, the Collateral Agent, the Administrative Agent under the Revolving Credit Agreement and the Collateral Agent under the Revolving Credit Agreement, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time..

“Loan Documents” shall have the meaning set forth in the Term Loan Credit Agreement and the Revolving Credit Agreement, as applicable.

“Loan Parties” means the persons designated as Loan Parties under the Term Loan Credit Agreement and the Revolving Credit Agreement.

“Pledge” means the pledge (nantissement) created over the Pledged Accounts by virtue of this Agreement.

“Pledged Accounts” means the bank accounts maintained by the Pledgor with the Account Holders, the references of which are set out in Schedule 1 hereto.

“Revolving Credit Agreement” (or “Convention de Crédit Revolving”) means the Credit Agreement dated on or about the date of this Agreement (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Parent Borrower”, Novelis Corporation, as “U.S. Borrower”, and the other U.S. Subsidiaries of Parent Borrower party thereto as “U.S. Borrowers”, Novelis UK Ltd, as “U.K. Borrower”, Novelis AG, as “Swiss Borrower”, Novelis North America Holdings, Inc., and Novelis Acquisitions LLC as “Borrowers”, AV METALS INC., as “Parent Guarantor”, the “Other Guarantors” party thereto, the lenders party thereto, and Bank of America, N.A., as “Issuing Bank”, “U.S. Swingline Lender”, “Administrative Agent” and “Collateral Agent” (all as defined therein).

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“Revolving Credit Secured Obligations” means the “Secured Obligations” as defined in the Revolving Credit Agreement, including all present and future obligations and liabilities of the Pledgor as a Loan Party to the Revolving Credit Collateral Agent under clause 11.24 (Parallel debt) of the Revolving Credit Agreement. For the avoidance of doubt, the Revolving Credit Secured Obligations shall be limited pursuant to section 7.15 (French Guarantor) of the Revolving Credit Agreement.

“Revolving Credit Secured Parties” means, collectively, the Revolving Credit Claimholders (as defined in the Intercreditor Agreement).

“Secured Obligations” (or “Obligations Garanties”) means the Revolving Credit Secured Obligations and the Term Loan Secured Obligations.

“Security Period” means the period beginning on the date hereof and ending on the Discharge Date.

“Term Loan Credit Agreement” (or “Convention de Prêt à Terme”) means the Credit Agreement dated on or about the date of this Agreement (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Borrower”, AV METALS INC., as “Holdings”, the “Other Guarantors” party thereto, the lenders party thereto and Bank of America, N.A. as “Administrative Agent” and “Collateral Agent” (all as defined therein).

“Term Loan Secured Obligations” means the “Secured Obligations” as defined in the Term Loan Credit Agreement, including all present and future obligations and liabilities of the Pledgor as a Loan Party to the Term Loan Collateral Agent under clause 11.24 (Parallel Debt) of the Revolving Credit Agreement. For the avoidance of doubt, the Term Loan Secured Obligations shall be limited pursuant to section 7.15 (French Guarantor) of the Term Loan Credit Agreement.

“Term Loan Secured Parties” means, collectively, the Term Loan Secured Parties (as defined in the Intercreditor Agreement).

(c)	Capitalized terms used in this Agreement (including the recitals) and not otherwise defined herein shall have the meaning ascribed thereto in the Term Loan Credit Agreement or the Revolving Credit Agreement, as the context may require, and shall be interpreted and construed in accordance therewith.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	“assets” includes properties, business, undertakings, revenues and rights of every description, present, future and contingent (including uncalled share capital) and every kind of interest in an asset;

(ii)	“authorization” means an authorization, consent, approval, license, exemption, filing, notarization or registration;

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(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)	a “regulation” includes any regulation, rule, order, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organization;

(v)	a “Clause” or a “Schedule” is, unless otherwise specified, a reference to a clause or a schedule to this Agreement;

(vi)	a provision of a law is a reference to that provision as applied, amended or re-enacted;

(vii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a “successor” of a person includes its permitted assignees, persons subrogated to its rights and any persons who, under the laws of its jurisdiction of incorporation or domicile, succeeds to its rights and obligations under this Agreement by operation of law (in particular by virtue of a fusion or apport partiel d’actifs);

(ix)	a time of day is a reference to Paris time;

(x)	words importing the plural shall include the singular and vice versa;

(xi)	a “party” to this Agreement or other person includes, unless otherwise provided in this Agreement, such party’s or person’s permitted successors, assignees, transferees or substitutes;

(xii)	an “agreement” or “document” is a reference to that agreement or document as amended, varied, novated or supplemented from time to time.
(b)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(c)	An Event of Default is continuing if it has not been remedied or waived.

(d)	Any reference to the French Collateral Agent shall be deemed as a reference to the French Collateral Agent, acting in its own name and in the name and for the account of the Beneficiaries in accordance with the provisions of the Loan Documents. Any reference to the Collateral Agent shall be deemed a reference to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement).

(e)	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement or the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and

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construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement or the Revolving Credit Agreement, as applicable, shall govern and control.

(f)	This Agreement is entered into with the benefit of and subject to the terms of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.

(g)	This Agreement is designated a Loan Document for the purposes of the Term Loan Credit Agreement and the Revolving Credit Agreement.
2.	PLEDGE

As security for the full payment, discharge and performance by the Pledgor of the Secured Obligations, the Pledgor irrevocably agrees to pledge in favor of the French Collateral Agent for the benefit of the Collateral Agent and the other Beneficiaries any receivables it has or will have against the Account Holders under the credit balance of each Pledged Account (including any interests generated by such credit balances), as well as any rights and incidentals under each of the Pledged Accounts, in accordance with the provisions of Articles 2355 et seq. of the French Code Civil and Articles L. 521-1 et seq. of the French Code de Commerce.

3.	OPERATION OF THE PLEDGED ACCOUNTS

3.1	Operation before blockage

For so long as no Event of Default has occurred, the Pledgor shall be free, subject to the terms of the Loan Documents and this Agreement, to credit and debit the Pledged Accounts and to use any amounts standing to the credit thereof, provided that the Pledged Accounts shall never present a debit balance.

3.2	Operation after blockage

(a)	Upon the occurrence of an Event of Default, the French Collateral Agent shall be entitled to serve a Blockage Notice to each Account Holder in respect of any Pledged Account opened with such Account Holder, with a copy to the Pledgor, and give instructions to such Account Holder to block any such Pledged Account. Upon receipt of such Blockage Notice, no debit movement shall be registered in such Pledged Account, except for the settlement of pending transactions and only credit movements in such Pledged Account shall be registered.

(b)	It is specified that the steps set out in paragraph (a) above are not intended to close the relevant Pledged Account: upon receipt by the Account Holder of the Blockage Notice, such Account Holder shall no longer register debit movements on such Pledged Account, except for:
(i)	pending transactions initiated before the receipt of the Blockage Notice and settled after the receipt of the Blockage Notice; and

(ii)	transactions referred to in Clause 7.1.

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(c)	It is expressly agreed that, if and when the Event of Default mentioned in paragraph (a) above is remedied by the Pledgor or waived by the French Collateral Agent, the relevant Blockage Notice shall be withdrawn by the French Collateral Agent, and such Pledged Account shall be operated freely by the Pledgor in accordance with Clause 3.1.

4.	PRESERVATION OF SECURITY

4.1	Continuing security

The security interest (nantissement) constituted by the Pledge created hereby shall extend until the Discharge Date.

4.2	Additional security

This Agreement and the Pledge created hereby are in addition and without prejudice to any other guarantees or security interests existing or to be created or granted either by the Pledgor or any other person pursuant to the terms of the Loan Documents.

4.3	Security transfer

In the event of any assignment, transfer, novation or disposal of a part or all of its rights and obligations by any Beneficiary under each and any of the Loan Documents to which such Beneficiary is a party, such Beneficiary hereby expressly maintains, which the Pledgor accepts, all its rights and privileges hereunder for the benefit of its successor, in accordance with the terms of Article 1278 of the French Civil Code (Code civil) so that the Pledge herein created will secure the Secured Obligations to the benefit of such successor, without further formalities.

4.4	Amendment to the Loan Documents or the Secured Obligations

This Agreement and the Pledge created hereby is irrevocable and will remain in force until the Discharge Date notwithstanding any amendment, restatement, renewal or extension of the term of the Term Loan Credit Agreement, the Revolving Credit Agreement or any other Loan Document, or any waiver thereunder or any change in the amount of credit granted pursuant to the Loan Documents.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties

The Pledgor hereby represents and warrants to the French Collateral Agent and the Beneficiaries that:

(a)	the Pledgor is a société par actions simplifiée duly incorporated and validly existing under the laws of France;

(b)	the entry into, execution and delivery of this Agreement by the Pledgor, and the performance of its obligations hereunder, have been duly authorized by the relevant corporate bodies and all necessary steps have been taken to ensure such a result;

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(c)	the entry into, execution and delivery of this Agreement and the Pledgor’s obligations relating thereto, do not conflict neither with any clauses of its by-laws (statuts), nor with the provisions of any agreement to which it is a party or the applicable laws and regulations;

(d)	the Pledgor does not benefit from any immunity of jurisdiction or enforcement (including, without limitation, any immunity permitting it to escape any protective measures or means of enforcement), whether for itself or for one of its assets;

(e)	the Pledgor is not in a situation of suspension of payment (cessation des paiements) and no action, measure or proceedings whatsoever have been taken or commenced or, to the Pledgor’s knowledge, contemplated by any person for the purpose of (a) carrying out or requesting the suspension of payments, dissolution, judicial reorganization (procédure de sauvegarde or redressement judiciaire) or judicial liquidation or appointment of an official receiver or a conciliator of the Pledgor or any of its assets, or (b) opening, negotiating and/or instituting any out-of-court conciliation (amicable conciliation, ad hoc mandate) relating to the Pledgor’s debts or any procedure of the same type or having the same purpose as provided for by the law n°2005-845 of July 26, 2005 on the safeguard of companies;

(f)	any licenses or permits, and any opinions, registrations or approvals required by any governmental authority whatsoever, necessary for the execution, validity or effectiveness of this Agreement have been obtained, put into place, and are in full force;

(g)	the execution and creation of this Pledge is in the Pledgor’s corporate interest;

(h)	the information relating to the Pledged Accounts which is contained in this Agreement is accurate and complete;

(i)	the Pledged Accounts are wholly owned by the Pledgor and are not subject to any pledge, encumbrance, attachment, sequestration lien, delegation, assignment or any other encumbrance or security interest of any kind (other than the Pledge or as otherwise permitted by the Loan Documents);

(j)	the Pledgor is and shall remain (subject to the terms of the Loan Documents) the owner of the sums that are or will be credited to the Pledged Accounts;

(k)	there are no claim or proceedings and, to its knowledge, no claim or proceedings are pending or threatened, before any courts or arbitration panels in France or abroad with respect to the Pledged Accounts that are not permitted under the Loan Documents; and

(l)	the Pledged Accounts are not subject to any other legal, contractual or judicial restriction that are not permitted under the Loan Documents which could affect the rights of the Beneficiaries with respect to the Pledge.

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5.2	Time for making representations and warranties

The representations and warranties set out in Clause 5.1 (Representations and warranties) shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the Discharge Date.

6.	UNDERTAKINGS

The Pledgor hereby undertakes to the French Collateral Agent and the Beneficiaries, as from the date hereof and throughout the Security Period:

(a)	to promptly provide to the French Collateral Agent all information, reports and documents in respect of the Pledged Accounts as the French Collateral Agent may from time to time reasonably request;

(b)	to promptly inform the French Collateral Agent of any disputes relating to a Pledged Account or any other occurrence which is likely to adversely affect the Pledged Account in order to allow the French Collateral Agent to effectively ensure that the efficacy of the Pledge is maintained;

(c)	not to violate any material provision of law or any order of court or any rule, regulation or order of any governmental agency, authority, instrumentality or regulatory body applicable to the Pledged Accounts to which the Pledgor is a party or by which the Pledgor is bound;

(d)	not create, incur or permit to subsist any security interest, encumbrance or other right in favour of third parties (other than the Pledge or as otherwise permitted under the Loan Documents) whatsoever over any Pledged Account;

(e)	prior to the transfer or disposal of all or part of the Pledged Accounts to any other bank account, to subject such new account to a bank account pledge agreement substantially in the form of this Agreement or such other form as agreed in writing by the French Collateral Agent;

(f)	to promptly inform the French Collateral Agent of any attachment or any conservatory measure, in particular any avis à tiers détenteur relating to a Pledged Account;

(g)	not to close the Pledged Accounts unless any remaining balance in the Account to be closed is transferred to another bank account pledged to the Beneficiaries prior to closure and the French Collateral Agent is notified thereof;

(h)	to defend its rights in respect of the Pledged Accounts against any claim or demand of any person in order to protect the rights of the Beneficiaries over the Pledged Accounts, and to promptly keep the French Collateral Agent informed of any such claim or demand; and

(i)	to, at its own expense, promptly following request by the French Collateral Agent, execute such agreements and otherwise take whatever action the Beneficiary may reasonably require:
(i)	to perfect the Pledge;

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(ii)	to facilitate the realisation or enforcement of the Pledge;

(iii)	to facilitate the exercise of any of the Beneficiaries’ rights, powers or discretions under this Agreement.
7.	ENFORCEMENT OF THE PLEDGE

Subject to the provisions of the Intercreditor Agreement:

7.1	Upon the occurrence of an Event of Default which is continuing, the French Collateral Agent acting for its own account and for the account and on behalf of the Beneficiaries, shall be entitled to exercise over the Pledged Accounts (or any of them) all rights, remedies and actions whatsoever that are available to secured creditors under French law and to enforce the Pledge in accordance with applicable laws and regulations. In particular, the French Collateral Agent, acting for its own account and for the account and on behalf of the Beneficiaries, shall be entitled to instruct the Account Holders (or any of them) to transfer to it, upon its first demand, the amounts standing to the credit of the Pledged Accounts up to the amounts that the French Collateral Agent will indicate are being due in respect of the Secured Obligations.

7.2	The French Collateral Agent acting for its own account and for the account and on behalf of the Beneficiaries shall be entitled to exercise any of the rights referred to in Clause 7.1 without being required to enforce any other rights that the French Collateral Agent and the Beneficiaries may hold against the Pledgor or any other person under any other security interest.

8.	APPLICATION OF PROCEEDS

All moneys received or recovered by the French Collateral Agent and the Beneficiaries pursuant to this Agreement shall be applied to the repayment of the Secured Obligations, as set out and in the order and priority set forth under the Intercreditor Agreement. The French Collateral Agent and the Beneficiaries shall in no case be liable for the value retained for the enforcement of the Pledge.

9.	LIABILITY TO PERFORM

It is expressly agreed that, notwithstanding anything to the contrary herein, the Pledgor shall remain liable to observe and perform all of the conditions and obligations assumed by it respectively in respect of the Pledged Accounts, and the Beneficiaries and the French Collateral Agent shall not be under any obligation or liability by reason of, or arising out of, this Agreement unless otherwise expressly specified herein. The Beneficiaries and the French Collateral Agent shall not be required in any manner to perform or fulfil any obligation of the Pledgor in respect of the Pledged Accounts, or to make any payment or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled hereunder at any time or times.

10.	COVENANT TO RELEASE

(a)	On or, as soon as practicable, after the Discharge Date, the Beneficiaries shall, at the cost of the Pledgor, execute and do all such deeds, acts and things as may be

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necessary to release and discharge the Pledgor from its liability hereunder and grant a release of the Pledge.

(b)	If the French Collateral Agent is authorized to release in whole or in part the Pledged Accounts under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the French Collateral Agent is authorized to release such collateral under this Agreement.

(c)	The Pledge shall extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge. The French Collateral Agent and the Beneficiaries shall be entitled not to release the Pledge until they have been paid of all sums owed to them by the Pledgor which are due and payable.

11.	CERTIFICATES

Any certification or determination by the French Collateral Agent setting forth an amount under this Agreement is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

12.	NOTICES TO ACCOUNT HOLDERS AND COSTS

The Pledge shall be notified to each Account Holder pursuant to Article 2362 of the French Code civil, by the French Collateral Agent and at the expense of the Pledgor. However, by exception to Article 2363 of the French Code civil, until a Blockage Notice is delivered in respect of a Pledged Account pursuant to Clause 3.2, such Pledged Account shall continue to be operated freely and the Pledgor shall be entitled to freely credit and debit the Pledged Account subject to the terms of the Term Loan Documents, the Revolving Credit Loan Documents and this Agreement. This notification shall be in the form of Schedule 3.

13.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Secured Obligations and subject to the provisions of the Loan Documents, the French Collateral Agent and the Beneficiaries may convert any money received, recovered or realized or subject to application by them under this Agreement from one currency to another, as they think fit, and any such conversion shall be effected at the relevant Beneficiary’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

14.	CHANGES TO THE PARTIES

(a)	All the rights, privileges, powers, discretions and authorities of the French Collateral Agent and the Beneficiaries hereunder will benefit their respective successors and assignees and all terms, conditions, representations and warranties and undertakings of the Pledgor hereunder shall oblige its respective successors and assignees in the same manner, it being agreed and understood that:
(i)	the Pledgor shall not assign, transfer, novate or dispose of any of, or any interest in its rights and/or obligations under this Agreement except as permitted under the Loan Documents, and

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(ii)	the Beneficiaries and the French Collateral Agent shall be entitled to assign, transfer, novate or dispose of any of, or any interest in their rights and/or obligations hereunder to any successor in accordance with the provisions of the relevant Loan Documents.
(b)	The provisions of this Agreement and the rights arising therefrom shall remain in full force and effect and benefit to any successors, transferees or assignees of the French Collateral Agent or any Beneficiary, without any specific notice, registration or reiteration, in case, inter alios, of any sale, merger, demerger, spin-off or assets contribution which the French Collateral Agent or any Beneficiary may decide to proceed. It is expressly agreed that an asset contribution or a partial merger within the meanings of articles L. 236-1 et sequitur of the French Commercial Code shall be deemed to be a transfer for the purpose of the present provision.

(c)	The French Collateral Agent and the Beneficiaries shall be entitled to disclose such information concerning the Pledgor or any other person and this Agreement as they consider appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

15.	COSTS, EXPENSES, INDEMNITIES AND TAXES

15.1	The Pledgor shall bear any expense which the French Collateral Agent or any Beneficiary may incur in connection with the preparation and execution of this Agreement, as well as any expenses incurred in connection with the preservation or enforcement of the Beneficiaries’ rights under this Agreement and the Pledge, all in accordance with the terms of the Term Loan Credit Agreement (in respect of the Term Loan Secured Parties) and the Revolving Credit Agreement (in respect of the Revolving Credit Secured Parties).

15.2	The Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the French Collateral Agent and the Beneficiaries against any action which any of it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on any of it by this Agreement or otherwise relating to any of the Pledged Accounts.

15.3	The Pledgor shall pay all stamp, registration and other taxes to which this Agreement, the Pledge or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the French Collateral Agent and the Beneficiaries on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

16.	NOTICES

Except as specifically provided otherwise in this Agreement, all notices or other communications under or in connection with this Agreement shall be given to each party as specified in Section 11.01 (Notices) of the Term Loan Credit Agreement (in respect of the Term Loan Secured Parties) and Section 11.01 (Notices) of the Revolving Credit Agreement (in respect of the Revolving Credit Secured Parties).

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17.	SEVERABILITY

(a)	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

(b)	In any case, if such illegality, invalidity or enforceability occurs, the parties shall negotiate in good faith with a view to agree on the replacement of such provision by a provision which is legal, valid and enforceable and which is to the extent applicable in accordance with the intents and purposes of this Agreement and which in its economic effect come as close as practicable to the provision being replaced.

18.	WAIVER, REMEDIES CUMULATIVE

No failure to exercise, nor any delay in exercising, on the part of any Beneficiary, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. The Beneficiaries and the French Collateral Agent shall not assume any responsibility towards the Pledgor or its legal successors, individually or generally, due to the late exercise or failure to exercise the rights and prerogatives conferred to them by this Agreement.

19.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, the Pledgor irrevocably elects domicile at its registered office for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings.

20.	NO AMENDMENT

The parties to this Agreement recognize that this Agreement has the sole purpose of establishing the present security for the benefit of the French Collateral Agent and the Beneficiaries and does not have the purpose or effect of modifying the rights and obligations set out in any other Loan Document.

21.	LANGUAGE

This Agreement is executed in the English language. Notwithstanding the foregoing, all notifications to the Account Holders shall be made in the French language only. In case of discrepancy between the forms of notification and this Agreement, the latter shall prevail unless this would invalidate or impair the Pledge.

22.	DURATION

The Pledge created pursuant to this Agreement shall remain in force until the earlier of the following dates: (i) the Discharge Date or (ii) the date on which the French Collateral Agent shall release the Pledge.

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23.	INTERCREDITOR AGREEMENT GOVERNS

Notwithstanding anything herein to the contrary, the liens and security interests granted for the benefit of the French Collateral Agent, the Term Loan Secured Parties and the Revolving Credit Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the French Collateral Agent and the Beneficiaries hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement and the Revolving Credit Agreement, as applicable, including Article X thereof, shall govern and control the exercise of the remedies by the French Collateral Agent.

24.	GOVERNING LAW AND JURISDICTION

24.1	Governing Law

This Agreement and the Form of Notification shall be governed by and construed in accordance with French law.

24.2	Jurisdiction

For the benefit of the French Collateral Agent and the Beneficiaries, the Pledgor agrees that the courts of France shall have jurisdiction to settle any disputes in connection with this Agreement and the Pledge, and accordingly submit any such disputes to the jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris). This Clause 24.2 is for the benefit of the French Collateral Agent and the Beneficiaries only. As a result, nothing in this Clause shall limit the right of any Beneficiary to bring proceedings against the Pledgor in connection with this Agreement and/or the Pledge in any other court of competent jurisdiction. To the extent allowed by law, the French Collateral Agent and the Beneficiaries may take concurrent proceedings in any number of jurisdictions.
[LEFT INTENTIONALLY BLANK]

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Signed in _________
On December 17, 2010

In as many original copies as parties to this Agreement
NOVELIS PAE S.A.S.
The Pledgor
Signature: ____________________
By:
Capacity:
Duly authorized for the purpose of this Agreement
BANK OF AMERICA, N.A., as
French Collateral Agent
acting on its own behalf and on behalf of the Beneficiaries
Signature: ____________________
By: r
Capacity:

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SCHEDULE 1
PLEDGED ACCOUNTS
Deposit Accounts, Securities Accounts and Commodity Accounts
The information contained in this schedule represents current information as of September 30, 2010.

	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS
NOVELIS PAE	EUR — Current Account	BNP Paribas
Agence Paris La Défense
7, place La Défense
92974 Paris La Défense cedex
FRANCE

NOVELIS PAE	USD — Current Account	HSBC
Agence Grands Clients
103, avenue des Champs Elysées
75149 Paris cedex 08
FRANCE

NOVELIS PAE	CAD — Treasury A/C	HSBC
Agence Grands Clients
103, avenue des Champs Elysées
75149 Paris cedex 08
FRANCE

NOVELIS PAE	GPB — Treasury A/C	HSBC
Agence Grands Clients
103, avenue des Champs Elysées
75149 Paris cedex 08
FRANCE

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SCHEDULE 2
FORM OF BLOCKAGE NOTICE
To: [________], as Account Holder
Date: [________]

Re:

-	Bank accounts pledge agreement dated December 17, 2010

-	Pledged Account n° [_____________________] opened by [________] in the books of [___________] (the “Pledged Account”)
Dear Sirs,
1.	We refer to the bank accounts pledge agreement dated December 17, 2010 (the “Agreement”) by and among Novelis PAE S.A.S. as Pledgor, BANK OF AMERICA N.A. as French Collateral Agent and Beneficiary and the Term Loan Secured Parties and the Revolving Credit Secured Parties as Beneficiaries. Capitalized terms used in the Agreement shall bear the same meaning when used herein.

2.	We inform you of the occurrence of an Event of Default as defined in the Agreement.

3.	In accordance with Clause 3.2 (Operation after Blockage) of the Agreement, we instruct you to block the Pledged Account.

4.	Please note that upon receipt of this Blockage Notice, in accordance with Clause 3.2 (Operation after Blockage) of the Agreement, the Pledged Account will only register credit movements, except for (i) the settlement of pending transactions at the date of receipt by you of this Blockage Notice and (ii) of the provisions of Clause 7.1 of the Agreement.

5.	This Blockage Notice will only be withdrawn on receipt by the Account Holder of a written notice from the French Collateral Agent that the Pledged Account can be operated freely in accordance with Clause 3.l (Operation before blockage) of the Agreement.
Yours sincerely,
THE BENEFICIARY:
________________________
[_______________]
By: [________]

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SCHEDULE 3
FORM OF NOTIFICATION
PART 1 — FORM OF NOTIFICATION

De:	BANK OF AMERICA, N.A.

135 South LaSalle Street, Suite 425, Chicago, Illinois 60603, Etats-Unis (“l’Agent des Sûretés”)

A :	[DENOMINATION SOCIALE] Adresse] (le “Teneur de Compte”)

Date :	[_____]
Objet : Convention de nantissement de comptes bancaires en date du 17 décembre 2010
Messieurs,
1.	Nous nous référons à la convention de nantissement de comptes bancaires conclue le 17 décembre 2010 (la “Convention de Nantissement”) entre NOVELIS PAE S.A.S., en qualité de constituant (le “Constituant”), BANK OF AMERICA, N.A. en qualité d’Agent des Sûretés Français et Bénéficiaire et les autres personnes qui y sont désignées en tant que Bénéficiaires, portant sur le nantissement des soldes de certains comptes bancaires ouverts au nom du Constituant (incluant notamment le comptes bancaires numéro [_____] clé RIB [_____] (le “Compte Nanti”) ouvert dans les livres du Teneur de Compte), pour sûreté et garantie du paiement de toutes sommes dues en sa qualité de garant au titre d’une convention en langue anglaise intitulée Term Loan Credit Agreement en date du 17 décembre 2010 d’un montant en principal de 1500 millions de dollars américains (la “Convention de Crédit à Terme”) et d’une convention en langue anglaise intitulée Revolving Credit Agreement en date du 17 décembre 2010 d’un montant en principal de 800 millions de dollars américains (la “Convention de Crédit Revolving”).

2.	Conformément à l’article 2362 du Code civil, nous vous notifions par la présente le nantissement constitué aux termes de la Convention de Nantissement dont une copie est jointe à la présente.

3.	Il est demandé à la banque Teneur de Compte d’approuver les stipulations de la Convention de Nantissement et en particulier les stipulations de l’Article 3.1 aux termes duquel tant qu’un Compte Nanti n’aura pas fait l’objet d’un Avis de Blocage conformément à l’Article 3.2, ce Compte Nanti fonctionnera librement et le Constituant pourra créditer et débiter ce Compte Nanti librement sous réserve des stipulations de la Convention de Nantissement, de la Convention de Crédit à Terme et de la Convention de Crédit Revolving.

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4.	Le Teneur de Compte devra fournir à l’Agent des Sûretés les informations portant sur le Compte Nanti que l’Agent des Sûretés agissant de façon raisonnable pourront lui demander tout moment.

5.	Le Teneur de Compte du Compte Nanti, jusqu’à réception par celui-ci d’un Avis de Blocage (qui n’a pas été annulé conformément à 1’Article 3.2 de la Convention de Nantissement), n’est pas tenu de surveiller ou de s’assurer que le fonctionnement du Compte Nanti est conforme à la Convention de Crédit à Terme, à la Convention de Crédit Revolving et à la Convention de Nantissement.

6.	Sans affecter les stipulations de 1’Article 3.2 de la Convention de Nantissement, le Teneur de Compte devra, dans un délai raisonnable suivant la réception d’un Avis de Blocage ou de toutes autres instructions écrites de l’Agent des Sûretés, agir conformément à cet Avis de Blocage, ou à ces instructions écrites, visant à bloquer, créditer ou débiter le Compte Nanti (le cas échéant).

7.	Le Teneur de Compte ne consentira à aucune modification de la convention d’ouverture de compte portant sur le Compte Nanti sans avoir préalablement obtenu l’accord de l’Agent des Sûretés.

8.	L’Agent des Sûretés ne sera pas tenu responsable pour les pertes (notamment, les pertes indirectes), coûts, charges, indemnités, frais, dettes qui pourraient résulter de son action ou inaction au titre de la Convention de Nantissement, sauf en cas de faute lourde, intentionnelle ou dolosive ou de fraude de sa part.

9.	Le Teneur de Compte ne sera pas tenu responsable pour les pertes (notamment, les pertes indirectes), coûts, charges, indemnités, frais, dettes qui pourraient résulter de son action ou inaction au titre de la présente notification, sauf en cas de faute lourde, intentionnelle ou dolosive ou de fraude de sa part.

10.	Le Teneur de Compte accepte de renoncer à tout droit de compensation qu’il pourrait avoir à l’encontre du Constituant sur le Compte Nanti.

11.	A sa meilleure connaissance, le Teneur de Compte n’a reçu aucun avis le notifiant que le Compte Nanti fait l’objet d’autres sûretés réelles.

12.	Les instructions et les autorisations contenues dans la présente lettre demeureront en vigueur et produiront leurs pleins effets jusqu’à ce que 1’Agent des Sûretés vous délivre un avis écrit les révoquant.

13.	La présente lettre est soumise au droit français.

14.	Nous vous remercions de bien vouloir accuser réception de la présente et d’approuver les stipulations de la Convention de Nantissement et vous remercions de nous retourner l’un des deux exemplaires de la présente notification à cet effet.

15.	Les termes en majuscule non définis dans la présente lettre auront la signification qui leur est donnée dans la Convention de Nantissement.
Nous vous prions d’agréer, Messieurs, l’expression de nos sentiments distingués.

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En deux (2) exemplaires,
Le [_____].
BANK OF AMERICA, N.A.
_____________________
L’AGENT DES SURETES
Par [__________________]
Pour accusé de réception :
____________________
LE TENEUR DE COMPTE
Par : [__________________]

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PART 2 — FORM OF NOTIFICATION
(TRANSLATION FOR INFORMATION PURPOSE ONLY)

From :	BANK OF AMERICA, N.A., 135 South LaSalle Street, Suite 425, Chicago, Illinois 60603, United States of America (The “French Collateral Agent”)

To :	[CORPORATE NAME] [Address] (The“Account Holder”)

Date : [_____]
Object : Bank accounts pledge agreement dated [_____]
Dear Sirs,
1.	We refer to the bank accounts pledge agreement dated [_____] (the “Pledge Agreement”) entered into between, inter alia, NOVELIS PAE S.A.S., as Pledgor, BANK OF AMERICA N.A. as French Collateral Agent and Beneficiary, the Term Loan Secured Parties and the Revolving Credit Secured Parties as Beneficiaries, relating to the pledge of certain bank accounts opened in the name of the Pledgor (including bank account n° [_____] RIB key [_____] (the “Pledged Account”), opened in the books of the Account Holder, as security for the full payment of any sums due as borrower under a credit agreement dated [_____]of a principal amount of [_____] (the “Credit Agreement”).

2.	In accordance with Article 2362 of the French Civil Code, we hereby notify you the pledge granted under the Pledge Agreement, a copy of which is attached to this letter.

3.	The Account Holder is requested to agree to the provisions of the Pledge Agreement, and in particular the provisions of Clause 3.1 which provide that until a Blockage Notice is delivered in respect of a Pledged Account pursuant to Clause 3.2, such Pledged Account shall continue to be operated freely and the Pledgor shall be entitled to freely credit and debit the Pledged Account, subject to terms of the Pledge Agreement and the Credit Agreement.

4.	The Account Holder will disclose to the French Collateral Agent such information relating to the Pledged Account as the French Collateral Agent may, at any time and from time to time reasonably, request the Account Holder to disclose to it.

5.	The Account Holder of the Pledged Account is under no obligation to monitor or to ensure compliance of the operation of the Pledged Account with the Loan Documents and the Pledge Agreement at any time prior to the Account Holders’ receipt of a Blockage Notice which has not been withdrawn in accordance with Clause 3.2 of the Pledge Agreement.

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6.	Without affecting the provisions of Clause 3.2 of the Pledge Agreement, the Account Holder will within a reasonable time of receipt of a Blockage Notice or any other written instructions from the French Collateral Agent, act in accordance with such Blockage Notice or written instructions to block, credit or debit the Pledged Account (as the case may require).

7.	The Account Holder will not agree any change to the agreement for the operation of the Pledged Account without the written consent of the French Collateral Agent.

8.	The French Collateral Agent will not be responsible for any loss (including but not limited to, indirect loss), costs, charges, damages, expenses and liabilities which may result as a consequence of it taking any action or failing to take action under the Pledge Agreement, except such as arises as result of any gross negligence, wilful default or fraud on the part of the French Collateral Agent.

9.	The Account Holder will not be responsible for any loss (including, but not limited to, indirect loss), costs, charges, damages, expenses and liabilities which may result as a consequence of it taking any action or failing to take action under this notice, except such as arises as result of any gross negligence or wilful default on the part of the Account Holder.

10.	The Account Holder agrees to waive any rights of set off it may have against the Pledgor over the Pledged Account.

11.	To the best of its knowledge, the Account Holder has not received notice of any other security interest over the Pledged Account.

12.	The instructions and authorisations which are contained in this letter shall remain in full force and effect until the French Collateral Agent gives you written notice revoking them;

13.	This letter is governed by the laws of the Republic of France.

14.	Please acknowledge receipt of this letter and agree to the provisions of the Pledge Agreement by sending us back two copies of this notification.

15.	For the purpose of this letter, all capitalised terms defined in the Pledge Agreement shall have the same meaning when used herein.
Yours sincerely,
In two original copies,
On [________]

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BANK OF AMERICA, N.A.
_______________________________
THE FRENCH COLLATERAL AGENT
By: [________]
______________________________
THE ACCOUNT HOLDER
By: [________]

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December 17, 2010
AMONG
NOVELIS PAE S.A.S.
as Chargor
BANK OF AMERICA, N.A.
as French Collateral Agent and Beneficiary
and
THE TERM LOAN SECURED PARTIES AND
THE REVOLVING CREDIT SECURED PARTIES
as Beneficiaries
This Agreement is entered into with the benefit of and subject to the terms of an Intercreditor
Agreement dated December 17, 2010

CHARGE OVER BUSINESS
(Acte de Nantissement de Fonds de Commerce)

INDEX

1. DEFINITIONS AND INTERPRETATION	2
2. CHARGE	6
3. PRESERVATION OF SECURITY	6
4. DESCRIPTION OF THE CHARGED BUSINESS	7
5. INSURANCE	8
6. REPRESENTATIONS AND WARRANTIES	8
7. UNDERTAKINGS	10
8. COVENANTS FOR FURTHER ASSURANCE	13
9. CHARGE UNDERTAKING	13
10. OBLIGATION TO PERFORM	13
11. ENFORCEMENT	14
12. APPLICATION OF PROCEEDS	14
13. CERTIFICATES	14
14. CURRENCY CONVERSION	14
15. CHANGES TO THE PARTIES	14
16. COSTS, EXPENSES, TAXES AND INDEMNITY	15
17. FILINGS — REGISTRATION	15
18. TERM AND RELEASE	16
19. MISCELLANEOUS	16
20. NOTICES	17
21. ELECTION OF DOMICILE	17
22. PREVAILING AGREEMENT	17
23. LANGUAGE	17
24. GOVERNING LAW AND JURISDICTION	18
25. INTERCREDITOR AGREEMENT GOVERNS	18

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SCHEDULES

SCHEDULE 1 LIST OF INTELLECTUAL PROPERTY RIGHTS	21
SCHEDULE 2 LIST OF PREMISES	45
SCHEDULE 3 DESCRIPTION OF FURNITURE, EQUIPMENTS, MATERIALS AND TOOLS AS OF DECEMBER 10, 2010	46

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THIS AGREEMENT IS MADE BY AND AMONG:
1.	NOVELIS PAE S.A.S., a French société par actions simplifiée having its registered office at 725 rue Aristide Bergès, 38340 Voreppe, France, registered with the Grenoble Trade and Companies Register under number 421 528 555, represented by a duly authorized signatory for the purpose of this Agreement (as “Chargor”);

2.	BANK OF AMERICA N.A., a company having its principal place of business at 135 South LaSalle Street, Suite 425, Chicago, Illinois 60603 (United States of America), acting in its capacity as French Collateral Agent (as defined below) on its own behalf and for its own account and for the account and on behalf of the Beneficiaries (as defined below) (the “French Collateral Agent”);

3.	THE TERM LOAN SECURED PARTIES (including Bank of America, N.A., in its capacity as Term Loan Collateral Agent under the parallel debt provisions set forth in the Term Loan Agreement and any person which may from time to time become a Term Loan Secured Party in accordance with the provisions of the Term Loan Credit Agreement) (as each of these capitalized terms is defined below), represented by the French Collateral Agent for the purposes of this Agreement;

4.	THE REVOLVING CREDIT SECURED PARTIES (including Bank of America, N.A. in its capacity as Revolving Credit Collateral Agent under the parallel debt provisions set forth in the Revolving Credit Agreement and any person which may from time to time become a Revolving Credit Secured Party in accordance with the provisions of the Revolving Credit Agreement) (as each of these capitalized terms is defined below), represented by the French Collateral Agent for the purposes of this Agreement.
WHEREAS:
(A)	Pursuant to the Term Loan Credit Agreement, the Lenders have agreed to extend credit to the Borrower in the form of Loans on the terms referred to in the Term Loan Credit Agreement and for the purposes therein mentioned (as each of these capitalized terms is defined in the Term Loan Credit Agreement).

(B)	Pursuant to clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement, the Chargor has undertaken to pay the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Term Loan Secured Parties under the Term Loan Credit Agreement and the other Loan Documents (as defined below).

(C)	Pursuant to the Revolving Credit Agreement, the Lenders and the Issuing Banks have agreed to extend credit in the form of Loans or Letters of Credit on the terms referred to in the Revolving Credit Agreement and for the purposes therein mentioned (as each of these capitalized terms is defined in the Revolving Credit Agreement).

(D)	Pursuant to clause 11.24 (Parallel Debt) of the Revolving Credit Agreement, the Chargor has undertaken to pay the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) as a separate and independent obligation an amount

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equal to, and in the currency of, each amount owed by it to the Revolving Credit Secured Parties under the Revolving Credit Agreement and the other Loan Documents (as defined below).
(E)	Pursuant to the Term Loan Credit Agreement, it is a condition precedent to the availability of the facilities under the Term Loan Credit Agreement that the Chargor as security for the due performance of the Term Loan Secured Obligations (as defined below) grants for the benefit of the Term Loan Collateral Agent and the other Term Loan Secured Parties a first priority charge over its business (fonds de commerce).

(F)	Pursuant to the Revolving Credit Agreement, it is a condition precedent to the Credit Extension (as defined in the Revolving Credit Agreement) that the Chargor as security for the due performance of the Revolving Credit Secured Obligations (as defined below) grants for the benefit of the Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties a second priority charge over its business (fonds de commerce).

(G)	Pursuant to the Appointment Agreement, the Beneficiaries have appointed the French Collateral Agent in order that the French Collateral Agent be entitled to register, perform and enforce any security interest (sûreté réelle) granted by the Chargor in accordance with Article 2328-1 of the French Code Civil.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

(a)	In this Agreement (including the recitals), unless otherwise specified, capitalized terms and expressions shall have the meaning given to them in the Clause or paragraph of this Agreement where they first appear.

(b)	The following terms and expressions shall have the meaning given to them below:

“Agreement” (or “Acte de Nantissement”) means this agreement (acte de nantissement de fonds de commerce) together with the schedules hereto, as amended or supplemented from time to time.

“Appointment Agreement” means that certain agreement dated on or about the date hereof by and between, among others, Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent, Novelis Inc. as Administrative Borrower and Novelis PAE S.A.S. (as each of these capitalized terms is defined in the Intercreditor Agreement) (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Beneficiaries” (or “Bénéficiaires”) means:
     (i) Bank of America as Term Loan Collateral Agent and Revolving Loan Collateral Agent,

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     (ii) the other Term Loan Secured Parties, and
     (iii) the other Revolving Credit Secured Parties.
“Charge” means the charge over the Charged Business (nantissement de fonds de commerce) as defined in Clause 2 (Charge) of this Agreement.

“Charged Business” means the on-going business of the Chargor as defined in Clause 4 of this Agreement.

“Discharge Date” means the date of the occurrence of the Discharge of Senior Lien Secured Obligations, as defined in the Intercreditor Agreement.

“Event of Default” (or “Cas de Défaut”) means an “Event of Default” as defined in the Term Loan Credit Agreement or an “Event of Default” as defined in the Revolving Credit Agreement, as applicable.

“French Collateral Agent” (or “Agent des Sûretés Français”) means BANK OF AMERICA N.A., or any person which becomes French Collateral Agent in accordance with the provisions of the Term Loan Credit Agreement or the Revolving Credit Agreement, as applicable.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and among the parties thereto, the Administrative Agent, the Collateral Agent, the Administrative Agent under the Revolving Credit Agreement and the Collateral Agent under the Revolving Credit Agreement, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Documents” shall have the meaning set forth in the Term Loan Credit Agreement and the Revolving Credit Agreement, as applicable.

“Loan Parties” means the persons designated as Loan Parties under the Term Loan Credit Agreement and the Revolving Credit Agreement.

“Intellectual Property Rights” means the intellectual property rights listed in Schedule 1 hereto as well as any other intellectual property rights now owned or later acquired by the Chargor from time to time during the term of this Agreement.

“Premises” means the premises listed in Schedule 2 on which the Charged Business is operated by the Chargor.

“Revolving Credit Agreement” (or “Convention de Crédit Revolving”) means the Credit Agreement dated on or about the date of this Agreement (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Parent Borrower”, Novelis Corporation, as “U.S. Borrower”, and the other U.S. Subsidiaries of Parent Borrower party thereto as “U.S. Borrowers”, Novelis UK Ltd, as “U.K. Borrower”, Novelis AG, as “Swiss Borrower”, AV METALS INC., as “Parent Guarantor”, the “Other Guarantors” party thereto, the lenders party thereto, and Bank of America, N.A., as “Issuing Bank”, “U.S. Swingline Lender”, “Administrative Agent” and “Collateral Agent” (all as defined therein).

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“Revolving Credit Secured Obligations” means the “Secured Obligations” as defined in the Revolving Credit Agreement, including all present and future obligations and liabilities of the Chargor as a Loan Party to the Revolving Credit Collateral Agent under clause 11.24 (Parallel Debt) of the Revolving Credit Agreement. For the avoidance of doubt, the Revolving Credit Secured Obligations shall be limited pursuant to section 7.15 (French Guarantor) of the Revolving Credit Agreement.

“Revolving Credit Secured Parties” means, collectively, the Revolving Credit Claimholders (as defined in the Intercreditor Agreement).

“Secured Obligations” (or “Obligations Garanties”) means the Revolving Credit Secured Obligations and the Term Loan Secured Obligations.

“Security Interest” means any mortgage, pledge, lien charge (whether fixed or floating), assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

“Security Period” means the period beginning on the date hereof and ending on the Discharge Date.

“Term Loan Credit Agreement” (or “Convention de Prêt à Terme”) means the Credit Agreement dated on or about the date of this Agreement (as amended, restated, supplemented or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Borrower”, AV METALS INC., as “Holdings”, the “Other Guarantors” party thereto, the lenders party thereto and Bank of America, N.A. as “Administrative Agent” and “Collateral Agent” (all as defined therein).

“Term Loan Secured Obligations” means the “Secured Obligations” as defined in the Term Loan Credit Agreement, including all present and future obligations and liabilities of the Chargor as a Loan Party to the Term Loan Collateral Agent under clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement. For the avoidance of doubt, the Term Loan Secured Obligations shall be limited pursuant to section 7.15 (French Guarantor) of the Term Loan Credit Agreement.

“Term Loan Secured Parties” means, collectively, the Term Loan Secured Parties (as defined in the Intercreditor Agreement).

(c)	Capitalized terms used in this Agreement (including the recitals) and not otherwise defined herein shall have the meaning ascribed thereto in the Term Loan Credit Agreement or the Revolving Credit Agreement, as the context may require, and shall be interpreted and construed in accordance therewith.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	“assets” includes properties, business, undertakings, revenues and rights of every description present, future and contingent (including uncalled share capital) and every kind of interest in an asset;

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(ii)	“authorization” means an authorization, consent, approval, license, exemption, filing, notarization or registration;

(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)	a “regulation” includes any regulation, rule, order, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organization;

(v)	a “Clause” or a “Schedule” is, unless otherwise specified, a reference to a clause or a schedule to this Agreement;

(vi)	a provision of a law is a reference to that provision as applied, amended or re-enacted;

(vii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a “successor” of a person includes its permitted assignees, persons subrogated to its rights and any persons who, under the laws of its jurisdiction of incorporation or domicile, succeeds to its rights and obligations under this Agreement by operation of law (in particular by virtue of a fusion or apport partiel d’actifs);

(ix)	a time of day is a reference to Paris time;

(x)	words importing the plural shall include the singular and vice versa;

(xi)	a party to this Agreement or other person includes, unless otherwise provided in this Agreement, such party’s or person’s permitted successors, assignees, transferees or substitutes;

(xii)	an “agreement” or “document” is a reference to that agreement or document as amended, varied, novated or supplemented from time to time.
(b)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(c)	An Event of Default is continuing if it has not been remedied or waived.

(d)	Any reference to the French Collateral Agent shall be deemed as a reference to the French Collateral Agent acting in its own name and for its own account and in the name and for the account of the Beneficiaries in accordance with the provisions of the Loan Documents. Any reference to the Collateral Agent shall be deemed a reference to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement).

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(e)	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement or the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement or the Revolving Credit Agreement, as applicable, shall govern and control.

(f)	This Agreement is entered into with the benefit of and subject to the terms of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.

(g)	This Agreement is designated a Loan Document for the purposes of the Term Loan Credit Agreement and the Revolving Credit Agreement.

2.	CHARGE

As security for the full payment, discharge and performance by the Chargor of the Secured Obligations, the Chargor hereby creates in favor of the French Collateral Agent for the benefit of the Collateral Agent and the other Beneficiaries a Security Interest over the Charged Business (nantissement de fonds de commerce) pursuant to the provisions of Article L. 142-1 et seq. of the French Commercial Code (Code de commerce).

3.	PRESERVATION OF SECURITY

3.1	Continuing security

The Security Interest (nantissement) constituted by the Charge created hereby shall extend until the Discharge Date.

3.2	Additional security

This Agreement and the Charge created hereby are in addition and without prejudice to any other guarantees or security interests existing or to be created or granted either by the Chargor or any other person pursuant to the terms of the Loan Documents.

3.3	Security transfer

In the event of any assignment, transfer, novation or disposal of a part or all of its rights and obligations by any Beneficiary under each and any of the Loan Documents to which such Beneficiary is a party, such Beneficiary hereby expressly maintains, which the Chargor accepts, all its rights and privileges hereunder for the benefit of its successor, in accordance with the terms of Article 1278 of the French Civil Code (Code civil) so that the Charge herein created will secure the Secured Obligations to the benefit of such successor, without further formalities.

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3.4	Amendment to the Loan Documents or the Secured Obligations

This Agreement and the Charge created hereby is irrevocable and will remain in force until the Discharge Date notwithstanding any amendment, restatement, renewal or extension of the term of the Term Loan Credit Agreement, the Revolving Credit Agreement or any other Loan Document, or any waiver thereunder or any change in the amount of credit granted pursuant to the Loan Documents.

4.	DESCRIPTION OF THE CHARGED BUSINESS

(a)	The security hereby granted is in respect of all of the tangible and intangible assets comprised in the Charged Business.

(b)	The Charged Business is operated by the Chargor at its main office (établissement principal) located at 725 rue Aristide Bergès, 38340 Voreppe, France, listed in Schedule 2, for which the Chargor is registered with the Trade and Companies Registry of Grenoble under number 421 528 555.

(c)	The Charged Business comprises:
(i)	the business sign (enseigne) and the business name (nom commercial) under which the Charged Business is operated;

(ii)	all present and future Intellectual Property Rights throughout the world including licenses over such Intellectual Property Rights (the “Charged Intellectual Property Rights”), owned, held or used by the Chargor in connection with the operation of the Charged Business, including all patents, trademarks and service marks, trade names, copyrights, drawings, trade secrets, patterns and domain names, whether or not registered, together with all registrations and applications to register the same, including the Intellectual Property Rights listed in Schedule 1 and all income fees, royalties, damages and payments now or hereafter due and payable with respect thereto and rights to sue for past and present or future infringements, dilutions or other violations thereof;

(iii)	the know-how (including, but not limited to, all manufacturing methods and processes, technical information and corresponding documentation) from time acquired by the Chargor in connection with its business activities;

(iv)	customers (clientèle) and goodwill relating to the Charged Business (achalandage);

(v)	all furniture (mobilier), equipment (matériel), materials and tools (outillage), which at present or in the future form part of, and are used in connection with, the Charged Business and all additions, replacements or modifications which may occur hereafter to any of these items. A list of all furniture, equipment, materials and tools which from part of the Charged Business as of the date hereof is set forth in Schedule 3 hereto;

(vi)	leasehold rights (droits au bail) relating to the Premises, and the Charge shall extend to (i) any renewals or extensions thereof, (ii) the rental of any new premises on which the Charged Business shall be operated, and (iii) those premises to which the operation of the Charged Business may subsequently be

7

transferred, subject to the prior written agreement of the French Collateral Agent; and
(vii)	all software licences (droits d’exploitation de logiciels).
(d)	The rights of the French Collateral Agent and the Beneficiaries shall extend to all insurance indemnities and other indemnities resulting from a requisition or expropriation, and any other damages or payment which may be substituted by way of subrogation for all or any part of the constituents of the Charged Business. As further security, the Chargor undertakes to the French Collateral Agent and the Beneficiaries to carry out, at its own expenses, all the formalities that may be necessary or useful to make the charge on these indemnities and receipts enforceable against third parties.

(e)	The Chargor delivered to the French Collateral Agent a copy of a registry of security interests (état des inscriptions) in connection with the Charged Business as of December 8, 2010.

5.	INSURANCE

5.1	Tangible assets

The Chargor represents that, as at the date hereof, the tangible assets used in connection with the Charged Business are insured, in accordance with the Chargor’s standard business practice and to the extent required under the Loan Documents, by Zurich Insurance Ireland LTD France represented by Marsh SA under insurance policy number 00008302750D.

5.2	Event of Default

In the event that an Event of Default has occurred, the French Collateral Agent shall notify the insurance company mandated to insure the Charged Business, in order to oppose payment (faire opposition) of the insurance indemnities to the Chargor.

5.3	Subrogation of the Beneficiaries in the Event of a Claim

In case of damages incurred on any of the tangible assets of the Charged Business, the French Collateral Agent and the Beneficiaries shall be subrogated in all rights and privileges of the Chargor arising from any insurance indemnities related to the Charged Business, without requiring any specific delegation, pursuant to Article L. 121-13 of the French Insurance Code (Code des assurances), and shall be able, in the event of an Event of Default, to recover the said indemnities directly, up to the amount that is due to the French Collateral Agent and the Beneficiaries in respect of the Secured Obligations.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

(a)	The Chargor hereby represents and warrants to the French Collateral Agent and the Beneficiaries that:

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(i)	the Chargor is a société par actions simplifiée duly incorporated and validly existing under the laws of France;

(ii)	the entry into, execution, delivery and performance by the Chargor of this Agreement have been duly authorized by the relevant corporate bodies and all necessary steps have been taken to ensure such a result;

(iii)	each obligation of the Chargor under the Agreement constitutes a valid undertaking enforceable in accordance with the terms hereof subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally;

(iv)	the entry into and delivery of and the exercise of its rights and the performance of its obligations under this Agreement do not breach or conflict with its by-laws (statuts) nor with the provisions of any agreement to which it is a party or the applicable laws or regulations;

(v)	the Chargor does not benefit from any immunity of jurisdiction or enforcement (including, without limitation, any immunity permitting it to escape any protective measures or means of enforcement), whether for itself or for one of its assets;

(vi)	the Chargor is not in a situation of suspension of payment (cessation des paiments) and no action, measure or proceedings whatsoever have been taken or commenced or, to the Chargor’s knowledge, contemplated by any person for the purpose of (a) carrying out or requesting the suspension of payments, dissolution, judicial reorganization (procédure de sauvegarde or redressement judiciaire) or judicial liquidation or appointment of an official receiver or a conciliator of the Chargor or one of its assets or (b) opening, negotiating and/or instituting any out-of-court conciliation (amicable conciliation, ad hoc mandate) relating to the Chargor’s debts or any procedure of the same type or having the same purpose as provided for by the law n°2005-845 of July 26, 2005 on the safeguard of companies;

(vii)	the Chargor is the registered owner of the Charged Business and of its constitutive assets, and the registered holder of the licenses included in the Charged Business, its operations having started on December 31, 2004, on the premises located 725 rue Aristide Bergès, 38340 Voreppe, France;

(viii)	the Charged Business is insured for an adequate amount in accordance with the terms of the Loan Documents;

(ix)	the Charged Business and the assets forming part of the Charged Business are not subject, at the date hereof, to any Security Interest which is not permitted under the Loan Documents;

(x)	once the requisite formalities have been complied with, the Charge created by this Agreement shall constitute a Security Interest over the Charged Business (conferring upon the Beneficiaries the lien set forth in articles L. 142-1 and seq. of the French Code de commerce), valid, binding and enforceable against the Chargor and third parties, to secure the Secured Obligations, subject to

9

applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally;
(xi)	subject to Clause 17 hereunder, any licenses or permits, and any opinions, registrations or approvals required by any governmental authority whatsoever, necessary for the execution, validity or effectiveness of this Agreement have been obtained, put into place and are in full force;

(xii)	the Charged Business constitutes the only business asset of the Chargor. As of the date hereof, there are no other assets, secondary establishments or branches that could be made the subject of a charge of business under this Agreement;

(xiii)	except as permitted under the Loan Documents, there are no claims or proceedings with respect to the ownership or the validity of the assets constituting the Charged Business and, to its knowledge, no claim or proceedings are pending or threatened before any courts or arbitration panels in France or abroad with respect to the Charged Business, and the Chargor has not received any notice that the Charged Intellectual Property Rights may be void or claimed by a third party or prejudice any intellectual property rights of any third party and, to the Chargor’s knowledge, no facts exist that could result in such a claim;

(xiv)	except as permitted under the Loan Documents, the Charged Business is not subject to any other legal, contractual or judicial restrictions which could affect the transferability or the value of the Charged Business, or any portion thereof, or the rights of the French Collateral Agent and the Beneficiaries with respect to the Charge;

(xv)	the execution and creation of this Charge is in the Chargor’s corporate interest; and

(xvi)	the list of Intellectual Property Rights appearing as Schedule 1 hereto is exhaustive and correct as of the date hereof.
6.2	Time for making representations and warranties

The representations and warranties set forth in Clause 6.1 (Representations and Warranties) will remain in effect after the execution and delivery of this Agreement and shall remain applicable and in full force and effect until the Discharge Date.

7.	UNDERTAKINGS

The Chargor hereby undertakes to the French Collateral Agent and the Beneficiaries that, as from the date hereof and throughout the Security Period:

(a)	the Chargor will not assign, transfer or otherwise dispose of the whole or any part of the Charged Business or any of its rights whatsoever by virtue of the Charged Business, except as permitted under the Loan Documents;

(b)	the Chargor will give notice, as soon as possible, to the French Collateral Agent of any attachment or other protective measure relating to the Charged Business or to any

10

of its component assets; and more generally, it will promptly notify the French Collateral Agent of any occurrence, including any dispute, which is likely to materially affect any of the assets forming part of the Charged Business in order to allow the French Collateral Agent to effectively ensure that the value and efficacy of this Security Interest is maintained;

(c)	the Chargor will maintain the Security Interest created by this Agreement as a Security Interest having a first ranking subject to Liens permitted under the Loan Documents;

(d)	the Chargor will keep in good condition and in full all of the materials, fixtures and accessories of the Charged Business indicated above, subject to the normal wear and tear of such materials caused by normal use, in each case to the extent required under the Loan Documents;

(e)	the Chargor will maintain the current value of the Charged Business by ensuring (i) its continuing operation, (ii) supply, and (iii) the upkeep of its equipment in each case to the extent required under the Loan Documents;

(f)	the Chargor will not create or allow the creation of any Security Interest whatsoever, other than the Charge, over the Charged Business or any of its elements, except those permitted under the terms of the Loan Documents, if applicable;

(g)	the Chargor will notify the French Collateral Agent as soon as possible of the occurrence of any event which is likely to have a negative effect on the rights of the French Collateral Agent and the Beneficiaries under this Agreement or which could jeopardize the realization of the Charge;

(h)	except as otherwise permitted under the Loan Documents, with respect to Charged Intellectual Property Rights it will take all such reasonable steps and do all such acts as may be reasonably necessary to preserve and maintain the existence and validity of any such Charged Intellectual Property Rights and not knowingly use or permit any such Charged Intellectual Property Rights to be used in a way which would be reasonably likely to prejudice the interests of the French Collateral Agent and the Beneficiaries in relation to the Charged Intellectual Property Rights;

(i)	except as otherwise permitted under the Loan Documents, the Chargor will not grant a license on the Charged Intellectual Property Rights other than those that are strictly necessary to its normal operation and that do not materially impair the value of the Charged Intellectual Property Rights;

(j)	except as otherwise permitted under the Loan Documents, the Chargor will continue to carry out the Charged Business on the Premises;

(k)	the Chargor will promptly inform the French Collateral Agent of the creation of any secondary office of the Charged Business;

(l)	the Chargor will grant a Security Interest substantially on the terms set out herein in favor of the French Collateral Agent and the Beneficiaries as security for the Secured Obligations over the business of any secondary office or branch of the Charged Business opened by the Chargor after the date hereto;

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(m)	in the event of a sale of the Charged Business, permitted under the Loan Documents, or enforcement of the Charge, the Chargor shall, promptly and at its own expense, take any actions that the French Collateral Agent may reasonably require in order to protect all or any of the rights, powers, and remedies under all the lease agreements relating to the premises where the Charged Business is operated;

(n)	the Chargor will comply with all applicable laws and regulations, where failure to comply with such laws may affect its capacity to execute its obligations pursuant to this Agreement;

(o)	the Chargor will promptly provide to the French Collateral Agent all information relating to the Charged Business which the French Collateral Agent may from time to time reasonably require;

(p)	the Chargor will pay all taxes due with respect to the Charged Business, except where such payment may in good faith be contested or where payment can lawfully be withheld and where proper provisions have been made for such taxes in its accounts;

(q)	the Chargor shall take all commercially reasonable steps necessary to defend its rights in respect of the Charged Business against any claim or demand of any person in order to protect the rights of the French Collateral Agent and the Beneficiaries over the Charged Business, and shall promptly keep the French Collateral Agent informed of any such claim or demand;

(r)	the Chargor will register the licenses over the Intellectual Property Rights with the National Industrial Property Registry (Institut National de la Propriété Industrielle) and/or any other relevant authority, and in general will make whatever is necessary to ensure the enforcement of such licenses with respect to third parties, no later than thirty (30) days following the signature of this Agreement; and

(s)	the Chargor shall execute from time to time any amendment to this Agreement and/or any other document which may be reasonably required by the French Collateral Agent, acting for its own account and on behalf of the Beneficiaries, in order to reconfirm or restate the Charge herein constituted and to include as beneficiary of such Charge any successor or assignee, including any person party to the Loan Documents, in the event of a substitution, merger or restructuring in any form whatsoever of the French Collateral Agent, the Beneficiaries, the Chargor or any entity assuming the obligations of the Chargor.

8.	LICENSE

For the purpose of enabling the French Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies hereunder at such time as the French Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Chargor hereby grants to the French Collateral Agent an irrevocable, non-exclusive license and, to the extent permitted under the intellectual property licenses granting the Chargor rights in Intellectual Property Rights, sublicense (in each case, exercisable without payment of royalties or other compensation to the Chargor) to use, license or sublicense any of the Intellectual Property Rights now owned or hereafter acquired by the Chargor, wherever the same may be located; provided that the quality of any products in connection with which

12

the Intellectual Property Rights are used will not be materially inferior to the quality of such products prior to such Event of Default. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

9.	COVENANTS FOR FURTHER ASSURANCE

The Chargor shall from time to time, at its own expenses, promptly execute and deliver all further instruments and documents and take all further action that the French Collateral Agent may reasonably request, in order to perfect, protect or enforce any Security Interest to be granted or purported to be granted hereunder or to enable or facilitate the French Collateral Agent and the Beneficiaries to exercise and enforce their rights, powers and remedies hereunder with respect to the Charged Business. In this respect, the Chargor shall in particular execute all documents or instruments and give all notices, orders and directions and carry out all registrations which the French Collateral Agent may reasonably request.

10.	CHARGE UNDERTAKING

10.1	Without prejudice to its obligations pursuant to the Loan Documents, the Chargor irrevocably undertakes, at its own expense and at the French Collateral Agent’s first request, to take all necessary steps and complete all necessary formalities in order to extend the effects of the Charge to any asset newly acquired, constituted, installed or used, which are similar to any of the assets listed in Clause 4 above and relating to any existing branch of the Chargor or to any branch of the Chargor established after the date of this Agreement or more generally after any commercial lease entered into during the operation of the Charged Business, provided that the value of each single asset exceeds an amount of €15,000 and that the value of all assets newly acquired, constituted, installed of used within a given fiscal year exceeds in the aggregate an amount of €50,000 .

10.2	The extension of the effects of the Charge as contemplated in the subclause above shall become effective with the execution of a letter amending this Agreement, provided that the execution of such letter does not entail a novation.

11.	OBLIGATION TO PERFORM

It is expressly agreed that, notwithstanding anything to the contrary herein, the Chargor shall remain liable during the Security Period to observe and perform all of the conditions and obligations assumed by it in respect of the Charged Business, and the Beneficiaries and the French Collateral Agent shall be under no obligation or liability by reason of, or arising out of, this Agreement unless otherwise expressly specified herein. The Beneficiaries and the French Collateral Agent shall not be under any obligation to, or be required in any manner to perform or fulfill any obligation of the Chargor in respect of the Charged Business, or to make any payment or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled hereunder at any time or times.

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12.	ENFORCEMENT

Subject to the provisions of the Intercreditor Agreement:

Upon the occurrence of an Event of Default, and at any time thereafter, the French Collateral Agent, acting for its own account and on behalf of the Beneficiaries, will be entitled, at its sole discretion, to enforce all rights and privileges conferred on them and to procure the enforcement of the Charge hereunder, pursuant to Articles L. 142-1 et seq. of the French commercial code (Code de commerce). In particular, and without limiting the generality of the foregoing, the French Collateral Agent shall have the right to request a court order, before the Commercial Court of Grenoble, for the judicial assignment of the Charged Business pursuant to Articles L. 143-3 to L. 143-15 of the French Commercial Code (Code de commerce).

13.	APPLICATION OF PROCEEDS

The proceeds from the sale or the retention of the Charged Business pursuant to the enforcement of this Charge shall be applied to the repayment of the Secured Obligations, as set out and in the order and priority set forth under the Intercreditor Agreement. The French Collateral Agent and the Beneficiaries shall in no case be liable for the value retained for the enforcement of the Charge.

14.	CERTIFICATES

Any certification or determination by the French Collateral Agent setting forth an amount under this Agreement is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

15.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Secured Obligations and subject to the provisions of the Loan Documents, the French Collateral Agent and the Beneficiaries may convert any money received, recovered or realized or subject to application by them under this Agreement from one currency to another, as they think fit, and any such conversion shall be effected at the relevant French Collateral Agent’s or the applicable Beneficiary’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

16.	CHANGES TO THE PARTIES

(a)	All the rights, privileges, powers, discretions and authorities of the French Collateral Agent and the Beneficiaries hereunder will benefit their respective successors and assignees and all terms, conditions, representations and warranties and undertakings of the Chargor hereunder shall oblige its respective successors and assignees in the same manner, it being agreed and understood that:
(i)	the Chargor shall not assign, transfer, novate or dispose of any of, or any interest in its rights and/or obligations under this Agreement except as permitted under the Loan Documents, and

(ii)	the Beneficiaries and the French Collateral Agent shall be entitled to assign, transfer, novate or dispose of any of, or any interest in their rights and/or

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obligations hereunder to any successor in accordance with the provisions of the relevant Loan Documents.
(b)	The provisions of this Agreement and the rights arising therefrom shall remain in full force and effect and benefit to any successors, transferees or assignees of the French Collateral Agent or any Beneficiary, without any specific notice, registration or reiteration, in case, inter alios, of any sale, merger, demerger, spin-off or assets contribution which the French Collateral Agent or any Beneficiary may decide to proceed. It is expressly agreed that an asset contribution or a partial merger within the meanings of Articles L. 236-1 et sequitur of the French Commercial Code (Code de commerce) shall be deemed to be a transfer for the purpose of the present provision.

(c)	The French Collateral Agent and the Beneficiaries shall be entitled to disclose such information concerning the Chargor or any other person and this Agreement as they consider appropriate to any actual or proposed direct successor or to any person to whom information may be required to be disclosed by applicable law.

17.	COSTS, EXPENSES, TAXES AND INDEMNITY

(a)	The Chargor shall bear any expense which the French Collateral Agent or any Beneficiary may incur in connection with the preparation and execution of this Agreement, as well as any expenses incurred in connection with the preservation or enforcement of the French Collateral Agent and the Beneficiaries’ rights under this Agreement and the Charge, all in accordance with the terms of the Term Loan Credit Agreement (in respect of the Term Loan Secured Parties) and the Revolving Credit Agreement (in respect of the Revolving Credit Secured Parties).

(b)	The Chargor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the French Collateral Agent and the Beneficiaries against any action which any of it may sustain as a consequence of any breach by the Chargor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on any of it by this Agreement or otherwise relating to the Charged Business.

(c)	The Chargor shall pay all stamp, registration and other taxes to which this Agreement, the Charge or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the French Collateral Agent and the Beneficiaries on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such Tax.

18.	FILINGS — REGISTRATION

(a)	In accordance with the provisions of Article L. 142-3 of the French Commercial Code (Code de Commerce), this Agreement shall be registered by the French Collateral Agent with the relevant French tax authorities (Recette des Impôts) within fifteen (15) days following the date hereof.

(b)	In accordance with the provisions of Article L. 142-4 of the French Commercial Code (Code de commerce), no later than fifteen (15) days following the execution of this Agreement, the French Collateral Agent will register the Security Interest hereby

15

granted over the Charged Business with the clerk’s office of the relevant Commercial Court (Greffe du Tribunal de Commerce).
(c)	In accordance with the provisions of Article L. 143-17 of the French commercial code (Code de commerce), no later than fifteen (15) days following the registration referred to in Clause 17 (b) of this Agreement, the French Collateral Agent will register the Intellectual Property Rights listed in Schedule 1 hereto with the National Industrial Property Registry (Institut National de la Propriété Industrielle) and/or with any other registry offices.

(d)	Any holder of an original of this Agreement is hereby granted all powers necessary in order to complete the registration formalities contemplated by this Agreement.

19.	TERM AND RELEASE

(a)	This Agreement shall come into force as at the date hereof and shall remain in full force and effect until the end of the Security Period, it being specified that, in accordance with the provisions of Article L. 143-19 of the French Commercial Code (Code de commerce) the Charge shall be registered with the clerk office of the relevant commercial court(s) (greffe du ou des tribunaux de commerce) for a period of ten (10) years.

(b)	The Chargor irrevocably and unconditionally undertakes to renew the registration of the present Charge if, upon the expiry of the Charge, any of the Secured Obligations remains unpaid, is not performed or discharged and the Chargor irrevocably accepts such a renewal of the registration and, in the common interest of the parties, gives the French Collateral Agent the irrevocable authority and power to sign all deeds and documents and complete all necessary formalities to this end.

(c)	As soon as practicable after the Security Period and at the request of the Chargor, the Beneficiaries shall execute, at the expense of the Chargor, any deed of release releasing the Chargor from all its obligations and responsibilities under this Agreement.

(d)	If the French Collateral Agent is authorized to release in whole or in part the Charged Business under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the French Collateral Agent is authorized to release such collateral under this Agreement.

(e)	The Charge shall extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge. The French Collateral Agent and the Beneficiaries shall be entitled not to release the Charge until they have been paid of all sums owed to them by the Chargor which are due and payable.

20.	MISCELLANEOUS

(a)	No failure to exercise, nor any delay in exercising, on the part of the French Collateral Agent or any Beneficiary, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not

16

exclusive of any rights or remedies provided by law. The Beneficiaries and the French Collateral Agent shall not assume any responsibility towards the Chargor or its legal successors, individually or generally, due to the late exercise or failure to exercise the rights and prerogatives conferred to them by this Agreement.

(b)	The French Collateral Agent and the Beneficiaries shall not assume any responsibility for any damage arising from the enforcement of the Agreement, or for any default or omission in the exercise of rights under this Agreement.

(c)	The French Collateral Agent and the Beneficiaries shall not assume any responsibility towards the Chargor or its legal successors, individually or generally, due to the late exercise or the failure to exercise the rights conferred on them by this Agreement.

(d)	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

(e)	In any case, if such illegality, invalidity or enforceability occurs, the parties shall negotiate in good faith with a view to agree on the replacement of such provision by a provision which is legal, valid and enforceable and which is to the extent applicable in accordance with the intents and purposes of this Agreement and which in its economic effect come as close as practicable to the provision being replaced.

21.	NOTICES

Except as specifically provided otherwise in this Agreement, all notices or other communications under or in connection with this Agreement shall be given to each party as specified in Section 11.01 (Notices) of the Term Loan Credit Agreement (in respect of the Term Loan Secured Parties) and Section 11.01 (Notices) of the Revolving Credit Agreement (in respect of the Revolving Credit Secured Parties).

22.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, the Chargor irrevocably elects domicile at its registered office for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings.

23.	NO AMENDMENT

The parties to this Agreement recognize that this Agreement has the sole purpose of establishing the present security for the benefit of the French Collateral Agent and the Beneficiaries and does not have the purpose or effect of modifying the rights and obligations set out in any other Loan Document.

24.	LANGUAGE

(a)	This Agreement is executed in French for the purpose of the registration and filing formalities. An English translation is provided hereto for information purposes. In the event of any conflict between the English version and the French version, the

17

French version of this Agreement shall prevail, irrespective of whether the English translation has been signed or initialed by any of the parties to this Agreement.
(b)	All notices and documents delivered under this Agreement (except, for the avoidance of doubts, any bordereau de nantissement de fonds de commerce) shall be in English or be accompanied by a translation into English and the party to whom any such translation is addressed shall be entitled to rely on it as being true and correct.

25.	GOVERNING LAW AND JURISDICTION

25.1	Governing Law

This Agreement and the Charge shall be governed by and construed in accordance with French law.

25.2	Jurisdiction

For the benefit of the French Collateral Agent and the Beneficiaries, the Chargor agrees that the courts of France shall have jurisdiction to settle any disputes in connection with this Agreement and the Charge, and accordingly, except as provided in Clause 12 hereto, submit any such disputes to the jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris). This Clause 25.2 is for the benefit of the French Collateral Agent and the Beneficiaries only. As a result, nothing in this Clause shall limit the right of any Beneficiary to bring proceedings against the Chargor in connection with this Agreement and/or the Charge in any other court of competent jurisdiction. To the extent allowed by law, the French Collateral Agent and the Beneficiaries may take concurrent proceedings in any number of jurisdictions.

26.	INTERCREDITOR AGREEMENT GOVERNS

Notwithstanding anything herein to the contrary, the liens and security interests granted for the benefit of the French Collateral Agent, the Term Loan Secured Parties and the Revolving Credit Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the French Collateral Agent and the Beneficiaries hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement and the Revolving Credit Agreement, as applicable, including Article X thereof, shall govern and control the exercise of the remedies by the French Collateral Agent.
[LEFT INTENTIONALLY BLANK]

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Executed in _______________
On December 17, 2010,
In six (6) originals including 1 original for the purposes of registration of the Security Interest over the Charged Business with the clerk of the Commercial Court of Grenoble (Greffe du Tribunal de Commerce), and 2 originals for the purposes of registration of the Security Interest over the Charged Business at the National Industrial Property Registry (Institut National de la Propriété Industrielle).
[LEFT INTENTIONALLY BLANK]

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NOVELIS PAE S.A.S.,
The Chargor
Signature: _______________
By:
Capacity:
Duly authorised for the purpose of this Agreement
BANK OF AMERICA, N.A., as
French Collateral Agent
Acting on its own behalf and on behalf of the Beneficiaries
Signature: _______________
By:
Capacity:

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SCHEDULE 1
LIST OF INTELLECTUAL PROPERTY RIGHTS
Trademarks
UNITED STATES TRADEMARKS:
Registrations:

OWNER NAME	REGISTRATION NUMBER	TRADEMARK	CASE NUMBER
NOVELIS PAE CORPORATION	1744280	ALPUR	NTM0005
NOVELIS PAE SAS	2490097	JUMBO 3CM	NTM0007
Applications: None
CANADIAN TRADEMARKS:
Registrations:

	REGISTRATION
OWNER NAME	NUMBER	TRADEMARK
NOVELIS PAE SAS	414440	ALPUR
PECHINEY RHENALU	179317	3C & DEVICE
Applications: None

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OTHER COUNTRY TRADEMARKS:
Registrations:

			Trademark
Owner Name	Country Name	Registration Number	Name
PECHINEY RHENALU	Algeria	464250	ALPLA

PECHINEY RHENALU	Algeria	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Australia	238314	3C & DEVICE

PECHINEY RHENALU	Australia	238315	3C & DEVICE

PECHINEY RHENALU	Austria	637995	JUMBO 3CM

PECHINEY RHENALU	Austria	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Austria	464250	ALPLA

PECHINEY RHENALU	Benelux	464250	ALPLA

PECHINEY RHENALU	Benelux	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Benelux	637995	JUMBO 3CM

PECHINEY RHENALU	Brazil	819364991	JUMBO 3CM

PECHINEY RHENALU	China (People’s Republic)	637995	JUMBO 3CM

PECHINEY RHENALU	Czech Republic	637995	JUMBO 3CM

PECHINEY RHENALU	Denmark	753236	ALPLA

PECHINEY RHENALU	Denmark	1557-84	FLEXAL & DEVICE

PECHINEY RHENALU	Egypt	464250	ALPLA

PECHINEY RHENALU	Egypt	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Finland	753236	ALPLA

PECHINEY RHENALU	Finland	87869	FLEXAL & DEVICE

PECHINEY RHENALU	France	1662864	FLEXAL & DEVICE

PECHINEY RHENALU	France	94518261	ALPUR

PECHINEY RHENALU	France	1389803	JUMBO’S-3C (& DEVICE)

PECHINEY RHENALU	France	013108022	THINNER, WIDER, FASTER

PECHINEY RHENALU	France	94524159	JUMBO 3CM

PECHINEY RHENALU	France	003046640	ALPLA

NOVELIS PAE SAS	France	093632675	JETCLEANER

NOVELIS PAE SAS	France	093632676	IRMA

NOVELIS PAE SAS	France	093632673	AUTOPAK

NOVELIS PAE SAS	France	093680821	PDBF

PECHINEY RHENALU	Germany	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Germany	637995	JUMBO 3CM

PECHINEY RHENALU	Germany	464250	ALPLA

PECHINEY RHENALU	Greece	148552	ALPLA

PECHINEY RHENALU	Greece	753236	ALPLA

PECHINEY RHENALU	Greece	69681	FLEXAL & DEVICE

PECHINEY RHENALU	Hungary	637995	JUMBO 3CM

PECHINEY RHENALU	Hungary	464250	ALPLA

PECHINEY RHENALU	Hungary	463652	FLEXAL & DEVICE

NOVELIS PAE SAS	India	640121	ALPUR

NOVELIS PAE SAS	India	640122	ALPUR

PECHINEY RHENALU	India	327162	JUMBO’S-3C (& DEVICE)

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			Trademark
Owner Name	Country Name	Registration Number	Name
PECHINEY RHENALU	India	265399B	3C & DEVICE

PECHINEY RHENALU	India	265400B	3C & DEVICE

PECHINEY RHENALU	Int’l Registration — Madrid Agreement / Protocol	753236	ALPLA

PECHINEY RHENALU	Int’l Registration — Madrid Agreement / Protocol	637995	JUMBO 3CM

PECHINEY RHENALU	Int’l Registration — Madrid Agreement / Protocol	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Int’l Registration — Madrid Agreement / Protocol	464250	ALPLA

PECHINEY RHENALU	Int’l Registration — Madrid Protocol Only	753236	ALPLA

PECHINEY RHENALU	Ireland	103458	FLEXAL & DEVICE

PECHINEY RHENALU	Ireland	103459	FLEXAL & DEVICE

PECHINEY RHENALU	Italy	464250	ALPLA

PECHINEY RHENALU	Italy	637995	JUMBO 3CM

PECHINEY RHENALU	Italy	463652	FLEXAL & DEVICE

NOVELIS PAE SAS	Japan	4044101	JUMBO 3CM

PECHINEY RHENALU	Japan	2609703	JUMBO’S-3C (& DEVICE)

PECHINEY RHENALU	Korea, Democratic People’s Republic of	464250	ALPLA

NOVELIS PAE SAS	Korea, Republic of	343890	ALPUR

NOVELIS PAE SAS	Korea, Republic of	330558	ALPUR

PECHINEY RHENALU	Liechtenstein	464250	ALPLA

PECHINEY RHENALU	Liechtenstein	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Monaco	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Monaco	464250	ALPLA

PECHINEY RHENALU	Morocco	464250	ALPLA

PECHINEY RHENALU	Morocco	463652	FLEXAL & DEVICE

PECHINEY RHENALU	New Zealand	221245	ALPUR

PECHINEY RHENALU	New Zealand	221246	ALPUR

PECHINEY RHENALU	Norway	82170	3C & DEVICE

PECHINEY RHENALU	Norway	115155	FLEXAL & DEVICE

PECHINEY RHENALU	Poland	637995	JUMBO 3CM

PECHINEY RHENALU	Poland	753236	ALPLA

PECHINEY RHENALU	Portugal	464250	ALPLA

PECHINEY RHENALU	Portugal	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Romania	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Romania	464250	ALPLA

PECHINEY RHENALU	Russian Federation	464250	ALPLA

PECHINEY RHENALU	Russian Federation	637995	JUMBO 3CM

PECHINEY RHENALU	Russian Federation	463652	FLEXAL & DEVICE

NOVELIS PAE SAS	Russian Federation	392045	ALPUR

PECHINEY RHENALU	San Marino	463652	FLEXAL & DEVICE

PECHINEY RHENALU	San Marino	464250	ALPLA

PECHINEY RHENALU	Serbia (Old Code)	464250	ALPLA

23

			Trademark
Owner Name	Country Name	Registration Number	Name
PECHINEY RHENALU	Serbia (Old Code)	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Spain	463652	FLEXAL & DEVICE

PECHINEY RHENALU	Spain	464250	ALPLA

PECHINEY RHENALU	Sweden	753236	ALPLA

PECHINEY RHENALU	Sweden	188353	FLEXAL & DEVICE

PECHINEY RHENALU	Switzerland	464250	ALPLA

PECHINEY RHENALU	Switzerland	637995	JUMBO 3CM

PECHINEY RHENALU	Switzerland	463652	FLEXAL & DEVICE

NOVELIS PAE SAS	Taiwan	700429	ALPUR

PECHINEY RHENALU	Taiwan	685927	ALPUR

NOVELIS PAE SAS	Thailand	84215	ALPUR

NOVELIS PAE SAS	Thailand	88798	ALPUR

PECHINEY RHENALU	United Kingdom	753236	ALPLA

NOVELIS PAE SAS	United Kingdom	2024864	JUMBO 3CM

NOVELIS PAE SAS	Venezuela	169162	ALPUR

NOVELIS PAE SAS	Venezuela	197397	ALPUR

PECHINEY RHENALU	Venezuela	67356	3C & DEVICE

PECHINEY RHENALU	Venezuela	66677	3C & DEVICE

PECHINEY RHENALU	Viet Nam	464250	ALPLA

PECHINEY RHENALU	Viet Nam	463652	FLEXAL & DEVICE
Applications:

		APPLICATION
OWNER	COUNTRY	NUMBER	TRADEMARK
NOVELIS PAE SAS	China (People’s Republic)	6965897	ALPUR
NOVELIS PAE SAS	India	1732234	JUMBO 3CM

24

Licenses
US Patents

Registered Owner	Patent Number	Invention Title
Novelis Inc.	5028035	APPARATUS FOR GAS TREATMENT OF A LIQUID ALUMINUM BATH

Novelis Inc.	5409054	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Novelis Inc.	5476249	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Novelis Inc.	5494265	LADLE FOR PROCESSING MOLTEN METAL WITH MINIMAL SPACE REQUIREMENTS AND IMPROVED PERFORMANCE

Novelis Inc.	6060013	ROTARY GAS DISPERSION DEVICE FOR TREATING A LIQUID ALUMINIUM BATH

Novelis Inc.	6331269	INERT TANK FOR TREATING OXIDABLE LIQUID METAL

Novelis Inc.	6576184	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	6527042	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	6517646	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	7364690	DEVICE FOR INJECTING A TREATMENT GAS INTO A MOLTEN METAL

Novelis Casthouse Technology	5846479	Apparatus for de-gassing molten metal

25

Canada Patents

Registered Owner	Patent Number	Invention Title
Novelis Inc.	2069802	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Novelis Inc.	2175073	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Novelis Inc.	2176136	LADLE FOR PROCESSING MOLTEN METAL WITH MINIMAL SPACE REQUIREMENTS AND IMPROVED PERFORMANCE

Novelis Inc.	2251230	ROTARY GAS DISPERSION DEVICE FOR TREATING A LIQUID ALUMINIUM BATH

Novelis Inc.	2296749	INERT TANK FOR TREATING OXIDABLE LIQUID METAL

26

Other countries patents

Registered Owner	Patent Number	Country	Invention Title
Novelis Inc.	1403	African Regional Industrial Property Organization	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Pechiney Rhenalu & Aluminium Pechiney	648667	Australia	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Pechiney Rhenalu & Aluminium Pechiney	676621	Australia	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Novelis Inc.	680703	Australia	LADLE FOR PROCESSING MOLTEN METAL WITH MINIMAL SPACE REQUIREMENTS AND IMPROVED PERFORMANCE

Pechiney Rhenalu & Aluminium Pechiney	714284	Australia	ROTARY GAS DISPERSION DEVICE FOR TREATING A LIQUID ALUMINIUM BATH

Novelis Inc.	773684	Australia	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	NOT AVAIL	Australia	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Pechiney Rhenalu & Aluminium Pechiney	0517629	Austria	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Pechiney Rhenalu & Aluminium Pechiney	0725840	Austria	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Pechiney Rhenalu & Aluminium Pechiney	0998588	Austria	INERT TANK FOR TREATING OXIDABLE LIQUID METAL

Pechiney Rhenalu	1133372	Austria	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Pechiney Rhenalu	1218128	Austria	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

27

Registered Owner	Patent Number	Country	Invention Title
Novelis Inc.	1184474	Austria	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1504130	Austria	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Pechiney Rhenalu & Aluminium Pechiney	0517629	Belgium	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Pechiney Rhenalu & Aluminium Pechiney	0725840	Belgium	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Pechiney Rhenalu	0728222	Belgium	LADLE FOR PROCESSING MOLTEN METAL WITH MINIMAL SPACE REQUIREMENTS AND IMPROVED PERFORMANCE

Pechiney Rhenalu & Aluminium Pechiney	0998588	Belgium	INERT TANK FOR TREATING OXIDABLE LIQUID METAL

Pechiney Rhenalu	1133372	Belgium	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	1184474	Belgium	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1504130	Belgium	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	1644545	Belgium	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	PI9914503-0	Brazil	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	PI0014546-7	Brazil	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	64171	Bulgaria	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	45256	China	PROCESS FOR PRODUCING A THIN SHEET SUITABLE FOR MAKING UP CONSTITUENT ELEMENTS OF CANS

28

Registered Owner	Patent Number	Country	Invention Title
Novelis Inc.	1378490	China	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	01814794.1	China	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	02804677.3	China	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Pechiney Rhenalu	P20020391	Croatia	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	295163	Czech Republic	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	296422	Czech Republic	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	1504130	Czech Republic	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	1184474	Denmark	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1644545	Denmark	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	1644545	Finland	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Pechiney Rhenalu	0419378	France	APPARATUS FOR GAS TREATMENT OF A LIQUID ALUMINUM BATH

Pechiney Rhenalu & Aluminium Pechiney	2677284	France	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Pechiney Rhenalu & Aluminium Pechiney	0517629	France	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Novelis Inc.	2707669	France	PROCESS FOR PRODUCING A THIN SHEET SUITABLE FOR MAKING UP CONSTITUENT ELEMENTS OF CANS

29

Registered Owner	Patent Number	Country	Invention Title
Novelis Inc.	2711560	France	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Novelis Inc.	0725840	France	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Novelis Inc.	0728222	France	LADLE FOR PROCESSING MOLTEN METAL WITH MINIMAL SPACE REQUIREMENTS AND IMPROVED PERFORMANCE

Pechiney Rhenalu	0761343	France	METHOD AND APPARATUS FOR STARTING A CONTINUOUS ROLL CASTER INSTALLATION

Pechiney Rhenalu	2742165	France	METHOD FOR MAKING THIN, HIGH-STRENGTH HIGHLY FORMABLE ALUM ALLOY STRIPS

Novelis Inc.	2763602	France	METHOD FOR MAKING ALUMINIUM ALLOY STRIPS BY CONTINUOUS THIN GAUGE TWIN-ROLL CASTING

Novelis Inc.	2766209	France	INERT TANK FOR TREATING OXIDABLE LIQUID METAL

Novelis Inc.	1056560	France	ALUMINIUM ALLOY STRIPS WITH HIGH SURFACE HOMOGENEITY AND METHOD FOR MAKING SAME

Novelis Inc.	1062065	France	METHOD AND DEVICE FOR CONTROLLING THE THICKNESS PROFILE OF A METAL STRIP RESULTING FROM CONTINUOUS CASTING

Pechiney Rhenalu	1133372	France	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Pechiney Rhenalu	2784608	France	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	1218128	France	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	2799399	France	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	2805827	France	Method for the production of an aluminium alloy for the fabrication of drink can bodies with enhanced resistance to sidewall abuse

30

Registered Owner	Patent Number	Country	Invention Title
Novelis Inc.	1184474	France	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	2813316	France	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	2820350	France	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	1358029	France	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	2836154	France	THIN STRIPS MADE OF ALUMINIUM-IRON ALLOY

Novelis Inc.	1483422	France	THIN STRIPS MADE OF ALUMINIUM-IRON ALLOY

Novelis Inc.	2839518	France	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	1504130	France	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	2843974	France	DEVICE FOR INJECTING A TREATMENT GAS INTO A MOLTEN METAL

Novelis Inc.	1644545	France	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Pechiney Rhenalu	0523205	France	MEASUREMENT DEVICE FOR ROLL GAP CONTROL AND PROCESS FOR ITS OPERATION

Pechiney Rhenalu	0625387	France	STRIP CASTING MACHINE FOR METALS

Novelis Inc.	0517629	Germany	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Novelis Inc.	0725840	Germany	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

31

Registered Owner	Patent Number	Country	Invention Title
Novelis Inc.	0728222	Germany	LADLE FOR PROCESSING MOLTEN METAL WITH MINIMAL SPACE REQUIREMENTS AND IMPROVED PERFORMANCE

Novelis Inc.	0916066	Germany	ROTARY GAS DISPERSION DEVICE FOR TREATING A LIQUID ALUMINIUM BATH

Novelis Inc.	0998588	Germany	INERT TANK FOR TREATING OXIDABLE LIQUID METAL

Novelis Inc.	1133372	Germany	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	1218128	Germany	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	1184474	Germany	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1358029	Germany	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	1483422	Germany	THIN STRIPS MADE OF ALUMINIUM-IRON ALLOY

Novelis Inc.	1504130	Germany	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	1644545	Germany	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Pechiney Rhenalu & Aluminium Pechiney	0517629	Greece	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Pechiney Rhenalu & Aluminium Pechiney	0725840	Greece	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Novelis Inc.	1133372	Greece	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	1218128	Greece	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

32

Registered Owner	Patent Number	Country	Invention Title
Novelis Inc.	1184474	Greece	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1358029	Greece	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	1504130	Greece	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	224556	Hungary	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	0013891	Indonesia	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Pechiney Rhenalu	27886	Iran	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Pechiney Rhenalu & Aluminium Pechiney	0517629	Italy	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Pechiney Rhenalu & Aluminium Pechiney	0725840	Italy	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Pechiney Rhenalu	0728222	Italy	LADLE FOR PROCESSING MOLTEN METAL WITH MINIMAL SPACE REQUIREMENTS AND IMPROVED PERFORMANCE

Pechiney Rhenalu	0761343	Italy	METHOD AND APPARATUS FOR STARTING A CONTINUOUS ROLL CASTER INSTALLATION

Pechiney Rhenalu & Aluminium Pechiney	0916066	Italy	ROTARY GAS DISPERSION DEVICE FOR TREATING A LIQUID ALUMINIUM BATH

Pechiney Rhenalu & Aluminium Pechiney	0998588	Italy	INERT TANK FOR TREATING OXIDABLE LIQUID METAL

Novelis Inc.	1056560	Italy	ALUMINIUM ALLOY STRIPS WITH HIGH SURFACE HOMOGENEITY AND METHOD FOR MAKING SAME

33

Registered Owner	Patent Number	Country	Invention Title
Pechiney Rhenalu	1133372	Italy	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Pechiney Rhenalu	1218128	Italy	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	1184474	Italy	Method for manufacturing very thin aluminum-iron Alloy strips

Pechiney Rhenalu	1358029	Italy	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	1504130	Italy	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	1644545	Italy	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Pechiney Rhenalu	0309394	Italy	ROLLING MILL STAND OR CONTINUOUS CASTING STAND

Pechiney Rhenalu & Aluminium Pechiney	3107912	Japan	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Pechiney Rhenalu & Aluminium Pechiney	3754069	Japan	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Pechiney Rhenalu	3790543	Japan	LADLE FOR PROCESSING MOLTEN METAL WITH MINIMAL SPACE REQUIREMENTS AND IMPROVED PERFORMANCE

Pechiney Rhenalu	698335	Korea, Republic of	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	0517629	Liechtenstein	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Novelis Inc.	0725840	Liechtenstein	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Novelis Inc.	0916066	Liechtenstein	ROTARY GAS DISPERSION DEVICE FOR TREATING A LIQUID ALUMINIUM BATH

34

Registered Owner	Patent Number	Country	Invention Title
Novelis Inc.	1133372	Liechtenstein	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	1218128	Liechtenstein	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	1184474	Liechtenstein	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1358029	Liechtenstein	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	1504130	Liechtenstein	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	1644545	Liechtenstein	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	1133372	Luxembourg	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	1218128	Luxembourg	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	1184474	Luxembourg	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1358029	Luxembourg	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	1504130	Luxembourg	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	MY122535A	Malaysia	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	224959	Mexico	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	233818	Mexico	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

35

Registered Owner	Patent Number	Country	Invention Title
Pechiney Rhenalu & Aluminium Pechiney	0517629	Netherlands	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Pechiney Rhenalu & Aluminium Pechiney	0725840	Netherlands	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Pechiney Rhenalu	0728222	Netherlands	LADLE FOR PROCESSING MOLTEN METAL WITH MINIMAL SPACE REQUIREMENTS AND IMPROVED PERFORMANCE

Novelis Inc.	1133372	Netherlands	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	1358029	Netherlands	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	1504130	Netherlands	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	1644545	Netherlands	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Pechiney Rhenalu & Aluminium Pechiney	302868	Norway	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Pechiney Rhenalu & Aluminium Pechiney	309577	Norway	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Pechiney Rhenalu & Aluminium Pechiney	322601	Norway	INERT TANK FOR TREATING OXIDABLE LIQUID METAL

Novelis Inc.	196009	Poland	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	198450	Poland	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	1644545	Poland	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

36

Registered Owner	Patent Number	Country	Invention Title
Novelis Inc.	1504130	Portugal	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	1644545	Portugal	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	1218128	Romania	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	1504130	Romania	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	2252106	Russia	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	2254392	Russia	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	2288068	Russia	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	2301274	Russia	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.		Russia	DEVICE FOR INJECTING A TREATMENT GAS INTO A MOLTEN METAL

Pechiney Rhenalu & Aluminium Pechiney	0725840	Slovenia	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Novelis Inc.	1218128	Slovenia	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	1504130	Slovenia	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	2002/2644	South Africa	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	2006/00425	South Africa	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

37

Registered Owner	Patent Number	Country	Invention Title
Pechiney Rhenalu & Aluminium Pechiney	0517629	Spain	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Pechiney Rhenalu & Aluminium Pechiney	0725840	Spain	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Novelis Inc.	0728222	Spain	LADLE FOR PROCESSING MOLTEN METAL WITH MINIMAL SPACE REQUIREMENTS AND IMPROVED PERFORMANCE

Pechiney Rhenalu & Aluminium Pechiney	0998588	Spain	INERT TANK FOR TREATING OXIDABLE LIQUID METAL

Novelis Inc.	1133372	Spain	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	1218128	Spain	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	1184474	Spain	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1358029	Spain	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	1504130	Spain	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	1644545	Spain	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	1184474	Sweden	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1644545	Sweden	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	0517629	Switzerland	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Novelis Inc.	0725840	Switzerland	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

38

Registered Owner	Patent Number	Country	Invention Title
Novelis Inc.	0916066	Switzerland	ROTARY GAS DISPERSION DEVICE FOR TREATING A LIQUID ALUMINIUM BATH

Novelis Inc.	1133372	Switzerland	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	1218128	Switzerland	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	1184474	Switzerland	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1358029	Switzerland	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	1504130	Switzerland	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	1644545	Switzerland	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	200200918	Turkey	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	1184474	Turkey	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1358029	Turkey	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	0517629	United Kingdom	PROCESS AND PLANT FOR AUTOMATIC CASTING OF SEMI-FINISHED PRODUCTS

Novelis Inc.	0725840	United Kingdom	LADLE FOR THE FILTRATION OF LIQUID METAL OVER A FILTER MEDIUM WITH IMPROVED HEATING

Novelis Inc.	0728222	United Kingdom	LADLE FOR PROCESSING MOLTEN METAL WITH MINIMAL SPACE REQUIREMENTS AND IMPROVED PERFORMANCE

Novelis Inc.	0916066	United Kingdom	ROTARY GAS DISPERSION DEVICE FOR TREATING A LIQUID ALUMINIUM BATH

39

Registered Owner	Patent Number	Country	Invention Title
Novelis Inc.	0998588	United Kingdom	INERT TANK FOR TREATING OXIDABLE LIQUID METAL

Novelis Inc.	1133372	United Kingdom	TILTING TANK FOR PROCESSING LIQUID METAL AND DEVICE FOR SEALED CONNECTION WITH FIXED CHUTE

Novelis Inc.	1218128	United Kingdom	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	1184474	United Kingdom	Method for manufacturing very thin aluminum-iron Alloy strips

Novelis Inc.	1358029	United Kingdom	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	1483422	United Kingdom	THIN STRIPS MADE OF ALUMINIUM-IRON ALLOY

Novelis Inc.	1644545	United Kingdom	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

40

US applications

Registered Owner	Application Number	Invention Title
Novelis Inc.	10/514165	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Novelis Inc.	10/565219	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

41

Canada applications

Registered Owner	Application Number	Invention Title
Novelis Inc.	2532585	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	2495766	DEVICE FOR INJECTING A TREATMENT GAS INTO A MOLTEN METAL

Novelis Casthouse Technology	2205336	APPARATUS FOR DE-GASSING MOLTEN METALl

Novelis Inc.	2386372	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	2438038	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	2354828	METHOD FOR MANUFACTURING VERY THIN ALUMINUM-IRON ALLOY STRIPS

42

Other countries applications

Registered Owner	Application Number	Country	Invention Title
Novelis Inc.	225-02	Venezuela	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Pechiney Rhenalu	250/2003	United Arab Emirates	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Pechiney Rhenalu	102/2002	United Arab Emirates	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	P374638	Poland	DEVICE FOR INJECTING A TREATMENT GAS INTO A MOLTEN METAL

Novelis Inc.	20060508	Norway	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	20021602	Norway	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	20030932	Norway	METHOD FOR MANUFACTURING VERY THIN ALUMINUM-IRON ALLOY STRIPS

Novelis Inc.	20033477	Norway	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	2005/002119	Mexico	DEVICE FOR INJECTING A TREATMENT GAS INTO A MOLTEN METAL

Pechiney Rhenalu	2004-532234	Japan	DEVICE FOR INJECTING A TREATMENT GAS INTO A MOLTEN METAL

Novelis Inc.	2006/520859	Japan	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Pechiney Rhenalu & Aluminium Pechiney	2000-503251	Japan	INERT TANK FOR TREATING OXIDABLE LIQUID METAL

Pechiney Rhenalu	2001-527943	Japan	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

43

Registered Owner	Application Number	Country	Invention Title
Novelis Inc.	156732	Israel	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	2002-00645	India	ROLL FOR THE CONTINUOUS CASTING OF METAL STRIPS COMPRISING A COOLING CIRCUIT

Novelis Inc.	367/DELNP/06	India	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	0308864	France	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	03758283.0	European Patent Convention	DEVICE FOR INJECTING A TREATMENT GAS INTO A MOLTEN METAL

Novelis Inc.	200480021003.8	China	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Novelis Inc.	PI0207027-8	Brazil	METHOD AND DEVICE FOR REFRACTORY DRESSING OF ROLLS OF A METAL STRIP CONTINUOUS CASTING MACHINE

Novelis Inc.	PI0113532-5	Brazil	METHOD FOR MANUFACTURING VERY THIN ALUMINUM-IRON ALLOY STRIPS

Novelis Inc.	PI0412775-7	Brazil	FOILS OR THIN SHEETS OF ALLOY AL-FE-SI

Pechiney Rhenalu	PI0310028-6	Brazil	DEVICE FOR THE IN-LINE TREATMENT OF LIQUID METAL BY MEANS OF GAS AND FILTRATION

Pechiney Rhenalu	2003274293	Australia	DEVICE FOR INJECTING A TREATMENT GAS INTO A MOLTEN METAL

44

SCHEDULE 2
LIST OF PREMISES

Adress of the Premises	Clerk’s office of the
of the Chargor	relevant Commercial Court
725 rue Aristide Bergès	Nouveau Palais de Justice
38340 Voreppe	Place Firmin Gautier BP 150
France	38019 Grenoble Cedex 1
France

45

SCHEDULE 3
DESCRIPTION OF FURNITURE, EQUIPMENTS, MATERIALS AND TOOLS AS OF DECEMBER 10, 2010
Intangibles

10,12,10
Net book value
EUR
61660729	GAP SENSOR	1 482,56
61660730	ALLIGATOR NOZZLE	2 321,87
61660969	GENERAFI COMPTA	55,10
61661002	AUTOCAD LT 2007 BE	280,59
61661021	RSLOGIX 5000 RSVIEW	1 247,27
ADONIX	ADONIX Licences	6 620,83
ADONIX	Adonix frais développement	121 576,43
61661029	ADONIX Avt 2 - 5% fin recette	2 823,01
61661027	SAGE — sessions secondaires	6 115,41
61661028	SAGE — sessions secondaires	323,94
61661030	ADONIX - 5% fin Garantie	1 715,65
61661031	VISUAL STUDIO 2010 PROFESSIONAL	569,67

	TOTAL:	145 132,34
Tangibles

10,12,10
Net book value
EUR
61660987	CONTREFORME GOULOTTE JET CLEANER	2 148,60
61661023	Outillage PDBF -mise conformité contreforme	5 585,40
61661025	Contreforme PDBF 5T/H	3 582,18
61661024	Outillage CFF 9” & 12”	2 064,02
61661034	DEFIBRILATEUR	905,39
61661026	PE2900 III QUAD CORE XEON	1 166,67
61661027	CILMATISEUR SERVEUR	2 353,94
61661031	DELL E5400 ordinateur	371,18
61661032	DELL E5401ordinateur	742,36
61661033	DELL E5510 ordinateur	1 262,00
61661034	DELL E5510 ordinateur	1 262,00
61661035	DELL E5510 ordinateur	1 262,00
61661036	DELL E5510 ordinateur	1 262,00
61661037	DELL E5510 ordinateur	1 262,00
61661038	OPTIFLEX 780 SF écran+ordinateur	823,00

46

		10,12,10
		Net book value
		EUR
61661039	OPTOMA VIDEOPROJECTEUR E18	1 312,00
61660961	MOBILIER SALLE REUNION E18	1 869,50
61660963	ETANCHEITE SALLE REUNION E18 (Agencement)	899,49
61660964	EXTRACTION SALLE REUNION E18 (système ventilation)	434,41
61660965	EQUIPT ELECTR-INFORM SALLE REUNION E18	2 915,39
61660966	PEINTURE SALLE REUNION E18	3 610,82
61660967	STORES SALLE REUNION E19	367,97

	TOTAL:	37 462,32

47

December 17, 2010
AMONG
NOVELIS PAE S.A.S.
as Pledgor
BANK OF AMERICA, N.A.
as French Collateral Agent and Beneficiary
and
THE TERM LOAN SECURED PARTIES and
THE REVOLVING CREDIT SECURED PARTIES
as Beneficiaries
This Agreement is entered into with the benefit of and subject to the terms of an Intercreditor
Agreement dated December 17, 2010

PLEDGE OF RECEIVABLES
(Acte de Nantissement de
Créances)

INDEX

1.	DEFINITION AND INTERPRETATION	2
2.	PLEDGE	7
3.	UNDERTAKING TO PLEDGE	7
4.	PRESERVATION OF SECURITY	7
5.	NOTICE TO DEBTORS; COLLECTION AND RECOVERY	8
6.	REPRESENTATIONS AND WARRANTIES	9
7.	UNDERTAKINGS	10
8.	COVENANTS FOR FURTHER ASSURANCE	12
9.	LIABILITY TO PERFORM	12
10.	ENFORCEMENT OF THE PLEDGE	13
11.	APPLICATION OF PROCEEDS	13
12.	DELIVERY OF DOCUMENTS	13
13.	COVENANT TO RELEASE	13
14.	CERTIFICATES	14
15.	COSTS, EXPENSES, INDEMNITIES AND TAXES	14
16.	CURRENCY CONVERSION	15
17.	CHANGES TO THE PARTIES	15
18.	SEVERABILITY	15
19.	NOTICES	16
20.	PREVAILING AGREEMENT	16
21.	LANGUAGE	16
22.	WAIVERS, REMEDIES CUMULATIVE	16

i

23.	DURATION	17
24.	ELECTION OF DOMICILE	17
25.	INTERCREDITOR AGREEMENT GOVERNS	17
26.	GOVERNING LAW AND JURISDICTION	17

ii

SCHEDULES

SCHEDULE 1	LIST OF PLEDGED RECEIVABLES	20
SCHEDULE 2	FORM OF SUPPLEMENTAL PLEDGE AGREEMENT	22
SCHEDULE 3	FORM OF NOTICE OF THE PLEDGE OF RECEIVABLES AND OF THE OCCURRENCE OF AN EVENT OF DEFAULT	29

iii

THIS AGREEMENT IS MADE BY AND AMONG:
1.	NOVELIS PAE S.A.S., a French société par actions simplifiée having its registered office at 725 rue Aristide Bergès, 38340 Voreppe, France, registered with the Grenoble Trade and Companies Register under number 421 528 555, represented by a duly authorized signatory for the purpose of this Agreement (acting the “Pledgor”);

2.	BANK OF AMERICA, N.A., a company having its principal place of business at 135 South LaSalle Street, Suite 425, Chicago, Illinois 60603 (United States of America), acting in its capacity as French Collateral Agent (as defined below) on its own behalf and for the account and on behalf of the Beneficiaries (as defined below) (the “French Collateral Agent”);

3.	THE TERM LOAN SECURED PARTIES (including Bank of America, N.A., in its capacity as Term Loan Collateral Agent under the parallel debt provision set forth in the Term Loan Credit Agreement and any person which may from time to time become a Term Loan Secured Party in accordance with the provisions of the Term Loan Credit Agreement) (as each of these capitalized terms is defined below), represented by the French Collateral Agent for the purposes of this Agreement;

4.	THE REVOLVING CREDIT SECURED PARTIES (including Bank of America, N.A., in its capacity as Revolving Credit Collateral Agent under the parallel debt provisions set forth in the Revolving Credit Agreement and any person which may from time to time become a Revolving Credit Secured Party in accordance with the provisions of the Revolving Credit Agreement) (as each of these capitalized terms is defined below), represented by the French Collateral Agent for the purposes of this Agreement.
WHEREAS:
(A)	Pursuant to the Term Loan Credit Agreement, the Lenders have agreed to extend credit to the Borrower in the form of Loans on the terms referred to in the Term Loan Credit Agreement, and for the purposes therein mentioned (as each of these capitalized terms is defined in the Term Loan Credit Agreement).

(B)	Pursuant to clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement, the Pledgor has undertaken to pay the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Term Loan Secured Parties under the Term Loan Credit Agreement and the other Loan Documents (as defined below).

(C)	Pursuant to the Revolving Credit Agreement, the Lenders and the Issuing Banks have agreed to extend credit in the form of Loans or Letters of Credit on the terms referred to in the Revolving Credit Agreement and for the purposes therein mentioned (as each of these capitalized terms is defined in the Revolving Credit Agreement).

1

(D)	Pursuant to clause 11.24 (Parallel Debt) of the Revolving Credit Agreement, the Pledgor has undertaken to pay the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Revolving Credit Secured Parties under the Revolving Credit Agreement and the other Loan Documents (as defined below).

(E)	Pursuant to the Term Loan Credit Agreement, it is a condition precedent to the availability of the facilities under the Term Loan Credit Agreement that the Pledgor as security for the due performance of the Term Loan Secured Obligations (as defined below) grants for the benefit of the Term Loan Collateral Agent and the other Term Loan Secured Parties a first priority pledge over the Receivables (as defined below) acquired since the date of execution of the previous pledge over receivables.

(F)	Pursuant to the Revolving Credit Agreement, it is a condition precedent to the Credit Extension (as defined in the Revolving Credit Agreement) that the Pledgor as security for the due performance of the Revolving Credit Secured Obligations (as defined below) grants for the benefit of the Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties a second priority pledge over the Receivables (as defined below) acquired since the date of execution of the previous pledge over receivables.

(G)	Pursuant to the Appointment Agreement, the Beneficiaries have appointed the French Collateral Agent in order that the French Collateral Agent be entitled to register, perform and enforce any security interest (sûreté réelle) granted by the Pledgor in accordance with Article 2328-1 of the French Civil Code (Code civil).
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.	DEFINITION AND INTERPRETATION

1.1	Definitions

(a)	In this Agreement (including the recitals), unless otherwise specified, capitalized terms and expressions shall have the meaning given to them in the Clause or paragraph of this Agreement where they first appear.

(b)	The following terms and expressions shall have the meaning given to them below:

“Agreement” (or “Acte de Nantissement”) means this agreement (acte de nantissement) together with the schedules hereto, as amended or supplemented from time to time.

“Appointment Agreement” means that certain agreement dated on or about the date hereof by and between, among others, Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent, Bank of America, N.A., as Term Loan Collateral Agent and Term Loan Administrative Agent, Novelis Inc. as Administrative Borrower and Novelis PAE S.A.S. (as each of these capitalized terms is

2

defined in the Intercreditor Agreement) (as the same may be amended, restated, supplemented or otherwise modified from time to time).
“Beneficiaries” (or “Bénéficiaires”) means:
(i) Bank of America as Term Loan Collateral Agent and Revolving Loan Collateral Agent,
(ii) the other Term Loan Secured Parties, and
(iii) the other Revolving Credit Secured Parties.
“Debtor” means in respect of any Receivable, the debtor of the Pledgor in respect of that Receivable and “Debtors” means all of such debtors.
“Discharge Date” means the date of the occurrence of the Discharge of Senior Lien Secured Obligations, as defined in the Intercreditor Agreement.
“Event of Default” (or “Cas de Défaut”) means an “Event of Default” as defined in the Term Loan Credit Agreement or an “Event of Default” as defined in the Revolving Credit Agreement, as applicable.
“French Collateral Agent” (or “Agent des Sûretés Français”) means BANK OF AMERICA, N.A., or any person which becomes French Collateral Agent in accordance with the provisions of the Revolving Credit Agreement or the Term Loan Credit Agreement, as applicable.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and among the parties thereto, the Administrative Agent, the Collateral Agent, the Administrative Agent under the Revolving Credit Agreement and the Collateral Agent under the Revolving Credit Agreement, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time..
“Loan Documents” shall have the meaning set forth in the Term Loan Credit Agreement and the Revolving Credit Agreement, as applicable.
“Loan Parties” means the persons designated as Loan Parties under the Term Loan Credit Agreement and the Revolving Credit Agreement.
“Pledge” means the pledge (nantissement) created over the Pledged Receivables by virtue of this Agreement or any Supplemental Pledge Agreement.
“Pledged Receivables” means at any time collectively all the Receivables which are pledged by the Pledgor to the French Collateral Agent and the Beneficiaries, under the terms and subject to the conditions of this Agreement or any Supplemental Pledge Agreement, including the Receivables that are pledged on the date of execution of this Agreement and that are listed in Schedule 1 hereto.

3

“Receivables” means any debt whose value exceeds an amount of € 20,000 and which is held by the Pledgor against (a) any legal person, or any natural person originating from the sale of spare parts and consumables, equipments for transformations of aluminum and associated services (créances commerciales ou de prestations de services) to any customer or (b) any person holding, directly or indirectly, an Equity Interest in the Pledgor or any person in which the Pledgor holds, directly or indirectly, an Equity Interest (excluding any business debt for which the Pledgor has made reserves for doubtful accounts), with a term greater than 25 Business Days and which is either:
(a)  actual and of a determined amount, or
(b)	future or provisional provided that on the date of pledge of such debt, (i) its debtor and place of payment are known and (ii) its amount is known, or may be assessed and which, pursuant to its terms and any applicable law, may be pledged by the Pledgor.
For the purposes hereof (i) a “future debt” shall mean any debt owed to the Pledgor resulting from an agreement already entered into but not yet performed and (ii) a “provisional debt” shall mean any debt owed to the Pledgor resulting from an agreement not yet entered into but for which a reasonable degree of certainty exists that it will be entered into in the future.
“Revolving Credit Agreement” (or “Convention de Crédit Revolving”) means the Credit Agreement dated on or about the date of this Agreement (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Parent Borrower”, Novelis Corporation, as “U.S. Borrower”, and the other U.S. Subsidiaries of Parent Borrower party thereto as “U.S. Borrowers”, Novelis UK Ltd, as “U.K. Borrower”, Novelis AG, as “Swiss Borrower”, Novelis North America Holdings, Inc., and Novelis Acquisitions LLC as “Borrowers” AV METALS INC., as “Parent Guarantor”, the “Other Guarantors” party thereto, the lenders party thereto, and Bank of America, N.A., as “Issuing Bank”, “U.S. Swingline Lender”, “Administrative Agent” and “Collateral Agent” (all as defined therein).
“Revolving Credit Secured Obligations” means the “Secured Obligations” as defined in the Revolving Credit Agreement, including all present and future obligations and liabilities of the Pledgor as a Loan Party to the Revolving Credit Collateral Agent under clause 11.24 (Parallel Debt) of the Revolving Credit Agreement. For the avoidance of doubt, the Revolving Credit Secured Obligations shall be limited pursuant to section 7.15 (French Guarantor) of the Revolving Credit Agreement.
“Revolving Credit Secured Parties” means, collectively, the Revolving Credit Claimholders (as defined in the Intercreditor Agreement).
“Secured Obligations” (or “Obligations Garanties”) means the Revolving Credit Secured Obligations and the Term Loan Secured Obligations.

4

“Supplemental Pledge Agreement” means any supplemental pledge agreement to be executed and delivered by the Pledgor pursuant to Clause 3 in the form set forth in Schedule 2.
“Term Loan Credit Agreement” (or “Convention de Prêt à Terme”) means the Credit Agreement dated on or about the date of this Agreement (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Borrower”, AV METALS INC., as “Holdings”, the “Other Guarantors” party thereto, the lenders party thereto and Bank of America, N.A. as “Administrative Agent” and “Collateral Agent” (all as defined therein).
“Term Loan Secured Obligations” means the “Secured Obligations” as defined in the Term Loan Credit Agreement, including all present and future obligations and liabilities of the Pledgor as a Loan Party to the Term Loan Collateral Agent under clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement. For the avoidance of doubt, the Term Loan Secured Obligations shall be limited pursuant to section 7.15 (French Guarantor) of the Term Loan Credit Agreement.
“Term Loan Secured Parties” means, collectively, the Term Loan Secured Parties (as defined in the Intercreditor Agreement).
“Underlying Agreement” means the agreements having given rise to the Pledge Receivables.
(c)	Capitalized terms used in this Agreement (including the recitals) and not otherwise defined herein shall have the meaning ascribed thereto in the Term Loan Credit Agreement or the Revolving Credit Agreement, as the context may require, and shall be interpreted and construed in accordance therewith.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	“assets” includes properties, business, undertakings, revenues and rights of every description present, future and contingent (including uncalled share capital) and every kind of interest in an asset;

(ii)	“authorization” means an authorization, consent, approval, license, exemption, filing, notarization or registration;

(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)	a “regulation” includes any regulation, rule, order, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organization;

5

(v)	a “Clause” or a “Schedule” is, unless otherwise specified, a reference to a clause or a schedule to this Agreement;

(vi)	a provision of a law is a reference to that provision as applied, amended or re-enacted;

(vii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a “successor” of a person includes its permitted assignees, persons subrogated to its rights and any person who, under the laws of its jurisdiction of incorporation or domicile, succeeds to its rights and obligations under this Agreement or the Facility Agreement by operation of law (in particular by virtue of a fusion or apport partiel d’actif);

(ix)	a time of day is a reference to Paris time;

(x)	words importing the plural shall include the singular and vice versa;

(xi)	a “party” to this Agreement or other person includes, unless otherwise provided in this Agreement, such party’s or person’s permitted successors, assignees, transferees or substitutes; and

(xii)	an “agreement” or “document” is a reference to that agreement or document as amended, varied, novated or supplemented from time to time.
(b)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(c)	An Event of Default is continuing if it has not been remedied or waived.

(d)	Any reference to the French Collateral Agent shall be deemed as a reference to the French Collateral Agent acting in its own name and for its own account and in the name and for the account of the Beneficiaries in accordance with the provisions of the Loan Documents. Any reference to the Collateral Agent shall be deemed a reference to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement).

(e)	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement or the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement or the Revolving Credit Agreement, as applicable, shall govern and control.

6

(f)	This Agreement is entered into with the benefit of and subject to the terms of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.

(g)	This Agreement is designated a Loan Document for the purposes of the Term Loan Credit Agreement and the Revolving Credit Agreement.

2.	PLEDGE

As security for the full payment, discharge and performance by the Pledgor of the Secured Obligations, the Pledgor hereby irrevocably and unconditionnaly grants a pledge over the Receivables listed in Schedule 1 hereto in favor of the French Collateral Agent for the benefit of the Collateral Agent and the Beneficiaries, pursuant to the provisions of Article 2355 et seq. of the French Civil Code (Code civil) and Articles L. 521-1 et seq. of the French Commercial Code (Code de commerce).

3.	UNDERTAKING TO PLEDGE

(a)	The Pledgor hereby irrevocably and unconditionally undertakes to pledge in favor of the French Collateral Agent and the Beneficiaries any Receivables owed to the Pledgor after the date hereof so that the provisions of this Agreement shall automatically extend to such Receivables.

(b)	Accordingly, during the term of this Agreement, the Pledgor undertakes on the 1st Business Day of each quarter (i) to pledge Receivables that have not already been pledged pursuant to this Agreement or any Supplemental Pledge Agreement in favor of the French Collateral Agent and the Beneficiaries by entering into a Supplemental Pledge Agreement in the form set forth in Schedule 2, and (ii) to provide the French Collateral Agent with an updated list of the Pledged Receivables which shall be true, complete and accurate, as provided in Clause 7(g) below.

(c)	Upon execution of a Supplemental Pledge Agreement, the Receivables identified in such agreement shall automatically be deemed Pledged Receivables for the purposes of this Agreement.

4.	PRESERVATION OF SECURITY

4.1	Continuing security

The security interest (nantissement) constituted by the Pledge created hereby shall extend until the Discharge Date.

4.2	Additional security

This Agreement and the Pledge created hereby are in addition and without prejudice to any other guarantees or security interests existing or to be created or granted either by the Pledgor or any other person pursuant to the terms of the Loan Documents.

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4.3	Security transfer

In the event of any assignment, transfer, novation or disposal of a part or all of its rights and obligations by any Beneficiary under each and any of the Loan Documents to which such Beneficiary is a party, such Beneficiary hereby expressly maintains, which the Pledgor accepts, all its rights and privileges hereunder for the benefit of its successor, in accordance with the terms of Article 1278 of the French Civil Code (Code civil) so that the Pledge herein created will secure the Secured Obligations to the benefit of such successor, without further formalities.

4.4	Amendment to the Loan Documents or the Secured Obligations

This Agreement, the Supplemental Pledge Agreements and the Pledge created hereby are irrevocable and will remain in force until the Discharge Date notwithstanding any amendment, restatement, renewal or extension of the term of the Term Loan Credit Agreement, the Revolving Credit Agreement or any other Loan Document, or any waiver thereunder or any change in the amount of credit granted pursuant to the Loan Documents.

5.	NOTICE TO DEBTORS; COLLECTION AND RECOVERY

5.1	Before an Event of Default

For so long as no Event of Default has occurred and, subject to the terms of this Agreement, the Pledgor shall continue to receive the amounts due by the Debtors under the Pledged Receivables in accordance with the provisions of the Underlying Agreements.

5.2	Collection and recovery after the occurrence of an Event of Default

In accordance with Article 2362 of the French Civil Code (Code civil), the French Collateral Agent, acting for its own account and on behalf and for the account of the other

Beneficiaries, will immediately upon the occurrence of an Event of Default notify the Pledge to the Debtors hereunder by a notice in the form of Schedule 3 (Form of Notice of the Pledge of Receivables and of the occurrence of an Even of Default).

Upon the occurrence of an Event of Default which is continuing:

(a)	The Pledgor shall no longer be entitled to receive any amount due by the Debtors under the Pledged Receivables and;

(b)	The French Collateral Agent will notify the Debtors by a notice substantially in the form of Schedule 3 (Form of Notice of the Pledge of Receivables and of the occurrence of an Event of Default) informing them that (i) the Pledgor shall cease to receive any amount paid under the Pledged Receivables and (ii) the Debtors shall pay any amounts due under

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the Pledged Receivables directly to the benefit of the French Collateral Agent and the Beneficiaries to such account as the French Collateral Agent shall have notified.
(c)	It is expressly agreed that, if and when the Event of Default mentioned in paragraph (a) above is remedied by the Pledgor or waived by the French Collateral Agent, all the amounts paid under the Pledged Receivables by the Debtors to the benefit of the French Collateral Agent and the Beneficiaries shall be promptly repaid to such account as the Pledgor shall have notified.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

The Pledgor hereby represents and warrants to the French Collateral Agent and the Beneficiaries that:

(a)	the Pledgor is a société par actions simplifiée duly incorporated and validly existing under the laws of France;

(b)	the entry into, execution and delivery of this Agreement by the Pledgor, and the performance of its obligations hereunder, have been duly authorized by the relevant corporate bodies and all necessary steps have been taken to ensure such a result;

(c)	the entry into and delivery of and the exercise of its rights and the performance of its obligations under this Agreement do not breach or conflict with its by-laws (statuts) nor with the provisions of any agreement to which it is a party or the applicable laws or regulations;

(d)	the Pledgor does not benefit from any immunity of jurisdiction or enforcement (including, without limitation, any immunity permitting it to escape any protective measures or means of enforcement), whether for itself or for one of its assets;

(e)	the Pledgor is not in a situation of suspension of payment (cessation des paiements) and no action, measure or proceedings whatsoever have been taken or commenced or, to the Pledgor’s knowledge, contemplated by any person for the purpose of (a) carrying out or requesting the suspension of payments, dissolution, judicial reorganization (procédure de sauvegarde or redressement judiciaire) or judicial liquidation or appointment of an official receiver or a conciliator of the Pledgor or any of its assets, or (b) opening, negotiating and/or instituting any out-of-court conciliation (amicable conciliation, ad hoc mandate) relating to the Pledgor’s debts or any procedure of the same type or having the same purpose as provided for by the law n°2005-845 of July 26, 2005, on the safeguard of companies;

(f)	any licenses or permits, and any opinions, registrations or approvals required by any governmental authority whatsoever, necessary for the execution, validity or effectiveness of this Agreement have been obtained, put into place, and are in full force;

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(g)	the Pledgor is the sole owner of the Pledged Receivables, and such Pledged Receivables are free and clear of any charge, pledge, encumbrance, lien or security interest (other than the Pledge created hereby or otherwise permitted under the Loan Documents);

(h)	this Agreement creates a valid, binding and perfected pledge over the Pledged Receivables, enforceable against the Pledgor in accordance with its terms;

(i)	all identification data in respect of the Pledged Receivables listed in this Agreement are true, accurate and complete in all material respects as of the date of execution of this Agreement (or the relevant Supplemental Pledge Agreement);

(j)	all the Receivables which can be pledged as of the date hereof have been pledged hereunder and such Pledge will not result in any breach or default under any instrument to which the Pledgor is bound except for violations or defaults that could not reasonably be expected to result in a material adverse effect;

(k)	the execution of this Pledge is in the Pledgor’s corporate interest;

(l)	none of the Pledged Receivables has, in whole or in part, been the subject of any delegation, subrogation, seizure or opposition or any other legal challenge that would create any obstacle to the pledge hereof to the French Collateral Agent and the Beneficiaries;

(m)	each of the Pledged Receivables constitutes valid and legally binding claims of the Pledgor, enforceable against the relevant Debtor in accordance with the terms thereof, and result from legal, valid, binding and enforceable obligations of the Pledgor to the Debtors, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally; and

(n)	the Pledgor has complied with its material obligations under each of the Underlying Agreements having given rise to the Pledged Receivables; consequently no Debtor is entitled to raise any valid objection to full payment of the amounts due in respect of the relevant Pledged Receivable, except as permitted under the Loan Documents; and

(o)	none of the Pledged Receivables results from the delivery of goods or the supply of services effected by a person other than the Pledgor granting such person a direct payment action against the Debtor.

6.2	Time for making representations and warranties

The representations and warranties set out in Clause 6.1 (Representations and warranties) shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the Discharge Date.

7.	UNDERTAKINGS

The Pledgor hereby undertakes to the French Collateral Agent and the Beneficiaries that, as from the date hereof and until the Discharge Date:

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(a)	the Pledgor undertakes not to assign or otherwise dispose of the Pledged Receivables or create, incur or permit to exist any pledge, security interest or encumbrance in favor of any person with respect to any of the Pledged Receivables or any interest therein, except as permitted under this Agreement or the Loan Documents;

(b)	the Pledgor shall take all commercial reasonable steps necessary to defend its rights in respect of the Pledged Receivables against any claim or demand of any person in order to protect the rights of the French Collateral Agent and the Beneficiaries over the Pledged Receivables, and shall promptly keep the French Collateral Agent informed of any such claim or demand;

(c)	the Pledgor shall promptly furnish to the French Collateral Agent such information, reports and records in respect of the Pledged Receivables as the French Collateral Agent may reasonably request from time to time;

(d)	the Pledgor shall furnish the French Collateral Agent (promptly upon receipt) with a copy of any notice or material document which is given or received by it in respect of the Pledged Receivables;

(e)	the Pledgor shall, as soon as reasonably practicable, give notice in writing to the French Collateral Agent of the occurrence of any event which may materially affect the Pledged Receivables (taken as a whole);

(f)	the Pledgor shall inform the French Collateral Agent, of any event or proceedings which is or might reasonably be expected to constitute with the passing of time a termination event of any of the Underlying Agreements;

(g)	the Pledgor shall within 21 days following the end of each quarterly accounting period provide the French Collateral Agent with a true, complete and accurate list of new Receivables (such list shall contain details with respect to (i) the name of the relevant Debtor, (ii) to the extent applicable, (a) the agreement from which the relevant Receivable derives, its execution date and the name of the parties thereto or (b) the references of the invoice or any other document relating to the relevant Receivable, (iii) the amount being pledged and (iv) the maturity date of the relevant Receivable), and shall proceed within the same period of time with the execution of a Supplemental Pledge Agreement in respect thereof, all as further provided for under Clause 3 hereof;

(h)	the Pledgor shall perform, except as permitted under the Loan Documents, its own obligations resulting from the Underlying Agreements save where the Pledgor is excused from performance in accordance with the terms hereunder or of the applicable agreement or contract or by applicable law or regulation;

(i)	the Pledgor shall take all steps that a reasonably prudent merchant would take in respect of the recovery of all amounts due in respect of the Pledged Receivables, in a manner equivalent to that which it would take to recover amounts due in respect of its own receivables;

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(j)	the Pledgor shall, at its sole cost, take such measures and sign all documents which may reasonably be required by the French Collateral Agent at any time in order to prove, render enforceable against third parties, preserve or enforce the rights of the French Collateral Agent and the Beneficiaries hereunder and under the Pledged Receivables, provided that no notice of the Pledge created hereunder shall be required to be delivered to any Debtor unless an Event of Default has occurred;

(k)	after the occurrence of an Event of Default that is continuing, the Pledgor shall not and shall ensure that the Debtors will not set-off any receivable which the Debtors may own against the Pledgor with the Pledged Receivables without the prior written consent of the French Collateral Agent acting on behalf and for the account of the Beneficiaries subject to applicable law;

(l)	the Pledgor shall not amend or modify any of the terms of the Underlying Agreements, in a manner which may be expected to reduce the amount of the Pledged Receivables or postpone the date of payment of any Pledged Receivable, without the prior written consent of the Collateral Agent; and

(m)	the Pledgor shall not modify in any manner, directly or indirectly, the scope of the rights, security interests, actions and ancillary rights related to the Pledged Receivables; provided that the foregoing shall not alter or impair the ability of the Pledgor to manage the Pledged Receivables on a day-to-day basis under the same terms and conditions as those prevailing prior to the date of execution of this Agreement or any Supplemental Pledge Agreement.

8.	COVENANTS FOR FURTHER ASSURANCE

The Pledgor shall from time to time, at its own expense, promptly execute and deliver all further instruments and documents and take all further action that the French Collateral Agent may reasonably request, in order to perfect, protect or enforce any security interest to be granted or purported to be granted hereunder or to enable or facilitate the French Collateral Agent and the Beneficiaries to exercise and enforce their rights, powers and remedies hereunder with respect to the Pledged Receivables. In this respect, the Pledgor shall in particular execute all documents or instruments and give all notices, orders and directions and make all registrations which the French Collateral Agent may reasonably request. Notwithstanding the foregoing, it is acknowledged and agreed that no notice of the security interest hereunder shall be provided to any Debtor unless an Event of Default has occurred.

9.	LIABILITY TO PERFORM

It is expressly agreed that, notwithstanding anything to the contrary herein, the Pledgor shall remain liable to observe and perform all of the conditions and obligations assumed by it respectively in respect of the Pledged Receivables, and the Beneficiaries and the French Collateral Agent shall not be under any obligation or liability by reason of, or arising out of, this Agreement unless otherwise expressly specified herein. The Beneficiaries and the French Collateral Agent shall not be required in any manner to

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perform or fulfil any obligation of the Pledgor in respect of the Pledged Receivables, or to make any payment or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled hereunder at any time or times.
10.	ENFORCEMENT OF THE PLEDGE

Subject to the provisions of the Intercreditor Agreement:

10.1	Upon the occurrence of an Event of Default which is continuing, the French Collateral Agent, acting for its own account and for the account and on behalf of the Beneficiaries, shall be entitled to exercise in respect of the Pledged Receivables all rights, remedies and actions that are available to secured creditors under French law, and in particular may:

(a)	request the attribution by a court of the Pledged Receivables in accordance with Article 2365 of the French Civil Code (Code civil) and exercise its rights under the Pledged Receivables;

(b)	request the public sale (vente publique) of the Pledged Receivables in accordance with Article L. 521-3 of the French Commercial Code (Code de commerce); or

(c)	allocate the Pledged Receivables to the payment of the Secured Obligations in accordance with Article 2365 of the French Civil Code (Code civil) and exercise its rights under the Pledged Receivables.

10.2	The French Collateral Agent shall be entitled to exercise any of the rights referred to in Clause 10.1 without being required to enforce other rights that the French Collateral Agent and the Beneficiaries may hold against the Pledgor or any other person under any other security interest.

11.	APPLICATION OF PROCEEDS

All moneys received or recovered by the French Collateral Agent and the Beneficiaries pursuant to this Agreement shall be applied to the repayment of the Secured Obligations, as set out and in the order and priority set forth under the Intercreditor Agreement. The French Collateral Agent and the Beneficiaries shall in no case be liable for the value retained for the enforcement of the Pledge.

12.	DELIVERY OF DOCUMENTS

The French Collateral Agent hereby undertakes to keep in a safe place the documents received in order to be able to return such documents in accordance with the provisions of Clause 13 (Covenant to Release) below.

13.	COVENANT TO RELEASE

(a)	On or, as soon as practicable, after the Discharge Date, the French Collateral Agent shall, at the cost of the Pledgor, execute and do all such deeds, acts and things as may be

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necessary to release and discharge the Pledgor from its liability hereunder and grant a release of the Pledge.
(b)	If the French Collateral Agent is authorized to release in whole or in part the Pledged Receivables under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the French Collateral Agent is authorized to release such collateral under this Agreement.

(c)	The Pledge shall extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge. The French Collateral Agent and the Beneficiaries shall be entitled not to release the Pledge until they have been paid of all sums owed to them by the Pledgor which are due and payable.

(d)	Upon release of the Pledge, the French Collateral Agent shall return the certified copy of the Underlying Agreements to the Pledgor.

14.	CERTIFICATES

Any certification or determination by the French Collateral Agent setting forth an amount under this Agreement is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

15.	COSTS, EXPENSES, INDEMNITIES AND TAXES

(a)	The Pledgor shall bear any expense which the French Collateral Agent or any Beneficiary may incur in connection with the preparation and execution of this Agreement and the Supplemental Pledge Agreements, as well as any expenses incurred in connection with the preservation or enforcement of the French Collateral Agent and the Beneficiaries’ rights under this Agreement and the Pledge, all in accordance with the terms of the Term Loan Credit Agreement (in respect of the Term Loan Secured Parties) and the Revolving Credit Agreement (in respect of the Revolving Credit Secured Parties).

(b)	The Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the French Collateral Agent and the Beneficiaries against any action which any of it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement or the Supplemental Pledge Agreements, the exercise or purported exercise of any of the rights and powers conferred on any of it by this Agreement or otherwise relating to any of the Pledged Receivables.

(c)	The Pledgor shall pay all stamp, registration and other taxes to which this Agreement or the Supplemental Pledge Agreements, the Pledge or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Beneficiaries on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

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16.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Secured Obligations and subject to the provisions of the Loan Documents, the French Collateral Agent and the Beneficiaries may convert any money received, recovered or realized or subject to application by them under this Agreement from one currency to another, as they think fit, and any such conversion shall be effected at the relevant French Collateral Agent’s and the Beneficiary’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

17.	CHANGES TO THE PARTIES

(a)	All the rights, privileges, powers, discretions and authorities of the French Collateral Agent and the Beneficiaries hereunder will benefit their respective successors and assignees and all terms, conditions, representations and warranties and undertakings of the Pledgor hereunder shall oblige its respective successors and assignees in the same manner, it being agreed and understood that:
(i)	the Pledgor shall not assign, transfer, novate or dispose of any of, or any interest in its rights and/or obligations under this Agreement except as permitted under the Loan Documents, and

(ii)	the Beneficiaries and the French Collateral Agent shall be entitled to assign, transfer, novate or dispose of any of, or any interest in their rights and/or obligations hereunder to any successor in accordance with the provisions of the relevant Loan Documents.
(b)	The provisions of this Agreement and the rights arising therefrom shall remain in full force and effect and benefit to any successors, transferees or assignees of the French Collateral Agent or any Beneficiary, without any specific notice, registration or reiteration, in case, inter alios, of any sale, merger, demerger, spin-off or assets contribution which a the French Collateral Agent or a Beneficiary may decide to proceed. It is expressly agreed that an asset contribution or a partial merger within the meanings of articles L. 236-1 et sequitur of the French Commercial Code (Code de Commerce) shall be deemed to be a transfer for the purpose of the present provision.

(c)	The French Collateral Agent and the Beneficiaries shall be entitled to disclose such information concerning the Pledgor or any other person and this Agreement as they consider appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

18.	SEVERABILITY

(a)	If, at any time, any provision of this Agreement or the Supplemental Pledge Agreements is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor

15

the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
(b)	In any case, if such illegality, invalidity or enforceability occurs, the parties shall negotiate in good faith with a view to agree on the replacement of such provision by a provision which is legal, valid and enforceable and which is to the extent applicable in accordance with the intents and purposes of this Agreement and which in its economic effect come as close as practicable to the provision being replaced.

19.	NOTICES

Except as specifically provided otherwise in this Agreement, all notices or other communications under or in connection with this Agreement shall be given to each party as specified in Section 11.01 (Notices) of the Term Loan Credit Agreement (in respect of the Term Loan Secured Parties) and Section 11.01 (Notices) of the Revolving Credit Agreement (in respect of the Revolving Credit Secured Parties).

20.	NO AMENDMENT

The parties to this Agreement recognize that this Agreement or the Supplemental Pledge Agreements has the sole purpose of establishing the present security for the benefit of the French Collateral Agent and the Beneficiaries and does not have the purpose or effect of modifying the rights and obligations set out in any other Loan Document.

21.	LANGUAGE

This Agreement is executed in the English language. Notwithstanding the foregoing, all notifications to the Debtors shall be made in the French language only. In case of discrepancy between the forms of notification of the Pledge and this Agreement, the latter shall prevail unless this would invalidate or impair the Pledge.

22.	WAIVERS, REMEDIES CUMULATIVE

No failure to exercise, nor any delay in exercising, on the part of the French Collateral Agent or any Beneficiary, any right or remedy under this Agreement or the Supplemental Pledge Agreements shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement and the Supplemental Pledge Agreements are cumulative and not exclusive of any rights or remedies provided by law. The Beneficiaries and the French Collateral Agent shall not assume any responsibility towards the Pledgor or its legal successors, individually or generally, due to the late exercise or failure to exercise the rights and prerogatives conferred to them by this Agreement and the Supplemental Pledge Agreements.

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23.	DURATION

The Pledge created pursuant to this Agreement and the Supplemental Pledged Agreements shall remain in force until the earlier of the following dates: (i) the Discharge Date or (ii) the date on which the Collateral Agent shall release the Pledge.

24.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, the Pledgor irrevocably elects domicile at its registered office for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings.

25.	INTERCREDITOR AGREEMENT GOVERNS

Notwithstanding anything herein to the contrary, the liens and security interests granted for the benefit of the French Collateral Agent, the Term Loan Secured Parties and the Revolving Credit Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the French Collateral Agent and the Beneficiaries hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement and the Revolving Credit Agreement, as applicable, including Article X thereof, shall govern and control the exercise of the remedies by the French Collateral Agent.

26.	GOVERNING LAW AND JURISDICTION

26.1	Governing law

This Agreement and the Supplemental Pledge Agreements shall be governed by and construed in accordance with French law.

26.2	Jurisdiction

For the benefit of the French Collateral Agent and the Beneficiaries, the Pledgor agrees that the courts of France shall have jurisdiction to settle any disputes in connection with this Agreement, the Supplemental Pledge Agreements and the Pledge, and accordingly submit any such disputes to the jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris). This Clause 26.2 is for the benefit of the French Collateral Agent and the Beneficiaries only. As a result, nothing in this Clause shall limit the right of any Beneficiary to bring proceedings against the Pledgor in connection with this Agreement and/or the Pledge in any other court of competent jurisdiction. To the extent allowed by law, the French Collateral Agent and the Beneficiaries may take concurrent proceedings in any number of jurisdictions.

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[LEFT INTENTIONALLY BLANK]

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Signed in __________
On December 17, 2010
In as many original copies as parties to this Agreement
NOVELIS PAE S.A.S.
The Pledgor
Signature: ________________________________________
By:
Capacity:
duly authorized for the purpose of this Agreement
BANK OF AMERICA, N.A., as
French Collateral Agent
acting on its own behalf and on behalf of the Beneficiaries
Signature: ________________________________________
By:
Capacity:

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SCHEDULE 1
LIST OF PLEDGED RECEIVABLES
NOVELIS PAE PLEDGED RECEIVABLES AS OF 10/12/2010

Products	Customer Address	Price	Bank account	Payment Date
Technical Services	OJSC Siberian-Urals Aluminim Company 4 Industrialnaya Street Shelekhov City 666034 Irkutsk Region Russia	49 200,00€		16/12/2010

Spare parts and consumables	Alcan International Network USA Inc. 333 Ludlow Street 06902 Stamford CT USA	22 446,40€		27/12/2010

Spare parts and consumables	Elval SA Athens — Lamia National Road 57 km 32011 Inofita — Viotias Grèce	62 595,60€		31/12/2010

Spare parts and consumables	Lamifil Naamloze Vennootschap Frederic Sheidlaan 2620 Hemiksem Belgique	26 292,71€		31/12/2010

Spare parts and consumables	Speedline Aluminiuim Giesserei Illwinkel 2 6824 Schlins Austria	36 196,30€		05/01/2011

Spare parts and consumables	Alcan Aluminium Valais SA Fonderie de Steg Zentralmagazin — Steg Alustrasse CH-3940 Steg Suisse	24 311,50€		10/02/2011

Equipment (Alpur TS35)	Alcan CRV 725 rue Aristide Bergès 38340 Voreppe Fance	133 000,00€		at acceptance certificate

Equipment (Alpur S1000)	Zarmen Sp. Z.o.o. Ul. Chlodna 51 00-867 Warszawa Poland	186 750,00€		at acceptance certificate

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Products	Customer Address	Price	Bank account	Payment Date
Equipment (3CM casters + SC3500 Alpur + CFF + PDBF)	Yunnan Metallurgical Group Bldg The Milky Way Avenue North Area of Kunming City 650224 Kunming Chine	595 724,00€		at acceptance certificate

Equipment (3CM caster)	GKSS Forschungszentrum Institute for Materials Research Max Plannck Strasse 1 21502 Geesthacht Allemagne	137 900,00€		at acceptance certificate

Equipment (Alpur TS35 + CFF)	Fonderie Pandolfo s.r.l. Galleria Berchet, 4 35131 Padova Italie	110 000,00€		at acceptance certificate

Retrofit (Aluminium Casting machine)	Aluminium Werke Wutoschingen Ag and Co. Kg Postfach 1120 79793 Wutoschingen Allemagne	149 700,00€		at acceptance certificate

Total value 30 September 2010		1 534 116,51€

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SCHEDULE 2
FORM OF SUPPLEMENTAL PLEDGE AGREEMENT
THIS AGREEMENT IS MADE BY AND AMONG:
1.	NOVELIS PAE S.A.S., a French société par actions simplifiée unipersonnelle having its registered office at 725 rue Aristide Bergès, 38340 Voreppe, France, registered with the Grenoble Trade and Companies Register under number 421 528 555, represented by a duly authorized signatory for the purpose of this Agreement (acting the “Pledgor”);

2.	BANK OF AMERICA, N.A., a company having its registered office at 135 South LaSalle Street, Suite 425, Chicago, Illinois 60603 (United States of America), acting in its capacity as French Collateral Agent on its own behalf and for the account and on behalf of the Beneficiaries (as defined below) (the “French Collateral Agent”);

3.	THE TERM LOAN SECURED PARTIES (including Bank of America, N.A., in its capacity as Term Loan Collateral Agent under the parallel debt provision set forth in the Term Loan Credit Agreement and any person which may from time to time become a Term Loan Secured Party in accordance with the provisions of the Term Loan Credit Agreement) (as each of these capitalized terms is defined below), represented by the French Collateral Agent for the purposes of this Agreement;

4.	THE REVOLVING CREDIT SECURED PARTIES (including Bank of America, N.A., in its capacity as Revolving Credit Collateral Agent under the parallel debt provisions set forth in the Revolving Credit Agreement and any person which may from time to time become a Revolving Credit Secured Party in accordance with the provisions of the Revolving Credit Agreement) (as each of these capitalized terms is defined below), represented by the French Collateral Agent for the purposes of this Agreement.

hereinafter individually referred to as a “Party” and collectively as the “Parties”.
WHEREAS:
(A)	The Pledgor, the French Collateral Agent and the Beneficiaries are parties to a pledge of receivables dated as of 17 December 2010 (the “Pledge of Receivables”) pursuant to which the Pledgor has agreed to pledge its Receivables in favor of the French Collateral Agent for the benefit of the Collateral Agent and the other Beneficiaries as security for the full performance of the Secured Obligations (as each of these capitalized terms is defined in the Pledge of Receivables).

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(B)	Pursuant to Clause 3 of the Pledge of Receivables, the Pledgor has undertaken to pledge in favor of French Collateral Agent for the benefit of the Collateral Agent and the other Beneficiaries any future Receivable resulting from agreements entered into by the Pledgor after the date of execution of the Pledge of Receivables.

(C)	The Parties have agreed to pledge supplemental Receivables on the terms and conditions of this supplemental pledge agreement (the “Supplemental Pledge Agreement”) and to amend accordingly the Pledge of Receivables.

In this Supplemental Pledge Agreement, unless otherwise specified, capitalized terms and expressions shall have the meaning given to them in the Pledge of Receivables.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.	PLEDGE

(a)	As security for the full payment, discharge and performance by the Pledgor of the Secured Obligations, the Pledgor irrevocably and unconditionally grants a pledge over the Receivables listed in Exhibit 2 hereto in favor of the French Collateral Agent for the benefit of the Collateral Agent and the other Beneficiaries, pursuant to the provisions of Article 2355 et seq. of the French Civil Code (Code civil) and Articles L. 521-1 et seq. of the French Commercial Code (Code de commerce).

(b)	The Parties expressly agree that the Pledged Receivables pledged under the Pledge of Receivables shall remain pledged in favour of the French Collateral Agent for the benefit of the Collateral Agent and the other Beneficiaries in accordance with the Pledge of Receivables as amended by this Supplemental Pledge Agreement and any other Supplemental Pledge Agreement.

2.	AMENDMENTS

The Pledge of Receivables together with Schedule 2 thereto shall be amended with effect as of the date hereof so that (i) any reference to the “Pledge” or the “Pledged Receivables” as defined in Clause 1 of the Pledge of Receivables shall include the Receivables pledged pursuant to this Supplemental Pledge Agreement, and (ii) any reference to the “Pledge of Receivables” or “Agreement” shall be construed as a reference to the Pledge of Receivables as amended by this Supplemental Pledge Agreement.

3.	NO NOVATION

(a)	This Supplemental Pledge Agreement amends the Pledge of Receivables. However, this Supplemental Pledge Agreement shall in no event be construed as a novation of the Pledge of Receivables or of the Pledgor’s obligations thereunder or of any other document or instrument governing the Pledgor’s obligations pursuant to the Pledge of Receivables.

23

(b)	This Supplemental Pledge Agreement forms part of the Pledge of Receivables and the provisions of the Pledge of Receivables, including for the avoidance of doubt the provisions of Clause 15 (Costs, Expenses, Indemnities and Taxes) thereof, shall also apply to this Supplemental Pledge Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE PLEDGOR

In addition to the representation and warranties of the Pledgor set forth in the Pledge of Receivables, the Pledgor hereby represents and warrants to the French Collateral Agent and the Beneficiaries that:

(c)	the Pledgor is at the date hereof the owner of the Receivables listed in Exhibit 2 to this Supplemental Pledge Agreement, such Receivables being free and clear of any charge, pledge, security, lien or encumbrance (other than the pledge created hereunder or otherwise permitted under the Loan Documents);

(d)	all identification data in respect of the Pledged Receivables listed in Exhibit 2 to this Supplemental Pledge Agreement are true, accurate and complete in all material respects as of the date hereof; and

(e)	all the Receivables which can be pledged as of the date hereof have been pledged hereunder and such Pledge will not result in any breach or default under any instrument to which the Pledgor is bound except for violations or defaults that could not reasonably be expected to result in a material adverse effect.

5.	NOTIFICATION, COLLECTION AND RECOVERY

(f)	For so long as no Event of Default has occurred and subject to the terms of this Agreement, the Pledgor shall continue to receive the amounts due by the Debtors under the Pledged Receivables in accordance with the provisions of the Underlying Agreements.

(g)	Upon the occurrence of an Event of Default which is continuing, the Pledgor shall no longer be entitled to receive any amount due by the Debtors under the Pledged Receivables.

(h)	In accordance with Article 2362 of the French Civil Code (Code civil), the French Collateral Agent will notify the Debtors by a notice substantially in the form of Schedule 3 (Form of Notice of the Pledge of Receivables and of the occurrence of an Event of Default) to the Pledge of Receivables informing them that (i) the Pledgor shall cease to receive any amount paid under the Pledged Receivables and (ii) the Debtors shall pay any amounts due under the Pledged Receivables directly to the benefit of the Beneficiaries to such account as the French Collateral Agent shall have notified.

6.	INCORPORATION OF TERMS

The provisions of Clause 6 (Representation and Warranties), Clause 7 (Undertakings) and Clause 10 (Enforcement of the Pledge) of the Pledge of Receivables Agreement shall

24

be incorporated into this Supplemental Pledge as if set out in full in this Agreement and as if references in those clauses to “this Agreement” were references to this Supplemental Pledge.
7.	GOVERNING LAW AND JURISDICTION

(i)	This Supplemental Pledge Agreement shall be governed by, and construed in accordance with, French law.

(j)	The Pledgor agrees that the courts of France shall have jurisdiction to settle any disputes in connection with this Supplemental Pledge Agreement and the Pledge, and accordingly submit to the jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris). This Clause 7 is for the benefit of the French Collateral Agent and the Beneficiaries only. As a result, nothing in this Clause shall limit the right of any Beneficiary to bring proceedings against the Pledgor in connection with any other Loan Documents, Revolving Credit Loan Documents or any other matter in any other court of competent jurisdiction. To the extent allowed by law, the French Collateral Agent and the Beneficiaries may take concurrent proceedings in any number of jurisdictions.
[LEFT INTENTIONALLY BLANK]

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Made in [__________]
On [__________]
In as many original copies as parties to this Agreement
NOVELIS PAE S.A.S.
The Pledgor
By:______________________________________________________
duly authorised for the purpose
of this agreement
BANK OF AMERICA, N.A., as
French Collateral Agent
Acting on its own behalf and for the account and on behalf of the Beneficiaries
[_______________]
By: ______________________________________________________
duly authorised for the purpose
of this agreement

26

EXHIBIT 1
LIST OF BENEFICIARIES AS OF THE SIGNING DATE

27

EXHIBIT 21
LIST OF PLEDGED RECEIVABLES

28

SCHEDULE 3
FORM OF NOTICE OF THE PLEDGE OF RECEIVABLES AND OF THE
OCCURRENCE OF AN EVENT OF DEFAULT

De :	BANK OF AMERICA, N.A., en qualité d’Agent des Sûretés (l“Agent des Sûretés”)

A :	[Debtor]

Copie :	Novelis PAE S.A.S., en qualité de constituant (le “Constituant”)
Lettre recommandée avec accusé de réception
[DATE]
Messieurs,
Nantissement de créances en date du [•] décembre 2010 entre le Constituant, les Bénéficiaires et
l’Agent des Sûretés
1.	Nous nous référons à un acte de nantissement de créances en date du [•] décembre 2010 entre Novelis PAE S.A.S., en qualité de Constituant, les personnes désignées en tant que Bénéficiaires, BANK OF AMERICA, N.A., en qualité d’Agent des Sûretés Français et Bénéficiaire, et les autres Bénéficiaires (le “Nantissement de Créances”), dont une copie figure ci-joint en annexe

2.	Nous vous informons par la présente, que le Constituant a, en vertu du Nantissement de Créances, nanti à notre profit, conformément aux articles 2355 et suivants du Code civil, les créances (les “Créances Nanties”) (Pledged Receivables) qu’il détient à votre encontre au titre de [contrat] en date du [•] conclu entre vous-même en qualité de [•] et [le Constituant] en qualité de [•].

3.	Nous vous informons également, en vertu du Nantissement de Créances, qu’un Cas de Défaut (Event of Default) est survenu.

4.	Par conséquent à compter de la date de réception de la présente et conformément aux termes du Nantissement de Créances :
(a)	vous devez cesser de payer les sommes dues par votre société au titre des Créances Nanties au Constituant ;

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(b)	vous devez payer les sommes dues par votre société au titre des Créances Nanties directement aux l’Agent des Sûretés et aux autres Bénéficiaires, au crédit du compte bancaire dont les références sont : [•]
5.	Enfin, nous vous informons qu’aucun amendement ou modification des stipulations du Nantissement de Créances, dont pourrait résulter une réduction du montant des Créances Nanties ou une prorogation de la date de paiement d’une quelconque des Créances Nanties, ne pourront être conclus sans notre accord préalable écrit et qu’il vous est interdit de compenser le paiement de cette créance avec toute autre créance que vous pourriez avoir contre le Constituant.
Nous vous prions d’agréer, Messieurs, l’expression de nos sentiments distingués.

Au nom et pour le compte de BANK OF AMERICA, N.A.,

Par :
Qualité :
P.J. copie du Nantissement de Créances

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Translation for information purposes only

From:	BANK OF AMERICA, N.A., as French Collateral Agent (the “French Collateral Agent”)

To:	[Debtor] as debtor (the “Debtor”)

Copy:	Novelis PAE S.A.S., as pledgor (the “Pledgor”)
Recorded delivery letter with confirmation of receipt
[DATE]
Sirs,
Pledge of Receivables dated [•] December 2010 among the Pledgor, the Beneficiaries and the French
Collateral Agent
1.	We refer to that certain Pledge of Receivables dated [•]December 2010, by and among Novelis PAE S.A.S., as Pledgor, the persons party thereto as Beneficiaries and BANK OF AMERICA, N.A., as French Collateral Agent (the “Pledge of Receivables”), and a copy of which is attached hereto.

2.	We hereby inform you that, in accordance with Articles 2355 and seq. of the French Code civil, and by virtue of the Pledge of Receivables, the Pledgor has pledged the receivables (the “Pledged Receivables”) held by the Pledgor against your company under the [•] entered into on [•] between [•] as [•] and [the Pledgor] as [•].

3.	We also inform you that an Event of Default, by virtue of the Pledge of Receivables, has occurred.

5.	As a result, starting from the date of receipt of this notification and in accordance with the terms and conditions of the Pledge of Receivables:
(a)	you must cease payment of the amounts due by your company pursuant to the Pledged Receivables to the Pledgor;

(b)	you must pay the amounts due by your company pursuant to the Pledged Receivables directly to the French Collateral Agent and the Beneficiaries, by crediting such amounts to the following bank account: [•]
5.	We inform you that no amendment or modification of the terms and conditions of the Pledged Receivables which may be expected to reduce the amount of the Pledged Receivables or postpone the date of payment of any Pledged Receivable can be concluded

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without our prior written consent and that you are not entitled to set off the Pledged Receivables with any other receivables you may hold against the Pledgor.
Yours faithfully,

For and on behalf of BANK OF AMERICA, N.A.

By:
Title:
Encl.: Copy of the Pledge of Receivables _______________________

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December 17, 2010
AMONG
NOVELIS PAE S.A.S.
as Pledgor
and
BANK OF AMERICA, N.A.
as French Collateral Agent and Beneficiary
and
THE TERM LOAN SECURED PARTIES and
THE REVOLVING CREDIT SECURED PARTIES
as Beneficiaries
This Agreement is entered into with the benefit of and subject to the terms of an Intercreditor
Agreement dated December 17, 2010

PLEDGE OF STOCK WITHOUT DISPOSSESSION
(Contrat de Gage sans Deposession)

INDEX

1. DEFINITIONS AND INTERPRETATION	2
2. PLEDGE	6
3. PRESERVATION OF SECURITY INTEREST	6
4. DESCRIPTION OF THE PLEDGED STOCK	7
5. INSURANCE	7
6. REPRESENTATIONS AND WARRANTIES	8
7. UNDERTAKINGS	10
8. COVENANTS FOR FURTHER ASSURANCE	11
9. PLEDGE UNDERTAKING	11
10. OBLIGATION TO PERFORM	11
11. REGISTER AND OBLIGATION TO INFORM	11
12. ENFORCEMENT	12
13. APPLICATION OF PROCEEDS	13
14. CERTIFICATES	13
15. CURRENCY CONVERSION	13
16. CHANGES TO THE PARTIES	13
17. COSTS, EXPENSES, TAXES AND INDEMNITY	14
18. REGISTRATION	14
19. TERM AND RELEASE	14
20. MISCELLANEOUS	15
21. NOTICES	16
22. ELECTION OF DOMICILE	16
23. PREVAILING AGREEMENT
24. LANGUAGE	16
25. INTERCREDITOR AGREEMENT GOVERNS	16
26. GOVERNING LAW AND JURISDICTION	17

i

SCHEDULES

SCHEDULE 1 DESCRIPTION OF THE PLEDGED STOCK	19
SCHEDULE 2 FRENCH VERSION OF THIS AGREEMENT	39

ii

THIS PLEDGE OF STOCK IS MADE BY AND AMONG THE UNDERSIGNED:
1.	NOVELIS PAE S.A.S., a French société par actions simplifiée having its registered office at 725 rue Aristide Bergès, 38340 Voreppe, France, registered with the Grenoble Trade and Companies Register under number 421 528 555, represented by a duly authorized signatory for the purpose of this Agreement (as “Pledgor”);

2.	BANK OF AMERICA N.A., a company having its principal place of business at 135 South LaSalle Street, Suite 425, Chicago, Illinois 60603 (United States of America), acting in its capacity as French Collateral Agent (as defined below) on its own behalf and for the account and on behalf of the Beneficiaries (as defined below) (the “French Collateral Agent”);

3.	THE TERM LOAN SECURED PARTIES (including Bank of America, N.A., in its capacity as Term Loan Collateral Agent under the parallel debt provisions set forth in the Term Loan Agreement and any person which may from time to time become a Term Loan Secured Party in accordance with the provisions of the Term Loan Credit Agreement) (as each of these capitalized terms is defined below), represented by the French Collateral Agent for the purposes of this Agreement;

4.	THE REVOLVING CREDIT SECURED PARTIES (including Bank of America, N.A. in its capacity as Revolving Credit Collateral Agent under the parallel debt provisions set forth in the Revolving Credit Agreement and any person which may from time to time become a Revolving Credit Secured Party in accordance with the provisions of the Revolving Credit Agreement) (as each of these capitalized terms is defined below), represented by the French Collateral Agent for the purposes of this Agreement.
WHEREAS:
(A)	Pursuant to the Term Loan Credit Agreement, the Lenders have agreed to extend credit to the Borrower in the form of Loans on the terms referred to in the Term Loan Credit Agreement, and for the purposes therein mentioned (as each of these capitalized terms is defined in the Term Loan Credit Agreement).

(B)	Pursuant to clause 11.24 (Parallel Debt) of the Term Loan Credit Agreement, the Pledgor has undertaken to pay the Term Loan Collateral Agent (as defined in the Intercreditor Agreement) as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Term Loan Secured Parties under the Term Loan Credit Agreement and the other Loan Documents (as defined below).

(C)	Pursuant to the Revolving Credit Agreement, the Lenders and the Issuing Banks have agreed to extend credit in the form of Loans or Letters of Credit on the terms referred to in the Revolving Credit Agreement and for the purposes therein mentioned (as each of these capitalized terms is defined in the Revolving Credit Agreement).

(D)	Pursuant to clause 11.24 (Parallel Debt) of the Revolving Credit Agreement, the Pledgor has undertaken to pay the Revolving Credit Collateral Agent (as defined in

1

the Intercreditor Agreement) as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Revolving Credit Secured Parties under the Revolving Credit Agreement and the other Loan Documents (as defined below).

(E)	Pursuant to the Term Loan Credit Agreement, it is a condition precedent to the availability of the facilities under the Term Loan Credit Agreement that the Pledgor as security for the due performance of the Term Loan Secured Obligations (as defined below) grants for the benefit of the Term Loan Collateral Agent and the other Term Loan Secured Parties a first priority pledge over its Stock.

(F)	Pursuant to the Revolving Credit Agreement, it is a condition precedent to the Credit Extension (as defined in the Revolving Credit Agreement) that the Pledgor as security for the due performance of the Revolving Credit Secured Obligations (as defined below) grants for the benefit of the Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties a second priority pledge over its Stock (as defined below).

(G)	Pursuant to the Appointment Agreement, the French Collateral Agent is appointed in order that the French Collateral Agent be entitled to register, perform and enforce any security interest (sûreté réelle) granted by the Pledgor in accordance with Article 2328-1 of the French Code Civil.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
(a)	In this Agreement (including the recitals), unless otherwise specified, capitalized terms and expressions shall have the meaning given to them in the Clause or paragraph of this Agreement in which they first appear.

(b)	The following terms and expressions shall have the meaning given to them below:

“Agreement” (“Contrat de Gage”) means this pledge of stock agreement (contrat de gage de stocks) together with the schedules hereto, as amended or supplemented from time to time.

“Appointment Agreement” means that certain agreement dated on or about the date hereof by and between among others Bank of America, N.A., as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent and Bank of America, N.A., as Term Loan Administrative Agent and Term Loan Collateral Agent, Novelis Inc. as Administrative Borrower and Novelis Pae S.A.S. (as each of these capitalized terms is defined in the Intercreditor Agreement) (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Beneficiaries” (or “Bénéficiaires”) means:

2

     (i) Bank of America as Term Loan Collateral Agent and Revolving Loan Collateral Agent,
     (ii) the other Term Loan Secured Parties, and
     (iii) the other Revolving Credit Secured Parties.
“Discharge Date” means the date of the occurrence of the Discharge of Senior Lien Secured Obligations, as defined in the Intercreditor Agreement.

“Event of Default” (or “Cas de Défaut”) means an “Event of Default” as defined in the Term Loan Credit Agreement or an “Event of Default” as defined in the Term Loan Credit Agreement or the Revolving Credit Agreement, as applicable.

“French Collateral Agent” (or “Agent des Sûretés Français”) means BANK OF AMERICA, N.A., or any person which becomes French Collateral Agent in accordance with the provisions of the Revolving Credit Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the parties thereto, the Administrative Agent, the Collateral Agent, the Administrative Agent under the Revolving Credit Agreement and the Collateral Agent under the Revolving Credit Agreement, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Documents” shall have the meaning set forth in the Term Loan Credit Agreement and the Revolving Credit Agreement, as applicable.

“Loan Parties” means the persons designated as Loan Parties under the Term Loan Credit Agreement and the Revolving Credit Agreement.

“Pledge” means this first priority pledge (gage) over the Pledged Stock as defined in Clause 2 (Pledge) of this Agreement.

“Pledged Stock” means the Stock pledged by the Pledgor in favor of the Beneficiaries in accordance with Clause 2 of this Agreement.

“Products” means the end products (produits finis), raw materials (matières premières), components (pièces détachées), spare parts (pièces de rechange) and all elements used for manufacturing the goods sold by the Pledgor.

“Revolving Credit Agreement” (or “Convention de Crédit Revolving”) means the Credit Agreement dated on or about the date of this Agreement (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Parent Borrower”, Novelis Corporation, as “U.S. Borrower”, and the other U.S. Subsidiaries of Parent Borrower party thereto as “U.S. Borrowers”, Novelis UK Ltd, as “U.K. Borrower”, Novelis AG, as “Swiss Borrower”, Novelis North America Holdings, Inc., and Novelis Acquisitions LLC as “Borrowers”, AV METALS INC., as “Parent Guarantor”, the “Other Guarantors” party thereto, the lenders party thereto, and Bank of America, N.A., as “Issuing Bank”, “U.S. Swingline Lender”, “Administrative Agent” and “Collateral Agent” (all as defined therein).

3

“Revolving Credit Secured Obligations” means the “Secured Obligations” as defined in the Revolving Credit Agreement, including all present and future obligations and liabilities of the Pledgor as a Loan Party to the Revolving Credit Collateral Agent under clause 11.24 of the Revolving Credit Agreement. For the avoidance of doubt, the Revolving Credit Secured Obligations shall be limited pursuant to section 7.15 (French Guarantor) of the Revolving Credit Agreement.

“Revolving Credit Secured Parties” means, collectively, the Revolving Credit Claimholders (as defined in the Intercreditor Agreement).

“Secured Obligations” (or “Obligations Garanties”) means the Revolving Credit Secured Obligations and the Term Loan Secured Obligations.

“Security Interest” means any mortgage, pledge, lien charge (whether fixed or floating), assignment, hypothecation or security interest or any other agreement or arrangement having the purpose or effect of conferring security.

“Security Period” means the period beginning on the date hereof and ending on the Discharge Date.

“Stock” means the Products held or stocked in the Stocking Zone at any time.

“Stocking Zone” means the zone where the Products are stored and stocked, located in the locations identified in Schedule 1 hereto, as well as all equipment (e.g. containers, storage, vessels, vats, trailers) used for their transportation.

“Term Loan Credit Agreement” (or “Convention de Prêt à Terme”) means the Credit Agreement dated on or about the date of this Agreement (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Borrower”, AV METALS INC., as “Holdings”, the “Other Guarantors” party thereto, the lenders party thereto and Bank of America, N.A. as “Administrative Agent” and “Collateral Agent” (all as defined therein).

“Term Loan Secured Obligations” means the “Secured Obligations” as defined in any of the Term Loan Credit Agreement, including all present and future obligations and liabilities of the Pledgor as a Loan Party to the Term Loan Collateral Agent under clause 11.24 of the Term Loan Credit Agreement. For the avoidance of doubt, the Term Loan Secured Obligations shall be limited pursuant to section 7.15 (French Guarantor) of the Term Loan Credit Agreement.

“Term Loan Secured Parties” means collectively, the Term Loan Secured Parties (as defined in the Intercreditor Agreement).
(a)	Capitalized terms used in this Agreement (including the recitals) and not otherwise defined herein shall have the meaning ascribed thereto in the Term Loan Credit Agreement or the Revolving Credit Agreement, as the context may require, and shall be interpreted and construed in accordance therewith.

4

1.2	Construction

(a)	In this Agreement, unless otherwise indicated, a reference to:
(i)	“assets” includes properties, business, undertakings, revenues and rights of every description present, future and contingent (including uncalled share capital) and every kind of interest in an asset;

(ii)	“authorization” means an authorization, consent, approval, license, exemption, filing, notarization or registration, including any obligation to produce an authenticated deed;

(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)	a “regulation” includes any regulation, rule, order, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organization;

(v)	a “Clause” or a “Schedule” is, unless otherwise specified, a reference to a clause or a schedule to this Agreement;

(vi)	a provision of a law is a reference to that provision as applied, amended or re-enacted;

(vii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality) of two or more of the foregoing;

(viii)	a “successor” of a person includes its permitted assignees, persons subrogated to its rights and any persons who, under the laws of its jurisdiction of incorporation or domicile, succeeds to its rights and obligations under this Agreement by operation of law (in particular by virtue of a fusion or apport partiel d’actifs);

(ix)	a time of day is a reference to Paris time;

(x)	words importing the plural shall include the singular and vice versa;

(xi)	a “party” to this Agreement or other person includes, unless otherwise provided in this Agreement, such party’s or person’s permitted successors, assignees, transferees or substitutes;

(xii)	an “agreement” or “document” is a reference to that agreement or document as amended, varied, novated or supplemented from time to time.
(b)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(c)	An Event of Default is continuing if it has not been remedied or waived.

5

(d)	Any reference to the French Collateral Agent shall be deemed as a reference to the French Collateral Agent acting in its own name and in the name and for the account of the Beneficiaries in accordance with the provisions of the Loan Agreement. Any reference to the Collateral Agent shall be deemed a reference to the Term Loan Collateral Agent and the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement).

(e)	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Term Loan Credit Agreement or the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Term Loan Credit Agreement or the Revolving Credit Agreement, as applicable, shall govern and control.

(f)	This Agreement is entered into with the benefit of and subject to the terms of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control.

(g)	This Agreement is designated a Loan Document for the purposes of the Term Loan Credit Agreement and the Revolving Credit Agreement.
2.	PLEDGE
2.1	As security for the full payment, discharge and performance by the Pledgor of the Secured Obligations, the Pledgor hereby creates a pledge without dispossession (gage sans dépossession de premier rang) in favor of the French Collateral Agent for the benefit of the Collateral Agent and the Beneficiaries pursuant to the provisions of articles 2333 et seq. of the French Civil Code (Code civil) (the “Pledge”), over the Stock described in Clause 4 of this Agreement (the “Pledged Stock”).

2.2	Pursuant to the provisions of article 2342 of the French Civil Code (Code civil), the Pledge shall extend to any Stock substituted for or added to the Pledged Stock in the Stocking Zone under the same terms and conditions as the Pledged Stock stocked in the Stocking Zone as of the date of this Agreement.

2.3	The Pledgor waives any right it may have to require the French Collateral Agent or the Beneficiaries to enforce any Security Interest with respect to any other person before enforcing the rights granted hereby, and any other right the Pledgor may have to require the Beneficiaries to enforce their rights in a specific order pursuant to this Agreement.

3.	PRESERVATION OF SECURITY INTEREST

3.1	Continuing security

The Security Interest constituted by the Pledge created hereby shall extend until the Discharge Date.

6

3.2	Additional security

This Agreement and the Pledge created hereby are in addition and without prejudice to any other guarantees or Security Interests existing or to be created or granted either by the Pledgor or any other person pursuant to the terms of the Loan Documents.
3.3	Security transfer

In the event of any assignment, transfer, novation or disposal of a part or all of its rights and obligations by any Beneficiary under each and any of the Loan Documents to which such Beneficiary is a party, such Beneficiary hereby expressly maintains, which the Pledgor accepts, all its rights and privileges hereunder for the benefit of its successor, in accordance with the terms of Article 1278 of the French Civil Code (Code civil) so that the Pledge herein created will secure the Secured Obligations to the benefit of such successor, without further formalities.
3.4	Amendment to the Loan Documents or the Secured Obligations

This Agreement and the Pledge created hereby is irrevocable and will remain in force until the Discharge Date notwithstanding any amendment, restatement, renewal or extension of the term of the Term Loan Credit Agreement, Revolving Credit Agreement or any other Loan Document, or any waiver thereunder or any change in the amount of credit granted pursuant to the Loan Documents.
4.	DESCRIPTION OF THE PLEDGED STOCK

The Pledged Stock has, as of the date hereof, the following characteristics, which are more fully described in Annex 1:
(a)	ownership: the Pledgor;

(b)	nature and type: (i) spare parts and consumables, (ii) in progress manufactured equipments and (iii) delivered equipments on percentage of completion.

(c)	value: as of December 10, 2010, EUR 6,237,722.59; and

(d)	location: the Pledged Stock is located in the Stocking Zone.

5.	INSURANCE

5.1	Insurance of the Pledged Stock

The Pledgor represents that, as at the date hereof, the Pledged Stock is insured, in accordance with the Pledgor’s standard business practice and to the extent required under the Loan Documents, against destruction, loss, and fire, dispossession and expropriation risks by Zurich Insurance Ireland LTD France represented by Marsh SA under insurance policy number 00008302750D.

7

5.2	Event of Default

In the event that an Event of Default has occurred, the French Collateral Agent shall notify the insurance company mandated to insure the Pledged Stock, in order to oppose payment (faire opposition) of the insurance indemnities to the Pledgor.

5.3	Subrogation of the Beneficiaries in the Event of a Claim

In case of damages incurred on any of the Pledged Stock, the French Collateral Agent and the Beneficiaries shall be subrogated in all rights and privileges of the Pledgor arising from any insurance indemnities related to the Pledged Stock, without requiring any specific delegation, pursuant to article L. 121-13 of the French Insurance Code (Code des assurances), and shall be able, in the event of an Event of Default that has not been remedied or waived, to recover the said indemnities directly, up to the amount that is due to the French Collateral Agent and the Beneficiaries in respect of the Secured Obligations.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

The Pledgor hereby represents and warrants to the French Collateral Agent and the Beneficiaries that:
(i)	the Pledgor is a société par actions simplifiée duly incorporated and validly existing under the laws of France;

(ii)	the execution, delivery and performance by the Pledgor of this Agreement have been duly authorized by the relevant corporate bodies of the Pledgor and all necessary steps have been taken to ensure such a result;

(iii)	each obligation of the Pledgor under the Agreement constitutes a valid undertaking enforceable in accordance with the terms hereof subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally;

(iv)	the entry into and delivery of and the exercise of its rights and the performance of its obligations under this Agreement do not breach or conflict with its by-laws (statuts) nor with the provisions of any agreement to which it is a party or any applicable laws or regulations;

(v)	the Pledgor does not benefit from any immunity of jurisdiction or enforcement (including, without limitation, any immunity permitting it to escape any protective measures or means of enforcement), whether for itself or for one of its assets;

(vi)	the Pledgor is not in a situation of suspension of payment (cessation des paiements) and no action, measure or proceedings whatsoever have been taken or commenced or, to the Pledgor’s knowledge, contemplated by any person for the purpose of (a) carrying out or requesting the suspension of payments, dissolution, judicial reorganization (procédure de sauvegarde or redressement judiciaire) or judicial liquidation or appointment of an official receiver or a

8

conciliator of the Pledgor or any of its assets, or (b) opening, negotiating and/or instituting any out-of-court conciliation (amicable conciliation, ad hoc mandate) relating to the Pledgor’s debts or any procedure of the same type or having the same purpose as provided for by the law n°2005-845 of July 26, 2005 on the safeguard of companies;

(vii)	the Pledgor is the rightful owner of the Pledged Stock and the Pledged Stock is not subject to any Security Interest other than the Security Interests conferred upon it by applicable law, this Agreement or as otherwise permitted under the Loan Documents;

(viii)	the Pledged Stock is not subject, at the date hereof, to any Security Interest which is not permitted under the Loan Documents;

(ix)	once the requisite formalities have been complied with, this Agreement shall constitute a pledge without dispossession, valid and enforceable against the Pledgor and third parties, to secure the Secured Obligations, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally;

(x)	subject to Clause 17 hereunder, any licenses or permits, and any opinions, registrations or approvals required by any governmental authority whatsoever, necessary for the execution, validity or effectiveness of this Pledge have been obtained, put into place, and are in full force;

(xi)	the Pledged Stock constitutes the Pledgor’s only stock; as of the date hereof, the Pledgor had no other stock that could be made the subject of a pledge under this Agreement;

(xii)	there are no claims or proceedings with respect to the ownership of the Pledged Stock and, to its knowledge, no claims or proceedings are pending or threatened before any courts or arbitration panels in France or abroad with respect to the Pledged Stock;

(xiii)	the Pledged Stock is not subject to any other legal, contractual or judicial restriction that could affect the transferability or the value of the Pledged Stock or any portion thereof, or the rights of the French Collateral Agent and the Beneficiaries with respect to the Pledge;

(xiv)	the execution and creation of this Pledge is in the Pledgor’s corporate interest; and

(xv)	the description of the Pledged Stock appearing as Schedule 1 hereto is exhaustive and correct in all relevant respects as of the date hereof.
6.2	Time for making representations and warranties

The representations and warranties set forth in Clause 5.1 (Representations and Warranties) will remain in effect after the execution and delivery of this Agreement and shall remain applicable and in full force and effect until the Discharge Date.

9

7.	UNDERTAKINGS

The Pledgor hereby undertakes to the French Collateral Agent and the Beneficiaries that, as from the date hereof and until the Discharge Date:

(a)	the Pledgor will maintain the Pledged Stock with due care;

(b)	the Pledgor will not assign, transfer or otherwise dispose of the whole or any part of the Pledged Stock or any of its rights whatsoever by virtue of the Pledged Stock, except as permitted under the Loan Documents;

(c)	the Pledgor will give notice, as soon as possible, to the French Collateral Agent of any attachment or other protective measure relating to the Pledged Stock or to any of its component products; and more generally, it will promptly notify the French Collateral Agent of any occurrence, including any dispute, which is likely to materially affect any of the Products forming part of the Pledged Stock in order to allow the French Collateral Agent to effectively ensure that the value and efficacy of this Security Interest is maintained;

(d)	the Pledgor will maintain the Security Interest created by this Agreement as a Security Interest having a first ranking, subject to liens permitted under the Loan Documents;

(e)	the Pledgor will not create or allow the creation of any Security Interest whatsoever, other than the Pledge, over the Pledged Stock or any of its elements, except those permitted under the terms of the Loan Documents, if applicable;

(f)	the Pledgor will grant a Security Interest in favor of the French Collateral Agent and the Beneficiaries, substantially on the terms set forth herein and as security for the Secured Obligations, over any stock substituted for or added to the Pledged Stock after the date hereof;

(g)	the Pledgor will comply with all applicable laws and regulations, where failure to comply with such laws may affect its capacity to execute its obligations pursuant to this Agreement;

(h)	the Pledgor will promptly provide to the French Collateral Agent all information relating to the Pledged Stock which the French Collateral Agent may from time to time reasonably require;

(i)	the Pledgor will maintain at the disposal of the French Collateral Agent a statement of the existing Stock as well as the accounting records of any operations relating thereto. The French Collateral Agent may at any time cause a statement of the Stock which is the subject matter hereof to be effected;

(j)	the Pledgor will pay all taxes due with respect to the Pledged Stock, except where such payment may in good faith be contested or where payment can lawfully be withheld and where proper provisions have been made for such taxes in its accounts;

(k)	the Pledgor will take all commercially reasonable steps necessary to defend its rights in respect of the Pledged Stock against any claim or demand of any person in order to protect the rights of the French Collateral Agent and the Beneficiaries over the

10

Pledged Stock, and shall promptly keep the French Collateral Agent informed of any such claim or demand; and

(l)	the Pledgor will execute any amendment to this Agreement and/or any other document that may reasonably be requested by the French Collateral Agent, acting on its own behalf and on behalf of the Beneficiaries, in order to reconfirm or restate the Pledge herein constituted and to include as beneficiary of such Pledge any successor or assignee, including any person party to the Loan Documents, in the event of a substitution, merger or restructuring in any form whatsoever of any of the Beneficiaries, the Pledgor or any entity assuming the obligations of the Pledgor.
8.	COVENANTS FOR FURTHER ASSURANCE

The Pledgor shall from time to time, at its own expenses, promptly execute and deliver all further instruments and documents and take all further action that the French Collateral Agent may reasonably request, in order to protect the rights of the French Collateral Agent and the Beneficiaries pursuant to this Agreement or facilitate the exercise and enforcement of their rights, powers and remedies hereunder with respect to the Pledged Stock. To this end, the Pledgor shall in particular execute all documents or instruments and give all notices, orders and directions and carry out all registrations which the French Collateral Agent may reasonably request.

9.	PLEDGE UNDERTAKING

9.1	Without prejudice to its obligations pursuant to the Loan Documents, the Pledgor irrevocably undertakes, at its own expense and at the French Collateral Agent’s first request, to take all necessary steps and complete all necessary formalities in order to extend the effects of the Pledge to any newly acquired Stock.

9.2	The extension of the effects of the Pledge as contemplated in the Clause above shall become effective with the execution of a letter amending this Agreement, provided that the execution of such letter does not entail a novation.

10.	OBLIGATION TO PERFORM

It is expressly agreed that, notwithstanding anything to the contrary in this Agreement, the Pledgor shall remain liable during the Security Period to observe and perform all of the conditions and obligations assumed by it in respect of the Pledged Stock, and the Beneficiaries and the French Collateral Agent shall be under no obligation or liability by reason of, or arising out of, this Agreement. The Beneficiaries and the French Collateral Agent shall not be under any obligation to, or be required in any manner to perform or fulfill any obligation of the Pledgor in respect of the Pledged Stock, or to make any payment or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled hereunder at any time.

11.	REGISTER AND OBLIGATION TO INFORM

11.1	The Pledgor undertakes to maintain, during the Security Period, a register or statement of the Pledged Stock in which any transactions with respect to the Pledged Stock shall be recorded, and to allow free access to such register to the French

11

Collateral Agent, acting for its own account and on behalf of the Beneficiaries, and to provide to the French Collateral Agent, at its first request, any information that the French Collateral Agent could reasonably request relative to the Pledged Stock.

11.2	Without prejudice to the obligation mentioned in Clause 11.1 above, the Pledgor undertakes to send a report containing the information set forth in Clause 11.3 below, on the 21th day following the end of each quarter of the civil calendar, to the French Collateral Agent, acting in the name and on behalf of the Beneficiaries.

11.3	The following information must appear in this report, in order to allow the French Collateral Agent to identify the Pledged Stock, its value and its location:

(a)	the Stocking Zone;

(b)	the nature of the Pledged Stock; and

(c)	the quantity of Pledged Stock.

12.	ENFORCEMENT
Subject to the provisions of the Intercreditor Agreement:

12.1	Upon the occurrence of an Event of Default, and at any time thereafter, the French Collateral Agent, acting for its own account and for the account and on behalf of the Beneficiaries, will be entitled, at its sole discretion and over all of the Products that comprise the Pledged Stock, to enforce all rights and privileges that the French Collateral Agent and the Beneficiaries may have by virtue of this Agreement or that belong to any other pledgor, to realize the value of the Pledge, including by public sale, court-ordered sale or transfer of all rights, in accordance with articles 2346, 2347 and 2348 et seq. of the French Civil Code (Code civil), without prejudice of any other right or action that could be independently or simultaneously enforced or engaged.

12.2	The Pledgor hereby undertakes to provide to the French Collateral Agent and the Beneficiaries any assistance which may be necessary for the purpose of enforcing this Pledge, to execute any deed or document and to accomplish any formalities which may be necessary for such purpose and to indemnify the French Collateral Agent and the Beneficiaries against any losses, expenses or any costs reasonably incurred by the French Collateral Agent and the Beneficiaries by virtue of this Agreement or on account of such enforcement.

12.3	Upon the occurrence of an Event of Default and at any time thereafter, the French Collateral Agent may declare the Pledge, by registered letter, to any insurance company with which the Pledgor has taken out insurance policies with respect to the Pledged Stock in order to oppose (faire opposition) the payment of the insurance indemnities to the Pledgor.

12.4	The Pledgor hereby expressly waives any right it may have to the beneficio excussionis and beneficio divisionis provided for by Articles 2298 and 2303 respectively of the French Civil Code (Code civil) and therefore shall not be entitled to require the French Collateral Agent and the Beneficiaries to initiate proceedings against, enforce any rights or security, claim payment from, or file any legal claim

12

against any other Loan Party or any other guarantor whatsoever, before making a claim for payment from the Pledgor pursuant to this Agreement.
13.	APPLICATION OF PROCEEDS

The proceeds from the sale or the retention of the Pledged Stock pursuant to the enforcement of this Pledge shall be applied to the repayment of the Secured Obligations, as set out and in the order and priority set forth under the Intercreditor Agreement. The French Collateral Agent and the Beneficiaries shall in no case be liable for the value retained for the enforcement of the Pledge.
14.	CERTIFICATES

Any certification or determination by the French Collateral Agent setting forth an amount under this Agreement is, in the absence of manifest error, prima facie evidence of the matters to which it relates.
15.	CURRENCY CONVERSION

For the purpose of or pending the discharge of any of the Secured Obligations and subject to the provisions of the Loan Documents, the French Collateral Agent and the Beneficiaries may convert any money received, recovered or realized or subject to application by them under this Agreement from one currency to another, as they think fit, and any such conversion shall be effected at the relevant French Collateral Agent’s or the Beneficiary’s spot rate of exchange for the time being for obtaining such other currency with the first currency.
16.	CHANGES TO THE PARTIES

(a)	All the rights, privileges, powers, discretions and authorities of the French Collateral Agent and the Beneficiaries hereunder will benefit their respective successors and assignees and all terms, conditions, representations and warranties and undertakings of the Pledgor hereunder shall oblige its respective successors and assignees in the same manner, it being agreed and understood that:
(i)	the Pledgor shall not assign, transfer, novate or dispose of any of, or any interest in its rights and/or obligations under this Agreement except as permitted under the Loan Documents, and

(ii)	the Beneficiaries and the French Collateral Agent shall be entitled to assign, transfer, novate or dispose of any of, or any interest in their rights and/or obligations hereunder to any successor in accordance with the provisions of the relevant Loan Documents.
(b)	The provisions of this Agreement and the rights arising therefrom shall remain in full force and effect and benefit to any successors, transferees or assignees of the French Collateral Agent or a Beneficiary, without any specific notice, registration or reiteration, in case, inter alios, of any sale, merger, demerger, spin-off or assets contribution which the French Collateral Agent or a Beneficiary may decide to proceed. It is expressly agreed that an asset contribution or a partial merger within the

13

meanings of Articles L. 236-1 et seq. of the French Commercial Code (Code de commerce) shall be deemed to be a transfer for the purpose of the present provision.

(c)	The French Collateral Agent and the Beneficiaries shall be entitled to disclose such information concerning the Pledgor or any other person and this Agreement as they consider appropriate to any actual or proposed direct successor, or to any person to whom information may be required to be disclosed pursuant to the laws and regulations in force.
17.	COSTS, EXPENSES, TAXES AND INDEMNITY

(a)	The Pledgor shall bear any expense which the French Collateral Agent or any Beneficiary may incur in connection with the preparation and execution of this Agreement, as well as any expenses incurred in connection with the preservation or enforcement of the French Collateral Agent and the Beneficiaries’ rights under this Agreement and the Pledge, all in accordance with the terms of the Term Loan Credit Agreement (in respect of the Term Loan Secured Parties) and the Revolving Credit Agreement (in respect of the Revolving Credit Secured Parties).

(b)	The Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the French Collateral Agent and the Beneficiaries against any action which any of it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on any of it by this Agreement or otherwise relating to the Pledged Stock.

(c)	The Pledgor shall pay all stamp, registration and other taxes to which this Agreement, the Pledge or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the French Collateral Agent and the Beneficiaries on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such Tax.
18.	REGISTRATION

(a)	The Pledge shall be registered on the special registry by the French Collateral Agent, pursuant to article 2338 of the French Civil Code (Code civil), acting in the name and on behalf of the Beneficiaries, in accordance with the terms of decree No. 2006-1804 of December 23, 2006 and the order (arrêté) of February 1, 2007 (published in the JO of February 10, 2007).

(b)	Any holder of an original of this Agreement is hereby granted all powers necessary in order to complete the registration formalities contemplated by this Agreement.
19.	TERM AND RELEASE

(a)	This Agreement shall come into force as at the date hereof and shall remain in full force and effect until the end of the Discharge Date.

(b)	The Pledgor irrevocably and unconditionally undertakes to renew the registration of the present Pledge if, upon the expiry of the Pledge, any of the Secured Obligations remains unpaid, is not performed or discharged and the Pledgor irrevocably accepts

14

such a renewal of the registration and, in the common interest of the parties, gives the French Collateral Agent the irrevocable authority and power to sign all deeds and documents and complete all necessary formalities to this end.

(c)	As soon as practicable after the Security Period and at the request and expense of the Pledgor, the French Collateral Agent shall immediately take all steps in order to formalize any deed of release releasing the Pledgor from all its obligations and responsibilities under this Agreement.

(d)	If the French Collateral Agent is authorized to release in whole or in part the Pledged Stock under both the Term Loan Credit Agreement and the Revolving Credit Agreement, the French Collateral Agent is authorized to release such collateral under this Agreement.

(e)	The Pledge shall extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge. The French Collateral Agent and the Beneficiaries shall be entitled not to release the Pledge until they have been paid of all sums owed to them by the Pledgor which are due and payable.
20.	MISCELLANEOUS

(a)	No failure to exercise, nor any delay in exercising, on the part of the French Collateral Agent or any Beneficiary, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. The Beneficiaries and the French Collateral Agent shall not assume any responsibility towards the Pledgor or its legal successors, individually or generally, due to the late exercise or failure to exercise the rights and prerogatives conferred to them by this Agreement.

(b)	The French Collateral Agent and the Beneficiaries shall not assume any responsibility for any damage arising from the enforcement of this Agreement, or for any default or omission in the exercise of rights under this Agreement.

(c)	The French Collateral Agent and the Beneficiaries shall not assume any responsibility towards the Pledgor or its legal successors, individually or generally, due to the late exercise or the failure to exercise the rights conferred on them by this Agreement.

(d)	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

(e)	In any case, if such illegality, invalidity or enforceability occurs, the parties shall negotiate in good faith with a view to agree on the replacement of such provision by a provision which is legal, valid and enforceable and which is to the extent applicable in accordance with the intents and purposes of this Agreement and which in its economic effect come as close as practicable to the provision being replaced.

15

21.	NOTICES

Except as specifically provided otherwise in this Agreement, all notices or other communications under or in connection with this Agreement shall be given to each party as specified in Section 11.01 (Notices) of the Term Loan Credit Agreement (in respect of the Term Loan Secured Parties) and Section 11.01 (Notices) of the Revolving Credit Agreement (in respect of the Revolving Credit Secured Parties).

22.	ELECTION OF DOMICILE

Without prejudice to any other mode of service allowed under any relevant law, the Pledgor irrevocably elects domicile at its registered office for the purpose of serving any judicial or extra-judicial documents in relation to any action or proceedings.

23.	NO AMENDMENT

The parties to this Agreement recognize that this Agreement has the sole purpose of establishing the Pledge in favor of the French Collateral Agent and the Beneficiaries and does not have the purpose or effect of modifying the rights and obligations set out in any other Loan Document.

24.	LANGUAGE

(a)	This Agreement is executed in French for the purpose of registration formalities. A French version is set forth in Schedule 2. In the event of any conflict between the English version and the French version, the French version of this Agreement shall prevail, irrespective of whether the French translation has been signed or initialed by any of the parties to this Agreement.

(b)	All notices and documents delivered under this Agreement shall be in English or be accompanied by a translation into English and the party to whom any such translation is addressed shall be entitled to rely on it as being true and correct.

25.	INTERCREDITOR AGREEMENT GOVERNS

Notwithstanding anything herein to the contrary, the liens and security interests granted for the benefit of the French Collateral Agent, the Term Loan Secured Parties and the Revolving Credit Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the French Collateral Agent and the Beneficiaries hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall govern and control. Except as provided for in this paragraph, notwithstanding anything herein to the contrary, the Term Loan Credit Agreement and the Revolving Credit Agreement, as applicable, including Article X thereof, shall govern and control the exercise of the remedies by the French Collateral Agent.

16

26.	GOVERNING LAW AND JURISDICTION

26.1	Governing Law

This Agreement and the Pledge shall be governed by and construed in accordance with French law.

26.2	Jurisdiction

For the benefit of the French Collateral Agent and the Beneficiaries, the Pledgor agrees that the courts of France shall have jurisdiction to settle any disputes in connection with this Agreement and the Pledge, and accordingly submit any such disputes to the jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris). This Clause 26.2 is for the benefit of the French Collateral Agent and the Beneficiaries only. As a result, nothing in this Clause shall limit the right of the French Collateral Agent or any Beneficiary to bring proceedings against the Pledgor in connection with this Agreement and/or the Pledge in any other court of competent jurisdiction. To the extent allowed by law, the French Collateral Agent and the Beneficiaries may take concurrent proceedings in any number of jurisdictions.
[LEFT INTENTIONALLY BLANK]

17

Signed in ___________ On December 17, 2010

In three (3) originals including 1 original for the purposes of registration of the Pledge with the clerk of the Commercial Court (Greffe du Tribunal de Commerce) of Grenoble.
NOVELIS PAE S.A.S.
The Pledgor
Signature: ____________________
By:
Capacity:
Duly authorised for the purpose of this Agreement
BANK OF AMERICA, N.A., as
French Collateral Agent
Acting on its own behalf and on behalf of the Beneficiaries
Signature: ____________________
By:
Capacity:

18

SCHEDULE 1
DESCRIPTION OF THE PLEDGED STOCK
Inventory : equipments at customers

Description of the
Underlying Agreement	Identity of the Customer	Value 10/12/2010 EUR
Equipment : DC Caster	ALUMINIUM WERKE WUTÖSCHINGEN AG & CO.KG Postfach 1120 D-79793 WUTÖSCHINGEN	1 345 716,06

Equipment (SC3500 + PDBF + CFF + DC Caster )	YUNNAN METALLURGICAL GROUP BUILDING The Milky Way Avenue North Area of Kunming City 650224 Kunming	1 992 677,00

Equipment : DC Caster	GKSS Forschungszentrum Geesthaacht GmbH Institute for Materials Research Max-Planck-Strasse 1 DE	192 252,00

Equipment (TS75 + DC Caster )	KAMENSK-URALSKY METALLURGICAL WORKS 5 ZAVODSKAYA STR. 623405 KAMENSK-URALSKY, SVERDLOVSK REGION	930 156,00

	TOTAL	4 460 801,06

19

Etat stocks valorisés global

Marie-Laure Demontgolfier	10/12/2010 11:14:37

SELECTIONS :
Site :	De: NEG	à : STO
Catégorie Article :	De:	à :
Article :	De:	à :
Méthode de valorisation :	De:	à :
Gestionnaire :	De:	à :
Type piéce :	De:	à :
Domaine :	De:	à :
Matiére :	De:	à :
Groupe produit :	De:	à :
Produit :	De:	à :

Statut A :	Oui
Statut Q :	Oui
Statut R :	Oui
Stock transfére :	Oui

CRITERE(S) DE TRI:

Site:	Ascendant
Catégorie Article:	Ascendant
Article:	Ascendant

20

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Site : NEG Negoce	Stock au: 10/12/2010

Catégorie : C2	ARTICLE REAPPROVISIONNE

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé

010120003	A STYRITE NON DURCIE 900X3	240,000000 UN	37,05	8 892,36	Prix moyen pondéré
010120015	B PAPYEX 1000 X 1000 X 1mm	2,000000 UN	101,00	202,00	Prix moyen pondéré
1037510002	B EMBOUT INJECTEUR	8,000000 UN	49,59	396,70	Prix moyen pondéré
1037511801	A JOINT	8,000000 UN	2,00	16,00	Prix moyen pondéré
103982001	B BUSETTES	20,000000 UN	22,63	452,61	Prix moyen pondéré
216517003	A VIS	1,000000 UN	19,13	19,13	Prix moyen pondéré
359000206	E VIS GRAPHITE	5,000000 UN	19,22	96,11	Prix moyen pondéré
359000208	C JOINT GRAPHITE EP1 mm	10,000000 UN	0,91	9,10	Prix moyen pondéré
359000306	GAINE DIAM 55 LG 1100	10,000000 UN	33,61	336,10	Prix moyen pondéré
725507001	A COLONNE TS LG 900	3,000000 UN	322,07	966,21	Prix moyen pondéré
729503501	JOINT PNEUMATIQUE	1,000000 UN	737,80	737,80	Prix moyen pondéré
729507002	B ROTOR ALPUR® TS	5,000000 UN	136,50	682,50	Prix moyen pondéré
766512901	C ENSEMBLE MISE A LA TERR1	1,000000 UN	229,00	229,00	Prix moyen pondéré
769311007	A COLLIER	5,000000 UN	16,20	81,00	Prix moyen pondéré
908301501	BRAS PORTE QUENOUILLE	5,000000 UN	381,20	1 905,98	Prix moyen pondéré
917517001	JOINT GRAPHITE	10,000000 UN	10,10	101,00	Prix moyen pondéré

21

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Catégorie: C3	ARTICLE SANS REAPPRO

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé

010120008	A NAPPE ISOLANTE HUMIDE	3,000000 UN	51,63	154,89	Prix moyen pondéré
1037512001	AIGUILLE	3,000000 UN	105,00	315,00	Prix moyen pondéré
1037512A01	INJECTEUR JET ESSAI MECA	8,000000 UN	120,00	960,00	Prix moyen pondéré
1037512A02	INJECTEUR JET EMBOUT ESSAI	8,000000 UN	16,55	132,40	Prix moyen pondéré
1046513000	C CAPOT THERMOPLONGEUR	1,000000 UN	1 040,00	1 040,00	Prix moyen pondéré
1046910801	ELECTROVANNE POUR DISTRII	2,000000 UN	66,19	132,38	Prix moyen pondéré
1064910801	“A DISTRIBUTEUR 5/2 - G 1/2”	1,000000 UN	77,87	77,87	Prix moyen pondéré
1064910804	FILTRE	1,000000 UN	46,72	46,72	Prix moyen pondéré
1089439001	C COMBO-BAG 500x180x150mm	200,000000 UN	18,55	3 710,00	Prix moyen pondéré
1089439501	VIBREUR	5,000000 UN	178,00	890,00	Prix moyen pondéré
1144510501	B ENSEMBLE TUBE RADIANT	3,000000 UN	875,51	2 626,53	Prix moyen pondéré
1197420001	B BUSETTE / SPOUT	80,000000 UN	24,92	1 993,60	Prix moyen pondéré
1197420002	B QUENOUILLE / PLUG	90,000000 UN	18,96	1 706,40	Prix moyen pondéré
1215910801	BOBINE PR ELECTROVANNE	1,000000 UN	19,78	19,78	Prix moyen pondéré
1322503000	B GARNISSAGE CUVE	1,000000 UN	3 525,00	3 525,00	Prix moyen pondéré
1346504Z01	BASSIN PREFORME SC1500	1,000000 UN	6 469,00	6 469,00	Prix moyen pondéré
136043800	COURROIE CRANTEE	8,000000 UN	22,26	178,08	Prix moyen pondéré
1489512806	CLIPS RESISTOR	2,000000 UN	0,01	0,02	Prix moyen pondéré
1526512806	B KIT REPARATION PISTOLET	4,000000 UN	130,66	522,64	Prix moyen pondéré
1540920X01	TRANSMETTEUR 4114	1,000000 UN	111,76	111,76	Prix moyen pondéré
247508501	POULIE 72 DENTS	1,000000 UN	283,93	283,93	Prix moyen pondéré
247508502	POULIE 18 DENTS	1,000000 UN	72,21	72,21	Prix moyen pondéré
419910828	A VANNE DE REGLAGE FIN	2,000000 UN	138,69	277,38	Prix moyen pondéré
531910806	A RELAIS 20-30 VCC	1,000000 UN	123,00	123,00	Prix moyen pondéré
581506801	A BOBINE TRESSE 607MAX	2,000000 UN	181,51	363,01	Prix moyen pondéré
638503802	TUBE DE COLLE	4,000000 UN	16,30	65,19	Prix moyen pondéré
690970802	MODULE ACTIONNEUR	2,000000 UN	1 030,00	2 060,00	Prix moyen pondéré
706902805	TUBE FLEXIBLE LG 15m	2,000000 UN	197,90	395,80	Prix moyen pondéré
718910804	PRESSOSTAT NAUTILUS	2,000000 UN	51,96	103,92	Prix moyen pondéré
725503501	JOINT PNEUMATIQUE	1,000000 UN	1 144,00	1 144,00	Prix moyen pondéré
729504802	C MASTIC	4,000000 UN	21,20	84,80	Prix moyen pondéré
766502004	BRIDE TOURNANTE	2,000000 UN	329,65	659,30	Prix moyen pondéré
766502005	BRIDE FIXE	2,000000 UN	356,25	712,50	Prix moyen pondéré
766502006	INSERT (BRIDE FIXE)	2,000000 UN	340,00	680,00	Prix moyen pondéré
766502007	INSERT (BRIDE TOURNANTE)	2,000000 UN	280,00	560,00	Prix moyen pondéré
766502008	CONTRE-BRIDE	2,000000 UN	147,25	294,50	Prix moyen pondéré

22

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société: PAE Novelis PAE S.A.S.

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé

766502015	A JOINT	2,000000 UN	29,70	59,40	Prix moyen pondéré
766502016	JOINT	4,000000 UN	0,01	0,04	Prix moyen pondéré
767910801	C DETENDEUR CHLORE	1,000000 UN	559,61	559,61	Prix moyen pondéré
769311013	ECROU	1,000000 UN	40,00	40,00	Prix moyen pondéré
769350505	LEVRE D’EXTREMITE GAUCHE	1,000000 UN	98,82	98,82	Prix moyen pondéré
769350506	LEVRE D’EXTREMITE DROITE	1,000000 UN	98,82	98,82	Prix moyen pondéré
769525504	B ENTRETOISE LATERALE	900,000000 UN	12,86	11 574,00	Prix moyen pondéré
769525505	ENTRETOISE CENTRALE	1 900,000000 UN	5,18	9 843,97	Prix moyen pondéré
791501000	ENSEMBLE CLOISON TS15	1,000000 UN	309,00	309,00	Prix moyen pondéré
791501001	C CLOISON SiC	1,000000 UN	524,52	524,52	Prix moyen pondéré
793351801	LOT DE 10 PLAQUES	4,000000 UN	128,70	514,80	Prix moyen pondéré
836910801	D DEBIMETRE ARGON	1,000000 UN	668,07	668,07	Prix moyen pondéré
836971801	A MOTEUR ASYNCHRONE TRIP	1,000000 UN	170,00	170,00	Prix moyen pondéré
855501000	A ENSEMBLE CLOISONS CUVE	1,000000 UN	870,55	870,55	Prix moyen pondéré
878508001	PLAQUE D’APPUI	8,000000 UN	14,00	112,00	Prix moyen pondéré
878508801	ECROU MOLETE	10,000000 UN	6,00	60,00	Prix moyen pondéré
878521801	VERIN PNEUMATIQUE	1,000000 UN	0,01	0,01	Prix moyen pondéré
891350010	B BORD GAUCHE	1,000000 UN	143,00	143,00	Prix moyen pondéré
891350011	B BORD DROIT	1,000000 UN	143,00	143,00	Prix moyen pondéré
891350012	C ELEMENT BAC GAUCHE	8,000000 UN	368,76	2 950,08	Prix moyen pondéré
891350013	C ELEMENT DROIT	8,000000 UN	368,76	2 950,08	Prix moyen pondéré
891350014	B ELEMENT BAC CENTRAL	2,000000 UN	615,54	1 231,08	Prix moyen pondéré
898510804	VIS A BOIS(BTE.100)	1,000000 UN	26,50	26,50	Prix moyen pondéré
908300036	BAGUE BARRAGE ACTIONNEUI	6,000000 UN	103,55	621,28	Prix moyen pondéré
911522000	ENS. GARNISSAGE BEC	1,000000 UN	754,00	754,00	Prix moyen pondéré
911527000	GARNISSAGE COURVERCLE& T	1,000000 UN	2 970,00	2 970,00	Prix moyen pondéré
917503902	BASSIN PREFORME TS35	1,000000 UN	8 140,00	8 140,00	Prix moyen pondéré
927300804	PANNEAUX ISOLANTS	2,000000 UN	112,48	224,96	Prix moyen pondéré
927304801	PANNEAU MICROTHERM	20,000000 UN	48,66	973,20	Prix moyen pondéré
927351501	LEVRE INTERMEDIAIRE	1,000000 UN	91,00	91,00	Prix moyen pondéré
927351506	LEVRE INTERMEDIAIRE	1,000000 UN	91,00	91,00	Prix moyen pondéré
952914803	A MANCHON SOUPLE (lg15M)	1,000000 UN	153,00	153,00	Prix moyen pondéré
962525X01	JEU D’INJECTEUR	20,000000 UN	535,33	10 706,58	Prix moyen pondéré
995350501	LEVRE INTERMEDIAIRE	1,000000 UN	120,00	120,00	Prix moyen pondéré
995350502	LEVRE INTERMEDIAIRE	1,000000 UN	118,60	118,60	Prix moyen pondéré
995351501	LEVRE INTERMEDIAIRE	1,000000 UN	152,20	152,20	Prix moyen pondéré
Total site :	NEG	3 705,00 UN		105 678,38	EUR

23

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Site : STO Stock Physique	Stock au: 10/12/2010

24

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Catégorie: C2	ARTICLE REAPPROVISIONNE

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé
000100026	A PLAQUE DE POIDS 110 X 60	14,000000 UN	10,06	140,84	Prix moyen pondéré
000100027	A PLAQUE DE VITESSE 110 X 60	6,000000 UN	13,57	81,42	Prix moyen pondéré
000100028	A PLAQUE ALU. LIQUIDE 160	5,000000 UN	17,00	85,00	Prix moyen pondéré
000100032	PLAQUE DE FIRME 116 X 79	4,000000 UN	37,50	150,00	Prix moyen pondéré
000100037	PLAQUE SENS DE ROTATION	2,000000 UN	17,00	34,00	Prix moyen pondéré
000100038	PLAQUE ALUMINIUM LIQUID	5,000000 UN	13,00	65,00	Prix moyen pondéré
000878X01	MAQUETTE EN EAU JETCLEA	1,000000 UN	1,00	1,00	Prix moyen pondéré
000904X01	CENTRALE HYD. PR ESSAI SN	1,000000 UN	1,00	1,00	Prix moyen pondéré
010120001	A STYRITE DURCIE 495X370 RA	54,000000 UN	28,70	1 549,80	Prix moyen pondéré
010120002	A PLAQUE REFRACTAIRE 1120	156,000000 UN	38,78	6 049,24	Prix moyen pondéré
010120004	B PAPIER REFRACTAIRE	1,000000 UN	276,30	276,30	Prix moyen pondéré
010120013	C PLAQUE POUR ENTRETOISE	154,000000 UN	67,84	10 447,79	Prix moyen pondéré
010120015	B PAPYEX 1000 X 1000 X 1mm	11,000000 UN	99,72	1 096,91	Prix moyen pondéré
010120046	BIDON 70KG	5,000000 UN	122,58	612,90	Prix moyen pondéré
010120105	BIDON NEKOTE	101,000000 UN	45,76	4 621,76	Prix moyen pondéré
010120106	BIDON 1KG AQUAGRAPH 77	15,000000 UN	8,70	130,50	Prix moyen pondéré
010120202	A PLAQUE STYRITE 1010 NON I	20,000000 UN	1,00	20,00	Prix moyen pondéré
010125007	PLAQUE INJECTEUR 1620X350	15,000000 UN	1,00	15,00	Prix moyen pondéré
010125221	FLACON 2 LITRES	9,000000 UN	2,26	20,34	Prix moyen pondéré
010125X01	PLAQUE INJ. NECO 1188X320 S	30,000000 UN	1,00	30,00	Prix moyen pondéré
1021110001	GRANDE GRILLE M1A	27,000000 UN	858,23	23 172,08	Prix moyen pondéré
1021110002	PETITE GRILLE M1A	9,000000 UN	448,03	4 032,28	Prix moyen pondéré
1037510002	B EMBOUT INJECTEUR	289,000000 UN	49,64	14 346,17	Prix moyen pondéré
1037511000	E INJECTEUR JETCLEANER®	141,000000 UN	166,62	23 493,74	Prix moyen pondéré
1037511801	A JOINT	270,000000 UN	2,00	540,00	Prix moyen pondéré
103982001	B BUSETTES	92,000000 UN	22,63	2 082,02	Prix moyen pondéré
110511901	C DEMI BOUCHON EQUIPE	9,000000 UN	57,68	519,12	Prix moyen pondéré
124011060	B ARBRE + AILLETTES	1,000000 UN	880,00	880,00	Prix moyen pondéré
124011061	A ENSEMBLE BRIDE DE FIXAT	2,000000 UN	117,00	234,00	Prix moyen pondéré
127512801	MINI THERMOPLONGEUR	9,000000 UN	3 500,00	31 500,00	Prix moyen pondéré
134507001	D COLONNE ALPUR® 895	14,000000 UN	326,66	4 573,24	Prix moyen pondéré
1348504001	BASSIN JETCLEANER®	7,000000 UN	1 416,40	9 914,81	Prix moyen pondéré
1348504002	BEC JETCLEANER®	9,000000 UN	350,24	3 152,17	Prix moyen pondéré
1349512502	GAINE FOND PLAT	1,000000 UN	2 234,71	2 234,71	Prix moyen pondéré
1349512804	ATTACHE-TRESSE	8,000000 UN	12,68	101,44	Prix moyen pondéré
136042458	JOINT	15,000000 UN	1,63	24,45	Prix moyen pondéré

25

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé
1390507801	MINI-THERMOPLONGEUR	4,000000 UN	2 825,64	11 302,56	Prix moyen pondéré
1545200X01	ACTIONNEUR C 100	11,000000 UN	3 716,01	40 876,06	Prix moyen pondéré
1545250000	BLOC MOTEUR ACTIONNEUR	7,000000 UN	1 067,00	7 468,97	Prix moyen pondéré
1546200001	A ENTRETOISE	69,000000 UN	12,86	887,29	Prix moyen pondéré
1546200002	PLAQUE FIRME ANODISEE BLE	10,000000 UN	12,06	120,60	Prix moyen pondéré
1546200X01	CAPTEUR C240	10,000000 UN	4 737,46	47 374,60	Prix moyen pondéré
1546250000	BLOC MOTEUR CAPTEUR	1,000000 UN	1 067,00	1 067,00	Prix moyen pondéré
1546700000	CHASSIS SUPPORT ANA-CNA	1,000000 UN	505,00	505,00	Prix moyen pondéré
1547340801	CABLE D’INTERFACE	11,000000 UN	35,00	385,00	Prix moyen pondéré
1547340802	MODULE ACTIONNEUR NUMER	7,000000 UN	1 075,50	7 528,50	Prix moyen pondéré
1547340902	MODULE CAPTEUR NUMERIQU	7,000000 UN	1 164,90	8 154,30	Prix moyen pondéré
1575500014	A TRANSITION PLATE 234	36,000000 UN	38,42	1 383,12	Prix moyen pondéré
1576307002	A BUSETTE/THIMBLE	8,000000 UN	22,40	179,20	Prix moyen pondéré
1576307003	A CONE DE BOUCHAGE	240,000000 UN	2,94	705,20	Prix moyen pondéré
1584500004	B TRANSITION PLATE BILL.290	20,000000 UN	43,40	868,00	Prix moyen pondéré
1584700007	B BAGUE HELICOIDALE	20,000000 UN	112,00	2 240,00	Prix moyen pondéré
1650350801	PLAQUE REFRACTAIRE 1120x62	40,000000 UN	47,15	1 886,10	Prix moyen pondéré
190300020	A SIEGE	49,000000 UN	21,89	1 072,63	Prix moyen pondéré
212941806	JOINT DN15	2,000000 UN	1,01	2,02	Prix moyen pondéré
216517002	A ROTOR INJECTEUR	118,000000 UN	138,69	16 365,33	Prix moyen pondéré
216517003	A VIS	110,000000 UN	19,13	2 104,30	Prix moyen pondéré
231200813	DOUILLES A BILLES	3,000000 UN	73,00	219,00	Prix moyen pondéré
231200814	BAGUE D’ETANCHEITE	8,000000 UN	18,41	147,28	Prix moyen pondéré
232512002	D BOUCHON CALAGE RESISTO	17,000000 UN	59,45	1 010,65	Prix moyen pondéré
232512003	B RONDELLE REFRACTAIRE IN	18,000000 UN	10,81	194,66	Prix moyen pondéré
232512004	B RONDELLE REFRACTAIRE SU	84,000000 UN	8,15	684,61	Prix moyen pondéré
232512005	B JOINT	15,000000 UN	1,83	27,52	Prix moyen pondéré
232512901	B ENSEMBLE DE MISE A LA TE	4,000000 UN	127,00	508,00	Prix moyen pondéré
246501001	CLOISON PARTIELLE	32,000000 UN	123,20	3 942,29	Prix moyen pondéré
246501002	CLOISON PARTIELLE	25,000000 UN	112,00	2 800,00	Prix moyen pondéré
246512002	D BOUCHON CALAGE RESISTO	30,000000 UN	64,42	1 932,74	Prix moyen pondéré
246512003	B JOINT	16,000000 UN	1,30	20,86	Prix moyen pondéré
246512901	B ENSEMBLE DE MISE A LA TE	14,000000 UN	111,00	1 554,00	Prix moyen pondéré
258943801	A JOINT	7,000000 UN	0,46	3,22	Prix moyen pondéré
267200003	B DISQUE PYREX	45,000000 UN	29,00	1 305,00	Prix moyen pondéré
267200005	B ENTRETOISE ISOLANTE	27,000000 UN	66,96	1 807,92	Prix moyen pondéré
267200007	B ENTRETOISE	20,000000 UN	31,03	620,60	Prix moyen pondéré
267200008	F BAGUE ISOLANTE MACOR	31,000000 UN	139,24	4 316,44	Prix moyen pondéré
267200009	A AXE DE REPRISE	6,000000 UN	29,60	177,60	Prix moyen pondéré
267200801	REDUCTEUR	19,000000 UN	185,83	3 530,76	Prix moyen pondéré

26

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé
359000102	A GAINE CERAMIQUE LG 1000	24,000000 UN	314,91	7 557,90	Prix moyen pondéré
359000110	A RESISTOR U25	10,000000 UN	310,25	3 102,48	Prix moyen pondéré
359000111	D BOUCHON CALAGE RESISTO	13,000000 UN	76,23	990,95	Prix moyen pondéré
359000113	B PLAQUE FOND DE GAINE	15,000000 UN	21,69	325,30	Prix moyen pondéré
359000114	B PLAQUE FOND DE GAINE MC	15,000000 UN	15,93	238,91	Prix moyen pondéré
359000116	A GAINE	54,000000 UN	23,19	1 252,01	Prix moyen pondéré
359000118	THERMOCOUPLE	106,000000 UN	17,54	1 859,24	Prix moyen pondéré
359000120	D DEMI-BOUCHON EQUIPE	10,000000 UN	60,50	605,03	Prix moyen pondéré
359000122	A COSSE RESISTOR U38	15,000000 UN	23,00	345,00	Prix moyen pondéré
359000124	A COSSE RESISTOR U25	39,000000 UN	20,00	780,04	Prix moyen pondéré
359000151	A GAINE CARBURE DE SILICIU	11,000000 UN	270,60	2 976,60	Prix moyen pondéré
359000152	A RESISTOR U 38	18,000000 UN	585,67	10 542,06	Prix moyen pondéré
359000154	C PLAQUE FOND DE GAINE	64,000000 UN	15,97	1 021,76	Prix moyen pondéré
359000158	A GAINE Æ12	66,000000 UN	42,58	2 810,17	Prix moyen pondéré
359000202	D COLONNE ALPUR® LG 745MI	44,000000 UN	302,67	13 317,58	Prix moyen pondéré
359000203	B COLONNE ALPUR® LG 645MI	13,000000 UN	254,67	3 310,71	Prix moyen pondéré
359000206	E VIS GRAPHITE	147,000000 UN	19,22	2 825,69	Prix moyen pondéré
359000208	C JOINT GRAPHITE EP 1 mm	131,000000 UN	0,91	119,21	Prix moyen pondéré
359000212	B JOINT GRAPHITE EP 3mm	124,000000 UN	1,44	178,31	Prix moyen pondéré
359000230	D DEMI-BOUCHON COMPLET	102,000000 UN	63,96	6 523,92	Prix moyen pondéré
359000251	E COLONNE ALPUR® LG 1100M	6,000000 UN	454,28	2 725,67	Prix moyen pondéré
359000252	B ROTOR ALPUR®	116,000000 UN	132,88	15 414,23	Prix moyen pondéré
359000302	A CLOISON	19,000000 UN	234,25	4 450,75	Prix moyen pondéré
359000306	GAINE DIAM 55 LG 1100	42,000000 UN	33,61	1 411,62	Prix moyen pondéré
359000307	GAINE DIAM 55 LG 800	54,000000 UN	37,21	2 009,33	Prix moyen pondéré
359000312	B DEMI-MANCHON	5,000000 UN	64,06	320,31	Prix moyen pondéré
359000316	B BRIDE DE FIXATION GAINE	3,000000 UN	12,20	36,60	Prix moyen pondéré
359000322	CLOISON PARTIELLE	5,000000 UN	105,60	528,00	Prix moyen pondéré
359000500	A JOINT TRESSE	3,000000 UN	182,29	546,88	Prix moyen pondéré
359011008	BRIDE	2,000000 UN	49,55	99,10	Prix moyen pondéré
359011009	BARETTE	2,000000 UN	38,11	76,22	Prix moyen pondéré
359031016	BOITIER DE FIN DE COURSE S	4,000000 UN	1,00	4,00	Prix moyen pondéré
359031019	B POCHETTE DE JOINTS	3,000000 UN	23,04	69,11	Prix moyen pondéré
359033300	A RACCORD ROTATIF	12,000000 UN	176,61	2 119,29	Prix moyen pondéré
359033309	POCHETTE DE JOINTS	8,000000 UN	24,82	198,59	Prix moyen pondéré
359060686	A TRESSE RESISTOR	50,000000 UN	8,00	400,00	Prix moyen pondéré
359060687	A TRESSE DE LIAISON	26,000000 UN	10,00	260,00	Prix moyen pondéré
359060688	A TRESSE PR RESISTOR	12,000000 UN	16,00	192,00	Prix moyen pondéré
359060693	ISOLATEUR + VIS + RONDELLE:	46,000000 UN	10,46	481,25	Prix moyen pondéré
370501001	C CLOISON	19,000000 UN	120,44	2 288,33	Prix moyen pondéré

27

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé
370501002	A CLOISON D5000	30,000000 UN	160,90	4 827,14	Prix moyen pondéré
370501003	B CLOISON	16,000000 UN	200,20	3 203,20	Prix moyen pondéré
370512901	A ENSEMBLE DE MISE A LA TE	11,000000 UN	137,00	1 507,00	Prix moyen pondéré
401501001	A CLOISON SUPERIEURE	16,000000 UN	94,25	1 508,00	Prix moyen pondéré
401501002	B CLOISON INFERIEURE	9,000000 UN	148,40	1 335,60	Prix moyen pondéré
401512001	B GAINE SIALON	2,000000 UN	5 168,42	10 336,83	Prix moyen pondéré
401512002	E BOUCHON CALAGE RESISTO	15,000000 UN	57,71	865,61	Prix moyen pondéré
401512004	A RONDELLE REFRACTAIRE IN	15,000000 UN	7,21	108,10	Prix moyen pondéré
401512005	C PLAQUE FOND DE GAINE	8,000000 UN	29,31	234,46	Prix moyen pondéré
401512901	D ENSEMBLE MISE A LA TERRJ	15,000000 UN	198,00	2 970,00	Prix moyen pondéré
401513001	DEMI-BRIDE	1,000000 UN	234,33	234,33	Prix moyen pondéré
401513002	A DEMI-BRIDE	2,000000 UN	126,00	252,00	Prix moyen pondéré
410500034	A ROTOR IRMA® NH	10,000000 UN	123,04	1 230,44	Prix moyen pondéré
410500041	C CORPS DE ROTORS IRMA® N	40,000000 UN	244,00	9 760,00	Prix moyen pondéré
422512001	B RONDELLE REFRACTAIRE IN	3,000000 UN	18,09	54,28	Prix moyen pondéré
422512501	B GAINE THERMOPLONGEUR S	2,000000 UN	6 617,56	13 235,12	Prix moyen pondéré
425980801	CORDON CAPTEUR 10M	4,000000 UN	291,58	1 166,30	Prix moyen pondéré
426985801	CORDON ANA LG 10M	9,000000 UN	396,68	3 570,12	Prix moyen pondéré
426986801	CORDON ACTIONNEUR LG 201	3,000000 UN	517,00	1 551,00	Prix moyen pondéré
449504801	CONE	5,000000 UN	1,00	5,00	Prix moyen pondéré
452513001	BRIDE	3,000000 UN	18,50	55,50	Prix moyen pondéré
452513002	BRIDE	4,000000 UN	15,00	60,00	Prix moyen pondéré
486502801	JOINT	129,000000 UN	13,41	1 729,89	Prix moyen pondéré
494200001	A PIGNON SUR POTENTIOMETI	7,000000 UN	132,00	924,00	Prix moyen pondéré
501504801	A CONE DE BOUCHAGE	1 501,000000 UN	2,44	3 667,43	Prix moyen pondéré
516501001	A CLOISON DECOUPEE	3,000000 UN	192,00	576,00	Prix moyen pondéré
543200001	ACCOUPLEMENT POUR MOTEU	4,000000 UN	40,00	160,00	Prix moyen pondéré
543200499	A CAPTEUR C240	4,000000 UN	3 548,93	14 195,70	Prix moyen pondéré
543200801	MOTEUR	71,000000 UN	147,30	10 458,27	Prix moyen pondéré
543220000	ANNEAU DE GARDE	1,000000 UN	158,98	158,98	Prix moyen pondéré
543250801	MOTEUR	61,000000 UN	166,69	10 168,01	Prix moyen pondéré
543250802	A REDUCTEUR	58,000000 UN	280,46	16 266,66	Prix moyen pondéré
550501001	A CLOISON	6,000000 UN	240,20	1 441,20	Prix moyen pondéré
550501003	A CLOISON	2,000000 UN	1,00	2,00	Prix moyen pondéré
552303801	BRULEUR TORCHE	6,000000 UN	229,94	1 379,61	Prix moyen pondéré
552303802	ROBINET MD EQUERRE	6,000000 UN	44,34	266,04	Prix moyen pondéré
562501001	B CLOISON	6,000000 UN	163,55	981,30	Prix moyen pondéré
562501002	B CLOISON	5,000000 UN	147,00	735,00	Prix moyen pondéré
562501003	B CLOISON	5,000000 UN	185,20	926,00	Prix moyen pondéré
562512801	B MINI-THERMOPLONGEUR	4,000000 UN	2 885,00	11 540,00	Prix moyen pondéré

28

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé
581512801	A MINI-THERMOPLONGEUR	2,000000 UN	2 763,60	5 527,20	Prix moyen pondéré
581513002	A GUIDE MONALITE	5,000000 UN	58,76	293,80	Prix moyen pondéré
581513003	B VIS INCONEL	6,000000 UN	16,80	100,80	Prix moyen pondéré
581528501	B GAINE SIALON LG 900	20,000000 UN	350,04	7 000,71	Prix moyen pondéré
581528801	A TRESSE GARLOCK STYLE 98	11,000000 UN	21,45	236,00	Prix moyen pondéré
596503829	“ (BOITE.5)DALLES 1730PPI”””	1,000000 UN	0,01	0,01	Prix moyen pondéré
638528501	GAINE SIALON LG 1000	13,000000 UN	392,13	5 097,69	Prix moyen pondéré
664980801	CORDON CAPTEUR 15M	3,000000 UN	495,23	1 485,69	Prix moyen pondéré
664985801	CORDON ACTIONNEUR 15M	4,000000 UN	457,98	1 831,93	Prix moyen pondéré
689301806	BUSETTE EH06393 SN	12,000000 UN	1,00	12,00	Prix moyen pondéré
689301807	A QUENOUILLE	12,000000 UN	1,00	12,00	Prix moyen pondéré
690970801	A MODULE ACTIONNEUR	1,000000 UN	1 030,00	1 030,00	Prix moyen pondéré
690970901	A MODULE CAPTEUR	5,000000 UN	1 184,60	5 923,02	Prix moyen pondéré
691110801	“A BILLES ALUMINE 3/4””	103,000000 UN	86,97	8 957,81	Prix moyen pondéré
691110802	“A BILLES ALUMINE 1/2””	103,000000 UN	88,98	9 165,01	Prix moyen pondéré
691110803	A GRAVIER ALUMINE	384,000000 UN	29,62	11 373,66	Prix moyen pondéré
693979801	DETECTEUR DE PROXIMITE M3	2,000000 UN	33,03	66,06	Prix moyen pondéré
693979803	A CONNECTEUR COUDE	4,000000 UN	4,33	17,32	Prix moyen pondéré
693979805	DETECTEUR PROXIMITE M18	2,000000 UN	24,09	48,18	Prix moyen pondéré
695110002	B GRILLE DE FILTRATION	78,000000 UN	127,57	9 950,84	Prix moyen pondéré
695110003	B GRILLE DE FILTRATION	40,000000 UN	116,43	4 657,13	Prix moyen pondéré
695110004	A PLOT Æ50 LG.100	138,000000 UN	15,53	2 142,70	Prix moyen pondéré
700500003	C COLONNE LG 730	6,000000 UN	69,24	415,44	Prix moyen pondéré
706509001	JOINT	8,000000 UN	1,00	8,00	Prix moyen pondéré
708300802	A RESSORT	20,000000 UN	11,29	225,80	Prix moyen pondéré
725507001	A COLONNE TS LG 900	34,000000 UN	322,07	10 950,38	Prix moyen pondéré
729501001	B CLOISON	3,000000 UN	324,45	973,35	Prix moyen pondéré
729501002	CLOISON	4,000000 UN	97,25	389,00	Prix moyen pondéré
729503501	JOINT PNEUMATIQUE	6,000000 UN	738,40	4 430,39	Prix moyen pondéré
729506901	B BOUCHON INJECTEUR	29,000000 UN	99,55	2 886,98	Prix moyen pondéré
729507001	E COLONNE D’INJECTEUR	15,000000 UN	4 203,33	63 049,96	Prix moyen pondéré
729507002	B ROTOR ALPUR® TS	27,000000 UN	136,50	3 685,50	Prix moyen pondéré
729507003	C MANCHON TS	5,000000 UN	154,27	771,35	Prix moyen pondéré
729507801	A RONDELLE	11,000000 UN	2,54	27,95	Prix moyen pondéré
729508501	A JOINT	19,000000 UN	44,60	847,32	Prix moyen pondéré
729508801	A RACCORD ROTATIF	14,000000 UN	177,00	2 478,00	Prix moyen pondéré
729508802	A BAGUE BS	3,000000 UN	10,00	30,00	Prix moyen pondéré
729511901	A BOUCHON THERMOPLONGE	10,000000 UN	96,28	962,81	Prix moyen pondéré
729512001	B BRIDE THERMOPLONGEUR	7,000000 UN	19,00	133,00	Prix moyen pondéré
729512002	B JOINT	21,000000 UN	27,39	575,15	Prix moyen pondéré

29

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé
729512501	C GAINE THERMOPLONGEUR	17,000000 UN	6 074,87	103 272,73	Prix moyen pondéré
729528001	A BRIDE	4,000000 UN	74,13	296,50	Prix moyen pondéré
729528501	B JOINT	15,000000 UN	11,94	179,06	Prix moyen pondéré
729528901	LOT DE VISSERIE PRISE TÆ	4,000000 UN	3,53	14,12	Prix moyen pondéré
735500001	C COLONNE LG 1500MM	5,000000 UN	362,00	1 810,01	Prix moyen pondéré
749512801	B RESISTOR	4,000000 UN	403,68	1 614,73	Prix moyen pondéré
749512901	A ENSEMBLE MISE A LA TERRI	3,000000 UN	208,00	624,00	Prix moyen pondéré
758507001	A COLONNE ALPUR® LG 765M	2,000000 UN	339,74	679,47	Prix moyen pondéré
766507001	A COLONNE LG 1070	41,000000 UN	429,44	17 607,02	Prix moyen pondéré
766507002	COLONNE D’INJECTEUR	11,000000 UN	5 350,77	58 858,52	Prix moyen pondéré
766511901	BOUCHON THERMOPLONGEUR	4,000000 UN	87,55	350,20	Prix moyen pondéré
766512004	CONTRE BRIDE	6,000000 UN	22,00	132,00	Prix moyen pondéré
766512005	A PLAQUE FOND GAINE	7,000000 UN	69,36	485,49	Prix moyen pondéré
766512007	E BOUCHON CALAGE RESISTO	10,000000 UN	71,70	717,02	Prix moyen pondéré
766512008	COSSE POUR U32	15,000000 UN	25,00	375,00	Prix moyen pondéré
766512501	GAINE THERMOPLONGEUR	10,000000 UN	7 774,29	77 742,92	Prix moyen pondéré
766512801	A RESISTOR	11,000000 UN	442,67	4 869,37	Prix moyen pondéré
766512802	GAINE ALUMINE DIA 12 LG 125	8,000000 UN	43,18	345,43	Prix moyen pondéré
766512803	A JOINT	5,000000 UN	88,90	444,48	Prix moyen pondéré
766512804	A JOINT	6,000000 UN	91,82	550,89	Prix moyen pondéré
766512901	C ENSEMBLE MISE A LA TERRI	8,000000 UN	229,00	1 832,00	Prix moyen pondéré
766512902	BRIDE GAINE THERMOPLONGE	4,000000 UN	518,00	2 072,00	Prix moyen pondéré
769311007	A COLLIER	11,000000 UN	17,26	189,83	Prix moyen pondéré
781512002	A JOINT POUR BOUCHON RESI	31,000000 UN	1,89	58,51	Prix moyen pondéré
836503501	JOINT PNEUMATIQUE	8,000000 UN	723,13	5 785,00	Prix moyen pondéré
840512001	A PLAQUE FOND DE GAINE	9,000000 UN	101,48	913,28	Prix moyen pondéré
840512002	F BOUCHON CALAGE RESISTO:	78,000000 UN	62,19	4 850,91	Prix moyen pondéré
840512003	A TRESSE DE LIAISON	9,000000 UN	25,76	231,84	Prix moyen pondéré
840512801	B RESISTOR	10,000000 UN	445,85	4 458,47	Prix moyen pondéré
840512802	ATTACHE TRESSE	8,000000 UN	10,45	83,60	Prix moyen pondéré
850512002	PATTE DE MISE A LA TERRE	9,000000 UN	20,00	180,00	Prix moyen pondéré
850512801	A RESISTOR	3,000000 UN	425,95	1 277,85	Prix moyen pondéré
850512802	GAINE ALUMINE DIA 12 LG 110	39,000000 UN	43,94	1 713,66	Prix moyen pondéré
850512901	D ENSEMBLE MISE A LA TERRI	11,000000 UN	213,00	2 343,00	Prix moyen pondéré
850512902	LOT DE VISSERIE THERM. TS15	6,000000 UN	7,16	42,96	Prix moyen pondéré
854503501	A JOINT PNEUMATIQUE	8,000000 UN	651,00	5 208,00	Prix moyen pondéré
878504001	D CUVE JETCLEANER®	1,000000 UN	1 309,95	1 309,95	Prix moyen pondéré
878504002	D BEC JETCLEANER®	12,000000 UN	179,14	2 149,68	Prix moyen pondéré
878504003	D INSERT DRAIN	24,000000 UN	28,92	694,05	Prix moyen pondéré
878504021	D BOUCHON DRAIN	2,000000 UN	29,51	59,02	Prix moyen pondéré

30

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé
878506005	D AIGUILLE DE DEBOUCHAGE	31,000000 UN	70,00	2 170,00	Prix moyen pondéré
878990000	B KIT ISOLATION GOULOTTE E	6,000000 UN	1 062,97	6 377,82	Prix moyen pondéré
891350501	LEVRE INTERMEDIAIRE SN	2,000000 UN	1,00	2,00	Prix moyen pondéré
891351501	LEVRE INTERMEDIAIRE SN	2,000000 UN	1,00	2,00	Prix moyen pondéré
891351801	PLAQUE Ml 1500X1200X38.1 S	1,000000 UN	1,00	1,00	Prix moyen pondéré
900507001	JOINT GRAPHITE	104,000000 UN	16,35	1 700,40	Prix moyen pondéré
908301004	B QUENOUILLE	21,000000 UN	10,50	220,50	Prix moyen pondéré
908301501	BRAS PORTE QUENOUILLE	13,000000 UN	381,20	4 955,56	Prix moyen pondéré
908509802	POCHETTE DE JOINTS BOITIE	1,000000 UN	1,00	1,00	Prix moyen pondéré
917517001	JOINT GRAPHITE	44,000000 UN	10,10	444,40	Prix moyen pondéré
927801502	VERIN CHARIOT BOBINE	1,000000 UN	1,00	1,00	Prix moyen pondéré
931514501	CONE	10,000000 UN	27,50	275,00	Prix moyen pondéré
955526501	JOINT	4,000000 UN	832,56	3 330,24	Prix moyen pondéré
962412001	C PLAQUE CE 120X230MM	15,000000 UN	8,40	126,00	Prix moyen pondéré
962412002	C PLAQUE CE 130X70MM	39,000000 UN	7,82	305,12	Prix moyen pondéré
962412003	B PLAQUE DE FIRME 100X115M	20,000000 UN	8,07	161,40	Prix moyen pondéré
962412004	B PLAQUE DE FIRME 200X230M	14,000000 UN	9,00	126,00	Prix moyen pondéré
962412005	B PLAQUE DE FIRME 300X345M	30,000000 UN	15,10	453,00	Prix moyen pondéré
962412006	B PLAQUE DE FIRME 400X460M	10,000000 UN	32,68	326,80	Prix moyen pondéré
962412007	B PLAQUE DE FIRME 600X690M	8,000000 UN	62,09	496,72	Prix moyen pondéré
971110003	A PLOT M1A	79,000000 UN	22,24	1 757,07	Prix moyen pondéré
971510504	A GAINE LG.400 MM	15,000000 UN	164,45	2 466,70	Prix moyen pondéré
990121802	HUILE LINGOTIERES 20L	1,000000 UN	0,01	0,01	Prix moyen pondéré
A287412001	PLAQUE N° MACHINE	79,000000 UN	3,73	294,67	Prix moyen pondéré
ACTIONNEURTESTLEAS	ACTIONNEUR CONFIG MODU	1,000000 UN	3 581,72	3 581,72	Prix moyen pondéré
CABLEREF	NOV/LRS Cable externe de ré	1,000000 UN	66,30	66,30	Prix moyen pondéré
CAPTEURTESTLEAS	CAPTEUR POUR CONFIG MOD	1,000000 UN	3 752,74	3 752,74	Prix moyen pondéré
CHIPPIS	CHIPPIS	1,000000 UN	21 275,12	21 275,12	Prix moyen pondéré
CORDONANATESTLEAS	CORDON ANA20M TEST LEAS	1,000000 UN	0,01	0,01	Prix moyen pondéré
CORDONCNATESTLEAS	CORDON CAPTEUR20M TEST:	1,000000 UN	417,00	417,00	Prix moyen pondéré
E0000292	Circuit Intégré Logique LS	2,000000 UN	0,65	1,30	Prix moyen pondéré
E0001004	Circuit Intégré Analogique	30,000000 UN	1,69	50,70	Prix moyen pondéré
E0001866	Circuit Intégré Logique HCM	14,000000 UN	0,55	7,70	Prix moyen pondéré
E0002277	Gaine Rilsan Ỳ 6 Noire	10,000000 UN	3,48	34,80	Prix moyen pondéré
E0002767	Circuit Intégré Analogique	41,000000 UN	1,11	45,51	Prix moyen pondéré
E0003072	Cable Coaxial 75Û KX 25	12,000000 UN	0,85	10,20	Prix moyen pondéré
E0003562	Circuit Intégré Logique CMO	31,000000 UN	0,91	28,21	Prix moyen pondéré
E0003588	Circuit Intégré Analogique	40,000000 UN	11,60	464,00	Prix moyen pondéré
E0007442	Con.Bar. CONTACT M	682,000000 UN	0,35	238,70	Prix moyen pondéré
E0007546	Con.Bar. CONTACT F	728,000000 UN	0,25	182,00	Prix moyen pondéré

31

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé
E0014408	Presse Etoupe Coude avec br	33,000000 UN	24,05	793,65	Prix moyen pondéré
E0014414	Presse Etoupe Raccord Filet	62,000000 UN	25,43	1 576,66	Prix moyen pondéré
E0014415	Con.HE301B 12Pts Male 06A	18,000000 UN	12,71	228,78	Prix moyen pondéré
E0014423	Con.CIRC 6Pts Fic.Fem.	15,000000 UN	50,00	750,00	Prix moyen pondéré
E0014424	Con.CIRC 8Pts Fic.Fem.	5,000000 UN	34,25	171,25	Prix moyen pondéré
E0014425	Con.CIRC Raccord Droi	5,000000 UN	15,05	75,25	Prix moyen pondéré
E0014426	Con.CIRC Raccord Droi	10,000000 UN	9,47	94,70	Prix moyen pondéré
E0014428	Presse Etoupe Douille Serre	10,000000 UN	9,11	91,10	Prix moyen pondéré
E0014438	Circuit Intégré Analogique	12,000000 UN	15,47	185,64	Prix moyen pondéré
E0014439	Circuit Intégré Analogique	16,000000 UN	8,46	135,36	Prix moyen pondéré
E0014440	Circuit Intégré Memoire EPR	2,000000 UN	8,30	16,60	Prix moyen pondéré
E0014444	NOV/LRS-COMMANDE CI DF	20,000000 UN	24,00	480,00	Prix moyen pondéré
E0014447	Alimentation CI Convertisse	16,000000 UN	12,12	193,92	Prix moyen pondéré
E0014459	Circuit Intégré OPTO	1 262,000000 UN	0,33	416,46	Prix moyen pondéré
E0014462	Circuit Intégré Logique Pro	15,000000 UN	12,00	180,00	Prix moyen pondéré
E0014470	NOV/MLC CI ASM DF TM VE 1	31,000000 UN	26,85	832,35	Prix moyen pondéré
E0014473	Interrupteur FIN DE COURSE	17,000000 UN	11,05	187,85	Prix moyen pondéré
E0014474	Con.CIRC 6Pts Emb.Male	15,000000 UN	9,50	142,50	Prix moyen pondéré
E0014475	Con.CIRC 8Pts Emb.Male	15,000000 UN	15,38	230,70	Prix moyen pondéré
E0014578	NOV/LRS-RALLONGE CI SF+V	1,000000 UN	9,60	9,60	Prix moyen pondéré
FERRITE	KIT POT FERRITE EPCOS	300,000000 UN	7,00	2 100,00	Prix moyen pondéré
LIAISONANCGEN	carte de liaision ancienne	1,000000 UN	1,00	1,00	Prix moyen pondéré
M0014419	P/H Vis Creuse M14xl.5	20,000000 UN	1,33	26,60	Prix moyen pondéré
M0014421	Vérin UNI PUSH COMPAKT JU	4,000000 UN	822,12	3 288,48	Prix moyen pondéré
M0014469	NOV/MLC FAV CI ASM Usinage	2,000000 UN	61,00	122,00	Prix moyen pondéré
M0014478	P/H Bride de Serrage	60,000000 UN	1,04	62,40	Prix moyen pondéré
M0014479	P/H Soufflet	4,000000 UN	58,60	234,40	Prix moyen pondéré
N0000001	NOV/MLC Roulement	11,000000 UN	6,50	71,50	Prix moyen pondéré
N0000002	NOV/MLC Vis sans Fin sans b	3,000000 UN	201,60	604,80	Prix moyen pondéré
N0000003	NOV/MLC Bras nouvelle génér	2,000000 UN	91,16	182,32	Prix moyen pondéré
N0000004	NOV/MLC Bras ancienne génér	14,000000 UN	8,00	112,00	Prix moyen pondéré
N0000005	NOV/MLC Fixation Buses	3,000000 UN	55,25	165,75	Prix moyen pondéré
N0000006	NOV/MLC Courroie lg.90	15,000000 UN	6,50	97,50	Prix moyen pondéré
N0000007	NOV/MLC Poulie	22,000000 UN	8,28	182,16	Prix moyen pondéré
N0000009	NOV/MLC Soufflet	25,000000 UN	8,84	221,00	Prix moyen pondéré
N0000010	NOV/MLC Vis sans Fin avec b	1,000000 UN	201,66	201,66	Prix moyen pondéré
N0000016	NOV/LRS Alimentation Gossen	2,000000 UN	193,30	386,60	Prix moyen pondéré
N0000017	NOV/LRS Rallonge avec écran	1,000000 UN	90,00	90,00	Prix moyen pondéré
N0000018	NOV/MLC Boite bleue + cordo	1,000000 UN	10,00	10,00	Prix moyen pondéré
N0000019	NOV/MLC Rack Test + 2 cable	1,000000 UN	386,70	386,70	Prix moyen pondéré

32

STOCK12G	Etat stocks valorisés global	10/12/2010
PRODUCTION;lyonservnovel01;180		11:14:37
Société : PAE Novelis PAE S.A.S.

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé
N0000020	NOV/LRS Jeu cales	1,000000 UN	50,00	50,00	Prix moyen pondéré
N0000021	NOV/MLC ACTIONNEUR REFE	1,000000 UN	2 822,00	2 822,00	Prix moyen pondéré
N0000022	MICRO-EPSILON Ecran	3,000000 UN	55,25	165,75	Prix moyen pondéré
N0000028	THERMOCOUPLE	40,000000 UN	5,40	216,00	Prix moyen pondéré
N0000029	P/H Presse Etoupe Raccord E	12,000000 UN	4,04	48,48	Prix moyen pondéré
N0000031	Con.HE301B 12Pts Fem. 14-12	24,000000 UN	12,40	297,60	Prix moyen pondéré
N0000035	NOV/MLC Carte Equipée ASM	7,000000 UN	463,50	3 244,50	Prix moyen pondéré
N0000038	NOV/LRS Support de Test pou	1,000000 UN	685,00	685,00	Prix moyen pondéré
N0000039	NOV/LRS Capteur Assemblé	1,000000 UN	1 481,07	1 481,07	Prix moyen pondéré
N0000041	NOV/LRS Cordon Pneumatique	11,000000 UN	95,00	1 045,00	Prix moyen pondéré
N0000042	NOV/MLC Actionneur MECANIC	5,000000 UN	1 640,50	8 202,50	Prix moyen pondéré
N0014437	Radiateur 1° c/W/100mm	4,000000 UN	32,50	130,00	Prix moyen pondéré
N0014477	NOV/LRS Cartes+Téte de Mesu	7,000000 UN	3 007,70	21 053,90	Prix moyen pondéré
N0014485	NOV/LRS Capteur Ensemble Mé	12,000000 UN	1 502,96	18 035,52	Prix moyen pondéré
S0000021	NOV/MLC ACTIONNEUR	5,000000 UN	2 450,00	12 250,00	Prix moyen pondéré
S0000034	NOV/LRS Cable Externe	4,000000 UN	242,94	971,76	Prix moyen pondéré
S0000036	NOV/LRS-LIAISON Nlle Génér	10,000000 UN	232,04	2 320,40	Prix moyen pondéré
S0000037	NOV/LRS-COMMANDE CARTE	9,000000 UN	590,20	5 311,80	Prix moyen pondéré
S0000040	NOV/MLC Cordon 6pts	5,000000 UN	133,00	665,00	Prix moyen pondéré
S0000047	NOV/LRS-RALLONGE CARTE I	27,000000 UN	39,50	1 066,50	Prix moyen pondéré
S0000048	NOV/MLC Cordon 8pts	5,000000 UN	144,30	721,50	Prix moyen pondéré

Catégorie: C3	ARTICLE SANS REAPPRO.

Article	Désignation	Quantité US	Prix unitaire	Montant EUR	Mode valorisation	Ecart non absorbé
MODULEANATESTLEAS	MODULE ACTIONNEUR TEST	1,000000 UN	1 075,50	1 075,50	Prix moyen pondéré
MODULECNATESTLEAS	MODULE CAPTEUR TEST LEA	1,000000 UN	1 164,90	1 164,90	Prix moyen pondéré
Total site: STO		12 358,00 UN		1 180 175,08	EUR

Total Société: PAE		16 063,00 UN		1 285 853,46	EUR

33

INVENTORY LOCATED AT CUSTOMERS’ PREMISES

		PLEDGED INVENTORY AT SUBCONTRACTORS AS OF 10/12/2010
N° ARTICLE	DESIGNATION	QTY	PMP	AMOUNT	LOCALISATION
000100026	A PLAQUE DE POIDS 110 X 60	6,000000	10,06	60,36	100084
000100026	A PLAQUE DE POIDS 110 X 60	2,000000	10,06	20,12	100084
000100027	A PLAQUE DE VITESSE 110 X 60	4,000000	13,57	54,28	100084
000100027	A PLAQUE DE VITESSE 110 X 60	2,000000	13,57	27,14	100084
000100027	A PLAQUE DE VITESSE 110 X 60	1,000000	13,57	13,57	100084
000100028	A PLAQUE ALU. LIQUIDE 160 X	2,000000	17,00	34,00	100084
000100028	A P LAQUE ALU. LIQUIDE 160 X	1,000000	17,00	17,00	100084
000100037	PLAQUE SENS DE ROTATION	4,000000	17,00	68,00	100084
000100037	PLAQUE SENS DE ROTATION	2,000000	17,00	34,00	100084
000100037	PLAQUE SENS DE ROTATION	1,000000	17,00	17,00	100084
1029910801	SILENCIEUX	1,000000	4,35	4,35	100084
1033526000	TOLERIE COUVERCLE TS15	1,000000	2 217,92	2 217,92	100084
1046910801	ELECTROVANNE POUR DISTRIBUT	2,000000	78,23	156,46	100084
1046910802	A DISTRIBUTEUR ELECTRO PNEUMA	2,000000	76,33	152,66	100084
1064910801	“A DISTRIBUTEUR 5/2 — G 1/2””	1,000000	74,05	74,05	100084
1064910804	FILTRE	1,000000	35,11	35,11	100084
1647503A01	MECA TOLERIE CUVE	1,000000	4 172,69	4 172,69	100084
1647526000	TOLERIE COUVERCLE	1,000000	2 418,41	2 418,41	100084
1648503A01	MECA TOLERIE CUVE	1,000000	4 172,69	4 172,69	100084
1648526000	TOLERIE COUVERCLE	1,000000	2 418,41	2 418,41	100084
1649503A01	MECA TOLERIE CUVE	1,000000	4 724,04	4 724,04	100084
1649526000	TOLERIE COUVERCLE	1,000000	2 568,77	2 568,77	100084
1652503A01	MECA TOLERIE CUVE	1,000000	3 922,08	3 922,08	100084
216517002	A ROTOR INJECTEUR	1,000000	138,68	138,68	100084
216517003	A VIS	1,000000	19,13	19,13	100084
340945805	C ROBINET + VOLANT	1,000000	68,00	68,00	100084
359000118	THERMOCOUPLE	2,000000	17,54	35,08	100084
359000208	C JOINT GRAPHITE EP 1 mm	1,000000	0,91	0,91	100084
359000302	A CLOISON	2,000000	234,25	468,50	100084
359000302	A CLOISON	1,000000	234,25	234,25	100084
359033100	A ROBINET DE MANOMETRE	1,000000	600,11	600,11	100084
359060687	A TRESSE DE LIAISON	2,000000	10,00	20,00	100084
401501001	A CLOISON SUPERIEURE	1,000000	94,25	94,25	100084
401501002	B CLOISON INFERIEURE	2,000000	148,40	296,80	100084
419910828	A VANNE DE REGLAGE FIN	1,000000	138,69	138,69	100084
486502801	JOINT	1,000000	13,41	13,41	100084
501504801	A CONE DE BOUCHAGE	12,000000	2,42	29,07	100084
580551810	A SILENCIEUX	4,000000	1,78	7,12	100084
581528501	B GAINE SIALON LG 900	1,000000	352,50	352,50	100084
638503802	TUBE DE COLLE	4,000000	15,70	62,80	100084
638503802	TUBE DE COLLE	4,000000	15,70	62,80	100084
718910804	PRESSOSTAT NAUTILUS	2,000000	83,14	166,27	100084
718910804	PRESSOSTAT NAUTILUS	1,000000	58,71	58,71	100084
718910805	PRESSOSTAT	2,000000	76,67	153,34	100084
725507001	A COLONNE TS LG 900	1,000000	322,07	322,07	100084
725910805	G ROBINET + ACTIONNEUR	2,000000	339,00	678,00	100084
729503501	JOINT PNEUMATIQUE	2,000000	738,40	1 476,80	100084
729506901	B BOUCHON INJECTEUR	1,000000	97,76	97,76	100084
729508501	A JOINT	2,000000	44,58	89,16	100084
729511901	A BOUCHON THERMOPLONGEUR	1,000000	96,21	96,21	100084
729512001	B BRIDE THERMOPLONGEUR	1,000000	19,00	19,00	100084
729512002	B JOINT	1,000000	27,37	27,37	100084
729512501	C GAINE THERMOPLONGEUR	1,000000	6 179,63	6 179,63	100084
748910802	“B EMBASE G1/2””	2,000000	17,73	35,46	100084
748910802	“B EMBASE G1/2””	1,000000	50,95	50,95	100084
748913802	A BOUCHON 6 PANS	4,000000	3,35	13,40	100084
748913802	A BOUCHON 6 PANS	2,000000	3,35	6,70	100084
748913802	A BOUCHON 6 PANS	2,000000	3,35	6,70	100084
758910803	A DETENDEUR ARGON	1,000000	160,80	160,80	100084
765910803	A REGULATEUR	1,000000	29,74	29,74	100084
781512002	A JOINT POUR BOUCHON RESISTOR	4,000000	1,89	7,55	100084
828910807	MANOMETRE Ø 63	2,000000	55,30	110,60	100084
828910809	MANOMETRE Ø 63	1,000000	185,00	185,00	100084
828910810	A VANNE A POINTEAU INOX	1,000000	92,95	92,95	100084
828910811	CLAPET ANTI-RETOUR	1,000000	98,85	98,85	100084
836503501	JOINT PNEUMATIQUE	1,000000	630,00	630,00	100084
836910801	D DEBIMETRE ARGON	1,000000	703,07	703,07	100084
836971801	A MOTEUR ASYNCHRONE TRIPHASE	4,000000	170,00	680,00	100084
836971801	A MOTEUR ASYNCHRONE TRIPHASE	1,000000	170,00	170,00	100084
840512001	A PLAQUE FOND DE GAINE	1,000000	98,10	98,10	100084
840512002	F BOUCHON CALAGE RESISTOR	1,000000	61,22	61,22	100084
840512003	A TRESSE DE LIAISON	1,000000	25,76	25,76	100084
840512802	ATTACHE TRESSE	4,000000	10,45	41,80	100084
850512002	PATTE DE MISE A LA TERRE	1,000000	20,00	20,00	100084
850512801	A RESISTOR	2,000000	425,95	851,90	100084
850512802	GAINE ALUMINE DIA 12 LG 110	1,000000	43,94	43,94	100084

34

		PLEDGED INVENTORY AT SUBCONTRACTORS AS OF 10/12/2010
N° ARTICLE	DESIGNATION	QTY	PMP	AMOUNT	LOCALISATION
850512901	D ENSEMBLE MISE A LA TERRE	1,000000	213,00	213,00	100084
850512902	LOT DE VISSERIE THERM. TS15	1,000000	8,60	8,60	100084
854503501	A JOINT PNEUMATIQUE	1,000000	651,00	651,00	100084
866910801	RELAIS DOUBLE	1,000000	139,00	139,00	100084
900507001	JOINT GRAPHITE	1,000000	16,35	16,35	100084
947910802	D ROBINET V16-DN15	1,000000	318,50	318,50	100084
962412001	C PLAQUE CE 120X230MM	2,000000	8,40	16,80	100084
962412001	C PLAQUE CE 120X230MM	1,000000	8,40	8,40	100084
962412003	B PLAQUE DE FIRME 100X115MM	8,000000	8,07	64,56	100084
962412003	B PLAQUE DEFIRME 100X115MM	4,000000	8,07	32,28	100084
962412004	B PLAQUE DE FIRME 200X230MM	2,000000	9,00	18,00	100084
962412004	B PLAQUE DE FIRME 200X230MM	1,000000	9,00	9,00	100084
VRA8422	JETCLEANER® DE STOCK	1,000000	26 090,49	26 090,49	100084
				71 100,01	Total 100084
1546200001	A ENTRETOISE	16,000000	12,10	193,64	100161
1546200002	PLAQUE FIRME ANODISEE BLEU	8,000000	12,06	96,48	100161
1546250000	BLOC MOTEUR CAPTEUR	2,000000	1 067,00	2 133,99	100161
1547340802	MODULE ACTIONNEUR NUMERIQUE	1,000000	1 075,50	1 075,50	100161
1547340902	MODULE CAPTEUR NUMERIQUE	4,000000	1 199,78	4 799,10	100161
267200005	B ENTRETOISE ISOLANTE	1,000000	66,96	66,96	100161
267200008	F BAGUE ISOLANTE MACOR	1,000000	139,24	139,24	100161
359000208	C JOINT GRAPHITE EP 1 mm	2,000000	0,91	1,82	100161
543250801	MOTEUR	6,000000	164,83	989,01	100161
543250802	A REDUCTEUR	6,000000	283,54	1 701,24	100161
729507002	B ROTOR ALPUR® TS	2,000000	136,50	273,00	100161
729507004	A VIS ALPUR® TS	2,000000	19,39	38,78	100161
962412002	C PLAQUE CE 130X70MM	8,000000	7,83	62,66	100161
				11 571,42	Total 100161
1498810A02	MANDRIN APPRO MATIERE	2,000000	23 370,00	46 740,00	100666
				46 740,00	Total 100666
000100026	A PLAQUE DE POIDS 110 X 60	1,000000	10,06	10,06	103137
1322503801	MASTIC ISOLANT	6,000000	40,88	245,29	103137
1398404804	FILET RAPPORTE	1 194,000000	2,46	2 936,62	103137
1489526802	EPINGLE D’AXE	6,000000	11,25	67,50	103137
1575500001	H USINAGE LING COUV DIAM 234	15,000000	425,33	6 380,00	103137
1575500005	EQUILIBREUR DE DEBIT	152,000000	5,40	820,80	103137
1575500011	BAGUE HELICOIDALE 234	56,000000	90,59	5 073,01	103137
1575500016	TRANSITION PLATE 234	7,000000	45,20	316,40	103137
1575500017	TRANSITION PLATE 234	7,000000	45,20	316,40	103137
1575500023	A BAGUE HELICOIDALE	5,000000	163,20	816,00	103137
1575500077	A RONDELLE DE SERRAGE	2,000000	195,00	390,00	103137
1575500078	TRANSITION PLATE	5,000000	60,10	300,50	103137
1575500082	B LINGOTIERE PARTIE SUPERIEUR	2,000000	983,75	1 967,50	103137
1575500083	BAFFLE	2,000000	90,00	180,00	103137
1575500503	LOT DE 30 JOINTS EPDM	61,000000	12,14	740,80	103137
1575500801	JOINT TORIQUE	27,000000	0,33	8,90	103137
1575500804	JOINT TORIQUE	33,000000	6,00	197,99	103137
1575500805	A LOT DE 20 BOUCHONS	14,000000	3,00	42,00	103137
1575500806	LOT DE 10 INSERTS TARAUDES	12,000000	25,10	301,20	103137
1575500810	COLLE	2,000000	36,38	72,76	103137
1575510801	JOINT TORIQUE	38,000000	1,00	38,00	103137
1575510802	JOINT TORIQUE	33,000000	2,10	69,30	103137
1575510803	FILET RAPPORTE	304,000000	2,72	826,88	103137
1575510806	LOT DE 10 BOUCHONS LAITON	22,000000	36,30	798,60	103137
1575510809	LOT DE 50 JOINTS CUIVRE	6,000000	24,00	144,00	103137
1576110004	GABARIT DECOUPE	1,000000	7,00	7,00	103137
1576307001	ELEMENT REFRACTAIRE DE TABL	18,000000	414,00	7 452,00	103137
1576307501	A GARNISSAGE WDS	1,000000	2 485,00	2485,00	103137
1576307502	A PANNEAU GARNISSAGE	1,000000	2 797,38	2 797,38	103137
1576307801	FIBRES REFRACTAIRES	4,000000	101,72	406,87	103137
1576307802	JOINT TRESSE DIAM 6	1,000000	227,00	227,00	103137
1576307805	SCOTCH ALUMINISE	1,000000	30,00	30,00	103137
1576307A01	B PRESTATION GARNISSAGE	1,000000	885,00	885,00	103137
1576309008	A BARRAGE	1,000000	66,60	66,60	103137
1576309801	B PAPIER FIBRES REFRACTAIRES	4,000000	409,62	1 638,47	103137
1576310002	A ELEMENT REFRACTAIRE BEC	2,000000	315,00	630,00	103137
1576310003	ETRIER	4,000000	80,00	320,00	103137
1576310004	BARRAGE	4,000000	53,44	213,76	103137
1576315017	B AXE TENDEUR	20,000000	25,00	500,00	103137
1576315018	A PLAT D’APPUI	20,000000	15,20	304,00	103137
1576315804	A BANDE 40 x 5	1,000000	117,50	117,50	103137
1576315A0X	J MECANIQUE BARRAGE	1,000000	5 749,00	5 749,00	103137
1576410808	PRESSOSTAT ELECTROMECANIQUE	1,000000	103,36	103,36	103137
1584307005	PLAQUE	4,000000	87,38	349,52	103137
1584308011	BUSETTE / THIMBLE	50,000000	42,53	2 126,43	103137
1584309801	VIS H	20,000000	0,25	5,00	103137
1584310003	BARRAGE MONALITE	2,000000	92,23	184,47	103137
1584310006	ETRIER	2,000000	87,50	175,00	103137
1584310019	BARRAGE	10,000000	30,80	308,00	103137

35

		PLEDGED INVENTORY AT SUBCONTRACTORS AS OF 10/12/2010
N° ARTICLE	DESIGNATION	QTY	PMP	AMOUNT	LOCALISATION
1584310501	GARNISSAGE WDS	2,000000	348,50	697,00	103137
1584310502	GARNISSAGE	2,000000	199,48	398,96	103137
1584315024	ISOLANT BOARD	2,000000	29,64	59,28	103137
1584315051	A BARRAGE MONALITE	56,000000	27,70	1 551,39	103137
1584403001	E MODIF. SUPPORT FAUX FOND	1,000000	1 4005,00	1 4005,00	103137
1584410020	A COLLIER DE SERRAGE	20,000000	14,50	290,00	103137
1584410030	TAQUET	56,000000	27,00	1 512,00	103137
1584410031	PATIN	61,000000	4,20	256,20	103137
1584410A02	TUYAUTAGE HUILE TABLE 290	1,000000	3 525,00	3 525,00	103137
1584410A03	MODIFICATIONS TABLE COULEE	1,000000	12 843,00	12 843,00	103137
1584411000	ECHANTILLON TABLECOULEE 290	1,000000	1 882,00	1 882,00	103137
1584500001	C USINAGE LING. COUV. 290	8,000000	450,38	3 603,00	103137
1584500007	A BAGUE HELICOIDALE 290	40,000000	99,75	3 989,88	103137
1584500012	TRANSITION PLATE	5,000000	44,92	224,60	103137
1584500013	TRANSATION PLATE	5,000000	44,92	224,60	103137
1584500020	A BRIDE ELASTIQUE	25,000000	200,80	5 020,00	103137
1584500021	CALE	25,000000	30,80	770,00	103137
1584500030	C TRANSITION PLATE	30,000000	77,78	2 333,42	103137
1584500031	LINGOTIERE PARTIESUPERIEURE	20,000000	105,60	2 112,00	103137
1584500032	B LINGOTIERE COUVERCLE	20,000000	32,00	640,00	103137
1584500033	BAFFLE	20,000000	22,00	440,00	103137
1584500801	JOINT TORIQUE	5,000000	4,32	21,60	103137
1584500802	JOINT TORIQUE	22,000000	10,50	231,09	103137
1584500803	BOUCHON POUR TUBE ROND	40,000000	0,20	8,00	103137
1584500805	LOT DE 100 JOINTS TORIQUES	2,000000	9,33	18,66	103137
1584700004	A RONDELLE DE SERRAGE	20,000000	175,00	3 500,00	103137
1584700007	B BAGUE HELICOIDALE	30,000000	112,00	3 360,00	103137
1654307002	BUSETTE / THIMBLE	83,000000	42,19	3 501,55	103137
1654307003	BARRAGE MONALITE	4,000000	52,00	208,00	103137
1654307004	ETRIER	4,000000	90,00	360,00	103137
1654310001	ELEMENT REFRACTAIRE	2,000000	651,99	1 303,98	103137
1654310501	GARNISSAGE WDS	4,000000	28,00	112,00	103137
1654310502	GARNISSAGE BOARD	4,000000	21,22	84,88	103137
1654310503	JOINT PAPER	4,000000	28,67	114,68	103137
1654403000	SUPPORT FAUX FOND 234	1,000000	15 850,00	15 850,00	103137
1654407A01	FAB. TOLERIE BAC	2,000000	935,00	1 870,00	103137
1654410A01	FAB. TABLE DE COULEE	1,000000	37 775,00	37 775,00	103137
1654500014	TRANSITION PLATE	33,000000	72,50	2392,50	103137
1654500503	JOINT EPDM	40,000000	6,98	279,20	103137
562527801	A PAPIER FIBRE REFRACTAIRE	5,000000	189,66	948,30	103137
61/1200/350/150	6061D DIM DS ARTICLE MM	5,000000	0,10	0,50	103137
61/880/370/150	6061 DIM DS ARTICLE MM	1,000000	0,10	0,10	103137
61T6/2500/520/150	AL 6061 T6 DIM DS ARTICLE	2,000000	1888,56	3 777,12	103137
742506801	A JOINT TRESSE	1,000000	146,96	146,96	103137
962412003	B PLAQUE DE FIRME 100X115MM	16,000000	8,07	129,13	103137
962412004	B PLAQUE DE FIRME 200X230MM	2,000000	9,00	18,00	103137
DECOUPEALU8622	DECOUPE BLOC ALU 8622	5,000000	69,00	345,00	103137
				182875,44	Total 103137
1029910801	SILENCIEUX	2,000000	4,35	8,70	104246
1029910801	SILENCIEUX	1,000000	4,35	4,35	104246
1064910801	“A DISTRIBUTEUR 5/2 - G 1/2””	2,000000	74,05	148,10	104246
1064910801	“A DISTRIBUTEUR 5/2 - G 1/2””	1,000000	74,05	74,05	104246
1064910802	C DISTRIBUTEUR 3/2-5/2- G 1/4	10,000000	78,49	784,90	104246
1064910802	C DISTRIBUTEUR 3/2-5/2- G 1/4	5,000000	78,49	392,45	104246
1064910803	ELECTROVANNE PR DISTRIBUTEU	4,000000	54,15	216,60	104246
1064910803	ELECTROVANNE PR DISTRIBUTEU	2,000000	37,63	75,26	104246
1064910804	FILTRE	2,000000	35,11	70,22	104246
1064910804	FILTRE	1,000000	35,11	35,11	104246
1064910809	MANOMETRE	2,000000	185,00	370,00	104246
1064910809	MANOMETRE	1,000000	185,00	185,00	104246
1647910801	A DEBITMETRE ARGON+5%CHLORE	4,000000	511,25	2 045,00	104246
1647910801	A DEBITMETRE ARGON+5%CHLORE	2,000000	511,25	1 022,50	104246
1653910801	DETECTEUR/TRANSMETTEUR	2,000000	1 184,70	2 369,40	104246
1653910801	DETECTEUR/TRANSMETTEUR	1,000000	1 184,70	1 184,70	104246
1653910802	SUPPORT POLYTRON	2,000000	47,90	95,80	104246
1653910802	SUPPORT POLYTRON	1,000000	47,90	47,90	104246
1653910803	CAPTEUR CHLORE	2,000000	547,20	1 094,40	104246
1653910803	CAPTEUR CHLORE	1,000000	547,20	547,20	104246
1653910804	MODULE TEST CAPTEUR	2,000000	88,20	176,40	104246
1653910804	MODULE TEST CAPTEUR	1,000000	88,20	88,20	104246
1653910805	CERTIFICAT DE CALIBRATION	2,000000	30,00	60,00	104246
1653910805	CERTIFICAT DE CALIBRATION	1,000000	62,00	62,00	104246
340945805	C ROBINET + VOLANT	4,000000	68,00	272,00	104246
340945805	C ROBINET + VOLANT	2,000000	68,00	136,00	104246
359033100	A ROBINET DE MANOMETRE	2,000000	20,54	41,08	104246
359033100	A ROBINET DE MANOMETRE	1,000000	17,04	17,04	104246
371910801	A RELAIS POUR DEBITMETRE	4,000000	90,00	360,00	104246
371910801	A RELAIS POUR DEBITMETRE	2,000000	90,00	180,00	104246
419910828	A VANNE DE REGLAGE FIN	4,000000	138,69	554,76	104246

36

		PLEDGED INVENTORY AT SUBCONTRACTORS AS OF 10/12/2010
N° ARTICLE	DESIGNATION	QTY	PMP	AMOUNT	LOCALISATION
419910828	A VANNE DE REGLAGE FIN	2,000000	138,69	277,38	104246
580551810	A SILENCIEUX	16,000000	1,78	28,48	104246
580551810	A SILENCIEUX	8,000000	1,78	14,24	104246
718910804	PRESSOSTAT NAUTILUS	1,000000	51,96	51,96	104246
718910805	PRESSOSTAT	1,000000	83,14	83,14	104246
725910805	G ROBINET + ACTIONNEUR	1,000000	339,00	339,00	104246
748910802	“B EMBASE G1/2””	1,000000	17,73	17,73	104246
758910803	A DETENDEUR ARGON	4,000000	160,80	643,20	104246
758910803	A DETENDEUR ARGON	2,000000	167,80	335,60	104246
765910803	A REGULATEUR	2,000000	29,74	59,48	104246
765910803	A REGULATEUR	1,000000	29,74	29,74	104246
791504001	C INSERT BETON	4,000000	116,80	467,20	104246
828910807	MANOMETRE Ø63	10,000000	55,30	553,00	104246
828910807	MANOMETRE Ø63	3,000000	55,30	165,90	104246
828910809	MANOMETRE Ø63	4,000000	185,00	740,00	104246
828910809	MANOMETRE Ø63	2,000000	185,00	370,00	104246
828910810	A VANNE A POINTEAU INOX	8,000000	92,95	743,60	104246
828910810	A VANNE A POINTEAU INOX	4,000000	92,95	371,80	104246
828910811	CLAPET ANTI-RETOUR	8,000000	98,85	790,80	104246
828910811	CLAPET ANTI-RETOUR	4,000000	98,85	395,40	104246
828910812	A FILTRE RACCORDEMENT	2,000000	143,65	287,30	104246
828910812	A FILTRE RACCORDEMENT	1,000000	143,65	143,65	104246
828910816	A DETENDEUR ARGON + 7% CHLOR	2,000000	1 427,11	2 854,22	104246
828910816	A DETENDEUR ARGON + 7% CHLOR	1,000000	1 427,11	1 427,11	104246
836910801	D DEBIMETRE ARGON	4,000000	674,78	2 699,11	104246
836910801	D DEBIMETRE ARGON	2,000000	674,78	1 349,55	104246
842910801	RELAIS DOUBLE EFFET PR DEBI	4,000000	131,00	524,00	104246
842910801	RELAIS DOUBLE EFFET PR DEBI	2,000000	131,00	262,00	104246
888910801	A VANNE A CDE. PAR PRESSION	2,000000	191,16	382,32	104246
888910801	A VANNE A CDE. PAR PRESSION	1,000000	187,16	187,16	104246
922910803	REDUCTEUR DE DEBIT	2,000000	18,90	37,80	104246
922910803	REDUCTEUR DE DEBIT	1,000000	18,90	18,90	104246
947910802	D ROBINET V16-DN15	4,000000	318,50	1 274,00	104246
947910802	D ROBINET V16-DN15	2,000000	318,50	637,00	104246
				31 280,89	Total 104246
03/2000/1200/540	3003 DIM DS ARTICLE MM	1,000000	0,10	0,10	108198
1042510X01	B BOUGIE MACARONS	5,000000	400,00	2 000,00	108198
1044440A01	METAL POUR LINGOTIERES	1,000000	4 550,00	4 550,00	108198
1044450A01	METAL POUR FAUX FONDS	1,000000	5 136,00	5 136,00	108198
1083702810	CAPTEUR DE DEPLACEMENT	1,000000	751,00	751,00	108198
1083702817	CONNECTEUR FEMELLE DINCOUDE	1,000000	43,80	43,80	108198
1084208810	A ADAPTATION MONT CODEUR	1,000000	263,11	263,11	108198
1089315810	PRISE	6,000000	11,39	68,34	108198
1144911804	ROBINET	1,000000	42,17	42,17	108198
1198503A01	USINAGE LINGOTIERE AJUST.	2,000000	16 570,00	33 140,00	108198
1198504A01	USINAGE LINGOTIERE AJUST.	2,000000	16 570,00	33 140,00	108198
1321510X01	BOUGIE MACARON	1,000000	502,00	502,00	108198
1322503000	B GARNISSAGE CUVE	2,000000	3 023,00	6 046,00	108198
1397315013	EQUERRE	2,000000	195,00	390,00	108198
1398404804	FILET RAPPORTE	60,000000	2,65	158,98	108198
1410241810	MOTOREDUCTEUR M49	1,000000	1 140,00	1 140,00	108198
1410241811	BAGUE ETANCHEITE	1,000000	27,25	27,25	108198
1424280805	ARBRE DE LIAISON	1,000000	385,00	385,00	108198
1424280806	ARBRE DE LIAISON	2,000000	355,00	710,00	108198
1424280807	ARBRE DE LIAISON	2,000000	390,55	781,10	108198
1427410801	FLEXIBLE HYDRAULIQUE LG 550	30,000000	15,16	454,80	108198
1427410807	A JOINT TORIQUE	8,000000	4,21	33,66	108198
1428311807	EQUERRE EGALE POUR TUBE Ø14	10,000000	14,14	141,40	108198
1431741801	SUPPORT DE CABLE	1,000000	7,11	7,11	108198
1518600818	TE EGAL MALE	14,000000	1,52	21,28	108198
1543253802	INTERRUPTEUR POSITION	2,000000	71,22	142,44	108198
1562526023	AXE PRESSEUR	2,000000	81,50	163,00	108198
1562526025	SUPPORT INTERMEDIAIRE	2,000000	196,00	392,00	108198
1562530013	SUPPORT FLASQUE GAUCHE	1,000000	197,00	197,00	108198
1562530015	SUPPORT FLASQUE DROIT	1,000000	197,00	197,00	108198
1562535MODIF	MODIFICATION INJECTEUR	1,000000	350,00	350,00	108198
1575401005	A ENTRETOISE FAUX FOND	18,000000	5,40	97,20	108198
1575500001	H USINAGE LING COUV DIAM 234	5,000000	564,80	2 824,00	108198
1575500002	B USINAGE LING SUP DIAM 234	5,000000	445,00	2 225,00	108198
1575500003	A RONDELLE	5,000000	25,50	127,50	108198
1575500005	EQUILIBREUR DE DEBIT	40,000000	5,40	216,00	108198
1575500006	A BAGUE HELICOIDALE	28,000000	72,10	2 018,80	108198
1575500007USINAGE	USINAGE FAUX FOND BILL 234	12,000000	57,39	688,68	108198
1575500008	TRANSITION PLATE	28,000000	42,33	1 185,33	108198
1575500009	INSERT	12,000000	4,61	55,32	108198
1575500501	JOINT EXPANSIBLE	28,000000	4,75	132,90	108198
1575500502	JOINT	28,000000	7,25	203,00	108198
1575500801	JOINT TORIQUE	10,000000	0,33	3,28	108198
1575500802	JOINT TORIQUE	55,000000	0,30	16,63	108198

37

		PLEDGED INVENTORY AT SUBCONTRACTORS AS OF 10/12/2010
N° ARTICLE	DESIGNATION	QTY	PMP	AMOUNT	LOCALISATION
1575500804	JOINT TORIQUE	28,000000	6,00	168,00	108198
1575500805	A LOT DE 20 BOUCHONS	2,000000	7,17	14,34	108198
1575500806	LOT DE 10 INSERTS TARAUDES	4,000000	26,28	105,10	108198
1575510801	JOINT TORIQUE	10,000000	0,20	2,02	108198
1575510802	JOINT TORIQUE	5,000000	3,00	15,01	108198
1575510803	FILET RAPPORTE	40,000000	2,78	111,20	108198
1575510806	LOT DE 10 BOUCHONS LAITON	4,000000	36,30	145,20	108198
1575510809	LOT DE 50 JOINTS CUIVRE	2,000000	24,00	48,00	108198
1576307002	A BUSETTE/THIMBLE	28,000000	19,00	532,00	108198
1576315001	BARRAGE	28,000000	31,20	873,60	108198
1584307002	BUSETTE/THIMBLE	20,000000	22,40	448,00	108198
1584500001	C USINAGE LING. COUV. 290	5,000000	432,00	2 160,00	108198
1584500002	B USINAGE LING. SUP. 290	5,000000	364,50	1 822,50	108198
1584500003	RONDELLE	5,000000	23,00	115,00	108198
1584500004	B TRANSITION PLATE BILL.290	20,000000	43,00	860,00	108198
1584500005	BAGUE HELICOIDALE BILL.290	20,000000	84,10	1 682,00	108198
1584500006	A FAUX FOND BILL.290	5,000000	48,00	240,00	108198
1584500501	A JOINT EXPANSIBLE	20,000000	5,30	106,02	108198
1584500502	JOINT EPDM	20,000000	9,90	198,00	108198
1584500801	JOINT TORIQUE	5,000000	17,36	86,82	108198
1584500802	JOINT TORIQUE	5,000000	8,69	43,44	108198
1584500803	BOUCHON POUR TUBE ROND	40,000000	0,15	6,00	108198
1584500804	A JOINT TORIQUE (BT DE 100)	5,000000	0,62	3,09	108198
1584500805	LOT DE 100 JOINTS TORIQUES	20,000000	0,48	9,66	108198
1660253000	ENS. PIECES TETE DE PUITS	1,000000	5 758,00	5 758,00	108198
1660253501	VERIN HYDRAULIQUE	4,000000	733,00	2 932,00	108198
1668352801	COATING NITRURE DE BORE	2,000000	312,00	624,00	108198
216517003	A VIS	9,000000	19,13	172,17	108198
501504801	A CONE DE BOUCHAGE	100,000000	2,42	242,21	108198
61/1065/230/190	ALU 6061 D DIM DANS ARTICLE	1,000000	0,10	0,10	108198
61/1200/410/170	6061 DIM DS ARTICLE MM	2,000000	0,10	0,20	108198
61/2120/190/160	ALU 6061 D DIM DANS ARTICLE	1,000000	0,10	0,10	108198
61/340/340/65	ALU 6061 D DIM DANS ARTICLE	1,000000	0,10	0,10	108198
61/350/220/190	ALU 6061 D DIM DANS ARTICLE	3,000000	0,10	0,30	108198
61/350/350/82	ALU 6061 D DIM DANS ARTICLE	2,000000	0,10	0,20	108198
61/410/410/85	ALU 6061 D DIM DANS ARTICLE	5,000000	0,10	0,50	108198
61/640/350/150	ALU 6061D DIM DANS ARTICLE	1,000000	0,10	0,10	108198
61/785/340/190	ALU 6061D DIM DANS ARTICLE	1,000000	0,10	0,10	108198
61T6/2500/1550/150	6061 T651 DIM DANS ARTICLE	2,000000	6 141,07	12 282,14	108198
689401801	CONNECTEUR	2,000000	43,36	86,71	108198
706914807	TUBE POLYURETHANE Ø8x1.25	2,000000	22,23	44,46	108198
725910801	PRESSOSTAT	1,000000	72,64	72,64	108198
924503802	“ (BTE.12) DALLES 23-40PPI”	9,000000	383,07	3 447,60	108198
952914803	A MANCHON SOUPLE (Ig 15M)	30,000000	10,60	318,00	108198
962412001	C PLAQUE CE 120X230MM	1,000000	8,40	8,40	108198
977510802	C ISOLATEUR TONNEAU	12,000000	12,75	153,00	108198
ELECAUTO		2,000000	94,27	188,53	108198
				13 7294,74	Total 108198
850512801	A RESISTOR	1,000000	425,95	425,95	2008PAE
1136976803	DISQUEDURS	4,000000	28,00	112,00	2008PAE
1136976804	CABLE DISQUE DUR	4,000000	20,70	82,80	2008PAE
1136976805	ORDINATEUR SERVEUR	1,000000	2 315,40	2 315,40	2008PAE
1136976806	STATION DE TRAVAIL	2,000000	1 121,15	2 242,30	2008PAE
1136976808	POINT D’ACCES WIFI	2,000000	778,46	1 556,92	2008PAE
426985801	CORDON ANA LG 10M	1,000000	396,68	396,68	2008PAE
426300499	A ACTIONNEUR COURSE 100	1,000000	3 073,51	3 073,51	2008PAE
				10 205,56	Total 2008PAE

				491 068,07	Total général

N° supplier	Adress			Country
	108198 91 RUE DES BONNAIS	38120	SAINT EGREVE	FR
	103529 50 CHEMIN DU GENAS	69800	SAINT PRIEST	FR
	100084 1029 AVENUE DE LA MOTTE SERVOL	73094	CHAMBERY DECEX	FR
	2008PAE 729 RUE ARISITIDE BRIAND	38340	VOREPPE	FR
	100161 RUE LOUIS GAGNIERE	38950	SAINT MARTIN LE VINOUX	FR
	102136 BP 48	38261	LA COTE SAINT ANDRE	FR
	104246 1 ALLEE DES ALIZIERS	69500	BRON CEDEX	FR
	104667 ROUTE DE LONGES	42800	RIVE DE GIERS	FR
	2011403 IMPASSE CHARVET	38600	FONTAINE	FR
	103137 NOTRE DAME DES MILLIERES	73460	ST HELENE SUR ISERE	FR
	107592 RUE DU VERCORS	38321	EYBENS CEDEX	FR
	300279 ZONING DU PETIT ROCHAIN	4800	VERVIERS	BE
	107546 ZAC DE PERRACHE	63114	COUDES	FR
	100666 QUARTIER DES BUIS	7210	BAIX	FR

38

SCHEDULE 2
FRENCH VERSION OF THIS AGREEMENT

39

December 17, 2010
AMONG
NOVELIS PAE S.A.S.
as Guarantor
BANK OF AMERICA, N.A.
as Revolving Credit Collateral Agent and Beneficiary
and
THE REVOLVING CREDIT SECURED PARTIES
as Beneficiaries

FIRST DEMAND GUARANTEE
(Garantie A Premiere Demande)

INDEX

1.	DEFINITIONS AND INTERPRETATION	1
2.	GUARANTEE	3
3.	GUARANTEE UNCONDITIONAL	3
4.	CONTINUING GUARANTEE	4
5.	REINSTATEMENT	4
6.	SUBROGATION; SUBORDINATION	4
7.	REPRESENTATIONS AND WARRANTIES	5
8.	GUARANTEE LIMITATION	5
9.	ENFORCEMENT	6
10.	CERTIFICATE	6
11.	MISCELLANEOUS	6
12.	NOTICES	7
13.	SUCCESSORS AND ASSIGNS	7
14.	CURRENCY	7
15.	COSTS, EXPENSES, TAXES AND INDEMNITY	7
16.	INTERCREDITOR AGREEMENT GOVERNS	7
17.	DURATION	7
18.	GOVERNING LAW AND JURISDICTION	8

i

THIS AGREEMENT IS MADE BY AND AMONG:
1.	NOVELIS PAE S.A.S., a French société par actions simplifiée unipersonnelle having its registered office at 725 rue Aristide Bergès, 38340 Voreppe, France, registered with the Grenoble Trade and Companies Register under number 421 528 555, represented by a duly authorized signatory for the purpose of this Agreement (as “Guarantor”);
2.	BANK OF AMERICA, N.A., a company having its principal place of business at 135 South LaSalle Street, Suite 425, Chicago, Illinois 60603 (United States of America), acting in its capacity as Revolving Credit Collateral Agent on its own behalf and for the account and on behalf of the Revolving Credit Secured Parties (as each of these terms is defined below);
AND
3.	THE REVOLVING CREDIT SECURED PARTIES (including any person which may from time to time become a Revolving Credit Secured Party in accordance with the provisions of the Revolving Credit Agreement) (as each of these terms is defined below), represented by the Revolving Credit Collateral Agent for the purposes of this Agreement;
WHEREAS:
(A)	Pursuant to the Revolving Credit Agreement, the Lenders and the Issuing Banks have agreed to extend credit in the form of Loans or Letters of Credit on the terms referred to in the Revolving Credit Agreement and for the purposes therein mentioned (as each of these capitalized terms is defined in the Revolving Credit Agreement).
(B)	Pursuant to clause 11.24 (Parallel Debt) of the Revolving Credit Agreement, the Guarantor has undertaken to pay the Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) as a separate and independent obligation an amount equal to, and in the currency of, each amount owed by it to the Revolving Credit Secured Parties under the Revolving Credit Agreement and the other Loan Documents (as defined below).
(C)	Pursuant to the Revolving Credit Agreement, it is a condition precedent to the Credit Extension (as defined in the Revolving Credit Agreement) that the Guarantor as security for the due performance of the Revolving Credit Secured Obligations (as defined below) provides a guarantee for the benefit of, among others, the Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties.
(D)	The Guarantor has agreed to issue such a guarantee, in the form of a French first demand guarantee (garantie à première demande), upon the terms and conditions of this Agreement.
NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
(a)	In this Agreement (including the Recitals), unless otherwise specified, capitalized terms and expressions shall have the meaning given to them in the Clause or paragraph of this Agreement where they first appear.
(b)	The following terms and expressions shall have the meaning given to them below:
“Agreement” (or “Garantie à première demande”) means this agreement (Garantie à première demande), as amended or supplemented from time to time.
“Beneficiaries” (or “Bénéficiaires”) means:
(i)	Bank of America, N.A., as Revolving Credit Collateral Agent, and

(ii)	the other Revolving Credit Secured Parties.
“Event of Default” has the meaning ascribed to it in the Revolving Credit Agreement.
“Guarantee” means the guarantee provided by the Guarantor (Garantie à première demande) as defined in clause 2 (Guarantee) of this Agreement.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and among the parties thereto, the Administrative Agent, the Collateral Agent, the Administrative Agent under the Revolving Credit Agreement and the Collateral Agent under the Revolving Credit Agreement, and such other persons as may become party thereto from time to time pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Loan Documents” has the meaning ascribed to it in the Revolving Credit Agreement.
“Revolving Credit Agreement” means the Credit Agreement dated on or about the date of this Agreement (as amended, restated or otherwise modified from time to time) between, amongst others, Novelis Inc., as “Parent Borrower”, Novelis Corporation, as “U.S. Borrower”, and the other U.S. Subsidiaries of Parent Borrower party thereto as “U.S. Borrowers”, Novelis UK Ltd, as “U.K. Borrower”, Novelis AG, as “Swiss Borrower”, Novelis North America Holdings, Inc., and Novelis Acquisitions LLC as “Borrowers”, AV METALS INC., as “Parent Guarantor”, the “Other Guarantors” party thereto, the lenders party thereto, and Bank of America, N.A., as “ Issuing Bank”, “U.S. Swingline Lender”, “Administrative Agent” and “Collateral Agent” (all as defined therein).
“Revolving Credit Secured Obligations” means the “Secured Obligations” as defined in the Revolving Credit Agreement, including all present and future obligations and liabilities of the Guarantor as a Loan Party to the Revolving Credit Collateral Agent under clause 11.24 (Parallel debt) of the Revolving Credit Agreement. For the avoidance of doubt, the Revolving Credit Secured Obligations shall be limited pursuant to section 7.15 (French Guarantor) of the Revolving Credit Agreement.
“Revolving Credit Secured Parties” means, collectively, the Revolving Credit Claimholders (as defined in the Intercreditor Agreement).

2

1.2	Construction
(a)	Capitalized terms used in this Agreement (including the Recitals) and not otherwise defined herein shall have the meaning ascribed thereto in the Revolving Credit Agreement and shall be interpreted and construed in accordance therewith.
(b)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.
(c)	Words importing the plural shall include the singular and vice versa.
(d)	An Event of Default is continuing if it has not been remedied or waived.
(e)	In the event of a direct conflict between the terms and provisions contained in this Agreement and the terms and provisions contained in the Revolving Credit Agreement, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Revolving Credit Agreement shall govern and control.
(f)	This Agreement is entered into with the benefit of and subject to the terms of the Intercreditor Agreement. In case of discrepancies between the terms of this Agreement and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.
(g)	This Agreement is designated a Loan Document for the purposes of the Revolving Credit Agreement.
2.	GUARANTEE
In order to secure the prompt payment in full when due of the principal and interest on the Loans made by the Lenders to, and the Notes held by each Lender of, each Borrower, and all other Revolving Credit Secured Obligations from time to time owing to the Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties by any Loan Party under any Loan Document (including any Hedging Agreement entered into with a counterparty that is a Revolving Credit Secured Party), and the performance of all obligations under any of the foregoing (such obligations being herein collectively called the “Guaranteed Obligations”), the Guarantor hereby grants to the Revolving Credit Collateral Agent, for the benefit of the Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties, an autonomous first demand guarantee (garantie à première demande). The Guarantee shall constitute an autonomous and independent obligation of the Guarantor.
3.	GUARANTEE UNCONDITIONAL
Subject to the express terms herein, the obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

3

(a)	any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Loan Party under the Loan Documents, by operation of law or otherwise;
(b)	any modification or amendment of or supplement to the Loan Documents;
(c)	any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or its assets or any resulting release or discharge of any obligation of a Loan Party contained in the Loan Documents;
(d)	the existence of any claim, set-off or other rights which any Guarantor may have at any time against any Loan Party, whether in connection therewith or with any unrelated transactions;
(e)	any invalidity or unenforceability relating to or against any Loan Party for any reason of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by such Loan Party of any amount payable by it under the Loan Documents; or
(f)	any other act or omission to act or delay of any kind by the Loan Party or any other person or any other circumstance whatsoever which might, but for the provisions of this clause 3, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.
4.	CONTINUING GUARANTEE
This Guarantee is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
5.	REINSTATEMENT
The obligations of the Guarantor under this Guarantee shall be, to the extent permitted by applicable laws, automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantor agrees that it will indemnify the Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of the Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties.
6.	SUBROGATION; SUBORDINATION
The Guarantor hereby agrees that until the indefeasible and irrevocable payment and satisfaction in full in cash of all Guaranteed Obligations, it shall waive any claim and

4

shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of this Guarantee, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to the Revolving Credit Agreement shall be subordinated to Revolving Credit Secured Obligations in a manner reasonably satisfactory to the Revolving Credit Collateral Agent.
7.	REPRESENTATIONS AND WARRANTIES
The Guarantor hereby represents and warrants to the Revolving Credit Collateral Agent and the other Beneficiaries that:
(a)	the Guarantor is a société par actions simplifiée duly incorporated and validly existing under the laws of France;
(b)	the entry into and execution of this Agreement by the Guarantor, and the performance of its obligations hereunder, have been duly authorized by the relevant corporate bodies and all necessary steps have been taken to ensure such a result;
(c)	the issuance of this Guarantee does not conflict with any clauses of its by-laws (statuts), nor with the provisions of any agreement to which it is a party or the applicable laws and regulations;
(d)	the Guarantor is not in a situation of suspension of payment (cessation des paiements) and no action, measure or proceedings whatsoever have been taken or commenced or, to the Guarantor’s knowledge, contemplated by any person for the purpose of (a) carrying out or requesting the suspension of payments, dissolution, judicial reorganization (procédure de sauvegarde or redressement judiciaire) or judicial liquidation or appointment of an official receiver or a conciliator of the Guarantor or any of its assets, or (b) opening, negotiating and/or instituting any out-of-court conciliation (amicable conciliation, ad hoc mandate) relating to the Guarantor’s debts or any procedure of the same type or having the same purpose as provided for by the law n°2005-845 of July 26, 2005 on the safeguard of companies; and
(e)	the issuance of this Guarantee is in the Guarantor’s corporate interest.
8.	GUARANTEE LIMITATION
(a)	The obligations and liabilities of the Guarantor under this Guarantee shall not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L. 225-216 of the French Code de commerce and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Code de commerce or any other laws or regulations having the same effect, as interpreted by French courts.
(b)	The obligations and liabilities of the Guarantor under this Guarantee for the obligations under the Loan Documents of any other Loan Party which is not a Subsidiary of the Guarantor, shall be limited at any time to an amount equal to the aggregate of all amounts borrowed under the Revolving Credit Agreement by such other Loan Party as Borrower to the extent directly or indirectly on-lent to the Guarantor under inter-company loan agreements and outstanding at the date a payment

5

is to be made by the Guarantor under this Guarantee, it being specified that any payment made by the Guarantor under this Guarantee in respect of the obligations of such Loan Party as Borrower shall reduce pro tanto the outstanding amount of the inter-company loans due by the Guarantor under the inter-company loan arrangements referred to above.
(c)	The obligations and liabilities of the Guarantor under this Guarantee for the obligations under the Loan Documents of any Loan Party which is its Subsidiary shall not be limited and shall therefore cover all amounts due by such Loan Party as Borrower, Guarantor and/or any other capacity as applicable. However, where such Subsidiary is not incorporated in France, the amounts payable by the Guarantor under this paragraph (c) in respect of obligations of this Subsidiary as Loan Party, shall be limited as set out in paragraph (b) above.
9.	ENFORCEMENT
Subject to the provisions of clause 8 hereof, upon the occurrence of an Event of Default, and at any time thereafter, the Guarantor shall, forthwith upon demand by the Revolving Credit Collateral Agent, immediately pay to the Revolving Credit Collateral Agent the monies in respect of which such default shall have occurred.
10.	CERTIFICATE
A certificate by an officer of the Revolving Credit Collateral Agent as to (i) the amounts of principal or interest under the Revolving Credit Agreement or (ii) any other amount due as a payment of the Guaranteed Obligations, shall be binding upon the Guarantor and shall be conclusive evidence in any legal proceedings with respect to this Guarantee.
11.	MISCELLANEOUS
(a)	No failure to exercise, nor any delay in exercising, on the part of the Revolving Credit Collateral Agent and the other Beneficiaries, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of that right or remedy or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
(b)	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
(c)	Any amendment or modification of this Agreement shall be made in writing and shall be signed by the parties thereto.

6

12.	NOTICES
Except as specifically provided otherwise in this Agreement, all notices or other communications under or in connection with this Agreement shall be given to each party as specified in Section 11.01 (Notices) of the Revolving Credit Agreement.
13.	SUCCESSORS AND ASSIGNS
This Guarantee shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Revolving Credit Collateral Agent and the other Revolving Credit Secured Parties (including their successors and assigns under the Revolving Credit Agreement).
14.	CURRENCY
Any payment made by virtue of this Guarantee will be made in the currency specified under the Loan Documents.
15.	COSTS, EXPENSES, TAXES AND INDEMNITY
(a)	The Guarantor shall bear any expense which the Revolving Credit Collateral Agent or any other Beneficiary may incur in connection with the preparation and execution of this Agreement, as well as any expenses incurred in connection with the preservation or enforcement of the Revolving Credit Collateral Agent’s and the other Beneficiaries’ rights under this Agreement and the Guarantee, all in accordance with the terms of the Revolving Credit Agreement.
(b)	The Guarantor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Revolving Credit Collateral Agent and the other Beneficiaries against any action which any of it may sustain as a consequence of any breach by the Guarantor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on any of it by this Agreement.
(c)	The Guarantor shall pay all stamp, registration and other taxes to which this Agreement, the Guarantee or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Revolving Credit Collateral Agent and the Beneficiaries on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such Tax.
16.	INTERCREDITOR AGREEMENT GOVERNS
Notwithstanding anything herein to the contrary, the exercise of any rights including, but not limited to, the enforcement of the Guarantee by the Revolving Credit Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement.
17.	DURATION
The Guarantee created pursuant to this Agreement shall remain in force until the date of the occurrence of the Discharge of Revolving Credit Secured Obligations (as defined in the Intercreditor Agreement).

7

18.	GOVERNING LAW AND JURISDICTION
18.1	Governing Law
This Agreement and the Guarantee shall be governed by and construed in accordance with French law.
18.2	Jurisdiction
For the benefit of the Revolving Credit Collateral Agent and the other Beneficiaries, the Guarantor agrees that the courts of France shall have jurisdiction to settle any disputes in connection with this Agreement and the Guarantee, and accordingly submit any disputes in connection with this Agreement and the Guarantee to the jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris). This clause 18.2 is for the benefit of the Revolving Credit Collateral Agent and the other Beneficiaries only. As a result, nothing in this Clause shall limit the right of the Revolving Credit Collateral Agent and the other Beneficiaries to bring proceedings against the Guarantor in connection with this Agreement and/or the Guarantee in any other court of competent jurisdiction. To the extent allowed by law, the Revolving Credit Collateral Agent and the other Beneficiaries may take concurrent proceedings in any number of jurisdictions.
[LEFT INTENTIONALLY BLANK]

8

Signed in
On December 17, 2010
In as many original copies as parties to this Agreement
NOVELIS PAE S.A.S.,
The Guarantor
Signature:
By:
Capacity:
duly authorized for the purpose of this Agreement
BANK OF AMERICA, N.A., as
Revolving Credit Collateral Agent
Acting on its own behalf and on behalf of the other Revolving Credit Secured Parties
Signature:
By: Peter M. Walther
Capacity: Senior Vice President

Exhibit N
Form of Opinion of Company Counsel

N/A

EXHIBIT O
Form of
SOLVENCY CERTIFICATE
December 17, 2010
The undersigned, the chief financial officer of each of the Loan Parties, hereby certifies on behalf of each Loan Party and for the benefit of the Lenders and the Administrative Agent that:
1. This Certificate is provided pursuant to Section 4.01(h) of, and in connection with the consummation of the transactions contemplated by, the Credit Agreement, dated as of December 17, 2010 (as amended, restated, supplemented, extended, renewed, refunded, replaced, refinanced or otherwise modified from time to time in one or more agreements, the “Credit Agreement”), among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, and the other U.S. subsidiaries of the Parent Borrower from time to time signatory thereto as borrowers, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act, the Subsidiary Guarantors from time to time party thereto (such term and each other capitalized term used but not defined herein having the meaning given to it in the Credit Agreement), the Lenders from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other parties party thereto.
2. At the time of and immediately after the consummation of the Transactions to occur on the Closing Date, and at the time of and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan made on such date, the Closing Date Distribution and the operation of the Contribution, Intercompany, Contracting and Offset Agreement, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent, prospective or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent, prospective or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent, prospective or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date; and (e) each Loan Party is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction in which any Loan Party is organized or incorporated (as applicable), or otherwise unable to pay its debts as they fall due.
[Signature Page Follows]

EXHIBIT O-1

In Witness Whereof, the undersigned has executed this certificate on the date first written above.

NOVELIS CORPORATION
By:
Name:
Title:

NOVELIS PAE CORPORATION
By:
Name:
Title:

NOVELIS, INC.
By:
Name:
Title:

NOVELIS UK LTD
By:
Name:
Title:

EXHIBIT O-2

NOVELIS AG
By:
Name:
Title:

NOVELIS CAST HOUSE TECHNOLOGY LTD.
By:
Name:
Title:

4260848 CANADA INC.
By:
Name:
Title:

4260856 CANADA INC.
By:
Name:
Title:

NOVELIS NO. 1 LIMITED PARTNERSHIP
By: 4260848 CANADA INC.
Its: General Partner

By:
Name:
Title:

NOVELIS BRAND LLC
By:
Name:
Title:

EXHIBIT O-3

NOVELIS SOUTH AMERICA HOLDINGS LLC
By:
Name:
Title:

ALUMINUM UPSTREAM HOLDINGS LLC
By:
Name:
Title:

NOVELIS EUROPE HOLDINGS LIMITED
By:
Name:
Title:

NOVELIS DEUTSCHLAND GMBH
By:
Name:
Title:

NOVELIS SWITZERLAND SA
By:
Name:
Title:

EXHIBIT O-4

NOVELIS TECHNOLOGY AG
By:
Name:
Title:

AV METALS INC.
By:
Name:
Title:

NOVELIS DO BRASIL LTDA.
By:
Name:
Title:

NOVELIS SERVICES LIMITED
By:
Name:
Title:

NOVELIS MADEIRA, UNIPESSOAL, LDA
By:
Name:
Title:

NOVELIS LUXEMBOURG S.A.
By:
Name:
Title:

NOVELIS PAE S.A.S.
By:
Name:
Title:

EXHIBIT O-5

SIGNED AND DELIVERED AS A DEED for and on behalf of NOVELIS ALUMINIUM HOLDING COMPANY by its lawfully appointed attorney in the presence of:
By:
Name:
Title:

witness:
By:
Name:
Title:

NOVELIS ACQUISITIONS LLC
By:
Name:
Title:

NOVELIS NORTH AMERICA HOLDINGS INC.
By:
Name:
Title:

EXHIBIT O-6

EXHIBIT P
Form of Intercompany Note
PROMISSORY NOTE

$[Loan Amount]	Date: [Date]
          FOR VALUE RECEIVED, the undersigned [INTERCOMPANY BORROWER], a company organized under the laws of [Intercompany Jurisdiction] (“Borrower”), HEREBY PROMISES TO PAY to the order of [INTERCOMPANY LENDER], a [Type of Entity] organized under the laws of [Intercompany Lender Jurisdiction] (“Lender”) on [Term Loan Maturity Date] (the “Maturity Date”) and in accordance with the terms and conditions of the Subordination Agreements (as defined below) the principal sum of [________________] or, if less, the aggregate principal amount of the Advances (as defined below) made by Lender to the Borrower pursuant to Section 1 below.
          Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Intercreditor Agreement, dated as of December 14, 2010 (as amended, restated, supplemented, modified or replaced from time to time, the “Intercreditor Agreement”), by and among NOVELIS INC., a corporation amalgamated under the Canada Business Corporations Act (the “Parent Borrower”), NOVELIS CORPORATION, a Texas corporation, NOVELIS PAE CORPORATION, a Delaware corporation, NOVELIS BRAND LLC, a Delaware limited liability company, NOVELIS SOUTH AMERICA HOLDINGS LLC, a Delaware limited liability company, ALUMINUM UPSTREAM HOLDINGS LLC, a Delaware limited liability company, NOVELIS UK LTD, a limited liability company incorporated under the laws of England and Wales with registered number 00279596, NOVELIS AG, a stock corporation (AG) organized under the laws of Switzerland, AV METALS INC., a corporation formed under the Canada Business Corporations Act (“Holdings”), the subsidiaries of Holdings from time to time party thereto, BANK OF AMERICA, N.A., as administrative agent for the Revolving Credit Lenders and as collateral agent for the Revolving Credit Claimholders, BANK OF AMERICA, N.A., as administrative agent for the Term Loan Lenders, and BANK OF AMERICA, N.A., as collateral agent for the Term Loan Secured Parties, and certain other persons which may be or become parties thereto or become bound thereto from time to time. Reference is hereby made to:
          (i) the Subordination Agreement, dated as of December 14, 2010 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Revolving Credit Subordination Agreement”), among Holdings, the subsidiaries of Holdings party thereto and BANK OF AMERICA, N.A., as administrative agent and as collateral agent under the Revolving Credit Agreement;
          (ii) the Subordination Agreement, dated as of December 14, 2010 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Term Loan Subordination Agreement” and, together with the Revolving Credit Subordination Agreement, the “Subordination Agreements”), among Holdings, the subsidiaries of Holdings party thereto, BANK OF AMERICA, N.A., as administrative agent and as collateral agent under the Term Loan Agreement;

          (iii) the Contribution, Intercompany, Contracting and Offset Agreement, dated as of December 14, 2010 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Revolving Credit CICO Agreement”), among Holdings, the subsidiaries of Holdings party thereto and BANK OF AMERICA, N.A., administrative agent and as collateral agent under the Revolving Credit Agreement; and
          (iv) the Contribution, Intercompany, Contracting and Offset Agreement, dated as of December 14, 2010 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Term Loan CICO Agreement” and, together with the Revolving Credit CICO Agreement, the “CICO Agreements”), among Holdings, the subsidiaries of Holdings party thereto, BANK OF AMERICA, N.A., as administrative agent and as collateral agent under the Term Loan Agreement.
          1. Loan. The principal amount stated above (the “Advances”) has been loaned to the Borrower by the Lender subject to the terms and conditions hereof and of the Subordination Agreements, the CICO Agreements, the Intercreditor Agreement, the Revolving Credit Agreement and the Term Loan Agreement. Subject to the terms and conditions hereof and of the Subordination Agreements, the CICO Agreements, the Intercreditor Agreement, the Revolving Credit Agreement and the Term Loan Agreement, the Borrower may prepay the Advances under this Promissory Note without premium or penalty.
          2. Interest. (a) The Advances shall bear interest at a rate per annum equal to [__]% (computed on the basis of year of [360]1[365]2 days), payable until the Maturity Date. The Borrower promises to pay interest on the unpaid principal amount of Advances from the date hereof until such principal amount is paid in full. Interest accrued on the amount of all other obligations hereunder shall be payable on demand from and after the time such obligation becomes due and payable (whether by acceleration or otherwise). [Interest on the amount of all obligations hereunder shall continue to accrue after the beginning of any bankruptcy or insolvency proceeding involving the Borrower, whether or not allowed in such proceeding.]3 [In the event that accrued interest is not paid cash, it will compound on an annual basis in accordance with article 1154 of the French Civil Code.]4
          [(b) To comply with the provisions of article L. 314 of the French Monetary and Financial Code (Code Monétaire et Financier), the Borrower and the Lender agree that the effective global rate for the facility is [__]% per annum and [__]% per quarter.]5
          [(b) Notwithstanding any other provision of this Promissory Note, it is understood that the interest rate applicable hereunder in no event shall exceed the maximum interest rate permitted by Law no. 108 of March 7, 1996 (disposizioni in materia di usura) and related implementation regulations and subsequent amendments and/or repeals. Should, by any means, the interest rate due pursuant to the Section 2 above exceed the maximum rate permitted

[1]	Insert for borrowers other than UK borrowers.

[2]	Insert for UK borrowers.

[3]	Delete for German [or Swiss] borrowers.

[4]	Insert for French borrowers.

[5]	Insert for French borrower if there are no charges other than interest (insert interest rate from Section 2(a) above).

2

under applicable law, the interest rate applicable shall be automatically reduced as necessary to allow the interest rate applicable to be in compliance with any applicable law.]6
          [(b) Notwithstanding any other provisions of this Promissory Note, in no such event shall, if applicable, any: (i) an increase of the applicable interest rate triggered by the late payment of an overdue amount exceed 0.5% per annum on the outstanding principal amount due (article 1907 Belgian Civil Code); (ii) prepayment and related fees exceed six months of interest on the pre-paid amount, calculated at the rate of interest accruing on the principal amount (1907 bis Belgian Civil Code); (iii) interest be claimed on overdue interest, unless (A) the overdue interest has accrued over a period of at least one year, and (B) the interest has formally been claimed by the Lender, or the Borrower has agreed to it, after such period has effectively passed (article 1154 Belgian Civil Code); and (iv) the aggregate annual interest rate applicable in this Promissory Note exceed the maximum permitted by the Belgian Civil Code and other Requirements of Law from time to time in force in Belgium.]7
          [(b) [Interest Act (Canada). For purposes of the Interest Act (Canada), whenever in this Promissory Note any interest is calculated on the basis of a period of time other than a year of 365 or 366 days, as applicable, the annual rate of interest to which each rate of interest utilized pursuant to such calculation is equivalent is such rate so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in such calculation. For the purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest will not apply to any interest calculation under this Promissory Note, and the rates of interest stipulated in this Promissory Note are intended to be nominal rates and not effective rates or yields.
          (c) Criminal Interest Rate. (i) If any provision of this Promissory Note would obligate the Borrower to make any payment of interest or other amount payable to the Lender hereunder in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, (A) first, by reducing the amount or rate of interest required to be paid to the Lender under this Section 2 and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).
          (ii) Notwithstanding clause (c)(i), and after giving effect to all adjustments contemplated thereby, if the Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Borrower, shall be entitled, by notice in writing to the Lender, to obtain reimbursement from the Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by the Lender to the Borrower.

[6]	Insert for Italian borrower.

[7]	Insert for Belgian borrower.

3

          (iii) Any amount or rate of interest referred to in this Section 2 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of this Promissory Note on the assumption that any charges, fees or expenses that fall within the meaning of interest (as defined in the Criminal Code (Canada)) shall be pro-rated over that period of time and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Authorized Pari Passu Collateral Agent (or following the Discharge of Pari Passu Secured Obligations, the Revolving Credit Administrative Agent) shall be conclusive for the purposes of that determination.]8
          3. Payments; Record of Debt. Both principal and interest are payable in the currency in which Advances are made to Lender in same day funds. The Advances made by Lender to the Borrower pursuant to the terms hereof, and all payments made on account of principal thereof, shall be recorded by Lender[, acting for this purpose solely as an agent of the Borrower,]9 in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder.
          4. Waivers. The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
          5. Event of Default. In the event (each, an “Event of Default”) that:
          (a) a Revolving Credit Default shall have occurred and is continuing, and/or
          (b) a Pari Passu Default shall have occurred and is continuing, and/or
          (c) the Borrower shall fail to pay any principal of any Advance or interest thereon pursuant to this Promissory Note when the same becomes due and payable, then, and in any such event, the Lender may, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Promissory Note to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the case of the occurrence of (i) a Revolving Credit Default of the type referred to in Section 8.01(g) or (h) of the Revolving Credit Agreement in effect on the date hereof, or any similar provisions of any other Revolving Credit Agreement, (ii) a Pari Passu Default of the type referred to in Section 8.01(g) or (h) of the Term Loan Agreement in effect on the date hereof, or any similar provisions of any other Pari Passu Loan Document or (iii) an Event of Default under clause (c) above [or in the case that any financial statements of the Borrower show the book value of the net assets of the Borrower have fallen to below half of its stated share capital (Stammkapital)]10, the Advances, and all such interest and all other amounts owing hereunder shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are

[8]	Insert for Canadian borrower.

[9]	Insert for U.S. borrower.

[10]	Insert for German borrower

4

hereby expressly waived by the Borrower. [The Borrower represents and warrants that it has obtained shareholder approval by resolution authorizing the Borrower to permit the Lender to terminate this Promissory Note and to claim immediate repayment of all sums due hereunder in case of a change of control as contemplated by the Revolving Credit Agreement and/or the Pari Passu Loan Documents and that such resolution will be timely filed with the Clerk’s Office of the competent Commercial Court (article 556 Belgian Companies Code).]11
          6. Governing Law. This Promissory Note shall be governed by, and construed in accordance with, the laws of [Intercompany Borrower Jurisdiction], without giving effect to principles of conflict of laws thereof.
          7. Amendments. This Promissory Note cannot be amended without the consent of each of (i) the parties hereto and (ii) prior to the Discharge of Revolving Credit Secured Obligations, the Revolving Credit Administrative Agent and (iii) prior to the Discharge of Pari Passu Secured Obligations, the Authorized Pari Passu Collateral Agent.
          8. Expenses. The Borrower agrees to pay all costs and expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Lender in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.
          9. No Set Off. Unless required by applicable law, and subject to the terms of the Subordination Agreements, at no time may the Lender appropriate and apply toward the payment of all or any part of the obligations of the Borrower under this Promissory Note (i) any other indebtedness due or to become due from the Borrower to the Lender, and (ii) any moneys, credits or other property belonging to the Borrower, at any time held by or coming into the possession of the Lender.
          10. Taxes. (a) In the event that a Revolving Credit Default and/or a Pari Passu Default has occurred and is continuing, any and all payments by the Borrower under this Promissory Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, duties, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of the Lender taxes measured by its net income and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized, and (ii) in the case of the Lender, except to the extent arising solely as a result of entering into this Promissory Note, taxes measured by its net income and franchise taxes imposed on it as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such tax or any taxing authority thereof or therein, other than the entering into of the Promissory Note (all such non-excluded taxes, levies, duties, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable hereunder to the Lender (w) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings in respect of Taxes (including deductions applicable to additional sums payable under this Section 10) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (x) the Borrower shall make such deductions or withholdings, (y) the Borrower shall pay the full amount deducted or withheld to the relevant

[11]	Insert for Belgian SA/NV or SCA/CVA borrower

5

taxing authority or other authority in accordance with applicable law and (z) the Borrower shall deliver to the Lender evidence of such payment.
          (b) In addition, if a Revolving Credit Default and/or a Pari Passu Default has occurred and is continuing, the Borrower shall pay any present or future stamp, registration, notarization or documentary or similar taxes or any other excise or property taxes, charges or similar levies, and all liabilities with respect thereto, in each case arising from any payment made or credited under or in connection with this Promissory Note or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Promissory Note (collectively, “Other Taxes”).
          (c) The Borrower shall indemnify the Lender for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10) paid by the Lender and any liability (including for penalties, interest and expenses) that arises from any payment made or crediting of amounts hereunder or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Promissory Note, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish the Lender, pursuant to the indemnity set forth in clause (c) above , the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment thereof reasonably acceptable to Lender.
          (e) The Borrower and the Lender will use reasonable good faith efforts to eliminate or reduce any Taxes or Other Taxes to which a payment hereunder may be subject and will provide any certificates or other evidence of an exemption from or reduced rate of Taxes or Other Taxes in this regard.
          (f) Without prejudice to the survival of any other agreement of the Borrower, the Lender hereunder, the agreements and obligations of the Borrower contained in this Section 10 shall survive the payment in full of all other obligations of the Borrower under this Promissory Note.
          (g) If the Lender determines in its sole discretion exercised reasonably that it has received or has been granted a credit against, or remission for, or a refund or a repayment of any Taxes (i) as a result of the Borrower’s deduction or withholding and payment to a taxing authority of an amount pursuant to clause (a) above or (ii) with respect to which the Borrower has paid an amount to the Lender or any of its transferees or assignees, as the case may be, pursuant to clause (c) above, then the Lender, as the case may be, shall, within 30 days, pay the Borrower the lesser of (y) the credit, remission, refund or repayment of Taxes received or granted and (z) the amount paid by the Borrower pursuant to this Section 10.
          11. Judgment Currency. (a) This is an international loan transaction in which the specification of [Currency] is of the essence, and [Currency] shall in each instance be the currency of account and payment in all instances.
          (b) Borrower’s obligations hereunder to make payments in [Currency] shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed

6

in or converted into any currency other than [Currency] or in another place, except to the extent that such tender or recovery results in the effective receipt by the Lender of the full amount of [Currency] expressed to be payable to the Lender under this Promissory Note.
          (c) If, for the purpose of obtaining or enforcing judgment against Lender in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than [Currency] (such other currency being hereinafter referred to as the “Other Currency”) an amount due in [Currency], the conversion shall be made at the spot selling rate at which the Authorized Pari Passu Collateral Agent (or following the Discharge of Pari Passu Secured Obligations, the Revolving Credit Administrative Agent) (or if the Authorized Pari Passu Collateral Agent (or, following the Discharge of Pari Passu Secured Obligations, the Revolving Credit Administrative Agent) does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Authorized Pari Passu Collateral Agent (or, following the Discharge of Pari Passu Secured Obligations, the Revolving Credit Administrative Agent)) offers to sell such Other Currency for [Currency] in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later (such date of determination of such spot selling rate, being hereinafter referred to as the “Other Currency Conversion Date”).
          (d) If there is a change in the rate of exchange prevailing between the Other Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any such judgment or judicial award, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Other Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of [Currency] which could have been purchased with the amount of Other Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Other Currency Conversion Date.
          12. Submission to Jurisdiction; Service of Process. (a) Any legal action or proceeding with respect to this Promissory Note, and any other Revolving Credit Loan Document or Pari Passu Loan Document to which the Borrower is a party, may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Promissory Note, the Borrower (in consideration of similar submissions made by the Lender in the Revolving Credit Loan Documents and the Pari Passu Loan Documents) hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
          (b) The Borrower hereby irrevocably designates, appoints and empowers CSC Corporation, 1180 Ave of the Americas, Suite 210, New York, New York, 10036 (telephone no: 212-299-5600) (facsimile no: 212-299-5656) (electronic mail address: mwiener@cscinfo.com) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with, this Promissory Note. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Borrower

7

in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the Borrower care of the Parent Borrower at the Parent Borrower’s address specified in Section 11.01 of the Term Loan Agreement or at such other address as the Parent Borrower may specify pursuant to such Section 11.01. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Nothing contained in this Section 12 shall affect the right of the Lender thereof to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.
          13. Pledge of Note. Pursuant to the Pari Passu Security Documents, the Lender has pledged and granted a security interest in all of its rights and remedies under and in respect of this Promissory Note in favor of the Pari Passu Collateral (for the benefit of the Pari Passu Secured Parties) and pursuant to the Revolving Credit Security Documents, the Lender has pledged and granted a security interest in all of its rights and remedies under and in respect of this Promissory Note in favor of the Revolving Credit Collateral Agent (for the benefit of the Revolving Credit Claimholders) and pursuant to the Intercreditor Agreement the Authorized Pari Passu Collateral Agent has agreed to act as sub-agent and as bailee for the Revolving Credit Agents and the Subordinated Lien Secured Parties, and the Borrower hereby (i) acknowledges and consents to each such pledge and security interest, (ii) agrees that upon the occurrence and during the continuance of any Pari Passu Default the Authorized Pari Passu Collateral Agent may exercise any remedies provided for by the Pari Passu Security Documents in accordance with the terms thereof or any other remedies provided by applicable law, and upon the occurrence and during the continuance of any Revolving Credit Default the Revolving Credit Collateral Agent may exercise any remedies provided for by the Revolving Credit Security Documents in accordance with the terms thereof or any other remedies provided by applicable law, in each case, in accordance with the terms of the Intercreditor Agreement, (iii) agrees that this Promissory Note may not be assigned by the Borrower without the prior written consent of the Authorized Pari Passu Collateral Agent and the Revolving Credit Collateral Agent (each of which is expressly made a third party beneficiary hereof) and (iv) agrees and acknowledges that subject to the terms of the Intercreditor Agreement, this Promissory Note may be assigned or otherwise transferred by the Authorized Pari Passu Collateral Agent in accordance with the terms of the Pari Passu Security Documents or by the Revolving Credit Collateral Agent in accordance with the terms of the Revolving Credit Security Documents.
          14. Waiver of Jury Trial. Each of the Borrower and the Lender irrevocably waives trial by jury in any action or proceeding with respect to this Promissory Note and any other Loan Document.
          15. Notices. Any notice or other communication herein required or permitted shall be given to the Borrower or the Lender care of the Parent Borrower as set forth in Section 11.01 of the Revolving Credit Agreement, and to each Pari Passu Representative as set forth on such Pari Passu Representative’s signature page to the Intercreditor Agreement.

8

          16. Severability. Wherever possible, each provision of this Promissory Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Promissory Note shall be prohibited by or invalid by any applicable legally binding requirements of any governmental authority (including, without limitation, any applicable laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law), such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating (a) the remainder of such provision or (b) the remaining provisions of this Promissory Note.
          Conflicts. In the event of a direct conflict between the terms and provisions contained in this Promissory Note and the terms and provisions contained in the Subordination Agreements, it is the intention of the parties hereto that such terms and provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Subordination Agreements shall control and govern.
[Signature Page Follows]

9

Borrower: [Intercompany Borrower]
By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO
AS OF THIS        DAY OF             , 20      :
[Intercompany Lender]

By:
Name:
Title:

Loan Party	Address	Subject to Bailee/Landlord Letter
	315 Park Avenue TIPP CITY, Ohio 45371	No.

	Rexam Beverage Can 10444 Waterville WHITEHOUSE, Ohio 43571	No

	Main Steel 3805 B Hendricks Road YOUNGSTOWN, Ohio 44515	No

	Champagne Metals 429 W. 158th Street GLENPOOL, Oklahoma 74033	No

	D&M Warehouse 2700 SW 15th St. OKLAHOMA CITY, Oklahoma 73179	No

	Rexam Beverage Can Co. 2700 SW 15th Street OKLAHOMA CITY, Oklahoma	No

	Ryerson WMMF PA 43 Century Drive AMBRIDGE, Pennsylvania 15003	No

	Alumisource, LLC 1201 Donner Avenue MONESSEN, PA 15062	No

	Rexam Beverage Can Co. 609 Cousar St. BISHOPVILLE, South Carolina 29010	No

	Smelter Service 400 Arrow Mines Road MT. PLEASANT, Tennessee 38474	No

	Tennessee Aluminum Processors, Inc. 7207 Hoover Mason Road MT. PLEASANT, Tennessee 38474	No

	Big G Warehouse 190 Hawkins Drive SHELBYVILLE, Tennessee 37162	No

	Scepter, Inc. 1485 Scepter Lane WAVERLY, Tennessee 37185	No

	Scepter, Inc. 1230 Pottertown Road MIDWAY, Tennessee 37809	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Stagecoach Cartage & Distribution 7167 Chino Drive EL PASO, Texas	No

	Rexam Beverage Can Co, 1001 Fisher Road LONGVIEW, Texas	No

	Rexam Plant 1220 North 2nd Avenue KENT, Washington 98032	No

	CMI Freight — Trans. Inc. 8462 S. I90th St, AUBURN, Washington 98001	No

	Ryerson VMMF 600 Southwest 10th St. RENTON, Washington 98057	No

	Solatens 3910 N, Flora Road SPOKANE, Washington 99216	No

	Western Intermodal ABS Warehouse 6012 S. 196th Street TUKWILA, Washington	No

	Aleris Recycling 3816 S. State Rte. 2 FRIENDLY, West Virginia 26146	No

	Bellville Rodair International 350 Pendant Drive MISSISSAUGA, Ontario L5T 2W6 Canada	No

	Greenway Industries Corporation 35 Freshway Drive CONCORD, Ontario L4K 1R9 Canada	No

	Ryerson Canada VMMF 161 The West Mall ETOBICOKE, Ontario Canada	No

	CGI Inc. 3200 Dickson MONTREAL, Quebec H1N 2KI	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	CGI Inc. 1 Complexe Desjardins MONTREAL, Quebec H5B IC3	No

	Ciesa Logistics Circuito Mexico 240 Parque Indust Tres Nacion SAN LUIS POTOSI, 78395 Mexico	No

Novelis UK Ltd.	Alloa Community Enterprises Ltd Unit 1 Block 1 Ward Street Alloa Scotland FK10 1ET	No

	Palm Recycling LTD Teeside Transfer & Aggregation Centre Puddlers Road South Tees Industrial Park Middlesborough Cleveland TS6 6TX	No

	Howcan 245 Oldham Road Manchester M40 7PT	No

	Richard Freeths Kingshill Cricklade Swindon SN6 6JR	No

	Biffa Ltd Blackburn Road Houghton Regis Nr Dunstable LU5 5BQ	No

	Universal Recycling Co London Wiper Co Ltd T/A Wharf Road Kilnhurst Mexborough South Yorkshire S64 5SY	No

	Halesowen Metals LTD Unit 10 Vernon Road Ind Est Blackheath	No

Loan Party	Address	Subject to Bailee/Landlord Letter
Halesowen West Midlands B62 8HH

	Graig Environmental Recycling Services LTD Unit 2B Maritime Workshops Maritime Industrial Est Pomtypridd Mid Granorgan CF37 1NY	No

	Avonbank Engineering Services Ltd Staddle Stones, Blacksmiths Lane Cropshorne, Pershore, Worcestershire WR10 3LX	No

	ALERIS RECYCLING LTD. WAUNARLWYDD WORKS WAUNARLWYDD SWANSEA UK SA5 4YG	No

	Befessa Salt Slags Limited Registered Office Fenns bank Whitchurch Shropshire SY13 3PA	No

Novelis do Brasil Ltda.	Crown Colombiana S.A. Vereda Tibito Via Autodromo Tocancipa a Zipaquira, Tocancipa - c/marca Colombina	No

	Rexam do Brasil Ltda. Distrito Industrial II — Quadra 9 da BR 381 km 875 Extrema, MG Brazil	No

	Recife’s Branch Rodovia PE 60 s/n — Km 7 Complexo SUAPE Cabo de Santo Agostinho / Recife CEP: 54500-000 Brazil	No

	Aguas Claras’ Branch Estrada do Cartorio 2101 94400-000 Aguas Claras Viamao Brazil	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Brasilia’s Branch AE03, Reservada p/ Atividades Industrials, Parte A Gama — Distrito Federal Brasilia CEP: 72400-970 Brazil	No

	Jacarei’s Branch Av, Jose Ribeiro de Moreira, 999, Pedregulho CEP 12.312-280 — Jacarei — SP Brazil	No

	Rexam Amazonia Ltda. Av. Cupiuba, n° 1600 Distrito Industrial 69075-060 Manaus- AM Brazil	No

	Cuiaba’s Branch Rua 0, S/N Distrito Industrial 78098-410 Cuiaba, MT Brazil	No

	Latapack-Ball Embalagens Ltda, Via Ipitanga, 486 — Setor Sul CIA Simoes Filho — BA CEP: 43700-000 Brazil	No

	Aruma Produtora de Embalagens do Sergipe Ltda. Rodovia BR 101, km 133 — Distrito do Grotao Estancia — SE Brazil	No

	Tekno S.A. Constrs. Industria e Comercio Rod, Washington Luiz, Km 181 Guaratingueta — SP CEP 12500-000 Brazil	No

	Elfer Industria Service e Comercio Ltda. Av. Gastao Vidigal Neto, n° 230 Pindamonhangaba, SP Brazil	No

Loan Party	Address	Subject to Bailee/Landlord Letter
	Abreu Beneficiamentos Ltda. Rodovia dos Metalurgicos, 4.800 — Bairro Casa das Pedras Volta Redonda — RJ CEP 27256-272 Brazil	No

	Aleris Reciclagem Ltda. Av. Julio de Paula Claro, 900 Pindamonhangaba — SP CEP 12441-400 Brazil	No

	Cragea Cia. Reg. De Armaz. Gerais e Entr. Aduaneiros Estrada Velha Rio/SP s/n km 103 Eugenio de Melo Sao Jose dos Campos — SP CEP 12247-970 Brazil	No

Novelis Deutshland GmbH	Schenker Deutschland AG Logistikzenttum Nord Nonnendammailee 32-34 D- 13599 Berlin	No

	Friedrich Zufall GmbH & Co. KG, Internationale Spedition, Am Guterverkehrszentrum , D- 37079 Gottingen	No

	Erich Schmelz GmbH & Co. KG, Internationale Spedition, Miramstrasse 75, D- 34123 Kassel	No

	Goeldner Spedition + Logistik GmbH Tilsiter Str. 13 41460 Neuss	No

	Navis Schiffahrts- und Speditions AG Postfach 10 48 48 20033 Hamburg	No

	Rhenus Midgard AG & Co KG Postfach 31 04 29 27540 Bremerhaven	No

	DHL Freight GmbH Leimengrube 9 74613 Ohringen	No

	UCT Umschlag Container Terminal GmbH, Sachtlebenstrasse 34, 4 154 1 Dormagen	No